As filed with the U.S. Securities and Exchange Commission on July 27, 2026.

Registration No. 333-296774

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________________________

AMENDMENT NO. 2

TO

FORM S-4

REGISTRATION STATEMENT
Under
The Securities Act of 1933

________________________________________

XCF GLOBAL, INC.
(Exact name of registrant as specified in its charter)

________________________________________

Delaware	2860	33-4582264
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

3040 Post Oak Blvd.
Floor 18, Suite 164
Houston, TX 77056
Phone: (346) 630-4724
(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

________________________________________

Christopher Cooper
Chief Executive Officer
XCF Global, Inc.
3040 Post Oak Blvd.
Floor 18, Suite 164
Houston, TX 77056
Phone: (346) 630-4724
(Name, address, including zip code and telephone number, including area code, of agent for service)

________________________________________

Copies to:

Sunny Trinh Chief Executive Officer DevvStream Corp. 2108 N St., Suite 4254 Sacramento, California		Jay Patel Chief Executive Officer Southern Energy Renewables Inc., 201 Rue Beauregard, Suite 202 Lafayette, LA 70508
Julio C. Esquivel, Esq. Shumaker, Loop & Kendrick, LLP 101 East Kennedy Boulevard Suite 2800 Tampa, Florida 33602 (813) 229-7600	Gil Savir Steve Camahort R. William Burns Chris Centrich Paul Hastings LLP 609 Main Street Suite 2500 Houston, Texas 77002 (713) 860-7300	Samuel Whitley, Esq. Whitley LLP Attorneys at Law 24285 Katy Freeway, Suite 300 Katy, Texas 77494 (281) 206-0433

________________________________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon consummation of the mergers described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated file” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule I3e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the SEC, acting pursuant to said section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not distribute or issue the securities being registered pursuant to the registration statement (of which this joint proxy statement/prospectus forms a part) until the registration statement, as filed with the Securities and Exchange Commission, is effective. This joint proxy statement/prospectus is not an offer to sell nor should it be considered a solicitation of an offer to buy the securities described herein in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY — SUBJECT TO COMPLETION, DATED JULY 27, 2026

JOINT LETTER TO STOCKHOLDERS OF XCF GLOBAL, INC.
AND SHAREHOLDERS OF DEVVSTREAM CORP.

Dear stockholders/shareholders of XCF Global, Inc. and DevvStream Corp.:

On behalf of the boards of directors of XCF Global, Inc., a Delaware corporation (“XCF Global”), and DevvStream Corp., an Alberta corporation (“DevvStream”), we are pleased to enclose the accompanying joint proxy statement/prospectus relating to the proposed business combination pursuant to that certain Business Combination Agreement (as may be amended, supplemented, restated and/or otherwise modified from time to time, the “BCA”), dated as of April 13, 2026, by and among XCF Global, DevvStream, Southern Energy Renewables Inc., a Louisiana corporation (“Southern Energy”), DevvStream Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of XCF Global (“DevvStream Merger Sub”) and Southern Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of XCF Global (“Southern Energy Merger Sub” and, together with DevvStream Merger Sub, the “Merger Subs”). In this letter and the accompanying joint proxy statement/prospectus, the transactions contemplated by the BCA are referred to, collectively, as the “Business Combination.” The Business Combination will combine XCF Global, DevvStream and Southern Energy to create a publicly-traded, next-generation alternative energy transition platform focused on sustainable aviation fuel (“SAF”), green methanol and environmental-attribute monetization. We are requesting that you take certain actions as a stockholder of XCF Global and/or a shareholder of DevvStream.

Pursuant to the BCA, the Business Combination is structured as follows:

(i)     prior to the effective time of the Business Combination pursuant to the BCA (the “Effective Time”), DevvStream will migrate to and domesticate as a Delaware corporation (the “Domestication”);

(ii)    at the Effective Time, Southern Energy Merger Sub will merge with and into Southern Energy with Southern Energy surviving the merger as a wholly-owned subsidiary of XCF Global (the “Southern Energy Merger”), pursuant to which the existing equity in Southern Energy will be exchanged for an aggregate number of shares of Class A common stock of XCF Global, par value $0.0001 per share (“XCF Global Common Shares”), equal to 35% of the aggregate number of XCF Global Common Shares issued and outstanding immediately prior to the Effective Time (the “Southern Energy Consideration Shares”); and

(iii)   at the Effective Time, DevvStream Merger Sub will merge with and into DevvStream with DevvStream surviving the merger as a wholly-owned subsidiary of XCF Global (the “DevvStream Merger”), pursuant to which each DevvStream common share issued and outstanding immediately prior to the Effective Time (and following the Domestication) will be automatically cancelled and extinguished and converted into the right to receive a number of XCF Global Common Shares equal to the quotient obtained by dividing (a) the aggregate number of XCF Global Common Shares equal to 15% of the aggregate number of XCF Global Common Shares issued and outstanding immediately prior to the Effective Time by (b) the aggregate number of DevvStream common shares issued and outstanding immediately prior to the Effective Time (the “DevvStream Per Share Consideration”).

Pursuant to the BCA, outstanding securities of DevvStream exercisable for or convertible into DevvStream common shares will be assumed by XCF Global and automatically converted into equivalent rights exercisable for or convertible into XCF Global Common Shares, with the number of shares and exercise or conversion prices adjusted based on the DevvStream Per Share Consideration.

Following the consummation of the Business Combination, it is anticipated that the persons who were stockholders and/or shareholders of Southern Energy, DevvStream and XCF Global as of immediately prior to the Business Combination will own approximately 23.3%, 10.0% and 66.7%, respectively, of the outstanding XCF Global Common Shares.

Completion of the Business Combination requires, among other things, the separate approvals of both the holders of XCF Global Common Shares as of immediately prior to the Effective Time and the holders of pre-Domestication DevvStream common shares and/or the post-Domestication DevvStream common shares, as applicable. To obtain the required stockholder and/or shareholder approvals, XCF Global and DevvStream will each hold special meetings of their respective stockholders and/or shareholders in connection with the Business Combination (respectively, the “XCF Global Special Meeting” and the “DevvStream Special Meeting”).

At the XCF Global Special Meeting, the XCF Global stockholders will be asked to vote on (1) a proposal to increase the number of shares of XCF Global Class A common stock, par value $0.0001 per share (the “XCF Global Common Stock”) that XCF Global is authorized to issue from 500,000,000 to 1,700,000,000 (the “XCF Global Authorized Stock Increase Proposal”); (2) a proposal to approve, in accordance with Nasdaq Listing Rules 5635(a), (b) and (d), the potential issuance of 19.99% or more of issued and outstanding shares of XCF Global Common Stock, constituting the stock consideration to be issued pursuant to the BCA, a copy of which is included as Annex A to the accompanying joint proxy statement/prospectus (the “XCF Global Stock Issuance Proposal”); (3) a proposal to elect seven directors, effective as of the Effective Time of the Business Combination contemplated by the BCA, to serve on the board of directors of the post-closing company until their respective successors are duly elected and qualified or until such directors’ earlier death, resignation or removal (the “XCF Global Director Election Proposal”); (4) a proposal to approve the increase of the number of shares of XCF Global Common Stock reserved for issuance under the XCF Global 2025 Equity Incentive Plan from 14,557,181 to 80,000,000 (the “XCF Global 2025 Equity Incentive Plan Increase Proposal”); and (5) a proposal to authorize an adjournment of the XCF Global Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the XCF Global Stock Issuance Proposal (the “XCF Global Adjournment Proposal”).

Approval of each of the XCF Global Authorized Stock Increase Proposal, XCF Global Stock Issuance Proposal, XCF Global 2025 Equity Incentive Plan Increase Proposal and the XCF Global Adjournment Proposal requires the affirmative vote of a majority of the votes cast by all stockholders present in person or represented by proxy at the XCF Global Special Meeting and entitled to vote thereon. Approval of the XCF Global Director Election Proposal requires a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Business Combination cannot be completed without the approval of the XCF Global Stock Issuance Proposal and the XCF Global Director Election Proposal.

The XCF Global Special Meeting will be held virtually on September 10, 2026 at 10:00 a.m., Eastern Time. XCF Global’s board of directors unanimously recommends that XCF Global stockholders vote (i) “FOR” the XCF Global Authorized Stock Increase Proposal, (ii) “FOR” the XCF Global Stock Issuance Proposal, (iii) “FOR” the XCF Global Director Election Proposal (iv) “FOR” the XCF Global 2025 Equity Incentive Plan Increase Proposal and (v) “FOR” the XCF Global Adjournment Proposal.

At the DevvStream Special Meeting, DevvStream shareholders will be asked to vote on (1) a proposal to adopt and approve the BCA and the DevvStream Merger and other transactions contemplated thereby (the “DevvStream Merger Proposal”), (2) a proposal to approve the Domestication (the “DevvStream Domestication Proposal”) and (3) a proposal to adjourn the DevvStream Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for or otherwise in connection with, the approval of one or more proposals at the DevvStream Special Meeting (the “DevvStream Adjournment Proposal”).

The DevvStream Merger Proposal will be considered to be approved if it receives “For” votes from the holders of a majority of the outstanding common shares of DevvStream entitled to vote in person or by proxy. The DevvStream Domestication Proposal will be considered to be approved if it receives “For” votes from holders of not less than two thirds of the votes cast by the DevvStream shareholders present at the DevvStream Special Meeting in person or by proxy. The DevvStream Adjournment Proposal, if necessary, will be considered to be approved if it receives “For” votes from the holders of a majority of the votes cast by DevvStream shareholders present at the DevvStream Special Meeting in person or by proxy. The Business Combination cannot be completed without the approval of the DevvStream Merger Proposal and the DevvStream Domestication Proposal.

The DevvStream Special Meeting will be held virtually on September 10, 2026, at 10:00 a.m., Eastern Time. The board of directors of DevvStream unanimously recommends that the DevvStream shareholders vote (i) “FOR” the DevvStream Merger Proposal, (ii) “FOR” the DevvStream Domestication Proposal and (iii) “FOR” the DevvStream Adjournment Proposal.

In connection with the execution of the BCA, (i) XCF Global, Southern Energy, DevvStream and certain insider stockholders of XCF Global entered into a Support & Lock-Up Agreement (the “XCF Global Support & Lock-Up Agreement”), (ii) XCF Global, Southern Energy, DevvStream and certain insider stockholders of DevvStream entered into a Support & Lock-Up Agreement (the “DevvStream Support & Lock-Up Agreement”) and (iii) XCF Global, Southern Energy, DevvStream and certain insider stockholders of Southern Energy entered into a Support & Lock-Up Agreement (the “Southern Support & Lock-Up Agreement” and, together with the XCF Global Support & Lock-Up Agreement and the DevvStream Support & Lock-Up Agreement, the “Support & Lock-Up Agreements”), each dated as of April 13, 2026.

Pursuant to the Support & Lock-Up Agreements, the respective securityholders party thereto agreed to vote the applicable shares held by them in favor of the proposals to be voted on at the XCF Global Special Meeting and the DevvStream Special Meeting and against any competing alternative transactions. Because the XCF Global stockholders that are subject to the applicable Support & Lock-Up Agreements hold a sufficient number of voting shares to approve the proposals to be voted on at the XCF Global Special Meeting, the requisite shareholder approvals for XCF Global are ensured, provided that such securityholders comply with their voting obligations under the applicable Support & Lock-Up Agreements. Pursuant to the Support & Lock-Up Agreements, holders of approximately a majority of DevvStream Common Shares agreed to vote the applicable shares held by them in favor of the proposals to be voted on at the DevvStream Special Meeting. Additionally, such securityholders agreed to certain transfer and lock-up restrictions, subject to customary exceptions for permitted transfers.

Pursuant to the BCA, the parties have agreed to use their commercially reasonable efforts to, if mutually desirable, agree on a reasonable structure to spin-out or sell a newly formed, publicly listed holding company shell of DevvStream immediately following the Effective Time on commercially reasonable terms so long as such transaction does not (i) result in any adverse economic, tax or legal consequences to XCF Global or Southern Energy or (ii) cause any material delay in the consummation of the Business Combination.

XCF Global Common Shares and DevvStream common shares are traded on The Nasdaq Stock Market LLC (“Nasdaq”) under the ticker symbols “SAFX” and “DEVS”, respectively. We urge you to obtain current market quotations for XCF Global Common Shares and DevvStream common shares.

Although the number of XCF Global Common Shares that DevvStream’s and Southern Energy’s shareholders will receive in connection with the Business Combination is fixed, the market value of the merger consideration will fluctuate with the market price of XCF Global Common Shares and will not be known at the time XCF Global’s stockholders and DevvStream’s shareholders vote to adopt and approve the Business Combination. Based on the closing price of XCF Global Common Shares on Nasdaq on April 13, 2026, the date of the public announcement of the entering into the BCA, the merger consideration represented approximately $2.74 and $0.85 in value for each share of DevvStream and Southern Energy, respectively. Based on the closing price of XCF Global Common Shares on Nasdaq on July 23, 2026, the last practicable trading day before the date of the accompanying joint proxy statement/prospectus, the merger consideration represented approximately $0.53 and $0.59 in value for each share of DevvStream and Southern Energy, respectively.

The obligation of the parties to consummate the Business Combination is conditioned on, among other things, the satisfaction or waiver of the following mutual conditions: (a) the stockholders of XCF Global have authorized and adopted the resolutions to be put before the XCF Global stockholders authorizing the issuance of XCF Global Common Shares in connection with the Business Combination and any other matters required to be approved by XCF Global stockholders in order to consummate the Business Combination; (b) the shareholders of DevvStream have passed the resolutions to be put before the DevvStream shareholders authorizing the Domestication, the DevvStream Merger and the BCA; (c) the absence of any law or order that makes the Business Combination or the Domestication illegal or otherwise prohibits or enjoins the parties from consummating the same; (d) the parties to the BCA have received the requisite regulatory approvals; (e) the receipt of applicable stock exchange listing approvals; (f) the registration statement of which this joint proxy statement/prospectus forms a party shall have been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) and no stop order shall be in effect; (g) the actions required to establish the post-closing board of directors and executive officers have been taken; (h) the Domestication shall have been completed; and (i) if legally available, dissent rights have not been exercised with respect to more than 3% of the issued and outstanding XCF Global Common Shares or DevvStream common shares. The approval of the Southern Energy shareholders is not a condition to consummate the Business Combination because the Southern Energy shareholders authorized and approved the Business Combination prior to Southern Energy executing the BCA.

The accompanying joint proxy statement/prospectus describes the XCF Global Special Meeting and the proposals to be considered thereat, the DevvStream Special Meeting and the proposals to be considered thereat and the Business Combination. Please carefully read the entire accompanying joint proxy statement/prospectus, including “Risk Factors” beginning on page 24, for a discussion of the risks relating to the Business Combination.

You also can obtain information about XCF Global and DevvStream from documents that each has filed with the SEC. Please see “Where You Can Find More Information” beginning on page 340 of the accompanying joint proxy statement/prospectus for how you may obtain such information.

Sincerely,

Christopher Cooper Chief Executive Officer XCF Global, Inc.	Sunny Trinh Chief Executive Officer DevvStream Corp.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued in connection with the transactions described in the accompanying joint proxy statement/prospectus or determined if the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/prospectus is dated July 27, 2026 and is first being mailed to XCF Global stockholders of record and DevvStream shareholders of record on or about July 29, 2026.

XCF GLOBAL, INC.
2500 CityWest Blvd, Suite 150-138
Houston, Texas 77042

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on September 10, 2026

Dear Stockholders:

You are hereby notified that a Special Meeting of Stockholders (the “XCF Global Special Meeting”) of XCF Global, Inc. (“XCF Global”) will be held on September 10, 2026, at 10 a.m. Eastern Time, and will be a virtual Stockholder meeting. You must register for the XCF Global Special Meeting via https://www.cstproxy.com/xcfglobal/2026 no later than 11:59 p.m. Eastern Time on September 9, 2026. The meeting will be held for the following purposes:

1.      Proposal No. 1 — XCF Global Authorized Stock Increase Proposal:    To increase the number of shares of XCF Global Class A common stock, par value $0.0001 per share (the “XCF Global Common Stock”) that XCF Global is authorized to issue from 500,000,000 to 1,700,000,000 (the “XCF Global Authorized Stock Increase Proposal”);

2.      Proposal No. 2 — XCF Global Stock Issuance Proposal:    To vote on a proposal to approve, in accordance with Nasdaq Listing Rules 5635(a), (b) and (d), the potential issuance of 19.99% or more of XCF Global’s issued and outstanding XCF Global Common Stock, constituting the stock consideration to be issued pursuant to that certain Business Combination Agreement (as may be amended, supplemented, restated and/or otherwise modified from time to time, the “BCA”), dated as of April 13, 2026, by and among XCF Global, DevvStream Corp., an Alberta corporation (“DevvStream”), Southern Energy Renewables Inc., a Louisiana corporation (“Southern Energy”), DevvStream Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of XCF Global (“DevvStream Merger Sub”) and Southern Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of XCF Global (“Southern Energy Merger Sub”), a copy of which is included as Annex A to the accompanying joint proxy statement/prospectus (the “XCF Global Stock Issuance Proposal”);

3.      Proposal No. 3 — XCF Global Director Election Proposal:    To elect seven directors, effective as of the effective time (the “Effective Time”) of the Business Combination contemplated by the BCA, to serve on the board of directors of the post-closing company until their respective successors are duly elected and qualified or until such directors’ earlier death, resignation or removal (the “XCF Global Director Election Proposal”);

4.      Proposal No. 4 — XCF Global 2025 Equity Incentive Plan Increase Proposal:    To approve the increase of the number of shares of XCF Global Common Stock reserved for issuance under the XCF Global 2025 Equity Incentive Plan from 14,557,181 to 80,000,000 (the “XCF Global 2025 Equity Incentive Plan Increase Proposal”); and

5.      Proposal No. 5 — XCF Global Adjournment Proposal:    To vote on a proposal to authorize an adjournment of the XCF Global Special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the XCF Global Stock Issuance Proposal (the “XCF Global Adjournment Proposal”).

Holders of XCF Global Common Shares owning such shares of record at the close of business on July 29, 2026 are entitled to attend and vote at the XCF Global Special Meeting and any continuation or adjournment thereof. The enclosed joint proxy statement/prospectus more fully describes the details of the business to be conducted at the meeting. XCF Global does not contemplate discussing any other business at the meeting.

Your vote is very important. Please vote whether or not you plan to attend the XCF Global Special Meeting. Your promptness in voting will assist us in ensuring that a quorum is present or represented. We urge you to read the enclosed joint proxy statement/prospectus, including the Annexes, carefully and in their entirety, as they include important information about the Business Combination and the Business Combination. In particular, we urge you to carefully read the section titled “Risk Factors” beginning on page 24 of the enclosed joint proxy statement/prospectus for a description of the risks that you should consider in evaluating the proposals at the XCF Global Special Meeting.

Approval of each of the XCF Global Authorized Stock Increase Proposal, XCF Global Stock Issuance Proposal, the XCF Global 2025 Equity Incentive Plan Increase Proposal and the XCF Global Adjournment Proposal requires the affirmative vote of a majority of the votes cast by all stockholders present in person or represented by proxy at the XCF Global Special Meeting and entitled to vote thereon. Approval of the XCF Global Director Election Proposal requires a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Business Combination cannot be completed without the approval of the XCF Global Stock Issuance Proposal and the XCF Global Director Election Proposal. Abstentions will have no effect on the XCF Global Authorized Stock Increase Proposal, the XCF Global Stock Issuance Proposal, the XCF Global Director Election Proposal, the XCF Global 2025 Equity Incentive Plan Increase Proposal and the XCF Global Adjournment Proposal. We do not expect there to be broker-non votes. Whether or not you plan to attend the XCF Global Special Meeting, please submit a proxy to vote your shares as promptly as possible to make sure that your shares are represented at the meeting.

The board of directors of XCF Global (the “XCF Global Board” or “XCF Board”), at a meeting duly called and held, has by unanimous vote (i) determined that the BCA, the Business Combination and the other transactions contemplated thereby, including the stock issuance pursuant to the BCA, are fair to XCF Global and its stockholders and in the best interests of and are advisable to, XCF Global and its stockholders, (ii) approved and declared advisable the execution, delivery and performance by XCF Global of the BCA and the consummation of the Business Combination contemplated thereby, including the stock issuance and (iii) resolved to recommend that the XCF Global stockholders approve the BCA and the consummation of the Business Combination contemplated thereby, including the stock issuance. The XCF Global Board unanimously recommends that XCF Global stockholders vote (i) “FOR” the XCF Global Authorized Stock Increase Proposal, (ii) “FOR” the XCF Global Stock Issuance Proposal, (iii) “FOR” the XCF Global Director Election Proposal, (iv) “FOR” the XCF Global 2025 Equity Incentive Plan Increase Proposal and (v) “FOR” the XCF Global Adjournment Proposal.

When you consider the recommendation on the proposals by the XCF Global Board, you should keep in mind that certain of XCF Global’s directors and executive officers have interests in the Business Combination that may be different from or in addition to, your interests as a stockholder. The interests of XCF Global’s directors and executive officers are described in more detail in the sections of this joint proxy statement/prospectus titled “Interests of XCF Global’s and DevvStream’s Directors and Executive Officers in the Business Combination” beginning on page 298 of this joint proxy statement/prospectus.

The XCF Global Common Shares trade on Nasdaq under the symbol “SAFX”. There is no assurance that XCF Global will be able to continue to satisfy the Nasdaq listing criteria following the consummation of the Business Combination.

Please vote as promptly as possible, regardless of whether you plan to attend the XCF Global Special Meeting. If your shares are held in the name of a broker, bank or other nominee, please vote by following the instructions on the voting instruction form furnished by the broker, bank or other nominee. If you hold your shares in your own name, please submit a proxy to vote your shares as promptly as possible by (i) visiting the internet site listed on the proxy card, (ii) calling the toll-free number listed on the proxy card or (iii) signing and returning your proxy card by mail by using the self-addressed, stamped envelope provided. Submitting a proxy will not prevent you from voting at the XCF Global Special Meeting, but it will help to secure a quorum and avoid added solicitation costs. If you are a shareholder of record and you attend the XCF Global Special Meeting and wish to vote at the time of the XCF Global Special Meeting, you may withdraw your proxy and vote virtually. In addition, a proxy may also be revoked before the voting polls are closed at the XCF Global Special Meeting in the manner described in the joint proxy statement/prospectus.

If you have any questions concerning the proposals presented at the XCF Global Special Meeting, the Business Combination or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your XCF Global Common Shares, please contact XCF Global’s proxy solicitor:

Sodali & Co
430 Park Avenue, 14th Floor
New York, NY 10022
Stockholders and All Others Call Toll Free: (800) 662-5200
Banks and Brokers Call: (203) 658-9400

Email: DEVS@investor.sodali.com

By Order of the Board of Directors

July 27, 2026

Houston, Texas

DEVVSTREAM, CORP.
2108 N St., Suite 4254
Sacramento, California 95816

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS OF DEVVSTREAM CORP.

TO BE HELD ON SEPTEMBER 10, 2026

Dear shareholders,

A special meeting of shareholders of DevvStream Corp. will be held on September 10, 2026, at 10:00 a.m. Eastern Time, and will be a virtual shareholder meeting.

The DevvStream Special Meeting has been called by the board of directors of DevvStream (the “DevvStream Board”) and this notice is being issued at its direction. It has called this DevvStream Special Meeting to consider and vote on the following:

•        Proposal No. 1 — The DevvStream Merger Proposal:    a proposal to adopt and approve the BCA, the DevvStream Merger and other transactions contemplated thereby (the “DevvStream Merger Proposal”);

•        Proposal No. 2 — The DevvStream Domestication Proposal:    a proposal to approve the Domestication (the “DevvStream Domestication Proposal”); and

•        Proposal No. 3 — The DevvStream Adjournment Proposal:    a proposal to adjourn the DevvStream Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for or otherwise in connection with, the approval of one or more proposals at the DevvStream Special Meeting (the “DevvStream Adjournment Proposal”).

Each of the DevvStream Merger Proposal and the DevvStream Domestication Proposal is cross-conditioned on the approval of the other. The DevvStream Adjournment Proposal is not conditioned on the approval of any other proposal. The DevvStream Board does not expect to transact any other business at the DevvStream Special Meeting, except such business as may be properly brought before the DevvStream Special Meeting or any adjournment thereof by or at the direction of the DevvStream Board in accordance with the by-laws of DevvStream.

Only shareholders of record on the books of DevvStream at the close of business on July 29, 2026 will be entitled to vote at the DevvStream Special Meeting or any adjournment or postponement thereof. If a new record date is set, you will be entitled to vote at the DevvStream Special Meeting if you hold DevvStream common shares as of such new record date.

THE SPECIAL COMMITTEE TO THE DEVVSTREAM BOARD UNANIMOUSLY RECOMMENDS THAT DEVVSTREAM SHAREHOLDERS VOTE “FOR” THE DEVVSTREAM MERGER PROPOSAL, “FOR” THE DEVVSTREAM DOMESTICATION PROPOSAL AND “FOR” THE DEVVSTREAM ADJOURNMENT PROPOSAL.

The accompanying joint proxy statement/prospectus describes the proposals in more detail. Please refer to the attached documents, including the BCA and all other annexes, for further information with respect to the business to be transacted at the DevvStream Special Meeting. You are encouraged to read the entire document carefully before voting. A summary of the BCA is included in the accompanying joint proxy statement/prospectus in the section entitled “Summary of Joint Ptoxy Statement/Prospectus — the Business Combination and the BCA” and a copy of the BCA is attached as Annex A to the accompanying joint proxy statement/prospectus, which is incorporated by reference into this notice to the same extent as if fully set forth herein. In addition, see the section entitled “Risk Factors” beginning on page 24 of the accompanying joint proxy statement/prospectus for an explanation of the material risks associated with the Business Combination and the other transactions contemplated by the BCA.

When you consider the recommendation on the proposals by the Special Committee to the DevvStream Board, you should keep in mind that certain of DevvStream’s directors and executive officers have interests in the Business Combination that may be different from or in addition to, your interests as a shareholder. The interests of DevvStream’s directors and executive officers are described in more detail in the sections of this joint proxy statement/prospectus titled “Interests of XCF Global’s and DevvStream’s Directors and Executive Officers in the Business Combination” beginning on page 298 of this joint proxy statement/prospectus.

The DevvStream common shares trade on the Nasdaq Capital Market under the symbol “DEVS”.

PLEASE VOTE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE DEVVSTREAM SPECIAL MEETING VIA THE DEVVSTREAM SPECIAL MEETING WEBSITE. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. FOR FURTHER INFORMATION CONCERNING THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the DevvStream Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote and do not attend the DevvStream Special Meeting, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the DevvStream Special Meeting and will not be voted. If you are a shareholder of record and you attend the DevvStream Special Meeting and wish to vote at the time of the DevvStream Special Meeting, you may withdraw your proxy and vote virtually.

If you have any questions concerning the proposals presented at the DevvStream Special Meeting, the Business Combination or the accompanying joint proxy statement/prospectus, would like additional copies or need help voting your DevvStream common shares, please contact DevvStream’s proxy solicitor:

Sodali & Co
430 Park Avenue, 14th Floor
New York, NY 10022
Stockholders and All Others Call Toll Free: (800) 662-5200
Banks and Brokers Call: (203) 658-9400
Email: DEVS@investor.sodali.com

Your vote is very important. Each of the DevvStream Merger Proposal and the DevvStream Domestication Proposal is cross-conditioned on the approval of the other. Approval of the DevvStream Domestication Proposal requires the affirmative vote of the holders of not less than two thirds of the votes cast by the DevvStream shareholders present at the DevvStream Special Meeting in person or by proxy. Approval of the DevvStream Merger Proposal requires the affirmative vote of the holders constituting a majority of the outstanding common shares of the DevvStream. DevvStream shareholders are requested to complete, date, sign and return the enclosed proxy card in the envelope provided, which requires no postage if mailed in the United States or to submit their votes by phone or the Internet. Simply follow the instructions provided on the enclosed proxy card.

On behalf of the DevvStream Board, I would like to thank you for your support and look forward to the successful completion of the Merger.

By Order of the board of directors,

Sunny Trinh

Chief Executive Officer

DevvStream Corp.

July 27, 2026

ADDITIONAL INFORMATION

Each of XCF Global and DevvStream file annual, quarterly and current reports, proxy statements and other business and financial information with the SEC electronically and the SEC maintains a website located at www.sec.gov containing this information. You can also obtain these documents, free of charge, from XCF Global at www.xcf.global and from DevvStream at www.devvstream.com, as applicable. The information contained on or that may be accessed through, XCF Global’s and DevvStream’s websites is not incorporated by reference into and is not a part of, this joint proxy statement/prospectus.

XCF Global is filing with the SEC a registration statement on Form S-4 with respect to the XCF Global Common Shares issuable to shareholders of DevvStream and Southern Energy pursuant to the BCA, of which this joint proxy statement/prospectus forms a part. This joint proxy statement/prospectus constitutes the prospectus of XCF Global filed as part of the registration statement. As permitted by SEC rules, this joint proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and obtain a copy of the registration statement, including any amendments, schedules and exhibits, at the SEC’s website mentioned above. Statements contained in this joint proxy statement/prospectus as to the contents of any contract or other documents referred to in this joint proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable agreement or other document filed as an exhibit to the registration statement.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by XCF Global, constitutes a prospectus of XCF Global under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the XCF Global Common Shares to be issued to shareholders of DevvStream and Southern Energy in accordance with the BCA. This document also constitutes a proxy statement of each of XCF Global and DevvStream under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and a notice of meeting with respect to each of the XCF Global Special Meeting and the DevvStream Special Meeting.

You should rely only on the information contained in this joint proxy statement/prospectus. None of XCF Global, DevvStream or Southern Energy has authorized anyone to provide you with information that is different from or in addition to, that contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this joint proxy statement/prospectus to XCF Global stockholders and DevvStream shareholders nor the issuance by XCF Global of XCF Global Common Shares pursuant to the BCA will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy, any securities or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

Each of XCF Global and DevvStream is an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 and applicable rules of the SEC and therefore is eligible to rely on reduced public company reporting requirements.

We encourage you to carefully read this joint proxy statement/prospectus in their entirety, including the section titled “Risk Factors” beginning on page 24 of this joint proxy statement/prospectus.

TRADEMARKS

XCF Global, DevvStream and Southern Energy own or have rights to trademarks that they use in connection with the operation of their respective businesses and that are used in this joint proxy statement/prospectus. This joint proxy statement/prospectus also includes other trademarks, trade names and service marks that are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this joint proxy statement/prospectus are listed without the applicable ®, TM and SM symbols, but their respective owners will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

Important Information about U.S. GAAP

XCF Global’s, DevvStream’s, Southern Energy’s, DevvStream Merger Sub’s and Southern Energy Merger Sub’s financial statements included in this joint proxy statement/prospectus have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

CURRENCY AND EXCHANGE RATE DATA

Unless otherwise specified, currency amounts referenced in this joint proxy statement/prospectus are in U.S. dollars. References to “$” or “US$” are to U.S. dollars.

MARKET AND INDUSTRY DATA

Information contained in this joint proxy statement/prospectus concerning the market and the industry in which XCF Global’s, DevvStream’s and Southern Energy’s operations, including their respective market position, general expectations of market opportunity, size and growth rates, is based on information from various third-party sources, on assumptions made by XCF Global, DevvStream or Southern Energy, as applicable, based on such sources and XCF Global’s, DevvStream’s or Southern Energy’s, as applicable, knowledge of the markets for its services and solutions. This information and any estimates provided herein involve numerous assumptions and limitations and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such sources has been obtained from sources believed to be reliable but that there can be no assurance as to the accuracy or completeness of such information. None of XCF Global, DevvStream, or Southern Energy has independently verified this third-party information. The industry in which each of XCF Global, DevvStream and Southern Energy, respectively, operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this joint proxy statement/prospectus are subject to change based on various factors, including those described in the sections of this joint proxy statement/prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors — Risks Relating to XCF Global’s Business,” “Risk Factors — Risks Relating to DevvStream’s Business,” and “Risk Factors — Risks Relating to Southern Energy’s Business” elsewhere in this joint proxy statement/prospectus.

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ANNEX A Business Combination Agreement, dated as of April 13, 2026, by and among XCF Global, DevvStream, Southern Energy, DevvStream Merger Sub and Southern Energy Merger Sub	A-1
ANNEX B Form of XCF Support & Lock-Up Agreement	B-1
ANNEX C Form of DevvStream Support & Lock-Up Agreement	C-1
ANNEX D Form of Southern Energy Support & Lock-Up Agreement	D-1
ANNEX E Opinion of Houlihan Capital, LLC	E-1
ANNEX F Opinion of EntrepreneurShares LLC	F-1
ANNEX G Section 191 of the Business Corporations Act (Alberta)	G-1

CERTAIN DEFINED TERMS

“ABCA” means the Business Corporations Act (Alberta).

“ASTM” means ASTM International.

“BCA” means that certain Business Combination Agreement dated as of April 13, 2026, by and among XCF Global, DevvStream, Southern Energy

“Business Combination” means, collectively, the transactions contemplated by the BCA.

“CAA” means the Clean Air Act of 1970.

“CI” means carbon intensity.

“Code” means the Internal Revenue Code.

“CORSIA” means the International Civil Aviation Organization.

“DevvStream” means DevvStream Corp., an Alberta corporation.

“DevvStream Adjournment Proposal” means a proposal to adjourn the DevvStream Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for or otherwise in connection with, the approval of one or more proposals at the DevvStream Special Meeting.

“DevvStream Board” means the board of directors of DevvStream.

“DevvStream Domestication Proposal” means a proposal to approve the Domestication.

“DevvStream Merger” means the merger of DevvStream Merger Sub with and into DevvStream with DevvStream surviving the merger as a wholly-owned subsidiary of XCF Global.

“DevvStream Merger Proposal” means a proposal to adopt and approve the BCA and the DevvStream Merger.

“DevvStream Merger Sub” means DevvStream Merger Sub Inc. a Delaware corporation and a wholly-owned subsidiary of XCF Global.

“DevvStream Per Share Consideration” means a number of XCF Global Common Shares equal to the quotient obtained by dividing (a) the aggregate number of XCF Global Common Shares equal to 15% of the aggregate number of XCF Global Common Shares issued and outstanding immediately prior to the Effective Time by (b) the aggregate number of DevvStream common shares issued and outstanding immediately prior to the Effective Time.

“DevvStream Special Meeting” means DevvStream special meeting of DevvStream stockholders in connection with the Business Combination.

“DevvStream Support & Lock-Up Agreements” means certain support & lock-up agreements by and among XCF Global, Southern Energy, DevvStream and certain insider stockholders of DevvStream.

“DGCL” means Delaware General Corporation Law

“DOE” means the Department of Energy.

“Domestication” means DevvStream’s migration to and domestication as a Delaware corporation.

“EEME” means EEME Energy SPV I LLC.

“Effective Time” means the effective time of the Business Combination pursuant to the BCA.

“EISA” means Energy Independence and Security Act of 2007.

“Encore” means Encore DEC, LLC.

“Environmental Credits” means, collectively, RINs and LCFS.

“EPA” means the US Environmental Protection Agency.

“EPC” means engineering, procurement, and construction.

“EV” means electrical vehicle.

“Exchange Act” means the Securities Exchange Act of 1934.

“FBOs” means fixed-based operators.

“FID” means final investment decision.

“Gevo” means Gevo, Inc.

“GHG” means greenhouse gas.

“GL” means GL Part SPV I, LLC.

“GNCU” means Greater Nevada Credit Union.

“Good Steward” means Good Steward Biofuels FL, LLC.

“GREET” means Greenhouse Gases, Regulated Emissions, and Energy Use in Transportation.

“Helena” means Helena Global Investment Opportunities I Ltd.

“IEA” means International Energy Agency.

“I-RECs” means International Renewable Energy Certificates.

“LCFS” means Low Carbon Fuel Standard credits.

“Merger Subs” means DevvStream Merger Sub and Southern Energy Merger Sub.

“Merger” means the DevvStream Merger and the Southern Energy Merger.

“MRV” means measurement, reporting, and verification.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Neste” means Neste Ovi.

“New Rise” means, collectively, New Rise Reno, New Rise SAF and New Rise Renewables.

“New Rise Acquisitions” means the acquisitions of New Rise SAF and New Rise Renewables.

“New Rise Renewables” means New Rise Renewables, LLC.

“New Rise Renewables MIPA” means the New Rise Renewables Membership Interest Purchase Agreement, dated December 8, 2023, by and between Legacy XCF and RESC Renewables.

“New Rise Reno” means New Rise Reno Renewables, LLC.

“New Rise Reno 2” means the second facility that XCF intends to build in Reno, Nevada, adjacent to New Rise Reno.

“New Rise SAF” means New Rise SAF Renewables, LLC.

“Orion” means Orion Plant Services, Inc.

“OTCQB” means The Over the Counter Quote Bulletin Board-Venture Market.

“Outside Date” means the date of the 12 months anniversary after termination of the BCA for certain reasons (such as a breach by DevvStream, failure to obtain approval of the proposals presented at the DevvStream Special Meeting) or reaching the ten (10) month anniversary of the date of the BCA.

“Prior Business Combination” means the business combination agreement, dated March 11, 2024, by and among Focus Impact, NewCo, Merger Sub 1, Merger Sub 2, and Legacy XCF pursuant to which Focus Impact agreed to combine with Legacy XCF in a series of transactions that would result in NewCo becoming a publicly traded company.

“renewable fuels” means renewable diesel, sustainable aviation fuel, renewable Naphtha.

“RESC Renewables” means RESC Renewables Holdings, LLC.

“RIN” means Renewable Identification Numbers.

“RFS” means the Renewable Fuel Standard.

“RVO” means Renewable Volume Obligation.

“SAF” means sustainable aviation fuel.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Southern Energy” means Southern Energy Renewables Inc., a Louisiana corporation.

“Southern Energy Consideration Shares” means an aggregate number of XCF Global Common Shares equal to 35% of the aggregate number of XCF Global Common Shares issued and outstanding immediately prior to the Effective Time.

“Southern Energy Merger” means the merger of Southern Energy Merger Sub with and into Southern Energy with Southern Energy surviving the merger as a wholly-owned subsidiary of XCF Global.

“Southern Energy Merger Sub” means Southern Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of XCF Global.

“Southeast Renewables” means Southeast Renewables, LLC.

“Southern Support & Lock-Up Agreements” means a certain support & lock-up agreements by and among XCF Global, Southern Energy, DevvStream and certain insider stockholders of Southern Energy.

“Support & Lock-Up Agreements” means, collectively, the XCF Global Support & Lock-Up Agreements, the DevvStream Support & Lock-Up Agreements and the Southern Support & Lock-Up Agreements.

“Term Sheet” means the biding term sheet dated January 26, 2026 by and among Southern Energy, DevvStream and EEME.

“Twain” means Twain GL XXVIII, LLC.

“USDA” means United States Department of Agriculture.

“U.S. GAAP” means the accounting principles generally accepted in the United States of America.

“XCF Global” means XCF Global, Inc., a Delaware corporation.

“XCF Global Adjournment Proposal” means a proposal to authorize an adjournment of the XCF Global Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the XCF Global Stock Issuance Proposal or the XCF Global Director Election Proposal.

“XCF Global Board” or the “XCF Board” means the board of directors of XCF Global.

“XCF Global Common Shares” means shares of Class A common stock of XCF Global, par value $0.0001 per share.

“XCF Global Director Election Proposal” means a proposal to elect seven directors, effective as of the Effective Time, to serve on the board of directors of the post-closing company until their respective successors are duly elected and qualified or until such directors’ earlier death, resignation or removal.

“XCF Global Special Meeting” means XCF Global special meeting of XCF stockholders in connection with the Business Combination.

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“XCF Global Stock Issuance Proposal” means a proposal to approve the potential issuance of 19.99% or more of XCF Global Common Shares, pursuant to the BCA, to the shareholders of DevvStream and Southern Energy in accordance with Nasdaq Listing Rules 5635(a), (b) and (d).

“XCF Global Support & Lock-Up Agreements” means certain support and lock-up agreements by and among XCF Global, Southern Energy, DevvStream and certain insider stockholders of XCF Global.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act that involve substantial risks and uncertainties, as well as assumptions, that, if proven incorrect or do not materialize, could cause the results of XCF Global and/or DevvStream to differ materially from those expressed or implied by these forward-looking statements. All statements, other than historical facts, are forward-looking statements. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may”, “will”, “should”, “potential”, “intend”, “expect”, “endeavor”, “seek”, “anticipate”, “estimate”, “overestimate”, “underestimate”, “believe”, “plan”, “could”, “would”, “project”, “predict”, “continue”, “target” or the negatives of these words or other similar terms or expressions that concern XCF Global’s, DevvStream’s or Southern Energy’s expectations, strategy, priorities, plans or intentions. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements.

Forward-looking statements in this joint proxy statement/prospectus may include, for example, statements about:

•        expectations related to the terms and timing of the completion of the Business Combination;

•        the occurrence of any event giving rise to the right of a party to terminate the BCA;

•        the ability of the parties to complete the Business Combination;

•        expectations related to the projected capitalization of XCF Global following the completion of the Business Combination;

•        projections relating to the future financial performance of XCF Global, DevvStream and/or Southern Energy;

•        the expected directors and officers of XCF Global after the completion of the Business Combination;

•        the expected benefits of the Business Combination;

•        the expected financial and business performance following the completion of the Business Combination;

•        XCF Global’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•        the ability to expand the business of XCF Global and provide new offerings, services and features and make enhancements to its business;

•        potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Business Combination;

•        developments and projections relating to XCF Global’s competitors and industries;

•        the ability to compete with existing and new competitors in existing and new markets and offerings;

•        the ability to acquire new businesses or pursue strategic transactions;

•        the ability to protect patents, trademarks and other intellectual property rights;

•        the expectations regarding the effects of existing and developing laws and regulations; and

•        global and domestic economic conditions and their impact on demand for XCF Global’s markets and offerings.

We can give no assurance that such plans, estimates or expectations will be achieved and therefore, actual results may differ materially from any plans, estimates or expectations in such forward-looking statements.

Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others:

•        changes in domestic and foreign business, market, financial, political and legal conditions;

•        the exercise of dissent rights by DevvStream shareholders, including the risk that dissent rights are exercised with respect to more than 3% of the issued and outstanding XCF Global Common Shares or DevvStream common shares, which would result in the failure of a closing condition under the BCA and could entitle the parties to elect not to consummate the Business Combination;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of negotiations and any subsequent definitive agreements with respect to the Business Combination;

•        the outcome of any legal proceedings that may be instituted against XCF Global, DevvStream, Southern Energy, the combined company or others;

•        the inability of the parties to successfully or timely consummate the Business Combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the Business Combination or that the approval of stockholders and/or shareholders is not obtained;

•        changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations;

•        the ability to meet stock exchange listing standards following the consummation of the Business Combination;

•        the risk that the proposed transactions disrupts current plans and operations of XCF Global, DevvStream or Southern Energy as a result of the announcement and consummation of the Business Combination;

•        the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees;

•        costs related to the Business Combination;

•        changes in applicable laws or regulations;

•        risks relating to extensive regulation, compliance obligations and rigorous enforcement by federal, state and non-U.S. governmental authorities;

•        the possibility that XCF Global, DevvStream, Southern Energy or the combined company may be adversely affected by other economic, business and/or competitive factors;

•        risks relating to XCF Global’s, DevvStream’s and Southern Energy’s key intellectual property rights;

•        risks relating to XCF Global, DevvStream and Southern Energy indebtedness and their capacity to obtain sufficient funding and financing to execute their business plan, including the acquisition and operation or their plants;

•        XCF Global’s, Southern Energy’s and their respective managements’ lack of experience in SAF production, SAF facility construction or conversion or production issues or production delays in their facilities;

•        variations in price of SAF, renewable fuels, carbon credits or other related commodities that could reduce the price of XCF Global’s and DevvStream’s and Southern Energy’s products;

•        feedstock availability for renewable diesel and SAF;

•        whether airlines will continue adopting SAF, and if XCF Global’s SAF products will be compatible with existing aircraft;

•        risks and uncertainties relating to the demand for SAF and carbon credits and the competitiveness of these markets;

•        increased scrutiny of ESG matters, including the completion of certain ESG initiatives;

•        unknown liabilities related to future acquisitions;

•        whether XCF Global, DevvStream and Southern Energy will be able to follow and implement technological developments in their production processes and facilities;

•        whether governments will continue providing incentives for renewable energy projects, including SAF production;

•        whether certain carbon credit purchase agreements may be enforced;

•        whether the assumptions to determine XCF Global’s, DevvStream’s and Southern Energy’s markets, projections and growth opportunity are accurate;

•        whether XCF Global’s, DevvStream and Sothern Energy’s insurance policies are adequate to cover their respective liabilities;

•        risks relating to security incidents or breaches that have occurred in the past or may occur in the future;

•        Whether Southern Energy will be able to obtain approval for the issuance of private-activity bonds;

•        risks and liabilities relating to the handling of hazardous substances;

•        various factors beyond management’s control, including general economic conditions;

•        other risks, uncertainties and factors set forth in the section entitled “Risk Factors;”

•        certain other risks identified and discussed in XCF Global’s other public filings with the SEC, available on XCF Global’s profile on SEC at www.sec.gov; and

•        certain other risks identified and discussed in DevvStream’s other public filings with Canadian securities regulatory authorities, available on DevvStream’s profile on SEDAR+ at www.sedarplus.ca.

While the list of factors presented here is representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. We caution you not to place undue reliance on any of these forward-looking statements as they are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity and the development of new markets or market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this communication.

For additional information concerning factors that could cause actual conditions, events or results to materially differ from those described in the forward-looking statements, please refer to the section titled “Risk Factors” beginning on page 24 of this joint proxy statement/prospectus. Additionally, see the section titled “Where You Can Find More Information” beginning on page 340 of this joint proxy statement/prospectus.

Any forward-looking statements speak only as of the date of this communication. None of XCF Global, DevvStream or Southern Energy undertakes any obligation to update any forward-looking statements, whether as a result of new information or developments, future events or otherwise, except as required by law.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

The following questions and answers briefly address some questions that you, as a securityholder of XCF Global and/or DevvStream, may have regarding the Business Combination. These questions and answers, as well as the summary section that follows, are not meant to be a substitute for the information contained in the remainder of this joint proxy statement/prospectus and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this joint proxy statement/prospectus. You are urged to read this joint proxy statement/prospectus in its entirety. You should pay special attention to the “Cautionary Note Statement Regarding Forward-Looking Statements” beginning on page vii of this joint proxy statement/prospectus and to the “Risk Factors” beginning on page 24 of this joint proxy statement/prospectus.

Why am I receiving these materials?

You are receiving this joint proxy statement/prospectus because XCF Global, DevvStream and Southern Energy have agreed to merge their respective businesses and have entered into the BCA, pursuant to which, on the terms and subject to the conditions included in the BCA:

(i)     prior to the Effective Time of the Business Combination pursuant to the BCA, DevvStream will migrate to and domesticate as a Delaware corporation;

(ii)    at the Effective Time, Southern Energy Merger Sub will merge with and into Southern Energy with Southern Energy surviving the merger as a wholly-owned subsidiary of XCF Global, pursuant to which existing equity in Southern Energy will be exchanged for an aggregate number of XCF Global Common Shares equal to 35% of the aggregate number of XCF Global Common Shares issued and outstanding immediately prior to the Effective Time; and

(iii)   at the Effective Time, DevvStream Merger Sub will merge with and into DevvStream with DevvStream surviving the merger as a wholly-owned subsidiary of XCF Global, pursuant to which each DevvStream share issued and outstanding immediately prior to the Effective Time (and following the Domestication) will be automatically cancelled and extinguished and converted into the right to receive a number of XCF Global Common Shares equal to the quotient obtained by dividing (a) the aggregate number of XCF Global Common Shares equal to 15% of the aggregate number of XCF Global Common Shares issued and outstanding immediately prior to the Effective Time by (b) the aggregate number of DevvStream shares issued and outstanding immediately prior to the Effective Time.

Following the completion of the Business Combination, it is anticipated that persons who were securityholders of Southern Energy, DevvStream and XCF Global immediately prior to the Business Combination will own approximately 23.3%, 10.0% and 66.7% of the combined company, respectively, on a fully diluted basis. The BCA, which governs the terms of the Business Combination, is attached to this joint proxy statement/prospectus as Annex A.

Pursuant to the registration statement of which this joint proxy statement/prospectus forms a part, XCF Global is registering XCF Global Common Shares issuable to shareholders of DevvStream and Southern Energy upon the consummation of the Business Combination in accordance with the BCA. XCF Global and DevvStream are furnishing these materials in connection with the solicitation, by or on behalf of the boards of directors of XCF Global and DevvStream, of proxies for use at the XCF Global Special Meeting and the DevvStream Special Meeting to be held virtually on September 10, 2026, at 10 a.m., Eastern Time and virtually on September 10, 2026, at 10 a.m., Eastern Time, respectively or at such other time to which the XCF Global Special Meeting and/or DevvStream Special Meeting may be postponed or adjourned.

At the XCF Global Special Meeting, the XCF Global stockholders will be asked to vote on the XCF Global Authorized Stock Increase Proposal, XCF Global Stock Issuance Proposal, XCF Global Director Election Proposal, XCF Global 2025 Equity Incentive Plan Increase Proposal and XCF Global Adjournment Proposal. Approval of each of the XCF Global Authorized Stock Increase Proposal, XCF Global Stock Issuance Proposal, XCF Global Director Election Proposal, XCF Global 2025 Equity Incentive Plan Increase Proposal and XCF Global Adjournment Proposal requires the affirmative vote of a majority of the votes cast by all stockholders present in person or represented by proxy at the XCF Global Special Meeting and entitled to vote thereon. Approval of the XCF Global Director Election Proposal requires a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

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At the DevvStream Special Meeting, DevvStream shareholders will be asked to vote on the DevvStream Merger Proposal, the DevvStream Domestication Proposal and the DevvStream Adjournment Proposal. The DevvStream Merger Proposal will be considered to be approved if it receives “For” votes from the holders of a majority of the outstanding Common Shares of DevvStream entitled to vote in person or by proxy. The DevvStream Domestication Proposal will be considered to be approved if it receives “For” votes from the holders of not less than two thirds of the votes cast by the DevvStream shareholders present at the DevvStream Special Meeting in person or by proxy. The DevvStream Adjournment Proposal, if necessary, will be considered to be approved if it receives “For” votes from the holders of a majority of the votes cast by DevvStream shareholders present at the DevvStream Special Meeting in person or by proxy.

The Business Combination cannot be completed without the approval of the XCF Global Stock Issuance Proposal, the XCF Global Director Election Proposal, the DevvStream Merger Proposal and the DevvStream Domestication Proposal.

This joint proxy statement/prospectus contains important information about the Business Combination, the BCA and certain related matters and you should read this joint proxy statement/prospectus carefully. This joint proxy statement/prospectus and the accompanying materials are being mailed on or about August 7, 2026 to stockholders of record of XCF Global and shareholders of record of DevvStream.

When and where is the XCF Global Special Meeting?

The XCF Global Special Meeting will be held virtually on September 10, 2026 at 10 a.m., Eastern Time.

When and where is the DevvStream Special Meeting?

The DevvStream Special Meeting will be held virtually on September 10, 2026 at 10 a.m., Eastern Time.

What items will be considered and voted on at the XCF Global Special Meeting?

At the XCF Global Special Meeting, XCF Global stockholders will be asked to approve the following proposals:

•        Proposal No. 1 — XCF Global Authorized Stock Increase Proposal:    proposal to increase the number of shares of XCF Global Common Stock that XCF Global is authorized to issue from 500,000,000 to 1,700,000,000;

•        Proposal No. 2 — XCF Global Stock Issuance Proposal:    proposal to approve, in accordance with Nasdaq Listing Rules 5635(a), (b) and (d), the potential issuance of 19.99% or more of issued and outstanding shares of XCF Global Common Stock, constituting the stock consideration to be issued pursuant to the BCA;

•        Proposal No. 3 — XCF Global Director Election Proposal:    proposal to elect seven directors, effective as Effective Time of the Business Combination contemplated by the BCA, to serve on the board of directors of the post-closing company until their respective successors are duly elected and qualified or until such directors’ earlier death, resignation or removal;

•        Proposal No. 4 — XCF Global 2025 Equity Incentive Plan Increase Proposal:    proposal to increase of the number of shares of XCF Global Common Stock reserved for issuance under the XCF Global 2025 Equity Incentive Plan from 14,557,181 to 80,000,000; and

•        Proposal No. 5 — XCF Global Adjournment Proposal:    proposal to authorize an adjournment of the XCF Global Special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the XCF Global Stock Issuance Proposal.

The XCF Global Board knows of no other matters that will be presented for consideration at the XCF Global Special Meeting. Please note that if XCF Global stockholders do not approve the XCF Global Stock Issuance Proposal, XCF Global will not move forward with the other proposals.

What items will be considered and voted on at the DevvStream Special Meeting?

At the DevvStream Special Meeting, DevvStream shareholders will be asked to approve the following proposals:

•        Proposal No. 1 — The DevvStream Merger Proposal:    a proposal to adopt and approve the BCA, the DevvStream Merger and other transactions contemplated thereby;

•        Proposal No. 2 — The DevvStream Domestication Proposal:    a proposal to approve the Domestication; and

•        Proposal No. 3 — The DevvStream Adjournment Proposal:    a proposal to adjourn the DevvStream Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for or otherwise in connection with, the approval of one or more proposals at the DevvStream Special Meeting.

The DevvStream Board knows of no other matters that will be presented for consideration at the DevvStream Special Meeting.

Please note that if DevvStream shareholders do not approve the DevvStream Merger Proposal, DevvStream will not move forward with the other proposals.

The parties to the BCA will not be able to complete the Business Combination unless all of the XCF Global Stock Issuance Proposal and the DevvStream Condition Precedent Proposals are approved.

How does the XCF Global Board recommend that XCF Global stockholders vote with respect to the proposals presented at the XCF Global Special Meeting?

XCF Global’s board of directors unanimously recommends that XCF Global stockholders vote (i) “FOR” the XCF Global Authorized Stock Increase Proposal, (ii) “FOR” the XCF Global Stock Issuance Proposal, (iii) “FOR” the XCF Global Director Election Proposal (iv) “FOR” the XCF Global 2025 Equity Incentive Plan Increase Proposal and (v) “FOR” the XCF Global Adjournment Proposal.

How does the Special Committee to the DevvStream Board recommend that DevvStream shareholders vote with respect to the proposals presented at the DevvStream Special Meeting?

The Special Committee to the DevvStream Board unanimously recommends that DevvStream shareholders vote (i) “FOR” the DevvStream Merger Proposal, (ii) “FOR” the DevvStream Domestication Proposal and (iii) “FOR” the DevvStream Adjournment Proposal.

Which XCF Global stockholders are eligible to vote at the XCF Global Special Meeting?

Only stockholders of record on the books of XCF Global at the close of business on July 29, 2026, will be entitled to receive notice of the XCF Global Special Meeting and to attend and vote at the XCF Global Special Meeting or any adjournment or postponement thereof. If a new record date is set, you will be entitled to vote at the XCF Global Special Meeting if you hold XCF Global Common Shares as of such new record date. As of the record date, there were 403,650,229 XCF Global Common Shares outstanding. Each XCF Global Common Share held by a holder of record as of the record date has one vote on each matter properly brought before the XCF Global Special Meeting.

Which DevvStream shareholders are eligible to vote at the DevvStream Special Meeting?

Only shareholders of record on the books of DevvStream at the close of business on July 29, 2026 will be entitled to receive notice of the DevvStream Special Meeting and to attend and vote at the DevvStream Special Meeting or any adjournment or postponement thereof. If a new record date is set, you will be entitled to vote at the DevvStream Special Meeting if you hold DevvStream common shares as of such new record date. As of the record date, there were 47,806,539 shares of DevvStream common shares outstanding. Each DevvStream common share held by a holder of record as of the record date has one vote on each matter properly brought before the DevvStream Special Meeting.

How do I attend the XCF Global Special Meeting?

The XCF Global Special Meeting will be a virtual meeting through which you can listen to the meeting, submit questions and vote online. You will not be able to attend the meeting in person. In order to attend the XCF Global Special Meeting, you must first register at https://www.cstproxy.com/xcfglobal/2026 by 11:59 p.m. Eastern Time on September 9, 2026. Please follow the instructions on the registration page. You will then receive a meeting invitation by email with your unique link to join the XCF Global Special Meeting along with a password prior to the meeting date. We recommend that you log on a few minutes before the XCF Global Special Meeting to ensure that you are logged in when the meeting begins. Information on how to vote online during the XCF Global Special Meeting is discussed below.

Both shareholders of record and street name shareholders XCF Global will be able to attend the XCF Global Special Meeting via live audio webcast, submit their questions during the meeting and vote their shares electronically at the XCF Global Special Meeting.

How do I attend the DevvStream Special Meeting?

The DevvStream Special Meeting will be a virtual meeting through which you can listen to the meeting, submit questions and vote online. You will not be able to attend the meeting in person. In order to attend the DevvStream Special Meeting, you must first register at https://www.cstproxy.com/devvstream/2026 by 11:59 p.m. Eastern Time on September 9, 2026. Please follow the instructions on the registration page. You will then receive a meeting invitation by email with your unique link to join the DevvStream Special Meeting along with a password prior to the meeting date. We recommend that you log on a few minutes before the DevvStream Special Meeting to ensure that you are logged in when the meeting begins. Information on how to vote online during the DevvStream Special Meeting is discussed below.

Both shareholders of record and street name shareholders of DevvStream will be able to attend the DevvStream Special Meeting via live audio webcast, submit their questions during the meeting and vote their shares electronically at the DevvStream Special Meeting.

Who can vote at the XCF Global Special Meeting?

Only XCF Global stockholders of record at the close of business on July 29, 2026 will be entitled to vote at the XCF Global Special Meeting. On this record date, there were 403,650,229 XCF Global Common Shares outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on July 29, 2026, the record date, your shares were registered directly in your name with XCF Global’s transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote at the XCF Global Special Meeting or vote by proxy. Whether or not you plan to attend the XCF Global Special Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or internet as instructed below to ensure your vote is counted. If you are a stockholder of record, your virtual control number will be on your proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on July 29, 2026, the record date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the XCF Global Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. However, since you are not the stockholder of record, you may not vote your shares at the XCF Global Special Meeting unless you request and obtain a legal proxy from your broker, bank or other agent. During the registration process, you will be asked to upload or email the legal proxy provided to you by your broker, bank or other agent. You are also invited to attend the XCF Global Special Meeting so long as you demonstrate proof of stock ownership. Instructions on how to demonstrate proof of stock ownership are posted at https://www.cstproxy.com/xcfglobal/2026. On the day of the XCF Global Special Meeting, if you are a beneficial holder, you may vote during the meeting only if, during registration and in advance of the meeting, you uploaded a copy of your legal proxy to https://www.cstproxy.com/xcfglobal/2026 as instructed below.

The XCF Global Board knows of no other matters that will be presented for consideration at the XCF Global Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

Who can vote at the DevvStream Special Meeting?

Only DevvStream shareholders of record at the close of business on July 29, 2026 will be entitled to vote at the DevvStream Special Meeting. On this record date, there were 47,806,539 DevvStream common shares outstanding and entitled to vote.

Shareholder of Record: Shares Registered in Your Name

If on July 29, 2026, the record date, your shares were registered directly in your name with DevvStream’s transfer agent, Continental Stock Transfer & Trust Company, then you are a shareholder of record. As a shareholder of record, you may vote online during the DevvStream Special Meeting or vote by proxy. Whether or not you plan to attend the DevvStream Special Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or internet as instructed below to ensure your vote is counted. If you are a shareholder of record, your virtual control number will be on your proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on July 29, 2026, the record date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the DevvStream Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. However, since you are not the shareholder of record, you may not vote your shares online during the DevvStream Special Meeting unless you request and obtain a legal proxy from your broker, bank or other agent. During the registration process, you will be asked to upload or email the legal proxy provided to you by your broker, bank or other agent. You are also invited to attend the DevvStream Special Meeting so long as you demonstrate proof of stock ownership. Instructions on how to demonstrate proof of stock ownership are posted at https://www.cstproxy.com/devvstream/2026. On the day of the DevvStream Special Meeting, if you are a beneficial holder, you may vote during the meeting only if, during registration and in advance of the meeting, you emailed or uploaded a copy of your legal proxy to https://www.cstproxy.com/devvstream/2026 as instructed below.

The DevvStream Board knows of no other matters that will be presented for consideration at the DevvStream Special Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote at the XCF Global Special Meeting?

For the XCF Global Authorized Stock Increase Proposal, XCF Global Stock Issuance Proposal, XCF Global 2025 Equity Incentive Plan Increase Proposal and XCF Global Adjournment Proposal presented at the XCF Global Special Meeting, you may vote “For” or “Against” or abstain from voting. For the XCF Global Director Election Proposal, you may vote “For” or “Withhold” from voting.

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote online during the XCF Global Special Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy through the internet. Whether or not you plan to attend the XCF Global Special Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the XCF Global Special Meeting and vote online during the XCF Global Special Meeting even if you have already voted by proxy.

•        To vote online during the XCF Global Special Meeting, you may vote using the link that will be provided on the virtual meeting screen or you may visit https://www.cstproxy.com/xcfglobal/2026 while the polls are open. In order to vote during the XCF Global Special Meeting, you will need your virtual control number, which will be on your proxy card.

•        To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the XCF Global Special Meeting, we will vote your shares as you direct.

•        To vote over the telephone, dial toll-free 1-800-450-7155 (or +1 857-999-9155 if you are located outside the United States and Canada (standard rates apply)) and when prompted enter 9324156# using a touch-tone phone and follow the recorded instructions. You will be asked to provide the virtual control number from your proxy card. Your telephone vote must be received by 11:59 p.m. Eastern Time on September 9, 2026 to be counted.

•        To vote through the internet, go to https://www.cstproxy.com/xcfglobal/2026 to complete an electronic proxy card. Please have your enclosed proxy card available when you access the voting website and follow the prompts to vote your shares. Your internet vote must be received by 11:59 p.m. Eastern Time on September 9, 2026 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from XCF Global. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote online during the XCF Global Special Meeting, you must obtain a legal proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials or contact that organization to request a proxy form. In advance of the XCF Global Special Meeting, you will need to upload a copy of the legal proxy from your broker, bank or other agent to https://www.cstproxy.com/xcfglobal/2026 in order to vote at the XCF Global Special Meeting. To vote online during the XCF Global Special Meeting, you may vote using the link that will be provided on the virtual meeting screen or you may visit https://www.cstproxy.com/xcfglobal/2026 while the polls are open. You will need your virtual control number, which will be assigned to you in your confirmation of registration email, in order to vote during the XCF Global Special Meeting.

Internet proxy voting has been provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How do I vote at the DevvStream Special Meeting?

For each of the proposals presented at the DevvStream Special Meeting, you may vote “For” or “Against” or abstain from voting.

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote online during the DevvStream Special Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy through the internet. Whether or not you plan to attend the DevvStream Special Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the DevvStream Special Meeting and vote online during the DevvStream Special Meeting even if you have already voted by proxy.

•        To vote online during the DevvStream Special Meeting, you may vote using the link that will be provided on the virtual meeting screen or you may visit https://www.cstproxy.com/devvstream/2026 while the polls are open. In order to vote during the DevvStream Special Meeting, you will need your virtual control number, which will be on your proxy card.

•        To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the DevvStream Special Meeting, we will vote your shares as you direct.

•        To vote over the telephone, dial toll-free 1-800-450-7155 (or +1 857-999-9155 if you are located outside the United States and Canada (standard rates apply)) and when prompted enter 9392865# using a touch-tone phone and follow the recorded instructions. You will be asked to provide the virtual control number from your proxy card. Your telephone vote must be received by 11:59 p.m. Eastern Time on September 9, 2026 to be counted.

•        To vote through the internet, go to https://www.cstproxy.com/devvstream/2026 to complete an electronic proxy card. Please have your enclosed proxy card available when you access the voting website and follow the prompts to vote your shares. Your internet vote must be received by 11:59 p.m. Eastern Time on September 9, 2026 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from DevvStream. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote online during the DevvStream Special Meeting, you must obtain a legal proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials or contact that organization to request a proxy form. In advance of the DevvStream Special Meeting, you will need to upload a copy of the legal proxy from your broker, bank or other agent to https://www.cstproxy.com/devvstream/2026 in order to vote at the DevvStream Special Meeting. To vote online during the DevvStream Special Meeting, you may vote using the link that will be provided on the virtual meeting screen or you may visit https://www.cstproxy.com/devvstream/2026 while the polls are open. You will need your virtual control number, which will be assigned to you in your confirmation of registration email, in order to vote during the DevvStream Special Meeting.

Internet proxy voting has been provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

What vote is required to approve the proposals at the XCF Global Special Meeting?

Approval of each of the XCF Global Authorized Stock Increase Proposal, XCF Global Stock Issuance Proposal, XCF Global 2025 Equity Incentive Plan Increase Proposal and the XCF Global Adjournment Proposal requires the affirmative vote of a majority of the votes cast by all stockholders present in person or represented by proxy at the XCF Global Special Meeting and entitled to vote thereon. Approval of the XCF Global Director Election Proposal requires a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Business Combination cannot be completed without the approval of the XCF Global Stock Issuance Proposal and the XCF Global Director Election Proposal.

What vote is required to approve the proposals at the DevvStream Special Meeting?

The DevvStream Merger Proposal will be considered to be approved if it receives “For” votes from the holders of a majority of the outstanding Common Shares of DevvStream entitled to vote in person or by proxy. Abstentions will be counted towards the vote total and will have the same effect as “Against” votes. Broker non-votes (if any) will have no effect on the outcome of the DevvStream Merger Proposal. The DevvStream Merger Proposal is a non-routine matter for DevvStream and so no broker non-votes are expected.

The DevvStream Domestication Proposal will be considered to be approved if it receives “For” votes from the holders of not less than two thirds of the votes cast by the DevvStream shareholders present at the DevvStream Special Meeting in person or by proxy. Abstentions, which are not considered votes cast, and broker non-votes (if any) will have no effect on the outcome of the DevvStream Domestication Proposal. The DevvStream Domestication Proposal is a non-routine matter for DevvStream and so no broker non-votes are expected.

The DevvStream Adjournment Proposal, if necessary, will be considered to be approved if it receives “For” votes from the holders of a majority of the votes cast by DevvStream shareholders present at the DevvStream Special Meeting in person or by proxy. Abstentions, which are not considered votes cast, and broker non-votes (if any) will have no effect on the outcome of the DevvStream Adjournment Proposal. The DevvStream Adjournment Proposal is a non-routine matter for DevvStream and so no broker non-votes are expected.

Your vote is very important. Each of the Condition Precedent Proposals is cross-conditioned on the approval of the other. DevvStream shareholders are requested to complete, date, sign and return the enclosed proxy card in the envelope provided, which requires no postage if mailed in the United States or to submit their votes by phone or the Internet. Simply follow the instructions provided on the enclosed proxy card.

What is the quorum requirement for the XCF Global Special Meeting?

A quorum of stockholders is necessary to hold a valid meeting. A quorum exists when at least one-third of the outstanding XCF Global Common Shares entitled to vote are represented, either in person or by proxy, at the XCF Global Special Meeting. As of the record date for the XCF Global Special Meeting, there were 403,650,229 XCF Global Common Shares outstanding and entitled to vote. Accordingly, 134,550,077 XCF Global Common Shares must be present either in person or by proxy for a quorum. Abstentions and Broker Non-Votes will be counted as present for purposes of determining the presence of a quorum.

If a quorum is not present or represented at the XCF Global Special Meeting, the chairman of the meeting or the stockholders holding a majority in voting power of the XCF Global Common Shares entitled to vote and present in person or represented by proxy have the power to adjourn the meeting from time to time without notice, other than an announcement at the meeting, until a quorum is present or represented. At any such reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally scheduled.

What is the quorum requirement for the DevvStream Special Meeting?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding no less than one-third of the votes entitled to be cast at the DevvStream Special Meeting are present online or represented by proxy, irrespective of the number of persons actually present at the DevvStream Special Meeting. On the record date for the DevvStream Special Meeting, there were 47,806,539 shares outstanding and entitled to vote. Thus, the holders of 15,935,513 DevvStream common shares must be present online at the virtual meeting or represented by proxy at the meeting to have a quorum.

Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the shareholders present online at the virtual meeting or represented by proxy may adjourn the DevvStream Special Meeting to another date but may not transact any other business.

What are “broker non-votes”?

Persons who hold shares on the record date through a broker, bank, or other intermediary (referred to hereafter as “brokers” for ease of reference) are considered beneficial owners and the shares are referred to as held in “street name”. Brokers holding shares in “street name” must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. However, brokers holding shares in “street name” for their beneficial owners are prohibited from voting on behalf of the clients on certain matters unless the brokers have received specific voting instructions from those clients.

Shares held in “street name” by brokers who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor or against such matter and will also not be counted as votes cast on such matter.

Votes cast by proxy by mail will be tabulated by the inspector of election appointed for each of the XCF Global Special Meeting and the DevvStream Special Meeting, who will also determine whether a quorum is present.

As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

What if a securityholder does not specify a choice for a matter when authorizing a proxy?

All properly executed proxies representing XCF Global Common Shares and DevvStream common shares received prior to the XCF Global Special Meeting and the DevvStream Special Meeting, respectively, will be voted in accordance with the instructions marked thereon. If an instrument of proxy is signed and returned without any instructions marked, the XCF Global Common Shares and DevvStream common shares will be voted “FOR” each of the resolutions in accordance with the recommendation of the respective boards of directors of XCF Global and DevvStream.

May I change or revoke my proxy with respect to the XCF Global Special Meeting?

Shareholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•        You may submit another properly completed proxy card with a later date;

•        You may grant a subsequent proxy by telephone or through the internet;

•        You may send a timely written notice that you are revoking your proxy to the Corporate Secretary of XCF Global, Inc., Attention: Secretary at 2500 CityWest Blvd, Suite 150-138, Houston, Texas 77042; or

•        You may attend the XCF Global Special Meeting virtually and vote online. Simply attending the meeting virtually will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

Can I change my vote after submitting my proxy with respect to the DevvStream Special Meeting?

Shareholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•        You may submit another properly completed proxy card with a later date;

•        You may grant a subsequent proxy by telephone or through the internet;

•        You may send a timely written notice that you are revoking your proxy to DevvStream Corp. Attention: Secretary at 2108 N St., Suite 4254, Sacramento, California 95816; or

•        You may attend the DevvStream Special Meeting virtually and vote online. Simply attending the meeting virtually will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

Why are XCF Global, DevvStream and Southern Energy proposing the Business Combination?

In its review of potential strategic transactions, the Special Committee of the XCF Global Board considered a variety of factors weighing positively and negatively in connection with the Business Combination. After careful consideration, each of the Special Committee of the XCF Global Board and the XCF Global Board has determined that the Business Combination presents a highly attractive business combination opportunity and is in the best interests of XCF Global’s stockholders. The Special Committee of the XCF Global Board and the XCF Global Board believe that, based on their review and consideration, the Business Combination presents an opportunity to increase stockholder value. However, there can be no assurance that the anticipated benefits of the Business Combination will be achieved.

After careful consideration, including consultation with its independent legal and financial advisors, the DevvStream Special Committee unanimously approved, the Business Combination because the Board believes the transaction provides DevvStream shareholders with a strategically and financially superior alternative to remaining a standalone, capital-constrained microcap. As a standalone company, DevvStream has reported substantial doubt about its ability to continue as a going concern and faces a working capital deficit of $16,892,882 as of April 30, 2026. In addition, on June 24, 2026, DevvStream’s common shares were suspended from trading on Nasdaq and are currently trading on the OTC Pink Market. The Business Combination provides DevvStream shareholders with continuing equity in a combined company with an operational sustainable aviation fuel (SAF) producer (XCF), a development-stage carbon-negative SAF and green methanol platform (Southern Energy), and DevvStream’s environmental asset business.

To review the reasons for the Business Combination in greater detail, see the sections titled “Summary of Joint Proxy Statement/Prospectus — Recommendation of the XCF Special Committee and XCF Board and XCF’s Reasons for the Business Combination”, “The Business Combination — The Special Committee to the DevvStream Board’s Reasons for the Business Combination” beginning on pages 5 and 108, respectively, of this joint proxy statement/prospectus.

What will the Southern Energy securityholders and DevvStream securityholders receive in the Merger?

Pursuant to the terms of the BCA, at the Effective Time, existing equity in Southern Energy will be exchanged for an aggregate number of XCF Global Common Shares equal to 35% of the aggregate number of XCF Global Common Shares issued and outstanding immediately prior to the Effective Time. Each DevvStream common share issued and outstanding immediately prior to the Effective Time (and following the Domestication) will be automatically cancelled and extinguished and converted into the right to receive a number of XCF Global Common Shares equal to the quotient obtained by dividing (a) the aggregate number of XCF Global Common Shares equal to 15% of the aggregate number of XCF Global Common Shares issued and outstanding immediately prior to the Effective Time by (b) the aggregate number of DevvStream shares issued and outstanding immediately prior to the Effective Time.

Following the completion of the Business Combination, it is anticipated that persons who were shareholders of Southern Energy, DevvStream and XCF Global immediately prior to the Business Combination will own approximately 23.3%, 10.0% and 66.7% of the combined company, respectively, on a fully diluted basis.

What happens if the Business Combination are not completed?

If the Business Combination are not completed for any reason, DevvStream and Southern Energy shareholders will not receive any XCF Global Common Share. The BCA contains rights to terminate the Business Combination by either XCF Global, DevvStream or Southern Energy. For more information, see “The Business Combination — Termination of the BCA”. DevvStream will owe a termination fee of $510,000 to XCF Global if (a) XCF Global or Southern Energy terminates the BCA due to DevvStream changing its board recommendation, (b) DevvStream terminates the BCA to enter into a Superior Proposal (as defined in the BCA) or (c) within the Outside Date, subject to a one-time thirty (30)-day extension upon mutual written agreement), DevvStream consummates or enters into a definitive agreement for an acquisition proposal that was made known prior to termination. XCF Global will owe a termination fee of $510,000 to DevvStream and $1,190,000 to Southern Energy if (a) DevvStream or Southern Energy terminates the BCA due to XCF Global changing its board recommendation, (b) XCF Global terminates the BCA to enter into a Superior Proposal or (c) within 12 months after termination of the BCA for certain reasons (such as a breach by XCF Global, failure to obtain approval of the proposals presented at the XCF Global Special Meeting or reaching the Outside Date), XCF Global consummates or enters into a definitive agreement for an acquisition proposal that was made known prior to termination. The parties to the BCA acknowledge that no termination fee will be owed if either of DevvStream or XCF Global validly terminate the BCA due to the failure to obtain the DevvStream fairness opinion or the XCF Global fairness opinion, respectively, as provided in the BCA. For more information, see “The Business Combination — Termination of the BCA — Termination Fee and Reimbursement”.

What will happen if DevvStream effects the Domestication?

As a condition to the consummation of the Business Combination, a Special Committee to the the DevvStream Board has unanimously approved the Domestication. At the effective time of the Domestication, (i) each then issued and outstanding pre-Domestication DevvStream common share will convert automatically, on a one-for-one basis, into one post-Domestication DevvStream common share, (ii) each then issued and outstanding DevvStream convertible security and DevvStream warrant that are exercisable for or convertible into, pre-Domestication

DevvStream common share will convert automatically, on a one-for-one basis, into a convertible security or warrant (as applicable) of the post-Domestication DevvStream entity on terms that are substantially similar and that are exercisable for or convertible into, an equivalent number of post-Domestication DevvStream common shares, in each case, as the DevvStream convertible security and DevvStream warrant so converted and (iii) all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of DevvStream immediately prior to the Domestication (including under the BCA and the other ancillary documents) will continue and will be the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of DevvStream following the Domestication. The Domestication is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (ii) the Business Combination is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code.

Are there any important risks relating to the Business Combination or XCF Global’s, DevvStream’s or Southern Energy’s businesses of which I should be aware?

Yes, there are important risks relating to the Business Combination and XCF Global’s, DevvStream’s and Southern Energy’s businesses. We urge you to read carefully and in its entirety the section titled “Risk Factors” beginning on page 24 of this joint proxy statement/prospectus.

Are DevvStream shareholders entitled to seek appraisal or dissenters’ rights?

DevvStream shareholders have the right to dissent from the Domestication and, if they follow the procedures specified in the ABCA, to be paid the fair value of their shares in accordance with Section 191 of the ABCA.

If a DevvStream shareholder wishes to dissent and does so in compliance with Section 191 of the ABCA, and DevvStream proceeds with the Domestication, such DevvStream shareholder will be entitled to be paid the fair value of the common shares held. Fair value is determined as of the close of business on the day before the Domestication is approved by the DevvStream shareholders. If a DevvStream shareholder wishes to dissent, such shareholder must send written objection to the Domestication to DevvStream at or before the DevvStream Special Meeting. If a DevvStream shareholder votes in favor of the Domestication, such shareholder loses its rights to dissent. If a DevvStream shareholder does not vote or votes against the Domestication, such shareholder preserves their dissent rights to the extent they comply with Section 191 of the ABCA.

However, it is not sufficient to vote against the Domestication or to refrain from voting. A DevvStream shareholder that wishes to dissent must also provide a separate dissent notice at or before the DevvStream Special Meeting. If a DevvStream shareholder grants a proxy and intends to dissent, the proxy must instruct the proxy holder to vote against the Domestication in order to prevent the proxy holder from voting such shares in favor of the Domestication and thereby voiding the right to dissent. Under the ABCA, DevvStream shareholders have no right of partial dissent. Accordingly, a DevvStream shareholder may dissent only as to all of the DevvStream common shares held.

In addition, the BCA contains a closing condition that, if legally available, dissent rights have not been exercised with respect to more than 3% of the issued and outstanding XCF Global Common Shares or DevvStream common shares. If dissent rights are exercised above this threshold, the parties would not be obligated to consummate the Business Combination.

See the section entitled “The Business Combination — XCF Global Stockholder and DevvStream Shareholder Appraisal and Dissenters’ Rights — Dissenting Rights of DevvStream Shareholders” beginning on page 123 of this joint proxy statement/prospectus.

What are the U.S. federal income tax consequences of the Business Combination to DevvStream shareholders?

It is intended that the Domestication qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code and that the DevvStream Merger qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming the Domestication so qualifies, U.S. holders (as defined below) of DevvStream shares generally will not recognize gain or loss on the Domestication. Assuming the DevvStream Merger qualifies as a reorganization, a U.S. holder generally will not recognize gain or loss on the exchange of its DevvStream shares for XCF Global Common Shares in the DevvStream Merger. Neither the Domestication nor the DevvStream Merger is conditioned on the receipt of an IRS ruling or an opinion of counsel, and no assurance can be given that the IRS will not challenge the intended tax treatment. Non-U.S. holders of DevvStream shares generally are not expected to be subject to U.S. federal income tax on the DevvStream Merger, except in limited circumstances, as discussed below under section entitled “Certain U.S. Federal Income Tax Consequences — Tax Consequences of the Merger to Non-U.S. Holders of Target Shares”. For a more complete discussion, see the section entitled “Certain U.S. Federal Income Tax Consequences” beginning on page 125 of this joint proxy statement/prospectus. DevvStream shareholders are urged to consult their own tax advisors regarding the tax consequences of the Domestication and the DevvStream Merger to them in light of their particular circumstances.

What are the U.S. federal income tax consequences of the Business Combination to Southern Energy shareholders?

It is intended that the Southern Energy Merger qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming the Southern Energy Merger so qualifies, a U.S. holder of Southern Energy shares generally will not recognize gain or loss on the exchange of its Southern Energy shares for XCF Global Common Shares in the Southern Energy Merger. Such a U.S. holder’s aggregate tax basis in the XCF Global Common Shares received generally will equal its aggregate adjusted tax basis in the Southern Energy shares surrendered, and its holding period in the XCF Global Common Shares received generally will include its holding period in the Southern Energy shares surrendered. The Southern Energy Merger is not conditioned on the receipt of an IRS ruling or an opinion of counsel regarding its U.S. federal income tax consequences, and no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to the intended tax treatment. If the Southern Energy Merger fails to qualify as a reorganization, a U.S. holder generally would recognize gain or loss equal to the difference between the fair market value of the XCF Global Common Shares received and its adjusted tax basis in the Southern Energy shares surrendered. Non-U.S. holders of Southern Energy shares generally are not expected to be subject to U.S. federal income tax on the Southern Energy Merger, except in limited circumstances, as discussed below under section entitled “Certain U.S. Federal Income Tax Consequences — Tax Consequences of the Merger to Non-U.S. Holders of Target Shares”. For a more complete discussion, see the section entitled “Certain U.S. Federal Income Tax Consequences” beginning on page 125 of this joint proxy statement/prospectus. Southern Energy shareholders are urged to consult their own tax advisors regarding the tax consequences of the Southern Energy Merger to them in light of their particular circumstances.

Is the completion of the Business Combination subject to any conditions?

The obligation of the parties to consummate the Business Combination is conditioned on, among other things, the satisfaction or waiver of the following mutual conditions: (a) the stockholders of XCF Global have authorized and adopted the resolutions to be put before the XCF Global stockholders authorizing the issuance of XCF Global Common Shares in connection with the Business Combination and any other matters required to be approved by XCF Global stockholders in order to consummate the Business Combination; (b) the shareholders of DevvStream have passed the resolutions to be put before the DevvStream shareholders authorizing the Domestication, the DevvStream Merger and the BCA; (c) the absence of any law or order that makes the Business Combination or the Domestication illegal or otherwise prohibits or enjoins the parties from consummating the same; (d) the parties have received the requisite regulatory approvals; (e) the receipt of applicable stock exchange listing approvals; (f) the registration statement of which this joint proxy statement/prospectus forms a party shall have been declared effective by the SEC and no stop order shall be in effect; (g) the actions required to establish the post-closing board of directors and executive officers have been taken; (h) the Domestication shall have been completed; and (i) if legally available, dissent rights have not been exercised with respect to more than 3% of the issued and outstanding XCF Global Common Shares or DevvStream shares. The approval of the Southern Energy shareholders is not a condition to consummate the Business Combination because the Southern Energy shareholders authorized and approved the Business Combination prior to Southern Energy executing the BCA. For more information, see the section entitled “The Business Combination — Conditions to the Completion of the Business Combination” beginning on page 81 of this joint proxy statement/prospectus.

When is the Business Combination expected to be completed?

XCF Global and DevvStream currently expect the Business Combination to close in the second half of 2026, subject to regulatory approvals and the satisfaction (or, to the extent permitted by applicable law, waiver) of the other conditions to the Business Combination contained in the BCA. However, it is possible that factors outside the control of XCF Global and DevvStream could require XCF Global and DevvStream to complete the Business Combination at a later time or not complete the Business Combination at all.

How will the final voting results be announced?

Preliminary voting results will be announced at the XCF Global Special Meeting and DevvStream Special Meeting, as applicable. Final voting results will be published by XCF Global and DevvStream in a Form 425 filing within four business days after the date of the XCF Global Special Meeting and the DevvStream Special Meeting.

Who can help answer my questions?

If you are a XCF Global stockholder and would like a copy of this joint proxy statement/prospectus or if you have questions about the Business Combination or the other matters discussed in these materials, you should submit a request in writing to the Corporate Secretary of XCF Global, Inc., Attention: Secretary at 2500 CityWest Blvd, Suite 150-138, Houston, Texas 77042.

If you are a DevvStream shareholder and would like a copy of this joint proxy statement/prospectus or if you have questions about the Business Combination or the other matters discussed in these materials, you should submit a request in writing to the Corporate Secretary of DevvStream Corp., Attention: Secretary at 2108 N St., Suite 4254, Sacramento, California 95816.

Who will pay for the proxy solicitation?

The cost of preparing, emailing, assembling and mailing this joint proxy statement/prospectus and the form of proxy with respect to the XCF Global Special Meeting will be borne by XCF Global. XCF Global intends to use the services of Sodali & Co to aid in the distribution and collection of proxy votes for an estimated fee of $15,000, plus reasonable out-of-pocket expenses. No additional compensation will be paid to directors, officers or employees for such services.

DevvStream will bear the cost of the solicitation with respect to the DevvStream Special Meeting, including any costs directly associated with preparing, printing and mailing this joint proxy statement/prospectus and the accompanying Notice of Special Meeting of Shareholders and proxy card to DevvStream shareholders. DevvStream intends to use the services of Sodali & Co to aid in the distribution and collection of proxy votes for an estimated fee of $20,000, plus reasonable out-of-pocket expenses. No additional compensation will be paid to directors, officers or employees for such services.

Who will count the votes?

The votes at the XCF Global Special Meeting will be tabulated and certified by the inspector of elections appointed by the XCF Global Board.

The votes at the DevvStream Special Meeting will be tabulated and certified by the inspector of elections appointed by the DevvStream Board.

SUMMARY OF JOINT PROXY STATEMENT/PROSPECTUS

This summary highlights selected information included in this joint proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination, you should carefully read this entire joint proxy statement/prospectus and its exhibits and the other documents referred to in this joint proxy statement/prospectus. Additional important information about XCF Global and DevvStream is also contained in the exhibits to the registration statement of which this joint proxy statement/prospectus forms a part. For a description of and instructions as to how to obtain, this information, see the section titled “Where You Can Find More Information” beginning on page 340 of this joint proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that item.

Parties to the Merger

XCF Global

XCF Global (formerly known as Focus Impact BH3 NewCo, Inc.), is a Delaware corporation, that was formed after giving effect to the Prior Business Combination between Focus Impact BH3 Acquisition Company, a Delaware corporation (“Focus Impact”), Focus Impact BH3 NewCo, Inc., a Delaware corporation (“NewCo”), Focus Impact BH3 Merger Sub 1, LLC, a Delaware limited liability company and wholly owned subsidiary of NewCo (“Merger Sub 1”), Focus Impact BH3 Merger Sub 2, Inc., a Delaware corporation and wholly owned subsidiary of NewCo (“Merger Sub 2”) and XCF Global Capital, Inc., a Nevada corporation (“Legacy XCF”), on June 6, 2025.

Legacy XCF was incorporated on January 20, 2023, for the purpose of making investments in renewable energy assets and production facilities. XCF has completed acquisitions in Nevada, Florida and North Carolina as the foundation for the Company’s first production of SAF, a synthetic kerosene derived from waste- and residue-based feedstocks such as waste oils and fats, green and municipal waste and non-food crops and, currently, blended with conventional Jet-A fuel. XCF is committed to reducing the world’s carbon footprint by meeting the growing demand for renewable fuels and will concentrate on the production of clean-burning, sustainable biofuels, principally SAF. Though we are focused on promoting and accelerating the decarbonization of the aviation industry through SAF, we may, opportunistically, produce other renewable products such as renewable diesel, a renewable fuel and bio-based glycerol, also known as natural glycerin, which is used in healthcare, food and cosmetics industries. We believe there is a market opportunity in the aviation and renewable fuel sectors as a result of a combination of regulatory support, industry-led demand and end-user commitment. The actual market environment may evolve differently from our expectations and is subject to a variety of external forces such as government regulation and technological development that may impact the market opportunity. XCF intends to build a nationwide portfolio of SAF and renewable fuels production facilities that use waste- and residue-based feedstocks at competitive production costs. We also intend to implement a fully integrated business model from feedstock supply and production to marketing and sales of SAF and renewable fuels. XCF is currently one of the few publicly traded renewable fuels companies primarily focused on SAF and renewable fuels in the United States, with the stated intention to be a majority SAF producer, distinguishing itself from peers that are predominantly legacy crude oil refiners.

Our intention is to scale and operate clean fuel production facilities engineered to the highest levels of compliance, reliability and quality. Our initial operations include the New Rise Reno renewable fuel production facility. Legacy XCF completed acquisitions of New Rise SAF and New Rise Renewables on January 23, 2025 and February 19, 2025 respectively. Legacy XCF also owns dormant biodiesel plants in Fort Myers, FL and Wilson, NC that it is considering to further build-out and reconstruct into SAF, renewable fuels and/or associated SAF-related infrastructure. The Company is continuing to evaluate the role of each of the Fort Myers, Florida and Wilson, North Carolina facilities within XCF’s broader SAF and renewable fuel value chain.

Blended with conventional Jet-A fuel, SAF is a “drop-in fuel” which means it can be used in existing aircraft and aviation infrastructure without the need for modification. Publications by a variety of industry organizations and experts, for example a thought leader piece with Air bp global aviation sustainability director posted on the BP p.l.c. (“BP”) website and publications from the International Air Transport Association (“IATA”) estimate that SAF can reduce lifecycle greenhouse gas emissions by up to 80% compared to conventional jet fuel; this estimated reduction in greenhouse gas emissions is based on factors that impact the ultimate reduction in greenhouse gas emissions for a given SAF product including the feedstock used, the production method employed and the supply chain to the airport. In a recent study by the EPA on Atmospheric Concentrations of Greenhouse Gases, global atmospheric concentrations of carbon dioxide, methane, nitrous oxide and certain manufactured greenhouse gases have all risen significantly over the last few hundred years. Further, the EPA has noted that the combustion of fossil fuels such as gasoline and diesel to transport people and goods was the largest source of CO2 emissions in 2022, accounting for 35% of total U.S. CO2 emissions and 28% of total U.S. greenhouse gas emissions.

DevvStream

DevvStream Inc., is a wholly-owned operating subsidiary of DevvStream Corp. DevvStream Inc. was formed to operate as a sustainability principled, technology-based, impact-investing company focused on high quality and high return carbon credit generating projects.

On November 4, 2022, DevvStream Inc. completed a business combination transaction (the “DevvStream Business Combination”) with 1319738 B.C. Ltd., 1338292 B.C. Ltd., Devv Subco Inc., and DevvESG Streaming Finco Ltd., pursuant to which 1319738 B.C. Ltd., acquired all of the issued and outstanding securities of DevvStream Inc. by way of a three-cornered merger. In connection with the DevvStream Business Combination, 1319738 B.C. Ltd. changed its name to “DevvStream Holdings Inc.” Upon closing of the 2022 Business Combination, DevvStream Inc. became a wholly owned subsidiary of DevvStream Holdings Inc., and the business of DevvStream Inc. became the business of DevvStream Holdings Inc. On January 17, 2023, DevvStream’s subordinate voting shares were listed and posted for trading on the NEO Exchange (now known as CBOE Canada). DevvStream Holdings Inc. is no longer listed on the CBOE Canada.

On September 12, 2023 (and as amended May 1, 2024, August 10, 2024, and October 29, 2024, the “DevvStream Business Combination Agreement”), DevvStream Holdings Inc. entered into a business combination agreement with Focus Impact Acquisition Corp. (“FIAC”). FIAC was a special purpose acquisition corporation focused on amplifying social impact through the pursuit of a merger or business combination with socially forward companies. On November 6, 2024, DevvStream Holdings Inc. completed the business combination with FIAC. In connection with the completion of the business combination, the DevvStream Holding Inc. changed its jurisdiction from the State of Delaware under the Delaware General Corporation Law to the Province of Alberta, Canada, and thereby become a company existing under the ABCA and changed its name to DevvStream Corp., and DevvStream Holdings Inc. and Amalco Sub amalgamated to form one corporate entity (“DevvStream”).

DevvStream is a capex-light environmental asset generation company focused on high quality and high return technology-based projects. DevvStream offers investors exposure to assets such as carbon credits, a key instrument used to offset emissions of carbon dioxide from industrial activities to reduce the effects of global warming and I-RECs (International Renewable Energy Certificate), a vehicle for businesses to claim renewable energy usage and reduce their carbon footprint.

Through partnerships with market leaders, DevvStream aims to provide a technology-enabled solution to help organizations generate, manage and monetize environmental assets.

DevvStream is not a cryptocurrency company. DevvStream does not have and does not plan to create its own cryptocurrency, coin or token. DevvStream’s business does not involve the creation or issuance of any crypto asset and its technology platform does not require or involve the integration of any token to function.

DevvStream is also evaluating the potential to digitize or tokenize certain real-world assets in the future. These initiatives are exploratory in nature and have not been launched. Any such efforts would be subject to applicable regulatory, accounting, tax, custodial, liquidity and operational considerations and DevvStream may elect not to proceed. DevvStream would pursue any such initiative solely as a means of creating a digital representation of real-world environmental or other assets; it would not involve DevvStream creating, issuing or trading its own cryptocurrency, coin or token, and it would be separate from, and would not constitute a resumption of, the digital asset treasury strategy that DevvStream has discontinued.

With a diverse approach to the I-REC and carbon market, DevvStream operates across three strategic domains: (1) an offset portfolio consisting of I-REC’s, nature-based, tech-based and carbon sequestration credits for immediate sale to corporations and governments seeking to offset their most difficult-to-reduce emissions; (2) project investment, acquisitions and industry consolidation to extend the company’s reach, allowing it to become a full end-to-end solutions provider; and (3) project development, where the company serves as project manager for eligible activities such as EV charging in exchange for a percentage of generated credits.

As of the date of this proxy statement/prospectus, DevvStream’s common shares are trading on the Pink Limited Market operated by the OTC Markets, Inc. (the “OTC Pink Market”) under the trading symbol “DEVSF.”

For additional information about DevvStream, see the section titled “Information About DevvStream” beginning on page 243 of this joint proxy statement/prospectus.

Southern Energy

Southern Energy is a Louisiana corporation organized to design, finance, build, own and operate renewable-fuel, renewable energy, renewable chemicals, clean products and energy and renewables products company. Southern Energy’s objective is to establish a scalable platform to produce these products. With the first plant AeroMaris producing renewable methanol, renewable propylene, renewable gasoline, renewable propane gas and renewable bio-naphtha and Sustainable Aviation Fuel (“SAF”) through thermochemical conversion of biomass coupled with permanent carbon sequestration. Southern Energy’s initial business model focuses on vertical integration of the entire value chain — from feedstock sourcing and preprocessing through gasification, synthesis-gas conditioning, catalytic upgrading and product distribution- creating multiple revenue streams within a single project architecture.

Southern Energy’s development philosophy is grounded in producing renewable and clean end-products that are price competitive compared to regular commodities and products. Southern Energy licenses proven technology from established vendors and applies it within a highly engineered modular plant design. The gasification and syngas-cleanup platform licensed from Frontline BioEnergy LLC has been demonstrated at pilot scale to produce tar-free, high-pressure syngas suitable for catalytic methanol synthesis without costly downstream filtration. Frontline’s experience with biomass and municipal solid waste gasification integrated with methanol synthesis is valuable as most gasification projects have failed due to not proving the integration. By integrating this platform with Air Liquide’s commercial methanol-synthesis and methanol-to-propylene technology, Southern Energy expects to achieve process efficiencies exceeding those of comparable renewable-fuel facilities. Then Air Liquide’s methanol to propylene technology will be oligomerized by Axens commercial oligomerization unit.

Each Southern Energy facility will have ways to valorize carbon dioxide, while keeping the carbon intensity low. The first facility plans to include on-site carbon-capture units and pipeline interconnections to Class VI injection, providing a complete cradle-to-storage solution. Southern Energy Renewables is investigating utilizing part of the CO2 to produce neat e-SAF to ship overseas to support European mandates. The combination of biomass conversion and geological storage is expected to yield a net-negative life-cycle carbon intensity, positioning Southern Energy to qualify for the highest available federal incentives and to meet the demand of exporting for carbon intensity fuels and products.

Southern Energy’s flagship project, located in St. Charles Parish, Louisiana (the “AeroMaris Project”) is expected to be developed on a site of approximately 1,100 acres. Development is expected to occur in three sequential phases — Phase 1, Phase 2 and Phase 3 — culminating in full build-out capacity of roughly 15,000 short tons per day of biomass feedstock for the final phase converted into SAF and green methanol. The total anticipated investment across all phases is expected to range between $6 billion and $7 billion, supported in part by Louisiana Community Development Authority tax-exempt bond financing, various government agencies issued finance programs and other outside investments in the form of both debt and equity. The AeroMaris Project’s location near deep-water ports, industrial utilities and approved carbon-storage formations provide strong logistical and environmental advantage.

For additional information about Southern Energy, see the section titled “Information About Southern Energy” beginning on page 285 of this joint proxy statement/prospectus.

DevvStream Merger Sub

DevvStream Merger Sub Inc. is a Delaware corporation and a wholly-owned subsidiary of XCF Global. It was formed on April 2, 2026 solely for the purpose of effecting the DevvStream Merger and has not conducted any business operations other than those incidental to its formation and the transactions contemplated by the BCA. Upon completion of the Business Combination, DevvStream Merger Sub will cease to exist.

Southern Energy Merger Sub

Southern Merger Sub Inc. is a Delaware corporation and a wholly-owned subsidiary of XCF Global. It was formed on April 2, 2026 solely for the purpose of effecting the Southern Energy Merger and has not conducted any business operations other than those incidental to its formation and the transactions contemplated by the BCA. Upon completion of the Business Combination, Southern Energy Merger Sub will cease to exist.

The Business Combination and the BCA

The terms and conditions of the Business Combination described below are contained in the BCA, which is attached as Annex A to the registration statement of which this joint proxy statement/prospectus forms a part and is incorporated by reference herein in its entirety. You are encouraged to read the BCA carefully, as it is the legal document that governs the Business Combination.

The XCF Global Board has, by unanimous vote, (i) determined that the BCA, the Business Combination and the other transactions contemplated thereby, including the stock issuance pursuant to the BCA, are fair to XCF Global and its stockholders and in the best interests of and are advisable to, XCF Global and its stockholders, (ii) approved and declared advisable the execution, delivery and performance by XCF Global of the BCA and the consummation of the Business Combination contemplated thereby, including the stock issuance and (iii) resolved to recommend that the XCF Global stockholders approve the BCA and the consummation of the Business Combination contemplated thereby, including the stock issuance.

A Special Committee to the DevvStream Board has unanimously approved and determined the BCA, the Business Combination and the other transactions contemplated thereby to be in the best interests of DevvStream and its shareholders.

As a condition to the consummation of the Business Combination, a Special Committee to the DevvStream Board has unanimously approved the Domestication. At the effective time of the Domestication, (i) each then issued and outstanding pre-Domestication DevvStream common share will convert automatically, on a one-for-one basis, into one post-Domestication DevvStream common share, (ii) each then issued and outstanding DevvStream convertible security and DevvStream warrant that are exercisable for or convertible into, pre-Domestication DevvStream common share will convert automatically, on a one-for-one basis, into a convertible security or warrant (as applicable) of the post-Domestication DevvStream entity on terms that are substantially similar and that are exercisable for or convertible into, an equivalent number of post-Domestication DevvStream common shares, in each case, as the DevvStream convertible security and DevvStream warrant so converted and (iii) all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of DevvStream immediately prior to the Domestication (including under the BCA and the other ancillary documents) will continue and will be the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of DevvStream following the Domestication. Prior to the Effective Time of the Business Combination, DevvStream will migrate to and domesticate as a Delaware corporation. The Domestication is intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code (the “Code”) and (ii) the Business Combination are intended to each constitute a “reorganization” within the meaning of Section 368(a) of the Code.

Pursuant to the terms of the BCA, at the Effective Time, existing equity in Southern Energy will be exchanged for an aggregate number of XCF Global Common Shares equal to 35% of the aggregate number of XCF Global Common Shares issued and outstanding immediately prior to the Effective Time. Each DevvStream common share issued and outstanding immediately prior to the Effective Time (and following the Domestication) will be automatically cancelled and extinguished and converted into the right to receive a number of XCF Global Common Shares equal to the quotient obtained by dividing (a) the aggregate number of XCF Global Common Shares equal to 15% of the aggregate number of XCF Global Common Shares issued and outstanding immediately prior to the Effective Time by (b) the aggregate number of DevvStream shares issued and outstanding immediately prior to the Effective Time.

Following the completion of the Business Combination, it is anticipated that persons who were securityholders of Southern Energy, DevvStream and XCF Global immediately prior to the Business Combination will own approximately 23.3%, 10.0% and 66.7% of the combined company, respectively, on a fully diluted basis.

For more information, see the section titled “The Business Combination” beginning on page 80 of this joint proxy statement/prospectus.

Recommendation of the XCF Special Committee and XCF Board and XCF’s Reasons for the Business Combination

Upon the recommendation of the XCF Special Committee, the XCF Board determined that the BCA and the Transaction are advisable, fair to, and in the best interests of XCF and its stockholders, approved and adopted the BCA, and resolved to recommend that XCF stockholders approve the BCA and the Transaction.

The XCF Global Board unanimously recommends that XCF Global stockholders vote “FOR” the XCF Global Authorized Stock Increase Proposal, “FOR” the XCF Global Stock Issuance Proposal, “FOR” the XCF Global Director Election Proposal, “FOR” the XCF Global 2025 Equity Incentive Plan Increase Proposal and, if necessary, “FOR” the XCF Global Adjournment Proposal.

In reaching its determination, the XCF Special Committee and the XCF Board considered a number of factors in favor of the Transaction, including, among others:

•        XCF’s financial condition and near-term financing needs, the limited time available to pursue alternatives, and the absence of viable standalone financing or strategic alternatives;

•        the structure of the BCA, under which the XCF Special Committee’s and XCF Board’s approval at signing was expressly subject to subsequent receipt of a satisfactory Company Fairness Opinion, and the subsequent receipt of the written opinion of Houlihan Capital, LLC (“HC”) dated May 11, 2026 that the issuance of XCF common shares in the Transaction was fair, from a financial point of view, to XCF stockholders;

•        XCF’s anticipated approximately 66.7% fixed pro forma ownership of the combined company on a fully diluted basis, together with EEME’s commitment to fund the buildout and conversion of XCF’s New Rise Reno facility; and

•        the prospects of the combined company on a national exchange and the procedural protections negotiated for XCF, including a fiduciary out for a Superior Proposal and mutual termination fee provisions.

The XCF Special Committee and the XCF Board also considered a number of risks and potentially negative factors, including potential trading-price volatility, closing risk, restrictions on soliciting competing proposals, XCF’s potential termination fee and expense-reimbursement obligations, transaction costs, substantial dilution to existing XCF stockholders, and the other risks described under “Risk Factors.”

Opinion of Financial Advisor to the XCF Special Committee and XCF Board

The XCF Special Committee and XCF Board retained Houlihan Capital, LLC (“HC”) to act as financial advisor in connection with the Transaction. On May 11, 2026, HC rendered its oral opinion, subsequently confirmed in writing by delivery of HC’s written opinion of the same date, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review undertaken by HC as set forth in its written opinion, the proposed issuance of XCF common shares to acquire Southern Energy and DevvStream pursuant to the BCA was fair, from a financial point of view, to the stockholders of XCF.

The full text of HC’s written opinion is attached as Annex E to the registration statement of which this joint proxy statement/prospectus forms a part, and the summary of HC’s opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. HC’s opinion was provided for the information and assistance of the XCF Special Committee and XCF Board in connection with their evaluation of the Transaction and does not constitute a recommendation to the XCF Special Committee, the XCF Board, or any XCF security holder as to how to act or vote with respect to any matter relating to the Transaction. XCF stockholders are urged to read the HC opinion carefully and in its entirety.

For additional information, please read the section titled “The Business Combination — Opinion of Financial Advisor to the XCF Special Committee and XCF Board” beginning on page 92 of this joint proxy statement/prospectus.

The Special Committee to the DevvStream Board’s Reasons for the Business Combination

The Special Committee to the DevvStream Board has determined that the Business Combination is fair to and in the best interests of DevvStream and its shareholders. In reaching that determination, the Board identified several reasons that supported its recommendation, including:

•        the strategic and financial benefits to DevvStream shareholders of receiving continuing equity in a combined company with operational sustainable aviation fuel production (XCF), a large-scale carbon-negative SAF and green methanol development platform (Southern Energy), and DevvStream’s environmental asset business, in lieu of remaining as a standalone microcap with substantial doubt about its ability to continue as a going concern;

•        DevvStream’s recent receipt of notification from Nasdaq regarding non-compliance with continued listing standards (which subsequently led to delisting from Nasdaq on June 24, 2026), the working capital deficit of $16,892,882 as of April 30, 2026, and the limited near-term path to profitability on a standalone basis;

•        the structure of the BCA, under which the DevvStream Special Committee’s and DevvStream Board’s approval at signing was expressly subject to subsequent receipt of a satisfactory DevvStream Fairness Opinion, with a corresponding right to terminate the BCA if such opinion was not received within twenty (20) business days of signing, and the subsequent receipt by the Special Committee of a written fairness opinion from EntrepreneurShares LLC dated May 12, 2026 to the effect that the Transaction Consideration to be received by DevvStream shareholders is fair, from a financial point of view, to such shareholders;

•        the procedural and economic protections negotiated for DevvStream shareholders, including a fiduciary out for a Superior Proposal, mutual termination fee provisions, customary interim operating covenants, and minority shareholder protections under Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions;

•        the independence of the Special Committee, which retained Morrison & Foerster LLP as U.S. counsel, McMillan LLP as Canadian counsel, and EntrepreneurShares LLC as financial advisor, and which conducted multiple meetings to review and negotiate the terms of the Business Combination; and

•        the structuring of the Business Combination, including the Domestication, in a manner intended to qualify, in part, as one or more tax-deferred reorganizations under Section 368(a) of the Code.

The Special Committee to the DevvStream Board also considered a number of risks and potentially negative factors, including: the conditional nature of the closing (including closing conditions outside DevvStream’s direct control); the concentration of post-closing equity ownership in the hands of XCF’s majority shareholder and certain affiliated investors; Southern Energy’s pre-revenue, development-stage status; potential expiration of the 45Z Clean Fuel Production Credit on December 31, 2029; the costs and risks of the Domestication; the termination fee payable by DevvStream in certain circumstances; and the standard risks of post-closing integration. The foregoing summary is qualified in its entirety by reference to the full discussion of the Special Committee to the DevvStream Board’s reasons set forth under the heading “The Business Combination — The Special Committee to the DevvStream Board’s Reasons for the Business Combination.”

Fairness Opinion of EntrepreneurShares LLC

DevvStream retained EntrepreneurShares LLC to act as its financial advisor in connection with the Business Combination. On May 12, 2026, EntrepreneurShares LLC rendered its opinion to the Special Committee to the DevvStream Board to the effect that, as of that date and based upon and subject to the assumptions, limitations and qualifications and other matters set forth therein, the transactions contemplated by the BCA were fair to DevvStream shareholders from a financial point of view.

The full text of EntrepreneurShares LLC’s opinion, dated as of May 12, 2026, which describes the assumptions made, procedures followed, matters considered and limitations on the reviews undertaken, is attached as Annex F to the registration statement of which this joint proxy statement/prospectus forms a part. The summary of the EntrepreneurShares LLC written opinion set forth herein is qualified in its entirety by reference to the full text of its written opinion. DevvStream shareholders are urged to read the EntrepreneurShares LLC opinion carefully and in its entirety. EntrepreneurShares LLC provided its opinion for the information and assistance of the Special Committee to the DevvStream Board. The EntrepreneurShares LLC opinion does not constitute a recommendation as to how the DevvStream Board or DevvStream shareholders should vote or act with respect to the Business Combination.

For additional information, please read the section titled “The Business Combination — Opinion of Financial Advisor to the DevvStream Special Committee and the DevvStream Board” beginning on page 111 of this joint proxy statement/prospectus.

Regulatory Approvals

The parties are required to execute and file or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental entity, whether federal, state, local or foreign, that may be reasonably required or that XCF Global, DevvStream or Southern Energy may reasonably request, in connection with the Business Combination.

In addition, prior to the Effective Time, the applicable stock exchange approvals must have been made, which means the conditional approval of (a) Nasdaq and (b) Nasdaq Sweden to list the XCF Global Common Shares to be issued, subject only to customary listing conditions, including customary post-closing deliveries and, if required by Nasdaq or Nasdaq Sweden as a result of the Business Combination constituting a change of control, the approval of Nasdaq and/or Nasdaq Sweden of XCF Global’s initial listing application in connection with the Business Combination. In addition, a post-closing filing under the Investment Canada Act will be made within thirty days after the closing of the Business Combination, if required.

None of XCF Global, DevvStream, or Southern Energy can provide assurance that any such regulatory approvals will not result in the delay or abandonment of the Business Combination.

Conditions to the Completion of the Business Combination

The obligation of the parties to consummate the Business Combination is conditioned on, among other things, the satisfaction or waiver of the following mutual conditions: (a) the stockholders of XCF Global have authorized and adopted the resolutions to be put before the XCF Global stockholders authorizing the issuance of XCF Global Common Shares in connection with the Business Combination and any other matters required to be approved by XCF Global stockholders in order to consummate the Business Combination; (b) the shareholders of DevvStream have passed the resolutions to be put before the DevvStream shareholders authorizing the Domestication, the DevvStream Merger and the BCA; (c) the absence of any law or order that makes the Business Combination or the Domestication illegal or otherwise prohibits or enjoins the parties from consummating the same; (d) the parties have received the requisite regulatory approvals; (e) the receipt of applicable stock exchange listing approvals; (f) the registration statement of which this joint proxy statement/prospectus forms a party shall have been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) and no stop order shall be in effect; (g) the actions required to establish the post-closing board of directors and executive officers have been taken; (h) the Domestication shall have been completed; and (i) if legally available, dissent rights have not been exercised with respect to more than 3% of the issued and outstanding XCF Global Common Shares or DevvStream shares. The approval of the Southern Energy shareholders is not a condition to consummate the Business Combination because the Southern Energy shareholders authorized and approved the Business Combination prior to Southern Energy executing the BCA. For more information, see the section entitled “The Business Combination — Conditions to the Completion of the Business Combination” beginning on page 81 of this joint proxy statement/prospectus.

Termination of the BCA

The BCA contains rights to terminate the Merger by either XCF Global, DevvStream or Southern Energy. For additional information, please read the section titled “The Business Combination — Termination of the BCA” beginning on page 82 of this joint proxy statement/prospectus.

Termination Fee and Reimbursement

DevvStream will owe a termination fee of $510,000 to XCF Global if (a) XCF Global or Southern Energy terminates the BCA due to DevvStream changing its board recommendation, (b) DevvStream terminates the BCA to enter into a Superior Proposal or (c) within 12 months after termination of the BCA for certain reasons (such as a breach by DevvStream, failure to obtain approval of the proposals presented at the DevvStream Special Meeting or reaching the Outside Date), DevvStream consummates or enters into a definitive agreement for an acquisition proposal that was made known prior to termination. XCF Global will owe a termination fee of $510,000 to DevvStream and $1,190,000 to Southern Energy if (a) DevvStream or Southern Energy terminates the BCA due to XCF Global changing its board recommendation, (b) XCF Global terminates the BCA to enter into a Superior Proposal or (c) within 12 months after termination of the BCA for certain reasons (such as a breach by XCF Global, failure to obtain approval of the proposals presented at the XCF Global Special Meeting or reaching the Outside Date), XCF Global consummates or enters into a definitive agreement for an acquisition proposal that was made known prior to termination. The parties to the BCA acknowledge that no termination fee will be owed if either of DevvStream or XCF Global validly terminate the BCA due to the failure to obtain the DevvStream fairness opinion or the XCF Global fairness opinion, respectively, as provided in the BCA. For more information, see “The Business Combination — Termination of the BCA — Termination Fee and Reimbursement.”

Related Agreements

Support & Lock-Up Agreements

In connection with the execution of the BCA, (i) XCF Global, Southern Energy, DevvStream and certain insider stockholders of XCF Global entered into the XCF Global Support & Lock-Up Agreement, (ii) XCF Global, Southern Energy, DevvStream and certain insider stockholders of DevvStream entered into the DevvStream Support & Lock-Up Agreement and (iii) XCF Global, Southern Energy, DevvStream and certain insider stockholders of Southern Energy entered into the Southern Support & Lock-Up Agreement, each dated April 13, 2026.

Pursuant to the Support & Lock-Up Agreements, the respective securityholders party thereto agreed to vote the applicable shares held by them in favor of the proposals to be voted on at the XCF Global Special Meeting and the DevvStream Special Meeting and against any competing alternative transactions. Because the XCF Global stockholders that are subject to the applicable Support & Lock-Up Agreements hold a sufficient number of voting shares to approve the proposals to be voted on at the XCF Global Special Meeting, the requisite shareholder approvals for XCF Global are ensured, provided that such securityholders comply with their voting obligations under the applicable Support & Lock-Up Agreements. Pursuant to the Support & Lock-Up Agreements, holders of approximately a majority of DevvStream Common Shares agreed to vote the applicable shares held by them in favor of the proposals to be voted on at the DevvStream Special Meeting. Additionally, such securityholders agreed to certain transfer and lock-up restrictions, subject to customary exceptions for permitted transfers.

Asset Spin

Pursuant to the BCA, the parties have agreed to use their commercially reasonable efforts to, if mutually desirable, agree on a reasonable structure to spin-out or sell a newly formed, publicly listed holding company shell of DevvStream immediately following the Effective Time on commercially reasonable terms so long as such transaction does not (i) result in any adverse economic, tax or legal consequences to XCF Global or Southern Energy or (ii) cause any material delay in the consummation of the Business Combination.

Interests of Certain Persons in the Business Combination

Certain of XCF Global’s and DevvStream’s directors and executive officers may have interests in the Business Combination that may be different from or in addition to, the interests of XCF Global stockholders and DevvStream shareholders generally. The XCF Global Board, the XCF Global Special Committee, the DevvStream Board and the DevvStream Special Committee were aware of and carefully considered these interests, among other matters, in evaluating the terms and structure and in overseeing the negotiation of, the Business Combination and in approving the BCA.

For additional information, please see the section titled “Interests of XCF Global’s and DevvStream’s Directors and Executive Officers in the Business Combination” beginning on page 298 of this joint proxy statement/prospectus.

Comparison of Rights of Shareholders

DevvStream is organized under the laws of Alberta, Canada and after the Domestication, DevvStream will be organized under the laws of the State of Delaware. Accordingly, differences in rights of holders of DevvStream capital stock before and after the Domestication arise from differences between Alberta and Delaware law and DevvStream’s constituent documents. As a DevvStream shareholder, your rights with respect thereto are governed by Alberta law, as well as DevvStream’s organizational documents. Following the completion of the Domestication, the rights of the DevvStream shareholders with respect to the DevvStream common shares will be governed by the Delaware General

Corporations Law and the DevvStream organizational documents. DevvStream stockholders post-Domestication receiving XCF Global Common Shares in connection with the Business Combination will have different rights once they become XCF Global stockholders due to differences between the governing documents of DevvStream post-Domestication and XCF Global. For a description of the key differences and additional information, please see the section titled “Comparison of Rights of Shareholders” beginning on page 8 of this joint proxy statement/prospectus.

Management of XCF Global Following the Business Combination

Pursuant to the BCA, following the closing of the Business Combination, the XCF post-closing board will consist of seven (7) directors (the “Post-Closing Company Board”), comprised of: (A) four (4) directors designated by the Company (Christopher Cooper, Wray Thorn, Sanford Cockrell and Si-Yeon Kim), (B) two (2) directors designated by Southern Energy (Chad J. Langley and John Wharton), and (C) one (1) director designated by DevvStream (Carl Stanton).

The following individuals have been designated as of the date of this joint proxy statement/prospectus to serve as directors and executive officers of XCF Global upon completion of the Business Combination:

Name	Age	Position
Executive Officers
Christopher Cooper	56	Chief Executive Officer, Director
Harvey Schnitzer	68	Chief Financial Officer and Chief Accounting Officer

Non-Executive Officer Directors
Wray Thorn	55	Director
Sanford Cockrell	67	Director
Si-Yeon Kim	55	Director
Chad J. Langley	50	Director
John Wharton	68	Director
Carl Stanton	56	Director

For additional information, please see Proposal No. 3 — The XCF Global Director Election Proposal and the section titled “Information About XCF Global Upon Completion of the Business Combination — Directors and Executive Officers of XCF Global upon the Completion of the Business Combination” beginning on pages 144 and 304 of this joint proxy statement/prospectus, respectively.

Accounting Treatment of the Business Combination

For a discussion summarizing the accounting treatment of the business combination, please read the section titled “The Business Combination — Accounting Treatment of the Business Combination” beginning on page 122 of this joint proxy statement/prospectus.

Certain U.S. Federal Income Tax Consequences

For a discussion summarizing the U.S. federal income tax considerations of the Domestication, the Mergers and the ownership and disposition of XCF Global Common Shares received in the Business Combination, please see the description in the section entitled “Certain U.S. Federal Income Tax Consequences.”

Certain Canadian Federal Income Tax Consequences

For a summary of certain of the material Canadian federal income tax consequences of the Business Combination applicable to DevvStream shareholders, see the section entitled “Certain Canadian Federal Income Tax Consequences.” Such summary is not intended to be legal or tax advice. DevvStream shareholders should consult their own tax advisors as to the tax consequences of the Business Combination to them having regard to their particular circumstances.

XCF Global Stockholders’ Appraisal and Dissenters’ Rights

Under the DGCL, holders of XCF Global Common Shares are not entitled to appraisal or dissenters’ rights in connection with the XCF Global Authorized Stock Increase Proposal, the XCF Global Stock Issuance Proposal, the XCF Global Director Election Proposal, the XCF Global 2025 Equity Incentive Plan Increase Proposal or the XCF Global Adjournment Proposal. The Business Combination is being effected through the merger of wholly-owned subsidiaries of XCF Global with and into DevvStream and Southern Energy, respectively, and not through a merger of XCF Global itself, and the issuance of XCF Global Common Shares to be approved at the XCF Global Special Meeting does not give rise to statutory appraisal rights under Delaware law.

DevvStream Shareholders’ Appraisal and Dissenters’ Rights

DevvStream shareholders have the right to dissent from the Domestication and, if they follow the procedures specified in the ABCA, to be paid the fair value of their shares in accordance with Section 191 of the ABCA.

If a DevvStream shareholder wishes to dissent and does so in compliance with Section 191 of the ABCA, and DevvStream proceeds with the Domestication, such DevvStream shareholder will be entitled to be paid the fair value of the common shares held. Fair value is determined as of the close of business on the day before the Domestication is approved by the DevvStream shareholders. If a DevvStream shareholder wishes to dissent, such shareholder must send written objection to the Domestication to DevvStream at or before the DevvStream Special Meeting. If a DevvStream shareholder votes in favor of the Domestication, such shareholder loses its rights to dissent. If a DevvStream shareholder does not vote or votes against the Domestication, such shareholder preserves their dissent rights to the extent they comply with Section 191 of the ABCA.

However, it is not sufficient to vote against the Domestication or to refrain from voting. A DevvStream shareholder that wishes to dissent must also provide a separate dissent notice at or before the DevvStream Special Meeting. If a DevvStream shareholder grants a proxy and intends to dissent, the proxy must instruct the proxy holder to vote against the Domestication in order to prevent the proxy holder from voting such shares in favor of the Domestication and thereby voiding the right to dissent. Under the ABCA, DevvStream shareholders have no right of partial dissent. Accordingly, a DevvStream shareholder may dissent only as to all of the DevvStream common shares held.

In addition, the BCA contains a closing condition that, if legally available, dissent rights have not been exercised with respect to more than 3% of the issued and outstanding XCF Global Common Shares or DevvStream common shares. The exercise of dissent rights above this threshold could result in the failure of a condition to closing and entitle the parties to elect not to consummate the Business Combination. For additional information, see the section entitled “The Business Combination — Conditions to the Completion of the Business Combination” beginning on page 81.

Moreover, due to the complexity of the procedures for exercising dissenter’s rights, securityholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. For additional information, please see the section titled “Dissenting Rights of DevvStream Shareholders” beginning on page 123 of this joint proxy statement/prospectus.

Sources of Industry and Market Data

This joint proxy statement/prospectus includes industry and market data, forecasts and other statistical information that XCF Global, DevvStream and Southern Energy have obtained or derived from independent industry publications and surveys, reports of governmental agencies, publicly available information, and their respective internal estimates and research based on industry knowledge. Although XCF Global, DevvStream and Southern Energy believe that the third-party sources from which this information has been obtained are reliable, none of XCF Global, DevvStream or Southern Energy, nor any of their respective affiliates or representatives, has independently verified any of the data from such sources, and no representation is made as to the accuracy or completeness of such information. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of such information, and the estimates and forecasts presented herein involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages vii and 24, respectively, and under “Market and Industry Data” of this joint proxy statement/prospectus.

Summary of Risk Factors

Below is a summary of the principal risk factors related to the Business Combination, XCF Global, DevvStream and Southern Energy. This summary does not address all of the risks. In evaluating the BCA and the Business Combination, you should carefully read this joint proxy statement/prospectus and the documents incorporated herein by reference. In particular, you should consider the factors discussed in the section titled “Risk Factors” beginning on page 24 of this joint proxy statement/prospectus.

Risks Relating to the Business Combination:

•        Expectations related to the terms and timing of the completion of the Business Combination;

•        the occurrence of any event giving rise to the right of a party to terminate the BCA;

•        the ability of the parties to complete the Business Combination;

•        expectations related to the projected capitalization of XCF Global following the completion of the Business Combination;

•        projections relating to the future financial performance of XCF Global, DevvStream and/or Southern Energy;

•        potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Business Combination;

•        the expected directors and officers of XCF Global after the completion of the Business Combination;

•        changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations;

•        the ability to meet stock exchange listing standards following the consummation of the Business Combination;

•        the exercise of dissent rights by DevvStream shareholders, including the risk that dissent rights are exercised with respect to more than 3% of the issued and outstanding XCF Global Common Shares or DevvStream common shares, which would result in the failure of a closing condition under the BCA and could entitle the parties to elect not to consummate the Business Combination;

•        the inability of the parties to successfully or timely consummate the Business Combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the Business Combination or that the approval of stockholders and/or shareholders is not obtained;

•        the risk that the proposed transactions disrupts current plans and operations of XCF Global, DevvStream or Southern Energy as a result of the announcement and consummation of the Business Combination;

•        the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees;

•        costs related to the Business Combination;

•        changes in applicable laws or regulations;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of negotiations and any subsequent definitive agreements with respect to the Business Combination;

•        the expected benefits of the Business Combination; and

•        the expected financial and business performance following the completion of the Business Combination.

Risks Relating to XCF Global, DevvStream and Southern Energy

•        XCF Global’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•        the ability to expand the business of XCF Global and provide new offerings, services and features and make enhancements to its business;

•        developments and projections relating to XCF Global’s competitors and industries;

•        the ability to compete with existing and new competitors in existing and new markets and offerings;

•        the ability to acquire new businesses or pursue strategic transactions;

•        the ability to protect patents, trademarks and other intellectual property rights;

•        the expectations regarding the effects of existing and developing laws and regulations; and

•        global and domestic economic conditions and their impact on demand for XCF Global’s markets and offerings.

•        changes in domestic and foreign business, market, financial, political and legal conditions;

•        the outcome of any legal proceedings that may be instituted against XCF Global, DevvStream, Southern Energy, the combined company or others;

•        risks relating to extensive regulation, compliance obligations and rigorous enforcement by federal, state and non-U.S. governmental authorities;

•        the possibility that XCF Global, DevvStream, Southern Energy or the combined company may be adversely affected by other economic, business and/or competitive factors;

•        risks relating to XCF Global’s, DevvStream’s and Southern Energy’s key intellectual property rights;

•        risks relating to XCF Global, DevvStream and Southern Energy indebtedness and their capacity to obtain sufficient funding and financing to execute their business plan, including the acquisition and operation or their plants;

•        XCF Global’s, Southern Energy’s and their respective managements’ lack of experience in SAF production, SAF facility construction or conversion or production issues or production delays in their facilities;

•        variations in price of SAF, renewable fuels, carbon credits or other related commodities that could reduce the price of XCF Global’s and DevvStream’s and Southern Energy’s products;

•        feedstock availability for renewable diesel and SAF;

•        whether airlines will continue adopting SAF, and if XCF Global’s SAF products will be compatible with existing aircraft;

•        risks and uncertainties relating to the demand for SAF and carbon credits and the competitiveness of these markets;

•        increased scrutiny of ESG matters, including the completion of certain ESG initiatives;

•        unknown liabilities related to future acquisitions;

•        whether XCF Global, DevvStream and Southern Energy will be able to follow and implement technological developments in their production processes and facilities;

•        whether governments will continue providing incentives for renewable energy projects, including SAF production;

•        whether certain carbon credit purchase agreements may be enforced;

•        whether the assumptions to determine XCF Global’s, DevvStream’s and Southern Energy’s markets, projections and growth opportunity are accurate;

•        whether XCF Global’s, DevvStream and Sothern Energy’s insurance policies are adequate to cover their respective liabilities;

•        risks relating to security incidents or breaches that have occurred in the past or may occur in the future;

•        Whether Southern Energy will be able to obtain approval for the issuance of private-activity bonds;

•        risks and liabilities relating to the handling of hazardous substances;

•        various factors beyond management’s control, including general economic conditions;

•        other risks, uncertainties and factors set forth in the section entitled “Risk Factors;”

•        certain other risks identified and discussed in XCF Global’s other public filings with the SEC, available on XCF Global’s profile on SEC at www.sec.gov; and

•        certain other risks identified and discussed in DevvStream’s other public filings with Canadian securities regulatory authorities, available on DevvStream’s profile on SEDAR+ at www.sedarplus.ca.

SELECTED HISTORICAL FINANCIAL INFORMATION OF XCF GLOBAL

You should read the following summary historical financial data of XCF Global together with XCF Global’s consolidated financial statements and the related notes included in this joint proxy statement/prospectus and XCF Global’s Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2025, included in the Annual Report on Form 10-K for the year ended December 31, 2025 and filed with the SEC on March 31, 2026 and XCF Global’s Management’s Discussion and Analysis of Financial Condition and Results of Operations for the three months ended March 31, 2026, included in the Quarterly Report on Form 10-Q and filed with the SEC on May 15, 2026. The summary consolidated statements of operations and comprehensive income (loss) information for the years ended December 31, 2025 and 2024 and the summary consolidated statements of financial position information as of December 31, 2025 have been derived from XCF Global’s audited consolidated financial statements and related notes included in this joint proxy statement/prospectus. The summary consolidated interim statements of operations and comprehensive income (loss) information for the three months ended March 31, 2026 and 2025 and the summary consolidated interim statements of financial position as of March 31, 2026 have been derived from XCF Global’s unaudited consolidated interim financial statements for the three months ended March 31, 2026. XCF Global’s consolidated financial statements have been prepared in accordance with U.S. GAAP. XCF Global’s historical results are not necessarily indicative of the results it expects in the future and its results for any interim period are not necessarily indicative of results that may be expected for any full year.

XCF Global Consolidated Balance Sheet

	As of March 31, 2026	As of December 31, 2025	As of December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$1,047,539	$154,937	$407,182
Restricted cash	4,295	4,295	5,824
Accounts receivable	1,150,086	24,550,762	—
Related party receivables	739,917	739,917	—
Other receivable	950,000	1,076,080	950,000
Inventory, net	38,752	337,971	—
Other current assets	294,465	784,645	62,419
Total current assets	4,225,054	27,648,607	1,425,425

Security deposit	300,000	1,500,000	1,500,000
Property, plant and equipment	398,438,283	390,323,968	351,702,307
TOTAL ASSETS	$402,963,337	$419,472,575	$354,627,732

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$29,168,907	$40,277,568	$8,474,052
Related party payable	16,701,982	16,701,982	38,932,248
Professional fees payable	—	10,542,379	—
Loans payable to related party	593,231	593,231	2,350,000
Notes payable, current portion	121,254,888	121,915,613	110,304,484
Warrant liabilities	5,316,300	751,800	—
Accrued expenses and other current liabilities	71,802,763	58,231,865	20,364,663
Total current liabilities	244,838,071	249,014,438	180,425,447
Financial liability, net of closing costs	132,815,971	132,806,188	132,767,058
TOTAL LIABILITIES	$377,654,042	$381,820,626	$313,192,505

	As of March 31, 2026	As of December 31, 2025	As of December 31, 2024
Commitments and contingencies (Note 11)	—	—	—
STOCKHOLDERS’ EQUITY
Preferred stock; $0.0001 par value, 50,000,000 shares authorized; none issued and outstanding as of December 31, 2025, and 2024, respectively	—	—	—
Common Stock; $0.0001 par value, 500,000,000 shares authorized; 206,473,533 and 140,227,818 shares issued and outstanding as of December 31, 2025, and 2024, respectively	29,092	20,646	140,228
Additional paid-in capital	59,818,303	54,356,988	70,313,190
Accumulated deficit	(34,538,100)	(16,725,685)	(29,018,191)
TOTAL STOCKHOLDERS’ EQUITY	25,309,295	37,651,949	41,435,227
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$402,963,337	$419,472,575	$354,627,732

XCF Global Consolidated Statements of Operations

	Three Months Ended March 31,		Year Ended December 31,
	2026	2025	2025	2024
Revenue	$348,688	$—	$20,815,955	$—
Cost of sales	660,938	—	24,586,068	—
Gross loss	(312,250)	—	(3,770,113)	—

Operating expenses:
Operating expenses	3,435,684	1,546,865	7,010,223	2,987,852
General and administrative expenses	3,970,083	3,782,785	22,385,312	18,186,056
Severance expense, net	(14,516)	—	19,162,500	—
Professional fees	2,634,006	576,635	15,559,033	—
Total operating expenses	10,025,257	5,906,285	64,117,068	21,173,908

Loss from operations	(10,337,507)	(5,906,285)	(67,887,181)	(21,173,908)

Other income (expense)
Change in the fair value of note payable	(142,858)	(45,000)	4,567,951	—
Change in the fair value of loans payable related party	—	—	(514,709)	—
Change in fair value of warrants	(4,564,500)	—	209,916,200	—
Loss on issuance of debt	—	—	(138,000)	—
Loss on issuance of debt to related party	—	—	(40,531,000)	—
ELOC commitment fees	—	—	(7,400,000)	—
Unrealized loss on derivative asset	—	—	(16,156,071)	—
Realized gain on derivative asset	—	—	1,316,827	—
Interest expense, net	(3,083,569)	(1,498,905)	(9,155,274)	(2,930,889)
Other income (expense), net	316,019	(17,011)	(13,975)
Total other income (expense)	(7,474,908)	(1,560,916)	141,891,949	(2,930,889)

Net income (loss)	$(17,812,415)	$(7,467,201)	$74,004,768	$(24,104,797)

Income (loss) per common share, basic and diluted(1)	$(0.07)	$(0.05)	$0.52	$—

Weighted average number of common shares outstanding, basic and diluted(1)	241,039,943	159,272,518	142,298,067	—

____________

(1)      The historical common equity structure was in the form of membership percentages, and no shares were issued. As such, reporting periods prior to the year ended December 31, 2025 will not present share or per share data.

SELECTED HISTORICAL FINANCIAL INFORMATION OF SOUTHERN ENERGY

You should read the following summary historical financial data of Southern Energy together with Southern Energy’s consolidated financial statements and the related notes included elsewhere in this joint proxy statement/prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Southern Energy” section of this joint proxy statement/prospectus. The summary consolidated statements of operations and comprehensive income (loss) information for the period since inception (May 15, 2025) to July 31, 2025, for the nine-months ended April 30, 2026 and for the three-months ended April 30, 2026, and the summary consolidated statements of financial position information as of April 30, 2026 and July 31, 2025 have been derived from Southern Energy’s unaudited condensed interim financial statements for the nine-months ended April 30, 2026, and the audited consolidated financial statements and related notes included in this joint proxy statement/prospectus. Southern Energy’s historical results are not necessarily indicative of the results that may be expected in the future.

Southern Energy Balance Sheet

	As of April 30, 2026	As of July 31, 2025
ASSETS
Current assets
Cash	$25,000	$—
Prepaid deposit	100,000	—
Total current assets	125,000	—
Fixed assets
Construction-in-progress	200,000	—
Deposit for land	550,000	—
Total fixed assets	750,000	—
TOTAL ASSETS	$875,000	$—

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIENCY)
Current liabilities
Loan payable – related party	$1,247,251	$175,422
Accounts payable – related party	62,806	35,500
Accounts payable	146,217	—
Total current liabilities	1,456,274	210,922

Non-current liabilities
Loan payable	900,000	—
Total non-current liabilities	900,000	—
TOTAL LIABILITIES	$2,356,274	$210,922

Commitments and contingencies
Shareholder’s equity (deficiency)
Common stock, $0.001 par value, 100,000,000 shares authorized, 0 shares issued.	—	—
Accumulated deficit	(1,481,274)	(210,922)
TOTAL SHAREHOLDER’S EQUITY (DEFICIENCY)	(1,481,274)	(210,922)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$875,000	$—

Southern Energy Statement of Loss

	For the nine-months ended April 30, 2026	For the three-months ended April 30, 2026	For the period from inception (May 15, 2025) to July 31, 2025
Operating expenses
Legal fees	$805,706	$95,924	$—
Consulting fees	382,134	187,531	148,050
General administrative expenses	$161,110	$29,441	$62,872
Total operating expenses	1,348,950	312,896	(210,922)
Other income
Third-party contribution income	$78,598	$78,598	—
Total other income	78,598	78,598	—
Loss from operations	—	—	(210,922)

Net loss	$(1,270,352)	$(234,298)	$(210,922)

SELECTED HISTORICAL FINANCIAL INFORMATION OF DEVVSTREAM

You should read the following summary historical financial data of DevvStream together with DevvStream’s consolidated financial statements and the related notes included in this joint proxy statement/prospectus and DevvStream’s Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended July 31, 2025, included in the Annual Report on Form 10-K for the year ended July 31, 2025 and filed with the SEC on November 6, 2025 and DevvStream’s Management’s Discussion and Analysis of Financial Condition and Results of Operations for the three and nine months ended April 30, 2026, included in the Quarterly Report on Form 10-Q and filed with the SEC on June 15, 2026. The summary consolidated statements of operations and comprehensive income (loss) information for the year ended July 31, 2025 and the summary consolidated statements of financial position information as of July 31, 2025 have been derived from DevvStream’s audited consolidated financial statements and related notes included in this joint proxy statement/prospectus. The summary consolidated interim statements of operations and comprehensive income (loss) information for the three and nine months ended April 30, 2026 and the summary consolidated interim statements of financial position as of April 30, 2026 have been derived from DevvStream’s unaudited consolidated interim financial statements for the three and nine months ended April 30, 2026. DevvStream’s consolidated financial statements have been prepared in accordance with U.S. GAAP. DevvStream’s historical results are not necessarily indicative of the results it expects in the future and its results for any interim period are not necessarily indicative of results that may be expected for any full year.

DevvStream Consolidated Balance Sheet

As at	April 30, 2026	July 31, 2025	July 31, 2024
ASSETS
Current assets
Cash	$201,132	$3,446,111	$21,106
Trade receivable	7,229	7,360	—
GST receivable	131,376	140,646	85,658
Corporate taxes receivable	171,573	171,573	—
Deferred financing costs	138,720	138,720	—
Prepaid expenses	272,140	175,896	35,141
Deposit on carbon credits purchase	164,191	173,649	—
Carbon credits	112,609	83,672	—
Total current assets	1,198,970	4,337,627	141,905

Restricted cash	79,990	6,405,000	—
Cryptocurrencies – restricted	2,738,489	—	—
Long-term advances	900,000	—	—
Equipment	—	—	953
Deferred financing costs, long-term	69,170	172,925	—
Deposit on carbon credits purchase, long-term	207,212	247,754	—
Investment in associate	598,591	707,989	—
Total assets	$5,792,422	$11,871,295	$142,858

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
Current liabilities
Accounts payable and accrued liabilities	$9,672,211	$10,682,665	$6,097,902
Accounts payable and accrued liabilities – related parties	34,271	794,990	478,072
Convertible debentures	4,660,394	—	—
Mandatory convertible debentures	—	—	127,500
Convertible debentures – related parties	388,901	375,027	881,544
Default penalty liability on convertible debt	1,159,038	—	—
Derivative liabilities	—	72,500	919,250
Warrant liabilities	431,270	5,626,473	—
Stock option liabilities	6,735	133,465	—
Stop loss provision liabilities	1,123,777	1,065,235	—
Promissory note payable	536,482	—	—
Deferred financing benefit	78,773	1,065,235	—
Total current liabilities	18,091,852	18,750,355	8,504,268

As at	April 30, 2026	July 31, 2025	July 31, 2024
Convertible debentures, long term	—	8,800,339	—
Convertible debentures – related parties, long term	—	3,914,146	—
Total liabilities	18,091,852	31,464,840	8,504,268

Shareholders’ deficiency
Common shares (No par value, unlimited common shares authorized; 16,131,164 common shares issued and outstanding) (July 31, 2025 – 3,541,668)	—	—	—
Additional paid in capital	30,702,600	14,174,914	13,321,266
Series A preferred stock subscription	900,000	—	—
Subscription receivable	(20,000)	(20,000)	—
Accumulated other comprehensive income	44,855	45,001	43,553
Deficit	(43,926,885)	(33,793,460)	(21,726,229)
Total shareholders’ deficiency	(12,299,430)	(19,593,545)	(8,361,410)
Total liabilities and shareholders’ deficiency	$5,792,422	$11,871,295	$142,858

DevvStream Consolidated Statements of Operations and Comprehensive Loss

	For the nine months ended April 30,		For the three months ended April 30,		For the year ended July 31,
	2026	2025	2026	2025	2025	2024
Revenue	$8,863	$10,164	$720	$10,164	$25,794	—
Cost of sales	(10,177)	(2,688)	(1,520)	(2,688)	(10,187)	—
Gross profit (loss)	(1,314)	7,476	(800)	7,476	15,607	—

Operating expenses
Sales and marketing	380,721	832,188	184,260	155,496	1,000,073	481,104
Depreciation	—	953	—	231	953	1,771
General and administrative	1,194,178	627,377	418,735	235,972	964,473	461,167
Professional fees	4,721,929	6,846,934	1,451,076	841,536	8,447,280	5,656,352
Salaries and wages	261,438	1,013,152	83,635	353,808	1,593,794	2,136,124
Total operating expenses	(6,558,266)	(9,320,604)	(2,137,706)	(1,587,043)	(12,006,573)	(8,736,518)

Other income (loss)
Other income	14,157	—	14,157	—	—	—
Staking income	55,932	—	15,687	—	—	—
Interest expense	(767,149)	(151,865)	(209,378)	(75,264)	(313,778)	(29,296)
Accretion expense	(664,262)	(226,853)	(196,151)	(57,908)	(346,424)	(52,554)
Change in fair value of derivative liabilities	(1,500)	719,000	—	—	719,000	(845,700)
Change in fair value of warrant liabilities	5,195,203	5,651,008	1,437,604	5,641,785	1,728,392	—
Change in fair value of mandatory convertible debentures	—	70,500	—	—	70,500	(27,500)
Impairment of carbon credits	(14,706)	(1,207,782)	(1,738)	18	(1,224,060)	—
Stop-loss provision loss	(58,542)	(1,101,248)	(9,202)	(76,535)	(1,065,235)	—
Inducement expenses on loan conversion	(3,599,981)	—	(3,599,981)	—	—	—
Equity loss on investment in associate	(109,398)	(405,654)	(9,221)	(298,804)	(512,011)	—
Gain on share settlement	—	899,015	—	—	—	—
Gain on settlement of debt	17,007	—	—	—	899,015	—

	For the nine months ended April 30,		For the three months ended April 30,		For the year ended July 31,
	2026	2025	2026	2025	2025	2024
Loss on revaluation of cryptocurrencies	(2,442,443)	—	(329,371)	—	—	—
Loss on default penalty on convertible debt	(1,159,038)	—	(1,159,038)	—	—	—
Foreign exchange gain (loss)	(39,125)	(24,428)	(12,178)	31,100	(31,664)	(107,634)
Net loss before income taxes	(10,133,425)	(5,091,435)	(6,197,316)	(3,522,625)	(12,067,231)	(9,799,202)

Current income tax expense	—	—	—	—	—	(72,546)
Net loss	(10,133,425)	(5,091,435)	(6,197,316)	(3,522,625)	(12,067,231)	(9,871,748)

Other comprehensive income
Foreign currency translation	(146)	1,435	(18)	(373)	1,448	127,123
Net loss and comprehensive loss	(10,133,571)	(5,090,000)	(6,197,334)	(3,522,252)	(12,065,783)	(9,744,625)

Weighted average number of common shares outstanding – Basic and Diluted	5,866,870	2,252,416	9,715,606	2,914,622	2,521,627	1,162,984

Loss per share – Basic and Diluted	(1.73)	(2.26)	(0.64)	(1.21)	(4.79)	(8.49)

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following table shows summary unaudited pro forma consolidated combined financial information regarding the financial condition and results of operations of the combined company after giving effect to the Business Combination. The summary unaudited pro forma consolidated combined balance sheets as of March 31, 2026 combines the historical consolidated balance sheets of XCF Global, DevvStream and Southern Energy as of April 30, 2026 giving effect to the Business Combination as if it had occurred on March 31, 2026.

The summary unaudited pro forma consolidated combined financial information has been derived from and should be read in conjunction with the more detailed unaudited pro forma consolidated combined financial statements of the combined company included elsewhere in this joint proxy statement/prospectus and the accompanying notes to those unaudited pro forma consolidated combined financial statements. See section titled “Unaudited Pro Forma Condensed Combined Financial Statements.”

The summary unaudited pro forma condensed combined financial statements were based on and should be read in conjunction with the historical consolidated financial statements and related notes of XCF Global, DevvStream and Southern Energy for the applicable periods, which have been included elsewhere in this joint proxy statement/prospectus.

The summary unaudited pro forma combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had such transactions occurred as of the dates indicated. In addition, the unaudited pro forma combined financial statements do not purport to project the future financial position or operating results of the combined company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 24 of this joint proxy statement/prospectus. The unaudited pro forma combined financial statements do not reflect the impacts of any potential operational efficiencies, revenue enhancements, cost savings or economies of scale that the combined company may achieve as a result of the Business Combination.

Presented in $
As of March 31, 2026
Unaudited Pro Forma Combined Balance Sheet
Total assets	$485,410,219
Total liabilities	378,435,316
Net assets	106,974,903
For the three-months ended March 31, 2026
Unaudited Pro Forma Combined Statement of Operations
Revenue	$349,408
Total operating expenses	(13,182,740)
Gross loss	(313,050)
Net loss	(24,644,020)
Basic and diluted loss per share	(0.05)

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY

XCF Global Common Shares

The closing price of XCF Global Common Shares on Nasdaq on April 10, 2026, the last trading day before the public announcement of the BCA, was $0.81 per share. The closing price of XCF Global Common Shares on Nasdaq on July 23, 2026, the last practicable trading day prior to the distribution of this joint proxy statement/prospectus, was $0.42.

The market price of XCF Global Common Shares is subject to fluctuation. You should anticipate that the market value of the XCF Global Common Shares that you will be entitled to receive under the Business Combination may increase or decrease. You are urged to obtain current market quotations for XCF Global Common Shares and to review carefully the other information contained in this joint proxy statement/prospectus or documents filed with the SEC. For additional information, please see the section titled “Where You Can Find More Information” beginning on page 340 of this joint proxy statement/prospectus.

XCF Global intends to retain future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends for the foreseeable future. Any future determination to pay dividends will be at the discretion of the XCF Global Board, which may take into account a variety of factors, including, among others, its financial condition, results of operations, capital requirements and business prospects, restrictions contained in future agreements and financing instruments and such other factors as the XCF Global Board deems relevant. As a result, you may not receive any return on investment in XCF Global Common Shares unless you sell your XCF Global Common Shares for a price greater than that which you paid for it.

DevvStream Common Shares

The closing price of DevvStream common shares on Nasdaq on April 10, 2026, the last trading day before the public announcement of the BCA, was $0.64 per share. The closing price of DevvStream common shares on the OTC Pink Market on July 23, 2026, the last practicable trading day prior to the distribution of this joint proxy statement/prospectus, was $0.12.

The market price of DevvStream common shares is subject to fluctuation. For additional information, please see the section titled “Where You Can Find More Information” beginning on page 340 of this joint proxy statement/prospectus.

DevvStream has never declared or paid dividends on its capital stock. DevvStream currently intends to retain all available funds and future earnings and does not anticipate declaring or paying any cash dividends in the foreseeable future. DevvStream may enter into credit agreements or other borrowing arrangements in the future that will restrict its ability to declare or pay cash dividends or make distributions on its capital stock. Any future determination regarding the declaration and payment of dividends on DevvStream common shares will be at the discretion of the DevvStream Board and will depend on then-existing conditions, including DevvStream’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors the DevvStream Board deems relevant.

Southern Energy Capital Stock

None of Southern Energy’s shares are listed or traded publicly. Southern Energy is a privately held company and there is no established public trading market for its securities.

Southern Energy had 100,000,000 issued and outstanding shares of Southern Energy common stock as of June 1, 2026.

Comparative Per Share Market Price

The following tables set forth the closing sale prices per XCF Global Common Share and DevvStream common share (i) on April 10, 2026 on Nasdaq, the last full trading day immediately preceding the public announcement of the BCA and (ii) on July 23, 2026, the latest practicable date prior to the date of this joint proxy statement/prospectus, on Nasdaq for the price per XCF Global Common Share and on the OTC Pink Market for the price per DevvStream common share. Southern Energy is a privately held company and there is no established public trading market for its securities.

	XCF Global Common Shares	DevvStream Common Shares	Southern Energy Capital Stock
	Nasdaq	Nasdaq	-
April 10, 2026	$0.81	$0.64	N/A
	XCF Global Common Shares	DevvStream Common Shares	Southern Energy Capital Stock
	Nasdaq	OTC Pink Market	-
July 23, 2026	$0.42	$0.12

RISK FACTORS

Investing in XCF Global and XCF Global Common Shares involves a high degree of risk. In addition to the other information included in this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page vii, you should carefully consider the risks described below before deciding whether to invest in XCF Global and XCF Global Common Shares, including the risk factors associated with each of the businesses of DevvStream and Southern Energy, because these risk factors may affect the operations and financial results of XCF Global. In addition, you should read and consider XCF Global’s risk factors that may be found in its Annual Report on Form 10-K for the year ended December 31, 2025 and any subsequent filings with the SEC and DevvStream’s risk factors that may be found in its Annual Report on Form 10-K for the year ended July 31, 2025 and any subsequent filings with the SEC. Furthermore, you should read and consider the other information in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 340 for additional information. Additional risks and uncertainties not presently known to XCF Global, DevvStream or Southern Energy or that are not currently believed to be important also may adversely affect the Business Combination and XCF Global following the Business Combination.

Risks Relating to the Business Combination

The BCA may be terminated in accordance with its terms and the Business Combination may not be consummated.

The completion of the Business Combination is subject to the satisfaction or waiver of a number of conditions. Those conditions include, but are not limited to: (a) the stockholders of XCF Global have authorized and adopted the resolutions to be put before the XCF Global stockholders authorizing the issuance of XCF Global Common Shares in connection with the Business Combination and any other matters required to be approved by XCF Global stockholders in order to consummate the Business Combination; (b) the shareholders of DevvStream have passed the resolutions to be put before the DevvStream shareholders authorizing the Domestication, the DevvStream Merger and the BCA; (c) the absence of any law or order that makes the Business Combination or the Domestication illegal or otherwise prohibits or enjoins the parties from consummating the same; (d) the parties to the BCA have received the requisite regulatory approvals; (e) the receipt of applicable stock exchange listing approvals; (f) the registration statement of which this joint proxy statement/prospectus forms a party shall have been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) and no stop order shall be in effect; (g) the actions required to establish the post-closing board of directors and executive officers have been taken; (h) the Domestication shall have been completed; and (i) if legally available, dissent rights have not been exercised with respect to more than 3% of the issued and outstanding XCF Global Common Shares or DevvStream common shares. The approval of the Southern Energy shareholders is not a condition to consummate the Business Combination because the Southern Energy shareholders authorized and approved the Business Combination prior to Southern Energy executing the BCA.

No assurance can be given that the required conditions to closing will be satisfied. Any delay in completing the Business Combination could cause XCF Global not to realize or to be delayed in realizing, some or all of the benefits that XCF Global, DevvStream and Southern Energy expect to achieve if the Business Combination are successfully completed within their expected time frame.

In addition, if the Business Combination is not completed by the Outside Date, subject to certain limitations, either XCF Global, DevvStream or Southern Energy may choose not to proceed with the Business Combination and the parties can mutually decide to terminate the BCA at any time prior to the consummation of the Business Combination. In addition, XCF Global, DevvStream or Southern Energy may elect to terminate the BCA in certain other circumstances. If the BCA is terminated, XCF Global, DevvStream and Southern Energy may incur substantial fees in connection with termination of the BCA, including a potential termination fee in certain circumstances and will not recognize the anticipated benefits of the Business Combination. See “The Business Combination — Termination of the BCA” beginning on page 82 of this joint proxy statement/prospectus.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the Business Combination contemplated by the BCA can be completed, various approvals must be obtained from regulatory agencies in the United States and Canada. In deciding whether to grant these approvals, the relevant governmental entities will consider a variety of factors, including the regulatory standing of each of the parties. An adverse development in either party’s regulatory standing or other factors could result in an inability to obtain one or more of the required regulatory approvals or delay receipt of required approvals.

The terms of the approvals that are granted may impose conditions, limitations, obligations or costs or place restrictions on the conduct of XCF Global’s, DevvStream’s or Southern Energy’s business or require changes to the terms of the transactions contemplated by the BCA and the corporate governance updates. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions and that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the Business Combination contemplated by the BCA and the corporate governance updates, imposing additional material costs on or otherwise reducing the anticipated benefits of the Business Combination if the Business Combination are consummated successfully within the expected timeframe. Nor can there be any assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the Business Combination. Additionally, the completion of the Business Combination is conditioned on the absence of certain orders or injunctions issued by any court of competent jurisdiction or other legal restraints that would prohibit or make illegal the consummation of any of the transactions contemplated by the BCA.

Termination of the BCA could negatively impact XCF Global, DevvStream and/or Southern Energy.

The BCA contains rights to terminate the Business Combination by either XCF Global, DevvStream or Southern Energy. For more information, see “The Business Combination — Termination of the BCA”. If the BCA is terminated in accordance with its terms and the Business Combination are not consummated, the ongoing businesses of XCF Global, DevvStream and Southern Energy may be adversely affected by a variety of factors. XCF Global’s, DevvStream’s and Southern Energy’s respective businesses may be adversely impacted by the failure to pursue other beneficial opportunities during the pendency of the Business Combination, by the failure to obtain the anticipated benefits of completing the Business Combination, by payment of certain costs relating to the Business Combination and by the focus of their respective managements on the Business Combination for an extended period of time rather than on management opportunities or other issues. The market price of XCF Global Common Shares and DevvStream common shares might decline as a result of any such failures to the extent that the current market prices reflect a market assumption that the Business Combination will be completed.

DevvStream will owe a termination fee of $510,000 to XCF Global if (a) XCF Global or Southern Energy terminates the BCA due to DevvStream changing its board recommendation, (b) DevvStream terminates the BCA to enter into a Superior Proposal (as defined in the BCA) or (c) within 12 months after termination of the BCA for certain reasons (such as a breach by DevvStream, failure to obtain approval of the proposals presented at the DevvStream Special Meeting or reaching the Outside Date (as defined in the BCA)), DevvStream consummates or enters into a definitive agreement for an acquisition proposal that was made known prior to termination. XCF Global will owe a termination fee of $510,000 to DevvStream and $1,190,000 to Southern Energy if (a) DevvStream or Southern Energy terminates the BCA due to XCF Global changing its board recommendation, (b) XCF Global terminates the BCA to enter into a Superior Proposal or (c) within 12 months after termination of the BCA for certain reasons (such as a breach by XCF Global, failure to obtain approval of the proposals presented at the XCF Global Special Meeting or reaching the Outside Date), XCF Global consummates or enters into a definitive agreement for an acquisition proposal that was made known prior to termination. The parties to the BCA acknowledge that no termination fee will be owed if either of DevvStream or XCF Global validly terminate the BCA due to the failure to obtain the DevvStream fairness opinion or the XCF Global fairness opinion, respectively, as provided in the BCA. For more information, see “The Business Combination — Termination of the BCA — Termination Fee and Reimbursement”.

XCF Global, DevvStream and/or Southern Energy may also be negatively impacted if the BCA is terminated and their respective boards seek but are unable to find another business combination or strategic transaction offering equivalent or more attractive consideration than the consideration to be provided in the Business Combination or if the respective companies become subject to litigation related to entering into or failing to consummate the Business Combination, including direct actions by XCF Global stockholders, DevvStream shareholders or Southern Energy shareholders, as applicable, against the directors and/or officers of XCF Global, DevvStream or Southern Energy for breaches of fiduciary duty or derivative actions brought by XCF Global, DevvStream or Southern Energy shareholder in the name of the respective companies.

XCF Global’s and DevvStream’s directors and executive officers have interests in the Business Combination that may be different from or in addition to, the interests of XCF Global stockholders and DevvStream shareholders generally.

When considering the recommendations of the XCF Global Board and the Special Committee to the DevvStream Board with respect to the proposals described in this joint proxy statement/prospectus, XCF Global stockholders and DevvStream shareholders should be aware that the directors and executive officers of each of XCF Global, DevvStream and Southern Energy may have interests in the Business Combination and have arrangements that are different from or in addition to, those of their respective securityholders generally. These interests and arrangements include the continued employment of certain executive officers of XCF Global by XCF Global or its subsidiaries, the continued employment of certain executive officers of DevvStream by DevvStream or its subsidiaries, the continued service of certain independent directors of XCF Global and DevvStream as directors of XCF Global or its subsidiaries and DevvStream or its subsidiaries, the treatment in the Business Combination of outstanding equity, other equity-based and incentive awards, other compensation and benefit arrangements, including potential severance payments for certain officers upon termination and the right to continued indemnification and insurance coverage for former XCF Global directors and officers by XCF Global and/or former DevvStream directors and officers by DevvStream.

In particular, certain stakeholders in XCF Global, DevvStream and Southern Energy have overlapping interests, including:

•        Focus Impact Partners, which is owned 50% each by Wray Thorn and Carl Stanton provides certain consulting services to XCF Global and DevvStream pursuant to strategic consulting agreements;

•        Mr. Thorn, who may serve on the board of XCF Global following the Business Combination, currently serves on the boards of directors of both XCF Global and DevvStream;

•        Mr. Stanton, who may serve on the board of XCF Global following the Business Combination, is the chairman of the DevvStream board and was previously a board observer for XCF Global; and

•        EEME and GL (which are owned by Majique Ladnier) are a significant equity investors in each of the three companies, including owning 100% of the Southern Energy equity. In addition, Ms. Ladnier is Southern Energy’s President and sole director.

XCF Global stockholders and DevvStream shareholders should be aware of these interests when they consider voting or consenting, as applicable, to approve and adopt the BCA.

The XCF Global Board and the Special Committee to the DevvStream Board were aware of these interests and considered these interests, among other matters, when they approved and declared advisable the BCA and the Business Combination contemplated by the BCA on the terms and subject to the conditions set forth in the BCA and recommend that XCF Global stockholders and DevvStream shareholders approve the BCA. The interests of XCF Global’s and DevvStream’s directors and executive officers are described in more detail in the sections of this joint proxy statement/prospectus titled “Interests of XCF Global’s and DevvStream’s Directors and Executive Officers in the Business Combination” beginning on page 298 of this joint proxy statement/prospectus.

Southern Energy may be unable to obtain approval for the issuance of private-activity bonds.

As a condition to the Business Combination, Southern Energy must obtain approval by the State of Louisiana to issue bonds in an aggregate principal amount of at least $400 million. Southern Energy intends on receiving $402 million in financing from the State of Louisiana via the issuance of private-activity bonds issued by the LCDA. To date, however, Southern Energy has not received approval from the LCDA for these bonds. If Southern Energy does not receive this approval, or the approval is received later than Southern Energy expects, completion of the Business Combination may be delayed or may not be achieved in the near term or at all.

Following the consummation of the business combination, EEME will own a significant portion of our equity and its and its affiliates’ interests may conflict with ours or yours in the future.

Following the consummation of the business combination, EEME and its affiliates will own a significant portion of the voting power of our capital stock. For so long as EEME continues to have voting power over a significant percentage of our capital stock, even if such amount is less than 50%, it will still be able to significantly influence the composition of our board of directors and the approval of actions requiring stockholder approval. Accordingly, EEME and its affiliates will have significant influence with respect to our board of directors, management, business plans and policies, including the appointment and removal of our officers. In particular, for so long as EEME and its affiliates continue to beneficially own a significant percentage of our capital stock, they may be able to cause or prevent a change of control of our company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of our company. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares of common stock as part of a sale of our company and ultimately might affect the market price of our common stock.

XCF Global, DevvStream and Southern Energy will incur significant costs in connection with the Business Combination.

XCF Global, DevvStream and Southern Energy have incurred and expect to incur a number of non-recurring costs associated with the Business Combination. These costs and expenses include fees paid to financial, legal and accounting advisors, potential employment-related costs, filing fees, printing expenses and other related charges. Some of these costs are payable by XCF Global, DevvStream and Southern Energy regardless of whether the Business Combination are completed. There are also a large number of processes, policies, procedures, operations, technologies and systems that may or must be integrated in connection with the Business Combination and the integration of the parties’ businesses. While each of XCF Global, DevvStream and Southern Energy has assumed that a certain level of expenses would be incurred in connection with transactions contemplated by the BCA, there are many factors beyond their control that could affect the total amount or the timing of the integration and implementation expenses.

There may also be additional unanticipated significant costs in connection with the Business Combination that XCF Global may not recoup. These costs and expenses could reduce the realization of efficiencies, strategic benefits and additional income XCF Global, DevvStream and Southern Energy expect to achieve from the Business Combination. Although XCF Global, DevvStream and Southern Energy expect that these benefits will offset the transaction expenses and implementation costs over time, this net benefit may not be achieved in the near term or at all.

The failure to integrate DevvStream’s business and Southern Energy’s business successfully in the expected time frame could adversely affect XCF Global’s future results.

The success of the Business Combination will depend, in large part, on the parties’ ability to realize the anticipated benefits from combining DevvStream’s business with Southern Energy’s business with XCF Global’s business. A successful integration will require focusing a substantial amount of resources and management attention to the integration process, which may divert resources and focus from the development and operation of DevvStream’s and Southern Energy’s regular business operations. XCF Global’s business or results of operations could also be adversely affected by any issues attributable to either company’s operations that arise or are based on events or actions that occur before the closing of the Business Combination. The integration process is subject to a number of risks and uncertainties and no assurance can be given as to the realization of anticipated benefits in full or in part or, if realized, the timing of their realization. Failure to achieve these anticipated benefits could result in increased costs and could adversely affect XCF Global’s future business, financial conditions, operating results and prospects.

Potential difficulties that may be encountered in the integration process include the following:

•        challenges and difficulties associated with managing the larger, more complex, combined company;

•        conforming standards, controls, procedures and policies and compensation structures among the companies;

•        retaining and integrating talent from the three companies, including key employees, while maintaining focus on expanding and maintaining the business;

•        consolidating corporate and administrative infrastructures;

•        coordinating geographically dispersed organizations;

•        addressing possible differences in business backgrounds, corporate cultures and management philosophies;

•        potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the Business Combination;

•        effecting potential actions that may be required in connection with obtaining regulatory approvals;

•        performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the Business Combination and integrating the companies’ operations; and

•        difficulties in delivering on XCF Global’s strategy, including the ability of the Business Combination to accelerate growth in the combined business.

XCF Global’s, DevvStream’s and Southern Energy’s business relationships may be subject to disruption due to uncertainty associated with the Business Combination, which could have an adverse effect on XCF Global’s, DevvStream’s and Southern Energy’s results of operations, cash flows and financial position.

Parties with which XCF Global, DevvStream and Southern Energy do business may experience uncertainty associated with the Business Combination, including with respect to current or future business relationships with XCF Global, DevvStream, Southern Energy or the combined company following the completion of the Business Combination. XCF Global’s, DevvStream’s and Southern Energy’s relationships may be subject to disruption as persons with whom XCF Global, DevvStream and/or Southern Energy have a business relationship may have concerns about a larger, more international organization or otherwise and may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with XCF Global, DevvStream or Southern Energy, as applicable or consider entering into business relationships with parties other than XCF Global, DevvStream or Southern Energy. These disruptions could have a material adverse effect on the results of operations, cash flows and financial position of XCF Global, DevvStream, Southern Energy or DevvStream following the completion of the Business Combination, including an adverse effect on the parties’ ability to realize the expected benefits of the Business Combination. The risk and adverse effect, of any disruption could be exacerbated by a delay in the completion of or failure to complete the Business Combination.

XCF Global, DevvStream and Southern Energy will be subject to certain contractual restrictions while the Merger is pending.

The BCA restricts each of XCF Global, DevvStream and Southern Energy from making certain acquisitions and divestitures, entering into certain contracts, incurring certain indebtedness and expenditures, paying dividends, repurchasing or issuing securities outside of existing share repurchase and equity award programs and taking other specified actions until the earlier of the completion of the Business Combination or the termination of the BCA without the consent of the other party. These restrictions may prevent XCF Global, DevvStream and Southern Energy from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination and could have the effect of delaying or preventing other strategic transactions. Adverse effects arising from the pendency of the Business Combination could be exacerbated by any delays in consummation of the Business Combination or the termination of the BCA. See “The Business Combination — Merger Representations, Warranties and Covenants” beginning on page 81.

Uncertainties associated with the Business Combination may cause a loss of management personnel and other key employees and XCF Global, DevvStream and Southern Energy may have difficulty attracting and motivating management personnel and other key employees, which could adversely affect the future businesses and operations of XCF Global, DevvStream and Southern Energy.

The success of the Business Combination will depend in part on the retention of personnel critical to the business and operations of XCF Global due to, for example, their technical skills or management expertise. Competition for qualified personnel can be intense.

Current and prospective employees of XCF Global, DevvStream and Southern Energy may experience uncertainty about their future role with XCF Global, DevvStream and Southern Energy until strategies with regard to these employees are announced or executed, which may impair XCF Global’s, DevvStream’s and Southern Energy’s ability to attract, retain and motivate key personnel prior to and following the Business Combination. Employee retention may be particularly challenging during the pendency of the Business Combination, as employees of XCF Global, DevvStream and Southern Energy may experience uncertainty about their future roles with XCF Global. If XCF Global, DevvStream and Southern Energy are unable to retain personnel, XCF Global, DevvStream and Southern Energy could face disruptions in their operations, loss of existing business partners, loss of key information, expertise or know-how and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the Business Combination.

If key employees of XCF Global, DevvStream or Southern Energy depart, XCF Global may have to incur significant costs in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent relating to the business of each of XCF Global, DevvStream or Southern Energy and XCF Global’s ability to realize the anticipated benefits of the Business Combination may be adversely affected. In addition, there could be disruptions to or distractions for the workforce and management associated with integrating employees into XCF Global. Accordingly, no assurance can be given that XCF Global will be able to attract or retain key employees of DevvStream or Southern Energy to the same extent that those companies have been able to attract or retain their own employees in the past.

The Business Combination and the integration of DevvStream and Southern Energy may subject XCF Global to certain liabilities associated with DevvStream and Southern Energy or liabilities that may arise in connection with the completion of the Business Combination, as there has been no public market for Southern Energy capital stock and the lack of a public market makes it difficult to determine the fair market value of Southern Energy.

The Business Combination and the integration of DevvStream and Southern Energy with XCF Global may pose special risks, including write-offs or restructuring charges, unanticipated costs and the loss of key employees. There can be no assurance that the integration will be accomplished effectively or in a timely manner. In addition, the Business Combination and the integration of DevvStream and Southern Energy will subject XCF Global to liabilities that may exist at DevvStream or Southern Energy or may arise in connection with the completion of the Business Combination, some of which may be unknown. Although DevvStream and Southern Energy advisers have conducted due diligence on the operations of DevvStream and Southern Energy, there can be no guarantee that XCF Global is aware of all liabilities of DevvStream and Southern Energy. These liabilities and any additional risks and uncertainties related to the Business Combination not currently known to XCF Global or that XCF Global may currently deem immaterial or unlikely to occur, could negatively impact XCF Global’s, DevvStream’s or Southern Energy’s business, financial condition and results of operations, including profitability. Further, DevvStream’s and Southern Energy’s business is different in certain ways from XCF Global’s and DevvStream’s and Southern Energy’s results of operations may as a result be affected by factors that differ from those currently affecting XCF Global’s results of operations.

Additionally, the outstanding shares of Southern Energy capital stock are privately held and are not traded on any public market. The lack of a public market may make it more difficult to determine the fair market value of Southern Energy than if the outstanding shares of Southern Energy capital stock were traded publicly. The value ascribed to Southern Energy capital stock in other contexts, including in private valuations or financings, may not be indicative of the price at which the outstanding shares of Southern Energy capital stock may have traded if they were traded on a public market. The consideration to be paid to Southern Energy shareholder in the Business Combination was determined based on negotiations between the parties and likewise may not be indicative of the price at which the outstanding shares of Southern Energy capital stock may have traded if they were traded on a public market.

The Business Combination may be treated as a taxable exchange for U.S. federal income tax purposes.

DevvStream intends that the Domestication occurring pursuant to the Business Combination be treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code. XCF Global, DevvStream and Southern Energy each intends that the share exchanges occurring pursuant to the Business Combination be treated as an exchange by DevvStream shareholders and Southern Energy shareholders, respectively, that qualifies under Section 368(a) of the Code. If such transactions occurring pursuant to the Business Combination were to so qualify, then neither gain nor loss generally will be recognized by DevvStream and Southern Energy shareholders that are “United States persons” (within the meaning of the Code) except as described below in “Certain U.S. Federal Income Tax Consequences”. However, neither the Domestication nor any Merger constituting the rest of the Business Combination is conditioned on the issuance of an IRS ruling or the receipt of an opinion of counsel that any such transactions occurring pursuant to the Business Combination will qualify as such. Neither DevvStream nor Southern Energy has requested and neither intends to request, any ruling from the IRS or any opinion as to the U.S. federal income tax consequences of the Domestication or any Merger constituting the rest of the Business Combination. Consequently, no assurance can be given that the IRS will not assert or that a court would not sustain, a position contrary to the parties’ position that the share exchanges occurring pursuant to the Business Combination qualify under Section 368(a) of the Code. Accordingly, if there is a final determination that the share exchanges in the Domestication (in the case of DevvStream shareholders) or any of the share exchanges in the Mergers are a taxable exchange for U.S. federal income tax purposes, then a DevvStream or Southern Energy shareholder that is a “United States person” (within the meaning of the Code) that exchanges shares in the Domestication or the respective Merger would generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (i) the fair market value (determined as of the Effective Time) of the XCF Global Common Shares received (or in the case of the Domestication, the DevvStream shares received) and (ii) the shareholder’s adjusted tax basis in the shares of DevvStream and Southern Energy exchanged therefor, as applicable.

For a more complete discussion of the United States federal income tax consequences of the Domestication and the Mergers (including consequences, if any, to non-U.S. holders (as defined below)), see the section entitled “Certain U.S. Federal Income Tax Consequences” beginning on page 125 of this joint proxy statement/prospectus.

Litigation may be instituted against XCF Global, members of the XCF Global Board, DevvStream, members of the DevvStream Board, Southern Energy, members of the Southern Energy Board of Directors and Merger Subs challenging the Business Combination and adverse judgments in these lawsuits may prevent the Business Combination from becoming effective within the expended timeframe or at all.

Lawsuits in connection with the Business Combination may be filed against XCF Global, DevvStream, Southern Energy, Merger Subs and/or their respective directors and officers, as applicable, which could prevent or delay the consummation of the Business Combination and result in additional costs to XCF Global, DevvStream and Southern Energy. The ultimate resolution of any lawsuits cannot be predicted with certainty and an adverse ruling in any such lawsuit may cause the Business Combination to be delayed or not to be completed, which could cause XCF Global, DevvStream and Southern Energy not to realize some or all of the anticipated benefits of the Business Combination. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Business Combination are consummated may adversely affect XCF Global’s business, financial condition, results of operations and cash flows. XCF Global, DevvStream and Southern Energy cannot currently predict the outcome of or reasonably estimate the possible loss or range of loss from any such lawsuits or claims.

The Business Combination may be completed even though material adverse changes may result from the announcement of the Business Combination, industry-wide changes or other causes.

In general, either party can refuse to complete the Business Combination if there is a material adverse effect affecting the other party prior to the closing of the Business Combination. However, some types of changes that would result in a material adverse effect of either party are excluded from the definition of a Material Adverse Effect according to the BCA and do not permit either party to refuse to complete the Business Combination. If such adverse changes occur but XCF Global, DevvStream and Southern Energy still complete the Business Combination, the market price of XCF Global Common Shares may suffer. For a more complete discussion of what constitutes a Material Adverse Effect in respect of XCF Global, Southern Energy or DevvStream under the BCA, see the section titled “The Business Combination — Conditions to the Completion of the Business Combination” beginning on page 81 of this joint proxy statement/prospectus.

XCF Global, DevvStream or Southern Energy may waive one or more of the closing conditions without re-soliciting stockholder and/or shareholder approval.

XCF Global, DevvStream or Southern Energy may determine to waive, in whole or in part, one or more of the conditions to its obligations to consummate the Business Combination. XCF Global, DevvStream and Southern Energy currently expect to evaluate the materiality of any waiver and its effect on their respective securityholders, as applicable, in light of the facts and circumstances at the time to determine whether any amendment of this joint proxy statement/prospectus, in the case of XCF Global or any re-solicitation of proxies or voting cards is required in light of such waiver. Any determination whether to waive any condition to the Business Combination or as to re-soliciting stockholder and/or shareholder approval or amending this joint proxy statement/prospectus as a result of a waiver will be made by XCF Global, DevvStream or Southern Energy, as applicable, at the time of such waiver based on the facts and circumstances as they exist at that time.

XCF Global, DevvStream and Southern Energy are subject to business uncertainties while the Business Combination are pending.

Uncertainty about the completion or effect of the Business Combination may affect the relationship between XCF Global, DevvStream and Southern Energy and their respective suppliers, customers, distributors, licensors and licensees and may have an adverse effect on XCF Global, DevvStream and Southern Energy and consequently on XCF Global. This uncertainty may cause strategic partners or others that deal with XCF Global, DevvStream and Southern Energy to delay or defer entering into contracts with XCF Global, DevvStream and Southern Energy or making other decisions concerning XCF Global, DevvStream and Southern Energy or seek to change or cancel existing business relationships with XCF Global, DevvStream or Southern Energy, which could negatively affect their respective businesses. Any delay or deferral of those decisions or changes in existing agreements could have a material adverse effect on the respective businesses of XCF Global, DevvStream and Southern Energy, regardless of whether the Business Combination are ultimately completed.

Third parties may terminate or alter existing contracts or relationships or with XCF Global, DevvStream or Southern Energy.

Each of XCF Global, DevvStream and Southern Energy has contracts with customers, vendors, distributors, landlords, licensors, lenders and other business partners which may require XCF Global, DevvStream or Southern Energy, as applicable, to obtain consent from these other parties in connection with the Business Combination. If these consents cannot be obtained, the counterparties to these contracts and other third parties with which XCF Global, DevvStream and/or Southern Energy currently have relationships may have the ability to terminate, reduce the scope of or otherwise materially adversely alter their relationships with either or both parties in anticipation of the Business Combination or with the combined company following the Business Combination. The pursuit of such rights may result in XCF Global, DevvStream or Southern Energy suffering a loss of potential future revenue or incurring liabilities in connection with a breach of such agreements and may lose rights that are material to its business. Any such disruptions could limit XCF Global’s ability to achieve the anticipated benefits of the Business Combination. The adverse effect of such disruptions could also be exacerbated by a delay in the completion of the Business Combination or the termination of the BCA.

The BCA limits each party’s ability to pursue alternatives to the Business Combination and contains provisions that could affect the decisions of a third party considering making an alternative acquisition proposal to each party.

The BCA prohibits XCF Global, DevvStream and Southern Energy from soliciting, initiating or encouraging alternative proposals with respect to a merger, acquisition or business combination from any third party. Under the terms of the BCA, XCF Global, DevvStream and Southern Energy may, in certain circumstances, communicate and discuss with a third party regarding a superior proposal. Under specified circumstances, upon termination of the BCA in connection with a superior proposal, DevvStream may be required to pay XCF Global a termination fee of $510,000 and upon termination of the BCA in connection with a superior proposal, XCF Global may be required to pay DevvStream a termination fee of $510,000 and Southern Energy a termination fee of $1,190,000. These provisions could affect the decision by a third party to make a competing acquisition proposal, including the structure, pricing and terms proposed by a third party seeking to acquire or merge with parties to the BCA.

The market price of XCF Global Common Shares may be volatile and XCF Global stockholders could lose a significant portion of their investment due to drops in the market price of XCF Global Common Shares following completion of the Business Combination.

The market price of XCF Global Common Shares may be volatile and following completion of the Business Combination, XCF Global stockholders may not be able to resell their XCF Global Common Shares at or above the price at which they acquired the XCF Global Common Shares pursuant to the BCA or otherwise due to fluctuations in its market price, including changes in price caused by factors unrelated to the combined company’s operating performance or prospects.

Specific factors that may have a significant effect on the market price for XCF Global Common Shares include, among others, the following:

•        changes in stock market analyst recommendations or earnings estimates regarding the combined company’s common stock, other companies comparable to it or companies in the industries they serve;

•        actual or anticipated fluctuations in the combined company’s operating results or future prospects;

•        reaction to public announcements by the combined company;

•        strategic actions taken by the combined company or its competitors, such as any contemplated business separation, acquisitions or restructurings;

•        failure of the combined company to achieve the perceived benefits of the Business Combination, including financial results and anticipated synergies, as rapidly as or to the extent anticipated by financial or industry analysts;

•        adverse conditions in the financial market or general U.S. or international economic conditions, including those resulting from war, incidents of terrorism and responses to such events; and

•        sales of common stock by the combined company, members of its management team or significant shareholders.

XCF Global may issue additional XCF Global Common Shares through future offerings, in satisfaction of certain required payments or other obligations in connection with future acquisitions or similar transactions and/or through the exercise or settlement of equity incentives exercisable for XCF Global Common Shares.

XCF Global may from time to time, whether in the ordinary course of business or otherwise, undertake offerings from treasury of the XCF Global Common Shares or other offerings of securities convertible and/or exchangeable into XCF Global Common Shares and it may enter into acquisition agreements, joint venture agreements or similar agreements under which it may issue XCF Global Common Shares in satisfaction of certain required payments or other obligations. Pursuant to the XCF Global equity incentive plan, XCF Global may grant in the future additional equity incentives to eligible participants which may cause existing shareholders to experience dilution of their ownership interests. XCF Global cannot predict the size of any future issuances of XCF Global Common Shares, the requirement for financing alternatives or opportunities (which will remain at the discretion of the XCF Global Board and management team) or the effect that future issuances and sales of XCF Global Common Shares may have on the market price of XCF Global Common Shares. Issuance of a substantial number of additional XCF Global Common Shares or securities convertible and/or exchangeable for XCF Global Common Shares or the potential for such issuances, may adversely affect prevailing market prices for XCF Global Common Shares. With any additional issuance of XCF Global Common Shares, investors may suffer dilution (in some cases which may be material dilution, depending on the quantum of XCF Global Common Shares that are issued or issuable) to their overall voting power and XCF Global may experience dilution in its earnings per share.

Because DevvStream is currently incorporated under the laws of the Province of Alberta, DevvStream shareholders may face difficulties in protecting their interests and their ability to protect their rights through the U.S. Federal courts may be limited.

DevvStream is currently incorporated under the laws of Alberta, Canada, and some or all of DevvStream’s assets, as well as certain of its directors and officers, reside outside of the United States. As a result, it may be difficult for U.S. investors to realize in the United States upon judgments of courts of the United States predicated upon the civil liability provisions of the United States federal securities laws. Similarly, certain directors of our reside outside of Canada. Consequently, it may not be possible for Canadian investors to enforce judgments obtained in Canada against any person who resides outside of Canada, even if the party has appointed an agent for service of process. Furthermore, it may be difficult to realize upon or enforce in Canada any judgment of a court of Canada against the directors of the Company who reside outside of Canada since a substantial portion of the assets of such person may be located outside of Canada.

Risks Relating to the Combined Business

Whether or not the Business Combination are completed, the announcement and pendency of the Business Combination will divert significant management resources to complete the Business Combination, which could have an adverse effect on their respective businesses, financial results and/or market prices.

Whether or not the Business Combination are completed, the announcement and pendency of the Business Combination could cause disruptions in the businesses of XCF Global, DevvStream and Southern Energy by directing the attention of management of each of XCF Global, DevvStream and Southern Energy toward the completion of the Business Combination. XCF Global, DevvStream and Southern Energy have each diverted significant management resources in an effort to complete the Business Combination and are each subject to restrictions contained in the BCA on the conduct of their respective businesses. If the efforts and actions required of XCF Global, DevvStream and Southern Energy in order to consummate the Business Combination are more difficult, costly or time consuming than expected, such efforts and actions could result in the additional diversion of each company’s management’s attention and resources or the disruption or interruption of or the loss of momentum in, each company’s ongoing businesses, which could adversely affect the business and financial results of XCF Global, DevvStream or Southern Energy, as applicable. If the Business Combination are not completed, XCF Global, DevvStream and Southern Energy will have incurred significant costs, including the diversion of management resources, for which they will have received little or no benefit.

XCF Global, DevvStream and Southern Energy will incur significant transaction- and integration-related costs in connection with the Business Combination and any such costs could adversely affect XCF Global’s ability to execute on its integration plan.

XCF Global, DevvStream and Southern Energy expect to incur a number of non-recurring costs associated with the Business Combination and combining the operations of DevvStream and Southern Energy into XCF Global. Additionally, each of XCF Global, DevvStream and Southern Energy have incurred and will continue to incur, significant transaction costs related to the Business Combination, some of which must be paid even if the Business Combination are not completed. These costs are substantial and include financial advisory, legal and accounting costs. XCF Global also will incur significant integration-related fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. XCF Global, DevvStream and Southern Energy continue to assess the magnitude of these costs and additional unanticipated costs may be incurred in the Business Combination and the integration of the companies’ businesses. Although DevvStream and Southern Energy expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow XCF Global to offset integration-related costs over time, this net benefit may not be achieved in the near term or at all.

XCF Global’s future results will suffer if it does not effectively manage its expanded operations following the Business Combination.

Following the Business Combination, the size of the business of XCF Global will increase significantly beyond the current size of either DevvStream’s or Southern Energy’s current businesses on a stand-alone basis. XCF Global’s future success depends, in part, upon its ability to manage this expanded business, which may pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurance that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements and other benefits currently anticipated from the Business Combination.

Coordinating the businesses of DevvStream and Southern Energy may be more difficult, costly or time-consuming than expected and XCF Global may fail to realize the anticipated benefits of the Business Combination, which may adversely affect XCF Global’s business results and negatively affect the value of XCF Global Common Shares following the Business Combination.

The success of the Business Combination will depend on, among other things, the ability of DevvStream and Southern Energy to coordinate their businesses under XCF Global in a manner that facilitates growth opportunities. However, DevvStream and Southern Energy may not be able to successfully coordinate their respective businesses in a manner that permits anticipated growth to be realized, without adversely affecting current revenues and investments. If the combined company is not able to successfully achieve these objectives, the anticipated benefits of the Business Combination may not be realized fully or at all or may take longer to realize than expected. Specifically, the following issues, among others, must be addressed in order to realize the anticipated benefits of the Business Combination so the combined company performs as expected:

•        coordinating the businesses of DevvStream and Southern Energy and meeting the capital requirements of the combined company, in a manner that permits the combined company to achieve the growth anticipated to result from the Business Combination;

•        coordinating the companies’ technologies;

•        coordinating the companies’ operating practices, internal controls and other policies, procedures and processes;

•        addressing possible differences in business backgrounds and corporate cultures;

•        coordinating geographically dispersed organizations; and

•        effecting actions that may be required in connection with obtaining regulatory approvals.

Furthermore, the XCF Global Board will consist of the certain director designated by DevvStream and certain directors designated by Southern Energy. Combining such directors into the XCF Global Board could require the reconciliation of differing priorities and philosophies.

An inability to realize the full extent of the anticipated benefits of the Business Combination, as well as any delays encountered in the combination process, could have an adverse effect upon the revenues, level of expenses and operating results of the combined company, which may adversely affect the value of the common stock of the combined company after the completion of the Business Combination. In addition, the actual coordination of the DevvStream and Southern Energy businesses under XCF Global may result in additional and unforeseen expenses and the anticipated benefits of the coordination plan may not be realized. If DevvStream and Southern Energy are not able to adequately address coordination challenges, they may be unable to successfully coordinate their operations or realize the anticipated benefits of the coordination of the companies.

The market price of XCF Global Common Shares may decline following the Business Combination.

The market price of XCF Global Common Shares may decline following the Business Combination and DevvStream shareholders and Southern Energy shareholders who receive XCF Global Common Shares as a result of the Business Combination could see a decrease in the value of their investment in XCF Global Common Shares, if, among other things, XCF Global is unable to achieve the expected growth in earnings or if the anticipated benefits, including synergies, cost savings, innovation and operational efficiencies, from the Business Combination are not realized or if the transaction costs related to the Business Combination are greater than expected. The market price may also decline if XCF Global does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by investors or financial or industry analysts or if the effect of the Business Combination on XCF Global’s financial position, results of operations or cash flows is not consistent with the expectations of investors or financial or industry analysts. In addition, many DevvStream shareholders and Southern Energy shareholders may decide to sell the shares of XCF Global Common Shares they receive as a result of the Business Combination. Any such sales of XCF Global Common Shares could have the effect of depressing the market price for XCF Global Common Shares. Moreover, general fluctuations in stock markets could have a material adverse effect on the market for or liquidity of, the XCF Global Common Shares, regardless of the actual operating performance of the combined company.

The rights of DevvStream shareholders under Delaware law may differ from the rights of DevvStream shareholders under Alberta law.

Upon completion of the Domestication, the rights of DevvStream shareholders will be governed by applicable Delaware law. While there will be substantial similarities between their rights after the Domestication and their rights as shareholders of DevvStream prior to the Domestication, there will be some differences, for example with respect to removal of directors, proxy voting, restrictions on dividends and other distributions, exculpation of officers and directors, appraisal and dissenter’s rights, certain restrictions on business combinations and takeovers and inspection rights. In addition, if the Business Combination are consummated, in certain circumstances, holders of XCF Global

Common Shares may be afforded different protections under the Delaware General Corporations Law (the “DGCL”) than Southern Energy shareholders had under Louisiana law. For additional information, please read the section titled “Comparison of Rights of DevvStream Shareholders and XCF Global Stockholders” beginning on page 321 of this joint proxy statement/prospectus.

The Business Combination will result in changes to the XCF Global Board.

Upon completion of the Business Combination, the composition of the XCF Global Board will be different from the current XCF Global Board. The members of the Post-Closing Company Board are expected to be Christopher Cooper, Wray Thorn, Sanford Cockrell, Si-Yeon Kim, Chad J. Langley, John Wharton and Carl Stanton. Chad J. Langley, John Wharton and Carl Stanton are not currently members of the XCF Global Board. This composition of the board of directors of the combined company may affect the future decisions of the combined company. See “Proposal No. 3 — The XCF Global Director Election Proposal.”

XCF Global may be exposed to increased litigation following the Business Combination, which could have an adverse effect on XCF Global’s business and operations.

XCF Global may be exposed to increased litigation from shareholders, customers, suppliers, consumers and other third parties due to the combination of DevvStream’s business and Southern Energy’s business following the Business Combination. Such litigation may have an adverse impact on XCF Global’s business and results of operations or may cause disruptions to the XCF Global’s operations.

Legacy XCF has identified material weaknesses in its internal control over financial reporting. If XCF Global is unable to remediate the material weaknesses, or if it identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, XCF Global may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and the market price of XCF Global’s Class A common stock.

While Legacy XCF and its independent registered public accounting firm did not and were not required to perform an audit of its internal control over financial reporting, in connection with the audit of Legacy XCF’s 2023 and 2024 financial statements, Legacy XCF identified control deficiencies in the design and operation of Legacy XCF’s internal control over financial reporting that constitute material weaknesses. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected in a timely manner.

For Legacy XCF, the following material weaknesses were present at December 31, 2025 and have not been remediated as of March 31, 2026: (a) lack of controls for the review and approval of journal entries and (b) lack of formal risk assessment process to reduce the risk of material misstatement and (c) controls not designed to ensure the financial reporting process operates effectively, including accounting for the Business Combination and (d) inappropriate design and operation of IT general controls and (e) there were errors in the calculation, presentation, and disclosure of deferred taxes. Our remediation plans regarding material weaknesses are addressed below.

XCF Global is in the process of integrating New Rise into its overall internal control framework. For New Rise, the following material weaknesses were present at December 31, 2024 and have not been remediated as of December 31, 2025: (a) lack of segregation of duties within the accounting function and (b) inappropriate design and operation of IT general controls. As of December 31, 2025, XCF Global has remediated the previously reported material weakness for lack of a functioning audit committee as an Audit Committee was established subsequent to the Business Combination. The Company has also put in place a related party transaction policy and will require officers, directors and significant shareholders to certify related party relationships annually.

These control deficiencies could result in a misstatement of its accounts or disclosures that would result in a material misstatement of financial results that would not be prevented or detected, and accordingly, Legacy XCF determined that these control deficiencies constitute material weaknesses.

XCF Global is working to remediate the material weaknesses and taking steps to strengthen its internal control over financial reporting through the hiring of additional appropriately skilled finance and accounting personnel with the requisite technical knowledge and skills, supported by experienced third-party internal control advisors who will assist with the design and implementation of such internal control systems, procedures and processes. These remediations may be costly and time consuming. XCF Global intends to take appropriate and reasonable steps to remediate the material weaknesses through the implementation of a general ledger system, which will support appropriate journal entry approvals, the development and implementation of a formal risk assessment process, and the development and implementation of a control environment designed to ensure the financial information is accurate, complete, and recorded in the correct period. XCF Global will not be able to fully remediate these control deficiencies until these steps have been completed and have been operating effectively for a sufficient period of time.

XCF Global cannot assure you that the measures we have taken to date and those it expects to take in the future will be sufficient to remediate the material weaknesses or avoid the identification of additional material weaknesses in the future. If these steps do not remediate the material weaknesses in a timely manner, there could continue to be a reasonable possibility that one or more of the material weaknesses or other control deficiencies could result in a material misstatement of XCF Global’s annual or interim financial statements that would not be prevented or detected on a timely basis, which could in turn cause the market price of its Class A common stock to decline significantly and make raising capital more difficult. If XCF Global’s fails to remediate this material weakness, or if it fails to identify future material weaknesses in internal control over financial reporting or fail to meet the demands that will be placed upon us as a public company, including the requirements of Sarbanes-Oxley, XCF Global may be unable to accurately report its financial results or report them within the timeframes required by law or stock exchange regulations. Failure to comply with Section 404 of Sarbanes-Oxley could also potentially subject XCF Global to sanctions or investigations by the SEC or other regulatory authorities. If additional material weaknesses exist or are discovered in the future, and XCF Global is unable to remediate any such material weakness, its reputation, results of operations and financial condition could suffer.

XCF Global is not currently in compliance with the continued listing requirements for The Nasdaq Stock Market. If XCF Global does not regain compliance and continues to meet the continued listing requirements, its common stock may be delisted.

XCF Global’s common stock is listed on the Nasdaq Capital Market under the symbol “SAFX”. In order to maintain that listing, we must satisfy minimum financial and other requirements including, without limitation, the minimum bid price requirement. On December 9, 2025, XCF Global was notified that, based on the previous 30 consecutive business days, XCF Global’s listed securities no longer met the minimum $1 bid price per share requirement. Therefore, in accordance with the Nasdaq Listing Rules, XCF Global was provided 180 calendar days, or until June 8, 2026, to regain compliance. On June 9, 2025, following a review of XCF Global’s plans to become compliance, the Listing Qualifications Department of Nasdaq granted XCF Global’s request for an additional 180-day period, or until December 7, 2026, to regain compliance with Nasdaq’s minimum bid price requirement, allowing XCF Global to maintain its listing on the Nasdaq Stock Exchange. There can be no assurances that XCF Global will be successful in regaining compliance with the continued listing requirements and maintaining the listing of our common stock on the Nasdaq Capital Market.

If our common stock is delisted from Nasdaq, our ability to raise capital through public offerings of our securities and to finance our operations could be adversely affected. We also believe that delisting would likely result in decreased liquidity and/or increased volatility in our common stock and could harm our business and future prospects. In addition, we believe that, if our common stock is delisted, our stockholders would likely find it more difficult to obtain accurate quotations as to the price of the common stock and it may be more difficult for stockholders to buy or sell our common stock at competitive market prices, or at all.

XCF Global continues to actively monitor its performance with respect to the listing standards and will consider available options to resolve any deficiency and maintain compliance with the Nasdaq rules. There can be no assurance that XCF Global will be able to maintain compliance or, if it falls out of compliance, regain compliance with any deficiency, or if we implement an option that regains our compliance, maintain compliance thereafter.

The projections and forecasts presented in this joint proxy statement/prospectus may not be an indication of the actual results of the transaction or XCF Global’s future results.

This joint proxy statement/prospectus contains projections and forecasts relating to each of XCF Global, DevvStream and Southern Energy. None of the projections and forecasts included in this joint proxy statement/prospectus have been prepared with a view toward public disclosure other than to certain parties involved in the Business Combination or toward complying with SEC guidelines or U.S. GAAP. Accordingly, such projections and forecasts should not be viewed as public guidance. The projections and forecasts were prepared based on numerous variables and assumptions which are inherently uncertain and may be beyond the control of XCF Global, DevvStream and Southern Energy. Important factors that may affect actual results of XCF Global or could lead to such projections and forecasts not being achieved include, but are not limited to: the timing and pace of the upgrade and ramp-up of commercial SAF production at the New Rise Reno facility and the achievement of nameplate production capacity; the timing, cost and completion of the construction, commissioning and operation of additional production facilities, including New Rise Reno 2, the Fort Myers and Wilson facilities and the three planned phases of Southern Energy’s AeroMaris Project; the availability, quality and pricing of waste-, residue- and biomass-based feedstocks; realized prices for SAF, renewable diesel, green methanol, propylene, bio-naphtha, carbon credits, I-RECs and other products and environmental attributes generated by the combined company; the continued availability, value and ability to monetize federal and state tax credits and environmental attribute programs, including the Section 45Q carbon-sequestration credit, the Section 45V clean-hydrogen credit, the Section 45Z clean-fuel production credit, Renewable Identification Numbers under the Renewable Fuel Standard and credits under California’s Low Carbon Fuel Standard; the ability to obtain project-level financing on acceptable terms, including the proposed $402 million Louisiana Community Development Authority tax-exempt bond financing for Southern Energy’s AeroMaris Project; the resolution on acceptable terms of existing defaults under New Rise Reno’s loan with Greater Nevada Credit Union and its ground lease with Twain GL XXVIII, LLC; XCF Global’s, DevvStream’s and Southern Energy’s continued access to capital, including under DevvStream’s Helena equity line of credit and Helena senior secured convertible notes; the negotiation and execution of binding feedstock supply and product offtake agreements with creditworthy counterparties on commercially acceptable terms; the ability to obtain all required environmental, construction and operating permits and regulatory approvals on the anticipated timeline; the technical performance and commercial-scale integration of the licensed Frontline BioEnergy, Air Liquide, Axens and other process technologies; the ability to develop, acquire and monetize a sufficient pipeline of high-quality carbon credits, I-RECs and other environmental assets; the realization of expected synergies, cost savings and revenue benefits from the Business Combination; competition from larger and better-capitalized producers of SAF, renewable fuels, green methanol, carbon credits and other renewable products; the ability of XCF Global and DevvStream to maintain compliance with Nasdaq’s continued listing standards; general economic, market, political and geopolitical conditions, including inflation, interest rates and changes in trade or industrial policy, closing of the Business Combination and the timing thereof, the ability to successfully integrate DevvStream and Southern Energy into XCF Global and other factors described under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this joint proxy statement/prospectus.

Investors are accordingly cautioned not to place undue reliance on the projections, as the projections may be materially different than actual results.

Risks Relating to XCF Global’s Business

XCF Global has not obtained sufficient funding to execute its business plan and will need to raise substantial additional funding to meet its financial obligations and fund its operations and business plan; XCF Global cannot assure you that such funding will be available on acceptable terms, or at all. In addition, XCF Global has identified conditions that raise substantial doubt about its ability to continue as a going concern.

Implementing XCF Global’s business plan and meeting its current and anticipated financial obligations will require XCF Global to obtain sufficient financing. As of the date of this filing, XCF Global has not yet secured sufficient financing to fund either the near-term or long-term implementation of its business plan or meet all of its current financial obligations. If XCF Global is unable to obtain sufficient financing for these needs, XCF Global may be limited in its ability to implement its business plan in a timely manner or may need to delay or modify certain important elements of its plan, which would have a material adverse effect on XCF Global’s business and results of operations. XCF Global cannot assure you that sufficient financing will be available on favorable terms, or at all.

If XCF Global is successful in raising additional funds by issuing equity securities or securities convertible into or exchangeable for equity securities, dilution to existing stockholders will result, and such securities may have rights, preferences and privileges senior to those of XCF Global’s Class A common stock. If XCF Global is able to secure debt financing, the terms of any debt arrangements may include restrictive covenants or other terms that may impose burdens on its ability to operate.

XCF Global’s cash and cash equivalents as of March 31, 2025, on a consolidated basis, totaled $1,048 million. Based on XCF Global’s losses to date and limited cash resources, XCF Global’s management has identified substantial doubt about its ability to continue as a going concern. The ability to continue as a going concern is dependent upon XCF

Global’s ability to raise sufficient funds to pay ongoing operating expenditures and meet financial obligations over the next twelve months. Other than financing available under the ELOC Agreement and funding by EEME on the Business Combination, XCF Global has no ongoing commitment from any source of capital to provide financing in the future, and such available financing is not expected to be sufficient, either on its own or along with cash flow generated from XCF Global’s operations, to fund its operations, existing commitments and implementation of its business plan.

The substantial doubt as to XCF Global’s ability to continue as a going concern could limit its ability to obtain additional financing. In addition, the perception that XCF Global may not be able to continue as a going concern may also make it more difficult to operate its business due to concerns about its ability and the ability of its subsidiaries to meet their contractual obligations.

If XCF Global is unable to continue as a going concern, either XCF Global, or its subsidiaries, or both may be forced to liquidate assets, and the values received in a liquidation or dissolution could be significantly lower than the values reflected in its financial statements. The XCF Global’s financial statements included herein do not include any adjustments to reflect the possible future effects of the recoverability and classification of assets that might result from the outcome of this uncertainty and have been prepared on a basis that assumes that XCF Global will continue as a going concern, as described in the notes to the financial statements included elsewhere herein.

XCF Global’s New Rise Reno production facility was recently converted to produce SAF and has experienced production issues in both renewable diesel and SAF production.

XCF Global’s production facility in Reno, Nevada was converted to SAF production in October 2024 and began initial production of SAF and renewable naphtha (a byproduct in SAF production) in February 2025. First deliveries of neat SAF and renewable naphtha produced at New Rise Reno began in March 2025 under a supply and offtake agreement by and between New Rise Renewables and Phillips 66 (the “P66 Agreement’). From April through the end of December 2025, New Rise Reno produced, in aggregate, approximately 5.8 million gallons of neat SAF, renewable diesel, and renewable naphtha. On April 2, 2026, Phillips 66 delivered notice to New Rise Reno of termination of the P66 Agreement, and the P66 Agreement was terminated as of May 1, 2026. As of the date of this joint proxy/prospectus, the Company is evaluating the termination notice, its financial impact and is in discussions with Phillips 66 regarding an orderly wind-down and logistical matters associated with the termination of the P66 Agreement and disposition of the feedstock.

On April 9, 2026, the Company entered into a term sheet (the “BGN Term Sheet”) with BGN INT US, LLC (“BGN”), an independent global energy and commodities group, pursuant to which the Company would provide inside-the-fence logistics, production and refining services, storage and blending as well as marketing support in coordination with BGN’s sales and logistics teams. On July 7, 2026, the Company announced the execution of definitive agreements with BGN, which established the commercial structure previously contemplated under the BGN Term Sheet. Pursuant to the definitive agreements, BGN is expected to facilitate feedstock supply and serve as a commercialization partner for renewable fuels produced at the Company’s New Rise Renewables Reno facility, including sustainable aviation fuel, renewable diesel and renewable naphtha. The parties intend to coordinate production planning, logistics and product marketing activities designed to support efficient delivery to end markets. The long-term framework is initially intended to support operations at the New Rise Renewables Reno facility and may be expanded to future XCF Global facilities, subject to operational readiness, market conditions, regulatory requirements and other customary business considerations.

During the initial phase of production ramp-up of SAF, the Reno production facility operated at approximately 50% capacity for SAF. The New Rise Reno team has been reviewing the catalyst processing for SAF to meet nameplate capacity and, on June 1, 2026, announced the receipt of process catalyst at the facility. While ramp-up processes are being undertaken and until final plant acceptance, management has made the determination to temporarily produce renewable diesel which can be achieved at approximately 2,000 barrels per day, which is approximately 20% below nameplate capacity, and without any additional modifications to the facility. In May 2025, New Rise Reno began selling renewable diesel under the P66 Agreement, which was subsequently terminated as of May 1, 2026.

Since the initial production of renewable diesel, the Reno production facility has experienced repeated maintenance-related downtime that has required additional maintenance capital expenditures and other unanticipated operating expenses. These disruptions have limited XCF Global’s ability to operate at expected levels and delayed its efforts to achieve full production capacity. Although management has taken steps to address these issues, there can be no assurance as to when or whether the Reno facility will consistently operate at or near 100% production capacity for renewable diesel or SAF. Continued downtime, additional maintenance requirements, the inability to achieve stable full-capacity operations could materially and adversely affect XCF Global’s revenues, profitability, and liquidity.

Delays in XCF Global’s ability to resume SAF production or operate the Reno production facility at full capacity for SAF production will adversely affect its revenues and profitability.

XCF Global expects to construct additional renewable fuels production and/or SAF-related infrastructure facilities in Nevada, Florida and North Carolina. If construction of additional production facilities is delayed or any of the production facilities do not perform as XCF Global expects once construction has been completed and commercial production has begun, XCF Global’s business and prospects may be adversely affected.

XCF Global’s growth plan includes the construction of New Rise Reno 2, an additional SAF production facility in Reno, adjacent to XCF Global’s existing New Rise Reno facility, and may include further build-out and reconstruction of XCF Global acquired production facilities in Fort Myers, Florida (“Fort Myers”) and Wilson, North Carolina (“Wilson”), to produce SAF, renewable fuels and/or associated SAF-related infrastructure.

The completion of these projects will require significant additional funding that may not be available on terms acceptable to XCF Global, or at all. In addition, if adequate funding is available, completion of these projects are subject to risks typically associated with large capital projects, including the need to identify and contract with capable engineering and construction firms and obtain necessary regulatory approvals and permits, and the risks of unanticipated cost overruns or delays in project completion due to increases in costs of construction materials, labor and other expenses, delays resulting from supply chain disruptions, permitting, severe weather, natural disasters, work stoppages or labor disputes, and similar factors. New Rise Reno 2 is anticipated to have estimated construction costs of $300,000,000 and will take approximately 28 months to complete from the date construction commences. XCF Global anticipates beginning construction in mid-2026 with SAF production to begin around 2028. XCF Global currently owns dormant biodiesel plants located in Fort Myers, Florida and Wilson, North Carolina that it intends to further build-out and reconstruct to SAF, renewable fuels and/or associated SAF-related infrastructure. If both Fort Myers and Wilson are reconstructed to produce SAF, it is expected to take approximately 36 months to complete from the date construction commences with anticipated construction costs of approximately $350,000,000 per site. XCF Global has not yet identified financing for construction of these additional sites, but anticipate financing these construction projects through both debt and equity financing in the future. Once completed, the ability of these facilities to meet XCF Global’s performance expectations is subject to the risks inherent in converted and newly-constructed production facilities, including failure of the facilities to meet permitting or health and safety standards and failure of the facilities to produce a SAF product to XCF Global’s specifications. In addition, the additional financial contribution XCF Global’s expects from these additional production facilities, once they are brought online, is based on assumptions and estimates made without the benefit of any operating history for these facilities producing commercial quantities of SAF.

If XCF Global is unable to complete these projects at their expected costs or in a timely, or if these facilities fail to perform as expected once they are completed, XCF Global’s ability to generate revenue on the anticipated schedule and at the expected levels will be impaired and its financial condition, results of operations, or cash flows could be materially and adversely affected. Further, if these additional facilities do not produce the anticipated financial contributions, XCF Global’s business and prospects may be adversely affected.

The ground lease of the New Rise Reno facility is subject to dispute, and the landlord may exercise possessory or foreclosure remedies and/or XCF Global may be required to pay penalties and damages, in addition to outstanding rent amounts.

XCF Global’s existing New Rise Reno production facility is currently its only operating production facility and sole source of revenue from renewable fuels production, and New Rise Reno leases the land on which the New Rise Reno production facility is located pursuant to a ground lease. Twain, the landlord under the ground lease, has provided notice to New Rise Reno asserting that New Rise Reno is in default of the terms of the ground lease for its failure to make certain payments. Twain’s remedies in the case of an event of default include, among other things, the right to terminate the ground lease, the right to bring an action to recover the amount of all unpaid rent earned as of the date of termination or in the amount of all unpaid rent for the balance of the term of the lease, and the right to take possession of, operate, and/or relet the premises.

On April 29, 2026, New Rise Reno and Twain entered into a forbearance agreement (the “2026 Twain Forbearance Agreement”), pursuant to which Twain has agreed to forbear from exercising its rights and remedies under the ground lease and related documents and/or applicable law with respect to any alleged defaults or alleged events of default until January 1, 2027, subject to certain conditions and exceptions provided in the 2026 Twain Forbearance Agreement. In consideration of Twain’s forbearance, XCF agreed to issue 4,000,000 shares of XCF Global’s Common Stock (the “2026 Landlord Shares”) to Twain and agreed to use its reasonable best efforts to file a registration statement on appropriate form with the SEC to register the 2026 Landlord Shares for resale. The net proceeds of any sale of the 2026 Landlord Shares are to be credited on dollar-for-dollar basis against any remaining principal, interest, and penalties owed by New Rise Reno to Twain.

If the landlord pursues one or more of its available remedies under the ground lease and is successful in exercising its possessory or foreclosure remedies, or is successful in obtaining a judgment requiring New Rise Reno or XCF Global to pay penalties and damages in addition to amounts New Rise Reno may owe under the ground lease, any one or a combination of these events would materially disrupt XCF Global’s operations and impair its ability to generate revenue, and, in the case of the landlord taking possession of the facility and/or related assets, could result in a temporary or permanent cessation of the operations at the New Rise Reno production facility. Any of these results would have a material adverse effect on XCF Global’s business and financial condition, and would materially impair its ability to execute its business plan. In addition, the existence of a default under the ground lease could make it more difficult for XCF Global to obtain financing on acceptable terms, or at all, which would materially impair its ability to execute its business plan.

XCF Global’s management team does not have experience in the construction of SAF production facilities, has only limited experience in the operation of a renewable fuels business and depends on services provided by professional and skilled service providers and others in the renewable space.

XCF Global’s management team has managed the conversion of New Rise Reno to SAF production but has not managed the construction or conversion of additional renewable fuel production facilities, including facilities producing SAF. On January 2, 2024, XCF Global entered into a contract with Encore DEC LLC (“Encore”), one of the EPC companies that was subcontracted to build New Rise Reno, to manage the conversion of the facility to SAF. Prior to the fourth quarter of 2024, New Rise Reno utilized a qualified service provider to provide operating and maintenance services. In the future, XCF Global may elect to use a service provider to provide operating and maintenance services at its additional production facilities when those facilities come online. Encore is a company 100% controlled by Soule, who is XCF Global’s second largest stockholder. Although Encore has constructed fuel production facilities in the past and completed the conversion of the New Rise Reno production facility to SAF production, Encore has not constructed a new SAF production facility or converted other existing production facilities to SAF production. Accordingly, XCF Global cannot guarantee that it will be able to produce SAF on its expected time schedule, or in an economic manner in commercial quantities or that it will be able to successfully manage the other key aspects of the business, including obtaining feedstocks, entering into offtake arrangements, managing customer and supplier relationships, managing environmental, health and safety matters and other aspects of a renewable fuel business. If XCF Global is unable to produce SAF economically on a commercial scale or in commercial volumes or is unable to manage other key aspects of its business, XCF Global’s business, financial condition, results of operations and prospects will be materially and adversely affected, which could significantly reduce the value of XCF Global’s securities.

XCF Global’s LOIs and MOUs may not result in definitive agreements, commercial projects or revenue.

XCF Global frequently enters into non-binding letters of intent (“LOIs”), memoranda of understanding (“MOUs”), framework agreements, and other preliminary arrangements with prospective acquisition targets, partners, customers and licensees. These arrangements are typically exploratory in nature and are subject to the negotiation and execution of definitive agreements, completion of due diligence, internal approvals by the counterparty, regulatory or permitting processes, financing availability and other conditions outside XCF Global’s control. To date, several of the LOIs and MOUs XCF Global has announced have not yet resulted in definitive agreements, and there can be no assurance that any current or future preliminary arrangements will progress to binding contracts or commercial deployment.

Because these preliminary agreements are non-binding, counterparties may unilaterally discontinue discussions, change strategic priorities, or elect to pursue similar projects with other partners. If LOIs or MOUs do not advance to definitive agreements or commercial operations, XCF Global may not realize the expected benefits of these potential projects, including anticipated licensing revenue, offtake opportunities, equity participation, or regional expansion. XCF Global also has entered into certain binding LOIs and MOUs that, despite being binding, anticipate that definitive agreements may be needed to define the rights, responsibilities and obligations of the parties. Those definitive agreements may include terms and conditions that may negatively affect the value of the initial agreements as expressed in the binding LOIs and MOUs. Frequent announcements of preliminary agreements that do not ultimately close may create expectations among investors and other stakeholders that XCF Global is unable to meet, which could negatively affect its reputation, ability to secure future partnerships and the market price of its common stock.

XCF Global’s financial results are largely affected by the relationship, or margin, between the prices at which XCF Global sells renewable diesel and SAF and the prices of feedstocks used in manufacturing renewable diesel and SAF.

The cost of feedstocks and the prices at which XCF Global can ultimately sell renewable diesel and SAF depend on numerous factors beyond its control, including supply and demand, which are subject to, among other things, production levels, competition, industry acceptance and use of renewable diesel and SAF, economic factors impacting end-users of renewable diesel and SAF, and governmental policies and regulation. The prices for feedstocks can fluctuate based on global, regional and local market conditions, and the prices of some of these feedstocks can be cyclical and volatile which can reduce margins and have a significant impact on XCF Global’s revenues, operating income and cash flows. XCF Global does not produce its own feedstocks and must purchase all of the feedstocks it requires to produce renewable diesel and SAF.

On May 23, 2017, New Rise Reno entered into the P66 Agreement whereby Phillips 66 would sell to New Rise Reno 100% of the feedstocks required for the production of renewable diesel at the New Rise Reno facility and purchase from New Rise Reno 100% of the renewable diesel produced at the facility, in both cases expected to be approximately 2,000 barrels per day; renewable diesel is a biofuel that is chemically equivalent to petroleum diesel and can be used as a “drop-in fuel” which means it can be used in existing diesel engines without the need for modification. Under terms of the agreement, feedstock was supplied to New Rise Reno at spot pricing plus transportation, terminal, and logistics expenses plus a per gallon fixed fee. For the sale of renewable diesel, Phillips 66 purchased 100% of the renewable diesel at a price per gallon based on current index prices for renewable diesel and other tax-based credits.

In May 2024, New Rise Reno and Phillips 66 entered into an addendum to the P66 Agreement, with an initial term of five years from the commencement date of September 1, 2024, that extended the supply and offtake agreement to include feedstocks for renewable products and the sale of renewable products produced by New Rise Reno to Phillips 66. Under the amended terms of the agreement, the terms of the feedstock price remained unchanged from the original agreement with Phillips 66 charging New Rise Reno for transportation and logistics costs, and terminal, storage, blending and distribution fees to bring the renewable products to market. At the end of the initial five-year term, the amended agreement provided for automatic renewed for two successive additional periods of five years, for a potential total duration of 15 years, unless earlier terminated. On October 1, 2025, New Rise Reno and Phillips 66 entered into an amendment whereby New Rise Reno would no longer pay for the feedstock at the time of delivery. Phillips 66 would consign the feedstock to new Rise Reno by delivering it into the tanks of New Rise Reno. Pursuant to such amendment, Phillips 66 retained the right to have the feedstock reloaded onto railcars for delivery to another location of Phillips 66’s choosing. New Rise Reno does not own the feedstock but bears the risk of loss should the material be damaged or destroyed. On April 2, 2026, Phillips 66 delivered notice to New Rise Reno of termination of the P66 Agreement, and the P66 Agreement was terminated as of May 1, 2026. As of the date of this joint proxy/prospectus, the Company is evaluating the termination notice, its financial impact and is in discussions with Phillips 66 regarding an orderly wind-down and logistical matters associated with the termination of the P66 Agreement and the disposition of the feedstock.

On July 7, 2026, the Company announced the execution of definitive agreements with BGN, which established the commercial structure previously contemplated under the BGN Term Sheet. Pursuant to the definitive agreements, BGN is expected to facilitate feedstock supply and serve as a commercialization partner for renewable fuels produced at the Company’s New Rise Renewables Reno facility, including sustainable aviation fuel, renewable diesel and renewable naphtha. The parties intend to coordinate production planning, logistics and product marketing activities designed to support efficient delivery to end markets. As of the date of this joint proxy/prospectus, XCF Global and New Rise Reno do not have other feedstock supply or SAF off-take agreements in place.

As a result, XCF Global cannot control the cost of these feedstocks, and it could underestimate feedstock pricing and volume requirements. These uncertainties, including the inability to enter into agreements with feedstock suppliers for any of its current or future facilities on terms favorable to XCF Global could significantly affect XCF Global’s costs and its gross margin. Although XCF Global believes that its production process can work with multiple types of feedstocks in the event that prices of specific feedstocks fluctuate, XCF Global has not produced SAF using non-food feedstocks and cannot guarantee that feedstocks are interchangeable for the production of SAF without requiring significant alterations to its production processes. In addition, XCF Global may not be able to implement the intended vertical integration or implement it to a degree where it is no longer substantially dependent on outside sources of feedstock supply.

XCF Global’s revenues and financial results will be largely affected by the prices at which it sells SAF, and volatility in the market price for SAF could have a material adverse effect on XCF Global’s financial condition and results of operations.

SAF is intended to replace or be mixed with petroleum-based conventional jet aviation fuel. Conventional jet aviation fuel is a commodity product produced by many companies, and its pricing is largely determined in the commodities markets, with readily observable pricing. In addition, prices of conventional jet fuel have been subject to fluctuations over time, some of which have been significant. SAF is a newer jet aviation fuel for which there is no established commodities market and, accordingly, pricing of SAF is currently opaque. XCF Global’s assumptions regarding the price of SAF are primarily based on conversations with other market participants, including airlines and commercial aviation groups. While XCF Global utilizes inputs from these market participants, it also tests pricing levels through negotiations with potential buyers of the SAF it plans to produce.

XCF Global cost of production is driven by the cost of feedstocks. The hydrotreated esters and fatty acids (“HEFA”) pathway, the production method in place at New Rise Reno, uses certain fats, oils, and greases as feedstocks which, as per the spot commodity markets, are more expensive than conventional jet fuel. The HEFA pathway is a process for refining vegetable oils, waste oils, or fats into SAF through hydroprocessing, which removes sulfur, oxygen, nitrogen and metals from the feedstock.

If XCF Global is unable to sell SAF at a premium to the price of conventional jet aviation fuel, or if the price at which it is able to sell SAF is subject to volatility that reduces its margins, then XCF Global’s revenues and profitability will likely be negatively affected.

The price of XCF Global’s SAF product relative to the price of petroleum-based conventional jet aviation fuel may affect its revenues and profitability.

XCF Global’s revenue and profitability forecasts include, among other things, assumptions regarding the price at which its SAF product will be sold and the cost of feedstocks used in the production of SAF. The price of SAF relative to the price of conventional jet aviation fuel will likely affect end-users’ willingness to purchase SAF at prices and in quantities that are consistent with XCF Global’s expectations.

If there are decreases in the price of traditional petroleum-based jet aviation fuel or the value ascribed to sustainability or environmental attributes related to SAF decrease, XCF Global may be required to reduce its SAF prices to remain competitive in the marketplace which may negatively impact its profitability.

Feedstocks availability for renewable diesel and SAF production may decline.

Production of renewable diesel and SAF requires large volumes of feedstocks. XCF Global cannot predict the future availability of any of the types of feedstocks XCF Global intends to use in the production of renewable diesel and SAF using its process technologies. XCF Global may rely on a feedstock supply chain that involves both domestic and international sources, and, in many instances, feedstock may need to be transported through a significant distance to reach its production facilities. As a result, XCF Global’s feedstock supply chain may be subject to a variety of potential disruptions, including freight handling and logistics failures, labor shortages or disruptions, adverse weather conditions, natural disasters and road, rail and other infrastructure failures. XCF Global cannot assure you that the use of multiple feedstock suppliers will sufficiently mitigate these risks.

The supply of feedstocks also might be impacted by other factors, including high demand from other producers of renewable fuels or entities that may use these feedstocks for other purposes. The number of renewable fuels production facilities that are currently in production or in the planning or construction phase continues to increase, and there may not be an adequate supply of feedstock to satisfy this demand. As a result, low availability of feedstocks for XCF Global’s renewable diesel and SAF could cause delays, production reductions or cost increases. As a result, XCF Global’s revenue and margin may decrease and it may need to increase the price of its renewable diesel and SAF products to maintain or increase its margin, which could reduce demand for XCF Global’s renewable diesel and SAF products if customers are unwilling to pay the higher price.

We believe there is little to no correlation between the cost of feedstock and the market price of renewable diesel and SAF. Therefore, XCF Global may be unable to pass along increases in feedstock costs to its customers. XCF Global’s business plan anticipates that it will vertically integrate its feedstock supply chain to manage both the availability and the cost of feedstocks in the future. However, until XCF Global is able to implement the intended vertical integration, it will be subject to risks associated with obtaining feedstock from other third parties, and its efforts to vertically integrate may not be successful. In addition to the New Rise Reno production facility, XCF Global may need to obtain other sources of feedstock supply when other production facilities become operational.

XCF Global may be unable to obtain suppliers for feedstocks.

On July 7, 2026, XCF Global announced it had entered into definitive agreements with BGN to support the supply of feedstock at the New Rise Renewables Reno facility.

Prior to BGN, Phillips 66 supplied feedstock, which was stored at the New Rise facility to be used for the production of renewable diesel fuel and purchased 100% of the renewable diesel produced at the facility from New Rise Reno. On April 2, 2026, Phillips 66 delivered notice to New Rise Reno of termination of the P66 Agreement, and the P66 Agreement was terminated as of May 1, 2026.

In connection with the termination, Phillips 66 also notified XCF Global of (1) suspension of its performance obligations under the P66 Agreement, including all product purchase, delivery, receipt, and payment obligations; (2) demand of performance assurance, pursuant to Section 13.3 of the P66 Agreement; and (3) its intent to exercise its rights of setoff under Section 22.5 of the Agreement and applicable law, whereby amounts owed by Phillips 66 to New Rise may be applied against amounts owed by New Rise to Phillips 66, including feedstock receivables and any accelerated obligations.

As of the date of this joint proxy/prospectus, the Company is evaluating the termination notice, its financial impact and is in discussions with Phillips 66 regarding an orderly wind-down and logistical matters associated with the termination of the P66 Agreement and disposition of the feedstock. XCF Global cannot guarantee that it and Phillips 66 will agree with respect to any potential due payments after the termination of the P66 Agreement.

While XCF Global regularly pursues feedstock supply and offtake arrangements with potential counterparties, including its recent definitive agreements with BGN, XCF Global cannot guarantee that it will successfully enter into agreements with suppliers in the future, and suppliers may also require XCF Global to provide prepayments, letters of credit or other credit support, which could increase its costs and constrain liquidity. In addition to securing an adequate supply of feedstock, XCF Global will need to enter into additional feedstock supply and offtake agreements for the SAF to be produced at New Rise Reno 2, Fort Myers, Wilson and any other facilities XCF Global builds or acquires in the future. If XCF Global is unable to secure supply agreements that ensure that all of its feedstock needs are met or offtake agreements for the purchase of all or substantially all of its renewable diesel and SAF production from New Rise Reno, or if the counterparties fail to meet their obligations, XCF Global may not achieve its expected revenue targets. If this happens, XCF Global’s results of operations and financial condition could be materially and adversely affected.

XCF Global currently utilize a domestic feedstock sourcing strategy, relying on low carbon triglyceride feedstocks (such as distillers corn oil and soybean oil) to produce SAF, renewable diesel, and renewable naphtha at its New Rise Reno facility.

XCF Global’s current source of its feedstocks includes domestic sourcing, which has key operational risks, including:

•        feedstock cost and availability fluctuations risks, including market supply constraints, weather events, agricultural policy changes (e.g. Renewable Fuel Standard adjustments) and competition from other industries can significantly increase feedstock prices or restrict access;

•        contract concentration risks, including overreliance on limited suppliers or regions, which may disrupt feedstock supply, impair production continuity and increase costs;

•        logistical and infrastructure vulnerabilities, including robust domestic rural feedstock collection logistic requirements; disruptions in transportation networks or facility operations could impair feedstock delivery; and

•        counterparty performance risks, including supplier bankruptcy, noncompliance or regulatory violations that could jeopardize feedstock contracts and facility uptime.

Any inability to secure sufficient feedstock at competitive prices, or disruptions to the supply chain, could materially impair XCF Global’s operational efficiency, margin profile and overall financial performance.

XCF Global’s SAF production process depends, in part, on licensed technology.

New Rise Reno and Axens North America Inc. (“Axens”) are parties to a license agreement pursuant to which New Rise Reno received the non-exclusive right to utilize Axens’ liquid full hydrotreating technology. This technology is instrumental in the hydrotreating of feedstocks, a set of operations that remove sulfur and other impurities, to produce SAF and biofuels. In addition to the technology license, Axens and XCF Global have a performance guarantee agreement with respect to Axens’ technology. XCF Global expects to utilize the same Axens technology at future production sites.

XCF Global relies on the licensed Axens technology in a key part of the SAF production process. XCF Global does not own or control this technology, nor does it have any rights in the intellectual property underlying the licensed technology. XCF Global’s rights to use the licensed technology are subject to the continuation of the license and XCF Global compliance with the terms of the license. The license agreement includes provisions allowing Axens to terminate the license under certain circumstances, and any termination of the license would materially and adversely affect XCF Global’s ability to produce SAF. In addition, XCF Global’s rights to use Axens’ technology is subject to the validity of Axens’ intellectual property rights. Any legal challenge to Axens’ rights to its intellectual property could prevent Axens from continuing to license the technology that XCF Global needs to operate its business.

The license agreement does not require any royalties to be paid to Axens. The license to use the Axens technology and process is effective so long as New Rise Reno continues to utilize the Axens process and the related hydrotreating equipment. The license agreement is non-transferable except that it may be assigned to an affiliate or successor of the assigning party upon mutual written consent. Axens has the right to terminate the license agreement in the event of uncured breaches of the agreement, including failures to make payment, use of Axens’ intellectual property outside of the scope of the license and breaches of confidentiality obligations.

XCF Global’s revenues and financial results will depend on the continued adoption and use of SAF by airlines.

SAF is a relatively new product, and airlines worldwide are in the adoption process as an alternative to fossil fuels and to reduce greenhouse gas emissions (“GHG”). Airlines currently use blended SAF at ratios between 90/10 to 70/30 (Jet-A: neat SAF), with a maximum blend ratio of 50/50 (Jet-A : neat SAF). Airlines can incorporate SAF into their fuel purchasing program without having to modify existing aircraft engines or fueling infrastructure. According to the Net Zero 2050: Sustainable Aviation Fuels Fact Sheet published by the IATA in May 2024, certain governmental and non-governmental organizations and certain airlines have set targets or have announced goals for SAF usage. These programs may increase the adoption and use of SAF, but airlines may decide to cease or slow their adoption of SAF for several reasons, reducing the demand for SAF. Such demand reduction would reduce XCF Global’s revenues and have a material adverse effect on its results of operations and cash flows.

If SAF turns out to be incompatible with or ineffective for existing aircraft, then SAF demand may decrease.

When blended with conventional jet aviation fuel, SAF is intended to be a “drop-in fuel,” meant to be used in existing aircraft engines and fueling infrastructure without the need for modification. However, the aviation industry has not yet universally adopted SAF as a jet fuel for everyday use, due in part to potential concerns about its effectiveness and compatibility with existing aircraft. Airlines are concerned that the use of SAF in their existing equipment could affect the functionality and therefore the safe operation of aircraft. In addition, it is unknown if the use of SAF could cause corrosion in airline engines or void manufacturer warranties. As such, any safety incident or engine degradation due to SAF use could adversely affect the entire SAF industry and lead to significant reductions in SAF demand, which could have a material adverse effect on XCF Global’s business and financial results.

XCF Global may need to expend significant amounts to build new facilities, convert newly acquired facilities and operate its existing facilities. It may be unable to complete capital projects at their expected costs or timely, and if market conditions change, it may affect the assumed economics of the project.

To grow its business, XCF Global’s business plan anticipates a combination of construction of new production facilities and conversion of newly acquired existing facilities into SAF production facilities. The construction process of new production facilities and the acquisition and conversion of new existing facilities into SAF production facilities, as well as the integration of those facilities into XCF Global’s operations involve numerous business, regulatory, environmental, political and legal risks, many of which are not fully within XCF Global’s control. The decisions to construct or acquire facilities will be based on a variety of factors, including forecasts of the expected return on investment of the project, anticipated product demand and the political and regulatory environments. These projects may take significant time to complete, and the market for XCF Global’s products, the competitive landscape, conditions in the capital markets, the political and regulatory environment or other conditions may change during this time.

Once XCF Global’s facilities begin production, they may require unscheduled or scheduled downtime for unanticipated or anticipated maintenance or repairs that may be more frequent or more costly than XCF Global’s estimates of turnaround time and related expense, particularly in the ramp-up periods, when production systems are being optimized for commercial-scale operations. XCF Global’s ability to process feedstocks depends on its ability to efficiently operate its production facilities, including maximizing the total time that such facilities are online and operational. The occurrence of significant unforeseen conditions or events in connection with the operation or maintenance of XCF Global production facilities, such as the need to refurbish such facilities, complete capital projects at such facilities, shortages of workers or materials, adverse weather, including, but not limited to lightning strikes, floods, hurricanes, tornadoes and earthquakes, equipment failures, fires, explosions, fluid leaks, damage to or destruction of property and equipment associated therewith, environmental releases and/or damage, government regulation changes affecting the use of such facilities, terrorist attacks, mechanical or physical failures of equipment, or other conditions or events, could prevent XCF Global from operating its production facilities or could force it to suspend production at such facilities down for repairs, maintenance, refurbishment or upgrades for a significant period of time. For example, New Rise Reno has already experienced certain periods of reduced throughput and downtime typical of commissioning and early-stage operations. While such early interruptions are not uncommon in production facilities, they may affect near-term production and cash flow.

Although XCF Global budget and forecast scheduled downtime for its facilities, actual scheduled and unscheduled maintenance could reduce its revenues during the period that one or more of its facilities are not operating. The ramp-up of New Rise Reno to production of renewable diesel and SAF on a commercial scale, the construction of New Rise Reno 2, the further build-out and reconstruction of the Fort Myers and Wilson production facilities and the construction or SAF conversion of additional facilities XCF Global build or acquire in the future, and the operation of those facilities as they come online involve significant uncertainties, including that:

•        new construction sites and existing facilities that meet XCF Global’s specifications, including location and availability of adequate infrastructure, may not be available;

•        XCF Global may not be able to identify and contract with capable engineering and construction firms to construct facilities at new sites or upgrade existing sites to XCF Global’s specifications;

•        XCF Global may not be able to complete the acquisition of appropriate sites for new construction and existing production facilities;

•        government and other authorities may challenge, deny or delay the issuance of requisite regulatory approvals, preventing XCF Global from obtaining or renewing permits, licenses, registrations and other authorizations;

•        new construction, conversions, improvements, maintenance or repairs to the facilities may not perform at expected levels or adequately address production and maintenance needs;

•        XCF Global may not be able to finance the acquisition of such sites, the construction of new facilities on those sites or modifications of those existing facilities;

•        operating costs of the facilities after the conversions, improvements, maintenance or repairs may be higher than expected;

•        the yield and product quality produced by the converted, new or repaired facilities and equipment may not meet XCF Global’s or its customers’ expectations and specifications;

•        further modification or replacement of the facilities or equipment, or additional repairs to the facilities or equipment, may be required to correct performance issues;

•        unanticipated cost overruns or delays in project completion may occur due to increases in costs of construction materials, labor and other expenses, delays resulting from supply chain disruptions, severe weather, natural disasters, works stoppages or labor disputes, and other factors that may affect XCF Global’s suppliers and vendors; and

•        XCF Global may have disputes with vendors, suppliers, contractors, or sub-contractors involved with a project.

If XCF Global is unable to complete capital projects at their expected costs or in a timely manner, XCF Global’s financial condition, results of operations, or cash flows could be materially and adversely affected. In addition, in most cases XCF Global’s revenues would not increase immediately upon the expenditure of funds on a particular project. Moreover, XCF Global may construct facilities to capture anticipated future growth in demand for SAF where such growth does not materialize to the extent or in the time frame that XCF Global anticipated. As a result, new capital investments may not achieve XCF Global’s expected investment return, which could adversely affect its financial condition or results of operations.

XCF Global’s ability to construct additional production facilities and acquire existing facilities may be adversely impacted by its outstanding indebtedness and by the price of its stock.

XCF Global’s ability to finance the construction of additional production facilities and to make future acquisitions of production facilities, particularly those that would be financed solely or in part through cash from operations, may be curtailed due to its obligations to make payments of principal and interest on its outstanding indebtedness and any restrictions imposed in the terms of such indebtedness. XCF Global may not have sufficient capital resources, now or in the future, and may be unable to raise sufficient additional debt or equity capital on satisfactory terms, if at all, in order to meet its capital requirements for such acquisitions. In addition, the terms of XCF Global’s then-existing indebtedness may include covenants that directly restrict, or have the effect of restricting, its ability to make certain capital expenditures or undertake certain acquisitions while the indebtedness remains outstanding. In addition, XCF Global’s ability to use shares of XCF Global’s Class A common stock as consideration for acquisitions or to finance new construction or acquisitions may be impacted by XCF Global’s stock price. The future trading price of XCF Global’s Class A common stock could limit XCF Global’s willingness to use its equity as consideration, the willingness of sellers to accept XCF Global’s shares or its ability to raise additional capital to fund acquisitions, and as a result could limit the size and scope of its acquisition program. If XCF Global is unable to undertake new constructions or pursue acquisitions that it believes would enhance its business or operations, the potential growth of its business and revenues may be adversely affected.

XCF Global’s acquisitions may expose it to unknown liabilities.

In connection with any future acquisitions, XCF Global may also assume operational and environmental liabilities. Some liabilities, including ones that may exist only because of past operations of an acquired facility or business, may prove to be more difficult or costly to address than XCF Global initially estimates. Also, government officials responsible for enforcing environmental laws may believe an environmental liability is more significant than XCF Global’s initially estimates, or XCF Global may fail to identify or fully appreciate an existing liability before XCF Global becomes legally responsible. XCF Global may have no recourse, or only limited recourse, to the former owners of such properties in the event such liabilities are present. As a result, XCF Global may be liable for claims based upon ownership of an acquired property and required to pay significant settlements, which could adversely affect XCF Global’s financial results and cash flow.

XCF Global may be unable to raise additional capital in the future to support its operations, complete acquisitions and grow its business.

XCF Global anticipates needing to raise additional capital to support the execution of its business plan, including its current and planned operations, acquisitions and expansion plans. Such funding may not be available when needed or may not be available on favorable terms or at all. If XCF Global raises additional funds in the future by issuing equity securities or securities convertible into or exchangeable for equity securities, dilution of existing stockholders will result, and such securities may have rights, preferences and privileges senior to those of XCF Global’s Class A common stock. Future funding may not be available on favorable terms, if at all. In addition, if XCF Global undertakes debt financing, the terms of any debt arrangements may include restrictive covenants or other terms that may impose burdens on its ability to operate. If funding is insufficient at any time in the future and XCF Global is unable to generate sufficient revenue from its operations to fund its operations, repay outstanding indebtedness, complete capital improvement projects consummate planned acquisitions, its results of operations, prospects and the value of its securities could be adversely affected. Currently, substantially all of New Rise’s assets are subject to liens relating to New Rise’s existing financing agreements. Those liens are likely to impact XCF Global’s ability to obtain additional debt financing and/or the terms available in connection with any debt financing.

XCF Global may fail to accurately forecast demand for SAF products, resulting in unexpected shortfalls or surpluses.

XCF Global expects to grow its business through a combination of construction of new production facilities and conversion of newly acquired existing facilities into SAF production facilities. Because of the time required to construct new production facilities and upgrade existing production facilities, XCF Global must make decisions regarding new construction, acquisitions and production facilities upgrades well in advance of when commercial production and sale of SAF products from those facilities will start. As a result, XCF Global may not accurately forecast demand for SAF products, which is critical to XCF Global’s growth plans. XCF Global may fail to accurately forecast demand due to several factors, many of which are outside of its control, including actions by its competitors, changes in market conditions, changes in government policies, environmental factors and adverse weather conditions. A shortfall or surplus in the supply of XCF Global’s SAF product may reduce its revenues, result in under-committing or overcommitting capital resources, damage its reputation and otherwise harm its business, results of operations and financial condition.

Competitiveness of XCF Global’s products depends largely on government incentives for renewable energy projects or other related policies that may change.

The competitiveness of XCF Global’s SAF products benefits, in part, from federal, state and local government incentives, including but not limited to RINs, LCFS credits in California and BTC, and other incentives to end users, distributors and manufacturers of renewable energy products, which promote the use of renewable energy. These government economic incentives could be reduced or eliminated altogether, or the categories of renewable energy qualifying for such government economic incentives could be changed. These renewable energy program incentives are subject to regulatory oversight and could be administratively or legislatively changed in a manner that could have a material adverse effect on XCF Global’s operations. Reductions in, changes to, or eliminations or expirations of, governmental incentives could result in lower demand for, and lower revenues from, XCF Global’s SAF product. Further, XCF Global’s ability to generate revenue from the various government economic incentives depends on its strict compliance with applicable federal and state programs, which are complex and can involve a significant degree of judgment. If the agencies that administer and enforce these programs disagree with XCF Global’s judgments, otherwise determine that it is not in compliance, conduct reviews of its activities or make changes to the programs, then XCF Global’s ability to generate revenue from the economic incentives could be temporarily restricted pending completion of reviews or as a penalty, permanently limited or lost entirely, and XCF Global’s could also be subject to fines or other sanctions.

In addition, XCF Global may be required to register its projects or qualify its products with the federal government, various states or other countries. Any cancellation or revocation or inability to renew those registrations and any delays in obtaining additional registration or qualification of XCF Global’s projects or products if needed could delay future revenues and could adversely affect its cash flows. XCF Global may also be required to obtain additional registrations, qualifications or licenses relating to New Rise Reno 2, Fort Myers, Wilson or any other future production facility. Further, XCF Global may need to make significant investments in its projects prior to receiving all registrations and/or qualifications. Failure of XCF Global’s projects or products to qualify for government economic incentives could have a material adverse effect on its business.

Negative attitudes toward renewable energy projects from the U.S. government, other lawmakers and regulators, airlines, other energy industry participants, and activists could adversely affect XCF Global’s business, financial condition and results of operations.

Parties with an interest in energy sources, including lawmakers, regulators, policymakers, other energy industry participants, environmental and advocacy organizations or other activists may invest significant time and money in efforts to delay, repeal or otherwise negatively influence regulations and programs that promote renewable energy. Many of these parties have substantially greater resources and influence than XCF Global. Further, changes in U.S. federal, state or local political, social or economic conditions, including a lack of legislative focus on or inefficiencies within such programs and regulations, could result in their modification, delayed adoption or repeal. Any failure to adopt, delay in implementing, expiration, repeal or modification of these programs and regulations, or the adoption of any programs or regulations that encourage the use of other energy sources over renewable energy, could adversely affect XCF Global’s business, financial condition and results of operations.

Several major airlines such as the member airlines of the Oneworld Alliance have announced goals for adopting SAF to meet their sustainability targets and reduce greenhouse gas emissions. These goals were announced as a result of guidelines established by certain governments and non-governmental organizations, such as the SAF Grand Challenge in the United States, Fit for 55 in the EU, and targets set by the IATA. If these guidelines are scaled back, repealed, or are believed to be insufficient to support demand creation, then airlines may consider revising their own targets for SAF adoption and/or reduce their use of SAF. A change in sentiment and/or reduction in SAF usage would reduce the demand for XCF Global’s SAF product and negatively affect XCF Global’s revenues and financial results. Moreover, the current U.S. reliance on voluntary measures to incentivize SAF adoption may not be as competitive as compared to mandates introduced in the EU which could result in domestic SAF production decreasing available supply and impacting the ability for U.S. airlines to adopt SAF.

XCF Global continues to rely on the knowledge and involvement of several of its largest shareholders, and any lack of cooperation or failure to perform on their part could adversely affect its operations and strategic flexibility.

XCF Global continues to rely on Soule and EEME, two of its largest shareholder groups for certain funding and legacy knowledge of its New Rise Reno production facility, which they have gained through historical involvement in its development. Soule previously owned and operated New Rise Renewables, LLC (the predecessor to XCF Global, Inc.) through his prior ownership of RESC Renewables, LLC, and his wholly owned entity, Encore, served as the engineering procurement and construction contractor for the construction and subsequent conversion of the facility. As mentioned above, GL Part SPV I, LLC, GL Part SPV II, LLC, and EEME are all owned by Ms. Ladnier. Although Soule and Mr. Singal do not serve as executive officers, employees, or directors of XCF Global, Inc. or its subsidiaries, XCF Global continues to rely on their institutional knowledge, certain historical relationships with vendors and contractors, and familiarity with the New Rise facility. If Soule or Mr. Singal were to withdraw their support, restrict access to institutional knowledge, or pursue business activities that compete with or conflict with the XCF Global’s interests, its operations and financial and strategic flexibility could be adversely affected.

If XCF Global chooses to produce renewable fuels other than, or in addition to, SAF, it may not achieve the anticipated financial results.

XCF Global’s existing Reno production facility, New Rise Reno, and additional facilities that it may construct or convert to SAF production may be able to produce other renewable fuels, including renewable naphtha (a byproduct from SAF production), biodiesel, a renewable energy source which can be made from vegetable oils, recycled cooking oil and animal fats that is usually blended with petroleum diesel, and renewable diesel, a biofuel that is chemically equivalent to petroleum diesel and can be used as a “drop-in fuel” which means it can be used in existing diesel engines without the need for modification and transported in petroleum pipelines.

During the initial phase of production ramp-up of SAF, the Reno production facility operated at approximately 50% capacity. XCF Global’s New Rise Reno team has been reviewing the catalyst processing for SAF to meet nameplate capacity and, on June 1, 2026, announced the receipt of process catalyst at the facility. While ramp-up processes are being undertaken and until final acceptance, management has made the determination to temporarily produce renewable diesel which can be achieved at approximately 2,000 barrels per day, which is approximately 20% below nameplate capacity without any additional modifications to the facility. Although XCF Global currently expects to return to SAF production and produce SAF exclusively at its production facilities, there may be circumstances similar to the temporary production of renewable diesel at the New Rise Reno facility in which XCF Global decided to produce other renewable fuels in addition to, or instead of, SAF. Many of the risks associated with production and sale of SAF also apply to production and sale of biodiesel, renewable diesel or other renewable fuels. In addition, there may exist other risks associated with a change in XCF Global’s business model and in the production of renewable fuels other than SAF. Those risks may materially and adversely affect XCF Global’s business, and it may not achieve the financial results it anticipates.

XCF Global’s industry is competitive and marked by rapidly advancing technologies.

Currently, the number of SAF producers is limited. However, additional competitors are expected to enter the market, and competitiveness is expected to increase. Existing competitors and new market entrants may have significant competitive advantages over XCF Global, including greater operational experience and greater financial, research and development, manufacturing, management and marketing resources, more favorable access to feedstocks, greater brand recognition and stronger historical relationships with their customers. Competition may increase due to greater availability of capital for investment and increased interest in XCF Global’s industry, as more companies seek to facilitate the development of renewable fuels. XCF Global’s competitors may succeed in developing, acquiring or licensing technologies that are more effective or less costly than those XCF Global uses in the production of SAF. In addition, the products introduced by these competitors may be perceived by customers as having advantages over XCF Global’s SAF product, in terms of quality, price, availability or any combination of those factors. XCF Global’s failure to successfully compete may have a material adverse effect on its business, financial condition and results of operations and diminish its market share.

In addition, the fuel and chemical industries are characterized by rapid and significant technological change. XCF Global’s success may depend on its ability to maintain a competitive position with respect to technological advances, as technological advances introduced or adopted by its competitors and used in their SAF products may diminish demand for its SAF product. In addition, those technological advances may give XCF Global’s competitors significant pricing advantages if those advances allow them to produce SAF products on a more efficient and cost-effective basis. If XCF Global is unable to keep pace with technological change, its business, prospects and results of operations could be materially and adversely affected.

XCF Global’s financial results could vary significantly from quarter to quarter and are difficult to predict.

XCF Global’s financial results could vary significantly from quarter to quarter because of a variety of factors, many of which are outside of its control and are difficult to predict. As a result, comparing XCF Global’s results of operations on a period-to-period basis may not be meaningful. In addition, other factors that could cause XCF Global’s quarterly results of operations to fluctuate include:

•        delays or greater than anticipated expenses associated with constructing new production facilities and upgrading acquired existing production facilities;

•        fluctuations in the prices or availability of the feedstocks required to produce SAF products;

•        timing of XCF Global’s capital expenditures, particularly with respect to construction of new production facilities and upgrading acquired existing production facilities;

•        changes in general economic, industry and market conditions;

•        business interruptions, particularly in operations at XCF Global’s production facilities;

•        the development of new technologies or similar products by others and any effect on XCF Global’s pricing or demand for its SAF products; and

•        changes in governmental, accounting and tax rules and regulations, environmental, health and safety requirements, and other rules and regulations.

Due to these and other factors, XCF Global’s financial results for any quarterly or annual period may not meet its expectations or the expectations of its investors and may not be meaningful indications of its future performance.

Economic conditions and trends in the business cycles of the airline industry will impact XCF Global’s business and operating results.

The primary end-users of SAF are companies operating fleets of jet aircraft, particularly commercial airlines. The overall demand for SAF is driven by fluctuations in end-user demand, which largely depends on general macroeconomic conditions in the U.S. and globally. Most of the principal end-users of SAF also dependent on general economic conditions, including the price of fuel and energy, availability of affordable credit and capital, interest rates and consumer confidence and spending trends. Shifts in end-users businesses may result in significant fluctuations in demand, volumes, pricing and operating margins for XCF Global’s products.

Improvements in or new discoveries of alternative energy products or production technologies and/or government mandated use of such products or technologies, could have a material adverse effect on XCF Global financial condition and results of operations.

XCF Global’s business depends on the demand for SAF. As a result, any new products that are developed that could compete with the XCF Global’s SAF products, including alternative versions of SAF that might be perceived as preferable, or production technologies that may permit competitors to produce SAF more efficiently and economically, or governmental mandates to use those alternative products or production technologies or limit or prohibit XCF Global from using its production technologies could have a material adverse impact on its business, financial condition and results of operations.

XCF Global’s business is subject to operational and safety risks, including the risk of personal injury to employees and others.

XCF Global’s operations involve risks such as equipment defects, malfunctions and failures, chemical releases, possible fires or explosions and other risks that could potentially result in injury or death of employees and others, including employees of XCF Global’s service providers, a need to shut down or reduce operation of facilities, increased operating expense and exposure to liability for personal injury, pollution and other environmental damage, and property damage or destruction.

Despite comprehensive training, compliance and response and recovery programs, as well as equipment maintenance programs, XCF Global may incur substantial liabilities in excess of any applicable insurance, which may adversely affect its business, results of operations and financial condition. Any such incidents could also adversely affect XCF Global’s reputation. In addition, a major operational failure, even if suffered by a competitor, may bring enhanced scrutiny and regulation of the industry, which could result in increases in XCF Global’s operating expenses.

XCF Global may be subject to citizen opposition and negative publicity due to public concerns over its operations and planned future operations.

High levels of public concern exist over fuel production operations, including with respect to the location and operation of transfer, processing and storage facilities. Part of XCF Global’s business strategy is to increase its production capacity through the construction of new production facilities and the acquisition of existing production facilities to be upgraded and converted into SAF production facilities. Zoning, permit and licensing applications and proceedings, as well as regulatory enforcement proceedings, are all matters open to public scrutiny and comment. Accordingly, from time to time, XCF Global may be subject to citizen opposition and publicity which may damage its reputation and delay or limit the planned expansion and development of future facilities or operations or impair its ability to renew existing permits, any of which could prevent it from implementing its growth strategy and have a material adverse effect on its business, financial condition or results of operations.

XCF Global’s insurance policies do not cover all losses, costs or liabilities that it may experience, and XCF Global may be unable to maintain adequate insurance coverage.

XCF Global’s business involves various risks, including claims for causing damage to property and injuries to persons that may include allegations of negligence or professional errors or omissions. Such claims could be substantial. If XCF Global is unable to obtain adequate or required insurance coverage, or if such insurance is not available at affordable rates, XCF Global could be in violation of its permit conditions and other requirements of the environmental laws, rules and regulations under which it operates. Such violations could render XCF Global unable to continue certain operations or operate certain assets, which may significantly impair its financial condition.

XCF Global’s policies do not cover all of its potential losses, costs or liabilities. XCF Global could suffer losses for uninsurable or uninsured risks, or in amounts in excess of its existing insurance coverage, which would significantly affect its financial performance. XCF Global’s insurance policies may have deductibles and self-retention limits that could expose XCF Global to significant financial expense. XCF Global’s ability to obtain and maintain adequate insurance may be affected by conditions in the insurance market over which it has no control. In addition, because key aspects of XCF Global’s operations will depend on its service providers, XCF Global may be exposed to additional risks in the event that its service providers do not maintain adequate insurance coverage and, in the event of any adverse occurrence or loss, a third party may pursue claims against XCF Global in addition to the service providers. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on its business, financial condition and results of operations. If adequate insurance coverage is not available or not available on economically acceptable terms, XCF Global’s business would be materially and adversely affected.

The litigation environment in which XCF Global operates poses a significant risk to its businesses.

XCF Global has been involved, and may in the future become involved, from time to time, in lawsuits in the ordinary course of its business. Although XCF Global has not experienced any losses to date that have had a material adverse effect its operation, XCF Global may experience negative outcomes in such lawsuits in the future. Any such negative outcomes could have a material adverse effect on its business, liquidity, financial condition and results of operations. XCF Global evaluates litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, XCF Global establishes reserves and disclose the relevant litigation claims or legal proceedings, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of judgment. Actual outcomes or losses may differ materially from such assessments and estimates. The settlement or resolution of such claims or proceedings may have a material adverse effect on XCF Global’s results of operations. In addition, judges and juries in certain jurisdictions have demonstrated a willingness to grant large verdicts, including punitive damages, to plaintiffs in personal injury, property damage and other tort cases. The litigation environment in these areas poses a significant business risk to XCF Global and could cause a significant diversion of management resources, which may have a material adverse effect on its financial condition, results of operations and cash flows.

Certain XCF Global’s significant stockholders are involved in litigation which could make it more difficult to obtain additional funding.

Majique Ladnier is the sole member of GL Part SPV I, LLC, GL Part SPV II, LLC and EEME Energy SPV I LLC and has sole voting and investment authority over the shares of XCF Global’s common stock owned by those entities. Ms. Ladnier and her husband, Suneet Singal, are defendants to certain litigation discussed under the heading “Certain Relationships and Related Person Transactions of XCF Global — Related Party Transactions — Certain Litigation Involving GL’s Sole Member and a GL Related Party.” While XCF Global is not a party to or involved in such litigation in any way, it may be indirectly affected by such litigation and such litigation could have an adverse impact on XCF Global’s ability to obtain additional funding and/or the terms available in connection with any such funding.

XCF Global’s and its service provider’s respective information technology systems could suffer interruptions, failures or breaches, disrupting operations.

XCF Global’s information technology systems, some of which depend on services provided by third parties, serve an important role in the operation of its business. In addition, XCF Global depends on certain service providers’ systems to provide critical services for its operations. These systems could be damaged or cease to function properly due to several causes, such as catastrophic events, power outages, security breaches, computer viruses or cyber-based attacks.

To date, neither XCF Global nor, to its knowledge, its critical service providers have been materially impacted by such events. However, continually evolving threats mean that XCF Global and its third-party information technology systems service providers and its operations service providers must continually evaluate and adapt their respective systems and processes and overall security environment. Any significant future compromise or breach of data security, whether external or internal, or misuse of customer, supplier or company data, could result in significant costs, operational disruptions, lost sales, fines, lawsuits, and damage to XCF Global’s reputation. There is no guarantee that these measures will be adequate to safeguard against all data security breaches, system compromises or misuses of data. In addition, as the regulatory environment related to information security, data collection and use, and privacy becomes increasingly rigorous, with new and constantly changing requirements applicable to XCF Global’s business, compliance with those requirements could also result in additional costs.

Competitors that produce part or all of their own supply of feedstocks may have a competitive advantage.

XCF Global competes with many renewable fuels producers, including producers of biodiesel, renewable diesel and SAF, for available supplies of feedstocks. XCF Global does not produce any feedstocks. By contrast, some of its competitors now obtain, or may in the future obtain, a portion or all of their feedstocks from their own production. Competitors that have their own feedstocks production may be better positioned to withstand feedstock shortages or periods of depressed prices for their products.

Uncertainty and illiquidity in the capital markets may impair XCF Global’s ability to obtain equity or debt financing.

XCF Global’s ability to obtain equity or debt financing depends in large measure on the state of the capital markets, over which it has no control. XCF Global’s ability to access the capital markets may be restricted at a time when it would like, or need, to access those markets, which could constrain its flexibility to react to changing economic and business conditions. In addition, the cost and availability of debt and equity financing may be adversely impacted by unstable or illiquid market conditions. Protracted uncertainty and illiquidity in these markets also could have an adverse impact on XCF Global’s lenders or customers, preventing them from meeting their obligations.

XCF Global has substantial indebtedness and expects that at least part of its future financing needs will involve incurring additional indebtedness.

XCF Global has a significant amount of outstanding indebtedness. In addition, XCF Global expects that at least part of its anticipated future financing requirements will be funded by the issuance of debt securities, obtaining lines of credit or project-based debt financing or other arrangements that will involve incurring additional indebtedness.

XCF Global’s indebtedness could have important consequences and significant effects on its business. For example, indebtedness could:

•        increase XCF Global’s vulnerability to adverse changes in general economic, industry and competitive conditions;

•        require XCF Global to commit a substantial portion of its cash flow from operations to make payments on its indebtedness, which would reduce the availability of cash flow to fund working capital, capital expenditures and other general corporate purposes;

•        limit XCF Global’s ability to pursue certain business opportunities;

•        make it more difficult to satisfy XCF Global’s financial obligations;

•        place XCF Global at a competitive disadvantage compared to its competitors that have less debt obligations; and

•        limit XCF Global’s ability to borrow additional funds for working capital, capital expenditures, capital improvements, acquisitions, debt service requirements or execution of its business plan.

XCF Global is in default under certain unsecured loan agreements due to the non-payment of scheduled principal and/or interest amounts.

As part of the acquisition of the Fort Myers and Wilson facilities, Legacy XCF assumed an unsecured debt of $1,519,625. As of the date of this filing, XCF Global is in default under certain of these unsecured loan agreements due to the non-payment of scheduled principal and/or interest amounts and, although the holder has not yet exercised its rights, it could call the note or take other action at any time. The affected loans have an aggregate principal balance of approximately $983,750 and interest payable of approximately $535,875 and carry maturities ranging from 2021 to 2024. No payments have been made as of the date of this joint proxy statement/prospectus on these obligations.

XCF Global is actively engaged in discussions with the affected lenders regarding potential amendments, forbearance arrangements, or restructuring of the outstanding obligations, but it cannot guarantee that such discussions will result in a favorable outcome or a waiver of the existing defaults. As of the date of this filing, the lenders have not taken any formal enforcement actions.

If XCF Global is unable to resolve the status of these defaults, there could be a range of adverse consequences, including, but not limited to:

•        acceleration of repayment obligations, at the lenders’ discretion;

•        imposition of penalty interest rates or fees;

•        restrictions on XCF Global’s ability to access future financing; and

•        negative impacts on XCF Global’s credit profile and vendor relationships.

XCF Global’s ability to continue funding operations, meet upcoming working capital requirements and pursue its strategic initiatives depends on resolving the loan defaults, securing additional financing, and/or generating sufficient cash flows from operations. There can be no guarantee that XCF Global will be able to do so in an efficient or timely manner, or at all. Failure to resolve the loan defaults could have a material adverse effect on XCF Global’s business, results of operations, financial condition, prospects and reputation.

XCF Global may fail to retain key personnel or attract additional qualified personnel.

XCF Global depends upon the continued availability and commitment of key management, including its chief executive officer, Christopher Cooper, and chief financial officer, William Dale. The loss of any such members could negatively impact business operations. From time to time, XCF Global may need to identify and retain additional skilled management and specialized technical personnel to efficiently operate the business. Recruiting and retaining qualified personnel is critical to XCF Global. If XCF Global is not successful in attracting and retaining qualified personnel, its ability to execute its business plan and growth strategy could be affected, which could have a material adverse impact on its profitability, results of operations and financial condition.

XCF Global may be unable to manage its growth and successfully expand its operations successfully.

XCF Global’s future success depends on its ability to manage the rapid growth anticipated in its business plan, including the expected organic growth and growth through the construction of additional production facilities and acquisitions. XCF Global’s ability to effectively manage its anticipated growth and expansion requires, among other things, XCF Global to:

•        effectively scale its operations;

•        enhance its operational, financial and management controls and infrastructure, human resources policies, and reporting systems and procedures;

•        maintain and expand its supplier, customer and vendor relationships;

•        effectively manage its key service providers;

•        successfully identify, recruit, hire, train, maintain, motivate and integrate additional employees; and

•        effectively manage and maintain its corporate culture.

These undertakings require significant capital expenditures and allocation of valuable management and employee resources, and XCF Global’s may place a strain on its operational, financial and management infrastructure. XCF Global cannot guarantee it will be able to do so efficiently or in a timely manner, or at all. XCF Global’s failure to effectively manage growth and expansion could have a material adverse effect on its business, results of operations, financial condition, prospects and reputation.

XCF Global’s international growth strategy includes, among other things, licensing its proprietary modular facility design and intellectual property to third parties.

XCF Global intends to license its proprietary modular facility design and intellectual property to third parties in international jurisdictions. While this model supports capital-efficient expansion and technology dissemination, it exposes XCF Global to several execution and operational risks, including:

•        regulatory uncertainties in foreign markets — local permitting, environmental, tax, and trade regimes may differ substantially from U.S. standards, potentially delaying development timelines or increasing costs;

•        dependence on partner performance — the success of licensed facilities hinges on the capabilities of external licensees, over whom XCF Global may have limited oversight or control;

•        intellectual property protection challenges — licensing in foreign jurisdictions can heighten risks of unauthorized technology use or IP infringement; and

•        reputational and financial exposure — any issues experienced by international licensees (e.g., delays, accidents, regulatory violations) may negatively impact XCF Global’s reputation or expose it to contractual liabilities.

If these risks materialize, XCF Global could face delays in international rollout, suffer financial losses or incur additional costs, which could adversely affect its growth objectives and financial condition.

XCF Global may be unable to protect its intellectual property rights, or if others use its technology without authorization, its competitive position could be materially harmed.

XCF Global’s success depends, in part, on its ability to protect proprietary technology, processes and know-how relating to the design and operation of SAF facilities. XCF Global relies on a combination of intellectual property protections, contractual rights and trade secret safeguards to maintain its competitive advantage. However, these measures may not prevent third parties, including potential competitors, from misappropriating or independently developing similar technologies.

If competitors, including other developers, are able to use XCF Global’s modular design technology or related processes without authorization, they may be able to build competing SAF facilities, eroding XCF Global’s market position and adversely affecting its revenues and profitability. Defending XCF Global’s intellectual property rights may require costly and time-consuming litigation or arbitration, and XCF Global cannot assure you that it would prevail in such proceedings or that it could adequately prevent unauthorized use. In addition, some jurisdictions may offer less robust intellectual property protections than the United States, limiting XCF Global’s ability to enforce its rights globally.

Any failure to adequately protect XCF Global’s intellectual property, or any unauthorized use by others, could materially and adversely impact its competitive position, financial condition and results of operations.

XCF Global may be negatively impacted by inflation.

Increases in inflation could impact the commodities markets generally, the overall demand for XCF Global’s products, its costs for feedstocks, labor, material and services and the margins XCF Global is able to realize on its products, all of which could have an adverse impact on its business, financial position and results of operations. Inflation has resulted in higher interest rates, and further increases in interest rates could adversely affect its future ability to obtain financing or materially increase the cost of any additional financing.

Declines in XCF Global’s anticipated profitability could result in the impairment of its assets.

XCF Global is not expected to hold material amounts of long-lived assets on its balance sheet. A decline in expected profitability of one or more of production facilities or a decline in the demand for SAF could call into question the recoverability of XCF Global’s long-lived assets and require XCF Global to write down or write off these assets. Such an occurrence could have a material adverse effect on XCF Global’s results of operations and financial position.

Risks Relating to DevvStream’s Business

Unless otherwise indicated herein or unless the context otherwise requires, the terms “we,” “us,” “our” and the “Company” in this “Risks Relating to DevvStream’s Business” subsection refers to DevvStream.

We may be unable to enforce or recover under certain carbon credit purchase agreements.

Our ability to recognize value from carbon credit purchase agreements depends on counterparties delivering contracted credits. In certain cases, including our Paytech Ipixuna transaction, delivery has been delayed or disputed. Failure to resolve such issues or enforce our contractual rights could adversely affect our results and asset values.

We have limited operating history and financial results, which make our future results, prospects and the risks we may encounter difficult to predict. We have not generated any revenue to date.

We have a limited operating history upon which you can evaluate our business and prospects. We have never generated any revenue and are subject to business risks and uncertainties associated with starting a new business, including the risk that we will not achieve our financial objectives as estimated by our management. Since our formation in 2021, our operations to date have been limited primarily to organizing and staffing our company, business planning, raising capital, making carbon credits streaming project investments and signing contracts for the generation and sale of carbon credits. In addition, we have limited experience and have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the renewable energy industry.

The nature of our operations is highly speculative and there is a consequent risk of loss of investment. The success of our activities will depend on management’s ability to implement its strategy and on the availability of opportunities related to carbon credit trading, stream agreements for carbon credits, and greenhouse gas emission avoidance, reduction, and sequestration programs; government regulations; commitments to reduce greenhouse gas emissions by corporations, organizations, and individuals; and general economic conditions. There is no certainty that anticipated outcomes and sustainable revenue streams will be achieved and there is no certainty that we will continue to successfully make acquisitions of carbon credits, streams, or other interests, or that current or future carbon credits, streams, or other interests acquired by us will be profitable. In particular, our future growth and prospects will depend on our ability to expand our portfolio of investments while at the same time maintaining effective cost controls. Any failure to expand would have a material adverse effect on our business, financial condition, and results of operations. Because of the uncertainties and risks associated with these activities, we are unable to accurately and precisely predict the timing and amount of revenues, the extent of any further losses or if or when we might achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Our failure to become and remain profitable may depress the market price of our common shares and could impair our ability to raise capital, expand our business, or continue our operations. If we continue to suffer losses as we have in the past, investors may not receive any return on their investment and may lose their entire investment.

We have incurred significant losses and expect to incur additional expenses and continuing losses for the foreseeable future, and we may not achieve or maintain profitability.

We have incurred significant operating losses. Our operating losses were $12,067,231 and $9,871,748 for the years ended July 31, 2025 and 2024, respectively. We may continue to incur operating losses in the future as we expect to incur additional costs as we develop our business and expand our portfolio of investments, which may be more costly than we expect and may not result in increased revenue, profits or growth in our business. Such costs include increased overhead costs, marketing and promotion costs, general and administrative expenses and costs associated with operating as a public company. Other unanticipated costs may also arise. Our ability to continue as a going concern will depend on the completion of the Business Combination Agreement or our ability to obtain sufficient funding from other sources. Our financial statements for the years ended July 31, 2025 and 2024 do not include any adjustments that might result from the outcome of this uncertainty and have been prepared on a basis that assumes we will continue as a going concern, as described in the notes to our financial statements included elsewhere in this Annual Report.

We have not yet started delivering carbon credits to any current or potential partners, making it difficult to predict our future operating results, and we believe that we will continue to incur operating losses until at least the time we begin delivering carbon credits. As a result, our losses may be larger than anticipated, and we may not achieve profitability when expected, or at all, and even if we do, we may not be able to maintain or increase profitability.

We expect our operating expenses to increase as we further develop our business. We expect the rate at which we incur losses will be higher as we engage in the following activities:

•        researching potential carbon credit screening impact investments and project management opportunities, including conducting third-party feasibility studies as part of the project due diligence process;

•        providing project management services, including initial program development, validation, registry listing, any ongoing data collection, and fees charged by registries for credit issuance, transfer or retirement;

•        purchasing carbon credits generated by ongoing carbon credit streams (in cases where we have not purchased such carbon credits outright, without the need for additional consideration);

•        attracting and retaining buyers to purchase the carbon credits, through direct sales or on carbon credit marketplaces; and

•        increasing its general and administrative functions to support its growing operations and its responsibilities as a U.S.-listed public company

Because we will continue to incur the costs and expenses from these efforts before we receive any associated revenue, our losses in future periods could be significant. In addition, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in the revenue we anticipate, which would further increase our losses. Furthermore, if our future growth and operating performance fails to meet investor or analyst expectations, or if we have future negative cash flow or losses resulting from our investment in acquiring customers or expanding our operations, this could have a material adverse effect on our business, financial condition and results of operations.

We may lack sufficient funds to achieve our planned business objectives and may seek to raise further funds through equity or debt financing or other means. An inability to access the capital or financial markets may limit our ability to fund our ongoing operations and execute our business plan to pursue investments that we may rely on for future growth.

We have had negative cash flow from operations since our inception on August 27, 2021. We will operate at a loss until we are able to realize cash flow from our investments or carbon management contracts. We may require additional financing to fund the business, business expansion, and/or negative cash flow. Our ability to arrange such financing in the future will depend, in part, upon prevailing capital market conditions, as well as business success. There can be no assurance that we will be successful in our efforts to arrange additional financing on satisfactory terms, or at all. We cannot predict with certainty the timing or amount of any such capital requirements. If additional financing is raised by the issuance of shares from treasury, control of our company may change, and the shareholders may suffer additional dilution. If adequate funds are not available, or are not available on acceptable terms, we may not be able to operate our business at maximum potential, to expand or to take advantage of other opportunities.

If the assumptions used to determine our market opportunity are inaccurate, our future growth rate may be affected and the potential growth of our business may be limited.

Market opportunity estimates and growth strategies are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate, and as such the estimates of growth included in this annual report may prove to be inaccurate and may not be indicative of future growth. As the royalty and stream financing model is relatively new in the carbon credit industry, it may not gain acceptance or experience widespread growth. The majority of our current investment opportunity pipeline represents an estimate by management based on potential transactions which remain under various states of non-binding proposals and negotiations. To date, we have entered into seven definitive agreements and one offtake agreement. There can be no assurance that we will be able to enter into further definitive agreements for or complete the acquisition of, all or any other investments identified in our opportunity pipeline, or successfully monetize any carbon credits we may acquire. Further, our estimate of the total addressable market may not prove to be accurate and, even if the estimate of market opportunity and growth strategy does prove to be accurate, we could fail to capture a significant portion, or any portion, of the available market.

If demand for carbon credits does not grow as expected or develops more slowly than expected, our revenues may stagnate or decline and our business may be adversely affected.

The demand for, and the market price of, carbon credits can be adversely affected by any number of factors, including the implementation of lower emission infrastructure, an increase in the number of projects generating carbon credits, invention of new technology that assists in the avoidance, reduction or sequestration of emissions, increased use of alternative fuels, a decrease in the price of conventional fossil fuels, increased use of renewable energy, and the implementation and operation of carbon pricing initiatives such as carbon taxes and emissions trading systems (“ETSs”). There can be no assurance that carbon pricing initiatives or compliance or voluntary carbon markets will continue to exist. Carbon pricing initiatives may be subject to policy and political changes and may otherwise be diminished, terminated or not renewed upon their expiration. In addition, the demand for carbon credits is driven by the social and political demand to reduce greenhouse gas emissions globally. Any decrease in such social and political demand could limit opportunities in the marketplace for carbon credits and decrease the price of carbon, which would have a material adverse effect on our business, financial condition, and results of operations.

The carbon credit market is competitive, and we expect to face increasing competition in many aspects of our business, which could cause operating results to suffer.

There are many organizations, companies, non-profits, governments, asset managers and individuals that are buyers of carbon credits, or rights to or interest in carbon credits, and there is currently a limited supply of carbon credits, projects to generate future carbon credits and investment opportunities in carbon credits. We expect competitors to enter the carbon credit streaming space, and that many of these competitors will be larger, more established companies with substantial financial resources, operational capabilities, and long track-records in carbon markets. In the future, we may be at a competitive disadvantage in investing in carbon projects, acquiring carbon credits or interests in carbon credits, whether by way of purchases in carbon markets, streams, or other forms of investment, as our future competitors may have greater financial resources and technical staff. Accordingly, there can be no assurance that we will be able to compete successfully against other companies in building a portfolio of carbon credits and carbon credit-related investments. Our inability to acquire carbon credits and streams may result in a material and adverse effect on our profitability, results of operation and financial condition.

The carbon market is an emerging market and its growth is dependent on the development of a commercialized market for carbon credits.

From a global perspective, the market for carbon credits continues to be at a nascent stage. However, there can be no guarantee that the development of carbon markets will continue to occur at the expected rate or at all. Any such delay or failure to further develop a commercialized market could reduce demand for carbon credits or streams, which would significantly harm our expected revenues. Further, we may be unable to recover any losses or expenses incurred, or which we expect to continue to incur, in our investments in or related to carbon credits.

Because our business is significantly concentrated in carbon credits and the carbon market, we are susceptible to adverse economic or regulatory occurrences materially and adversely affecting our performance.

Our business is to invest in carbon credits, and businesses or investments related to carbon credits, and we have only invested in carbon credits streaming projects to date. Adverse events affecting the development and operation of our carbon credits streaming projects may have a material adverse effect on our profitability, financial condition and results of operations. While we intend to continue entering into stream arrangements and investments in a large number of carbon credits with exposure to a wide variety of projects and attributes, we can provide no assurances that we can achieve such diversification. We expect that, at the very least in the near-term, we will continue to have a significant portion of our assets dedicated to a small number of carbon credit projects, businesses and investments related to carbon credits.

Even if we achieve diversification with respect to our carbon credit investments, our investment portfolio will be more at risk to adverse economic or regulatory occurrences affecting carbon credits generally than an investment fund that holds a diversified portfolio of securities, given our concentration in the carbon credit and carbon market space.

We have identified a material weakness in our internal control over financial reporting. If we are unable to remediate this material weakness, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and the market price of our common shares.

While we and our independent registered public accounting firm did not and were not required to perform an audit of our internal control over financial reporting, in connection with the audit of our 2023 consolidated financial statements, we identified control deficiencies in the design and operation of our internal control over financial reporting that constituted a material weakness. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected in a timely manner.

We did not design or maintain an effective control environment commensurate with financial reporting requirements. Specifically, we did not consistently have documented evidence of review procedures and, due to resource limitations, did not always maintain segregation of duties between preparing and reviewing analyses, and reconciliations. These control deficiencies could result in a misstatement of our accounts or disclosures that would result in a material misstatement of our financial results that would not be prevented or detected, and accordingly, we determined that these control deficiencies constitute a material weakness.

We are working to remediate the material weakness and are taking steps to strengthen our internal control over financial reporting through the hiring of additional appropriately skilled finance and accounting personnel with the requisite technical knowledge and skills, which may be costly and time consuming. With additional skilled personnel, we are taking appropriate and reasonable steps to remediate this material weakness through the implementation of appropriate segregation of duties, formalization of accounting policies and controls and retention of appropriate expertise for complex accounting transactions. We will not be able to fully remediate these control deficiencies until these steps have been completed and have been operating effectively for a sufficient period of time.

We cannot assure you that the measures we have taken to date and those we expect to take in the future will be sufficient to remediate the material weakness we identified or avoid the identification of additional material weaknesses in the future. If the steps we take do not remediate the material weakness in a timely manner, there could continue to be a reasonable possibility that this material weakness or other control deficiencies could result in a material misstatement of our annual or interim financial statements that would not be prevented or detected on a timely basis, which could in turn cause the market price of our common shares to decline significantly and make raising capital more difficult. If we fail to remediate our material weakness, identify future material weaknesses in our internal control over financial reporting or fail to meet the demands that will be placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”), we may be unable to accurately report our financial results or report them within the timeframes required by law or stock exchange regulations. Failure to comply with Section 404 of SOX could also potentially subject us to sanctions or investigations by the SEC or other regulatory authorities. If additional material weaknesses exist or are discovered in the future, and we are unable to remediate any such material weakness, our reputation, results of operations and financial condition could suffer.

If we fail to retain our key personnel or if we fail to attract additional qualified personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

We are dependent upon the continued availability and commitment of our key management, including Sunny Trinh, Chris Merkel, and David Goertz. The loss of any such members could negatively impact business operations. From time to time, we will also need to identify and retain additional skilled management and specialized technical personnel to efficiently operate the business. The number of persons experienced in carbon markets and the origination, registration, selling and trading of carbon credits is limited, and competition for such persons can be intense. In addition, the number of persons skilled in structuring streams is limited. Recruiting and retaining qualified personnel is critical to our success and there can be no assurance of such success. If we are not successful in attracting and training qualified personnel, our ability to execute our business model and growth strategy could be affected, which could have a material adverse impact on our profitability, results of operations and financial condition.

Increased scrutiny of ESG matters, including our completion of certain ESG initiatives, could have an adverse effect on our business, financial condition and results of operations, result in reputational harm and negatively impact the assessments made by ESG-focused investors when evaluating us.

We are increasingly facing more stringent ESG standards, policies and expectations, and expect to continue to do so as a listed company following the Closing with growing operations. Companies across all industries are facing increasing scrutiny from a variety of stakeholders, including investor advocacy groups, proxy advisory firms, certain institutional investors and lenders, investment funds and other influential investors and rating agencies, related to their ESG and sustainability practices. We generally experience a strong ESG emphasis among our customers, partners and competitors. Some of these stakeholders maintain standards, policies and expectations regarding environmental matters (e.g., climate change and sustainability), social matters (e.g., diversity and human rights) and corporate governance matters (e.g., taking into account employee relations when making business and investment decisions, ethical matters and the composition of the board of directors and various committees). There is no guarantee that we will be able to comply with applicable ESG standards, policies and expectations, or that we will, from the perspective of other stakeholders and the public, appear to be complying with such ESG standards, policies and expectations. If we do not adapt to or comply with investor or other stakeholder standards, policies, or expectations on ESG matters as they continue to evolve, or if we are perceived to have not responded appropriately or quickly enough to growing concern for ESG and sustainability issues, regardless of whether there is a regulatory or legal requirement to do so, we may suffer from reputational damage and our business, financial condition and/or stock price could be materially and adversely affected.

While we may at times engage in or prepare voluntary ESG initiatives and disclosures to respond to stakeholder expectations or to improve our ESG profile, such initiatives and disclosures may be costly and may not have the desired effect. Expectations regarding our management of ESG matters continue to evolve rapidly, in many instances due to factors that are beyond our control. For example, we may ultimately be unable to complete certain initiatives or targets, either on the timelines initially announced or at all, due to technological, cost, or other constraints, which may be within or outside of our control. Moreover, our ESG actions or statements may be based on expectations, assumptions, or third-party information that we currently believe to be reasonable, but which may subsequently be determined to be erroneous or be subject to misinterpretation. If we fail to, or are perceived to fail to, implement certain ESG initiatives or achieve certain ESG objectives, we may be subject to various adverse impacts, including reputational damage and potential stakeholder engagement and/or litigation, even if such initiatives are currently voluntary. Certain market participants, including major institutional investors and capital providers, use third-party benchmarks and scores to assess companies’ ESG profiles in making investment or voting decisions. Unfavorable ESG ratings could lead to increased negative investor sentiment towards us or our industry and to the diversion of investment to other industries, which could negatively impact our share price as well as our access to and cost of capital.

Moreover, because of the industry we are in, any of our operational or strategic efforts may be viewed as relating to our ESG initiatives and, even if those initiatives are undertaken voluntarily, they may still be viewed as relating to our operational and strategic efforts. This means that if we fail, or are perceived to fail, to implement certain ESG initiatives or achieve certain ESG objectives it could have a disproportionately negative impact on our business.

Actual or perceived failure to comply with ESG standards may detrimentally affect our business in a variety of ways. Among others, we could face challenges with procuring investments and financing, whether for general business purposes or for specific projects, and we could have difficulty attracting or retaining employees. Accordingly, failure to establish a sufficiently strong ESG profile relative to our peers could limit our ability to generate and successfully utilize business opportunities. We also note that divergent views regarding ESG principles are emerging in the U.S., and in particular, in U.S. state-level regulation and enforcement efforts. In the future, various U.S. regulators, state actors and other stakeholders may have views on ESG matters, the renewable energy industry, the energy transition or our business that are unfavorable to our business or operations, or such stakeholders may seek to impose additional regulation and restrictions on us or our business. Any such events could have material adverse effects on our business, financial condition, results of operations, cash flow and prospects.

We also expect there will likely be increasing levels of regulation, disclosure-related and otherwise, with respect to ESG matters. We may be subject to ESG or sustainability-related regulation in multiple jurisdictions, including the U.S., and complying with these regulations in multiple jurisdictions may increase the complexity and cost of our compliance efforts. Moreover, increased regulation and increased stakeholder expectations will likely lead to increased costs as well as scrutiny that could heighten all of the risks identified in this risk factor. Additionally, many of our customers and suppliers may be subject to similar expectations, which may augment or create additional risks, including risks that may not be known to us.

Our ability to realize projects could be impaired if we fail to adhere to common ESG standards in our industry. Moreover, such failure could result in reputational damage for us among both potential customers and investors. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations, cash flow and prospects.

The market price of our common shares is subject to the price of carbon credits and may decline regardless of our operating performance.

The principal factors anticipated to affect the price of our common shares are factors that may affect the price of carbon credits and are thus beyond our control. The price at which the shares are traded will be influenced by a number of factors, some specific to us and some which may affect listed companies generally. These factors could include our performance, legislative and regulatory changes and general economic, political or regulatory conditions, including the level of commitment to the goals of the United Nations-sponsored Paris Agreement by both governments and corporations and other private and public initiatives aimed at reducing greenhouse gas emissions. Changes in government priorities as a result of government deficits or as a result of changes in the prevailing views concerning the impact of greenhouse gases on climate change could adversely affect the demand for carbon credits and thereby their price. Interpretation and enforcement of environmental legislation will vary by country and is subject to sudden change. Carbon credit prices will also be influenced by infrastructure and technological advances in reducing and sequestering greenhouse gas emissions, and the economics associated with those activities. There can be no assurance that continual fluctuations in the price of carbon credits will not occur. In addition, carbon credits are traded in both the compliance and voluntary markets and the price for a carbon credit varies according to not only the market on which it is traded, but also according to its type, location, vintage, accreditation, and additional social and environmental attributes. It is likely that the market price for our carbon credits will be subject to market trends generally.

Our due diligence process in connection with acquisitions, investments or streaming arrangements that we undertake may not reveal all relevant facts in connection with an acquisition, investment or streaming arrangement.

Before making any decision, we will conduct, or have independent consultants conduct, due diligence investigations that we deem reasonable and appropriate based on the facts and circumstances applicable to each acquisition, investment, or streaming arrangement. When conducting due diligence investigations, we may be required to evaluate important and complex business, environmental, financial, tax, accounting, regulatory, technical, and legal issues. Outside consultants, legal advisors, accountants, and investment banks may be involved in the due diligence process in varying degrees depending on the type of investment. Nevertheless, when conducting due diligence investigations and making an assessment regarding an acquisition, investment or streaming arrangement, we rely on resources available, including information provided by the target of the acquisition or investment, the parties to the streaming arrangement and, in some circumstances, third party investigations. The due diligence investigations that are carried out with respect to any opportunity may not reveal or highlight all relevant facts that may be necessary.

We may not realize the anticipated benefits of past or future acquisitions, and integration of these acquisitions may disrupt our business.

As part of our business strategy, we may seek to grow by acquiring companies and/or assets or establishing joint ventures that we believe will complement our current or future business. Acquisition transactions involve inherent risks, including but not limited to: accurately assessing the value, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates; ability to achieve identified and anticipated operating and financial synergies; unanticipated costs; diversion of management attention; potential loss of our key employees or key employees of any business acquired; unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying the acquisition; and decline in the value of acquired assets, companies or securities. Any one or more of these factors or other risks could cause us not to realize the anticipated benefits of an acquisition of assets or companies and could have a material adverse effect on our financial condition. We may not effectively select acquisition candidates or negotiate or finance acquisitions or integrate the acquired businesses and their personnel or acquire assets for our business. We cannot guarantee that we can complete any acquisition we pursue on favorable terms, or that any acquisitions completed will ultimately benefit our business.

Our long-term success depends, in part, on properties and assets developed and managed by third-party project developers, owners and operators.

Carbon credits we receive are derived from projects that are operated by third parties. These third parties will be responsible for determining the manner in which the relevant properties are developed, operated and managed, including decisions that could expand, continue or reduce the number of carbon credits generated from a property or an asset. As a holder of streams or other interests, we may have little or no input on such matters. Our interests and those of third parties on the relevant properties or assets may not always be aligned. For example, in some cases, it may be in our best interest to advance development as rapidly as possible to maximize the receipt of near-term carbon credits, while third-party project developers, owners and operators may, in many cases, take a more cautious approach to development as they assume risk on the cost of development and operations. Our inability to control the operations of the properties or assets in which we have a stream or other interest may have a material adverse effect on our profitability, results of operation and financial condition.

We may have limited access to data and disclosure regarding the operations or projects for which we are not developer, owner or operator. This limited access may restrict our ability to assess the value and performance of our operations.

As a holder of streams and other non-operator interests, we do not serve as the project developer, owner or operator, and in almost all cases, we have no input into how the project is developed or the operations are conducted. As a result, we have limited access to data in the operations or to the actual projects themselves. This could affect our ability to assess the value of our streams or enhance their performance. This could also result in delays in the receipt of carbon credits we anticipate based on the stage of development of the applicable properties or assets covered by our streams. In addition, some streams may be subject to confidentiality arrangements which govern the disclosure of information regarding streams, and as such, we may not be in a position to publicly disclose non-public information with respect thereto. The limited access to data and disclosure regarding the operations of the properties or assets in which we have an interest may restrict our ability to assess the value or enhance our performance, which may have a material adverse effect on our profitability, results of operation and financial condition.

Our streams are largely contract-based and the terms of such contracts may not be honored by developers or operators of a project.

Streams are largely contract-based, and the terms of which may be subject to interpretation or technical defects. To the extent grantors of streams and other interests do not abide by their contractual obligations, we may be forced to take legal action to enforce our contractual rights. Further, not all project developers, owners or operators are credit worthy. Such litigation may be time consuming and costly, and there is no guarantee we will succeed. If such litigation leads to an adverse decision to us, our profitability, results of operations and financial condition could be materially adversely affected.

We may acquire future streams in which we have limited control and our interests in such streams may be subject to transfer or other related restrictions.

Future streams may be subject to: (i) buy-down right provisions pursuant to which an operator, developer, or property owner may buy back all or a portion of the stream; (ii) pre-emptive rights pursuant to which parties have the right of first refusal or first offer with respect to a proposed sale or assignment of the stream; or (iii) claw back rights pursuant to which the seller of a stream has the right to re-acquire the stream. Holders of these rights may exercise them such that certain streams may not be available for acquisition by us or that streams held by us may be subject to buy-back rights or first refusal rights upon a sale.

Physical and transition risks arising from climate change, including risks posed by the increased frequency or severity of natural and catastrophic events and regulations or policies related to climate change, may materially adversely affect our business and operations.

A natural disaster, or severe weather conditions, including in connection with climate change, or an accident that damages or otherwise adversely affects any of our current or future operations, assets, or third-party infrastructure could materially and adversely affect our business, financial condition and results of operations. Severe floods, droughts, lightning strikes, earthquakes, extreme wind conditions, severe storms, heatwaves, wildfires, monsoons and other unfavorable weather conditions or natural disasters (including those related to climate change) could disrupt the operation of our projects and may require us to make additional expenditures to mitigate the impact of such events.

The projects we enter into streaming agreements in connection with and/or otherwise invest in to generate carbon credits are subject to risks associated with natural disasters, which could result in temporary or permanent damage to, or destruction of, projects that generate carbon credits. Any such natural disasters could impact the ability of our counterparties to deliver carbon credits to us and therefore adversely affect the viability of any of our investments in such products and may result in a material and adverse effect on our profitability, results of operations and financial conditions. Various actions to mitigate our business risks associated with climate change and other natural and catastrophic events may require us to incur substantial costs and may not be successful, due to, among other things, the uncertainty associated with the longer-term projections associated with managing climate risk. For example, to the extent natural and catastrophic events or severe weather conditions become more frequent and intense, the availability or cost of materials may be adversely impacted and insurance and other operating costs may increase, which may increase the costs of our products and materially adversely affect our profitability, results of operations and financial condition.

The threat of global economic, capital markets and credit disruptions pose risks to our business.

In recent years, global economies have suffered dramatic downturns as a result of the COVID-19 pandemic, a deterioration in the credit markets and related financial crisis, and a variety of other factors including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, inflation, ratings downgrades of certain investments and declining valuations of others. Governments in the United States and elsewhere have taken unprecedented actions in an attempt to address and rectify these extreme market and economic conditions by providing liquidity and stability to the financial markets.

Our performance will depend on the financial health and strength of carbon credit markets and businesses or investments related to carbon credits, which in turn will be dependent on the economic conditions of the markets in which we and our customers operate. A decline in the global economy, difficulties in the financial services sector and credit markets, continuing geopolitical uncertainties and other macroeconomic factors all affect the spending behavior of potential customers. The economic uncertainty in Europe, the United States, India, China and elsewhere arising out of increased monetary inflation may adversely impact our profitability and financial condition. Additionally, a global credit and liquidity crisis could adversely impact the cost and availability of financing and our overall liquidity. Volatility of carbon credit prices could materially and adversely impact our revenues, profits, losses, cash flow and the value of our carbon credit holdings, and continued recessionary pressures could adversely impact demand for carbon credits and our related investments.

Inflation could materially and adversely affect our business and results of operations.

The renewable energy industry has seen long periods of declining equipment costs, which may not continue, or may reverse. Inflation or the absence of cost decreases could adversely affect us by increasing the actual or expected costs of land, raw materials and labor, and other goods and services needed for our projects and investments, which may reduce project profitability. Future increases in actual or expected costs may have an adverse impact on our business, financial condition and results of operations.

Carbon markets, particularly the voluntary markets, are still evolving and there are no assurances that the carbon credits we purchase or generate through our investments will find a market.

The carbon credit market, particularly the voluntary markets, have experienced a high level of price and volume volatility. There is, or there may be in the future, a lack of liquidity for the purchase or sale of carbon credits. We may not be able to purchase or sell the volume of carbon credits as desired in a timely manner, at an attractive price, or at all. The pool of potential purchasers and sellers is limited, and each transaction may require the negotiation of specific provisions. Accordingly, a purchase or sale may take several months or longer to complete. In addition, as the supply of carbon credits is limited, we may experience difficulties purchasing carbon credits. The inability to purchase and sell on a timely basis in sufficient quantities could have a material adverse effect on our business, financial condition and results of operations.

We are subject to economic, political and other risks of doing business globally and in emerging markets.

Our investments may be focused in a particular country, countries, or region and therefore may be susceptible to adverse market, political, regulatory and geographic events affecting that country, countries or region. A significant proportion of our short-term and medium-term opportunities are located outside of North America. Such geographic focus may also subject us and our investments to a higher degree of volatility.

There is no guarantee that future political, or economic instability will not occur in countries in which we operate. The risks we may face with respect to any country where our current or future streams or investments may be located, include unforeseen government actions, acts of god, terrorism, hostage taking, military repression, extreme fluctuations in currency exchange rates, high rates of inflation, labor unrest, the risks of war or civil unrest, expropriation and nationalization, renegotiation or nullification of existing concessions, licenses, permits and contracts, changes in taxation policies, restrictions on foreign exchange and repatriation, and changing political conditions, currency controls, export controls, and governmental regulations that favor or require the awarding of contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction or other events.

Further, emerging markets are subject to different risks as compared to more developed markets. Operating a business in an emerging market can involve a greater degree of risk than operating a business in more developed markets, including, in some cases, increased political, economic and legal risks. Emerging market governments and judiciaries often exercise broad, unchecked discretion and are susceptible to abuse and corruption. Moreover, financial turmoil in any emerging market country tends to adversely affect the value of investments in all emerging market countries as investors move their money to more stable, developed markets. Financial problems or an increase in the perceived risks associated with investing in companies in emerging economies could dampen foreign investment and adversely affect local economies in which we operate. Generally, investment in emerging markets is only suitable for sophisticated investors who fully appreciate the significance of the risks involved in, and are familiar with, investing in emerging markets.

Any or all of these factors, limitations or the perception thereof could impede our activities, result in the impairment or loss of part or all of our interest in a stream or an investment, or otherwise have a material adverse effect on our valuation and the trading price of our securities.

Our insurance policies may be inadequate, may not cover all of our potential liabilities and may potentially expose us to uncoverable risks.

We cannot give any assurances that insurance coverage for some or all of the risks of loss in the carbon credit industry will be available on commercially reasonable terms, or at all, given the novelty of the industry. To the extent such insurance coverage is available, we cannot give any assurances that it will continue to be available on commercially reasonable terms, that all events that could give rise to a loss or liability are insured, reasonably insurable or that our insurers would be capable of honoring their commitments if an unusually high number of claims are made against their policies. Certain losses, including certain environmental liabilities and business interruption losses, are not ordinarily covered by insurance.

Fluctuations in foreign exchange rates may materially adversely affect our business.

Carbon credits are typically purchased in U.S. currency. Although we currently maintain, report our financial position and results and pay certain operating expenses in the U.S. currency, our functional currency is the Canadian currency. Fluctuation in the U.S. currency exchange rate relative to the Canadian currency could negatively impact the value of our securities. Investment in carbon credits and/or equity securities denominated in a currency other than Canadian currency will be affected by the changes in the value of the Canadian dollar in relation to the value of the currency in which the carbon credit or security is denominated. Because exchange rate fluctuations are beyond our control, there can be no assurance that such fluctuations will not have an adverse effect on our operations or on the trading value of our securities.

We need to improve our operational and financial systems to support our expected growth, increasingly complex business arrangements, and rules governing revenue and expense recognition and any inability to do so will materially adversely affect its business and results of operations.

To manage the expected growth of our operations and increasing complexity, we will need to improve its operational and financial systems, procedures, and controls and continue to increase systems automation to reduce reliance on manual operations. Any inability to do so will affect our business and results of operations. Our systems, procedures and controls may not be adequate to support our complex arrangements and the rules governing revenue and expense recognition for our operations and expected growth. Delays or problems associated with any improvement or expansion of our operational and financial systems and controls could adversely affect its relationships with its customers, cause harm to its reputation and brand and could also result in errors in its financial and other reporting. We expect that complying with these rules and regulations will substantially increase its legal and financial compliance costs and will make some activities more time-consuming and costly. These increased costs will increase our net loss and it cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements.

U.S. and Canadian investors may find it difficult or impossible to effect service of process and enforce judgments against us, our directors, and our executive officers.

We are incorporated under the laws of Alberta, Canada. As a result, it may be difficult for U.S. investors to realize in the United States upon judgments of courts of the United States predicated upon the civil liability provisions of the United States federal securities laws.

Similarly, certain of our directors reside outside of Canada. Consequently, it may not be possible for Canadian investors to enforce judgments obtained in Canada against any person who resides outside of Canada, even if the party has appointed an agent for service of process. Furthermore, it may be difficult to realize upon or enforce in Canada any judgment of a court of Canada against the directors of the Company who reside outside of Canada since a substantial portion of the assets of such person may be located outside of Canada.

The Company Charter, together with the Company Bylaws, and Canadian laws and regulations applicable to the Company may adversely affect the Company’s ability to take actions that could be deemed beneficial to shareholders of the Company.

As a Canadian company, we are subject to different corporate requirements than a corporation organized under the laws of the United States. Our Charter, our Bylaws and the ABCA set forth various rights and obligations that are unique to us as a Canadian company. These requirements may limit or otherwise adversely affect our ability to take actions that could be beneficial to Company shareholders.

DevvStream’s common shares currently trade on the OTC Pink Market and are subject to significant volatility and liquidity constraints.

The DevvStream common shares are trading on the OTC Pink Market under the symbol “DEVSF,” which is not a registered national securities exchange. OTC Pink Market securities are generally subject to less rigorous disclosure and listing standards than exchange-listed securities, and the market for such securities may be less liquid, more volatile, and more susceptible to manipulation than exchange-listed markets. Shareholders may find it difficult to buy or sell shares at prices that reflect DevvStream’s intrinsic value, and bid-ask spreads may be wide. The DevvStream’s share price has been, and may continue to be, highly volatile in response to operating results, financing transactions, partnerships and general market conditions. Investors in OTC Pink Market securities should be aware that such investments carry a high degree of risk, and the DevvStream common shares should be considered highly speculative.

Risks Relating to DevvStream’s Legal, Compliance and Regulations

Our business and current and future operations are subject to liabilities and operating restrictions arising from regulatory requirements. We will be subject to regulatory requirements in multiple jurisdictions, which impose substantial compliance requirements on our operations. Our operating costs could be significantly increased in order to comply with new or more stringent regulatory standards in the jurisdictions in which we operate.

We are subject to, and may be adversely affected by changes in, regulatory requirements, customs, duties and other taxes in jurisdictions in which we operate, including Canada, the United States, and African countries. The costs associated with legal compliance may be substantial. In addition, possible future laws and regulations, changes to existing laws and regulations or more stringent enforcement of current laws and regulations by governmental authorities, could cause additional expense, capital expenditures, restrictions on or suspension of projects generating carbon credits and planned operations and delays in the development of projects generating carbon credits. Moreover, these laws and regulations may allow governmental authorities and private parties to bring lawsuits based upon damages to property and injury to persons resulting from environmental, health and safety impacts of the operations of projects generating carbon credits. Any failure by us or operators of projects in which we invest to comply with laws and regulators could lead to financial restatements, fines, penalties, loss, reduction or expropriation of entitlements, the imposition of additional local or foreign parties as joint venture partners with carried or other interests and other material negative impacts. Further, violations of environmental and other laws, regulations and permit requirements may also result in criminal sanctions or injunctions.

Many foreign, federal, state and local environmental laws, regulations and permitting requirements will apply to projects generating carbon credits and could negatively impact our ability to generate carbon credits. Violations of these laws and permit requirements could also result in negative publicity for us, which, in turn, would have a material adverse effect on our business and results of operations.

From time to time, we may be involved in litigation, regulatory actions or government investigations and inquiries, which could have an adverse impact on our profitability and financial position.

We may, from time to time, be involved in various claims, legal proceedings and disputes arising in the ordinary course of business. It is difficult to predict the outcome or ultimate financial exposure, if any, represented by these matters, and there can be no assurances that any such exposure will not be material. If such disputes arise and we are unable to resolve these disputes favorably, it may have a material and adverse effect on our profitability, results of operations and financial condition. Such disputes may also negatively affect our reputation and divert management’s attention from operations.

It may be difficult for our stockholders to acquire jurisdiction and enforce liabilities against our assets based in international jurisdictions.

Some or all of our assets, as well as certain of our directors and officers, reside outside of the United States, including David Goertz, Michael Max Bühler and Stephen Kukucha. As a result, it may not be possible for certain stockholders to enforce their legal rights, to effect service of process upon our directors or executive officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and executive officers under United States federal securities laws.

We may not be able to have all our projects validated through a compliance market or by an internationally recognized carbon credits standard body.

In seeking to acquire and grow a diversified and high-quality portfolio of streams and investments in projects that generate carbon credits over the long term, our intention is to seek to have all such projects validated through a compliance market or by an internationally recognized carbon credits standard body in the voluntary market, such as the Verified Carbon Standard, a widely used greenhouse gas crediting program, administered by Verra, a nonprofit organization that operates standards in environmental and social markets. These standards organizations are meant to increase credibility in the marketplace. We may also seek to have co-benefits validated by standards such as the Climate, Community and Biodiversity Standard, which evaluates land management projects, SOCIALCARBON, an international greenhouse gas standard, or the Sustainable Development Verified Impact Standard, also administered by Verra, which is the standard for certifying the sustainable development benefits of social and environmental projects. Any actual or proposed changes to international carbon standards or verification requirements and/or the implementation of any national or international laws, treaties or regulations by governmental entities and/or any adverse changes to existing governmental policies with respect to carbon credits (including, without limitation, any changes to nationally determined contributions under the Paris Agreement or any other national or international initiatives) may result in a material and adverse effect on our profitability, results of operation and financial condition.

Carbon pricing initiatives are based on scientific principles that are subject to debate. Failure to maintain international consensus may negatively affect the value of carbon credits.

Carbon pricing initiatives, such as ETSs, carbon taxes and carbon credits have arisen primarily due to relative international and scientific consensus with respect to scientific evidence indicating a correlative relationship between the rise in global temperatures and extreme weather events, on the one hand, and the rise in greenhouse gas emissions in the atmosphere, on the other hand. New technologies may arise that may diminish or eliminate the need for carbon markets. Ultimately, the price of carbon credits is determined by the cost of reducing emissions levels. If the price of credits becomes too high it will be more economical for companies to develop or invest in lower emission technologies, thereby suppressing the demand and adversely affecting the price. Regulatory risk related to changes in regulation and enforcement of ETSs can adversely affect market behavior. If fines or other penalties for non-compliance are not enforced, incentives to purchase carbon credits will deteriorate, which can result in a fall in the price of carbon credits and a drop in the value of our assets.

Our business may require numerous permits, licenses and other approvals from various governmental agencies, and the failure to obtain or maintain any of them, or delays in obtaining them, could materially adversely affect us.

We may acquire a property or an interest in a property with the intent to generate carbon credits from activities on that property. These future activities may require licenses and permits from various governmental authorities. We cannot give any assurances that we will be able to obtain or maintain all necessary licenses and permits that may be required to carry out development of our carbon offset projects on any future properties.

Our cross-border operations require us to comply with anti-bribery and anti-corruption laws.

Our activities are subject to a number of laws that prohibit various forms of corruption, including local laws that prohibit both commercial and official bribery and anti-bribery laws that have a global reach. The increasing number and severity of enforcement actions in recent years present particular risks with respect to our business activities to the degree that any employee or other person acting on our behalf might offer, authorize, or make an improper payment to a foreign government official, party official, candidate for political office, or political party, an employee of a foreign state-owned or state-controlled enterprise, or an employee of a public international organization.

We currently have interactions with government entities around the world that expose us to potential risks under anti-corruption and anti-bribery laws. As we increase our international operations, our risks under these laws may increase. In addition, we may participate in relationships with third parties whose conduct could potentially subject us to liability under the anti-corruption laws even if we do not explicitly authorize or have actual knowledge of such activities. We have established policies and procedures designed to assist us and personnel acting on our behalf in complying with applicable anti-bribery laws and regulations; however, these policies and procedures may not prevent violation of these legal requirements, inadvertent or otherwise. Any actual or alleged violation of applicable anti-corruption and anti-bribery laws could result in whistleblower complaints, sanctions, settlements, prosecution, enforcement actions, fines, damages, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions, any of which could have a material adverse effect on our reputation, as well as our business, financial condition, results of operations and prospects.

We are subject to legal risks associated with our global operations.

Our operations are subject to risks inherent in conducting business globally. In addition to the cross-border regulatory and legal risks described elsewhere in this annual report, our business is subject to risks associated with management communication and integration problems resulting from cultural and geographic dispersion. Compliance with laws and regulations applicable to our global operations also substantially increases our cost of doing business in foreign jurisdictions. If we invest substantial time and resources to expand our international operations and are unable to do so successfully and in a timely manner, our business, financial condition, results of operations, cash flow and prospects may suffer. We may be unable to comply with changes in government requirements and regulations, which could harm our business. In many countries, it is common for others to engage in business practices that are prohibited by our internal policies and procedures or other regulations applicable to us. Although we have implemented policies and procedures designed to ensure compliance with these laws and policies, there can be no assurance that all of our employees, contractors, partners and agents will comply with these laws and policies. Violations of laws or key control policies by our employees, contractors, partners or agents could result in delays in revenue recognition, financial reporting misstatements, investigations and enforcement actions, reputational harm, disgorgement of profits, fines, civil and criminal penalties, damages, injunctions, other collateral consequences or the prohibition of the importation or exportation of our platform and could have a material adverse effect on our business, results of operations and financial condition.

Carbon trading is heavily regulated and new legislation in the jurisdictions in which we operate may materially impact our operations.

Carbon trading is regulated by specific jurisdictions pursuant to regional legislation or may be voluntary. When regulated (e.g., in the European Union and in the Western Climate Initiative jurisdictions), governments compel emitters to reduce their greenhouse gas emissions through technological improvements or through the purchase of carbon credits. New legislation may arise in certain compulsory jurisdictions that may render our business plan and knowledge obsolete with respect to carbon credits. With respect to the voluntary trade of carbon credits, there is a significant risk that certain voluntary purchasers of carbon credits may elect to cease the purchase of carbon credits for various reasons that are inherent to their business plans, because of changing economic, political contexts or other conditions that cannot be controlled by us. If voluntary purchasers of carbon credits elect to stop purchasing carbon credits, it could have a material adverse effect on our business, results of operations and financial condition.

Risks Relating to Southern Energy’s Business

Southern Energy is recently formed and has incurred losses since inception.

Southern Energy is in the development phase and has not generated any revenues. Southern Energy has incurred losses since its inception. As of April 30, 2026, we had an accumulated deficit of $1,481,274. We may continue to incur losses for an indeterminate period of time and may not achieve consistent profitability. We have historically relied upon investment from our sole shareholder to finance our operations.

Southern Energy is not expected to generate revenues until its facility in Louisiana enters the commercial production phase, which is expected in 2029.

Southern Energy is dependent upon continued financing from its sole shareholder.

Southern Energy’s development phase has been financed entirely upon its sole shareholder, EEME Energy SPV I LLC (“EEME”). These investments have been in the form of non-interest bearing debt. If EEME ceases to provide financing to Southern Energy, Southern Energy would likely not have sufficient financing to continue its development activities.

Southern Energy will require significant additional capital to fulfill its business strategies. Failure to obtain such capital would adversely affect its business.

Southern Energy will require from $6 billion to $7 billion in capital to develop its facility in Louisiana. Southern Energy’s plans are to obtain this financing through a combination of municipal tax-exempt private-activity bonds, federal agency finance programs, public capital markets, and outside debt and equity investments. There is no assurance that Southern Energy will be able to raise sufficient capital to develop its facility. Even if Southern Energy is able to obtain sufficient capital, the terms of such financing could be dilutive or otherwise unfavorable. If Southern Energy fails to obtain sufficient additional capital in the future, it will be unable to develop its facility.

Constructing a renewable fuel facility is a difficult process, which could lead to delays of failure to complete the facility or a facility that never produces products or produces products that do not meet our customers’ specifications.

Construction of Southern Energy’s production facility in Louisiana is a difficult endeavor due to technical, commercial, and regulatory issues. Other developers of renewable fuel production facilities have encountered technical or engineering problems in developing their facilities. Because of the many technical details that a production facility encompasses, some technical details may not be foreseeable. Southern Energy’s inability to address these technical issues timely or at all could lead to delays in completing the facility or the inability to complete the facility at all. If this happens, Southern Energy might be required to raise additional capital to deal with these unforeseen technical issues, or any capital invested until that time might become lost if technical issues cannot be remedied.

Southern Energy may face technical obstacles due to the use of new technology.

Southern Energy is using methanol synthesis to produce SAF and methanol. Methanol to jet synthesis is a new and unproven process, and has not been used at a facility with the expected production of our planned facility in Louisiana. Methanol synthesis is the production of methanol using a catalyst and synthetic gas. Southern Energy will produce its own synthetic gas; however, it is possible that the synthetic gas produced by Southern Energy will be incompatible for the rest of the SAF and methanol processing process with catalysts. In producing synthetic gas, Southern Energy will use a gasification reactor. The reactor that Southern Energy will use has not been used at volumes that Southern Energy plans to produce. In addition, Southern Energy will use biomass to convert olefins to jet fuel. Olefins are compounds composed of hydrogen and carbon. This process has not been used on a commercial scale. If any of these technologies fail to perform as expected, then Southern Energy may be required to expend additional capital to re-engineer its production process, or it may be unable to complete the facility at all.

Unanticipated problems in building Southern Energy’s production facility may harm its business and viability.

Southern Energy’s viability will depend in large part on its ability to timely and economically complete its planned production facility in Louisiana and to produce SAF and methanol on a commercial scale. The occurrence of significant unforeseen conditions or events in connection with the construction of this facility may delay or impede the construction of the facility. For instance, construction costs for the facility may increase to a level that would make it too expensive to complete or unprofitable to operate. Delays in completing construction on the facility due to shortages of necessary materials, availability of qualified contractors and labor resources, weather events and similar issues that can impact large-scale construction projects could prevent us from completing the facility in a timely manner or could result in unexpected costs and needs for additional financing. These occurrences could have a material adverse effect on Southern Energy’s ability to generate revenues and could also increase its expenses so as to adversely affect its financial condition.

Southern Energy has not yet selected a site for its production facility.

Southern Energy had entered into an option agreement to purchase property in St. Charles Parish, Louisiana, on which Southern Energy planned to build its production facility; however, this agreement was terminated in June 2026. Southern Energy is currently exploring alternative sites but a site has not yet been selected. Once a site is selected, Southern Energy will undertake a technical review of the site in order to determine whether it is adequate for Southern Energy’s planned production facility. If Southern Energy determines that the selected site is not adequate or feasible for its planned production facility, Southern Energy will be required to select another site. This process could potentially be repeated for various sites until Southern Energy purchases the property for its production facility. Multiple site reviews will increase technical review costs and could delay the start of construction of Southern Energy’s production facility. In addition, Southern Energy could lose any option payments or earnest money paid to secure a site if Southern Energy does not proceed with the purchase. The loss of any option payments or earnest money could materially and adversely affect Southern Energy’s financial condition.

Southern Energy has not yet obtained approval for the issuance of private-activity bonds.

Southern intends on receiving $402 million in financing from the State of Louisiana via the issuance of private-activity bonds issued by the Louisiana Community Development Authority (“LCDA”). To date, however, we have not received approval from the LCDA for these bonds. If Southern Energy does not receive this approval, or the approval is received later than Southern Energy expects, Southern Energy’s ability to begin construction of the facility in Louisiana will be delayed or Southern Energy may be unable to construct the facility at all.

Significant existing or additional governmental regulation could subject Southern Energy to unanticipated delays and costs, which would adversely affect its ability to undertake an initial public offering or reverse merger.

Additional laws and regulations, or changes to existing laws and regulations, applicable to Southern Energy’s business may be enacted or promulgated and the interpretation, application or enforcement of existing laws and regulations may change. We cannot predict the nature of any future laws, regulations, interpretations, applications or enforcements, or the specific effects any of these might have on Southern Energy. Any future laws, regulations, interpretations, applications, or enforcements could delay and/or adversely impact Southern Energy’s ability to raise additional financing and undertake an initial public offering or reverse merger.

Southern Energy’s management team does not have experience in the construction of sustainable aviation fuel production facilities or in the operation of a renewable fuels business, and will depend on services provided by service providers.

As of the date of this proxy statement/prospectus, Southern Energy has not yet built a sustainable fuel production facility. Southern Energy plans on contracting with an engineering, procurement, and construction firm to build its SAF production facility. Southern Energy also plans on entering into various agreements with an engineering firm to provide design and other services for the plant. If any of Southern Energy’s service providers do not adequately provide the services for which they were contracted, then Southern Energy may be required to find another provider, which could either delay development of the plant or make the design or development of the plant uneconomical. If this happens, Southern Energy’s business could be materially and adversely affected.

Southern Energy may be unable to produce its products on schedule or in commercial quantities.

Southern Energy cannot be certain that it will be able to produce products on its expected time schedule, or in an economical manner in commercial quantities. There is no assurance that Southern Energy will be able to successfully manage other key aspects of the business, including obtaining feedstocks, entering into offtake arrangements, managing customer and supplier relationships, managing environmental, health and safety matters and other aspects of a renewable fuel business. If Southern Energy is unable to produce its products economically on a commercial scale or in commercial volumes, or it is unable to manage other key aspects of its business, our investment in Southern Energy could be materially and adversely affected.

Southern Energy’s financial results will be largely affected by the relationship, or margin, between the prices at which it sells its products and the prices of feedstocks used in manufacturing the products.

The cost of feedstocks and the prices at which Southern Energy can ultimately sell its products depends on numerous factors beyond its control, including supply and demand, which are subject to, among other things, production levels, competition, industry acceptance and use of SAF, economic factors impacting end-users of SAF, and governmental policies and regulation. The prices for feedstocks can fluctuate based on global, regional and local market conditions, and the prices of some of these feedstocks can be cyclical and volatile which can reduce margins and have a significant impact on Southern Energy’s revenues, operating income and cash flows. Southern Energy will not produce its own feedstocks and will be required to purchase all of the feedstocks it will require to produce its products.

As a result, Southern Energy cannot control the cost of these feedstocks, and it could underestimate feedstock pricing and volume requirements. These uncertainties could significantly affect Southern Energy’s costs and its gross margin.

Southern Energy’s revenues and financial results will be largely affected by the prices at which it sells SAF, and volatility in the market price for SAF could have a material adverse effect on its financial condition and results of operations.

SAF is intended to replace or be mixed with petroleum-based conventional jet aviation fuel. Conventional jet aviation fuel is a commodity product produced by many companies, and its pricing is largely determined in the commodity markets, with readily observable pricing. In addition, prices of conventional jet fuel have been subject to fluctuations over time, some of which have been significant. SAF is a newer jet aviation fuel for which there is no established commodity market and, accordingly, pricing of SAF is currently opaque. If Southern Energy is unable to sell SAF at a premium to the price of conventional jet aviation fuel, or if the price at which it is able to sell SAF is subject to volatility that reduces its margins, then Southern Energy’s revenues and profitability will likely be negatively affected, which will in turn, could negatively affect our investment in Southern Energy.

The price of Southern Energy’s SAF product relative to the price of petroleum-based conventional jet aviation fuel may affect its revenues and profitability.

Southern Energy’s revenue and profitability forecasts include, among other things, assumptions regarding the price at which its SAF product will be sold and its cost of feedstocks used in the production of SAF. Although Southern Energy believes the aviation industry is committed to using SAF in addition to petroleum-based conventional jet aviation fuel, and government programs and concerns about the environmental impact of the use of conventional jet aviation fuel will encourage or possibly mandate SAF use, the price of SAF relative to the price of conventional jet aviation fuel will likely affect end users’ willingness to purchase SAF at prices and in quantities that are consistent with Southern Energy’s expectations.

As the SAF market is relatively new, well-established publicly available benchmarks and indices relating to current or historical SAF pricing are not yet readily accessible. Further, to date, there is no derivatives market which could imply the price of SAF at any date in the future. Southern Energy believes that SAF currently and historically has sold at a premium to conventional jet fuel due to the higher cost of production, as well as the measurable value of the sustainability attributes of the fuel, also referred to as the “green premium.”

Southern Energy’s cost of production is driven by the cost of feedstocks. As long as SAF production relies on these feedstocks, Southern Energy believes the price differential between SAF and conventional jet fuel will continue. Demand for the sustainability attributes of the fuel has increased in part from corporate sustainability goals for reducing greenhouse gas (“GHG”) emissions. As each unit of SAF represents a reduction in GHG or carbon dioxide relative to conventional jet fuel, use of SAF can generate measurable progress towards achieving such sustainability goals. As long as there is demand for sustainability, Southern Energy believes the “green premium” will persist and will continue to support a higher selling price for SAF.

If there are decreases in the price of traditional petroleum-based jet aviation fuel or the value ascribed to sustainability or environmental attributes related to SAF decrease, Southern Energy may be required to reduce its SAF prices to remain competitive in the marketplace which may negatively impact its profitability.

Because Southern Energy’s non-SAF products will be commodities, the prices for its products will be largely determined by factors outside its control.

In addition to SAF, Southern Energy’s facility is also expected to produce biochar, methanol, propylene, naphtha, gasoline, diesel, argon, and nitrogen. The prices for these products are largely governed by commodity prices, which may not always reflect supply and demand for the physical product. In addition, these products are commodities with little or no differentiation between products produced by Southern Energy and other providers. As a result, Southern Energy is not expected to have any special pricing power in the market for these products. If prevailing prices for these products are low, Southern Energy’s revenues and financial condition could be adversely affected.

If the availability of the feedstocks that will be used in Southern Energy’s SAF production declines or competition for those feedstocks increases, Southern Energy may experience delayed or reduced production or be required to attempt to raise the prices of its SAF product, either of which could reduce the demand for its SAF product and its revenue.

Production of Southern Energy’s SAF product will require large volumes of feedstocks. Southern Energy cannot predict the future availability of any of the types of feedstocks it intends to use in the production of SAF necessary to produce products using our process technologies. Southern Energy may rely on a feedstock supply chain that involves both domestic and international sources, where, in many instances, feedstock may need to be transported a significant distance to reach its production facilities. As a result, its feedstock supply chain may be subject to a variety of potential disruptions, including freight handling and logistics failures, labor shortages or disruptions, adverse weather conditions, natural disasters and road, rail and other infrastructure failures. Although Southern Energy intends to develop a diverse pool of feedstock suppliers to attempt to mitigate these risks, it cannot assure you that it will be successful in doing so or that the use of multiple feedstock suppliers will sufficiently mitigate these risks. The supply of feedstocks also might be impacted by other factors, including increased competition from other users of feedstocks producing renewable fuels or using these feedstocks for other purposes, increases in the number of SAF producers or the volume of SAF being produced by current producers or government policies and subsidies. The number of renewable fuels production facilities that are currently in production or in the planning or construction phase continues to increase. As more plants are developed and go into production, and as more existing plants expand their production capacities, there may not be an adequate supply of feedstock to satisfy demand. Declines in the availability of the types of feedstocks Southern Energy intends to use to produce SAF could cause delays, reductions in production, or increases in costs. These effects would result in reduced revenue and margin, and could also make it necessary for Southern Energy to try to increase the price of its SAF product in order to maintain or increase its margin, which could reduce demand for our SAF product if customers are unwilling to pay the higher price. Southern Energy believes that there is little or no correlation between the cost of feedstock and the market price of SAF and, therefore, it does not think it is likely that it will be able to pass along increased feedstock costs to its customers in most cases.

Southern Energy’s production process depends, in part, on technology that is licensed to it. Southern Energy does not control this technology, and any loss of its rights to use this technology would adversely affect its ability to produce renewable fuels.

Southern Energy has entered into a license agreement and related agreements with Frontline BioEnergy to develop components of its methanol-to-jet production facility. Southern Energy does not own the technology. Our rights to use the technology we license are subject to the continuation of the license and our compliance with the terms of the license. This license agreement includes provisions allowing Frontline BioEnergy to terminate the license under certain circumstances, including Southern Energy’s failure to pay the license fee. Any termination of the license would materially and adversely affect our ability to produce SAF and methanol. In addition, our rights to use Frontline BioEnergy’s technology is subject to the validity of Frontline BioEnergy’s intellectual property rights. Any legal challenge to Frontline BioEnergy’s rights to its intellectual property could prevent Frontline BioEnergy from continuing to license to us the technology that we need to operate our business.

Southern Energy has also entered into a license agreement with Air Liquide for Air Liquide to provide certain technology for the production of methanol. This license agreement also includes provisions allowing Air Liquide to terminate the license under certain circumstances, including Southern Energy’s failure to pay the license fee. Any termination of the license would materially and adversely affect our ability to produce methanol. In addition, our rights to use Air Liquide’s technology is subject to the validity of Air Liquide’s intellectual property rights. Any legal challenge to Air Liquide’s rights to its intellectual property could prevent Air Liquide from continuing to license to us the technology that we need to operate our business.

Southern Energy will use third parties to develop our planned production facility. A default by any of these third parties could cause delays or cost overruns in completing our facility.

As is common in the construction of renewable fuel production facilities, Southern Energy will use third party engineering and construction firms to develop certain parts of the plant and to construct the plant. Although we believe that our agreements with these firms are sufficient to ensure that the plant is developed and constructed correctly, it is possible that any of these firms could default under its agreement with Southern Energy by providing defective or out of specification components or stopping work entirely. If this happens, then Southern Energy would need to find an alternative firm to provide the needed services. A new provider could require additional time to assume the duties of the defaulted provider or could charge more than Southern Energy had budgeted for that particular task. These circumstances could lead to delays or cost overruns in completing our production facility.

Southern Energy’s revenues and financial results will depend on the continued adoption and use of SAF by airlines.

SAF is a relatively new product, and therefore is in the process of being adopted for use by airlines worldwide as an alternative to fossil fuels for the purpose of reducing GHG. Airlines currently utilize blended SAF at ratios between 90/10 to 70/30 (Jet-A: neat SAF), with a maximum blend ratio of 50/50 (Jet-A: neat SAF). Airlines can incorporate SAF into their fuel purchasing program without the need to modify existing aircraft engines or fueling infrastructure. According to the Net Zero 2050: Sustainable Aviation Fuels Fact Sheet published by the IATA in May 2024, certain governmental and non-governmental organizations and certain airlines have set targets or have announced goals for SAF usage.

Although these programs may increase the adoption and use of SAF by airlines, if airlines elect to cease or slow their adoption of SAF for any reason, then the demand for SAF will likely decline. Such a decline would reduce Southern Energy’s revenues and could have a material adverse effect on its results of operations and cash flows.

If SAF turns out to be incompatible with or ineffective for existing aircraft, then demand for SAF could be reduced.

When blended with conventional jet aviation fuel, SAF is intended to be a “drop-in fuel,” meant to be used in existing aircraft engines and fueling infrastructure without the need for modification. However, the aviation industry has not yet universally adopted SAF as a jet fuel for everyday use, due in part to potential concerns about its effectiveness and compatibility with existing aircraft. Airlines have concerns that the use of SAF in their existing equipment could affect the functionality and therefore the safe operation of aircraft. In addition, concerns have been expressed that the use of SAF could cause corrosion in airline engines or void manufacturer warranties. While Southern Energy believes that its SAF product will be safe for use as a jet fuel, any safety incident or degradation of aircraft using SAF could damage the entire SAF industry and lead to a significant reduction in demand for SAF. Such a reduction in demand would have a material adverse effect our business and financial results.

Southern Energy’s failure to accurately forecast demand for its products could result in unexpected shortfalls or surpluses that could negatively affect its results of operations.

Because of the length of time it takes to construct new production facilities, Southern Energy must make decisions regarding new construction, acquisitions and production facilities upgrades well in advance of commercial production and sale of its products from those facilities. As a result, Southern Energy’s ability to accurately forecast demand for its products will be a critical factor in the success of our growth plans. Southern Energy’s ability to accurately forecast demand can be adversely affected by a number of factors, many of which are outside of its control, including actions by its competitors, changes in market conditions, changes in government policies, environmental factors and adverse weather conditions. A shortfall or surplus in the supply of its products may reduce its revenues, result in under-committing or overcommitting capital resources, damage its reputation and otherwise harm its business, results of operations and financial condition.

Competitiveness of Southern Energy’s SAF product for aviation fuel use benefits in part from government economic incentives for renewable energy projects or other related policies that could change.

The competitiveness of Southern Energy’s SAF product for aviation fuel use will benefit, in part, from federal, state and local government incentives, including but not limited to RINs, LCFS credits in California and BTC, and other incentives to end users, distributors and manufacturers of renewable energy products, which promote the use of renewable energy. These government economic incentives could be reduced or eliminated altogether, or the categories of renewable energy qualifying for such government economic incentives could be changed. These renewable energy program incentives are subject to regulatory oversight and could be administratively or legislatively changed in a manner that could have a material adverse effect on Southern Energy’s operations. Reductions in, changes to, or eliminations or expirations of governmental incentives could result in decreased demand for, and lower revenues from, its SAF product. Further, Southern Energy’s ability to generate revenue from the various government economic incentives depends on its strict compliance with the applicable federal and state programs, which are complex and can involve a significant degree of judgment. If the agencies that administer and enforce these programs disagree with Southern Energy’s judgments, otherwise determine that it is not in compliance, conduct reviews of its activities or make changes to the programs, then its ability to generate revenue from the economic incentives could be temporarily restricted pending completion of reviews or as a penalty, permanently limited or lost entirely, and it could also be subject to fines or other sanctions.

In addition, Southern Energy may be required to register its projects or qualify its products with the federal government, various states or other countries. Although Southern Energy believes it possesses the necessary registrations for its planned operations, any cancellation or revocation or inability to renew those registrations and any delays in obtaining additional registration or qualification of its projects or products if needed could delay future revenues and could adversely affect its cash flows. Further, Southern Energy may need to make significant investments in its projects prior to receiving all registrations and/or qualifications. Failure of its projects or products to qualify for government economic incentives could have a material adverse effect on Southern Energy’s business.

Negative attitudes toward renewable energy projects from the U.S. government, other lawmakers and regulators, other energy industry participants, and activists could adversely affect Southern Energy’s business, financial condition and results of operations.

Parties with an interest in energy sources, including lawmakers, regulators, policymakers, other energy industry participants, environmental and advocacy organizations or other activists may invest significant time and money in efforts to delay, repeal or otherwise negatively influence regulations and programs that promote renewable energy. Many of these parties have substantially greater resources and influence than Southern Energy has. Further, changes in U.S. federal, state or local political, social or economic conditions, including a lack of legislative focus on or inefficiencies within such programs and regulations, could result in their modification, delayed adoption or repeal. Any failure to adopt, delay in implementing, expiration, repeal or modification of these programs and regulations, or the adoption of any programs or regulations that encourage the use of other energy sources over renewable energy, could adversely affect Southern Energy’s business, financial condition and results of operations. Moreover, the current US reliance on voluntary measures to incentivize SAF adoption may not be as competitive as compared to mandates introduced in the European Union which could result in domestic SAF production decreasing available supply and impacting the ability for US airlines to adopt SAF.

Attitudes toward SAF from airlines, governments, non-governmental organizations and others could reduce the demand for SAF.

Several major airlines such as the member airlines of the oneworld Alliance have announced goals for adopting SAF for use in meeting their sustainability targets as it relates to reducing greenhouse gas emissions. These goals were announced as a result of guidelines established by certain governments and non-governmental organizations, such as the SAF Grand Challenge in the United States, Fit for 55 in the European Union, and targets set by the IATA. If these guidelines are scaled back, repealed, or are believed to be insufficient to support demand creation, then airlines may consider revising their own targets for SAF adoption and/or reduce their use of SAF. A change in sentiment and/or reduction in SAF usage would reduce the demand for Southern Energy’s SAF product and negatively affect its revenues and financial results. If this happens, then our investment in Southern Energy could be adversely affected, and your investment in the Company could become worthless.

Southern Energy competes in an industry characterized by rapidly advancing technologies and increasing competition, and its failure to successfully compete with other companies in its industry may have a material adverse effect on its business, financial condition and results of operations and market share.

Although Southern Energy believes that the number of producers of SAF products is currently limited, it expects that additional competitors will enter the market. Existing competitors and new market entrants may have significant competitive advantages over Southern Energy, including greater operational experience and greater financial, research and development, manufacturing, management and marketing resources, more favorable access to feedstocks, greater brand recognition and stronger historical relationships with their customers. Competition may increase as a result of greater availability of capital for investment and increased interest in its industry as more companies seek to facilitate the development of renewable fuel sources. Southern Energy’s competitors may succeed in developing, acquiring or licensing technologies that are more effective or less costly than those it will use in the production of SAF. In addition, the products introduced by these competitors may be perceived by customers as having advantages over its SAF product, in terms of quality, price, availability or any combination of those factors. Southern Energy’s failure to successfully compete may have a material adverse effect on its business, financial condition and results of operations and diminish our market share.

The fuel and chemical industries are characterized by rapid and significant technological change. Southern Energy’s success may depend on its ability to maintain a competitive position with respect to technological advances, as technological advances introduced or adopted by its competitors and used in their SAF products may diminish demand for its SAF product. In addition, those technological advances may give Southern Energy’s competitors significant pricing advantages if those advances allow them to produce SAF products on a more efficient and cost-effective basis. If Southern Energy is unable to keep pace with technological change, its business, prospects and results of operations could be materially and adversely affected. If this happens, then our investment in Southern Energy could be adversely affected, and your investment in the Company could become worthless.

Economic conditions and trends in the business cycles of the airline industry will impact Southern Energy’s business and operating results.

The primary end-users of SAF are companies operating fleets of jet aircraft, and, in particular, the commercial airlines industry. The overall levels of demand for SAF are driven by fluctuations in levels of end-user demand, which depend in large part on general macroeconomic conditions in the U.S. and globally. Most of the principal end-users of SAF are themselves heavily dependent on general economic conditions, including the price of fuel and energy, availability of affordable credit and capital, interest rates and consumer confidence and spending trends. Shifts in end-users businesses may result in significant fluctuations in demand, volumes, pricing and operating margins for Southern Energy’s products.

Unanticipated problems at, or downtime impacting Southern Energy’s facilities could have a material adverse effect on its results of operations.

Southern Energy’s ability to process feedstocks will depend on its ability to efficiently operate its production facilities, including maximizing the total time that such facilities are online and operational. Although Southern Energy expects to schedule and forecast regular downtime for maintenance, the occurrence of significant unforeseen conditions or events in connection with the operation or maintenance of its production facilities, such as the need to refurbish such facilities, complete capital projects at such facilities, shortages of workers or materials, adverse weather, including, but not limited to lightning strikes, floods, hurricanes, tornadoes and earthquakes, equipment failures, fires, explosions, fluid leaks, damage to or destruction of property and equipment associated therewith, environmental releases and/or damage, government regulation changes affecting the use of such facilities, terrorist attacks, mechanical or physical failures of equipment, or other conditions or events, could prevent us from operating our production facilities or could force to suspend production at such facilities down for repairs, maintenance, refurbishment or upgrades for a significant period of time. In the event any of Southern Energy’s facilities are offline for an extended period of time, it could have a material adverse effect on its results of operations. If this happens, then our investment in Southern Energy could be adversely affected, and your investment in the Company could become worthless.

Improvements in or new discoveries of alternative energy products or production technologies and/or government mandated use of such products or technologies, could have a material adverse effect on Southern Energy’s financial condition and results of operations.

Southern Energy’s business will depend on the demand for SAF. As a result, any new products that are developed that could compete with the SAF it produces, including alternative versions of SAF that might be perceived as preferable to the SAF it will produce, or production technologies that may permit competitors to produce SAF more efficiently and economically, or governmental mandates to use those alternative products or production technologies or limit or prohibit its use of its production technologies could have a material adverse impact on its business, financial condition and results of operations.

Southern Energy’s business is subject to operational and safety risks, including the risk of personal injury to employees and others.

Southern Energy’s operations involve risks such as equipment defects, malfunctions and failures, chemical releases, possible fires or explosions and other risks that could potentially result in injury or death of employees and others, including employees of its service providers, a need to shut down or reduce operation of facilities, increased operating expense and exposure to liability for personal injury, pollution and other environmental damage, and property damage or destruction.

While Southern Energy will seek to minimize its exposure to such risks through comprehensive training, compliance and response and recovery programs, as well as equipment maintenance programs, if Southern Energy were to incur substantial liabilities in excess of any applicable insurance, its business, results of operations and financial condition could be adversely affected. Any such incidents could also adversely affect its reputation. In addition, a major operational failure, even if suffered by a competitor, may bring enhanced scrutiny and regulation of its industry, which could result in increases in its operating expenses.

Southern Energy may be subject to citizen opposition and negative publicity due to public concerns over its operations and planned future operations, which could have a material adverse effect on its business, financial condition or results of operations.

There currently exists a high level of public concern over fuel production operations, including with respect to the location and operation of transfer, processing and storage facilities. Part of Southern Energy’s business strategy is to increase its production capacity through the construction of new production facilities and the acquisition of existing production facilities to be upgraded to be capable of producing SAF. Zoning, permit and licensing applications and proceedings, as well as regulatory enforcement proceedings, are all matters open to public scrutiny and comment. Accordingly, from time to time Southern Energy may be subject to citizen opposition and publicity which may damage its reputation and delay or limit the planned expansion and development of future facilities or operations or impair its ability to renew existing permits, any of which could prevent it from implementing its growth strategy and have a material adverse effect on its business, financial condition or results of operations. If this happens, then our investment in Southern Energy could be adversely affected, and your investment in the Company could become worthless.

Southern Energy’s insurance policies do not cover all losses, costs or liabilities that it may experience and if it cannot maintain adequate insurance coverage, it will be unable to continue certain operations.

Southern Energy’s business exposes it to various risks, including claims for causing damage to property and injuries to persons that may involve allegations of negligence or professional errors or omissions. Such claims could be substantial. Southern Energy believes that its current insurance coverage and coverage it expects to be in place by the time of the completion of its SAF production facility will be adequate and similar to the coverage maintained by other similarly situated companies in the industry. If Southern Energy is unable to obtain adequate or required insurance coverage in the future, or if such insurance is not available at affordable rates, it could be in violation of its permit conditions and other requirements of the environmental laws, rules and regulations under which we operate. Such violations could render us unable to continue certain of its operations. These events could result in an inability to operate certain assets and significantly impair its financial condition.

Notwithstanding the above, Southern Energy’s policies may not cover all of its potential losses, costs or liabilities. Southern Energy could suffer losses for uninsurable or uninsured risks, or in amounts in excess of its existing insurance coverage, which would significantly affect its financial performance. Southern Energy’s insurance policies also will have deductibles and self-retention limits that could expose it to significant financial expense. Its ability to obtain and maintain adequate insurance may be affected by conditions in the insurance market over which it has no control. In addition, because key aspects of its operations will depend on its service providers, Southern Energy may be exposed to additional risks in the event that its service providers do not maintain adequate insurance coverage and, in the event of any adverse occurrence or loss, a third party may pursue claims against it in addition to its service providers. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our business, financial condition and results of operations. If adequate insurance coverage is not available or not available on economically acceptable terms, Southern Energy’s business would be materially and adversely affected. If this happens, then our investment in Southern Energy could be adversely affected, and your investment in the Company could become worthless.

The litigation environment in which Southern Energy operates poses a significant risk to its business.

Southern Energy may in the future become involved, from time to time in lawsuits in the ordinary course of its business. Although it has not experienced any losses to date that have had a material adverse effect on it or its operation, Southern Energy may experience negative outcomes in such lawsuits in the future. Any such negative outcomes could have a material adverse effect on its business, liquidity, financial condition and results of operations. Southern Energy will evaluate litigation claims and legal proceedings to assess the likelihood of unfavorable outcomes and to estimate, if possible, the amount of potential losses. Based on these assessments and estimates, it will establish reserves and disclose the relevant litigation claims or legal proceedings, as appropriate. These assessments and estimates are based on the information available to management at the time and involve a significant amount of judgment. Actual outcomes or losses may differ materially from such assessments and estimates. The settlement or resolution of such claims or proceedings may have a material adverse effect on our results of operations. In addition, judges and juries in certain jurisdictions have demonstrated a willingness to grant large verdicts, including punitive damages, to plaintiffs in personal injury, property damage and other tort cases. Southern Energy will use appropriate means to contest litigation threatened or filed against it, but the litigation environment in these areas poses a significant business risk to it and could cause a significant diversion of management resources and could have a material adverse effect on its financial condition, results of operations and cash flows. If this happens, then our investment in Southern Energy could be adversely affected, and your investment in the Company could become worthless.

Competitors that produce part or all of their own supply of feedstocks may have a competitive advantage over Southern Energy.

Southern Energy will compete with many renewable fuels producers, including producers of biodiesel, renewable diesel and SAF, for available supplies of feedstocks. Southern Energy does not produce any of its feedstocks, however, some of its competitors now obtain, or may in the future obtain, a portion or all of their feedstocks from their own production. Competitors that have their own feedstocks production may be better positioned than Southern Energy is to withstand feedstock shortages or periods of depressed prices for their products.

Southern Energy’s ability to construct additional production facilities may be adversely impacted by its outstanding indebtedness and by the price of its stock.

Southern Energy’s ability to finance the construction of additional production facilities, particularly those that would be financed solely or in part through cash from operations, may be curtailed due to its obligations to make payments of principal and interest on its outstanding indebtedness and any restrictions imposed in the terms of such indebtedness. Southern Energy may not have sufficient capital resources, now or in the future, and may be unable to raise sufficient additional debt or equity capital on terms satisfactory to it, if at all, in order to meet its capital requirements for such acquisitions. In addition, the terms of its then-existing indebtedness may include covenants that directly restrict, or have the effect of restricting, its ability to make certain capital expenditures while the indebtedness remains outstanding. In addition, Southern Energy’s ability to use shares of its common stock to finance new construction or acquisitions may be impacted by its stock price. The future trading price of Southern Energy’s common stock could limit its willingness to use its equity as consideration, the willingness of sellers to accept its shares or our ability to raise additional capital to fund acquisitions, and as a result could limit the size and scope of its acquisition program. If Southern Energy is unable to undertake new constructions that it believes would enhance its business or operations, the potential growth of its business and revenues may be adversely affected.

Uncertainty and illiquidity in the capital markets may impair Southern Energy’s ability to obtain equity or debt financing.

Southern Energy’s ability to obtain equity or debt financing depends in large measure on the state of the capital markets, over which it has no control. Its ability to access the capital markets may be restricted at a time when it would like, or need, access to those markets, which could constrain its flexibility to react to changing economic and business conditions. In addition, the cost and availability of debt and equity financing may be adversely impacted by unstable or illiquid market conditions. Protracted uncertainty and illiquidity in these markets also could have an adverse impact on Southern Energy’s lenders, or its customers, preventing them from meeting their obligations to it.

If Southern Energy fails to retain its key personnel or if it fails to attract additional qualified personnel, it may not be able to achieve its anticipated level of growth and its business could suffer.

Southern Energy is dependent upon the continued availability and commitment of its key management. The loss of any members of its management team could negatively impact business operations. From time to time, Southern Energy will also need to identify and retain additional skilled management and specialized technical personnel to efficiently operate the business. Recruiting and retaining qualified personnel is critical to its success and there can be no assurance of such success. If Southern Energy is not successful in attracting and retaining qualified personnel, its ability to execute its business plan and growth strategy could be affected, which could have a material adverse impact on its profitability, results of operations and financial condition.

If Southern Energy is unable to manage its growth and expand its operations successfully, its reputation may be damaged and its business and results of operations may be harmed.

Southern Energy’s future success depends on its ability to manage the rapid growth anticipated in its business plan, including the growth we expect to experience organically and through the construction of additional production facilities and acquisitions. Southern Energy’s ability to effectively manage its anticipated growth and expansion of its operations will require it to do, among other things, the following:

•        effectively scale its operations;

•        enhance its operational, financial and management controls and infrastructure, human resources policies, and reporting systems and procedures;

•        maintain and expand its supplier, customer and vendor relationships;

•        effectively manage its key service providers;

•        successfully identify, recruit, hire, train, maintain, motivate and integrate additional employees; and

•        effectively manage and maintain its corporate culture.

These undertakings will require significant capital expenditures and allocation of valuable management and employee resources, and Southern Energy’s growth will continue to place a strain on its operational, financial and management infrastructure. its future financial performance and its ability to execute on its business plan will depend, in part, on Southern Energy’s ability to effectively manage any future growth and expansion. There are no guarantees it will be able to do so in an efficient or timely manner, or at all. Its failure to effectively manage growth and expansion could have a material adverse effect on its business, results of operations, financial condition, prospects and reputation.

Southern Energy may be negatively impacted by inflation.

Increases in inflation could impact the commodity markets generally, the overall demand for Southern Energy’s products, its costs for feedstocks, labor, material and services and the margins it is able to realize on its products, all of which could have an adverse impact on its business, financial position and results of operations. Inflation has resulted in higher interest rates, and further increases in interest rates could adversely affect its future ability to obtain financing or materially increase the cost of any additional financing.

Declines in Southern Energy’s anticipated profitability could result in the impairment of its assets.

Southern Energy will hold material amounts of long-lived assets on its balance sheet. A decline in expected profitability of one or more of production facilities or a decline in the demand for SAF, could call into question the recoverability of its long-lived assets, and require it to write down or write off these assets. Such an occurrence could have a material adverse effect on Southern Energy’s results of operations and financial position.

Southern Energy’s operations are subject to numerous stringent environmental, health and safety laws and regulations that may expose it to significant costs and liabilities.

Southern Energy’s operations are subject to stringent and complex federal, state and local environmental, health and safety (“EHS”) laws and regulations, including those relating to the release, emission or discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials and wastes, the health and safety of our employees and other persons, and the generation of RINs, LCFS credits and BTC/CFPC credits.

These laws and regulations impose numerous obligations applicable to its operations, including the acquisition of permits before construction and operation of its production facilities, restrictions on the types, quantities and concentration of materials that can be released into the environment, the application of specific health and safety criteria addressing worker protection, and the imposition of substantial liabilities for pollution resulting from the operation of its production facilities and ownership of its production facilities sites. In addition, construction and operating permits issued pursuant to environmental laws are necessary to operate its business and such permits are obtained through applications that can often require technical documentation and analysis, and sometimes require long time periods to obtain approval. Delays in obtaining or renewing such permits, or denial of such permits and renewals, are possible, and would have a negative effect on its financial performance and prospects for growth. These laws, regulations and permits can require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment.

Numerous governmental entities have the power to enforce difficult and costly compliance measures or corrective actions pursuant to these laws and regulations and the permits issued under them. Southern Energy may be required to make significant capital and operating expenditures on an ongoing basis, or to perform remedial or other corrective actions in connection with its projects, to comply with the requirements of these environmental laws and regulations or the terms or conditions of its permits. Failure to comply with these laws and regulations may result in a number of different adverse effects, including the assessment of sanctions (including administrative, civil or criminal penalties), the imposition of investigatory or remedial obligations, or the issuance of orders limiting or prohibiting some or all of our operations. In addition, Southern Energy may experience delays in obtaining or be unable to obtain required environmental regulatory permits or approvals, which may delay or interrupt its operations and limit its growth and revenue.

Southern Energy’s operations inherently risk incurring significant environmental costs and liabilities due to the need to manage waste from our processing facilities. Spills or other releases of regulated substances, including spills and releases that occur in the future, could expose it to material losses, expenditures and liabilities under applicable environmental laws, rules and regulations. Under certain of such laws and regulations, it could be held strictly liable for the removal or remediation of previously released materials or property contamination, regardless of whether it was responsible for the release or contamination and even if its operations met previous standards in the industry at the time they were conducted. In connection with certain acquisitions, Southern Energy could acquire, or be required to provide indemnification against, environmental liabilities that could expose it to material losses. In addition, claims for damages to persons or property, including natural resources, may result from the EHS impacts of its operations. Southern Energy’s insurance may not cover all environmental risks and costs or may not provide sufficient coverage if an environmental claim is made against it.

Environmental laws and regulations have changed rapidly in recent years and generally have become more stringent over time, and Southern Energy expects this trend to continue. Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at its production facilities. Present and future environmental laws and regulations, and interpretations of those laws and regulations, applicable to its operations, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial expenditures that could have a material adverse effect on Southern Energy’s results of operations and financial condition.

Southern Energy will use hazardous materials in the manufacturing of its products and it must comply with environmental laws and regulations relating to proper handling, storage or disposal of these materials. If Southern Energy fails to properly handle, store and dispose of hazardous materials, or if it is found to be in violation of applicable laws and regulations relating to proper handling, storage or disposal could result in substantial liabilities for it.

Manufacturing at Southern Energy’s production facilities will involve the use of hazardous materials, including chemical and biological materials. In addition, our operations will also produce wastewater, which must be properly disposed of, and residue from the pretreatment of feedstock that must be disposed of through licensed waste disposal facilities. Although Southern Energy will take steps to mitigate the risk of accidental contamination or discharge and any resultant injury from these materials, it cannot eliminate those risks entirely. A number of different federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of, and human exposure to, these materials. Southern Energy may be subject to lawsuits, regulatory proceedings or other actions taken by regulators, and it may be sued for any injury or contamination that results from its use of hazardous materials or the use by its vendors or by third parties of these materials, and it is not possible to predict the extent of any liabilities it may incur as a result of regulatory actions or third-party lawsuits. Although it intends to work with industry participants that are experienced in handling hazardous materials and to adopt its own hazardous materials procedures, Southern Energy cannot ensure that violations of environmental, health and safety laws will not occur in the future as a result of human error, accident, equipment failure or other causes. Compliance with applicable laws and regulations is expensive, and failures to comply with applicable laws and regulations could result in the imposition of fines, third-party property damage, product liability and personal injury claims, investigation and remediation costs or the suspension of production or a cessation of operations, which could adversely affect its financial position, results of operations and prospects.

Southern Energy could be subject to involuntary shutdowns or be required to pay significant monetary damages or remediation costs if it is found to be a responsible party for the improper handling or the release of hazardous substances.

As a company engaged in the sale, handling, transportation, storage, recycling and disposal of materials that are or may be classified as hazardous by federal, state, provincial or other regulatory agencies, Southern Energy faces risks of liability for environmental contamination. The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or Superfund, and similar state laws impose strict liability for clean-up costs on current or former owners and operators of facilities that release hazardous substances into the environment, as well as on the businesses that generate those substances or transport them. As a potentially responsible party, Southern Energy may be liable under CERCLA for substantial investigation and cleanup costs even if it operates our business properly and complies with applicable federal and state laws and regulations. Liability under CERCLA may be joint and several, which means that if Southern Energy were found to be a business with responsibility for a particular CERCLA site, it could be required to pay the entire cost of the investigation and cleanup, even though it was not the party responsible for the release of the hazardous substance and even though other companies might also be liable. Even if Southern Energy is able to identify who the other responsible parties might be, it may not be able to compel them to contribute to the remediation costs, or they might be insolvent or unable to contribute due to lack of financial resources.

Any projections which we are providing are based on estimates and assumptions and are speculative. Actual results may vary materially and adversely from those projections.

Any projections we are providing to potential investors are based upon a number of estimates and assumptions. Although these estimates and assumptions are considered reasonable by Southern Energy’s management as of the date of this registration statement, they inherently are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control, and are based upon specific assumptions with respect to future business decisions, some of which will change. Projections are necessarily speculative in nature, and it can be expected that one or more of these assumptions in the projections will not materialize or may vary significantly from actual results, and such variances are likely to increase over time. Accordingly, actual results achieved during the periods covered will vary from the financial projections, which variations may be material and adverse. Southern Energy does not intend to update or revise any projections except as required by law.

THE BUSINESS COMBINATION

The following is a description of the material aspects of the Business Combination. While we believe that the following description covers the material aspects of the Business Combination, the description may not contain all of the information that is important to you. We encourage you to carefully read this entire joint proxy statement/prospectus, including the BCA attached as Annex A to the registration statement of which this joint proxy statement/prospectus forms a part, for a more complete understanding of the Business Combination.

General Description of the Business Combination

On the terms and subject to the conditions included in the BCA:

(i)     prior to the Effective Time of the Business Combination pursuant to the BCA, DevvStream will migrate to and domesticate as a Delaware corporation;

(ii)    at the Effective Time, Southern Energy Merger Sub will merge with and into Southern Energy with Southern Energy surviving the merger as a wholly-owned subsidiary of XCF Global, pursuant to which existing equity in Southern Energy will be exchanged for an aggregate number of XCF Global Common Shares equal to 35% of the aggregate number of XCF Global Common Shares issued and outstanding immediately prior to the Effective Time; and

(iii)   at the Effective Time, DevvStream Merger Sub will merge with and into DevvStream with DevvStream surviving the merger as a wholly-owned subsidiary of XCF Global, pursuant to which each DevvStream share issued and outstanding immediately prior to the Effective Time (and following the Domestication) will be automatically cancelled and extinguished and converted into the right to receive a number of XCF Global Common Shares equal to the quotient obtained by dividing (a) the aggregate number of XCF Global Common Shares equal to 15% of the aggregate number of XCF Global Common Shares issued and outstanding immediately prior to the Effective Time by (b) the aggregate number of DevvStream shares issued and outstanding immediately prior to the Effective Time.

The BCA, which governs the terms of the Business Combination, is attached to this joint proxy statement/prospectus as Annex A.

Pursuant to the terms of the BCA, at the Effective Time, existing equity in Southern Energy will be exchanged for an aggregate number of XCF Global Common Shares equal to 35% of the aggregate number of XCF Global Common Shares issued and outstanding immediately prior to the Effective Time. Each DevvStream common share issued and outstanding immediately prior to the Effective Time (and following the Domestication) will be automatically cancelled and extinguished and converted into the right to receive a number of XCF Global Common Shares equal to the quotient obtained by dividing (a) the aggregate number of XCF Global Common Shares equal to 15% of the aggregate number of XCF Global Common Shares issued and outstanding immediately prior to the Effective Time by (b) the aggregate number of DevvStream shares issued and outstanding immediately prior to the Effective Time.

Following the completion of the Business Combination, it is anticipated that persons who were securityholders of Southern Energy, DevvStream and XCF Global immediately prior to the Business Combination will own approximately 23.3%, 10.0% and 66.7% of the combined company, respectively, on a fully diluted basis.

No fractional XCF Global Common Shares will be delivered to any Southern Energy shareholders or DevvStream shareholders as of immediately prior to the Effective Time pursuant to the Business Combination and the aggregate number of any such shares that each such shareholder is otherwise entitled to receive pursuant to the Business Combination will be rounded down to the nearest whole share of XCF Global Common Shares.

For the purposes of implementing the Business Combination, each of XCF Global and DevvStream will seek to obtain the approval of their respective stockholders and shareholders for the proposals described in this joint proxy statement/prospectus.

Merger Representations, Warranties and Covenants

The BCA contains customary representations and warranties of XCF Global, DevvStream, Southern Energy and the Merger Subs relating to, among other things, their ability and authority to enter into the BCA and their capitalization and operations. The parties have also agreed to customary covenants including, without limitation, the operation of their respective businesses during the interim period prior to the closing of the Business Combination, requirements regarding alternative transaction proposals and cooperation in preparing the registration statement, of which this joint proxy statement/prospectus forms a part and obtaining necessary regulatory approvals.

Conditions to the Completion of the Business Combination

General Conditions

The obligation of the parties to consummate the Business Combination is conditioned on, among other things, the satisfaction or waiver of the following mutual conditions: (a) the stockholders of XCF Global have authorized and adopted the resolutions to be put before the XCF Global stockholders authorizing the issuance of XCF Global Common Shares in connection with the Business Combination and any other matters required to be approved by XCF Global stockholders in order to consummate the Business Combination; (b) the shareholders of DevvStream have passed the resolutions to be put before the DevvStream shareholders authorizing the Domestication, the DevvStream Merger and the BCA; (c) the absence of any law or order that makes the Business Combination or the Domestication illegal or otherwise prohibits or enjoins the parties from consummating the same; (d) the parties to the BCA have received the requisite regulatory approvals; (e) the receipt of applicable stock exchange listing approvals; (f) the registration statement of which this joint proxy statement/prospectus forms a party shall have been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) and no stop order shall be in effect; (g) the actions required to establish the post-closing board of directors and executive officers have been taken; (h) the Domestication shall have been completed; and (i) if legally available, dissent rights have not been exercised with respect to more than 3% of the issued and outstanding XCF Global Common Shares or DevvStream common shares. The approval of the Southern Energy shareholders is not a condition to consummate the Business Combination because the Southern Energy shareholders authorized and approved the Business Combination prior to Southern Energy executing the BCA.

XCF Global Conditions to Closing

The obligations of XCF Global to consummate the Business Combination are further conditioned on, among other things, the satisfaction or waiver by XCF Global of the following conditions: (a) the accuracy of the representations and warranties of Southern Energy and DevvStream contained in the BCA (generally subject to certain customary materiality and Material Adverse Effect qualifiers); (b) the performance by Southern Energy and DevvStream of their respective agreements and covenants, in all material respects, between signing and closing; (c) the absence of a Southern Energy Material Adverse Effect or a DevvStream Material Adverse Effect; (d) Southern Energy shall have caused the Plant Conversion Funding (as defined in the BCA) to have occurred; (e) Southern Energy shall have been approved by the State of Louisiana to issue bonds in an aggregate principal amount of at least $400,000,000, with related public announcements having occurred and completed an engagement with an investment bank to sell the bond offering; (f) the aggregate amount of Southern Energy’s unrestricted cash and cash equivalents plus all Plant Conversion Funding funded to XCF Global prior to the Effective Time shall equal at least $10,000,000; (g) EEME Energy SPV I LLC shall have beneficial ownership of at least a majority of the outstanding Southern Energy shares; (h) Southern Energy shall have entered into the SAF Offtake Agreement (as defined in the BCA) and one or more European Offtake Agreements; and (i) delivery to XCF Global of customary officer certificates and FIRPTA tax certificates from Southern Energy and DevvStream.

“Southern Energy Material Adverse Effect” means any fact, event, occurrence, change or effect that has not and would not, individually or in the aggregate, reasonably be expected to have (i) a Material Adverse Effect on Southern Energy or (ii) a material adverse effect on the ability of Southern Energy to enter into the BCA or to consummate the Business Combination contemplated thereby.

“DevvStream Material Adverse Effect” means any fact, event, occurrence, change or effect that has not and would not, individually or in the aggregate, reasonably be expected to have (i) a Material Adverse Effect on DevvStream or (ii) a material adverse effect on the ability of DevvStream to enter into the BCA or to consummate the Business Combination contemplated thereby.

DevvStream Conditions to Closing

The obligations of DevvStream to consummate the Business Combination are further conditioned on, among other things, the satisfaction or waiver by DevvStream of the following conditions: (a) the accuracy of the representations and warranties of XCF Global, the Merger Subs and Southern Energy contained in the BCA (generally subject to certain customary materiality and Material Adverse Effect qualifiers); (b) the performance by XCF Global, the Merger Subs and Southern Energy of their respective agreements and covenants, in all material respects, between signing and closing; (c) the absence of a XCF Global Material Adverse Effect, Merger Sub Material Adverse Effect or Southern Energy Material Adverse Effect; (d) Southern Energy shall have caused the Plant Conversion Funding to have occurred; (e) Southern Energy shall have been approved by the State of Louisiana to issue bonds in an aggregate principal amount of at least $400,000,000, with related public announcements having occurred and completed an engagement with an investment bank to sell the bond offering; (f) XCF Global and Southern Energy shall have entered into the SAF Offtake Agreement; (g) Southern Energy shall have entered into one or more European Offtake Agreements; (h) the gross revenue of XCF Global for its blended fuel product shall exceed $1,000,000,000 on an annualized, go-forward basis by June 30, 2026 and annualized EBITDA shall equal at least $100,000,000; (i) the aggregate amount of Southern Energy’s unrestricted cash and cash equivalents plus certain previously funded cash shall equal at least $10,000,000; (j) EEME Energy SPV I LLC shall have beneficial ownership of at least a majority of the outstanding Southern Energy shares; and (k) delivery to DevvStream of customary officer certificates from XCF Global, the Merger Subs and Southern Energy.

“XCF Global Material Adverse Effect” means any fact, event, occurrence, change or effect that has not and would not, individually or in the aggregate, reasonably be expected to have (i) a Material Adverse Effect on XCF Global or (ii) a material adverse effect on the ability of XCF Global to enter into the BCA or to consummate the Business Combination contemplated thereby.

“Merger Sub Material Adverse Effect” means any fact, event, occurrence, change or effect that has not and would not, individually or in the aggregate, reasonably be expected to have (i) a Material Adverse Effect on Merger Subs or (ii) a material adverse effect on the ability of Merger Subs to enter into the BCA or to consummate the Business Combination contemplated thereby.

Southern Energy Conditions to Closing

The obligations of Southern Energy to consummate the Business Combination are further conditioned on, among other things, the satisfaction or waiver by Southern Energy of the following conditions: (a) the accuracy of the representations and warranties of XCF Global, the Merger Subs and DevvStream contained in the BCA (generally subject to certain customary materiality and Material Adverse Effect qualifiers); (b) the performance by XCF Global, the Merger Subs and DevvStream of their respective agreements and covenants, in all material respects, between signing and closing; (c) the absence of a XCF Global Material Adverse Effect, Merger Sub Material Adverse Effect or DevvStream Material Adverse Effect; (d) XCF Global shall have entered into the SAF Offtake Agreement and made a public announcement regarding its execution; and (e) delivery to Southern Energy of customary officer certificates from XCF Global, the Merger Subs and DevvStream.

Termination of the BCA

The BCA contains certain termination rights, including, among others:

•        termination by mutual written consent of Southern Energy, DevvStream and XCF Global;

•        termination by any of Southern Energy, DevvStream or XCF Global if: (a) the stockholders of XCF Global fail to authorize and adopt the resolutions to be put before the XCF Global stockholders authorizing the issuance of XCF Global Common Shares in connection with the Business Combination and any other matters required to be approved by XCF Global stockholders in order to consummate the Business Combination; (b) the shareholders of DevvStream fail to pass the resolutions to be put before the DevvStream shareholders authorizing the Domestication, the DevvStream Merger and the BCA; (c) laws or orders prohibit or enjoin the consummation of the Business Combination that have become final and non-appealable; or (d) the Effective Time does not occur on or prior to the Outside Date, subject to a one-time thirty (30)-day extension upon mutual written agreement;

•        termination by XCF Global if: (a) Southern Energy or DevvStream has an uncured material breach; (b) prior to the approval by the XCF Global stockholders of the Business Combination, XCF Global enters into a written agreement with respect to a Superior Proposal; (c) the DevvStream Board changes its recommendation in certain circumstances; or (d) there has been a Southern Energy Material Adverse Effect or DevvStream Material Adverse Effect that is not or cannot be cured;

•        termination by Southern Energy if: (a) XCF Global, DevvStream or the Merger Subs have an uncured material breach; (b) the XCF Global Board changes its recommendation in certain circumstances; or (c) the DevvStream Board changes its recommendation in certain circumstances; and

•        termination by DevvStream if: (a) XCF Global, Southern Energy or the Merger Subs have an uncured material breach; (b) prior to the approval by the DevvStream shareholders of the Business Combination, DevvStream enters into a written agreement with respect to a Superior Proposal; (c) the XCF Global Board changes its recommendation in certain circumstances; or (d) there has been a XCF Global Material Adverse Effect or Southern Energy Material Adverse Effect that is not or cannot be cured.

Termination Fee and Reimbursement

DevvStream will owe a termination fee of $510,000 to XCF Global if (a) XCF Global or Southern Energy terminates the BCA due to DevvStream changing its board recommendation, (b) DevvStream terminates the BCA to enter into a Superior Proposal (as defined in the BCA) or (c) within 12 months after termination of the BCA for certain reasons (such as a breach by DevvStream, failure to obtain approval of the proposals presented at the DevvStream Special Meeting or reaching the Outside Date (as defined in the BCA)), DevvStream consummates or enters into a definitive agreement for an acquisition proposal that was made known prior to termination. XCF Global will owe a termination fee of $510,000 to DevvStream and $1,190,000 to Southern Energy if (a) DevvStream or Southern Energy terminates the BCA due to XCF Global changing its board recommendation, (b) XCF Global terminates the BCA to enter into a Superior Proposal or (c) within 12 months after termination of the BCA for certain reasons (such as a breach by XCF Global, failure to obtain approval of the proposals presented at the XCF Global Special Meeting or reaching the Outside Date), XCF Global consummates or enters into a definitive agreement for an acquisition proposal that was made known prior to termination. The parties to the BCA acknowledge that no termination fee will be owed if either of DevvStream or XCF Global validly terminate the BCA due to the failure to obtain the DevvStream fairness opinion or the XCF Global fairness opinion, respectively, as provided in the BCA.

Other Expenses

Except as expressly provided in the BCA, each party will bear its own fees and expenses, including the fees and expenses of investment bankers and other advisors, incurred in connection with the Business Combination, whether or not the Business Combination is consummated. If the BCA is terminated as a result of the failure to obtain the Required DevvStream Shareholder Approval, DevvStream will pay XCF Global an expense reimbursement for XCF Global’s reasonable, documented expenses, in an amount not to exceed $170,000. If the BCA is terminated as a result of the failure to obtain the Required Company Shareholder Approval, XCF Global will pay (i) DevvStream an expense reimbursement for DevvStream’s reasonable, documented expenses, in an amount not to exceed $170,000, and (ii) Southern Energy an expense reimbursement for Southern Energy’s reasonable, documented expenses, in an amount not to exceed $397,000. Any expense reimbursement paid will be credited against any termination fee subsequently paid by the same party on a dollar-for-dollar basis.

Related Agreements

Support & Lock-Up Agreements

In connection with the execution of the BCA, (i) XCF Global, Southern Energy, DevvStream and certain insider stockholders of XCF Global entered into the XCF Global Support & Lock-Up Agreement, (ii) XCF Global, Southern Energy, DevvStream and certain insider stockholders of DevvStream entered into the DevvStream Support & Lock-Up Agreement and (iii) XCF Global, Southern Energy, DevvStream and certain insider stockholders of Southern Energy entered into the Southern Support & Lock-Up Agreement, each dated April 13, 2026.

Pursuant to the Support & Lock-Up Agreements, the respective securityholders agreed to vote any covered shares held by them in favor of the Business Combination and against any competing alternative transactions. Because the XCF Global stockholders and DevvStream shareholders that are subject to the applicable Support & Lock-Up Agreements hold a sufficient number of voting shares to approve the Business Combination on behalf of XCF Global and DevvStream, respectively, the requisite shareholder approvals for XCF Global and DevvStream are ensured, provided that such securityholders comply with their voting obligations under the applicable Support & Lock-Up Agreements. Additionally, such securityholders agreed to certain transfer and lock-up restrictions, subject to customary exceptions for permitted transfers.

Asset Spin

Pursuant to the BCA, the parties have agreed to use their commercially reasonable efforts to, if mutually desirable, agree on a reasonable structure to spin-out or sell a newly formed, publicly listed holding company shell of DevvStream immediately following the Effective Time on commercially reasonable terms so long as such transaction does not (i) result in any adverse economic, tax or legal consequences to XCF Global or Southern Energy or (ii) cause any material delay in the consummation of the Business Combination.

Background of the Business Combination

The following chronology summarizes the key meetings and events that led to the signing of the BCA. The terms of the BCA are the result of extensive arm’s-length negotiations among the management teams, boards of directors and, in the case of XCF and DevvStream, special committees of the respective boards of directors, of XCF, DevvStream and Southern Energy, along with their respective legal and financial advisors.

As part of the ongoing consideration and evaluation of XCF’s long-term prospects and strategies, the XCF Board frequently reviews with XCF’s management strategic and financial alternatives in light of developments in XCF’s business, the competitive landscape, the economy generally and financial markets, all with the goal of enhancing value for its stockholders. As part of this process, XCF’s management has engaged in business development and/or strategic discussions with industry participants including at industry conferences. This includes contacts with numerous companies regarding potential collaborations, and partnerships, as well as a number of discussions with companies about strategic transactions.

On December 3, 2025, DevvStream and Southern Energy entered into an Agreement and Plan of Merger (the “DevvStream-Southern Merger Agreement”). Concurrent with its signing, EMEE made a $2,000,000 PIPE investment in DevvStream. Upon closing, (i) Southern Energy would have merged with a wholly owned subsidiary of DevvStream, and (ii) existing equity in Southern would have been exchanged for equity in DevvStream, resulting in Southern’s shareholders (inclusive of the PIPE investment) holding seventy percent (70%) of DevvStream on a fully diluted basis.

During the fall of 2025, the XCF Board and management team pursued a range of financial and strategic alternatives to fund XCF’s ongoing operations, complete upgrades to XCF’s renewable fuel facility in Reno, Nevada (the “New Rise Reno Facility”), and position XCF for geographic and technological expansion over time. These alternatives included public markets financings, asset-based and cash flow-based financings, and potential strategic investments. Among other steps taken during this period, XCF (i) filed a registration statement with the SEC, which was declared effective on December 2, 2025, for the use of an equity line of credit with Helena Partners (the “ELOC”); (ii) engaged Roth Capital Partners on December 24, 2025 as a capital markets adviser to assist XCF in sourcing capital markets financing alternatives; and (iii) explored potential strategic investments with several third parties with which XCF had existing commercial or financial relationships. Concurrently, DevvStream was exploring strategic alternatives to scale its environmental-asset monetization platform.

One of the strategic investment alternatives pursued by XCF involved discussions with EEME, a company controlled by Majique Ladnier that was an existing investor in XCF. EEME had also been engaged in forming and developing Southern Energy. The initial discussions between XCF and EEME contemplated the possibility of EEME providing additional financing for XCF; however, those discussions evolved into a broader exploration of a strategic business combination among XCF, Southern Energy and DevvStream, alongside the EEME investment. In late December 2025, recognizing the complementary nature of Southern Energy’s private biomass-to-fuels project pipeline and XCF’s operational New Rise Reno Facility, discussions among XCF’s Chief Executive Officer and Interim Board Chair and representatives of EEME, Southern Energy and DevvStream accelerated, and the framework for a potential combination and investment transaction began to take shape.

Recognizing that the combined platform would generate significant carbon credits and renewable energy certificates requiring sophisticated monetization, XCF, EEME and Southern Energy approached DevvStream, and XCF and DevvStream entered into a mutual non-disclosure agreement on January 12, 2026. Following these arrangements, a secure data room was opened and clean teams were established to facilitate the sharing of material non-public information among the entities.

On January 14, 2026, the members of the XCF Board, XCF’s Chief Financial Officer and a representative of Shumaker, Loop & Kendrick, LLP, XCF’s outside legal counsel (“Shumaker”), discussed at a special meeting, among other things, a term sheet received on January 13, 2026 (the “Term Sheet”) with respect to a proposed merger among XCF, DevvStream and Southern Energy (the “Transaction”). The members of the XCF Board unanimously approved the designation of certain directors to act as a special committee of the XCF Board consisting of members that did not have a conflict of interest through indirect holdings in DevvStream or Southern Energy (the “XCF Special Committee”) to review, assess, negotiate through Shumaker in coordination with Company counsel for the Transaction, and to recommend to the full Board moving forward or declining the Term Sheet as well as to review, evaluate, respond to and if it deems appropriate to negotiate the Transaction, as well as to make a recommendation to the XCF Board. The members of the XCF Special Committee were Mr. Cooper, who was appointed as Chair, Ms. Kim and Mr. Cockrell, each of whom the XCF Board determined was disinterested with respect to the Transaction. The XCF Special Committee was formed in light of, among other relationships, the fact that Mr. Thorn, XCF’s Interim Board Chair, also serves as a member of the board of directors of DevvStream Corp. Concurrent with the formation of the XCF Special Committee, XCF engaged Paul Hastings LLP (“Paul Hastings”) as outside legal counsel to XCF for the Transaction. Because Paul Hastings had previously represented Southern Energy, and Shumaker had previously represented DevvStream, each of XCF, Southern Energy and DevvStream granted customary conflict waivers in connection with these engagements. In addition, each of Southern Energy and DevvStream consented to Paul Hastings’ use, in connection with its representation of XCF in the Transaction, of confidential information, diligence materials and work product that Paul Hastings had obtained in the course of its prior representation of Southern Energy.

On January 16, 2026, the members of the XCF Special Committee, XCF’s Chief Financial Officer, and a representative of Shumaker discussed revisions to the Term Sheet, pros and cons of proceeding with the Transaction the financial condition of XCF and the lack of other strategic alternatives or financing options despite the significant efforts since the De-SPAC. The XCF Special Committee determined revisions to the Term Sheet should be made and submitted.

On January 22, 2026, the members of the XCF Special Committee, XCF’s Chief Financial Officer, and a representative of Shumaker discussed, among other things, the latest draft of the Term Sheet received from Southern Energy. The XCF Special Committee noted that many of its previously proposed revisions had not been accepted, and that satisfactory due diligence, further negotiation, and fairness opinions with respect to the valuations of DevvStream and Southern Energy and the ownership split among the parties would need to be completed prior to the execution of a definitive agreement for the Transaction. After considering XCF’s financial condition, its lack of liquidity, the absence of other viable financing or strategic alternatives, the limited time available to XCF to pursue alternatives, the time demands of the offering party, the interim funding contemplated by the Term Sheet, and the potential for the combined platform to provide access to additional financing and other benefits to maximize stockholder value for XCF’s stockholders, and recognizing its fiduciary duties, the XCF Special Committee determined to recommend that the XCF Board approve XCF’s entry into the latest revised Term Sheet proposed by Southern Energy.

On January 22, 2026, the members of the XCF Board, XCF’s Chief Financial Officer and a representative of Shumaker, discussed at a special meeting, among other things, the revised Term Sheet that the XCF Special Committee recommended the XCF Board approve and the XCF Board approved the revised Term Sheet and authorized Christopher Cooper, the Chairman of the XCF Special Committee and the XCF’s CEO to organize due diligence efforts, recommend to the XCF Special Committee an independent valuation firm to conduct further evaluations, to negotiate the terms of the definitive merger agreement contemplated by the Term Sheet and any other definitive agreements related thereto, subject to the approval of all such agreements by the XCF Special Committee and the XCF Board and, as applicable, XCF’s stockholders.

On January 26, 2026, following several weeks of intensive negotiations regarding valuation and operational synergies, XCF, DevvStream and Southern Energy executed a binding term sheet. Concurrently, EEME funded to XCF the first tranche of its previously discussed investment in XCF.

Between late January and early April 2026, the parties and their legal counsels exchanged numerous drafts of the BCA. Negotiations heavily focused on the allocation of risk and the structuring of closing conditions necessary to ensure the viability of the post-merger platform. Key negotiated points included: (i) the requirement for DevvStream to domesticate from Alberta to Delaware prior to closing to streamline the combined company’s corporate structure, (ii) the establishment of various specific closing conditions tied to operational milestones, (iii) interim operating covenants, (v) termination provisions and (vi) termination fees and expense reimbursement caps.

On February 12, 2026, representatives of Paul Hastings circulated an initial draft of the BCA to Southern Energy and DevvStream and each of their respective counsels, and concurrently circulated the draft to XCF management and the XCF Special Committee, including to Shumaker as counsel to the XCF Special Committee.

On February 19, 2026, the members of the XCF Special Committee, XCF’s Chief Financial Officer, and a representative of Shumaker discussed, among other things, XCF’s financial position, and areas of concern with respect to the initial draft of the BCA, authorizing XCF’s past CFO to begin discussions with three valuation firms, and the status of the diligence process.

On February 25, 2026, representatives of Morrison & Foerster LLP (“Morrison Foerster”), counsel to DevvStream, circulated a revised draft of the BCA to the other parties and their respective counsels. The revised draft expanded the representations and warranties required from XCF and imposed new restrictive interim operating covenants on XCF, including caps on capital expenditures and strict limitations on hiring, firing, and compensation increases. Furthermore, the draft introduced new closing conditions, including a mutual condition capping the exercise of dissenters’ rights, as well as unilateral requirements that XCF execute its offtake agreement and achieve specific financial targets, including an annualized EBITDA of at least $100,000,000, by June 30, 2026. The draft also added various funding and operational closing conditions for Southern Energy, including securing plant conversion funding and initiating a $400,000,000 state bond issuance. Finally, the revised draft substantially modified the agreement’s termination provisions by introducing reciprocal termination fees and expense reimbursement obligations applicable to XCF.

On February 26, 2026, the members of the XCF Board, XCF’s Chief Financial Officer and a representative of Shumaker, discussed at a special meeting, among other things, the status of the Transaction, XCF’s declining liquidity and negotiation of XCF’s debt extensions, deferments and potential conversions to stock.

Throughout February 2026 and April 2026, the parties worked to finalize their due diligence processes, which were informed in the cases of DevvStream and Southern, by the diligence conducted in connection with the DevvStream-Southern Merger Agreement. This process included (i) written responses provided by XCF on April 4, 2026, to a legal due diligence request list, and (ii) written responses provided by Southern Energy on February 23, 2026, and DevvStream on March 24, 2026, to “bring-down” legal due diligence request lists. Each of Southern and DevvStream provided XCF and its representatives access to the virtual data rooms that had been set up in connection with the Merger Agreement where the requested documents and up to date information were uploaded for review. XCF provided access on or around April 4, 2026, to its virtual data room prepared in response to the request list. Follow-up diligence questions were also communicated to counsel for the parties via email.

On March 3, 2026, representatives of Paul Hastings, met with members of XCF management to discuss, among other things, issues arising in recent turns of the BCA relating to interim operating covenants, closing conditions and termination fees.

On March 5, 2026, the members of the XCF Special Committee, XCF’s Chief Financial Officer, and a representative of Shumaker discussed, and the XCF Special Committee authorized, the engagement of FTI Consulting, Inc. (“FTI”). During the March 5. 2026, meeting, the Special Committee also authorized changes to be made to the BCA based on an issues list prepared by Shumaker. FTI was formally engaged pursuant to an agreement dated March 6, 2026, to provide valuation services for the XCF Special Committee, by and through Shumaker, solely for internal planning purposes to facilitate consummation of the Transaction.

On March 13, 2026, representatives of Paul Hastings circulated a revised draft of the BCA that reflected input from both Paul Hastings, on behalf of XCF and Shumaker on behalf of the XCF Special Committee. The revised draft, among other things, primarily focused on refining the structural mechanics of the transaction, specifically clarifying the procedures for how Southern Energy and DevvStream securities would be exchanged, adjusted, or cancelled at closing. In addition to these structural refinements, the revisions adjusted the scope of the fairness opinion, updated governance and notice provisions related to the Special Committee, and broadened the legal conflict and privilege waivers to encompass additional advisory firms involved in the transaction. Furthermore, the revised draft relaxed several interim operating covenants governing XCF.

On March 17, 2026, the members of the XCF Special Committee, XCF’s Chief Financial Officer, a representative of Shumaker and representatives of Paul Hastings discussed, among other things, revised drafts of the BCA, Schedules and diligence being conducted with Paul Hastings, status and issues pertaining to the process involving the FTI’s financial analysis (including potential analysis regarding financial fairness) and EEME’s failure to provide funding to XCF in accordance with the Term Sheet.

On March 26, 2026, the members of the XCF Board, XCF’s Chief Financial Officer and representatives of Shumaker, discussed at a special meeting, among other things, XCF’s cash flow and liquidity position, financial alternatives and the status of the Transaction, including the status of the FTI’s work and that the BCA was awaiting execution.

During the period between February 2026 and early April 2026, EEME funded to XCF the second tranche of its investment and, following the approval by XCF’s stockholders on March 6, 2026 of the issuance of certain securities to EEME, the third tranche of its investment.

Representatives of Paul Hastings distributed initial drafts of the support and lock-up agreements contemplated by the BCA for shareholders of XCF, DevvStream and Southern Energy on March 31, 2026. Between March 31, 2026, and April 10, 2026, the parties and their respective legal counsels provided comments on these initial drafts and engaged in further correspondence regarding the lock-up period for the shareholders of each party and the number of shares subject to such lock-up. After some correspondence on the topic, including between the parties and the XCF shareholders that would sign the support and lock-up agreements, the parties agreed on April 10, 2026, to the following: (i) 100% of the DevvStream shares held by specified DevvStream shareholders would locked up until the closing, and 50% of the DevvStream consideration shares received by such shareholders would be locked up for 6 months following the closing, (ii) 100% of EMEE’s DevvStream shares and Southern Energy shares would be locked up until the closing, and 100% of the DevvStream consideration shares and 50% of the Southern Energy consideration shares received by EMEE would be locked up for 6 months following the closing, and (iii) for each specified XCF shareholder, a certain percentage of XCF shares (that totaled to the minimum amount required to approve the deal as of signing) would be locked up only until the required XCF shareholder approval of the business combination was obtained by XCF.

On April 1, 2026, representatives of Morrison Foerster circulated a revised draft of the BCA, which draft also included comments from representatives of Whitley LLP (“Whitley”), counsel to Southern. The revised draft, among other things, introduced a new covenant governing an anticipated asset spin-off and provided detailed, award-specific mechanics for the assumption and conversion of DevvStream’s outstanding options, warrants, and RSUs, replacing the broader assumption language in the prior draft. Additionally, the revised draft included a new termination right tied to DevvStream’s and XCF’s receipt and review of their respective fairness opinions, and relaxed the interim operating covenants applicable to DevvStream and Southern, incorporating materiality qualifiers and ordinary course exceptions to align their operational flexibility between signing and closing with the less severe standards previously established for XCF.

On April 1, 2026, the members of the XCF Special Committee, XCF’s Chief Financial Officer, and a representative of Shumaker discussed, among other things, issues and delays associated with FTI (including a potential scenario in which the most advisable time to sign the BCA is prior to the availability of a fairness opinion for XCF and/or DevvStream and possible BCA terms to address this scenario), the status of business liquidity, the current status and outstanding issues of the BCA, the importance of management’s attention to due diligence and schedules for the BCA and potential negatives and benefits surrounding the BCA as well as the lack of any legitimate alternatives to the Transaction that were either viable or beneficial for XCF at this time. It was agreed that the combined entities provided XCF with a much better platform than it would have on its own, the XCF Special Committee agreed that it should attempt to improve the current terms of the BCA.

On April 1, 2026, representatives of Morrison Foerster circulated an initial draft of the DevvStream Disclosure Schedules. Between April 1, 2026, and April 10, 2026. Representatives of DevvStream and Morrison Foerster, DevvStream, and Paul Hastings, as applicable, circulated revised drafts of the DevvStream Disclosure Schedules. The revisions reflected comments arising out diligence conducted to date, further review of the scheduled agreements and matters, and other clean-up and conforming changes. A final draft of the DevvStream Disclosure Schedules was circulated by representatives of DevvStream on April 10, 2026, to which the parties had no further comment.

On April 2, 2026, representatives of Paul Hastings circulated a revised draft of the BCA, which draft also included comments from representatives of Shumaker on behalf of the XCF Special Committee. The revised draft refined the asset spin-off covenant to limit its scope to a potential newly formed DevvStream shell holding company, provided any such transaction would not cause material delays or adverse consequences to the Transaction. Furthermore, the revisions restructured the commercial offtake covenants to distinguish between SAF and Non-SAF offtake agreements rather than entity-specific arrangements. The revised draft also formalized a closing condition requiring Southern Energy to have a minimum capitalization of at least $10 million in aggregate cash and previously deployed funds, introduced a new condition requiring EEME to maintain majority beneficial ownership of Southern Energy at closing, and clarified the automatic termination mechanics for the legacy December 2025 Southern-DevvStream Merger Agreement upon the expiration of the fairness opinion termination rights.

Between April 5, 2026, and April 12, 2026, legal counsel for XCF, DevvStream, and Southern Energy exchanged multiple revised drafts of the BCA and related ancillary documents. During this final phase of negotiations, the parties primarily focused on minor and conforming changes necessary to finalize the transaction documentation prior to execution. The types of changes incorporated during this period included technical refinements to the treatment of outstanding equity awards, the insertion of the final names and formation details for the respective merger sub entities, updates to certain defined terms and expense reimbursement caps, clarifications explicitly aligning the respective board recommendations with the receipt of satisfactory fairness opinions, and the completion of the disclosure schedules and exhibits, including the finalized list of core securityholders subject to the support and lock-up agreements.

On April 6, 2026, the members of the XCF Board, XCF’s Chief Financial Officer, an advisor to XCF, and a representative of Shumaker, discussed at a special meeting, among other things, the business case regarding the Combined Company, the process of preparation of the schedules to the BCA being prepared by Paul Hastings and the Company, that they had not thus far determined any unanticipated or major risks from due diligence or schedules from DevvStream or Southern Energy and XCF’s tenuous financial position, and the lack of reasonable financing or other alternatives.

Representatives of Whitley distributed an initial draft of the Southern Energy Disclosure Schedules on April 7, 2026, following which representatives of Paul Hastings and Whitley circulated several revised drafts of the Southern Energy Disclosure Schedules. Comments to the Southern Energy Disclosure Schedules reflected additional reviews of scheduled documents, matters identified in Paul Hastings’ diligence process, correspondence with Whitley representatives and certain clean-up and conforming edits. Representatives of Paul Hastings distributed a final proposed draft of the Southern Energy Disclosure Schedules on April 10, 2026, which was approved by representatives of DevvStream and Whitley, respectively.

Representatives of Paul Hastings circulated an initial draft of the XCF Disclosure Schedules on April 8, 2026, and a revised draft on April 9, 2026. After confirming several open points and finalizing certain schedules, Paul Hastings representatives distributed a final version of the XCF Disclosures on April 10, 2026, which was approved by representatives of DevvStream and Whitley, respectively.

On April 11, 2026, the members of the XCF Special Committee, XCF’s Chief Financial Officer, and a representative of Shumaker discussed, among other things, the status and open issues of the BCA, due diligence and schedules, including BCA changes and the issues pertaining to the changes. The business operation covenants in the BCA for XCF, DevvStream and Southern Energy were discussed at length along with proposed termination events in connection with XCF and/or DevvStream not receiving fairness opinion by twenty business days after signing of the BCA, dilution issues (pertaining to warrants options and convertible notes), termination rights, breakup fees, a proposed dissenters right cap closing condition, representation issues regarding the Southern Energy financials and other issues.

On April 12, 2026, the Board of XCF, with XCF’s Chief Financial Officer and a representative of Shumaker, convened to discuss any last questions or issues pertaining to proceeding with the BCA. It was discussed that written resolutions had been provided to members of the Special Committee and XCF Board for consideration. At such time, the two members of the XCF Board that are on the XCF Special Committee were supportive of moving forward with signing the BCA, subject to a final determination by the Special Committee as to whether to proceed with signing the BCA.

On April 12, 2026, the members of the XCF Special Committee, XCF’s Chief Financial Officer, and a representative of Shumaker discussed, among other things, due diligence issues raised by Paul Hastings, XCF’s schedules, Southern Energy’s financial model, termination events in the BCA regarding the XCF and DevvStream fairness opinions with the XCF Special Committee determining at the end of the meeting to recommend that XCF proceed with signing the BCA, subject to satisfaction with a written resolution to be provided.

On April 12, 2026, the members of the XCF Special Committee signed a unanimous written consent recommending that the XCF Board that XCF enter into the BCA materially in the form attached to such written consent.

On April 12, 2026, the members of the XCF Board signed a unanimous written consent approving XCF entering into the BCA.

On April 13, 2026, after market close, the Board of XCF met with XCF’s Chief Financial Officer and a representative of Shumaker and it was confirmed that all Special Committee members and Board members approved proceeding with delivering the executed BCA.

On April 13, 2026, the parties executed the BCA. Concurrently with the execution of the BCA, Support and Lock-Up Agreements were executed by certain core securityholders of XCF, DevvStream, and Southern, including EEME Energy SPV I LLC, Randall Eric Soule (“Soule”), RESC Renewables Holdings, LLC, GL PART SPV I, LLC, GL PART SPV II, LLC, ENCORE DEC, LLC, Sunny Trinh, Focus Impact Sponsor (“Focus Impact Sponsor”), Focus Impact Partners, LLC (“Focus Impact Partners”), David Goertz, DJG Enterprises Inc., and Chris Merkel.

On April 14, 2026, XCF filed a Current Report on Form 8-K providing a summary of certain key terms of the BCA and issued a press release announcing the execution of the BCA.

On April 15, 2026, the XCF Special Committee and XCF Board engaged Houlihan Capital, LLC (“HC”) as its financial advisor to render a written opinion to the XCF Special Committee and XCF Board, as to whether, as of the date of such opinion, the issuance of the Company Common Shares to the shareholders of Southern and DevvStream, taken together, is fair, from a financial point of view, to XCF.

On April 15, 2026, the DevvStream Board engaged ER Shares as its independent financial adviser to render a written opinion to the DevvStream Board and the DevvStream Special Committee, as to whether the DevvStream Per Share Consideration is fair, from a financial point of view, to the DevvStream Shareholders.

On April 17, 2026, XCF announced the receipt of the fourth and final tranche of the $10,000,000 investment from EEME, satisfying a condition under the BCA relating to funding of the New Rise Reno Facility upgrades.

Throughout the period April 15, 2026 through May 5, 2026, XCF and its two potential combination entities provided information requested by HC. In addition, the management teams of XCF, Southern Energy and DevvStream prepared a consolidated 10-year financial model for the combined company (the “Financial Model”), which was presented to the XCF Board and the DevvStream Board and shared with each company’s independent financial adviser. Each independent financial adviser had the opportunity to meet with the respective management teams, to review the materials contained in the data room, and to review and ask questions regarding the Financial Model.

On April 28, 2026, representatives of HC and the management teams of XCF, Southern Energy and DevvStream met virtually to review the business plans of each company and to address questions regarding the Financial Model.

On May 8, 2026, HC provided to a joint meeting of the Special Committee and the Board of Directors of XCF its preliminary report regarding the request for a fairness opinion. Significant questions were asked and answered, it was agreed certain revisions unrelated to their valuation range or determination of fairness would be made to correct or further explain certain items.

On May 11, 2026, HC met with a joint meeting of the Special Committee and the Board of Directors of XCF to answer additional questions regarding its report in connection with its conclusion that the issuance of the Company Common Shares to the shareholders of Southern and DevvStream, taken together, is fair, from a financial point of view, to XCF. Additional items to be corrected or further explained to finalize the preliminary report (again not impacting HC’s conclusions) were agreed to be made. The Special Committee and Board members at the meeting agreed to accept the fairness opinion based upon the changes to the report. Later that day the final report and fairness opinion was delivered and XCF notified the other participants of the Business Combination that the fairness opinion contingency in the Transaction Agreement as to XCF was completed and DevvStream indicated the same in connection with their fairness opinion contingency. With the receipt of both the XCF Fairness Opinion and the DevvStream Fairness Opinion, the fairness-opinion termination rights set forth in the Transaction Agreement expired and the DevvStream-Southern Merger Agreement automatically terminated and became of no further force or effect, without any liability or ongoing obligation to any party thereto.

Recommendation of the XCF Special Committee and XCF Board and XCF’s Reasons for the Business Combination

Upon the recommendation of the XCF Special Committee, the XCF Board (i) determined that the BCA and the transactions contemplated thereby, including the Transaction, are advisable and fair and in the best interests of XCF and its stockholders, (ii) approved and adopted, pursuant to the Delaware General Corporation Law, the BCA and the transactions contemplated thereby, (iii) directed that the adoption of the BCA be submitted to a vote of XCF’s stockholders at a meeting of XCF’s stockholders, (iv) subject to the terms and conditions of the BCA, recommended that XCF’s stockholders approve the adoption of the BCA and approve the Transaction on the terms and subject to the conditions set forth in the BCA, and (v) authorized and approved all other matters reasonably required to consummate the Transaction.

The XCF Global Board unanimously recommends that XCF Global stockholders vote (i) “FOR” the XCF Global Authorized Stock Increase Proposal, (ii) “FOR” the XCF Global Stock Issuance Proposal, (iii) “FOR” the XCF Global Director Election Proposal (iv) “FOR” the XCF Global 2025 Equity Incentive Plan Increase Proposal.

In evaluating the BCA and the Transaction, the XCF Special Committee and the XCF Board held numerous meetings and consulted with XCF’s management and financial, accounting and legal advisors and considered a number of factors in favor of the Transaction, including but not limited to the following material factors (not necessarily in order of relative importance):

•        XCF entered into the definitive agreement for the Transaction subject to a requirement that an acceptable fairness opinion be received which would affirm that the transaction consideration was fair for the X shareholders which was rendered by HC.

•        Major reasons for entering into the Transaction considered by the XCF Board and Special Committee included its financial condition, financing needs, lack of alternative options, the time limitations XCF had to secure financing or find other alternatives. The benefits of the proposed Transaction in what Southern Energy and DevvStream would contribute to the combined company, time demands of the offering party, the Special Committee and Board members fiduciary responsibilities, the funding availability to pursue important XCF objectives, the platform that would be created to help ensure viability of XCF and assist in achieving its goals and other benefits expected to maximize XCF shareholders value.

•        Aggregate Value of Transaction Consideration — the XCF Special Committee’s and the XCF Board’s belief, as a result of arm’s length negotiations with Southern Energy and DevvStream and taking into account XCF’s inability to raise financing on terms favorable to XCF, and the XCF Special Committee’s and the XCF Board’s familiarity with the business, operations, prospects, business strategy, assets, liabilities and general financial condition of XCF on a historical and prospective basis, that (i) XCF and its representatives negotiated the most favorable issuance of common shares of XCF that Southern Energy and DevvStream were willing to agree to, (ii) measured against the longer-term execution risks described below, the proposed issuance of XCF common shares to acquire Southern Energy and DevvStream is fair and (iii) the terms of the BCA include the most favorable terms to XCF in the aggregate to which Southern Energy and DevvStream were willing to agree, and which provide a high level of closing certainty;

•        Opinion — the financial analysis reviewed by representatives of HC with the XCF Special Committee, the structure of the BCA, under which the XCF Special Committee’s and the XCF Board’s approval at signing was expressly subject to subsequent receipt of a satisfactory Company Fairness Opinion, with a corresponding right to terminate the BCA if such opinion was not received within twenty (20) business days of signing, and the subsequent receipt by the XCF Special Committee of the oral opinion of HC (confirmed in writing by delivery of HC’s written opinion dated May 11, 2026) with respect to the fairness, from a financial point of view, to the XCF stockholders of the proposed issuance of XCF common shares to acquire Southern Energy and DevvStream in the Transaction pursuant to the BCA, as of May 11, 2026, based upon and subject to the assumptions made, procedures followed, conditions described, matters considered, and qualifications and limitations on the scope of review undertaken and other matters considered by HC in preparing its opinion;

•        Commitment to Fund XCF Plant Conversion — the XCF Special Committee in making its recommendation to XCF’s Board considered that EEME agreed to fund the buildout and conversion of XCF’s New Rise Reno facility pursuant to the terms of the Term Sheet. The XCF Special Committee and the XCF Board believes that EEME’s commitment of the cash to convert one of XCF’s facilities effectively increases the consideration to the XCF stockholders in the Transaction;

•        Standalone Consideration — the XCF Board’s belief that maintaining XCF as an independent stand-alone company involved significant risk, taking into account XCF’s business, operational and financial status and prospects, including its cash position, and the need to raise significant additional financing for the continued development and expansion of its facilities to produce its renewable fuels.

•        Potential Stockholder Value in Light of Available Alternatives — The XCF Board, with the assistance of the XCF Special Committee and XCF’s management and legal and financial advisors, reviewed potential strategic alternatives for XCF in light of its current and projected financial position and results of operations, the challenges it faces in growing its core business operations as a stand-alone company (including its projected need to raise additional capital in the near term), and its historical and projected ability to execute on its long-term standalone plan, in order to identify the course of action that would, in the XCF Board’s opinion, create the most value for XCF stockholders. The XCF Board believes that the Transaction preserves cash resources of the combined company, allowing XCF stockholders an opportunity to share in the future value of the combined company. The XCF Board believes, after such review of potential strategic alternatives and XCF’s prospects and challenges as a stand-alone company, that the Transaction with Southern Energy, DevvStream and EEME is a superior alternative to the other alternatives available to XCF, including remaining a stand-alone public company, considering the potential stockholder value that might result from such alternatives, the feasibility of such alternatives and the risks and uncertainties associated with pursuing such alternatives relative to the Transaction;

•        Prospects of the Combined Company — The belief of the XCF Board that the Transaction will provide existing XCF stockholders a significant opportunity to participate in the potential growth of the combined company following the Transaction. The XCF Board and XCF Special Committee considered the judgment, advice and analysis of XCF’s management with respect to the potential strategic, financial and operational benefits of the Transaction (which judgment, advice and analysis was informed in part on the business, technical, financial, accounting and legal due diligence investigation performed with respect to Southern Energy and DevvStream), including the fact that the Transaction will create a combined company on a national exchange which will enhance the ability to fund the combined company’s product portfolio pipeline.

The XCF Special Committee and the XCF Board also reviewed the terms and conditions of the BCA and related transactions, as well as the safeguards and protective provisions included therein intended to mitigate risk, including the following:

•        the fact that the percentage of XCF common shares proposed to be issued to Southern Energy and DevvStream will not fluctuate based upon changes in the stock price of XCF or DevvStream prior to the completion of the Merger and provides certainty to XCF’s stockholders as to their pro forma ownership of approximately 66.7% of the combined company, on a fully diluted basis following completion of the Transaction;

•        XCF’s ability, under certain circumstances, to furnish information to, and conduct negotiations with, third parties regarding alternative acquisition proposals;

•        the XCF Board’s ability, under certain circumstances involving a Superior Proposal, to withdraw or modify its recommendation that XCF stockholders vote in favor of the adoption of the BCA;

•        the reasonableness of the potential termination fee of $1,190,000 to Southern Energy and $510,000 to DevvStream, or reimbursement of certain transaction expenses of up to $397,000 to Southern Energy and $170,000 to DevvStream, which could become payable by XCF if the BCA is terminated in certain circumstances;

•        the belief that the terms of the BCA, including the parties’ representations, warranties, and covenants, and the conditions to their respective obligations, are reasonable under the circumstances.

The XCF Special Committee and the XCF Board also considered a variety of risks and other potentially negative factors, including, among other risks and factors, the following (not necessarily in order of relative importance):

•        the possible volatility of the trading price of XCF Common Stock resulting from the announcement, pendency or completion of the Transaction;

•        the risk that the Transaction might not be consummated in a timely manner or at all, including the risks that XCF would have incurred substantial transaction and opportunity costs and that XCF’s business might be subject to substantial disruptions and delays that could adversely impact its business plan and prospects;

•        the restrictions the BCA imposes on XCF’s ability to solicit competing proposals;

•        the fact that XCF may be obligated to pay a termination fee of $1,190,000 to Southern Energy and $510,000 to DevvStream, or reimbursement of certain transaction expenses of up to $397,000 to Southern Energy and $170,000 to DevvStream if the BCA is terminated in certain circumstances and the possibility that the termination fee or reimbursement obligations could potentially deter third parties from proposing an alternative transaction that may be more advantageous to XCF’s stockholders;

•        the potential of disruptive stockholder litigation following announcement of the Transaction;

•        the significant costs involved in connection with entering into the BCA and completing the Transaction and the substantial time and effort of management required to consummate the Transaction, including costs associated with potential related litigation;

•        the substantial dilution to XCF stockholders as a result of the Transaction and the future potential dilution that may occur, including the fact that former XCF stockholders will have less influence over the management and policies of the combined company then they have over the management and policies of XCF currently; and

•        various other risks associated with the Transaction, including the risks described in the section entitled “Risk Factors” in this joint proxy statement/prospectus and in XCF’s Annual Report on Form 10-K for the year ended December 31, 2025.

In view of the factors considered in connection with its evaluation of the proposed Transaction and the complexity of these matters, the XCF Special Committee and the XCF Board did not find it practicable to, and did not, quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the proposed Transaction and the BCA and to make its recommendation to its stockholders. In addition, individual members of the XCF Special Committee and the XCF Board may have given differing weights to different factors. In reaching its determination to approve the proposed Transaction and the BCA, the XCF Special Committee and the XCF Board conducted an overall review of the factors described above, including through thorough discussions with its management and outside legal and financial advisor. The XCF Special Committee and the XCF Board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Transaction were outweighed by the potential benefits of the Transaction.

The XCF Special Committee made its recommendation to the XCF Board and the XCF Board made its recommendation to stockholders based on the totality of information presented to, and the investigation conducted by, the XCF Special Committee and the XCF Board. The explanation of the factors and other information presented in this section may contain forward-looking statements and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Note Regarding Forward-Looking Statements” of this joint proxy statement/prospectus.

Opinion of Financial Advisor to the XCF Special Committee and XCF Board

At a meeting of the XCF Special Committee held on May 11, 2026, HC rendered to the XCF Special Committee and XCF Board its oral opinion, which was subsequently confirmed in writing by delivery of HC’s written opinion dated the same date, to the effect that, as of May 11, 2026, and based upon and subject to the assumptions made, procedures followed, conditions described, matters considered and qualifications and limitations on the scope of review undertaken by HC in rendering its opinion and as set forth in the written opinion, the proposed issuance of XCF common shares to acquire Southern Energy and DevvStream in the Transaction pursuant to the BCA was fair, from a financial point of view, to the stockholders of XCF.

The summary of HC’s opinion in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex E to this joint proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by HC in preparing its opinion. However, neither HC’s written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus is intended to be or constitutes advice or a recommendation to the XCF Special Committee or XCF Board or any security holder as to how to act or vote with respect to any matter relating to the proposed Transaction or otherwise. The opinion was addressed to the XCF Special Committee and XCF Board for the use and benefit of the members of the XCF Special Committee and XCF Board (in their capacities as such) in connection with the XCF Special Committee’s and XCF Board’s evaluation of the Transaction. The protection afforded by the BCA’s termination right tied to subsequent receipt of a satisfactory Company Fairness Opinion was just one of the several factors that the XCF Special Committee and XCF Board took into account in making its determination to approve the Transaction.

HC’s opinion only addressed whether, as of the date of the opinion, the issuance of XCF Common Shares to acquire Southern Energy and DevvStream in the Transaction pursuant to the BCA was fair, from a financial point of view, to the XCF stockholders and did not address any other terms, aspects, or implications of the Transaction or the BCA including, without limitation, (i) the underlying business decision of XCF, its stockholders, or any other party to proceed with or effect the proposed Transaction, (ii) the financial fairness of any aspect of the proposed Transaction not expressly addressed in the opinion, (iii) the terms of the Transaction (except with respect to financial fairness), including, without limitation, the closing conditions and any of the other provisions thereof, (iv) the fairness of any portion or aspect of the proposed Transaction to the holders of any securities, creditors, or other constituencies of XCF, or any other party, other than those set forth in the opinion, (v) the relative corporate or other merits of the proposed Transaction as compared to any alternative business strategies that might exist for XCF, or (vi) the tax, accounting, or legal consequences of the proposed Transaction to either XCF, its stockholders, or any other party. HC did not express any opinion as to what the value of XCF Common Shares actually will be when issued to the Southern Energy and DevvStream securityholders pursuant to the Transaction or the prices at which shares of XCF’s common stock may trade, be purchased or sold at any time.

For purposes of HC’s analyses and opinion, HC, at the XCF Special Committee’s direction, assumed that the resulting proforma ownership in the combined entity will be approximately 66.7% to existing XCF stockholders, 23.3% to Southern Energy stockholders and 10% to DevvStream stockholders. The Transaction is fair to XCF if the value of their resulting 66.7% stake in the combined entity is at least equivalent to the value of their pre-Transaction standalone interest in XCF. To assess this, HC developed standalone indications of value for each of XCF, DevvStream and Southern Energy and compared XCF’s implied value in the combined entity, computed as 66.7% of the aggregate standalone equity value of all three Transaction participants, against XCF’s standalone market capitalization as of selected pre-announcement reference dates, as described further in HC’s opinion.

HC’s opinion did not address the relative merits of the Transaction as compared to any alternative transaction or business strategy that may have existed for XCF, or the merits of the underlying decision by the XCF Special Committee to engage in or consummate the Transaction. The financial and other terms of the Transaction were determined pursuant to negotiations between the parties to the BCA and were not determined by or pursuant to any recommendation from HC and accordingly HC relied upon discussions with the senior management of XCF with respect to the availability and consequences of alternatives to the BCA other than the limited market outreach the XCF Special Committee directed HC to engage in. Consequently, HC assumed, based on discussions with the senior management of XCF, that the terms of the Transaction were the most beneficial terms from XCF’s perspective that could have been under the circumstances negotiated among the parties to the Transaction, and no opinion was expressed whether any alternative transaction might produce consideration for XCF or the XCF stockholders in an amount in excess of the merger consideration. Other than the limited market outreach, HC was not requested to, and did not, (a) initiate or participate in any discussions or negotiations with respect to the Transaction, the securities, assets, businesses or operations of XCF, Southern Energy or DevvStream or any other party, or any alternatives to the Transaction, (b) negotiate the terms of the Transaction, or (c) advise the XCF Special Committee, the XCF Board or any other party with respect to alternatives to the Transaction.

HC’s analyses and opinion were necessarily based upon market, economic, and other conditions as they existed on, and could be evaluated as of, the date of the opinion. Accordingly, although subsequent developments could arise that would otherwise affect its opinion, HC did not assume any obligation to update, review, or reaffirm its opinion to the XCF Special Committee or any other person or otherwise to comment on or consider events occurring or coming to HC’s attention after the date of the opinion.

In arriving at its opinion, HC made such reviews, analyses, and inquiries as HC deemed necessary and appropriate under the circumstances. Among other things, HC:

•        Held discussions with XCF management regarding the Transaction, the historical performance of XCF, and the future outlook for XCF on a standalone basis;

•        Held discussions with Southern Energy management regarding the historical performance of Southern Energy and the future outlook for Southern Energy on a standalone basis;

•        Held discussions with DevvStream management regarding the historical performance of DevvStream and the future outlook for DevvStream on a standalone basis;

•        Review of information provided by XCF including, but not limited to:

•        The latest reports on Form 10-Q and Form 10-K and other relevant public documents filed with the Securities and Exchange Commission for XCF and DevvStream;

•        XCF-provided financial projections prepared by XCF management for XCF on a standalone basis for the fiscal years ending December 31, 2026 through December 31, 2035;

•        XCF-provided financial projections prepared by Southern Energy management for Southern Energy on a standalone basis for the fiscal years ending December 31, 2026 through December 31, 2035;

•        XCF-provided financial projections prepared by DevvStream management for DevvStream on a standalone basis for the fiscal years ending December 31, 2026 through December 31, 2035;

•        The XCF Investor Presentation, dated January 2026;

•        The BCA and related transaction documents;

•        The XCF BCA Disclosure Schedules and related exhibits and annexes;

•        Southern Energy due diligence materials, including:

•        Financial statements for Southern Energy and available operational data;

•        Documentation related to Southern Energy’s SAF Offtake Agreement and European offtake agreements;

•        Southern Energy’s project development plans and facility pipeline, including the flagship Louisiana project; and

•        DevvStream due diligence materials, including:

•        Financial statements for DevvStream and available operational data;

•        Documentation related to the Helena Notes, consisting of Helena Note 1 and Helena Note 2, held by Helena Global Investment Opportunities 1 Ltd., and related diluted share count analysis.

•        Reviewed the industries in which the Transaction participants operate, which included a review of (i) certain industry and economic research, (ii) certain comparable publicly traded companies and (iii) certain mergers and acquisitions of comparable businesses;

•        Developed indications of value for XCF, Southern Energy, and DevvStream using generally accepted valuation methodologies; and

•        Conducted such other analyses and inquiries, and considered such other information and factors, as HC deemed appropriate.

In arriving at its opinion, HC, with the XCF Special Committee’s and XCF Board’s consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to HC or available from public sources, and HC further relied upon the assurances of XCF’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. HC also relied upon, without independent verification, the assessments of the management of XCF as to XCF’s existing and future technology, products, projects, and services (including, without limitation, the development, testing, marketing, and life of such technology, products, projects, and services), and HC assumed, at the XCF Special Committee’s and XCF Board’s direction, that there would be no developments with respect to any such matters that would adversely affect HC’s analysis or its opinion. HC is not a legal, tax, accounting, environmental, or regulatory advisor and, HC did not express any views or opinions as to any legal, tax, accounting, environmental, or regulatory matters relating to XCF, Southern Energy, DevvStream, the Transaction, or otherwise. HC understood and assumed that XCF had obtained or would obtain such advice as it deemed necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory, and other professionals, that such advice is sound and reasonable and that XCF had acted or would act in accordance therewith.

XCF assumed at the XCF Special Committee’s and XCF Board’s direction that the projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of XCF with respect to the future financial performance of XCF and that such information provided a reasonable basis upon which to analyze and evaluate XCF and form an opinion. HC expressed no view with respect to the projections or the assumptions on which they were based. HC did not physically inspect any of the Transaction participant’s properties or facilities and have not made or obtained any evaluations or appraisals of the Transaction participant’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities).

In connection with preparing its opinion, HC performed a variety of financial analyses. The following is a summary of the material financial analyses performed by HC in connection with the preparation of its opinion. It is not a complete description of all analyses underlying such opinion.

The multiple ranges and implied value reference ranges indicated by HC’s analyses are not necessarily indicative of actual values nor predictive of future results, which may be significantly more or less favorable than those suggested by such analyses. Much of the information used in, and accordingly the results of, HC’s analyses are inherently subject to substantial uncertainty. The type and amount of consideration payable in the Transaction were determined through negotiation among XCF, Southern Energy and DevvStream, and the decision to enter into the Transaction was solely that of the XCF Special Committee and XCF Board.

The following summary of the material financial analyses performed by HC in connection with the preparation of its opinion includes information presented in tabular format. The tables alone do not constitute a complete description of these analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses HC performed. The order of the analyses does not represent relative importance or weight given to those analyses by HC.

XCF

Discounted Cash Flow Analysis

HC performed a discounted cash flow analysis of XCF by calculating cash flows over a 10-year projection period and determined terminal value under the Gordon Growth formula to capture the additional cash flow generation capacity of XCF beyond the 10-year projection period. The expected cash flows and terminal value were then discounted to their present value at an appropriate rate of return, or “discount rate” which was XCF’s weighted average cost of capital equal to 15.40%.

XCF Global, Inc. Discounted Cash Flow Analysis - Gordon Growth As of May 5, 2026

($ in thousands)
		Projected Period
		2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	Terminal Year
	EBITDA	$35,333.5	$67,734.0	$62,306.4	$53,516.9	$133,872.9	$215,167.3	$283,010.5	$295,537.5	$294,645.7	$279,342.7	$279,342.7
(2)	Less: Depreciation and Amortization	(21,806.2)	(21,806.2)	(38,036.2)	(56,706.2)	(75,066.2)	(75,066.2)	(75,066.2)	(75,066.2)	(75,066.2)	(75,066.2)	(9,800.0)
	EBIT	$13,527.3	$45,927.8	$24,270.2	$(3,189.3)	$58,806.7	$140,101.1	$207,944.3	$220,471.3	$219,579.5	$204,276.5	$269,542.7

	Less: Income (Taxes) Benefit @ 26.50%	(3,584.7)	(12,170.9)	(6,431.6)	-	(15,583.8)	(37,126.8)	(55,105.2)	(58,424.9)	(58,188.6)	(54,133.3)	(71,428.8)
	Debt-Free Net Income (NOPAT)	$9,942.6	$33,756.9	$17,838.6	$(3,189.3)	$43,222.9	$102,974.3	$152,839.1	$162,046.4	$161,390.9	$150,143.2	$198,113.9

(2)	Plus: Depreciation and Amortization	21,806.2	21,806.2	38,036.2	56,706.2	75,066.2	75,066.2	75,066.2	75,066.2	75,066.2	75,066.2	9,800.0
	Enterprise Gross Cash Flow	$31,748.8	$55,563.1	$55,874.8	$53,516.9	$118,289.1	$178,040.5	$227,905.3	$237,112.6	$236,457.1	$225,209.4	$207,913.9

(3)	Less: Additions in Working Capital	(9,545.2)	(9,487.6)	(69.3)	1,038.8	(35,089.2)	(34,119.7)	(30,518.6)	(3,601.1)	-	3,878.1	3,878.1
(4)	Less: Capital Expenditures	(7,600.0)	(1,200.0)	(156,200.0)	(326,200.0)	(357,400.0)	(178,600.0)	(14,800.0)	(9,800.0)	(19,800.0)	(9,800.0)	(9,800.0)
	Enterprise Net Cash Flow	$14,603.5	$44,875.5	$(100,394.5)	$(271,644.3)	$(274,200.1)	$(34,679.2)	$182,586.7	$223,711.5	$216,657.1	$219,287.6	$201,992.0
	Enterprise Net Cash Flow Growth	N/A	207.3%	-323.7%	170.6%	0.9%	-87.4%	-626.5%	22.5%	-3.2%	1.2%	1.2%
	Enterprise Net Cash Flow Margin	21.3%	39.9%	-89.1%	-251.7%	-122.0%	-10.3%	42.2%	49.8%	48.2%	50.8%	46.8%
	Present Value of Enterprise Net Cash Flows:
	Partial Period Factor	65.8%
	Present Value Factor @ 15.40%	0.9540	0.8474	0.7342	0.6363	0.5514	0.4778	0.4140	0.3588	0.3109	0.2694
	Present Value of Enterprise Net Cash Flows	$6,042.1	$38,026.7	$(73,711.6)	$(172,835.5)	$(151,182.4)	$(16,569.2)	$75,592.5	$80,259.7	$67,356.6	$59,077.0

	Total Present Value of Enterprise Net Cash Flows	$(87,944.1)

	Present Value of Terminal Value:
	Terminal Year Cash Flow x (1 + Terminal Growth Rate of 3.0%)	$208,051.8
	Capitalization Multiple (1/ (WACC - g))	8.06x
	Terminal Value	$1,677,836.9
	Present Value Factor @ 15.40%	0.2694
	Present Value of Terminal Value	$452,016.6

	Valuation Summary:
	Total Present Value of Enterprise Net Cash Flows	$(87,944.1)
	Present Value of Terminal Value	452,016.6
(5)	Value of Tax Shield derived from NOL	19,708.7
	Indicated Enterprise Value	$383,781.2
	Plus: Cash and Cash Equivalents	1,051.8
	Less: Total Interest Bearing Debt	(300,250.2)
	Indicated Equity Value	$84,582.8

(1) Projected financial results per forecasted financial statements provided by Management for the fiscal years ending December 31, 2026 through 2035.

(2) Depreciation and amortization provided by Management through 2035.

(3) Net working capital levels provided by Management.

(4) Capital expenditures provided by Management through 2035.

(5) Please refer to the NOL schedule for further detail.

The Discounted Cash Flow analysis indicates a range of $31.4 million to $147.6 million for the equity value of XCF on a standalone basis.

Market Analysis: Guideline Public Company Method

Based on HC’s independent research of the relevant industry, HC analyzed the population of possible guideline companies, identifying those that were considered to be the most comparable to XCF in terms of business operations, size, stage of development, prospects for growth, and risk. HC relied upon the guideline public company peer group presented in the table below. Based on XCF’s and the peer group’s business model, multiples of enterprise value to EBITDA were concluded to be the most applicable in this instance. The guideline public company multiples, as of the Date of Value, for various time periods are shown below.

XCF Global, Inc. Guideline Public Company: EBITDA Multiples at Date of Value As of May 5, 2026

Enterprise Value / EBITDA
Ticker	Company Name	2026F	2027F
NasdaqGM:AMTX	Aemetis, Inc.	16.46x	6.93x
NasdaqGS:CLNE	Clean Energy Fuels Corp.	9.60x	7.58x
NasdaqGS:CLMT	Calumet, Inc.	13.41x	10.88x
NYSE:DAR	Darling Ingredients Inc.	8.11x	7.85x
NasdaqCM:GEVO	Gevo, Inc.	15.61x	11.71x
NasdaqGS:GPRE	Green Plains Inc.	6.90x	7.47x
NasdaqCM:MNTK	Montauk Renewables, Inc.	5.78x	4.61x
HLSE:NESTE	Neste Oyj	7.51x	8.74x
TSX:LCFS	Tidewater Renewables Ltd.	6.76x	6.28x
XTRA:VBK	Verbio SE	15.41x	11.41x

Max		16.46x	11.71x
75th Percentile		14.91x	10.35x
Mean		10.55x	8.35x
Median		8.85x	7.72x
25th Percentile		7.05x	7.07x
Min		5.78x	4.61x

In valuing XCF, HC applied multiples of forecasted 2026 and 2027 EBITDA. HC believes that these time periods strike a balance between reliability, visibility, and growth potential. Houlihan Capital selected multiples based on professional judgment considering the size, profitability, growth, and risk of XCF compared to the guideline public companies.

XCF Global, Inc. Market Approach Summary: Guideline Public Company Method (Low Scenario) As of May 5, 2026

($ in thousands)
		TEV / EBITDA
		2026	2027
(1)	Financial Metric	$35,333	$67,734
(2)	Selected Multiple	9.00x	8.00x
	Indicated Enterprise Value	$318,001	$541,872

	Less: Debt	(300,250)	(300,250)
	Indicated Equity Value (Excld. Cash)	$17,751	$241,622

(3)	Indicated Fair Value of Equity (Excld. Cash)		$129,686

	Plus: Cash and Cash Equivalents		$1,052

	Indicated Fair Value of Equity		$130,738

(1)   Financial metrics for the subject company are based upon financial statements as of the Date of Value and projected financial statements, as applicable.

(2)   In selecting the applicable multiple ranges, Houlihan Capital considered the relative size, growth profile, profitability, and business model comparability of each guideline company to XCF Global. The selected ranges reflect a discount to the guideline company median at the low end, reflecting XCF Global’s smaller scale, limited operating history, and execution and forecast risk inherent in an early-stage carbon streaming business. The high end reflects a modest premium to the median, supported by XCF Global’s favorable projected growth and profitability profile relative to the guideline companies.

(3)   Average of the indicated values.

XCF Global, Inc. Market Approach Summary: Guideline Public Company Method (High Scenario) As of May 5, 2026

($ in thousands)
	TEV / EBITDA
		2026	2027
(1)	Financial Metric	$35,333	$67,734
(2)	Selected Multiple	10.00x	9.00x
	Indicated Enterprise Value	$353,335	$609,606

	Less: Debt	(300,250)	(300,250)
	Indicated Equity Value (Excld. Cash)	$54,136	$310,407

(3)	Indicated Fair Value of Equity (Excld. Cash)		$182,272

	Plus: Cash and Cash Equivalents		$1,052

	Indicated Fair Value of Equity		$183,324

(1)   Financial metrics for the subject company are based upon financial statements as of the Date of Value and projected financial statements, as applicable.

(2)   In selecting the applicable multiple ranges, Houlihan Capital considered the relative size, growth profile, profitability, and operational comparability of each guideline company to XCF Global. The selected ranges are anchored proximate to the guideline company median and mean across both forecast periods, with the high end reflecting a modest premium supported by XCF Global’s contracted operational profile and projected EBITDA growth. The low end reflects XCF Global’s smaller scale relative to several guideline companies and execution risks associated with its near-term operating ramp.

(3)   Average of the indicated values.

The Guideline Public Company Method indicates a range of $130.7 million to $183.3 million for the equity value of XCF on a standalone basis.

Weighting of Valuation Methodologies

In arriving at the indicated fair value of equity, HC weighted the Discounted Cash Flow Method at 75.0% and the Guideline Public Company Method at 25.0%.

Greater weight was placed on the Discounted Cash Flow Method as it most directly reflects XC’’s projected operating performance. The Guideline Public Company Method was assigned lesser weight given the limited size and comparability of the available peer group, as no publicly-traded company directly mirrors XCF’s specific combination of SAF conversion operations, carbon credit exposure, and development-stage growth profile. Additionally, public market multiples applied to near-term projected EBITDA may not fully reflect the long-duration cash flow potential embedded in XCF’s business plan. Accordingly, the Guideline Public Company Method serves as a significant indication of value, but we believe the Discounted Cash Flow Method is a more reliable indicator of intrinsic value given XCF’s stage of development.

XCF Global, Inc. Valuation Summary As of May 5, 2026

($ in thousands, except per share values)

	Valuation Methodology	Indicated Fair Value of Equity – Low Scenario	Indicated Fair Value of Equity – High Scenario	x	Weighting	=	Weighted Value – Low Scenario	Weighted Value – High Scenario
(1)	Income Approach: Discounted Cash Flow Method – Gordon Growth	$31,443.6	$147,574.1		75.0%		$23,582.7	$110,680.6
(2)	Market Approach: Guideline Public Company Method	130,738.2	183,323.7		25.0%		32,684.5	45,830.9

							Low Scenario	High Scenario
	Indicated Fair Value of Equity						$56,267.3	$156,511.5

(1) Please refer to the Discounted Cash Flow — Gordon Growth Method analysis section of the report for more detail.

(2) Please refer to the Guideline Public Company analysis section of the report for more detail.

The Discounted Cash Flow analysis and Guideline Public Company Method indicates a range on a weighted basis of $56.3 million to $156.5 million for the equity value of XCF on a standalone basis.

Southern Energy

Discounted Cash Flow Analysis

HC performed a discounted cash flow analysis of Southern Energy by calculating cash flows over a 10-year projection period and determined terminal value under the Gordon Growth formula to capture the additional cash flow generation capacity of Southern Energy beyond the 10-year projection period. The expected cash flows and terminal value were then discounted to their present value at an appropriate rate of return, or “discount rate.” Southern Energy is a relatively early-stage company that is projected to experience significant growth in revenue and margins over the forecast period. Traditional methods used to derive discount rates, the capital asset pricing model and build-up approaches, would be unreliable in quantifying the required rate of return on Southern Energy’s projected cash flows because they rely on risk and return data for companies that are mature and are projected to have slower growth. Instead, HC relied on a survey of the rates of return sought by private equity, venture capital, and angel investors published by Pepperdine University.

In selecting discount rates to apply to Southern Energy, HC noted the first quartile, median, and third quartile required rates of return indicated for early-stage venture capital-backed companies and smaller private equity-backed companies. Required rates of return were generally in the 24.0% to 38.0% range. Given consideration to the Southern Energy’s stage of development, HC elected to apply a discount rate of 30.0% in line with median observations of early-stage companies, which resulted in a weighted average cost of capital of 22.20%.

Southern Energy Renewables Discounted Cash Flow Analysis - Gordon Growth As of May 5, 2026

($ in thousands)
		Projected Period
		2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	Terminal Year
	EBITDA	$-	$-	$-	$67,924.9	$119,520.7	$313,813.4	$531,463.9	$553,016.1	$575,617.1	$599,324.7	$599,324.7
(2)	Less: Depreciation and Amortization	-	-	-	(20,658.5)	(24,998.7)	(55,399.0)	(77,362.7)	(78,118.5)	(78,874.4)	(79,630.2)	(15,116.5)
	EBIT	$-	$-	$-	$47,266.5	$94,522.0	$258,414.4	$454,101.2	$474,897.6	$496,742.7	$519,694.5	$584,208.2

	Less: Income (Taxes) Benefit @ 26.50%	-	-	-	(12,525.6)	(25,048.3)	(68,479.8)	(120,336.8)	(125,847.9)	(131,636.8)	(137,719.0)	(154,815.2)
	Debt-Free Net Income (NOPAT)	$-	$-	$-	$34,740.8	$69,473.7	$189,934.6	$333,764.4	$349,049.7	$365,105.9	$381,975.5	$429,393.0

(2)	Plus: Depreciation and Amortization	-	-	-	20,658.5	24,998.7	55,399.0	77,362.7	78,118.5	78,874.4	79,630.2	15,116.5
	Enterprise Gross Cash Flow	$-	$-	$-	$55,399.3	$94,472.3	$245,333.6	$411,127.1	$427,168.2	$443,980.2	$461,605.6	$444,509.5

(3)	Less: Additions in Working Capital	-	-	605.5	9,054.2	344.2	30,648.9	1,546.1	1,624.6	1,707.6	1,795.2	1,795.2
(4)	Less: Capital Expenditures	(10,310.0)	(493,791.5)	(551,948.7)	(254,339.7)	(265,617.5)	(101,458.1)	(15,116.5)	(15,116.5)	(15,116.5)	(15,116.5)	(15,116.5)
	Enterprise Net Cash Flow	$(10,310.0)	$(493,791.5)	$(551,343.2)	$(189,886.2)	$(170,801.0)	$174,524.4	$397,556.7	$413,676.4	$430,571.3	$448,284.3	$431,188.2
	Enterprise Net Cash Flow Growth	N/A	4689.4%	11.7%	-65.6%	-10.1%	-202.2%	127.8%	4.1%	4.1%	4.1%	4.1%
	Enterprise Net Cash Flow Margin	N/A	N/A	N/A	-205.0%	-111.5%	43.9%	60.4%	60.8%	61.1%	61.5%	59.1%
	Present Value of Enterprise Net Cash Flows:
	Partial Period Factor	65.8%
	Present Value Factor @ 22.20%	0.9362	0.7931	0.6489	0.5311	0.4346	0.3556	0.2910	0.2382	0.1949	0.1595
	Present Value of Enterprise Net Cash Flows	$(6,346.7)	$(391,629.1)	$(357,779.2)	$(100,839.8)	$(74,228.0)	$62,068.2	$115,695.6	$98,517.8	$83,913.8	$71,494.9

	Total Present Value of Enterprise Net Cash Flows	$(499,132.7)

	Present Value of Terminal Value:
	Terminal Year Cash Flow x (1 + Terminal Growth Rate of 3.0%)	$444,123.8
	Capitalization Multiple (1/ (WACC - g))	5.21x
	Terminal Value	$2,313,144.8
	Present Value Factor @ 22.20%	0.1595
	Present Value of Terminal Value	$368,913.3

	Valuation Summary:
	Total Present Value of Enterprise Net Cash Flows	$(499,132.7)
	Present Value of Terminal Value	368,913.3
	Indicated Enterprise Value	$-
	Plus: Cash and Cash Equivalents	-
	Less: Total Interest Bearing Debt	-
	Indicated Equity Value	$-

(1) Projected financial results per forecasted financial statements provided by Management for the fiscal years ending December 31, 2026 through 2035.

(2) Depreciation and amortization provided by Management through December 31, 2035.

(3) Net working capital levels provided hy Management.

(4) Capital expenditures provided hy Management through December 31, 2035.

The Discounted Cash Flow analysis indicates a de minimis value for Southern Energy across a range of long term growth rates and rates of return.

Adjusted Net Assets Analysis

HC used balance sheet as of March 31, 2026 (the latest available) showing the balance sheet line items as of book value, as shown below, to form the basis of HC’s analysis. Next the reported book values are adjusted to reflect the fair value of each asset and liability. Given Southern Energy’s early stage of development, its balance sheet is relatively simple and comprised primarily of restricted cash, other current assets, PP&E, a security deposit, accounts payable, and accrued expenses. After a review of Southern Energy’s balance sheet, HC determined that book value was a reasonable approximation of fair value for each line item, and accordingly no adjustments were made.

Southern Energy Renewables Adjusted Net Assets Method As of May 5, 2026

($ in thousands)
	Book Value	Adjustments		Market Value
		+	-
Assets
Restricted Cash	$ 5.3			$ 5.3
Other Current Assets	100.0			100.0
PP&E	200.0			200.0
Security Deposit	300.0			300.0

Liabilities
Accounts Payable	(19.4)			(19.4)
Accrued Expenses and Other Liabilities	(11.1)			(11.1)

Subtotal	574.8	-	-

Indicated Fair Value of Equity				$574.8

The Adjusted Net Assets analysis indicates a value of $574.8 thousand for Southern Energy on a standalone basis.

DevvStream

Discounted Cash Flow Analysis

HC performed a discounted cash flow analysis of DevvStream by calculating cash flows over a 10-year projection period and determined terminal value under the Gordon Growth formula to capture the additional cash flow generation capacity of DevvStream beyond the 10-year projection period. The expected cash flows and terminal value were then discounted to their present value at an appropriate rate of return, or “discount rate.” DevvStream is a relatively early-stage company that is projected to experience significant growth in revenue and margins over the forecast period. Traditional methods used to derive discount rates, the capital asset pricing model and build-up approaches, would be unreliable in quantifying the required rate of return on DevvStream’s projected cash flows because they rely on risk and return data for companies that are mature and are projected to have slower growth. Instead, HC relied on a survey of the rates of return sought by private equity, venture capital, and angel investors published by Pepperdine University.

In selecting discount rates to apply to Southern Energy, HC noted the first quartile, median, and third quartile required rates of return indicated for early-stage venture capital-backed companies and smaller private equity-backed companies. Required rates of return were generally in the 24.0% to 38.0% range. Given consideration to DevvStream’s stage of development, HC elected to apply a discount rate of 30.0% in line with median observations of early-stage companies, which resulted in a weighted average cost of capital of 26.10%.

DevvStream Corp. Discounted Cash Flow Analysis – Gordon Growth As of May 5, 2026

($ in thousands)
		Projected Period
		2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	Terminal Year
	EBITDA	$1,183.8	$16,521.4	$23,268.7	$27,590.5	$30,600.2	$33,928.8	$33,610.1	$37,682.1	$42,186.7	$47,170.2	$47,170.2
(2)	Less: Depreciation and Amortization	(0.5)	(0.7)	(0.8)	(0.8)	(0.9)	(0.9)	(1.0)	(1.0)	(1.0)	(1.0)	-
	EBIT	$1,183.3	$16,520.8	$23,267.9	$27,589.6	$30,599.3	$33,927.8	$33,609.2	$37,681.2	$42,185.7	$47,169.3	$47,170.2

	Less: Income (Taxes) Benefit @ 29.80%	(352.6)	(4,923.2)	(6,933.8)	(8,221.7)	(9,118.6)	(10,110.5)	(10,015.5)	(11,229.0)	(12,571.3)	(14,056.4)	(14,056.7)
	Debt-Free Net Income (NOPAT)	$830.7	$11,597.6	$16,334.1	$19,367.9	$21,480.7	$23,817.3	$23,593.6	$26,452.2	$29,614.4	$33,112.8	$33,113.5

(2)	Plus: Depreciation and Amortization	0.5	0.7	0.8	0.8	0.9	0.9	1.0	1.0	1.0	1.0	-
	Enterprise Gross Cash Flow	$831.2	$11,598.3	$16,334.9	$19,368.8	$21,481.6	$23,818.3	$23,594.6	$26,453.1	$29,615.3	$33,113.8	$33,113.5

(3)	Less: Additions in Working Capital	(234.3)	(257.4)	(282.8)	(310.8)	(341.6)	(375.4)	(412.6)	(453.5)	(498.5)	(547.9)	(547.9)
	Enterprise Net Cash Flow	$596.9	$11,340.8	$16,052.0	$19,057.9	$21,140.1	$23,442.9	$23,182.0	$25,999.7	$29,116.9	$32,565.9	$32,565.6
	Enterprise Net Cash Flow Growth	N/A	1800.0%	41.5%	18.7%	10.9%	10.9%	-1.1%	12.2%	12.0%	11.8%	11.8%
	Enterprise Net Cash Flow Margin	6.6%	39.1%	44.6%	44.4%	45.7%	47.0%	55.4%	56.2%	57.0%	57.6%	57.6%
	Present Value of Enterprise Net Cash Flows:
	Partial Period Factor	65.8%
	Present Value Factor @ 26.10%	0.9266	0.7648	0.6064	0.4809	0.3814	0.3025	0.2398	0.1902	0.1508	0.1196
	Present Value of Enterprise Net Cash Flows	$289.3	$8,673.6	$9,734.1	$9,165.3	$8,062.5	$7,090.4	$5,559.9	$4,945.1	$4,391.8	$3,895.4

	Total Present Value of Enterprise Net Cash Flows	$61,807.4

	Present Value of Terminal Value:
	Terminal Year Cash Flow x (1 + Terminal Growth Rate of 3.0%)	$33,542.5
	Capitalization Multiple (1 / (WACC - g))	4.33x
	Terminal Value	$145,205.8
	Present Value Factor @ 26.10%	0.1196
	Present Value of Terminal Value	$17,369.0

	Valuation Summary:
	Total Present Value of Enterprise Net Cash Flows	$61,807.4
	Present Value of Terminal Value	17,369.0
	Indicated Enterprise Value	$79,176.3
	Plus: Cash and Cash Equivalents	815.7
(4)	Less: Total Interest Bearing Debt	(2,451.4)
	Indicated Equity Value	$77,540.6

(1) Projected financial results per forecasted financial statements provided by Management for the fiscal years ending December 31, 2026 through 2035.

(2) Depreciation and amortization provided by Management through December 31, 2035.

(3) Net working capital levels provided by Management.

(4) As provided by the Client via email on May 5, 2026.

The Discounted Cash Flow analysis indicates a range of $75.2 million to $80.1 million for the equity value of DevvStream on a standalone basis.

Market Analysis: Guideline Public Company Method

Based on HC’s independent research of the relevant industry, HC analyzed the population of possible guideline companies, identifying those that were considered to be the most comparable to DevvStream in terms of business operations, size, stage of development, prospects for growth, and risk. HC relied upon the guideline public company peer group presented in the table below. HC relied upon the guideline public company peer group presented in the table below. Based on DevvStream’s and the peer group’s business model, multiples of enterprise value to EBITDA were concluded to be the most applicable in this instance. The guideline public company multiples, as of the Date of Value, for various time periods are shown below.

DevvStream Corp. Guideline Public Company: EBITDA Multiples at Date of Value As of May 5, 2026

Enterprise Value / EBITDA
Ticker	Company Name	2027F
NasdaqGM:AMTX	Aemetis, Inc.	6.93x
NEOE:BCBN	Base Carbon Inc.	N/A
NasdaqGS:CLNE	Clean Energy Fuels Corp.	7.58x
TSX:DYA	dynaCERT Inc.	N/A
NasdaqCM:LNZA	LanzaTech Global, Inc.	N/A
NasdaqCM:MNTK	Montauk Renewables, Inc.	4.61x
NYSE:ONT	Onterris, Inc.	7.97x
TSX:PIF	Polaris Renewable Energy Inc.	5.37x

Max		7.97x
75th Percentile		7.58x
Mean		6.49x
Median		6.93x
25th Percentile		5.37x
Min		4.61x

In valuing DevvStream, HC applied multiples of forecasted 2027 revenue and EBITDA. HC selected multiples based on professional judgment considering the size, profitability, growth, and risk of DevvStream compared to the guideline public companies.

DevvStream Corp. Market Approach Summary: Guideline Public Company Method (Low Scenario) As of May 5, 2026

($ in thousands)
		TEV / Revenue	TEV / EBITDA
		2027	2027
(1)	Financial Metric	$29,031.8	$16,521.4
(2)	Selected Multiple	1.25x	5.00x
	Indicated Enterprise Value	$36,289.8	$82,607.2

	Less: Debt	(2,451.4)	(2,451.4)
	Indicated Equity Value (Excld. Cash)	$33,838.4	$80,155.8

(3)	Indicated Fair Value of Equity (Excld. Cash)		$56,997.1

	Plus: Cash and Cash Equivalents		$815.7

	Indicated Fair Value of Equity		$57,812.8

(1)   Financial metrics for the subject company are based upon financial statements as of the Date of Value and projected financial statements, as applicable.

(2)   In selecting the applicable multiple ranges, Houlihan Capital considered the relative size, growth profile, profitability, and business model comparability of each guideline company to DevvStream. The selected ranges reflect a discount to the guideline company median at the low end, reflecting DevvStream’s smaller scale, limited operating history, and execution and forecast risk inherent in an early-stage carbon streaming business. The high end reflects a modest premium to the median, supported by DevvStream’s favorable projected growth and profitability profile relative to the guideline companies.

(3)   Average of the indicated values.

DevvStream Corp. Market Approach Summary: Guideline Public Company Method (Low Scenario) As of May 5, 2026

($ in thousands)
		TEV / Revenue	TEV / EBITDA
		2027	2027
(1)	Financial Metric	$29,031.8	$16,521.4
(2)	Selected Multiple	1.25x	5.00x
	Indicated Enterprise Value	$36,289.8	$82,607.2

	Less: Debt	(2,451.4)	(2,451.4)
	Indicated Equity Value (Excld. Cash)	$33,838.4	$80,155.8

(3)	Indicated Fair Value of Equity (Excld. Cash)		$56,997.1

	Plus: Cash and Cash Equivalents		$815.7

	Indicated Fair Value of Equity		$57,812.8

(1)   Financial metrics for the subject company are based upon financial statements as of the Date of Value and projected financial statements, as applicable.

(2)   In selecting the applicable multiple ranges, Houlihan Capital considered the relative size, growth profile, profitability, and business model comparability of each guideline company to DevvStream. The selected ranges reflect a discount to the guideline company median at the low end, reflecting DevvStream’s smaller scale, limited operating history, and execution and forecast risk inherent in an early-stage carbon streaming business. The high end reflects a modest premium to the median, supported by DevvStream’s favorable projected growth and profitability profile relative to the guideline companies.

(3)   Average of the indicated values.

The Guideline Public Company Method indicates a range of $57.8 million to $79.4 million for the equity value of DevvStream on a standalone basis.

Weighting of Valuation Methodologies

In arriving at the indicated fair value of equity, HC weighted the Discounted Cash Flow Method at 75.0% and the Guideline Public Company Method at 25.0%.

Greater weight was placed on the Discounted Cash Flow Method as it most directly reflects DevvStream’s projected operating performance, including its forecasted growth in carbon credit monetization and the expansion of its ESG streaming partnerships. The Guideline Public Company Method was assigned lesser weight given the limited size and comparability of the available peer group, as no publicly-traded company directly mirrors DevvStream’s specific business model of developing, acquiring, and managing carbon offset projects while generating revenue through the monetization of verified carbon credits and environmental attributes. Additionally, public market multiples applied to near-term projected EBITDA may not fully reflect the long-duration cash flow potential embedded in DevvStream’s business plan as its project pipeline matures. Accordingly, the Guideline Public Company Method serves as a useful market-based cross-check, but the Discounted Cash Flow Method is the more reliable indicator of intrinsic value given DevvStream’s stage of development.

DevvStream Corp. Valuation Summary As of May 5, 2026

($ in thousands, except per share values)

	Valuation Methodology	Indicated Fair Value of Equity - Low Scenario	Indicated Fair Value of Equity - High Scenario	x	Weighting	=	Weighted Value - Low Scenario	Weighted Value - High Scenario
(1)	Income Approach: Discounted Cash Flow Method – Gordon Growth	$75,166.2	$80,089.2		75.0%		$56,374.7	$60,066.9
(2)	Market Approach: Guideline Public Company Method	57,812.8	79,414.8		25.0%		14,453.2	19,853.7

							Low Scenario	High Scenario
	Indicated Fair Value of Equity						$70,827.8	$79,920.6

(1) Please refer to the Discounted Cash Flow - Gordon Growth Method analysis section of the report for more detail.

(2) Please refer to the Guideline Public Company analysis section of the report for more detail.

The Discounted Cash Flow analysis and Guideline Public Company Method indicates a range on a weighted basis of $70.8 million to $79.9 million for the equity value of DevvStream on a standalone basis.

The table below presents XCF’s implied value in the combined entity across HC’s concluded valuation ranges, representing the low and high indications of 66.7% of the aggregate standalone equity value of XCF, Southern Energy, and DevvStream, as compared against XCF’s standalone market capitalization as of each reference date.

Across both pre-announcement reference dates, XCF’s pro forma interest in the combined entity reflects a value that equals or exceeds the market value of their standalone interest in XCF prior to the announcement of the Transaction in most scenarios indicated by HC’s analysis.

XCF Global, Inc. Valuation Summary As of May 5, 2026

($ in thousands, except per share values)
	Indicated Fair Value of Equity
Transaction Participants	Low Scenario	High Scenario
XCF Global, Inc.	$56,267.3	$156,511.5
DevvStream Corp.	70,827.8	79,920.6
Southern Energy Renewables	—	574.8
Total NewCo Equity Value	$127,095.1	$237,007.0

Multiplied by: XCF Ownership in NewCo(1)		66.7%

Concluded Fair Value to XCF Shareholders	$84,730.08	$158,004.64

(1) As defined in the Business Combination Agreement, dated April 13, 2026.

As of May 11, 2026, it was HC’s opinion that the issuance of XCF common shares to the shareholders of Southern Energy and DevvStream, taken together, is fair from a financial point of view to XCF.

Other Matters

The XCF Special Committee and XCF Board selected HC as its financial advisor based on HC’s qualifications, experience and reputation. As part of its investment banking business, HC regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements and other purposes. HC is a recognized valuation firm that has substantial experience in providing valuations in connection with mergers, acquisitions, sales of companies, businesses and other assets and other transactions. HC was paid $125,000 upon rendering its opinion, no portion of which is contingent upon the completion of the Transaction. In addition, XCF agreed to reimburse HC for certain expenses incurred by it in connection with its engagement and to indemnify HC and its related parties for certain liabilities that may arise out of its engagement or the rendering of its opinion. Other than this engagement, HC has not previously been engaged by any of the Transaction participants. HC consented to the inclusion of its opinion in its entirety in this joint proxy statement/prospectus.

Following execution, the parties immediately commenced integration planning and efforts to satisfy the closing conditions. Notably, on April 17, 2026, XCF Global announced the receipt of $10,000,000 in funding, satisfying a critical component of the BCA condition regarding the New Rise Reno facility upgrades.

The Special Committee to the DevvStream Board’s Reasons for the Business Combination

Background of the DevvStream Special Committee Process

On January 19, 2026, the DevvStream Board established the DevvStream Special Committee composed of the independent directors Stephen Kukucha (Chair), Michael Bühler and Jamila Piracci, and authorized the DevvStream Special Committee to lead DevvStream’s evaluation of, and negotiations with respect to, the proposed Business Combination among DevvStream, XCF Global and Southern Energy. The Special Committee adopted governance protocols requiring, among other things, that committee members be present on all formal calls with counterparties, that all written communications regarding deal matters be copied to all committee members, and that operational and transactional matters be kept distinct.

The DevvStream Special Committee retained Morrison & Foerster LLP as U.S. legal counsel, McMillan LLP as Canadian legal counsel, and EntrepreneurShares LLC (“EntrepreneurShares”) as independent financial advisor. The Special Committee held meetings on, among other dates, January 19, February 9, February 10, February 18, February 19 and February 21, 2026, with subsequent meetings continuing through to and following the execution of the BCA on April 13, 2026 and the receipt of the fairness and reasonableness opinions on April 24, 2026. The DevvStream Special Committee received presentations and advice from its legal counsel and financial advisor, and considered the status of negotiations, the principal commercial issues raised by counterparties, and management’s due diligence on XCF Global and Southern Energy.

On January 25, 2026, the parties entered into a non-binding Term Sheet contemplating a three-party combination in which DevvStream shareholders would receive shares of XCF representing approximately 10% of the outstanding equity of the combined company at closing. Following extensive negotiation by the Special Committee and its advisors, the parties executed the BCA on April 13, 2026. On May 12, 2026, the Special Committee received from EntrepreneurShares (i) a written fairness opinion to the effect that the Transaction Consideration to be received by DevvStream shareholders is fair, from a financial point of view, to such shareholders, and (ii) a written reasonableness assessment regarding the financial projections of XCF and Southern Energy. The Special Committee unanimously determined that the Business Combination is fair to and in the best interests of DevvStream and its shareholders, and approved the Business Combination and recommended that DevvStream shareholders vote in favor of the proposals to be considered at the DevvStream Special Meeting.

The Special Committee to the DevvStream Board’s Reasons for the Business Combination

In evaluating the Business Combination, the Special Committee to the DevvStream Board (acting upon the unanimous recommendation of the Special Committee) considered a wide range of factors. The following discussion of the information and factors considered by the Special Committee to the DevvStream Board is not intended to be exhaustive, but is intended to summarize the material factors considered. In view of the wide variety of factors considered, the Special Committee to the DevvStream Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Rather, the Special Committee to the DevvStream Board viewed its determination as being based on the totality of the information presented to and factors considered by it. In addition, individual directors may have given different weights to different factors.

Factors that the Special Committee to the DevvStream Board considered in reaching its determination included the following:

•        Strategic Rationale and Combined Platform. The Business Combination provides DevvStream shareholders with continuing equity in a combined company that combines (i) DevvStream’s carbon credit and I-REC origination, project investment and project development business, (ii) XCF Global’s operational sustainable aviation fuel (“SAF”) production at the New Rise Reno facility (the “NR-1” facility) and its planned expansion to additional facilities (NR-2 through NR-4), and (iii) Southern Energy’s carbon-negative SAF and green methanol platform in Louisiana, partnered with Monroe Sequestration Partners for permanent CO2 storage. The Board considered that the combined company is positioned to monetize multiple revenue streams across SAF and green methanol production, environmental attributes (45Q, 45Z, 45V, RINs and LCFS credits), and DevvStream’s environmental asset platform.

•        DevvStream’s Standalone Position. The Special Committee to the DevvStream Board considered DevvStream’s near-term standalone challenges, including: (i) the disclosure in DevvStream’s consolidated financial statements of substantial doubt about DevvStream’s ability to continue as a going concern; (ii) the November 18, 2025 notification letter from Nasdaq advising that DevvStream did not satisfy the Continued Listing Standards, and the February 23, 2026 letter granting an extension until May 18, 2026 to regain compliance; (iii) the working capital deficit of $16,892,882 as of April 30, 2026; (iv) DevvStream’s reliance on the Helena equity line of credit and Crypto Strategy Convertible Debt for ongoing funding; and (v) the limited near-term path to profitability on a standalone basis. The Board concluded that, in the absence of a strategic transaction, DevvStream would be required to continue raising capital on terms that could be materially dilutive to existing shareholders, and that the Business Combination provides a more attractive alternative.

•        Form of Consideration; Continuing Equity Interest. The Special Committee to the DevvStream Board considered that the consideration to be received by DevvStream shareholders consists entirely of XCF common shares, which provides DevvStream shareholders with the opportunity to participate in the future appreciation of the combined company. The Special Committee to the DevvStream Board further considered the intended structuring of the Business Combination (including the Domestication) in a manner intended to qualify, in part, as one or more tax-free reorganizations under Section 368(a) of the Code, subject to the limitations and qualifications described under “Certain U.S. Federal Income Tax Consequences.”

•        Receipt of Fairness Opinion. The DevvStream Special Committee’s approval of the Business Combination at the time of execution of the BCA was expressly subject to subsequent receipt of a satisfactory DevvStream Fairness Opinion. The Board considered that the BCA correspondingly provided DevvStream with the right to terminate the BCA if such opinion was not received from EntrepreneurShares LLC within twenty (20) business days following the execution of the BCA, thereby preserving the Board’s ability to decline to proceed with the Business Combination if EntrepreneurShares LLC did not deliver a satisfactory opinion. On May 12, 2026, and within such period, the Special Committee received from EntrepreneurShares LLC a written fairness opinion to the effect that, as of such date and based on and subject to the various assumptions, qualifications and limitations set forth in the opinion, the Transaction Consideration to be received by DevvStream shareholders in the Business Combination is fair, from a financial point of view, to such shareholders. The full text of the fairness opinion is attached to this joint proxy statement/prospectus as Annex F and is summarized under “The Business Combination — Opinion of Financial Advisor to the DevvStream Special Committee and the DevvStream Board.”

•        Process Protections. The Special Committee to the DevvStream Board considered the procedural and economic protections negotiated for DevvStream shareholders in the BCA, including: (i) a fiduciary out permitting the DevvStream Board to terminate the BCA to enter into a Superior Proposal, subject to a notification and matching period and a $510,000 termination fee payable to XCF; (ii) reciprocal termination rights and a corresponding termination fee payable by XCF to DevvStream in certain circumstances (including XCF’s acceptance of a Superior Proposal); (iii) customary interim operating covenants intended to preserve the value of DevvStream and the other parties between signing and closing; (iv) the requirement of approval of the DevvStream Merger by holders of a majority of the outstanding Common Shares of DevvStream entitled to vote in person or by proxy; and (v) the requirement that XCF, DevvStream and Southern Energy maintain customary “tail” directors’ and officers’ liability insurance coverage.

•        Independent Process. The Board considered that the Business Combination was negotiated by an independent Special Committee that engaged independent legal counsel (Morrison & Foerster LLP and McMillan LLP) and an independent financial advisor (EntrepreneurShares LLC), each of which has confirmed it has no material relationship with the counterparties to the Business Combination that would impair its independence. The Special Committee held multiple meetings, received presentations and advice from its advisors, and unanimously approved the Business Combination.

•        Industry Tailwinds. The Board considered the favorable industry environment for SAF and clean fuels, including binding regulatory blending mandates in the United States, European Union, United Kingdom and other jurisdictions; supportive U.S. tax incentives (including the 45Z Clean Fuel Production Credit, the 45Q carbon sequestration credit and the 45V clean hydrogen credit, each as confirmed under the One Big Beautiful Bill of 2025); and current global SAF supply that satisfies less than 1% of expected demand.

Risks and Potentially Negative Factors Considered by the Special Committee to the DevvStream Board

The Special Committee to the DevvStream Board also considered a number of risks and potentially negative factors in its evaluation of the Business Combination. The following discussion is not intended to be exhaustive, but is intended to summarize the material risks and potentially negative factors considered by the Special Committee to the DevvStream Board:

•        Conditional Closing; Closing Conditions Outside DevvStream’s Control. The Business Combination is subject to a number of conditions to closing that depend on actions outside DevvStream’s direct control, including: (i) State of Louisiana approval for Southern Energy to issue at least $400 million of bonds and Southern Energy’s engagement of an investment bank for the bond offering; (ii) execution of a long-term SAF offtake agreement covering Southern Energy’s production; (iii) XCF entering into a forbearance agreement with its Twain and GNCU lenders for not less than six months; (iv) XCF achieving annualized gross revenues exceeding $1.0 billion in any calendar month by June 30, 2026 (with the parties’ shared understanding that this condition is intended to reflect contracted offtake-agreement run-rate, not reported revenue) and minimum annualized EBITDA of $100 million on a go-forward basis; and (v) customary regulatory, shareholder and Nasdaq listing approvals. The failure of any of these conditions could prevent the Business Combination from being consummated.

•        Concentration of Post-Closing Ownership. The Board considered that, immediately following the consummation of the Business Combination, two related groups of XCF stockholders are expected to hold a substantial majority of the outstanding voting equity of the combined company: Soule (XCF Global’s majority shareholder, beneficial owner of approximately 53.6% of XCF Class A Common Stock following the November 19, 2025 Encore conversion) and Majique Ladnier (the sole member of GL Part SPV I, LLC, GL Part SPV II, LLC and EEME Energy SPV I, LLC, beneficial owner of approximately 37.3% of XCF Class A Common Stock following the conversions contemplated by the BCA). The combined company is expected to be a “controlled company” under Nasdaq listing rules, with the resulting reduction in certain governance protections customarily afforded to public-company minority shareholders. The Board also considered the litigation matters disclosed in respect of Ms. Ladnier and Mr. Singal under “Certain Relationships and Related Person Transactions of XCF Global.”

•        Pre-Revenue Status of Southern Energy. The Board considered that Southern Energy is in a pre-revenue, development stage, with first commercial production targeted for 2029, and that approximately $1.6 billion in capital is required to construct, commission and ramp Southern Energy’s Louisiana facility. Commercial-scale biomass gasification at the proposed scale has not yet been demonstrated by Southern Energy.

•        Regulatory Sunset Risk on 45Z Credit. The Board considered that the 45Z Clean Fuel Production Credit is currently authorized only through December 31, 2029, and that approximately 40% to 50% of XCF’s projected per-gallon margin is supported by the 45Z, LCFS and D4 RIN incentive programs. Non-renewal or adverse modification of these programs after 2029 would reduce projected EBITDA in 2030 and subsequent years.

•        Domestication Risks. The Board considered the costs and risks associated with the Domestication, including the U.S. and Canadian tax consequences to DevvStream shareholders described under “Certain U.S. Federal Income Tax Consequences” and “Certain Canadian Federal Income Tax Consequences,” and the differences between the rights of DevvStream shareholders under the ABCA and the Delaware General Corporation Law described under “Comparison of Rights of DevvStream Shareholders and XCF Global Stockholders.”

•        Dilution and Share Issuances. The Board considered that XCF has committed to issue significant pre-closing share issuances to EEME and certain other holders to fund XCF’s NR-1 plant conversion and to settle outstanding obligations, that the consideration to DevvStream shareholders is calculated as a percentage of XCF’s actual outstanding shares at the Effective Time, and that any further pre-closing issuances by XCF could affect the implied per-share value of the consideration to be received by DevvStream shareholders.

•        Termination Fees and Restrictions on Alternative Transactions. The Board considered the $510,000 termination fee payable by DevvStream to XCF in certain circumstances (including DevvStream’s termination of the BCA to enter into a Superior Proposal), and the BCA’s no-shop and matching-rights provisions, which could discourage other potential parties from making competing proposals.

•        Interim Operating Restrictions. The Board considered the interim operating covenants in the BCA, which restrict DevvStream from taking certain actions between signing and closing without XCF’s consent. These restrictions could limit DevvStream’s flexibility to pursue independent operating initiatives during the pendency of the Business Combination.

•        Conflicts of Interest. The Board considered that certain DevvStream directors and executive officers have interests in the Business Combination that may be different from, or in addition to, the interests of DevvStream shareholders generally, including the continued service or employment of certain DevvStream directors and executive officers with the combined company following closing, the assumption and conversion of outstanding DevvStream equity-based awards into awards covering XCF Common Shares, the continued indemnification and directors’ and officers’ liability insurance coverage for not less than six years following the Effective Time, and the concurrent service of a member of the XCF Board on the DevvStream Board.

•        Standard Merger Risks. The Board considered customary risks associated with business combinations of this nature, including disruption to DevvStream’s business and operations during the pendency of the Business Combination, the possibility of litigation challenging the Business Combination, the diversion of management attention, the potential for retention issues with respect to key employees, and the risks associated with integration of DevvStream’s, XCF’s and Southern Energy’s operations following closing.

Conclusion of the Special Committee to the DevvStream Board

After taking into account all of the factors set forth above, as well as other factors deemed relevant, and after considering the unanimous recommendation of the Special Committee, the Special Committee to the DevvStream Board has unanimously: (i) determined that the BCA, the Domestication, the DevvStream Merger and the other transactions contemplated by the BCA are advisable and fair to and in the best interests of DevvStream and its shareholders; (ii) approved the BCA and the transactions contemplated thereby; (iii) directed that the DevvStream Merger Proposal, the DevvStream Domestication Proposal and the DevvStream Adjournment Proposal be submitted to DevvStream shareholders for approval at the DevvStream Special Meeting; and (iv) recommended that DevvStream shareholders vote “FOR” each of the DevvStream Merger Proposal, the DevvStream Domestication Proposal and, if necessary, the DevvStream Adjournment Proposal.

Opinion of Financial Advisor to the DevvStream Special Committee and the DevvStream Board

DevvStream retained EntrepreneurShares LLC (“ERShares”) to render an opinion to the board of directors of DevvStream as to the fairness, from a financial point of view, to DevvStream and its shareholders of the Transaction Consideration (as defined below) to be received in connection with the proposed Business Combination. For the purposes of this section, “Transaction Consideration” means the Ordinary Shares to be received at the Merger Effective Time.

DevvStream selected ERShares to provide a fairness opinion based on ERShares’ qualifications, experience, and reputation.

ERShares delivered its oral opinion to the DevvStream Board, subsequently confirmed in writing on May 12, 2026 (the “Opinion”), which sets forth, among other things, the procedures followed, assumptions made, matters considered, and qualifications and limitations on the scope of review undertaken in rendering the Opinion, which is attached to this proxy statement/prospectus as Annex F and is hereby incorporated by reference. The Opinion confirmed that, as of May 12, 2026, the Transaction Consideration to be received or paid to the shareholders of DevvStream is fair from a financial point of view to DevvStream and the shareholders of DevvStream. The Opinion does not constitute a recommendation to the relevant directors and officers of DevvStream or to any other persons in respect of the Business Combination, including as to how any holders of DevvStream Ordinary Shares should vote or act in respect of the Business Combination.

In connection with its analyses in rendering the Opinion, ERShares, among other things:

•        Reviewed the financial terms and conditions of the proposed Business Combination set forth in the term sheet dated January 25, 2026;

•        Reviewed certain operating information provided to ERShares by management of the Company;

•        Reviewed certain guideline public companies and precedent transactions which ERShares viewed as having attributes similar to the Companies;

•        Reviewed other publicly available industry information (e.g., various equity analyst reports, macroeconomic reports, and public information about guideline companies) available from databases such as S&P Capital IQ (“CapIQ”); and

•        Engaged in confirmatory discussions with DevvStream regarding the Company’s business and key assumptions and risks associated with the Company’s business plans.

For purposes of its analysis and the Opinion, ERShares assumed and relied upon the accuracy and completeness of the financial and other publicly available information, and all of the information supplied or otherwise made available to, discussed with, or reviewed by ERShares, without any independent verification of such information (and assumed no responsibility or liability for any independent verification of such information), and further relied upon the assurances of DevvStream management that they were not aware of any facts or circumstances that would make such information provided to ERShares inaccurate or misleading.

ERShares also assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Term Sheet were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Term Sheet, and that all conditions to the consummation of the Business Combination would be satisfied without waiver or modification thereof. ERShares further assumed, in all respects material to its analysis, that all governmental, regulatory, or other consents, approvals or releases necessary for the consummation of the Business Combination would be obtained without any delay, limitation, restriction, or condition that could materially affect the consummation of the Business Combination or reduce the contemplated benefits to the holders of XCF Ordinary Shares.

ERShares did not, in connection with the Opinion, conduct any physical inspection of properties or facilities associated with the Companies. The Opinion is necessarily based upon information made available to ERShares as of May 12, 2026, and financial, economic, market, and other conditions as they existed and could be evaluated as of that date, and does not reflect any subsequent developments. ERShares does not have any obligation to update, revise, or reaffirm the Opinion.

ERShares was not asked to opine on, and the Opinion does not express any views on, (i) any other terms of the Business Combination (except as expressly addressed herein), (ii) DevvStream’s underlying business decision to proceed with or effect the Business Combination, (iii) the merits of the Business Combination relative to any alternative transaction or business strategy that may be available to DevvStream, (iv) the amount or nature of the compensation to any officer, director, or employee, or any class of such persons, relative to the compensation to be received by the holders of any class of securities, creditors, or other constituencies of DevvStream or the Company in the Business Combination, or relative to or in comparison with the Transaction Consideration paid to shareholders of DevvStream, (v) the fairness of the Business Combination to any particular group or class of securities, creditors, or other constituencies of DevvStream other than as set forth in the Opinion, or (vi) the solvency, creditworthiness, or fair value of the Company or any other participant in the Business Combination under any applicable laws relating to bankruptcy, insolvency, or similar matters. The Opinion also does not constitute legal, tax, accounting, or regulatory advice.

Set forth below is a summary of the material financial analyses carried out by ERShares, in connection with ERShares rendering the Opinion. The following summary, however, does not purport to be a complete description of the analyses performed by ERShares. The order of the analyses described, and the results of these analyses do not represent relative importance or weight given to these analyses by ERShares. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before May 12, 2026 and is not necessarily indicative of current market conditions.

Summary of ERShares’ Financial Analysis of Company

Market Method

The primary method EntrepreneurShares used as the basis for the fairness opinion assessment was a Market Method, which relied on a combination of (a) a Guideline Publicly Traded Companies Analysis (“GPC Analysis”), (b) a Guideline Company Analysis (“GCM Analysis”) and (c) a Guideline Transaction Analysis (“GTM Analysis”) as further described below.

Guideline Publicly Traded Company Analysis (GPC)

The GPC Analysis is a market indicator used to value a business. ERShares reviewed and analyzed publicly available data on CapIQ about companies that were considered to have attributes similar to the Company. There are no guideline public companies that are directly comparable to Company’s future prospective business. ERShares selected a group of 51 guideline public companies that it considered to have attributes similar to the Company (“GPC Guideline Companies,” collectively, the “Guideline Companies Group”) to use for purposes of the GPC Analysis.

ERShares utilized the platform and analytical tools of CapIQ’s public Company database (the “database,” unless otherwise indicated, as accessed as of May 12, 2026 (the “Access Date”)), to assist with the identification of GPC Guideline Companies and to obtain certain publicly available information about those companies. Of the total number of companies with securities listed on a U.S. national securities exchange (“Public Companies”) included in the database, ERShares selected the 51 GPC Guideline Companies.

The GPC Guideline Companies are as follows:

•   ASP Isotopes Inc. (NasdaqCM:ASPI)

•   Comstock Inc. (NYSEAM:LODE)

•   Perimeter Solutions, Inc. (NYSE:PRM)

•   Balchem Corporation (NasdaqGS:BCPC)

•   Ecolab Inc. (NYSE:ECL)

•   Albemarle Corporation (NYSE:ALB)

•   Sociedad Química y Minera de Chile S.A. (NYSE:SQM)

•   The Sherwin-Williams Company (NYSE:SHW)

•   Solstice Advanced Materials, Inc. (NasdaqGS:SOLS)

•   Element Solutions Inc (NYSE:ESI)

•   DuPont de Nemours, Inc. (NYSE:DD)

•   Minerals Technologies Inc. (NYSE:MTX)

•   Avient Corporation (NYSE:AVNT)

•   H.B. Fuller Company (NYSE:FUL)

•   Eastman Chemical Company (NYSE:EMN)

•   Northern Technologies International Corporation (NasdaqGM:NTIC)

•   Arq, Inc. (NasdaqGM:ARQ)

•   Celanese Corporation (NYSE:CE)

•   Calumet, Inc. (NasdaqGS:CLMT)

•   Green Plains Inc. (NasdaqGS:GPRE)

•   Aemetis, Inc. (NasdaqGM:AMTX)

•   Valero Energy Corporation (NYSE:VLO)

•   Marathon Petroleum Corporation (NYSE:MPC)

•   Sensient Technologies Corporation (NYSE:SXT)

•   Flotek Industries, Inc. (NYSE:FTK)

•   Gevo, Inc. (NasdaqCM:GEVO)

•   Ingevity Corporation (NYSE:NGVT)

•   International Flavors & Fragrances Inc. (NYSE:IFF)

•   RPM International Inc. (NYSE:RPM)

•   Ecovyst Inc. (NYSE:ECVT)

•   Aspen Aerogels, Inc. (NYSE:ASPN)

•   PPG Industries, Inc. (NYSE:PPG)

•   Ashland Inc. (NYSE:ASH)

•   Clean Energy Fuels Corp. (NasdaqGS:CLNE)

•   Flexible Solutions International, Inc. (NYSEAM:FSI)

•   Quaker Chemical Corporation (NYSE:KWR)

•   Axalta Coating Systems Ltd. (NYSE:AXTA)

•   Innospec Inc. (NasdaqGS:IOSP)

•   Stepan Company (NYSE:SCL)

•   Rayonier Advanced Materials Inc. (NYSE:RYAM)

•   Alto Ingredients, Inc. (NasdaqCM:ALTO)

•   CVR Energy, Inc. (NYSE:CVI)

•   Phillips 66 (NYSE:PSX)

•   Par Pacific Holdings, Inc. (NYSE:PARR)

•   HF Sinclair Corporation (NYSE:DINO)

•   Sunoco LP (NYSE:SUN)

•   Delek US Holdings, Inc. (NYSE:DK)

•   OPAL Fuels Inc. (NasdaqCM:OPAL)

•   PBF Energy Inc. (NYSE:PBF)

•   SunocoCorp LLC (NYSE:SUNC)

•   World Kinect Corporation (NYSE:WKC)

•        Worldwide Presence:    Of the total number of companies included in the database, ERShares selected a group of 70,557 Public Companies with securities listed on various national exchanges globally in order to incorporate in the GPC Guideline Companies with operations and foci outside as well as inside of United States of America (the “Worldwide Presence Category”).

•        All Energy or Materials:    Within the companies in the Worldwide Presence Category, ERShares narrowed its search to approximately 8,422 Public Companies that fall within the Global Industry Classification Standards classifications developed by S&P, Dow Jones Indices and MSCI, as of the Access Date (“GICS”) general “Energy” or “Materials” classification (the “Energy or Materials Category”).

•        Oil, Gas and Consumable Fuels or Chemicals:    Within the companies in the Energy or Materials Category, ERShares narrowed its search to approximately 3,254 Public Companies that fall within the Global Industry Classification Standards classifications developed by S&P, Dow Jones Indices and MSCI, as of the Access Date (“GICS”) sub-category “Oil, Gas and Consumable fuels” or “chemicals” classification.

•        Oil and Gas Refining and Marketing or Specialty Chemicals Category:    ERShares’ search was further narrowed to approximately 846 companies within the Oil, Gas and Consumables or Chemicals sub-category, which ERShares considered to have attributes or potential similarities to the Company. These categories include several alternative fuel companies, which ERShares considered potentially relevant due to Southern Energy’s manufacturing operations.

•        All Major Exchanges:    ERShares’ search was further narrowed to approximately 644 companies within the Oil and Gas Refining and Marketing or Specialty Chemicals category, which were listed on major global exchanges.

•        Major US Exchanges:    ERShares’ search was further narrowed to approximately 51 companies within the all major exchange listing category, which were listed on major US exchanges given the company’s prospective listing on a major US exchange.

For each of the 51 guideline public companies listed above, ERShares reviewed the market capitalization data available as of the Access Date.

The application of these guideline companies, using the minimum and maximum valuation parameters observed within the set, resulted in an implied enterprise value range for the Company of approximately $12 million to $5,034 million. ERShares compared this implied valuation range to the proposed pre-money enterprise value of approximately $2,700 million.

Based on this analysis and comparison, ERShares concluded that the implied enterprise value of the Company derived from the GPC Analysis falls within the valuation parameters indicated by the selected peers. Accordingly, ERShares determined that the proposed transaction consideration is fair, from a financial point of view, under this methodology.

Guideline Company Analysis (GCM)

The GCM Analysis is a market indicator used to value a business. ERShares reviewed and analyzed publicly available data on CapIQ about companies that were considered to have attributes similar to the Company. There are no guideline public companies that are directly comparable to Company’s future prospective business. ERShares selected a group of 11 guideline public companies that it considered to have attributes similar to the Company (“GCM Guideline Companies,” collectively, the “GCM Companies Group”) to use for purposes of the GCM Analysis.

ERShares utilized the platform and analytical tools of CapIQ’s public Company database (the “database,” unless otherwise indicated, as accessed as of May 12, 2026 (the “Access Date”)), to assist with the identification of GCM Guideline Companies and to obtain certain publicly available information about those companies. Of the total number of companies with securities listed on a U.S. national securities exchange (“Public Companies”) included in the database, ERShares selected the 11 GCM Guideline Companies.

The GCM Guideline Companies are as follows:

•   REX American Resources Corporation (NYSE:REX)

•   Valero Energy Corporation (NYSE:VLO)

•   Darling Ingredients Inc. (NYSE:DAR)

•   Alto Ingredients, Inc. (NasdaqCM:ALTO)

•   Neste Oyj (HLSE:NESTE)

•   Calumet, Inc. (NasdaqGS:CLMT)

• Phillips 66 (NYSE:PSX) • Aemetis, Inc. (NasdaqGM:AMTX) • Gevo, Inc. (NasdaqCM:GEVO) • Green Plains Inc. (NasdaqGS:GPRE) • Montauk Renewables, Inc. (NasdaqCM:MNTK)

For each of the companies listed above, ERShares reviewed the Enterprise Value to Next-Twelve-Months Revenue (“EV/NTM Revenue”), Enterprise Value to Next-Twelve-Months EBITDA (“EV/NTM EBITDA”) and Enterprise Value to Next-Twelve-Months Net Income (“EV/NTM PE”) multiples, as reported in the most recent public filings and consensus research estimates available as of the Access Date. ERShares observed the following approximate ranges:

•        EV/NTM Revenue: 0.47x to 2.75x

•        EV/NTM EBITDA: 5.38x to 24.14x

•        EV/NTM PE: 10.42x to 17.86x

ERShares calculated representative multiple ranges using the mean and median of the above metrics and applied these ranges to the Company-provided management projections for revenue and EBITDA for fiscal year 2031. ERShares then discounted the resulting terminal values at an annual rate of approximately 21% over approximately six years to reflect present value as of the date of analysis.

Application of these selected multiple ranges resulted in an implied enterprise value range for the Company of approximately $112 million to $4.09 billion. ERShares compared this implied valuation range to the proposed pre-money enterprise value of approximately $2,700 million.

Based on this analysis and comparison, ERShares concluded that the implied enterprise value of the Company derived from the GCM Analysis falls within the valuation parameters indicated by the selected peers. Accordingly, ERShares determined that the proposed transaction consideration is fair, from a financial point of view, under this methodology.

Guideline Transaction Analysis

The GTM Analysis is a market method examining comparable transactions based on ERShares’ review and analysis of publicly available data (sourced through the subscription database Pitchbook) about Reverse Mergers, Seed rounds, Early stage and late stage investments, corporate rounds, M&A and Joint Ventures. Within these guidelines, the following factors were considered in determining the appropriateness of transactions for inclusion in the GTM Analysis carried out by ERShares: (i) sector and (ii) deal completion/announced date. Utilizing the criteria set forth above, ERShares identified 25 guideline transactions (the “GTM Guideline Transactions” and collectively, the “Guideline Transactions Group”) that ERShares considered relevant for comparative purposes, though, as described below, none of the selected transactions has characteristics identical to the proposed Business Combination or involves businesses that are identical to the Company. The categories of transactions used by ERShares as criteria for inclusion in the Guideline Transactions Group can be summarized as follows, based on information accessed by ERShares through Pitchbook on May 12, 2026:

The GTM Guideline Transactions are as follows:

•   Lianyungang Jiaao Enproenergy

•   Lvtan Hecheng

•   Avaada Energy

•   Aeon Blue

•   Nordic Generation Fuels

•   Universal Fuel Technologies

•   Air Company

•   MAAT Energy

•   Metafuels

•   HAMR Energy

•   Sichuan Jinxiang Environmental Technology

•   Avioxx

•   Oman Methanol Company

•   Flyoro

•   Lydian

•   Visolis

•   Blue Blade Energy

•   GreenRock

•   Verde Clean Fuels (NAS: VGAS)

•   Atvos

•   Archaea Energy

•   Opal Fuels (NAS: OPAL)

•   ReNew (Energy Production) (NAS: RNW)

•   Numaligarh Refinery

•   Altus Power (NYS: AMPS)

•        Business Products and Services Sector:    ERShares focused on transactions involving companies falling in the Pitchbook Industries and Verticals Energy and Materials & Resources Sectors, specifically in the Exploration, Production and Refining, Energy Services, Energy Equipment, Chemicals and Gases, Materials & Resources and Other Energy groups, primarily focused on the alternative fuels industry which it considered most likely to encompass companies that have similarities to the Company in terms of proposed operation characteristics and trajectories.

•        Guideline Transaction Date:    Among the Business Products and Services (Alternative Fuels) category, EntrepreneurShares selected transactions consummated/announced after January 1, 2021 (“Recent Guideline Transaction Dates”), as EntrepreneurShares considered these transactions to be of greater potential relevance to a GTM Analysis than transactions consummated during prior periods due to market conditions and other factors relevant to alternate fuels and materials transactions generally.

For each of the 25 guideline transactions listed above, ERShares reviewed the enterprise valuation data available as of the Access Date. None of the transactions reviewed is directly comparable to the Company or the Business Combination, and transaction values may reflect strategic premiums, minority interests, control positions, or other deal-specific factors not applicable to the Company.

The application of these guideline transactions, using the minimum and maximum valuation parameters observed within the set, resulted in an implied enterprise value range for the Company of approximately $1.2 million to $4.19 billion. ERShares compared this implied valuation range to the proposed pre-money enterprise value of approximately $2,700 million.

Based on this analysis and comparison, ERShares concluded that the implied enterprise value of the Company derived from the GTM Analysis falls within the valuation parameters indicated by the selected peers. Accordingly, ERShares determined that the proposed transaction consideration is fair, from a financial point of view, under this methodology.

Miscellaneous

The foregoing summary of certain financial analyses does not purport to be a complete description of the analyses or data presented by ERShares and is qualified in its entirety by reference to the full text of the Opinion, which is as attached as Annex F to this proxy statement/prospectus. In connection with the evaluation of the Transaction Consideration, ERShares performed a variety of financial and comparative analyses for the purpose of rendering the Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary descriptions. In arriving at its opinion, ERShares considered the results of all analyses as a whole and did not form a conclusion based on any single analysis. Rather, ERShares made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, ERShares may have given certain analyses and factors more or less weight than others and may have determined certain assumptions more or less probable than others. As a result, the range of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of ERShares with respect to the actual value or potential future value of the Company. Further, ERShares’ analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of DevvStream, the Companies or their respective officers, managers and advisors. All projections, estimates, or valuations contained herein are illustrative and inherently subject to significant economic, market, and regulatory uncertainties. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Opinion.

The Opinion is addressed solely to the board of directors of DevvStream (in its capacity as such) and is provided for their information and use in evaluating the proposed Business Combination. The Opinion is not intended to be and does not constitute a recommendation to any shareholder or any other person as to how to vote or act with respect to the Business Combination or any related matter, and may not be disclosed, referred to, or relied upon by any other person without the prior written consent of ERShares, except as otherwise required by law. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. The results, information and estimates contained in these analyses are not intended to be, and should not be interpreted or construed as, indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Furthermore, ERShares’ analysis is dependent entirely on information, that was provided to ERShares by the Company, without independent verification by ERShares. Illustrative information, business plans, prospects and other information that was used in, and the results derived from, ERShares’ analyses are inherently subject to substantial uncertainty, and ERShares assumes no responsibility if future results are materially different.

In connection with its engagement, ERShares received the following compensation. DevvStream agreed to pay ERShares a fee of $100,000. $15,000 of the fee was paid upon commencement of the engagement and $85,000 of the fee was paid upon delivery of the oral opinion. The fee was not contingent upon the conclusion reached in the Opinion or the successful completion of the Business Combination.

Certain Unaudited Projected Financial Information

XCF Global Management Unaudited Projections

XCF Global has not typically provided detailed or specific public disclosure of forecasts, projections, estimates or predictions of its future earnings, income or other financial results due to the inherent unpredictability of such financial results and variability in the underlying assumptions and estimates necessary to forecast, project, estimate and predict future financial results, especially over longer periods of time and the potential that such underlying assumptions and estimates may prove incorrect.

However, in connection with the evaluation a possible strategic transaction, certain non-public, unaudited non-GAAP stand-alone financial forecasts concerning XCF Global were prepared by management of XCF for internal purposes and not for public disclosure (such forecasts, the “XCF Management Unaudited XCF Projections”) to assess a tri-party merger between XCF, Southern Energy Renewables, and DevvStream.

The XCF Management Unaudited XCF Projections were prepared by XCF’s management based on assumptions they considered to be reasonable based on facts known at the time of preparation and do not take into account the Transaction, including any costs incurred in connection with the other transactions contemplated thereby or any changes to XCF’s operations or strategy that may be implemented after the consummation of the merger. As a result, actual results will likely differ, and may differ materially, from those contained in the XCF Management Unaudited XCF Projections.

In connection with the merger, XCF management prepared certain unaudited prospective financial information for the combined entity, based on projections provided by DevvStream and Southern Energy Renewables.

The XCF Management Unaudited Projections were provided to the XCF Board in connection with its consideration of the merger. XCF management and the XCF Board directed to use and rely upon the XCF Management Unaudited Projections for purposes of its financial analyses of the transaction.

The information and tables set forth below are included solely to give stockholders access to the XCF Management Unaudited Projections. Except for 2026, the XCF Management Unaudited Projections were adjusted to reflect a calendar year presentation. The XCF Management Unaudited Projections are not included in this joint proxy statement/prospectus in order to influence any XCF stockholder to make any investment decision with respect to the mergers or for any other purpose. These projections are not, and should not be viewed as, public guidance or targets.

XCF Global Overview

XCF Global is a U.S. renewable fuels producer focused primarily on sustainable aviation fuel (SAF), operating through its flagship New Rise Reno facility in Nevada. The plant processes waste and residue-based, low-carbon triglyceride feedstocks (such as distillers corn oil and soybean oil) into SAF, renewable diesel and renewable naphtha, with renewable diesel produced on an interim basis during the SAF ramp-up. It also monetizes associated environmental credits such as RINs and LCFS credits and has Phillips 66 as a key feedstock-supply and offtake counterparty.

DevvStream Overview

DevvStream is a carbon-management and environmental-assets company which develops, invests in, manages and monetizes carbon credits and I-RECs across three strategic domains: an offset portfolio (nature-based, tech-based, sequestration credits and I-RECs), project investment and consolidation, and project development for activities such as EV charging and renewable energy generation in exchange for a share of credits. It applies a “streaming and royalty” model alongside a blockchain platform, including its Carbon Offset Program Platform (COPP), used for tracking, provenance, and transparency rather than for issuing or registering credits, which remain governed by official registries.

Southern Energy Renewables Overview

Southern Energy Renewables is a U.S. clean-fuels developer using advanced biomass gasification and synthesis technologies to convert forestry, agricultural and other waste and residue feedstocks into low-carbon fuels, primarily sustainable aviation fuel (SAF) and green methanol (with potential for RNG, ammonia and hydrogen). Its flagship project is a clean-fuel facility in St. Charles Parish, Louisiana, drawing on locally sourced forestry and agricultural residues and Gulf Coast infrastructure, with commercial operations targeted for late 2029.

XCF Standalone

	HY2026	CY2027	CY2028	CY2029	CY2030	CY2031	CY2032	CY2033	CY2034	CY2035
Gross Product Sales	$390.3	$744.2	$746.0	$713.8	$1,486.1	$2,229.2	$2,862.2	$2,972.3	$2,972.3	$2,853.7
Revenue	$58.9	$112.3	$112.7	$107.9	$224.7	$337.0	$432.9	$449.4	$449.4	$431.6
EBITDA	$37.6	$67.7	$62.3	$53.5	$133.9	$215.2	$283.0	$295.5	$294.6	$279.3
Net Income	$13.8	$21.7	$(12.3)	$(55.6)	$(9.6)	$72.6	$143.4	$140.3	$138.2	$131.6
Capex	$0.6	$1.2	$156.2	$326.2	$357.4	$178.6	$14.8	$9.8	$19.8	$9.8

Material Assumptions Underlying Management’s Financial Projections — XCF Global

XCF Global has projected for the year ending December 31, 2026 estimated net revenue of approximately $60 million, representing approximately six and half months of operations and sales. As previously disclosed, the New Rise Reno facility (the “NRR”) in Nevada, has undergone significant upgrades and certain other improvements, to improve the facility’s operational efficiency during the first half of 2026. During this period, the NRR facility was not operational. The projected revenue and related expense for 2026 – 2029 assumes that NRR, with a nameplate capacity of approximately 40 million gallons of renewable fuel production per year, will be the only production facility in operation.

These projections assume that XCF will begin construction on a second facility in 2027 and 2028 that is forecast to be operational in January 2030 that is projected to be similar in size to the NRR facility. These projections further assume that XCF constructs two additional refineries that are similar in scale to NRR with forecast construction start dates of 2029 and 2030, respectively, anticipated construction periods of 24-30 months, and operations beginning in 2031 and 2032, respectively. Accordingly, the projections for XCF assume that for the period from the second half of 2026 – 2029, the annual production volume of renewable fuels is ~40 million gallons, and that this increases by approximately 40 million gallons per year in 2030, 2031 and 2032 to ~160 million gallons in that year and beyond.

In addition to the revenue generated from the sale of renewable fuels through certain off-take agreements, the financial projections include environmental attributes that are forecast to be monetized through federal and state incentive programs, including Section 45Z Clean Fuel Production Credits, Renewable Identification Numbers (“RINs”) and Low Carbon Fuel Standard credits (“LCFS”). The revenue, expenses and capital requirements included in the projections reflect the forecast timeline above for operational start-up of each respective facility. Each facility is expected to produce SAF, Renewable Diesel and/or Renewable Naphtha. The projections assume that the additional facilities will be financed through a combination of debt and equity, generally assuming a ratio of 60-70% long-term project-related debt and 30-40% equity from both external sources and excess internally generated cash flow.

Projected earnings are derived from forecast revenues and anticipated incentive benefits, less projected operating expenses, depreciation and amortization, financing costs and income taxes. Income tax expense has been calculated using a statutory corporate tax rate of 21%, while depreciation and amortization are based on the assumed useful lives of project assets, amortized on a straight-line depreciation for financial reporting purposes. Certain other considerations have been incorporated into the projections, to include “plant turnarounds” (for maintenance), annual increases in expenses and capital expenditures related to the three additional facilities, as well as routine maintenance and improvements.

DevvStream Standalone

	HY2026	CY2027	CY2028	CY2029	CY2030	CY2031	CY2032	CY2033	CY2034	CY2035
Revenue	$8.7	$29.0	$36.0	$43.0	$46.2	$49.8	$41.8	$46.2	$51.1	$56.5
EBITDA	$3.7	$16.5	$23.3	$27.6	$30.6	$33.9	$33.6	$37.7	$42.2	$47.2
Net Income	$3.6	$15.8	$22.3	$26.4	$29.3	$32.5	$32.2	$31.3	$33.3	$37.3
Capex	—	—	—	—	—	—	—	—	—	—

Material Assumptions Underlying Management’s Financial Projections — DevvStream

The accompanying financial projections for DevvStream were prepared by management based on assumptions believed to be reasonable as of the date the projections were developed and are intended to reflect management’s current expectations regarding the origination, development and monetization of carbon credits and environmental attributes across DevvStream’s portfolio. The projections were prepared on a bottom-up, project-by-project basis and reflect what management believes to be its most conservative case, which includes revenue only from carbon-credit and International Renewable Energy Certificate (“I-REC”) projects to which management assigned greater than an 80% probability of proceeding. Accordingly, the projections exclude Project Monroe, electric-vehicle charging revenue, revenue from CORSIA-eligible credits, and substantially all of DevvStream’s earlier-stage development pipeline, each of which represents a potential growth opportunity that is not reflected in these figures.

Revenue projections are based on management’s estimates of the volume of carbon credits and I-RECs expected to be generated, delivered and sold under DevvStream’s existing and near-term agreements, together with management’s assumptions regarding the timing of project registration, credit issuance and delivery. The increase in projected revenue from approximately $9.1 million in 2026 to approximately $49.8 million in 2031 is driven principally by the monetization of I-RECs generated by operating renewable-energy facilities — primarily geothermal and other renewable projects located in Indonesia and the Philippines — as those projects achieve registration and reach full credit-generating capacity, together with sales of carbon-credit inventory during 2026 and 2027. The projected decline in revenue in 2032 reflects the scheduled expiration or roll-off of certain shorter-dated I-REC arrangements before later-vintage projects and contract renewals are assumed to contribute in subsequent periods.

Because DevvStream operates an asset-light streaming, royalty and origination model and does not develop, construct or own generating assets, the projections do not assume any capital expenditures and do not assume the incurrence of project-level debt or other project financing. Projected operating expenses consist principally of registry, verification and issuance costs, together with corporate personnel and general and administrative costs required to support DevvStream’s origination and monetization activities. As a result, the projections reflect relatively high gross and operating margins as the underlying projects mature.

Projected earnings are derived from forecast revenues less projected operating expenses, depreciation and amortization and income taxes, with income tax expense calculated using applicable statutory rates. Revenue and the related credit volumes are recognized based on management’s assumptions regarding the timing of credit issuance, delivery and sale under the applicable registry and contractual arrangements.

The financial projections are inherently subject to significant uncertainties and are based on management’s judgment regarding future events, market conditions and operating performance. Actual results may differ materially from the projected results due to changes in carbon-credit and I-REC prices, the volume and timing of credit issuance and delivery, registry and verification requirements, counterparty performance under origination and offtake arrangements, regulatory developments, the qualification for and continuation of applicable environmental-attribute and incentive programs, and other factors beyond DevvStream’s control. Accordingly, the projections should not be regarded as a prediction or guarantee of future operating results or financial performance.

Southern Energy Renewables Standalone

	HY2026	CY2027	CY2028	CY2029	CY2030	CY2031	CY2032	CY2033	CY2034	CY2035
Gross Product Sales	—	—	—	$92.6	$153.1	$397.4	$658.1	$680.8	$704.6	$729.4
Revenue	—	—	—	$92.6	$153.1	$397.4	$658.1	$680.8	$704.6	$729.4
EBITDA	—	—	—	$67.9	$119.5	$313.8	$531.5	$553.0	$575.6	$599.3
Net Income	—	—	—	$33.8	$68.4	$177.0	$300.9	$319.6	$339.2	$359.7
Capex	$5.2	$493.8	$551.9	$254.3	$265.6	$101.5	$15.1	$15.1	$15.1	$15.1

Material Assumptions Underlying Management’s Financial Projections — Southern Energy

The accompanying financial projections were prepared by management based on assumptions believed to be reasonable as of the date the projections were developed and are intended to reflect management’s current expectations regarding the development, financing, construction and operation of Southern Energy’s renewable fuels platform. The projections assume a phased development consisting of a Commercial Demonstration facility followed by a Phase 1 expansion.

The projections assume a project commencement date of January 1, 2026, including an approximately 12-18 month development period, an approximately 18-24 month Commercial Demonstration construction period and an approximately 48-month Phase 1 construction period. Commercial Demonstration commissioning is assumed to require six months. The Commercial Demonstration facility is assumed to achieve its operating capacity following an initial ramp-up period, while Phase 1 is also assumed to achieve its operating capacity following an initial ramp-up period. Plant availability is assumed to reach design operating conditions after completion of the applicable ramp-up period.

Operating assumptions are based on engineering design parameters, process simulations and management estimates. The Commercial Demonstration facility is projected to process approximately 500 dry tons of biomass feedstock per day, with Phase 1 adding an additional 1,500 dry tons per day, resulting in a combined design throughput of approximately 2,000 dry tons per day. At full operating capacity, the project is projected to produce approximately 290,000 gallons of methanol per day, 155,000 gallons of sustainable aviation fuel (“SAF”) per day, 160 metric tons of hydrogen per day, 1,700 short tons of carbon dioxide per day and 190 short tons of biochar per day. The projections further assume that approximately 70% of methanol produced during the Commercial Demonstration phase and 50% of methanol produced during Phase 1 will be converted into downstream SAF production.

Revenue projections are based on forecast production volumes, assumed product mix, anticipated offtake arrangements and management’s pricing assumptions for each saleable product. The projections assume ten-year offtake agreements for both methanol and SAF. Methanol and SAF are assumed to be sold at a combination of market and contracted prices, with contracted volumes held fixed and market (uncontracted) volumes escalating at an inflationary level annually. The projections also assume revenue from Section 45V Clean Hydrogen Production Credits as well as additional revenues from the sale of biochar, argon, liquid nitrogen, ammonium sulfate and carbon dioxide using management’s estimated market pricing together with applicable annual escalation assumptions. The financial projections also assume continued qualification for certain federal and state incentive programs, including Section 45Q Carbon Sequestration Credits, Section 45V Clean Hydrogen Production Credits, Section 45Z Clean Fuel Production Credits, Renewable Identification Numbers (“RINs”) associated with sustainable aviation fuel, SAF environmental certificates and applicable state SAF incentive programs.

Projected operating expenses principally consist of feedstock procurement, labor, maintenance, plant insurance, outsourced services and other operating costs required to support commercial operations. The projections also assume feedstock costs on a dry basis together with estimated costs for catalysts, natural gas, diesel, utilities, water treatment, fluidization media and other process consumables. Capital expenditures include investments in property, plant and equipment, technology license fees, land acquisition and feedstock inventory necessary to support each stage of project development.

The projections assume that the project will be financed through a combination of debt and equity consistent with the anticipated financing structure. The Commercial Demonstration phase assumes a capital structure consisting of approximately 70% debt and 30% equity, while Phase 1 assumes approximately 85% debt and 15% equity, with debt provided in part by state-level bond financing with semi-annual interest payments over a 30-year term. Total project funding is projected at approximately $580 million for the Commercial Demonstration phase and approximately $1.1 billion for Phase 1.

Projected earnings are derived from forecast revenues and anticipated incentive benefits, less projected operating expenses, depreciation and amortization, financing costs and income taxes. Income tax expense has been calculated using a statutory corporate tax rate of 21%, while depreciation and amortization are based on the assumed useful lives of project assets, straight-line depreciation for financial reporting purposes and applicable MACRS tax depreciation methodologies.

The financial projections are inherently subject to significant uncertainties and are based on management’s judgment regarding future events, market conditions and operating performance. Actual results may differ materially from the projected results due to changes in commodity prices, feedstock availability, construction schedules, financing availability, regulatory developments, qualification for government incentive programs, operating performance and other factors beyond the Company’s control. Accordingly, the projections should not be regarded as a prediction or guarantee of future operating results or financial performance.

Combined Projections

	HY2026	CY2027	CY2028	CY2029	CY2030	CY2031	CY2032	CY2033	CY2034	CY2035
Gross Product Sales	$390.3	$744.2	$746.0	$713.8	$1,486.1	$2,229.2	$2,862.2	$2,972.3	$2,972.3	$2,853.7
Revenue	$67.6	$141.4	$148.7	$243.5	$424.1	$784.3	$1,132.9	$1,176.4	$1,205.1	$1,217.6
EBITDA	$41.3	$84.3	$85.6	$149.0	$284.0	$562.9	$848.1	$886.2	$912.4	$925.8
Net Income	$17.4	$37.5	$10.5	$6.4	$88.5	$259.8	$445.7	$482.9	$510.7	$528.5
Capex	$5.8	$495.0	$708.1	$580.5	$623.0	$280.1	$29.9	$24.9	$34.9	$24.9

Interests of Directors and Executive Officers of DevvStream and XCF Global in the Business Combination

Certain of XCF Global’s and DevvStream’s directors and executive officers may have interests in the Business Combination that may be different from or in addition to, the interests of XCF Global stockholders and DevvStream shareholders generally. The XCF Global Board and the DevvStream Board were aware of and carefully considered these interests, among other matters, in evaluating the terms and structure and in overseeing the negotiation of, the Business Combination and in approving the BCA.

For additional information, please see the section titled “Interests of XCF Global’s and DevvStream’s Directors and Executive Officers in the Business Combination” beginning on page 298 of this joint proxy statement/prospectus.

Accounting Treatment of the Business Combination

XCF Global, Southern Energy, and DevvStream prepare their respective financial statements in accordance with GAAP. The accounting guidance for business combinations provides for the use of the acquisition method of accounting for the mergers, which requires the determination of the acquirer, the purchase price, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill, if any. XCF Global will be treated as the acquirer for accounting purposes. XCF is the entity issuing the equity of the combined company. The composition of the management team and, thereby, the overall decision-making power of the combined company will be more heavily dominated by XCF Global’s executives. Additionally, XCF Global will remain the headquarters of the combined company. Each of these factors holds significant strategic implications for the combined company and, when combined with the inapplicability or relative neutrality of all other indicators considered, results in the conclusion that XCF Global is the accounting acquirer.

XCF Global Stockholder and DevvStream Shareholder Appraisal and Dissenters’ Rights

The following discussion is a summary of the rights of holders of XCF Global Common Shares and DevvStream common shares to seek appraisal or to dissent in connection with the Business Combination. The full text of Section 191 of the ABCA, which governs the dissent rights of DevvStream shareholders, is attached as Annex G to this joint proxy statement/prospectus.

Appraisal Rights of XCF Global Stockholders

Under the DGCL, holders of XCF Global Common Shares are not entitled to appraisal or dissenters’ rights in connection with the XCF Global Authorized Stock Increase Proposal, the XCF Global Stock Issuance Proposal, the XCF Global Director Election Proposal, the XCF Global 2025 Equity Incentive Plan Increase Proposal or the XCF Global Adjournment Proposal. The Business Combination is being effected through the merger of wholly-owned subsidiaries of XCF Global with and into DevvStream and Southern Energy, respectively, and not through a merger of XCF Global itself, and the issuance of XCF Global Common Shares to be approved at the XCF Global Special Meeting does not give rise to statutory appraisal rights under Delaware law.

Dissenting Rights of DevvStream Shareholders

A registered DevvStream shareholder has the right to dissent (a “Dissenting DevvStream Shareholder”) to the Domestication pursuant to Section 191 of the ABCA. The following description of the right to dissent and appraisal to which Dissenting DevvStream Shareholders are entitled is not a comprehensive statement of the procedures to be followed by a Dissenting DevvStream Shareholder who seeks payment of the fair value of such Dissenting DevvStream Shareholder’s shares, and is qualified in its entirety by the reference to the full text of Section 191 of the ABCA, the text of which is attached at Annex G. A Dissenting DevvStream Shareholder who intends to exercise the right to dissent and appraisal should carefully consider and comply with the provisions of Section 191 of the ABCA. Failure to strictly comply with the provisions of Section 191 of the ABCA and to adhere to the procedures established therein may result in the loss of all rights thereunder.

Under the ABCA, a registered holder of DevvStream shares is entitled, in addition to any other right such holder may have, to dissent and to be paid by DevvStream the fair value of the shares held by such Dissenting DevvStream Shareholder in respect of which such Dissenting DevvStream Shareholder dissents, determined as of the close of business on the last business day before the day on which the special resolution approving the Domestication was adopted. A registered DevvStream shareholder may dissent only with respect to all of the shares held by such registered holder or on behalf of any one beneficial owner and registered in the Dissenting DevvStream Shareholder’s name. Only registered DevvStream shareholders may dissent. Persons who are beneficial owners of DevvStream shares registered in the name of a broker, custodian, nominee or other intermediary who wish to dissent should be aware that they may only do so through the registered owner of such securities. A registered holder, such as a broker, who holds DevvStream shares as nominee for beneficial holders, some of whom wish to dissent, must exercise dissent rights on behalf of such beneficial owners with respect to the DevvStream shares held for such beneficial owners. In such case, the demand for dissent should set forth the number of DevvStream shares covered by it.

A Dissenting DevvStream Shareholder must send to DevvStream a written objection to the special resolution to approve the Domestication prior to the DevvStream Special Meeting, or a dissent notice.

A registered DevvStream shareholder wishing to exercise the right to dissent with respect to such holder’s shares must not vote such shares at the DevvStream Special Meeting, either by the submission of a proxy or by personally voting, in favor of the DevvStream Domestication Proposal. The ABCA does not provide, and DevvStream will not assume, that a vote against the DevvStream Domestication Proposal constitutes a dissent notice.

An application may be made to the Alberta Court of King’s Bench (the “Court”), by DevvStream or by a Dissenting DevvStream Shareholder after the adoption of the DevvStream Domestication Proposal to fix the fair value of the Dissenting DevvStream Shareholder’s shares. If such an application to the Court is made by us or a Dissenting DevvStream Shareholder, DevvStream must, unless the Court otherwise orders, send to each Dissenting DevvStream Shareholder a written offer to pay the Dissenting DevvStream Shareholder an amount considered by the DevvStream Board to be the fair value of the shares. The offer, unless the Court otherwise orders, will be sent to each Dissenting DevvStream Shareholder at least 10 days before the date on which the application is returnable, if DevvStream is the applicant, or within 10 days after DevvStream is served with notice of the application, if a Dissenting DevvStream Shareholder is the applicant. The offer will be made on the same terms to each Dissenting DevvStream Shareholder and will be accompanied by a statement showing how the fair value was determined.

A Dissenting DevvStream Shareholder may make an agreement with DevvStream for the purchase of such holder’s shares in the amount of the offer made by DevvStream (or otherwise) at any time before the Court pronounces an order fixing the fair value of the shares.

A Dissenting DevvStream Shareholder is not required to give security for costs in respect of an application and, except in special circumstances, will not be required to pay the costs of the application or appraisal. On the application, the Court will make an order fixing the fair value of the shares of all Dissenting DevvStream Shareholders who are parties to the application, giving judgment in that amount against DevvStream and in favor of each of those Dissenting DevvStream Shareholders, and fixing the time within which DevvStream must pay that amount payable to the Dissenting DevvStream Shareholders. The Court may, in its discretion, allow a reasonable rate of interest on the amount payable to each Dissenting DevvStream Shareholder calculated from the date on which the Dissenting DevvStream Shareholder ceases to have any rights as a shareholder of DevvStream, until the date of payment.

On the Domestication becoming effective, or upon the making of an agreement between DevvStream and the Dissenting DevvStream Shareholder as to the payment to be made by DevvStream to the Dissenting DevvStream Shareholder, or upon the pronouncement of a Court order, whichever first occurs, the Dissenting DevvStream Shareholder will cease to have any rights as a shareholder of DevvStream other than the right to be paid the fair value of such holder’s shares, in the amount agreed to between DevvStream and the Dissenting DevvStream Shareholder or in the amount of the judgment, as the case may be. Until one of these events occurs, the Dissenting DevvStream Shareholder may withdraw the Dissenting DevvStream Shareholder’s dissent, or if the Domestication has not yet become effective DevvStream may rescind the DevvStream Domestication Proposal, and, in either event, the dissent and appraisal proceedings in respect of that Dissenting DevvStream Shareholder will be discontinued.

DevvStream will not make a payment to a Dissenting DevvStream Shareholder under Section 191 if there are reasonable grounds for believing that DevvStream is or would after the payment be unable to pay its liabilities as they become due, or that the realizable value of DevvStream’s assets would thereby be less than the aggregate of its liabilities. In such event, DevvStream will notify each Dissenting DevvStream Shareholder that it is lawfully unable to pay the Dissenting DevvStream Shareholders for their shares in which case the Dissenting DevvStream Shareholder may, by written notice to DevvStream within 30 days after receipt of such notice, withdraw such holder’s written objection, in which case such Dissenting DevvStream Shareholder shall be deemed to have participated in the Domestication as a DevvStream shareholder. If the Dissenting DevvStream Shareholder does not withdraw such holder’s written objection, such Dissenting DevvStream Shareholder retains status as a claimant against DevvStream to be paid as soon as DevvStream is lawfully entitled to do so or, in a liquidation, to be ranked subordinate to creditors but prior to DevvStream shareholders.

All shares held by Dissenting DevvStream Shareholders who exercise their right to dissent will, if the holders are ultimately paid the fair value thereof, be deemed to be transferred to DevvStream on the effective date of the Domestication in exchange for such fair value as of the close of business on the last business day before the Domestication is approved the DevvStream shareholders. If such Dissenting DevvStream Shareholders ultimately are not entitled to be paid the fair value of the shares, such Dissenting DevvStream Shareholders will be deemed to have participated in the Domestication on the same basis as a non-dissenting holder notwithstanding the provisions of Section 191 of the ABCA.

The BCA additionally provides that the obligations of the parties to consummate the Business Combination are subject to the closing condition that, if legally available, dissent rights have not been exercised with respect to more than 3% of the issued and outstanding XCF Global Common Shares or DevvStream common shares. Accordingly, the exercise of dissent rights by Dissenting DevvStream Shareholders in excess of this threshold could result in the failure of a condition to closing under the BCA and entitle the parties to elect not to consummate the Business Combination.

THE ABOVE SUMMARY DOES NOT PURPORT TO PROVIDE A COMPREHENSIVE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY A DISSENTING DEVVSTREAM SHAREHOLDER WHO SEEKS PAYMENT OF THE FAIR VALUE OF THEIR SHARES. SECTION 191 OF THE ABCA REQUIRES ADHERENCE TO THE PROCEDURES ESTABLISHED THEREIN AND FAILURE TO DO SO MAY RESULT IN THE LOSS OF ALL RIGHTS THEREUNDER. IT IS SUGGESTED THAT IF YOU WANT TO AVAIL YOURSELF OF YOUR RIGHTS THAT YOU SEEK YOUR OWN LEGAL ADVICE. FAILURE TO COMPLY STRICTLY WITH THE PROVISIONS OF THE ABCA MAY PREJUDICE YOUR RIGHT OF DISSENT. SECTION 191 OF THE ABCA IS ATTACHED HEREIN AS ANNEX G AND IS INCORPORATED HEREIN BY REFERENCE.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain material U.S. federal income tax consequences of (i) the Domestication to U.S. holders and Non-U.S. holders (each as defined below) of DevvStream shares, (ii) the Mergers (as defined below) to U.S. holders and Non-U.S. holders of DevvStream shares and Southern Energy shares, and (iii) the ownership and disposition of XCF Global Common Shares received in the Business Combination by U.S. holders and Non-U.S. holders. This discussion is based on the Code, the Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case as in effect as of the date of this joint proxy statement/prospectus. These authorities are subject to change or differing interpretations, possibly with retroactive effect, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth herein. Neither DevvStream, Southern Energy nor XCF Global has sought, and none intends to seek, any ruling from the IRS or any opinion of counsel with respect to the U.S. federal income tax consequences described below, and there can be no assurance that the IRS will not take a contrary position or that any such position would not be sustained by a court. Unless otherwise indicated herein or unless the context otherwise requires, the term “DevvStream Delaware” in this section refers to DevvStream upon Domestication.

This discussion applies only to shareholders that hold their DevvStream shares, Southern Energy shares or XCF Global Common Shares (as applicable) as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is for general information only and does not purport to be a complete analysis or description of all potential U.S. federal income tax consequences of the Domestication, the Mergers or the ownership and disposition of XCF Global Common Shares. In addition, this discussion does not address the effects of any state, local or non-U.S. tax laws, the alternative minimum tax, the Medicare contribution tax on net investment income, the special tax accounting rules under Section 451(b) of the Code, or any U.S. federal tax laws other than those pertaining to U.S. federal income taxation (such as estate or gift tax laws). This discussion also does not address all tax considerations that may be relevant to holders in light of their particular circumstances, nor does it address the tax consequences applicable to holders subject to special rules, such as:

•        entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•        banks, insurance companies or other financial institutions;

•        tax-exempt or governmental organizations;

•        “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code (or any entities all of the interests of which are held by a qualified foreign pension fund);

•        dealers in securities or foreign currencies;

•        U.S. holders whose functional currency is not the U.S. dollar;

•        U.S. expatriates or former long-term residents of the U.S.;

•        traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•        “controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        persons who acquired their shares through the exercise of employee share options or otherwise as compensation or through a tax-qualified retirement plan;

•        persons that actually or constructively own 5% percent or more (by vote or value) of any class of outstanding shares of DevvStream, Southern Energy, or XCF Global;

•        persons that hold shares as part of a straddle, constructive sale, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

•        certain former citizens or long-term residents of the United States;

•        pension funds;

•        mutual funds;

•        regulated investment companies; and

•        real estate investment trusts.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds DevvStream shares, Southern Energy shares or XCF Global Common Shares, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding such shares, and partners in such partnerships, should consult their own tax advisors regarding the tax consequences to them.

THE U.S. FEDERAL INCOME TAX TREATMENT OF DOMESTICATION AND THE MERGERS AND THE REST OF THE BUSINESS COMBINATION MAY BE AFFECTED BY MATTERS NOT DESCRIBED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. WE URGE HOLDERS WHO PARTICIPATE IN THE BUSINESS COMBINATION TO CONSULT THEIR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE BUSINESS COMBINATION AND OF OWNING AND DISPOSING OF XCF GLOBAL COMMON SHARES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

Tax Treatment of the Domestication — F Reorganization

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization (an “F Reorganization”) is a “mere change in identity, form or place of organization of one corporation, however effected.” Pursuant to the Domestication, DevvStream will convert from being an Alberta corporation to a Delaware corporation in accordance with Alberta and Delaware law.

It is intended that the Domestication qualify as an F Reorganization for U.S. federal income tax purposes. However, the completion of the Domestication is not conditioned upon the receipt of an IRS ruling or of an opinion of counsel regarding the U.S. federal income tax consequences of the Domestication and as a result, no assurance can be given that the IRS will not challenge the treatment of the Domestication discussed herein or that a court would not sustain such a challenge. If the IRS were to successfully challenge the F Reorganization status of the Domestication, the U.S. federal income tax consequences of the Domestication could differ from those described herein. Except to the extent otherwise discussed herein, the remainder of this discussion assumes the Domestication qualifies as an F Reorganization.

DevvStream generally does not expect to recognize any gain or loss for U.S. federal income tax purposes as a result of the Domestication.

Tax Treatment of the Mergers

The U.S. federal income tax consequences of the DevvStream Merger and the Southern Energy Merger (together, the “Mergers” and each, a “Merger”) will depend primarily upon whether each Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

It is intended that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. However, the completion of neither Merger is conditioned upon the receipt of an IRS ruling or of an opinion of counsel regarding the U.S. federal income tax consequences of such Merger and as a result, no assurance can be given that the IRS will not challenge the treatment of either Merger discussed herein or that a court would not sustain such a challenge. If the IRS were to successfully challenge the “reorganization” status of either Merger, the U.S. federal income tax consequences of such Merger could differ from those described herein, including the holders of DevvStream shares (in case of the DevvStream Merger) or the holders of Southern Energy shares (in case of the Southern Energy Merger) could be required to fully recognize gain with respect to such shares as a result of the Merger they participate in. Except to the extent otherwise discussed herein, the remainder of this discussion assumes that each of the Mergers qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.

Neither DevvStream nor Southern Energy expects to recognize any gain or loss for U.S. federal income tax purposes as a result of the Mergers.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of DevvStream shares, Southern Energy shares or XCF Global Common Shares (as applicable) that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “United States persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or (ii) the trust has validly elected to be treated as a “United States person” (within the meaning of the Code).

Tax Consequences of the Domestication to U.S. Holders of DevvStream Shares

Assuming the Domestication qualifies as an F Reorganization, U.S. holders generally will not recognize taxable gain or loss on the Domestication for U.S. federal income tax purposes, and the Domestication will be treated for U.S. federal income tax purposes as if DevvStream (i) transferred all of its assets and liabilities to DevvStream Delaware in exchange for all of the outstanding common stock of DevvStream; and (ii) then distributed the common stock of DevvStream Delaware to the DevvStream shareholders in liquidation of DevvStream. The taxable year of DevvStream will be deemed to end on the date of the Domestication.

Assuming the Domestication qualifies as an F Reorganization: (i) the tax basis of a share of DevvStream Delaware received by a U.S. holder in the Domestication will equal the U.S. holder’s adjusted tax basis in the share of DevvStream surrendered in exchange therefor, and (ii) the holding period for a share of DevvStream Delaware received by a U.S. holder will include such U.S. holder’s holding period for the share of DevvStream surrendered in exchange therefor.

If the Domestication fails to qualify as an F Reorganization, a U.S. holder generally would recognize gain or loss with respect to its DevvStream shares in an amount equal to the difference between the fair market value of the shares of DevvStream Delaware received in the Domestication and the U.S. holder’s adjusted tax basis in its DevvStream shares surrendered in the Domestication. In such event, such U.S. holder’s basis in the shares of DevvStream Delaware would be equal to their fair market value on the date of the Domestication, and such U.S. holder’s holding period for such shares of DevvStream Delaware would begin on the day following the date of the Domestication. Shareholders who hold different blocks of DevvStream shares (generally, DevvStream shares purchased or acquired on different dates or at different prices) should consult their own tax advisors to determine how the above rules apply to them.

Tax Consequences of the Mergers to U.S. Holders of DevvStream Delaware Shares and U.S. Holders of Southern Energy Shares

A U.S. holder of DevvStream Delaware shares that receives XCF Global Common Shares in exchange for DevvStream Delaware shares in the DevvStream Merger and a U.S. holder of Southern Energy that receives XCF Global Common Shares in exchange for Southern Energy shares in the Southern Energy Merger (such U.S. holder of DevvStream Delaware shares or of Southern Energy shares, the “U.S. Target Shareholder” and such DevvStream Delaware shares or Southern Energy shares, as applicable “Target Shares”) should not recognize gain or loss for U.S. federal income tax purposes as a result of the respective Merger. Such U.S. Target Shareholder’s aggregate tax basis in the XCF Global Common Shares received in exchange for the Target Shares surrendered in connection with the respective Merger should equal such U.S. Target Shareholder’s aggregate adjusted tax basis in the Target Shares exchanged therefor. A U.S. Target Shareholder’s holding period in the XCF Global Common Shares received should include the holding period for such U.S. Target Shareholder’s shares of Target Shares surrendered in exchange therefor.

If a U.S. Target Shareholder has acquired different blocks of Target Shares at different times or at different prices, then such U.S. Target Shareholder’s tax basis and holding period in XCF Global Common Shares received in the respective Merger generally should be determined with reference to each block of such Target Shares. Any such U.S. Target Shareholders should consult their own tax advisors with respect to identifying the bases or holding periods of the shares of XCF Global Common Shares received in the Merger.

If a Merger was determined not to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then, for U.S. federal income tax purposes, a U.S. Target Shareholder generally would recognize gain or loss with respect to its Target Shares in an amount equal to the difference between the fair market value of the shares of XCF Global Common Shares received in the Merger and the U.S. Target Shareholder’s adjusted tax basis in its Target Shares surrendered in such Merger. Such gain or loss generally will be a capital gain or loss. If a U.S. Target Shareholder’s holding period in the Target Shares surrendered in the Merger is greater than one year as of the date of such Merger, the gain or loss will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. Such U.S. Target Shareholder’s tax basis in the shares of XCF Global Common Shares would be equal to their fair market value on the date of the applicable Merger, and such U.S. Target Shareholder’s holding period for such shares of XCF Global Common Shares would begin on the day following the date of the Merger. Shareholders who hold different blocks of Target Shares (generally, ordinary shares purchased or acquired on different dates or at different prices) should consult their own tax advisors to determine how the above rules apply to them.

Tax Consequences to U.S. Holders of the Ownership and Disposition of XCF Global Common Shares received in the Business Combination

Distributions on XCF Global Common Shares

In general, any distribution of cash or property that XCF Global makes to a U.S. holder of XCF Global Common Shares (other than certain distributions of XCF Global stock or rights to acquire XCF Global stock) generally will constitute a dividend for U.S. federal income tax purposes to the extent paid out of XCF Global’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of XCF Global’s current and accumulated earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its XCF Global Common Shares. Any remaining excess generally will be treated as gain realized on the sale or other taxable disposition of the XCF Global Common Shares and will be treated as described below under “— Gain on Sale, Taxable Exchange or Other Taxable Disposition of XCF Global Common Shares.”

Dividends paid to a U.S. holder that is a corporation for U.S. federal income tax purposes generally will be eligible for the dividends-received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of the investment interest deduction limitations), and provided certain holding period requirements are satisfied, dividends paid to a non-corporate U.S. holder generally will constitute “qualified dividend income” that is subject to tax at the reduced rates applicable to long-term capital gains.

Gain on Sale, Taxable Exchange or Other Taxable Disposition of XCF Global Common Shares

Upon a sale, taxable exchange or other taxable disposition of XCF Global Common Shares, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in the XCF Global Common Shares so disposed of. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the XCF Global Common Shares so disposed of exceeds one year as of the date of disposition. Long-term capital gains recognized by non-corporate U.S. holders are generally subject to U.S. federal income tax at reduced rates. The deductibility of capital losses is subject to limitations. For a discussion of a U.S. holder’s adjusted tax basis and holding period in XCF Global Common Shares received in the Business Combination, see “— Tax Consequences of the Mergers to U.S. Holders of DevvStream Delaware Shares and U.S. Holders of Southern Energy Shares” above.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE DOMESTICATION, THE MERGERS, THE OWNERSHIP AND DISPOSITION OF XCF GLOBAL COMMON SHARES AND ANY OTHER MATTERS DISCUSSED ABOVE.

Non-U.S. Holders

A “non-U.S. holder” is a beneficial owner of DevvStream shares, Southern Energy shares or XCF Global Common Shares (as applicable) that is, for U.S. federal income tax purposes:

•        a non-resident alien individual;

•        a foreign corporation; or

•        an estate or trust that is not a U.S. holder.

Such term, however, generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of DevvStream shares, Southern Energy shares or XCF Global Common Shares.

Tax Consequences of the Domestication to Non-U.S. Holders of DevvStream Shares

DevvStream does not expect the Domestication to result in any material U.S. federal income tax consequences to non-U.S. holders of DevvStream shares.

Tax Consequences of the Merger to Non-U.S. Holders of Target Shares

The U.S. federal income tax consequences of a Merger for non-U.S. holders of Target Shares (any such non-U.S. holder of Target Shares, the “Non-U.S. Target Shareholder”) should be similar to those for U.S. Target Shareholders of Target Shares as described above under “— U.S. Holders — Tax Consequences of the Mergers to U.S. Holders of DevvStream Delaware Shares and U.S. Holders of Southern Energy Shares.”

However, Non-U.S. Target Shareholders of Target Shares may be subject to U.S. federal income tax on any gain realized if DevvStream Delaware or Southern Energy is or has been a USRPHC (as defined below) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the applicable Merger or the period during which the Non-U.S. Target Shareholder held such Target Shares, in which case any gain recognized by such Non-U.S. Target Shareholder would be subject to tax at generally applicable U.S. federal income tax rates. Each of DevvStream Delaware and Southern Energy believes that it is not, and has not been at any time since its formation, a USRPHC.

In addition, if the Merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then, for U.S. federal income tax purposes, a Non-U.S. Target Shareholder of Target Shares would recognize gain or loss if the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Target Shareholder). Such gain will be subject to tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder. In addition, any such gains of a Non-U.S. Target Shareholders that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate) on such non-U.S. holder’s effectively connected earnings and profits (subject to adjustments). Such non-U.S. holder’s basis in the shares of XCF Global Common Shares would be equal to their fair market value on the date of the applicable Merger, and such non-U.S. holder’s holding period for such shares of XCF Global Common Shares would begin on the day following the date of such Merger. Shareholders who hold different blocks of Target Shares (generally, ordinary shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

If a Target is not and has not been a USRPHC (as defined below) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the applicable Merger or the period during which the non-U.S. holder held Target Shares, and the gain is not effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if an applicable tax treaty so requires, is not attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Target Shareholder), no gain or loss would be recognized as a result of such Merger by the non-U.S. holder. With respect to the foregoing sentence, neither DevvStream Delaware nor Southern Energy believes that it is, or was during the period of time referred to in the foregoing sentence, a USRPHC, and each Target will deliver to XCF Global in connection with the Business Combination a certificate certifying that no interest in such Target is, or has been during the period of time referred to in the foregoing sentence, a “United States real property interests.”

Tax Consequences to Non-U.S. Holders of the Ownership and Disposition of XCF Global Common Shares received in the Business Combination

Distributions on XCF Global Common Shares

Any distribution of cash or property (or a constructive distribution) XCF Global makes to a non-U.S. holder of XCF Global Common Shares, to the extent paid out of XCF Global’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles), generally will constitute a dividend for U.S. federal income tax purposes. Any such dividends paid or deemed paid to a non-U.S. holder in respect of XCF Global Common Shares that is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividend, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W- 8BEN or W-8BEN-E, as applicable). In satisfying the foregoing withholding obligation with respect to a distribution, the applicable withholding agent may withhold up to 30% of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above, or (ii) the amount of the distribution XCF Global projects will be a dividend, based upon a reasonable estimate of both its current and accumulated earnings and profits for the taxable year in which the distribution is made. If U.S. federal income tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, the non-U.S. holder may obtain a refund of all or a portion of the excess amount withheld by timely filing a claim for refund with the IRS. Any such distribution not constituting a dividend generally will be treated, for U.S. federal income tax purposes, first as reducing the non-U.S. holder’s adjusted tax basis in such XCF Global Common Shares (but not below zero) and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain from the sale or other taxable disposition of such XCF Global Common Shares, which will be treated as described under “— Gain on Sale, Taxable Exchange or Other Taxable Disposition of XCF Global Common Shares” below.

Dividends (including constructive dividends) XCF Global pays to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder) generally will not be subject to the foregoing U.S. federal withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, unless an applicable income tax treaty provides otherwise, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder. In addition, if the non-U.S. holder is a corporation, such U.S. holder’s effectively connected earnings and profits (subject to adjustments) may be subject to a U.S. federal “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of XCF Global Common Shares

A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of XCF Global Common Shares unless:

•        the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder);

•        the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•        XCF Global is or has been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the non-U.S. holder’s holding period, and either (i) XCF Global has ceased to be regularly traded on an established securities market or (ii) the non-U.S. holder has owned or is deemed to have owned under constructive ownership rules, at any time during the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period, more than 5% of XCF Global’s common stock.

Unless an applicable tax treaty provides otherwise, any gain described in the first bullet point above generally will be subject to U.S. federal income tax, net of certain deductions, at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in addition, a non-U.S. holder described in the first bullet point that is a foreign corporation (for U.S. federal income tax purposes) will be subject to U.S. federal “branch profits tax” at a 30% rate (or a lower applicable tax treaty rate) on such non-U.S. holder’s effectively connected earnings and profits (subject to adjustments).

Any gain of a non-U.S. holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) generally will be subject to a flat 30% U.S. federal income tax rate (or a lower applicable tax treaty rate).

Unless an applicable tax treaty provides otherwise, any gain described in the third bullet point above that is recognized by such non-U.S. holder on the sale, exchange or other taxable disposition of XCF Global Common Shares generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of such XCF Global Common Shares from a non-U.S. holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition if such XCF Global Common Shares are not treated as “regularly traded on an established securities market.” XCF Global will generally be classified as a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. XCF Global does not expect to be classified as a USRPHC following the Business Combination. However, such determination is factual in nature and subject to change, and no assurance can be provided as to whether XCF Global is or will be a USRPHC with respect to a non-U.S. holder following the Business Combination or at any future time.

ALL NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE DOMESTICATION, THE MERGERS AND THE BUSINESS COMBINATION GENERALLY AND HOLDING OR DISPOSING OF XCF COMMON SHARES RECEIVED IN THE BUSINESS COMBINATION.

Information Reporting and Backup Withholding

Dividend payments with respect to XCF Global Common Shares, proceeds from the sale, exchange, redemption or other taxable disposition of XCF Global Common Shares and amount received in the Business Combination may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A non-U.S. holder generally will eliminate the requirement for information reporting (other than with respect to dividends) and backup withholding by providing certification of its non-U.S. status on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s United States federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Foreign Account Tax Compliance Act

Pursuant to the Foreign Account Tax Compliance Act, set forth in Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as “FATCA”), foreign financial institutions (which include hedge funds, private equity funds, mutual funds and any other investment vehicles regardless of their size) must comply with information reporting rules with respect to their U.S. account holders and investors or bear a withholding tax on certain payments made to them (including such payments made to them in their capacity as intermediaries). Generally, if a foreign financial institution or certain other foreign entity does not comply with these reporting requirements, “withholdable payments” to the noncomplying entity will be subject to a 30% withholding tax. For this purpose, withholdable payments include U.S.-source payments otherwise subject to nonresident withholding tax and, subject to the discussion of the proposed Treasury Regulations below, the entire gross proceeds from the sale of certain equity or debt instruments of U.S. issuers. This withholding tax will apply to a non-compliant foreign financial institution regardless of whether the payment would otherwise be exempt from U.S. nonresident withholding tax.

Withholding under FATCA will generally apply to payments of dividends on XCF Global Common Shares to foreign financial institutions that are not in compliance with FATCA. The U.S. Department of the Treasury has released proposed regulations which, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds of a sale or disposition of equity interests. In its preamble to the proposed regulations, the U.S. Department of Treasury stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

Similar withholding requirements to the foregoing apply to dividends on and, subject to the proposed regulations, gross proceeds from the sale of, XCF Global Common Shares held by an investor that i s a non-financial foreign entity unless such entity provides certain information regarding the entity’s “substantial United States owners,” which the applicable withholding agent will in turn be required to provide to the Secretary of the Treasury.

If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above, the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Each non-U.S. holder is urged to consult its tax advisor regarding these rules and whether they may be relevant to such non-U.S. holder’s ownership and disposition of XCF Global Common Shares.

Foreign entities located in jurisdictions that have entered into intergovernmental agreements with the United States in connection with FATCA may be subject to different rules. All holders are urged to consult with their tax advisors regarding the possible implications of the above rules under, or related to, FATCA on their investment in XCF Global Common Shares.

THE DISCUSSION ABOVE IS FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE DOMESTICATION, THE MERGERS, THE BUSINESS COMBINATION GENERALLY AND ANY OTHER MATTERS DISCUSSED HEREIN, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND NON-INCOME TAX LAWS.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the principal Canadian federal income tax consequences under the Tax Act of the Domestication and the DevvStream Merger. This summary is generally applicable to DevvStream shareholders who beneficially own their DevvStream common shares (“DevvStream Common Shares”) and who, at all relevant times, for purposes of the Tax Act (i) deal at arm’s length with each of DevvStream and XCF Global, (ii) are not affiliated with DevvStream or XCF Global, and (iii) hold DevvStream Common Shares as capital property (a “Holder”). The DevvStream Common Shares will generally be considered to be capital property to the applicable Holder unless such shares are held by the Holder in the course of carrying on a business of buying and selling securities or were acquired in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary assumes that DevvStream will cease to be resident in Canada for purposes of the Tax Act at the time of the Domestication and that from the time of the Domestication and at all relevant times thereafter DevvStream will be a resident of the United States for the purpose of the Canada-United States Income Tax Convention (the “U.S. Treaty”) and will be entitled to the benefits of the U.S. Treaty.

This summary is based upon the current provisions of the Tax Act, the regulations thereunder, all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and an understanding of the current published administrative practices and assessing policies of the Canada Revenue Agency (the “CRA”). No assurances can be given that the Tax Proposals will be enacted as proposed, if at all. This summary does not otherwise take into account or anticipate any changes in applicable law, whether by legislative, regulatory, administrative or judicial action or administrative policy or assessing practice nor does it take into account other federal tax legislation or considerations or those of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary does not apply to a Holder (i) that is a “specified financial institution” for the purposes of the Tax Act, (ii) that is a “financial institution” for the purposes of the mark-to-market rules in the Tax Act, (iii) an interest in which is a “tax shelter investment” for the purposes of the Tax Act, (iv) that reports its “Canadian tax results” for the purposes of the Tax Act in a currency other than Canadian currency, (v) that has entered into or will enter into a “derivative forward agreement” or a “synthetic disposition arrangement” (each as defined in the Tax Act) in respect of the DevvStream Common Shares or the XCF Global Common Shares, (vi) that is a “foreign affiliate” (as defined in the Tax Act) of a taxpayer resident in Canada, (vii) in respect of whom XFC Global will be a “foreign affiliate” for purposes of the Tax Act; (viii) that is a partnership, (ix) that has acquired any DevvStream Common Shares upon the exercise of an employee stock option or other employee compensation plan or otherwise in the course of employment, or (x) that is exempt from Tax under Part I of the Tax Act. In addition, this summary does not address the tax considerations for holders of any outstanding equity awards of DevvStream. Holders of such securities should consult with their own tax advisors.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular Holder. This summary is not exhaustive of all Canadian income tax considerations. Consequently, Holders are urged to consult their own tax advisors to determine the particular tax effects to them of the Domestication and DevvStream Merger and of any other consequences to them in connection with the Domestication and DevvStream Merger under Canadian federal, provincial, territorial or local tax laws and under foreign tax laws, having regard to their own particular circumstances.

Tax Consequences to Shareholders Resident in Canada

This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act, is, or is deemed to be, resident in Canada (a “Resident Holder”).

Effect of the Domestication

Resident Holders will not be considered to have disposed of their DevvStream Common Shares by reason only of the Domestication. Accordingly, the Domestication will not cause the Resident Holder to realize a capital gain or loss on their DevvStream Common Shares and there will be no effect on the adjusted cost base of their DevvStream Common Shares.

Effect of the DevvStream Merger

It is expected that the DevvStream Merger will be a “foreign merger” for purposes of the Tax Act. As a result, pursuant to subsection 87(8) of the Tax Act a Holder of DevvStream Common Shares (other than a Holder that elects for such subsection not to apply, as discussed below) will be deemed to dispose of such stock for proceeds of disposition equal to the aggregate adjusted cost base of DevvStream Common Shares to the Holder immediately before the DevvStream Merger and will be deemed to acquire XCF Global Common Shares on the DevvStream Merger at a cost equal to the same amount. Accordingly, such a Holder will not realize any capital gain or capital loss as a result of the DevvStream Merger.

A Resident Holder of DevvStream Common Shares who elects for subsection 87(8) not to apply to the disposition of such Resident Holder’s DevvStream Common Shares in the DevvStream Merger will be considered to have disposed of their DevvStream Common Shares for proceeds of disposition equal to the fair market value of the XCF Global Common Shares received in exchange therefor on the DevvStream Merger. Such a Resident Holder of DevvStream Common Shares will realize a capital gain (or capital loss) to the extent that such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to such Resident Holder of the DevvStream Common Shares immediately before the DevvStream Merger and will acquire the shares of XCF Global Common Shares at a cost equal to the fair market value of such shares of XCF Global Common Shares. For a description of the treatment of capital gains and capital losses, see “Taxation of Capital Gains and Capital Losses” below.

Dividends on XCF Global Common Shares

After the Domestication and the DevvStream Merger, dividends received on XCF Global Common Shares will be required to be included in the Resident Holder’s income for the purposes of the Tax Act. Such dividends received by a Resident Holder who is an individual will not be subject to the gross-up and dividend tax credit rules in the Tax Act. A Resident Holder that is a corporation will include such dividends in computing its income and generally will not be entitled to deduct the amount of such dividends in computing its taxable income.

After the Domestication and the DevvStream Merger, any U.S. non-resident withholding tax on such dividends generally should be eligible, subject to certain limitations under the Tax Act, to be credited against the Resident Holder’s income tax or deducted from income.

Disposition of XCF Global Common Shares

After the Domestication and the DevvStream Merger, a disposition or deemed disposition of XCF Global Common Shares by a Resident Holder will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Holder of such XCF Global Common Shares immediately before the disposition. See “Taxation of Capital Gains or Capital Losses” immediately below.

Taxation of Capital Gains and Capital Losses

Generally, one-half of any capital gain (a “taxable capital gain”) realized by a Resident Holder in a taxation year must be included in computing the income of that Resident Holder, and one-half of any capital loss (an “allowable capital loss”) realized by a Resident Holder in a taxation year must be applied to reduce taxable capital gains realized by the Resident Holder in that year. Allowable capital losses for the year in excess of taxable capital gains generally may be applied by the Resident Holder to reduce net taxable capital gains realized in any of the three preceding taxation years or in any subsequent year, subject to the detailed provisions of the Tax Act (as proposed to be amended by the Capital Gains Tax Proposals).

In the case of a Resident Holder that is a corporation, the amount of any capital loss arising on a disposition, or deemed disposition, of any DevvStream Common Shares may be reduced by the amount of dividends received, or deemed to have been received, by it on such share. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns shares, or where a trust or partnership of which a corporation is a beneficiary or a member is itself a member of a partnership or a beneficiary of a trust that owns any shares.

Capital gains realized by a Resident Holder that is an individual (including certain trusts) may be relevant for purposes of calculating liability for alternative minimum tax under the Tax Act.

Additional Refundable Tax

A Resident Holder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) throughout the relevant taxation year, or a “substantive CCPC” (as defined in the Tax Act) at any time in the year, may be liable to pay an additional tax (refundable in certain circumstances) on its “aggregate investment income” (as defined in the Tax Act) for the year, including any taxable capital gains, interest, and dividends or deemed dividends that are not deductible in computing the Resident Holder’s taxable income.

Foreign Property Information Reporting

A Resident Holder that is a “specified Canadian entity” (as such term is defined in the Tax Act) for a taxation year or fiscal period whose total “cost amount” of “specified foreign property” (as such terms are defined in the Tax Act), which will include the XCF Global Common Shares, at any time in the year or fiscal period exceeds CAD$100,000 is required to file an information return for the year or period disclosing prescribed information in respect of such property. Such holders are advised to consult their own tax advisors.

Offshore Investment Fund Property Rules

The “offshore investment fund property” rules in the Tax Act (the “OIFP Rules”) may, in certain circumstances, require a taxpayer to include in income in each taxation year an imputed return which is determined based on the cost of offshore investment fund properties held by the taxpayer multiplied by a prescribed interest rate.

An offshore investment fund property generally includes shares of a non-resident corporation to the extent that such shares may reasonably be considered to derive their value, directly or indirectly, primarily from portfolio investments in certain specified types of assets, including real estate and Canadian or foreign resource properties. It is unclear whether the XCF Global Common Shares will satisfy this definition. However, a Holder will only be subject to the OIFP Rules in respect of XCF Global Common Shares to the extent that it may reasonably be concluded, having regard to all the circumstances, that one of the main reasons for the Holder acquiring, holding or having such share is to derive a benefit from portfolio investments in such assets in such a manner that the amount of tax payable by the Holder on income, profit or gain from such assets for any particular year is significantly less than the tax that would have been payable under Part I of the Tax Act had the Holder held such assets directly.

The OIFP Rules are complex and their application will potentially depend, in part, on the reasons for a Holder acquiring, holding or having the XCF Global Common Shares. Holders should consult their own tax advisors regarding the application of these rules based on their particular circumstances.

Dissenting Resident Holders of Domestication

A Resident Holder that properly exercises Dissent Rights in respect of its DevvStream Common Shares (a “Dissenting Resident Holder”) will dispose of its DevvStream Common Shares to DevvStream and will be entitled to be paid the fair value of such DevvStream Common Shares. Although not free from doubt, such Dissenting Resident Holder should be deemed to have received a dividend equal to the amount, if any, by which such payment (other than any portion of the payment that is interest awarded by a court in connection with the Arrangement) exceeds the “paid-up capital” of such DevvStream Common Shares for purposes of the Tax Act immediately before that time.

A Dissenting Resident Holder will be required to include in computing its income for a taxation year any dividend deemed to be received on the DevvStream Common Shares. In the case of a Dissenting Resident Holder that is an individual (including certain trusts), any such dividend will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received by Canadian resident individuals from a taxable Canadian corporation, including the enhanced gross-up and dividend tax credit if DevvStream validly designates the dividend as an “eligible dividend.” There may be limitations on DevvStream’s ability to designate such dividends as eligible dividends.

In the case of a Dissenting Resident Holder that is a corporation, any such dividend generally will be included in computing such Dissenting Resident Holder’s income as a dividend and will ordinarily be deductible in computing its taxable income subject to all other limitations under the Tax Act. In certain circumstances, a taxable dividend received by a Dissenting Resident Holder that is a corporation will be treated under the Tax Act as proceeds of disposition or a capital gain. Dissenting Resident Holders that are corporations should consult their own tax advisors having regard to their own circumstances.

A “private corporation” or a “subject corporation” (as defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax on any dividend that it is deemed to receive on DevvStream Common Shares to the extent that the dividend is deductible in computing the corporation’s taxable income.

A Dissenting Resident Holder who transfers DevvStream Common Shares to DevvStream for cancellation will also be considered to have disposed of their DevvStream Common Shares for proceeds of disposition equal to the amount paid to such Dissenting Resident Holder (other than any portion of the payment that is interest awarded by a court in connection with the Arrangement), less the amount of any deemed dividend arising on the transfer described above. The Dissenting Resident Holder will realize a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Dissenting Resident Holder’s DevvStream Common Shares. For a description of the tax treatment of capital gains or capital loss, see “Taxation of Capital Gains and Capital Losses” above.

A Dissenting Resident Holder will also be required to include in computing its income any interest awarded by a court in connection with the Redomestication.

Eligibility for Investment

Provided the XCF Global Common Shares are listed on a designated stock exchange (which, for purposes of the Tax Act, currently includes the Nasdaq), the XCF Global Common Shares will, immediately after the DevvStream Merger, be qualified investments under the Tax Act for trusts governed by a registered retirement savings plan, registered retirement income fund, registered education savings plan, registered disability savings plan, tax-free savings account, first home savings account (collectively, “Registered Plans”), or a deferred profit sharing plan.

Notwithstanding the foregoing, if the XCF Global Common Shares are a “prohibited investment” for a Registered Plan, the holder, subscriber or annuitant of the Registered Plan (the “Plan Holder”), as the case may be, will be subject to a penalty tax as set out in the Tax Act. XCF Global Common Shares will generally be a “prohibited investment” for a Registered Plan if the Plan Holder does not deal at arm’s length with XCF Global for purposes of the Tax Act or has a “significant interest” (as defined in the Tax Act) in XCF Global. In addition, the XCF Global Common Shares will generally not be a prohibited investment if such shares are “excluded property” as defined in the Tax Act for purposes of the prohibited investment rules.

Regarding the DevvStream Common Shares, the Domestication will not, in and of itself, cause those shares to cease to be a qualified investment under the Tax Act for trusts governed by Registered Plans.

Plan Holders are advised to consult their own tax advisors with respect to whether DevvStream Common Shares and XCF Global Common Shares are “prohibited investments” in their particular circumstances and the tax consequences of XCF Global Common Shares being acquired or held by a Registered Plan.

Tax Consequences to Shareholders Not Resident in Canada

This portion of the summary is generally applicable to a Holder who is a DevvStream shareholder and who, at all relevant times, for the purposes of the Tax Act and any applicable tax treaty or convention, is not, and is not deemed to be, resident in Canada and does not use or hold, and is not deemed to use or hold, DevvStream Common Shares in a business carried on in Canada (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to certain Non-Resident Holders that are insurers carrying on an insurance business in Canada and elsewhere or are “authorized foreign banks” (as defined in the Tax Act) and any such Non-Resident Holders should consult their own tax advisors.

Effect of the Domestication

Non-Resident Holders will not be considered to have disposed of their DevvStream Common Shares by reason only of the Domestication. Accordingly, the Domestication will not cause the Non-Resident Holder to realize a capital gain or loss on their DevvStream Common Shares and there will be no effect on the adjusted cost base of their DevvStream Common Shares.

After the Domestication, Non-Resident Holders will not be subject to Canadian withholding tax on dividends received from XCF Global.

Effect of the DevvStream Merger

For a description of the tax consequences of the DevvStream Merger to Non-Resident Holders, see the first paragraph of “Certain Canadian Federal Income Tax Consequences — Tax Consequences to Shareholders Resident in Canada — Effect of the DevvStream Merger” above.

Dissenting Shareholders of Domestication

A Non-Resident Holder that properly exercises Dissent Rights in respect of its DevvStream Common Shares (a “Dissenting Non-Resident Holder”) will dispose of its DevvStream Common Shares to DevvStream and will be entitled to be paid the fair value of such DevvStream Common Shares. Although not free from doubt, such Dissenting Non-Resident Holder may be deemed to have received a dividend equal to the amount, if any, by which such payment (other than any portion of the payment that is interest awarded by a court in connection with the Arrangement) exceeds the “paid-up capital” of such DevvStream Common Shares for purposes of the Tax Act immediately before that time.

A dividend deemed to be received by a Dissenting Non-Resident Holder will be subject to Canadian withholding tax at a rate of 25% or such lower rate as may be substantiated under the terms of an applicable tax treaty. For example, a dividend deemed to be received by a Dissenting Non-Resident Holder that is a resident of the United States for purposes of the U.S. Treaty, is fully entitled to benefits under the U.S. Treaty and is the beneficial owner of such dividends will generally be subject to withholding tax at a treaty-reduced rate of 15% (or 5% if the beneficial owner of such dividends is a company that owns at least 10% of the DevvStream Common Shares). Dissenting Non-Resident Holders are urged to consult their own tax advisors to determine their entitlement, if any, to relief under an applicable tax treaty, if applicable.

A Dissenting Non-Resident Holder who transfers DevvStream Common Shares to DevvStream for cancellation will also be considered to have disposed of their DevvStream Common Shares for proceeds of disposition equal to the amount paid to such Non-Dissenting Resident Holder (other than any portion of the payment that is interest awarded by a court in connection with the Arrangement), less the amount of any deemed dividend arising on the transfer described above.

The Dissenting Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain unless the DevvStream Common Shares are “taxable Canadian property” to the Dissenting Non-Resident Holder at the time of the transfer and such gain is not exempt from tax under the Tax Act pursuant to the provisions of an applicable tax treaty (if any). Generally, provided that the DevvStream Common Shares are listed on a “designated stock exchange” (which currently includes CBOE Canada) at the time of disposition, the DevvStream Common Shares will not be taxable Canadian property of a Dissenting Non-Resident Holder at that time unless at any time during the 60-month period immediately preceding that time: (a) one or any combination of (i) the Dissenting Non-Resident Holder, (ii) persons with whom the Dissenting Non-Resident Holder did not deal at arm’s length for purposes of the Tax Act and (iii) a partnership in which the Dissenting Non-Resident Holder or such non-arm’s length person holds a membership interest directly or indirectly through one or more partnerships owned 25% or more of the issued DevvStream Common Shares or any other issued class of DevvStream’s shares; and (b) more than 50% of the fair market value of the DevvStream Common Shares was derived directly or indirectly from one or any combination of (i) real or immovable property situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property described in any of (i) to (iii), whether or not such property exists. In addition, the DevvStream Common Shares may be deemed to be taxable Canadian property of a Dissenting Non-Resident Holder in certain circumstances specified in the Tax Act.

In the event the DevvStream Common Shares are “taxable Canadian property” of a Dissenting Non-Resident Holder and the Dissenting Non-Resident Holder is not entitled to an exemption pursuant to the provisions of an applicable tax treaty (if any), any capital gain or capital loss realized by the Dissenting Non-Resident Holder will be treated in the same manner as described under the heading “Taxation of Capital Gains and Capital Losses” above.

Generally, a Dissenting Non-Resident Holder will not be subject to Canadian income or withholding tax under the Tax Act on any interest awarded by a court in connection with the Arrangement.

THE XCF GLOBAL SPECIAL MEETING

General

This joint proxy statement/prospectus is being provided to XCF Global stockholders as part of a solicitation of proxies by the XCF Global Board for use at the XCF Global Special Meeting. This joint proxy statement/prospectus provides XCF Global stockholders with important information about the XCF Global Special Meeting and should be read carefully and in its entirety.

Date, Time and Place of the XCF Global Special Meeting

The XCF Global Special Meeting will be held virtually on September 10, 2026, at 10:00 a.m., Eastern Time, via https://www.cstproxy.com/xcfglobal/2026.

Purposes of the XCF Global Special Meeting

The XCF Global Special Meeting is being held to consider and vote on the following proposals:

Proposal No. 1 — XCF Global Authorized Stock Increase Proposal:    Proposal to increase the number of XCF Global Common Stock that XCF Global is authorized to issue from 500,000,000 to 1,700,000,000;

Proposal No. 2 — XCF Global Stock Issuance Proposal:    Proposal to approve, in accordance with Nasdaq Listing Rules 5635(a), (b) and (d), the potential issuance of 19.99% or more of XCF Global’s issued and outstanding XCF Global Common Stock, constituting the stock consideration to be issued pursuant to the BCA;

Proposal No. 3 — XCF Global Director Election Proposal:    Proposal to elect seven directors, effective as of the effective time (the “Effective Time”) of the Business Combination contemplated by the BCA, to serve on the board of directors of the post-closing company until their respective successors are duly elected and qualified or until such directors’ earlier death, resignation or removal;

Proposal No. 4 — XCF Global 2025 Equity Incentive Plan Increase Proposal:    To approve the increase of the number of shares of XCF Global Common Stock reserved for issuance under the XCF Global 2025 Equity Incentive Plan from 14,557,181 to 80,000,000; and

Proposal No. 5 — XCF Global Adjournment Proposal:    To vote on a proposal to authorize an adjournment of the XCF Global Special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the XCF Global Stock Issuance Proposal.

Recommendation of the XCF Global Board

The XCF Global Board has by unanimous vote (i) determined that the BCA, the Business Combination and the other transactions contemplated thereby, including the stock issuance pursuant to the BCA, are fair to XCF Global and its stockholders and in the best interests of and are advisable to, XCF Global and its stockholders, (ii) approved and declared advisable the execution, delivery and performance by XCF Global of the BCA and the consummation of the Business Combination contemplated thereby, including the stock issuance and (iii) resolved to recommend that the XCF Global stockholders approve the BCA and the consummation of the Business Combination contemplated thereby, including the stock issuance. The XCF Global Board unanimously recommends that XCF Global stockholders vote (i) “FOR” the XCF Global Authorized Stock Increase Proposal, (ii) “FOR” the XCF Global Stock Issuance Proposal, (iii) “FOR” the XCF Global Director Election Proposal, (iv) “FOR” the XCF Global 2025 Equity Incentive Plan Increase Proposal and (v) “FOR” the XCF Global Adjournment Proposal.

This joint proxy statement/prospectus contains important information regarding the proposals and factors that XCF Global stockholders should consider when deciding how to cast their votes. XCF Global stockholders are encouraged to read the entire document carefully, including the Annexes to this joint proxy statement/prospectus, for more detailed information regarding the BCA and transactions contemplated thereunder.

Record Date

The record date for the determination of XCF Global stockholders entitled to notice of and to vote at the XCF Global Special Meeting is July 29, 2026. Only XCF Global stockholders who held XCF Global Common Shares of record at the close of business on July 29, 2026 are entitled to vote at the XCF Global Special Meeting and any adjournment or postponement of the XCF Global Special Meeting. As of the record date, there were 403,650,229 shares of XCF Global Common Shares issued and outstanding and entitled to vote. Each XCF Global Common Share held by a holder of record as of the record date has one vote on each matter to be considered at the XCF Global Special Meeting.

Quorum

A quorum of stockholders is necessary to hold a valid meeting. A quorum exists when at least one-third of the outstanding XCF Global Common Shares entitled to vote are represented, either in person or by proxy, at the XCF Global Special Meeting. As of July 29, 2026, the record date for the XCF Global Special Meeting, there were 403,650,229 XCF Global Common Shares outstanding and entitled to vote. Accordingly, 134,550,077 XCF Global Common Shares must be present online at the virtual meeting or represented by proxy for a quorum. Abstentions and Broker Non-Votes will be counted as present for purposes of determining the presence of a quorum.

If a quorum is not present or represented at the XCF Global Special Meeting, the chairman of the meeting or the stockholders holding a majority in voting power of the XCF Global Common Shares entitled to vote and present in person or represented by proxy have the power to adjourn the meeting from time to time without notice, other than an announcement at the meeting, until a quorum is present or represented. At any such reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally scheduled.

Broker Non-Votes

Persons who hold shares on the record date through a broker, bank, or other intermediary (referred to hereafter as “brokers” for ease of reference) are considered beneficial owners and the shares are referred to as held in “street name”. Brokers holding shares in “street name” must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. However, brokers holding shares in “street name” for their beneficial owners are prohibited from voting on behalf of the clients on certain matters unless the brokers have received specific voting instructions from those clients.

Shares held in “street name” by brokers who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor or against such matter and will also not be counted as votes cast on such matter.

Votes cast by proxy by mail will be tabulated by the inspector of election appointed for the meeting, who will also determine whether a quorum is present.

As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

Vote Required

Approval of each of the XCF Global Authorized Stock Increase Proposal, XCF Global Stock Issuance Proposal, XCF Global 2025 Equity Incentive Plan Increase Proposal and the XCF Global Adjournment Proposal requires the affirmative vote of a majority of the votes cast by all stockholders present in person or represented by proxy at the XCF Global Special Meeting and entitled to vote thereon. Approval of the XCF Global Director Election Proposal requires a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Business Combination cannot be completed without the approval of the XCF Global Stock Issuance Proposal and the XCF Global Director Election Proposal.

Voting of Management

On the record date, XCF Global’s officers and directors owned and were entitled to vote 3,671,296 XCF Global Common Shares, representing approximately 0.90% of the outstanding XCF Global Common Shares on the record date.

Voting of Proxies

XCF Global encourages XCF Global stockholders to vote their shares, either by voting virtually at the XCF Global Special Meeting or by voting by proxy, which means that XCF Global stockholders authorize someone else to vote their shares. Shares represented by duly executed proxies will be voted in accordance with the XCF Global stockholder’s instructions. If XCF Global stockholders execute a proxy without specifying their voting instructions, such XCF Global stockholders’ shares will be voted in accordance with the XCF Global Board’s recommendation. If any other business is brought before the XCF Global Special Meeting, XCF Global stockholders’ shares will be voted at the XCF Global Board’s discretion unless XCF Global stockholders specifically state otherwise on their proxies.

XCF Global stockholders may revoke a proxy at any time before it is exercised by notifying XCF Global’s Secretary in writing, by submitting a properly executed, later-dated proxy or by voting virtually at the XCF Global Special Meeting. Any XCF Global stockholder entitled to vote at the XCF Global Special Meeting may attend the XCF Global Special Meeting and vote, whether or not such XCF Global stockholder has previously voted his or her shares via proxy or wishes to change a previous vote.

A XCF Global stockholder may vote virtually at the XCF Global Special Meeting or by proxy in accordance with the instructions provided herein. A XCF Global stockholder may also authorize a proxy by telephone or through the internet using the toll-free telephone numbers or web address printed on your proxy card. Authorizing a proxy by telephone or through the internet requires you to input the control number located on your proxy card. After inputting the control number, you will be prompted to direct your proxy to vote on each proposal. You will have an opportunity to review your directions and make any necessary changes before submitting your directions and terminating the telephone call or internet link.

You may vote by internet, telephone or mail by following the directions and indicating your instructions on the enclosed proxy card and if by mail, by dating and signing the proxy card and promptly returning the proxy card in the envelope provided, which requires no postage if mailed in the United States.

Please allow sufficient time for your proxy card to be received on or prior to 10 a.m. Eastern Time, on September 10, 2026.

Revocability of Proxies

Any proxy authorized pursuant to this solicitation may be revoked by notice from the person giving the proxy at any time before it is exercised. A revocation may be effected by resubmitting voting instructions via the internet voting site, by telephone, by obtaining and properly completing another proxy card that is dated later than the original proxy card and returning it, by mail, in time to be received before the XCF Global Special Meeting, by attending the XCF Global Special Meeting and voting virtually or by a notice, provided in writing and signed by the XCF Global stockholder, delivered to XCF Global’s Secretary on any business day before the date of the XCF Global Special Meeting.

Solicitation of Proxies

The cost of preparing, emailing, assembling and mailing this joint proxy statement/prospectus and the form of proxy with respect to the XCF Global Special Meeting will be borne by XCF Global. Directors, officers and employees of XCF Global may also solicit proxies personally or by mail, telephone or electronic means. No compensation will be paid for such solicitations. In addition, XCF Global will bear the reasonable expenses of brokerage houses and other custodians, nominees and fiduciaries who, at its request, may send proxies and proxy solicitation material to their clients and principals. XCF Global may also engage a third-party vendor to solicit proxies from brokerage firms, banks, institutional and individual holders of shares; XCF Global will bear the cost of such solicitation. XCF Global intends to use the services of Sodali & Co to aid in the distribution and collection of proxy votes for an estimated fee of $15,000, plus reasonable out-of-pocket expenses.

Appraisal Rights

Under the DGCL, holders of XCF Global Common Shares are not entitled to appraisal or dissenters’ rights in connection with the XCF Global Authorized Stock Increase Proposal, XCF Global Stock Issuance Proposal, XCF Global Director Election Proposal, XCF Global 2025 Equity Incentive Plan Increase Proposal the XCF Global Adjournment Proposal. The Business Combination is being effected through the merger of wholly-owned subsidiaries of XCF Global with and into DevvStream and Southern Energy, respectively, and not through a merger of XCF Global itself, and the issuance of XCF Global Common Shares to be approved at the XCF Global Special Meeting does not give rise to statutory appraisal rights under Delaware law.

Other Matters

As this is a special meeting, no additional business may be conducted beyond items listed in the Notice of Special Meeting of Shareholders. If, however, any other matters, including adjournments, are properly brought before the XCF Global Special Meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with their discretion.

Questions and Additional Information

If you have any questions concerning the proposals presented at the XCF Global Special Meeting, the Business Combination or the joint proxy statement/prospectus, would like additional copies of the joint proxy statement/prospectus or need help voting your XCF Global Common Shares, please contact XCF Global’s proxy solicitor:

Sodali & Co

430 Park Avenue, 14th Floor

New York, NY 10022

Stockholders and All Others Call Toll Free: (800) 662-5200

Banks and Brokers Call: (203) 658-9400

Email: DEVS@investor.sodali.com

XCF GLOBAL STOCKHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE BCA AND THE BUSINESS COMBINATION. IN PARTICULAR, XCF GLOBAL STOCKHOLDERS ARE DIRECTED TO THE BCA WHICH IS ATTACHED HERETO AS ANNEX A.

PROPOSAL NO. 1 — THE XCF GLOBAL AUTHORIZED STOCK INCREASE PROPOSAL

XCF Global stockholders are being asked to consider and vote upon a proposal to increase the number of shares of XCF Global Common Stock that XCF Global is authorized to issue from 500,000,000 to 1,700,000,000.

Vote Required

Approval of the XCF Global Authorized Stock Increase Proposal requires the affirmative vote of the holders of a majority of the total voting power of the issued and outstanding XCF Global Common Shares, voting together as a single class. Abstentions and broker non-votes (if any) will have will have the same effect as votes “AGAINST” the XCF Global Authorized Stock Increase Proposal.

Recommendation of the XCF Global Board

The XCF Global Board unanimously recommends that XCF Global stockholders vote “FOR” the XCF Global Authorized Stock Increase Proposal.

PROPOSAL NO. 2 — THE XCF GLOBAL STOCK ISSUANCE PROPOSAL

XCF Global stockholders are being asked to consider and vote upon a proposal to approve, in accordance with Nasdaq Listing Rules 5635(a), (b) and (d), the potential issuance of 19.99% or more of issued and outstanding shares of XCF Global Common Stock, constituting the stock consideration to be issued pursuant to the BCA to the shareholders of DevvStream and Southern Energy in connection with the Business Combination (the “XCF Global Stock Issuance Proposal”). A copy of the BCA is attached to this joint proxy statement/prospectus as Annex A. XCF Global stockholders are urged to read the BCA in its entirety. A summary of the BCA is set forth in the section entitled “The Business Combination” beginning on page 80 of this joint proxy statement/prospectus.

Vote Required

Approval of the XCF Global Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by holders of XCF Global Common Shares present in person or represented by proxy at the XCF Global Special Meeting and entitled to vote thereon. Abstentions and broker non-votes (if any) will have no effect on the outcome of the XCF Global Stock Issuance Proposal. Approval of the XCF Global Stock Issuance Proposal is a condition to the consummation of the Business Combination. If the XCF Global Stock Issuance Proposal is not approved, the Business Combination will not be consummated.

Recommendation of the XCF Global Board

The XCF Global Board unanimously recommends that XCF Global stockholders vote “FOR” the XCF Global Stock Issuance Proposal.

PROPOSAL NO. 3 — THE XCF GLOBAL DIRECTOR ELECTION PROPOSAL

XCF Global stockholders are being asked to consider and vote upon a proposal to elect seven directors, effective as of the Effective Time of the Business Combination contemplated by the BCA, to serve on the board of directors of the post-closing company until their respective successors are duly elected and qualified or until such directors’ earlier death, resignation or removal.

Pursuant to the BCA, following the closing of the Business Combination, the XCF post-closing board will consist of seven (7) directors (the “Post-Closing Company Board”), including: (A) four (4) directors who shall be designated by the Company prior to the Closing (one of whom shall be the Chief Executive Officer of the Company, Christopher Cooper), (B) two (2) directors designated by Southern Energy (Chad J. Langley and John Wharton), and (C) one (1) director who shall be designated by DevvStream prior to the Closing.

At the XCF Global Special Meeting, it is proposed that the post-closing board of directors of XCF Global will consist of the following directors:

1)      Christopher Cooper

2)      Chad J. Langley

3)      John Wharton

4)      Wray Thorn

5)      Sanford Cockrell

6)      Si-Yeon Kim

7)      Carl Stanton

For additional information, please see the section titled “Information About XCF Global Upon Completion of the Business Combination — Directors and Executive Officers of XCF Global upon the Completion of the Business Combination” beginning on page 304 of this joint proxy statement/prospectus.

Vote Required

Approval of the XCF Global Director Election Proposal requires the affirmative vote of a plurality of the votes cast by holders of XCF Global Common Shares present in person or represented by proxy at the XCF Global Special Meeting and entitled to vote thereon. Abstentions and broker non-votes (if any) will have no effect on the outcome of the XCF Global Director Election Proposal.

Recommendation of the XCF Global Board

The XCF Global Board unanimously recommends that XCF Global stockholders vote “FOR” the XCF Global Director Election Proposal.

PROPOSAL NO. 4 — THE XCF GLOBAL 2025 EQUITY INCENTIVE PLAN INCREASE PROPOSAL

XCF Global stockholders are being asked to consider and vote upon a proposal to increase the number of shares of XCF Global Common Stock reserved for issuance under the 2025 Equity Incentive Plan from 14,557,181 to 80,000,000.

Vote Required

Approval of the XCF Global 2025 Equity Incentive Plan Increase Proposal requires the affirmative vote of a majority of the votes cast by holders of XCF Global Common Shares present in person or represented by proxy at the XCF Global Special Meeting and entitled to vote thereon. Abstentions and broker non-votes (if any) will have no effect on the outcome of the XCF Global 2025 Equity Incentive Plan Increase Proposal.

Recommendation of the XCF Global Board

The XCF Global Board unanimously recommends that XCF Global stockholders vote “FOR” the XCF Global 2025 Equity Incentive Plan Increase Proposal.

PROPOSAL NO. 5 — THE XCF GLOBAL ADJOURNMENT PROPOSAL

XCF Global stockholders are being asked to authorize an adjournment of the XCF Global Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of the XCF Global Stock Issuance Proposal.

If the XCF Global Special Meeting is convened and a quorum is present, but there are not sufficient votes to approve the XCF Global Authorized Stock Increase Proposal, XCF Global’s stockholders may move to adjourn the Global Special Meeting at that time in order to enable XCF’s board of directors to solicit additional proxies in favor of the proposal. Among other things, approval of this proposal could mean that, even if XCF Global had received proxies representing a sufficient number of votes to defeat the XCF Global Stock Issuance Proposal, XCF Global could adjourn the Special Meeting without a vote on such proposal and seek to convince stockholders to change their votes in favor of such proposal.

If it is necessary or appropriate to adjourn the Special Meeting, no notice of the adjourned meeting is required to be given to XCF Global stockholders, other than an announcement at the Global Special Meeting of the time and place to which the Global Special Meeting is adjourned, so long as the meeting is adjourned for 30 days or less and no new record date is fixed for the adjourned meeting. At the adjourned meeting, XCF Global may transact any business which might have been transacted at the original meeting.

Vote Required

Approval of the XCF Global Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of XCF Global Common Shares present in person or represented by proxy at the XCF Global Special Meeting and entitled to vote thereon. Abstentions and broker non-votes (if any) will have no effect on the outcome of the XCF Global Adjournment Proposal.

Recommendation of the XCF Global Board

The XCF Global Board unanimously recommends that XCF Global stockholders vote “FOR” the XCF Global Adjournment Proposal

THE DEVVSTREAM SPECIAL MEETING

General

This joint proxy statement/prospectus is being provided to DevvStream shareholders as part of a solicitation of proxies by the DevvStream Board for use at the DevvStream Special Meeting. This joint proxy statement/prospectus provides DevvStream shareholders with important information about the DevvStream Special Meeting and should be read carefully and in its entirety.

Date, Time and Place of the DevvStream Special Meeting

The DevvStream Special Meeting will be held virtually on September 10, 2026, at 10:00 a.m., Eastern Time, via webcast at https://www.cstproxy.com/devvstream/2026.

Purposes of the DevvStream Special Meeting

The DevvStream Special Meeting is being held to consider and vote on the following Proposals:

•        Proposal No. 1 — The DevvStream Merger Proposal:    a proposal to adopt and approve the BCA, the DevvStream Merger and other transactions contemplated thereby;

•        Proposal No. 2 — The DevvStream Domestication Proposal:    a proposal to approve the Domestication; and

•        Proposal No. 3 — The DevvStream Adjournment Proposal:    a proposal to adjourn the DevvStream Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for or otherwise in connection with, the approval of one or more proposals at the DevvStream Special Meeting.

Each of the DevvStream Merger Proposal and the DevvStream Domestication Proposal is cross-conditioned on the approval of the other. The DevvStream Adjournment Proposal is not conditioned on the approval of any other proposal. The DevvStream Board does not expect to transact any other business at the DevvStream Special Meeting, except such business as may be properly brought before the DevvStream Special Meeting or any adjournment thereof by or at the direction of the DevvStream Board in accordance with the by-laws of DevvStream.

Only shareholders of record on the books of DevvStream at the close of business on July 29, 2026 will be entitled to vote at the DevvStream Special Meeting or any adjournment or postponement thereof. If a new record date is set, you will be entitled to vote at the DevvStream Special Meeting if you hold DevvStream common shares as of such new record date.

Recommendation of the Special Committee to the DevvStream Board

THE SPECIAL COMMITTEE TO THE DEVVSTREAM BOARD UNANIMOUSLY RECOMMENDS THAT DEVVSTREAM SHAREHOLDERS VOTE “FOR” THE DEVVSTREAM MERGER PROPOSAL, “FOR” THE DEVVSTREAM DOMESTICATION PROPOSAL AND “FOR” THE DEVVSTREAM ADJOURNMENT PROPOSAL.

This joint proxy statement/prospectus contains important information regarding the proposals and factors that DevvStream shareholders should consider when deciding how to cast their votes. DevvStream shareholders are encouraged to read the entire document carefully, including the Annexes to this joint proxy statement/prospectus, for more detailed information regarding the BCA and transactions contemplated thereunder.

Record Date

The record date for the determination of DevvStream shareholders entitled to notice of and to vote at the DevvStream Special Meeting is July 29, 2026. Only DevvStream shareholders who held DevvStream common shares of record at the close of business on July 29, 2026 are entitled to vote at the DevvStream Special Meeting and any adjournment or postponement of the DevvStream Special Meeting. As of the DevvStream Record Date, there were 47,806,539 DevvStream common shares issued and outstanding and entitled to vote. Each share of common stock held by a holder of record as of the record date has one vote on each matter to be considered at the DevvStream Special Meeting.

Quorum

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if shareholders holding no less than one-third of the votes entitled to be cast at the DevvStream Special Meeting are present online or represented by proxy, irrespective of the number of persons actually present at the DevvStream Special Meeting. On the record date, there were 47,806,539 shares outstanding and entitled to vote. Thus, the holders of 15,935,513 shares must be present online at the virtual meeting or represented by proxy at the meeting to have a quorum.

Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the shareholders present online at the meeting at the virtual meeting or represented by proxy may adjourn the Special Meeting to another date but may not transact any other business.

Broker Non-Votes and Abstentions

Persons who hold shares on the record date through a broker, bank, or other intermediary (referred to hereafter as “brokers” for ease of reference) are considered beneficial owners and the shares are referred to as held in “street name”. Brokers holding shares in “street name” must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. However, brokers holding shares in “street name” for their beneficial owners are prohibited from voting on behalf of the clients on certain matters unless the brokers have received specific voting instructions from those clients.

Shares held in “street name” by brokers who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor or against such matter and will also not be counted as votes cast on such matter.

Votes cast by proxy by mail will be tabulated by the inspector of election appointed for the meeting, who will also determine whether a quorum is present.

As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

Vote Required

At the DevvStream Special Meeting, DevvStream shareholders will be asked to vote on the DevvStream Merger Proposal, the DevvStream Domestication Proposal and the DevvStream Adjournment Proposal.

The DevvStream Merger Proposal will be considered to be approved if it receives “For” votes from the holders of a majority of the outstanding Common Shares of DevvStream entitled to vote in person or by proxy. Abstentions will be counted towards the vote total and will have the same effect as “Against” votes. Broker non-votes (if any) will have no effect on the outcome of the DevvStream Merger Proposal. The DevvStream Merger Proposal is a non-routine matter for DevvStream and so no broker non-votes are expected.

The DevvStream Domestication Proposal will be considered to be approved if it receives “For” votes from the holders of not less than two thirds of the votes cast by the DevvStream shareholders present at the DevvStream Special Meeting in person or by proxy. Abstentions, which are not considered votes cast, and broker non-votes (if any) will have no effect on the outcome of the DevvStream Domestication Proposal. The DevvStream Domestication Proposal is a non-routine matter for DevvStream and so no broker non-votes are expected.

The DevvStream Adjournment Proposal, if necessary, will be considered to be approved if it receives “For” votes from the holders of a majority of the votes cast by DevvStream shareholders present at the DevvStream Special Meeting in person or by proxy. Abstentions, which are not considered votes cast, and broker non-votes (if any) will have no effect on the outcome of the DevvStream Adjournment Proposal. The DevvStream Adjournment Proposal is a non-routine matter for DevvStream and so no broker non-votes are expected.

Voting of Management

On the record date, DevvStream’s officers and directors owned and were entitled to vote 167,603 DevvStream common shares, representing approximately 0.35% of the outstanding DevvStream common shares on the record date.

Voting of Proxies

DevvStream encourages DevvStream shareholders to vote their shares, either by voting virtually at the DevvStream Special Meeting or by voting by proxy, which means that DevvStream shareholders authorize someone else to vote their shares. Shares represented by duly executed proxies will be voted in accordance with the DevvStream shareholder’s instructions. If DevvStream shareholders execute a proxy without specifying their voting instructions, such DevvStream shareholders’ shares will be voted in accordance with the Special Committee to the DevvStream Board’s recommendation. If any other business is brought before the DevvStream Special Meeting, DevvStream shareholders’ shares will be voted at the Special Committee to the DevvStream Board’s discretion unless DevvStream shareholders specifically state otherwise on their proxies.

DevvStream shareholders may revoke a proxy at any time before it is exercised by notifying DevvStream’s Secretary in writing, by submitting a properly executed, later-dated proxy or by voting virtually at the DevvStream Special Meeting. Any DevvStream shareholder entitled to vote at the DevvStream Special Meeting may attend the DevvStream Special Meeting and vote virtually, whether or not such DevvStream shareholder has previously voted his or her shares via proxy or wishes to change a previous vote.

A DevvStream shareholder may vote virtually at the DevvStream Special Meeting or by proxy in accordance with the instructions provided below. A DevvStream shareholder may also authorize a proxy by telephone or through the internet using the toll-free telephone numbers or web address printed on your proxy card. Authorizing a proxy by telephone or through the internet requires you to input the control number located on your proxy card. After inputting the control number, you will be prompted to direct your proxy to vote on each proposal. You will have an opportunity to review your directions and make any necessary changes before submitting your directions and terminating the telephone call or internet link.

You may vote by internet, telephone or mail by following the directions and indicating your instructions on the enclosed proxy card and if by mail, by dating and signing the proxy card and promptly returning the proxy card in the envelope provided, which requires no postage if mailed in the United States.

Please allow sufficient time for your proxy card to be received on or prior to 10:00 a.m. Eastern Time, on September 10, 2026.

Revocability of Proxies

Any proxy authorized pursuant to this solicitation may be revoked by notice from the person giving the proxy at any time before it is exercised. A revocation may be effected by resubmitting voting instructions via the internet voting site, by telephone, by obtaining and properly completing another proxy card that is dated later than the original proxy card and returning it, by mail, in time to be received before the DevvStream Special Meeting, by attending the DevvStream Special Meeting and voting virtually or by a notice, provided in writing and signed by the DevvStream shareholder, delivered to DevvStream’s Secretary on any business day before the date of the DevvStream Special Meeting.

Solicitation of Proxies

DevvStream will bear the cost of the solicitation related to the Proposals, including any costs directly associated with preparing, filing, printing and mailing this joint proxy statement/prospectus and the accompanying Notice of Special Meeting of Shareholders and proxy card to DevvStream shareholders. DevvStream intends to use the services of Sodali & Co to aid in the distribution and collection of proxy votes for an estimated fee of $15,000, plus reasonable out-of-pocket expenses. No additional compensation will be paid to directors, officers or employees for such services.

Dissent Rights

DevvStream shareholders have the right to dissent from the Domestication and, if they follow the procedures specified in the ABCA, to be paid the fair value of their shares in accordance with Section 191 of the ABCA.

If a DevvStream shareholder wishes to dissent and does so in compliance with Section 191 of the ABCA, and DevvStream proceeds with the Domestication, such DevvStream shareholder will be entitled to be paid the fair value of the common shares held. Fair value is determined as of the close of business on the day before the Domestication is approved by the DevvStream shareholders. If a DevvStream shareholder wishes to dissent, such shareholder must send written objection to the Domestication to DevvStream at or before the DevvStream Special Meeting. If a DevvStream shareholder votes in favor of the Domestication, such shareholder loses its rights to dissent. If a DevvStream shareholder does not vote or votes against the Domestication, such shareholder preserves their dissent rights to the extent they comply with Section 191 of the ABCA.

However, it is not sufficient to vote against the Domestication or to refrain from voting. A DevvStream shareholder that wishes to dissent must also provide a separate dissent notice at or before the DevvStream Special Meeting. If a DevvStream shareholder grants a proxy and intends to dissent, the proxy must instruct the proxy holder to vote against the Domestication in order to prevent the proxy holder from voting such shares in favor of the Domestication and thereby voiding the right to dissent. Under the ABCA, DevvStream shareholders have no right of partial dissent. Accordingly, a DevvStream shareholder may dissent only as to all of the DevvStream common shares held.

In addition, the BCA contains a closing condition that, if legally available, dissent rights have not been exercised with respect to more than 3% of the issued and outstanding XCF Global Common Shares or DevvStream common shares. The exercise of dissent rights above this threshold could result in the failure of a condition to closing and entitle the parties to elect not to consummate the Business Combination.

See “The Business Combination — XCF Global Stockholder and DevvStream Shareholder Appraisal and Dissenters’ Rights — Dissenting Rights of DevvStream Shareholders” beginning on page 123 of this joint proxy statement/prospectus.

Other Matters

As this is a special meeting, no additional business may be conducted beyond items listed in the Notice of Special Meeting of Shareholders. If, however, any other matters, including adjournments, are properly brought before the DevvStream Special Meeting, the persons named in the accompanying form of proxy will vote thereon in accordance with their discretion.

Questions and Additional Information

If you have any questions concerning the proposals presented at the DevvStream Special Meeting, the Business Combination or the accompanying joint proxy statement/prospectus, would like additional copies or need help voting your DevvStream common shares, please contact DevvStream’s proxy solicitor:

Sodali & Co

430 Park Avenue, 14th Floor

New York, NY 10022

Stockholders and All Others Call Toll Free: (800) 662-5200

Banks and Brokers Call: (203) 658-9400

Email: DEVS@investor.sodali.com

DEVVSTREAM SHAREHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE BCA AND THE BUSINESS COMBINATION. IN PARTICULAR, DEVVSTREAM SHAREHOLDERS ARE DIRECTED TO THE BCA WHICH IS ATTACHED HERETO AS ANNEX A.

PROPOSAL NO. 1 — THE DEVVSTREAM MERGER PROPOSAL

XCF Global stockholders are being asked to consider and vote upon a proposal to adopt and approve the BCA, the DevvStream Merger and other transactions contemplated thereby (the “DevvStream Merger Proposal”). For a summary and detailed information regarding the DevvStream Merger. A summary of the BCA is set forth in the section entitled “The Business Combination” beginning on page 80 of this joint proxy statement/prospectus. A copy of the BCA is attached to this joint proxy statement/prospectus as Annex A. XCF Global stockholders are urged to read the BCA in its entirety.

Tax Consequences of the Merger

For a discussion of the consequences of the transactions contemplated by the BCA, see the section entitled “CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES” And “CERTAIN CANADIAN FEDERAL TAX CONSEQUENCES.”

Vote Required

The DevvStream Merger Proposal will be considered to be approved if it receives “For” votes from the holders of a majority of the outstanding Common Shares of DevvStream entitled to vote in person or by proxy. Abstentions will be counted towards the vote total and will have the same effect as “Against” votes. Broker non-votes (if any) will have no effect on the outcome of the DevvStream Merger Proposal. The DevvStream Merger Proposal is a non-routine matter for DevvStream and so no broker non-votes are expected. Proxies received will be voted “FOR” the DevvStream Merger Proposal, unless a DevvStream shareholder designates otherwise. The DevvStream Merger Proposal is cross-conditioned on the DevvStream Domestication Proposal; if the DevvStream Merger Proposal is approved by DevvStream Shareholders at the DevvStream Special Meeting, but the DevvStream Shareholders do not approve the DevvStream Domestication Proposal, the DevvStream Board will not pursue the Merger. The Board of Directors has not considered any alternative action if the Merger is not approved or if it decides to abandon the Merger. If the DevvStream Merger Proposal is not approved, the Business Combination will not be consummated.

Recommendation of the Special Committee to the DevvStream Board

The Special Committee to the DevvStream Board unanimously recommends that DevvStream shareholders vote “FOR” the DevvStream Merger Proposal.

PROPOSAL NO. 2 — THE DEVVSTREAM DOMESTICATION PROPOSAL

DevvStream’s Board is proposing to change DevvStream’s jurisdiction of incorporation from the Province of Alberta in Canada to the State of Delaware in the United States through a transaction called a “continuance” under Section 189 of the ABCA and a “domestication” under Section 388 of the DGCL. Under the DGCL, a corporation becomes domesticated in the State of Delaware by filing a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware.

The domesticated corporation, which will be called DevvStream Corp., will become subject to the DGCL on the date of its domestication, but will be deemed for the purposes of the DGCL to have commenced its existence in Delaware on the date it originally commenced existence in Canada. The domestication of DevvStream into Delaware shall not affect any obligations or liabilities of the DevvStream incurred prior to its domestication as a corporation in Delaware.

Pursuant to Section 388(h) of the DGCL, prior to the time a certificate of corporate domestication becomes effective, the domestication shall be approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the non-United States entity and the conduct of its business or by applicable non-United States law, as appropriate, and the certificate of incorporation shall be approved by the same authorization required to approve the domestication. Accordingly, approval of the DevvStream Domestication Proposal will be governed by the ABCA. In accordance with Section 189(3) of the ABCA, each share of DevvStream carries the right to vote in respect of the domestication whether or not it otherwise carries the right to vote. As of the date hereof, DevvStream has no outstanding shares other than the DevvStream common shares. Accordingly, the DevvStream Domestication Proposal will be considered to be approved, in accordance with the ABCA, if it receives “For” votes from holders of not less than two thirds of the votes cast by the DevvStream shareholders present at the DevvStream Special Meeting in person or by proxy.

The Special Committee to the DevvStream Board has unanimously approved the domestication, believes it to be in DevvStream’s best interests, and unanimously recommends its approval by DevvStream Shareholders and the DevvStream Special Meeting.

The DevvStream Board has determined to pursue the domestication for a number of reasons, including to satisfy a closing condition to the BCA. Additionally, the domestication is intended to enhance shareholder value of the combined company over the long-term by, among other things, simplifying the combined company’s corporate structure. In addition, DevvStream’s corporate offices and operations are located in the United States and a large percentage of its shareholders are located there.

DevvStream chose the State of Delaware to be its domicile principally because the DGCL expressly accommodates continuances under the ABCA, and also because of the comprehensive body of case law interpreting the DGCL that has evolved over the years, including case law interpreting the duties and obligations of directors and officers.

The domestication will change the corporate laws that apply to DevvStream’s shareholders from the laws of the Province of Alberta, and the laws of Canada applicable therein, to the laws of the State of Delaware. There are material differences between the ABCA and the DGCL. Shareholders may have more or fewer rights under Delaware law depending on the specific set of circumstances.

DevvStream plans to complete the proposed domestication as soon as possible following approval by its shareholders. The domestication will be effective on the date set forth in the certificate of corporate domestication and certificate of incorporation, as filed with the Secretary of State of the State of Delaware. Thereafter, DevvStream will be subject to the certificate of incorporation filed in Delaware. DevvStream will be discontinued in Alberta as of the date shown on the certificate of discontinuance issued from the Alberta Registrar of Corporations, which is expected to be the same date as the date of the filing of the certificate of corporate domestication and certificate of incorporation in Delaware. However, the DevvStream Board of Directors may decide to delay the domestication or not to proceed with the domestication after receiving approval from the DevvStream shareholders if it determines that the domestication is no longer advisable. The DevvStream Domestication Proposal is cross-conditioned on the DevvStream Merger Proposal; if the DevvStream Domestication Proposal is approved by DevvStream Shareholders at the DevvStream Special Meeting, but the DevvStream Shareholders do not approve the DevvStream Merger Proposal, the DevvStream Board will not pursue the domestication. The Board of Directors has not considered any alternative action if the domestication is not approved or if it decides to abandon the domestication.

The domestication will not interrupt DevvStream’s corporate existence, its operations, its outstanding agreements and obligations, or the trading market of its common shares. Upon consummation of the domestication, (i) the property of DevvStream Corp. (the Alberta corporation) will continue to be the property of DevvStream Corp. (the Delaware corporation); (ii) DevvStream Corp. (the Delaware corporation) will continue to be liable for the obligations of DevvStream Corp. (the Alberta corporation); (iii) any existing cause of action, claim or liability to prosecution in respect of DevvStream Corp. (the Alberta corporation) shall be unaffected; (iv) any civil, criminal or administrative action or proceeding pending by or against DevvStream Corp. (the Alberta corporation) may be continued to be prosecuted by or against DevvStream Corp. (the Delaware corporation); and (v) any conviction against, or ruling, order or judgment in favor of or against DevvStream Corp. (the Alberta corporation) may be enforced by or against DevvStream Corp (the Delaware corporation). Each outstanding common share at the time of the domestication will remain issued and outstanding as a share of common stock of DevvStream after its corporate existence is continued from the Province of Alberta in Canada under the ABCA and domesticated in the State of Delaware in the United States under the DGCL. Immediately following the completion of the domestication and prior to the closing of the merger contemplated by the BCA, it is expected that DevvStream’s common shares will continue to be traded on the OTC Pink Market under the trading symbol “DEVSF.”

Regulatory and Other Approvals

The continuance is subject to the authorization of the Alberta Registrar of Corporations. The Alberta Registrar of Corporations is empowered to authorize the continuance if, among other things, Alberta Registrar of Corporations is satisfied that the continuance will not adversely affect our creditors or Shareholders.

Tax Consequences of the Domestication and Merger

For a discussion of the consequences of the transactions contemplated by the BCA, see the section entitled “CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES” and “CERTAIN CANADIAN FEDERAL TAX CONSEQUENCES.”

Accounting Treatment of the Domestication

DevvStream’s domestication as a Delaware corporation represents a transaction between entities under common control. Assets and liabilities transferred between entities under common control are accounted for at carrying value. Accordingly, the assets and liabilities of DevvStream will be reflected at their carrying value to us. Any of our shares that we acquire from dissenting shareholders will be treated as an acquisition of treasury stock at the amount paid for the shares.

Dissenting Rights of Shareholders

If a DevvStream shareholder wishes to dissent and does so in compliance with Section 191 of the ABCA, and DevvStream proceeds with the Domestication, such DevvStream shareholder will be entitled to be paid the fair value of the common shares held. Fair value is determined as of the close of business on the day before the Domestication is approved by the DevvStream shareholders. If a DevvStream shareholder wishes to dissent, such shareholder must send written objection to the Domestication to DevvStream at or before the DevvStream Special Meeting. If a DevvStream shareholder votes in favor of the Domestication, such shareholder loses its rights to dissent. If a DevvStream shareholder does not vote or votes against the Domestication, such shareholder preserves their dissent rights to the extent they comply with Section 191 of the ABCA.

However, it is not sufficient to vote against the Domestication or to refrain from voting. A DevvStream shareholder that wishes to dissent must also provide a separate dissent notice at or before the DevvStream Special Meeting. If a DevvStream shareholder grants a proxy and intends to dissent, the proxy must instruct the proxy holder to vote against the Domestication in order to prevent the proxy holder from voting such shares in favor of the Domestication and thereby voiding the right to dissent. Under the ABCA, DevvStream shareholders have no right of partial dissent. Accordingly, a DevvStream shareholder may dissent only as to all of the DevvStream common shares held. For additional information, please see the section titled “Dissenting Rights of DevvStream Shareholders” beginning on page 123 of this joint proxy statement/prospectus and Section 191 of the ABCA, the full text of which is attached as Annex G to this joint proxy statement/prospectus.

Comparison of Shareholder Rights

Upon completion of the domestication, the DevvStream Shareholders will be holders of common stock of DevvStream Corp., a Delaware corporation, and their rights will be governed by the DGCL as well as DevvStream Corp.’s certificate of incorporation and bylaws. Shareholders should be aware that the rights they currently have under the ABCA may, with respect to certain matters, be different than the rights they will have as stockholders of XCF under the DGCL. For example, under the ABCA, a company has the authority to issue an unlimited number of shares if its articles of incorporation provide for such whereas, under the DGCL, a Delaware corporation may only issue the number of shares that is authorized by its certificate of incorporation and stockholder approval must be obtained to amend the certificate of incorporation to authorize the issuance of additional shares. We refer you to the section titled “Comparison of Rights of DevvStream Shareholders and XCF Global Stockholders” for a more detailed description of the material differences between the rights of Canadian shareholders and Delaware stockholders.

Vote Required

The DevvStream Domestication Proposal will be considered to be approved if it receives “For” votes from holders of not less than two thirds of the votes cast by the DevvStream shareholders present at the DevvStream Special Meeting in person or by proxy. Abstentions and broker non-votes (if any) will have no effect on the outcome of the DevvStream Domestication Proposal. The DevvStream Domestication Proposal is a non-routine matter for DevvStream and so no broker non-votes are expected. Proxies received will be voted “FOR” the DevvStream Domestication Proposal, unless a DevvStream shareholder designates otherwise. The DevvStream Domestication Proposal is cross-conditioned on the DevvStream Merger Proposal; if the DevvStream Domestication Proposal is approved by DevvStream Shareholders at the DevvStream Special Meeting, but the DevvStream Shareholders do not approve the DevvStream Merger Proposal, the DevvStream Board will not pursue the domestication. The Board of Directors has not considered any alternative action if the domestication is not approved or if it decides to abandon the domestication. If the DevvStream Domestication Proposal is not approved, the Business Combination will not be consummated.

Recommendation of the Special Committee to the DevvStream Board

The DevvStream Board unanimously recommends that DevvStream shareholders vote “FOR” the DevvStream Domestication Proposal.

PROPOSAL NO. 3 — THE DEVVSTREAM ADJOURNMENT PROPOSAL

The DevvStream Special Meeting may be adjourned to another time and place if necessary or appropriate to permit the solicitation of additional proxies if there are insufficient votes at the time of the DevvStream Special Meeting to approve one or more of the Proposals.

DevvStream is asking DevvStream shareholders to authorize the holder of any proxy solicited by the DevvStream Board to vote in favor of any adjournment of the DevvStream Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the DevvStream Special Meeting to approve one or more Proposals.

Vote Required

Approval of the DevvStream Adjournment Proposal requires the affirmative vote of a majority of DevvStream common shares present in person or represented by proxy at the DevvStream Special Meeting and entitled to vote. Abstentions, which are not considered votes cast, and broker non-votes (if any) will have no effect on the outcome of the DevvStream Adjournment Proposal. The DevvStream Adjournment Proposal is a non-routine matter for DevvStream and so no broker non-votes are expected. Proxies received will be voted “FOR” the DevvStream Adjournment Proposal, unless a DevvStream shareholder designates otherwise.

The vote on the DevvStream Adjournment Proposal is separate and apart from the vote on any other proposals presented at the DevvStream Special Meeting. Accordingly, you may vote to approve the DevvStream Merger Proposal and/or the DevvStream Domestication Proposal and vote not to approve the DevvStream Adjournment Proposal and vice versa.

Recommendation of the Special Committee to the DevvStream Board

The Special Committee to the DevvStream Board has unanimously recommended that DevvStream shareholders vote “FOR” the DevvStream Adjournment Proposal.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

XCF Global is providing the following unaudited pro forma condensed combined financial information to aid in the analysis of the financial aspects of the Proposed Transaction, other events contemplated by the Term Sheet, and other transactions described below.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” (“Article 11 of Regulation S-X”). The unaudited pro forma condensed combined financial information presents the pro forma effects of the Proposed Transaction and other related transactions, including XCF Global’s probable acquisition of Southern Energy and DevvStream.

Basis of Presentation

The results set forth in the unaudited pro forma condensed combined financial information include Transaction Accounting Adjustments that give effect to events that are directly attributable to the Transactions described below.

The acquisition of Southern Energy will be accounted for as an asset acquisition, with no goodwill recorded, in accordance with GAAP as the acquired set of activities and assets did not meet the definition of a business under applicable accounting guidance. Under this method of accounting, Southern Energy will be treated as a group of assets being acquired by XCF Global for financial reporting purposes. Accordingly, for accounting purposes, the acquisition of Southern Energy will be treated as XCF Global issuing shares for the net assets of Southern Energy, with the consideration being allocated to the acquired assets based on their relative fair values.

The acquisition of DevvStream will be accounted for as a business combination, in accordance with GAAP. Under this method of accounting, the fair value of consideration given up will be allocated in the books of XCF Global to net assets of DevvStream based on their respective fair value on acquisition date, with any residual or shortfall being recognized as goodwill or gain on bargain purchase, respectively, for financial reporting purposes.

We determined that XCF Global is the predecessor entity as the former stockholders of XCF Global will retain a controlling financial interest of 66.67% in XCF Global. The former owners of Southern Energy will receive approximately 23.33% of outstanding shares in XCF Global following the Proposed Transaction. The former owners of DevvStream will receive approximately 10.00% of outstanding shares in XCF Global following the Proposed Transaction. This acquisition of Southern Energy and DevvStream will not result in a change in control of XCF Global and does not affect the determination of the predecessor entity.

The unaudited pro forma combined balance sheet as of March 31, 2026 combines the historical unaudited balance sheet of XCF Global as of March 31, 2026, with the historical unaudited balance sheet of Southern Energy as of April 30, 2026, and the historical unaudited balance sheet of DevvStream as of April 30, 2026, on a pro forma basis as if the Proposed Transaction, and the other related transactions occurred on March 31, 2026.

The unaudited pro forma combined statement of operations for the twelve months ended December 31, 2025 combines the historical audited statement of operations of XCF Global for the year ended December 31, 2025 with the historical unaudited statement of operations of Southern Energy for the period from May 15, 2025 (date of inception) to January 31, 2026, and the historical unaudited statement of operations of DevvStream for the twelve months ended January 31, 2026, on a pro forma basis as if the Proposed Transaction, and the other related transactions occurred on January 1, 2025, the beginning of the earliest period presented. These periods are presented on the basis that XCF Global is the acquirer for accounting purposes.

The period from May 15, 2025 (date of inception) to January 31, 2026 of Southern Energy’s historical statement of operations ending on January 31, 2026 is calculated by taking the audited statement of operations of Southern Energy for the period from inception (May 15, 2025) to July 31, 2025 and adding the unaudited statement of operations results of Southern Energy for the six months ended January 31, 2026.

The twelve-month period of DevvStream’s historical statement of operations ending on January 31, 2026 is calculated by taking the audited statement of operations of DevvStream for the year ended July 31, 2025 and subtracting the unaudited statement of operations results of DevvStream for the six months ended January 31, 2025, and adding the unaudited statement of operations results of DevvStream for the six months ended January 31, 2026.

The unaudited pro forma combined statement of operations for the three months ended March 31, 2026 combines the historical unaudited statement of operations of XCF Global for the three months ended March 31, 2026 with the historical unaudited statement of operations of Southern Energy for the three months ended April 30, 2026, and the historical unaudited statement of operations of DevvStream for the three months ended April 30, 2026, on a pro forma basis as if the Proposed Transaction, and the other related transactions occurred on January 1, 2025, the beginning of the earliest period presented. These periods are presented on the basis that XCF Global is the acquirer for accounting purposes.

The Transaction Accounting Adjustments reflecting the consummation of the Proposed Transaction, and other related transactions are based on certain currently available information and certain assumptions and methodologies that XCF Global believes are reasonable under the circumstances. The unaudited condensed combined Transaction Accounting Adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the Transaction Accounting Adjustments and it is possible the difference may be material. XCF Global believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Proposed Transaction, and other related transactions based on information available to management at the time and that the Transaction Accounting Adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any Management Adjustments for anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Proposed Transaction. The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been if the Proposed Transaction, and other transactions at each of XCF Global, Southern Energy, and DevvStream that took place subsequent to the financial statement dates reflected herein that are reflect material changes to financial conditions or are considered to have an impact on inputs to the Proposed Transaction, had taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and notes thereto of XCF Global, Southern Energy, and DevvStream.

Unaudited Pro Forma Condensed Combined Balance Sheet
as of April 30, 2026

Presented in $	XCF Global, Inc.	Southern Energy Inc.	DevvStream Corp.	Transaction accounting adjustments		Transaction financing adjustments	Pro forma XCF Global
	March 31, 2026	April 30, 2026	April 30, 2026
ASSETS
Current assets
Cash and cash equivalents	1,047,539	25,000	201,132	738,000	6		5,111,671
				3,100,000	9
Restricted cash	4,295	—	—				4,295
Accounts receivable, net	1,150,086	—	7,227				1,157,313
Related party receivables	739,917	—	—				739,917
GST receivable	—	—	131,378	(131,378)	1		—
Corporate taxes receivable	—	—	171,573	(171,573)	1		—
Other receivable	950,000	—	—	302,951	1		1,252,951
Deferred financing costs	—	—	138,720				138,720
Prepaid expenses	—	100,000	272,140				372,140
Inventory, net	38,752	—	—	112,609	1		151,361
Carbon credits	—	—	112,609	(112,609)	1		—
Deposit on carbon credits purchase	—	—	164,191				164,191
Other current assets	294,465	—	—				294,465
Total current assets	4,225,054	125,000	1,198,970	3,838,000		—	9,387,024

Security deposit	300,000	—	—				300,000
Property, plant and equipment	398,438,283	—	—				398,438,283
Restricted cash – LT	—	—	79,990	(79,990)	5		—
Long-term advances	—	—	900,000	(900,000)	3		—
Cryptocurrencies	—	—	2,738,489	(2,738,489)	5		—
Deferred financing costs – LT	—	—	69,170				69,170
Deposit on carbon credits purchase – LT	—	—	207,212				207,212
Construction-in-progress	—	200,000	—				200,000
Deposit for land	—	550,000	—				550,000
Investment in associate	—	—	598,591				598,591
Intangible assets	—	—	—	46,969,623	16		52,469,623
				5,500,000	17
Goodwill	—	—	—	23,190,316	17		23,190,316
Total assets	402,963,337	875,000	5,792,422	75,779,460		—	485,410,219

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	29,168,907	146,217	9,672,211	5,000,000	8		41,895,172
				(917,163)	11
				(1,175,000)	12
Related party payable	16,701,982	62,806	34,271	(16,702,057)	11		97,002
Loans payable to related party	593,231	1,247,251	—				1,840,482
Notes payable, current portion	121,254,888	—	—	1,200,000	12		122,454,888
Warrant liabilities	5,316,300	—	431,270				5,747,570
Accrued expenses and other current liabilities	71,802,763	—	—	(353,200)	10		71,449,563
Convertible debentures	—	—	4,660,394	(2,770,000)	4		—
				(1,600,000)	5
				(290,394)	13

Unaudited Pro Forma Condensed Combined Balance Sheet — (Continued)
as of April 30, 2026

Presented in $	XCF Global, Inc.	Southern Energy Inc.	DevvStream Corp.	Transaction accounting adjustments		Transaction financing adjustments		Pro forma XCF Global
	March 31, 2026	April 30, 2026	April 30, 2026
Convertible debentures – related parties	—	—	388,901					388,901
Default penalty liability on convertible debt	—	—	1,159,038	(1,159,038)	5			—
Promissory note payable	—	—	536,482					536,482
Deferred financing benefit	—	—	78,773					78,773
Stock option derivative	—	—	6,735					6,735
Stop loss provision	—	—	1,123,777					1,123,777
Total current liabilities	244,838,071	1,456,274	18,091,852	(18,766,852)		—		245,619,345

Financial liability, net of closing costs	132,815,971	—	—					132,815,971
Loan payable, long-term	—	900,000	—	(900,000)	3			—
Total liabilities	377,654,042	2,356,274	18,091,852	(19,666,852)		—		378,435,316

STOCKHOLDERS’ EQUITY
Common stock	29,092	—	—	3,100	9			54,401
				168	10
				3,906	11
				12,695	16
				5,440	17
Additional paid in capital	59,818,303	—	30,702,600	2,770,000	4			143,764,999
				738,000	6
				(2,925,000)	8
				3,096,900	9
				583,832	10
				17,590,911	11
				290,394	13
				(2,081,274)	14
				(42,461,471)	15
				46,956,928	16
				28,684,876	17
Series A preferred stock subscription	—	—	900,000	(1,500,000)	15	600,000	18	—
Subscription receivable	—	—	(20,000)	20,000	15			—
Accumulated other comprehensive income	—	—	44,855	(44,855)	15			—
Deficit	(34,538,100)	(1,481,274)	(43,926,885)	(59,441)	5	(600,000)	18	(36,844,497)
				(2,075,000)	8
				(230,800)	10
				24,403	11
				(25,000)	12
				2,081,274	14
				43,986,326	15
Total stockholders’ equity (deficit)	25,309,295	(1,481,274)	(12,299,430)	95,446,312		—		106,974,903
Total liabilities and stockholders’ equity (deficit)	402,963,337	875,000	5,792,422	75,779,460		—		485,410,219

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2026

Presented in $	XCF Global, Inc.	Southern Energy Inc.	DevvStream Corp.	Transaction accounting adjustments		Pro forma XCF Global
	3-months ended March 31, 2026	3-months ended April 30, 2026	3-months ended April 30, 2026
Revenue	348,688	—	720			349,408
Cost of sales	660,938	—	1,520			662,458
Gross loss	(312,250)	—	(800)	—		(313,050)

Operating expenses	3,435,684	—	—			3,435,684
General and administrative expenses	3,970,083	29,441	418,735	267,895	1	5,393,035
				(78,598)	2
				547,979	16
				237,500	17
Severance expense, net	(14,516)	—	—			(14,516)
Professional fees	2,634,006	—	1,451,076	283,455	1	4,368,537
Advertising and promotion	—	—	184,260	(184,260)	1	—
Salaries and wages	—	—	83,635	(83,635)	1	—
Legal fees	—	95,924	—	(95,924)	1	—
Consulting fees	—	187,531	—	(187,531)	1	—
Total operating expenses	10,025,257	312,896	2,137,706	706,881		13,182,740

Loss from operations	(10,337,507)	(312,896)	(2,138,506)	(706,881)		(13,495,790)

Other income (expense)
Change in the fair value of notes payable	(142,858)	—	—			(142,858)
Change in fair value of warrants	(4,564,500)	—	1,437,604			(3,126,896)
Interest income (expense), net	(3,083,569)	—	—	(20,041)	1	(3,103,610)
Other income (expense), net	316,019	—	14,157	(344,285)	1	(14,109)
Staking income	—	—	15,687	(15,687)	1	—
Interest expense	—	—	(209,378)	20,041	1	—
				14,136	7
				175,201	13
Accretion expense	—	—	(196,151)	34,641	7	—
				161,510	13
Stop-loss provision loss	—	—	(9,202)	9,202	1	—
Loss on investment in associate	—	—	(9,221)	9,221	1	—
Impairment of carbon credits	—	—	(1,738)			(1,738)
Loss on revaluation of cryptocurrencies	—	—	(329,371)	329,371	1	—
Foreign exchange gain/loss	—	—	(12,178)	12,178	1	—
Third-party contribution income	—	78,598	—	(78,598)	2
Loss on default penalty on convertible debt	—	—	(1,159,038)			(1,159,038)
Inducement expenses on loan conversion	—	—	(3,599,981)			(3,599,981)
Total other income (expense)	(7,474,908)	78,598	(4,058,810)	306,890		(11,148,230)

Net loss	(17,812,415)	(234,298)	(6,197,316)	(399,991)		(24,644,020)

Other comprehensive loss
Foreign currency translation	—	—	(18)			(18)
Net loss and comprehensive loss	(17,812,415)	(234,298)	(6,197,334)	(399,991)		(24,644,038)

Basic and diluted loss per share	$(0.07)	$—	$(0.64)			$(0.05)

Weighted average number of shares outstanding	241,039,943	—	9,715,606			494,140,957

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2025

Presented in $	XCF Global, Inc.	Southern Energy Inc.	DevvStream Corp.
	12-months ended December 31, 2025	12-months ended January 31, 2026	12-months ended January 31, 2026	Transaction accounting adjustments		Pro forma XCF Global
Revenue	20,815,955	—	33,937			20,849,892
Cost of sales	24,586,068	—	18,844			24,604,912
Gross loss	(3,770,113)	—	15,093			(3,755,020)

Operating expenses	7,010,223	—	—	600,000	18	7,610,223
General and administrative expenses	22,385,312	200,541	1,348,511	1,632,326	1	28,708,606
				2,191,916	16
				950,000	17
Severance expense, net	19,162,500	—	—			19,162,500
Professional fees	15,559,033	709,782	5,712,735	336,653	1	24,393,203
				2,075,000	8
Advertising and promotion	—	—	519,842	(519,842)	1	—
Depreciation	—	—	231	(231)	1	—
Salaries and wages	—	—	1,112,253	(1,112,253)	1	—
Consulting fees	—	336,653	—	(336,653)	1	—
Total operating expenses	64,117,068	1,246,976	8,693,572	5,816,916		79,874,532

Loss from operations	(67,887,181)	(1,246,976)	(8,678,479)	(5,816,916)		(83,629,552)

Other income (expense)
Change in the fair value of notes payable	4,567,951	—	—			4,567,951
Change in the fair value of loans payable related party	(514,709)	—	—			(514,709)
Change in fair value of warrants	209,916,200	—	5,476,768			215,392,968
Loss on issuance of debt	(138,000)	—	—			(138,000)
Loss on issuance of debt to related party	(40,531,000)	—	—			(40,531,000)
ELOC commitment fees	(7,400,000)	—	—			(7,400,000)
Unrealized loss on derivative asset	(16,156,071)	—	—			(16,156,071)
Realized gain on derivative asset	1,316,827	—	—			1,316,827
Interest income (expense), net	(9,155,274)	—	—	(28,812)	1	(9,209,086)
				(25,000)	12
Other income (expense), net	(13,975)	—	—	(2,733,310)	1	(2,747,285)
Staking income	—	—	40,245	(40,245)	1	—
Interest expense	—	—	(794,948)	27,107	1	—
				258,609	7
				509,232	13
Accretion expense	—	—	(645,590)	1,705	1	—
				282,336	7
				361,549	13
Stop-loss provision loss	—	—	(89,862)	89,862	1	—
Loss on investment in associate	—	—	(505,338)	505,338	1	—

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS — (Continued)
FOR THE YEAR ENDED DECEMBER 31, 2025

Presented in $	XCF Global, Inc.	Southern Energy Inc.	DevvStream Corp.
	12-months ended December 31, 2025	12-months ended January 31, 2026	12-months ended January 31, 2026	Transaction accounting adjustments		Pro forma XCF Global
Impairment of carbon credits	—	—	(29,228)			(29,228)
Loss on revaluation of cryptocurrencies	—	—	(2,113,072)	2,113,072	1	—
Unrealized loss on derivative liability	—	—	(1,500)			(1,500)
Gain on share settlement	—	—	—	24,403	11	24,403
Gain on settlement of debt	—	—	17,007	(59,441)	5	(42,434)
Foreign exchange gain/loss	—	—	(65,283)	65,283	1	—
Total other income (expense)	141,891,949	—	1,289,199	1,351,688		144,532,836

Net loss	74,004,768	(1,246,976)	(7,389,280)	(4,465,228)		60,903,284

Other comprehensive gain
Foreign currency translation	—	—	(488)			(488)
Net loss and comprehensive loss	74,004,768	(1,246,976)	(7,389,768)	(4,465,228)		60,902,796

Basic and diluted loss per share	$0.52	$—	$(2.07)			$0.15

Weighted average number of shares outstanding	142,298,067	—	3,566,718			395,399,081

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The results set forth in the unaudited pro forma condensed combined financial information include Transaction Accounting Adjustments that give effect to events that are directly attributable to the Transactions described below.

The acquisition of Southern Energy will be accounted for as an asset acquisition, with no goodwill recorded, in accordance with GAAP as the acquired set of activities and assets did not meet the definition of a business under applicable accounting guidance. Under this method of accounting, Southern Energy will be treated as a group of assets being acquired by XCF Global for financial reporting purposes. Accordingly, for accounting purposes, the acquisition of Southern Energy will be treated as XCF Global issuing shares for the net assets of Southern Energy, with the consideration being allocated to the acquired assets based on their relative fair values.

The acquisition of DevvStream will be accounted for as a business combination, in accordance with GAAP. Under this method of accounting, the fair value of consideration given up will be allocated in the books of XCF Global to net assets of DevvStream based on their respective fair value on acquisition date, with any residual or shortfall being recognized as goodwill or gain on bargain purchase, respectively, for financial reporting purposes.

We determined that XCF Global is the predecessor entity as the former stockholders of XCF Global will retain a controlling financial interest of 66.67% in XCF Global. The former owners of Southern Energy will receive approximately 23.33% of outstanding shares in XCF Global following the Proposed Transaction. The former owners of DevvStream will receive approximately 10.00% of outstanding shares in XCF Global following the Proposed Transaction. This acquisition of Southern Energy and DevvStream will not result in a change in control of XCF Global and does not affect the determination of the predecessor entity.

The unaudited pro forma combined balance sheet as of March 31, 2026 combines the historical unaudited balance sheet of XCF Global as of March 31, 2026, with the historical unaudited balance sheet of Southern Energy as of April 30, 2026, and the historical unaudited balance sheet of DevvStream as of April 30, 2026, on a pro forma basis as if the Proposed Transaction, and the other related transactions occurred on March 31, 2026.

The unaudited pro forma combined statement of operations for the twelve months ended December 31, 2025 combines the historical audited statement of operations of XCF Global for the year ended December 31, 2025 with the historical unaudited statement of operations of Southern Energy for the period from May 15, 2025 (date of inception) to January 31, 2026, and the historical unaudited statement of operations of DevvStream for the twelve months ended January 31, 2026, on a pro forma basis as if the Proposed Transaction, and the other related transactions occurred on January 1, 2025, the beginning of the earliest period presented. These periods are presented on the basis that XCF Global is the acquirer for accounting purposes.

The period from May 15, 2025 (date of inception) to January 31, 2026 of Southern Energy’s historical statement of operations ending on January 31, 2026 is calculated by taking the audited statement of operations of Southern Energy for the period from inception (May 15, 2025) to July 31, 2025 and adding the unaudited statement of operations results of Southern Energy for the six months ended January 31, 2026.

The twelve-month period of DevvStream’s historical statement of operations ending on January 31, 2026 is calculated by taking the audited statement of operations of DevvStream for the year ended July 31, 2025 and subtracting the unaudited statement of operations results of DevvStream for the six months ended January 31, 2025, and adding the unaudited statement of operations results of DevvStream for the six months ended January 31, 2026.

The unaudited pro forma combined statement of operations for the three months ended March 31, 2026 combines the historical unaudited statement of operations of XCF Global for the three months ended March 31, 2026 with the historical unaudited statement of operations of Southern Energy for the three months ended April 30, 2026, and the historical unaudited statement of operations of DevvStream for the three months ended April 30, 2026, on a pro forma basis as if the Proposed Transaction, and the other related transactions occurred on January 1, 2025, the beginning of the earliest period presented. These periods are presented on the basis that XCF Global is the acquirer for accounting purposes.

The Transaction Accounting Adjustments reflecting the consummation of the Proposed Transaction, and other related transactions are based on certain currently available information and certain assumptions and methodologies that XCF Global believes are reasonable under the circumstances. The unaudited condensed combined Transaction Accounting Adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the Transaction Accounting Adjustments and it is possible the difference may be material. XCF Global believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Proposed Transaction, and other related transactions based on information available to management at the time and that the Transaction Accounting Adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any Management Adjustments for anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Proposed Transaction. The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been if the Proposed Transaction, and other transactions at each of XCF Global, Southern Energy, and DevvStream that took place subsequent to the financial statement dates reflected herein that are reflect material changes to financial conditions or are considered to have an impact on inputs to the Proposed Transaction, had taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and notes thereto of XCF Global, Southern Energy, and DevvStream.

“Transaction Accounting Adjustments” are adjustments that are directly attributable to the Proposed Transaction, factually supportable, and expected to have a continuing impact on the combined company’s results. “Transaction Financing Adjustments” are adjustments that reflect debt or equity financing that is directly associated with, and expected to be consummated concurrently with, the closing of the Proposed Transaction. Adjustments that are non-recurring in nature are included in the pro forma statements of operations for the annual period only, in accordance with Article 11 of Regulation S-X.

Note 2. Accounting Policies and Reclassifications

Management performed a comprehensive review of the three entities’ accounting policies. As a result of the review, management did not identify any material differences in the accounting policies applied by XCF Global, Southern Energy, and DevvStream that would require adjustments in the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

As part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align Southern Energy’s, and DevvStream’s financial statement presentation with that of XCF Global. Such reclassifications are presented in Transaction Accounting Adjustment #1, and include:

•        Presenting “GST receivable” and “corporate taxes receivable” as “other receivable”

•        Presenting “carbon credits” as “inventory, net”

•        Presenting “advertising and promotion”, “depreciation”, and “salaries and wages” as “general and administrative expenses”

•        Presenting “legal fees” and “consulting fees” as “professional fees”

•        Presenting “interest expense” and “accretion expense” as “interest income (expense), net”

•        Presenting “staking income”, “stop-loss provision loss”, “loss on investment in associate”, “loss on revaluation of cryptocurrencies” and “foreign exchange gain/loss” as “other income (expense), net”

Note 3. Adjustments to the Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Proposed Transaction, and other related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. XCF Global has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments and Transaction Financing Adjustments in the unaudited pro forma condensed combined financial information. XCF Global, Southern Energy, and DevvStream have not had any historical relationship prior to the Proposed Transaction, other than reimbursement of expenses of Southern Energy by DevvStream pursuant to an agreed upon use of proceeds with EEME related to a previously-completed PIPE investment by EEME into DevvStream, and DevvStream’s investment into Southern Energy. Accordingly, no pro forma adjustments were required to eliminate activities between the companies, other than the pro forma adjustment to eliminate expenses reimbursed by DevvStream in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2026 (see Adjustment 2 for further details), and the pro forma adjustment to eliminate long-term advances to Southern Energy reported by DevvStream, and the loan payable, long term to DevvStream reported by Southern Energy (see Adjustment 3 for further details).

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of shares of XCF Global Common Stock outstanding, assuming the Proposed Transaction, and other related transactions occurred on January 1, 2025.

Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2026 are as follows:

1.      Represents the reclassification of items on the unaudited pro forma condensed combined balance sheet as of March 31, 2026 to conform to presentation of items with that of XCF Global. GST receivable of $131,378 and Corporate taxes receivable of $171,573 are reclassified to Other receivable. Carbon credits of $112,609 are reclassified to Inventory, net.

3.      Represents the elimination of advances by DevvStream to Southern Energy on the unaudited pro forma condensed combined balance sheet as of Mar 31, 2026. Long-term advances and Loan payable, long-term were each reduced by $900,000.

4.      Represents conversions of a Helena convertible debenture into DevvStream shares since April 30, 2026, pursuant to a conversion side letter with Helena, and further conversions subsequent to a settlement agreement between DevvStream and Helena. Amounts totalling $2,770,000 were converted into 14,435,954 DevvStream shares. Convertible debentures decreased by $2,770,000 and Additional paid in capital increased by $2,770,000.

5.      Represents a settlement agreement between Helena and DevvStream regarding the Helena convertible debenture executed on June 8, 2026, which settles outstanding Helena convertible debenture balances via certain cryptocurrencies and restricted cash of DevvStream, and agreed upon a remaining liability of $1,000,000. Restricted cash — LT decreased by $79,990, Cryptocurrencies decreased by $2,738,489, Convertible debentures decreased by $1,600,000, Default penalty liability on convertible debt decreased by $1,159,038 and Deficit increased by $59,441.

6.      Represents additional ELOC drawdown by DevvStream, with shares issued to Helena. Cash and cash equivalents increased by $738,000 and Additional paid in capital increased by $738,000.

8.      Represents estimated of expected transaction costs, of $5,000,000. XCF Global’s total transaction costs are expected to be $2,925,000 which is charged to Additional Paid-in Capital as share issuance costs, as XCF Global is the accounting acquirer, and are expected to be settled in cash and recorded in accounts payable. Southern Energy’s total transaction costs are expected to be $450,000 which is charged to Deficit as Professional Fees, and are expected to be settled in cash and recorded in accounts payable. DevvStream’s total transaction costs are expected to be $1,625,000 which is charged to Deficit as Professional Fees, and are expected to be settled in cash and recorded in accounts payable. Accounts payable increased by $5,000,000, Additional paid in capital decreased by $2,925,000 and Deficit increased by $2,075,000.

9.      Represents placements of shares completed by XCF Global in April 2026, amounting to 31,000,000 shares. Cash and cash equivalents increased by $3,100,000, Common stock increased by $3,100 and Additional paid in capital increased by $3,096,900.

10.    Represents issuance of shares by XCF Global in April 2026 to fulfill share payment obligations for deferral of note repayments, amounting to 1,684,111 shares. Accrued expenses and other current liabilities decreased by $353,200, Common stock increased by $168, Additional paid in capital increased by $583,832 and Deficit increased by $230,800.

11.    Represents issuance of shares by XCF Global in May 2026 for settlement of outstanding payables of $17,619,220 through the issuance of 39,067,006 shares. Certain gains on settlement of debts are recognized into additional paid-in capital, due to the capital nature of the transaction between XCF Global and Encore DEC, LLC, acting as a related party of XCF Global. Accounts payable decreased by $917,163, Related party payable decreased by $16,702,057, Common stock increased by $3,906, Additional paid in capital increased by $17,590,911 and Deficit increased by $24,403.

12.    Represents issuance of note payable by XCF Global for settlement of accounts payable on April 30, 2026. Accounts payable decreased by $1,175,000, Notes payable, current portion increased by $1,200,000 and Deficit increased by $25,000 representing an origination cost paid by XCF Global to the lender upon issuance.

13.    Represents presumed full conversion of remaining outstanding convertible debenture owed by DevvStream to Helena. Pursuant to the Business Combination Agreement, the amount of DevvStream Per Share Consideration is defined by the amount of DevvStream Outstanding Shares, which presumes full conversion of convertible debentures owed to Helena. For the purpose of this pro-forma adjustment, remaining outstanding amounts are presumed converted at the floor price of $0.07722. Convertible debentures decreased by $290,394 and Additional paid in capital increased by $290,394.

14.    Represents elimination of equity of Southern Energy upon consummation of the Proposed Transaction. Deficit decreased by $2,081,274 and Additional paid in capital decreased by $2,081,274.

15.    Represents elimination of equity of DevvStream upon consummation of the Proposed Transaction. Deficit decreased by $43,986,326, Subscription receivable decreased by $20,000, Accumulated other comprehensive income decreased by $44,855, Series A preferred stock subscription decreased by $1,500,000 and Additional paid in capital decreased by $42,461,471.

16.    Represents the issuance of 126,944,928 shares by XCF Global, representing 35% of XCF Global’s pro-forma outstanding shares immediately prior to the Proposed Transaction, to stockholders of Southern Energy.

Stockholders of each of XCF Global, Southern Energy, and DevvStream, will hold 66.67%, 23.33%, and 10%, respectively, of XCF Global upon completion of the Proposed Transaction.

The acquisition of Southern Energy will be accounted for as an asset acquisition, with no goodwill recorded, in accordance with GAAP as the acquired set of activities and assets did not meet the definition of a business under applicable accounting guidance since Southern Energy lacked processes and outputs.

Estimated consideration is based on the closing price of XCF Global shares as of June 9, 2026 of $0.37/share, the fair value of shares issued is $46,969,623.

It is assessed that the fair value of shares given up is more clearly evident for the determination of purchase consideration given shares of XCF Global are publicly traded. In contrast, the net assets acquired contained developmental rights, customer contracts and other intangible assets held by Southern Energy, lack active markets and/or readily available comparables through which their fair valuation could be reliably estimated.

The consideration given up for the acquisition of Southern Energy is allocated to Intangible assets, as Southern Energy does not possess material tangible assets.

The allocation of consideration transferred is as follows:

Development rights	28,181,774
Customer contracts	18,787,849
Consideration transferred	46,969,623

The aggregate adjustment results in an increase in Common stock of $12,695 and an increase in Additional paid in capital of $46,956,928.

The intangible assets recognized reflect a preliminary purchase price allocation and are subject to adjustment upon completion of a formal valuation. The accounting methodology and allocation of purchase price are preliminary in nature and estimates, and is subject to finalization.

The value of purchase price consideration will change based on fluctuations in the share price of XCF Global common stock and the number of XCF Global common stock outstanding on the closing date. XCF Global believes that a 10% fluctuation in the market price of its common stock is reasonably possible based on historical volatility, and the potential effect on purchase price would be:

	XCF Global Share Price	Purchase consideration
As presented	0.3700	46,969,623
10% increase	0.4070	51,666,586
10% decrease	0.3330	42,272,661

17.    Represents the issuance of 54,404,969 shares by XCF Global, representing 15% of XCF Global’s pro-forma outstanding shares immediately prior to the Proposed Transaction, to stockholders of DevvStream.

Stockholders of each of XCF Global, Southern Energy, and DevvStream, will hold 66.67%, 23.33%, and 10%, respectively, of XCF Global upon completion of the Proposed Transaction.

The acquisition of DevvStream will be accounted for as a business combination in accordance with GAAP as the acquired set of activities and assets met the definition of a business, with inputs and processes.

Estimated consideration is based on the closing price of XCF Global shares as of June 9, 2026 of $0.37/share, the fair value of shares issued is $20,129,839.

The allocation of consideration transferred is as follows:

Net assets of DevvStream at acquisition, pro-forma	(8,560,477)
Market relationships	3,000,000
Database and trade secrets	1,500,000
Intellectual property	1,000,000
Goodwill	23,190,316
Consideration transferred	20,129,839

The adjustment results in increase in Intangible assets of $5,500,000 and Goodwill of $23,190,316, and increase in Common stock of $5,440 and Additional paid in capital of $28,684,876.

The intangible assets and goodwill recognized reflect a preliminary purchase price allocation and are subject to adjustment upon completion of a formal valuation. The accounting methodology and allocation of purchase price are preliminary in nature and estimates, and is subject to finalization.

The value of purchase price consideration will change based on fluctuations in the share price of XCF Global common stock and the number of XCF Global common stock outstanding on the closing date. XCF Global believes that a 10% fluctuation in the market price of its common stock is reasonably possible based on historical volatility, and the potential effect on purchase price would be:

	XCF Global Share Price	Purchase consideration
As presented	0.3700	20,129,839
10% increase	0.4070	22,142,822
10% decrease	0.3330	18,116,855

Transaction Financing Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

18.    Represents the recognition of an obligation to issue shares of DevvStream in connection with issuance of certain Preferred Shares in advance of the Proposed Transaction. As of the date of this unaudited pro forma condensed combined financial statements, the amount of additional funds received was $600,000. Such funds were invested by DevvStream for expenditures of Southern Energy. Series A preferred stock subscription increased by $600,000 and Deficit increased by $600,000. Upon closing of the Proposed Transaction, the obligation will be settled through the issuance of XCF Global shares, at which point the balance is reclassified to Additional paid-in capital as a Transaction Accounting Adjustment (see Transaction Accounting Adjustment #15).

Transaction Accounting Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations

The adjustments included in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2026, and for the year ended December 31, 2025, are as follows:

1.      Represents the reclassification of items on the unaudited pro forma condensed combined statements of operations to conform to presentation of items with that of XCF Global, as follows:

	For the year ended December 31, 2025	For the three months ended March 31, 2026
Reclassification to professional fees:
Consulting fees	$336,653	$187,531
Legal fees	—	95,924
	$336,653	$283,455

Reclassification to general and administrative expenses
Advertising and promotion	$519,842	$184,260
Depreciation	231	—
Salaries and wages	1,112,253	83,635
	$1,632,326	$267,895

Reclassification to interest income (expense), net:
Interest expense	$(27,107)	$(20,041)
Accretion expense	(1,705)	—
	$(28,812)	$(20,041)

Reclassification to other income (expense), net:
Staking income	$40,245	$15,687
Stop-loss provision loss	(89,862)	(9,202)
Loss on investment in associate	(505,338)	(9,221)
Loss on revaluation of cryptocurrencies	(2,113,072)	(329,371)
Foreign exchange gain/loss	(65,283)	(12,178)
	$(2,733,310)	$(344,285)

2.      Represents the inter-entity elimination of expenses of Southern Energy paid by DevvStream, during the three months ended April 30, 2026. Third-party contribution income of $78,598 is netted off against General and administrative expenses of $78,598.

5.      Represents a settlement agreement between Helena and DevvStream regarding the Helena convertible debenture executed on June 8, 2026, which settles outstanding Helena convertible debenture balances via certain cryptocurrencies and restricted cash of DevvStream, and agreed upon a remaining liability of $1,000,000. Loss on settlement of debt increased by $59,441. This adjustment is presented as if the event occurred at the beginning of the earliest date presented, i.e., January 1, 2025. The impact on statement of operations is expected to be nonrecurring.

7.      Represents settlement in March 2026 by DevvStream certain convertible debentures in issuance with Focus, and accounts payable owed to Focus, through the issuance of shares. The adjustment represents the removal of interest expense and accretion expenses in the unaudited pro forma condensed combined statements of operations, as if the convertible debentures with Focus were extinguished from the earliest date presented, i.e., January 1, 2025. As these convertible debentures have been extinguished, there is no expected recurring impact in the future.

8.      Represents expected transaction costs of the Proposed Transaction, pertaining to costs incurred by Southern Energy of $450,000, and DevvStream of $1,625,000, totaling $2,075,000 which are charged as professional fees. This adjustment is presented as if the event occurred at the beginning of the earliest date presented, i.e., January 1, 2025. The impact on statement of operations is expected to be nonrecurring.

11.    Represents a gain on debt settlement by XCF Global with unrelated third parties in May 2026 through the issuance of 2,033,621 shares having fair value of $892,760 to settle payables of $917,163. An adjustment for Gain on share settlement of $24,403 was recognized in the unaudited pro forma condensed combined statement of operations as Gain on share settlement for the Year ended December 31, 2025. This adjustment is presented as if the event occurred at the beginning of the earliest date presented, i.e., January 1, 2025. The impact on statement of operations is expected to be nonrecurring.

12.    Represents issuance of note payable by XCF Global for settlement of accounts payable on April 30, 2026. A loan origination cost of $25,000 was incurred upon issuance and recognized in the unaudited pro forma condensed combined statement of operations for the Year ended December 31, 2025. This adjustment is presented as if the event occurred at the beginning of the earliest date presented, i.e., January 1, 2025. The impact on statement of operations is expected to be nonrecurring.

13.    Represents presumed full conversion of remaining outstanding convertible debenture owed by DevvStream to Helena, pursuant to conversion commitments previously provided to DevvStream by Helena, and pursuant to the terms of the Proposed Transaction which required inclusion of conversion shares arising from Helena convertible debts to be included in the determination of DevvStream Outstanding Shares. The adjustment represents the removal of interest expense and accretion expenses in the unaudited pro forma condensed combined statements of operations, as if the convertible debentures with Helena were extinguished from the earliest date presented, i.e., January 1, 2025.

16.    Represents pro-forma amortization on intangible assets acquired, with Development rights being amortized over 30 years, and Customer contracts being amortized over 15 years. The adjustment results in amortization expenses of $2,191,916 For the year ended December 31, 2025 and $547,979 For the three months ended March 31, 2026, which is reported in General and administrative expenses.

17.    Represents pro-forma amortization on intangible assets acquired, with Market relationships and Intellectual property being amortized over 5 years, and Database and trade secrets being amortized over 10 years. The adjustment results in amortization expenses of $950,000 For the year ended December 31, 2025 and $237,500 For the three months ended March 31, 2026, which is reported in General and administrative expenses.

18.    Represents funds invested by DevvStream into Southern Energy, of $600,000 as of the date of these unaudited pro forma condensed combined financial statements, which were expended for Southern Energy’s operating activities. This adjustment is presented as if the event occurred at the beginning of the earliest date presented, i.e., January 1, 2025. The impact on statement of operations is expected to be nonrecurring.

Note 4. Net Income (Loss) per Share

Net income (loss) per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Proposed Transaction, and other related transactions. As the Proposed Transaction, and other related transactions are being reflected as if they had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the Proposed Transaction, and other related transactions have been outstanding for the entirety of all periods presented.

The calculation of net income (loss) per share in the unaudited pro forma condensed combined financial information is as follows:

	For the twelve months ended December 31, 2025	For the three months ended March 31, 2026
Weighted average shares outstanding (WASO) calculation	Number of Shares	Number of Shares
XCF Global Stockholders	214,049,184	312,791,060
Southern Energy Stockholders	126,944,928	126,944,928
DevvStream Stockholders	54,404,969	54,404,969
Pro forma WASO – Basic and diluted	395,399,081	494,140,957

For the twelve months ended December 31, 2025
Pro forma net income	$60,903,284
Pro Forma Income Per Share – Basic and Diluted	$0.15

For the three months ended March 31, 2026
Pro forma net loss		$(24,644,020)
Pro Forma Loss Per Share - Basic and Diluted		$(0.05)

A reconciliation of the weighted average shares outstanding of XCF Global Stockholders as adopted above, which reflects issuance of shares by XCF Global as if they occurred at the beginning of the earliest period presented in these unaudited pro forma condensed combined financial statements, is as follows:

	For the twelve months ended December 31, 2025	For the three months ended March 31, 2026
WASO calculation – XCF Global	Number of Shares	Number of Shares
XCF Global, historical	142,298,067	241,039,943
Transaction accounting adjustment #9 – financings completed	31,000,000	31,000,000
Transaction accounting adjustment #10 – share payment obligations	1,684,111	1,684,111
Transaction accounting adjustment #11 – debt settlements	39,067,006	39,067,006
Pro forma WASO – XCF Global Stockholders	214,049,184	312,791,060

The number of shares outstanding adopted for Southern Energy Stockholders and DevvStream Stockholders reflect as if the issuance of XCF Global shares (Transaction Accounting Adjustments #16 and #17) for the Proposed Transaction occurred at the beginning of the earliest period presented in these unaudited pro forma condensed combined financial statements.

Upon consummation of the Proposed Transaction, the post-Closing share ownership will be:

Basic Share Capitalization	Number of Shares	% Ownership
XCF Global Stockholders	362,699,794	66.67%
Southern Energy Stockholders	126,944,928	23.33%
DevvStream Stockholders	54,404,969	10.00%
Pro forma Common Stock – Basic	544,049,691	100.00%

The pro forma number of shares to be held by XCF Global stockholders are calculated based on material issuances, as adjusted in the pro forma adjustments, from the number of XCF Global shares outstanding as of March 31, 2026:

Number of Shares
Shares of XCF Global outstanding, as of March 31, 2026	290,948,677
Adjustment 9 – Placement of shares	31,000,000
Adjustment 10 – Share payment obligations for deferral of note repayments	1,684,111
Adjustment 11 – Settlement of outstanding payables	39,067,006
Shares of XCF Global outstanding, pro-forma	362,699,794

The number of pro forma shares of XCF Global is utilized in the calculation of pro forma shares issuable to stockholders of Southern Energy and DevvStream, respectively (see adjustment #17 for further information).

Upon the Closing, the following outstanding shares of common stock equivalents were excluded from the computation of pro forma diluted net income (loss) per share for the period and scenarios presented because including them would have had an anti-dilutive effect:

Number of Common Stock Equivalents
XCF Global Warrants	17,900,000
XCF Global RSUs	8,329,904
DevvStream Warrants	2,739,679
DevvStream RSUs	182,740
DevvStream Options	121,808

Note 5. Statement of Operations Reconciliation

For purposes of preparing Southern Energy, presented in the pro forma condensed combined statement of operations for the period from May 15, 2025 (inception date) to January 31, 2026, the historical audited statement of loss period from inception (May 15, 2025) to July 31, 2025 of Southern Energy was adjusted by adding Southern Energy’s unaudited statement of loss for the six months ended January 31, 2026.

For purposes of preparing DevvStream, presented in the pro forma condensed combined statement of operations for the twelve-months ended January 31, 2026, the historical audited statement of operations and comprehensive loss for the year ended July 31, 2025 of DevvStream was adjusted by subtracting DevvStream’s unaudited statement of operations and comprehensive loss for the six months ended January 31, 2025, and adding the unaudited statement of operations and comprehensive loss of DevvStream for the six months ended January 31, 2026.

The following presents a reconciliation of Southern Energy’s statement of profit or loss for the period from May 15, 2025 (inception date) to January 31, 2026:

Presented in $	Period from inception (May 15, 2025) to July 31, 2025 (A)	6-months ended January 31, 2026 (B)	Period from inception (May 15, 2025) to January 31, 2026 (A + B)
Operating expenses
Consulting fees	148,050	188,603	336,653
General and administrative expenses	62,872	137,669	200,541
Professional fees	—	709,782	709,782
Total operating expenses	210,922	1,036,054	1,246,976

Loss from operations	(210,922)	(1,036,054)	(1,246,976)

The following presents a reconciliation of DevvStream’s statement of profit or loss for the twelve months ended January 31, 2026:

Presented in $	Year ended July 31, 2025 (A)	6-months ended January 31, 2026 (B)	6-months ended January 31, 2025 (C)	12-months ended January 31, 2026 (A + B – C)
Revenue	25,794	8,143	—	33,937
Cost of sales	(10,187)	(8,657)	—	(18,844)
Gross loss	15,607	(514)	—	15,093

Operating expenses
Advertising and promotion	1,000,073	196,461	676,692	519,842
Depreciation	953	—	722	231
General and administrative expenses	964,473	775,443	391,405	1,348,511
Professional fees	8,447,280	3,270,853	6,005,398	5,712,735
Salaries and wages	1,593,794	177,803	659,344	1,112,253
Total operating expenses	12,006,573	4,420,560	7,733,561	8,693,572

Other income (expense)
Staking income	—	40,245	—	40,245
Accretion expense	(346,424)	(468,111)	(168,945)	(645,590)
Interest expense	(313,778)	(557,771)	(76,601)	(794,948)
Loss on investment in associate	(512,011)	(100,177)	(106,850)	(505,338)
Unrealized gain/loss on derivative liability	719,000	(1,500)	719,000	(1,500)
Loss on revaluation of cryptocurrencies	—	(2,113,072)	—	(2,113,072)
Unrealized loss on convertible debt – FVTPL	70,500	—	70,500	—
Unrealized gain/loss on warrant derivative	1,728,392	3,757,599	9,223	5,476,768
Foreign exchange gain/loss	(31,664)	(26,947)	6,672	(65,283)
Impairment of carbon credits	(1,224,060)	(12,968)	(1,207,800)	(29,228)
(Gain)/Loss on share settlement	899,015	—	899,015	—
(Gain)/Loss on settlement of debt	—	17,007	—	17,007
Stop-loss provision loss	(1,065,235)	(49,340)	(1,024,713)	(89,862)
Total other income (expense)	(76,265)	484,965	(880,499)	1,289,199

Net loss	(12,067,231)	(3,936,109)	(8,614,060)	(7,389,280)

Other comprehensive gain
Foreign currency translation	1,448	(128)	1,808	(488)

Net loss and comprehensive loss	(12,065,783)	(3,936,237)	(8,612,252)	(7,389,768)

INFORMATION ABOUT XCF GLOBAL

Overview

Unless otherwise stated herein or unless the context otherwise requires, the terms “we,” “us,” “our,” “XCF,” and the “Company” in this “Information about XCF Global” section refer to XCF Global.

Legacy XCF was incorporated on January 20, 2023, for the purpose of making investments in renewable energy assets and production facilities. XCF has completed acquisitions in Nevada, Florida, and North Carolina as the foundation for the Company’s first production of sustainable aviation fuel (“SAF”), a synthetic kerosene derived from waste- and residue-based feedstocks such as waste oils and fats, green and municipal waste, and non-food crops and, currently, blended with conventional Jet-A fuel. XCF is committed to reducing the world’s carbon footprint by meeting the growing demand for renewable fuels and will concentrate on the production of clean-burning, sustainable biofuels, principally SAF. Though we are focused on promoting and accelerating the decarbonization of the aviation industry through SAF, we may, opportunistically, produce other renewable products such as renewable diesel, a renewable fuel, and bio-based glycerol, also known as natural glycerin, which is used in healthcare, food, and cosmetics industries. We believe there is a market opportunity in the aviation and renewable fuel sectors as a result of a combination of regulatory support, industry-led demand, and end-user commitment. The actual market environment may evolve differently from our expectations and is subject to a variety of external forces such as government regulation and technological development that may impact the market opportunity. XCF intends to build a nationwide portfolio of SAF and renewable fuels production facilities that use waste- and residue-based feedstocks at competitive production costs. We also intend to implement a fully integrated business model from feedstock supply and production to marketing and sales of SAF and renewable fuels. XCF is currently one of the few publicly traded renewable fuels companies primarily focused on SAF and renewable fuels in the United States, with the stated intention to be a majority SAF producer, distinguishing itself from peers that are predominantly legacy crude oil refiners.

Our intention is to scale and operate clean fuel production facilities engineered to the highest levels of compliance, reliability, and quality. Our initial operations include the New Rise Reno Renewables, LLC (“New Rise Reno”) renewable fuel production facility. Legacy XCF completed acquisitions of New Rise SAF Renewables, LLC (“New Rise SAF”) and New Rise Renewables, LLC (“New Rise Renewables”) (collectively, New Rise SAF and New Rise Renewables are referred to as “New Rise”) on January 23, 2025 and February 19, 2025 respectively. Herein, we refer to the acquisitions of New Rise SAF and New Rise Renewables as the “New Rise Acquisitions”. Legacy XCF also owns dormant biodiesel plants in Fort Myers, FL and Wilson, NC that it is considering to further build-out and reconstruct into SAF, renewable fuels, and/or associated SAF-related infrastructure. The Company is continuing to evaluate the role of each of the Fort Myers, Florida and Wilson, North Carolina facilities within XCF’s broader SAF and renewable fuel value chain.

Blended with conventional Jet-A fuel, SAF is a “drop-in fuel” which means it can be used in existing aircraft and aviation infrastructure without the need for modification. Publications by a variety of industry organizations and experts, for example a thought leader piece with Air bp global aviation sustainability director posted on BP website and publications from the IATA estimate that SAF can reduce lifecycle greenhouse gas emissions by up to 80% compared to conventional jet fuel; this estimated reduction in greenhouse gas emissions is based on factors that impact the ultimate reduction in greenhouse gas emissions for a given SAF product including the feedstock used, the production method employed, and the supply chain to the airport. In a recent study by the EPA on Atmospheric Concentrations of Greenhouse Gases, global atmospheric concentrations of carbon dioxide, methane, nitrous oxide, and certain manufactured greenhouse gases have all risen significantly over the last few hundred years. Further, the EPA has noted that the combustion of fossil fuels such as gasoline and diesel to transport people and goods was the largest source of CO2 emissions in 2022, accounting for 35% of total U.S. CO2 emissions and 28% of total U.S. greenhouse gas emissions.

XCF intends to generate revenue and contribute to clean energy in the transportation sector by selling renewable fuels, primarily SAF, produced at the Company’s SAF production facilities. XCF primarily intends to sell both “neat” or unblended SAF and blended SAF:

•        Neat SAF is used to describe SAF that has not been blended with conventional Jet-A fuel meeting ASTM Standard D7566. SAF is a direct replacement for fossil jet fuel (conventional jet fuel currently used in the aviation industry), made from renewable raw materials. As previously stated, industry experts including

Air bp and the IATA indicate that SAF can reduce CO2 emissions by up to 80% over the fuel’s life cycle compared to using fossil jet fuel depending on factors such as the feedstock used, the production method employed, and the supply chain to the airport; and

•        Blended SAF refers to a blended fuel containing a blend ratio of both neat SAF and Jet-A fuel meeting ASTM Standard D1655. Because neat SAF has a lower CI than Jet-A, blended fuel has a lower CI level than pure Jet-A. CI is a measure of carbon dioxide and other greenhouse gases (CO2e) per unit of activity. According to the U.S. Department of Energy, neat SAF can be blended with Jet-A at different levels with limits between 10% and 50% depending on production pathway and feedstock. Airlines who purchase SAF currently utilize blended SAF at ratios between 90/10 and 70/30 (Jet-A : neat SAF); the maximum blend ratio is 50/50 (Jet-A : neat SAF).

____________

(1)      BP “What is Sustainable Aviation Fuel?”

The Company may also opportunistically evaluate the production of other sustainable renewable fuels, including but not limited to renewable diesel and biodiesel.

The need for energy is a necessity and will not be eliminated in the near future. However, due to the cumulative harmful impacts of fossil fuels on our environment, how the world sources its energy is expected to evolve. The transportation sector, one of the largest contributors to GHG emissions according to the EPA, has recognized its role in climate change and has begun to seek alternative energy sources from renewable and sustainable fuels. Specifically, the aviation industry, which, according to the IEA, accounted for 2.5% of global energy-related CO2 emissions in 2023, is making progress to reduce emissions. Key milestones include:

•        In 2022, the 184 member states of the International Civil Aviation Organization (ICAO) adopted a long-term global aspirational goal of net zero carbon emissions from international aviation by 2050;

•        In 2022, the United States announced important tax credits and a competitive grant program under the Inflation Reduction Act, which will allocate $3.3 billion to scaling up SAF production, with the aim of meeting the 3 billion gallons milestone set by the SAF Grand Challenge by 2030; and

•        In the European Union, the European Parliament and European Council reached an agreement in 2023 on the rules of ReFuelEU Aviation on the schedule of minimum SAF blend-in shares, with sub-targets for synthetic fuels, through 2050.

As calls for sustainability growth and global demand for renewable energy accelerates, XCF believes it can capitalize upon the scale of this market opportunity and expand at a pace for the foreseeable future. The Company’s ability to capitalize on the market opportunity and implement its plan is dependent on its ability to raise capital necessary for capital investments and operate its facilities efficiently.

Air bp also indicates that pricing for SAF has been higher than conventional jet fuel primarily due to production costs and availability of sustainable feedstocks. Nevertheless, governments and airlines around the world are setting targets to use SAF, as a number of experts, including McKinsey & Company have expressed their belief that SAFs are the most viable near-term option for decreasing aviation-related emissions. The United States is leveraging a combination of loan and grant programs and tax incentives as state and federal governments have taken the lead in stimulating the demand for and adoption of SAF. These efforts have provided significant tailwinds for both SAF supply and demand thus driving a need for new plants and increased production. These incentives, however, may change or be revoked.

XCF Project Pipeline and Growth Plan

In the near term, XCF plans to operate and develop four projects for the production of SAF or associated SAF-related infrastructure. The Company intends to generate revenues from the sale of its SAF products to offtake partners, which include energy companies, fuel wholesalers and brokers, airlines, or FBOs. The existing facility in Reno, Nevada, which we refer to as New Rise Reno, was converted to SAF production in October 2024 and we currently expect to achieve commercial production of SAF at nameplate capacity as early as the third quarter of 2026. The New Rise Reno, a second facility that XCF intends to build in Reno, Nevada, adjacent to New Rise Reno, is currently expected to come online in 2028. Our ability to bring future sites online on the intended timeline, if at all, is dependent on our ability to raise and deploy necessary funding capital and effectively manage the project buildout timeline, of which there can be no assurances. Total anticipated annual production output of neat SAF, assuming the projects develop as expected and on time, is expected to be 80 million gallons per year by the end of 2028. Realizing these output assumptions is dependent on various factors, including our ability to raise and deploy necessary funding capital and effectively manage the project buildout timeline and our ability to manage the feedstock supply chain and efficiently operate the facilities, of which there can be no assurances. We believe this rolling expansion strategy allows the Company to bring new supply to the market in parallel with the anticipated increase in demand for SAF in the second half of the decade yet also affords the Company the option to opportunistically pivot to other renewable products or related infrastructure facilities depending on environment and market conditions.

•        New Rise Reno — Our current hydrotreating technology is capable of treating 130 thousand gallons of feedstock per day or approximately 44 million gallons of feedstock per year. Once our facility is upgraded this year, factoring of finished product yields of ~86%, as it compares to feedstock input, and required maintenance downtime of ~26 days per year, we expect New Rise Reno to have a nameplate production capacity of approximately 112 thousand gallons of finished product per day or approximately 38 million gallons per year of neat SAF.

•        New Rise Reno 2 — We expect new construction of New Rise Reno 2 to use similar hydrotreating technology as New Rise Reno with an additional 8,400 gallons per day being able to be treated. As a result, estimated feedstock hydrotreating capabilities would be 139 thousand gallons of feedstock per day or approximately 47 million gallons of feedstock per year. After factoring in finished product yields of ~86% and required maintenance downtime of ~26 days per year, we expect the New Rise Reno 2 production facility to have a nameplate production capacity of approximately 119 thousand gallons of neat SAF per day or approximately 40 million gallons of finished product per year.

•        Fort Myers and Wilson — The Company is continuing to evaluate the role of each of the Fort Myers, Florida and Wilson, North Carolina facilities within XCF’s broader SAF and biofuels value chain. We are considering whether to further build-out and reconstruct these sites into SAF, renewable fuels, and/or associated SAF-related infrastructure.

New Rise Reno (Reno, Nevada)

In 2023, Legacy XCF began analyzing acquisition targets within the renewable fuels space, which included New Rise Renewables and New Rise Renewables SAF. New Rise Renewables owns and operates the New Rise Reno production facility, which sits on 10 acres of land in the Tahoe Reno Industrial Center (TRI) in Reno, NV; this site is not considered a Tier 1 Renewable Chemical Investment Tax Credit (ITC) area. The facility has rail access and is adjacent to I-80, a major interstate highway. At that time, New Rise Renewables was in the process of bringing its New Rise Reno facility online as a renewable diesel production facility. New Rise Renewables SAF is the adjacent plot next to the current New Rise Reno facility that is expected to be constructed into a SAF facility. Because of the P66 Agreement with Phillips 66, the New Rise Reno plant was nearing completion and commencing operations, and the adjacent plot was primed for development, Legacy XCF began negotiations to purchase the outstanding membership interests of New Rise Renewables.

On December 8, 2023, Legacy XCF entered into the New Rise Renewables MIPA with RESC Renewables for an aggregate purchase price of $1.1 billion, less acquired liabilities of approximately $112.5 million, to acquire all of the issued and outstanding membership interests in New Rise Renewables. In October 2024, we filed a premerger notification with the FTC to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. On November 15, 2024, the thirty-day waiting period expired.

On February 19, 2025, Legacy XCF completed the acquisition of New Rise Renewables subject to additional post-closing conditions. On February 19, 2025, the aggregate purchase price of $1.1 billion was reduced by $118,700,000, which represented principal and interest on New Rise Renewable’s outstanding debt obligations to a financial institution and two notes payable to Legacy XCF. As a result, RESC Renewables was issued 88,126,200 shares of Legacy XCF common stock in exchange for its membership units. In connection with a consulting agreement between RESC Renewables and GL, GL was entitled to receive 4,406,310 shares of the Legacy XCF common stock issued to RESC Renewables. In addition, pursuant to the New Rise Renewables MIPA, Legacy XCF issued a convertible promissory note to RESC Renewables in principal amount of $100,000,000. The entire principal amount of the promissory note was held by RESC Renewables prior to the merger with Focus Impact BH3 Acquisition Corp.

On May 30, 2025, the aggregate purchase price was updated to reflect actual New Rise liabilities of $126,700,000 compared to $118,700,000 in connection with the initial closing on February 19, 2025. As a result, the total shares issued in connection with the acquisition were adjusted to be 87,331,951 of Legacy XCF common stock, of which RESC Renewables received 82,965,533 and GL received 4,366,598 shares of Legacy XCF common stock.

At the closing of the Prior Business Combination (as defined below) the 82,965,533 shares of Legacy XCF common stock issued to RESC Renewables and the 4,366,598 shares of Legacy XCF common stock issued to GL were automatically converted into shares of XCF Class A common stock at an exchange ratio of approximately 0.68627. The 82,965,533 Legacy XCF shares converted into 56,936,990 shares of XCF Class A common stock and the 3,693,830 shares converted into 2,996,678 shares of XCF Class A common stock upon closing.

The New Rise Reno production facility functions as XCF’s flagship SAF production facility. The facility employs a two-stage process including pretreatment and hydrotreatment. Through the use of a pretreatment process, it is expected that New Rise Reno will be able to use a variety of waste- and residue-based feedstocks to produce SAF and other renewable fuels such as renewable diesel. The conversion of New Rise Reno to SAF production was managed by Encore, one of the EPC companies that was subcontracted to build New Rise Reno and which is 100% owned by Soule. Soule is currently XCF’s second largest shareholder. Because the required facility infrastructure is similar for both renewable diesel and SAF production, pretreatment, electrical, water, railcar and other infrastructure were already in place from the original construction of the facility. As a result, the New Rise Reno facility was efficiently converted into a SAF production facility without bearing greenfield construction costs. RESC Renewables Holdings, LLC, the sole member of New Rise Renewables provided necessary capital to New Rise Reno to convert the facility to SAF and incurred approximately $17 million in construction costs related to the conversion. The facility underwent testing and produced 20,000 gallons of neat SAF in November 2024.

In February 2025, New Rise Reno began its ramp-up process. The ramp-up process, a critical phase for all new fuel facilities, is the period after commissioning when a new fuel facility works to optimize its production gradually from initial test runs to full, nameplate capacity. During the initial production runs, the facility produced neat SAF at approximately 50% production capacity. Until SAF production is at nameplate capacity, New Rise Reno is not deemed to be an operating facility and classifies as under construction until final project acceptance under New Rise’s license agreement with Axens North America under the original intention of the SAF conversion, such as meeting ASTM 7566 specifications for synthetic blending component standards to be blended with conventional jet fuel. Such final project acceptance has not yet been completed.

While ramp-up processes are being undertaken and until final plant acceptance, management has made the determination to temporarily produce and sell renewable diesel, a byproduct of SAF production, which can be achieved at approximately 2,000 barrels per day, which is approximately 20% below nameplate capacity, and without any additional modifications to the facility. In May 2025, New Rise Reno began selling renewable diesel under the P66 Agreement, which was subsequently terminated as of May 1, 2026, as further described below.

We currently expect to meet SAF production at nameplate capacity as early as the third quarter of 2026, although we cannot assure you when SAF production will resume, and when it does resume, when or whether the New Rise Reno production facility will be able to produce SAF at full capacity. Any delay beyond the third quarter of 2026 in our ability to resume SAF production and/or any delay in our ability to operate the New Rise Reno production facility at full nameplate capacity for SAF production will adversely affect our revenues and profitability. From April through the end of December 2025, New Rise Reno produced, in aggregate, approximately 5.8 million gallons of neat SAF, renewable diesel, and renewable naphtha.

Since the initial production of renewable diesel, our New Rise Reno production facility has experienced repeated maintenance-related downtime that has required additional maintenance capital expenditures and other unanticipated operating expenses. These disruptions have limited our ability to operate at expected levels and delayed our efforts to achieve full production capacity. Although management has taken steps to address these issues, there can be no assurance as to when or whether the Reno facility will consistently operate at or near 100% production capacity for renewable diesel or SAF. Continued downtime, additional maintenance requirements, or the inability to achieve stable full-capacity operations could materially and adversely affect our revenues, profitability, and liquidity.

The New Rise Reno facility has rail access which serves as an entry and exit point for receiving feedstock directly at the plant and delivering SAF to off-takers. Once feedstock arrives by rail at the on-site spur, it is transported directly from rail cars into storage tanks at the facility’s tank farm. New Rise Reno has the ability to store up to 1.5 million gallons of feedstock at its on-site tank farm with additional storage available on the rail spur.

On May 23, 2017, New Rise Reno entered into the P66 Agreement, a supply and offtake agreement with Phillips 66 whereby Phillips 66 would sell to New Rise Reno 100% of the feedstocks required for the production of renewable diesel at the New Rise Reno facility and purchase from New Rise Reno 100% of the renewable diesel produced at the facility. Under terms of the agreement, feedstock is supplied to New Rise Reno at spot pricing plus transportation, terminal, and logistics expenses plus a per gallon fee. For the sale of renewable diesel, Phillips 66 purchases 100% of the renewable diesel at a price per gallon based on current index prices for renewable diesel and other tax-based credits.

In May 2024, New Rise Reno and Phillips 66 entered into an addendum to the P66 Agreement, with an initial term of five years from the commencement date of September 1,2024, that extends the supply and offtake agreement to include feedstocks for renewable products and the sale of renewable products produced by New Rise Reno, including SAF, to Phillips 66. Under the amended terms of the agreement, the terms of the feedstock price remain unchanged to the original agreement and P66 will charge New Rise Reno for transportation and logistics costs, and terminal, storage, blending and distribution fees to bring the renewable products to market. At the end of the initial five-year term, the agreement shall automatically renew for two successive additional periods of five years, unless otherwise terminated according to the terms, bringing the total duration of the agreement to a potential term of 15 years.

October 1, 2025, New Rise Reno entered into an additional amendment to the P66 Agreement. The amendment modifies certain operational provisions of the Agreement, including clarifying that Phillips 66 retains title to feedstock while such feedstock is stored at the New Rise facility and that title transfers to New Rise only when the feedstock exits storage tanks and enters process units for conversion. The amendment also specifies New Rise’s obligations to maintain flow-metering equipment, provide daily inventory reports to Phillips 66, and conduct monthly reconciliations of volumes, and grants Phillips 66 a continuing right, exercisable upon written notice, to require reloading of feedstock from storage tanks into railcars. New Rise must, at its expense, maintain equipment and procedures to perform the reverse-flow operation described in the Amendment and permit Phillips 66 reasonable access to inspect related equipment and operations.

On April 2, 2026, Phillips 66 delivered notice to New Rise Reno of the termination of the P66 Agreement, and the P66 Agreement was terminated as of May 1, 2026. As of the date of this joint proxy/prospectus, the Company is evaluating the termination notice, its financial impact and is in discussions with Phillips 66 regarding an orderly wind-down and logistical matters associated with the termination of the P66 Agreement and the disposition of the feedstock.

On April 9, 2026, the Company entered into the BGN Term Sheet with BGN to develop a renewable fuel distribution and logistics framework, including a renewable fuel tolling arrangement and related offtake structures, as well as anticipated expansion and co-branded distribution agreements and the joint development of renewable fuel production capacity. Subsequently, on July 7, 2026, the Company announced the execution of definitive agreements with BGN contemplated under the BGN Term Sheet, pursuant to which BGN is expected to facilitate feedstock supply and serve as a commercialization partner for renewable fuels produced at New Rise Reno, including sustainable aviation fuel, renewable diesel and renewable naphtha. As of the date of this joint proxy statement/prospectus, XCF and New Rise Reno do not have other feedstock supply or SAF off-take agreements in place.

On July 9, 2026, the Company announced that the New Rise Renewables Reno facility has begun producing renewable fuels, with initial production consisting of renewable diesel as the Company advances standard commissioning and restart sequencing.

New Rise Reno 2 (Reno, Nevada)

On December 8, 2023, Legacy XCF also entered into the New Rise SAF Renewables MIPA to acquire all of the issued and outstanding membership interests in New Rise SAF Renewables Limited Liability Company from Soule and GL for an aggregate purchase price of $200.0 million. In October 2024, we filed a premerger notification with the FTC to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. On November 15, 2024, the thirty-day waiting period expired. Our acquisition of New Rise SAF was completed on January 23, 2025. At closing, the aggregate purchase price of $200 million was reduced by $12.7 million, which represented Legacy XCF’s five times liquidation preference for its preferred membership units. As a result, Soule was issued 15,036,170 shares of Legacy XCF common stock in exchange for his membership units, and GL was issued 3,693,830 shares of Legacy XCF common stock in exchange for its membership units and after consideration of its five times liquidation preference. Total consideration at closing was approximately $187.3 million or 18,730,000 shares of Legacy XCF common stock.

At the closing of the Prior Business Combination, the 15,036,170 shares of Legacy XCF common stock issued to Soule and the 3,693,830 shares of Legacy XCF common stock issued to GL were automatically converted into shares of XCF Class A common stock at an exchange ratio of approximately 0.68627. The 15,036,170 Legacy XCF shares converted into 10,318,915 shares of XCF Class A common stock and the 3,693,830 shares converted into 2,534,975 shares of XCF Class A common stock upon closing.

This acquisition resulted in Legacy XCF owning a 10-acre plot adjacent to the New Rise Reno production facility. XCF intends to leverage the pretreatment, electrical, water, rail spur, and other infrastructure at the existing New Rise Reno facility to build an additional SAF facility at New Rise Reno 2. As an adjacent site, we expect New Rise Reno 2 will be able to share in the existing utilities and transportation infrastructure already built. Since the lines, pipes, rail track, and other related infrastructure have already been constructed, we expect New Rise Reno 2 will be able to link into existing infrastructure rather than complete a full ground-up build. As we intend to utilize the same pre-treatment and hydrotreatment technology at New Rise Reno 2 that is currently in place at New Rise Reno, New Rise Reno 2 will utilize the same feedstocks as New Rise Reno. New Rise Reno 2 is anticipated to have estimated construction costs of $300 million and will take approximately 28 months to complete from the date construction begins. We anticipate beginning engineering work in 2026 with SAF production to begin in 2028, all dependent on our ability to raise and deploy necessary funding capital and effectively manage the project buildout timeline, of which there can be no assurances. XCF expects that New Rise Reno 2 could produce an additional 40 million gallons of neat SAF annually.

XCF will search for experienced EPC subcontractors to manage the construction of New Rise Reno 2. We may elect to use a service provider to provide operating and maintenance services for the New Rise Reno 2 SAF facility to provide critical operating and maintenance services to operate New Rise Reno 2. XCF intends to attempt to extend its existing supply and offtake agreement with Phillips 66 to the New Rise Reno 2 facility. The Company, however, may also pursue long-term offtake agreements with similar offtake partners, airlines, or FBOs and may also opportunistically pursue alternative feedstock suppliers. Currently, XCF does not have supply and offtake agreements for the New Rise Reno 2 production facility.

Fort Myers (Fort Myers, Florida) and Wilson (Wilson, North Carolina)

On October 31, 2023, Legacy XCF entered into an asset purchase agreement with Good Steward Biofuels, LLC to acquire a biodiesel plant in Fort Myers, Florida, which we refer to as Fort Myers. Consideration for the purchase was paid at closing by our issuance of 9,800,000 shares of Legacy XCF common stock. The aggregate purchase price was $100.0 million, less $2.0 million in notes payable and loans assumed by Legacy XCF, using a stock price conversion factor of $10.00 per share.

At the closing of the Prior Business Combination, the 9,800,000 shares of Legacy XCF common stock issued to Good Steward were automatically converted into shares of XCF common stock at an exchange ratio of approximately 0.68627. The 9,800,000 Legacy XCF shares converted into 6,725,474 shares of XCF Class A common stock upon closing.

On October 31, 2023, Legacy XCF also entered into an asset purchase agreement with Southeast Renewables, LLC to acquire a biodiesel plant in Wilson, North Carolina, which we refer to as Wilson, for an aggregate purchase price of $100.0 million. Consideration for the purchase was paid at closing by our delivery of a convertible promissory note in the principal amount of $23.0 million and issuance of 7,700,000 shares of Legacy XCF common stock. On December 29, 2023, Legacy XCF and Southeast Renewables, LLC entered into a note purchase agreement to convert the $23.0 million in principal outstanding and $297,425 in accrued interest at a conversion factor of $10.00 per share into 2,329,743 common stock shares.

At the closing of the Prior Business Combination, the 7,700,000 shares and 2,329,743 shares of Legacy XCF common stock issued to Southeast Renewables were automatically converted into shares of XCF Class A common stock at an exchange ratio of approximately 0.68627. The 7,700,000 and 2,329,743 Legacy XCF shares converted into 5,284,301 and 1,598,839 shares of XCF Class A common stock upon closing.

Both Fort Myers and Wilson are dormant biodiesel facilities, potentially strategically positioned to service the South Atlantic, East South Central, and Middle Atlantic markets.

•        Fort Myers — The Fort Myers site is a 7-acre site that is leased from the Florida Department of Agriculture and was originally built to produce biodiesel and glycerin, a byproduct from biodiesel production. The Fort Myers site is located near I-75 on Florida’s Gulf Coast; this jurisdiction is not a Tier 1 ITC area.

•        Wilson — Located in a Tier 1 ITC area near I-587 and I-95, the Wilson site is within 500 miles of New York City and Atlanta, GA, and 600 miles of Nashville, TN. This centric location enables Wilson to serve as an East Coast conduit as the business expands. The Wilson site is 3.75-acre site that was originally built to produce biodiesel and glycerin.

We are considering whether to further build-out and reconstruct the Fort Myers and Wilson sites into SAF, renewable fuels, and/or associated SAF-related infrastructure though environmental, market conditions, and other factors may ultimately indicate an alternative use is more advantageous. If both Fort Myers and Wilson are reconstructed to produce SAF, it is expected to take approximately 36 months to complete from the date construction commences with anticipated construction costs of approximately $350 million per site. The Company is preparing to commission a suitability analysis for each site to determine the optimal use case for each site, ensuring the highest possible accretion to revenue and net profit.

Future Expansion

XCF intends to leverage the selected technology stack and site design, configuration, and layout of its New Rise Reno production facility as a model for future sites.

We believe this site design requires less area to build a production facility and can be efficiently replicated as modular design allows for rapid expansion. The New Rise Reno site has four modules — feedstock receiving, pretreatment, hydrotreatment, and finished goods (neat SAF) offtake. The feedstock receiving and finished goods offtake modules have direct access to both rail and truck ports. This design increases operational efficiency because it facilitates direct unloading of feedstock for production and direct loading of SAF onto customers’ trucks or rail tanks. By directly unloading feedstock and finished goods rather than storing them for extended periods, the facility requires a smaller sized tank farm, thereby reducing the size of the facility and increasing the speed of construction. However, while we intend to have the New Rise Reno serve as the model, future sites will be designed on a case-by-case basis as facility designs will consider geographic opportunities and limitations; other operations related considerations will be addressed during feasibility studies and FID analysis.

XCF will consider both greenfield developments and facility conversion projects. The Company intends to prioritize future development in locales with favorable regulatory policies, in Tier 1 Renewable Chemical ITC areas in Trade Association for Commercial Property Assessed Clean Energy (C-PACE) approved states. XCF intends to regularly review its site selection criteria in concert with the evolving market dynamics, the unique and specific needs of each potential project, and frequent changes in local, state, and/or federal policies.

International Expansion

XCF intends to grow its international expansion strategy focused on accelerating the deployment of sustainable aviation fuel through capital-efficient partnerships. On October 9, 2025, XCF entered into a binding term sheet with New Rise Australia Pty. Ltd. We believe this approach leverages the Company’s proprietary facility design and process configurations, enabling regional partners to develop and operate renewable fuel projects while XCF retains ownership of its intellectual property. The model is structured with the goal of aligning long-term interests through equity participation, licensing-based revenue streams, and selective governance involvement. This framework is intended to support scalable growth in priority markets while maintaining a disciplined, asset-light approach to global expansion.

Prior Business Combination

On March 11, 2024, Focus Impact, NewCo, Merger Sub 1, Merger Sub 2, and Legacy XCF entered into a business combination agreement, pursuant to which Focus Impact agreed to combine with Legacy XCF in a series of transactions that would result in NewCo becoming a publicly traded company. On June 6, 2025, the parties to the Prior Business Combination Agreement completed the Prior Business Combination. In connection with the closing of the Prior Business Combination, NewCo changed its name to “XCF Global, Inc.” The terms of the Prior Business Combination Agreement provided that the Prior Business Combination would be completed on the closing date in two steps, with (i) Focus Impact merging with and into Merger Sub 1 (the “NewCo Merger”), with Merger Sub 1 surviving the NewCo Merger as a direct wholly owned subsidiary of NewCo and (ii) immediately following the NewCo Merger, Merger Sub 2 merging with and into XCF (the “Company Merger”), with XCF surviving the Company Merger as a direct wholly owned subsidiary of NewCo. Pursuant to the terms of the Prior Business Combination Agreement: in connection with the completion of the NewCo Merger (i) each share of Focus Impact Class A common stock, par value $0.0001 per share outstanding immediately prior to the effectiveness of the NewCo Merger was converted into the right to receive one share of XCF Class A common stock, par value $0.0001 per share (“XCF Common Stock”) (rounded down to the nearest whole share), (ii) each share of Focus Impact Class B common stock, par value $0.0001 per share outstanding immediately prior to the effectiveness of the NewCo Merger was converted into the right to receive one share of XCF Common Stock and (iii) each warrant of Focus Impact outstanding immediately prior to the effectiveness of the NewCo Merger was converted into the right to receive one XCF Warrant, with XCF assuming Focus Impact’s rights and obligations under the existing warrant agreement; and in connection with the completion of the Company Merger, each share of common stock of XCF outstanding immediately prior to the effectiveness of the Company Merger was converted into the right to receive shares of XCF Common Stock (rounded down to the nearest whole share) determined in accordance with the Prior Business Combination Agreement based on a pre-money equity value of XCF of $1,750,000,000, subject to adjustments for net debt and transaction expenses, and a price of $10.00 per share of XCF Common Stock.

At the closing of the Prior Business Combination, NewCo issued an aggregate of 142,120,364 shares of XCF Common Stock to equity holders of XCF in exchange for their equity interests in XCF. Subsequent to the Closing, XCF Global, Inc. issued an additional 10,268 shares to account for final closing balances bringing to the total issued aggregate shares in connection with the closing of the Prior Business Combination to be 142,130,632 shares of XCF Common Stock. In addition, pursuant to certain non-redemption agreements between Focus Impact and certain Focus Impact stockholders (the “Non-Redeeming Stockholders”), the Non-Redeeming Stockholders received 622,109 shares of XCF Common Stock at the closing of the Prior Business Combination. An aggregate of 1,200,000 shares of XCF Common Stock were also issued at the closing of the Prior Business Combination to Polar Multi-Strategy Master Fund, pursuant to the terms of a subscription agreement, dated as of November 3, 2025 between Focus Impact and Polar Multi-Strategy Master Fund.

As of the closing of the Prior Business Combination and after giving effect to the NewCo Merger and Company Merger, XCF had approximately 149.3 million shares of XCF Common Stock outstanding. On a fully diluted basis, calculated using the treasury stock method and assuming the net exercise of all warrants that are in-the-money based on the closing price of Focus Impact on June 6, 2025, the fully diluted share count was approximately 157.8 million shares. The fully diluted share count does not include any out-of-the-money warrants. This share count is provided solely for the purpose of estimating market capitalization and may differ from accounting treatment under GAAP or from other financial metrics used in our public filings.

Business Combination

On January 26, 2026, XCF Global, entered into the Term Sheet with Southern Energy, DevvStream and EEME, which sets forth the principal terms and conditions of a proposed business combination and related financing transactions (collectively, the “Proposed Transaction”). Pursuant to the Term Sheet, and subject to the finalization of mutually agreeable merger structure and definitive transaction documents and ultimately the satisfaction of certain closing conditions, it is expected that Southern and DEVS will each merge with wholly-owned subsidiaries of XCF, with Southern and DEVS surviving, and their respective stockholders receiving shares of Common Stock of XCF, resulting in Southern and DEVS becoming wholly-owned subsidiaries of XCF.

In connection with and to support the Proposed Transaction and subject to the terms and conditions set forth in the Term Sheet, XCF agreed to invest $10 million to convert and build out its New Rise Reno facility for SAF blending and related corporate purposes (the “Plant Conversion”), to be funded through the sale by XCF to EEME of $10 million of Common Stock; provided that in no event shall XCF issue to EEME, nor shall EEME (i) acquire more than 41,639,170 shares of XCF’s common stock pursuant to this Term Sheet or (ii) acquire or to otherwise become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of a number of shares of Common Stock in excess of 19.99% of the issued and outstanding shares of Common Stock as of the date hereof until such time as XCF has obtain stockholder approval for such issuance (the “Share Cap”), which XCF obtained on March 6, 2026. Subsequent to the execution of the Term Sheet, EEME has purchased 69,000,000 shares of Common Stock for $6,900,000. The issuance and sale to EEME of the remaining 31,000,000 shares of Common Stock is expected to be consummated periodically during the period ending during the week of March 31, 2026, but there can be no assurances in this regard. EEME is expected to have customary demand and piggy-back registration rights and will not be subject to any lock-up or other transfer restrictions (other than as imposed by applicable securities laws or underwriters.) EEME’s obligation to acquire such shares is independent of the remainder of the proposed Transaction contemplated by the Term Sheet. The offer and sale of the shares of XCF common stock to EEME, will be made in reliance upon Section 4(a)(2) under the Securities Act, or upon such other exemption or exclusion from the registration requirements of the Securities Act as may be available with respect to any or all of the transactions with the EEME to be made under the Term Sheet.

On March 6, 2026, XCF Global held a Special Meeting of Shareholders. At this special meeting, the XCF Global shareholders approved the potential issuance of 19.99% or more of XCF Global’s issued and outstanding common stock as of January 26, 2026 to a single investor, thus removing the Share Cap.

The Term Sheet provides that the XCF Global Board post-closing will be comprised of four members designated by XCF (including XCF’s Chief Executive Officer, Chris Cooper, as chair), two members designated by Southern, and one member designated by DEVS.

The Term Sheet includes customary provisions regarding definitive agreements, including that the business combination agreement and related agreements will contain customary representations, warranties, covenants, indemnities, limitations on indemnity, termination provisions, and other terms typical for transactions of this nature.

The Term Sheet further provides for certain interim covenants and restrictions, including, but not limited to, that (so long as EEME continues funding under the schedule) XCF will not issue securities under its equity line of credit without EEME’s approval, neither XCF nor DEVS will effect any reverse split without EEME’s prior written consent, and neither XCF, Southern, nor DEVS (or their affiliates) will sell shares to brokers for naked short coverage.

The Term Sheet is governed by Delaware law, contains customary confidentiality provisions, and will remain in effect until the earliest of: 180 days after its date, execution of definitive agreements, mutual written termination, termination by XCF for failure by EEME to timely fund per the schedule, termination by any party based on unsatisfactory due diligence, or termination by any party to fulfill fiduciary duties in respect of a superior offer.

There can be no assurance that any of the foregoing conditions will be satisfied or waived, that the definitive agreements necessary to consummate the Proposed Transaction will be entered into, or that the Proposed Transaction will be consummated on the terms described herein or at all. The closing the Proposed Transaction, including the satisfaction of the closing conditions, are subject to numerous factors, many of which are outside the control of XCF, including market conditions, regulatory approvals, the actions of third parties, the ability of the parties to negotiate and execute definitive agreements, and the achievement of specified operational and financial milestones, including certain conditions that depend on the business performance and operating results of XCF. Although the Term Sheet provides that certain provisions are binding on the parties, it does not obligate the parties to consummate the Proposed Transaction, and the Term Sheet reflects preliminary, non-final terms that remain subject to further negotiation, modification, and approval by the applicable boards of directors and special committees and may be terminated in accordance with its terms, including in circumstances involving an alleged breach. Any such termination, or a failure by the parties to agree on definitive documentation, could result in disputes or litigation relating to the interpretation, enforceability, or performance of the binding provisions of the Term Sheet, which could be costly, time-consuming, divert management attention, and adversely affect the financial condition or liquidity of one or more of the parties, including their ability to pursue or defend such claims. Accordingly, investors should not place undue reliance on the consummation of the Proposed Transaction or on the achievement of any related milestones or financial thresholds. Moreover, even if the Proposed Transaction is consummated, the parties may never achieve the purpose of the Proposed Transaction and the market value the parties are aiming to achieve may never materialize.

Competitive Strengths and Advantages: XCF Global’s Full Suite of Capabilities

In addition to New Rise Reno, XCF has several projects in the pipeline and intends to capitalize on an early mover advantage and strong regulatory and market tailwinds for sustainable fuels to become a leading producer of SAF in the United States. XCF believes it has the opportunity to leverage repeatable site design, proven technologies, flexible and versatile feedstock requirements, and a variety of financing sources to build a strong foundation for realizing its planned growth model.

Early Mover Advantage

XCF is currently one of the few publicly traded renewable fuels companies primarily focused on SAF in the United States, with the stated intention to be a majority SAF producer, distinguishing itself from peers that are predominantly legacy crude oil refiners. The Company holds a strategic early-mover advantage with commercial production of SAF currently expected to begin as early as the third quarter of 2026, and a production facility design that can be replicated.

The current competitive landscape for SAF production facilities in North America is illustrated in the graphic below, which shows SAF production facilities that are currently operational (producing SAF), that are currently under construction, and that are proposed or under development (pre-construction).

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Source: Argus SAF Capacity Map, June 2025

Reliable, Proven Technologies

XCF uses a two-stage production process, using pretreated feedstock with the established hydrotreated and isomerization of esters and fatty acids (HEFA) pathway. The HEFA pathway is a process for refining vegetable oils, waste oils, or fats into SAF through hydroprocessing and isomerization, which removes sulfur, oxygen, nitrogen and metals from the feedstock.

Pretreatment is a key stage of the production process in that it allows facilities to react to changes in feedstock market conditions and de-risk the supply chain even in times of high volatility. Additionally, pretreated feedstocks support a longer catalyst life which results in less frequent shutdowns for catalyst changeout. A pretreatment stage is already in place at New Rise Reno. XCF intends to employ a pretreatment stage at each facility or, depending on realized expansion plans, develop a regional pretreatment hub for its feedstock.

There are multiple technology pathways to produce SAF approved by ASTM, a global organization that develops and provides standards for various industries and applications. ASTM is an international standards organization that produces standards for SAF, among other things. XCF uses the HEFA pathway, due to the lower capital costs, reliability, and the availability of feedstocks which are close in energy density to fossil fuels. HEFA, approved in June 2011, is a proven technology currently in use at multiple advanced biofuel refineries worldwide to produce SAF and renewable diesel. While SAF has multiple ASTM-approved pathways, HEFA-based SAF is the only product that is commercially available today.

XCF processes a variety of waste- and residue-based feedstocks into renewable fuels. These feedstocks, which are not suitable for direct human consumption, include waste oils, agricultural residues, animal fats, and co-products from industrial agriculture. These feedstocks are hydroprocessed under the HEFA pathway to break apart the long chain of fatty acids and subsequently hydro-isomerized and hydrocracked. In this process, feedstock undergoes a hydrodeoxygenation process in which the removal of the oxygen atom from the reactant occurs in the presence of hydrogen. Then, the hydrocarbons are cracked and isomerized, a refining process that alters the fundamental arrangement of atoms in the molecule without adding or removing anything from the original material, to jet fuel chain length. The HEFA process is similar to that used for hydrotreated renewable diesel production, only with a more intense cracking of the longer chain carbon molecules. Airlines currently use SAF that is blended with fossil jet fuel. SAF that has not been blended with another fuel is referred to as “neat SAF” which represents the end product produced by our production facilities. Currently, there are no specific mandates as to the ratio of blended SAF that must be used by the aviation industry. XCF’s ability to sell blended SAF results in less neat SAF being sold on a per gallon basis leading to the ability to earn additional revenues on a per gallon basis. XCF has had discussions with potential offtake partners to provide Jet-A/SAF blends of 90/10 and 80/20. In 2011, ASTM put forth ASTM D7566 SAF (HEFA) that regulates blended SAF ratios at a maximum ratio of 50/50.

Hydrogenation is a key part of the SAF production process whereby a chemical reaction is created between molecular hydrogen and another element or compound. The proprietary hydrogenation technology we use is licensed by New Rise Reno from Axens North America, a wholly-owned subsidiary of IFPEN and one of the industry leaders in process and catalyst development with more than 3,000 industrial units under license. New Rise Reno and Axens entered into a perpetual license agreement on Axens technology enables versatile hydrotreatment, boosts yields, and facilitates longer catalyst life. In addition to the technology license, a guarantee agreement has also been executed. Axens’ technology is in place at New Rise Reno and XCF intends to obtain similar licenses from Axens to utilize Axens’ technology at future sites.

On December 9, 2020 New Rise Reno and Axens North America Inc. entered into a license agreement whereby New Rise Reno received the non-exclusive right to utilize Axens’ liquid full hydrotreating technology and related process thereto, in exchange for a one-time license fee of $1,050,000, consisting of: i) a project closing fee of $200,000, ii) a fee of $200,000 on project acceptance, which is not to exceed four years after the effective date of the agreement, iii) $350,000 after one-year of operation following the acceptance date, iv) $200,000 after two years of operation following the acceptance date, and v) 100,000 after three years of operation following the acceptance date. Under terms of the agreement, project acceptance is defined as the date that Axens has completed its performance tests, which includes inspection of the Axens unit to check conformity with the process design and reactor inspection. In addition, acceptance will be confirmed with an acceptance certificate issued between New Rise and Axens. To date, a total of $200,000 has been paid as part of the license agreement and acceptance criteria has not yet been met. The license agreement does not require royalties paid to Axens North America, Inc. The related license to use the Axens technology and process is effective so long as New Rise Reno continues to utilize the Axens process and the related hydrotreating equipment. The license agreement is non-transferrable except that it may be assigned to an affiliate or successor of the assigning party or upon written consent of the parties. Axens has the right to terminate the license agreement in the event of New Rise’s uncured breaches of the agreement, including failures to make payment, use of Axens’ intellectual property outside of the scope of the license and breaches of confidentiality obligations.

Production Process

Versatile Feedstock Base

Like New Rise Reno, XCF intends that future production facilities will also have feedstock pretreatment equipment. This attribute affords XCF the flexibility to utilize and/or shift to a variety of different low carbon intensity feedstocks due to the pretreatment technology and Axens hydrotreater technology in use at New Rise Reno and intended to be deployed at future sites.

Commonly used feedstock sources for production of renewable fuels from triglycerides, an ester derived from glycerol and three fatty acids which are the main constituents of body fat in humans and other vertebrates, as well as vegetable fat, have been distillers corn oil (“DCO”), refined, bleached and deodorized soybean oil (“RBD SBO”), canola oil, and waste oils such as used cooking oil, yellow grease, and animal tallow (from meat processing). XCF processes a variety of waste- and residue-based feedstocks into renewable fuels. These feedstocks, which are not suitable for direct human consumption, include waste oils, agricultural residues, animal fats, and co-products from industrial agriculture. XCF has used DCO, a byproduct of U.S. ethanol production, to produce SAF and uses crude degummed soybean oil, a co-product of the U.S. oilseed supply chain, to produce renewable diesel. The Renewable Fuel Standard

(RFS) program and Low Carbon Fuel Standard are major drivers for the demand for production of renewable fuels in the U.S. market which in turn leads to demand for feedstock resources. A summary of these feedstocks according to a July 2023 publication by Burns McDonnell titled, “Renewable Diesel Feedstocks: Considering Plant-and Animal-Based Options,” follows:

•        Animal Fats:    The processing of animals produces approximately 10 million pounds of triglycerides as rendered animal fats annually. Historically, around one-third of these triglycerides are used in the human food chain and in consumer products while one-third is used in animal feed, and the final third, approximately 3.5 billion pounds, is used as a feedstock to produce renewable fuels.

•        Canola:    In North American, roughly 1 billion bushels of canola are produced per year. While around ~40% of the crop is exported, approximately 60% is crushed in North America to produce canola meal and yielding around 3.3 billion pounds of oil. In 2022, the EPA approved a pathway for canola as a feedstock for renewable fuel.

•        Corn: Approximately 14.5 billion bushels of corn are produced in the US and Canada annually making it the largest available source of triglycerides. A 56-pound bushel of corn can yield approximately 2 pounds of oil, indicating a potential volume of 29 billion pounds of corn oil available in the market. Per the USDA, roughly 40% of corn is processed into ethanol and is mixed into renewable fuels today. New Rise previously used 100% DCO for renewable diesel production due to the availability, economical price point, and higher purity than other fats, oils, and greases currently on the market today.

•        Soybean:    There are approximately 4.8 billion bushels of soybeans produced in the US and Canada annually. Around 50% of this production is utilized domestically while the remaining volume is exported as whole beans. Soybeans which are utilized domestically are crushed to produce soybean meal for livestock use and soybean oil. A 60-pound bushel of soybeans can yield approximately 12 pounds of soybean oil. Approximately 60% of the oil is used in food and industrial applications while approximately 40% of the oil produced, around 11 billion pounds, is used in the production of renewable fuels. New crush capacity under construction in the U.S. is expected to increase the percentage of soybeans used domestically which is intended to result in the availability of additional supply to support growth in the demand for oil to produce renewable fuels.

•        Waste Oils:    Waste oils, referred to as recycled or mixed oils in the referenced Burns McDonnell publication, used as feedstocks for renewable fuel production include lower-quality fats and oils such as used cooking oil, yellow grease, and other rendered products. These products may have higher concentrations of triglyceride degradation, such as free fatty acids, ketones and aldehydes or other materials identified as moisture, insoluble and unsaponifiables. While these properties limit some commercial uses for these triglycerides, as recovered co-products, they have low carbon intensity which makes them attractive as feedstocks for the production of renewable fuels.

As part of its long-term strategy, XCF intends to build an integrated business model that includes feedstock supply and delivery to its plants; XCF has identified strategic partnerships to facilitate this objective. Through vertical integration, XCF believes that it can position itself to secure a reliable source of sustainable non-food feedstock volumes at competitive pricing. By working with strategic partnerships, XCF expects to have the ability to purchase non-food feedstock crops, farm-direct and partner with underutilized crush facilities and/or expand collection networks for used cooking oil and other waste and by-product oils. These initiatives are intended to both reduce the overall feedstock cost to XCF’s production facilities and ensure reliable supply as competition for feedstocks increases in the coming years.

Financing

Government sponsored loans, grants, and other programs are part of a regulatory environment that supports the development of SAF facilities and continued adoption of SAF by the aviation industry. Management has identified various government-sponsored programs which may provide lower-cost financing and tax credits for some XCF facilities. Management is also actively engaged in discussions with multiple potential investors regarding capital needed for the conversion of existing production facilities to SAF production and construction and conversions of additional productions facilities. We intend to identify and apply for multiple financing options for these facilities, which includes grants, loans and other financing arrangements as opportunities materialize in the near future.

Greater Nevada Credit Union Loan

New Rise Reno operates our existing production facility in Reno, Nevada. New Rise Reno has four notes payable outstanding, in aggregate principal amount of $112,580,000, to GNCU, as the successor to Jefferson Financial Federal Credit Union (the “GNCU Loan”). The GNCU Loan was underwritten by certain guarantees issued by the USDA under the Biorefinery, Renewable Chemical and Biobased Product Manufacturing Assistance Program, which guaranteed 100% of the principal amount of the notes evidencing the GNCU Loan (the “USDA Guaranty”). Pursuant to the terms and conditions of the USDA Guaranty, the GNCU Loan is secured by a priority first lien on all assets of the project, except for inventory and accounts receivable, which may be used by New Rise Reno for routine business purposes so long as New Rise Reno is not in default of the GNCU Loan. The USDA must approve, inter alia, the accounts agreement, any issuance of additional debt by New Rise Reno, the transfer or sale of New Rise Reno assets or collateral, lien priorities, the substitution, release or foreclosure on the collateral, and GNCU’s exercise of any rights it has relating to the GNCU Loan, including those rights provided in the notes evidencing the GNCU Loan and the other transaction documents relating to the GNCU Loan. In addition, New Rise Renewables is a guarantor of the GNCU Loan.

On March 28, 2025, counsel for GNCU and Greater Nevada Commercial Lending, LLC (the servicer for the GNCU Loan) provided notice to New Rise Reno asserting that an event of default has occurred with respect to the GNCU Loan as a result of New Rise Reno’s failure to make required minimum monthly payments. The letter also demands that New Rise Reno and New Rise take immediate steps to bring the GNCU Loan current and to cure any and all other non-payment-related defaults that may exist, as well as a demand that New Rise Reno and New Rise provide evidence sufficient for GNCU to determine that it remains secure and that the prospect of repayment of the GNCU Loan has not been impaired by any material adverse change in New Rise Reno’s financial condition, or in the financial condition of New Rise, as a guarantor of the GNCU Loan. GNCU has demanded that the GNCU Loan be brought current, including payment of all late charges, no later than close of business on May 27, 2025. As of December 31, 2025, New Rise Reno has not made payment of the amounts demanded. As of December 31, 2025, the amount required to bring the GNCU Loan current is approximately $29,000,000 inclusive of principal and interest, excluding approximately $2,700,000 of penalties/late charges.

GNCU’s rights and remedies in connection with an event of default include acceleration of the unpaid principal amount of the GNCU Loan, and/or possession, control, sale, and foreclosure on any collateral, including all rights and interests in and to the real property on which the SAF production facility is located (including any after-acquired fixtures, equipment and improvements to the production facility) under the terms of the Ground Lease by and between Twain, as the landlord, and New Rise, as the tenant, dated March 29, 2022 (the “Ground Lease”), which is discussed below under “Twain Ground Lease.” GNCU would be obligated to obtain USDA approval in the event that GNCU seeks to exercise any rights it has under the GNCU Loan, including GNCU’s rights prescribed in the notes evidencing the GNCU Loan and related loan documents (including any attempt to foreclose or sell any collateral). The notes also permit GNCU to refrain from taking any action on any of the notes, collateral or any guarantee with the approval of USDA.

On August 6, 2025, GNCU counsel sent a letter to New Rise Reno notifying New Rise Reno of (1) additional events of default under the existing loan documents relating to the GNCU Loan, (2) failure to timely cure the ongoing payment default on the GNCU Loan by the deadline set forth in the demand to cure addressed to New Rise Reno dated March 3, 2025, and (3) the acceleration of the full unpaid balances of the GNCU Loan pursuant to GNCU’s rights under the loan documents relating to the GNCU Loan. The acceleration notice indicated that the amount owing as of August 5, 2025, excluding applicable fees, costs, and penalties, is $130,671,882. Subsequent to the notification, counsel for the Company and counsel for GNCU engaged in discussions regarding the notification, and on August 27, 2025, the Company, on behalf of New Rise Reno and GNCU entered into a Pre-Negotiation Letter outlining the terms under which the parties would engage in discussions for the purpose of entering into letter agreements, meetings, conferences, and written communications with respect to the outstanding default notice and balance due to GNCU. The Pre-Negotiation letter does not obligate any party to take any action with respect to the GNCU Loan and GNCU expressly reserved its rights under the loan documents relating to the GNCU Loan.

On August 27, 2025, the Company and New Rise Reno received a notice from GNCU withdrawing the August 6, 2025 notice of acceleration. Besides withdrawing the notice of acceleration, this notice of withdrawal specifies that GNCU does not withdraw, modify, or waive the notice of additional events of default and failure to timely cure ongoing payment default set forth in the August 6, 2025 notice of acceleration, which conditions remain in effect. GNCU also does not withdraw or modify the March 6, 2025 demand to cure.

If GNCU pursues one or more of its available remedies under the GNCU Loan, the notes and related loan documents and is successful in exercising its possessory or foreclosure remedies, or is successful in obtaining a judgment requiring New Rise Reno, New Rise or XCF to pay penalties and damages in addition to amounts New Rise Reno may owe under the GNCU Loan, such events would materially disrupt our operations and impair our ability to generate revenue, and, in the case of GNCU taking possession of the facility and/or our assets, could result in a temporary or permanent cessation of our operations at the New Rise Reno production facility. Any of these results would have a material adverse effect on our business and financial condition and would materially impair our ability to execute our business plan. In addition, the existence of defaults under the GNCU Loan and the Ground Lease could make it more difficult to us to obtain financing on acceptable terms, or at all, which would materially impair our ability to execute our business plan.

XCF is in active discussions with GNCU to resolve the matters addressed in GNCU’s notice to New Rise Reno, including the possibility of a potential forbearance or modified loan payment schedule while XCF seeks and secures financing and ramps-up SAF production so as to generate sufficient cash flows from operations to be able to make payments under the GNCU Loan, including any past due loan payments and penalties. XCF is making minimal monthly payments to GNCU as a gesture to provide XCF temporary relief until the New Rise Reno facility is upgraded in the second quarter of 2026. However, XCF is actively evaluating financing alternatives with other financial institutions and investors that would allow the re-financing of the GNCU Loan and the Ground Lease payments (as discussed below). However, there can be no assurance that we will be able to reach agreement with GNCU or Twain to resolve these matters on acceptable terms, or at all, or obtain sufficient financing to allow us to re-finance the GNCU Loan and Ground Lease payments and also execute our business plan.

Twain Ground Lease

New Rise Reno leases the land on which the New Rise Reno production facility is located pursuant to a ground lease evidenced by the Ground Lease effective as of March 29, 2022, between Twain, as the landlord and New Rise Reno, as the tenant. Pursuant to the Ground Lease, New Rise Reno is obligated to pay Twain base and supplemental rent quarterly in amounts set forth therein. The land was acquired by Twain from New Rise Reno pursuant to the terms of a Purchase and Sale Agreement dated as of March 29, 2022, by and between Twain, as the buyer and New Rise Reno, as the seller.

On April 18, 2025, and April 30, 2025, counsel to Twain provided notice to New Rise Reno asserting that New Rise Reno is in default of the terms of the Ground Lease for its failure to make certain payments that are due and owing thereunder. In the notices, Twain sought immediate payment from New Rise Reno to cure the claimed default. These notices were in addition to prior correspondence directed to New Rise Reno from counsel on behalf of Twain dated December 7, 2023, and June 21, 2024, also asserting to certain defaults under the Ground Lease relating to failures to make required payments. The April 18, 2025, notice demanded payment by April 28, 2025, and the April 30, 2025, notice demanded immediate payment. As of the date of this filing, New Rise Reno has made minimal monthly payments to Twain as a gesture to provide XCF temporary relief until the New Rise Reno facility is upgraded in the second quarter of 2026. As of December 31, 2025, the amount required to satisfy the amounts owing under the Ground Lease totaled approximately $29,000,000, comprised of (i) $18,400,000 of lease payments and (ii) $10,600,000 of late fees and penalties.

Twain’s remedies in the case of an event to default under the Ground Lease include the right to terminate the lease, the right to bring an action to recover the amount of all unpaid rent earned as of the date of termination or in the amount of all unpaid rent for the balance of the term of the lease, and to seek any other amount necessary to compensate Twain for New Rise Reno’s failure to perform its obligations under the Ground Lease. Twain’s available remedies also include the right to take possession of, operate, and/or relet the premises. As discussed above regarding the GNCU Loan, Twain’s secured interests are subordinate to those of GNCU. If Twain were to exercise its possessory or foreclosure remedies under the Ground Lease, it would need to seek approval from and coordinate with GNCU, which in turn would need to consult with USDA. Alternatively, Twain could file a legal action against New Rise Reno, seeking all unpaid rent and damages.

If Twain pursues one or more of its available remedies under the Ground Lease and is successful in exercising its possessory or foreclosure remedies, or is successful in obtaining a judgment requiring New Rise Reno or XCF to pay penalties and damages in addition to amounts New Rise Reno may owe under the Ground Lease, such events would materially disrupt our operations and impair our ability to generate revenue, and, in the case of Twain taking possession of the facility and/or our assets, could result in a temporary or permanent cessation of our operations at the production facility. Any of these results would have a material adverse effect on our business and financial condition and would materially impair our ability to execute our business plan. In addition, the existence of defaults under the GNCU Loan and the Ground Lease could make it more difficult for us to obtain financing on acceptable terms, or at all, which would materially impair our ability to execute our business plan. In addition, the existence of defaults under the Ground Lease and the GNCU Loan could make it more difficult for us to obtain financing on acceptable terms, or at all, which would materially impair our ability to execute our business plan.

Twain Forbearance Agreement

On June 11, 2025, XCF Global, New Rise Reno and Twain entered into a forbearance agreement, pursuant to which Twain has agreed to forbear from exercising its rights and remedies under the Ground Lease and related documents and/or applicable law with respect to any alleged defaults or alleged events of default until September 3, 2025, subject to certain conditions and exceptions provided in the forbearance agreement. In consideration of Twain’s forbearance, XCF Global issued 4,000,000 shares of XCF Global common stock to Twain. The shares were registered for sale in the Form S-1A filed with the SEC on November 26, 2025. The net proceeds of any sale of these shares are to be credited on a dollar-for-dollar basis against any remaining principal, interest, and penalties owed by New Rise Reno to Twain.

On April 29, 2026, New Rise Reno entered into a second forbearance agreement with Twain. The terms of the second forbearance agreement call for, among other things, the issuance of 4,000,000 shares of XCF Global common stock and the monthly payment of the greater of (i) $150,000 and (ii) 40% of the free cash flow generated from the operations of New Rise from the prior calendar month. XCF Global will use its reasonable best efforts to file a registration statement to register for resale such shares. In the event that the aggregate net proceeds received by the landlord from the sale of the landlord shares exceeds the aggregate amount of principal, interest, penalties and repurchase premium owed by the XCF Global to Twain pursuant to the lease agreement the landlord shall immediately transfer the remaining landlord shares to XCF.

As discussed above with respect to the GNCU Loan, XCF is actively evaluating financing alternatives with other financial institutions and investors that would allow the re-financing of the GNCU Loan and the Ground Lease payments. However, there can be no assurance that we will be able to reach agreement with GNCU or Twain to resolve these matters on acceptable terms, or at all, or obtain sufficient financing to allow us to re-finance the GNCU Loan and Ground Lease payments and also execute our business plan.

Southeast Related Indebtedness

As part of the acquisition of the Fort Myers and Wilson facilities, Legacy XCF assumed an unsecured debt of $1,519,625. As of the date of this filing, the Company is in default under certain of these unsecured loan agreements due to the non-payment of scheduled principal and/or interest amounts and although the holder hasn’t yet exercised its rights, it could call the note or take other action at any time. The affected loans have an aggregate principal balance of approximately $983,750 and interest payable of approximately $353,875 and carry maturities ranging from 2021 to 2024. No payments have been made as of the date of this filing on these obligations.

The Company is actively engaged in discussions with the affected lenders regarding potential amendments, forbearance arrangements, or restructuring of the outstanding obligations, but there can be no assurance that such discussions will result in a favorable outcome or a waiver of the existing defaults. As of the date of this filing, the lenders have not taken any formal enforcement actions.

These defaults could result in a range of adverse consequences, including but not limited to:

•        The acceleration of repayment obligations, at the lenders’ discretion;

•        The imposition of penalty interest rates or fees;

•        Restrictions on the Company’s ability to access future financing; and

•        Negative impacts on the Company’s credit profile and vendor relationships.

The Company’s ability to continue funding operations, meet upcoming working capital requirements, and pursue its strategic initiatives is dependent on resolving the loan defaults, securing additional financing, and/or generating sufficient cash flows from operations. The Company is exploring all available options to preserve liquidity, including equity financing, asset sales, or strategic partnerships.

XCF Operations and Management

XCF uses a combination of internal management and third-party service providers to manage the business and plant operations and may make changes to its operations management model from time to time depending on business conditions. Management is primarily responsible for feedstock acquisitions, off-take agreements, growth and acquisition strategy, execution of current business plans, financing of existing and future projects, day-to-day plant operations and maintenance, and management of third-party service providers. Third-party service providers are expected to be utilized for EPC services; however, the company may elect to engage third-party service providers to manage the day-to-day plant operations and maintenance of future sites.

Encore

Encore was one of the EPC companies that was subcontracted to build New Rise Reno. Encore managed the conversion of New Rise Reno to SAF production. Encore is 100% controlled by Soule, who is currently our second largest shareholder.

Encore was responsible for:

•        Procurement and installation of new equipment as it relates to construction projects;

•        Procurement of all structural materials, instruments, controls and programming for plant construction;

•        Infrastructure expansion and procurement of related equipment; and

•        Overall project management for related construction projects.

XCF does not have any future plans to use Encore at the New Rise Reno facility or any other projects.

Orion Plant Services, Inc.

In February 2024, we signed an operations and maintenance agreement with Orion. Orion’s responsibilities included:

•        Monitoring and operating the production facility;

•        Monitoring and troubleshooting any mechanical or electrical issues and taking necessary corrective actions;

•        On-site training to its employees;

•        Plant performance and improvement plans;

•        Health and safety compliance;

•        Overall project management and control; and

•        Development of training and facility procedures as it relates to facility setup, hiring and training, tank farm and rail yard, utilities, hydrotreater, facility commissioning and maintenance programs.

In Q4 2024, New Rise Reno terminated its agreement with Orion and directly hired the employees rather than utilize the service provider. New Rise Reno currently manages day-to-day operations and maintenance at the New Rise Reno facility.

Market Environment

Transportation and Greenhouse Gas Emissions

The transportation sector has been identified as a leading contributor of greenhouse gas emissions in the United States for the last three decades. The “Inventory of U.S. Greenhouse Gas Emissions and Sinks (Inventory)” is an annual report published by the EPA which tracks U.S. greenhouse gas emissions and sinks by source, economic sector, and greenhouse gas going back to 1990. Additionally, the EPA uses the Greenhouse Gas Reporting Program (GHGRP) which requires reporting of greenhouse gas data and other relevant information from large GHG emission sources, fuel and industrial gas suppliers, and CO2 injection sites in the United States; reported data is made available in October of each year.

The gasses covered by the latest Inventory report (2022) include carbon dioxide, methane, nitrous oxide, hydrofluorocarbons, perfluorocarbons, sulfur hexafluoride, and nitrogen trifluoride. The national greenhouse gas inventory is submitted to the United Nations in accordance with the Framework Convention on Climate Change. According to this report, the primary sources of greenhouse gas emissions by economic sector in the U.S. are:

Transportation (28.5%) — The transportation sector generates the largest share of greenhouse gas emissions. Greenhouse gas emissions from transportation primarily come from burning fossil fuel for cars, trucks, ships, trains, and planes. Over 94% of the fuel used for transportation is petroleum based, which includes primarily gasoline and diesel.

Electricity production (25.0%) — Electric power generates the second largest share of greenhouse gas emissions and includes emissions from electricity production used by other end use sectors. In 2022, 59% of electricity was produced from burning fossil fuels, mostly coal and natural gas.

Industry (23.0%) — Greenhouse gas emissions from industry primarily come from burning fossil fuels for energy, as well as greenhouse gas emissions from certain chemical reactions necessary to produce goods from raw materials. If emissions from electricity use are allocated to the industrial end-use sector, industrial activities account for a much larger share (~30%) of the U.S.’s greenhouse gas emissions.

Market Opportunity and Demand for Renewable Fuels

The market for renewable fuels is nascent but growing, though energy use in the industry is still dominated by liquid transportation fuels derived from fossil, carbon-based raw materials. Through a combination of loan and grant programs and tax incentives, state and federal government organizations have taken the lead in stimulating the demand for and adoption of SAF providing significant tailwinds for both SAF supply and demand, driving a need for new plants and increased production. The transportation industry has responded by seeking sustainable fuel alternatives and making commitments for incorporating SAF into their fuel programs with key milestones in 2030 and 2050.

According to the U.S. Energy Information Administration, in 2023, petroleum products accounted for approximately 89% of total U.S. transportation sector energy use. Biofuels contributed approximately 6%, most of which were blended with petroleum fuels (gasoline, diesel fuel, and jet fuel). Gasoline, accounting for 52% of transportation energy use, is the dominant transportation fuel in the United States, followed by distillate fuels (mostly diesel fuel) at 22% and jet fuel at 12%.

As various industry bodies and governmental agencies have announced aspirational decarbonization targets by 2050, XCF believes that market and political sentiment will continue to shift in favor of sustainability, significantly altering the mix of fuel consumption in favor of renewable fuels. Decarbonization refers to the removal or reduction of carbon dioxide (CO2) output into the atmosphere.

The renewable fuels that XCF will produce at its facilities are designed to meet the EPA’s Renewable Fuel Standard (RFS), which requires a minimum volume of transportation fuels sold in the U.S. to contain renewable fuel to help reduce greenhouse gas emissions. The final volume requirements under the EPA’s RFS are set forth below. On July 1, 2022, the EPA issued final Renewable Fuel Volume Requirements for calendar years 2020, 2021, and 2022. On June 21, 2023, the EPA announced a final rule to establish RFS volumes for 2023, 2024, and 2025. The EPA Administrator has the discretion to determine the volume amounts for all fuel categories starting in 2023. These volume mandates drive demand for renewable fuels. Decarbonization refers to the removal or reduction of carbon dioxide (CO2) output into the atmosphere.

	Renewable Fuel Volume Requirements 2020-2025
	(billion RINs)
Year	2020	2021	2022	2023	2024	2025
Cellulosic Biofuel	0.51	0.56	0.63	0.84	1.09	1.38
Biomass-Based Diesel(A)	2.43	2.43	2.76	2.82	3.04	3.35
Advanced Biofuel	4.63	5.05	5.63	5.94	6.54	7.33
Renewable Fuel	17.13	18.84	20.63	20.94	21.54	22.33

____________

(A)     Biomass-Based Diesel is given in billion gallons

The market for renewable fuels is also driven by the adoption of low-carbon fuel standards in certain states and Canadian provinces. Low-carbon fuel standards programs establish levels of carbon intensity for transportation fuels and requires fuel providers to demonstrate that the volume and type of fuel they supply for use in that state or province meets the carbon intensity level or standard that is established for that year. Businesses such as XCF that create cleaner fuels will generate credits that can be sold to fuel users who must offset deficits.

The SAF Opportunity

According to the IEA, in 2023, aviation accounted for 2.5% of global energy-related CO2 emissions, having grown faster in recent decades than rail, road or shipping. While aviation has gradually become less energy intensive on a passenger per mile basis as aircraft have become more efficient, efficiency gains can only go so far toward reaching climate goals. SAF allows for the decarbonization of the fuel without requiring changes to the aircraft technology or other aviation related infrastructure. According to the IATA, SAF could contribute around 65% of the reduction in emissions needed by aviation to reach net zero CO2 emissions by 2050.

Commercial aviation has developed largely due to the relatively high energy per unit mass of traditional fossil-based jet fuel, which can power planes for the necessary durations and distances without adding unmanageable weight. To date, no other traditional energy source has proved a viable substitute.

However, recent engineering of SAF has produced a sustainable alternative chemically similar to traditional jet fuel which achieves the energy density required to power large aircraft. This makes SAF a drop-in fuel, in that it seamlessly integrates with existing aviation infrastructure without the need for modification and is easily blended with or used in place of traditional Jet-A. While there is no mandated or established industry standard for the blend rate, the maximum Jet-A and SAF blend ratio is up to 50/50 (fossil jet fuel: neat SAF). We have the ability to deliver neat SAF but we expect offtake partners to require a ratio of blended SAF. Notably, regulatory intervention or the establishment of a common blend standard could impact the Company’s financial outlook. In 2011, ASTM put forth ASTM D7566 SAF (HEFA) that regulates blended SAF ratios at a maximum ratio of 50/50. As SAF is produced from sustainable feedstocks, using SAF could drive significant reductions in carbon emissions.

Due to SAF’s promise as a viable substitute for fossil-based jet fuels, in 2021 the U.S. Department of Energy (DOE), the U.S. Department of Transportation (DOT), the U.S. Department of Agriculture (USDA), and other federal government agencies announced the Sustainable Aviation Fuel Grand Challenge, as part of a comprehensive strategy for scaling up new technologies to produce SAF on a commercial scale. The Challenge aims to expand domestic consumption of SAF to 3 billion gallons per year by 2030 and 35 billion gallons per year by 2050 - projected 100% of aviation fuel demand — while achieving at least a 50% reduction in lifecycle greenhouse gas emissions. Recent EPA data shows that approximately 5 million gallons of SAF were consumed in 2021 and over 14 million gallons in 2022. According to the Sustainable Aviation Fuel Market Outlook (June 2024 update) by SkyRNG, SAF capacity announcements to date in the US are expected to produce 2.2 billion gallons SAF by 2030 leaving a potential shortfall of around 800 million gallons of SAF for achieving the 2030 milestone.

As this has propelled sustainability into key focus for the airline industry, multiple airlines around the world have announced near- and medium-term goals for adopting SAF for use in meeting their sustainability targets as it relates to reducing greenhouse gas emissions. In September 2025, the one world Alliance and member airlines, in partnership with Breakthrough Energy Ventures (BEV) announced the launch of a new investment fund that seeks to accelerate the global development of long-term aviation fuel solutions that are cost effective, scalable and have lower emissions than conventional fuels as part of its commitment to achieve net-zero carbon emissions by 2050. According to the IATA, in 2024, SAF accounted for 0.3% of global jet fuel production though many airlines have a target of 10% by 2030; the

SAF Grand Challenge’s goal of net zero by 2050 relies on SAF accounting for 65% of fuel. In the European Union, rules will require fuel suppliers to ensure that 2% of fuel made available at European Union airports is SAF in 2025, rising to 6% in 2030, 20% in 2035, and gradually to 70% in 2050.

The mission of The Sustainable Aviation Buyers Alliance is to accelerate the path to net-zero aviation by driving investment in high-integrity SAF, catalyzing new SAF production, technological innovation, and supporting member engagement in policy-making efforts. Spearheaded by RMI and Environmental Defense Fund (EDF) and supported by its founding companies, The Sustainable Aviation Buyers Alliance aims to accelerate the path to net zero aviation by driving investment in and adoption of SAF, which could substantially reduce emissions from air travel.

In late 2022, ICAO member states adopted a long-term global aspirational goal to achieve net zero carbon emissions from international aviation by 2050. The agreement aims to reduce emissions within the sector itself (i.e. directly from aviation activity, as opposed to via offsetting emissions through purchase of credits). Although it remains non-binding and lacks intermediate goals, member state governments are expected to produce action plans within their own national timeframe and capabilities.

According to the IATA, airlines will need 500 million tons (~165 billion gallons) of SAF annually by 2050, encompassing both biomass and power-to-liquid sources, to achieve net zero carbon emissions. The IATA reported that 2024 SAF production reached 1 million tons (~330 million gallons) of SAF, requiring an approximately 27% annual growth rate to meet the 2050 target. Given the potential for even more countries to announce targets or for blending to occur even in countries without targets in place, this estimated growth requirement could be conservative.

Blended SAF, which is a blend of traditional Jet-A fuel and SAF, is used by airlines around the world as an alternative fuel option to traditional 100% Jet-A fuel for the purpose of reducing greenhouse gas emissions as described above. Airlines have taken meaningful steps to incorporate SAF into their fuel purchasing programs. According to the ICAO, as of March 2026 there are over 180 airports around the world distributing SAF and over 54 billion liters of SAF under offtake agreements.

XCF’s Products

XCF intends to sell renewable fuels such as SAF, renewable diesel, and renewable naphtha.

•        Fossil jet fuel — refers to conventional jet fuel and is known as Jet-A under ASTM 1655.

•        Neat SAF — is an umbrella term that refers to multiple synthetic jet products meeting ASTM Standard D7566. Commonly known production pathways include alcohol to jet (AtJ), Fischer-Tropsch (FT), and hydroprocessed esters and fatty acids (HEFA), which all produce synthetic paraffinic kerosene (SPK). These “neat SAF” pathways are where greatest emissions reductions are found.

•        Blended SAF (or what many simply call SAF) — refers to a blended, finished fuel containing a blend of neat SAF and Jet-A that meets ASTM Standard 1655. Neat SAF has a lower CI than Jet-A, thus lowering the overall CI of the fuel. Airlines currently utilize blended SAF at ratios of 90/10 or 80/20 (Jet-A: neat SAF); the maximum blend ratio is 50/50 (Jet-A : neat SAF).

•        Renewable Diesel (RD) — refers to a drop-in diesel fuel produced from renewable feedstocks such as waste oils, animal fats, and agricultural residues through processes like hydrotreating. Renewable diesel is chemically identical to conventional petroleum-based diesel and meets ASTM Standard D975. Unlike biodiesel (which is blended with petroleum diesel under ASTM D6751), renewable diesel can be used as a direct substitute for fossil diesel in existing engines and infrastructure without blending limits.

•        Renewable Naphtha — a byproduct of the production process for SAF and renewable diesel that is chemically similar to petroleum-derived naphtha and can be used as a blending component in gasoline or as a feedstock for producing renewable chemicals, plastics, and hydrogen.

Competitive Environment

Our current competitors primarily consist of:

•        Traditional fossil fuel refiners that are diversifying their product mix and/or transitioning to a renewable energy-led product portfolio;

•        Technology-driven companies who are pioneering various new pathways for SAF; and

•        Production-focused companies which license hydrotreating technology and excel in bringing sites online efficiently and marketing SAF.

The current competitive environment in North America includes approximately 30 competitor production facilities, of which six are operational sites, six are under construction, and 18 sites have been proposed or are under development and slated to come online by the end of 2030 or after. As sites take several years from development to first production, it is expected that this competitive set is representative of how the market will evolve until approximately 2030. XCF has a project pipeline that includes a new site, New Rise Reno 2, which is expected to come online in 2028, giving it an early mover advantage over the majority of the competition and the opportunity to bring more supply to market as demand increases in the coming years.

A brief overview of the businesses we currently believe to be our material competitors follows. These producers compete in the drop-in renewable fuels market and may produce products in addition to SAF such as renewable diesel. Competitors’ businesses do not represent a direct comparison to XCF whose business model currently focuses on SAF production utilizing the HEFA pathway. Some producers may be developing new technologies and are not yet producing renewable fuels at commercial scale or may also have traditional refinery as a core business. A brief overview of the SAF or renewable diesel production of the competitors includes:

Gevo:    Gevo produces SAF, renewable diesel, animal feed, and other low-carbon, bio-based raw materials. According to the company’s website, the expected annual production output of Gevo’s ATJ60 facility in Lake Preston, South Dakota is 60 million gallons per year of liquid hydrocarbons in the form of jet fuel and renewable gasoline. Total anticipated annual neat SAF production output of XCF, assuming the timely completion of New Rise Reno 2, is expected to be 80 million gallons per year by the end of 2028, of which New Rise Reno is expected to produce 38 million gallons per year.

LanzaJet, Inc.:    LanzaJet Inc., a subsidiary of LanzaTech, Inc. (LNZA), intends to produce low-carbon sustainable aviation fuel and renewable diesel through its alcohol-to-jet (ATJ) technology. According to the company’s website, their Freedom Pines ATJ facility completed construction in January 2024. The facility has nameplate capacity of 10 million gallons per year and is expected to come online in 2025. Total anticipated annual neat SAF production output of XCF, assuming the timely completion of New Rise Reno 2, is expected to be 80 million gallons per year by the end of 2028, of which New Rise Reno is expected to produce 38 million gallons per year.

Montana Renewables, LLC:    Montana Renewables LLC, a subsidiary of Calumet, Inc. (CLMT), is a producer of SAF, renewable diesel, and renewable naphtha. According to the company’s website, annual production capacity for SAF is around 30 million gallons per year. In January 2025, the company was awarded a $1.44Bn DOE loan to fund expansion of its facility to an expected 300 million gallons per year; the facility is expected to run at approximately 50% capacity in 2026. Total anticipated annual neat SAF production output of XCF, assuming the timely completion of New Rise Reno 2, is expected to be 80 million gallons per year by the end of 2028, of which New Rise Reno is expected to produce 38 million gallons per year.

Neste:    Neste claims to be the world’s leading producer of renewable diesel and SAF and a forerunner in providing renewable feedstock solutions. In addition to renewable diesel and SAF, Neste produces a variety of other products. According to the company’s website, output of global SAF production is expected to reach 1.5 million tons in 2025. Total anticipated annual neat SAF production output of XCF, assuming the timely completion of New Rise Reno 2, is expected to be 80 million gallons per year by the end of 2028, of which New Rise Reno is expected to produce 38 million gallons per year.

There are several key factors which drive competition, namely price, production capacity, and location. As all neat SAF must meet ASTM D7566 standards, quality is less of a competitive advantage. In the future, however, as new pathways become commercially viable, fuels which have lower CI scores may become available which could serve as a competitive advantage.

SAF companies compete with other renewable fuels companies for feedstock. As the demand for SAF and other renewable fuels grows in the coming years, access to a reliable supply of feedstock at a suitable price will likely become a key driver of success.

U.S. Federal Income Tax Credits

In addition to grants and loans, the United States federal government incentivizes the production of low-carbon transportation fuel and sustainable aviation fuel through production tax credits (that can be used against income tax liabilities) pursuant to sections 40A, 40B, 6426, and 45Z (collectively, the “Tax Credits”) of the Code. Tax credits available under Code sections 40A and 40B expired at the end of 2024, and tax credits under Code section 45Z are available from 2025 through 2029 as extended under the One Big Beautiful Bill Act.

The Tax Credits are a key part of an energy policy environment that supports the development and production of sustainable aviation and transportation fuel facilities. The Tax Credits can be monetized in various ways, including certain refundable provisions through the end of 2024, and from 2025 through 2029, through tax equity financings or the sale of Tax Credits to certain purchasers. With respect to those facilities eligible for Tax Credits in the years in which such credits are available (and, as relevant, for years in which the Tax Credits are extended through Congressional action), the Company intends to monetize all available Tax Credits in an efficient manner to support the development, construction, and ongoing operation of low-carbon transportation and sustainable aviation fuel facilities. In certain instances, depending on the manner in which the Company monetizes Tax Credits, the Company may retain certain tax attributes associated with its facilities, including depreciation, that can provide cashflow and timing benefits with respect to the Company’s federal income tax liabilities.

Clean Fuel Production Tax Credit (45Z Credit)/Blenders and Renewable Diesel Tax Credit (40B/40A)

The Tax Credits provide up to a $1 per gallon production tax credit for low-carbon transportation fuels and $1.75 per gallon tax credit for SAF, indexed annually for inflation, currently scheduled to expire at the end of 2029.

The 45Z Credit is available from January 1, 2025 until December 31, 2029, as extended under the One Big Beautiful Bill Act. The value of each credit increases inversely relative to the reduction in the fuel’s carbon intensity, measured in kilograms of CO2e per mmBTU. Specifically, the value of the 45Z Credit begins with a baseline assumption that fuels have a maximum carbon intensity of 50 kilograms of CO2e per mmBTU, and as that intensity approaches zero, the value of the credit increases, up to a certain cap, indexed for inflation. For transportation fuels, the maximum 45Z Credit value is $1/gallon, assuming certain labor, wage and apprenticeship requirements are satisfied (which the Company intends to comply with). This $1/gallon value is in part determined using the GREET model. The GREET model is a tool that assesses a range of lifecycle energy, emissions, and environmental impact challenges and that can be used to guide decision-making, research and development, and regulations related to transportation and the energy sector. In its SAF application, the GREET model is used for determining carbon intensity, for which the Treasury Department is obligated to publish tabular data taxpayers can rely upon for substantiating their CI scores. For SAF, the maximum 45Z Credit value is $1.75/gallon until the end of 2025 and $1.00/gallon until the end of 2029, assuming certain labor, wage and apprenticeship requirements are satisfied (which the Company intends to comply with), using the Carbon Offsetting and Reduction Scheme for International Aviation, which has been adopted by CORSIA model (or a similar model under the federal government’s Clean Air Act). For both transportation fuels and SAF, failure of the company to comply with prevailing wage and apprenticeship requirements results in an 80% reduction in the 45Z Credit value.

The GREET model is subject to change on a periodic basis, and while the 45Z Credit statutory language requires the publication of carbon intensity tables for transportation fuels, there is uncertainty as to the version of GREET those tables will refer to, or how the tables will vary over time, including during the credit period. Accordingly, there is a risk the 45Z Credit values will fluctuate during the credit period, and that the Company may not be able to permanently rely on a version of carbon intensity tables in a GREET model. This may result in uncertainty as to financing a project and measuring the magnitude of tax credits that the Company can monetize. In addition, the market for SAF is currently developing, and models under CORSIA or other federally allowable rules are in a state of flux. Moreover, the Section 45Z statute does not provide for SAF tables, suggesting taxpayers will be required to develop their own computations. Finally, while the Section 45Z statute requires tables to be published for transportation fuels, there is no such requirement for SAF. Accordingly, there is uncertainty as to transportation fuel credit values for purposes of Code section 45Z. Similarly, for other Fuels Credits, there is no requirement to publish tables with credit values, resulting in potential uncertainty as to whether the IRS will respect a taxpayer’s determination of the Fuels Credit value for any given tax year.

The fuels tax credits under Code sections 40A and 40B (together, “40 Credits”), respectively, provided for $1.00 per gallon for certain biodiesel fuels and $1.25 per gallon production tax credit for SAF. The 40 Credits expired on December 31, 2024. The Fuels Credit under Code section 40B requires that the SAF produced, discounting that portion which is kerosene, have a GHG reduction percentage of at least 50%. In contrast, the Fuels Credit under Code section 40A does not consider lifecycle GHG and accounting for the carbon intensity score of fuel to determine the maximum credit achievable per gallon of fuel produced. Additionally, there is no requirement to publish tables with credit values, resulting in potential uncertainty as to whether the IRS will respect a taxpayer’s determination of the 40 Credits value for any given tax year. The 40 Credits expired at the end of 2024 and were replaced with the 45Z Credit.

In addition to federal income tax incentives, the Company intends to manage its operations to qualify for additional federal and state regulatory incentives as described below.

Renewable Fuel Standard (RFS)

The RFS program was developed under the Energy Policy Act of 2005 as an amendment to the CAA. The EISA expanded the RFS program to reduce GHG emissions by expanding the use of renewable fuels. The RFS is a national policy governed by the EPA in consultations with the USDA and the DOE. The program demands a specific volume of renewable fuel to substitute traditional petroleum-based fuel for transportation.

To satisfy the requirements of the RFS program, refiners or importers of petroleum fuels must either blend in sufficient volumes of renewable fuels or obtain RINs to meet the EPA’s RVO. Each refiner’s or importer’s RVO is calculated by the EPA annually based on the CAA volume projections of gasoline and diesel production for the year. The RVO is the volume a refiner or importer is obligated to sell based on the company’s total fuel sale.

To generate RINs, a fuel producer needs to maintain significant data on the feedstock used to create the fuel. RINs are generated once a producer generates a gallon of renewable fuel. In relation to SAF, once a renewable fuel source is blended with a non-renewable medium at a blender, the RIN credit can be separated and sold to others or claimed by the blender if it has an RVO. Qualifying renewable fuels are required to achieve reduction in GHG commissions compared to a petroleum-baseline metric from 2005 mandated by the EISA, although facilities producing fuel before 2007 are not required to meet the GHG emissions reductions specified to generate RINs (the class of RINs these facilities qualify for, however, is typically less valuable than the RINs we anticipate our fuels will generate). XCF currently anticipates that its fuels will qualify to generate RINs specific to biomass-based diesel, and/or cellulosic biodiesels (both would also qualify for the broader category of “renewable fuels”).

The price of RIN credits is not fixed, but variable, depending on supply and demand dynamics. Demand for RINs is dependent upon the RVO requirements set forth by the EPA, while supply is based on output of renewable fuel producers, which respond to costs of production. RINs are frequently traded, with prices reflecting these dynamics.

With the rise in global demand for non-food feedstocks, XCF expects to see an increase in the cost of SAF per gallon, which, XCF believes, will directly raise the prices of RINs for sale.

On the other hand, EPA’s latest RFS rules-announced in June of 2023-set annual volume requirements for 2023-2025 below biofuel production trends, which would apply downward pressure on the prices of RINs. The limits set by the EPA in future years could also affect the financial model with respect to price of RINs.

Low Carbon Fuel Standard (LCFS)

Like the RFS program, the LCFS tax credit focuses on decreasing the carbon intensity of California’s transportation fuel and providing an increase in lower-carbon fuel alternatives to improve the quality of air. The LCFS program was initiated in 2009 by the California Air Resource Board (“CARB”) and implemented in 2011. The program was amended and readopted in 2016 to address procedural changes to its adoption process. CARB approved additional amendments in 2018 which strengthen the CI benchmarks through 2030, aligning with California’s 2030 GHG reduction target. The current LCFS regulation imposes a standard 20% CI decline starting 2030. In December 2023, CARB proposed revisions to the LCFS regulation that will impose more stringent CI benchmarks and tighten rules around eligibility of certain projects to generate LCFS credits. The LCFS allows for a lifecycle assessment of fuels by measuring the GHG emissions associated with the production, transportation and use of the fuel. CI scores measure both the direct and indirect effects of crop-based biofuels. Each CI represents grams of carbon dioxide equivalents per megajoule (gCO2e/MJ). The CI score of each low-carbon fuel is compared to the declining CI benchmark for each year. Low-carbon fuels below the designated benchmark generate a credit while fuels above generate a deficit. XCF, being a provider of transportation fuel, must demonstrate that the mix of fuels delivered to California is compliant with the LCFS standards on an annual basis. XCF can utilize a variety of feedstocks including but not limited to corn, soybean, and used cooking oils which generates a lower CI score in comparison to traditional petroleum-based fuels. The CI benchmark score fluctuates annually, and fuel providers must meet the benchmark accordingly. For compliance purposes, a deficit generator indicates the number of credits acquired is greater than or equal to the number of deficits accumulated. According to the LCFS data dashboard, $2 billion worth of credit transactions were accounted for in 2018. To expand low-carbon initiatives, the LCFS program is planning to create a Pacific-Coast collaborative with Washington, Oregon, and British Colombia. The trickle-down effect of the LCFS credit is sparking interest for similar programs in other regions of the world such as Brazil and Canada.

On June 27, 2025, the California Office of Administrative Law (OAL) approved the amended LCFS regulation, submitted by the CARB to the OAL on May 16, 2025. Following OAL’s approval, CARB announced that the amendments would enter into force in July 1, 2025. The amendments increase both the pre- and post-2030 stringency of the CI benchmarks. Specifically, they increase the CI reduction targets from 20% to 30% by 20230, and aim for a 90% reduction by 2045, based on a 2010 baseline. The amendments establish, among other things, a phased sustainability certification process for biomass and impose a cap on the issuance of credits for biomass-based diesel produced from soybean, canola, or sunflower oil, limiting it to 20% of the total credits per producer.

To monetize this credit, LCFS is tracked quarterly via CI scores. Once credits are calculated, the credits undergo a verification process post credit generation. Thus, fuel producers and blenders must maintain transaction logs to maintain compliance with LCFS standards for fuel pathway-based crediting. In August 2025, a 40 CI renewable diesel (RD) received approximately $0.31/gallon in California LCFS credit value. For the month of December 2025, the average credit was $55 per metric tonne with 384 transfers and a total volume of 6,870,000 (credits — MTs) where MT is a metric tonne. The range for December was $46 to $96 per metric tonne. There are 264.172 gallons of diesel in 1 MT. This converts to $.21 as the average price per gallon with a range for the month of $.17 to $.36.

Intellectual Property

XCF does not currently own any intellectual property material to its operations and instead plans to license existing technologies for the operations of its plants. Currently, New Rise licenses Axens’ proprietary hydrogenation technology in renewable fuels production at New Rise Reno. XCF intends to obtain similar licenses from Axens to utilize this technology at future sites.

Regulatory Matters — Environmental and Compliance

As a refiner of biofuels, XCF will be subject to federal, state and local environmental laws, regulations and permit conditions, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of our employees. Environmental laws and regulations may, among other things:

•        Require the installation of pollution control equipment;

•        Restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with SAF, or other production activities; and

•        Require preparation of an environmental assessment or an environmental impact statement.

These laws, regulations and permits impose legal obligations that are applicable to the operations of our facilities and may sometimes require us to incur significant human resources and capital costs to remain compliant with existing regulations or conform to new ones. Environmental laws and regulations change over time, and any such changes, more vigorous enforcement policies, or the discovery of currently unknown conditions may require substantial expenditures to rectify and conform. Regulations and the compliance of such regulations may also require us to make operational changes to limit actual or potential impacts to the environment; such changes could have a material impact on our ability to produce fuels to previously realized specifications or volumes. A violation of these laws, regulations, permits or license conditions could result in substantial fines, criminal sanctions, permit revocations and/or facility shutdowns.

New laws, new interpretations of existing laws, increased governmental enforcement of environmental laws or other developments could require us to make significant additional expenditures. Continued government and public emphasis on environmental issues can result in increased future investments in environmental controls at our facilities which cannot be estimated now. Present and future environmental laws and regulations applicable to our operations, more vigorous enforcement policies and discovery of currently unknown conditions could all require us to make substantial expenditures which could materially impact the company.

Site Development

In connection with the conversion of New Rise Reno to a SAF facility, and the anticipated build-outs of New Rise Reno 2 and potential buildout of, Fort Myers and Wilson, as well as any new site development projects, XCF is required to obtain various permits from government bodies to commence new construction or the conversion of existing sites. We cannot be assured such permits will be received. Regulators could make demands that increase our construction costs which might force us to obtain additional financing. Permit conditions could also restrict or limit the extent of our intended site development initiatives. We cannot guarantee that we will be able to obtain or comply with the terms of all necessary permits required for constructing a new SAF facility or complete the retrofit of a biodiesel plant. Failure to obtain and comply with all applicable permits and licenses could disrupt site development initiatives by postponing, delaying, and/or halting our construction and could subject us to future claims.

New Rise Reno has received occupancy and operating permits for its buildings and facilities.

Operations

As XCF is a producer and operator of renewable fuels production facilities, various permits from government bodies are required for SAF production and operation of the SAF production facilities, and we cannot be assured such permits will be received. As a condition to granting the permits necessary for operating our facilities, regulators could make demands that increase our operations costs, which might force us to obtain additional financing or render our SAF product non-competitive. Permit conditions could also restrict or limit the extent of our operations. We cannot guarantee that we will be able to obtain or comply with the terms of all necessary permits to operate a SAF plant and engage in SAF production. Failure to obtain and comply with all applicable permits and licenses could halt production. XCF will be required to be compliant with regulations relating to: Air Emissions, Water Discharge, Contamination, and Spills or Releases of Hazardous Materials.

Air Emissions

Our air emissions are subject to CAA, the CAA Amendments of 1990 and similar state and local laws and associated regulations. Under the CAA, the EPA has promulgated National Emissions Standards for Hazardous Air Pollutants, which could apply to our facilities if the emissions of hazardous air pollutants exceed certain thresholds. If a facility we operate is authorized to emit hazardous air pollutants above the threshold level, then we might still be required to come into compliance with another National Emissions Standards for Hazardous Air Pollutants at some future time. New or expanded facilities might be required to comply with both standards upon startup if they exceed the hazardous air pollutant threshold.

In addition to the costs for achieving and maintaining compliance with these laws, more stringent standards may also limit our operating flexibility. Direct impacts may occur through the CAA’s permitting requirements and/or emission control and monitoring requirements relating to specific air pollutants, as well as the requirement to maintain a risk management program to help prevent accidental releases of certain regulated substances. Some or all of the regulations promulgated pursuant to the CAA, or any future promulgations of regulations, may require the installation of controls or changes to the facilities to maintain compliance. The cost to implement new controls, equipment, or changes to operations could be substantial.

New Rise Reno has a Class II Operating Air Quality Permit issued by Bureau of Air Pollution Control under the Nevada Department of Conservation and Natural Resources as it relates to the production of renewable diesel. New Rise Reno 2, Fort Myers and Wilson will also be subject to the CAA and will need to comply with any CAA requirements with respect thereto.

Water Discharge

The facilities that XCF will operate will be subject to requirements under the Federal Water Pollution Control Act of 1972, as amended, also known as the federal Clean Water Act (“CWA”), and analogous state laws impose restrictions and stringent controls on the discharge of pollutants into the water affect our business. Such discharges are prohibited, except in accordance with the terms of a permit issued by the EPA or the appropriate state agencies. Any unpermitted release of pollutants could result in penalties, as well as significant remedial obligations. Notably, laws and their implementing regulations are subject to change and there can be no assurance that such future costs will not be material.

New Rise Reno currently has a general permit for stormwater discharges associated with industrial activity issued by the State of Nevada, Division of Environmental Protection. As additional facilities are brought online, we will be required to comply with the CWA. New Rise Reno 2, Fort Myers and Wilson will also be subject to the CWA and will need to obtain associated permits for water discharges as part of the build-outs and ongoing operations of the related plants.

Contamination

XCF may also be subject to potential liability for the investigation and cleanup of environmental contamination at each of the properties that we own or operate and at off-site locations where we arrange for the disposal of hazardous wastes. If significant contamination is identified at our properties in the future, costs to investigate and remediate this contamination and costs to investigate or remediate associated damage could be significant. If any of these sites are subject to investigation and/or remediation requirements, we may be strictly and jointly and severally responsible under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), Emergency Planning and Community Right-to-Know Act (“EPCRA”), or other environmental laws for all or part of the costs of such investigation and/or remediation, and for damage to natural resources. XCF may also be subject to related claims by private parties alleging property damage or personal injury due to exposure to hazardous or other materials at or from such properties. While costs to address contamination or related third-party claims could be significant, based upon currently available information, we are not aware of any such material contamination or third-party claims at New Rise, Fort Myers, or Wilson. Based on our current assessment of the environmental and regulatory risks, we have not accrued any amounts for environmental matters as of December 31, 2025 at the aforementioned sites. The ultimate costs of any liabilities that may be identified or the discovery of additional contaminants could materially adversely impact our results of operation or financial condition. As additional production facilities are brought online, we will be required to comply with related contamination rules.

Spills or Releases of Hazardous Materials

Our operations involve the storage, handling, transport and disposal of bulk materials, some of which contain oil, contaminants and other regulated substances. The production and transportation of our products may result in spills or releases of hazardous substances, which could result in claims from governmental authorities or third parties relating to actual or alleged personal injury, property damage, or damage to natural resources. The response to such events is governed by the EPCRA which requires facilities to report the storage, use, and release of hazardous chemicals to federal, state, and local governments and Section 103 of the CERCLA which mandates immediate reporting of releases of hazardous substances exceeding reportable quantities to the National Response Center.

New Rise Reno has a Site Pollution Incident Legal Liability insurance policy which provides coverage against some liabilities that result from spills. Additionally, New Rise Reno’s general and umbrella liability policy coverage includes, but is not limited to, physical damage to assets, employer’s liability, comprehensive general liability, automobile liability and workers’ compensation. XCF, itself, does not carry environmental insurance. XCF believes that its insurance is adequate for the industry, but losses could occur for uninsurable or uninsured risks or in amounts exceeding existing insurance coverage. The occurrence of events which result in significant personal injury or damage to XCF’s property, natural resources or third parties that is not covered by insurance could have a material adverse impact on the results of our operation and financial condition. We are not aware of any such material spills or releases of hazardous substances that have resulted in government or third-party claims at New Rise, Fort Myers, or Wilson.

Properties

New Rise Reno is our flagship production facility. New Rise leases the land on which the New Rise Reno facilities are located pursuant to a ground lease evidenced by the Ground Lease effective as of March 29, 2022 between Twain GL XXVIII, LLC, as the landlord and New Rise Renewables Reno, LLC, as the tenant. The land was acquired by Twain

GL XXVIII, LLC from New Rise Renewables Reno, LLC pursuant to the terms of a Purchase and Sale Agreement dated as of March 29, 2022, by and between Twain GL XXVIII, LLC, as the buyer and New Rise Renewables Reno, LLC, as the seller. New Rise Renewables Reno, LLC is a wholly-owned subsidiary of New Rise Renewables. The material equipment, fixtures, buildings and improvements attached or affixed to the land are owned by New Rise Renewables and New Rise Renewables Reno, LLC. The purchase price for the land acquisition under the Purchase and Sale Agreement was $2,800,000. New Rise Renewables Reno, LLC’s obligations under the Ground Lease are guaranteed by New Rise Renewables and Encore (a company wholly-owned by Soule).

The lease term is 99 years from the effective date of March 29, 2022. Rent is payable quarterly in advance in four equal installments on the first business day of January, April, July, and October of every calendar year during the term. For 2025, total rent payments are expected to be $10.7 million. Lease payments are comprised of base rent and supplemental rent. Base rent is calculated by multiplying the “rent basis” by 7.28%, where the rent basis is an amount equal to equal to the amount of the “tenant improvement allowance” paid by Twain GL XXVIII, LLC from time to time. No minimum tenant improvement allowance is required to be paid by Twain GL XXVIII, LLC. Supplemental rent increases during the term of the lease. During the second, third and fourth years of the lease, the supplemental rent is:

•        Lease year 2: lease year 2 base rent x 2.48%;

•        Lease year 2: lease year 2 base rent x 2.48%; and

•        Lease year 4: (lease year 4 base rent x 2.48%) + (lease year 4 base rent x 2.48% x 102.48%) + (lease year 4 base rent x 2.48% x 102.48%) + (lease year 4 base rent x 2.48% x 102.48% x 102.48%).

For the fifth lease year and continuing thereafter on the first day of each lease year, supplemental rent will be adjusted to an amount equal to the sum of (i) 2.48% of the base rent for the immediately preceding applicable lease year plus (ii) 102.48%) of the supplemental rent for the immediately preceding applicable lease year.

In addition, beginning on the commencement of the sixth lease year and continuing thereafter every five years (each such 5-year period, a “CPI Adjustment Period”) and continuing until the end of the lease term, Supplemental Rent also will be increased on the first day of each CPI Adjustment Period by the percentage change in the CPI figure from (i) the commencement date for the first CPI Adjustment Period (or the first day of the immediately preceding CPI Adjustment Period for all subsequent CPI Adjustment Periods) to (ii) the last day of the fifth lease year for the first CPI Adjustment Period or the last day of the immediately preceding CPI Adjustment Period for all subsequent CPI Adjustment Periods, if and only if, the percentage increase in the CPI figure during such CPI Adjustment Period is greater than the percentage increase in Supplemental Rent during the same CPI Adjustment Period. For purposes of the lease, “CPI” means The Consumer Price Index for All Urban Consumers (“CPI-U”) for the U.S. City Average for All Items, as published by the Bureau of Labor Statistics of the U.S. Department of Labor (or if the publication of such Consumer Price Index is discontinued, a comparable index similar in nature to the discontinued index which clearly reflects that diminution (or increase) in the real value of the purchasing power of the U.S. dollar reported for the calendar year in question).

New Rise Renewables Reno, LLC has the right to purchase Twain GL XXVIII, LLC’s interest in the premises. The right is exercisable following March 29, 2024. In order to exercise the repurchase right, New Rise Renewables Reno, LLC must not be in default or breach of the lease and must provide Twain GL XXVIII, LLC with written notice of its intent to exercise its right. The purchase price for the repurchase is equal to the quotient of (i) aggregate Base Rent and Supplemental Rent for the current Lease Year in effect as of the date of the notice of the intent to repurchase (as increased by the percentage change in the CPI figure from the commencement date for the first CPI Adjustment Period or the first day of the immediately preceding CPI Adjustment Period for all subsequent CPI Adjustment Periods to the last day of the month in which Twain GL XXVIII, LLC’s receives the notice, divided by (ii) a cap rate of 6.53%. If, however, the repurchase occurs after the fifth year of the lease, the purchase price will be calculated based on the aggregate Base Rent and Supplemental Rent payable during the fifth lease year.

The transactions under the Purchase and Sale Agreement and the Ground Lease were determined to not qualify for sale/leaseback treatment. Instead, the transactions have been treated as a financing arrangement. The financing liability is categorized as long-term liability in the amount of $132,806,188 and $132,767,058 as of December 31, 2025 and December 31, 2024, respectively.

On April 18, 2025 and April 30, 2025, counsel to Twain provided notice to New Rise Reno asserting that New Rise Reno is in default of the terms of the Ground Lease for its failure to make certain payments that are due and owing thereunder.

Legal Proceedings

We have been involved in various claims and legal actions that arose in the ordinary course of business and were not material to our operations or financial results, and in the future we may be a party to various claims and routine litigation arising in the ordinary course of business.

Greater Nevada Credit Union Loan

New Rise Reno has four notes payable outstanding, in aggregate principal amount of $112,580,000, to GNCU, as the successor to Jefferson Financial Federal Credit Union. The GNCU Loan was underwritten by certain guarantees issued by the USDA under the Biorefinery, Renewable Chemical and Biobased Product Manufacturing Assistance Program, which guaranteed 100% of the principal amount of the notes evidencing the GNCU Loan. Pursuant to the terms and conditions of the USDA Guaranty, the GNCU Loan is secured by a priority first lien on all assets of the project, except for inventory and accounts receivable, which may be used by New Rise Reno for routine business purposes so long as New Rise Reno is not in default of the GNCU Loan. The USDA must approve, inter alia, the accounts agreement, any issuance of additional debt by New Rise Reno, the transfer or sale of New Rise Reno assets or collateral, lien priorities, the substitution, release or foreclosure on the collateral, and GNCU’s exercise of any rights it has relating to the GNCU Loan, including those rights provided in the notes evidencing the GNCU Loan and the other transaction documents relating to the GNCU Loan. In addition, New Rise is a guarantor of the GNCU Loan.

On March 28, 2025, counsel for GNCU and Greater Nevada Commercial Lending, LLC (the servicer for the GNCU Loan) provided notice to New Rise Reno asserting than an event of default has occurred with respect to the GNCU Loan as a result of New Rise Reno’s failure to make required minimum monthly payments. The letter also demands that New Rise Reno and New Rise take immediate steps to bring the GNCU Loan current and to cure any and all other non-payment-related defaults that may exist, as well as a demand that New Rise Reno and New Rise provide evidence sufficient for GNCU to determine that it remains secure and that the prospect of repayment of the GNCU Loan has not been impaired by any material adverse change in New Rise Reno’s financial condition, or in the financial condition of New Rise, as a guarantor of the GNCU Loan. GNCU has demanded that the GNCU Loan be brought current, including payment of all late charges, no later than close of business on May 27, 2025. As of the dated of hereof, New Rise Reno has not made payment of all the amounts demanded. As of December 31, 2025, the amount required to bring the GNCU Loan current is approximately $29,000,000, inclusive of principal and interest, excluding approximately $2,700,000 of penalties/late charges.

GNCU’s rights and remedies in connection with an event of default include acceleration of the unpaid principal amount of the GNCU Loan, and/or possession, control, sale, and foreclosure on any collateral, including all rights and interests in and to the real property on which the SAF production facility is located (including any after-acquired fixtures, equipment and improvements to the production facility) under the terms of the Ground Lease by and between Twain, as the landlord, and New Rise, as the tenant, dated March 29, 2022, which is discussed below under “Twain Ground Lease.” GNCU would be obligated to obtain USDA approval in the event that GNCU seeks to exercise any rights it has under the GNCU Loan, including GNCU’s rights prescribed in the notes evidencing the GNCU Loan and related loan documents (including any attempt to foreclose or sell any collateral). The notes also permit GNCU to refrain from taking any action on anu of the notes, the collateral or any guarantee with the approval of USDA.

If GNCU pursues one or more of its available remedies under the GNCU Loan, the notes and related loan documents and is successful in exercising its possessory or foreclosure remedies, or is successful in obtaining a judgment requiring New Rise Reno, New Rise or XCF to pay penalties and damages in addition to amounts New Rise Reno may owe under the GNCU Loan, such events would materially disrupt our operations and impair our ability to generate revenue, and, in the case of GNCU taking possession of the facility and/or our assets, could result in a temporary or permanent cessation of our operations at the New Rise Reno production facility. Any of these results would have a material adverse effect on our business and financial condition, and would materially impair our ability to execute our business plan. In addition, the existence of defaults under the GNCU Loan and the Ground Lease could make it more difficult to us to obtain financing on acceptable terms, or at all, which would materially impair our ability to execute our business plan.

XCF is in active discussions with GNCU to resolve the matters addressed in GNCU’s notice to New Rise Reno, including the possibility of a potential forbearance or modified loan payment schedule while XCF seeks and secures financing and ramps-up SAF production so as to generate sufficient cash flows from operations to be able to make payments under the GNCU Loan, including any past due loan payments and penalties. As of the date of this filing, XCF has made minimal monthly payments to GNCU as a gesture to provide XCF temporary relief until the New Rise Reno facility is upgraded in the second quarter of 2026. However, XCF is actively evaluating financing alternatives with other financial institutions and investors that would allow the re- financing of the GNCU Loan and the Ground Lease payments (as discussed below). There can be no assurance that we will be able to reach agreement with GNCU or Twain to resolve these matters on acceptable terms, or at all, or obtain sufficient financing to allow us to re-finance the GNCU Loan and Ground Lease payments and also execute our business plan.

Twain Ground Lease

New Rise Reno leases the land on which the New Rise Reno production facility is located pursuant to a ground lease evidenced by the Ground Lease effective as of March 29, 2022 between Twain, as the landlord and New Rise Reno, as the tenant. Pursuant to the Ground Lease, New Rise Reno is obligated to pay Twain base and supplemental rent quarterly in amounts set forth therein. The land was acquired by Twain from New Rise Reno pursuant to the terms of a Purchase and Sale Agreement dated as of March 29, 2022, by and between Twain, as the buyer and New Rise Reno, as the seller.

On April 18, 2025 and April 30, 2025, counsel to Twain provided notice to New Rise Reno asserting that New Rise Reno is in default of the terms of the Ground Lease for its failure to make certain payments that are due and owing thereunder. In the notices, Twain sought immediate payment from New Rise Reno to cure the claimed default. These notices were in addition to prior correspondence directed to New Rise Reno from counsel on behalf of Twain dated December 7, 2023 and June 21, 2024, also asserting to certain defaults under the Ground Lease relating to failures to make required payments. The April 18, 2025 notice demanded payment by April 28, 2025 and the April 30, 2025 notice demanded immediate payment. As of the date of filing of hereof, New Rise Reno has made minimal monthly payments to Twain as a gesture to provide XCF temporary relief until the New Rise Reno facility is upgraded in the second quarter of 2026.

Twain’s remedies in the case of an event to default under the Ground Lease include the right to terminate the lease, the right to bring an action to recover the amount of all unpaid rent earned as of the date of termination or in the amount of all unpaid rent for the balance of the term of the lease, and to seek any other amount necessary to compensate Twain for New Rise Reno’s failure to perform its obligations under the Ground Lease. Twain’s available remedies also include the right to take possession of, operate, and/or relet the premises. As discussed above regarding the GNCU Loan, Twain’s secured interests are subordinate to those of GNCU. If Twain were to exercise its possessory or foreclosure remedies under the Ground Lease, it would need to seek approval from and coordinate with GNCU, which in turn would need to consult with USDA. Alternatively, Twain could file a legal action against New Rise Reno, seeking all unpaid rent and damages.

If Twain pursues one or more of its available remedies under the Ground Lease and is successful in exercising its possessory or foreclosure remedies, or is successful in obtaining a judgment requiring New Rise Reno or XCF to pay penalties and damages in addition to amounts New Rise Reno may owe under the Ground Lease, such events would materially disrupt our operations and impair our ability to generate revenue, and, in the case of Twain taking possession of the facility and/or our assets, could result in a temporary or permanent cessation of our operations at the production facility. Any of these results would have a material adverse effect on our business and financial condition, and would materially impair our ability to execute our business plan. In addition, the existence of defaults under the GNCU Loan and the Ground Lease could make it more difficult to us to obtain financing on acceptable terms, or at all, which would materially impair our ability to execute our business plan.

XCF is in active discussions with Twain to resolve the matters addressed in Twain’s notices to New Rise Reno, including the possibility of a potential forbearance or modified lease payment schedule while XCF seeks and secures financing and ramps-up SAF production so as to generate sufficient cash flows from operations to be able to make payments under the Ground Lease, including any past due lease payments and penalties. As discussed above with respect to the GNCU Loan, XCF is actively evaluating financing alternatives with other financial institutions and investors that would allow the re-financing of the GNCU Loan and the Ground Lease payments. However, there can be no assurance that we will be able to reach agreement with GNCU or Twain to resolve these matters on acceptable terms, or at all, or obtain sufficient financing to allow us to re-finance the GNCU Loan and Ground Lease payments and also execute our business plan.

Polaris

In March 2024, Polaris Processing, LLC (“Polaris”), which provided operations and maintenance services to New Rise Reno, under an operations and maintenances services agreement dated May 10, 2022, filed an arbitration demand against New Rise Reno due to New Rise Reno’s failure to timely pay invoices and for hiring employees who were subject to the operations and maintenances services agreement’s non-solicitation provision. In April 2024, Polaris and New Rise Reno settled the disputes and as settlement, New Rise Reno agreed to pay a lump sum settlement to Polaris in the amount of $1.70 million. Subsequent to the settlement, New Rise Reno made all payments through its law firm for settlement of the outstanding amount. In September 2024, New Rise Reno was informed that approximately $0.95 million in payments had not been received by Polaris and remained outstanding. Upon further investigation, New Rise Reno was informed by their legal counsel that wire instruction information provided by their legal counsel was incorrect and compromised as a result of a hack of the legal counsel’s computer system. New Rise Reno’s counsel is in the process of filing insurance claims to cover the payment; however New Rise Reno remains liable for the outstanding payment that remains due to Polaris. On October 11, 2024, Polaris filed a subsequent complaint against New Rise Reno requesting summary judgment on the remaining amount due. No amount has been recorded on New Rise Reno’s balance sheet as it expects to be fully reimbursed by its legal counsel for this matter. However, we cannot assure you that such reimbursement shall take place.

Human Resources & Social Responsibility

Employees

Our ability to attract and retain top talent is both a strategic advantage for the Company and a significant determinant of our success. As of December 31, 2025, XCF, including New Rise Renewables, had a total of approximately 53 employees. We also occasionally engage independent contractors to supplement our permanent workforce. None of our employees are represented by a labor union or covered by collective bargaining agreements, and we have not experienced any work stoppages.

Diversity, Equity, and Inclusion

XCF is committed to Diversity, Equity and Inclusion. As a company that operates on a global scale, we work with a diverse array of colleagues, customers, and communities. To maintain this environment, we fully observe all federal, state, and local laws regarding workplace discrimination, harassment, and unlawful retaliation.

Health & Safety

The well-being of our employees, contractors, and surrounding communities are of the utmost importance to us. First and foremost, we recognize the value of human life, and prioritize the health and safety of people. We know that for our business to thrive, our employees and customers must be able to trust that the work environment and product are safe. Any health and safety incident involving biofuels may lead to restrictions on the industry, which could result in difficulties obtaining permits and buyers. To mitigate this risk, we implement and maintain policies, practices, and controls of the highest caliber to ensure we are not merely in compliance with health and safety regulations, but actively pursuing the safest business possible.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF XCF GLOBAL

The following discussion and analysis of financial condition and results of operations of XCF Global, Inc. (“XCF Global,” the “Company,” “we,” “our,” or “us”) should be read in conjunction with the section titled “Selected Historical Financial Information of XCF Global” and the historical audited and unaudited interim financial statements and related notes of XCF Global included elsewhere in this joint proxy statement/prospectus. This discussion contains forward-looking statements that involve risks, uncertainties, and assumptions. Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section titled “Risk Factors”. Unless otherwise specified, all currency amounts are referenced in U.S. dollars.

Company Overview

XCF Global, formerly known as Focus Impact BH3 NewCo, Inc. was founded on March 6, 2024, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination. Subsequent to the Prior Business Combination, the name was changed to XCF Global, Inc.

In connection with the completion of the Prior Business Combination, Legacy XCF became a wholly owned subsidiary of XCF. Legacy XCF was formed in January 2023, was founded to develop, operate and invest in renewable energy assets and production facilities and will continue those initiatives and business activities as the primary operating subsidiary of XCF. Throughout 2023, Legacy XCF identified acquisition targets in Nevada, Florida, and North Carolina as the foundation for the Company’s first production of SAF, a synthetic kerosene derived from waste- and residue-based feedstocks such as waste oils and fats, green and municipal waste, and non-food crops and, currently, blended with conventional Jet-A fuel. We are committed to reducing the world’s carbon footprint by meeting the growing demand for renewable fuels and will concentrate on the production of clean-burning, sustainable biofuels, principally SAF. Though we are focused on promoting and accelerating the decarbonization of the aviation industry through SAF, we may, opportunistically, produce other renewable products such as renewable diesel, a renewable fuel, and bio-based glycerol, also known as natural glycerin, which is used in healthcare, food, and cosmetics industries. We believe there is a market opportunity in the aviation and renewable sectors as a result of a combination of regulatory support, industry-led demand and end-user commitment. The actual market environment may evolve differently from our expectations and is subject to a variety of external forces such as government regulation and technological development that may impact the market opportunity. XCF intends to build a nationwide portfolio of SAF and renewable fuels production facilities that use waste-and residue-based feedstocks at competitive production costs. We also intend to implement a fully integrated business model from feedstock supply and production to marketing and sales of SAF. XCF is currently one of the few publicly traded renewable fuels companies primarily focused on SAF and renewable fuels in the United States, with the stated intention to be a majority SAF producer, distinguishing itself from peers that are predominantly legacy crude oil refiners.

We intend to scale and operate clean fuel production facilities engineered to the highest levels of compliance, reliability, and quality. The Company owns New Rise Reno Renewables, LLC, which owns and operates a renewable fuels facility, New Rise Reno, in McCarren, Nevada. In February 2025, New Rise Reno started its ramp-up process and began initial production of SAF and renewable naphtha (a byproduct in SAF production). First deliveries of neat SAF and renewable naphtha began in March 2025. During the initial phase of production ramp-up, New Rise Reno production facility operated at approximately 50% of nameplate capacity. Until SAF production is at nameplate capacity, New Rise Reno is not deemed to be an operating facility and classifies as under construction until final project acceptance under New Rise’s license agreement with Axens North America under the original intention of the SAF conversion. Such final project acceptance has not yet been completed.

While ramp-up processes are being undertaken and until final plant acceptance, management has made the determination to temporarily produce and sell renewable diesel, a byproduct of SAF production, which can be achieved at approximately 2,000 barrels per day, which is approximately 20% below nameplate capacity, and without any additional modifications to the facility. In May 2025, New Rise Reno began selling renewable diesel under its P66 Agreement, which was terminated on May 1, 2026.

We also own dormant biodiesel plants located in Fort Myers, Florida and Wilson, North Carolina that we are considering whether to further build-out and reconstruct into SAF, renewable fuels and/or associated SAF-related infrastructure. The Company is continuing to evaluate the role of each of the Fort Myers, Florida and Wilson, North Carolina facilities within our broader SAF and biofuels value chain.

Company Formation and Initial Acquisitions

XCF Global, formerly known as Focus Impact BH3 NewCo, Inc., was founded on March 6, 2024. Subsequent to the Prior Business Combination, the name was changed to XCF Global, Inc.

On October 31, 2023, Legacy XCF entered into an asset purchase agreement with Southeast Renewables to acquire its Wilson, North Carolina biodiesel plant assets for an aggregate purchase price of $100,000,000. Legacy XCF issued Southeast Renewables 7,700,000 shares of Legacy XCF at an agreed conversion price of $10 per share ($77,000,000) and issued a convertible promissory note (“Southeast Renewables Convertible Note”) in principal amount of $23,000,000, with a maturity date of October 31, 2024. The Southeast Renewables Convertible Note accrues interest at the per annum rate of 8%. The Southeast Renewables Convertible Note can be converted into shares of Legacy XCF common stock based on the outstanding principal and interest, divided by the conversion price. The conversion price prior to a change of control is $10, and subsequent to a change of control is equal to the volume weighted average price of the shares of common stock for the 20 days prior to the notice of conversion.

On December 29, 2023, Southeast Renewables exercised its right to convert the Southeast Renewables Convertible Note principal balance of $23,000,000 plus accrued interest of $297,425 into 2,329,743 shares of Legacy XCF common stock.

At the closing of the Prior Business Combination, the 7,700,000 shares and 2,329,743 shares of Legacy XCF common stock issued to Southeast Renewables were automatically converted into shares of XCF Class A common stock at an exchange ratio of approximately 0.68627. The 7,700,000 and 2,329,743 Legacy XCF shares converted into 5,284,301 and 1,598,839 shares of XCF Class A common stock upon closing.

On October 31, 2023, Legacy XCF also entered into an asset purchase agreement with Good Steward, to acquire its Fort Myers, Florida biodiesel plant assets. Legacy XCF issued Southeast Renewables, the parent company of Good Steward, 9,800,000 shares of XCF common stock as partial consideration for the purchase, and also assumed certain liabilities, including a $356,426 loan made by GL to Southeast Renewables. GL was a shareholder of Legacy XCF and owns membership interests in Southeast Renewables. The purchase price was $100,000,000 less $200,000 in notes payable, and loans assumed by Legacy XCF using a conversion price of $10 per share.

At the closing of the Prior Business Combination, the 9,800,000 shares of Legacy XCF common stock issued to Good Steward were automatically converted into shares of XCF common stock at an exchange ratio of approximately 0.68627. The 9,800,000 Legacy XCF shares converted into 6,725,474 shares of XCF Class A common stock upon closing.

The Wilson, North Carolina plant and Fort Myers, Florida plant have been non-operational for over three years and five years, respectively.

On January 23, 2025, and February 19, 2025, Legacy XCF completed its acquisitions of New Rise SAF and New Rise Renewables, which became wholly owned subsidiaries of Legacy XCF. New Rise Renewables, a Delaware limited liability company, was formed on September 23, 2016, for the purpose of owning 100% of New Rise Reno. New Rise Renewables is focused on producing renewable fuels to lower the world’s carbon footprint by meeting the growing demand for renewable fuels and will concentrate on the production of clean-burning, sustainable biofuels, principally SAF. The New Rise Reno facility is built on a 10-acre parcel located within McCarran, Nevada.

Recent Developments

New Rise Reno Renewable Fuel Sales

On July 9, 2026, XCF Global announced that the New Rise Renewables Reno facility has begun producing renewable fuels, with initial production consisting of renewable diesel as the Company advances standard commissioning and restart sequencing.

Hollywood Note and Security Agreement

On July 16, 2026, XCF Global entered into a Senior Secured Promissory Note and Security Agreement (the “Hollywood Note and Security Agreement”) with Hollywood Horizons, Inc. (“Hollywood”) pursuant to which XCF Global entered into a $400,000 senior secured loan with a 25% original issue discount, resulting in a purchase price of $300,000. The loan amount is equal to $400,000 with a 25% original issue discount. The note bears interest at ten percent (10%) per annum, payable monthly, with a non-amortizing two (2) month term. Interest is calculated on a 360-day year basis. The loan balance, including any accrued interest, is due in full 60 days after funding, with optional prepayment allowed without penalty. Default interest accrues at 18% per annum. XCF Global must make mandatory prepayments from (i) the first and any subsequent revenue collections from the sale of any products or services and (ii) the proceeds of any assets that are sold outside the ordinary course of business, until the loan is fully repaid. Additionally, XCF Global agreed to issue a non-refundable commitment fee of 500,000 shares of its XCF Global Common Stock pursuant to the Hollywood Note and Security Agreement.

To secure the loan, XCF Global granted Hollywood a first-priority security interest in all inventories, accounts, environmental attributes, deposit and securities accounts, equipment, chattel paper, and proceeds. The security interest granted only covers assets of XCF Global and does not extend to the assets held by any subsidiaries of the Company. In addition, XCF must reserve 5,000,000 shares of authorized but unissued Common Stock as Penalty of Default Shares, (the “Default Shares”) to be issued to Hollywood immediately upon any Event of Default (as defined in the Hollywood Note and Security Agreement). The secured loan is the sole responsibility of XCF Global and is not guaranteed by any of the Company’s subsidiaries.

Warrant Purchase Agreement and Registration Rights Agreement

On July 17, 2026, XCF Global entered into a warrant purchase agreement (the “Warrant Purchase Agreement”) with GL PART SPV II, LLC (“GL II”), pursuant to which, among other things, the Company agreed to issue and sell to GL II and GL II agreed to purchase from the Company in a private placement a Common Stock purchase warrant (the “Initial Warrant”) to purchase up to 6,891,798 shares of Common Stock, at an exercise price of $2.50 per share, subject to adjustment in accordance with the terms of the Initial Warrant. GL II is required to pay $1,000,000 for the Initial Warrant, which is equal to $0.1451 per share of Common Stock underlying the Initial Warrant (the “Per Warrant Share Purchase Price”). Subject to the satisfaction or waiver of the closing conditions set forth in the Warrant Purchase Agreement, the closing of the sale of the Initial Warrant (the “Initial Closing”) is expected to occur on July 31, 2026, or such other date as may be agreed by the Company and GL II.

The Warrant Purchase Agreement also provides that, at GL II’s sole discretion, GL II may purchase from the Company up to an additional $99.0 million of Common Stock purchase warrants (each, an “Additional Warrant” and, collectively, the “Additional Warrants”, and together with Initial Warrants, the “Warrants”), with terms substantially identical to the Initial Warrant. The Additional Warrants may be purchased on July 31, 2026, August 31, 2026, September 30, 2026, October 30, 2026, November 30, 2026, December 31, 2026, or such other dates prior to December 31, 2026 as may be mutually agreed upon by the Company and GL II. The price to be paid for the Additional Warrants will be based on a formula set forth in the Warrant Purchase Agreement, which takes into account the Black-Scholes value of each Warrant. The Warrant Purchase Agreement provides that (i) the aggregate number of shares of Common Stock issuable upon exercise of the Warrants issued under the Warrant Purchase Agreement may not exceed 50,000,000 shares and (ii) the Per Warrant Share Purchase Price for the Additional Warrants may not be less than $0.10.

GL PART SPV II, LLC is one of our existing stockholders and is controlled by Majique Ladnier, who is the sole member and largest beneficial owner of the Common Stock. The Warrant Purchase Agreement contains customary representations and warranties, and the sale of the Warrants is subject to customary closing conditions. The exercise price of the Warrants and the number of shares of Common Stock issuable upon exercise of the Warrants are subject to adjustments for stock splits, combinations, stock dividends or similar events. The Warrants may be exercised for cash or on a cashless basis.

Pursuant to the terms of the Warrant Purchase Agreement, the Company and GL II have agreed to enter into a Registration Rights Agreement (the “Registration Rights Agreement”) at the Initial Closing, pursuant to which, among other things, the Company will agree to (i) file a shelf registration statement (the “Registration Statement”) providing for the registration of the resale of the Warrants and the shares of Common Stock underlying the Warrants (collectively, the “Registrable Securities”) under the Securities Act on or before December 4, 2026 (the “Filing Deadline”), unless GL I notifies the Company prior to November 30, 2026 that it may purchase one or more Additional Warrants after November 30, 2026 and before December 31, 2026, in which case the Filing Deadline shall be January 5, 2027, (ii) use its reasonable best efforts to cause the Registration Statement to be declared effective after its filing at the earliest possible date, but no later than the earlier of (a) the 120th calendar day following the initial filing date of the Registration Statement if the SEC notifies the Company that it will “review” the Registration Statement and (b) the fifth Business Day after the date the Company is notified by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review, and (iii) maintain the effectiveness of the Registration Statement until the earlier of: the (a) date on which GL II shall have resold all the Registrable Securities covered thereby; (b) the date on which the Registrable Securities may be resold by GL II without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144 under the Securities Act (“Rule 144”), without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 or any other rule of similar effect; (c) the date on which all legends restricting transfer of the Registrable Securities under the Securities Act have been removed from the Registrable Securities.

Securities Purchase Agreement

On July 20, 2026, the Company entered into a Securities Purchase Agreement with Lombard Street Partners, LLC, pursuant to which the Company sold 6,666,667 shares of its Common Stock to Lombard Street Partners, LLC for an aggregate amount of $1,000,000.05. The Company agreed to issue one half of such shares promptly after the execution of such agreement and the remainder of such shares on July 24, 2026. The purchase price also is being paid in two installments, with one half paid on July 22, 2026 and the remainder paid on July 24, 2026.

The Company agreed to file a registration statement with the Securities and Exchange Commission registering the resale of such shares within two weeks following the effective date of this prospectus related to the Business Combination.

Brown Stone Financing

On July 1, 2026, XCF Global entered into a Senior Secured 25% Original Issue Discount Promissory Note and Security Agreement (the “Note and Security Agreement”) with Brown Stone Capital Limited (the “Brown Stone”) pursuant to which XCF Global entered into a $1,000,000 senior secured loan with a 25% original issue discount, resulting in a purchase price of $750,000.The loan amount is equal to $1,000,000 with a 25% original issue discount. The note bears interest at ten percent (10%) per annum, payable monthly, with a non-amortizing two (2) month term. Interest is calculated on a 360-day year basis. The loan balance, including any accrued interest, is due in full 60 days after funding, with optional prepayment allowed without penalty. Default interest accrues at 18% per annum. XCF Global must make mandatory prepayments from (i) the first and any subsequent revenue collections and (ii) the proceeds of any assets that are sold outside the ordinary course of business, until the loan is fully repaid. Additionally, XCF Global agreed to issue a non-refundable commitment fee of 500,000 shares (the “Commitment Fee”) of its common stock pursuant to the Note and Security Agreement.

To secure the loan, XCF Global granted Brown Stone a first-priority security interest in all inventories, accounts, environmental attributes, deposit and securities accounts, equipment, chattel paper, and proceeds. The security interest granted only covers assets of XCF Global, Inc. and does not extend to the assets held by any subsidiaries of XCF Global, Inc. In addition, XCF must reserve 5,000,000 Default Shares to be issued to Brown Stone immediately upon any Event of Default (as defined in the Note and Security Agreement). The secured loan is the sole responsibility of XCF Global and is not guaranteed by any of XCF Global’s subsidiaries.

Termination of ELOC Agreement

On June 15, 2026, XCF Global terminated the ELOC Agreement, pursuant to which XCF Global had the right to issue and to sell to Helena from time to time, up to $50,000,000 of XCF Global’s Common Stock, subject to the conditions set forth therein. The purchase price for the XCF Global Common Stock so purchased by Helena pursuant to an advance notice was the lowest intraday sale price for the XCF Global’s Common Shares during the three (3) trading days commencing on the date of Helena’s receipt of the XCF Global’s Common Shares relating to each such advance. Upon termination of the ELOC Agreement, the approximately 55,000,000 shares of XCF Global’s Common Stock previously reserved for issuance to Helena thereunder are no longer reserved, reducing the related potential dilution and associated market overhang, including potential shorting activity by market participants. XCF Global retains flexibility to pursue financing alternatives as it deems appropriate.

Business Combination

On January 26, 2026, XCF, entered into the term sheet with Southern, DEVS, and EEME, which sets forth the principal terms and conditions of the Proposed Transaction. Pursuant to the Term Sheet, and subject to the finalization of mutually agreeable merger structure and definitive transaction documents and ultimately the satisfaction of certain closing conditions, it is expected that Southern and DEVS will each merge with wholly-owned subsidiaries of XCF, with Southern and DEVS surviving, and their respective stockholders receiving shares of Common Stock of XCF, resulting in Southern and DEVS becoming wholly-owned subsidiaries of XCF.

In connection with and to support the Proposed Transaction and subject to the terms and conditions set forth in the Term Sheet, XCF agreed to invest $10 million to convert and build out its New Rise Reno facility for the Plant Conversion, to be funded through the sale by XCF to EEME of $10 million of Common Stock; provided that in no event shall XCF issue to EEME, nor shall EEME (i) acquire more than 41,639,170 shares of XCF’s common stock pursuant to this Term Sheet or (ii) acquire or to otherwise become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of a number of shares of Common Stock in excess of 19.99% of the issued and outstanding shares of Common Stock as of the date hereof until such time as XCF has obtain stockholder approval for such issuance (the “Share Cap”) which XCF obtained on March 6, 2026.

On March 6, 2026, XCF held a Special Meeting of Shareholders, at which the Shareholders approved the potential issuance of 19.99% or more of XCF’s issued and outstanding Common Stock to a single investor, thus removing the Share Cap.

Following the execution of the Term Sheet, on April 13, 2026, the Company entered into the BCA, by and among the Company, DevvStream, Southern, DevvStream Merger Sub Inc., a Delaware corporation and a newly-formed wholly-owned subsidiary of the Company (“DevvStream Merger Sub”), and Southern Merger Sub Inc., a Delaware corporation and a newly-formed wholly-owned subsidiary of the Company (“Southern Merger Sub”). Pursuant to the BCA, and subject to the satisfaction or waiver of customary closing conditions, (i) DevvStream will domesticate as a Delaware corporation, (ii) Southern will merge with and into Southern Merger Sub, with Southern surviving as a wholly-owned subsidiary of the Company, and (iii) DevvStream will merge with and into DevvStream Merger Sub, with DevvStream surviving as a wholly-owned subsidiary of the Company. As merger consideration, Southern shareholders will receive Company Common Shares equal to 50% of the aggregate Company Common Shares outstanding immediately prior to the effective time, and DevvStream shareholders will receive Company Common Shares equal to 15% of such aggregate shares outstanding immediately prior to the effective time.

The BCA contains customary representations, warranties, covenants and closing conditions, including the receipt of required shareholder approvals from the Company and DevvStream, effectiveness of a registration statement on Form S-4, receipt of required regulatory approvals, stock exchange listing approvals, and absence of any law or order prohibiting the transactions. The BCA may be terminated under certain circumstances, including by mutual written consent, if the transactions are not consummated by the outside date, for uncured material breaches, or if a party’s board changes its recommendation or enters into a superior proposal. DevvStream will owe a termination fee of $510,000 to the Company in certain circumstances, and the Company will owe a termination fee of $510,000 to DevvStream and $1,190,000 to Southern in certain circumstances. In connection with the BCA, the Company Core Securityholders, DevvStream Core Securityholders, and Southern Securityholders entered into Support & Lock-Up Agreements, pursuant to which such securityholders agreed to vote in favor of the Transactions and agreed to certain transfer and lock-up restrictions. Because the Company Core Securityholders and DevvStream Core Securityholders hold a sufficient number of voting shares to approve the Transactions on behalf of the Company and DevvStream, respectively, the requisite shareholder approvals are ensured, provided that such securityholders comply with their voting obligations.

On April 10, 2026, the Company appointed Harvey Schnitzer as its Chief Financial Officer, effective April 13, 2026, pursuant to an agreement with ZRG Interim Solutions dated December 29, 2025. Mr. Schnitzer assumed the CAO responsibilities upon Ms. Abowd’s departure.

Since the start of commercial operations in March 2025, the New Rise Reno facility has produced more than 2.5 million gallons of renewable fuels. New Rise Reno is in the final stages of its planned upgrade, intended to strengthen long-term operability and repeatability. Current workstreams are focused on improving operating stability and equipment readiness, reinforcing quality systems required for certified fuel, and strengthening start-up and operating procedures. To strengthen execution through the conversion and start-up preparation process, XCF has engaged an on-site engineering and operational readiness team from Alvarez & Marsal to provide added oversight, supporting procedure reviews, field verification, start-up sequencing and checklists, and controls-focused reviews. XCF is expecting to return to operations in June 2026, subject to completion of upgrade activities, and final commissioning and standard start-up procedures.

XCF continues to advance strategic initiatives, including licensing arrangements and strategic partnership agreements to support international expansion. XCF is progressing work to develop New Rise Australia with Continual Renewables Ventures under a modular SAF licensing framework, including completing initial front-end engineering scoping, confirming a reference plant design based on the New Rise Reno facility, and advancing early planning for a proposed first project in Perth. Separately, XCF executed a commercial collaboration agreement with Axens North America for Vegan® technology under a licensing-oriented framework. Additionally, XCF continues to advance its planned second facility in Reno, Nevada on approximately 10 acres adjacent to its existing flagship New Rise Reno facility, which is intended to support a doubling of production capacity by 2029.

Private Placement Issuances

On May 22, 2026, XCF Global entered into a securities purchase agreement (the “Brown Stone Agreement”) with Brown Stone Capital Ltd. (“Brown Stone”), pursuant to which the Company agreed to issue 13,333,340 shares (the “Brown Stone Shares”) of its Class A common stock, par value $0.0001 (“Common Stock”) for aggregate gross proceeds of approximately $2 million at a price per share of $0.15.

On May 25, 2026, XCF Global entered into a securities purchase agreement (the “EEME Agreement”) with EEME Energy SPV I, LLC (“EEME”), pursuant to which the Company agreed to issue 13,333,340 shares (the “EEME Shares” and together, with the Brown Stone Shares, the “Shares”) of its Common Stock for aggregate gross proceeds of approximately $2 million at a price per share of $0.15.

The Shares will not be registered under the Securities Act and will be issued in reliance on the exemptions from registration provided by Section 4(a)(2) under the Securities Act and Rule 506(b) of Regulation D. Each of Brown Stone and EEME have represented that it is an accredited investor, as defined in Rule 501 of Regulation D promulgated under the Securities Act.

Encore Debt Reduction and Equity Capitalization Increase

On May 6, 2026, XCF Global, New Rise Reno and Encore entered into a payable acknowledgement and settlement agreement (the “Encore Agreement”), pursuant to which approximately $16.7 million of outstanding accounts payable due to Encore DEC will be settled through the issuance of 37,033,386 shares of the XCF Global’s shares of Common Stock. Encore provides EPC services to the XCF Global. Encore is 100% owned by Soule, one of XCF Global’s major shareholders, and has provided feedstock degumming hydrotreater off gas conservation system construction services and sustainable aviation fuel conversion services to New Rise Reno.

Under the Encore Agreement, the conversion price is equal to the greater of: (a) the average closing price of XCF Common Stock on Nasdaq for the five (5) trading days immediately preceding the Effective Date, and (b) the closing price on the trading day immediately preceding the Effective Date (the “Conversion Price”). The conversion price was determined to be $0.451 per share and will result in 37,033,386 shares of Common Stock being issued to Encore. Immediately after the conversion, Soule beneficially owned approximately 53.6% of the Company’s outstanding Class A Common Stock inclusive of shares held directly, and indirectly through RESC Renewables Holdings and Encore DEC, LLC. However, on May 28, 2026, a court appointed a receiver for RESC Renewables Holdings and Soule no longer exercised beneficial ownership over such shares.

Twain Forbearance Agreement

On April 29, 2026, New Rise Reno and Twain entered into a Forbearance Agreement (the “2026 Twain Forbearance Agreement”), pursuant to which Twain has agreed to forbear from exercising its rights and remedies under the Ground Lease and related documents and/or applicable law with respect to any alleged defaults or alleged events of default until January 1, 2027, subject to certain conditions and exceptions provided in the 2026 Twain Forbearance Agreement. In consideration of Twain’s forbearance, XCF agreed to issue 4,000,000 shares of XCF Common Stock (the “2026 Landlord Shares”) to Twain and agreed to use its reasonable best efforts to file a registration statement on appropriate form with the SEC to register the 2026 Landlord Shares for resale. The net proceeds of any sale of the 2026 Landlord Shares are to be credited on a dollar-for-dollar basis against any remaining principal, interest, and penalties owed by New Rise Reno to Twain.

BGN Definitive Agreements

On July 7, 2026, XCF Global announced it had entered into definitive agreements with BGN which established the commercial structure previously contemplated under the BGN Term Sheet, whereby the Company would provide inside-the-fence logistics, production and refining services, storage and blending as well as marketing support in coordination with BGN’s sales and logistics teams. Pursuant to the definitive agreements, BGN is expected to facilitate feedstock supply and serve as a commercialization partner for renewable fuels produced at the Company’s New Rise Renewables Reno facility, including sustainable aviation fuel, renewable diesel and renewable naphtha. The parties intend to coordinate production planning, logistics and product marketing activities designed to support efficient delivery to end markets. The long-term framework is initially intended to support operations at the New Rise Renewables Reno facility and may be expanded to future XCF Global facilities, subject to operational readiness, market conditions, regulatory requirements and other customary business considerations.

Termination of P66 Agreement

On April 2, 2026, Phillips 66 delivered notice to New Rise Reno of termination of the P66 Agreement, and the P66 Agreement was terminated as of May 1, 2026.

Under the P66 Agreement, Phillips 66 supplied feedstock, which was stored at the New Rise facility to be used for the production of renewable diesel fuel and purchased 100% of the renewable diesel produced at the facility from New Rise Reno.

In connection with the termination, Phillips 66 also notified XCF Global of (1) suspension of its performance obligations under the P66 Agreement, including all product purchase, delivery, receipt, and payment obligations; (2) demand of performance assurance, pursuant to Section 13.3 of the P66 Agreement; and (3) its intent to exercise its rights of setoff under Section 22.5 of the Agreement and applicable law, whereby amounts owed by Phillips 66 to New Rise may be applied against amounts owed by New Rise to Phillips 66, including feedstock receivables and any accelerated obligations.

As of the date of this joint proxy/prospectus, the Company is evaluating the termination notice, its financial impact and is in discussions with Phillips 66 regarding an orderly wind-down and logistical matters associated with the termination of the P66 Agreement and disposition of the feedstock. In addition, the Company has entered into definitive agreements with BGN, pursuant to which BGN is expected to facilitate feedstock supply and serve as a commercialization partner for renewable fuels produced at New Rise Reno, including sustainable aviation fuel, renewable diesel and renewable naphtha.

Nasdaq Continued Listing Requirements

On December 9, 2025, XCF Global received a notification letter from the Listing Qualifications Department of Nasdaq advising that, based on the previous 30 consecutive business days, XCF Global’s listed security no longer met the minimum $1 bid price per share requirement. Therefore, in accordance with the Nasdaq Listing Rules, XCF Global was provided 180 calendar days, or until June 8, 2026, to regain compliance. On June 9, 2025, following a review of XCF Global’s plans to become compliance, the Listing Qualifications Department of Nasdaq granted XCF Global’s request for an additional 180-day period, or until December 7, 2026, to regain compliance with Nasdaq’s minimum bid price requirement, allowing XCF Global to maintain its listing on the Nasdaq Stock Exchange.

Financial Overview

Results of Operations — for the three months ended March 31, 2026, and 2025

	Three Months Ended	Three Months Ended
	March 31, 2026	March 31, 2025
Revenue	$348,688	$—
Cost of sales	660,938	—
Gross loss	(312,250)	—

Operating expenses:
Operating expenses	3,435,684	1,546,865
General and administrative expenses	3,970,083	3,782,785
Severance expense	(14,516)	—
Professional fees	2,634,006	576,635
Total operating expenses	10,025,257	5,906,285
Loss from operations	(10,337,507)	(5,906,285)

Other income (expense)
Change in the fair value of notes payable	(142,858)	(45,000)
Change in fair value of warrants	(4,564,500)	—
Interest income (expense), net	(3,083,569)	(1,498,905)
Other income (expense), net	316,019	(17,011)
Total other income (expense)	(7,474,908)	(1,560,916)
Net loss	$(17,812,415)	$(7,467,201)

Loss per common share, basic and diluted	$(0.07)	$(0.05)

Weighted average number of common shares outstanding, basic and diluted	241,039,943	159,272,518

Cost of sales

We incurred $660,938 and $0 of cost of sales for the three months ended March 31, 2026, and 2025, respectively. Cost of sales primarily consists of feedstock.

Operating expenses

We incurred $3,435,684 and $1,546,865 of operating costs for the three months ended March 31, 2026, and 2025, respectively. Direct costs primarily consist of plant utilities, plant operating expenses, and logistic and handling costs.

General and administrative expenses

We incurred $3,970,083 and $3,782,785 of general and administrative expenses during the three months ended March 31, 2026, and 2025, respectively. General and administrative expenses primarily consist of stock-based compensation, professional fees, payroll expenses, rent, and other expenses. The expenses have increased due to an increase in stock-based compensation and payroll cost during the three-month period ended March 31, 2026.

Severance expenses

We incurred $(14,516) and $0 of severance expenses during the three months ended March 31, 2026, and 2025, respectively. Severance expenses consist of cash and stock-based compensation that may be paid to former executives and contractors as part of their severance agreement. Severance expense was negative for the quarter due to the reversal of previously recorded amortization of stock-based compensation related to separated employees.

Professional fees

We incurred $2,634,006 and $576,635 of professional fees during the three months ended March 31, 2026 and 2025. Professional fees primarily consist of fees payable for transaction cost, consulting fees for transaction closing, legal fees, marketing consultancy, and other consultancy expenses.

Change in the fair value of notes payable

Change in the fair value of note payable was $(142,858) and $(45,000), respectively, for the three months ended March 31, 2026, and 2025. As a result of the Acquisition and Business Combination, XCF assumed several promissory note agreements and a note payable from Polar Multi-Strategy Master Fund (“Polar”) of $1,200,000. The Company elected the fair value option for valuing these notes. The Company recognized a $41,682 gain due to the change in fair value of the Polar note and is recorded within change in the fair value of note payable in the unaudited condensed consolidated statements of operation. The Company recognized a $101,176 gain due to the change in fair value of the other promissory notes and is recorded within change in the fair value of note payable in the unaudited condensed consolidated statements of operation.

Change in fair value of warrants

Change in the fair value of warrants was $(4,564,500) and $0, respectively, for the three months ended March 31, 2026, and 2025. In connection with the closing of Business Combination, the Company assumed 11,500,000 outstanding public warrants (the “Public Warrants”) to purchase an aggregate 11,500,000 shares of New XCF common stock at $11.50 and 6,400,000 outstanding private placement warrants (the “Private Placement Warrants”) to purchase an aggregate 6,400,000 shares of New XCF common stock at $11.50. The total value of the liability associated with the Public Warrants and Private Warrants was $3,415,500 and $1,900,800, measured at fair value.

Interest expense

We incurred $3,083,569 and $1,498,905 of interest expense, net for the three months ended March 31, 2026 and 2025, respectively. Interest expense consists of interest incurred on our convertible promissory notes and notes payable and late fees on the notes payable. For the three months ended March 31, 2026, the Company entered into additional convertible promissory notes and incurred late fees on financial liability as compared to the three months ended March 31, 2025, resulting in additional interest expense being incurred during the period.

Other income (expenses), net

We earned income equal to $316,019 and incurred expenses equal to $(17,011), for the three months ended March 31, 2026, and 2025, respectively. Other expenses primarily consist of gain on settlement of accounts payable and discount on notes issued.

Encore Liability Agreement

On May 6, 2026, the Company and Encore entered into a payable acknowledgement and settlement agreement, pursuant to which approximately $16,701,982 of outstanding notes and certain liabilities due to Encore will be settled through the issuance of 37,033,386 shares of the Company’s Class A Common Stock, par value $0.0001. Encore provides EPC services to the Company. Encore is 100% owned by Randy Soule, the majority shareholder of the Company, and has provided feedstock degumming hydrotreater off gas conservation system construction services and sustainable aviation fuel conversion services to New Rise Reno.

Liability Conversion Agreements

On May 14, 2026, the Company entered into certain liability conversion agreements with various other parties for, among other things, a conversion price of $0.451 per share. The liability conversion includes six individuals and business entities providing for the conversion of $917,163 in debt for 2,033,621 shares of the Company’s Class A Common stock. When the six participants are included with the Encore debt conversion described above, the liability conversion represents $17,619,220 in debt for 39,067,007 shares of the Company’s Class A Common stock.

Advario Texas City, LLC Note Payable

On April 30, 2026, New Rise Renewables, LLC entered into a note with Advario Texas City, LLC (“Advario”) for $1,200,000. An amount of $25,000 was paid upon the execution of the note. An additional payment of $25,000 is due on July 1, 2026, or the operational start of the plant, whichever occurs first. The note calls for monthly installments of $50,000 beginning on May 15, 2026 until the note is paid in full.

Results of Operations — for the year ended December 31, 2025, and 2024

	Year Ended	Year Ended
	December 31, 2025	December 31, 2024
Revenue	$20,815,955	$—
Cost of sales	24,586,068	—
Gross loss	(3,770,113)	—

Operating expenses:
Operating expenses	7,010,223	2,987,852
General and administrative expenses	22,385,312	18,186,056
Severance expense	19,162,500	—
Professional fees	15,559,033	—
Total operating expenses	64,117,068	21,173,908
Loss from operations	(67,887,181)	(21,173,908)
Other income (expense)
Change in the fair value of note payable	4,567,951	—
Change in the fair value of notes payable related party	(514,709)
Change in fair value of warrants	209,916,200	—
Loss on issuance of debt	(138,000)	—
Loss on issuance of debt to related party	(40,531,000)	—
ELOC commitment fees	(7,400,000)	—
Unrealized loss on derivative asset	(16,156,071)	—
Realized gain on derivative asset	1,316,827
Interest income (expense), net	(9,155,274)	(2,930,889)
Other income (expense), net	(13,975)
Total other income (expense)	141,891,949	(2,930,889)

Net income (loss)	$74,004,768	$(24,104,797)

Income (loss) per common share, basic and diluted(1)	$0.52	$—

Weighted average number of common shares outstanding, basic and diluted(1)	142,298,067	—

____________

(1)      The historical common equity structure was in the form of membership percentages, and no shares were issued. As such, reporting periods prior to the year ended December 31, 2025 will not present share or per share data.

Revenue

The Company’s revenues are generated under an agreement with Phillips 66. Under the Phillips 66 agreement, the Company will sell renewable fuels and transfer Environmental Credits associated with the generation of the renewable fuels.

Sale of sustainable aviation fuel and Naphtha

As discussed in Note 1, the Company is currently in the process of constructing plants to process non-food feedstock into renewable fuels. While the Company owns several plants, none of the facilities have commenced production operations as of December 31, 2025. As the plants were in the construction phase, all sales of sustainable aviation fuel and Naphtha are considered activities to bring the plant assets to operating production; therefore, in accordance with

ASC 360-10-30-1, sales of sustainable aviation fuel and Naphtha during the construction phase before operational commencement occurs are capitalized as a reduction of the cost of the plant. For the years ended December 31, 2025, $2,741,987 of net sales of Naphtha and synthetic blended components were capitalized as a reduction of the cost of the plants, respectively.

Sale of renewable diesel and Environmental Credits

The Company generates revenue from the sale of renewable diesel and transfer of related Environmental Credits under the contract with Phillips 66 when control is transferred to the customer. The amount of consideration to which the Company is entitled for the delivery of renewable diesel and Environmental Credits is based on pricing established in the contract that is indexed to commodity market prices and quantities sold. Revenue related to the sale of renewable energy and Environmental Credits is recognized at a point in time when control is transferred to the associated customer. During the years ended December 31, 2025, and 2024, $20,815,955 and $0 was recognized from the sales of renewable diesel, Naphtha and Environmental Credits.

Cost of Sales

We incurred $24,586,068 and $0 of cost of sales for the years ended December 31, 2025, and 2024, respectively. Cost of sales includes those costs directly associated with the production of revenues, such as raw material consumed, freight costs, factory overhead, personnel costs, and other direct production costs.

Operating expenses

We incurred $7,010,223 and $2,987,852 of operating costs for the years ended December 31, 2025, and 2024, respectively. Operating costs primarily consist of plant utilities, repairs and maintenance, quality control and testing. The increase in operating costs is attributable to our New Rise facility starting production.

General and Administrative Expenses

We incurred $22,385,312 and $18,186,056 of general and administrative expenses during the years ended December 31, 2025, and 2024, respectively. General and administrative expenses primarily consist of stock-based compensation, professional fees, payroll expenses, rent, and other expenses. The expenses have increased due to a significant increase in the stock-based compensation and payroll cost during the year ended December 31, 2025.

Severance expense

We incurred $19,162,500 and $0 severance expenses for the years ended December 31, 2025, and 2024, respectively. Severance expenses consist of stock-based compensation that may be paid to former executives as part of their severance agreement.

Professional fees

We incurred $15,559,033 and $0 professional fees for the year ended December 31, 2025, and 2024, respectively. Professional fees primarily consist of fees payable for transaction cost, consulting fees for transaction closing, legal fees, marketing consultancy, and other consultancy expenses.

Change in the fair value of notes payable

Change in the fair value of note payable was $4,567,951 and $0, respectively, for the year ended December 31, 2025, and 2024. As a result of the Business Combination that closed June 6, 2025, XCF assumed a note payable from Polar of $1,200,000. The Company elected the fair value option for valuing this loan. From the date of Business Combination to period end, the Company recognized a $4,567,951 gain due to the change in fair value of the Polar note and several other note payables. This change is recorded within change in the fair value of note payable in the consolidated statements of operations.

Change in the fair value of note payable related party was $(514,709) and $0, respectively, for the year ended December 31, 2025, and 2024.

Change in fair value of warrants

Change in the fair value of warrants was $209,916,200 and $0, respectively, for the year ended December 31, 2025, and 2024. In connection with the closing of Business Combination, the Company assumed 11,500,000 outstanding public warrants (the “Public Warrants”) to purchase an aggregate 11,500,000 shares of New XCF common stock at $11.50 and 6,400,000 outstanding private placement warrants (the “Private Placement Warrants”) to purchase an aggregate 6,400,000 shares of New XCF common stock at $11.50. The total value of the liability associated with the Public Warrants and Private Warrants was $121,900,000 and $88, 768,000, measured at fair value at the Closing Date. The company has recognized a gain of $209,916,200 with the revaluation of these warrants.

Loss on issuance of debt

Loss on issuance of debt was $138,000 and $0, respectively, for the year ended December 31, 2025, and 2024.

Loss on issuance of debt to related party

Loss on issuance of debt to related party was $40,531,000 and $0, respectively, for the year ended December 31, 2025, and 2024. The loss was recorded on a promissory note issued to GL which has been converted to shares of Class A common stock.

ELOC commitment fees

ELOC commitment fees were $7,400,000 and $0, respectively, for the year ended December 31, 2025, and 2024. The expenses are paid for commitment fees in connection with the ELOC Agreement with Helena for $50,000,000.

Unrealized and Realized loss on derivative asset

On May 30, 2025, XCF Global, Legacy XCF, Soule, in his individual capacity as a shareholder of Legacy XCF, and Helena entered into a promissory note (the “Helena Note”) for gross principal amount of $2,000,000. The Helena Note bears interest of $400,000, is unsecured, and is due at the earlier of (i) the date that is three months from Helena’s disbursement of the loan, (ii) an event of default (as specified in the Helena Note), if such note is then declared due and payable in writing by the holder or if a bankruptcy event occurs (in which case no written notice from the holder is required) or (iii) in connection with future debt or equity issuances by New XCF or its subsidiaries. In connection with the issuance of the Helena Note, Soule has agreed to transfer 2,840,000 shares of Legacy XCF common stock held by him to Helena, representing the expected number of shares of Legacy XCF common stock that will be equal to 1,948,862 shares of New XCF Class A common stock as of the closing of the Prior Business Combination (the “Advanced Shares”). Upon Helena’s receipt of an aggregate of $2,400,000 in (i) payments from New XCF and (ii) aggregate net proceeds from the sale of Advanced Shares, New XCF’s payment obligations for principal and interest under the Helena Note will have been satisfied and Helena is obligated to return any remaining Advanced Shares to Soule. If Helena shall have sold all of the Advanced Shares and not yet received at least $2,400,000 in net proceeds from the sale thereof and in other payments from New XCF, New XCF shall remain responsible for payment of any shortfall, which shall be payable as otherwise required under the terms of the Helena Note. As disclosed above with respect to the Helena Note, in connection with the issuance of the Helena Note, Soule agreed to transfer 2,840,000 shares of Legacy XCF common stock held by him to Helena. The Company and Soule entered into a letter agreement dated as of May 30, 2025 (the “Side Letter Forward” or “derivative asset”), pursuant to which the Company agreed to issue Soule 2,840,000 shares of Legacy XCF common stock (“Replacement Shares”) in consideration for Soule’s transfer of an equal number of shares to Helena. At issuance, the Company recorded the Replacement Shares and the Side Letter Forward at their fair value. On July 1 and July 16, 2025, the Company received cash payment from Helena totaling $2,249,381 for the remaining Advanced Shares, and in exchange the Company and Soule waived Helena’s obligation to return the those remaining Advanced Shares. The Company remeasured the derivate asset and recorded an unrealized gain of $97,443 which was recorded within unrealized loss on derivative asset in the consolidated statements of operations. The Company derecognized the derivative asset at the settlement date fair value and recorded $1,316,827 of gain for the difference between the cash received and the fair value of the derivative asset, which is recorded in realized gain on derivative asset. For the period ended December 31, 2025, the Company recognized a $16,156,071 loss on the Side Letter Forward, which is recorded in unrealized loss on derivative asset in the consolidated statement of operations. As of December 31, 2025, the fair value of the derivative asset is $0.

Interest income (expense), net

We incurred $(9,155,274) and $(2,930,889) of interest income (expense), net for the year ended December 31, 2025, and 2024, respectively. Interest expense consists of interest incurred on our convertible promissory notes and notes payable and late fees on the notes payable. For the year ended December 31, 2025, the Company entered into additional convertible promissory notes and incurred late fees on financial liability as compared to the year ended December 31, 2024, resulting in additional interest expense being incurred during the period.

Critical Accounting Estimates and Policies

Our financial statements are prepared in accordance with generally accepted accounting principles in the U.S. The preparation of our financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses, and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in the notes to our financial statements, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Inventory

Inventories are comprised of raw materials, work-in-process and finished goods, and are stated at the lower of cost or net realizable value. Cost is determined by using the weighted average method. Management compares the cost of inventories with the net realizable value, and an allowance is made to write down inventories to market value, if lower. Net realizable value is the estimated selling price in the ordinary course of business, less predictable cost of completion and applicable selling expenses. The cost of inventories includes inbound freight costs. As of March 31, 2026, the Company had $0 and $38,752 of raw material and finished goods inventory, net of reserves, respectively. As of March 31, 2025, the Company did not hold any inventory.

As of December 31, 2025, the Company reported finished goods inventory of $337,971, net of reserves, and recorded inventory reserves of $49,277, primarily related to finished goods. The Company did not hold any inventory as of December 31, 2024. Inventory balances and related reserves may fluctuate in future periods as the Company expands operations and responds to changes in demand and market conditions.

Impairment of Long-Lived Assets

Long-lived assets, including construction in progress, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to future net cash flows expected to be generated by the asset group. If an asset group is determined not to be recoverable, the asset group’s carrying value is considered to be impaired. The impairment to be recognized is the amount by which the carrying amount of the assets exceeds the fair market value of the assets and is allocated to individual assets in the asset group on a relative fair value basis, not to be reduced below an individual asset’s fair value. During the periods ended March 31, 2026 and December 31, 2025, no triggering events were identified that would require a quantitative assessment. During the periods ended March 31, 2026, and December 31, 2025, no impairment expense was recognized. During the year ended December 31, 2024, no triggering events were identified that would require a quantitative assessment. During the periods ended December 31, 2025, and December 31, 2024, no impairment expense was recognized.

Income Taxes

The Company’s income tax policy is considered critical due to the significant judgment required in evaluating deferred tax assets, assessing valuation allowances, and estimating liabilities for uncertain tax positions. Management regularly reviews the realizability of deferred tax assets and adjusts valuation allowances accordingly. The Company also evaluates tax positions taken in filed returns and records reserves where appropriate.

Construction in progress (“CIP”)

We incur costs related to the development and construction of our projects. Development costs are expensed as incurred. Once management concludes that construction of a project is probable and sufficient development milestones have been achieved, certain directly attributable costs are capitalized as construction in progress and depreciated over the useful life of the related asset once placed into service.

Determining whether a project has reached the point at which construction is considered probable requires significant judgment and depends on factors such as regulatory approvals, financing availability, project economics, and management’s intent and ability to proceed. If management’s judgments regarding project viability change, capitalized costs could be written off, which could have a material adverse effect on our financial results.

New Accounting Pronouncements

Recently Issued, Not Yet Adopted Accounting Pronouncements

In November 2024, the FASB issued ASU 2024-03, “Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40)–Disaggregation of Income Statement Expenses,” which requires additional disclosure about specified categories of expenses included in relevant expense captions presented on the income statement. The amendments are effective for annual periods beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The amendments may be applied either prospectively or retrospectively. The Company is currently evaluating this ASU to determine its impact on the Company’s disclosures.

In November 2024, the FASB issued ASU 2024-04 (“ASU 2024-04”), Debt-Debt with Conversion and Other Options (Subtopic 470-20). The guidance in ASU 2024-04 clarifies the requirements related to accounting for the settlement of a debt instrument as an induced conversion. The standard is effective for fiscal years beginning after December 15, 2025, and interim periods within fiscal years beginning after December 15, 2025, with early adoption permitted as of the beginning of a reporting period if the entity has also adopted ASU 2020-06 for that period. The Company is currently evaluating the impact that the adoption of ASU 2024-04 may have on its disclosures in its consolidated financial statements.

Recently Adopted Accounting Pronouncements

In May 2025, the FASB issued ASU 2025-03 (“ASU 2025-03”), Business Combinations (Topic 805) and Consolidation (Topic 810), which enhance the comparability of financial statements across entities engaging in acquisition transactions effected primarily by exchanging equity interests when the legal acquiree meets the definition of a business. Specifically, under the amendments, acquisition transactions in which the legal acquiree is a VIE will, in more instances, result in the same accounting outcomes as economically similar transactions in which the legal acquiree is a voting interest entity. The amendments in this Update do not change the accounting for a transaction determined to be a reverse acquisition or a transaction in which the legal acquirer is not a business and is determined to be the accounting acquiree. The amendments are effective for fiscal years beginning after December 15, 2026, and interim reporting periods within those annual reporting periods. The amendment should be applied prospectively to any acquisition transaction that occurs after the initial application date. Early adoption is permitted as of the beginning of an interim or annual reporting period. The Company early adopted the ASU 2025-03 as of January 1, 2025. The adoption of ASU 2025-03 did not have a material impact on its consolidated financial statements as of December 31, 2025.

In December 2023, the FASB issued ASU 2023-09 (“ASU 2023-09”), Income Taxes, which enhances the transparency of income tax disclosures by expanding annual disclosure requirements related to the rate reconciliation and income taxes paid. The amendments are effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The amendments should be applied on a prospective basis. Retrospective application is permitted. The Company adopted ASU 2023-09 as of January 1, 2025. The adoption did not have a material impact on its consolidated financial statements.

In November 2024, the FASB issued ASU 2024-04 (“ASU 2024-04”), Debt-Debt with Conversion and Other Options (Subtopic 470-20). The guidance in ASU 2024-04 clarifies the requirements related to accounting for the settlement of a debt instrument as an induced conversion. The standard is effective for fiscal years beginning after December 15, 2025, and interim periods within fiscal years beginning after December 15, 2025, with early adoption permitted as of the beginning of a reporting period if the entity has also adopted ASU 2020-06 for that period. The Company adopted ASU 2024-04 as of January 1, 2026, on a prospective basis. The adoption did not have a material impact on its unaudited condensed consolidated financial statements.

In September 2025, the FASB issued ASU 2025-07, Derivatives and Hedging (Topic 815) and Revenue from Contracts with Customers (Topic 606): Scope Clarifications for Certain Contracts and Share-Based Consideration. The amendments refine the scope of ASC 815 by introducing a new exception for certain non-exchange-traded contracts whose underlying variables are based on the operations or activities of one of the contract parties, thereby reducing the number of arrangements requiring derivative accounting. The ASU also clarifies that share-based noncash consideration received from a customer is accounted for under ASC 606, measured at fair value at contract inception and recognized as revenue as performance obligations are satisfied, unless and until the instrument becomes subject to other applicable GAAP. ASU 2025-07 is effective for fiscal years beginning after December 15, 2025, including interim periods within those fiscal years. Early adoption is permitted. The Company adopted ASU 2025-07 as of January 1, 2026. The adoption did not have a material impact on its unaudited condensed consolidated financial statements.

Liquidity and Capital Resources

We continually monitor and manage cash flow to assess the liquidity necessary to fund operations and capital projects. We manage our capital resources and adjust them to account for changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust our capital resources, we may, where necessary, control the amount of working capital, pursue financing or manage the timing of our capital expenditures. As of March 31, 2026, we had a working capital shortage of $240,613,017 (current assets of $4,225,054 less current liabilities of $244,838,071). The significant working capital deficient is primarily due to the notes payable that have been reclassified as current notes payable. These conditions raise substantial doubt about our ability to continue as a going concern.

As of December 31, 2025, we had a working capital deficit of $221,365,831 (current assets of $27,648,607, less current liabilities of $249,014,438 These conditions raise substantial doubt about our ability to continue as a going concern.

On April 18, 2025, and April 30, 2025, the Company received notice that New Rise Reno is in default of the terms of the financial liability to Greater Nevada Credit Union (“GNCU”) for its failure to make certain payments that are due and owing thereunder. By letter dated August 6, 2025, GNCU notified New Rise Reno of additional events of default and the acceleration of the full unpaid balances of the GNCU Loan. The acceleration notice indicated that the amount owing as of August 5, 2025, excluding applicable fees, costs, and penalties, is $130,671,882.10. On August 27, 2025, GNCU withdrew the notice of acceleration; however, GNCU did not withdraw, modify, or waive the notice of additional events of default and failure to timely cure ongoing payment default. The Company is in active discussions with GNCU to resolve these matters, including the possibility of a potential forbearance or modified loan payment schedule while the Company seeks and secures financing and ramps-up SAF production. The Company is actively evaluating financing alternatives that, if completed, would allow the refinancing of the GNCU Loan and the Ground Lease payments. However, there can be no assurance that the Company will be able to reach agreement with GNCU to resolve these matters on acceptable terms, or at all. If GNCU pursues one or more of its available remedies and is successful in exercising its possessory or foreclosure remedies, such events would materially disrupt operations and could result in a temporary or permanent cessation of operations at the New Rise Reno production facility.

As part of the acquisition of the Fort Myers and Wilson facilities, Legacy XCF assumed unsecured debt of $1,519,625. As of the date of this joint proxy statement/prospectus, the Company is in default under certain of these unsecured loan agreements due to the non-payment of scheduled principal and/or interest amounts. The affected loans have an aggregate principal balance of approximately $983,750 and interest payable of approximately $353,875 and carry maturities ranging from 2021 to 2024. Although the holders have not yet exercised their rights, they could call the notes or take other action at any time. The Company is actively engaged in discussions with the affected lenders regarding potential amendments, forbearance arrangements, or restructuring of the outstanding obligations, but there can be no assurance that such discussions will result in a favorable outcome or a waiver of the existing defaults.

As of the date of this joint proxy statement/prospectus, the Company has not repaid Polar Multi-Strategy Master Fund $1,200,000 of the assumed liability in connection with the closing of the Business Combination. The unpaid balance carries a penalty interest rate of 120,000 shares per month that the amount remains outstanding. On June 28, 2025,

XCF received notice from Polar that it was in technical default of the Polar Subscription Agreement. On October 7, 2025, the Company issued 480,000 shares of Class A common stock to Polar for the default, and on April 24, 2026, the Company issued an additional 600,000 shares of Class A common stock to Polar for the continuing default.

The Company’s ultimate success is dependent on its ability to obtain additional financing and generate sufficient cash flow to meet its obligations on a timely basis. The Company’s business will require significant capital to sustain operations and significant investments to execute its long-term business plan. Additionally, the Company anticipates incurring significant expense in connection with negotiating the Potential Transaction among the Company, DEVS, Southern and EEME, as well as integrating and operating the combined companies should the Potential Transaction be consummated, of which there can be no assurances. Absent generation of sufficient revenue from the execution of the Company’s long-term business plan, the Company will need to obtain debt or equity financing, especially if the Company experiences downturns, delays in production, or other operating disruptions in its business that are more severe or longer than anticipated, or if the Company experiences significant increases in expense levels resulting from being a publicly-traded company or from operations. In addition, the Company’s business plan anticipates that we will grow our business through a combination of acquiring and constructing new production facilities and converting existing production facilities that we acquire to SAF production, all of which is anticipated to require us to raise capital, of which there can be no assurances, and may require that we incur debt, assume contingent liabilities or amortize expenses related to intangible assets, any of which could harm our business.

Such additional debt or equity financing may not be available to the Company on favorable terms, if at all. If we do raise additional capital through public or private equity or convertible debt offerings, the ownership interest of our existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of holders of our Class A common stock. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, or paying dividends.

The Company continues to actively pursue additional capital resources. Although the Company remains optimistic about possibilities, there can be no assurance that the Company will be successful in raising additional capital. Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section titled “Risk Factors”.

Current cash and cash equivalents as of March 31, 2026, excluding restricted cash, totaled $1,047,539. We do not believe cash on hand will be adequate to satisfy obligations in the ordinary course of business over the next twelve months. Management has assessed the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to raise sufficient funds to pay ongoing operating expenditures and meet its obligations over the next twelve months. Based on this assessment, there are material uncertainties about the business that may cast doubt about the Company’s ability to continue as a going concern. The Company historically was able to obtain certain bridge financing from a significant shareholder (GL Part SPV I, LLC) to fund its operations, but there is no ongoing commitment or obligation to provide such financing in the future. The Company is currently actively seeking new sources of financing, which will enable the Company to meet its obligations for the twelve-month period from the date the financial statements were available to be issued. The financial statements do not give effect to any adjustments that are required to realize assets and discharge liabilities in other than the normal course of business and at amounts different from those reflected in the financial statements. Such adjustments could be material.

The table below presents our cash flows during the three months ended March 31, 2026, and 2025, respectively:

	For the three months ended March 31, 2026	For the three months ended March 31, 2025
Net cash provided by (used in):
Operating activities	$(4,335,536)	$(3,306,468)
Investing activities	(2,695,771)	(930,099)
Financing activities	7,923,909	4,387,000
Net increase in cash	$892,602	$150,433

Individual components of our cash flows are discussed below:

Net cash used in operating activities

Net cash used in operating activities during the three months ended March 31, 2026, and 2025 was $(4,335,536) and $(3,306,468) respectively.

For the three months ended March 31, 2026, net cash used in operating activities of ($4,335,536) primarily consisted of non-cash change in fair value of warrants liabilities of $4,564,500, partially offset by net loss of $17,812,415 and a benefit of stock based compensation expenses of 4,704,128, a decrease in accounts receivable of 21,745,385, a decrease in accounts payable of $18,954,040 and an increase of accrued expenses of $6,317,874.

For the three months ended March 31, 2025, net cash used in operating activities was $(3,306,468). Net cash used in operating activities primarily consisted of a net loss of $7,467,201 and an increase in accrued expenses of $2,056,993.

Net cash used in investing activities

Net cash used in investing activities during the three months ended March 31, 2026, and 2025 was $2,695,771 and $1,150,996, respectively.

For the three months ended March 31, 2026 and March 31, 2025, net cash used in investing activities primarily consisted of additions to construction in progress of $2,695,771 and $1,150,996, respectively.

Net cash provided by financing activities

Net cash provided by financing activities during the three months ended March 31, 2026, and 2025 was $7,923,909 and $4,387,000, respectively.

During the three months ended March 31, 2026, net cash provided by financing activities primarily consisted of proceeds from stock issuances of $9,580,229 and repayment of notes of $1,656,320.

Net cash provided by financing activities during the three months ended March 31, 2025, was $4,387,000. Net cash provided by financing activities consisted of proceeds from member contributions.

As of December 31, 2025 and 2024, we had $159,232 and $413,006 in cash, respectively. We are actively managing current cash flows until such time that we are profitable. The table below presents our cash flows during the years ended December 31, 2025 and 2024, respectively:

	Years Ended December 31,
	2025	2024
Net cash used in operating activities	$(17,857,747)	$(11,137,519)
Net cash used in investing activities	(1,563,317)	(28,918,084)
Net cash provided by financing activities	19,167,290	40,292,009
Net increase (decrease) in cash and cash equivalents	$(253,774)	$236,406

During the years ended December 31, 2025 and 2024, cash used in operations was $17,857,747 and $11,137,519, respectively. The use of cash in all periods primarily resulted from our net losses adjusted for non-cash items and changes in operating assets and liabilities.

During the fiscal years ended December 31, 2025 and 2024, cash used in investing was $1,563,317 and $28,918,084, respectively. This primarily consisted of purchases of property and equipment.

During the years ended December 31, 2025 and 2024, cash provided by financing was $19,167,290 and $40,292,009, respectively. The net cash provided by financing activities for the year ended December 31, 2025, was primarily from proceeds from related party note payable and proceeds from borrowing.

Additional details of our financing activities for the periods reflected in this report as well as certain information on our outstanding shares is provided below:

Financings

We have funded our business to date primarily from the issuance of our common stock and convertible debentures through private placements, from proceeds from the exercises of warrants, from sales of renewable fuel and from loans from related parties.

On February 14, 2024, Legacy XCF and GL entered into a note purchase agreement pursuant to which $1,210,383 of principal amount of prior loans were consolidated into one convertible promissory note issued by Legacy XCF in an equivalent principal amount, interest rate and conversion terms. GL subsequently exercised its right to convert the $1,210,383 of principal and $9,487 in accrued interest into 1,219,870 shares of Legacy XCF common stock. At the closing of the Business Combination, the 1,219,870 Legacy XCF common stock issued to GL were automatically converted into shares of XCF common stock at an exchange ratio of approximately 0.68627. The 1,219,870 Legacy XCF shares converted into 837,164 shares of XCF Class A common stock upon closing.

On February 26, 2024, Legacy XCF and GL entered into a note purchase agreement pursuant to which GL agreed to purchase, and XCF agreed to sell and issue to GL a convertible promissory note in principal amount of $600,000. The unsecured, convertible note provided for an interest rate of 10% per annum, with the principal amount plus any accrued interest convertible into shares of Legacy XCF common stock at a conversion price of $1 per share. GL subsequently exercised its right to convert the $600,000 of principal and $164 in accrued interest into 600,164 shares of Legacy XCF common stock. At the closing of the Business Combination, the 600,164 Legacy XCF common stock issued to GL was automatically converted into shares of XCF common stock at an exchange ratio of approximately 0.68627. The 600,164 Legacy XCF shares converted into 411,876 shares of XCF Class A common stock upon closing.

During Q4 2024, Legacy XCF entered into four note purchase agreements pursuant to which GL agreed to purchase, and XCF agreed to sell and issue to GL, four promissory notes in principal amounts of $2,000,000, $1,000,000, $1,090,000, and $250,000. The unsecured convertible notes provided for an interest rate of 10% per annum, with the principal amount plus any accrued interest convertible into shares of Legacy XCF common stock at a conversion price of $0.40 per share. GL subsequently exercised its right to convert the principal amounts of each note into 5,000,000 shares, 2,500,000 shares, 2,725,000 shares, and 625,000 shares of Legacy XCF common stock, respectively, for each principal amount noted above. No interest was accrued on the principal amounts of the notes. At the closing of the Business Combination, the 5,000,000 shares, 2,500,000 shares, 2,725,000 shares and 625,000 shares, totaling 10,350,000 of Legacy XCF common stock issued to GL were automatically converted into shares of XCF common stock at an exchange ratio of approximately 0.68627. The 10,350,000 Legacy XCF shares converted into 7,102,924 shares of XCF Class A common stock upon closing.

On January 14, 2025, Legacy XCF entered into two note purchase agreements pursuant to which GL agreed to purchase, and XCF agreed to sell and issue to GL, two promissory notes in principal amounts of $200,000 and $138,333. The unsecured convertible notes provided for an interest rate of 10% per annum, with the principal amount plus any accrued interest convertible into shares of Legacy XCF common stock at a conversion price of $0.40 per share. GL subsequently exercised its right to convert the principal amounts of each note into 500,000 shares and 345,833 shares, respectively, for each principal amount noted above. No interest was accrued on the principal amounts of the notes. At the closing of the Business Combination, the 500,000 and 345,833 shares, totaling 845,833 of Legacy XCF common stock issued to GL were automatically converted into shares of XCF common stock at an exchange ratio of approximately 0.68627. The 845,833 Legacy XCF shares converted into 580,472 shares of XCF Class A common stock upon closing.

On January 14, 2025, Legacy XCF entered into a note purchase agreement with Sky MD, LLC (“Sky MD”) to which Sky MD agreed to purchase, and XCF agreed to sell and issue to Sky MD, a promissory note in principal amount of $138,333. The unsecured, convertible note provided for an interest rate of 10% per annum, with the principal amount plus any accrued interest convertible into shares of Legacy XCF common stock at a conversion price of $0.40 per share. Sky MD subsequently exercised its right to convert the principal amount of the note into 345,833 shares. No interest was accrued on the principal amount of the notes. At the closing of the Business Combination, the 345,833 of Legacy XCF common stock issued to Sky MD were automatically converted into shares of XCF common stock at an exchange ratio of approximately 0.68627. The 345,833 Legacy XCF shares converted into 237,336 shares of XCF Class A common stock upon closing.

On January 14, 2025, Legacy XCF entered into a note purchase agreement with Focus Impact Partners, LLC (“Focus Impact Partners”) pursuant to which Focus Impact Partners agreed to purchase, and Legacy XCF agreed to sell and issue to Focus Impact Partners, a promissory note in principal amount of $150,000. The unsecured, convertible note provided for an interest rate of 10% per annum, with the principal amount plus any accrued interest convertible into shares of Legacy XCF common stock at a conversion price of $0.40 per share. Focus Impact Partners subsequently exercised its right to convert the principal amount of the note into 375,000 shares. No interest was accrued on the principal amount of the note.

At the closing of the Business Combination, the 375,000 shares of Legacy XCF common stock issued to Focus Impact Partners were automatically converted into shares of XCF common stock at an exchange ratio of approximately 0.68627. The 375,000 Legacy XCF shares converted into 257,352 shares of XCF Class A common stock upon closing.

On January 31, 2025, Legacy XCF and Innovativ Media Group, Inc. entered into a promissory note for $500,000. The promissory note bears interest of $100,000, payable on the earliest of March 31, 2025, unless extended by mutual written consent of XCF and Innovativ Media Group, Inc., or upon an event of default. In connection with the issuance of the promissory note, Legacy XCF issued 250,000 shares of its common stock to Innovativ Media Group, Inc. At the closing of the Business Combination, the 250,000 shares of Legacy XCF common stock issued to Innovativ were automatically converted into shares of XCF common stock at an exchange ratio of approximately 0.68627. The 250,000 Legacy XCF shares converted into 171,568 shares of XCF Class A common stock upon closing.

On April 17, 2025, Legacy XCF and Innovativ entered into a first amendment to the Innovativ Promissory Note (the “Amended Innovativ Promissory Note”) whereby the payment terms of the note were amended to the earliest of (i) 10 business days from the date of XCF entering into a Qualified Financing Event and receiving proceeds therefrom, unless extended in writing by mutual consent of Legacy XCF and Innovativ, or (ii) an event of default (as specified in the Amended Innovativ Promissory Note), if such note is then declared due and payable in writing by Innovativ. A “Qualified Financing Event” under the Amended Innovativ Promissory Note means the closing of any transaction or series of related transactions, including without limitation any equity or debt financing, that results in gross proceeds to the Company of at least $15,000,000, and that directly or indirectly results in the Company’s refinancing, repayment, or restructuring of any portion of its secured debt obligations, including through a refinancing, recapitalization, debt-for-equity exchange, secured loan facility, or other similar financing arrangement; provided, however, that any such event shall not be deemed a Qualified Financing Event unless, following the closing of such transaction(s), XCF maintains a minimum cash balance of at least $3,000,000 in its primary operating bank account, and each of the foregoing conditions is fully satisfied without waiver or modification, except as may be expressly agreed to in writing by Innovativ and XCF. The Amended Innovativ Promissory Note also provides for additional one-time interest payment on the note at a fixed rate of 12% or $60,000, which amount is in addition to the interest already payable on the original note.

On February 13, 2025, Legacy XCF and GL entered into a promissory note (the “February 2025 Promissory Note”) for the gross principal amount of $1,200,000 with net proceeds from the note equal to $1,000,000. The February 2025 Promissory Note bears interest of $200,000, is unsecured, and, under its initial terms, payment of the February 2025 Promissory Note was due at the earlier of (i) 30 days from the date of receipt of any customer payment paid to XCF, unless extended in writing by mutual consent of XCF and GL or (ii) an event of default (as specified in the February 2025 Promissory Note), if such note is then declared due and payable in writing by GL. In connection with the issuance of the February 2025 Promissory Note, Legacy XCF issued 200,000 shares of its common stock to GL. At the closing of the Business Combination, the 200,000 shares of Legacy XCF common stock issued to Innovativ were automatically converted into shares of XCF common stock at an exchange ratio of approximately 0.68627. The 200,000 Legacy XCF shares converted into 137,255 shares of XCF Class A common stock upon closing.

On April 17, 2025, Legacy XCF and GL entered into a first amendment to the February 2025 Promissory Note (the “Amended February 2025 Promissory Note”) whereby the payment terms of the note were amended to the earliest of (i) 10 business days from the date of XCF entering into a Qualified Financing Event and receiving proceeds therefrom, unless extended in writing by mutual consent of XCF and GL, or (ii) an event of default (as specified in the Amended February 2025 Promissory Note), if such note is then declared due and payable in writing by GL. A “Qualified Financing Event” under the Amended February 2025 Promissory Note means the closing of any transaction or series of related transactions, including without limitation any equity or debt financing, that results in gross proceeds to the Company of at least $15,000,000 and that directly or indirectly results in the Company’s refinancing, repayment, or restructuring of any portion of its secured debt obligations, including through a refinancing, recapitalization, debt-for-equity exchange, secured loan facility, or other similar financing arrangement; provided, however, that any such event shall not be deemed a Qualified Financing Event unless, following the closing of such transaction(s), XCF maintains a minimum cash balance of at least $3,000,000 in its primary operating bank account, and each of the foregoing conditions is fully satisfied without waiver or modification, except as may be expressly agreed to in writing by GL and XCF.

On April 17, 2025, Legacy XCF and GL entered into a promissory note (the “April 2025 Promissory Note”) for the gross principal amount of $2,500,000. The April 2025 Promissory Note bears interest of $300,000, is unsecured, and is due at the earlier of (i) 10 business days from the date of XCF entering into a Qualified Financing Event and receiving proceeds therefrom unless extended in writing by mutual consent of XCF and GL, or (ii) an event of default (as specified in the April 2025 Promissory Note), if such note is then declared due and payable in writing by GL. A “Qualified Financing Event” under the April 2025 Promissory Note means the closing of any transaction or series of related transactions, including without limitation any equity or debt financing, that results in gross proceeds to the Company of at least $15,000,000, and that directly or indirectly results in the Company’s refinancing, repayment, or restructuring of any portion of its secured debt obligations, including through a refinancing, recapitalization, debt-for-equity exchange, secured loan facility, or other similar financing arrangement; provided, however, that any such event shall not be deemed a Qualified Financing Event unless, following the closing of such transaction(s), XCF maintains a minimum cash balance of at least $3,000,000 in its primary operating bank account, and each of the foregoing conditions is fully satisfied without waiver or modification, except as may be expressly agreed to in writing by GL and XCF. In connection with the issuance of the April 2025 Promissory Note, Legacy XCF issued 5,000,000 shares of its common stock to Innovativ based on assignment from GL. At the closing of the Business Combination, the 5,000,000 shares of Legacy XCF common stock issued to Innovativ were automatically converted into shares of XCF common stock at an exchange ratio of approximately 0.68627. The 5,000,000 Legacy XCF shares converted into 3,431,364 shares of XCF Class A common stock upon closing.

Narrow Road Capital Note

On May 1, 2025, Legacy XCF and Narrow Road Capital, Ltd. entered into a promissory note (the “Narrow Road Note”) for the gross principal amount of $700,000. The Narrow Road Note bears interest of $140,000, is unsecured, and is due at the earlier of (i) September 30, 2025, or (ii) an event of default (as specified in the Narrow Road Note), if such note is then declared due and payable in writing by the holder. In connection with the issuance of the Narrow Road Note, the holder has the right, but not the obligation, to elect to receive up to 280,000 shares of common stock of the Legacy XCF, at any time on or before the earlier of (x) the repayment of the Narrow Road Note in full, or (ii) six (6) months from issuance of the Narrow Road Note. This right lapses automatically if not exercised by such date. If such share issuance occurs after the closing of the Business Combination transaction with Focus Impact, the shares to be issued will be calculated based on the finalized conversion ratio applicable to shares of Legacy XCF in connection with the Business Combination closing. Narrow Road elected to receive 500 shares on May 30, 2025. On September 10, 2025 Narrow Road elected the right to receive the remaining outstanding 279,500 shares associated with the note which were convertible into 191,813 shares of XCF Class A common stock.

Cribb Note

On May 14, 2025, Legacy XCF and Gregory Segars Cribb entered into a promissory note (the “Cribb Note”) for the gross principal amount of $250,000. The Cribb Note bears interest of $50,000, is unsecured, and is due at the earlier of (i) September 30, 2025, or (ii) an event of default (as specified in the Cribb Note), if such note is then declared due and payable in writing by the holder. In connection with the issuance of the Cribb Note, the holder has the right, but not the obligation, to elect to receive up to 100,000 shares of common stock of the Company, at any time on or before the earlier of (x) the repayment of the Cribb Note in full, or (ii) six (6) months from issuance of the Cribb Note. This right lapses automatically if not exercised by such date. If such share issuance occurs after the closing of the Business Combination transaction with Focus Impact, the shares to be issued will be calculated based on the finalized conversion ratio applicable to shares of Legacy XCF in connection with the Business Combination closing. Gregory Segars Cribb elected to receive 500 shares on May 30, 2025. On September 10, 2025 Gregory Segars Cribb elected the right to receive the remaining outstanding 99,500 shares associated with the note were convertible into 68,214 shares of XCF Class A common stock.

ELOC Agreement

On May 30, 2025, Legacy XCF and XCF entered into an equity line of credit purchase agreement (the “ELOC Agreement”) with Helena Global Investment Opportunities I Ltd (the “Investor”). Pursuant to the ELOC Agreement, following the completion of the Business Combination, XCF will have the right to issue and to sell to the Investor from time to time, as provided in the ELOC Agreement, up to $50,000,000 of Class A Common Stock of XCF, subject to the conditions set forth therein. As a commitment fee in connection with the execution of the ELOC Agreement, Legacy XCF has issued 740,000 shares of Legacy XCF’s common stock to the Investor, representing the expected number of shares of its common stock that will be equal to 500,000 shares of XCF Class A common stock as of the closing of the Business Combination. On June 15, 2026, XCF Global terminated the ELOC Agreement. Upon termination of the ELOC Agreement, the approximately 55,000,000 shares of XCF Global’s Common Stock previously reserved for issuance to Helena thereunder are no longer reserved, reducing the related potential dilution and associated market overhang, including potential shorting activity by market participants. XCF Global retains flexibility to pursue financing alternatives as it deems appropriate.

Helena Note

On May 30, 2025, Legacy XCF, XCF Global, Soule, in his individual capacity as a shareholder of XCF, and Helena entered into the Helena Note for gross principal amount of $1,948,862. The Helena Note bears interest of $400,000, is unsecured, and is due at the earlier of (i) the date that is three months from Helena’s disbursement of the loan evidenced by the Helena Note, (ii) an event of default (as specified in the Helena Note), if such note is then declared due and payable in writing by the holder or if a bankruptcy event occurs (in which case no written notice from the holder is required) or (iii) in connection with future debt or equity issuances by XCF or its subsidiaries. In connection with the issuance of the Helena Note, Soule has agreed to transfer 2,840,000 shares of Legacy XCF common stock held by him to Helena, representing the expected number of shares of Legacy XCF common stock that will be equal to 2,000,000 Advanced Shares. Upon Helena’s receipt of an aggregate of $2,400,000 in (i) payments from XCF and (ii) aggregate net proceeds from the sale of Advanced Shares, XCF’s payment obligations for principal and interest under the Helena Note will have been satisfied and Helena is obligated to return any remaining Advanced Shares to Soule. If Helena shall have sold all of the Advanced Shares and not yet received at least $2,400,000 in net proceeds from the sale thereof and in other payments from XCF, XCF shall remain responsible for payment of any shortfall, which shall be payable as otherwise required under the terms of the Helena Note. As disclosed above with respect to the Helena Note, in connection with the issuance of the Helena Note, Soule agreed to transfer 2,840,000 shares of Legacy XCF common stock held by him to Helena.

The Company and Soule entered into a share issuance letter agreement dated as of May 30, 2025, pursuant to which the Company agreed to issue Soule 2,840,000 shares of Legacy XCF common stock in consideration for Soule’s transfer of an equal number of shares to Helena.

At the closing of the Business Combination, the 2,840,000 shares of Legacy XCF common stock issued to Soule were automatically converted into shares of XCF common stock at an exchange ratio of approximately 0.68627. The 2,840,000 Legacy XCF shares converted into 1,949,015 shares of XCF Class A common stock upon closing.

On July 10, 2025, XCF and Helena entered into Amendment No. 1 to the Helena Note (“Helena Amendment No. 1”). Pursuant to Helena Amendment No. 1, in exchange for a cash payment from Helena of $2,249,771, XCF and Soule waived Helena’s obligation to return certain shares of the Company’s Class A common stock pursuant to Section 11.2 of the original Helena Note. XCF and Soule agreed to amend the share issuance agreement. Under the terms of the amendment, Soule has agreed to return to XCF for cancellation of certain shares that had been issued to him pursuant to the Shares Issuance Agreement.

EEME Energy

On July 29, 2025, XCF and EEME Energy entered into a convertible note purchase agreement (the “EEME Note Purchase Agreement”) pursuant to which the Company agreed to issue and sell up to $7,500,000 in aggregate principal amount of convertible promissory notes in one or more closings. In connection with the execution of the EEME Note Purchase Agreement, the Company also agreed to pay an arrangement fee and advisory fee to EEME Energy, which will be paid through the issuance of 750,000 shares of the Company’s Class A common stock as it relates to the arrangement fee and 200,000 of the Company’s Class A common stock as it relates to the advisory fee. EEME Energy has elected to convert in aggregate $7,200,000 of the Convertible Promissory Note (including any interest accrued thereon) into shares of common stock of XCF.

On November 17, 2025, the Company and EEME Energy consummated a subsequent closing and issued a Note in the aggregate principal amount of $1.2 million to EEME Energy. Also on November 17, 2025, EEME Energy elected to convert the entire outstanding principal of $1,200,000 and the interest payment conversion amount of $159,600 into Company’s Common stock and assigned the shares to a third-party (Innovativ Media Group, Inc.). The conversion price was approximately $0.64 per share (5% discount to the 5-day variable weighted average price of $0.67), resulting in the issuance of 2,131,823 shares of Common stock.

On November 21, 2025, the Company issued 950,000 shares of Class A Common stock to EEME Energy as settlement for the arrangement fee and advisory fee in connection with the EEME Note Purchase Agreement.

As of March 31, 2026, in connection with the Proposed Transaction described above and pursuant to the Term Sheet, the Company has issued 69,000,000 shares of Common Stock to EEME Energy for approximately $6,900,000.

Cohen & Company Securities Note

On July 7, 2025, Cohen & Company Securities, LLC (“CCS”) converted previously accrued $5,500,000 of success fees into a promissory note (the “CCS Note”). The CCS Note bears interest of 10% per annum compounded monthly, is unsecured, and is due December 31, 2026 (“Maturity Date”). Commencing on June 30, 2025, interest is payable in kind or cash at the election of the Company by accruing such interest in arrears on the last day of each month. Beginning on September 6, 2025, and on each month thereafter until Maturity Date, the Company shall pay $343,750 (each such payment, an “Amortization Payment”) to CCS. The Company may, in its sole discretion, elect to pay all or any portion of the Amortization Payments or any interest due and payable on the Maturity Date in Class A common stock. At the issuance date, the Company determined a fair value of $4,796,223 for the CCS Note. For the year ended December 31, 2025, and 2024, the Company recognized a gain of $279,334 and $0, respectively, in fair value adjustments which is recorded in change in the fair value of note payable in the consolidated statements of operations. As of December 31, 2025 the fair value of the CCS Note was $5,220,666.

Skyfall Capital and YBR Advisors

On October 22, 2025, the Company entered into two promissory notes, one with Skyfall Capital Ltd. and another with YBR Advisors Inc. Each note is in the principal amount of $560,000, for an aggregate principal amount of $1,120,000 (collectively, the “Notes”). Each note includes an original issue discount of $60,000 resulting in net proceeds of $500,000 for each note (or $1,000,000 in the aggregate). The Notes bear no interest except upon an event of default, at which point interest accrues at 12% per annum on overdue amounts. The Notes mature three months from disbursement of the loan proceeds. Disbursement is conditioned upon the filing of a registration statement with the Securities and Exchange Commission registering shares of the Company’s common stock issuable under the Purchase Agreement dated May 30, 2025, with Helena Global Investment Opportunities 1 Ltd. The Company is required to apply 50% of net proceeds from sales of common stock under the Purchase Agreement to repay the Notes on a pro rata basis. The Notes also contain mandatory prepayment provisions requiring immediate repayment using proceeds from any debt issuances other than permitted debt. For the year ended December 31, 2025, and 2024 the Company recognized a gain of $2,128 and $0 respectively, in fair value adjustments which is recorded in change in the fair value of note payable in the consolidated statements of operations. As of December 31, 2025 the fair value of the notes was $1,080,131.

Encore DEC, LLC Payable Settlement

On November 19, 2025, the Company, New Rise, a subsidiary of the Company, and Encore entered into a payable acknowledgement and settlement agreement (the “Encore Agreement”), pursuant to which $28,000,000 of the then outstanding accounts payable due to Encore will be settled through the issuance of shares of the Company’s Class A Common Stock. Encore provides EPC services to the Company. Encore is 100% owned by Soule, the second largest shareholder of the Company, and has provided feedstock degumming hydrotreater off gas conservation system construction services and sustainable aviation fuel conversion services to New Rise Reno.

Under the Encore Agreement, the conversion price is equal to the higher of: (a) the closing price of the Company’s Class A Common Stock on the trading day immediately preceding the agreement date, and (b) the average closing price over the five (5) trading days immediately preceding the agreement date. The conversion price was determined to be $0.7613 per share and 36,779,193 shares of Class A Common Stock have been issued to Encore. Immediately after the conversion, Soule beneficially owned approximately 53.6% of the Company’s outstanding Class A Common Stock inclusive of shares held directly, and indirectly through RESC Renewables Holdings and Encore DEC, LLC. As a result, Soule may be deemed to have beneficial ownership of such shares and may be able to exert significant influence over matters submitted to the Company’s stockholders. However, on May 28, 2026, a court appointed a receiver for RESC Renewables Holdings and Soule no longer exercised beneficial ownership over such shares.

GL Part SPV I, LLC

Loan Acknowledgement and Conversion Agreement

On November 19, 2025, the Company, New Rise Reno and GL entered into a loan acknowledgement and conversion agreement (the “GL Loan Agreement”) whereby GL has the right to convert $2,350,000 of the then outstanding loan payable to GL into shares of the Company’s Class A Common Stock. GL is an existing shareholder of the Company and previously provided debt and loan financing to the Company and its subsidiaries. Subsequent to the parties’ execution and delivery of the GL Loan Agreement, GL provided notice to the Company of its intention to exercise its conversion right.

Under the GL Loan Agreement, the conversion price is equal to the higher of: (a) the closing price of the Company’s Class A Common Stock on the trading day immediately preceding the agreement date, and (b) the average closing price over the five (5) trading days immediately preceding the agreement date. The conversion price was determined to be $0.7613 per share and 3,086,825 shares of Class A Common Stock have been issued to GL.

GL Amendment No. 1 to Form of Promissory Note

On November 19, 2025, the Company, XCF Global Capital, Inc. and GL entered into an amendment to the form of promissory note dated April 17, 2025 (the “GL Amendment No. 1”) whereby GL has the right to convert $2,500,000 of the then outstanding principal amount and $300,000 of interest due to GL into shares of the Company’s Class A Common Stock. Subsequent to the parties’ execution and delivery of the GL Loan Agreement, GL provided notice to the Company of its intention to exercise its conversion right.

Under the GL Amendment No. 1, the conversion price is equal to the higher of: (a) the closing price of the Company’s Class A Common Stock on the trading day immediately preceding the agreement date, and (b) the average closing price over the five (5) trading days immediately preceding the agreement date. The conversion price was determined to be $0.7613 per share and 3,677,919 shares of Class A Common Stock have been issued to GL.

GL Amendment No. 2 to Form of Promissory Note

On November 19, 2025, the Company, XCF Global Capital, Inc. and GL entered into an amendment to the form of promissory note dated February 13, 2025 (the “GL Amendment No. 2”) whereby GL has the right to convert $1,200,000 of the then outstanding principal amount and $240,000 of interest due to GL into shares of the Company’s Class A Common Stock. Subsequent to the parties’ execution and delivery of the GL Loan Agreement, GL provided notice to the Company of its intention to exercise its conversion right.

Under the GL Amendment No. 2, the conversion price is equal to the higher of: (a) the closing price of the Company’s Class A Common Stock on the trading day immediately preceding the agreement date, and (b) the average closing price over the five (5) trading days immediately preceding the agreement date. The conversion price was determined to be $0.7613 per share and 1,891,501 shares of Class A Common Stock have been issued to GL.

Immediately after the conversions pursuant to the GL Loan Agreement, the GL Amendment No. 1 and the GL Amendment No. 2, GL Part SPV I, LLC will be deemed to beneficially own through itself, GL Part SPV II, LLC and EEME Energy SPV I, LLC, approximately 19.9% of the Company’s outstanding Class A Common Stock.

GL Part SPV I, LLC, is an entity affiliated with Majique Ladnier. Ms. Ladnier is the sole member of GL Part SPV I, LLC and is also the sole member of two existing Company shareholders, GL Part SPV II, LLC and EEME Energy SPV I, LLC. On a pro forma basis, after giving effect to the total shares that will be issuable at the time of conversion and the Proposed Transaction, GL Part SPV I, LLC, GL Part SPV II, LLC and EEME Energy collectively hold 109,941,520 shares of the Company’s Class A Common Stock, representing approximately 37.3% of the Company’s issued and outstanding shares of Class A Common Stock as of the date of this filing. As a result, Ms. Ladnier may be deemed to have beneficial ownership of such shares and may be able to exert significant influence over matters submitted to the Company’s stockholders.

Contractual Obligations

The Company has a long-term financial liability of $132,815,917 related to a real estate lease arrangement. There are no other long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations, or long-term liabilities.

Quantitative and Qualitative Disclosures about Market Risk

Our board of directors have overall responsibility for the establishment and oversight of our risk management policies on an annual basis. Management identifies and evaluates our financial risks and is charged with the responsibility of establishing controls and procedures to ensure financial risks are mitigated in accordance with the approved policies.

Our financial instruments consist of cash, related party receivables, accrued expenses and other current liabilities, related party payables, notes and interest payable, certain convertible notes payable, and professional fees payable. The fair value of our financial instruments approximates their carrying value due to the short-term nature of the financial instruments.

Our risk exposures are summarized below:

Credit Risk

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations. Our credit risk is primarily attributable to our liquid financial assets, including cash. Our financial asset with maximum exposure to credit risk is subscription receivable. We hold cash with a major financial institution, therefore minimizing our credit risk related to cash.

Liquidity Risk

Liquidity risk is the risk that we will not be able to meet financial obligations as they fall due. We manage liquidity by maintaining adequate cash balances and by raising equity financing. We have no assurance that such financings will be available on favorable terms in the future. In general, we attempt to avoid exposure to liquidity risk by obtaining corporate financing through the issuance of shares.

As of March 31, 2026, we had cash, excluding restricted cash, of $1,047,539 to settle current liabilities of $244,838,071 which fall due for payment within twelve months of the balance sheet date.

Refer to “Liquidity and Capital Resources” for further discussion of liquidity risk and the measures we are taking to mitigate this risk.

Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and equity prices will affect our income or the value of holdings or financial instruments. As of March 31, 2026, we had cash of $1,047,539 denominated in US dollars, which we believe does not have significant market risk exposure. Our Southeast Convertible Note and other promissory notes have a fixed interest rate; therefore, we are not exposed to market risk for changing interest rates.

Inflation Risk

We do not believe that inflation had a significant impact on the results of our operations for the period presented in our financial statements. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs, and our inability or failure to do so could harm our business, financial condition and results of operations.

Capital Management

Capital is comprised of our stockholders’ equity and any debt that we may issue. Our objectives when managing capital are to maintain financial strength and to protect our ability to meet ongoing liabilities, to continue as a going concern, to maintain creditworthiness, and to maximize returns for our stockholders over the long term. Protecting the ability to pay current and future liabilities includes maintaining capital above minimum regulatory levels, current financial strength rating requirements, and internally determined capital guidelines, and calculated risk management levels. We manage capital structure to maximize financial flexibility by making adjustments in response to changes in economic conditions and the risk characteristics of the underlying assets and business opportunities. We do not presently utilize any quantitative measures to monitor its capital, but rather we rely on our management expertise to sustain the future development of the business. Management reviews its capital management approach on an ongoing basis and believes that this approach, given our size, is reasonable. We are not subject to externally imposed capital requirements.

Off-Balance Sheet Arrangements

We have not entered into any material off-balance sheet arrangements such as guarantee contracts, contingent interests in assets transferred to unconsolidated entities, derivative financial obligations, or with respect to any obligations under a variable interest equity arrangement.

Emerging Growth Company Status

After the closing of the Business Combination, the Company qualifies to be an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under Securities Exchange Act of 1934, as amended (the “Exchange Act”) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected to opt out of the extended transition period and will adopt new or revised financial accounting standards upon the effective dates for non-emerging growth companies. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Related Party Transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Related parties may be individuals or corporate entities.

EEME Energy; Proposed Transaction

On January 26, 2026, XCF, entered into the term sheet with Southern, DEVS, and EEME, which sets forth the principal terms and conditions of the Proposed Transaction. Pursuant to the Term Sheet, and subject to the finalization of mutually agreeable merger structure and definitive transaction documents and ultimately the satisfaction of certain closing conditions, it is expected that Southern and DEVS will each merge with wholly-owned subsidiaries of XCF, with Southern and DEVS surviving, and their respective stockholders receiving shares of Common Stock of XCF, resulting in Southern and DEVS becoming wholly-owned subsidiaries of XCF.

EEME Energy is an entity affiliated with Majique Ladnier. Ms. Ladnier is the sole member of EEME Energy SPV I, LLC and is also the sole member of two of our existing stockholders, GL Part SPV I, LLC and GL Part SPV II, LLC (together, the “GL Entities”). Immediately after the conversions pursuant to the GL Loan Agreement, the GL Amendment No. 1 and the GL Amendment No. 2, GL Part SPV I, LLC, will be deemed to beneficially own through itself, GL Part SPV II, LLC and EEME Energy SPV I, LLC, approximately 37.3% of the Company’s outstanding Class A Common Stock or approximately 109,941,520 shares as of the date of this this joint proxy statement/prospectus.

Soule; RESC Renewables Holdings LLC; Encore DEC, LLC

New Rise Acquisitions

On December 8, 2023, Legacy XCF entered into the New Rise Renewables MIPA with RESC Renewables to acquire all of the issued and outstanding membership interests of New Rise Renewables for an aggregate purchase price of $1,100,000,000 less acquired liabilities, comprised of incurred indebtedness, of $112,580,000. Consideration for the purchase was paid at closing of the Acquisitions by delivery of a convertible promissory note (the “New Rise Convertible Note”) in principal amount of $100,000,000 and issuance of 88,750,000 shares of Legacy XCF common stock. The New Rise Convertible Note was non-interest bearing and had a maturity date of twelve months after the date the note was issued in connection with the closing of the Acquisition. Once issued, the New Rise Convertible Note can be converted into shares of Legacy XCF common stock based on the outstanding principal, divided by the conversion price. The New Rise Renewables MIPA provides that the conversion price will be equal to the average price of the shares of common stock for the 10 days prior to and 10 days subsequent to the notice of conversion. However, in connection with the execution of a Company Support Agreement by RESC and Soule subsequent to December 31, 2023, it was agreed that the conversion price would be set at $10 per share when the New Rise Convertible Note is issued.

On December 8, 2023, Legacy XCF also entered into the New Rise SAF Renewables MIPA with Soule and GL Part SPV I, LLC to acquire all the issued and outstanding membership interests of New Rise SAF Renewables for an aggregate purchase price of $200,000,000.

On January 31, 2025, Legacy XCF issued a promissory note with a principal amount of $500,000 to Innovativ Media Group, Inc. as part of a financing arrangement. Proceeds from the note were provided to New Rise Renewables as a note payable to Legacy XCF and will be included as indebtedness of New Rise Renewables, which resulted in a reduction of the number of XCF shares issuable upon the closing of the New Rise Renewables acquisition.

During Q4 2024, Legacy XCF issued three convertible notes to GL Part SPV I, LLC in the amounts of $1,000,000, $1,090,000, and $250,000. Proceeds from the convertible notes were utilized to purchase preferred membership units of New Rise SAF Renewables in the amounts of 100,000 preferred membership units, 109,000 preferred membership units, and 25,000 preferred membership units, respectively. On January 14, 2025, Legacy XCF issued one convertible note to GL Part SPV I, LLC for $200,000. Proceeds from the convertible note were utilized to purchase preferred membership units of New Rise SAF Renewables in the amount of 20,000 preferred membership units. The preferred membership units had preferential treatment upon a liquidation event before any amounts are paid to the common membership units and receive five times the amount contributed as capital. As a result, the total contributed capital of $2,540,000 was netted against the purchase price of New Rise SAF by $12,700,000 upon closing. The transaction closed on January 23, 2025. At closing, Soule was issued 15,036,170 shares of Legacy XCF common stock in exchange for his membership units, and GL was issued 3,693,830 shares of Legacy XCF common stock in exchange for its membership units and after consideration of its five times liquidation preference.

At the closing of the Business Combination, the 15,036,170 shares of Legacy XCF common stock issued to Soule and the 3,693,830 shares of Legacy XCF common stock issued to GL were automatically converted into shares of XCF common stock at an exchange ratio of approximately 0.68627.

On February 19, 2025, Legacy XCF completed the acquisition of New Rise Renewables subject to additional post-closing conditions. On February 19, 2025, the aggregate purchase price of $1.1 billion was reduced by $118,700,000, which represented principal and interest on New Rise Renewable’s outstanding debt obligations to a financial institution and two notes payable to Legacy XCF. As a result, RESC was issued 88,126,200 shares of Legacy XCF common stock in exchange for its membership units. In connection with a consulting agreement between RESC and GL, GL was entitled to receive 4,406,310 shares of the Legacy XCF common stock issued to RESC. In addition, pursuant to the New Rise Renewables MIPA, Legacy XCF issued a convertible promissory note to RESC in principal amount of $100,000,000, of which $51,746,680 in principal amount was subsequently assigned from RESC to Encore DEC, LLC, an entity 100% owned by Soule, which was subsequently cancelled on May 30, 2025. The entire principal amount of the promissory note was held by RESC prior to Business Combination.

On May 30, 2025, the aggregate purchase price was updated to reflect actual New Rise liabilities of $126,700,000 compared to $118,700,000 in connection with the initial closing on February 19, 2025. As a result, the total shares issued in connection with the acquisition were adjusted to be 87,331,951 of Legacy XCF common stock, of which RESC received 82,965,533 and GL received 4,366,598 shares of Legacy XCF common stock.

At the closing of the Business Combination the 82,965,533 shares of Legacy XCF common stock issued to RESC and the 4,366,598 shares of Legacy XCF common stock issued to GL were automatically converted into shares of XCF common stock at an exchange ratio of approximately 0.68627. The 82,965,533 Legacy XCF shares converted into 56,936,990 shares of XCF common stock and the 4,366,598 shares converted into 2,996,678 shares of XCF common stock upon closing.

GL Part SPV I, LLC

Convertible Promissory Notes

During 2023, GL, a Legacy XCF stockholder and current holder of shares of our common stock, agreed to loan $202,383 to Legacy XCF for operating capital. From January 1, 2024 to February 14, 2024, GL loaned an additional $1,008,000 to Legacy XCF. The loans made pursuant to the applicable loan agreements were interest bearing at 10% per annum, unsecured, and convertible into shares of Legacy XCF common stock at a conversion price equal to $1.00 per share. On February 14, 2024, Legacy XCF and GL entered into a note purchase agreement pursuant to which $1,210,383 of the aggregate principal amount under the prior loans were consolidated into one convertible promissory note issued by Legacy XCF in an equivalent principal amount, interest rate and conversion terms. GL subsequently exercised its right to convert the $1,210,383 of principal and $9,487 in accrued interest into 1,219,870 shares of Legacy XCF common stock. On February 26, 2024, Legacy XCF and GL entered into a note purchase agreement pursuant to which GL agreed to purchase, and Legacy XCF agreed to sell and issue to GL, a convertible promissory note in the principal amount of $600,000. The convertible note provided for an interest rate of 10% per annum, unsecured, with the principal amount plus any accrued interest convertible into shares of Legacy XCF common stock at a conversion price equal to $1.00 per share. GL subsequently exercised its right to convert the $600,000 of principal and $164 in accrued interest into 600,164 shares of Legacy XCF common stock. GL initially became an Legacy XCF stockholder through its purchase of 20,450,000 shares of Legacy XCF common stock for an aggregate purchase price of $20,450 pursuant to a stock purchase agreement dated September 14, 2023.

Pursuant to the transactions described above, GL owned an aggregate of 22,270,034 shares of Legacy XCF common stock.

During Q4 2024, Legacy XCF and GL entered into four convertible promissory notes for principal amounts of $2 million, $1.0 million, $1.09 million and $0.3 million. The convertible promissory notes bore interest at 10% per annum on the outstanding principal, were unsecured, and were convertible into shares of Legacy XCF common stock at a conversion price of $0.40 per share. During Q4 2024, the convertible promissory notes were converted into 5,000,000 shares, 2,500,000 shares, 2,725,000 shares and 625,000 shares of Legacy XCF common stock, respectively, for the above principal amounts.

On January 14, 2025, Legacy XCF and GL entered into two convertible promissory notes for principal amounts of $0.2 million and $0.14 million. The convertible promissory notes bore interest at 10% per annum on the outstanding principal, were unsecured, and were convertible into shares of Legacy XCF common stock at a conversion price of $0.40 per share. On January 14, 2025, the convertible promissory notes were converted into 500,000 shares and 345,833 shares, respectively, for the above principal amounts.

After conversion of the promissory notes described above, GL owned an aggregate of 33,965,867 shares of Legacy XCF common stock.

On February 13, 2025, Legacy XCF and GL entered into the February 2025 Promissory Note for the gross principal amount of $1.2 million with net proceeds from the note equal to $1.0 million. The February 2025 Promissory Note bears interest of $0.2 million, is unsecured, and, under its initial terms, payment of the February 2025 Promissory Note was due at the earlier of (i) 30 days from the date of receipt of any customer payment paid to Legacy XCF, unless extended in writing by mutual consent of Legacy XCF and GL or (ii) an event of default (as specified in the February 2025 Promissory Note), if such note is then declared due and payable in writing by GL. In connection with the issuance of the February 2025 Promissory Note, Legacy XCF issued 200,000 shares of its common stock to GL.

On April 17, 2025, Legacy XCF and GL entered into the Amended February 2025 Promissory Note whereby the payment terms of the note were amended to the earliest of (i) 10 business days from the date of XCF entering into a Qualified Financing Event and receiving proceeds therefrom, unless extended in writing by mutual consent of Legacy XCF and GL, or (ii) an event of default (as specified in the Amended February 2025 Promissory Note), if such note is then declared due and payable in writing by GL. A “Qualified Financing Event” under the Amended February 2025 Promissory Note means the closing of any transaction or series of related transactions, including without limitation any equity or debt financing, that results in gross proceeds to the company of at least $15 million, and that directly or indirectly results in the company’s refinancing, repayment, or restructuring of any portion of its secured debt obligations, including through a refinancing, recapitalization, debt-for-equity exchange, secured loan facility, or other similar financing arrangement; provided, however, that any such event shall not be deemed a Qualified Financing Event unless, following the closing of such transaction(s), Legacy XCF maintains a minimum cash balance of at least $3 million in its primary operating bank account, and each of the foregoing conditions is fully satisfied without waiver or modification, except as may be expressly agreed to in writing by GL and Legacy XCF.

All of the Legacy XCF shares received by GL in these transactions were exchanged for shares of our common stock upon closing of the Business Combination on the same terms as other holders of Legacy XCF common stock.

Loan Acknowledgement and Conversion Agreement

On November 19, 2025, the Company, New Rise Reno and GL entered into the GL Loan Agreement whereby GL has the right to convert $2,350,000 of the then outstanding loan payable to GL into shares of the Company’s Class A Common Stock. GL is an existing shareholder of the Company and previously provided debt and loan financing to the Company and its subsidiaries. Subsequent to the parties’ execution and delivery of the GL Loan Agreement, GL provided notice to the Company of its intention to exercise its conversion right.

Under the GL Loan Agreement, the conversion price is equal to the higher of: (a) the closing price of the Company’s Class A Common Stock on the trading day immediately preceding the agreement date, and (b) the average closing price over the five (5) trading days immediately preceding the agreement date. The conversion price was determined to be $0.7613 per share and 3,086,825 shares of Class A Common Stock have been issued to GL.

GL Amendment No. 1 to Form of Promissory Note

On November 19, 2025, the Company, XCF Global Capital, Inc. and the GL Amendment No. 1 whereby GL has the right to convert $2,500,000 of the then outstanding principal amount and $300,000 of interest due to GL into shares of the Company’s Class A Common Stock. Subsequent to the parties’ execution and delivery of the GL Loan Agreement, GL provided notice to the Company of its intention to exercise its conversion right.

Under the GL Amendment No. 1, the conversion price is equal to the higher of: (a) the closing price of the Company’s Class A Common Stock on the trading day immediately preceding the agreement date, and (b) the average closing price over the five (5) trading days immediately preceding the agreement date. The conversion price was determined to be $0.7613 per share and 3,677,919 shares of Class A Common Stock have been issued to GL.

GL Amendment No. 2 to Form of Promissory Note

On November 19, 2025, the Company, XCF Global Capital, Inc. and GL entered into the GL Amendment No. 2 whereby GL has the right to convert $1,200,000 of the then outstanding principal amount and $240,000 of interest due to GL into shares of the Company’s Class A Common Stock. Subsequent to the parties’ execution and delivery of the GL Loan Agreement, GL provided notice to the Company of its intention to exercise its conversion right.

Under the GL Amendment No. 2, the conversion price is equal to the higher of: (a) the closing price of the Company’s Class A Common Stock on the trading day immediately preceding the agreement date, and (b) the average closing price over the five (5) trading days immediately preceding the agreement date. The conversion price was determined to be $0.7613 per share and 1,891,501 shares of Class A Common Stock have been issued to GL.

Certain Litigation Involving GL’s Sole Member and a GL Related Party

Ms. Ladnier’s spouse, Suneet Singal, serves as a consultant to the GL entities and was a consultant to New Rise (on behalf of the GL entities). Mr. Singal was a defendant in a case captioned Securities and Exchange Commission v. Suneet Singal, First Capital Real Estate Investments, LLC, First Capital Real Estate Advisors LP, and First Capital Real Estate Trust Inc. The SEC’s complaint in this case, filed on December 13, 2019, alleged that Singal and his entities engaged in two separate frauds relating to two public companies, First Capital Real Estate Trust Inc. and First Capital Investment Corporation. In final judgments entered on July 23, 2021, without admitting or denying the allegations in the complaint, Mr. Singal and the other defendants consented to be enjoined from violating the anti-fraud provisions of Section 17(a) of the Securities Act of 1933 and Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934. In addition, the judgments further enjoin Singal from violating the anti-fraud provisions of Sections 206(1) and 206(2) of the Investment Advisers Act of 1940, as well as Sections 36(a), 57(a) and Rule 17d-1 of the Investment Company Act of 1940. Mr. Singal and the other defendants agreed to pay a total of $3.2 million in disgorgement and $676,400 in prejudgment interest, and Mr. Singal individually also agreed to pay a civil monetary penalty of $3.2 million. Mr. Singal also consented to a bar for a period of 10 years from acting as an officer or director of a public company.

Mr. Singal is also a defendant in a case in the United States District Court for the Eastern District of California. The complaint in the case alleged that Mr. Singal engaged in a scheme to make false representations in 2017 in order to induce financing companies to provide funds to certain companies in the form of merchant cash advances, which alleged false representations involved Mr. Singal purportedly claiming that he was the owner of a company that operated a chain of fast-food franchises when he did not, in fact, own that company. A jury trial with respect to this case was held in June 2025 and the jury returned a verdict of guilty on wire fraud and mail fraud counts. We understand that Mr. Singal has filed post-trial motions to set aside the verdict or seek a new trial.

New Rise Acquisitions — Additional Share Acquisitions

GL also acquired additional shares of Legacy XCF common stock in connection with the closing of the New Rise Acquisitions. Upon the closing of the transactions contemplated by the New Rise Renewables MIPA, pursuant to an agreement between RESC and GL, GL received 4,435,000 shares of Legacy XCF common stock. Upon the closing of the transactions contemplated by the New Rise SAF Renewables MIPA, pursuant to the terms of the New Rise SAF Renewables MIPA, GL received 3,693,830 shares of Legacy XCF common stock.

Fort Myers and Wilson Transactions — Additional Share Acquisitions

GL also had an indirect ownership interest in additional shares of Legacy XCF common stock through its ownership interest in Southeast Renewables, which were issued shares of Legacy XCF common stock in connection with XCF’s acquisitions of certain assets from Southeast Renewables and Good Steward.

On October 31, 2023, XCF entered into an asset purchase agreement with Southeast Renewables to acquire certain assets related to its Wilson, NC biodiesel plant for an aggregate purchase price of $100 million. Legacy XCF issued Southeast Renewables 7,700,000 shares of XCF at an agreed conversion price of $10 per share ($77 million) and issued a convertible promissory note in principal amount of $23 million, with a maturity date of October 31, 2024. The Southeast Renewables Convertible Note accrues interest at the per annum rate of 8%. The Southeast Renewables Convertible Note can be converted into shares of Legacy XCF common stock based on the outstanding principal and interest, divided by the conversion price. The conversion price prior to a change of control is $10, and subsequent to a change of control is equal to the volume weighted average price of the shares of common stock for the 20 days prior to the notice of conversion.

In addition, on October 31, 2023, Legacy XCF entered into an asset purchase agreement with Good Steward to acquire certain assets related to its Fort Myers, FL biodiesel plant. Legacy XCF issued Southeast Renewables, the parent company of Good Steward, 9,800,000 shares of Legacy XCF common stock as partial consideration for the purchase, and also assumed certain liabilities, including a $356,426 loan made by GL to Southeast Renewables.

On December 29, 2023, Southeast Renewables exercised its right to convert the Southeast Renewables Convertible Note principal balance of $23 million plus accrued interest of $297,425 into 2,329,743 shares of Legacy XCF common stock.

GL was a shareholder of Legacy XCF and held membership interests in Southeast Renewables. It is our understanding that Southeast Renewables distributed some or all of the shares of Legacy XCF common stock received in these transactions, and when that distribution was completed, GL is believed to have received 6,373,796 shares of Legacy XCF common stock from such distribution.

All of the Legacy XCF shares received by GL in these transactions were exchanged for shares of our common stock upon closing of the Business Combination on the same terms as other holders of Legacy XCF common stock.

EEME Energy SPV I LLC Convertible Note Purchase Agreement

On June 29, 2025, XCF and EEME Energy entered into the EEME Note Purchase Agreement pursuant to which we agreed to issue and sell up to $7.5 million in aggregate principal amount of convertible promissory notes in one or more closings. In connection with the execution of the EEME Note Purchase Agreement, we also agreed to pay an arrangement fee and advisory fee to EEME Energy, which will be paid through the issuance of 750,000 shares of our common stock as it relates to an arrangement fee and 200,000 of our common stock as it relates to an advisory fee.

In connection with our issuance of the notes to EEME Energy, we will pay to EEME Energy upfront interest equal to 13.3% of the principal amount of the applicable notes. In lieu of our having any obligation to make cash interest payments under such notes, we and EEME Energy agreed to settle the interest payment through a share conversion pursuant to which we are obligated to issue shares of our common stock (the “Interest Payment Conversion Shares”) calculated by dividing (x) the amount of interest that would otherwise be due and payable on the applicable notes at such notes’ maturity date (calculated as 13.3% of the principal amount of the applicable note) by (y) the applicable conversion price.

EEME Energy is an entity affiliated with Majique Ladnier. Ms. Ladnier is the sole member of EEME Energy SPV I, LLC and is also the sole member of the GL Entities. Immediately after the conversions pursuant to the GL Loan Agreement, the GL Amendment No. 1 and the GL Amendment No. 2, GL Part SPV I, LLC will be deemed to beneficially own through itself, GL Part SPV II, LLC and EEME Energy SPV I, LLC, approximately 19.9% of the Company’s outstanding Class A Common Stock excluding any stock issued through the Proposed Transaction mentioned above.

Consulting Agreement with Focus Impact Partners

On February 19, 2025, Legacy XCF and Focus Impact Partners entered into a strategic consulting agreement (the “Consulting Agreement”), pursuant to which Focus Impact Partners will provide Legacy XCF (and, XCF following completion of the Business Combination) with certain consulting services. Under the terms of the Consulting Agreement, Focus Impact Partners will receive an annual consulting fee of $1,500,000, which will be payable in monthly installments of $125,000 starting with an initial payment on or prior to March 31, 2025 (pro-rated from February 19, 2025 through and including March 31, 2025). In addition to the annual fee, the Consulting Agreement also provides that Focus Impact Partners is entitled to an additional consulting fee in connection with any acquisition, merger, consolidation, business combination, sale, divestiture, financing, refinancing, restructuring or other similar transaction for which Focus Impact Partners provides consulting services, the amount and terms of which will be subject to mutual agreement between the company and Focus Impact Partners consistent with the market practice for such consulting services.

On May 21, 2026, XCF entered into an Addendum to the Consulting Agreement (the “Addendum”) pursuant to which, among other things, XCF agreed to issue 4,581,838 shares of Class A Common Stock to Focus Impact Partners in satisfaction of $2,041,667 in accrued and unpaid fees for services rendered from February 19, 2025 through June 30, 2026, under the Consulting Agreement, provided that (a) Focus Impact Partners has not terminated the Consulting Agreement prior to January 1, 2027, and (b) XCF has not terminated the Agreement for Cause (as defined in the Consulting Agreement) prior to January 1, 2027. If (a) Focus Impact partners terminates the Consulting Agreement prior to January 1, 2027, Focus Impact Partners will forfeit such shares.

The Consulting Agreement has a term of three years unless terminated early with at least 90 days advance notice and will be automatically extended for successive one year periods at the end of each year unless either party provide a written notice to the other party of its desire not to automatically extend at least 120 days prior to the end of each year during the term of the Consulting Agreement. If the Consulting Agreement is terminated by us without “cause,” Focus Impact Partners is entitled to be paid any and all fees that would be due and payable through the expiration of the then-current term of the Consulting Agreement as if it had not been so terminated.

Carl Stanton, and Wray Thorn, co-founders of Focus Impact Partners, are founders of Focus Impact, the Sponsor in connection with the Business Combination and served as directors of Focus Impact. Mr. Thorn currently serves as a member of our board of directors and Mr. Stanton is a board observer.

Focus Impact BHAC Sponsor, LLC Company Support Agreement

On November 24, 2025, the Company and Focus Impact BHAC Sponsor, LLC entered into a Company Support Agreement (the “Focus Impact Company Support Agreement”), pursuant to which, Focus Impact agreed not to transfer, sell, hedge, pledge, or otherwise dispose of 100% of its 3,306,944 beneficially owned shares of Class A Common Stock of the Company until the earlier to occur of (a) the date the Company waives the Focus Impact Company Support Agreement and (b) June 2, 2026 (six months from the date on which the Registration Statement registering the resale of Focus Impact’s shares becomes effective under the Securities Act.)

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS OF XCF GLOBAL

Related Party Transactions

SEC rules require us to disclose any transaction or currently proposed transaction in which we are a participant and in which any related person has or will have a direct or indirect material interest involving an amount that exceeds the lesser of $120,000 or one percent (1%) of the average of the Company’s total assets as of the end of last two completed fiscal years. A related person is any executive officer, Director, nominee for Director, or holder of 5% or more of the Company’s Common Stock, or an immediate family member of any of those persons.

The Audit Committee of the Board of Directors (or, to the extent applicable, our disinterested directors) is responsible for reviewing all transactions between the Company and any officer or Director of the Company or any entity in which an officer of Director has a material interest. Any such transactions must be on terms no less favorable than those that could be obtained on an arms-length basis from independent third parties.

EEME Energy; Proposed Transaction

On January 26, 2026, XCF, entered into the term sheet with Southern, DEVS, and EEME, which sets forth the principal terms and conditions of the Proposed Transaction. Pursuant to the Term Sheet, and subject to the finalization of mutually agreeable merger structure and definitive transaction documents and ultimately the satisfaction of certain closing conditions, it is expected that Southern and DEVS will each merge with wholly-owned subsidiaries of XCF, with Southern and DEVS surviving, and their respective stockholders receiving shares of Common Stock of XCF, resulting in Southern and DEVS becoming wholly-owned subsidiaries of XCF.

In connection with and to support the Proposed Transaction and subject to the terms and conditions set forth in the Term Sheet, XCF agreed to invest $10,000,000 to convert and build out its New Rise Reno facility for the Plant Conversion, to be funded through the sale by XCF to EEME of $10 million of Common Stock; provided that in no event shall XCF issue to EEME, nor shall EEME (i) acquire more than 41,639,170 shares of XCF’s common stock pursuant to this Term Sheet or (ii) acquire or to otherwise become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of a number of shares of Common Stock in excess of the Share Cap, which XCF obtained on March 6, 2026. Subsequent to the execution of the Term Sheet, EEME has purchased 69,000,000 shares of Common Stock for $6,900,000. The issuance and sale to EEME of the remaining 50,500,000 shares of Common Stock is expected to be consummated periodically. EEME is expected to have customary demand and piggy-back registration rights and will not be subject to any lock-up or other transfer restrictions (other than as imposed by applicable securities laws or underwriters.) EEME’s obligation to acquire such shares is independent of the remainder of the proposed Transaction contemplated by the Term Sheet.

As of March 30, 2026, in connection with the Proposed Transaction described above, the Company has issued 69,000,000 shares of Common Stock to EEME Energy for approximately $6,900,000.

EEME Energy is an entity affiliated with Majique Ladnier. Ms. Ladnier is the sole member of EEME Energy SPV I, LLC and is also the sole member of two of our existing stockholders, the GL Entities. Immediately after the conversions pursuant to the GL Loan Agreement, the GL Amendment No. 1 and the GL Amendment No. 2, GL Part SPV I, LLC, will be deemed to beneficially own through itself, GL Part SPV II, LLC and EEME Energy SPV I, LLC, approximately 37.3% of the Company’s outstanding Class A Common Stock or approximately 109,941,520 shares as of the date of this filing.

A definitive agreement on the Proposed Transaction has not been reached as of the time of the filing of this this joint proxy statement/prospectus and there can be no assurances in this regard, as discussed above under “Risk Factors”.

Soule; RESC Renewables Holdings LLC; Encore DEC, LLC

New Rise Acquisitions

On December 8, 2023, Legacy XCF entered into the New Rise Renewables MIPA with RESC Renewables to acquire all of the issued and outstanding membership interests of New Rise Renewables for an aggregate purchase price of $1,100,000,000 less acquired liabilities, comprised of incurred indebtedness, of $112,580,000. Consideration for the purchase was paid at closing of the Acquisitions by delivery of a convertible promissory note (the “New Rise Convertible Note”) in principal amount of $100,000,000 and issuance of 88,750,000 shares of Legacy XCF common stock. The New Rise Convertible Note was non-interest bearing and had a maturity date of twelve months after the date the note was issued in connection with the closing of the Acquisition. Once issued, the New Rise Convertible Note can be converted into shares of Legacy XCF common stock based on the outstanding principal, divided by the conversion price. The New Rise Renewables MIPA provides that the conversion price will be equal to the average price of the shares of common stock for the 10 days prior to and 10 days subsequent to the notice of conversion. However, in connection with the execution of a Company Support Agreement by RESC and Soule subsequent to December 31, 2023, it was agreed that the conversion price would be set at $10 per share when the New Rise Convertible Note is issued.

On December 8, 2023, Legacy XCF also entered into the New Rise SAF Renewables MIPA with Soule and GL Part SPV I, LLC to acquire all the issued and outstanding membership interests of New Rise SAF Renewables for an aggregate purchase price of $200,000,000.

On January 31, 2025, Legacy XCF issued a promissory note with a principal amount of $500,000 to Innovativ Media Group, Inc. as part of a financing arrangement. Proceeds from the note were provided to New Rise Renewables as a note payable to Legacy XCF and will be included as indebtedness of New Rise Renewables, which resulted in a reduction of the number of XCF shares issuable upon the closing of the New Rise Renewables acquisition.

During Q4 2024, Legacy XCF issued three convertible notes to GL Part SPV I, LLC in the amounts of $1,000,000, $1,090,000, and $250,000. Proceeds from the convertible notes were utilized to purchase preferred membership units of New Rise SAF Renewables in the amounts of 100,000 preferred membership units, 109,000 preferred membership units, and 25,000 preferred membership units, respectively. On January 14, 2025, Legacy XCF issued one convertible note to GL Part SPV I, LLC for $200,000. Proceeds from the convertible note were utilized to purchase preferred membership units of New Rise SAF Renewables in the amount of 20,000 preferred membership units. The preferred membership units had preferential treatment upon a liquidation event before any amounts are paid to the common membership units and receive five times the amount contributed as capital. As a result, the total contributed capital of $2,540,000 was netted against the purchase price of New Rise SAF by $12,700,000 upon closing. The transaction closed on January 23, 2025. At closing, Soule was issued 15,036,170 shares of Legacy XCF common stock in exchange for his membership units, and GL was issued 3,693,830 shares of Legacy XCF common stock in exchange for its membership units and after consideration of its five times liquidation preference.

At the closing of the Business Combination, the 15,036,170 shares of Legacy XCF common stock issued to Soule and the 3,693,830 shares of Legacy XCF common stock issued to GL were automatically converted into shares of XCF common stock at an exchange ratio of approximately 0.68627.

On February 19, 2025, Legacy XCF completed the acquisition of New Rise Renewables subject to additional post-closing conditions. On February 19, 2025, the aggregate purchase price of $1.1 billion was reduced by $118,700,000, which represented principal and interest on New Rise Renewable’s outstanding debt obligations to a financial institution and two notes payable to Legacy XCF. As a result, RESC was issued 88,126,200 shares of Legacy XCF common stock in exchange for its membership units. In connection with a consulting agreement between RESC and GL, GL was entitled to receive 4,406,310 shares of the Legacy XCF common stock issued to RESC. In addition, pursuant to the New Rise Renewables MIPA, Legacy XCF issued a convertible promissory note to RESC in principal amount of $100,000,000, of which $51,746,680 in principal amount was subsequently assigned from RESC to Encore DEC, LLC, an entity 100% owned by Soule, which was subsequently cancelled on May 30, 2025. The entire principal amount of the promissory note was held by RESC prior to Business Combination.

On May 30, 2025, the aggregate purchase price was updated to reflect actual New Rise liabilities of $126,700,000 compared to $118,700,000 in connection with the initial closing on February 19, 2025. As a result, the total shares issued in connection with the acquisition were adjusted to be 87,331,951 of Legacy XCF common stock, of which RESC received 82,965,533 and GL received 4,366,598 shares of Legacy XCF common stock.

At the closing of the Business Combination the 82,965,533 shares of Legacy XCF common stock issued to RESC and the 4,366,598 shares of Legacy XCF common stock issued to GL were automatically converted into shares of XCF common stock at an exchange ratio of approximately 0.68627. The 82,965,533 Legacy XCF shares converted into 56,936,990 shares of XCF common stock and the 4,366,598 shares converted into 2,996,678 shares of XCF common stock upon closing.

Encore DEC, LLC Payable Settlement

On November 19, 2025, the Company, New Rise Reno, a subsidiary of the Company, and Encore entered into the Encore Agreement, pursuant to which $28,000,000 of the then outstanding accounts payable due to Encore will be settled through the issuance of shares of the Company’s Class A Common Stock. Encore provides EPC services to the Company. Encore is 100% owned by Soule, the majority shareholder of the Company, and has provided feedstock degumming hydrotreater off gas conservation system construction services and sustainable aviation fuel conversion services to New Rise Reno.

Under the Encore Agreement, the conversion price is equal to the higher of: (a) the closing price of the Company’s Class A Common Stock on the trading day immediately preceding the agreement date, and (b) the average closing price over the five (5) trading days immediately preceding the agreement date. The conversion price was determined to be $0.7613 per share and 36,779,193 shares of Class A Common Stock have been issued to Encore. Immediately after the conversion, Soule beneficially owned approximately 53.6% of the Company’s outstanding Class A Common Stock inclusive of shares held directly, and indirectly through RESC Renewables Holdings and Encore DEC, LLC. However, on May 28, 2026, a court appointed a receiver for RESC Renewables Holdings and Soule no longer exercised beneficial ownership over such shares.

Encore DEC, LLC Company Support Agreement

On November 24, 2025, the Company and Encore entered into the Encore Company Support Agreement, pursuant to which, Encore agreed not to transfer, sell, hedge, pledge, or otherwise dispose of 35% of Encore’s 36,779,193 beneficially owned shares of Class A Common Stock of the Company (12,872,718 shares) until the earlier to occur of (a) the date the Company waives the Encore Company Support Agreement and (b) six months from the date in which the registration statement registering the resale of Encore’s shares became effective under the Securities Act of 1933, as amended. That registration statement became effective on December 2, 2025.

Helena Note and Share Issuance

On May 30, 2025, NewCo, Legacy XCF and Soule, in his individual capacity as a shareholder of Legacy XCF, entered into the Helena Note with Helena for gross principal amount of $2,000,000. In connection with the issuance of the Helena Note, Soule agreed to transfer 2,840,000 Advanced Shares. Pursuant thereto, upon Helena’s receipt of an aggregate of $2,400,000 in (i) payments from us and (ii) aggregate net proceeds from the sale of Advanced Shares, our payment obligations for principal and interest under the Helena Note will have been satisfied and Helena would have been obligated to return any remaining Advanced Shares to Randall Soule. At the same time, Legacy XCF and Soule entered into the Soule Agreement, pursuant to which the Company agreed to issue Soule 2,840,000 shares of Legacy XCF common stock in consideration for Soule’s transfer of an equal number of shares to Helena. However, on July 10, 2025, XCF, Mr. Soule and Helena entered into Helena Amendment No. 1. Pursuant to Helena Amendment No. 1, in exchange for a cash payment from Helena to XCF of $2,249,771.14, XCF and Soule waived Helena’s obligation to return certain shares pursuant to the terms of the original Helena Note. Also on July 10, 2025, XCF and Soule agreed to amend the original Soule Agreement, with Soule agreeing agreed to return to XCF for cancellation certain shares of our common stock issued to him pursuant to the original Soule Agreement.

GL Part SPV I, LLC

Convertible Promissory Notes

During 2023, GL, a Legacy XCF stockholder and current holder of shares of our common stock, agreed to loan $202,383 to Legacy XCF for operating capital. From January 1, 2024 to February 14, 2024, GL loaned an additional $1,008,000 to Legacy XCF. The loans made pursuant to the applicable loan agreements were interest bearing at 10% per annum, unsecured, and convertible into shares of Legacy XCF common stock at a conversion price equal to $1.00 per share. On February 14, 2024, Legacy XCF and GL entered into a note purchase agreement pursuant to which $1,210,383 of the aggregate principal amount under the prior loans were consolidated into one convertible promissory note issued by Legacy XCF in an equivalent principal amount, interest rate and conversion terms. GL subsequently exercised its right to convert the $1,210,383 of principal and $9,487 in accrued interest into 1,219,870 shares of Legacy XCF common stock. On February 26, 2024, Legacy XCF and GL entered into a note purchase agreement pursuant to which GL agreed to purchase, and Legacy XCF agreed to sell and issue to GL, a convertible promissory note in the principal amount of $600,000. The convertible note provided for an interest rate of 10% per annum, unsecured, with the principal amount plus any accrued interest convertible into shares of Legacy XCF common stock at a conversion price equal to $1.00 per share. GL subsequently exercised its right to convert the $600,000 of principal and $164 in accrued interest into 600,164 shares of Legacy XCF common stock. GL initially became a Legacy XCF stockholder through its purchase of 20,450,000 shares of Legacy XCF common stock for an aggregate purchase price of $20,450 pursuant to a stock purchase agreement dated September 14, 2023.

Pursuant to the transactions described above, GL owned an aggregate of 22,270,034 shares of Legacy XCF common stock.

During Q4 2024, Legacy XCF and GL entered into four convertible promissory notes for principal amounts of $2 million, $1.0 million, $1.09 million and $0.3 million. The convertible promissory notes bore interest at 10% per annum on the outstanding principal, were unsecured, and were convertible into shares of Legacy XCF common stock at a conversion price of $0.40 per share. During Q4 2024, the convertible promissory notes were converted into 5,000,000 shares, 2,500,000 shares, 2,725,000 shares and 625,000 shares of Legacy XCF common stock, respectively, for the above principal amounts.

On January 14, 2025, Legacy XCF and GL entered into two convertible promissory notes for principal amounts of $0.2 million and $0.14 million. The convertible promissory notes bore interest at 10% per annum on the outstanding principal, were unsecured, and were convertible into shares of Legacy XCF common stock at a conversion price of $0.40 per share. On January 14, 2025, the convertible promissory notes were converted into 500,000 shares and 345,833 shares, respectively, for the above principal amounts.

After conversion of the promissory notes described above, GL owned an aggregate of 33,965,867 shares of Legacy XCF common stock.

On February 13, 2025, Legacy XCF and GL entered into the February 2025 Promissory Note for the gross principal amount of $1.2 million with net proceeds from the note equal to $1.0 million. The February 2025 Promissory Note bears interest of $0.2 million, is unsecured, and, under its initial terms, payment of the February 2025 Promissory Note was due at the earlier of (i) 30 days from the date of receipt of any customer payment paid to Legacy XCF, unless extended in writing by mutual consent of Legacy XCF and GL or (ii) an event of default (as specified in the February 2025 Promissory Note), if such note is then declared due and payable in writing by GL. In connection with the issuance of the February 2025 Promissory Note, Legacy XCF issued 200,000 shares of its common stock to GL.

On April 17, 2025, Legacy XCF and GL entered into the Amended February 2025 Promissory Note whereby the payment terms of the note were amended to the earliest of (i) 10 business days from the date of XCF entering into a Qualified Financing Event and receiving proceeds therefrom, unless extended in writing by mutual consent of Legacy XCF and GL, or (ii) an event of default (as specified in the Amended February 2025 Promissory Note), if such note is then declared due and payable in writing by GL. A “Qualified Financing Event” under the Amended February 2025 Promissory Note means the closing of any transaction or series of related transactions, including without limitation any equity or debt financing, that results in gross proceeds to the company of at least $15 million, and that directly or indirectly results in the company’s refinancing, repayment, or restructuring of any portion of its secured debt obligations, including through a refinancing, recapitalization, debt-for-equity exchange, secured loan facility, or other similar financing arrangement; provided, however, that any such event shall not be deemed a Qualified Financing Event unless, following the closing of such transaction(s), Legacy XCF maintains a minimum cash balance of at least $3 million in its primary operating bank account, and each of the foregoing conditions is fully satisfied without waiver or modification, except as may be expressly agreed to in writing by GL and Legacy XCF.

All of the Legacy XCF shares received by GL in these transactions were exchanged for shares of our common stock upon closing of the Business Combination on the same terms as other holders of Legacy XCF common stock.

Loan Acknowledgement and Conversion Agreement

On November 19, 2025, the Company, New Rise Reno and GL entered into the GL Loan Agreement whereby GL has the right to convert $2,350,000 of the then outstanding loan payable to GL into shares of the Company’s Class A Common Stock. GL is an existing shareholder of the Company and previously provided debt and loan financing to the Company and its subsidiaries. Subsequent to the parties’ execution and delivery of the GL Loan Agreement, GL provided notice to the Company of its intention to exercise its conversion right.

Under the GL Loan Agreement, the conversion price is equal to the higher of: (a) the closing price of the Company’s Class A Common Stock on the trading day immediately preceding the agreement date, and (b) the average closing price over the five (5) trading days immediately preceding the agreement date. The conversion price was determined to be $0.7613 per share and 3,086,825 shares of Class A Common Stock have been issued to GL.

GL Amendment No. 1 to Form of Promissory Note

On November 19, 2025, the Company, XCF Global Capital, Inc. and the GL Amendment No. 1 whereby GL has the right to convert $2,500,000 of the then outstanding principal amount and $300,000 of interest due to GL into shares of the Company’s Class A Common Stock. Subsequent to the parties’ execution and delivery of the GL Loan Agreement, GL provided notice to the Company of its intention to exercise its conversion right.

Under the GL Amendment No. 1, the conversion price is equal to the higher of: (a) the closing price of the Company’s Class A Common Stock on the trading day immediately preceding the agreement date, and (b) the average closing price over the five (5) trading days immediately preceding the agreement date. The conversion price was determined to be $0.7613 per share and 3,677,919 shares of Class A Common Stock have been issued to GL.

GL Amendment No. 2 to Form of Promissory Note

On November 19, 2025, the Company, XCF Global Capital, Inc. and GL entered into the GL Amendment No. 2 whereby GL has the right to convert $1,200,000 of the then outstanding principal amount and $240,000 of interest due to GL into shares of the Company’s Class A Common Stock. Subsequent to the parties’ execution and delivery of the GL Loan Agreement, GL provided notice to the Company of its intention to exercise its conversion right.

Under the GL Amendment No. 2, the conversion price is equal to the higher of: (a) the closing price of the Company’s Class A Common Stock on the trading day immediately preceding the agreement date, and (b) the average closing price over the five (5) trading days immediately preceding the agreement date. The conversion price was determined to be $0.7613 per share and 1,891,501 shares of Class A Common Stock have been issued to GL.

Certain Litigation Involving GL’s Sole Member and a GL Related Party

Ms. Ladnier’s spouse, Suneet Singal, serves as a consultant to the GL entities and was a consultant to New Rise (on behalf of the GL entities). Mr. Singal was a defendant in a case captioned Securities and Exchange Commission v. Suneet Singal, First Capital Real Estate Investments, LLC, First Capital Real Estate Advisors LP, and First Capital Real Estate Trust Inc. The SEC’s complaint in this case, filed on December 13, 2019, alleged that Singal and his entities engaged in two separate frauds relating to two public companies, First Capital Real Estate Trust Inc. and First Capital Investment Corporation. In final judgments entered on July 23, 2021, without admitting or denying the allegations in the complaint, Mr. Singal and the other defendants consented to be enjoined from violating the anti-fraud provisions of Section 17(a) of the Securities Act of 1933 and Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934. In addition, the judgments further enjoin Singal from violating the anti-fraud provisions of Sections 206(1) and 206(2) of the Investment Advisers Act of 1940, as well as Sections 36(a), 57(a) and Rule 17d-1 of the Investment Company Act of 1940. Mr. Singal and the other defendants agreed to pay a total of $3.2 million in disgorgement and $676,400 in prejudgment interest, and Mr. Singal individually also agreed to pay a civil monetary penalty of $3.2 million. Mr. Singal also consented to a bar for a period of 10 years from acting as an officer or director of a public company.

New Rise Acquisitions — Additional Share Acquisitions

GL also acquired additional shares of Legacy XCF common stock in connection with the closing of the New Rise Acquisitions. Upon the closing of the transactions contemplated by the New Rise Renewables MIPA, pursuant to an agreement between RESC and GL, GL received 4,435,000 shares of Legacy XCF common stock. Upon the closing of the transactions contemplated by the New Rise SAF Renewables MIPA, pursuant to the terms of the New Rise SAF Renewables MIPA, GL received 3,693,830 shares of Legacy XCF common stock.

Fort Myers and Wilson Transactions — Additional Share Acquisitions

GL also had an indirect ownership interest in additional shares of Legacy XCF common stock through its ownership interest in Southeast Renewables, which were issued shares of Legacy XCF common stock in connection with XCF’s acquisitions of certain assets from Southeast Renewables and Good Steward.

On October 31, 2023, XCF entered into an asset purchase agreement with Southeast Renewables to acquire certain assets related to its Wilson, NC biodiesel plant for an aggregate purchase price of $100 million. Legacy XCF issued Southeast Renewables 7,700,000 shares of XCF at an agreed conversion price of $10 per share ($77 million) and issued a convertible promissory note in principal amount of $23 million, with a maturity date of October 31, 2024. The Southeast Renewables Convertible Note accrues interest at the per annum rate of 8%. The Southeast Renewables Convertible Note can be converted into shares of Legacy XCF common stock based on the outstanding principal and interest, divided by the conversion price. The conversion price prior to a change of control is $10, and subsequent to a change of control is equal to the volume weighted average price of the shares of common stock for the 20 days prior to the notice of conversion.

In addition, on October 31, 2023, Legacy XCF entered into an asset purchase agreement with Good Steward to acquire certain assets related to its Fort Myers, FL biodiesel plant. Legacy XCF issued Southeast Renewables, the parent company of Good Steward, 9,800,000 shares of Legacy XCF common stock as partial consideration for the purchase, and also assumed certain liabilities, including a $356,426 loan made by GL to Southeast Renewables.

On December 29, 2023, Southeast Renewables exercised its right to convert the Southeast Renewables Convertible Note principal balance of $23 million plus accrued interest of $297,425 into 2,329,743 shares of Legacy XCF common stock.

GL was a shareholder of Legacy XCF and held membership interests in Southeast Renewables. It is our understanding that Southeast Renewables distributed some or all of the shares of Legacy XCF common stock received in these transactions, and when that distribution was completed, GL is believed to have received 6,373,796 shares of Legacy XCF common stock from such distribution.

All of the Legacy XCF shares received by GL in these transactions were exchanged for shares of our common stock upon closing of the Business Combination on the same terms as other holders of Legacy XCF common stock.

EEME Note Purchase Agreement

On June 29, 2025, XCF and EEME Energy entered into the EEME Note Purchase Agreement pursuant to which we agreed to issue and sell up to $7.5 million in aggregate principal amount of convertible promissory notes in one or more closings. In connection with the execution of the EEME Note Purchase Agreement, we also agreed to pay an arrangement fee and advisory fee to EEME Energy, which will be paid through the issuance of 750,000 shares of our common stock as it relates to an arrangement fee and 200,000 of our common stock as it relates to an advisory fee.

In connection with our issuance of the notes to EEME Energy, we will pay to EEME Energy upfront interest equal to 13.3% of the principal amount of the applicable notes. In lieu of our having any obligation to make cash interest payments under such notes, we and EEME Energy agreed to settle the interest payment through a share conversion pursuant to which we are obligated to issue shares of our common stock (the “Interest Payment Conversion Shares”) calculated by dividing (x) the amount of interest that would otherwise be due and payable on the applicable notes at such notes’ maturity date (calculated as 13.3% of the principal amount of the applicable note) by (y) the applicable conversion price.

EEME Energy is an entity affiliated with Majique Ladnier. Ms. Ladnier is the sole member of EEME Energy SPV I, LLC and is also the sole member of the GL Entities. Immediately after the conversions pursuant to the GL Loan Agreement, the GL Amendment No. 1 and the GL Amendment No. 2, GL Part SPV I, LLC will be deemed to beneficially own through itself, GL Part SPV II, LLC and EEME Energy SPV I, LLC, approximately 19.9% of the Company’s outstanding Class A Common Stock excluding any stock issued through the Proposed Transaction mentioned above.

Consulting Agreement with Focus Impact Partners

On February 19, 2025, Legacy XCF and Focus Impact Partners, LLC entered into a strategic consulting agreement (the “Consulting Agreement”), pursuant to which Focus Impact Partners will provide Legacy XCF (and, XCF following completion of the Business Combination) with certain consulting services. Under the terms of the Consulting Agreement, Focus Impact Partners will receive an annual consulting fee of $1,500,000, which will be payable in monthly installments of $125,000 starting with an initial payment on or prior to March 31, 2025 (pro-rated from February 19, 2025 through and including March 31, 2025). In addition to the annual fee, the Consulting Agreement also provides that Focus Impact Partners is entitled to an additional consulting fee in connection with any acquisition, merger, consolidation, business combination, sale, divestiture, financing, refinancing, restructuring or other similar transaction for which Focus Impact Partners provides consulting services, the amount and terms of which will be subject to mutual agreement between the company and Focus Impact Partners consistent with the market practice for such consulting services.

The Consulting Agreement has a term of three years unless terminated early with at least 90 days advance notice and will be automatically extended for successive one year periods at the end of each year unless either party provide a written notice to the other party of its desire not to automatically extend at least 120 days prior to the end of each year during the term of the Consulting Agreement. If the Consulting Agreement is terminated by us without “cause,” Focus Impact Partners is entitled to be paid any and all fees that would be due and payable through the expiration of the then-current term of the Consulting Agreement as if it had not been so terminated.

Carl Stanton, and Wray Thorn, co-founders of Focus Impact Partners, are founders of Focus Impact, the Sponsor in connection with the Business Combination and served as directors of Focus Impact. Mr. Thorn currently serves as a member of our board of directors and Mr. Stanton is a board observer.

Focus Impact BHAC Sponsor, LLC Company Support Agreement

On November 24, 2025, the Company and Focus Impact BHAC Sponsor, LLC entered into a the Focus Impact Company Support Agreement, pursuant to which, Focus Impact agreed not to transfer, sell, hedge, pledge, or otherwise dispose of 100% of its 3,306,944 beneficially owned shares of Class A Common Stock of the Company until the earlier to occur of (a) the date the Company waives the Focus Impact Company Support Agreement and (b) June 2, 2026 (six months from the date on which the Registration Statement registering the resale of Focus Impact’s shares becomes effective under the Securities Act of 1933, as amended.)

CONTROL PERSONS AND PRINCIPAL SHAREHOLDERS OF XCF GLOBAL

Based solely upon information made available to us, the following table sets forth information with respect to the beneficial ownership of our Common Stock as of July 20, 2026 by (i) each principal stockholder, (ii) each director; (iii) each of the executive officers; and (iv) all executive officers and directors as a group. Other than the holders listed below, we do not know of any person who beneficially owns more than 5% of our Common Stock as of July 20, 2026. Except as otherwise indicated in footnotes to this table or, where applicable, to the extent authority is shared by spouses under community property laws, to our knowledge, the holders listed below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Five Percent Holders
RESC Renewables Holdings, LLC(1)(2)	66,778,148	16.54%
Encore DEC, LLC(2)(3)	37,716,385	9.34%
Randall Eric Soule(2)(3)	941,040	* %
GL Part SPV I, LLC(4)(5)(6)	14,187,115	3.51%
GL Part SPV II, LLC(4)(5)(6)	20,588,185	5.10%
EEME Energy SPV I, LLC(4)(5)(6)	109,499,560	27.12%
Sky MD, LLC(7)	7,491,031	1.85%
Brown Stone Capital Ltd(8)	23,833,340	5.90%
Directors and Executive Officers(9)
Christopher Cooper	—	*
Carter McCain(10)(11)	32,000	*
Sanford Cockrell(10)	25,000	*
Si-Yeon Kim(10)	25,000	*
Wray Thorn(12)	3,564,296	*
Harvey Schnitzer	—	*
All executive officers and directors as a group (6 persons)	3,671,296	*

____________

*        Less than 1%

(1)      The business address of RESC Renewables Holdings, LLC is 14830 Kivett Lane, Reno, NV 89521. Creative Planning Business Alliance, the receiver appointed by a court on May 28, 2026, has sole voting authority over the shares of our Common Stock indicated in the table. Pursuant to the court order, disposition of the shares of our Common Stock indicated in the table requires the majority vote of a representative sales committee consisting of RESC, LLC; TMB Group Reno, LLC; and Tomar, LLC. Each of the members of the representative sales committee disclaims beneficial ownership of the shares of our Common Stock indicated in the table except to the extent of its pecuniary interest therein.

(2)      The business address of Encore DEC, LLC is 425 Western Rd. #102, Reno, NV 89506. Randall Eric Soule has sole voting and investment authority over the shares of our Common Stock indicated in the table.

(3)      The business address of Randall Eric Soule is 14830 Kivett Lane, Reno, NV 89521. In addition to the shares held by him individually, Randall Eric Soule also beneficially owns the shares of our Common Stock held by Encore DEC, LLC.

(4)      The business address of GL Part SPV I, LLC is 30 N Gould Street, Suite R, Sheridan, Wyoming 82801. Majique Ladnier is the sole member of GL Part SPV I, LLC and has sole voting and investment authority over the shares of our Common Stock.

(5)      The business address of GL Part SPV II, LLC is 30 N Gould Street, Suite R, Sheridan, Wyoming 82801. Majique Ladnier is the sole member of GL Part SPV II, LLC and has sole voting and investment authority over the shares of our Common Stock.

(6)      The business address of EEME Energy SPV I, LLC is 30 N Gould Street, Suite R, Sheridan, Wyoming 82801. Majique Ladnier is the sole member of EEME Energy SPV I, LLC and has sole voting and investment authority over the shares of Common Stock.

(7)      The business address of Sky MD, LLC is 149 Sussex Street, Jersey City, NJ 07302. Mihir Dange, former CEO, is the sole member of Sky MD, LLC and has sole voting and investment authority over the shares of Common Stock.

(8)      The business address of Brown Stone Capital Ltd is Rear No. 2 Glenthorne Road, London, United Kingdom, N11 3HT.

(9)      Unless otherwise noted, the business address of each of XCF’s directors and officers is 3040 Post Oak Blvd., Floor 18 Suite 164, Houston, TX 77056.

(10)    Each of the Non-Employee independent members of the Board of Directors received an award of restricted stock units representing 100,000 shares of our Common Stock in connection with their joining the Board of Directors of XCF. The restricted stock units vest over a period of four years with the first vesting to occur on the first anniversary of the award.

(11)    Consists of 7,000 shares of Class A Common Stock held by Mr. McCain’s spouse. Mr. McCain may be deemed to beneficially own these securities pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, although he disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(12)    Focus Impact Partners, LLC beneficially owns 257,352 shares of our Common Stock. Mr. Thorn is a Partner and Co-Founder of Focus Impact Partners, LLC and, as a result, may be deemed to share beneficial ownership of the shares held by Focus Impact Partners, LLC. Focus Impact BHAC Sponsor, LLC beneficially owns 3,306,944. Mr. Thorn is a Partner of Focus Impact BHAC Sponsor, LLC and, as a result, may be deemed to share beneficial ownership of the shares held by Focus Impact BHAC Sponsor, LLC.

INFORMATION ABOUT DEVVSTREAM

Overview

Business Overview

DevvStream Corp. (“DevvStream,” the “Company,” “we,” “our,” or “us”) is a capex-light environmental asset generation company focused on developing and managing high-quality, technology-based sustainability projects. We provide exposure to environmental assets such as carbon credits — used to offset emissions of carbon dioxide and other greenhouse gases — and International Renewable Energy Certificates (“I-RECs”), which allow organizations to claim renewable energy usage and demonstrate progress toward decarbonization goals.

Our mission is to accelerate the global transition to a low-carbon economy by investing in, developing, and monetizing projects that generate verifiable environmental benefits. Through partnerships with technology providers, project developers, and registries, we seek to deliver scalable, high-integrity environmental assets that meet international standards for measurement, reporting, and verification (“MRV”).

Strategic Focus Areas

DevvStream operates across three strategic domains designed to support the generation and commercialization of environmental assets:

1.      Offset Portfolio: We maintain a diversified portfolio of environmental assets, including I-RECs, nature-based, technology-based, and carbon sequestration credits, for sale to corporations and governments seeking to offset residual emissions.

2.      Project Investment and Acquisitions: We may invest in or acquire interests in sustainability projects and related technologies to expand our reach and position as an end-to-end solutions provider within the voluntary carbon and renewable energy markets.

3.      Project Development and Management: In select cases, we serve as project developer or manager for eligible emission-reduction activities — such as energy efficiency technologies used for reduced energy consumption — in exchange for a portion of generated credits or environmental asset revenue.

Market Opportunity and Competitive Position

We operate within the rapidly evolving global carbon and renewable energy certificate markets, which are influenced by increasing corporate decarbonization commitments, regulatory frameworks, and technological innovation. Our asset-light model enables scalability and capital efficiency, while our focus on technology-based projects — including EV charging, methane capture, and energy-efficiency retrofits — positions us to participate in high-integrity, verifiable credit generation.

Through our partnerships and proprietary platform, we aim to differentiate ourselves by combining environmental project development expertise with transparent data systems that meet emerging MRV and disclosure standards.

Regulatory Environment

Our operations are subject to evolving environmental, sustainability, and financial reporting regulations in the jurisdictions where we operate. Compliance requirements include environmental permitting, voluntary carbon market standards, and disclosure obligations applicable to a Nasdaq-listed issuer. We continually monitor changes in regulatory frameworks that may affect carbon credit generation, sale, or recognition.

History of DevvStream

DevvStream Inc., a wholly-owned operating subsidiary of DevvStream Corp., was incorporated in Delaware on August 27, 2021, under the name “18798 Corp.” On October 7, 2021, 18798 Corp. changed its name to “DevvESG Streaming Inc.”, and on February 1, 2022, subsequently changed its name to “DevvStream Inc.” DevvStream Inc. was formed to operate as a sustainability principled, technology-based, impact-investing company focused on high quality and high return carbon credit generating projects.

On November 4, 2022, DevvStream Inc. completed a business combination transaction (the “2022 Business Combination”) with 1319738 B.C. Ltd., 1338292 B.C. Ltd., Devv Subco Inc., and DevvESG Streaming Finco Ltd., pursuant to which 1319738 B.C. Ltd., acquired all of the issued and outstanding securities of DevvStream Inc. by way of a three-cornered merger. In connection with the 2022 Business Combination, 1319738 B.C. Ltd. changed its name to “DevvStream Holdings Inc.” Upon closing of the 2022 Business Combination, DevvStream Inc. became a wholly owned subsidiary of DevvStream Holdings Inc., and the business of DevvStream Inc. became the business of DevvStream Holdings Inc. On January 17, 2023, DevvStream’s subordinate voting shares were listed and posted for trading on the NEO Exchange (now known as CBOE Canada). DevvStream Holdings Inc. is no longer listed on the CBOE Canada.

On September 12, 2023 (and as amended May 1, 2024, August 10, 2024, and October 29, 2024, the “Business Combination Agreement”), we entered into a Business Combination Agreement (the “Business Combination” or the “De-SPAC Transaction”) with Focus Impact Acquisition Corp. (“FIAC”). FIAC was a special purpose acquisition corporation focused on amplifying social impact through the pursuit of a merger or business combination with socially forward companies. On November 6, 2024, we completed the Business Combination with FIAC, pursuant to the Business Combination Agreement. In connection with the completion of the business combination, the Company changed its jurisdiction from the State of Delaware under the Delaware General Corporation Law to the Province of Alberta, Canada, and thereby become a company existing under the Business Corporations Act (Alberta) and changed its name to DevvStream Corp., and DevvStream Holdings Inc. and Amalco Sub amalgamated to form one corporate entity. DevvStream Corp’s common shares commenced trading on the NASDAQ Capital Market (“Nasdaq”) under the new ticker symbol “DEVS” on November 7, 2024. On June 22, 2026, DevvStream received a letter from Nasdaq indicating that the Nasdaq Hearings Panel determined to suspend DevvStream’s securities from Nasdaq and DevvStream’s common shares were suspended from trading on Nasdaq as of June 24, 2026. DevvStream intends to request an appeal of the delist determination and has also applied to have the common shares quoted on the OTCQB. As of the date of this proxy statement/prospectus, The DevvStream common shares are trading on the OTC Pink Market under the trading symbol “DEVSF.”

Effective August 1, 2024, the Company reassessed its functional currency and the functional currency of its subsidiaries due to changes in underlying transactions, events, and conditions. As a result of this reassessment, the Company determined that its functional currency changed from the Canadian dollar (“CAD$”) to the United States dollar (“US$”) for DevvStream Holdings Inc. (“Devv Holdings”) and its subsidiary, DevvStream Inc. (“DESG”). The functional currency for DevvESG Streaming Finco Ltd. (“Finco”), another subsidiary of ours, remained CAD$. This change aligns with the business’s future focus and the effective date of the FIAC’s Form S-4 Registration Statement with the SEC, a crucial part of the De-SPAC transaction closing. The change in functional currency was accounted for prospectively from August 1, 2024, with no impact on prior year comparative information. Upon the change in functional currency on August 1, 2024, 121,995 of the Company’s warrants which had strike prices denominated in CAD$ were reclassified as warrant liabilities. Determining the functional currency involved significant judgments to assess the primary economic environment in which the Company operates, including factors such as the currency of underlying transactions, the location of key operations, and the currency of expected cash flows. Upon the completion of the De-SPAC Transaction on November 6, 2024, 62,772 of the Company’s stock options which had strike prices denominated in CAD$ were reclassified as stock option liabilities, as exemptions from classification from derivative liability classification under ASC 718-10-25-14 that were previously applicable upon change in functional currency no longer apply upon the commencement of trading of the Company’s common shares on the Nasdaq.

On August 8, 2025, we filed Articles of Amendment with the Registrar of Corporations (Alberta) to effect a Reverse Stock Split of our issued and outstanding Common Shares at a ratio of one for ten (10) (the “Reverse Stock Split”).

Our Industry and Market Opportunity

Overview of Carbon Credits

Carbon credits-each equal to one metric ton of carbon dioxide removed or avoided-are designed to help organizations advance decarbonization efforts by funding environmentally-conscious projects. Carbon credits are generated in two ways: (i) nature-based solutions; and (ii) technology-based solutions. They can be traded directly between companies, organizations and countries, or on exchanges where carbon credits are sold and purchased. Companies or individuals may use carbon markets to compensate for their greenhouse gas emissions by purchasing carbon credits from an entity that removes or reduces their greenhouse gas emissions. Carbon markets exist around the world in many different forms, although they can generally be divided into mandatory (compliance) markets and voluntary markets.

Nature-based Solutions vs. Technology-based Solutions

Nature-based solutions include the protection, restoration, and management of natural ecosystems and currently make up the majority of the carbon credit market. Technology-based solutions leverage innovative technology to further avoid or reduce carbon emissions and include examples such as energy efficiency, fuel switching and methane avoidance. Recent studies done by American University shows that nature-based solutions will only contribute 20% of the carbon reductions needed to meet our global net zero goals. The other 80% needs to come from technology, which is where we plan to target. Accordingly, our business model focuses on generating carbon credits through efficient, repeatable, and scalable technology-based solutions.

Compliance Markets vs. Voluntary Markets

Compliance markets are created and regulated by government bodies and are usually set up as cap-and-trade emission trading schemes. In compliance markets, corporations buy and sell compliance carbon offsets to comply with the cap or limit imposed on their emissions by the government. Compliance markets are usually tied to a specific jurisdiction-for example, the European Union Emissions Trading System (“ETS”) is only applicable to entities domiciled in the European Union.

Voluntary markets, on the other hand, are traditionally set up by independent non-governmental organizations or various types of private consortia. In voluntary markets, carbon credits can be generated from projects including but not limited to, improved energy efficiency, forestry and land use, renewable energy, agriculture, transportation, household devices, biomass and biogas facilities, waste disposal, carbon capture, utilization and storage (“CCS/CCUS”), wetland restoration and other industrial projects. Voluntary markets set rules frameworks for sellers and buyers to trade offsets under a public registry. In voluntary markets, organizations choose to voluntarily offset emissions that otherwise would not be possible, or very expensive, by purchasing carbon emission reductions. Demand for voluntary carbon offsets is driven by companies seeking to address pressure from customers and investors to reduce their carbon footprint, as well as entities that purchase offsets before emissions reductions are required by regulation. In voluntary markets, a carbon credit represents one ton of carbon dioxide (“tCO2”) or the carbon dioxide equivalent (“tCO2e”) of another greenhouse gas (based on the amount of heat it traps in the atmosphere) that is prevented from entering or being absorbed from the atmosphere. Every 4.60 tCO2e removed from the atmosphere is the equivalent of removing one average combustion engine passenger vehicle for a year.

Our Business Model

Overview of Streaming

A carbon credit stream is a flexible, customizable financing alternative that allows developers, aggregators, and/or owners of projects which require substantial capital to bring projects to fruition, advancing the transition to a low-carbon future. Similar financing structures, including streams and royalties, have been used extensively in the music, publishing, pharmaceutical, franchising and precious and base metals sectors to provide an alternative to traditional sources of capital at an attractive cost. In a stream agreement, the holder makes an upfront payment in exchange for the right to purchase all, a fixed percentage of, or a specified amount of the subject of the stream at a pre-agreed upon price or a percentage of a reference price for the term of the agreement, which is typically for a long term.

A carbon credit stream is a contractual agreement whereby the stream purchaser makes an upfront payment (in the form of cash, shares, or other consideration) in return for the right to receive all, or a portion of, the future carbon credits generated by a project or an asset over the term of the agreement. An additional payment may be paid per carbon credit to the project or asset developer or owner when the carbon credits are delivered to the stream purchaser or when the carbon credits are sold by the stream purchaser.

Benefits of streams to the project developer or asset owner include an upfront payment and annual income over the project life. The developer or owner may use the upfront payment to fund project development on existing or new project activities, verification of carbon credits or for general corporate purposes.

Revenue Streams

Our business model is focused on two forms of carbon credit generation activity. The two activity types, which we call our “direct investment model” and our “project management model,” can be distinguished based on whether a partner or we lead the development and maintenance of the offset project. On partner-led contracts under our direct investment model, the partner will manage all costs to develop and manage initial and ongoing program management, while we receive a share of the credits generated. On our led contracts under our project management model, we will bear the costs of generating and certifying the carbon credits for those projects. This includes contract development, validation, registry listing, any ongoing data collection and fees charged by registries for credit issuance, transfer or retirement. In either model, stream interests (which are not typically working interests in a property or an asset) are established through a contract between the holder and the property or asset owner.

While subsequent payments beyond the initial deployment of capital is a common function of typical royalty agreements, the majority of the agreements that we intend to put in place will allow us to own a portion of the future carbon credits outright without additional consideration (although there may be costs associated with managing the project or program depending on our involvement during the term of the contract).

We plan to use third-party greenhouse gas project evaluation and quantification studies as part of their project due diligence process in selecting projects. Third-party studies provide confirmation that the project aligns to offset criteria including ISO140640-2 and Core Carbon Principles (“CCPs”), reducing the risk of not meeting these after the offset project is completed. It also provides an estimate of carbon credits generated and the expected crediting period, according to selected quantification methodologies. The studies also identify potential risks which may prevent the generation of high-quality credits related to offset quality criteria, such as clear ownership, additionality, permanence and leakage. The third-party consultant used is based on experience and expertise in the carbon market that is tied to the specific project that is being evaluated.

In certain cases, once we select a project, we may assist the owner with implementation of the carbon offset project, including feasibility studies, registration, validation, and verification, all of which may be too costly and complex for an owner to do on its own. In this case, we will maintain a controlling interest in the offset project, the quality of the credits generated, and the issuance and trading timing and format. Given the collective experience of our management team and our Board, we believe we are ideally positioned to select projects and provide stream or royalty financing to those projects which will benefit from this financing structure.

We plan to continue to enhance the Company’s position in the I-REC market, following its recent approval to the Evident Registry and key agreements that expand its portfolio of renewable energy attributes. These strategic developments position the Company to capitalize on the growing demand for I-RECs, offering organizations verifiable solutions to meet sustainability and clean energy goals.

Together, we believe these agreements support our planned strategy of becoming a leading global aggregator and trader of I-RECs. By leveraging the Evident Registry’s global infrastructure, the Company plans to ensure full transparency, traceability, and credibility of its renewable energy attributes. Additionally, these transactions diversify our Company’s revenue streams, enabling the monetization of both carbon offsets and energy attribute certificates in parallel, positioning the Company as a key player in the environmental asset market.

Impact Investment

Our purpose is to generate positive, measurable social and environmental impact alongside attractive returns for stakeholders. We intend to achieve this through the provision of innovative capital solutions for projects that demonstrably advance the transition to a low-carbon future, with a particular focus on projects with Co-Benefits (as defined below) in alliance with principles of sustainability. This focus begins at the identification of potential investments. Due to the nature of our business, capital will necessarily be deployed to projects that combat climate change. For us, however, while every carbon credit represents one ton of CO2e in the atmosphere, not every carbon credit is equal in its contribution to a sustainable future.

Management will seek, wherever possible, investments that make a sustainable impact beyond the removal, avoidance or sequestering of greenhouse gas emissions. The Company’s sustainable investment screen, through our analysis, will ensure the consideration of factors that may augment the sustainable impact of our capital beyond advancing climate action, while also ensuring attractive financial returns. Additional considerations may take the form of protecting endangered species, improving the lives of people in under-developed nations, providing measurable tangible benefits to the communities in the project area, or other activities which advance sustainable development (“Co-Benefits”). It is our belief that by focusing on these goals, the carbon credits we expect to receive will attract a premium, which should increase the financial returns to shareholders. Given the decades long relationships that are expected to result from carbon streams, we believe it is important to partner with developers and project operators who share our goal to be instrumental in the transition to a sustainable, low-carbon economy.

Our choice of investments will meet the highest environmental integrity criteria such as ISO141064-2, the CCPs, Sustainable Development Goals (“SDGs”), as well as additional environmental integrity criteria, on an activity-by-activity basis. Accordingly, we anticipate that most, if not all, of our projects will have additional social, environmental, and economic co-benefits in addition to their carbon reduction or removal potential. We aim to deliver long-term cash flow growth through the monetization of its carbon credit portfolio through direct sales to third-party buyers, or on carbon credit marketplaces.

We plan to make investments in a broad range of projects that generate carbon credits. In addition to the more common nature-based projects, we plan to also invest in a broad range of projects covering most carbon-mitigation activities, including renewable and non-renewable energy generation, energy and fuel efficiency, avoidance of the emission of potent gases such as hydrofluorocarbons and sulfur hexafluoride, waste handling and disposal and potentially CCS/CCUS.

Project Management

We may act as a carbon project manager controlling all major aspects of carbon credit generation within a project, again providing a long-term contractual revenue stream with minimal operating requirements. Our project management model is designed to help generate streams of revenue for other companies, municipalities and other organizations through the technology-focused generation of carbon credits. In this role, we would partner with entities that reduce energy consumption or greenhouse gas emissions and provide turnkey services allowing these entities to generate and monetize the associated carbon credits, in exchange for a portion of those credits. Since the process of generating carbon credits is very complicated and tedious, most of these companies do not have the expertise or resources to do it. As a result, we plan to be able to fill this role of generating carbon credits on their behalf at no cost to the companies. Instead, we will typically aim to retain approximately 25% of the carbon credit stream generated. The majority of investments needed are the costs to register, validate, verify and certify the carbon credits generated from the projects and typically is less than $150,000 per project.

Devvio Agreement and Transition to Strategic Token Partnership

In 2021, we entered into a strategic partnership agreement (as amended, the “Strategic Partnership Agreement”) with Devvio, Inc. (“Devvio”) to support the use of its proprietary blockchain platform, DevvX, for data storage and transparency in connection with environmental asset projects. On October 28, 2025, DevvStream entered in a fourth amendment to the Strategic Partnership Agreement (the “Devvio Fourth Amendment”) to settle and discharge the existing rights and obligations under the Strategic Partnership Agreement, with the exception of confidentiality obligations and the obligations set forth in the Devvio Fourth Amendment.

The amendment establishes a Strategic Token Program between the parties whereby DevvStream agrees to purchase DevvE tokens annually in the amount of $1,000,000 in 2025 and $1,270,000 in each of 2026 and 2027 (each such amount, the “Purchase Amount”). In exchange, and as part of the Strategic Token Program, DevvStream shall receive warrants to acquire additional DevvE tokens equal to twenty-five percent (25%) of the Purchase Amount which shall be exercisable at the same 10-day VWAP price that was used to determine the number of tokens purchased.

The arrangement with Devvio is non-exclusive, permitting DevvStream to engage with other technology providers or to elect not to use blockchain solutions for project data management.

We do not issue or transact in any cryptocurrency or token as part of our core operational activities. Any token transactions under a potential strategic partnership with Devvio (or others) would relate solely to investment or technology-enablement purposes and would not form part of our environmental asset generation business.

Verification and Validation

We have engaged leading offset developers and greenhouse gas accounting firms to assist with establishing the strategic approach to maximize revenue potential while minimizing risk, determining appropriate voluntary carbon credit methodologies and developing voluntary offset projects leveraging existing greenhouse gas quantification methodologies for projects. These methodologies are internationally recognized. All our projects are intended to meet or exceed the requirements set out by companies seeking to offset their corporate emissions by purchasing carbon credits. These requirements include a clear description of any environmental claims, a conservative baseline of carbon credits generated, demonstration of all additionality barriers (including financial barriers), no leakage, permanence and third-party verification.

Registries set the project design, implementation, monitoring and reporting criteria against which a project’s carbon offsetting activities and/or environmental and social benefits can be verified. In voluntary markets, a number of standards have emerged with the intent to increase credibility in the marketplace. Some of the more commonly used and internationally recognized standards include the Verified Carbon Standard Program by Verra, Gold Standard, Global Carbon Council and American Carbon Registry (“ACR”).

One of the major roles of registries is to develop and/or publish greenhouse gas quantification methodologies. The methodology(ies) applied during the initial project design stage will directly influence the projected greenhouse gas emission reductions and/or removals generated by the project during the project crediting period. The project developer/owner is responsible for, among other things, selecting the applicable methodology, engaging in the registration process with the applicable standard organization, and leading in the annual verification process that ensures the continued generation of credits over the crediting period of the project.

Xpansiv Relationship

We use Xpansiv DataSystems Inc. (“Xpansiv”)’s trading platform, the premier global marketplace for sustainability-inclusive products. Xpansiv has the largest marketplace for environmental credits and has had the largest number of carbon credit transactions globally, with over one billion environmental credits having been processed through Xpansiv. Xpansiv acts as an efficient channel to offer high quality carbon credits to buyers and is expected to provide liquidity for our portfolio of carbon credits. Additionally, Xpansiv’s CBL Market and Environmental Management Account allow us to manage its credits held on multiple registries from one convenient location, including the sale of credits to partners. It is anticipated that a portion of our carbon credit buyers will come through Xpansiv.

Our Current Projects and Programs

Overview of Streaming

A carbon credit stream is a flexible, customizable financing alternative that allows developers, aggregators, and/or owners of projects which require substantial capital to bring projects to fruition, advancing the transition to a low-carbon future. Similar financing structures, including streams and royalties, have been used extensively in the music, publishing, pharmaceutical, franchising and precious and base metals sectors to provide an alternative to traditional sources of capital at an attractive cost. In a stream agreement, the holder makes an upfront payment in exchange for the right to purchase all, a fixed percentage of, or a specified amount of the subject of the stream at a pre-agreed upon price or a percentage of a reference price for the term of the agreement, which is typically for a long term.

A carbon credit stream is a contractual agreement whereby the stream purchaser makes an upfront payment (in the form of cash, shares, or other consideration) in return for the right to receive all, or a portion of, the future carbon credits generated by a project or an asset over the term of the agreement. An additional payment may be paid per carbon credit to the project or asset developer or owner when the carbon credits are delivered to the stream purchaser or when the carbon credits are sold by the stream purchaser.

Benefits of streams to the project developer or asset owner include an upfront payment and annual income over the project life. The developer or owner may use the upfront payment to fund project development on existing or new project activities, verification of carbon credits or for general corporate purposes.

Revenue Streams

Our business model is focused on two forms of carbon credit generation activity. The two activity types, which we call our “direct investment model” and our “project management model,” can be distinguished based on whether a partner or we lead the development and maintenance of the offset project. On partner-led contracts under our direct investment model, the partner will manage all costs to develop and manage initial and ongoing program management, while we receive a share of the credits generated. On our led contracts under our project management model, we will bear the costs of generating and certifying the carbon credits for those projects. This includes contract development, validation, registry listing, any ongoing data collection and fees charged by registries for credit issuance, transfer or retirement. In either model, stream interests (which are not typically working interests in a property or an asset) are established through a contract between the holder and the property or asset owner.

While subsequent payments beyond the initial deployment of capital is a common function of typical royalty agreements, the majority of the agreements that we intend to put in place will allow us to own a portion of the future carbon credits outright without additional consideration (although there may be costs associated with managing the project or program depending on our involvement during the term of the contract).

We plan to use third-party greenhouse gas project evaluation and quantification studies as part of their project due diligence process in selecting projects. Third-party studies provide confirmation that the project aligns to offset criteria including ISO140640-2 and Core Carbon Principles (“CCPs”), reducing the risk of not meeting these after the offset project is completed. It also provides an estimate of carbon credits generated and the expected crediting period, according to selected quantification methodologies. The studies also identify potential risks which may prevent the generation of high-quality credits related to offset quality criteria, such as clear ownership, additionality, permanence and leakage. The third-party consultant used is based on experience and expertise in the carbon market that is tied to the specific project that is being evaluated.

In certain cases, once we select a project, we may assist the owner with implementation of the carbon offset project, including feasibility studies, registration, validation, and verification, all of which may be too costly and complex for an owner to do on its own. In this case, we will maintain a controlling interest in the offset project, the quality of the credits generated, and the issuance and trading timing and format. Given the collective experience of our management team and our Board, we believe we are ideally positioned to select projects and provide stream or royalty financing to those projects which will benefit from this financing structure.

We plan to continue to enhance the Company’s position in the I-REC market, following its recent approval to the Evident Registry and key agreements that expand its portfolio of renewable energy attributes. These strategic developments position the Company to capitalize on the growing demand for I-RECs, offering organizations verifiable solutions to meet sustainability and clean energy goals.

Together, we believe these agreements support our planned strategy of becoming a leading global aggregator and trader of I-RECs. By leveraging the Evident Registry’s global infrastructure, the Company plans to ensure full transparency, traceability, and credibility of its renewable energy attributes. Additionally, these transactions diversify our Company’s revenue streams, enabling the monetization of both carbon offsets and energy attribute certificates in parallel, positioning the Company as a key player in the environmental asset market.

Impact Investment

Our purpose is to generate positive, measurable social and environmental impact alongside attractive returns for stakeholders. We intend to achieve this through the provision of innovative capital solutions for projects that demonstrably advance the transition to a low-carbon future, with a particular focus on projects with Co-Benefits (as defined below) in alliance with principles of sustainability. This focus begins at the identification of potential investments. Due to the nature of our business, capital will necessarily be deployed to projects that combat climate change. For us, however, while every carbon credit represents one ton of CO2e in the atmosphere, not every carbon credit is equal in its contribution to a sustainable future.

Management will seek, wherever possible, investments that make a sustainable impact beyond the removal, avoidance or sequestering of greenhouse gas emissions. The Company’s sustainable investment screen, through our analysis, will ensure the consideration of factors that may augment the sustainable impact of our capital beyond advancing climate action, while also ensuring attractive financial returns. Additional considerations may take the form of protecting endangered species, improving the lives of people in under-developed nations, providing measurable tangible benefits to the communities in the project area, or other activities which advance sustainable development (“Co-Benefits”). It is our belief that by focusing on these goals, the carbon credits we expect to receive will attract a premium, which should increase the financial returns to shareholders. Given the decades long relationships that are expected to result from carbon streams, we believe it is important to partner with developers and project operators who share our goal to be instrumental in the transition to a sustainable, low-carbon economy.

Our choice of investments will meet the highest environmental integrity criteria such as ISO141064-2, the CCPs, Sustainable Development Goals (“SDGs”), as well as additional environmental integrity criteria, on an activity-by-activity basis. Accordingly, we anticipate that most, if not all, of our projects will have additional social, environmental, and economic co-benefits in addition to their carbon reduction or removal potential. We aim to deliver long-term cash flow growth through the monetization of its carbon credit portfolio through direct sales to third-party buyers, or on carbon credit marketplaces.

We plan to make investments in a broad range of projects that generate carbon credits. In addition to the more common nature-based projects, we plan to also invest in a broad range of projects covering most carbon-mitigation activities, including renewable and non-renewable energy generation, energy and fuel efficiency, avoidance of the emission of potent gases such as hydrofluorocarbons and sulfur hexafluoride, waste handling and disposal and potentially CCS/CCUS.

Project Management

We may act as a carbon project manager controlling all major aspects of carbon credit generation within a project, again providing a long-term contractual revenue stream with minimal operating requirements. Our project management model is designed to help generate streams of revenue for other companies, municipalities and other organizations through the technology-focused generation of carbon credits. In this role, we would partner with entities that reduce energy consumption or greenhouse gas emissions and provide turnkey services allowing these entities to generate and monetize the associated carbon credits, in exchange for a portion of those credits. Since the process of generating carbon credits is very complicated and tedious, most of these companies do not have the expertise or resources to do it. As a result, we plan to be able to fill this role of generating carbon credits on their behalf at no cost to the companies. Instead, we will typically aim to retain approximately 25% of the carbon credit stream generated. The majority of investments needed are the costs to register, validate, verify and certify the carbon credits generated from the projects and typically is less than $150,000 per project.

Devvio Agreement and Transition to Strategic Token Partnership

In 2021, we entered into a strategic partnership agreement (as amended, the “Strategic Partnership Agreement”) with Devvio, Inc. (“Devvio”) to support the use of its proprietary blockchain platform, DevvX, for data storage and transparency in connection with environmental asset projects. On October 28, 2025, DevvStream entered in a fourth amendment to the Strategic Partnership Agreement (the “Fourth Amendment”) to settle and discharge the existing rights and obligations under the Strategic Partnership Agreement, with the exception of confidentiality obligations and the obligations set forth in the Fourth Amendment.

The Amendment establishes a Strategic Token Program between the parties whereby DevvStream agrees to purchase DevvE tokens annually in the amount of $1,000,000 in 2025 and $1,270,000 in each of 2026 and 2027 (each such amount, the “Purchase Amount”). In exchange, and as part of the Strategic Token Program, DevvStream shall receive warrants to acquire additional DevvE tokens equal to twenty-five percent (25%) of the Purchase Amount which shall be exercisable at the same 10-day VWAP price that was used to determine the number of tokens purchased.

The arrangement with Devvio is non-exclusive, permitting DevvStream to engage with other technology providers or to elect not to use blockchain solutions for project data management.

We do not issue or transact in any cryptocurrency or token as part of our core operational activities. Any token transactions under a potential strategic partnership with Devvio (or others) would relate solely to investment or technology-enablement purposes and would not form part of our environmental asset generation business.

Verification and Validation

We have engaged leading offset developers and greenhouse gas accounting firms to assist with establishing the strategic approach to maximize revenue potential while minimizing risk, determining appropriate voluntary carbon credit methodologies and developing voluntary offset projects leveraging existing greenhouse gas quantification methodologies for projects. These methodologies are internationally recognized. All our projects are intended to meet or exceed the requirements set out by companies seeking to offset their corporate emissions by purchasing carbon credits. These requirements include a clear description of any environmental claims, a conservative baseline of carbon credits generated, demonstration of all additionality barriers (including financial barriers), no leakage, permanence and third-party verification.

Registries set the project design, implementation, monitoring and reporting criteria against which a project’s carbon offsetting activities and/or environmental and social benefits can be verified. In voluntary markets, a number of standards have emerged with the intent to increase credibility in the marketplace. Some of the more commonly used and internationally recognized standards include the Verified Carbon Standard Program by Verra, Gold Standard, Global Carbon Council and American Carbon Registry (“ACR”).

One of the major roles of registries is to develop and/or publish greenhouse gas quantification methodologies. The methodology(ies) applied during the initial project design stage will directly influence the projected greenhouse gas emission reductions and/or removals generated by the project during the project crediting period. The project developer/owner is responsible for, among other things, selecting the applicable methodology, engaging in the registration process with the applicable standard organization, and leading in the annual verification process that ensures the continued generation of credits over the crediting period of the project.

Xpansiv Relationship

We use Xpansiv DataSystems Inc. (“Xpansiv”)’s trading platform, the premier global marketplace for sustainability-inclusive products. Xpansiv has the largest marketplace for environmental credits and has had the largest number of carbon credit transactions globally, with over one billion environmental credits having been processed through Xpansiv. Xpansiv acts as an efficient channel to offer high quality carbon credits to buyers and is expected to provide liquidity for our portfolio of carbon credits. Additionally, Xpansiv’s CBL Market and Environmental Management Account allow us to manage its credits held on multiple registries from one convenient location, including the sale of credits to partners. It is anticipated that a portion of our carbon credit buyers will come through Xpansiv.

Our Competition and Competitive Advantage

We face competition from other organizations, companies, non-profits, governments, asset managers and individuals that are, or may be, in the process of offering similar services. Some of our current and potential competitors have longer operating histories, significantly greater financial, marketing and other resources than us. Given the increasing focus on carbon projects, the industry is highly competitive and rapidly evolving, and we expect the level of competition to continue to increase.

Our current and potential competitors consist primarily of other organizations with a focus on carbon markets and the origination, registration, selling and trading of carbon credits. There is an increasing number of companies and organizations providing financing solutions and development expertise for carbon projects.

Our management believes the following factors and competitive advantages differentiate us from other companies providing similar services:

Focus on Technology-based Solutions to Climate Change

Our key focus is on technology-based solutions to climate change, while the majority of our competitors focus on nature-based solutions. As discussed above, nature-based solutions involve conserving, restoring or better managing natural ecosystems to remove carbon dioxide from the atmosphere, whereas technology-based solutions involve innovations that focus on the development of new technology and the use of such technology to reduce emissions or remove carbon-dioxide from the atmosphere.

A recent study estimates that nature-based solutions could contribute about 20% of mitigation needed between now and 2050 to keep global warning below two degrees Celsius, whereas the remaining 80% would have to come from other solutions including technology-based solutions. Accordingly, we believe that the market opportunities for technology-based solutions is significantly larger than that of nature-based solutions.

By focusing on technology-based projects to generate carbon credits, we are able to offer multiple advantages over nature-based solutions. These advantages include:

•        Quicker implementation compared to nature-based projects;

•        Easier replication or scalability than nature-based projects;

•        Often more financially efficient than nature-based projects due to lower costs;

•        More predictable and consistent results than nature-based projects; and

•        Alignment with many of the United Nations’ SDGs.

Digital Asset Strategy

During fiscal year 2025, the Company deployed a digital asset treasury strategy funded with proceeds from a senior secured convertible promissory note (the “Initial Convertible Note”) issued to Helena Global Investment Opportunities I Ltd. (“Helena I”) on July 18, 2025, in an initial principal amount of $10,000,000, for gross proceeds of $9,200,000. To assist with the development and implementation of the strategy, the Company engaged FRNT Financial Inc. (“FRNT”), a specialty digital asset investment bank. Seventy percent of the Initial Tranche proceeds ($6,405,000) were allocated for the acquisition of Bitcoin (“BTC”) and Solana (“SOL”). Beginning August 1, 2025, the Company deployed those proceeds into BTC and SOL using a dollar-cost averaging approach, with the digital assets held in a custodial account with BitGo Trust Company, Inc. (“BitGo”), a South Dakota-chartered trust company and registered money services business that served as the pledged collateral custodian under the related account control agreement.

On May 28, 2026, DevvStream received a Notice of Exclusive Control from Helena I, the holder of the Initial Convertible Note. Pursuant to the notice, Helena I instructed BitGo to exercise certain control rights over the Company’s custodial account, including removing DevvStream as an approver and liquidating the Bitcoin and Solana collateral held therein.

On June 8, 2026, DevvStream and Helena I entered into a Settlement Agreement and Mutual Release (the “Helena Settlement Agreement”) resolving the matters raised in the notice. Under the Helena Settlement Agreement, the parties agreed to credit the digital asset collateral held in the BitGo custodial account at an agreed value of $2,600,000, which amount was applied against the outstanding obligations under the Initial Convertible Note, and Helena I retains possession and control of the collateral. After giving effect to that credit and the Company’s honoring of certain outstanding conversion notices totaling $295,000 in principal, the parties agreed that the remaining amount owing under the Initial Convertible Note is $1,000,000. As of July 7, 2026, the current outstanding balance under the Initial Convertible Note is $250,000. The Company disclosed the execution and material terms of the Helena Settlement Agreement in a Current Report on Form 8-K filed with the SEC on June 8, 2026. See “— Legal Proceedings” and “— Recent Developments” below.

Subsequently, on the following dates, Helena converted the following promissory notes into Common Shares:

Date of Conversion	Principal Converted ($)	Conversion Price ($/share)	Shares Issued (Per Notice)
06/12/2026	$325,000	$0.0975	3,333,333
06/24/2026	$50,000	$0.0772	647,500
06/25/2026	$50,000	$0.0772	647,500

As a result of the foregoing, the Company has discontinued its digital asset treasury strategy and does not intend to acquire cryptocurrency for investment or treasury management purposes, other than as may be required under existing contractual arrangements.

As disclosed herein, on October 28, 2025, DevvStream, through a subsidiary, and Devvio entered into the Devvio Fourth Amendment to that Strategic Partnership Agreement dated November 28, 2021 (as amended, the “Strategic Partnership Agreement”). The Devvio Fourth Amendment provides that the existing rights and obligations under the Strategic Partnership Agreement, with the exception of confidentiality obligations and the obligations set forth in the Devvio Fourth Amendment, are fully settled, discharged and of no further force or effect, and establishes a Strategic Token Program between the parties whereby DevvStream agrees to purchase DevvE tokens annually in the amount of $1,000,000 in 2025 and $1,270,00 in each of 2026 and 2027 at a purchase price equal to the 10-day volume-weighted average price of the token immediately preceding each purchase date. DevvStream has not made any purchases under the Devvio Fourth Amendment to date and intends to pursue the termination, settlement or renegotiation of the Devvio Fourth Amendment, although there can be no assurance it will be successful in doing so. This Devvio Fourth Amendment and the obligations therein predate, and are unrelated to, the digital asset treasury strategy discontinued in connection with the Helena Settlement Agreement and do not form part of that discontinued strategy. Any token purchases made pursuant to the Devvio Fourth Amendment would be made solely to satisfy this pre-existing contractual commitment and would not reflect a resumption of, or otherwise constitute, a digital asset treasury or investment strategy. DevvStream does not issue or transact in any cryptocurrency or token as part of its core operational activities.

Government Regulation

We operate in an industry that is subject to many established environmental regulations. Greenhouse gas emissions are subject to environmental laws and regulations in the various jurisdictions in which our partners and customers have operations. In the normal course of business, our customers and partners may be involved in legal proceedings under various environmental laws across the globe relating to greenhouse gas emissions or remediation with respect to various environmental risks.

Our current and potential partners’ operations are within jurisdictions that have, or are developing, regulatory regimes governing emissions of greenhouse gasses, including carbon dioxide. These include existing coverage under the European Union Emission Trading System, the California cap-and-trade scheme, India’s Performance, Achieve and Trade scheme, South Africa’s Trade Exposure and Greenhouse Gas Benchmark Regulations, the Tokyo Cap-and-Trade Program, China’s Emission Trading Scheme and any potential expansions of these policies or related policies. In addition, the U.S. Environmental Protection Agency requires mandatory reporting of greenhouse gas emissions and is regulating greenhouse gas emissions for new constructions and major modifications to existing facilities.

Growing public concern regarding greenhouse gas emissions may result in more international, national or regional requirements to reduce or mitigate the effects of such greenhouse gas emissions. We cannot predict how, or the extent to which, such regulation may affect our customers and partners, and ultimately help or harm our business. Such changes may include regulation regarding the pricing of greenhouse gas emissions or other climate change regulations. It is difficult to estimate the likelihood of such regulations coming into effect, or predict the potential impact they may have on our customers. Potential consequences of new obligations could include increased technology, transportation, material and administrative costs, and may require us to make additional investments to our customers and their operations. We cannot determine at this time if the costs of compliance with these regulations will be material to our business or operations. Any failure by us to comply with any requirements of such regulations could subject us to potentially significant liabilities, monetary damages and fines or suspensions. Although we have not incurred, and do not currently anticipate, any material liabilities in connection with such regulations, we may be required to make expenditures related to such regulation in the future.

Canadian Reporting Obligations of DevvStream

DevvStream is a reporting issuer in the provinces of British Columbia, Alberta and Ontario.

Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions

As a reporting issuer in British Columbia, Alberta and Ontario, DevvStream is subject to Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions (“MI 61-101”). MI 61-101 regulates certain types of transactions to ensure fair treatment among securityholders and generally requires enhanced disclosure and, in certain instances, minority approval (as described below), independent valuations and approval and oversight of transactions by a special committee of independent directors. The protections afforded by MI 61-101 apply to “business combinations” (as defined in MI 61-101) which terminate the interests of securityholders without their consent.

If any “related party” (as defined in MI 61-101) of DevvStream is entitled to receive, directly or indirectly, a “collateral benefit” (as defined in MI 61-101) as a consequence of the DevvStream Merger, the DevvStream Merger may constitute a business combination for the purposes of MI 61-101 and the DevvStream Merger Proposal may require “minority approval” (as defined in MI 61-101) in accordance with MI 61-101. If “minority approval” is required under MI 61-101, MI 61-101 would require that, in addition to approval from holders of a majority of the outstanding Common Shares of DevvStream entitled to vote in person or by proxy, the DevvStream Merger Proposal would also require the approval of a simple majority of votes cast by DevvStream Shareholders excluding votes cast in respect of DevvStream Shares held by the Persons described in items (a) through (d) of section 8.1(2) of MI 61-101.

A collateral benefit includes any benefit that a related party of DevvStream (which includes the directors and senior officers of DevvStream and its affiliates) is entitled to receive, directly or indirectly, as a consequence of the DevvStream Merger, including, without limitation, an increase in salary, a lump sum payment, a payment for surrendering securities, or other enhancement in benefits related to past or future services as an employee, director or consultant of DevvStream; however, such a benefit will not constitute a collateral benefit provided that certain conditions are satisfied. Under MI 61-101, a benefit received by a related party of DevvStream is not considered to be a collateral benefit if the benefit is: (a) a payment or distribution per DevvStream Share that is identical in amount and form to the entitlement of other DevvStream Shareholders; or (b) received solely in connection with the related party’s services as an employee, director or consultant of DevvStream or of an affiliated entity of DevvStream, and (i) the benefit is not conferred for the purpose, in whole or in part, of increasing the value of the XCF Global common shares paid to the related party for securities relinquished under the DevvStream Merger; (ii) the conferring of the benefit is not, by its terms, conditional on the related party supporting the DevvStream Merger in any manner; (iii) full particulars of the benefit are disclosed in this Proxy Statement; and (iv) at the time the DevvStream Merger was agreed to, the related party and its associated entities beneficially own or exercise control or direction over, less than 1% of the outstanding DevvStream Shares (calculated as set forth in MI 61-101); or (c) certain other conditions are satisfied.

Following disclosure by each director and senior officer of DevvStream of the number of securities held by them and whether they expect to receive, directly or indirectly, as a consequence of the DevvStream Merger, any benefit, DevvStream has considered whether any of these matters may constitute a “collateral benefit” for purposes of MI 61-101 such that the DevvStream Merger would therefore constitute a “business combination” under MI 61-101. DevvStream has determined that no related party of DevvStream will receive a collateral benefit and, accordingly, the DevvStream Merger is not considered to be a “business combination” in respect of DevvStream, and as a result, no “minority approval” will be required for the DevvStream Merger Proposal. In addition, since the DevvStream Merger Proposal does not constitute a business combination, no formal valuation of DevvStream is required for the DevvStream Merger under MI 61-101.

Specialized Skills and Knowledge

A number of aspects of our business require specialized skills and knowledge. Our management has specialized skills and knowledge in the areas of carbon markets and the origination, registration, selling and trading of carbon credits. The number of persons experienced in carbon markets and the origination, registration, selling and trading of carbon credits is limited, and competition for such persons can be intense. In addition, the number of persons skilled in structuring streams is limited. Recruiting and retaining qualified personnel is critical to our success and there can be no assurance of such success.

A majority of carbon credit developers focus almost entirely on nature-based projects. As a result, their expertise are mostly in areas of botany, forestry and biology.

Our management team has acquired specialized skills and knowledge in the areas of carbon markets and the origination, registration, selling and trading of carbon credits through years of experience. Our CEO, Sunny Trinh, has over 25 years of experience working in technology, corporate social responsibility, sustainability and carbon markets.

Employees

As of the date hereof, we have a total of two full-time employees and five independent contractors.

Legal Proceedings

From time to time, we may be subject to various claims, lawsuits and other legal and administrative proceedings that may arise in the ordinary course of business. Some of these claims, lawsuits and other proceedings may range in complexity and result in substantial uncertainty; it is possible that they may result in damages, fines, penalties, non-monetary sanctions or relief.

Recent Developments

Since July 31, 2025, the Company has advanced several initiatives affecting its operating focus, capital structure and future revenue mix, including: (i) on December 3, 2025, entering into an Agreement and Plan of Merger with Southern Energy Renewables Inc. (“Southern”), subsequently superseded by the proposed three-party merger described below; (ii) on January 26, 2026, entering into a binding term sheet with XCF Global, Inc. and Southern to pursue the three-party merger that is the subject of this proxy statement/prospectus, contemplating an integrated platform focused on sustainable aviation fuel, environmental attribute monetization and related low-carbon fuel initiatives; (iii) on January 15, 2026, executing a binding term sheet with Fayafi to establish a jointly governed special purpose vehicle intended to scale to approximately $100 million in capital commitments by the end of 2027 for investments in decarbonization and environmental infrastructure; (iv) increasing the committed amount under its equity line of credit with Helena from $40 million to $300 million and, on February 10, 2026, entering into a side letter under which Helena committed to convert at least $9 million of outstanding principal and/or accrued interest under the Crypto Strategy Convertible Debt into common shares on or before May 10, 2026, in exchange for a $250,000 convertible promissory note, which equity line of credit was subsequently terminated effective June 3, 2026; (v) on June 3, 2026, entering into a $6,000,000 Series A investment in EEME Energy SPV I, LLC, a special purpose vehicle focused on sustainable energy infrastructure; and (vi) continued development of our North American EV-charging program, expansion into the I-REC market, and execution of additional environmental asset purchase and trading arrangements. The Company also implemented a digital asset treasury strategy, including a secured convertible notes financing and the onboarding of BitGo as qualified custodian; that strategy was subsequently discontinued following the Helena Settlement Agreement entered into on June 8, 2026. See “— Digital Asset Strategy” and “— Legal Proceedings” above. On November 18, 2025, the Company received notice from Nasdaq that it no longer satisfied the continued listing standards of the Nasdaq Capital Market. On February 23, 2026, Nasdaq granted the Company an extension until May 18, 2026 to regain compliance. On May 19, 2026, a hearing was held before the Nasdaq Hearings Panel; the Company is awaiting the Panel’s decision. The Company has incurred recurring losses and negative operating cash flows, and management has concluded that there is substantial doubt about the Company’s ability to continue as a going concern.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF DEVVSTREAM

Company Overview

DevvStream is a technology-based sustainability company that advances the development and monetization of environmental assets, with an initial focus on carbon markets. DevvStream’s mission is to create alignment between sustainability and profitability, helping organizations achieve their climate initiatives while directly improving their financial health.

With a diverse approach to the International Renewable Energy Certificate (“I-REC”) and carbon market, DevvStream operates across three strategic domains: (1) an offset portfolio consisting of I-REC’s, nature-based, tech-based, and carbon sequestration credits for immediate sale to corporations and governments seeking to offset their most difficult-to-reduce emissions; (2) project investment, acquisitions, and industry consolidation to extend the DevvStream’s reach, allowing it to become a full end-to-end solutions provider; and (3) project development, where DevvStream serves as project manager for eligible activities such as EV charging in exchange for a percentage of generated credits.

Company Formation and Reverse Takeover Transaction

DevvStream is a company existing under the Business Corporations Act of Alberta, Canada. DevvStream was a special purpose acquisition corporation (“SPAC”) incorporated in Delaware, the United States on February 23, 2021.

On September 12, 2023 (and as amended May 1, 2024, August 10, 2024, and October 29, 2024, the “Business Combination Agreement”, or “BCA”), we entered into a Business Combination Agreement with DevvStream Holdings Inc. (the “Business Combination” or the ‘De-SPAC Transaction’’). The Business Combination was structured as an amalgamation of DevvStream Holdings Inc. (“Devv Holdings”) into a wholly owned subsidiary of DevvStream, following our redomiciling as an Alberta company. We were then renamed from Focus Impact Acquisition Corp. to DevvStream Corp. and continue the business of Devv Holdings following the amalgamation. It was a condition of the transaction that the securities of the Combined Company will be listed on Nasdaq.

On November 6, 2024, we completed the business combination with Devv Holdings, pursuant to the BCA. In connection with the completion of the business combination, we consolidated all of our issued and outstanding common stock on a 1:0.9692 basis. All the outstanding Devv Holdings subordinate voting shares (“SVS”) were exchanged for common stock of DevvStream on a common conversion ratio of 0.152934 (the “Common Conversion Ratio”). All the outstanding Devv Holdings multiple voting shares (“MVS”), being the equivalent of 10 SVS, were exchanged for common stock of DevvStream on the basis of the Common Conversion Ratio. In addition, all of the outstanding convertible securities of Devv Holdings were exchanged for securities of DevvStream on the basis of the Common Conversion Ratio, with corresponding adjustments to exercise prices, and otherwise on substantially the same economic terms and conditions. Our common shares commenced trading on the Nasdaq under the new ticker symbol “DEVS” on November 7, 2024. On June 22, 2026, DevvStream received a letter from Nasdaq indicating that the Nasdaq Hearings Panel determined to suspend DevvStream’s securities from Nasdaq and DevvStream’s common shares were suspended from trading on Nasdaq as of June 24, 2026. DevvStream intends to request an appeal of the delist determination and has also applied to have the common shares quoted on the OTCQB. As of the date of this proxy statement/prospectus, The DevvStream common shares are trading on the OTC Pink Market under the trading symbol “DEVSF.”

Devv Holdings was deemed as the acquirer for accounting purposes, and therefore its assets, liabilities and operations are included in the consolidated financial statements at their historical carrying value. Our operations are considered to be a continuance of the business and operations of Devv Holdings. Our results of operations are those of Devv Holdings, with our operations being included from November 6, 2024, the closing date of the De-SPAC Transaction, onwards.

Recent Developments

Termination of ELOC Agreement

On June 3, 2026, DevvStream terminated that certain Purchase Agreement (the “ELOC Agreement”) dated as of October 29, 2024, by and between DevvStream, Helena Global Investment Opportunities I LTD., and Focus Impact Sponsor, LLC, a Delaware limited liability company, in accordance with the terms of the ELOC Agreement. As previously disclosed, pursuant to the ELOC Agreement, as amended, DevvStream had the right to issue and to sell to Helena from time to time, as provided in the ELOC Agreement, up to $300,000,000 of DevvStream’s Common Shares, subject to the conditions set forth therein.

Warrants Private Placement

On April 27, 2026, DevvStream entered into a securities purchase agreement with Helena, pursuant to which DevvStream agreed to issue and sell to Helena, in a private placement, pre-funded warrants to purchase an aggregate of 250,025 shares of the DevvStream’s common shares at a purchase price of $0.9999 per pre-funded warrant, for aggregate gross proceeds to the Company of $250,000.

Each pre-funded warrant is immediately exercisable upon issuance, has no expiration date, and is exercisable at a nominal exercise price of $0.0001 per warrant share, either by cash payment or by cashless exercise. The pre-funded warrants include customary anti-dilution adjustments and beneficial ownership limitations, which limit exercise to the extent that Helena’s beneficial ownership of DevvStream’s common shares would exceed 4.99% (or, at Helena’s election, up to 9.99%) following such exercise.

This offering is exempt from registration under the Securities Act, pursuant to Section 4(a)(2) thereof and Rule 506(b) of Regulation D promulgated thereunder. Helena represented to DevvStream that it is an “accredited investor” as defined in Rule 501(a) of Regulation D. The pre-funded warrants and warrant shares have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

Pursuant to the securities purchase agreement, DevvStream has agreed to include the warrant shares as registrable securities for resale in the next registration statement filed by DevvStream with the SEC.

Focus Impact Partners and Focus Impact Sponsor Conversion Agreement

On March 13, 2026, DevvStream entered into a conversion agreement with Focus Impact Partners and Focus Impact Sponsor, pursuant to which DevvStream agreed to convert certain outstanding debt obligations owed to Focus Impact Partners and Focus Impact Sponsor into DevvStream’s common shares.

Pursuant to the conversion agreement, and subject to certain limitations, DevvStream agreed to convert the following obligations into equity: (i) $4,490,736 in principal and accrued interest outstanding under certain secured convertible notes previously issued to Focus Impact Partners and Focus Impact Sponsor; and (ii) $1,000,000 in accrued consulting fees owed to Focus Impact Partners under a strategic consulting agreement. The aggregate amount of $5,490,736 will be converted into 6,083,244 DevvStream’s Common Shares, with 3,556,839 shares being issued to Focus Impact Sponsor and 2,526,405 shares being issued to Focus Impact Partners, at a conversion price of $0.9026 per share, in full satisfaction of all amounts due under the convertible notes and the consulting agreement.

The offer and sale of the conversion shares to Focus Impact Partners and Focus Impact Sponsor is being made in reliance upon Rule 506(b) and Section 4(a)(2) under the Securities Act, or upon such other exemption or exclusion from the registration requirements of the Securities Act as may be available with respect to the transactions contemplated by the conversion agreement. The conversion agreement includes customary provisions, including representations, warranties, and covenants of the parties.

Nasdaq Continued Listing Requirements

On November 18, 2025, DevvStream received a notification letter from the Listing Qualifications Department of Nasdaq advising that DevvStream’s net income from continuing operations had fallen below the minimum requirement for continued listing on the Nasdaq Capital Market (the “Minimum Net Income Requirement”), and that DevvStream also did not meet the alternative requirements based on market value of listed securities or stockholders’ equity (collectively with the Minimum Net Income Requirement, the “Continued Listing Standards”). On February 23, 2026, DevvStream received a letter from the Nasdaq Listing Qualifications Department granting DevvStream an extension until May 18, 2026 to regain compliance with the Continued Listing Standards. There can be no assurance that DevvStream will be able to regain compliance within the extension period or that Nasdaq will grant any further extension.

On April 7, 2026, DevvStream received a written notification from Nasdaq indicating that because the bid price for the DevvStream’s common shares, no par value, for the previous 30 consecutive business days (February 23, 2026 to April 6, 2026) had closed below the $1.00 per share minimum, the DevvStream is no longer in compliance with Nasdaq Listing Rule 5550(a)(1). Accordingly, DevvStream requested a hearing before a Nasdaq panel to address the bid price deficiency. Such hearing occurred on May 19, 2026. Subsequently, on May 20, 2026, due to the expiration of the extension, DevvStream received formal notification that it has not regained compliance with the net income requirement and that, accordingly, the panel would consider the net income deficiency in their decision regarding DevvStream’s continued listing on Nasdaq, in addition to considering DevvStream’s lack of compliance with the minimum bid price rule. On June 22, 2026, DevvStream received a letter from Nasdaq indicating that the Nasdaq Hearings Panel has determined to suspend DevvStream’s securities from Nasdaq based upon (i) DevvStream’s noncompliance with the $1.00 bid price requirement under Nasdaq Listing Rule 5550(a)(2) and (ii) DevvStream’s failure to demonstrate compliance with Nasdaq’s Listing Rule 5550(b). As a result of the delisting notice, DevvStream’s common shares,were suspended from trading on Nasdaq at the open of business on June 24, 2026.

DevvStream intends to request an appeal of the delist determination to the Nasdaq Listing and Hearing Review Council in accordance with Nasdaq Listing Rule 5820(a). Such request would not stay the suspension of trading in the DevvStream’s common shares on Nasdaq. As of the date of this proxy statement/prospectus, the DevvStream common shares are trading on the OTC Pink Market under the trading symbol “DEVSF,” which may have a material adverse effect on the trading price and volume for DevvStream’s common shares. DevvStream has also applied to have the common shares quoted on the OTCQB tier of the OTC Markets, Inc. There can be no assurance that DevvStream’s common shares will be accepted for trading on the OTCQB or that an active trading market will develop or be maintained and DevvStream’s stockholders may find it more difficult to buy or sell their shares. There can be no assurance that the DevvStream will succeed in its efforts to appeal the delist determination, or, if successful, that DevvStream will be able to satisfy any conditions to maintain a Nasdaq listing.

Change in Functional Currency

Effective August 1, 2024, DevvStream reassessed its functional currency and the functional currency of its subsidiaries due to changes in underlying transactions, events, and conditions. As a result of this reassessment, DevvStream determined that its functional currency changed from the Canadian dollar (“CAD$”) to the United States dollar (“US$”) for DevvStream Holdings Inc. and its subsidiary, DevvStream Inc. (“DESG”). The functional currency for DevvESG Streaming Finco Ltd. (“Finco”), another subsidiary of ours, remained CAD$. This change aligns with the business’s future focus and the effective date of the Focus Impact Acquisition Corp.’s Form S-4 Registration Statement with the SEC, a crucial part of the De-SPAC transaction closing. The change in functional currency was accounted for prospectively from August 1, 2024, with no impact on prior year comparative information. Upon the change in functional currency on August 1, 2024, 121,995 of DevvStream’s warrants which had strike prices denominated in CAD$ were reclassified as warrant liabilities. Determining the functional currency involved significant judgments to assess the primary economic environment in which DevvStream operates, including factors such as the currency of underlying transactions, the location of key operations, and the currency of expected cash flows. Upon the completion of the De-SPAC Transaction on November 6, 2024, 62,772 of DevvStream’s stock options which had strike prices denominated in CAD$ were reclassified as stock option liabilities, as exemptions from classification from derivative liability classification under ASC 718-10-25-14 that were previously applicable upon change in functional currency no longer apply upon the commencement of trading of DevvStream’s common shares on the Nasdaq.

On March 13, 2026, DevvStream entered into the Conversion Agreement with Focus Impact, pursuant to which DevvStream agreed to convert certain outstanding debt obligations owed to Focus Impact into common shares of DevvStream.

Pursuant to the Conversion Agreement, and subject to certain limitations described below, DevvStream agreed to convert the following obligations into equity: (i) $4,490,736 Convertible Notes previously issued to Focus Impact and (ii) $1,000,000 in accrued consulting fees owed to FIP under the Consulting Agreement. The Converted Amount will be converted into 6,083,244 Conversion Shares of DevvStream, with 3,556,839 shares being issued to FIS and 2,526,405 shares being issued to FIP, at a conversion price of $0.9026 per share in full satisfaction of all amounts due under the Convertible Notes and the Consulting Agreement.

The offer and sale of the Conversion Shares to Focus Impact was made in reliance upon Rule 506(b) and Section 4(a)(2) under the Securities Act and the rules and regulations promulgated thereunder, or upon such other exemption or exclusion from the registration requirements of the Securities Act as may be available with respect to the transactions contemplated by the Conversion Agreement.

On April 27, 2026, DevvStream sold 250,025 Pre-Funded Warrants to Helena Partners Inc. for aggregate gross proceeds of $250,000. The pre-funded warrants and the warrant shares issuable upon exercise thereof were offered and sold in reliance upon exemption from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder. Helena Partners Inc. represented to DevvStream that it is an “accredited investor” as defined in Rule 501(a) of Regulation D.

Cryptocurrency Treasury Strategy

On July 17, 2025, DevvStream entered into a securities purchase agreement with Helena for the issuance of up to fifty-nine tranches of convertible notes (“Crypto Strategy Convertible Debt”) for a total principal amount of $300,000,000, with closings of each tranche subject to fulfillment of conditions. Each tranche will have an issuance discount of 8%, and bear interest at a rate of 8% per annum, with a maturity date of 18 months from the date of funding. Interest shall be payable by DevvStream on the first day of each month. The securities purchase agreement will terminate automatically on July 17, 2027.

The principal loan amount and any accrued interest under the Crypto Strategy Convertible Debt in issuance are convertible into common stock of DevvStream at the option of the holder at 95% of the lowest daily volume weighted average price of DevvStream’s shares during the 5 preceding trading days, subject to a floor price of $0.7722, and a cap price of $7.722. If DevvStream issues any debt or equity, the lenders have the option to cause DevvStream to direct 25% of aggregate proceeds of such issuances to repay the Crypto Strategy Convertible Debt. DevvStream has a right to prepay the whole or any portion of the principal amount, together with any accrued interest, at any time prior to the maturity date without notice or a penalty payment.

During the period ending on the later of (i) 12 months after the closing date of the initial tranche of the Crypto Strategy Convertible Debt, and (ii) the termination of the securities purchase agreement for the Crypto Strategy Convertible Debt, if DevvStream offers new securities for sale, the lenders have first refusal to up to 25% of the new securities being offered.

The proceeds of the Crypto Strategy Convertible Debt are subject to restrictions of use, with 70% of the net proceeds of the initial tranche, and 75% of the net proceeds of the subsequent tranches are required to be used to purchase cryptocurrencies. The Crypto Strategy Convertible Debt is secured by up to $20,000,000 of proceeds from the Crypto Strategy Convertible Debt, held in a segregated account for trading in cryptocurrencies. The segregated account is subject to a crypto control account agreement, which requires lenders’ approval for actions taken in the segregated account.

On July 17, 2025, DevvStream closed the initial tranche of the Crypto Strategy Convertible Debt in the principal amount of $10,000,000, for gross proceeds of $9,200,000, with a maturity date of January 17, 2027. DevvStream also incurred $85,000 in transaction costs in connection with the issuance. $6,405,000 of net proceeds are intended for the purchase of cryptocurrencies. As of July 31, 2025, $6,405,000 are held as cash in a segregated account, and are thus presented as restricted cash in the consolidated balance sheet.

On August 1, 2025, DevvStream commenced deploying funds raised from its senior secured convertible notes facility with Helena Global Investment Opportunities I Ltd. (“Helena I”) for purchases of Bitcoin and Solana, supporting the operational launch of DevvStream’s digital treasury strategy. As of January 31, 2026, $1,279,900 was held as cash in the segregated account and is presented as restricted cash in the consolidated balance sheet.

On December 3, 2025, DevvStream entered into a side letter with Helena I amending the terms of DevvStream’s existing convertible note and equity line of credit arrangements. The amendments include, among other items, limitations on Helena I’s sales of conversion shares (subject to trading-volume conditions) and a requirement that the Company draw a minimum of $7,500,000 in aggregate proceeds under the equity line of credit prior to February 28, 2026.

On February 10, 2026, DevvStream entered into a further side letter with Helena I in connection with the Crypto Strategy Convertible Debt, pursuant to which Helena I committed to convert at least $9,000,000 of the aggregate outstanding principal and/or accrued interest into common shares of DevvStream on or before May 10, 2026, subject to DevvStream’s continued compliance with its covenants and obligations under the related transaction documents. As consideration for entering into the side letter, DevvStream agreed to issue Helena I a convertible promissory note in the principal amount of $250,000 in the same form as the Crypto Strategy Convertible Debt.

As of the date of this joint proxy statement/prospectus, DevvStream does not currently expect to issue additional tranches of Helena Convertible Notes or to make additional Digital Asset purchases under its digital asset treasury strategy.

Helena Notice of Exclusive Control, Asserted Default and Settlement

On May 28, 2026, DevvStream received a Notice of Exclusive Control from Helena I, the holder of DevvStream’s senior secured convertible promissory note dated July 18, 2025, in the original principal amount of $10,000,000. The Notice was delivered to BitGo Trust Company, Inc., the custodian of certain digital asset collateral, pursuant to Section 3 of the Account Control Agreement dated July 18, 2025 among DevvStream, Helena I, BitGo Prime LLC and BitGo. In the Notice and accompanying correspondence, Helena I asserted that an Event of Default had occurred and was continuing under the note and related transaction documents based on DevvStream’s alleged failure to cause the registration statement on Form S-1 covering the resale of shares issuable upon conversion of the note to be declared effective by the Securities and Exchange Commission by the applicable deadline. Helena I claimed that an asserted mandatory default amount of approximately $4.5 million was payable, consisting of remaining principal, asserted default interest, asserted registration rights liquidated damages, and asserted interest on unpaid liquidated damages.

Pursuant to the Notice, Helena I instructed BitGo to exercise certain control rights over the custodial account, including, but not limited to, removing DevvStream as an approver and liquidating Bitcoin and Solana collateral. Based on market values referenced in the Notice, the approximate value of the digital assets held in the custodial account, consisting of approximately 22.23 Bitcoin, approximately 12,610 Solana held custodially, and approximately $79,990 in U.S. dollars, was approximately $2.8 million.

DevvStream disputed certain components of the asserted mandatory default amount, including, but not limited to, the calculation of the registration rights liquidated damages and the application of the 130% mandatory default premium.

On June 8, 2026, DevvStream and Helena I entered into a Settlement Agreement and Mutual Release (the “Helena Settlement Agreement”) resolving all disputes between the parties relating to the note, including the asserted default, the total amount outstanding, the treatment of the digital asset collateral, and DevvStream’s obligation to honor certain conversion notices. The principal terms of the Helena Settlement Agreement are as follows:

•        Conversion Share Delivery.    DevvStream honored Helena I’s outstanding conversion notices dated June 1, 2026 and June 4, 2026 in the aggregate amount of $295,000 in principal and delivered the corresponding common shares on June 8, 2026.

•        Collateral Credit.    The parties agreed to credit the value of the digital asset collateral held in the BitGo custodial account at $2,600,000, which amount was applied against the outstanding obligations under the note. Helena I retains possession and control of the collateral and may liquidate or otherwise dispose of it in its discretion, with no obligation to do so on any particular timeline or at any particular price and with any proceeds for its sole benefit.

•        Remaining Debt.    After giving effect to the conversion share delivery and the application of the agreed collateral value, the parties agreed that the remaining amount owing under the note is $1,000,000, which remains convertible by Helena I at the Event of Default Discount Price in accordance with the terms of the note until repaid or converted in full.

•        Leak-out.    Helena I agreed that its sales of shares received upon conversion of the note will not exceed 10% of the average daily trading volume of DevvStream’s Common Shares over the ten trading days immediately preceding each sale, subject to earlier termination upon repayment in full or an uncured default.

•        Mutual Release; Merger Consent.    The parties exchanged mutual releases of all claims arising out of or relating to the transaction documents and the disputes, subject to carve-outs for obligations arising under the Helena Settlement Agreement and DevvStream’s continuing obligations with respect to the remaining debt. Helena I irrevocably consented to the Business Combination and the Domestication and permanently waived any right to terminate, accelerate or unwind such consent under Section 13 of the Consent and Waiver Agreement dated April 10, 2026, with such consent and waiver surviving any subsequent default by DevvStream under the Helena Settlement Agreement.

If DevvStream were to default under the Helena Settlement Agreement (for example, by failing to honor a future conversion notice within the time periods prescribed in the note), Helena I’s release would terminate and the obligations under the note could be reinstated to a balance calculated using the agreed adjustments in the Helena Settlement Agreement as the baseline, convertible at the default conversion price under the note; the merger consent and Section 13 waiver would nonetheless survive. DevvStream disclosed the execution and material terms of the Helena Settlement Agreement in a Current Report on Form 8-K filed on June 8, 2026.

Subsequent to the date of the Settlement Agreement, Helena converted the following promissory notes into Common Shares:

Date of Conversion	Principal Converted ($)	Conversion Price ($/share)	Shares Issued (Per Notice)
06/12/2026	$325,000	$0.0975	3,333,333
06/24/2026	$50,000	$0.0772	647,500
06/25/2026	$50,000	$0.0772	647,500

Three-Party Business Combination Agreement

On December 3, 2025, DevvStream entered into a two-party Agreement and Plan of Merger with Southern Energy and a wholly-owned merger subsidiary (the “Prior Agreement”). On April 13, 2026, DevvStream entered into the BCA with XCF Global, Southern Energy and certain merger subsidiaries of XCF Global, and the Prior Agreement subsequently terminated automatically in accordance with its terms upon receipt of the fairness opinions contemplated by the BCA. Under the BCA, DevvStream will domesticate as a Delaware corporation and merge with a wholly-owned subsidiary of XCF Global, with DevvStream surviving as a wholly-owned subsidiary of XCF Global, and Southern will concurrently merge with another wholly-owned subsidiary of XCF Global. Following the consummation of the transactions contemplated by the BCA, persons who were securityholders of XCF Global, Southern and DevvStream immediately prior to the closing are expected to own approximately 66.7%, 23.3% and 10.0% of XCF Global, respectively. The BCA, the related Domestication and the proposals presented to DevvStream’s shareholders in connection with the BCA are described in greater detail elsewhere in this joint proxy statement/prospectus.

EEME Series A Preferred Stock Investment

On June 3, 2026, DevvStream entered into a binding term sheet with EEME Energy SPV I, LLC for a private placement of DevvStream’s Series A Non-Redeemable Convertible Preferred Stock in an aggregate investment amount of $6,000,000. The Series A Preferred Stock is intended to qualify as permanent equity under U.S. GAAP and is perpetual, with no mandatory redemption, maturity date, sinking fund, or repurchase obligation. Of the net proceeds, $5,000,000 will be used to fund DevvStream’s investment in equity and/or debt securities of Southern Energy Renewables, Inc., including capitalization of Southern or its subsidiaries and funding of project development expenditures, and the remaining $1,000,000 will be used for general working capital purposes. As of the date of the term sheet, EEME had funded an aggregate of $1.5 million to DevvStream, which amount has been applied toward the aggregate purchase price. The Series A Preferred Stock is convertible at the holder’s option at any time into common stock at a conversion price based on the earlier of (a) the five-day volume-weighted average price of XCF Global, Inc. common stock during the five trading days immediately following the closing of the transactions contemplated by the BCA, or (b) the five-day volume-weighted average price of DevvStream’s Common Shares during the five trading days immediately following the termination of the BCA. The closing of the transaction is subject to the negotiation and execution of definitive agreements and satisfaction of customary closing conditions.

Strategic Investment Platform with Fayafi

On January 15, 2026, DevvStream executed a binding term sheet with Fayafi to establish a jointly governed special purpose vehicle (the “Fayafi SPV”), expected to be formed within 90 days of execution. The Fayafi SPV is intended to scale to approximately $100 million in capital commitments by the end of 2027 and is expected to focus on investments in decarbonization and environmental infrastructure. Under the contemplated structure, profits are expected to be distributed 80% to Fayafi and 20% to DevvStream. As of the date of this joint proxy statement/prospectus, the Fayafi SPV has not yet been formed, and no capital has been committed or deployed.

Financial Overview

Results of Operations — Three Months Ended April 30, 2026 Comparison Against the Three Months Ended April 30, 2025

	For the Three Months Ended April 30, 2026	For the Three Months Ended April 30, 2025
Revenue	720	10,164
Cost of sales	(1,520)	(2,688)
Gross profit	(800)	7,476
Sales and marketing	184,260	155,496
Depreciation	—	231
General and administrative	418,735	235,972
Professional fees	1,451,076	841,536
Salaries and wages	103,159	279,109
Share-based compensation	(19,524)	74,699
Total operating expenses	(2,137,706)	(1,587,043)
Other income	14,157	—
Staking income	15,687	—
Accretion and interest expense	(405,529)	(133,172)
Loss on investment in associate	(9,221)	(298,804)
Change in fair value of warrant liabilities	1,437,604	5,641,785
Loss on revaluation of cryptocurrencies	(329,371)	—
Loss on default penalty on convertible debt	(1,159,038)	—
Stop-loss provision	(9,202)	(76,535)
Impairment of carbon credits	(1,738)	18
Inducement expenses on loan conversion	(3,599,981)	—
Foreign exchange gain (loss)	(12,178)	(31,100)
Net loss	(6,197,316)	3,522,625

Net income (loss)

During the three months ended April 30, 2026, we incurred a net loss of $6,197,316 compared to net income of $3,522,625 for the three months ended April 30, 2025. An analysis of the increase in net loss of $9,719,941, including the major components our results for the periods, is below.

Share-based compensation

During the three months ended April 30, 2026, we incurred share-based compensation of $5,783 compared to share-based compensation of $191,681 for the three months ended April 30, 2025. Share-based payments relating to the vesting of Options increased by $10,343. Share-based payments relating to the vesting of RSUs decreased by $179,303.

During the three months ended April 30, 2026, we recognized an unrealized gain of $25,307 on stock options compared to the unrealized gain of $116,982 during the three months ended April 30, 2025. This decrease of $91,675 is due to period end fair value remeasurements, which are reflected in compensation expense. Please refer to Note 13 of the interim financial statements.

Professional fees

During the three months ended April 30, 2026, we incurred $1,451,076 in professional fees, as compared to $841,536 during the three months ended April 30, 2025. The increase in professional fees was primarily driven by legal costs incurred in connection with the newly signed Business Combination Agreement with XCF Global, Southern, and newly formed merger subsidiaries during the current period, which were not incurred in the comparative period.

Salaries and wages

During the three months ended April 30, 2026 and 2025, we incurred salaries and wages of $103,159 and $279,109, respectively, the majority of which were to officers of the Company. Current period amount reduced due to a reduction in headcount.

Sales and marketing

Sales and marketing expenses for the three months ended April 30, 2026 and 2025 amounted to $184,260 and $155,496, respectively. The increase is mainly attributable to expenditures in the current period associated with publications, industry events, and investor relations efforts undertaken.

General and administrative

General and administrative expenses for the three months ended April 30, 2026 and 2025 amounted to $418,735 and $235,972, respectively, and primarily comprised of insurance costs and filing fees. The increase reflects higher filing fees as a result of listing on the Nasdaq in the current period.

Loss on investment in associate

On November 6, 2024, the Company received 2,000,000 shares in Monroe Sequestration Partners, LLC (“MSP”), in connection with an agreement to acquire a stake in MSP in exchange for 200,000 shares of the Company that was entered into on October 28, 2024. At the time of acquisition, the 2,000,000 shares of MSP received by the Company represented 50% of MSP’s shares outstanding. During the three months ended April 30, 2026, the Company’s share of FCS’s loss was $9,221.

Foreign exchange gain (loss)

During the three months ended April 30, 2026 we recognized a foreign exchange loss of $12,178. During the three months ended April 30, 2025, we recognized a foreign exchange loss of $31,100. The foreign exchange gain and loss result from fluctuations in the Canadian dollar against the US dollar, as we hold cash balances and have accounts payable denominated in both Canadian and US dollars.

Loss on revaluation of cryptocurrencies

During the three months ended April 30, 2026, the Company recorded an unrealized loss of $329,371 on the remeasurement of its cryptocurrency holdings. This variance was driven by declines in the market prices of Bitcoin and Solana relative to their acquisition costs, resulting in losses of $51,500 and $277,871, respectively. Please refer to Note 6 of the interim financial statements.

Loss on default penalty on convertible debt

During the three months ended April 30, 2026, the Company recorded a loss of $1,159,038 in respect of a default penalty on its senior secured convertible promissory note. The penalty was recognized following an asserted event of default under the note, arising from the Company’s failure to cause the registration statement covering the resale of the conversion shares to be declared effective by the required deadline. No comparable loss was recognized in the comparative period.

Staking income

During the three months ended April 30, 2026, we recognized staking income of $15,687 from our Solana holdings. The income reflects rewards earned for delegating Solana tokens to validators on the Solana network. Staking rewards are measured at fair value using the market price on the date earned and are recorded as other income. No staking income was recognized in the comparative period as the Company had not yet initiated its staking program.

On September 18, 2025, the Company paid $31,613 in settlement of an accounts payable in the amount of $48,620 and recognized a gain on the settlement of $17,007.

Change in fair value of warrant liabilities

Effective August 1, 2024, the Company reassessed its functional currency and the functional currency of its subsidiaries due to changes in underlying transactions, events, and conditions. As a result of this reassessment, the Company determined that its functional currency changed from the Canadian dollar (“CAD$”) to the United States dollar (“US$”) for DevvStream Holdings Inc. and DESG. Finco’s functional currency remained CAD$. This change aligns with the business’s future focus and the effective date of the Focus Impact Acquisition Corp.’s Form S-4 Registration Statement with the SEC, a crucial part of the De-SPAC transaction closing. The change in functional currency was accounted for prospectively from August 1, 2024, with no impact on prior year comparative information. The Company’s presentation currency is and continues to be the United States dollar.

Upon the change in functional currency on August 1, 2024, 121,995 of the Company’s warrants which had strike prices denominated in CAD$ were reclassified as warrant liabilities with an initial value of $454,571.

On November 6, 2024, 22,699,987 warrants were issued by the Company in connection with the De-SPAC transaction. The warrants were assessed to be derivative liabilities of the Company due to certain settlement provisions of the warrants that do not meet the criteria for equity classification under Topic 815. The warrants are each exercisable at $1.52 for 0.09692 common stock, expiring on November 6, 2029. The fair value of the warrants was $7,196,286 upon issuance.

During the three months ended April 30, 2026, we recognized a gain of $1,437,604 due to period end fair value remeasurement. Please refer to Note 11 of the financial statements.

Stop-loss provision

On November 6, 2024, concurrent with the completion of the business combination, the Company issued 324,987 common shares in consideration for carbon credit purchase agreements.

All of the agreements contain adjustment clauses whereby if the Company’s share price falls below the respective purchase prices outlined in the agreements, in the 12 to 18 months following November 6, 2024, the Company is obligated to issue additional shares to cover the shortfall. The Company has assessed that the potential liability associated with the stop-loss provision for carbon credits received as of April 30, 2026 is $1,123,777.

Impairment of carbon credits

During the three months ended April 30, 2026, the Company recognized an impairment loss of $1,738 on certain carbon credits, compared to the impairment of $18 recognized in the comparative period. The impairment was recorded after the Company identified indicators that the net realizable value (“NRV”) of certain carbon credits had declined below their carrying values due to changes in market pricing.

Inducement expenses on loan conversion

During the three months ended April 30, 2026, the Company recognized an inducement expense of $3,599,981 in connection with the conversion of outstanding debt obligations into common shares. Under the Conversion Agreement with Focus Impact, the Company converted $4,490,736 of convertible notes and $1,000,000 of accrued consulting fees into 6,083,244 common shares at a conversion price of $0.9026 per share. The inducement expense represents the fair value of the common shares issued in excess of the amounts settled under the original terms of the obligations, which was $3,349,981. Additionally, the Company recorded $250,000 in inducement expense in connection with an additional convertible debt issued to Helena in exchange for Helena’s commitment to partially convert convertible debentures held by Helena. No comparable expense was recognized in the comparative period.

Results of Operations — Nine Months Ended April 30, 2026 Comparison Against the Nine Months Ended April 30, 2025

	For the Nine Months Ended April 30, 2026	For the Nine Months Ended April 30, 2025
Revenue	8,863	10,164
Cost of sales	(10,177)	(2,688)
Gross profit	(1,314)	7,476
Sales and marketing	380,721	832,188
Depreciation	—	953
General and administrative	1,194,178	627,377
Professional fees	4,721,929	6,846,934
Salaries and wages	265,747	823,016
Share-based compensation	(4,309)	190,136
Total operating expenses	(6,558,266)	(9,320,604)
Other income	14,157	—
Staking income	55,932	—
Accretion and interest expense	(1,431,411)	(378,718)
Loss on investment in associate	(109,398)	(405,654)
Change in fair value of derivative liabilities	(1,500)	719,000
Change in the fair value of warrant liabilities	5,195,203	5,651,008
Change in fair value of mandatory convertible debentures	—	70,500
Loss on revaluation of cryptocurrencies	(2,442,443)	—
Loss on default penalty on convertible debt	(1,159,038)	—
Gain on settlement of accounts payable	—	899,015
Gain on settlement of debt	17,007	—
Stop-loss provision	(58,542)	(1,101,248)
Impairment of carbon credits	(14,706)	(1,207,782)
Inducement expenses on loan conversion	(3,599,981)	—
Foreign exchange gain (loss)	(39,125)	(24,428)
Net loss	(10,133,425)	(5,091,435)

Net loss

During the nine months ended April 30, 2026, we incurred a net loss of $10,133,425 compared to net loss of $5,091,435 for the nine months ended April 30, 2025. An analysis of the increase in net loss of $5,041,990, including the major components thereof, is set forth below.

Loss on investment in associate

On November 6, 2024, the Company received 2,000,000 shares in Freedom Carbon Solutions LLC (formerly Monroe Sequestration Partners, LLC) (“FCS”), in connection with an agreement to acquire a stake in FCS in exchange for 200,000 shares of the Company that was entered into on October 28, 2024. At the time of acquisition, the 2,000,000 shares of FCS received by the Company represented 50% of FCS’s shares outstanding. During the nine months ended April 30, 2026, the Company’s share of FCS’ loss was $109,398.

Share-based compensation

During the nine months ended April 30, 2026, we incurred share-based compensation of $122,421 compared to share-based compensation of $484,577 for the nine months ended April 30, 2025. Share-based payments relating to the vesting of options decreased by $16,912 during the nine months ended April 30, 2026 compared to the nine months ended April 30, 2025. Share-based payments relating to the vesting of RSU’s decreased by $345,244.

During the nine months ended April 30, 2026, we recognized an unrealized gain of $126,730 on stock options compared to the unrealized gain of $294,441 during the nine months ended April 30, 2025. This favorable change of $421,171 is due to period end fair value remeasurements, which are reflected in compensation expense. Please refer to Note 13 of the interim financial statements.

Professional fees

During the nine months ended April 30, 2026, we incurred $4,721,929 in professional fees, as compared to $6,846,934 during the nine months ended April 30, 2025. The reduction in professional fees reflects the fact that no Business Combination-related legal services were incurred in the current period, whereas such services were required in the comparative period.

Salaries and wages

During the nine months ended April 30, 2026 and 2025, we incurred salaries and wages of $265,747 and $823,016 respectively, the majority of which were to officers of the Company.

Sales and marketing

Sales and marketing expenses for the nine months ended April 30, 2026 and 2025 amounted to $380,721 and $832,188, respectively. These costs primarily related to publications and industry events and investor relations subsequent to our successful closing of the Business Combination in the comparative period.

General and administrative

General and administrative expenses for the nine months ended April 30, 2026 and 2025 amounted to $1,194,178 and $627,377, respectively, and primarily comprised of insurance costs and filing fees. The increase reflects elevated insurance costs and higher filing fees associated with the Company’s listing on the Nasdaq during the period.

Foreign exchange gain (loss)

During the nine months ended April 30, 2026 and 2025, we recognized a foreign exchange loss of $39,125 and a loss of $24,428, respectively. The foreign exchange loss is the result of fluctuations in the Canadian dollar against the US dollar, as we hold cash balances and have accounts payable denominated in both Canadian and US dollars.

Loss on revaluation of cryptocurrencies

During the nine months ended April 30, 2026, the Company recorded an unrealized loss of $2,442,443 on the remeasurement of its cryptocurrency holdings. This variance was driven by declines in the market prices of Bitcoin and Solana relative to their acquisition costs, resulting in losses of $866,328 and $1,576,115, respectively. Please refer to Note 6 of the interim financial statements.

Loss on default penalty on convertible debt

During the nine months ended April 30, 2026, the Company recorded a loss of $1,159,038 in respect of a default penalty on its senior secured convertible promissory note. The penalty was recognized following an asserted event of default under the note, arising from the Company’s failure to cause the registration statement covering the resale of the conversion shares to be declared effective by the required deadline. No comparable loss was recognized in the comparative period.

Staking income

During the nine months ended April 30, 2026, we recognized staking income of $55,932 from our Solana holdings. The income reflects rewards earned for delegating Solana tokens to validators on the Solana network. Staking rewards are measured at fair value using the market price on the date earned and are recorded as other income. No staking income was recognized in the comparative period as the Company had not yet initiated its staking program.

Change in fair value of derivative liabilities and mandatory convertible debenture

During the nine months ended April 30, 2026, we recognized a loss on derivative liabilities of $1,500 related to the convertible debt financing completed in March 2025 and recorded no gain or loss on mandatory convertible debentures. In comparison, during the nine months ended April 30, 2025, we recognized a gain on derivative liabilities of $808,450 and a loss on mandatory convertible debentures of $89,450 related to the January 2024 and April 2024 convertible financings. Please refer to Note 10 of the interim financial statements.

Gain on settlement of debt

On September 18, 2025, the Company paid $31,613 in settlement of an accounts payable in the amount of $48,620 and recognized a gain on the settlement of $17,007.

Change in fair value of warrant liabilities

Effective August 1, 2024, the Company reassessed its functional currency and the functional currency of its subsidiaries due to changes in underlying transactions, events, and conditions. As a result of this reassessment, the Company determined that its functional currency changed from the Canadian dollar (“CAD$”) to the United States dollar (“US$”) for DevvStream Holdings Inc. and DESG. Finco’s functional currency remained CAD$. This change aligns with the business’s future focus and the effective date of the Focus Impact Acquisition Corp.’s Form S-4 Registration Statement with the SEC, a crucial part of the De-SPAC transaction closing. The change in functional currency was accounted for prospectively from August 1, 2024, with no impact on prior year comparative information. The Company’s presentation currency is and continues to be the United States dollar.

Upon the change in functional currency on August 1, 2024, 121,995 of the Company’s warrants which had strike prices denominated in CAD$ were reclassified as warrant liabilities with an initial value of $454,571.

On November 6, 2024, 22,699,987 warrants were issued by the Company in connection with the De-SPAC transaction. The warrants were assessed to be derivative liabilities of the Company due to certain settlement provisions of the warrants do not meet the criteria for equity classification under Topic 815. The warrants are each exercisable at $1.52 for 0.9692 common stock, expiring on November 6, 2029. The fair value of the warrants was $7,196,286 upon issuance.

As a result of above, during the nine months ended April 30, 2026, we recognized a gain of $5,195,203 due to period end fair value remeasurement. Please refer to Note 11 of the interim financial statements.

Stop-loss provision

On November 6, 2024, concurrent with the completion of the business combination, the Company issued 324,987 common shares in consideration for carbon credit purchase agreements.

All of the agreements contain adjustment clauses whereby if the Company’s share price falls below the respective purchase prices outlined in the agreements, in the 12 to 18 months following November 6, 2024, the Company is obligated to issue additional shares to cover the shortfall. The Company has assessed that the potential liability associated with the stop-loss provision for carbon credits received as of April 30, 2026 is $1,123,777.

Impairment of carbon credits

During the nine months ended April 30, 2026, the Company recognized an impairment loss of $14,706 on certain carbon credits, compared to the impairment of $1,207,782 recognized in the comparative period. The impairment was recorded after the Company identified indicators that the net realizable value (“NRV”) of certain carbon credits had declined below their carrying values due to changes in market pricing.

Inducement expenses on loan conversion

During the nine months ended April 30, 2026, the Company recognized an inducement expense of $3,599,981 in connection with the conversion of outstanding debt obligations into common shares. Under the Conversion Agreement with Focus Impact, the Company converted $4,490,736 of convertible notes and $1,000,000 of accrued consulting fees into 6,083,244 common shares at a conversion price of $0.9026 per share. The inducement expense represents the fair value of the common shares issued in excess of the amounts settled under the original terms of the obligations which was $3,349,981. Additionally, the Company recorded $250,000 in inducement expense in connection with an additional convertible debt issued to Helena in exchange for Helena’s commitment to partially convert convertible debentures held by Helena. No comparable expense was recognized in the comparative period.

Results of Operations — for the year ended July 31, 2025 and the year ended July 31, 2024

	For the Year Ended July 31, 2025 $	For the Year Ended July 31, 2024 $
Revenue	25,794	—
Cost of sales	(10,187)	—
Gross profit	15,607	—
Sales and marketing	1,000,073	481,104
Depreciation	953	1,771
General and administrative	964,473	461,167
Professional fees	8,447,280	5,656,352
Salaries and wages	1,207,453	845,797
Share-based compensation	386,341	1,290,327
Total operating expenses	(12,006,573)	(8,736,518)
Accretion and interest expense	(660,202)	(81,850)
Loss on investment in associate	(512,011)	—
Change in fair value of derivative liabilities	719,000	(845,700)
Change in fair value of mandatory convertible debentures	70,500	(27,500)
Change in the fair value of warrant liabilities	1,728,392	—
Foreign exchange loss	(31,664)	(107,634)
Gain on settlement of debt	899,015	—
Impairment of carbon credits	(1,224,060)	—
Stop-loss provision	(1,065,235)	—
Net loss before income taxes	(12,067,231)	(9,799,202)
Current income tax expense	—	(72,546)
Net loss	(12,067,231)	(9,871,748)

During the year ended July 31, 2025, we incurred a net loss of $12,067,231 compared to net loss of $9,871,748 for the year ended July 31, 2024. An analysis of the increase in net loss of $2,195,483, including the major components thereof, is set forth below.

Loss on investment in associate

On November 6, 2024, DevvStream received 2,000,000 shares in FCS, in connection with an agreement to acquire a stake in FCS in exchange for 200,000 shares of DevvStream that was entered into on October 28, 2024. At the time of acquisition, the 2,000,000 shares of FCS received by DevvStream represented 50% of FCS’s shares outstanding. During the year ended July 31, 2025, DevvStream’s share of FCS’s loss was $512,011.

Share-based compensation

During the year ended July 31, 2025, we incurred share-based compensation of $386,341 compared to share-based compensation of $1,290,327 for the year ended July 31, 2024. Share-based payments relating to the vesting of options decreased by $816,724 during the year ended July 31, 2025 compared to the year ended July 31, 2024. Share-based payments relating to the vesting of RSU’s decreased by $87,262.

Due to the listing of DevvStream on the Nasdaq on November 7, 2024 and commencement of trading of shares in the United States dollars, exemptions available under ASC 718-10-25-14 to classify stock options with strike prices in foreign currencies as equity were no longer met and all stock options outstanding were reassessed to be derivative liabilities. The fair value of the stock options upon the change in classification on November 6, 2024 was $330,090. Changes in fair value due to period end fair value remeasurements are reflected in compensation expense. Please refer to Note 12 of the financial statements.

Professional fees

During the year ended July 31, 2025, we incurred $8,447,280 in professional fees, the majority of which relate to legal, audit and accounting fees and public company costs. During the year ended July 31, 2024, we incurred $5,656,352 in professional fees, the majority of which relate to legal fees incurred relating to the Business Combination.

Salaries and wages

During the year ended July 31, 2025 and 2024, we incurred salaries and wages of $1,207,453 and $845,797 respectively, the majority of which were to officers of DevvStream.

Sales and marketing

Sales and marketing expenses for the year ended July 31, 2025 and 2024 amounted to $1,000,073 and $481,104, respectively. These costs primarily related to publications and industry events and investor relations subsequent to our successful closing of the Business Combination.

General and administrative

General and administrative expenses for the year ended July 31, 2025 and 2024 amounted to $964,473 and $461,167, respectively, and primarily comprised of insurance costs, filing fees. The increase is a result of increased filing fees relating to the Business Combination, offset by a decrease in rent costs as DevvStream no longer leases office space in FY 2025.

Foreign exchange gain(loss)

During the year ended July 31, 2025 and 2024, we recognized a foreign exchange loss of $31,664 and a loss of $107,634, respectively. The foreign exchange loss is the result of fluctuations in the Canadian dollar against the US dollar, as we hold cash balances and have accounts payable denominated in both Canadian and US dollars.

Change in fair value of derivative liabilities and mandatory convertible debenture

During the year ended July 31, 2025, we recognized a gain on derivative liabilities of $719,000 and a gain on mandatory convertible debentures of $70,500, respectively, related to the convertible debt financings completed in January 2024 and April 2024. During the year ended July 31, 2024, we recognized a loss on derivative liabilities of $845,700 and a loss on mandatory convertible debentures measured at fair value through profit and loss of $27,500 related to the convertible debt financings completed during fiscal 2024. Please refer to Note 9 of the financial statements.

Loss on settlement of debt

On September 5, 2024, DevvStream issued 1,596 shares with a fair value of $47,904 in settlement of accounts payable in the amount of $39,527 and recognized a loss on the settlement of $8,377.

In December 2024, DevvStream issued 41,247 shares with a fair value of $317,608 for the settlement of accounts payable in the amount of $1,225,000 and recognized a gain on the settlement of $907,392.

Change in fair value of warrant liabilities

Upon the change in functional currency on August 1, 2024, 121,995 of DevvStream’s warrants which had strike prices denominated in CAD$ were reclassified as warrant liabilities with an initial value of $454,571.

On November 6, 2024, 22,699,987 warrants were issued by DevvStream in connection with the De-SPAC transaction. The warrants were assessed to be derivative liabilities of DevvStream due to certain settlement provisions of the warrants do not meet the criteria for equity classification under Topic 815. The warrants are each exercisable at $1.52 for 0.09692 common stock, expiring on November 6, 2029. The fair value of the warrants was $7,196,286 upon issuance.

As a result of above, during the year ended July 31, 2025, we recognized a gain of $1,728,392 due to period end fair value remeasurement. Please refer to Note 11 of the financial statements.

Impairment of carbon credits and stop-loss provision

On November 6, 2024, concurrent with the completion of the business combination, DevvStream issued 324,987 common shares in consideration for carbon credit purchase agreements.

All of the agreements contain adjustment clauses whereby if DevvStream’s share price falls below the respective purchase prices outlined in the agreements, in the 12 to 18 months following November 6, 2024, the it is obligated to issue additional shares to cover the shortfall. DevvStream has assessed that the potential liability associated with the stop-loss provision for carbon credits received as of July 31, 2025 is $1,065,235.

DevvStream is currently in dispute with one of the vendors for which 108,000 shares with a fair value of $658,800 was issued. At the date of these financial statements, the vendor has not delivered the carbon credits which are due under the contract and DevvStream has issued a demand letter to the vendor. Management has assessed that it is improbable that these carbon credits will be received and has recorded an impairment charge of $658,800 during the year ended July 31, 2025.

One of the carbon credit purchase agreements provides for the vendor to return the consideration shares received for cancellation in return for the carbon credits if a registration statement does not become effective within 45 days of the closing of the purchase agreement. As this deadline was not met, the vendor has triggered this clause under the agreement and returned 90,000 shares with a fair value of $549,000 issued under the contract in exchange for the carbon credits that were transferred to DevvStream. During the year ended July 31, 2025, as a result of the probability of the carbon credits being returned to the vendor, DevvStream recorded an impairment charge of $548,982.

As of July 31, 2025, DevvStream assessed its carbon credits on hand and determined that certain carbon credits have a lower net realizable value than cost, and accordingly recognized $16,278 in impairment.

Liquidity and Capital Resources

We continually monitor and manage cash flow to assess the liquidity necessary to fund operations and capital projects. We manage our capital resources and adjust them to take into account changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust our capital resources, we may, where necessary, control the amount of working capital, pursue financing or manage the timing of our capital expenditures. As of April 30, 2026, we had a working capital deficit of $16,892,882 (current assets of $1,198,970, less current liabilities of $18,091,852), as of July 31, 2025, we had a working capital deficit of $14,412,728 (current assets of $4,337,627, less current liabilities of $18,750,355) and as of July 31, 2024, we had a working capital deficit of $8,362,363 (current assets of $141,905, less current liabilities of $8,504,268).

Our continuing operations are dependent upon our ability to obtain debt or equity financing, of which there are no assurances, until such time that we achieve profitable operations. There can be no assurance that we will gain adequate market acceptance for our products or be able to generate sufficient gross margins to reach profitability.

On October 29, 2024, we entered into a equity line of credit purchase agreement (the “ELOC Agreement”) with Helena. Pursuant to the ELOC Agreement, DevvStream has the right to issue and to sell to Helena from time to time, as provided in the ELOC Agreement, up to $40,000,000 of DevvStream’s Common Shares, subject to the conditions set forth therein. Specifically, pursuant to the ELOC Agreement, DevvStream may require that Helena purchase Common Shares from DevvStream by delivering one or more advance notices to Helena setting forth, in each advance notice, the amount of the advance it is requesting, which amount may not exceed an amount equal to lesser of (i) one hundred percent (100%) of the average of the daily value traded of the Common Shares over the ten (10) trading days immediately preceding such advance notice, and (ii) eight million United States Dollars ($8,000,000). On March 18, 2025, DevvStream and Helena entered into a first amendment to ELOC Agreement, which provides DevvStream with greater flexibility by allowing Helena to permit Secondary Advances, as defined in the amendment, as well as to update references to “Common Stock” in the ELOC Agreement to “Common Shares”. However, in no event may the number of Common Shares issuable to Helena pursuant to an advance cause the aggregate number of shares beneficially owned (as calculated pursuant to Section 13(d) of the Exchange Act) by Helena and its affiliates as a result of previous issuances and sales of Common Shares to Helena under the ELOC Agreement to exceed 9.99% of the then outstanding Common Shares. Additionally, DevvStream may not affect any sales under the ELOC Agreement and Helena will have no obligation to purchase Common Shares under the ELOC Agreement to the extent (but only to the extent) that after giving effect to such purchase and sale the aggregate number of Common Shares issued under the ELOC Agreement would exceed 19.99% of the outstanding shares of Common Shares following the closing of the Business Combination Agreement (the “Exchange Cap”), provided that, the Exchange Cap will not apply if DevvStream’s stockholders have approved issuances in excess of the Exchange Cap in accordance with the rules of the Nasdaq. The purchase price for the Common Shares so purchased by Helena pursuant to an advance notice is the lowest intraday sale price for the Common Shares during the three (3) trading days commencing on the date of Helena’s receipt of the Common Shares relating to such advance. Because the per share purchase price that Helena will pay for Common Shares in connection with any advance notice we have elected to deliver to Helena pursuant to the ELOC Agreement will be determined by reference to the lowest intraday sale price for the Common Shares during the three (3) trading days commencing on the date of Helena’s receipt of the Common Shares relating to such advance, we cannot determine the actual purchase price per share that Helena will be required to pay for any Common Shares that we may elect to sell to Helena under the ELOC Agreement until after we deliver an advance notice and, therefore, we cannot be certain how many Common Shares, in the aggregate, we may issue and sell to Helena under the ELOC Agreement. Sales of Common Shares to Helena under the ELOC Agreement will depend on a variety of factors to be determined by us from time to time, including, among other things, market conditions, the trading price of the Common Share and determinations by us as to the appropriate sources of funding for our business and operations. We may not be able to raise sufficient funds under the ELOC Agreement to satisfy our obligations.

On August 4, 2025, DevvStream and Helena entered into a second amendment to ELOC Agreement, which increased the commitment amount from $40,000,000 to $300,000,000.

On December 3, 2025, the Company entered into a side letter with Helena I amending the terms of the Company’s existing convertible note and equity line of credit arrangements. The amendments include, among other items, limitations on Helena’s sales of conversion shares, subject to trading-volume conditions, and a requirement that the Company draw a minimum of $7,500,000 in aggregate proceeds under the equity line of credit prior to February 28, 2026. These limitations may cease to apply if the Company defaults under the convertible note or is unable to submit compliant advance notices under the equity line of credit for more than five trading days.

On February 10, 2026, the Company entered into a side letter agreement with Helena I in connection with the Crypto Strategy Convertible Debt. Under the agreement, Helena I committed to convert at least $9,000,000 of the aggregate outstanding principal and/or accrued interest into common shares of the Company on or before May 10, 2026, subject to the Company not being in default and remaining in material compliance with the covenants and obligations under the related securities purchase agreement, the ELOC Agreement, and other transaction documents between the parties. The conversion, if completed, would reduce the Company’s outstanding debt obligations and strengthen its equity position. As consideration for entering into the agreement, the Company agreed to issue a $250,000 convertible promissory note to Helena I in the same form as the existing Crypto Strategy Convertible Debt.

On June 3, 2026, the Company terminated the ELOC Agreement, dated as of October 29, 2024, by and between the Company, Helena I and Focus Impact Sponsor, LLC, in accordance with its terms. Following the termination, no further advances may be made under the ELOC Agreement.

On June 8, 2026, subsequent to the period end, the Company entered into a Settlement Agreement and Mutual Release with Helena resolving the asserted event of default under the senior secured Convertible Promissory Note dated July 18, 2025. Under the settlement, the digital asset collateral held in the BitGo custodial account was credited at an Agreed Collateral Value of $2,600,000 and applied against the outstanding obligations under the Note, with Helena retaining the collateral. For accounting purposes, the Company will derecognize the surrendered Bitcoin and Solana at their carrying amount and apply the $2,600,000 Agreed Collateral Value as a reduction of the carrying value of the Note, with the difference between the Agreed Collateral Value and the carrying amount of the digital assets surrendered recognized in profit or loss.

After giving effect to the $295,000 of conversion shares delivered and the application of the Agreed Collateral Value, the parties agreed that the remaining amount owing under the Note is $1,000,000, which remains convertible by Helena at the Event of Default Discount Price. The $1,000,000 is a negotiated amount that exceeds the raw outstanding principal computed under the Company’s conversion records, with the excess representing settled default premiums and liquidated damages arising from the asserted event of default. Consistent with this, the Company recognized a loss of $1,159,038 in respect of the default penalty on the Note during the period.

Because the asserted event of default arose from conditions existing at April 30, 2026, the Company recognized its estimate of the resulting default penalty in its results for the period, as described above. The Settlement Agreement itself was executed on June 8, 2026; the transfer of the digital asset collateral to Helena and the reduction of the Note to the $1,000,000 remaining balance are transactions occurring after the period end and will be reflected in the Company’s financial statements for the quarter ending July 31, 2026. The settlement removes the asserted event of default and the related enforcement action, reduces the Company’s remaining obligation under the Note to $1,000,000 (convertible into common shares rather than payable in cash), and secured Helena’s consent to the proposed business combination. While these developments reduce near-term repayment pressure, they do not alleviate the substantial doubt about the Company’s ability to continue as a going concern, given that the Company held cash of $201,132 against current liabilities of $18,091,852 as of April 30, 2026.

Since our inception, we have incurred operating losses and have experienced negative cash flows from operations. We do not anticipate that cash on hand will be adequate to satisfy our obligations in the ordinary course of business over the next 12 months. Based on this assessment, we have material uncertainties about our business that cast substantial doubt about our ability to continue as a going concern. Accordingly, our ability to continue as a going concern is dependent upon our ability to raise sufficient funds to pay ongoing operating expenditures and to meet our obligations.

As of April 30, 2026 and July 31, 2025, we had $201,132 and $3,446,111 in cash, respectively. We are actively managing current cash flows until such time that we are profitable.

The chart below highlights our cash flows for the periods indicated:

	For the Nine Months Ended April 30, 2026 $	For the Nine Months Ended April 30, 2025 $
Net cash provided by (used in):
Operating activities	(7,439,397)	(4,763,601)
Investing activities	(6,025,000)	1,661,645
Financing activities	3,894,554	3,083,417
Effect of exchange rate changes on cash	(146)	1,435
Decrease in cash and restricted cash	(9,569,989)	(17,104)

Cash Used in Operating Activities

Our net cash used in operating activities is primarily due to cash payments for operating expenses that we incur in the day-to-day operations of the business. Net cash used in operating activities for the nine months ended April 30, 2026 was $7,439,397 compared to $4,763,601 for the nine months ended April 30, 2025. The loss for the nine months ended April 30, 2026 of $10,133,425 was further impacted by $884,652 of changes in working capital items but offset by $3,578,680 in non-cash items, primarily driven by the loss on revaluation of cryptocurrencies, inducement expense on loan conversion and loss on default penalty on convertible debt. This compares to a loss of $5,091,435 for the prior period, that was offset by $4,384,826 in changes in working capital items and further impacted by $4,056,992 in non-cash items consisting mainly of unrealized gain on warrant derivative.

Cash Used in Investing Activities

Net cash used in investing activities for the nine months ended April 30, 2026 was $6,025,000 for purchase of cryptocurrencies and advances of $900,000 to Southern Energy Renewables and net cash provided by investing activities for the nine months ended April 30, 2025 was $1,661,645 assumed upon reverse takeover (“RTO”).

Cash Provided by Financing Activities

We have funded our business to date from the issuance of our common stock and convertible debentures through private placements, from proceeds from the exercises of warrants, and from loans from related parties.

Net cash provided by financing activities for the nine months ended April 30, 2026 was $3,894,554 compared to $3,083,417 for the nine months ended April 30, 2025. The following financing activities occurred during the nine months ended April 30, 2026:

(1) ELOC drawdown:

In August 2025, the Company issued 300,000 shares in accordance with the ELOC Agreement with Helena for gross proceeds of $756,600, of which $189,145 was used to repay the Helena CD, resulting in net proceeds of $567,455.

In December 2025, the Company issued 411,000 shares in accordance with the ELOC Agreement with Helena gross proceeds of $821,238, of which $205,316 was used to repay the Helena CD, resulting in net proceeds of $615,922.

In January 2026, the Company issued 500,000 shares in accordance with the ELOC Agreement with Helena for gross proceeds of $630,100 of which $157,525 was used to repay the Helena CD, resulting in net proceeds of $472,575.

In April 2026, the Company issued 201,000 shares in accordance with the ELOC Agreement with Helena for total proceeds of $112,992, of which $28,249 (25%, inclusive of a 10% penalty) was applied against the Helena CD and the remaining $84,745 (75%) was credited against the Helena promissory note (see point (4)) as partial repayment; as these amounts were settled through proceeds of issuances, they did not result in a cash outflow during the period

(2) Repayment of principal and interest on convertible debt with Helena

In August 2025, the Company paid $156,764 for the repayment of interest on Helena’s convertible debt.

In December 2025 and January 2026, the Company paid $191,188 for the repayment of interest on Helena’s convertible debt.

In March and April 2026, the Company paid $1,263,450 for the repayment of principal and interest on Helena’s convertible debt.

(3) PIPE financing

In December 2025, the Company entered into a Securities Purchase Agreement with EEME Energy SPV I LLC pursuant to which the Company issued 128,370 common shares in a private placement at a price of $15.58 per share, resulting in aggregate gross proceeds of $2,000,004.

(4) Promissory Note

On March 6, 2026, the Company issued a non-interest-bearing promissory note to Helena in the principal amount of $700,000, maturing March 6, 2027, and received gross cash proceeds of $700,000 on March 10, 2026. The note was partially repaid during April 2026 through the application of ELOC subscription receivables, as described in point (1) above.

(5) Pre-funded warrants

On April 27, 2026, the Company entered into a Securities Purchase Agreement with Helena Partners Inc. and issued a pre-funded common stock purchase warrant exercisable for 250,025 common shares at a nominal exercise price of $0.0001 per share. The aggregate subscription price of $250,000 was pre-funded at issuance, resulting in cash proceeds of $250,000, which were recorded in additional paid-in capital. The nominal exercise price had not been funded as of April 30, 2026.

(6) EEME preferred stock advances

During the nine months ended April 30, 2026, the Company received non-refundable advances aggregating $900,000 from EEME Energy SPV I LLC pursuant to an indicative binding term sheet for the issuance of non-redeemable convertible preferred stock ($250,000 on February 11, 2026, $50,000 on February 27, 2026, $250,000 on March 23,

2026 and $350,000 on April 21, 2026). As the substance of the advances is consideration for a non-redeemable equity instrument to be issued by the Company and the amounts received are non-refundable, the Company has recorded the $900,000 as an obligation to issue shares within equity, pending execution of a definitive agreement. The Company in turn advanced $900,000 for the benefit of Southern Energy Renewables, Inc., which has been recorded as a long-term advance within non-current assets.

As of July 31, 2025 and July 31, 2024, we had $3,446,111 and $21,106 in cash, respectively. We are actively managing current cash flows until such time that we are profitable.

The chart below highlights our cash flows for the periods indicated:

	For the Year Ended July 31, 2025 $	For the Year Ended July 31, 2024 $
Net cash provided by (used in):
Operating activities	(6,429,905)	(1,548,947)
Investing activities	1,661,645	—
Financing activities	14,596,817	1,109,629
Effect of exchange rate changes on cash	1,448	(29,547)
(Decrease)/Increase in cash	9,830,005	(468,865)

Cash Used in Operating Activities

Our net cash used in operating activities is primarily due to cash payments for operating expenses that we incur in the day-to-day operations of the business. Net cash used in operating activities for the year ended July 31, 2025 was $6,429,905 compared to $1,548,947 for the year ended July 31, 2024. The loss for the year ended July 31, 2025 of $12,067,231 was offset by $5,213,617 in changes in non-cash working capital items and $423,709 in non-cash items consisting mainly of the impairment loss and stop-loss provision on carbon credits, and offset by the gain on warrant liability and gain on derivative liability. This compares to a loss of $9,871,748 for the prior year, that was offset by $6,035,925 in changes in non-cash working capital items and $2,286,876 in non-cash items consisting mainly of share-based compensation.

Cash Provided by Investing Activities

Net cash provided by investing activities for the year ended July 31, 2025 was $1,661,645, consisting of the cash assumed upon the completion of the Business Combination. Net cash provided by investing activities for the year ended July 31, 2024 was $nil.

Cash Provided by Financing Activities

We have funded our business to date from the issuance of our common stock and convertible debentures through private placements, from proceeds from the exercises of warrants, and from loans from related parties.

Net cash provided by financing activities for the year ended July 31, 2025 was $14,596,817 compared to $1,109,629 for the year ended July 31, 2024. The following financing activities occurred during the year ended July 31, 2025:

(1) Exercise of share purchase warrants:

On October 29, 2024, DevvStream issued 9,176 shares for the exercise of 9,176 share purchase warrants, at an exercise price of CAD$13.10 per share for gross proceeds of $86,237.

(2) Non-brokered private placement of unsecured convertible notes:

On August 19, 2024, October 18, 2024, October 28, 2024, and November 1, 2024 DevvStream received additional proceeds of $41,500, $6,500, $7,650 and $12,000 under the amended terms of the Focus Impact Partners convertible debenture. On March 19, 2025, DevvStream received proceeds of $218,000 under a new convertible debenture issued to Focus Impact Partners. Refer to Note 9 of our financial statements.

On July 17, 2025, DevvStream received net proceeds of $9,115,000 under the Crypto Strategy Convertible Debt issued to Helena.

In October 2024, the mandatory convertible debentures were converted to 2,244 shares of DevvStream. Refer to Note 10 of the financial statements.

(3) PIPE financing:

On November 6, 2024, DevvStream issued 169,480 shares to various investors for gross proceeds of $2,250,000, of which $20,000 remain receivable as of July 31, 2025.

(4) ELOC drawdown:

In March 2025, DevvStream issued 160,600 shares in accordance with the ELOC Agreement with Helena for gross proceeds of $481,530.

In May 2025, DevvStream issued 334,600 shares in accordance with the ELOC Agreement with Helena for gross proceeds of $1,051,857.

In July 2025, DevvStream issued 350,500 shares in accordance with the ELOC Agreement with Helena for gross proceeds of $1,794,694. Of the gross proceeds, $448,151 were retained by Helena for the repayment of the initial tranche of the Crypto Strategy Convertible Debt.

Related party transactions and balances

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Related parties may be individuals or corporate entities. A transaction is a related party transaction when there is a transfer of resources or obligations between related parties.

At April 30, 2026, the Company had amounts owing and accrued liabilities of $34,271 (July 31, 2025 — $794,990) payable to directors and officers of the Company for salaries, expense reimbursements and professional fees. These amounts are non-interest bearing and have no terms of repayment.

At July 31, 2025, DevvStream had amounts owing and accrued liabilities of $794,990 (July 31, 2024 — $478,072) payable to directors and officers of DevvStream for salaries, expense reimbursements and professional fees. These amounts are non-interest bearing and have no terms of repayment.

During the year ended July 31, 2025, DevvStream incurred wages and management fees of $698,890 and $279,000, respectively, to officers of DevvStream. Share based compensation incurred to officers and directors of DevvStream amounted to $488,569.

During the nine months ended April 30, 2026, the Company incurred wages and management fees of $354,915 and $132,600, respectively, to officers of the Company. Share based compensation incurred to officers and directors of the Company amounted to $87,154.

During the year ended July 31, 2025, DevvStream accrued interest of $228,518 on convertible debentures payable to related parties. Refer to Note 9 of our financial statements.

During the year ended July 31, 2025, DevvStream amended the terms of convertible debentures payable to Focus Impact Partners and Focus Impact Sponsor, LLC, with face values of $637,150 and $3,345,000, respectively. The convertible debentures have an amended maturity date of November 13, 2026, and the principal and interest are convertible into common stock of DevvStream at the option of the holder at a 25% discount to the 20-day volume weighted average price of the Company’s shares, subject to a floor of $8.67 per share. Focus Impact Partners is owned by two of DevvStream’s directors: Carl Stanton and Wray Thorn.

During the year ended July 31, 2025, DevvStream issued a new convertible debenture payable to Focus Impact Partners with face value of $218,000. The convertible debenture has a maturity date of March 19, 2027, and the principal and interest are convertible into common stock of DevvStream at the option of the holder at a 25% discount to the 20-day volume weighted average price of DevvStream’s shares.

During the year ended July 31, 2025, DevvStream issued 55,729 common shares to Focus Impact Partners in consideration for services provided to DevvStream pursuant to the strategic consulting agreement between DevvStream and Focus Impact Partners dated November 13, 2024. See, Contractual Obligations below.

During the year ended July 31, 2024, DevvStream issued convertible debentures to Devvio Inc. (“Devvio”) and Envviron SAS (”Envviron”), who are related parties to DevvStream. The Devvio convertible debt had a principal amount of $100,000, while the Envviron convertible debt had a principal amount of $250,000. Devvio owns in excess of 10% of the outstanding shares of DevvStream. Envviron is controlled by Ray Quintana, a former director of DevvStream who stepped down on November 7, 2024 upon completion of the Business Combination. On November 12, 2024, the maturity for the convertible debentures issued to Devvio and Envviron were extended to May 30, 2025. As of July 31, 2025, DevvStream is in the process of negotiating a further extension of the convertible debentures issued to Devvio and Envviron.

During the year ended July 31, 2024, DevvStream signed an amended strategic partnership agreement with Devvio dated November 28, 2021.

Contractual Obligations

Prepaid Royalties Agreement with Devvio

In September 2023, we agreed to pay prepaid royalty payments to Devvio, a related party, equal to a minimum of $2,270,000, to be paid by August 1, 2025, followed by $1,270,000 to be paid by August 1, 2025 and August 1, 2026. On July 8, 2024, we further amended the agreement such that the minimum advances extended by one year and are now due as follows: $1,000,000 by August 1, 2025, followed by $1,270,000 by August 1, 2026 and August 1, 2027. The agreement is subsequently amended on October 28, 2025 to eliminate the aforementioned payment obligations.

Licensing agreement with Greenlines Technology Inc.

On February 16, 2024, we entered into a licensing agreement with Greenlines Technology Inc. for the use of certain technologies. We agreed to pay $42,000 within 15 days of the closing of the BCA. Such amount was paid on November 26, 2024. Commencing January 1, 2025, we must pay an annual fee of $12,000 on the first day of each calendar year for the use of the technology. The amounts due on January 1, 2025 were paid on January 9, 2026. DevvStream has accrued $4,000 in connection with the annual fee payable as of April 30, 2026.

Strategic Consulting Agreement with Focus Impact Partners

On November 13, 2024, we entered into a strategic consulting agreement with Focus Impact Partners, pursuant to which the Focus Impact Partners will provide us with certain consulting services (“Strategic Consulting Agreement”) in consideration of an annual consulting fee of $500,000, which will be payable in quarterly installments of $125,000 starting with an initial payment for the period beginning December 31, 2023. Fees due under the Strategic Consulting Agreement shall accrue and not be payable until (a) we have successfully raised $5,000,000 in outside debt and/or equity capital, cumulatively since the period beginning December 31, 2023 or (b) we have 2 or more consecutive quarters of positive cash flow from operations. As of April 30, 2026, the first condition has been met through equity and debt raises. We will pay Focus Impact Partners additional consulting fees as to be mutually agreed consistent with market practice in connection with any acquisition, merger, consolidation, business combination, sale, divestiture, financing, refinancing, restructuring or other similar transaction. On March 13, 2026, the Company issued 1,107,910 shares to Focus Impact Partners in settlement of $1,000,000 of such accrued consulting fees. The Strategic Consulting Agreement has a term of three years unless terminated early with at least 120 days advance notice and will be automatically extended for successive one-year periods at the end of each year unless either party provide a written notice of its desire not to automatically extend at least 120 days prior to the end of each year during the term of the Strategic Consulting Agreement. Focus Impact Partners is owned by two of DevvStream’s directors: Carl Stanton and Wray Thorn.

Quantitative and Qualitative Disclosures about Market Risk

Our board of directors have overall responsibility for the establishment and oversight of our risk management policies on an annual basis. Management identifies and evaluates our financial risks and is charged with the responsibility of establishing controls and procedures to ensure financial risks are mitigated in accordance with the approved policies.

Our financial instruments consist of cash, restricted cash, trade receivable, GST receivable, accounts payable and accrued liabilities, convertible debt, mandatory convertible debentures, warrant liabilities and derivative liabilities. The carrying value of DevvStream’s cash, restricted cash, GST receivable and accounts payable and accrued liabilities approximate their fair value due to their short terms to maturity.

Our risk exposures and the impact on our financial instruments are summarized below:

Credit Risk

Credit risk is the risk of an unexpected loss if a customer or third party to a financial instrument fails to meet its contractual obligations. Our credit risk is primarily attributable to our liquid financial assets including cash. Our financial assets are cash, restricted cash, trade receivable, GST receivable, corporate taxes receivable, subscription receivable, and deposit on carbon credits purchase. Our maximum exposure to credit risk, as at period end, is the carrying value of our financial assets, being $962,703, $10,592,093 and $106,764 as of April 30, 2026, July 31, 2025 and July 31, 2024, respectively. We hold cash with major financial institutions and with a publicly traded payment processing company therefore minimizing our credit risk.

Liquidity Risk

Liquidity risk is the risk that we will not be able to meet financial obligations as they fall due. We manage liquidity by maintaining adequate cash balances and by raising equity and debt financings. We have no assurance that such financings will be available on favorable terms in the future. In general, we attempt to avoid exposure to liquidity risk by obtaining corporate financing through the issuance of shares.

As of April 30, 2026, we had cash of $201,132 to settle the cash settled obligation of current liabilities of $16,530,070 which fall due for payment within twelve months of the statement of financial position. As of July 31, 2025, we had cash of $3,446,111 to settle current liabilities of $11,847,575 which fall due for payment within twelve months of the statement of financial position. As of July 31, 2024, we had cash of $21,106 to settle current liabilities of $7,595,974 which fall due for payment within twelve months of the statement of financial position. All of our contractual obligations are current and due within one year.

Market Risk

Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and equity prices will affect DevvStream’s income or value of its holdings or financial instruments. At April 30, 2026, DevvStream has minimal exposure to these risks.

Inflation Risk

We do not believe that inflation had a significant impact on our results of operations for any periods presented in our financial statements. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs, and our inability or failure to do so could harm our business, financial condition and results of operations.

Capital Management

Capital is comprised of our shareholders’ deficiency and any debt that we may issue. Our objectives when managing capital are to maintain financial strength and to protect our ability to meet ongoing liabilities, to continue as a going concern, to maintain creditworthiness and to maximize returns for our shareholders over the long term, of which there can be no assurances. Protecting the ability to pay current and future liabilities includes maintaining capital above minimum regulatory levels, current financial strength rating requirements and internally determined capital guidelines and calculated risk management levels. We manage capital structure to maximize financial flexibility by making adjustments in response to changes in economic conditions and the risk characteristics of the underlying assets and business opportunities. We do not presently utilize any quantitative measures to monitor our capital, but rather we rely on our management’s expertise to sustain the future development of the business. Management reviews its capital management approach on an ongoing basis and believes that this approach, given our size, is reasonable.

There were no changes to our approach to capital management during the period. We are not subject to externally imposed capital requirements.

Inflation Reduction Act of 2022 (the “IR Act”)

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other measures, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations. The excise tax is imposed on the repurchasing corporation and the amount of the excise tax is generally 1% of the fair market value of the stock repurchased. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The Treasury has been given authority to provide regulations and other guidance to carry out, and prevent the abuse or avoidance of the excise tax. The IR Act applies only to repurchases that occur after December 31, 2022.

During the second quarter of 2024, the IRS issued final regulations with respect to the timing and payment of the excise tax. Pursuant to those regulations, DevvStream would need to file a return and remit payment for any liability incurred during the period from January 1, 2023 to December 31, 2023 on or before October 31, 2024. For certain taxpayers affected by Hurricane Beryl, the deadline to file such returns and remit such payment has been extended to February 2025.

DevvStream is currently evaluating its options with respect to payment of this obligation. If DevvStream is unable to pay its obligation in full, it will be subject to additional interest and penalties which are currently estimated at 10% interest per annum and a 5% underpayment penalty per month or portion of a month up to 25% of the total liability for any amount that is unpaid from November 1, 2024 until paid in full.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and we will take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Smaller Reporting Company

Additionally, we are a “smaller reporting company,” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the last business day of our second fiscal quarter, or (ii) our annual revenue exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the last business day of our second fiscal quarter. If we continue to be a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from these certain reduced disclosure requirements that are available to smaller reporting companies.

Evaluation of Disclosure of Controls and Procedures

Based on an evaluation as of April 30, 2026, our management, including the Chief Executive Officer and Chief Financial Officer, has concluded that our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) were not effective to provide reasonable assurance because of a material weakness in our internal control over financial reporting as described below. There have been no changes during the nine months ended April 30, 2026.

Based on an evaluation as of July 31, 2025, our management, including the Chief Executive Officer and Chief Financial Officer, has concluded that our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) were not effective to provide reasonable assurance because of a material weakness in our internal control over financial reporting as described below. There have been no changes during the year ended July 31, 2025.

Material Weakness

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected in a timely manner.

We did not design or maintain an effective control environment commensurate with financial reporting requirements. Specifically, we did not consistently have documented evidence of review procedures and, due to resource limitations, did not always maintain segregation of duties between preparing and reviewing analyses, and reconciliations.

The above material weakness did not result in a material misstatement of our consolidated financial statements, however, it could result in a misstatement of our account balances or disclosures that would result in a material misstatement that would not be prevented or detected.

Remediation Activities

We are working to remediate the material weakness and are taking steps to strengthen our internal control over financial reporting through the continued hiring of additional appropriately skilled finance and accounting personnel with the requisite technical knowledge and skills. With the additional skilled personnel, we are taking appropriate and reasonable steps to remediate this material weakness through the implementation of appropriate segregation of duties, formalization of accounting policies and controls and retention of appropriate expertise for complex accounting transactions. We will not be able to fully remediate these control deficiencies until these steps have been completed and have been operating effectively for a sufficient period of time. Management will continue to review and make necessary changes to the overall design of our internal control environment, as well as policies and procedures to improve the overall effectiveness of internal control over financial reporting. The material weakness will not be considered remediated, however, until the applicable controls operate for a sufficient period of time and management has concluded that these controls are operating effectively.

Subsequent Events

Nasdaq Delisting and Trading on the OTC Pink Market

On November 18, 2025, DevvStream received a notification letter from the Listing Qualifications Department of Nasdaq advising that DevvStream’s net income from continuing operations had fallen below the minimum requirement for continued listing on the Nasdaq Capital Market (the “Minimum Net Income Requirement”), and that DevvStream also did not meet the alternative requirements based on market value of listed securities or stockholders’ equity (collectively with the Minimum Net Income Requirement, the “Continued Listing Standards”). On February 23, 2026, DevvStream received a letter from the Nasdaq Listing Qualifications Department granting DevvStream an extension until May 18, 2026 to regain compliance with the Continued Listing Standards. There can be no assurance that DevvStream will be able to regain compliance within the extension period or that Nasdaq will grant any further extension.

On April 7, 2026, DevvStream received a written notification from Nasdaq indicating that because the bid price for the DevvStream’s common shares, no par value, for the previous 30 consecutive business days (February 23, 2026 to April 6, 2026) had closed below the $1.00 per share minimum, the DevvStream is no longer in compliance with Nasdaq Listing Rule 5550(a)(1). Accordingly, DevvStream requested a hearing before a Nasdaq panel to address the bid price deficiency. Such hearing occurred on May 19, 2026. Subsequently, on May 20, 2026, due to the expiration of the extension, DevvStream received formal notification that it has not regained compliance with the net income requirement and that, accordingly, the panel would consider the net income deficiency in their decision regarding DevvStream’s continued listing on Nasdaq, in addition to considering DevvStream’s lack of compliance with the minimum bid price rule. On June 22, 2026, DevvStream received a letter from Nasdaq indicating that the Nasdaq Hearings Panel has determined to suspend DevvStream’s securities from Nasdaq based upon (i) DevvStream’s noncompliance with the $1.00 bid price requirement under Nasdaq Listing Rule 5550(a)(2) and (ii) DevvStream’s failure to demonstrate compliance with Nasdaq’s Listing Rule 5550(b). As a result of the delisting notice, DevvStream’s common shares, were suspended from trading on Nasdaq at the open of business on June 24, 2026.

DevvStream intends to request an appeal of the delist determination to the Nasdaq Listing and Hearing Review Council in accordance with Nasdaq Listing Rule 5820(a). Such request would not stay the suspension of trading in the DevvStream’s common shares on Nasdaq. As of the date of this proxy statement/prospectus, the DevvStream common shares are trading on the OTC Pink Market under the trading symbol “DEVSF,” which may have a material adverse effect on the trading price and volume for DevvStream’s common shares. DevvStream has also applied to have the common shares quoted on the OTCQB tier of the OTC Markets, Inc. There can be no assurance that DevvStream’s common shares will be accepted for trading on the OTCQB or that an active trading market will develop or be maintained and DevvStream’s stockholders may find it more difficult to buy or sell their shares. There can be no assurance that the DevvStream will succeed in its efforts to appeal the delist determination, or, if successful, that DevvStream will be able to satisfy any conditions to maintain a Nasdaq listing.

Helena Notice of Exclusive Control and Settlement

On May 28, 2026, DevvStream received a Notice of Exclusive Control from Helena I, the holder of DevvStream’s senior secured convertible promissory note dated July 18, 2025, in the original principal amount of $10,000,000, asserting that an Event of Default had occurred and was continuing under the note and related transaction documents and claiming an asserted mandatory default amount of approximately $4.5 million. Pursuant to the notice, Helena I instructed BitGo to exercise certain control rights over the custodial account holding DevvStream’s digital assets, including removing DevvStream as an approver and liquidating Bitcoin and Solana collateral with an approximate value of $2.8 million based on market values referenced in the notice.

On June 8, 2026, DevvStream and Helena I entered into a Settlement Agreement and Mutual Release resolving the matter. Under the settlement, DevvStream honored outstanding conversion notices aggregating $295,000 in principal, the digital asset collateral was credited at an agreed value of $2,600,000 and applied against the note, and the parties agreed that the remaining amount owing under the note is $1,000,000, convertible by Helena I at the Event of Default Discount Price. The settlement also provides for a leak-out limitation on Helena I’s resales, a mutual release of claims, and Helena I’s irrevocable consent to the Business Combination and waiver of its related termination right. DevvStream disclosed the settlement in a Current Report on Form 8-K filed June 8, 2026.

Termination of ELOC Agreement

On June 3, 2026, DevvStream terminated that certain Purchase Agreement (the “ELOC Agreement”) dated as of October 29, 2024, by and between DevvStream, Helena Global Investment Opportunities I LTD., and Focus Impact Sponsor, LLC, a Delaware limited liability company, in accordance with the terms of the ELOC Agreement. As previously disclosed, pursuant to the ELOC Agreement, as amended, DevvStream had the right to issue and to sell to Helena from time to time, as provided in the ELOC Agreement, up to $300,000,000 of DevvStream’s Common Shares, subject to the conditions set forth therein.

Three-Party Business Combination Agreement

On April 13, 2026, DevvStream entered into the Business Combination Agreement with XCF Global, Southern, and certain merger subsidiaries of XCF Global, which superseded the prior two-party Agreement and Plan of Merger with Southern dated December 3, 2025. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of DevvStream — Recent Developments — Three-Party Business Combination Agreement” above and the discussion of the BCA elsewhere in this joint proxy statement/prospectus.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS OF DEVVSTREAM

Related Party Transactions

SEC rules require us to disclose any transaction or currently proposed transaction in which we are a participant and in which any related person has or will have a direct or indirect material interest involving an amount that exceeds the lesser of $120,000 or one percent (1%) of the average of the Company’s total assets as of the end of last two completed fiscal years. A related person is any executive officer, Director, nominee for Director, or holder of 5% or more of the Company’s Common Shares, or an immediate family member of any of those persons.

The Audit Committee of the Board of Directors (or, to the extent applicable, our disinterested directors) is responsible for reviewing all transactions between the Company and any officer or Director of the Company or any entity in which an officer of Director has a material interest. Any such transactions must be on terms no less favorable than those that could be obtained on an arms-length basis from independent third parties.

During the year ended July 31, 2024, the Company issued convertible debentures to Devvio and Envviron who are related parties to the Company. These loans were amended on November 12, 2024. Devvio owns in excess of 10% of the outstanding shares of the Company. Environ is controlled by Ray Quintana, a former director of the Company who stepped down on November 7, 2024 upon completion of the Business Combination.

On November 13, 2024, the Company entered into a strategic consulting agreement with Focus Impact Partners, LLC (the “Consultant”), pursuant to which the Consultant will provide New PubCo with certain consulting services (the “Strategic Consulting Agreement”) and New PubCo will pay the Consultant an annual consulting fee of $500,000, which will be payable in quarterly installments of $125,000 starting with an initial payment for the period beginning December 31, 2023 (pro-rated based on the number of days from December 31, 2023 through and including November 13, 2024). Further, The Company issued 557,290 Common Shares in a private placement pursuant to the Strategic Consulting Agreement in connection with the execution of the Strategic Consulting Agreement. The Strategic Consulting Agreement has a term of three (3) years unless terminated early with at least 120 days advance notice and will be automatically extended for successive one (1)-year periods at the end of each year unless the Company or the Consultant provide a written notice of its desire not to automatically extend at least 120 days prior to the end of each year during the term of the Strategic Consulting Agreement. Pursuant to the Strategic Consulting Agreement, the Company has also agreed to customary indemnification of the Consultant in connection with the performance of its services. On October 17, 2025 the Consultant was paid $125,000. No other payments were made during the year ended July 31, 2025.

On November 13, 2024, the Company amended the terms of convertible debentures payable to Focus Impact Partners and the Sponsor, with face values of $637,150 and $3,345,000, respectively. The convertible debentures have an amended maturity date of November 13, 2026, and the principal and interest are convertible into Common Shares of the Company at the option of the holder at a 25% discount to the 20-day volume weighted average price of the Company’s shares, subject to a floor of $0.867 per share. Focus Impact Partners is owned by two of the Company’s directors: Carl Stanton and Wray Thorn.

On March 19, 2025, the Company issued a new convertible debenture payable to Focus Impact Partners with face value of $218,000. The convertible debenture has a maturity date of March 19, 2027, and the principal and interest are convertible into Common Shares of the Company at the option of the holder at a 25% discount to the 20-day volume weighted average price of the Company’s shares.

On March 13, 2026, DevvStream entered into a Conversion Agreement (the “Conversion Agreement”) with Focus Impact Partners, LLC, a Delaware limited liability company (“FIP”), and Focus Impact Sponsor, LLC, a Delaware limited liability company (“FIS” and, together with FIP, “Focus Impact”), pursuant to which DevvStream agreed to convert certain outstanding debt obligations owed to Focus Impact into Common Shares of DevvStream. Pursuant to the Conversion Agreement, and subject to certain limitations described below, DevvStream agreed to convert the following obligations into equity: (i) $4,490,736 in principal and accrued interest outstanding under certain Secured Convertible Notes (the “Convertible Notes”) previously issued to Focus Impact; and (ii) $1,000,000 in accrued consulting fees owed to FIP under a Strategic Consulting Agreement dated November 13, 2024 (the “Consulting Agreement”). The aggregate amount of $5,490,736 (the “Converted Amount”) will be converted into 6,083,244 Common Shares (the “Conversion Shares”) of DevvStream, with 3,556,839 shares being issued to FIS and 2,526,405 shares being issued to FIP, at a conversion price of $0.9026 per share (the “Conversion Price”), in full satisfaction of all amounts due under the Convertible Notes and the Consulting Agreement.

Indemnification

The Company provides indemnification for its directors and officers so that they will be free from undue concern about personal liability in connection with their service to the Company. Under the Company’s Bylaws, the Company is required to indemnify its directors and officers to the full extent provided by law then in effect.

CONTROL PERSONS AND PRINCIPAL SHAREHOLDERS OF DEVVSTREAM

The following table sets forth information about beneficial ownership of our Common Shares as of July 20, 2026 (unless otherwise noted) by (i) each shareholder that has indicated in public filings that the shareholder beneficially owns more than five percent of the Common Shares, (ii) each of the Company’s directors and named officers and (iii) all directors and officers as a group. Except as otherwise noted, each person listed below, either alone or together with members of the person’s family sharing the same household, had, to our knowledge, sole voting and investment power with respect to the shares listed next to the person’s name.

Name and address(1)	Number of shares beneficially owned	Percentage of ownership(2)
Directors and officers
Wray Thorn(9)(10)	—	—
Carl Stanton(9)(10)	—	—
Sunny Trinh(3)	121,446	*
Stephen Kukucha(4)	7,646	*
Chris Merkel(5)	22,390	*
David Goertz(6)	6,945	*
Michael Max Bühler(7)	4,588	*
Jamila Piracci(8)	4,588	*
All Directors and officers as a group (eight persons)	167,603	*
Five Percent or More Holders:
Focus Impact Partners, LLC(9)	2,526,405	5.28%
Focus Impact Sponsor, LLC(10)	5,199,633	10.63%
EEME Energy SPV I LLC(11)	3,486,386	7.29%
Karbon-X Corp.(12)	4,686,113	9.80%

____________

*        Beneficial ownership percentage is less than 1%.

(1)      Except as indicated, the address of the person named in the table is c/o DevvStream Corp., 2108 N St., Suite 4254, Sacramento, California 95816.

(2)      In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Common Shares subject to options, restricted stock units or warrants held by that person that are currently exercisable or will become exercisable within 60 days after July 20, 2026, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Common Shares held by them. Applicable percentage ownership is based on 47,806,539 Common Shares outstanding as of July 20, 2026. The inclusion of shares in the table above does not constitute an admission of beneficial ownership by the persons named.

(3)      Consists of 88,700 restricted stock units granted on December 24, 2021 and March 14, 2022. 10% of the restricted stock units vested on January 17, 2023, and 15% of the restricted stock units vest every six months thereafter for a period of 36 months. Also consists of 3,931 restricted stock units granted on July 30, 2024. 10% of the restricted stock units vest on the six-month anniversary of the grant date and 15% of the restricted stock units vest every six months thereafter for a period of 36 months. Also, consists of 30,586 restricted stock units granted on March 26, 2025. 21,410 restricted stock units vested on the grant date, a further 4,588 restricted stock units vest on July 17, 2025 and January 17, 2026. Each restricted stock unit represents the right to receive, at settlement, one Common Share.

(4)      Consists of 4,588 stock options granted on March 1, 2022 and of 3,058 options granted on October 12, 2022. 10% of the options vested on January 17, 2023 and 15% of the options vest every six months thereafter.

(5)      Consists of 4,588 restricted stock units granted on December 24, 2021. 10% of the restricted stock units vested on January 17, 2023 and 15% of the restricted stock units vest every six months thereafter. Also consists of 2,320 restricted stock units granted on July 30, 2024. 10% of the restricted stock units vest on the six-month anniversary of the grant date and 15% of the restricted stock units vest every six months thereafter for a period of 36 months. Each restricted stock unit represents the right to receive, at settlement, one Common Share. Also, consists of 35,000 stock options granted on March 26, 2025. 33.3% of the options vest on the one-year anniversary of the grant, 2.78% vest each month thereafter for a period of 24 months.

(6)      Consists of 3,058 restricted stock units granted on December 24, 2021. 10% of the restricted stock units vested on January 17, 2023 and 15% of the restricted stock units vest every six months thereafter. These restricted stock units were granted to DJG Enterprises Inc. (“DJG”). Mr. Goertz is the sole director of DJG and as a result, may be deemed to indirectly beneficially own the common shares issuable upon exercise of the restricted stock units that are directly beneficially owned by DJG. Mr. Goertz disclaims beneficial ownership other than to the extent of any pecuniary interest he may have therein. The business address of DJG is 1500 — 1140 West Pender Street, BC V6E 4G1. Also consists of 2,776 restricted stock units granted on July 30, 2024. 10% of the restricted stock units vest on the six month anniversary of the grant date and 15% of the restricted stock units vest every six months thereafter for a period of 36 months. Each restricted stock unit represents the right to receive, at settlement, one Common Share. Also, consists of 5,000 stock options granted on March 26, 2025. 33.3% of the options vest on the one-year anniversary of the grant, 2.78% vest each month thereafter for a period of 24 months.

(7)      Consists of 4,588 stock options granted on May 15, 2023. 10% of the options vested on June 15, 2023 and 15% of the options vest every six months thereafter.

(8)      Consists of 4,588 stock options granted on October 12, 2022. 10% of the options vested on January 17, 2023 and 15% of the options vest every six months thereafter.

(9)      Consists of 2,526,405 Common Shares held of record by Focus Impact Partners, LLC, the reporting person. The reporting person, Focus Impact Partners, LLC, is controlled by a two-member board of managers composed of Carl Stanton and Wray Thorn. Each manager has one vote, and neither may act alone; therefore neither of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regard to the reporting person. Based upon the foregoing analysis, no individual manager of the reporting person exercises voting or dispositive control over any of the securities held by the reporting person, even those in which such manager holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such securities. The business address of the reporting person is 1345 Avenue of the Americas, 33rd Floor, New York, New York, 10105.

(10)    Consist of (i) 4,114,129 Common Shares held of record by Focus Impact Sponsor, LLC, the reporting person, (ii) 1,085,504 Common Shares issuable upon the exercise for cash of 1,120,000 private placement warrants held by the reporting person, each whole warrant is exercisable for 0.9692 Common Shares upon payment of $15.20 per share or can be exercised on a cashless basis (the “Private Placement Warrants”), as further described in the warrant agreement, dated November 1, 2021, by and between the Company (as successor of Focus Impact Acquisition Corp.) and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”). The reporting person, Focus Impact Sponsor, LLC, is controlled by a four-member board of managers composed of Carl Stanton, Ernest Lyles, Howard Sanders and Wray Thorn. Each manager has one vote, and the approval of a majority of the managers is required to approve an action of the reporting person. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. This is the situation with regard to the reporting person. Based upon the foregoing analysis, no individual manager of the reporting person exercises voting or dispositive control over any of the securities held by the reporting person, even those in which such manager holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such securities. The business address of the reporting person is 1345 Avenue of the Americas, 33rd Floor, New York, New York, 10105.

(11)    Consists of 3,486,386 Common Shares held of record by EEME Energy SPV I, LLC. Majique Ladnier is the sole member of EEME Energy SPV I, LLC and has sole voting and investment authority over the Common Shares. The business address of the reporting person is 30 North Gold Street, STE R, Sheridan, WY 82801.

(12)    Consists of 4,686,113 Common Shares held of record by Karbon-X Corp. The Stockholder is a corporation operating under the laws of Alberta, Canada and its business address is 510 5th St. SW, Suite 910, Calgary Alberta, CA T2P 3S2.

INFORMATION ABOUT SOUTHERN ENERGY

For purposes of this section, “Southern Energy Renewables Incorporated, a Louisiana Corporation”, “Southern Energy”, “Company”, “we”, “us” and “our” refer to Southern Energy Renewables incorporated prior to the consummation of the Business Combination. Unless otherwise indicated or the context otherwise requires, information presented assumes that the Business Combination has not yet been completed. Forward-looking statements herein are subject to the cautionary statements set forth under “Risk Factors.”

Business Overview

Southern Energy Renewables Incorporated is a Louisiana Corporation organized to design, finance, build, own and operate plants that produce jet fuel, rocket fuel, chemicals, battery materials and other products. Southern Energy plans to research and develop new systems for these plants and for the military and space industry. These new developments include catalysts and adsorbents for the oil and gas space as well as for environmental control and life support systems for the space industry. The Company’s objective is to establish a scalable platform to produce these products. With the first plant AeroMaris producing methanol, propylene, gasoline, propane gas and naphtha and Sustainable Aviation Fuel (“SAF”) through thermochemical conversion of biomass coupled with permanent carbon sequestration. Southern Energy’s initial business model focuses on vertical integration of the entire value chain — from feedstock sourcing and preprocessing through gasification, synthesis-gas conditioning, catalytic upgrading and product distribution- creating multiple revenue streams within a single project architecture.

Southern Energy’s development philosophy is grounded in producing clean end-products that are price competitive compared to regular commodities and products. The Company licenses proven technology from established vendors and applies it within a highly engineered modular plant design. The gasification and syngas-cleanup platform licensed from Frontline BioEnergy LLC has been demonstrated at pilot scale to produce tar-free, high-pressure syngas suitable for catalytic methanol synthesis without costly downstream filtration. Frontline’s experience with biomass and municipal solid waste gasification integrated with methanol synthesis is valuable as most gasification projects have failed due to not proving the integration. By integrating this platform at the proof-of-concept facility at Frontline’s headquarter with Air Liquide’s commercial methanol-synthesis and methanol-to-propylene technology, Southern Energy expects to achieve process efficiencies exceeding those of comparable renewable-fuel facilities. Then Air Liquide’s methanol to propylene technology will be oligomerized by Axens commercial oligomerization unit.

Each Southern Energy facility will have ways to valorize carbon dioxide, while keeping the carbon intensity low. The first facility plans to include on-site carbon-capture units and pipeline interconnections to Class VI injection, providing a complete cradle-to-storage solution. Southern Energy Renewables is investigating utilizing part of the CO2 to produce neat e-SAF to ship overseas to support European mandates. The combination of biomass conversion and geological storage is expected to yield a net-negative life-cycle carbon intensity, positioning the Company to qualify for the highest available federal incentives and to meet the demand of exporting for carbon intensity fuels and products.

The Company’s flagship project, located in St. Charles Parish, Louisiana (the “AeroMaris Project”), will be developed on a site of approximately 1,100 acres. Development will occur in three sequential phases — Phase 1, Phase 2 and Phase 3 — culminating -in full build-out capacity of roughly 15,000 short tons per day of biomass feedstock for the final phase converted into SAF and green methanol. The total anticipated investment across all phases is expected to range between $6 billion and $7 billion, supported in part by Louisiana Community Development Authority tax-exempt bond financing, various government agencies issued finance programs and other outside investments in the form of both debt and equity. The Louisiana Project’s location near deep-water ports, industrial utilities and approved carbon-storage formations provide strong logistical and environmental advantage. After the build out of the 1,100-acre facility, Southern Energy intends to implement this layout globally where it is applicable. Southern Energy may also adjust this layout to smaller and larger footprints based on the needs of the relevant products in the deployed region.

Pipeline and Growth Plans

Southern Energy’s development program for the AeroMaris is structured across three sequential phases — Phase 1, Phase 2 and Phase 3 — each located within the same site in St. Charles Parish, Louisiana. This phased approach allows the Company to progressively increase capacity, validate performance and optimize capital deployment while maintaining a consistent permitting, infrastructure and operations framework. It also allows the company to implement lessons learned from previously failed projects in the gasification space by having ramp up phases.

Phase 1A represents the initial implementation of the Company’s technology platform. Site control has been secured and baseline environmental and geotechnical studies have been completed will be done by August. Southern Energy is finalizing a feasibility study and will advance to front-end engineering and design (“FEED”) activities in collaboration with Frontline, Topsoe, Axens, Air Liquide and Kiewet. Construction will begin following completion of detailed engineering, environmental permitting and financial close. The demonstration unit is designed to process approximately 500 short tons per day (“STPD”) of biomass feedstock and will serve as the operational and engineering basis for subsequent phases of development.

Phase 1B will expand total feedstock processing capacity at the Louisiana site to approximately 1,500 STPD. This expansion will employ the same modular gasification, methanol-synthesis, methanol to propylene, olefins to jet fuel and carbon-sequestration systems validated during the demonstration stage. Capital expenditures for Phase 1 are estimated at approximately $1.0 billion, financed through a combination of project-level debt and equity.

Phase 2 will further expand throughput within the same site to approximately 15,000 STPD of biomass feedstock, representing an aggregate total of roughly 15,500 STPD across all trains. Total capital expenditures for Phase 2 are estimated between $5 billion and $6 billion.

Southern Energy intends to issue up to $402 million in tax-exempt private-activity bonds to support early-stage construction, with an interest rate not exceeding 10.0 percent per annum and a term not exceeding 40 years. As of the date of this joint proxy statement/prospectus, the Louisiana Community Development Authority (“LCDA”) has not yet approved this issuance. Bank of America, located in St. Charles Parish, Louisiana, has been designated as the initial bond underwriter. Bank of America is currently a proposed underwriter for this opportunity and is still evaluating this opportunity. In the event they do not accept the final engagement, another investment bank may also be retained or brought in to replace Bank of America.

Southern Energy’s financing strategy combines state and federal bond programs, private-equity co-investment and strategic partnerships with industry participants seeking access to sustainable fuels and verified carbon-reduction credits. Each phase is expected to be owned by a single-purpose subsidiary of the Company, enabling project financing and limiting the total liability exposure to the Company. This structure allows the Company to scale development in a disciplined manner while maintaining compliance with the requirements of Louisiana’s industrial bond and economic development programs.

Louisiana Economic Development

Southern Energy, together with its Chief Executive Officer, Jay Patel, has entered into a non-binding Letter of Intent (“LOI”) with Louisiana Economic Development (“LED”) in connection with SER’s proposed SAF manufacturing facility in St. Charles Parish, Louisiana. The LOI, executed under the leadership of LED Secretary Susan Bonnett Bourgeois and Jay Patel Chief Executive Officer, outlines the State of Louisiana’s support for the proposed project, including a customized incentive framework tied to the anticipated development of an approximately $1.4 billion advanced energy manufacturing facility and the creation of significant long-term employment opportunities within the State. The proposed incentive package includes potential participation in the Industrial Tax Exemption Program, LED FastStart® workforce development initiatives, and infrastructure-related performance grants, with an estimated aggregate potential value of approximately $119.7 million, subject to final approvals, contractual agreements, and achievement of investment and employment milestones. Southern Energy and its Chief Executive Officer believe the LOI and ongoing collaboration with LED and Secretary Bourgeois demonstrate meaningful state-level support for the project and reinforce Louisiana’s commitment to advancing domestic clean energy infrastructure, sustainable fuels production, workforce development, and long-term industrial investment.

On January 11, 2026 Southern Energy executed an FEL-1 study with Frontline Bioenergy. This study was completed and given to Kiewet for their review and to finalize the combined FEL-1 study with all technologies integrated. This study included heat and mass balances, equipment list, process waste streams, and other relevant information relevant for the project to achieve final investment decision. This information will also be used in the proof-of-concept plant to ensure relevant test data informs the commercial design.

On November 11, 2025, Southern Energy entered into an agreement to build a methanol wall for the proof of concept, an extension of Frontline’s pilot plant in Iowa that will prove the integration of biomass gasification to methanol synthesis to jet fuel production. Frontline in the past has already demonstrated gasification integration with methanol synthesis using their low-pressure gasifier system. The benefit of this system is that it is expected to be high pressure and include their tar-free gas system. This improvement is expected to reduce operational costs and ensure long-term performance with the presence of zero tars. This proof of concept is expected to run for more than 3,000 hours to show catalyst life cycle performances as well as that the products will be built on spec.

Axens:    On March 27, 2026 Southern Energy executed a FEL-1 study agreement with the purpose of progressing towards FID on its methanol to jet facility in Louisiana. This study aims to investigate process details around producing specifications: kerosene, naphtha, and gasoline. This study will allow Southern Energy to determine the optimization of capex and opex for the best plant configuration for financial perspectives.

Kiewet:    On May 4, 2026 Southern Energy executed an agreement with Kiewet to be engaged as the EPC. They will study the integration of all technology pieces across the value chain. Kiewet will also work with the state of Louisiana in terms of permitting, electrical needs, land due diligence, and other activities related to ensuring the facility progresses in a timely manner.

In addition, Southern Energy entered into an option to purchase land located at St. Charles Parish, NM 132 West Bank LA 18 and LA 3141 Killona, LA 70057.

Competitive Factors

Southern Energy operates in a competitive environment characterized by rapid technological innovation and development, evolving regulatory frameworks and increasing capital investment in the renewable and clean product sector. Which encompasses fuels, energy and chemicals and a wide range of other products. The Company’s integrated approach and early development of a carbon-negative facility in Louisiana provide several competitive strengths within this emerging market.

The licensed Frontline BioEnergy BiM™ gasification process operates at elevated pressure and achieves complete tar elimination, allowing direct coupling to methanol synthesis. This design reduces capital intensity and maintenance downtime compared with conventional low-pressure gasifiers. High-pressure operation also improves overall thermal efficiency and enables compact plant layouts suitable for modular expansion within the Louisiana Project.

The incorporation of carbon-capture and sequestration (“CCS”) can act as core design element, rather than an add-on, further differentiates the Company. Through its long-term partnership with Monroe Sequestration Partners, Southern Energy has secured access to Class VI injection wells in St. Charles Parish, ensuring the permanent geological disposition of captured CO₂ and eligibility for the maximum federal 45Q credit of up to $85 per metric ton of CO₂ permanently sequestered. When combined with 45Z clean-fuel production credits and Renewable Identification Number (“RIN”) generation under the Renewable Fuel Standard, these incentives materially strengthen project economics and help offset feedstock-price volatility.

Feedstock flexibility represents an additional advantage. The process can accommodate a range of woody biomass, agricultural residues and municipal solid waste. All locally sourced from Louisiana’s forestry and agricultural basins. Unlike lipid-based SAF producers who depend on limited supplies of used cooking oils or animal fats, Southern Energy’s biomass supply is both cost-stable and noncompetitive with food markets.

Early entry into Louisiana provides regulatory, logistical and workforce advantages. The state’s industrial infrastructure, proximity to major ports and EPA-approved Class VI primacy create a uniquely supportive environment for bio-industrial investment.

While the competitive landscape includes established refiners such as Neste, Marathon and Valero, as well as technology developers including LanzaTech, Gevo and Aemetis, Southern Energy’s carbon-negative design, integrated sequestration capacity and ability to produce both jet fuel, methanol and other products from a single process platform distinguish it from other participants in the market.

Market Environment

Global demand for low-carbon fuels is projected to expand substantially through 2050. The International Energy Agency estimates that achieving aviation-sector net-zero emissions will require sustainable aviation fuel to supply approximately 65 percent of total emission reductions, equivalent to tens of billions of gallons annually. The U.S. Department of Energy, through its Sustainable Aviation Fuel Grand Challenge, has established a national goal of producing 3 billion gallons of SAF annually by 2030 and 35 billion gallons by 2050. Current domestic production capacity remains below 200 million gallons, implying a supply gap that presents substantial opportunities for new entrants such as Southern Energy.

In parallel, the International Maritime Organization has adopted targets requiring a 40 percent reduction in carbon intensity by 2030 and net-zero emissions by 2050. Green methanol is emerging as the principal alternative for ocean shipping and leading carriers have executed multiyear offtake agreements for renewable methanol exceeding 2 million tons per year beginning mid-decade. The convergence of aviation and maritime demand provides Southern Energy with diversified end markets.

Federal policy under the Inflation Reduction Act provides long-term production and investment credits that enhance project bankability. Sections 45Q (CCS), 45V (clean hydrogen) and 45Z (clean fuel production) collectively create a multi-layered incentive regime that can add $1.00 per gallon of qualifying fuel depending on carbon intensity. These incentives, combined with renewable-fuel standards and state programs such as California’s Low Carbon Fuel Standard, underpin the financial viability of large-scale biomass conversion.

The market, however, remains subject to risks including feedstock price fluctuations, changes in credit values and potential regulatory adjustments. Southern Energy’s diversified feedstock base and flexible product slate are designed to mitigate these exposures.

Material Agreements

Southern Energy’s business depends on several material contracts that establish the technological, logistical and financial foundation of its operations. Each contract has been structured to ensure long-term availability of core technology, feedstock, sequestration capacity and capital access.

Frontline BioEnergy License.    As of the date of this joint proxy statement/prospectus, Southern Energy and DevvStream are negotiating a Project License Agreement with Frontline BioEnergy LLC, pursuant to which Southern Energy would be granted a fully paid-up, non-exclusive, non-transferable right to deploy Frontline’s BiM™ gasification and TARFREEGAS® syngas-cleanup process for a biomass-to-methanol plant with a design capacity of approximately 500 tons per day for the first phase. The license fee is expected to be $2.7 million in XCF Global Common Shares, valued as of the day prior to the transfer of the XCF Global Common Shares. The Project License Agreement is also expected to include royalties of $4 per short ton of feedstock used and 3% of the sales price of any biochar sold. The agreement is expected to include detailed performance guarantees, provisions for technical support during construction and commissioning and royalty obligations of three percent of gross revenue on volumes exceeding the nameplate design. The license term is expected to extend for the useful life of each facility using the technology. The closing of this agreement is material for the closing of the Business Combination.

Louisiana Economic Development.    Southern Energy has entered into a non-binding LOI with LED in connection with SER’s proposed SAF manufacturing facility in St. Charles Parish, Louisiana. The LOI, executed under the leadership of LED Secretary Susan Bonnett Bourgeois and Jay Patel Chief Executive Officer, outlines the State of Louisiana’s support for the proposed project, including a customized incentive framework tied to the anticipated development of an approximately $1.4 billion advanced energy manufacturing facility and the creation of significant long-term employment opportunities within the State. The proposed incentive package includes potential participation in the Industrial Tax Exemption Program, LED FastStart® workforce development initiatives, and infrastructure-related performance grants, with an estimated aggregate potential value of approximately $119.7 million, subject to final approvals, contractual agreements, and achievement of investment and employment milestones. Southern Energy and its Chief Executive Officer believe the LOI and ongoing collaboration with LED and Secretary Bourgeois demonstrate meaningful state-level support for the project and reinforce Louisiana’s commitment to advancing domestic clean energy infrastructure, sustainable fuels production, workforce development, and long-term industrial investment. For more information, see the section titled — Business Overview — Pipeline and Growth Plans — Louisiana Economic Development.

Monroe Sequestration Partnership.    On May 8, 2025, EEME (which is expected to assign this agreement to Southern Energy) executed a Carbon Sequestration Services Agreement with Monroe Sequestration Partners LLC (“Monroe”). Monroe holds EPA-approved Class VI well permits within Louisiana and has capacity exceeding five million tons of CO₂ per year. The agreement grants Southern Energy exclusive rights to utilize specified injection capacity for CO₂ captured from its Louisiana Project. Monroe will construct, own and operate the storage infrastructure and provide permanent monitoring and verification to satisfy federal 45Q compliance. Fees are payable per metric ton injected and escalate annually by the consumer price index.

Southern Energy anticipates funding an extension of Frontline’s pilot plant in Iowa that will prove the integration of biomass gasification to methanol synthesis to jet fuel production. Frontline in the past has already demonstrated gasification integration with methanol synthesis using their low-pressure gasifier system. The improvement on this one is that it will be high pressure and include their tar-free gas system; that will reduce operational costs and ensure long-term performance with the presence of zero tars.

Strategic Partnership with PubCo.    Under the Business-Combination Agreement with DevvStream Holdings Inc., PubCo will provide Measurement, Reporting and Verification (“MRV”) infrastructure, digital credit-issuance platforms and registry management to monetize carbon credits derived from Southern Energy’s operations. This arrangement integrates physical fuel production with digital-asset generation, ensuring transparency and revenue optimization.

Bond Financing and Incentives.    Southern Energy intends to issue up to $402 million in private-activity, tax-exempt bonds to support construction of the Louisiana Project. As of the date of this joint proxy statement/prospectus, the Louisiana Community Development Authority (“LCDA”) has not yet authorized the issuance. The bonds are expected to bear an interest rate not to exceed 10.0 percent per annum and have a maturity term of up to 40 years from the date of issuance. Bank of America, located in St. Charles Parish, Louisiana, has been designated as the underwriting bank for the initial issuance. In addition to this authorization, Southern Energy is pursuing potential loan guarantees and grant funding under the U.S. Department of Energy’s Title 17 Clean Energy Financing Program and the U.S. Department of Agriculture’s Rural Energy for America Program to complement project financing and reduce overall cost of capital. Southern Energy is also working with Interlink Capital who is working with Export-Import Bank of the United States (EXIM) and the DOE loan program to finance multiple phases of the Aero Maris project. The issuance of these bonds is material for the closing of the Business Combination.

Feedstock Supply and Offtake.    Southern Energy is negotiating multi-year feedstock supply agreements with forestry and agricultural-residue aggregators and has initiated offtake discussions with airlines and shipping companies seeking long-term SAF and green-methanol contracts. Final agreements are expected prior to FID. Management anticipates that the first facility’s output will be fully committed to undertake-or-pay or floor-price arrangements with creditworthy counterparties.

Southern Energy has entered into a LOI for green methanol offtake with Hapag-Lloyd AG. This offtake agreement includes co-investment based on certain milestones. Southern Energy is also negotiating off-take for bio-naptha, gasoline and SAF. Together, these agreements create a vertically integrated contractual structure designed to mitigate technological, feedstock and revenue risk while enabling long-term project financing.

USA competitiveness with China.    It has been well known that China is leading the race in clean and renewables technologies. China has around 32% of the global market share for renewable energy, with the United States following behind with 11%. This is a strategic play from China to control the market in terms of the world looking to shift to cost competitive renewable energy and products. One reason they are able to move quickly is due to the government partnership China has in its territories. In terms of green methanol, the world’s largest producer is China and they are estimated to capture over 40% of the global market share by 40%. The United States must compete with China; as methanol is a base chemical that can be transformed into many things such as plastics, fuels, polymers and more. Producing more methanol increases energy dominance and makes it a strategic play. While methanol can be used to make jet fuel it can also be used to make gasoline, this one molecular serve as a building block for the United States to focus less on importing good and services. It allows the country to shift its focus in terms of exporting fuels, chemicals and cleaner products, while creating more high paying jobs. This is expected to bring more export dollars for the United States from Europe, Asia and Australia.

Intellectual Property

Southern Energy has executed an agreement with the National Laboratory of the Rockies Lab (“NRL”), formerly known as the National Renewable Energy Laboratory, a U.S. Department of Energy national laboratory specializing in the research and development of energy efficiency, renewable energy, energy systems integration, and sustainable transportation, to license a technology that uses methanol to produce high octane gasoline and SAF. This technology has the potential to lower Capex for future plants and will be investigated by Southern Energy and NRL Southern Energy intends to continue investing in engineering optimization and to seek patent protection for unique process-integration elements where appropriate. Management believes its access to proven, field-tested intellectual property materially reduces execution risk relative to developers relying on unproven laboratory technologies.

Regulatory Matters

The Company’s activities are subject to comprehensive federal, state and local regulations. The principal regulatory regimes affecting operations include:

•        Environmental Permitting.    Under the Clean Air Act (“CAA”) and the Louisiana Air Quality Regulations, the Louisiana Project will require a Title V operating permit and New Source Review authorization. The facility will also obtain a National Pollutant Discharge Elimination System (“NPDES”) permit under the Clean Water Act, a Spill Prevention Control and Countermeasure plan under the Oil Pollution Act and storm-water discharge permits from the Louisiana Department of Environmental Quality (“LDEQ”).

•        Carbon-Capture Regulation.    Louisiana has primacy for Class VI underground-injection-well permitting under the Safe Drinking Water Act. Monroe Sequestration Partners, acting as operator, will maintain the injection-well permits, while Southern Energy will retain responsibility for capture and compression facilities. Continuous monitoring and verification data will be maintained to ensure eligibility for 45Q credits.

•        Renewable Fuel Standard Compliance.    To generate Renewable Identification Numbers (“RINs”), Southern Energy must register each facility with the U.S. Environmental Protection Agency (“EPA”) as a renewable-fuel producer and demonstrate that the fuel pathway meets the lifecycle-emission thresholds for “cellulosic biofuel” or “advanced biofuel”.

•        Occupational Health and Safety.    The Company’s operations are subject to the Occupational Safety and Health Act and comparable state requirements. Safety-management systems will conform to Process Safety Management (“PSM”) and Risk Management Plan (“RMP”) standards.

•        Tax Incentive Eligibility.    Qualification for 45Q, 45V and 45Z credits requires verified lifecycle-emissions modeling using the GREET framework and compliance with prevailing-wage and apprenticeship rules issued by the U.S. Department of the Treasury.

The Company continuously monitors regulatory developments. Changes in federal policy or revocation of tax incentives could affect project economics; however, management believes current law provides stable long-term support.

Properties

Southern Energy’s principal physical asset is the Louisiana Project site, consisting of approximately 1,100 contiguous acres of industrial-zoned land located in St. Charles Parish, Louisiana. The property is situated within a designated economic-development district offering ten-year ad valorem tax exemptions, workforce-training incentives and infrastructure-support programs administered by Louisiana Economic Development.

The site provides direct access to Class I rail, interstate highway and navigable-waterway infrastructure and is in proximity to pipeline corridors that will enable both product distribution and carbon-dioxide sequestration. The location is adjacent to existing high-voltage electrical and natural-gas transmission corridors and lies near established industrial utilities, minimizing the need for off-site infrastructure upgrades.

Southern Energy intends to enter into a long-term ground lease or purchase agreement for the site upon financial close. Temporary offices are maintained in St. Charles Parish and corporate administrative functions are based virtually. None of the Company’s properties are subject to material liens or encumbrances and management believes the current real-estate holdings are sufficient to support ongoing development and operational requirements of the Louisiana Project.

Legal Proceedings

As of the date of this prospectus, neither Southern Energy nor its subsidiaries are party to or have knowledge of, any pending or threatened legal proceedings that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company’s business, financial condition or results of operations. From time to time the Company may become involved in litigation arising in the ordinary course of business, including contractual disputes and regulatory matters. The Company maintains insurance policies customary for its industry and intends to vigorously defend its interests in any such proceedings should they arise.

Human Capital

Southern Energy views its human capital as a key strategic resource. The Company’s management believes that the recruitment, development and retention of qualified personnel are essential to its success in designing, constructing and operating large-scale renewable fuel facilities. As of May 10, 2026, Southern Energy employed three full-time professionals and consultants engaged across engineering, project development, finance, environmental compliance and corporate administration. The workforce is expected to expand significantly as the Louisiana Project advances toward construction.

Corporate History

Southern Energy was founded and incorporated on May 15, 2025 in the State of Louisiana as a corporation. The Company was established by a group of investors and management professionals with prior experience in energy infrastructure, engineering and environmental markets. Southern Energy’s founding objective was to commercialize advanced gasification and carbon-sequestration technologies capable of delivering carbon-negative fuels.

In 2025, the Company executed its Project License Agreement with Frontline BioEnergy LLC, obtained rights to Frontline’s BiM™ gasification and TARFREEGAS® syngas-cleanup technology and entered into a Carbon Sequestration Services Agreement MOU with Monroe Sequestration Partners. These transactions formed the technological and logistical foundation for the Louisiana Project, the Company’s first large-scale commercial development. During the same year, Southern Energy initiated site-selection and permitting activities in Louisiana, completed initial engineering studies and began forming relationships with prospective offtake partners in the aviation and shipping industries.

The Company anticipates organizing project-specific subsidiaries to own and finance each facility. This structure isolates project liabilities, enables non-recourse financing and allows participation by local investors and governmental authorities through tax-exempt bonds or development incentives.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF SOUTHERN ENERGY

The following discussion and analysis of the financial condition and results of operations of Southern Energy Renewables Inc. (“Southern Energy,” the “Company,” “we,” “our,” or “us”) should be read in conjunction with the section titled “Selected Historical Financial Information of Southern Energy” and the historical audited and unaudited interim financial statements and related notes of Southern Energy included elsewhere in this joint proxy statement/prospectus. This discussion contains forward-looking statements that involve risks, uncertainties, and assumptions. Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the section titled “Risk Factors”. Unless otherwise specified, all currency amounts are referenced in U.S. dollars.

Overview

Southern Energy is a development-stage alternative energy company founded and incorporated on May 15, 2025 in the State of Louisiana. Our core business objective is to design, finance, build, own, and operate next-generation alternative energy facilities focused on sustainable aviation fuel (“SAF”) and green methanol for the maritime sector using an advanced methanol-to-jet approach.

Southern Energy’s flagship development project is the “AeroMaris Project”. While initially planned as a facility situated on approximately 1,100 acres in St. Charles Parish, Louisiana, recent technical and diligence evaluations have updated the project’s layout parameters. Southern Energy has since updated its plans to build the project in multiple phases including alternative land sites with a smaller land footprint, still utilizing maximum production. The project utilizes a licensed high-pressure biomass gasification and synthesis-gas cleanup platform from Frontline BioEnergy LLC, integrated with commercial methanol-synthesis technologies from Air Liquide and oligomerization via an Axens commercial unit. The multi-stream architecture is engineered to deliver low-lifecycle-carbon fuel allocations to meet impending global decarbonization mandates.

The total anticipated investment to advance the AeroMaris Project across all phases to full commercial acceptance is expected to range between $6 billion and $7 billion, with the initial $1.4 billion projected funded via municipal tax-exempt private-activity bonds, federal agency finance programs, public capital markets, and strategic partnerships.

The Business Combination

Southern Energy continues to advance its structural integration under the BCA. Upon completion, Southern Energy will become a wholly owned subsidiary of XCF Global.

Recent Operational and Project Status Updates

Southern Energy reports the following significant commercial and strategic updates:

Offtake and Commercial Agreements

•        Air Liquide:    The formal licensing agreement has been fully executed and signed.

•        Hapag-Lloyd:    Actively targeting a finalized draft of the definitive agreement by late July 2026.

•        Feedstock Supply:    A comprehensive feedstock supply agreement is in development with Rive Terra. Local providers RoyOMartin (nonbinding terms) and Hunt Forest Products (term sheet under consideration) remain in active discussions.

•        Offtake Agreement:    A binding term sheet agreement with a U.S.-based company engaged in the trading and marketing of petroleum and petrochemical products was signed in June 2026 for the purchase and sale of bio-naphtha and bio-methanol. Certain terms of the term sheet agreement are conditional upon a positive final investment decision being made by Southern Energy.

Land, Site Status and Strategic Flexibility

Following an engineering study by Kiewit, several critical land diligence items were raised regarding the primary site. The sellers declined to extend the diligence period, and as a result, the option period on the property in St. Charles Parish expired.

Because updated engineering indicates the project requires less usable net acreage, a new alternative land site for the project in the Parish is officially being sought out to maximize cost savings and logistical efficiencies.

Crucially, most of the engineering and development work completed to date is highly portable, meaning a relocation will not cause a material loss of progress or sunk design costs. Southern Energy intends to amend its existing bond application for the new location, once chosen.

Federal and Capital Program Access

•        Federal Government Finance Program:    Active interest remains for up to $1 billion in financing. A meeting is scheduled in Washington, D.C., in July 2026 to advance the Letter of Interest (LOI) application. Negotiations are underway with public entities to secure a state-backed mechanism for our project bonds, which would satisfy ExIm’s baseline equity contribution requirement.

•        USDA Section 9003 Program:    Working with Interlink Capital to apply for up to $250 million. To satisfy the USDA’s primary gating item for first-of-a-kind technology pathways, management is coordinating with Frontline BioEnergy to utilize its Iowa demonstration unit to deliver the required 120-day continuous, integrated steady-state production run.

•        State Infrastructure Upside:    Southern Energy is evaluating dedicated state-backed infrastructure proceeds of up to $25 million for regional rail integration and supporting the local Parish’s re-application for a deep-water port dock expansion, which could unlock $150 million or more in state-backed financing.

Results of Operations

To date, Southern Energy has not generated any operating revenues, and we do not anticipate generating revenues until the first commercial production phase is commissioned, targeted for 2029.

Operating Expenses

Southern Energy’s operating expenses are categorized into the following core components:

Legal Fees

Legal fees reflects expenses directly attributable to corporate transaction structuring to the executed BCA and continuous regulatory compliance.

Consulting Fees

Consulting fees includes expenditures for engineering specialists (FEL-1 tracking with Axens, Kiewit, and Frontline), environmental consultants and technical advisers.

General and Administrative Expenses

General and Administrative expenses consists of standard corporate overhead, business travel, and administrative costs.

Other Income

Other income consists primarily of third-party contribution income, which reflects adjustments derived from professional fees and expenses paid on behalf of the Company by an unrelated third party (DevvStream Corp.) that are not subject to repayment.

Results of Operations

Comparison of the Nine and Three Months Ended April 30, 2026, and the Period from Inception (May 15, 2025) to July 31, 2025

The following table sets forth Southern Energy’s condensed interim statements of loss for the specified periods:

	For the Nine Months Ended April 30, 2026 (Unaudited)	For the Three Months Ended April 30, 2026 (Unaudited)	For the Period from Inception (May 15, 2025) to July 31, 2025 (Audited)
Operating Expenses:
Legal fees	$805,706	$95,924	—
Consulting fees	$382,134	$187,531	$148,050
General and administrative	$161,110	$29,441	$62,872
Total Operating Expenses	$1,348,950	$312,896	$210,922
Other Income:
Third-party contribution income	$78,598	$78,598	—
Net Loss	$(1,270,352)	$(234,298)	$(210,922)

Operating Expenses and Net Loss Trends

For the nine months ended April 30, 2026, Southern Energy recorded an operating net loss of $1,270,352, driven primarily by $805,706 in legal fees and $382,134 in consulting fees as Southern Energy heavily accelerated its technology integrations, front-end loading (FEL-1) engineering designs, and multi-party business combination maneuvers.

General and administrative overhead expanded to $161,110 for the nine months ended April 30, 2026, compared to $62,872 for the initial period ended July 31, 2025, driven by expanded business travel and project optimization milestones.

Other income of $78,598 was recognized during the period ended April 30, 2026, representing the non-repayable portion of $350,000 paid by DevvStream on behalf of Southern Energy for professional fees and deposits (the remaining $271,402 was recognized as a direct adjustment against expenses).

As a result of these transaction and operational movements, Southern Energy’s accumulated deficit grew from $210,922 as of July 31, 2025, to $1,481,274 as of April 30, 2026.

Liquidity and Capital Resources

Financial Position and Working Capital Deficiency

The following table summarizes Southern Energy’s balance sheet captions and core liquidity metrics as of April 30, 2026, and July 31, 2025:

	As of April 30, 2026 (Unaudited)	As of July 31, 2025 (Audited)
Cash and cash equivalents	$25,000	$—
Prepaid deposits	$100,000	$—
Total Current Assets	$125,000	$—
Design and construction-in-progress	$200,000	$—
Deposit for land	$550,000	$—
Total Assets	$875,000	$—
Loan payable – related party (current)	$1,247,251	$175,422
Accounts payable – related party	$62,806	$35,500
Accounts payable	$146,217	—
Total Current Liabilities	$1,456,274	$210,922
Loan payable (non-current)	$900,000	$—
Total Liabilities	$2,356,274	$210,922
Accumulated deficit	$(1,246,976)	$(210,922)
Total Shareholders’ Deficiency	$(1,481,274)	$(210,922)

As of April 30, 2026, Southern Energy had $25,000 in cash and cash equivalents, compared to $0 as of July 31, 2025. Total current assets reached $125,000, which includes a $100,000 prepaid deposit broken down equally into $50,000 for legal retainers and $50,000 for research and development paid to the Alliance for Energy Innovation, LLC.

Total current liabilities expanded to $1,456,274 as of April 30, 2026, up from $210,922 as of July 31, 2025. This operational acceleration increased our working capital deficiency to $1,331,274. This deficiency, combined with the absence of operational revenues continues to cast significant doubt regarding Southern Energy’s ability to continue as a going concern on a standalone basis.

Related Party Transactions and Funding Support

To sustain operating activities, Southern Energy continues to rely heavily on financing from related parties:

Loan Payable — Related Party

Southern Energy has expanded its borrowing under the loan agreement with EEME Energy SPV I LLC (“EEME Energy”), its sole shareholder, which is 100% owned by Majique Ladnier, our President and sole director. The outstanding loan payable balance increased to $1,247,251 as of April 30, 2026, compared to $175,422 as of July 31, 2025. This related-party facility is non-interest-bearing and is expected to be paid within one year.

Accounts Payable — Related Party

As of April 30, 2026, current obligations included $62,806 due to CEO Jayesh Patel for consulting fees and business travel reimbursements.

Long-Term Commitments and Capital Expenditure Pipelines

Our project milestones have established substantial forward financial commitments, namely the following:

Design and Construction in Progress

The Company has recognized $200,000 in design and construction in progress under a $2,050,000 agreement with Frontline BioEnergy to finalize process engineering and electrical supply structural buildouts. The remaining spent schedule carries a projected cash requirement of $1,925,000 distributed through November 2026.

Land Options

The Company has paid an aggregate of $550,000 in direct deposits and initial option fees under exclusive agreements with 3C Riverside Properties, LLC ($330,000 paid) and Southern Recycling, LLC ($220,000 paid). These agreements require an additional $1,450,000 in prospective option payments on days 151, 211, and 271 post-execution. As previously noted, the sellers have declined to extend the diligence period of the land purchase agreements.

Louisiana Private-Activity Bonds

To finance early-stage physical construction, Southern Energy is navigating the formal state approval process to finalize a tax-exempt private-activity bond facility via the Louisiana Community Development Authority (LCDA). The project continues to track through the LCDA conduit pipeline, which authorizes up to $402.5 million in tax-exempt revenue bonds.

Southern Energy maintains an initial engagement with investment bank DA Davidson to monetize the bond structure upon achieving specific technology and development milestones (FEL-1, FEL-2, and intermediate demonstration phases). The conduit structure remains flexible enough to absorb a site parcel amendment without forcing a restart of the entire formal approval process. Given the targeted timing to achieve a Final Investment Decision (FID), Southern Energy expects that the volume cap allocation will most likely roll into the next calendar year.

Income Taxes

Southern Energy accounts for income taxes in accordance with ASC 740, which requires the recognition of deferred tax assets and liabilities for the future tax consequences of temporary differences between the financial statement values and legal tax bases of our assets and liabilities.

For the period from inception to July 31, 2025, our statutory federal tax rate was 21.0%. Due to our pre-revenue development status and our historical cumulative net operating losses (NOLs), we determined that it is more likely than not that our net deferred tax assets will not be realized in the near term. Accordingly, we applied a full valuation allowance of 21.0% against our entire standalone tax asset pool.

As of July 31, 2025, our estimated deferred tax asset derived from our foundational net operating loss of $210,922 was $44,294. After applying the offsetting valuation allowance of $(44,294), our net deferred tax assets were evaluated as $0, and no provision or benefit for federal income taxes was recorded. We intend to continue to maintain a full valuation allowance until sufficient objective evidence of prospective profitability exists to support the reversal of the allowance.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions that affect the reported amounts of assets, liabilities, and the disclosure of contingent obligations. We evaluate our estimates on an ongoing basis based on historical data, specialized engineering advice, and macroeconomic trends. The areas requiring significant operational judgment include:

Impairment of Long-Lived Assets

We review long-lived assets, including capitalized site development costs, engineering layouts, and property, plant, and equipment (PP&E), for impairment whenever events or changes in commercial circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability is verified by comparing the carrying amount of the asset to the estimated, undiscounted future net cash flows expected to be generated by the asset’s commercial operation. If the carrying value exceeds these undiscounted projections, an impairment charge is recorded equal to the amount by which the carrying asset value exceeds its implied fair value. To date, no impairment charges have been recognized.

Project Capitalization and Development Costs

Costs incurred in the exploratory and preliminary evaluation phases of our alternative energy projects are charged to project development or research and development expense as incurred. Direct engineering costs, front-end engineering designs (FEED), and physical site improvements are capitalized as construction-in-progress within property, plant, and equipment only when the underlying process technology achieves technical feasibility, environmental permitting milestones are finalized with regulatory agencies, and project financing is deemed probable of closure.

Commodity Feedstock and Energy Price Arbitrage

Our post-closing commercial margins depend on price volatility across our feedstock inputs and our physical fuel outputs. We are exposed to price fluctuations for biomass waste, sawmill residues, and agricultural feedstocks, as well as structural shifts in the spot prices of conventional Jet-A fuel, SAF, and marine diesel. The combined company intends to mitigate this exposure by executing long-term feedstock supply contracts and creditworthy commercial offtake commitments.

Additionally, because our process architecture allows for production flexibility between green maritime methanol and aerospace SAF, we intend to maintain the capacity to dynamically pivot our manufacturing output over the long term to exploit global market pricing arbitrage and maritime carbon-intensity mandates.

Interest Rate Volatility

Our primary financing strategy incorporates substantial long-term debt facilities, including the proposed $402 million LCDA private-activity bond offering. While the private-activity bonds feature a strict regulatory interest rate cap of 10.0% per annum, our final capital costs will fluctuate based on broader macroeconomic shifts, inflationary pressures, and changes in the credit spread demanded by institutional bond buyers prior to pricing. Higher debt service requirements would reduce our net returns and compress our available project cash flows.

Internal Control Over Financial Reporting Remediations

In connection with the preparation of our financial statements for this S-4 filing, we identified certain material weaknesses in our internal control over financial reporting due to an un-remediated lack of integrated accounting personnel and automated controls. These control gaps are typical for early-stage development companies that operate with limited financial staff.

Following the consummation of the Business Combination, Southern Energy’s reporting structures will be integrated into XCF’s centralized financial infrastructure. The combined management team intends to remediate these control gaps by deploying institutional accounting software, segregating financial duties, and implementing rigorous internal monitoring controls in order to comply with Section 404 of the Sarbanes-Oxley Act.

INTERESTS OF XCF GLOBAL’S AND DEVVSTREAM’S DIRECTORS AND EXECUTIVE OFFICERS IN THE BUSINESS COMBINATION

In considering the recommendations of the XCF Global Board and Special Committee to the DevvStream Board of directors, stockholders and shareholders should be aware that, aside from their interests as stockholders and shareholders, certain of XCF Global’s and DevvStream’s officers, directors and significant equity owners may interests in the Business Combination that may be different from, or in addition to, the interests of stockholders and shareholders generally. The boards were aware of these interests and considered them, among other things, in evaluating and negotiating the Business Combination. The boards considered these interests in recommending that stockholders and shareholders vote to approve the proposals.

Relationships Between the Companies

As described elsewhere in this proxy statement/prospectus, certain stakeholders in XCF Global, DevvStream and Southern Energy have overlapping interests in the three companies:

•        Both of XCF Global and DevvStream became publicly traded companies pursuant to business combinations with SPAC sponsors formed by Focus Impact Partners. In addition, Focus Impact Partners retains significant equity ownership interests in each of XCF Global and DevvStream. Focus Impact Partners provides certain consulting services to XCF Global and DevvStream pursuant to strategic consulting agreements. Focus Impact Partners is owned 50% each by Wray Thorn and Carl Stanton.

•        Mr. Thorn, who is expected to serve on the board of XCF Global following the Business Combination, currently serves on the boards of directors of both XCF Global and DevvStream.

•        Mr. Stanton, who is expected to serve on the board of XCF Global following the Business Combination, is the chairman of the DevvStream board and was previously a board observer for XCF Global.

•        EEME and GL (which are owned by Majique Ladnier) are a significant equity investors in each of the three companies, including owning 100% of the Southern Energy equity. In addition, Ms. Ladnier is Southern Energy’s President and sole director.

Interests of DevvStream Directors and Executive Officers in the Merger

In considering the recommendation of the Special Committee to the DevvStream Board that DevvStream stockholders vote to approve the DevvStream Merger Proposal, DevvStream stockholders should be aware that, aside from their interests as stockholders of DevvStream, DevvStream’s directors and executive officers have interests in the Mergers that may be different from, or in addition to, the interests of DevvStream stockholders generally. The Special Committee to the DevvStream Board was aware of these interests and considered them, among other things, in evaluating and negotiating the Business Combination Agreement and the Mergers. The DevvStream Board considered these interests in recommending that DevvStream shareholders vote to approve the DevvStream Merger Proposal. These interests are further described below.

DevvStream’s current executive officers are as follows:

Name	Title
Sunny Trinh	Chief Executive Officer
Chris Merkel	Chief Operating Officer and Corporate Secretary
David Goertz	Chief Financial Officer
Carl Stanton	Executive Chairman and Director
Wray Thorn	Director
Michael Max Bühler	Director
Stephen Kukucha	Director
Jamila Piracci	Director

Pursuant to SEC rules, this disclosure also covers any former directors or executive officers of DevvStream who served in such role at any time since July 31, 2025.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions, as well as those described in the footnotes to the table in the section of this joint proxy statement/prospectus captioned “The Mergers — Interests of DevvStream Directors and Executive Officers in the Mergers — Quantification of Potential Payments and Benefits to DevvStream’s Named Executive Officers” below, were used:

•        the effective time is 9am July 24, 2026, which is the assumed date of the effective time solely for purposes of the disclosure in this section (the “Assumed Effective Time”);

•        For purposes of DevvStream RSU awards and Option awards, such awards shall be assumed to have a per share value upon assumption equal to $0.4550 per share of XCF Global common stock (the “Assumed Converted Award Value”), which represents the average closing market price per share of XCF Global common stock as quoted on the Nasdaq over the first five trading days following the first public announcement of the proposed merger on April 14, 2026; and

Treatment of Outstanding DevvStream Equity Awards

The following is an overview of the treatment of DevvStream equity awards applicable to DevvStream’s non-employee directors and executive officers. The Business Combination Agreement provides for the following treatment of DevvStream equity awards at the effective time of the DevvStream Merger:

•        DevvStream RSU Awards (Restricted Stock Unit Awards):    Pursuant to Section 1.3(e) of the Business Combination Agreement, at the effective time, each outstanding DevvStream RSU award, whether vested or unvested, granted under the DevvStream Corp. 2024 Equity Incentive Plan, the DevvStream Holdings Inc. 2022 Equity Incentive Plan, or otherwise, will be automatically assumed by XCF Global and converted into a restricted stock unit denominated in shares of XCF Global common stock (each, a “Converted RSU”). Each Converted RSU will cover that number of shares of XCF Global common stock equal to the product (rounded to the nearest whole number) of (a) the number of shares of DevvStream common stock underlying such DevvStream RSU immediately prior to the effective time and (b) the DevvStream Per Share Consideration. Each Converted RSU will continue to have and be subject to substantially the same terms and conditions as were applicable to the corresponding DevvStream RSU immediately prior to the effective time, including vesting and settlement conditions and dividend equivalent rights. No acceleration of vesting occurs solely as a result of the consummation of the Business Combination; however, executive officers whose employment is terminated without Cause or who resign for Good Reason within twelve (12) months following the effective time will be entitled to full acceleration of their Converted RSU awards pursuant to their employment agreements, as described below under “Interests of XCF Global’s and DevvStream’s Directors and Executive Officers in the Business Combination — Interests of DevvStream Directors and Executive Officers in the Mergers — Change in Control and Termination Benefits.” At the effective time, XCF Global will assume the DevvStream Equity Incentive Plans and will file a registration statement on Form S-8 (or other appropriate form) to register the shares of XCF Global common stock issuable upon vesting and settlement of the Converted RSUs.

•        DevvStream Options:    Pursuant to Section 1.3(d) of the Business Combination Agreement, at the effective time, each outstanding DevvStream option to purchase DevvStream common shares, whether vested or unvested, granted under the DevvStream Corp. 2024 Equity Incentive Plan, the DevvStream Holdings Inc. 2022 Equity Incentive Plan, the DevvESG Streaming Inc. 2022 Non-Qualified Stock Option Plan, or otherwise, will be automatically assumed by XCF Global and converted into an option to purchase shares of XCF Global common stock (each, a “Converted Option”). Each Converted Option will continue to have and be subject to substantially the same terms and conditions as were applicable to such DevvStream option immediately prior to the effective time (including expiration date, vesting conditions, and exercise provisions), except that (i) each Converted Option will be exercisable for that number of shares of XCF Global common stock equal to the product (rounded down to the nearest whole number) of (A) the number of DevvStream common shares subject to such DevvStream option immediately before the effective time and (B) the DevvStream Per Share Consideration; and (ii) the per share exercise price for each share of XCF Global common stock issuable upon exercise of such Converted Option will be equal to the quotient (rounded up to the nearest whole cent) of (A) the exercise price per DevvStream common share of such DevvStream option immediately before the effective time divided by (B) the DevvStream Per Share Consideration; provided that the exercise price and the number of shares purchasable under each Converted Option will be determined in a manner consistent with the requirements of Section 409A of the Internal Revenue Code and, in the case of any incentive stock option, Section 424(a) of the Code. No acceleration of vesting occurs solely as a result of the consummation of the Business Combination; however, executive officers whose employment is terminated without Cause or who resign for Good Reason within twelve (12) months following the effective time will be entitled to full acceleration of their Converted Options pursuant to their employment agreements, as described below under “Change in Control and Termination Benefits.” Prior to the effective time, as a result of the Domestication, each DevvStream option will have converted automatically on a one-for-one basis into an option of the post-Domestication DevvStream entity on substantially similar terms.

Treatment of Outstanding Equity Awards — Summary Tables

Non-Employee Directors

The following table sets forth, for each of DevvStream’s directors, the outstanding vested DevvStream RSU awards and DevvStream Option awards expected to be held by each of DevvStream’s directors immediately prior to the Assumed Effective Time, and the estimated value of such awards based on the Assumed Converted Award Value of $[•] per share. Depending on when the actual effective time occurs, certain of these DevvStream equity awards may be exercised or expire prior to the effective time in accordance with their terms and independent of the occurrence of the merger. All share numbers have been rounded to the nearest whole number.

Non-Employee Directors	Number of Vested DevvStream RSU Awards (#)	Value of Vested DevvStream RSU Awards ($)	Number of Vested DevvStream Options (#)	Value of Vested DevvStream Options ($)
Wray Thorn	—	—	—	—
Carl Stanton	—	—	—	—
Michael Max Bühler	—	—	4,588	—
Stephen Kukucha	—	—	7,646	—
Jamila Piracci	—	—	4,588	—

The following table sets forth the outstanding unvested DevvStream RSU awards and DevvStream Option awards expected to be held by each of DevvStream’s directors immediately prior to the Assumed Effective Time and the estimated value of such awards based on the Assumed Converted Award Value. Depending on when the actual effective time occurs, certain of these equity awards may have vested, been exercised and/or been cancelled, in each case, prior to the actual effective time in accordance with their terms and independent of the occurrence of the Mergers. All share and unit numbers have been rounded to the nearest whole number.

Non-Employee Directors	Number of Unvested DevvStream RSU Awards (#)	Value of Unvested DevvStream RSU Awards ($)	Number of Unvested DevvStream Option Awards (#)	Value of Unvested DevvStream Option Awards ($)
Wray Thorn	—	—	—	—
Carl Stanton	—	—	—	—
Michael Max Bühler	—	—	—	—
Stephen Kukucha	—	—	—	—
Jamila Piracci	—	—	—	—

Executive Officers

The following table sets forth, for each of DevvStream’s executive officers, the outstanding vested DevvStream RSU awards and DevvStream Option awards expected to be held by each of DevvStream’s executive officers immediately prior to the Assumed Effective Time, and the estimated value of such awards based on the Assumed Converted Award

Value of $0.4550 per share. Depending on when the actual effective time occurs, certain of these DevvStream equity awards may be exercised or expire prior to the effective time in accordance with their terms and independent of the occurrence of the merger. All share numbers have been rounded to the nearest whole number.

Executive Officers	Number of Vested DevvStream RSU Awards (#)	Value of Vested DevvStream RSU Awards ($)	Number of Vested DevvStream Options (#)	Value of Vested DevvStream Options ($)
Sunny Trinh	121,446	—	—	—
Chris Merkel	5,864	—	16,526	—
David Goertz	4,583	—	2,362	—

The following table sets forth the outstanding unvested DevvStream RSU awards and DevvStream Option awards expected to be held by each of DevvStream’s executive officers immediately prior to the Assumed Effective Time and the estimated value of such awards based on the Assumed Converted Award Value. Depending on when the actual effective time occurs, certain of these equity awards may have vested, been exercised and/or been cancelled, in each case, prior to the actual effective time in accordance with their terms and independent of the occurrence of the Mergers. All share and unit numbers have been rounded to the nearest whole number.

Executive Officers	Number of Unvested DevvStream RSU Awards (#)	Value of Unvested DevvStream RSU Awards ($)	Number of Unvested Option Awards (#)	Value of Unvested Option Awards ($)
Sunny Trinh	1,771	—	—	—
Chris Merkel	1,251	—	19,445	—
David Goertz	1,044	—	2,777	—

Related Parties

The following table sets forth, for each related party of the executive officers and directors of DevvStream, the outstanding vested DevvStream RSU awards and DevvStream Option awards expected to be held by each related party immediately prior to the Assumed Effective Time, and the estimated value of such awards based on the Assumed Converted Award Value of $0.4550 for purposes of DevvStream RSU awards and Option awards, such awards shall be assumed to have a per share value upon assumption equal to $0.4550per share of XCF Global per share. Depending on when the actual effective time occurs, certain of these DevvStream equity awards may be exercised or expire prior to the effective time in accordance with their terms and independent of the occurrence of the merger. All share numbers have been rounded to the nearest whole number.

Related Parties	Number of Vested DevvStream RSU Awards (#)	Value of Vested DevvStream RSU Awards ($)	Number of Vested DevvStream Options (#)	Value of Vested DevvStream Options ($)
Focus Impact Partners	—	—	—	—
Focus Impact Sponsor	—	—	—	—

The following table sets forth the outstanding unvested DevvStream RSU awards and DevvStream Option awards expected to be held by each related party of the executive officers and directors of DevvStream immediately prior to the Assumed Effective Time and the estimated value of such awards based on the Assumed Converted Award Value. Depending on when the actual effective time occurs, certain of these equity awards may have vested, been exercised and/or been cancelled, in each case, prior to the actual effective time in accordance with their terms and independent of the occurrence of the Mergers. All share and unit numbers have been rounded to the nearest whole number.

Executive Officers	Number of Unvested DevvStream RSU Awards (#)	Value of Unvested DevvStream RSU Awards ($)	Number of Unvested DevvStream Option Awards (#)	Value of Unvested DevvStream Option Awards ($)
Focus Impact Partners	—	—	—	—
Focus Impact Sponsor	—	—	—	—

Change in Control and Termination Benefits for DevvStream Executive Officers and Non-Employee Directors

Each of Sunny Trinh, DevvStream’s Chief Executive Officer, and Chris Merkel, DevvStream’s Chief Operating Officer and Corporate Secretary, is party to an executive employment agreement with DevvStream that became effective upon the closing of DevvStream’s November 2024 business combination. Under each agreement, if the executive’s employment is terminated by DevvStream without cause or the executive resigns for good reason, the executive is entitled, subject to the execution and non-revocation of a release of claims, to severance and change in control benefits as described below.

Under the employment agreements, a “Corporate Transaction” is generally defined to include a merger or consolidation in which the DevvStream is not the surviving entity, a sale of all or substantially all of the DevvStream’s assets, a complete liquidation or dissolution, certain reverse mergers, or an acquisition by any person or group of more than fifty percent (50%) of the total combined voting power of the DevvStream’s outstanding securities.

Severance Benefits (Absent a Corporate Transaction).    If the DevvStream terminates an executive’s employment without Cause or the executive resigns for Good Reason, the executive is entitled to (i) accrued obligations (earned base salary, vacation pay, and vested benefits) and (ii) cash severance equal to twelve (12) months of the executive’s then-current base salary, payable in equal installments over twelve months. Mr. Trinh’s current annual base salary is $250,000 and Mr. Merkel’s is $205,000.

Change in Control Benefits.    If, within twelve (12) months following the consummation of a Corporate Transaction, the DevvStream terminates an executive’s employment without Cause (other than by reason of death or Total Disability) or the executive resigns for Good Reason, the executive is entitled to receive (1) the Severance Benefits described above, and (2) full acceleration of all outstanding DevvStream equity awards granted prior to the Corporate Transaction. Time-based awards vest in full, and performance-based awards vest at the greater of target-level performance or actual performance measured as of the date of termination (collectively, the “Change in Control Benefits”). The Merger is expected to constitute a Corporate Transaction for these purposes. No equity acceleration or enhanced severance is triggered solely by a Corporate Transaction absent a qualifying termination.

Good Reason is defined as (i) a material reduction in base salary or (ii) a material reduction in duties, authority, responsibilities, or title, in each case without the executive’s consent, subject to a 30-day notice and 30-day cure period.

Conditions.    All severance and change in control benefits are contingent upon the executive’s timely execution of a general release of claims, resignation from all positions with the DevvStream and its affiliates, return of DevvStream property, and compliance with post-termination restrictive covenants, including twelve-month non-competition and non-solicitation obligations.

Section 280G Cutback.    If any payments to an executive would constitute “parachute payments” subject to the excise tax under Section 4999 of the Internal Revenue Code, the benefits will be reduced to the extent necessary to avoid the excise tax, but only if such reduction would result in a greater after-tax benefit to the executive than receiving the full amount.

Non-Employee Directors.    The DevvStream’s Non-Employee Directors do not have individual change in control severance agreements.

In addition, under the Business Combination Agreement, during the period between signing and closing, DevvStream may not, without the prior written consent of XCF and Southern, increase the compensation of, or make any retention, change in control, transaction or severance payment to, any officer or director, grant any new equity or equity-based awards, or accelerate the vesting of any compensation or benefits.

Support and Lock-Up Agreements

Concurrently with the execution of the Business Combination Agreement, each of DevvStream’s directors and executive officers, in their capacities as DevvStream securityholders, entered into a Support and Lock-Up Agreement with XCF, pursuant to which, among other things, each such individual agreed (i) to vote all DevvStream securities beneficially owned by such individual in favor of the DevvStream Merger Proposal and against any competing transaction, and (ii) to certain restrictions on the transfer of the shares of XCF common stock received by such individual in the Merger for a period of six months following the Closing, subject to customary exceptions.

New Compensation Arrangements; Continuing Employment

As of the date of this proxy statement/prospectus, none of DevvStream’s executive officers has entered into any agreement, arrangement or understanding with XCF, Southern or any of their respective affiliates regarding employment, compensation or other service with the combined company following the closing. Prior to or following the closing, certain of DevvStream’s executive officers may discuss or enter into agreements with XCF regarding post-closing employment or other service arrangements; any such arrangement entered into prior to the closing would require the prior written consent of XCF and Southern under the Business Combination Agreement.

Board of Directors of the Combined Company

Pursuant to the BCA, the Post-Closing Company Board will consist of seven (7) directors, comprised of: (A) four (4) directors designated by the Company (Christopher Cooper, Wray Thorn, Sanford Cockrell and Si-Yeon Kim), (B) two (2) directors designated by Southern Energy (Chad J. Langley and John Wharton), and (C) one (1) director designated by DevvStream (Carl Stanton). See the section entitled “Information about XCF Global Upon Completion of the Business Combination — Directors and Executive Officers of XCF Global Upon Completion of the Business Combination” beginning on page 304 for additional information.

Compensation and Indemnification Following the Effective Time

The Business Combination Agreement provides that all rights to indemnification, advancement of expenses and exculpation existing in favor of the current and former directors and officers of DevvStream (the “D&O Indemnified Persons”) as of the date of the Business Combination Agreement will survive the Merger and will be honored by the combined company for a period of six years following the closing, and may not be amended, repealed or otherwise modified during such period in any manner adverse to the D&O Indemnified Persons. These obligations are enforceable by the D&O Indemnified Persons and their heirs and legal representatives, and must be assumed by any successor to the combined company.

In addition, prior to the Effective Time, DevvStream is required to purchase a fully prepaid, non-cancellable directors’ and officers’ liability insurance policy providing coverage for a period of six years following the closing with respect to claims arising from facts or events occurring at or prior to the Effective Time, with coverage no less favorable than DevvStream’s existing policies; provided that the aggregate cost of such tail policy may not exceed 250% of DevvStream’s current annual directors’ and officers’ liability insurance premiums, and if equivalent coverage cannot be obtained within that limit, DevvStream is required to purchase the best available coverage within that limit.

XCF has agreed to provide DevvStream employees who continue employment with XCF or its subsidiaries, including, but not limited to, DevvStream, following the effective time, including DevvStream’s current executive officers, with certain levels of compensation and benefits, as described in more detail in the section titled “Interests of XCF Global’s and DevvStream’s Directors and Executive Officers in the Business Combination”.

Quantification of Potential Payments and Benefits to DevvStream’s Named Executive Officers

The information set forth below is required by Item 402(t) of Regulation S-K regarding compensation that is based on or otherwise relates to the Mergers that DevvStream’s named executive officers have or could receive in connection with the Mergers. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section, we use such term to describe the merger-related compensation payable to DevvStream’s named executive officers. For additional details regarding the terms of the payments and benefits described below, see the discussion above.

The amounts set forth below are estimates of amounts that would be payable to DevvStream’s named executive officers using the assumptions described above under “— Certain Assumptions.” These estimates are based on multiple assumptions that may or may not actually occur, including assumptions described in this joint proxy statement/prospectus. Some of the assumptions are based on information not currently available, and as a result the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. All dollar amounts set forth below have been rounded to the nearest whole number.

Name	Cash ($)	Equity ($)	Total ($)
Sunny Trinh	250,000	1,074	251,074
Chris Merkel	205,000	633	205,633
David Goertz	180,000	—	180,000

INFORMATION ABOUT XCF GLOBAL UPON COMPLETION OF THE BUSINESS COMBINATION

Directors and Executive Officers of XCF Global upon the Completion of the Business Combination

The following table provides information regarding the expected executive officers and non-executive officer directors of XCF Global upon the completion of the Business Combination. There are no family relationships among any of our executive officers and non-executive officer directors.

Pursuant to the BCA, following the closing of the Business Combination, the Post-Closing Company Board will consist of seven (7) directors, comprised of: (A) four (4) directors designated by the Company (Christopher Cooper, Wray Thorn, Sanford Cockrell and Si-Yeon Kim), (B) two (2) directors designated by Southern Energy (Chad J. Langley and John Wharton), and (C) one (1) director designated by DevvStream (Carl Stanton).

Name	Age	Position
Executive Officers
Christopher Cooper	56	Chief Executive Officer, Director
Harvey Schnitzer	68	Chief Financial Officer and Chief Accounting Officer
Non-Executive Officer Directors
Wray Thorn	55	Director
Sanford Cockrell	67	Director
Si-Yeon Kim	55	Director
Chad J. Langley	50	Director
John Wharton	68	Director
Carl Stanton	56	Director

Executive Officers

Christopher Cooper.    Mr. Christopher Cooper currently serves as Chairman of the XCF Board and leverages more than 25 years of experience in the global energy industry. He most recently served as Head of Renewables Trading at BGN, a leading energy and commodities trading company, from November 2023 to November 2025. From July 2022 to November 2023, he served as President of Neste U.S. (North America), where he led strategy, operations, and stakeholder engagement, following his tenure as Vice President, Americas, Renewable Aviation from January 2020 to July 2022. From 2017 to 2019, Mr. Cooper served as Executive Vice President at Mercury Fuels, where he focused on renewable fuel commercialization and trading. Earlier in his career, Mr. Cooper spent 17 years at Phillips 66 and Chevron, holding positions of increasing responsibility in commercial strategy, downstream operations, and business development. He served with Phillips 66 from 2012 to 2017 and with Chevron from 2000 to 2012. His background combines operational depth with an international perspective on energy transition, renewable fuels, and infrastructure innovation. Mr. Cooper is a professional pilot and holds a Bachelor of Science in Business Management from the University of Phoenix and a Master of Business Administration from Oklahoma Wesleyan University.

Harvey Schnitzer.    Mr. Schnitzer is a seasoned financial and operational executive with extensive experience leading global organizations through growth, integration, restructuring, and strategic transformation. His background includes more than three decades serving as Chief Financial Officer, Chief Operations Officer, and Board Member across public, private, and private-equity — backed companies. From July 2023 to July 2025, Mr. Schnitzer served as Chief Financial Officer for Farouk Systems, Inc., where he provided strategic and financial leadership to the Chairman of the Board and oversaw finance, accounting, FP&A, credit & collections, legal, commercial insurance, and led the implementation of an ERP upgrade and a new e-commerce platform. During his tenure, he negotiated contracts and royalty agreements generating meaningful incremental profit, reduced expenses, and implemented operational and inventory initiatives that significantly improved profitability and customer service. From June 2020 to June 2023, Mr. Schnitzer provided consulting services to a variety of clients. Mr. Schnitzer is a non-practicing Certified Public Accountant and holds a Master of Business Administration from Loyola College, as well as a bachelor’s degree in accounting.

Non-Executive Officers Directors

Wray T. Thorn.    Mr. Wray Thorn has been a Partner and Co-Founder of Focus Impact Partners, LLC since 2021, and prior to the completion of the Business Combination, served as the Chief Investment Officer and director of Focus Impact BH3 Acquisition Company. He also currently serves on the board of DevvStream Corp. and Skipper Pets, Inc.

Also, since 2021, Mr. Thorn has been the Founder and Chief Executive of Clear Heights Capital. From 2012 to 2021, Mr. Thorn was a Managing Director and Chief Investment Officer — Private Investments at Two Sigma Investments, where he architected and led the firm’s private equity, venture capital and impact investment businesses and was a leader in the creation of Hamilton Insurance Group and the incubation of Two Sigma’s insurance technology activities. With approximately three decades of experience as a chief investment officer, investment leader and lead director, Mr. Thorn has firsthand knowledge of investment firm leadership, private investing and company value creation. Mr. Thorn has built and led businesses to source, structure, finance and make private investments, to allocate and risk manage capital across private investment strategies and to help companies, organizations and executives realize their growth and development objectives. Mr. Thorn has also been at the forefront of proactive impact investing principals, putting people first in private investing as well as applying data and technology to innovate private investing. Mr. Thorn also serves on the Board of Youth, INC and Vice Chair of the Board and Chair of the Investment Committee for Futures and Options, and is a Trustee of the Randall’s Island Park Alliance, which are Non-Profit Organizations. We believe his significant experience and leadership in private equity and corporate leadership makes him well qualified to serve as a member of our Board.

Sanford A. Cockrell III.    Mr. Sanford Cockrell is a seasoned strategy and financial executive with over 40 years of experience advising senior executives, management teams, and boards of directors of large multinational companies. His expertise spans complex financial accounting and taxation, corporate strategy, capital deployment, operational execution, and investor and regulatory relations. During his career with Deloitte LLP, from July 1984 to May 2021, Mr. Cockrell served in a variety of key roles, including service on Deloitte’s U.S. and global boards of directors (including as Vice Chair of the U.S. board), as Advisory Partner to several of Deloitte’s largest public company attest clients, as Partner and Global Leader, CXO and Board Programs, as Partner and Global Leader, CFO Program and as Lead Partner of the New York office of the Special Acquisition Services Group. His extensive experience working with c-suite executives and boards allows him to provide key insights into best-in-class executive team execution and valuable interactions with boards of directors. After retiring from Deloitte, from August 2021 to June 2023 he served as Executive Vice President and CFO of Flipt, LLC, where he was responsible for all aspects of financial management and strategy for a next-generation pharmacy benefits manager. In addition, from May 2023 to present, Mr. Cockrell has served as a Client Advisory Council Member for CAPTRUST, where he provides strategic advice regarding coverage and penetrating the professional services marketplace in providing investment advisory services. Mr. Cockrell also serves on the Advisory Board of Theia Analytics Group, Inc., a risk intelligence company which offers forward-looking enterprise risk insights by utilizing AI. He earned his B.S. in Business Administration from the University of North Carolina at Chapel Hill and is a member of the American Institute of CPAs. We believe Mr. Cockrell’s extensive leadership in accounting, taxation, corporate governance, financial strategy, and executive advisory makes him well qualified to serve as a member of our Board.

Si-Yeon Kim.    Ms. Si-Yeon Kim currently serves as Lead Independent Director of the XCF Board and is an experienced executive and corporate board member, private equity advisor, and global risk expert with over 20 years of experience in M&A, private equity, and international operations across travel, payments, consumer, industrials, and decarbonization. She has held leadership roles at American Express, JPMorgan Chase & Co., and Avon, advising public and private company boards on risk management, cybersecurity, regulatory compliance, and strategic growth initiatives. From 2014 to 2022, Ms. Kim served as EVP, Chief Risk & Compliance Officer/Executive Chair of ESG for American Express Global Business Travel (Amex GBT), where she played a key role in Amex GBT’s $5.3 billion public listing (NYSE: GBTG), leading $1 billion in capital deployment for business model digital transformation and M&A integration. She also helped launch the first-ever blockchain-based SAF platform in partnership with Shell Aviation and represented Amex GBT at COP26 to advance corporate climate strategies. Prior to her time with Amex GBT, she served as Chief Compliance Officer for One Equity Partners (the private equity arm of JPMorgan Chase) and as General Counsel for Asia Pacific and Global M&A for Avon. Ms. Kim also currently serves on the board of Associated Metal Forming Technologies, an industrials manufacturing company backed by One Equity Partners. Her experience spans IPO preparation, business model transformation, governance, and emerging clean technologies. Ms. Kim holds a B.A. from Seoul National University, an A.M. from Harvard University and a J.D. from Columbia Law School. We believe Ms. Kim’s extensive leadership in corporate governance, M&A, and sustainability makes her well qualified to serve as a member of our Board.

Chad J. Langley.    Mr. Langley has over 20 years of experience as a corporate lawyer and finance professional advising on and structuring corporate finance and capital markets transactions across the US, Europe and the Middle East. From 2019 through 2024, Mr. Langley worked as a managing director at AlTi Global, Inc. (formerly Alvarium Investments), an international wealth and asset manager with $90 billion AUM/AUA, where Mr. Langley focused on private capital markets investment activities for institutional and sovereign clients. While at AlTi Global, Mr. Langley also acted as the chief executive officer of AlTi Strategic Advisory (US) BD, LLC, its U.S. broker-dealer, advising clients on cross-border M&A and global capital raising transactions, and served as a member of its Co-Investment Committee. Since 2025, Mr. Langley has been active through RAC Ventures LLC where he focuses on providing strategic advice and structuring of direct and co-investments. Mr. Langley began his career as a corporate M&A lawyer at Skadden, Arps, Slate, Meagher and Flom LLP in New York. He holds a J.D. from University of Michigan Law School and a B.S. from University of Virginia, McIntire School of Commerce. We believe Mr. Langley’s extensive experience as a corporate lawyer and finance professional makes him well qualified to serve as a member of our Board.

John Wharton.    Major General John F. Wharton, retired, served the U.S. Army for more than three decades in senior leadership roles spanning technology, acquisition, logistics and national security. Mr. Wharton previously commanded the U.S. Army Research, Development and Engineering Command (“RDECOM”), leading 13,800 scientists across more than 100 global locations and overseeing 75% of the U.S. Army’s R&D budget, including leadership of five Presidential National Manufacturing Innovation Institutes. Mr. Wharton also served as commanding general of the U.S. Army Sustainment Command and chief of staff of the U.S. Army Materiel Command, overseeing global sustainment, industrial base operations and multi-billion-dollar acquisition and foreign military sales portfolios. Currently, Mr. Wharton advises governments, industry and academia on technology acceleration, national security, industrial development and economic resilience, and serves as senior advisor to The Chertoff Group. Mr. Wharton is a graduate of the United States Military Academy at West Point and holds a master’s degree in National Security and Strategic Studies from the U.S. Naval War College. We believe Mr. Wharton’s leadership roles and R&D experience makes him well qualified to serve as a member of our Board.

Carl Stanton.    Mr. Stanton has served as a director of DevvStream since its formation. Mr. Stanton is a partner and co-founder of Focus Impact Partners, LLC and currently serves as the chief executive officer. He also served as the chief executive officer and a director of Focus Impact BH3 Acquisition Company, a special purpose acquisition corporation (Nasdaq: BHAC). Mr. Stanton brings nearly three decades of experience in leading companies across transformative private equity/alternative asset management with a proven track record in creating shareholder value. Mr. Stanton has unique knowledge and skills across all facets of asset management. He is a team builder and has managed and co-led two alternative asset management firms totaling over $4.5 billion AUM, and has delivered best-in-class investment performance results along with colleagues over multiple funds. He has advised CEOs, CFOs, and boards of directors of multiple companies and spread managerial, financial, and strategic best practices with demonstrated expertise in value creation strategies including revenue growth strategies, industry transformation, cost control, supply chain management, and technology best practices. Mr. Stanton has also served as Board Member to more than 15 portfolio companies across Industrial Products & Services, Transportation & Logistics and Consumer industries; including his current role as a Board Member of Skipper Pets, Inc.

Committees of the XCF Global Board upon the Completion of the Business Combination

Upon the consummation of the Merger, the XCF Global Board shall establish an audit committee, compensation committee, a nominating and governance committee and a finance committee, each of which shall operate pursuant to a committee charter. The XCF Global Board may establish other committees to facilitate the management of its business. The expected composition and functions of each committee are described below.

Audit Committee

The audit committee shall consist of Sanford Cockrell, Chad J. Langley and Si-Yeon Kim, with Mr. Cockrell serving as the chairperson of the audit committee.

The purpose of the audit committee is to assist the board of directors in its oversight of:

•        the quality and integrity of XCF Global’s financial statements;

•        the accounting and financial reporting processes, including the effectiveness of XCF Global’s internal controls over financial reporting;

•        XCF Global’s compliance with legal and regulatory requirements;

•        the quality and integrity of the annual audit, including the independent auditor’s qualifications and independence;

•        the performance of XCF Global’s independent auditor; and

•        the design and implementation of XCF Global’s internal audit function, and the performance of the internal audit function after it has been established.

The XCF Global Board has determined that each of Mr. Cockrell, Mr. Langley and Ms. Kim is an independent director under Nasdaq listing rules, is independent under Rule 10A-3 of the Exchange. The XCF Global Board has further determined that each of the members of the audit committee satisfy the financial literacy and sophistication requirements of the SEC and Nasdaq listing rules. In addition, the XCF Global Board has determined that Mr. Cockrell qualifies as an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act.

Following the consummation of the Merger, the audit committee charter shall be available on XCF Global’s website.

Compensation Committee

The compensation committee shall consist of Chad J. Langley, John Wharton and Sanford Cockrell.

The purpose of the compensation committee is to assist the board of directors in its oversight of the compensation of XCF Global’s executive officers and non-employee directors. Specific responsibilities of the compensation committee include:

•        review and approve the goals and objectives with respect to the compensation of the XCF Global’s chief executive officer, evaluate the performance of the chief executive officer in light of the goals and objectives and, based upon this evaluation, and review and set, or make recommendations to the board of directors regarding the compensation of the chief executive officer;

•        oversee an evaluation of the individuals, other than the chief executive officer, who are “officers” under Rule 16a-1(f) of the Exchange Act, and, after considering such evaluation, will review and set, or make recommendations to the board of directors regarding the compensation of such officers;

•        review and make recommendations to the board of directors regarding compensation of the board of directors’ non-employee directors, including equity-based awards;

•        review and approve XCF Global’s overall compensation philosophy and related compensation and benefit programs, policies, and practices;

•        review and approve or make recommendations to the board of directors regarding XCF Global’s incentive compensation, equity-based plans, and other benefit plans; and

•        oversee all matters relating to stockholder approval of executive compensation, including advisory votes on executive compensation (“say-on-pay” votes), the frequency of such votes (“say-when-on-pay” votes), and the appropriate Committee or recommended board of directors response to such votes.

The XCF Global Board has determined that Mr. Langley, Mr. Wharton and Mr. Cockrell are independent as defined under the applicable Nasdaq listing standards, including the standards specific to members of a compensation committee.

Following the consummation of the Merger, the compensation committee charter shall be available on XCF Global’s website.

Nominating and Governance Committee

The nominating and governance committee shall consist of Si-Yeon Kim, Sanford Cockrell and John Wharton, with Ms. Kim serving as the chairperson of the nominating and governance committee.

The purpose of the nominating and governance committee is to assist the board of directors with tasks including:

•        identify individuals qualified to become members of the board of directors consistent with criteria approved by the board of directors and to recommend that the board of directors select the director nominees for the next annual meeting of stockholders;

•        develop and recommend to the board of directors a set of Corporate Governance Guidelines;

•        oversee the evaluation of the board of directors and committees of the board of directors; and

•        assist the board of directors with corporate governance matters.

The XCF Global Board has determined that Ms. Kim, Mr. Cockrell and Mr. Wharton are independent as defined under the applicable Nasdaq listing standards.

Following the consummation of the Merger, the nominating and governance committee charter will be available on XCF Global’s website.

Finance Committee

The finance committee shall consist of Wray Thorn, Chad J. Langley, Carl Stanton and Sanford Cockrell with Mr. Thorn serving as the chairperson of the finance committee.

The purpose of the finance committee is to assist the board of directors in its oversight of XCF Global’s capital structure, financing initiatives and strategies, capital allocation and financial policies and practices. Specific responsibilities of the finance committee include:

•        review and make recommendations concerning the principal terms and conditions of significant proposed financing transactions, including borrowings and issuances of debt, equity or other securities by XCF Global or its subsidiaries;

•        review and make recommendations concerning XCF Global’s capital structure (both equity and debt) and financing requirements and, to the extent deemed necessary, recommend to the XCF Global Board programs for obtaining financing;

•        review and make recommendations concerning XCF Global’s financial and investment policies, including, but not limited to, policies related to short- and long-range financial planning and outlook, the issuance of capital stock, derivatives or hedging transactions;

•        oversee investor relations program, relationships and standing in the financial community;

•        periodically review and make recommendations concerning XCF Global’s annual capital plan and plans for capital expenditures and significant capital investments;

•        review and make recommendations for any changes concerning XCF Global’s principal treasury, banking, and finance matters, including liquidity and cash management activities;

•        review and make recommendations concerning XCF Global’s dividend policy, including the payment of dividends and the timing thereof;

•        review and make recommendations concerning any existing or proposed share repurchase program, including the size and relevant authorizations thereof;

•        review key investment activities and returns, including key existing and proposed equity investments, join ventures, mergers and acquisitions, strategic alliances, and provide oversight for emerging risks that may affect its investment activities; and

•        at least annually, review and assess the adequacy of XCF Global’s insurance and self-insurance programs, including, but not limited to, its directors and officer’s liability coverage, and provide a report to the XCF Global Board regarding its conclusions.

The XCF Global Board has determined that Mr. Thorn, Mr. Langley, Mr. Stanton and Mr. Cockrell are independent as defined under the applicable Nasdaq listing standards.

Following the consummation of the Merger, the finance committee charter shall be available on XCF Global’s website.

Canadian Reporting Obligations of XCF Global Following the Business Combination

Upon consummation of the Business Combination, XCF Global will become a reporting issuer in the provinces of British Columbia, Alberta and Ontario and will be subject to Canadian continuous disclosure and other reporting obligations under applicable Securities Laws. Most Canadian continuous disclosure requirements are set forth in National Instrument 51-102 — Continuous Disclosure Obligations (“NI 51-102”) of the Canadian Securities Administrators. The application of these requirements to XCF Global is modified by various rules providing exemptions for non-Canadian issuers in certain circumstances, including in NI 51-102, National Instrument 71-101 — The Multijurisdictional Disclosure System (“NI 71-101”) and National Instrument 71-102 — Continuous Disclosure and Other Exemptions Relating to Foreign Issuers (“NI 71-102”). NI 51-102 generally requires that issuers file audited annual financial statements and unaudited interim financial statements meeting certain requirements, management’s discussion and analysis relating to its annual and interim financial statements, an annual information form, material change reports and other disclosure items at prescribed times and/or upon the occurrence of certain specified events. XCF Global is expected to be able to satisfy most of its Canadian reporting obligations under Securities Laws by filing certain of its U.S. disclosure documents in accordance with the exemptions set forth in NI 71-101 and NI 71-102 on SEDAR+ at www.sedarplus.ca. In addition, insiders of XCF Global will be exempt from insider reporting obligations under Canadian Securities Laws if the insider complies with the requirements of United States Securities Laws with respect to insider reporting.

The distribution of XCF Global common shares pursuant to the DevvStream Merger will constitute a distribution of securities which is exempt from the prospectus requirements of Canadian Securities Laws. To the extent Canadian Securities Laws apply, however, the first trade in the XCF Global common shares issued pursuant to the DevvStream Merger also will not be subject to the prospectus requirements of applicable Canadian Securities Laws, provided certain customary conditions are satisfied, including that such trade is not a control distribution, that no unusual effort is made to prepare the market or to create a demand for such shares, no extraordinary commission or consideration is paid in respect of the trade and that, if the selling securityholder is an insider or officer of XCF Global (as determined under applicable Canadian Securities Laws), the insider or officer has no reasonable grounds to believe that XCF Global is in default of Canadian Securities Laws. In addition, when selling the XCF Global common shares, holders who engage in the business of trading in securities, or hold themselves out as engaging in the business of trading in securities may also be subject to dealer registration requirements of applicable Canadian Securities Laws. If a holder requires advice on the application of Canadian Securities Laws to the trade of XCF Global common shares, the holder should consult its own legal advisor.

Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions

As a reporting issuer in British Columbia, Alberta and Ontario, DevvStream is subject to Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions (“MI 61-101”). MI 61-101 regulates certain types of transactions to ensure fair treatment among securityholders and generally requires enhanced disclosure and, in certain instances, minority approval (as described below), independent valuations and approval and oversight of transactions by a special committee of independent directors. The protections afforded by MI 61-101 apply to “business combinations” (as defined in MI 61-101) which terminate the interests of securityholders without their consent.

If any “related party” (as defined in MI 61-101) of DevvStream is entitled to receive, directly or indirectly, a “collateral benefit” (as defined in MI 61-101) as a consequence of the DevvStream Merger, the DevvStream Merger may constitute a business combination for the purposes of MI 61-101 and the DevvStream Merger Proposal may require “minority approval” (as defined in MI 61-101) in accordance with MI 61-101. If “minority approval” is required under MI 61-101, MI 61-101 would require that, in addition to approval from holders of a majority of the outstanding Common Shares of DevvStream entitled to vote in person or by proxy, the DevvStream Merger Proposal would also require the approval of a simple majority of votes cast by DevvStream Shareholders excluding votes cast in respect of DevvStream Shares held by the Persons described in items (a) through (d) of section 8.1(2) of MI 61-101.

A collateral benefit includes any benefit that a related party of DevvStream (which includes the directors and senior officers of DevvStream and its affiliates) is entitled to receive, directly or indirectly, as a consequence of the DevvStream Merger, including, without limitation, an increase in salary, a lump sum payment, a payment for surrendering securities, or other enhancement in benefits related to past or future services as an employee, director or consultant of DevvStream; however, such a benefit will not constitute a collateral benefit provided that certain conditions are satisfied. Under MI 61-101, a benefit received by a related party of DevvStream is not considered to be a collateral benefit if the benefit is: (a) a payment or distribution per DevvStream Share that is identical in amount and form to the entitlement of other DevvStream Shareholders; or (b) received solely in connection with the related party’s services as an employee, director or consultant of DevvStream or of an affiliated entity of DevvStream, and (i) the benefit is not conferred for the purpose, in whole or in part, of increasing the value of the XCF Global common shares paid to the related party for securities relinquished under the DevvStream Merger; (ii) the conferring of the benefit is not, by its terms, conditional on the related party supporting the DevvStream Merger in any manner; (iii) full particulars of the benefit are disclosed in this Proxy Statement; and (iv) at the time the DevvStream Merger was agreed to, the related party and its associated entities beneficially own or exercise control or direction over, less than 1% of the outstanding DevvStream Shares (calculated as set forth in MI 61-101); or (c) certain other conditions are satisfied.

Following disclosure by each director and senior officer of DevvStream of the number of securities held by them and whether they expect to receive, directly or indirectly, as a consequence of the DevvStream Merger, any benefit, DevvStream has considered whether any of these matters may constitute a “collateral benefit” for purposes of MI 61-101 such that the DevvStream Merger would therefore constitute a “business combination” under MI 61-101. DevvStream has determined that no related party of DevvStream will receive a collateral benefit and, accordingly, the DevvStream Merger is not considered to be a “business combination” in respect of DevvStream, and as a result, no “minority approval” will be required for the DevvStream Merger Proposal. In addition, since the DevvStream Merger Proposal does not constitute a business combination, no formal valuation of DevvStream is required for the DevvStream Merger under MI 61-101.

DESCRIPTION OF XCF GLOBAL CAPITAL STOCK

The following summary of the material terms of XCF Global securities and is not intended to be a complete summary of the rights and preferences of such securities. XCF Global urges you to read XCF Global’s amended and restated certificate of incorporation (the “XCF Charter”) and XCF Global’s amended and restated bylaws (the “XCF Bylaws”) in their entirety for a complete description of the rights and preferences of our securities.

Capital Stock

Our Charter authorizes the issuance of 550,000,000 shares, consisting of two classes of stock: (i) 500,000,000 shares of XCF Global Common Stock and (ii) 50,000,000 shares of preferred stock, par value $0.0001 per share. The XCF Global Authorized Stock Increase Proposal aims at increasing the number of shares of XCF Global Common Stock that XCF Global is authorized to issue to 1,700,000,000.

Voting Power

Except as otherwise provided in our Charter or as required by applicable law, holders of common stock will each be entitled to one vote per share. Currently, we do not have any shares of preferred stock outstanding. If we do issue shares of preferred stock in the future, such shares may or may not have voting rights.

Dividends

Subject to any preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock will be entitled to receive dividends and other distributions as may from time to time be declared by our board of directors, in its discretion out of legally available assets, ratably in proportion to the number of shares held by each such holder and at such times and in such amounts as the board of directors in its discretion may determine.

Liquidation, Dissolution or Winding Up

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment of debts and other liabilities and of and the rights of holders of preferred stock, if any, have been satisfied, the holders of all outstanding shares of our common stock will be entitled to receive our remaining assets available for distribution ratably in proportion to the number of shares held by each such stockholder.

Election of Directors

In general, directors are elected by a majority of the votes cast at an annual meeting of stockholders by holders of our common stock, voting as a single class.

At the closing of the Business Combination, we entered into an Agreement Regarding Board Nomination Rights (the “Board Agreement”) Focus Impact BHAC Sponsor, LLC (“Sponsor”), which provides that for as long as the Sponsor maintains minimum ownership levels of our common stock, the Sponsor will be entitled to designate up to two directors Under the terms of the Board Agreement, the Sponsor currently is able to designate one director and that right will increase to a right to designate a second director in the event our board of directors is expanded to nine directors from six and the designation would not otherwise create adverse issues under Nasdaq listing requirements regarding board independence. If the Sponsor’s ownership level drops below certain specified levels, it will either be limited to designating one director, subject to the other terms of the Board Agreement or will lose its designation right entirely. In addition, under the terms of the Board Agreement, the Sponsor is entitled to designate one person as board observer. We are obligated to take certain actions to assure that the Sponsor designees are nominated as directors.

Listing of Common Stock

Our common stock is currently listed on the Nasdaq Capital Market under the trading symbol “SAFX”.

Warrants

Upon the closing of the Business Combination, we assumed Focus Impact’s obligations under their outstanding warrants. Each outstanding warrant will entitle the holder to purchase one share of our common stock at a price of $11.50 per share, subject to adjustment as discussed below. A warrant holder may exercise its warrants only for a whole number of shares of our common stock. The warrants will expire five years after the closing of the Business Combination (the closing occurred on June 6, 2025), at 5:00 p.m., New York City time or earlier upon redemption or liquidation.

Redemption of Warrants

Redemption of warrants when the price per share of our common stock equals or exceeds $18.00.

We may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption or the 30-day redemption period, to each warrant holder; and

•        if and only if, the closing price of our common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders (the “Reference Value”).

Redemption of warrants when the price per share of our common stock equals or exceeds $10.00.

Once the warrants become exercisable, we may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our common stock except as otherwise described below;

•        if and only if, the closing price of our common stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-Dilution Adjustments”) on the trading day prior to the date on which we send the notice of redemption to the warrant holders; and

•        if and only if, the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Anti-Dilution Adjustments”), then the Private Placement Warrants must also concurrently be called for redemption on the same terms (except as described herein with respect to a holder’s ability to cashless exercise its warrants) as the outstanding Public Warrants.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of our common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of our common stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day immediately following the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “— Anti-Dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the market value and the newly issued price as set forth under the heading “— Anti-Dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of Common Stock
	<10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	>18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of our common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our common stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants is $11.00 per share and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of our common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our common stock for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants is $13.50 per share and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of our common stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of our common stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of our common stock.

This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the Private Placement Warrants) when the trading price for our common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of our common stock are trading at or above $10.00 per public share, which may be at a time when the trading price of our shares of our common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth under “— Redemption of warrants when the price per share of our common stock equals or exceeds $18.00”. Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of the proxy statement/prospectus relating to the Business Combination. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when our common stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants our common stock is trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of our common stock than they would have received if they had chosen to wait to exercise their warrants for shares of our common stock if and when our common stock was trading at a price higher than the exercise price of $11.50.

Redemption Procedures

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of our common stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of our common stock is increased by a stock dividend payable in shares of our common stock or by a split-up of shares of our common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of our common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of our common stock. A rights offering to holders of our common stock entitling holders to purchase shares of our common stock at a price less than the “historical fair market value” (as defined below) will be deemed a stock dividend of a number of shares of our common stock equal to the product of (1) the number of shares of our common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for our common stock) multiplied by (2) one minus the quotient of (x) the price per share of our common stock paid in such rights offering divided by (y) the historical fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for our common stock, in determining the price payable for our common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of our common stock as reported during the 10-trading day period ending on the trading day prior to the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of our common stock on account of such shares of our common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of our common stock in connection with a proposed initial business combination or (d) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of our common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of our common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of our common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of our common stock.

Whenever the number of shares of our common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of our common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of our common stock (other than those described above or that solely affects the par value of such shares of our common stock) or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of our common stock) or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the company as provided for in the Charter or as a result of the redemption of shares of our common stock by the company if a proposed initial business combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of our common stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of our common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of our common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market or is to be so listed for trading or quoted immediately following such event and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Private Placement Warrants are identical to the Public Warrants except that the Private Placement Warrants: (i) are not redeemable by us and (ii) may be exercised for cash or on a cashless basis, as described in the prospectus related to the initial public offering, so long as they are held by the Sponsor or any of its permitted transferees. If the private warrants are held by holders other than the Sponsor or any of its permitted transferees, they will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the Units sold in the initial public offering.

Anti-Takeover Effects of Our Charter and Bylaws and Certain Provisions of Delaware Law

The Charter, the Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and to discourage certain types of transactions that may involve an actual or threatened acquisition of XCF. These provisions are intended to avoid costly takeover battles, reduce XCF’s vulnerability to a hostile change of control or other unsolicited acquisition proposal and enhance the ability of the XCF board of directors to maximize stockholder value in connection with any unsolicited offer to acquire XCF. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of XCF by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of our common stock. The Charter will provide that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special stockholder meeting of such stockholders and may not be effected by any consent in writing by such holders unless such action is recommended or approved by all of our directors then in office, except that holders of one or more series of our preferred stock, if such series are expressly permitted to do so by the certificate of designation relating to such series, may take any action by written consent if such action permitted to be taken by such holders and the written consent is signed by the holders of outstanding shares of the relevant class or series having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq require stockholder approval of certain issuances equal to or exceeding 20% of then outstanding voting power or then outstanding number of shares of our common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of XCF by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Election of Directors and Vacancies

The Charter provides that our board of directors will determine the number of directors who will serve on the board. Our board of directors is divided into three classes designated as Class I, Class II and Class III. Class I directors will initially serve for a term expiring at the first annual meeting of stockholders following the closing date of the Business Combination. Class II and Class III directors will initially serve for a term expiring at the second and third annual meeting of stockholders following the closing date of the Business Combination, respectively. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting of the stockholders. There will be no limit on the number of terms a director may serve on our board of directors. The term of all Class I directors shall automatically become one year commencing on the seventh annual meeting of stockholders, the term of all Class II directors shall automatically become one year commencing on the eighth annual meeting of stockholders and the term of all Class III directors shall automatically become one year commencing on the ninth annual meeting of stockholders, with all directors having a term of one year from and after such ninth annual meeting of stockholders.

In addition, the Charter provides that any vacancy on our board of directors, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office, subject to the provisions of the Board Agreement and any rights of the holders of preferred stock.

Notwithstanding the foregoing provisions of this section, each director will serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal. No decrease in the number of directors constituting our board will shorten the term of any incumbent director.

Business Combinations

We have elected not to be governed by Section 203 of the DGCL. Notwithstanding the foregoing, the Charter provides that we will not engage in any “business combinations” (as defined in the Charter), at any point in time at which our common stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any “interested stockholder” (as defined in the Charter) for a three-year period after the time that such person became an interested stockholder unless:

•        prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•        upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•        at or subsequent to such time, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66-2/3% of our outstanding voting stock that is not owned by the interested stockholder.

Under the Charter, a “business combination” is defined to generally include a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. Under certain circumstances, such provisions in the Charter make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. Accordingly, such provisions in the Charter could have an anti-takeover effect with respect to certain transactions which our board of directors does not approve in advance. Such provisions may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. However, such provisions also could discourage attempts that might result in a premium over the market price for the shares held by stockholders. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Quorum

The Bylaws will provide that at any meeting of our board of directors a majority of the total number of directors then in office constitutes a quorum for all purposes.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the Charter expressly authorizes cumulative voting. The Charter does not authorize cumulative voting.

General Stockholder Meetings

The Charter will provide that special meetings of stockholders may be called only by or at the direction of our board of directors, the Chairman of the board or directors or the Chief Executive Officer.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee thereof. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 120 days nor more than 150 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders (for the purposes of the first annual meeting of stockholders following the closing of the Business Combination, the date of the preceding annual meeting will be deemed to be June 30 of the preceding calendar year). The Bylaws also specify requirements as to the form and content of a stockholder’s notice. The Bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of XCF.

Supermajority Provisions

The Charter and the Bylaws provide that our board of directors is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the Bylaws without a stockholder vote in any matter not inconsistent with the Delaware law or the Charter. Any amendment, alteration, rescission or repeal of the Bylaws by our stockholders requires the affirmative vote of the holders of at least 66-2∕3% in voting power of all then outstanding shares of our stock entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s Charter, unless the Charter requires a greater percentage. The Charter provide that Section 4.4 of Article IV, Article V, Article VI, Article VII, Article VIII, Article IX and Article X therein, including the following provisions therein may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66-2∕3% in voting power of all then outstanding shares entitled to vote thereon, voting together as a single class:

•        the provision requiring a 66-2∕3% supermajority vote for stockholders to amend the Bylaws;

•        the provisions providing for a classified Board (the election and term of directors);

•        the provisions regarding filling vacancies on the Board and newly created directorships;

•        the provisions regarding resignation and removal of directors;

•        the provisions regarding calling special meetings of stockholders;

•        the provisions regarding stockholder action by written consent;

•        the provisions eliminating monetary damages for breaches of fiduciary duty by a director;

•        the provisions regarding the selection of forum (see “— Exclusive Forum”); and

•        the amendment provision requiring that the above provisions be amended only with a 66-2∕3% supermajority vote.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of XCF or its management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of XCF. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Exclusive Forum

The Charter provides that, unless we consent in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of XCF, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of XCF to XCF or our stockholders or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim against XCF or any current or former director, officer, other employee, agent or stockholder of XCF arising pursuant to any provision of the DGCL, the Charter (as it may be amended or restated from time to time) or the Bylaws (as it may be amended or restated from time to time), (iv) any action asserting a claim against XCF or any current or former director, officer, other employee, agent or stockholder of XCF governed by the internal affairs doctrine of the law of the State of Delaware or (v) any action to interpret, apply, enforce or determine the validity of the Charter shall, as to any action in the foregoing clauses (i) through (v), to the fullest extent permitted by law. be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that the foregoing shall not apply to any claim (a) as to which the Delaware Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Delaware Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (b) which is vested in the exclusive jurisdiction of a court or forum other than the Delaware Court of Chancery or (c) arising under federal securities laws, including the Securities Act of 1933, as amended, as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum. Notwithstanding the foregoing, the provisions of Article X of the Charter will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. While Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in the Charter. If any action the subject matter of which is within the scope of the forum provisions is filed in a court other than a court located within the State of Delaware (a “foreign action”) in the name of any stockholder, such stockholder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”); and (y) having service of process made upon such stockholder in any such enforcement action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder. This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with XCF or our directors, officers, stockholders, agents or other employees, which may discourage such lawsuits. We note that there is uncertainty as to whether a court would enforce this provision and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. Further, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that a court could find these types of provisions to be inapplicable or unenforceable and if a court were to find this provision of the Charter inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, XCF may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Charter, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that XCF has in or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are employees of XCF or its subsidiaries. The Charter provides that, to the fullest extent permitted by law, none of the non-employee directors or his or her affiliates will have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which XCF or its affiliates now engage or propose to engage or (ii) otherwise competing with XCF or its affiliates. In addition, to the fullest extent permitted by law, in the event that any non-employee director or any of his or her affiliates acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or herself or its or his or her affiliates or for XCF or its affiliates, such person will have no duty to communicate or offer such transaction or business opportunity to XCF or any of its affiliates and they may take any such opportunity for themselves or offer it to another person or entity. The Charter does not renounce XCF’s interest in any business opportunity that is expressly offered to or acquired or developed by a non-employee director solely in his or her capacity as a director or officer of XCF. To the fullest extent permitted by law, a corporate opportunity shall not be deemed to be a potential corporate opportunity for XCF if it is a business opportunity that (i) XCF is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of XCF’s business or is of no practical advantage to XCF or (iii) is one in which XCF has no interest or reasonable expectancy.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Charter includes a provision that eliminates, to the fullest extent permitted by law, the personal liability of directors for monetary damages for any breach of fiduciary duty as a director. The effect of these provisions is to eliminate the rights of XCF and its stockholders, through stockholders’ derivative suits on XCF’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Bylaws provide that XCF must indemnify and advance expenses to directors and officers to the fullest extent permitted by Delaware law. We are also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the Charter and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit XCF and its stockholders. In addition, your investment may be adversely affected to the extent XCF pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to XCF’s directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, XCF has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is Continental Stock Transfer & Trust Company, 1 State Street 30th Floor, New York, New York 10004, telephone: (212) 509-4000.

COMPARISON OF RIGHTS OF DEVVSTREAM SHAREHOLDERS AND XCF GLOBAL STOCKHOLDERS

The rights of DevvStream shareholders are governed by the ABCA and by DevvStream’s articles of incorporation, as amended (“DevvStream Articles”) and DevvStream’s bylaws (as may be amended, replaced or superseded from time to time, “DevvStream Bylaws”). Following the Business Combination, DevvStream shareholders who receive XCF Global Common Shares as part of the Business Combination will become stockholders of XCF Global, and as such their rights will be governed by the DGCL, XCF Charter and XCF Bylaws.

The following is a summary of the material differences between the rights of DevvStream shareholders and the rights of XCF Global stockholders. This summary is not a complete comparison of rights that may be of interest and is qualified in its entirety by reference to the full text of the XCF Charter and XCF Bylaws at www.sec.gov under XCF Global’s profile and the DevvStream Articles and DevvStream Bylaws at www.sedarplus.ca under DevvStream’s profile.

	DevvStream Shareholder Rights	XCF Global Stockholder Rights
Capital Structure

Under the DevvStream Articles, DevvStream is authorized to issue an unlimited number of common shares, without par value, and an unlimited number of preferred shares issuable in series, without par value.

Under the ABCA, the articles of a corporation may fix the number of shares in each series and determine the designation, rights, privileges, restrictions and conditions attaching to the shares of each series, or authorize directors to fix the number of shares of, and determine the designations, rights, privileges, restrictions and conditions attaching to, each series of shares.

The XCF Certificate of Incorporation authorizes XCF Global to issue 550,000,000 shares of capital stock, of which 500,000,000 shares are designated as Class A common stock, par value US$0.0001 per share, and 50,000,000 shares are designated as preferred stock, par value US$0.0001 per share. The XCF Global Board is authorized to provide for the issuance of all or any of the shares of the preferred stock in one or more series, and to fix for each such series such voting powers, if any, and such distinctive designations, powers preferences and relative, participating, optional, special and other rights, if any, and such qualifications, limitations or restrictions thereof, as stated and expressed in a resolution or resolutions adopted by the XCF Global Board providing for the issuance of such series and included in a certificate of designation filed pursuant to the DGCL.

Under Delaware law, the powers, preferences and rights, and the qualifications, limitations or restrictions in respect of any series of preferred stock must be set forth in the certificate of incorporation, or, if authority is vested in the board of directors by the certificate of incorporation, in the resolutions providing for the issuance of such series of preferred stock.

Voting

Pursuant to the DevvStream Articles, holders of DevvStream common shares are entitled to one vote per common share at a meeting of DevvStream shareholders, except meetings at which holders of a specified class of shares are entitled to vote. Holders of preferred shares do not have the right to vote unless the terms of such series provide for a right to vote. DevvStream has no issued and outstanding preferred shares as of the Record Date.

Pursuant to the terms of the XCF Global Certificate of Incorporation, each holder of XCF Global common stock entitled to vote at any meeting of XCF Global’s stockholders will be entitled to one vote for each share of XCF Global common stock held of record by such holder which has voting power upon the matter in question. Except as otherwise required by law or the XCF Global Certificate of Incorporation, the holders of the shares of XCF Global common stock exclusively possess all voting power with respect to XCF Global.

	DevvStream Shareholder Rights	XCF Global Stockholder Rights
Vote on Extraordinary Corporate Transactions

Many matters requiring shareholder approval under the ABCA must be approved by a special resolution. These extraordinary corporate actions include certain amalgamations, changes to authorized share structure, continuances, liquidations and dissolutions, and sales, leases or exchanges of all or substantially all the assets of a corporation other than in the ordinary course of business.

A special resolution is a resolution (i) passed by a majority of not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution at a meeting duly called and held for that purpose; or (ii) signed by all shareholders entitled to vote on the resolution.

Alberta law may also require the separate approval by holders of a class or series of shares for extraordinary corporate actions. Under the ABCA, arrangements are permitted and a corporation may make any proposal it considers appropriate if “it is impracticable to effect the arrangement” under the other provisions of the ABCA. In general, a plan of arrangement is approved by a corporation’s board of directors and then is submitted to a court for approval. It is typical for a corporation in such circumstances to apply to a court initially for an interim order governing various procedural matters prior to calling any security holder meeting to consider the proposed arrangement. Under the ABCA, the court has the discretion to determine whether a plan of arrangement must be approved by shareholders, and the requisite minimum voting threshold. The court also determines, among other things, to whom notice shall be given and whether, and in what manner, approval of any person is to be obtained and also determines whether any shareholders may dissent from the proposed arrangement and receive payment of the fair value of their shares. Following compliance with the procedural steps contemplated in an interim order issued by the court, as applicable, (including as to obtaining security holder approval), the court would conduct a final hearing and approve or reject the proposed arrangement in the final order.

Under the DGCL, a merger or consolidation, or a sale, lease, or exchange of all or substantially all of the assets of a corporation, or a dissolution of the corporation, is generally required to be approved by the holders of a majority in voting power of the shares entitled to vote on the matter, unless the certificate of incorporation provides for a higher voting threshold.

In addition, under the DGCL, mergers in which one corporation owns 90% or more of each class of stock of a second corporation may be completed without the vote of the second corporation’s board of directors or stockholders. The DGCL does not contain a procedure comparable to a plan of arrangement under the ABCA.

	DevvStream Shareholder Rights	XCF Global Stockholder Rights
Compulsory Acquisition; Short-Form Merger

The ABCA provides that if, within the time limit in a take-over bid for its acceptance or within 120 days after the date of a take-over bid, whichever period is the shorter, the bid is accepted by the holders of not less than 90% of the shares (other than the shares held by the offeror or an affiliate or associate of the offeror) of any class of shares to which the offer relates, the offeror is entitled, upon giving proper notice within 180 days after the date of the bid, to acquire (on the same terms on which the offeror acquired shares from those holders of shares who accepted the offer) the shares held by those holders of shares of that class who did not accept the offer (dissenting offerees). Offerees may apply to the court, within 20 days of receiving notice, and the court may set a different price or terms of payment or make any consequential orders or directions as it considers appropriate.

An entity owning at least 90% of the outstanding shares of each class of stock of a Delaware corporation may merge with or into such Delaware corporation by: (a) authorizing such merger in accordance with the owning entity’s governing documents and the laws of the jurisdiction under which such entity is formed or organized; and (b) filing with the Delaware Secretary of State a certificate of such ownership and merger, which must state the terms and conditions of the merger, including the securities, cash, property, or rights to be issued, paid, delivered or granted by the surviving constituent party upon surrender of each share of the corporation or corporations not owned by the entity. Such a merger would not require the approval of the stockholders of the Delaware corporation; however, the owners of the shares of stock in the Delaware corporation not owned by the merging entity would have appraisal rights as described below.

Amendments to the Governing Documents

Under the ABCA, amendments to the articles of the corporation generally require the approval of not less than two-thirds of the votes cast by shareholders who vote on the resolution.

Under the ABCA, the directors may make, amend or repeal any bylaw that regulates the business or affairs of the corporation, unless the articles of the corporation, unanimous shareholders’ agreement or bylaws provide otherwise. When directors make, amend or repeal a bylaw, they are required under the ABCA to submit the change to shareholders at the next meeting of shareholders. Shareholders may confirm, reject or amend the bylaw, amendment or repeal by a majority of the votes cast by shareholders who voted on the resolution.

Under the DGCL, a corporation’s certificate of incorporation may be amended if: (i) the board of directors sets forth the proposed amendment in a resolution, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of stockholders; and (ii) the holders of a number of shares of stock as required by the DGCL or such corporation’s certificate of incorporation, as applicable, to approve the amendment. In addition, under the DGCL, class voting rights exist with respect to, among other things, amendments to the certificate of incorporation that adversely affect the terms of the shares of a class. Class voting rights do not exist as to other extraordinary matters, unless the certificate of incorporation provides otherwise.

Under the DGCL, the board of directors may amend a corporation’s bylaws if so authorized in the certificate of incorporation. The XCF Certificate of Incorporation and the XCF Bylaws permit the XCF Global Board to amend the XCF Bylaws by the affirmative vote of a majority of the XCF Global Board.

Under the DGCL, stockholders also may amend a corporation’s bylaws. The XCF Certificate of Incorporation and the XCF Bylaws provide that XCF Global’s stockholders may amend the XCF Bylaws by the affirmative vote of the stockholders representing at least two-thirds in voting power entitled to vote generally in the election of directors, voting together as a single class.

	DevvStream Shareholder Rights	XCF Global Stockholder Rights
Place of Meetings

The DevvStream Articles provide that meetings of the shareholders may be held at any place inside or outside of Alberta (i) entirely in person; (ii) entirely by electronic means; or (iii) both in person and by electronic means, in all cases as the directors determine by resolution from time to time.

The ABCA does not specify a place for meetings of shareholders.

The ABCA provides that meetings of shareholders may be attended or held by electronic means, subject to a corporation’s constating documents. Voting at a meeting of shareholders by those entitled to vote thereat may be conducted by electronic means, telephone or other method that the corporation has made available for that purpose that permit all persons participating in the meeting to hear or otherwise communicate with each other.

The XCF Bylaws provide that the annual meeting of stockholders may be held at any place, either within or without the State of Delaware, and at such time and on such date as shall be determined by the XCF Global Board and stated in the notice of the meeting, provided that the XCF Global Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication.

Delaware law provides that meetings of the shareholders may be held at any place in or out of Delaware as determined by the board of directors or, if so determined by the board of directors, may be held by means of remote communication as provided under Delaware law.

Call of Meetings

The ABCA provides that the board of directors may at any time call a special meeting of shareholders, and that holders of not less than five percent of the issued voting shares may give notice to the directors requiring them to call and hold a special meeting of shareholders for the purpose stated in the notice.

If the directors do not call such a meeting within 21 days after receiving the requisition, the requisitioning shareholders or any of them may call the meeting.

Under the DGCL, a special meeting of stockholders may be called by the board of directors or by persons authorized in the certificate of incorporation or the bylaws.

The XCF Articles and XCF Bylaws provide that special meetings of stockholders may be called only by the chairperson of the XCF Global Board, the Chief Executive Officer, or by the XCF Global Board pursuant to a resolution adopted by the majority of the XCF Global Board. The XCF Articles expressly deny the ability of XCF stockholders to call a special meeting.

Quorum

The ABCA provides that, unless the by-laws provide otherwise, a quorum of shareholders is present at a meeting of shareholders (irrespective of the number of persons actually present at the meeting) if holders of a majority of the shares entitled to vote at the meeting are present in person or represented by proxy.

The DevvStream Bylaws provide that a quorum at any meeting of shareholders is present if the holders of not less than 33 1/3% of the votes entitled to be cast at the meeting are present in person or represented by proxy, irrespective of the number of persons actually present at the meeting.

Under Delaware law, the certificate of incorporation or bylaws may specify the required quorum, but a quorum may consist of no less than one-third of the total voting power.

The XCF Bylaws provide that the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of XCF Global representing not less than 33 1/3% of the voting power of all outstanding shares of capital stock of XCF Global entitled to vote at such meeting shall constitute a quorum, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing not less than 33 1/3% of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series.

	DevvStream Shareholder Rights	XCF Global Stockholder Rights
Presentation of Nominations and Proposals at Meetings of Stockholders

The ABCA provides that a shareholder holding at least one percent of the total number of issued voting shares, or with a fair market value of at least C$2,000, in either case for a period of at least six months, and has the support of other shareholders holding not less than 5% of the issued voting shares, may submit proposals to the annual meeting of shareholders. A proposal that includes nominations for the election of directors must be signed by one or more holders holding, in aggregate, not less than 5% of the voting shares. A shareholder may also nominate directors at a meeting of shareholders.

Delaware law does not provide procedures for stockholders to nominate individuals to serve on the board of directors or to present other proposals at meetings of stockholders.
Stockholder Consent in Lieu of Meeting

Under the ABCA, shareholders can take action by written resolution and without a meeting only if all shareholders entitled to vote on that resolution sign the written resolution. A written resolution is as valid and effective as if it were a resolution passed at a meeting of shareholders.

Under the DGCL, unless otherwise provided in the certificate of incorporation, any action that can be taken at a meeting of the stockholders may be taken without a meeting and without prior notice if written consent to the action is signed by the holders of outstanding stock having the minimum number of votes necessary to authorize or take the action at a meeting of the stockholders.

The XCF Global Certificate of Incorporation prohibits stockholder action by written consent.

Number and Election of Directors

The ABCA provides that a reporting issuer must have no fewer than three directors, at least two of whom are not officers or employees of the corporation or its affiliates.

The DevvStream Articles provide that DevvStream shall have a minimum of 3 and a maximum of 15 directors.

The DGCL provides that the board of directors of a corporation will consist of one or more directors, and the number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors.

The XCF Certificate of Incorporation provides that the number of directors, other than those who may be elected by the holders of one or more series of preferred stock voting separately by class or series, shall be fixed from time to time exclusively by the XCF Global Board pursuant to a resolution adopted by a majority of the XCF Global board.

Constitution and Residency of Directors	The ABCA does not place any residency restrictions on directors.	The DGCL does not have any residency requirements.
Vacancies And Newly Created Directorships

Under the ABCA, a vacancy among the directors created by the removal of a director may be filled by the shareholders at the meeting at which the director is removed or, if not filled by the shareholders at such meeting, by the remaining directors. In the case of a vacancy caused by the death, resignation or disqualification to act as a director under the ABCA, the remaining directors may fill the vacancy.

Under the DGCL, a vacancy or a newly created directorship may be filled by a majority of the remaining directors, although less than a quorum, or by the sole remaining director, unless otherwise provided in the certificate of incorporation or bylaws.

	DevvStream Shareholder Rights	XCF Global Stockholder Rights

Under the ABCA, if as a result of one or more vacancies, the number of directors in office falls below the number required for a quorum, the remaining directors shall call a special meeting of shareholders to fill the vacancy, and if the remaining directors fail to call a meeting or if there are no directors then in office, the meeting may be called by any shareholder.

The DevvStream Articles provide that the directors may, between annual meetings, appoint one or more additional directors between annual meetings to serve until the next annual meeting, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting.

The XCF Articles provide that newly-created directorships resulting from any increase in the number of directors and any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and any director so chosen will hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred until his or her successor is elected and qualified.

Removal of Directors	The ABCA provides that, subject to a certain limitations, the shareholders of a corporation may remove directors from office by ordinary resolution at a special meeting of shareholders.

Under the DGCL, except in the case of a corporation with a classified board of directors or with cumulative voting, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. In the case of a corporation with a classified board of directors, stockholders may remove a director only for cause unless the corporation’s certificate of incorporation provides that the directors may be removed with or without cause.

The XCF Certificate of Incorporation provides for a classified board of directors and that any director may be removed from office at any time, but only for cause and only by the affirmative vote of holders of 66 2/3% of the voting power of all then outstanding shares of capital stock of the XCF Global entitled to vote generally in the election of directors, voting together as a single class.

Fiduciary Duty of Directors and Officers

Directors and officers of a corporation incorporated or organized under the ABCA have fiduciary obligations to their corporation. Under these fiduciary obligations, the directors and officers must act in accordance with their duty of care.

The ABCA requires directors and officers, in exercising their powers and discharging their duties, to act honestly and in good faith with a view to the best interests of the corporation, to exercise the care, diligence and skill that a reasonably prudent person would exercise

Directors of a corporation incorporated or organized under the DGCL have fiduciary obligations to the corporation and its stockholders. Under these fiduciary obligations, the directors must act in accordance with the so-called duty of care. Under Delaware common law, directors have a duty of care and a duty of loyalty. The duty of care requires that the directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them.

	DevvStream Shareholder Rights	XCF Global Stockholder Rights

in comparable circumstances and to act in accordance with the ABCA and the regulations thereunder, and the articles and bylaws of the corporation. These statutory duties are in addition to duties under Canadian common law and equity.

The duty of loyalty is the duty to act in good faith, not out of self-interest, and in a manner which the directors reasonably believe to be in the best interest of the stockholders. Under Delaware law, officers of a Delaware corporation owe the same fiduciary duties of care and loyalty to the corporation and its stockholders as directors.

Personal Liability of Directors

Certain actions to enforce a liability imposed by the ABCA must be brought within two years from the date of the resolution authorizing the act complained of. A director will be deemed to have complied with their fiduciary obligations to the corporation under certain sections of the ABCA if the director exercised care, diligence, and skill that a reasonably prudent person would exercise in a comparable circumstance, including relying in good faith on:

•   financial statements represented to the director by an officer or in a written report of the auditor of the corporation to fairly reflect the financial condition of the corporation; or

•   an opinion report of a person whose profession lends credibility to a statement made by the professional person.

Under the ABCA, the directors of a corporation who vote for or consent to a resolution that authorizes the corporation to, inter alia: (a) pay a commission on the sale of shares not provided for under the ABCA; (b) pay a dividend, purchase, redeem or otherwise acquire shares in circumstances that would be in violation of the ABCA, including where the corporation is insolvent, or the payment of the dividend would render the corporation insolvent; (c) make a payment of an indemnity to an indemnifiable person in violation of the ABCA; (d) provide financial assistance in violation of the ABCA; or (e) make a payment to a shareholder in violation of the ABCA, are, in each case, jointly and severally liable to restore to the corporation any amount paid or distributed as a result and not otherwise recovered by the corporation.

The DGCL permits the adoption of a provision in a corporation’s certificate of incorporation limiting or eliminating the monetary liability of a director, and of certain senior officers, to the corporation or its stockholders for breach of the fiduciary duty of care. The DGCL does not permit any such limitation of liability for: (i) breaching the duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) obtaining an improper personal benefit from the corporation; or (iv) in the case of a director, paying a dividend or approving a stock repurchase or redemption that was illegal under applicable law. In addition, the DGCL does not permit any limitation of an officer’s liability in any action brought by or in the right of the corporation, including any derivative action. The categories of officers eligible for exculpation under the DGCL are limited and include, among others, the corporation’s president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer and chief accounting officer.

The XCF Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL or any other law of the State of Delaware, no current or former director of the corporation shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. The XCF Certificate of Incorporation does not currently contain a corresponding provision exculpating officers.

	DevvStream Shareholder Rights	XCF Global Stockholder Rights

In addition, the directors of a corporation who vote for or consent to a resolution that authorizes the issue of a share that is not fully paid are jointly and severally liable to the corporation to make good any amount by which the consideration received is less than the fair equivalent of the money that the corporation would have received if the shares had been issued for money on the date of that resolution. Notwithstanding the foregoing, under the ABCA, a director is not subject to statutory liability for the foregoing if the director did not know and could not reasonably have known that the share was issued for a consideration less than the fair equivalent of the money that the corporation would have received if the share had been issued for money.

Indemnification of Officers and Directors

Under the ABCA, a corporation may indemnify: (a) a current or former director or officer of that corporation; (b) a current or former director or officer of another corporation if, at the time such individual held such office, the corporation was a shareholder or creditor of the corporation, and if such individual acted at the corporation’s request; or (c) the foregoing individual’s heirs and legal representatives (each, an “indemnifiable person”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal, administrative, investigative or other action or proceeding in which he or she is involved by reason of being or having been a director or officer of the corporation or another corporation (as set out above), if: (i) the individual acted honestly and in good faith with a view to the best interests of the corporation; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

A corporation may advance funds to an indemnifiable person to defray the costs, charges and expenses incurred by an indemnifiable person in respect of that proceeding, provided that if it is ultimately determined that the payment of expenses was prohibited, the indemnifiable person will repay any amount advanced.

Subject to the aforementioned prohibitions on indemnification, a corporation must pay all costs, charges and expenses reasonably

Under the DGCL, a corporation is generally permitted to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a third-party action, other than a derivative action, and against expenses actually and reasonably incurred in the defense of a derivative action, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, in the case of criminal proceedings, with no reason to believe that his or her actions were unlawful. That determination must be made by: (i) a majority of the disinterested directors, even though less than a quorum; (ii) a committee of disinterested directors designated by a majority vote of disinterested directors, even though less than a quorum; (iii) independent legal counsel; or (iv) a majority vote of the stockholders at a meeting at which a quorum is present. Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation.

The DGCL requires indemnification of directors and officers for expenses relating to a successful defense on the merits or otherwise of a derivative or third-party action. Under the DGCL, a corporation may advance expenses relating to the defense of any proceeding to directors and officers contingent upon those individuals’ commitment to repay any advances if it is ultimately determined that those individuals are not entitled to be indemnified.

	DevvStream Shareholder Rights	XCF Global Stockholder Rights

incurred by an indemnifiable person in connection with the defence of any civil, criminal, administrative, investigative or other action or proceeding in which the person is involved by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity: (a) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the person ought to have done; and (b) (i) the individual acted honestly and in good faith with a view to the best interests of the corporation; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

As permitted by the ABCA, the DevvStream Bylaws require DevvStream to indemnify to the fullest extent permitted by the ABCA, directors or officers of DevvStream, former directors or officers of DevvStream or other individuals who, at DevvStream’s request, act or acted as directors or officers or in a similar capacity of another entity, and their respective heirs and legal representatives.

The XCF Bylaws provide that, to the fullest extent permitted by applicable law, XCF Global shall indemnify each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or officer of XCF Global, or while a director or officer of XCF Global, is or was serving at the request of XCF Global as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expense (including without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such person in connection therewith. In certain circumstances, XCF Global will indemnify the person if that person initiated the Proceeding if such Proceeding, or part thereof, was authorized by the XCF Global Board.

Derivative Action

Under the ABCA, a shareholder, former shareholder, director, former director, officer or former officer of a corporation or its affiliates, certain creditors or any other person who, in the discretion of a court, is a proper person to seek a derivative action may apply to the court for leave to bring an action in the name and on behalf of a corporation or any of its subsidiaries, or intervene in the action to which a corporation or any of its subsidiaries is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the corporation or the subsidiary. In order to bring the action, the complainant must give reasonable notice to the directors of the corporation (if not all directors have been named as defendants) and the complainant must satisfy to the court that:

•   the complainant is acting in good faith;

•   the directors of the corporation will not bring, diligently prosecute or defend or discontinue the action; and

•   it appears to be in the interests of the corporation that the action be brought, prosecuted, defended or discontinued.

Under the DGCL, a stockholder bringing a derivative suit must have been a stockholder at the time of the wrong complained of or the stockholder must have received shares of stock in the corporation by operation of law from a person who was such a stockholder at the time of the wrong complained of. In addition, the stockholder must remain a stockholder throughout the litigation. There is no requirement under DGCL to advance the expenses of a lawsuit to a stockholder bringing a derivative suit. The DGCL also requires that, before commencing a derivative suit, a stockholder must make a demand on the directors of the corporation to assert the claim, unless such demand would be futile.

	DevvStream Shareholder Rights	XCF Global Stockholder Rights
Appraisal and Dissenter’s Rights

The ABCA provides that shareholders of a corporation entitled to vote on certain matters are entitled to exercise dissent rights. Dissenting shareholders who comply with the process set out in the ABCA may demand payment for the fair value of their shares. Dissent rights exist when there is a vote upon matters such as:

•   an amalgamation with another corporation (other than with certain affiliated corporations);

•   an amendment to a corporation’s articles to: (a) add, change or remove any provisions restricting or constraining the issue or transfer of shares; (b) add or remove an express statement establishing the unlimited liability of shareholders; or (c) add, change or remove any restriction upon the business or businesses that the corporation may carry on;

•   a continuance (reincorporation) under the laws of another jurisdiction;

•   a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business; and

•   an arrangement proposed by the corporation where there is a court order permitting a shareholder to dissent in connection with an application to the court for an order approving the arrangement.

However, a shareholder is not entitled to dissent if an amendment to the articles of incorporation is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy.

A court may make an order permitting a shareholder to dissent in certain circumstances.

Under the DGCL, a stockholder of a corporation does not have appraisal rights in connection with a merger or consolidation, if, among other things: (i) the corporation’s shares are listed on a national securities exchange or held of record by more than 2,000 holders; or (ii) the corporation will be the surviving corporation of the merger and no vote of its stockholders is required to approve the merger.

The DGCL generally grants appraisal rights in connection with mergers and consolidations and, following amendments to the DGCL effective in 2024, also in connection with certain conversions of a Delaware corporation into another entity form and certain transfers, domestications or continuances of a Delaware corporation to a non-U.S. jurisdiction. Appraisal rights are not generally available under the DGCL in the case of a sale or transfer of assets or a purchase of assets for stock. However, notwithstanding the foregoing, a stockholder is entitled to appraisal rights in the case of a merger or consolidation if the stockholder is required to accept in exchange for the shares anything other than: (i) shares of stock of the corporation surviving or resulting from the merger or consolidation, or depository receipts in respect thereof; (ii) shares of any other corporation, or depository receipts in respect thereof, that on the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders; (iii) cash instead of fractional shares, or fractional depository receipts, of the corporation; or (iv) any combination of the foregoing.

Oppression Remedy

Under the ABCA, a complainant has the right to apply to a court for an order where an act or omission of the corporation or an affiliate effects a result, or the business or affairs of which are or have been carried on or conducted in a manner, or the directors’ powers are or have been exercised in a manner, that would be oppressive or unfairly

There is no remedy under the DGCL that is comparable to the ABCA’s oppression remedy.

	DevvStream Shareholder Rights	XCF Global Stockholder Rights

prejudicial to or would unfairly disregard the interest of any security holder, creditor, director or officer of the corporation. On such application, the court may make any interim or final order it thinks fit to rectify the matters complained of, including an order restraining the conduct complained of. The oppression remedy provides the court with broad and flexible jurisdiction to intervene in corporate affairs to protect shareholders. While conduct that is in breach of fiduciary duties of directors or that is contrary to the legal right of a complainant will normally trigger the court’s jurisdiction under the oppression remedy, the exercise of that jurisdiction does not depend on a finding of a breach of such legal and equitable rights.

Advance Notification Requirements for Proposals of Shareholders

The DevvStream Bylaws have advance notice provisions, where subject only to the ABCA (set out, in part, below), for so long as DevvStream is a distributing corporation, only persons who are nominated in accordance with the procedures set out in the DevvStream Bylaws that include who can submit nominations, notice requirements, notice content, eligibility and enforcement, and other provisions, shall be eligible for election as directors of DevvStream. The DevvStream Board may also waive any of these requirements at its discretion.

Under the ABCA, a proposal may be made by certain registered holders of shares entitled to vote at an annual meeting of shareholders or beneficial owners of shares. To be eligible to submit such a proposal, a shareholder must be the registered or beneficial holder of (a) at least 1% of the total number of issued voting shares of the corporation as of the day such proposal is submitted; or (b) voting shares whose fair market value as determined at the close of business on the day before such proposal is submitted is at least $2,000. Such registered or beneficial holder must have held such shares for an uninterrupted period of at least six months immediately prior to the date of the submission of the proposal and must continue to hold or own these shares up to and including the day of the meeting at which the proposal is being made. The proposal must be also supported by other registered holders or beneficial owners of shares is at least 5% of the issued voting shares of the corporation.

The DGCL does not require advance notice for stockholder nominations and proposals, but a Delaware corporation may require such advance notice pursuant to its bylaws.

Under the XCF Bylaws, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to XCF Global’s Secretary, or such other person as XCF Global may designate, and such business must otherwise be a proper subject for stockholder action. To be timely, a stockholder’s notice must be delivered to the Secretary at the principal executive offices of XCF Global not later than the close of business on the 120th day nor earlier than the close of business on the 150th day before the first anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 150th day before the meeting and not later than the later of (x) the close of business on the 120th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the corporation.

The stockholder’s notice must be in the form described in the XCF Bylaws.

DevvStream Shareholder Rights	XCF Global Stockholder Rights

A proposal under the ABCA must include the name and contact information of the person submitting the proposal, and the names and contact information of the person’s supporters.

The corporation must include the shareholder proposal in its management proxy circular and, at the request of the registered or beneficial holder making the proposal, the corporation must include support statement for the proposal in either the management proxy circular or attached to it.

Alberta law provides that the corporation may refuse to process a proposal in certain circumstances including: (a) it not being submitted to the corporation at least 90 days before the anniversary of the previous annual meeting of shareholders; (b) it clearly appears that the proposal has been submitted primarily for the purpose of enforcing a personal claim or redressing a personal grievance against the corporation, its directors, officers or security holders or any of them, or primarily for the purpose of promoting general economic, political, racial, religious, social or similar causes; (c) the corporation, at the request of the registered holder or beneficial owner of shares, included a proposal in a management proxy circular relating to a meeting of shareholders held within two years preceding the receipt of the request, and the registered holder or beneficial owner of shares failed to present the proposal, in person or by proxy, at the meeting; (d) substantially the same proposal was submitted to registered holders or beneficial owners of shares in a management proxy circular or a dissident’s proxy circular relating to a meeting of shareholders held within two years preceding the receipt of the request of the registered holder or beneficial owner of shares and the proposal was defeated; or (e) the rights being conferred to the shareholder to submit a proposal are being abused to secure publicity.

If a corporation refuses to process a proposal, the corporation shall notify the person making such proposal within 10 days after its receipt of the proposal of its decision in relation to the proposal and the reasons therefor. In any such event, the person submitting the proposal may make an application to the court for a review of the corporation’s decision and the court may restrain the holding of the meeting to which the proposal is sought to be presented and make any further order it considers appropriate. In addition, a corporation or any person claiming to be aggrieved by a proposal may apply to court for an order permitting or requiring the corporation to refrain from processing the proposal and the court may make such order as it considers appropriate.

	DevvStream Shareholder Rights	XCF Global Stockholder Rights
Access to Corporate Records.

Under the ABCA, directors and shareholders of a corporation, and their agents and legal representatives may examine, during the usual business hours of the corporation, without charge:

•   a corporation’s articles of incorporation, bylaws, and any unanimous shareholder agreement, and all amendments thereto;

•   the minutes of meetings and resolutions of shareholders;

•   all notices pertaining to the election of, or change of directors;

•   a corporation’s securities register;

•   copies of the financial statements, reports, and information in the annual financials; and

•   a register of disclosures by directors and officers in relation to contracts.

Delaware law allows any stockholder to inspect a corporation’s stock ledger, list of stockholders, and other books and records for a purpose reasonably related to such person’s interest as a stockholder.

Dividends and Other Distributions

The ABCA permits the directors of a corporation to declare and pay dividends provided that there are no reasonable grounds for believing that the corporation is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of the corporation’s assets on an unconsolidated basis would thereby be less than the aggregate of its liabilities and stated capital of all classes. In addition, Alberta law permits a corporation to purchase or redeem its shares provided that it meets such solvency tests.

The ABCA provides that a corporation may pay a dividend by issuing fully paid shares of the corporation and may pay a dividend in money or property, subject to solvency tests similar to those applicable to the payment of dividends (as set out above).

Under the ABCA, subject to solvency tests similar to those applicable to the payment of dividends (as set out above), a corporation may redeem, on the terms and in the manner provided in its articles, any of its shares that has a right of redemption attached to it. The DevvStream Shares and its preferred shares are not subject to a right of redemption and DevvStream has no issued and outstanding preferred shares as of the Record Date.

Delaware law permits a corporation, unless otherwise restricted by its certificate of incorporation, to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the company is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having preference upon the distribution of assets. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if such redemption or repurchase would not impair the capital of the company. The ability of a Delaware corporation to pay dividends on, or to make repurchases or redemptions of, its shares is dependent on the financial status of the company standing alone and not on a consolidated basis. In determining the amount of surplus of a Delaware corporation, the assets of the company, including stock of subsidiaries owned by the company, must be valued at their fair market value as determined by the board of directors, regardless of their historical book value.

	DevvStream Shareholder Rights	XCF Global Stockholder Rights
Dissolution	Under the ABCA, subject to the satisfaction of certain conditions, the shareholders by special resolution may authorize the dissolution of the corporation.

Under Delaware law, unless the board of directors approves the proposal to dissolve, the dissolution must be approved by stockholders holding 100% of the total voting power of the corporation. Only if the dissolution is initially approved by the board of directors may it be approved by a simple majority of the corporation’s stockholders. In the event of such a board-initiated dissolution, Delaware law allows a Delaware corporation to include in its certificate of incorporation a super-majority voting requirement in connection with dissolutions.

Conflicts of Interest

Under the ABCA, material contracts or material transactions in which a director or officer of a corporation has an interest must be disclosed to the corporation or entered into the minutes of meetings of directors the nature and extent of the interest. Except for certain contracts or transactions, a director who has such an interest shall not vote on any resolution to approve it. The contract or transaction is not invalid, and the director or officer acting honestly and in good faith is not accountable to the corporation or its shareholders for any profit realized from it if (a) the requisite disclosure of the director’s or officer’s interest is made, (b) the shareholders by special resolution, approve the material contract or material transaction, and (c) the material contract or material transaction was reasonable and fair to the corporation when it was approved or confirmed.

Under Delaware law, as amended by Senate Bill 21, an act or transaction in which a director or officer of a corporation has a material interest, or to which a controlling stockholder or control group is a party, will not be the proper subject of equitable relief, and will not give rise to an award of damages against a director, officer, controlling stockholder or member of a control group by reason of such interest or relationship, if any of the applicable statutory safe-harbor requirements is satisfied. For an act or transaction in which a director or officer has a material interest, the safe harbor is generally satisfied if (i) the material facts as to the director’s or officer’s interest are disclosed or known and the act or transaction is approved or recommended in good faith and without gross negligence by a majority of the disinterested directors then serving on the board, or by a committee thereof consisting solely of disinterested directors (and, in the case of a corporation that has a class of stock listed on a national securities exchange, by such directors or committee consisting of at least two disinterested directors); (ii) the material facts are disclosed or known and the act or transaction is approved or ratified by an informed, uncoerced affirmative vote of a majority of the votes cast by the disinterested stockholders; or (iii) the act or transaction is fair as to the corporation and its stockholders. A parallel safe-harbor framework applies to acts and transactions involving a controlling stockholder or control group, except that a going-private transaction with a controlling stockholder generally requires both approval by a duly authorized committee of disinterested directors and approval by an informed, uncoerced affirmative vote of a majority of the votes cast by the disinterested stockholders.

	DevvStream Shareholder Rights	XCF Global Stockholder Rights
Anti-Takeover Effects

The ABCA does not contain specific anti-takeover provisions, however, subject to the policies of Canadian securities regulatory authorities, a corporation may make itself less vulnerable to hostile takeover attempts by:

•   implementing a staggered board of directors, which deters an immediate change in control of the board;

•   providing for the exclusive right of one or more class of shareholders to elect one or more directors;

•   providing for supermajority voting in some circumstances, including on an amalgamation or for amendments to articles;

•   providing for the creation of a shareholder rights plan to authorize the issue of new shares to existing shareholders at a below-market price in the event of a hostile take-over bid without any requirement to issue such shares to hostile bidders; and

•   issuing “blank check” preferred shares, which may be used to make a corporation less attractive to a hostile bidder.

In addition to the powers granted to corporations under Alberta law, which Delaware law also permits, Delaware law provides additional powers that may allow a Delaware corporation to make itself potentially less vulnerable to hostile takeover attempts. These powers include the ability to:

•   require that notice of nominations for directors be given to the corporation prior to a meeting where directors will be elected, which may give management an opportunity to make a greater effort to solicit its own proxies;

•   only allow the board of directors to call a special meeting of stockholders, which may thwart a hostile bidder’s ability to call a meeting to make disruptive changes;

•   eliminate stockholders’ action by written consent, which would restrict a hostile bidder’s actions to a meeting scenario;

•   remove a director from a staggered board only for cause, which gives some protection to directors on a staggered board from arbitrary removal; and provide that the power to determine the number of directors and to fill vacancies be vested solely in the board, so that the incumbent board, not a hostile bidder, would control vacant board positions.

In addition, Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (generally, a holder of 15% or more of the corporation’s outstanding voting stock, together with such holder’s affiliates and associates) for three years after the stockholder became interested, unless: (i) the board approved, prior to that time, either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of such transaction, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding certain shares); or (iii) at or after such time, the business combination is approved by the board and by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. A Delaware corporation may

	DevvStream Shareholder Rights	XCF Global Stockholder Rights

opt out of Section 203 in its certificate of incorporation or, subject to certain conditions, by subsequent amendment to its certificate of incorporation or bylaws. The ABCA contains no comparable statutory restriction. The XCF Certificate of Incorporation opts out of Section 203, but contains a substantially similar provision restricting XCF Global from engaging in a “business combination” with an “interested stockholder” (as defined in the XCF Certificate of Incorporation) while its common stock is registered under Section 12(b) or 12(g) of the Exchange Act, subject to specified conditions and exceptions.

Forum Selection

Under the DevvStream Bylaws, unless DevvStream consents in writing to the selection of an alternative forum, the Courts of the Province of Alberta, Canada and the appellate Courts therefrom, shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of DevvStream; (ii) any action or proceeding asserting breach of fiduciary duty owed by any director, officer or other employee of DevvStream to DevvStream; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the ABCA, or the DevvStream Articles or DevvStream Bylaws; or (iv) any action or proceeding asserting a claim otherwise related to DevvStream’s “affairs” (as such term is defined in the ABCA).

If any action or proceeding the subject matter of which is within the scope of the preceding sentence is filed in a Court other than a Court located within the Province of Alberta (a “Foreign Action”) in the name of any securityholder, such securityholder shall be deemed to have consented to: (i) the personal jurisdiction of the provincial and federal Courts located within the Province of Alberta in connection with any action or proceeding brought in any such Court to enforce the preceding sentence; and (ii) having service of process made upon such securityholder in any such action or proceeding by service upon such securityholder’s counsel in the Foreign Action as agent for such securityholder.

Unless XCF Global consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of XCF Global, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of XCF Global to XCF Global or XCF Global’s stockholders, (iii) any action asserting a claim against XCF Global, its directors, officers or employees arising pursuant to any provision of the DGCL or the XCF Certificate of Incorporation or the XCF Bylaws, (iv) any action asserting a claim against XCF Global, its directors, officers or employees governed by the internal affairs doctrine or (v) any action to interpret, apply, enforce or determine the validity of the XCF Certificate of Incorporation, except for, as to each of (i) through (v) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Unless XCF Global consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall

DevvStream Shareholder Rights	XCF Global Stockholder Rights

be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, and the rules and regulations thereunder. These provisions shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder or any other claim for which the federal courts have exclusive jurisdiction.

If any action the subject matter of which is within the scope of the preceding paraph is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the provisions in the preceding paragraph (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

OTHER MATTERS

The XCF Global Board and the DevvStream Board know of no other matter that is likely to come before the XCF Global Special Meeting or the DevvStream Special Meeting or that may properly come before the XCF Global Special Meeting or the DevvStream Special Meeting. However, if any other matters properly come before the XCF Global Special Meeting or the DevvStream Special Meeting, it is the intention of the persons named in the accompanying proxies to vote such proxies in accordance with their judgment on such matters.

If less than a quorum is present at the XCF Global Special Meeting or the DevvStream Special Meeting or if an insufficient number of votes is present for the adoption of the proposals at such meetings, the XCF Global Special Meeting and the DevvStream Special Meeting may be adjourned from time to time without notice other than announcement at the XCF Global Special Meeting and the DevvStream Special Meeting, respectively.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for meeting materials with respect to two or more shareholders sharing the same address by delivering a single meeting materials addressed to those shareholders. This process, which is commonly referred to as “householding”, potentially means extra convenience for shareholders and cost savings for companies.

A number of brokers with account holders who are XCF Global stockholders and/or DevvStream shareholders will be “householding” XCF Global’s and/or DevvStream’s proxy materials. A single copy of proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of proxy materials, please notify your broker or the respectively company. For DevvStream shareholders, direct your written request to DevvStream Corp., Attention: Secretary at 2108 N St., Suite 4254, Sacramento, California 95816. For DevvStream stockholders, direct your written request to XCF Global, Inc., Attention: Secretary at 2500 CityWest Blvd, Suite 150-138 Houston, Texas 77042. Securityholders who currently receive multiple copies of proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers.

TRANSFER AGENT

The transfer agent for XCF Global is Continental Stock Transfer & Trust Company.

The transfer agent for DevvStream is Continental Stock Transfer & Trust Company.

SUBMISSION OF SHAREHOLDER PROPOSALS

The XCF Global Board is aware of no other matter that may be brought before the XCF Global Special Meeting.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

For any proposal to be considered for inclusion in the XCF Global’s proxy statement and form of proxy for submission to the stockholders at the XCF Global’s 2026 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and the Bylaws. To be considered for inclusion in proxy materials for our 2026 annual meeting of proposal must have been submitted in writing at a reasonable time before XCF Global begins to print and send its proxy materials and must otherwise comply with Rule 14a-8.

In addition, XCF Global Bylaws provide notice procedures for shareholders to nominate a person as a director and to propose business to be considered by shareholders at a meeting. To be timely, a shareholder’s notice must be delivered to XCF Global’s secretary, c/o XCF Global, Inc., 3040 Post Oak Blvd., Floor 18 Suite 164, Houston, TX 77056, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of shareholders. Nominations and proposals also must satisfy other requirements set forth in XCF Global Bylaws. The XCF Global Board may refuse to acknowledge the introduction of any shareholder proposal not made in compliance with the foregoing procedures.

WHERE YOU CAN FIND MORE INFORMATION

XCF Global filed with the SEC a registration statement on Form S-4 under the Securities Act, with respect to the securities being offered by this joint proxy statement/prospectus. This joint proxy statement/prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to XCF Global and the securities offered by this joint proxy statement/prospectus, we refer you to the registration statement and its exhibits. Statements contained in this joint proxy statement/prospectus as to the contents of any contract or any other document referred to are not necessarily complete and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.

XCF Global and DevvStream are subject to the information reporting requirements of the Exchange Act and XCF Global and DevvStream file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review at the SEC’s website at www.sec.gov. You can also obtain these documents, free of charge, from XCF Global at www.xcf.global and from DevvStream at www.devvstream.com, as applicable. The information contained in or that can be accessed through, XCF Global’s and DevvStream’s website is not part of this joint proxy statement/prospectus.

Southern Energy does not have a class of securities registered under Section 12 of the Exchange Act, is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and accordingly does not file documents and reports with the SEC.

EXPERTS

XCF Global

The audited consolidated financial statements of XCF Global as of December 31, 2025 and 2024 and for each of the two years in the period ended December 31, 2025, included in this proxy statement/prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

DevvStream

The financial statements of DevvStream Corp. as of July 31, 2025 and for the year ended July 31, 2025, have been included this this proxy statement/prospectus and Registration Statement in reliance upon the report of Davidson & Company LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of DevvStream Holdings Inc. as of July 31, 2024 and for the year ended July 31, 2024, have been included in this proxy statement/prospectus and Registration Statement in reliance upon the report of MNP LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

Southern Energy

The financial statements of Southern Energy as of July 31, 2025 and for the period from May 15, 2025 (inception) to July 31, 2025 have been audited by Davidson & Company LLP, an independent registered public accounting firm, as stated in their report thereon and included in this joint proxy statement/prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The legality of the shares of XCF Global common stock issuable in the mergers will be passed upon for XCF Global by Paul Hastings LLP. Certain U.S. federal income tax consequences relating to the transactions will be passed upon by Paul Hastings LLP and certain Canadian federal income tax consequences relating to the transactions will be passed upon by McMillan LLP.

INDEX TO FINANCIAL STATEMENTS

XCF GLOBAL, INC.

DEVVSTREAM CORP.

On August 8, 2025, the Company effected a 1-for-10 reverse stock split of its outstanding common stock. All share and per share amounts in these consolidated financial statements and related footnotes have been retroactively adjusted to reflect the reverse stock split for all periods presented, unless otherwise indicated (the “Reverse Stock Split”).

SOUTHERN ENERGY

XCF GLOBAL, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	As of March 31, 2026	As of December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$1,047,539	$154,937
Restricted cash	4,295	4,295
Accounts receivable, net	1,150,086	24,550,762
Related party receivables	739,917	739,917
Other receivable	950,000	1,076,080
Inventory, net	38,752	337,971
Other current assets	294,465	784,645
Total current assets	4,225,054	27,648,607

Security deposit	300,000	1,500,000
Property, plant and equipment	398,438,283	390,323,968
TOTAL ASSETS	$402,963,337	$419,472,575

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$29,168,907	$48,122,947
Related party payable	16,701,982	16,701,982
Loans payable to related party	593,231	593,231
Notes payable, current portion	121,254,888	121,915,613
Warrant liabilities	5,316,300	751,800
Accrued expenses and other current liabilities	71,802,763	60,928,865
Total current liabilities	244,838,071	249,014,438

Financial liability, net of closing costs	132,815,971	132,806,188
TOTAL LIABILITIES	377,654,042	381,820,626

Commitments and contingencies (Note 11)
STOCKHOLDERS’ EQUITY
Preferred stock; $0.0001 par value, 50,000,000 shares authorized; none issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	—	—
Common Stock; $0.0001 par value, 500,000,000 shares authorized; 290,948,677 and 206,473,533 shares issued and outstanding as of March 31, 2026, and December 31, 2025, respectively	29,092	20,646
Additional paid-in capital	59,818,303	54,356,988
Accumulated deficit	(34,538,100)	(16,725,685)
TOTAL STOCKHOLDERS’ EQUITY	25,309,295	37,651,949
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$402,963,337	$419,472,575

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

XCF GLOBAL, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31, 2026	Three Months Ended March 31, 2025
Revenue	$348,688	$—
Cost of sales	660,938	—
Gross loss	(312,250)	—
Operating expenses:

Operating expenses	3,435,684	1,546,865
General and administrative expenses	3,970,083	3,782,785
Severance expense, net	(14,516)	—
Professional fees	2,634,006	576,635
Total operating expenses	10,025,257	5,906,285

Loss from operations	(10,337,507)	(5,906,285)

Other income (expense)
Change in the fair value of notes payable	(142,858)	(45,000)
Change in fair value of warrants	(4,564,500)	—
Interest income (expense), net	(3,083,569)	(1,498,905)
Other income (expense), net	316,019	(17,011)
Total other income (expense)	(7,474,908)	(1,560,916)

Net loss	$(17,812,415)	$(7,467,201)

Loss per common share, basic and diluted	$(0.07)	$(0.05)

Weighted average number of common shares outstanding, basic and diluted	241,039,943	159,272,518

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

XCF GLOBAL, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Three Month Period Ended March 31, 2026
	Common Stock		Additional Paid in Capital	Retained Earnings (Accumulated Deficit)	Total Equity
	Shares	Amount
Balance as of December 31, 2025	206,473,533	$20,646	$54,356,988	$(16,725,685)	$37,651,949
ELOC at the market stock sales	15,200,000	1,519	2,678,710	—	2,680,229
EEME Energy SPV LLC capital raise	69,000,000	6,900	6,893,100	—	6,900,000
BTIG, LLC, stock issued in settlement	275,144	27	69,308	—	69,335
Stock based compensation expense (benefit) associated with restricted stock units	—	—	(4,704,128)	—	(4,704,128)
Non-employee share-based payments	—	—	524,325	—	524,325
Net loss	—	—	—	(17,812,415)	(17,812,415)
Balance as of March 31, 2026	290,948,677	$29,092	$59,818,303	$(34,538,100)	$25,309,295
	Three Months Period Ended March 31, 2025
	Members’ Contributions, Net of Distributions	Members’ Deficit	Common Stock Shares	Amount	Additional Paid in Capital	Accumulated Deficit	Total Equity
Balance at December 31, 2024	$—	$—	140,227,818	$140,228	$70,313,190	$(29,018,191)	$41,435,227
Recapitalization	—	—	42,850,576	42,851	(70,313,190)	(18,269,283)	(88,539,622)
Balance as of December 31, 2024, as adjusted	—	—	183,078,394	183,078	—	(47,287,474)	(47,104,396)
Net loss	—	—	—	—	—	(7,467,201)	(7,467,201)
Balance at March 31, 2025	$—	$—	183,078,394	$183,078	$—	$(54,754,675)	$(54,571,597)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

XCF GLOBAL, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31, 2026	March 31, 2025
Cash flows from operating activities:
Net loss	$(17,812,415)	$(7,467,201)
Adjustments to reconcile net loss to net cash flows from operating activities:
Stock-based compensation expense (benefit)	(4,704,128)	—
Non-employee share-based payments	524,325	—
Change in fair value of notes payable	142,858	45,000
Change in fair value of loans payable to related party	—	(19,000)
Common stock issued to vendor	69,335	—
Change in fair value of warrant liabilities	4,564,500	—
Bad debt expense	1,655,291	—
Changes in operating assets and liabilities:
Accounts receivable	21,745,385	—
Related party receivable	—	(65,180)
Inventories	299,219	—
Security deposit	1,200,000	—
Other current assets	616,260	141,389
Related party payable	—	700,001
Accounts payable	(18,954,040)	1,253,849
Loans payable to related party	—	47,681
Accrued expenses and other current liabilities	6,317,874	2,056,993
Net cash used in operating activities	(4,335,536)	(3,306,468)
Cash flows from investing activities:
Cash acquired in Acquisition	—	220,897
Cash paid for construction in progress	(2,695,771)	(1,150,996)
Net cash used in investing activities	(2,695,771)	(930,099)
Cash flows from financing activities:
Proceeds from member contributions	—	4,387,000
Payment of GNCU loans	(450,000)	—
Payment of financial liability	(450,000)	—
ELOC at the market stock sales	2,680,229	—
Proceeds for common stock issued to EEME	6,900,000	—
Repayment of note payable	(756,320)	—
Net cash provided by financing activities	7,923,909	4,387,000

Net increase in cash, cash equivalents and restricted cash	892,602	150,433
Cash, cash equivalents and restricted cash at beginning of year	159,232	413,006
Cash, cash equivalents and restricted cash at the end of year	$1,051,834	$563,439

Supplemental disclosure of cash flow information
Cash paid for interest	$991,304	$—

Supplemental disclosure of Non-Cash Investing and Financing Activities:
Capitalization of debt closing costs to construction in progress	$53,825	$53,825
Issuance of common stock in exchange for members’ equity in Acquisition	$—	$1,068,562,000
Assumption of net assets (liabilities) in Acquisition	$—	$(93,647,521)
Issuance of membership units to settle related party payables	$—	$500,000
Interest capitalization on notes payable	$2,789,859	$2,955,225
Interest capitalization on financial liability	$3,037,848	$2,602,808

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

XCF GLOBAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Description of Business

XCF Global, Inc. (“New XCF, the “Company”, or “we”), a Delaware corporation, formerly known as Focus Impact BH3 NewCo, Inc., was founded on March 6, 2024, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination. Subsequent to the Business Combination, the name was changed to XCF Global, Inc.

In connection with the completion of the Business Combination described below under “The Business Combination,” XCF Global Capital, Inc., a Nevada corporation (referred to herein as “Legacy XCF”), became a wholly-owned subsidiary of New XCF. Legacy XCF was formed in January 2023, and was founded to develop, operate and invest in renewable energy assets and production facilities. Throughout 2023, Legacy XCF identified acquisition targets in Nevada, Florida, and North Carolina as the foundation for the Company’s first production of sustainable aviation fuel (“SAF”), a synthetic kerosene derived from waste- and residue-based feedstocks such as waste oils and fats, green and municipal waste, and non-food crops and, currently, blended with conventional Jet-A fuel. We are committed to reducing the world’s carbon footprint by meeting the growing demand for renewable fuels and will concentrate on the production of clean-burning, sustainable biofuels, principally SAF. Though we are focused on promoting and accelerating the decarbonization of the aviation industry through SAF, we may, opportunistically, produce other renewable products such as renewable diesel, a renewable fuel, and bio-based glycerol, also known as natural glycerin, which is used in healthcare, food, and cosmetics industries. We believe there is a market opportunity in the aviation and renewable sectors as a result of a combination of regulatory support, industry-led demand and end-user commitment. The actual market environment may evolve differently from our expectations and is subject to a variety of external forces such as government regulation and technological development that may impact the market opportunity. New XCF intends to build a nationwide portfolio of SAF and renewable fuels production facilities that use waste- and residue-based feedstocks at competitive production costs. We also intend to implement a fully integrated business model from feedstock supply and production to marketing and sales of SAF. New XCF is currently one of the few publicly traded renewable fuels companies primarily focused on SAF and renewable fuels in the United States, with the stated intention to be a majority SAF producer, distinguishing itself from peers that are predominantly legacy crude oil refiners. We intend to scale and operate clean fuel production facilities engineered to the highest levels of compliance, reliability, and quality. We also own dormant biodiesel plants located in Fort Myers, Florida and Wilson, North Carolina that we intend to further build-out and reconstruct SAF, renewable fuels and/or associated SAF-related infrastructure. We are continuing to evaluate the role of each of the Fort Myers, Florida and Wilson, North Carolina facilities within New XCF’s broader SAF and biofuels value chain.

On January 23, 2025 and February 19, 2025, Legacy XCF completed its acquisitions (the “Acquisition”) of New Rise SAF Renewables Limited Liability Company, (“New Rise SAF”) and New Rise Renewables, LLC. (“New Rise Renewables”) (collectively the “New Rise Entities”), which became wholly owned subsidiaries of XCF Global Capital, Inc. (“Legacy XCF”). New Rise Renewables, a Delaware limited liability company, was formed on September 23, 2016 for the purpose of owning 100% of New Rise Renewables Reno, LLC (“New Rise Reno”). New Rise Renewables is focused on producing renewable fuels to lower the world’s carbon footprint by meeting the growing demand for renewable fuels and will concentrate on the production of clean-burning, sustainable biofuels, principally SAF. The New Rise Reno facility is built on a 10-acre parcel located within McCarran, Nevada. New Rise Reno’s activities have primarily consisted of acquiring plant assets, infrastructure development and construction, and other pre-operational expenditures. In February 2025, New Rise Reno began initial production of SAF and renewable naphtha (a byproduct in SAF production). First deliveries of neat SAF and renewable naphtha began in March 2025. During the initial phase of production ramp-up, New Rise Reno production facility operated at approximately 50% of nameplate capacity. Until SAF production is at nameplate capacity, New Rise Reno is not deemed to be an operating facility and classifies as under construction until final project acceptance under New Rise’s license agreement with Axens North America under the original intention of the SAF conversion. Such final project acceptance has not yet been completed. While ramp-up processes are being undertaken and until final plant acceptance, management has made the determination to temporarily produce and sell renewable diesel, a byproduct of SAF production, which can be achieved at approximately

XCF GLOBAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

2,000 barrels per day, which is approximately 20% below nameplate capacity, and without any additional modifications to the facility. In May 2025, New Rise Reno began selling renewable diesel under its Supply and Offtake Agreement with Phillips 66 (the “P66 Agreement”). The P66 Agreement was canceled on May 1, 2026 and the Company entered into a Renewable Fuel Tolling Agreement with BGN, an independent global energy and commodities group, pursuant to which it is anticipated that the Company will provide the following services to BGN both at its New Rise Reno facility and, potentially, a second, future XCF facility:

•        Inside-the-Fence Logistics:    Receipt, handling, and management of feedstock inventory;

•        Production/Refining:    Processing BGN-owned feedstock into Sustainable Aviation Fuel (SAF) and Renewable Naphtha;

•        Storage and Blending:    Provision of tankage for feedstocks and finished products, including blending services to meet commercial specifications; and,

•        Marketing Support:    Coordination with BGN’s sales and logistics teams per the existing MOU

Business Combination

On March 11, 2024, Legacy XCF entered into a business combination agreement (the “Business Combination Agreement”) with Focus Impact BH3 Acquisition Company (“Focus Impact”), Focus Impact BH3 Newco, Inc., (“NewCo”) a wholly owned subsidiary of Focus Impact, Focus Impact BH3 Merger Sub 1, LLC, a wholly owned subsidiary of NewCo (“Merger Sub 1”), and Focus Impact BH3 Merger Sub 2, Inc., a wholly owned subsidiary of NewCo (“Merger Sub 2”). The business combination was effected in two steps: (a) Focus Impact merged with and into Merger Sub 1, with Merger Sub 1 being the surviving entity as a wholly owned subsidiary of NewCo; and (b) immediately after, Merger Sub 2 merged with and into Legacy XCF, with Legacy XCF continuing as a wholly-owned subsidiary of NewCo (these transactions, collectively, the “Business Combination”).

The Business Combination closed on June 6, 2025 (the “Closing Date”). As a result of the Business Combination, NewCo, subsequently changed its name to XCF Global, Inc. and became a new publicly traded company on NASDAQ (Nasdaq: SAFX).

In connection with the closing of the Business Combination:

•        All shares of Class A common stock of Legacy XCF outstanding as of immediately prior to the Business Combination were cancelled and automatically converted into the right to receive an aggregate 142,130,632 shares of New XCF Class A common stock, par value $0.0001 per share.

•        All 651,919 shares outstanding Focus Impact Class A and Class B common stock were cancelled and converted into shares of common stock of New XCF on a one-for-one basis.

•        11,500,000 redeemable outstanding public warrants and 6,400,000 private placement warrants of Focus Impact representing the right to purchase one share of Focus Impact Class A common stock were adjusted to represent the right to purchase one share of New XCF Class A common stock at $11.50 per share.

The Business Combination was accounted for as a reverse recapitalization in accordance with US GAAP. Accordingly, Legacy XCF was deemed the accounting acquirer (and legal acquiree) and NewCo was treated as the accounting acquiree (and legal acquirer).

Under this method of accounting, the reverse recapitalization was treated as the equivalent of Legacy XCF issuing stock for the net assets (liabilities) of Focus Impact, accompanied by a recapitalization. The net assets of Focus Impact are stated at historical cost, with no goodwill or other intangible assets recorded. The consolidated assets, liabilities, and results of operations prior to the Business Combination are those of Legacy XCF. All periods prior to the Business

XCF GLOBAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Combination have been retrospectively adjusted in accordance with the Business Combination Agreement for the equivalent number of common shares outstanding immediately after the Business Combination to affect the reverse recapitalization. Additionally, all outstanding convertible notes were adjusted in accordance with their terms, which will, among other changes to the convertible note terms, result in proportionate adjustments being made to the number of shares issuable upon exercise of such convertible notes and to the exercise and redemption prices of such convertible notes. The number of shares for all periods prior to the Closing Date have been retrospectively decreased using the exchange ratio that was established (the “Exchange Ratio”).

The following table sets forth the assets and liabilities as of June 6, 2025, that were assumed in connection with the execution of the Business Combination:

Focus Impact
Current assets:
Loan receivable	$2,000,000
Other current assets	71,556
Total current assets	2,071,556
Total assets acquired	$2,071,556
Current liabilities:
Non-redemption agreement	$1,240,000
Accrued expenses and other current liabilities	7,686,531
Notes payable	8,558,492
Warrant liabilities	210,668,000
Total current liabilities assumed	$228,153,023

Total assets acquired and liabilities assumed	$(226,081,467)

In connection with the Business Combination, we incurred a total of approximately $17,011,496 of transaction costs, consisting of legal and other professional fees, of which $6,923,808 was recorded to additional paid-in capital, and $10,087,688 was recorded as an expense in professional fees on the unaudited condensed consolidated statements of operations. All contractual receivables are expected to be collected.

Conversion of Convertible Note to related party

In connection with the closing of the Business Combination, an outstanding Legacy XCF convertible note-to-related party with an aggregate principal amount of $100,000,000 was converted into 10,000,000 shares of New XCF Class A common stock.

Public Warrants and Private Placement Warrants

In connection with the closing of the Business Combination, the Company assumed 11,500,000 outstanding public warrants (the “Public Warrants”) to purchase an aggregate of 11,500,000 shares of Focus Impact Class A common stock at $11.50 per share, which were adjusted to represent the right to purchase an aggregate of 11,500,000 shares of New XCF Class A common stock at $11.50 per share. The total value of the liability associated with the Public Warrants was $121,900,000 measured at fair value at the Closing Date.

In connection with the closing of the Business Combination, the Company assumed 6,400,000 outstanding private placement warrants (the “Private Placement Warrants”) to purchase an aggregate of 6,400,000 of Focus Impact Class A common stock at $11.50 per share, which were adjusted to represent the right to purchase an aggregate of 6,400,000 shares of New XCF Class A common stock at $11.50 per share. The total value of the liability associated with the Private Placement Warrants was $88,768,000 at the Closing Date.

XCF GLOBAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Private Placement Warrants are identical to the Public Warrants underlying the units initially sold by Focus Impact, except that the Private Placement Warrants: (i) will not be redeemable by the Company so long as they are held by the Former Sponsor or Sponsor (as defined in the Private Placement Warrants and the Public Warrants) or any of its permitted transferees; (ii) may be exercised for cash or on a cashless basis, so long as they are held by the Former Sponsor or Sponsor or any of its permitted transferees and (iii) are (including the common stock issuable upon exercise of the Private Placement Warrants) entitled to registration rights. Additionally, the Former Sponsor and Sponsor have agreed not to transfer, assign or sell any of the Private Placement Warrants, including the Class A common stock issuable upon exercise of the Private Placement Warrants (except to certain permitted transferees), until 30 days after the completion of the Initial Business Combination.

ELOC Agreement

On May 30, 2025, New XCF and Legacy XCF entered into an equity line of credit purchase agreement (the “ELOC Agreement”) with Helena Global Investment Opportunities I Ltd (“Helena”). Pursuant to the ELOC Agreement, following the completion of the Business Combination, New XCF will have the right to issue and to sell to Helena from time to time, as provided in the ELOC Agreement, up to $50,000,000 of Class A common stock of New XCF, subject to the conditions set forth therein. At issuance, the fair value of the ELOC Agreement was zero. As of March 31, 2026, the Company has sold 17,350,000 shares of Class A common stock raising $2,944,118 net of commissions due Helena related to these At the Market (“ATM”) stock sales and before note payments to Skyfall Capital and YBR Advisors.

As a commitment fee in connection with the execution of the ELOC Agreement, on May 31, 2025, Legacy XCF issued to Helena 740,000 shares of Legacy XCF’s common stock (the “Commitment Shares”). The Commitment Shares were valued at $10.00 per share for a total value of $7,400,000 which was recorded in ELOC commitment fees in the consolidated statements of operations.

Reverse Asset Acquisition

On December 8, 2023, Legacy XCF and the owners of New Rise Renewables and New Rise SAF, entered into two agreements: (1) the Membership Interest Purchase Agreement with New Rise SAF (“New Rise SAF MIPA”), and (2) the Membership Interest Purchase Agreement with New Rise Renewables (the “New Rise Renewables MIPA,” and together with the New Rise SAF MIPA, the “MIPAs”). The MIPAs facilitated the purchase of 100% of the equity in both New Rise Renewables and New Rise SAF by Legacy XCF, with both transactions closing during the period ending March 31, 2025. The two transactions were consummated as follows:

•        On January 23, 2025, the New Rise SAF acquisition closed when Legacy XCF transferred 18,730,000 shares of its common stock to Randy Soule and GL Part I SPV, LLC (“GL”) — the two legacy membership interest holders of New Rise SAF — in exchange for 100% of the outstanding membership interests of that entity.

•        On February 19, 2025, the New Rise Renewables acquisition closed when Legacy XCF transferred 87,331,951 shares of its common stock to RESC Renewables, LLC (“RESC”) and GL — the two legacy membership interest holders of New Rise Renewables — and issued a $100,000,000 convertible promissory note dated February 19, 2025 (discussed in the “Convertible Promissory Note” section below) to RESC in exchange for 100% of the outstanding membership interests of New Rise Renewables.

The exchange of equity interests between Legacy XCF and the New Rise Entities were executed in contemplation of one another and were treated as a combined transaction, which resulted in the New Rise entities becoming wholly owned subsidiaries of Legacy XCF. The combined transaction was accounted for as a reverse asset acquisition in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805-50, “Business Combinations — Related Issues”. New Rise Entities are considered the accounting acquirers and legal acquirees, and Legacy XCF is the legal acquirer and accounting acquiree.

XCF GLOBAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

As a result of the Acquisition, the historical financial statements of the consolidated company prior to February 19, 2025, are those of New Rise Renewables and New Rise SAF. The assets and liabilities of Legacy XCF were recorded at fair value as of the acquisition date. The equity structure presented in the financial statements has been retroactively restated to reflect the legal capital structure of Legacy XCF, including the shares issued to New Rise Renewables and New Rise SAF in connection with the acquisition. Prior to the recapitalization, members of the New Rise entities contributed $4,887,000 in equity interests. Total shares of Legacy XCF common stock outstanding immediately following the close of transaction were 183,078,394.

The following table sets forth the fair values of the assets and liabilities as of February 19, 2025, that were assumed in connection with the execution of the MIPAs:

Legacy XCF
Current assets:
Cash and cash equivalents	$220,897
Related party receivables	674,737
Receivable from New Rise Renewables LLC	1,939,974
Convertible notes receivable	141,401
Total current assets	2,977,009
Land	179,000
Construction in progress	10,763,059
Total assets acquired	$13,919,068
Current liabilities:
Professional fees payable	$2,975,451
Accrued expenses and other current liabilities	191,677
Accrued interest on notes payable	501,402
Notes payable	1,964,417
Loan payable to related party	1,712,745
Convertible notes payable to related party (Note 9)	100,000,000
Total current liabilities assumed	107,345,692
Total assets acquired and liabilities assumed	$(93,426,624)

The results of operations for Legacy XCF are included in the consolidated financial statements from the date of acquisition forward. All intercompany accounts and transactions have been eliminated in consolidation. All contractual receivables are expected to be collected.

Proposed Transaction with Southern Energy Renewables and DevvStream Corp.

On January 26, 2026, the Company entered into a binding term sheet (the “Term Sheet”) with Southern Energy Renewables, Inc., a Louisiana corporation (“Southern”), DevvStream Corp., an Alberta corporation (“DEVS”), and EEME Energy SPV I LLC (“EEME”), which sets forth the principal terms and conditions of a proposed business combination and related financing transactions (collectively, the “Proposed Transaction”). Pursuant to the Term Sheet, and subject to the finalization of mutually agreeable merger structure and definitive transaction documents and ultimately the satisfaction of certain closing conditions, it is expected that Southern and DEVS will each merge with wholly-owned subsidiaries of the Company, with Southern and DEVS surviving, and their respective stockholders receiving shares of Class A common stock of the Company, par value $0.0001 per share, resulting in Southern and DEVS becoming wholly-owned subsidiaries of XCF. EEME is a related party and is the majority shareholder of New XCF.

XCF GLOBAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

In connection with and to support the Proposed Transaction, the Company agreed to invest $10,000,000 to convert and build out its New Rise Reno facility for sustainable aviation fuel blending and related corporate purposes, to be funded through the sale by the Company to EEME of $10,000,000 Common Stock. During the three months ended March 31, 2026, EEME has purchased 69,000,000 shares of Common Stock for $6,900,000.

See Note 18 — Subsequent Events for additional information concerning this Proposed Transaction.

Liquidity and Going Concern

In accordance with Accounting Standards Update, (“ASU”), 2014-15, Presentation of Financial Statements — Going Concern (Subtopic 205-40) (“ASC 205-40”), Management has the responsibility to evaluate whether conditions and/or events raise substantial doubt about the Company’s ability to meet its future financial obligations as they become due within one year after the date that the unaudited condensed consolidated financial statements are issued. This evaluation requires management to perform two steps. First, management must evaluate whether there are conditions and events that raise substantial doubt about the Company’s ability to continue as a going concern. Second, if management concludes that substantial doubt is raised, management is required to consider whether it has plans in place to alleviate that doubt. As required by ASC 205-40, this evaluation shall initially not take into consideration the potential mitigating effects of plans that have not been fully implemented as of the date the unaudited condensed consolidated financial statements are issued. Disclosures in the notes to the unaudited condensed consolidated financial statements are required if management concludes that substantial doubt exists or that its plans alleviate the substantial doubt that was raised.

Since inception through March 31, 2026, the Company has incurred recurring losses from operations. The loss from operations was $10,337,507 and $5,906,285, for the three months ended March 31, 2026, and 2025, respectively. The Company had an accumulated deficit of $34,538,100 and current liabilities of $244,838,071 as of March 31, 2026. The Company has cash equivalents, excluding restricted cash, of $1,047,539 at March 31, 2026. Management believes that operating losses and negative operating cash flows will continue into the foreseeable future. These conditions raise substantial doubt about our ability to continue as a going concern.

Our ultimate success is dependent on our ability to obtain additional financing and generate sufficient cash flow to meet the Company’s obligations on a timely basis. The business will require significant capital to sustain operations and significant investments to execute the Company’s long-term business plan. Absent generation of sufficient revenue from the execution of the Company’s long-term business plan, we will need to obtain debt or equity financing, especially if the Company experiences downturns in its business that are more severe or longer than anticipated, or if we experience significant increases in expense levels resulting from being a publicly-traded company or operations. Such additional debt or equity financing may not be available to the Company on favorable terms, if at all.

If we are not able to secure adequate additional funding when needed, we will need to reevaluate the Company’s operating plan and may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, or suspend or curtail planned programs or cease operations entirely. These actions could materially impact our business, results of operations and future prospects. There can be no assurance that in the event we require additional financing, such financing will be available on terms that are favorable, or at all. Failure to generate sufficient cash flows from operations, raise additional capital or reduce certain discretionary spending would have a material adverse effect on our ability to achieve our intended business objectives.

Therefore, there is substantial doubt about our ability to continue as a going concern within one year after the date that the unaudited condensed consolidated financial statements are issued. The accompanying unaudited condensed consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. They do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to the Company’s ability to continue as a going concern.

XCF GLOBAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Change in Reporting Presentation

Previously, the Company presented professional fees payable as separate line items on the face of the condensed consolidated balance sheets. During the first quarter of 2026, the Company made a voluntary change in accounting presentation to reclassify the amounts to accounts payable and accrued expenses and other current liabilities. Prior period amounts of $7,845,379 and $2,697,000 have been reclassified to accounts payable and accrued expenses and other current liabilities, respectively, to conform to the current year presentation.

Previously, the Company presented the change in fair value of notes payable in the other income (expense) line item on the face of the condensed consolidated statement of operations. During the second quarter of 2025, the Company made a voluntary change in accounting presentation to reclassify the amounts to a separate line item. Prior period amounts of $(45,000) have been reclassified to change in fair value of notes payable, respectively, to conform to the current year presentation.

NOTE 2. SUMMARY OF SIGNIFICANT POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements for New XCF and its wholly-owned subsidiaries have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and the instructions to Form 10-Q. They do not include all of the information and disclosures required by U.S. GAAP for complete financial statements and should be read in conjunction with the consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2025. All intercompany balances and transactions have been eliminated in consolidation. In the Company’s opinion, all adjustments, consisting of normal recurring adjustments considered necessary for a fair presentation have been included.

Emerging Growth Company Status

After the closing of the Business Combination, the Company has elected to be an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under Securities Exchange Act of 1934, as amended (the “Exchange Act”) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected to opt out of the extended transition period and will adopt new or revised financial accounting standards upon the effective dates for non-emerging growth companies. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

XCF GLOBAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT POLICIES (cont.)

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. Such estimates include the opening balance sheet fair values in connection with the Acquisition, allowance for credit losses, reserves for net realizable value of inventory, useful lives of property, plant and equipment, the valuation of long-lived assets and their recoverability, stock-based compensation, the valuation of warrant liabilities, the valuation of loans payable where the fair value option was elected, the valuation of loans payable to related parties where the fair value option was elected, and accounting for income taxes and uncertain tax positions. The Company bases its estimates on historical experience and also on assumptions that management considers reasonable. The Company assesses these estimates on an ongoing basis; however, actual results could materially differ from these estimates.

Segments

Operating segments as defined in ASC 280, “Segment Reporting”, are components of public entities that engage in business activities from which they may earn revenues and incur expenses for which separate financial information is available and which is evaluated regularly by the Company’s chief operating decision maker in deciding how to assess performance and allocate resources.

The Company has one reportable segment: renewable fuels. The renewable fuels segment will derive revenues from selling renewable energy products in the future once the Company’s plant facilities reach principal operations. The Company’s chief operating decision maker is the senior executive committee that includes the Chief Executive Officer and Chief Financial Officer.

The measures of segment profit or loss and total assets used by the chief operating decision maker to assess performance for the renewable fuels segment and decide how to allocate resources is based on net income (loss) and total assets as reported on the consolidated statements of operations and balance sheets, respectively. The significant expense categories, their amounts and other segment items that are regularly provided to the chief operating decision maker are those that are reported in the Company’s consolidated statements of operations.

Cash, Cash Equivalents and Restricted Cash

All highly liquid temporary cash investments with original maturities of three months or less are cash equivalents. The Company reduces its exposure to credit risk by maintaining its cash deposits with major financial institutions and monitoring their credit ratings. The Company has not experienced any losses on these accounts and believes credit risk to be minimal. Restricted cash represents funds the Company is required to set aside for debt servicing purposes.

The Company reconciles cash, cash equivalents, and restricted cash reported in its consolidated balance sheets that aggregate to the beginning and ending balances shown in the Company’s consolidated statements of cash flows as follows:
	March 31, 2026	December 31, 2025
Cash and cash equivalents	$1,047,539	$154,937
Restricted cash	4,295	4,295
Total cash, cash equivalents and restricted cash	$1,051,834	$159,232

Accounts Receivable, net

Accounts receivable, net, are reported at the invoiced amount, less an allowance for potential uncollectible amounts. The Company did not recognize an allowance for uncollectible amounts as of March 31, 2026 and December 31, 2025.

XCF GLOBAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT POLICIES (cont.)

Inventory

Inventories are comprised of raw materials, work-in-process and finished goods, and are stated at the lower of cost or net realizable value. Cost is determined using the weighted-average method. Management compares the cost of inventories with the net realizable value, and an allowance is made to write down inventories to market value, if lower. Net realizable value is the estimated selling price in the ordinary course of business, less predictable cost of completion and applicable selling expenses. The cost of inventories includes inbound freight costs.

On October 1, 2025, New Rise Reno entered into Amendment No. 9 to the P66 Agreement. The amendment modifies certain operational provisions of the P66 Agreement, including clarifying that Phillips 66 retains title to feedstock while such feedstock is stored at the New Rise facility and that title transfers to New Rise only when the feedstock exits storage tanks and enters process units for conversion. The amendment also grants Phillips 66 a continuing right, exercisable upon written notice, to require reloading of feedstock from storage tanks into railcars. As a result of Amendment No. 9, the feedstock is not controlled by New Rise Reno until entering the process for conversion and therefore, no raw material is recorded for the feedstock held in storage at the New Rise Reno facility.

Property, Plant and Equipment

Land, machinery and equipment and operation plant are recorded at cost less accumulated depreciation. Depreciation of machinery and equipment and operation plant is calculated on a straight-line basis over the estimated useful lives of the assets, which generally range from three to thirty-nine years. Expenditures for renewals and betterments that extend the useful lives of or improve existing property or equipment are capitalized. Expenditure on maintenance and repairs are expensed as incurred.

Depreciation commences upon the machinery and equipment and operation plant being placed in service. As of March 31, 2026, no machinery, equipment or operation plant had been placed in service and therefore there was no depreciation expense or accumulated depreciation as of the balance sheet date.

Construction in progress represents expenditures necessary to bring an asset, project, new facilities or equipment to the condition necessary for its intended use and are capitalized and recorded at cost. Once completed and ready for its intended use, the asset is transferred to property, plant and equipment to be depreciated or amortized.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including property, plant and equipment and finite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability is assessed by comparing the carrying amount of the asset group to the undiscounted future cash flows expected to result from the use and eventual disposition of the assets. If the carrying amount exceeds the undiscounted cash flows, an impairment loss is recognized for the amount by which the carrying amount exceeds fair value, generally determined using discounted cash flow techniques or market participant assumptions. The impairment to be recognized is the amount by which the carrying amount of the assets exceeds the fair market value of the assets and is allocated to individual assets in the asset group on a relative fair value basis, not to be reduced below an individual asset’s fair value. The Company operates in one reporting unit.

For the three months ending March 31, 2026, and 2025, no events were identified that would require a quantitative assessment for impairment. During the three months ending March 31, 2026, and 2025, no impairment expense was recognized.

Subscription Agreement

On November 3, 2023, Focus Impact entered into a subscription agreement (the “Subscription Agreement”) with Focus Impact BHAC Sponsor, LLC and Polar Multi-Strategy Master Fund (“Polar”), pursuant to which Polar agreed to make certain capital contributions to Focus Impact of up to $1,200,000 (the “Capital Contribution” or

XCF GLOBAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT POLICIES (cont.)

“Note Payable — Polar”) at the request of Focus Impact. The Capital Contribution were to be repaid to Polar by Focus Impact within five (5) business days of Focus Impact’s closing of the Business Combination (the “Closing”). Polar could elect to receive such repayment in cash or in shares of Class A common stock of New XCF. Additionally, as stipulated by the Subscription Agreement, in consideration of the Capital Contribution funded by Polar, 1,200,000 shares of New XCF Class A common stock was issued to Polar on the Closing Date (“Subscription Agreement Shares — Polar”).

In accordance with ASC 825, Focus Impact elected to record the Note Payable — Polar at fair value upon issuance and will remeasure the Note Payable — Polar at fair value at each reporting period.

The Note Payable — Polar was not settled at close of the Business Combination, and New XCF assumed the obligation. Pursuant to Section 1.5 and Section 1.6 of the Subscription Agreement, Polar gave notice to the Company, that as of June 17, 2025, the Company was in default of the agreement (“the Default Date”). Since the default continued for a period of five business days from the Default Date (the “Default”), the Company will issue 120,000 shares of common stock to Polar each month until the Default is cured (the “Default Shares — Polar”). For the period beginning June 17, 2025 and ending March 31, 2026, the Company has issued a total of 720,000 shares to Polar. It is delinquent in delivering the proper number of shares as called for by the Subscription Agreement by 480,000 Class A Common Stock.

Derivative Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in FASB ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”), and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the instruments are outstanding. The Company has concluded that the Public Warrants and Private Placement Warrants issued pursuant to the warrant agreements qualify for liability accounting treatment and are recorded as derivative liabilities on the consolidated balance sheets and measured at fair value at issuance and remeasured at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the statements of operations during the period of change.

Derivative Asset

The Company evaluates all features contained in financing agreements to determine if there are any embedded derivatives that require separate accounting from the underlying agreement. An embedded derivative that requires separation is accounted for as a separate asset or liability from the host agreement. The derivative asset or liability is accounted for at fair value, with changes in fair value recognized in the unaudited condensed consolidated statement of operations. The Company determined that certain features under the Helena Note qualified as an embedded derivative. The derivative asset is accounted for separately from the Helena Note at fair value.

Changes in the fair value of derivatives that do not result in current-period cash settlements are non-cash operating items and are excluded from the consolidated statements of cash flows. These non-cash gains and losses are reflected in the reconciliation of net income to net cash provided by operating activities.

Revenue

The Company recognizes revenue when control of the promised goods or services is transferred to its customers, in an amount that reflects the consideration to which it expects to be entitled in exchange for the goods or services. To achieve that core principle, a five-step approach is applied: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the

XCF GLOBAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT POLICIES (cont.)

performance obligations in the contract, and (5) recognize revenue allocated to each performance obligation when the Company satisfies the performance obligation. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account for revenue recognition.

Revenue from the Company’s point in time product sales is recognized when products are transferred, or services are invoiced and control transferred. See Note 3, Revenues from Contracts with Customers.

The Company is the principal in its customer contracts because it has control over the goods and services prior to them being transferred to the customer, and as such, revenue is recognized on a gross basis. Sales taxes are excluded from revenues. Revenue is recognized net of allowances for returns and any taxes collected from customers, which are subsequently remitted to governmental authorities.

Cost of Sales

Cost of sales includes those costs directly associated with the production of revenues, such as raw material consumed, freight costs, personnel costs, and other direct production costs.

Stock-Based Compensation

The Company recognizes compensation expense for all stock-based payment arrangements over the requisite service period of the award and recognizes forfeitures as they occur. For service and performance-based stock options, the Company determines the grant date fair value using the Black-Scholes-Merton option pricing model, which requires the input of certain assumptions, including the expected life of the stock-based payment award, stock price volatility and risk-free interest rate. For restricted stock units, the Company determines the grant date fair value based on the closing market price of its Class A common stock on the date of grant.

Operating Expenses

Operating expenses are expensed as incurred and include plant utilities, repairs and maintenance, quality control and testing.

General and Administrative

General and administrative expenses are expensed as incurred. The Company’s general and administrative costs consist of personnel costs, financial accounting consulting, legal and regulatory fees, marketing costs, website development costs, insurance costs, travel expenses and hiring expenses.

Severance Expense

Severance expenses consist of cash and stock-based compensation that may be paid to former executives and contractors as part of their severance agreement.

Income Taxes

The Company records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. Accounting standards regarding income taxes require a reduction of the carrying amounts of deferred tax assets by a valuation allowance, if based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed at each reporting period based on a “more likely than not” realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, the Company’s experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.

XCF GLOBAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT POLICIES (cont.)

Significant judgment is required in evaluating the Company’s tax positions and determining its provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. Accounting standards regarding uncertainty in income taxes provides a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely, based solely on the technical merits, of being sustained on examinations. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments, and which may not accurately anticipate actual outcomes. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Net Income (Loss) Per Common Share

Basic net income (loss) per share is computed by dividing net income (loss) attributable to common stockholders (the numerator) by the weighted average number of common shares outstanding for the period (the denominator). Diluted net income per common share attributable to common shareholders is computed by dividing net income by the weighted average number of common shares outstanding during the period adjusted for the dilutive effects of common stock equivalents. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive.

Recently Issued, Not Yet Adopted Accounting Pronouncements

In November 2024, the FASB issued ASU 2024-03, “Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40) — Disaggregation of Income Statement Expenses,” which requires additional disclosure about specified categories of expenses included in relevant expense captions presented on the income statement. The amendments are effective for annual periods beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The amendments may be applied either prospectively or retrospectively. The Company is currently evaluating this ASU to determine its impact on the Company’s disclosures.

Recently Adopted Accounting Pronouncements

In May 2025, the FASB issued ASU 2025-03 (“ASU 2025-03”), Business Combinations (Topic 805) and Consolidation (Topic 810), which enhance the comparability of financial statements across entities engaging in acquisition transactions effected primarily by exchanging equity interests when the legal acquiree meets the definition of a business. Specifically, under the amendments, acquisition transactions in which the legal acquiree is a VIE will, in more instances, result in the same accounting outcomes as economically similar transactions in which the legal acquiree is a voting interest entity. The amendments in this Update do not change the accounting for a transaction determined to be a reverse acquisition or a transaction in which the legal acquirer is not a business and is determined to be the accounting acquiree. The amendments are effective for fiscal years beginning after December 15, 2026, and interim reporting periods within those annual reporting periods. The amendment should be applied prospectively to any acquisition transaction that occurs after the initial application date. Early adoption is permitted as of the beginning of an interim or annual reporting period. The Company early adopted the ASU 2025-03 as of January 1, 2025. The adoption of ASU 2025-03 did not have a material impact on its unaudited condensed consolidated financial statements.

In December 2023, the FASB issued ASU 2023-09 (“ASU 2023-09”), Income Taxes, which enhances the transparency of income tax disclosures by expanding annual disclosure requirements related to the rate reconciliation and income taxes paid. The amendments are effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The amendments should be applied on a prospective basis. Retrospective application is permitted. The Company adopted ASU 2023-09 as of January 1, 2025. The adoption did not have a material impact on its unaudited condensed consolidated financial statements.

XCF GLOBAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT POLICIES (cont.)

In November 2024, the FASB issued ASU 2024-04 (“ASU 2024-04”), Debt-Debt with Conversion and Other Options (Subtopic 470-20). The guidance in ASU 2024-04 clarifies the requirements related to accounting for the settlement of a debt instrument as an induced conversion. The standard is effective for fiscal years beginning after December 15, 2025, and interim periods within fiscal years beginning after December 15, 2025, with early adoption permitted as of the beginning of a reporting period if the entity has also adopted ASU 2020-06 for that period. The Company adopted ASU 2024-04 as of January 1, 2026, on a prospective basis. The adoption did not have a material impact on its unaudited condensed consolidated financial statements.

In September 2025, the FASB issued ASU 2025-07, Derivatives and Hedging (Topic 815) and Revenue from Contracts with Customers (Topic 606): Scope Clarifications for Certain Contracts and Share-Based Consideration. The amendments refine the scope of ASC 815 by introducing a new exception for certain non-exchange-traded contracts whose underlying variables are based on the operations or activities of one of the contract parties, thereby reducing the number of arrangements requiring derivative accounting. The ASU also clarifies that share-based noncash consideration received from a customer is accounted for under ASC 606, measured at fair value at contract inception and recognized as revenue as performance obligations are satisfied, unless and until the instrument becomes subject to other applicable GAAP. ASU 2025-07 is effective for fiscal years beginning after December 15, 2025, including interim periods within those fiscal years. Early adoption is permitted. The Company adopted ASU 2025-07 as of January 1, 2026. The adoption did not have a material impact on its unaudited condensed consolidated financial statements.

NOTE 3. REVENUE FROM CONTRACTS WITH CUSTOMERS

The Company’s revenues are generated under an agreement with Phillips 66. Under the Phillips 66 agreement, the Company will sell renewable diesel, sustainable aviation fuel, renewable Naphtha, (collectively, “renewable fuels”) and transfer Renewable Identification Numbers (“RIN”) and Low Carbon Fuel Standard credits (“LCFS”) (collectively “environmental credits”) associated with the generation of the renewable fuels.

Sale of sustainable aviation fuel and Naphtha

As discussed in Note 1, the Company is currently in the process of constructing plants to process non-food feedstock into renewable fuels. While the Company owns several plants, none of the facilities have commenced production operations as of March 31, 2026. As the plants were in the construction phase, all sales of sustainable aviation fuel and Naphtha are considered activities to bring the plant assets to operating production; therefore, in accordance with ASC 360-10-30-1, sales of sustainable aviation fuel and Naphtha during the construction phase before operational commencement occurs are capitalized as a reduction of the cost of the plant. For the three months ended March 31, 2026, and March 31, 2025, $251,468 and $1,659,111 of net sales of Naphtha and synthetic blended components were capitalized as a reduction of the cost of the plants, respectively

Sale of renewable diesel and environmental credits

The Company generates revenue from the sale of renewable diesel and transfer of related environmental credits when control is transferred to the customer. The amount of consideration to which the Company is entitled for the delivery of renewable diesel and environmental credits is based on pricing established in the contract that is indexed to commodity market prices and quantities sold. Revenue related to the sale of renewable energy and environmental credits is recognized at a point in time when control is transferred to the customer.

The table below presents the Company’s revenue disaggregated by revenue source for the three months ending:

	March 31, 2026	March 31, 2025
Revenue service line:
Renewable diesel products	$82,107	$—
Renewable diesel environmental credits	97,301	—
Naphtha product sales	169,280	—
Total revenue	$348,688	$—

XCF GLOBAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. INVENTORY, NET

Inventory consists of the following:

	March 31, 2026	December 31, 2025
Finished goods	$38,752	$337,971
Raw materials	—	—
Total inventory, net	$38,752	$337,971

As of March 31, 2026, finished goods inventory is stated net of net realizable value adjustments of $6,384. There were no raw materials inventory as of March 31, 2026 and December 31, 2025.

NOTE 5. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	March 31, 2026	December 31, 2025
Construction in progress	$370,781,608	$362,667,293
Land	1,704,675	1,704,675
Machinery and equipment	9,555,000	9,555,000
Operations plant	16,397,000	16,397,000
Total property, plant and equipment	$398,438,283	$390,323,968

NOTE 6. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	March 31, 2026	December 31, 2025
Accrued interest	$57,591,492	$49,989,414
Accrued separation expense	10,675,814	5,862,500
Other accrued expenses	3,535,457	5,076,951
Accrued expenses and other current liabilities	$71,802,763	$60,928,865

NOTE 7. NOTES PAYABLE

Greater Nevada Credit Union

As of March 31, 2026, and December 31, 2025, the Company has four notes payable to Greater Nevada Credit Union (“GNCU”, and collectively, the “GNCU Loan”) that are secured by substantially all of New Rise Reno’s assets located in McCarran, Nevada. The loan was made in two tranches of $56,290,000 each. Each tranche is made up of a Note 1 for 80% of the tranche or $45,032,000 and a Note 2 for the remaining 20% or $11,258,000 of the tranche. The Note 1 in each tranche is guaranteed by the US Department of Agriculture Rural Development and bears an interest rate of Wall Street Journal Prime Rate plus 2%. Note 2 in each tranche bears interest at Wall Street Journal Prime Rate plus 7%. At March 31, 2026, the interest rates were 8.75% and 13.75% for Note 1 and Note 2, respectively. At December 31, 2025, the interest rates were 9.25% and 14.25% for Note 1 and Note 2 within each tranche, respectively. All interest is payable monthly. The maturity date for the GNCU Loan is December 6, 2037. The Company is currently in default on these notes due to failure to make required minimum monthly payments and the outstanding balance has been classified as current on the consolidated balance sheets.

In connection with the issuance of the notes, the Company incurred direct costs and closing fees totaling $3,523,380. In accordance with FASB ASC Topic 835-30, “Imputation of Interest”, these costs have been recognized as debt closing costs and are being amortized over the term of the notes. The monthly amortization is $14,681 and during the

XCF GLOBAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. NOTES PAYABLE (cont.)

three months ending March 31, 2026 and 2025, $44,042 and $44,042, respectively, of debt closing costs have been capitalized as construction in progress. The balance of the GNCU Loan is presented net of the unamortized closing costs on the accompanying consolidated balance sheets. As of March 31, 2026, and December 31, 2025, the gross notes payable balance was $112,580,000, which is presented net of the unamortized closing costs on the notes of $2,055,305 and $2,099,347, respectively. As of March 31, 2026, and December 31, 2025, unpaid accrued interest on the notes payable was $22,565,770 and $20,266,902, respectively. Total interest expense for the three months ending March 31, 2026, and March 31, 2025, was $2,744,138 and $2,955,225, respectively.

Miscellaneous Notes

The Company also assumed several promissory note agreements as part of the Acquisition that occurred in February 2025. The aggregate notes payable balance was $1,981,084 and interest payable of $806,384 as of March 31, 2026. Interest on the promissory notes range from 8% – 12% per annum. Total interest expense for the three months ending March 31, 2026, and 2025, was $36,932 and $190,676, respectively. Maturity dates for these promissory notes are less than one year. One of the promissory notes is secured by the building and all equipment located in the biodiesel plant in Fort Myers, Florida. These notes have matured and the notes are payable on demand. Additionally, the Company elected the fair value option for measuring the fair value of one of its promissory notes assumed in the Acquisition. During the three months ending March 31, 2026, the Company recognized a gain of $16,802 as compared to a loss of $45,000 for the same period during 2025 in fair value adjustments related to the promissory note. The loss was recognized in other income (expense) in the consolidated statements of operations. As of March 31, 2026, the fair value of the promissory note was $606,667.

Narrow Road Capital Note

On May 10, 2025, Legacy XCF and Narrow Road Capital Ltd entered into a promissory note for gross principal amount of $700,000. The promissory note bears interest of $140,000, is unsecured, and is due at the earlier of (i) September 30, 2025, or (ii) an event of default (as specified in the promissory note). In connection with the issuance of the promissory note, the holder had the right, but not the obligation, to elect to receive up to 280,000, shares of Legacy XCF common stock equivalent to 192,141 Class A common stock of New XCF if elected after the Business Combination. On each issuance date, the note and corresponding common stock shares were recognized at their issuance date fair values and any difference, as compared to the cash proceeds received were recorded as a loss from issuance of debt in the consolidated statements of operations. On November 21, 2025 the Company paid $140,000 in accrued interest. On October 8, 2025, the Company issued 68,214 of New XCF Class A common shares. On November 21, 2025, the Company issued 102,233 New XCF Class A common shares. Additionally, the Company elected the fair value option for measuring this promissory note. For the fair value calculation, the Company assumed that the note would be retired on December 31, 2026. During the three months ending March 31, 2026, and 2025, the Company recognized a gain of $35,641 and $0, respectively, in fair value adjustments related to the promissory note. The gain was recognized in other income (expense) in the consolidated statements of operations. As of March 31, 2026, the fair value of the note payable was $1,286,870.

Gregary Segars Cribb Note

On May 10, 2025, Legacy XCF and Gregory Segars Cribb entered into a promissory note for gross principal amount of $250,000. The promissory note bears interest of $50,000, is unsecured, and is due at the earlier of (i), or (ii) an event of default (as specified in the promissory note). In connection with the issuance of the promissory note, the holder had the right, but not the obligation, to elect to receive up to 100,000 shares of Legacy XCF common stock equivalent to 68,622 Class A common stock of New XCF if elected after the Business Combination. On each issuance date, the note and corresponding common stock shares were recognized at their issuance date fair values and any difference, as compared to the cash proceeds received were recorded as a loss from issuance of debt in the consolidated statements of operations. Additionally, the Company elected the fair value option for measuring this promissory note. During

XCF GLOBAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. NOTES PAYABLE (cont.)

the three months ending March 31, 2026, and 2025, the Company recognized a loss of $34,504 and $0, respectively, in fair value adjustments related to the promissory note. The loss was recognized in other income (expense) in the consolidated statements of operations. As of March 31, 2026, the fair value of the note payable was $367,677.

Helena Global Investment Opportunities Note

On May 30, 2025, New XCF, Legacy XCF, Randall Soule (“Soule”), in his individual capacity as a shareholder of Legacy XCF, and Helena Global Investment Opportunities I Ltd (“Helena”) entered into a promissory note (the “Helena” or “Helena Note”) for gross principal amount of $2,000,000. The Helena Note bears interest of $400,000, is unsecured, and is due at the earlier of (i) the date that is three months from Helena’s disbursement of the loan, (ii) an event of default (as specified in the Helena Note), if such note is then declared due and payable in writing by the holder or if a bankruptcy event occurs (in which case no written notice from the holder is required) or (iii) in connection with future debt or equity issuances by New XCF or its subsidiaries. In connection with the issuance of the Helena Note, Soule has agreed to transfer 2,840,000 shares of Legacy XCF common stock held by him to Helena, representing the expected number of shares of Legacy XCF common stock that will be equal to 1,948,862 shares of New XCF Class A common stock as of the closing of the Business Combination (the “Advanced Shares”). Upon Helena’s receipt of an aggregate of $2,400,000 in (i) payments from New XCF and (ii) aggregate net proceeds from the sale of Advanced Shares, New XCF’s payment obligations for principal and interest under the Helena Note will have been satisfied and Helena is obligated to return any remaining Advanced Shares to Soule. If Helena shall have sold all of the Advanced Shares and not yet received at least $2,400,000 in net proceeds from the sale thereof and in other payments from New XCF, New XCF shall remain responsible for payment of any shortfall, which shall be payable as otherwise required under the terms of the Helena Note. As disclosed above with respect to the Helena Note, in connection with the issuance of the Helena Note, Soule agreed to transfer 2,840,000 shares of Legacy XCF common stock held by him to Helena. The Company and Soule entered into a letter agreement dated as of May 30, 2025 (the “Side Letter Forward” or “derivative asset”), pursuant to which the Company agreed to issue Soule 2,840,000 shares of Legacy XCF common stock (“Replacement Shares”) in consideration for Soule’s transfer of an equal number of shares to Helena. At issuance, the Company recorded the Replacement Shares and the Side Letter Forward at their fair value. On July 1 and July 16, 2025, the Company received cash payment from Helena totaling $2,249,381 for the remaining Advanced Shares, and in exchange the Company and Soule waived Helena’s obligation to return the remaining Advanced Shares. The Company remeasured the derivative asset and recorded an unrealized gain of $97,443 which was recorded within unrealized loss on derivative asset in the consolidated statements of operation. The Company derecognized the derivative asset at the settlement date fair value and recorded $1,316,827 of gain for the difference between the cash received and the fair value of the derivative asset, which is recorded in realized gain on derivative asset. For the period ended December 31, 2025, the Company recognized a $16,156,071 loss on the Side Letter Forward, which is recorded in unrealized loss on derivative asset in the unaudited condensed consolidated statement of operations. As of March 31, 2026 and December 31, 2025, the fair value of the derivative asset is $0.

As part of the Business Combination, the Company assumed $2,400,000 notes payable with a related debt discount of $400,000. On June 18, 2025, the Helena Note was paid off and settled as Helena sold 783,501 Advanced Shares and received an amount in cash proceeds equal to $2,400,000.

Polar Note

As a result of the Business Combination that closed June 6, 2025, the Company assumed a note payable from Polar with face value of $1,200,000. The Company elected the fair value option for valuing this loan and valued the loan at $6,480,632 at June 6, 2025. On October 8, 2025 and November 21, 2025, the Company assigned 480,000 and 240,000 shares for a total of 720,000 XCF New Class A shares. From the date of Business Combination when the Note was originally valued at $6,480,632 to December 31, 2025, the Company recognized a $5,042,024 gain due to the change in fair value which was recorded within change in the fair value of note payable in the consolidated statements

XCF GLOBAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. NOTES PAYABLE (cont.)

of operation. For the three months ending March 31, 2026, the Company recognized a gain of $41,682 in fair value which is recorded within change in the fair value of note payable in the consolidated statements of operation. As of March 31, 2026, the fair value of the note payable due to Polar was $1,480,291.

Cohen & Company Securities Note

On July 7, 2025, Cohen & Company Securities, LLC (“CCS”) converted previously accrued $5,500,000 of success fees into a promissory note (the “CCS Note”). The CCS Note bears interest of 10% per annum compounded monthly, is unsecured, and is due December 31, 2026 (“Maturity Date”). Commencing on June 30, 2025, interest is payable in kind or cash at the election of the Company by accruing such interest in arrears on the last day of each month. Beginning on September 6, 2025, and on each month thereafter until Maturity Date, the Company shall pay $343,750 (each such payment, an “Amortization Payment”) to CCS. The Company may, in its sole discretion, elect to pay all or any portion of the Amortization Payments or any interest due and payable on the Maturity Date in Class A common stock. At the issuance date, the Company determined a fair value of $4,796,223 for the CCS Note. During the year ended December 31, 2025, the Company recognized a gain of $279,334 in fair value adjustments which is recorded in change in the fair value of note payable in the consolidated statements of operations. During the three months ending March 31, 2026, the Company recognized a gain of $80,569 in fair value adjustments which is recorded in change in the fair value of note payable in the consolidated statements of operations. As of March 31, 2026, the fair value of the CCS Note was $5,301,235.

Skyfall Capital Ltd Note

On October 22, 2025, the Company entered into a note for $560,000 with Skyfall Capital Ltd (“Skyfall”). The note was discounted $60,000 with loan proceeds of $500,000. The note accrues interest at the default rate of 12% per annum after the maturity date set as three months following the disbursement of the Loan. During December 2025, Skyfall received $18,870 on the outstanding balance from the sale of class A shares under the ELOC stock sales agreement. During the month of January 2026, Skyfall received an additional $423,812 as repayment on the outstanding balance through the sale of shares under the ELOC stock sales agreement. During the three months ending March 31, 2026, the Company recognized a loss in fair value of $44,319 which is recorded in change in the fair value of note payable in the unaudited condensed consolidated statements of operations. As of March 31, 2026, the fair value of the Skyfall Note was $117,587. This note matured during February 2026. It was anticipated that the principal would be fully repaid through the sale of stock through the ELOC ATM.

YBR Advisors, Inc. Note

On October 22, 2025, the Company entered into a note for $560,000 with YBR Advisors Inc. (“YBR”). The note was discounted $60,000 with loan proceeds of $500,000. The note accrues interest at the default rate of 12% per annum after the maturity date set as three months following the disbursement of the loan. During December 2025, YBR received $18,870 on the outstanding balance from the sale of class A shares under the ELOC stock sales agreement. During the month of January 2026 YBR received an additional $423,812 as repayment on the outstanding balance through the sale of shares under the ELOC stock sales agreement. During the three months ended March 31, 2026, the Company recognized a loss in fair value of $44,319 which is recorded in change in the fair value of note payable in the unaudited condensed consolidated statements of operations. As of March 31, 2026, the fair value of the YBR Note was $117,587. This note matured during February 2026. It was anticipated that the principal would be fully repaid through the sale of stock through the ELOC ATM.

XCF GLOBAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. NOTES PAYABLE (cont.)

Notes Summary

As of March 31, 2026, future expected maturities of the Company’s notes payable are as follows:

2026	$36,000,147
2027	5,364,139
2028	5,746,548
2029	6,194,706
2030	6,661,568
Thereafter	63,343,085
Total	$123,310,193
Less: Current maturities	(121,254,888)
Less: Closing costs	(2,055,305)
Total notes payable, net of current maturities, net of closing costs	$—

As of March 31, 2026, and December 31, 2025, cumulative interest expense capitalized as part of construction in progress totaled $81,531,309 and $78,787,171, respectively.

NOTE 8. FINANCIAL LIABILITY

Failed Sale and Leaseback

In March 2022, New Rise Reno engaged in a sale and leaseback transaction with Twain GL XXVIII, LLC (“Twain”) involving a 99-year lease of property. The agreement provides for a mandatory repurchase clause. As a result, the transaction does not meet the criteria for a sale and leaseback transaction and is instead treated as a financial liability by the Company. Encore DEC, LLC (“Encore”), a related party is a guarantor for this financial liability. Encore is 100% owned by Randy Soule who is the second largest shareholder of the Company.

The financial liability is categorized as long-term liability. The amount due is $132,815,971 and $132,806,188 as of March 31, 2026, and December 31, 2025, respectively, which is presented net of unamortized closing costs.

As of March 31, 2026 and December 31, 2025, the Company’s financial liability is secured by substantially all of New Rise Reno’s assets located in McCarran, Nevada. The financial liability bears interest equal to 7.28% (“Base Interest”) and is payable quarterly. Additionally, the financial liability includes supplemental interest payments beginning June 30, 2023 equal to 2.48% of the Base Interest, with increases to 5.02%, 7.63%, and 10.30% of the Base Interest in the succeeding three years, respectively. Beginning in the sixth year the supplemental interest will be adjusted on an annual basis in accordance with the Consumer Price Index (“CPI”). All rent payments as per the lease agreement are classified as interest. Principal payment is not due in the first five years of the lease. Beginning on the first day of the sixth year of the lease, on the first business day of each month of every calendar year during the term, tenant shall pay to landlord in addition to Base Interest and supplemental interest, an amount equal to the prior calendar month’s gross revenue generated at the project after deducting the following: (i) normal and customary operating expenses, (ii) Base Interest, (iii) supplemental interest, (iv) any additional rent, and (v) debt service and other payments to lender under the leasehold encumbrance.

The gross financial liability balance was $136,533,315 and $136,533,315 at March 31, 2026, and December 31, 2025, respectively, which is presented net of the unamortized closing costs of $3,717,344 and $3,727,127, respectively, as of March 31, 2026, and December 31, 2025. At March 31, 2026, and December 31, 2025, unpaid accrued interest and late fees on the financial liability were $34,293,244 and $29,030,990, respectively.

Additionally, in connection with the issuance of this financial liability, the Company incurred direct costs and closing fees totaling $3,873,864. These costs have been recognized as debt closing costs and are being amortized over the term of the financial liability. During the three months ending March 31, 2026, and 2025, $9,782 and $9,782, respectively, of debt closing costs for each period have been capitalized as construction in progress.

XCF GLOBAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. FINANCIAL LIABILITY (cont.)

On April 18, 2025, and April 30, 2025, the Company received notice that New Rise Reno is in default of the terms of the financial liability for its failure to make certain payments that are due and owing thereunder. In the notices, Twain sought immediate payment from Reno to cure the claimed default.

On June 11, 2025, New XCF, New Rise Reno and the Twain entered into a forbearance agreement (“Forbearance Agreement”), pursuant to which Twain has agreed to forbear from exercising its rights and remedies (i.e. to terminate and accelerate all payment) under the lease and related documents and/or applicable law with respect to any alleged defaults or alleged events of default until September 3, 2025. In consideration of the forbearance, New XCF issued 4,000,000 shares of New XCF Class A common stock to the Twain (“Landlord Shares”). The net proceeds of any sale of the shares are to be credited on a dollar-for-dollar basis against any remaining principal, interest, and penalties owed by New Rise Reno. Although the Landlord Shares were legally issued by the Company on June 10, 2025 (“Forbearance Date”), they are not considered issued for accounting purposes on the Forbearance Date since they represent the addition of embedded settlement mechanisms to the financial liability and any excess Landlord Shares are required to be returned to the Company. The Company evaluated the Forbearance Agreement under ASC 470-60, Troubled Debt Restructurings by Debtors, and concluded that the arrangement represents a troubled debt restructuring of the financial liability because Twain granted concessions that it otherwise would not have considered in light of the Company’s financial condition. As of the Forbearance Date, the total principal due on the financial liability was $136,533,315 and the total interest and penalties due on the financial liability was $17,407,707. The Company concluded that the future undiscounted cash payments required under the financial liability after the Forbearance Date are greater than its current carrying amount. Accordingly, the Company did not recognize a restructuring gain.

NOTE 9. RELATED PARTY TRANSACTIONS

Related Party Receivables

As a result of the Acquisition, the Company assumed related party receivables of $728,218 due from Randy Soule, the second largest shareholder of the Company related to regulatory filing fees. Additionally, the related party receivables balance includes immaterial advances to certain officers of the Company for travel and other expenses.

Related Party Payable

Encore DEC, LLC (“Encore”) provides Engineering, Procurement and Construction (“EPC”) services to the Company. Encore is 100% owned by Randy Soule, the second largest shareholder of the Company. During the three months ending March 31, 2026, and 2025, Encore provided feedstock degumming hydrotreater off gas conservation system construction services and sustainable aviation fuel conversion services and the Company incurred costs of $0 and $1,115,400, respectively, which were subsequently capitalized to CIP. During the three-month period ending March 31, 2026, and the twelve-month period ending December 31, 2025, Encore paid expenses on behalf of the Company totaling $0 and $142,000 (net of expense reimbursements to Encore), respectively. The outstanding payable balance to Encore as of March 31, 2026, and December 31, 2025, were $16,701,982 and $16,701,982, respectively. The payable does not bear any interest and has no due date. The balance is considered payable upon demand and is classified as current on the consolidated balance sheets. The Company expects to repay the balance upon generating the cash flow through operations or financing activity. As of March 31, 2026, and December 31, 2025, cumulative purchases from Encore were included in construction in progress totaled $103,473,847 and $103,473,847, respectively.

Loans Payable to Related Party

During the year ended December 31, 2023, the Company entered into a loan payable with GL borrowing an aggregate of $2,350,000. The amount was borrowed on various dates ranging from August 14, 2023 to November 20, 2023. As of November 17, 2025, the balance due for this loan was $2,350,000, and the amount is expected to be paid within one year. The payable does not bear an interest rate and has no due date.

XCF GLOBAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. RELATED PARTY TRANSACTIONS (cont.)

As a result of the Acquisition that occurred in February 2025, the Company assumed an additional loan payable with GL of $1,200,000. The Company has elected the fair value option for valuing this loan. The loan payable bears interest of $240,000, is unsecured, and is due at the earlier of (i) 30 days from the date of receipt of any customer payment paid to the Company, unless extended in writing by mutual consent or (ii) an event of default (as specified in the promissory note). The note for $1,200,000 was retired on November 17, 2025. During the year ended December 31, 2025, the Company recognized a loss of $240,000, in fair value adjustments related to the promissory note. Gains and losses are recognized in other income (expense) in the consolidated statements of operations.

On April 17, 2025, Legacy XCF and GL entered into a promissory note for gross principal amount of $2,500,000. The promissory note bears interest of $300,000, is unsecured, and is due at the earlier of (i) 10 business days from the date of Legacy XCF entering into any transaction or series of related transactions, including any equity or debt financing, that results in gross proceeds to the Company of at least $15,000,000 and that directly or indirectly results in the Company’s refinancing, repayment, or restructuring of any portion of its secured debt obligations (“Qualified Financing Event”), unless extended in writing by mutual consent of Legacy XCF and GL or (ii) an event of default (as specified in the promissory note). In connection with the issuance of the promissory note, Legacy XCF issued 3,431,096 shares of its common stock to parties assigned by GL. The Company elected the fair value option for measuring this promissory note. On the issuance date, the note and its corresponding common stock were recognized at their issuance date fair values and any difference, as compared to the cash proceeds received, were recorded as a loss from issuance of debt in the consolidated statements of operations. The note was retired on November 17, 2025. The Company recorded a loss on issuance of debt of $40,531,000 on the issuance date. During the year ending December 31, 2025, the Company recognized a loss of $300,000 in fair value adjustments related to the promissory note. The loss was recognized in other income (expense) in the consolidated statements of operations.

On November 17, 2025, the Company converted the three notes to equity by issuing 8,656,245 Class A common shares.

The Company also assumed an additional loan payable with GL of $356,426 as a result of the Acquisition. Interest on the loan accrues interest at 10% per annum. The loan is already matured and is in default as per the loan agreement although the Company continues to accrue interest. At March 31, 2026, and at December 31, 2025, this note had accrued interest of $86,128 and $77,340, respectively.

Convertible Note Purchase Agreement with EEME Energy SPV I LLC

On July 30, 2025 (the “Initial Closing”), the Company entered into the purchase agreement with EEME Energy SPV I LLC (“EEME Energy”), pursuant to which it issued a convertible note for $2,000,000, which matures one year from the date of issuance and accrues interest at 13.3% per annum. Additionally, on August 11, 2025, the Company issued an additional $4,000,000 convertible note under the purchase agreement (the “Subsequent Closing”). Principal and interest are payable upon the maturity date, unless converted into Class A common stock prior to the maturity date. The Company may sell additional notes to EEME Energy, provided that the aggregate amount does not exceed $7,500,000, and the convertible notes can only be issued for up to one year from the Initial Closing. In connection with the execution of the note purchase agreement, the Company agreed to pay 750,000 shares of the Company’s Class A common stock as an arrangement fee and 200,000 of the Company’s Class A common stock as an advisory fee, which is payable at the Initial Closing (collectively, the “Fee Shares to related party”). At issuance the Company recorded $1,425,000 in expenses for the Fee Shares to related party. This expense was recorded in general and administrative expenses in the consolidated statements of operations. EEME Energy has elected to convert an aggregate of $6,000,000 of the Convertible Promissory Note (including any interest accrued thereon) into shares of Class A common stock of New XCF. The Company has elected the fair value option for valuing this note payable to related party (the “EMEE Energy Note”). At the issuance date, the Company determined a fair value of $6,276,423. For the year ended December 31, 2025, the Company recognized a gain of $25,291 in fair value adjustments related to the convertible note. Gains and losses are recognized in other income (expense) in the consolidated statements of operations.

XCF GLOBAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. RELATED PARTY TRANSACTIONS (cont.)

The provisions of the notes call for the conversion of the notes to shares at a discount to the 5-day VWAP (volume weighted average price) of shares upon issuance. Upon issuance, the Company recorded the fair value for this conversion feature (a derivative) of $187,396 and $247,386 for the $2,000,000 and $4,000,000 notes, respectively.

On October 6, 2025, the Company converted both notes to shares of Class A common stock. At the same time, the Company recorded a loss of fair value on the derivatives associated with the $2,000,000 and $4,000,000 notes for $187,396 and $247,386, respectively.

On November 17, 2025, the Company issued an additional $1,200,000 convertible note under the purchase agreement. The note would accrue interest at 13.3% as in previous notes. The note was converted to equity shares of Class A common stock on November 17, 2025, the same day.

Convertible Note Payable to Related Party

As a result of the Acquisition that occurred in February 2025, the Company assumed a convertible note payable to related party of $100,000,000. The convertible note was issued to RESC as part of the consideration of the Acquisition, bears no interest, and may be prepaid at par without penalty at the Company’s discretion. The note was recorded at cost on the date of Acquisition. Upon closing of the Business Combination, the note automatically converted into 10,000,000 shares of New XCF Class A common stock at a fixed conversion price of $10 per share.

NOTE 10. FAIR VALUE MEASUREMENTS

Assets and liabilities recorded at fair value on a recurring basis in the balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.

When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•        Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•        Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•        Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

An asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The Company has various liabilities which it has elected the fair value option under FASB ASC 825, “Financial Instruments”. These liabilities are classified as Level 3 due to the use of unobservable inputs in the valuation of the liabilities. Gains and losses from the remeasurement of these liabilities are recorded in other income (expense) within the condensed consolidated statements of operations.

XCF GLOBAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

The following table sets forth the fair value of the Company’s financial assets and liabilities by level within the fair value hierarchy as of March 31, 2026.

	At March 31, 2026
	Level 1	Level 2	Level 3	Total
Liabilities:
Note payable (Note 7)	$—	$—	$2,496,388	$2,496,388
CCS Note (Note 7)	—	—	5,301,235	5,301,235
Public Warrants	—	—	3,415,500	3,415,500
Private Placement Warrants	—	—	1,900,800	1,900,800
Note payable – Polar (Note 7)	—	—	1,480,291	1,480,291
Total liabilities	$—	$—	$14,594,214	$14,594,214

The following table sets forth the fair value of the Company’s financial assets and liabilities by level within the fair value hierarchy as of December 31, 2025.

	At December 31, 2025
	Level 1	Level 2	Level 3	Total
Liabilities:
Note payable (Note 7)	$—	$—	$3,323,407	$3,323,407
CCS Note (Note 7)	—	—	5,220,666	5,220,666
Public Warrants	—	—	483,000	483,000
Private Placement Warrants	—	—	268,800	268,800
Note payable – Polar (Note 7)	—	—	1,438,609	1,438,609
Total liabilities	$—	$—	$10,734,481	$10,734,481

As of March 31, 2026, the notes measured at fair value and carrying value within Notes payable, current portion, on the consolidated balance sheets was $9,277,914 and $111,976,974, respectively. As of December 31, 2025, the notes measured at fair value and carrying value within Notes payable, current portion on the consolidated balance sheets was $9,982,682 and $111,932,931, respectively.

The following table summarizes the changes in fair value of the Company’s liabilities measured using Level 3 inputs for the three months ended March 31, 2026:

	Three Months Ended March 31, 2026
	Beginning Balance	Acquisitions & Issuances	Payments	Change in Fair Value	Ending Balance
Note payable (Note 7)	$3,323,407	$—	$(756,320)	$(70,699)	$2,496,388
CCS Note (Note 7)	5,220,666	—	—	80,569	5,301,235
Public Warrants	483,000	—	—	2,932,500	3,415,500
Private Placement Warrants	268,800	—	—	1,632,000	1,900,800
Note payable – Polar (Note 7)	1,438,609	—	—	41,682	1,480,291
Total	$10,734,481	$—	$(756,320)	$4,616,052	$14,594,214

XCF GLOBAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

The following table summarizes the changes in fair value of the Company’s liabilities measured using Level 3 inputs for the year ended December 31, 2026:

	Year Ended December 31, 2025
	Beginning Balance	Acquisitions & Issuances	Payments	Change in Fair Value	Ending Balance
Note payable (Note 7)	$—	$2,788,000	$(37,740)	$535,407	$3,323,407
CCS Note (Note 7)	—	4,796,223	—	424,443	5,220,666
Loan payable to related party (Note 9)	—	10,311,423	(10,214,709)	(96,714)	—
Public Warrants	—	121,900,000	—	(121,417,000)	483,000
Private Placement Warrants	—	88,768,000	—	(88,499,200)	268,800
Note payable – Polar (Note 7)	—	6,480,632	—	(5,042,024)	1,438,609
Total	$—	$235,044,278	$(10,252,449)	$(214,057,348)	$10,734,481

The fair value of the Company’s liabilities recorded under the fair value option was estimated using Level 3 fair value measurements. The significant inputs to the calculation of the fair value of liabilities recorded under the fair value option as of March 31, 2026, were as follows:
	Three Months Ended March 31, 2026
	Note Payable(1)	CCS Note(1)
Valuation Inputs:
Expected term (in years)	0.75	0.75
Risk-adjusted discount rate	11.89% – 16.95%	11.96% – 16.95%

____________

(1)      Fair value was estimated using a discounted cash flow model, which applies a risk-adjusted discount rate to projected future cash flows. The valuation involves significant judgement in determining key inputs such as forecasted revenue growth, margin expectations and discount rates.

The fair value of the Company’s liabilities recorded under the fair value option was estimated using Level 3 fair value measurements. The significant inputs to the calculation of the fair value of liabilities recorded under the fair value option as of December 31, 2025, were as follows:

	Year Ended December 31, 2025
	Note Payable(1)	CCS Note(1)	Loan Payable to Related Party(1)
Valuation Inputs:
Expected term (in years)	0.25 – 1.00	1.25 – 1.00	0.25 – 1.00
Risk-adjusted discount rate	11.89%	11.96% – 16.95%	11.89% – 17.38%

____________

(1)      Fair value was estimated using a discounted cash flow model, which applies a risk-adjusted discount rate to projected future cash flows. The valuation involves significant judgement in determining key inputs such as forecasted revenue growth, margin expectations and discount rates.

Public Warrants

At March 31, 2026, the Company valued the Public Warrants using the Black Scholes Merton valuation model, which is a Level 3 fair value measurement in the fair value hierarchy under ASC 820. For the three months ended March 31, 2026 and 2025, the Company recognized a gain of $2,932,500 and $0, respectively, related to the remeasurement of the Public Warrant liabilities. Changes in the fair value of Public Warrants are recognized in the consolidated statements of operations within “Change in fair value of warrant liabilities.”

XCF GLOBAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

The key inputs into the models for the Public Warrants at March 31, 2026, were as follows:

Input	March 31, 2026
Warrant exercise price	$11.50
Risk-free rate	3.875%
Dividend yield	0.00%
Expected term (years)	4.1833
Expected volatility	194.44%
Class A common stock price	$0.366

Private Placement Warrants

At March 31, 2026, the Company valued the Private Placement Warrants using the Black Scholes Merton valuation model, which is a Level 3 fair value measurement. Due to the use of unobservable inputs and management judgment, the fair value measurement of Private Placement Warrants is classified as Level 3 in the fair value hierarchy under ASC 820. Changes in the fair value of Private Placement Warrants are recognized in the consolidated statements of operations within “Change in fair value of warrant liabilities.”

For the three-month period ended March 31, 2026 and 2025, the Company recognized a gain of $1,632,000 and $0, respectively, related to the remeasurement of Private Placement Warrant liabilities.

The key inputs into the models for the Private Placement Warrants were as follows:

Input	March 31, 2026
Warrant exercise price	$11.50
Risk-free rate	3.875%
Dividend yield	0.00%
Expected term (years)	4.1833
Expected volatility	194.44%
Class A common stock price	$0.366

Note Payable — Polar

Initially, the Note Payable — Polar was valued using a Monte Carlo simulation model. Subsequently, for December 31, 2025, the Company valued the Note Payable — Polar using the Black Scholes Merton model. For the three-month period ending March 31, 2026 and 2025, the Company recognized a gain of $41,682 and $0, respectively, related to the remeasurement of the Polar note payable.

The key inputs into the model for the Note Payable — Polar were as follows:

Input	March 31, 2026
Risk-free rate	3.70%
Expected term (years)	0.75
Expected volatility	194.44%
Class A common stock price	$0.37

Nonrecurring Fair Value Measurements

On May 30, 2025, New XCF, Legacy XCF, Randall Soule, and Helena Global Investment Opportunities I Ltd. (“Helena”) entered into an unsecured promissory note with a gross principal amount of $2.0 million and $0.4 million of interest (the “Helena Note”). In connection with the Helena Note, Mr. Soule transferred 2,840,000 shares of Legacy

XCF GLOBAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

XCF common stock to Helena (the “Advanced Shares”). The Helena Note is satisfied with Helena’s receipt of an aggregate of $2.4 million from net proceeds from the sale of the Advanced Shares. Any excess Advanced Shares are required to be returned by Helena, and any shortfall remains payable by New XCF.

Simultaneously, the Company entered into a side letter agreement with Mr. Soule (the “Side Letter Forward”), pursuant to which the Company agreed to issue Mr. Soule 2,840,000 replacement shares in exchange for his transfer of the Advanced Shares to Helena. The Side Letter Forward was accounted for as a derivative asset and initially recorded at fair value, classified as a Level 3 instrument within the fair value hierarchy. The Company uses the intrinsic value method to estimate the fair value of the derivative asset because the contract’s settlement is based on the fair value of underlying equity instruments. The intrinsic value of the derivative asset is calculated as the difference between the shares expected to be received by the Company and the shares to settle the Helena Note, multiplied by the price per share on a scenario-based method using the business combination share price.

In July 2025, the Company received aggregate cash proceeds of $2,249,381 from Helena related to the remaining Advanced Shares, and Helena’s obligation to return those shares was waived.

NOTE 11. COMMITMENTS AND CONTINGENCIES

Legal Matters

The Company is periodically involved in litigation claims arising in the ordinary course of business. Legal fees and other costs associated with such actions are expensed as incurred. In addition, the Company assesses, in conjunction with its legal counsel, the need to record a liability for litigation and contingencies. The Company reserves costs relating to these matters when a loss is probable, and the amount can be reasonably estimated.

In March 2024, Polaris Processing, LLC (“Polaris”) filed an arbitration demand against New Rise Reno related to unpaid invoices and alleged violations of a non-solicitation provision under an Operations and Maintenance Services Agreement. In April 2024, the parties entered into a settlement agreement under which New Rise Reno agreed to pay Polaris $1,700,000.

Subsequent to making the settlement payments through outside legal counsel, New Rise Reno was informed that approximately $950,000 of the payments had not been received by Polaris and were misdirected due to a cybersecurity incident affecting outside legal counsel. New Rise Reno’s legal counsel is in the process of pursuing insurance recovery for the misdirected funds. However, New Rise Reno remains obligated to Polaris for the unpaid amount. In October 2024, Polaris filed a complaint seeking summary judgment for the unpaid amount.

As of March 31, 2026, and December 31, 2025, the Company recorded a liability of $950,000 within accrued expenses and other current liabilities and a corresponding other receivable of $950,000 for the amount expected to be recovered from New Rise Reno’s legal counsel. This matter is expected to be resolved within the next twelve months.

Employee Separation Agreements

On January 9, 2026, XCF entered into a Transition Agreement with Simon Oxley, the Company’s Chief Financial Officer effective immediately. In accordance with the Transition Agreement with Mr. Oxley, the Company granted 5,246,260 restricted stock units and $81,500 in unpaid salary and fringe benefits for 2025 (collectively “backpay”). The Company agreed to use its commercially reasonable best efforts to file a registration statement covering the shares of Class A common stock, par value $0.0001 per share underlying the RSUs within ninety days following the date the shares underlying the RSUs are issued.

On November 7, 2025, the Board terminated Mihir Dange, the Company’s Chief Executive Officer. An arbitration claim against the Company with the American Arbitration Association (“AAA”) was formally served on May 14, 2026 pursuant to the Employment Arbitration Rules of AAA, seeking to recover certain amounts pursuant to an employment agreement by and between the Company and Mihir Dange on the basis that XCF failed to honor contractual agreements (the “Arbitration Claim”). As of December 31, 2025, the Company accrued $5,862,500 as separation expense.

XCF GLOBAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. COMMITMENTS AND CONTINGENCIES (cont.)

On February 2, 2026, the Company separated with Gregory Surette, the Company’s Chief Strategy Officer. Mr. Surette has not agreed to the Company’s proposed Separation Agreement. The Company is continuing to negotiate a settlement with Mr. Surrette.

On January 2, 2026, the Company separated with Deep Singal, the Company’s Director of Business Development. As part of the formal Separation Agreement the Company and in consideration of certain covenants the Company granted 425,675 restricted stock units and $19,640 in unpaid salary and fringe benefits for 2025 (collectively “backpay”). The Company agreed to use its commercially reasonable best efforts to file a registration statement covering the shares of Class A common stock, par value $0.0001 per share underlying the RSUs within ninety days following the date the shares underlying the RSUs are issued.

On February 2, 2026, the Company separated with Gregory Savarese, the Company’s Chief Marketing Officer. The Separation Agreement remains unsigned.

On January 2, 2026, the Company separated with Jae Ryu, the Company’s Head of Land Development. The Company entered into a formal Separation Agreement and in consideration for certain covenants the Company granted 928,245 restricted stock units and $31,874 in unpaid salary and fringe benefits for 2025 (collectively “backpay”). The Company agreed to use its commercially reasonable best efforts to file a registration statement covering the shares of Class A common stock, par value $0.0001 per share underlying the RSUs within ninety days following the date the shares underlying the RSUs are issued.

During the quarter ended on March 31, 2026, certain employees and contractors (“Terminated Individuals”) were terminated in the normal course of business. In accordance with the Terminated Individuals agreements, the Company has recognized all payments and share issuances required by the agreements. Additionally, in accordance with the agreements, certain Terminated Employees have forfeited their right to certain share grants. Upon cancellation of these shares, the Company has reversed the associated expense recognized in prior periods.

Accrued separation expense	$4,680,000
Stock based compensation for RSU issued upon separation	1,724,914
Other payments	283,314
Forfeiture of RSUs(1)	(6,702,745)
Severance expense, net	$(14,516)

____________

(1)      Reversal of previously recognized stock-based compensation expense.

NOTE 12. INCOME TAXES

The Company accounts for its income taxes in accordance with ASC 740, “Income Taxes”, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and tax credit carry forwards.

Due to our cumulative loss position, historical net operating losses (“NOLs”), and other available evidence related to our ability to generate taxable income, we have recorded a full valuation allowance against our net deferred tax assets as of March 31, 2026, and December 31, 2025. Accordingly, we have not recorded a provision for federal income taxes during the three months ended March 31, 2026.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operation in the period that includes the enactment date. The Company has a net operating loss carryforward, however, due to the uncertainty of realization, the Company has provided a full valuation allowance for deferred tax assets resulting from this net operating loss carryforward.

XCF GLOBAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. INCOME TAXES (cont.)

We may have experienced ownership changes as defined by Internal Revenue Code (“IRC”) Section 382 in February 2025, and we are in the process of preparing an analysis of the annual limitation on the utilization of our NOLs. We will continue to monitor trading activity in our shares that may cause an additional ownership change, which may ultimately affect our ability to fully utilize our existing NOL carryforwards.

During the year ended December 31, 2025, Legacy XCF acquired New Rise in a transaction accounted for as a reverse acquisition, the Acquisition. As a result of the Acquisition, New Rise was treated as the accounting predecessor for financial reporting purposes.

Prior to the Acquisition, New Rise was not a taxable reporting entity for U.S. federal and state income tax purposes. Upon consummation of the Acquisition, New Rise became a taxable entity and recorded opening deferred tax assets and liabilities as of the acquisition date, net of any valuation allowance.

As a result of the Acquisition, New Rise experienced a tax basis refresh such that historical book-tax timing differences associated with periods prior to the transaction are no longer applicable. Accordingly, deferred tax assets and liabilities recognized in connection with the Acquisition relate to differences between (i) the book carrying amounts of the acquiree’s assets and liabilities and (ii) the tax bases established as a result of the consideration exchanged in the transaction, together with other post-transaction temporary differences and tax attribute carryforwards.

The Company evaluated the realizability of deferred tax assets arising from (i) the change in New Rise’s tax status and (ii) the additional deferred tax asset basis created in the Acquisition. Based on the weight of available positive and negative evidence, including the Company’s cumulative loss position and expectations regarding the generation of future taxable income, management concluded that it is more likely than not that the Company’s deferred tax assets will not be realized. Accordingly, the Company recorded a valuation allowance sufficient to fully offset its deferred tax assets.

As a result of maintaining a full valuation allowance, no income tax expense or benefit was recognized in the unaudited condensed consolidated statements of operations in connection with the change in tax status or the deferred tax impacts of the Acquisition. In addition, no amounts were recorded to additional paid-in capital related to deferred tax assets arising from the transaction.

NOTE 13. STOCKHOLDERS’ EQUITY

Authorized Capital

The Company is currently authorized to issue up to 500,000,000 shares of Class A common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share. As of March 31, 2026, no preferred stock has been issued.

The Company has reserved shares of Class A common stock for issuance related to the following as of March 31, 2026:

Warrants to purchase Class A common stock	17,900,000
Employee stock purchase plan	1,000,000
RSUs, issued and outstanding	8,329,904
Stock options and RSUs, authorized for future issuance, increased by 5% January 1st	2,641,823
Total shares reserved	29,871,727

Warrants to Purchase Common Stock

In connection with the closing of the Business Combination, all outstanding warrants to purchase Focus Impact common stock were converted into rollover warrants to purchase New XCF Class A common stock. As of March 31, 2026, there were 17,900,000 rollover warrants outstanding to purchase Class A common stock.

XCF GLOBAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. STOCKHOLDERS’ EQUITY (cont.)

Common Stock

The Company is currently authorized to issue up to 500,000,000 shares of Class A common stock with a par value of $0.0001. In connection with the Business Combination, Focus Impact converted the 4,670,544 shares of Class A common stock and 651,919 shares of Class B common stock of Focus Impact into 5,322,463 of New XCF Class A common stock. For periods prior to the Business Combination as disclosed in Note 1 above, the reported share and per share amounts have been retroactively converted by the exchange ratio of 0.6862. As of March 31, 2026 and December 31, 2025, 290,948,677 and 206,473,533 shares of common stock were issued and outstanding, respectively. The holders of the Company’s common stock are entitled to receive dividends equally when, as and if declared by the Board of Directors, out of funds legally available.

The holders of the Company’s Class A common stock have sole voting rights, one vote for each share held of record, and are entitled upon liquidation of the Company to share ratably in the net assets of the Company available for distribution after payment of all obligations of the Company and after provision has been made with respect to each class of stock, if any, having preference over the Class A common stock. The shares of Class A common stock are not redeemable and have no pre-emptive or similar rights.

Equity Issued in Settlement of Vendor Invoices

During the three months ended March 31, 2026, the Company issued shares of its common stock to certain vendors in settlement of outstanding invoices for professional and advisory services. The Company issued 275,144 shares of Class A Common stock with a fair value of $69,336.

The shares were measured at fair value on the date the Company’s Board of Directors approved the settlement agreements, which represents the date a mutual understanding of the settlement was reached. Fair value was determined using the Company’s closing market price on that date. The issuance of common stock resulted in a reduction of accounts payable and an increase in common stock and additional paid in capital. Any difference between the carrying amount of the liabilities settled and the fair value of the equity instruments issued was recognized in the unaudited condensed consolidated statement of operations in other income (expense), net.

Stock-Based Compensation

On June 6, 2025, the Company’s Board of Directors adopted and stockholders approved the 2025 Equity Incentive Plan (the “2025 Plan”). The 2025 Plan became effective immediately upon the closing of the Business Combination Agreement. The 2025 Plan provides for the grant of incentive stock options (“ISO”), nonstatutory stock options (“NSO”), stock appreciation rights (“SARs”), restricted stock awards (“RSA”), restricted stock unit awards (“RSU”), performance awards, other awards, and cash awards. Each award is set forth in a separate agreement with the person who received the award which indicates the type, terms and conditions of the award. Initially, a maximum number of 10,449,264 shares of New XCF Class A common stock may be issued under the 2025 Plan. In addition, the number of shares of New XCF Class A common stock reserved for issuance under the 2025 Plan will automatically increase on January 1 of each year, starting on January 1, 2026 and ending on (and including) January 1, 2034, in an amount equal to five percent (5.0%) of the total number of shares of the Company’s Capital Stock outstanding on December 31 of the preceding year; provided, however, that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of Shares.

XCF GLOBAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. STOCKHOLDERS’ EQUITY (cont.)

A summary of RSU activity for the three months ended March 31, 2026, under the 2025 Plan is as follows:

	Number of RSUs	Weighted Average Grant Date Fair Value
Unvested as of December 31, 2025	4,798,167	$12.03
Granted	6,600,180	0.17
Vested	(6,615,060)	0.22
Cancelled or forfeited	(3,915,287)	10.15
Unvested as of March 31, 2026	868,000	$10.77

Stock-based compensation expense

The Company frequently makes awards on a laddered or graded basis. The Company has elected to amortize the award over a straight-line basis over the requisite service period for the entire award (that is, over the requisite service period of the last separately vesting portion of the award). The Company terminated a number of employees during the quarter. The amortization of stock-based compensation for the three months ended March 31, 2026, for the remaining employees was $798,028 and was included in general and administrative expenses on the condensed consolidated statement of operations. Upon termination of employees during the three months ended March 31, 2026 (Note 11), all unvested shares were forfeited. The reversal of prior period stock-based compensation for the forfeited awards was ($5,502,156) net of the full amortization of new stock awards of $1,127,739 granted as part of the former employees severance. This amount is included in severance expense on the condensed consolidated statement of operations. The net value of the stock-based compensation for remaining employees of $798,028 and terminated employees of ($5,502,156) is ($4,704,128) which is included in stock-based compensation expense (benefit) associated with restricted stock units on the condensed consolidated statement of cash flows. There was no stock based compensation expense recognized for the same period in 2025. The fair value of RSUs that vested during the three months ending March 31, 2026, was $1,455,098.

As of March 31, 2026, there was a total of $7,521,828 of unrecognized stock-based compensation costs related to RSUs. Such compensation cost is expected to be recognized over a weighted-average period of approximately 2.85 years.

Equity-based contractor compensation

On June 6, 2025, the Company’s board of directors adopted and stockholders approved the 2025 Equity Incentive Plan (the “2025 Plan”). The 2025 Plan became effective immediately upon the closing of the Business Combination Agreement. The 2025 Plan provided among other things for the compensation of contractors, most of whom became employees at a later time, with equity shares in lieu of cash compensation.

A summary of RSU activity for contractors for the three months ended March 31, 2026, under the 2025 Plan is as follows:

	Number of RSUs	Weighted Average Grant Date Fair Value
Unvested as of December 31, 2025	693,895	$1.61
Granted	—	—
Vested	(459,782)	1.61
Cancelled or forfeited	(234,113)	1.61
Unvested as of March 31, 2026	—	—

XCF GLOBAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. STOCKHOLDERS’ EQUITY (cont.)

Equity based contractor compensation expense

Stock-based compensation expense of $524,325 was recognized for the three months ended March 31, 2026. No stock-based contractor compensation expenses were recognized during the same period in 2025. The stock-based contractor compensation is recorded in general and administrative expense in the consolidated statements of operations.

As of March 31, 2026, there was a total of $0 of unrecognized contractor stock-based compensation costs related to RSUs. As a result, there will be no contractor stock-based compensation costs amortized in future periods.

NOTE 14. EMPLOYEE STOCK PURCHASE PLAN

The Company adopted an Employee Stock Purchase Plan (the “ESPP Plan”) in connection with the consummation of the Business Combination. All qualified employees may voluntarily enroll to purchase the Company’s Class A common stock through payroll deductions at a price equal to 85% of the lower of the fair market values of the stock of the offering periods or the applicable purchase date. As of March 31, 2026, 1,000,000 shares were reserved for future issuance under the ESPP Plan.

NOTE 15. EARNINGS PER SHARE

The following table sets forth the computation of the Company’s basic and diluted net income (loss) per share attributable to common stockholders for the three-month period ended March 31, 2026:

	Three Months Ended March 31, 2026	Three Months Ended March 31, 2025
Basic earnings per share:
Net loss	$(17,812,415)	$(7,467,201)
Weighted average common shares outstanding	241,039,943	159,272,518
Basic earnings per share	$(0.07)	$(0.05)
Diluted earnings per share:
Net loss	$(17,812,415)	$(7,467,201)
Weighted-average common shares outstanding	241,039,943	159,272,518
Dilutive effect of common share equivalents	—	—
Weighted-average common shares outstanding, assuming dilution	241,039,943	159,272,518
Diluted earnings per share	$(0.07)	$(0.07)

The following table presents the potential common shares outstanding that were excluded from the computation of diluted net earnings per share of common stock as of the periods presented because including them would have been anti-dilutive:

	Three Months Ended March 31, 2026	Three Months Ended March 31, 2025
Common stock warrants	17,900,000	—
RSUs issued and outstanding to contractors	846,844	—
RSUs issued and outstanding to employees	7,483,060	—
Total potential common shares excluded from diluted net earnings per share	26,229,904	—

XCF GLOBAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. SIGNIFICANT CONTRACTS

Consulting Agreement with Focus Impact Partners

On February 19, 2025, Legacy XCF and Focus Impact Partners entered into a strategic consulting agreement (the “Consulting Agreement”), pursuant to which Focus Impact Partners will provide Legacy XCF (and New XCF following completion of the Business Combination) with certain consulting services. Under the terms of the Consulting Agreement, Focus Impact Partners will receive an annual consulting fee of $1,500,000, which will be payable in monthly installments of $125,000 starting with an initial payment on or prior to June 30, 2025 (pro-rated from February 19, 2025 through and including June 30, 2025). In addition to the annual fee, the Consulting Agreement also provides that Focus Impact Partners is entitled to an additional consulting fee in connection with any acquisition, merger, consolidation, business combination, sale, divestiture, financing, refinancing, restructuring or other similar transaction for which Focus Impact Partners provides consulting services, the amount and terms of which will be subject to mutual agreement between the company and Focus Impact Partners consistent with the market practice for such consulting services.

Consulting Agreement with Roth Capital Partners, LLC

On December 24, 2025, the Company retained Roth Capital Partners, LLC to advise the Company on capital markets issues including (i) equity markets issues, (ii) evaluating the Company’s equity (iii) perform analysis of equity capital markets, (iv) provide advice on the Company’s capital structure, including existing debt structure, (v) advise on potential strategic financing partnerships and international licensing arrangements. The contract is for a 12-month period calling for a $400,000 fee. Half to be paid in eight installments of $25,000, while the other half to be paid in the Company’s common stock in one lump sum. The shares will be subject to a six-month lock-up period following the date of issuance. The restrictions shall release in three (3) equal quarterly installments, such that one-third of the shares become freely tradeable on each of the dates that are six months, nine months, and twelve months following the date of issuance. On April 30, 2026, the Company issued 930,686 shares of Class A Common stock under the terms of this Agreement.

NOTE 17. CONCENTRATIONS

Credit Risk

The Company maintains its cash balances in financial institutions. The balances in the financial institutions are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company’s cash balances may be in excess of the insured limit.

Customer Concentrations

As of March 31, 2026, the Company had one major customer that accounted for approximately 100% of its revenues totaling $348,688 for the three month period ended March 31, 2026. The Company had one major customer that accounted for 100% of accounts receivable totaling $1,150,086 as of March 31, 2026. The Company had one customer that accounted for 100% of accounts receivable totaling $24,550,762 as of December 31, 2025.

Vendor Concentrations

As of March 31, 2026, the Company had two major vendors that accounted for approximately 38% of accounts payable as of March 31, 2026. As of December 31, 2025, the Company had four major vendors that accounted for approximately 71% of accounts payable. The Company expects to maintain these relationships with the vendors.

XCF GLOBAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. SUBSEQUENT EVENTS

The Company has evaluated all transactions through the date of the accompanying unaudited condensed consolidated financial statements were issued for subsequent events disclosure or adjustment consideration.

Second Twain Forbearance Agreement

On April 27, 2026, New Rise Renewables Reno, LLC entered into a second Forbearance Agreement with Twain GL XXVIII, LLC (“Landlord”). The terms of the Forbearance Agreement call for, among other things, the issuance of 4,000,000 shares of Class A Common Stock (“Landlord Shares”) and the monthly payment of the greater of i) $150,000 and ii) 40% of the free cash flow generated from the operations of New Rise from the prior calendar month. The Company will use its reasonable best efforts to file a registration statement to register for resale such shares. In the event that the aggregate net proceeds received by the Landlord from the sale of the Landlord Shares exceeds the aggregate amount of principal, interest, penalties and repurchase premium owed by the Company to Twain pursuant to the lease agreement the Landlord shall immediately transfer the remaining Landlord Shares to XCF.

The Company evaluated the second Forbearance Agreement under ASC 470-60, Troubled Debt Restructurings by Debtors, and concluded that the arrangement represents a troubled debt restructuring of the financial liability because Twain granted concessions that it otherwise would not have considered in light of the Company’s financial condition. As of the Forbearance Date, the total principal due on the financial liability was $136,533,315 and the total interest and penalties due on the financial liability was $17,412,100. The Company concluded that the future undiscounted cash payments required under the financial liability after the Forbearance Date are greater than its current carrying amount. Accordingly, the Company did not recognize a restructuring gain and, instead, adjusted the financial liability’s effective interest rate.

Additional Shares Issued to Debt Holders

On April 13, 2026, the Company issued 802,620 shares of Class A Common Stock to Narrow Road Capital Ltd as part of the required share payments for the deferral of full payment on the note.

On April 24, 2026, the Company issued 600,000 shares of Class A Common Stock to Polar Multi-Strategy as the 200,000 share quarterly interest payment required under the terms of the note.

On April 24, 2026, the Company issued 281,491 shares of Class A Common Stock to Gregory Segars Cribb as part of the required share payments for the deferral of full payment on the note.

Securities Purchase Agreement

On April 15, 2026, the Company entered into a Securities Purchase Agreement with Brown Stone Capital Ltd. (“Buyer”) for the purchase of 10,000,000 shares of Class A Common Stock for the aggregate equity investment equal to $1.0 million. The Company will register the resale of the shares by the Buyer with U.S. Securities and Exchange Commission either (i) in connection with the Form S-4 registration statement the Company intends to file in connection with its recently announced Business Combination Agreement with Southern Energy Renewables, Inc. and DevvStream Corp. or (ii) if such registration statement is not available for the registration of the resale of the shares, concurrently with the registration of the resale of the 90,000,000 shares of Class A Common Stock the Company is selling to EEME Energy SPV I LLC. During the three months ended March 31, 2026, EEME purchased 69,000,000 shares. On April 16, 2026, EEME purchased their remaining 21,000,000 shares as provided under their agreement.

Cancellation of the Phillips 66 Agreement

Prior to April 2, 2026, the Company’s revenues were generated under an agreement with Phillips 66. Under the Phillips 66 agreement, the Company sold renewable diesel, sustainable aviation fuel, renewable Naphtha, (collectively, “renewable fuels”) and transfer Renewable Identification Numbers and Low Carbon Fuel Standard credits (collectively

XCF GLOBAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. SUBSEQUENT EVENTS (cont.)

“environmental credits”) associated with the generation of the renewable fuels. On April 2, 2026, Phillips 66 delivered formal notice (“the Notice”) to New Rise of the termination of the Supply and Offtake Agreement dated May 23, 2017 (as amended, the “Agreement”) between New Rise and Phillips 66. The Notice provides that the Agreement is terminated as of May 1, 2026.

As a result of the termination of the Phillips 66 agreement, the Company identified $1,655,291 included in accounts receivable that is no longer collectible. The Company has written this off to bad debt expense which is included in operating expenses on the unaudited condensed consolidated statement of operations and the unaudited condensed consolidated statement of cash flows.

Tolling Agreement with BGN

On April 9, 2026, the Company entered into a Term Sheet for a Renewable Fuel Tolling Agreement with BGN, an independent global energy and commodities group, pursuant to which it is anticipated that the Company will provide the following services to BGN both at its New Rise Reno facility and, potentially, a second, future XCF facility:

•        Inside-the-Fence Logistics:    Receipt, handling, and management of feedstock inventory;

•        Production/Refining:    Processing BGN-owned feedstock into Sustainable Aviation Fuel (SAF) and Renewable Naphtha;

•        Storage and Blending:    Provision of tankage for feedstocks and finished products, including blending services to meet commercial specifications; and,

•        Marketing Support:    Coordination with BGN’s sales and logistics teams per the existing MOU.

The Term Sheet further contemplates that BGN will be responsible for the purchase and delivery of all renewable feedstocks to the facility at its own cost and that the Company will produce finished products with a yield target of 2,264 bpd for SAF and 481 bpd for renewable naphtha. The initial term of the term sheet is three years from commencement of production.

Encore Payable

On May 6, 2026, the Company and Encore entered into a payable acknowledgement and settlement agreement, pursuant to which approximately $16,701,982 of outstanding notes and accounts payable due to Encore will be settled through the issuance of 37,033,386 shares of the Company’s Class A Common Stock, par value $0.0001. Encore provides EPC services to the Company. Encore is 100% owned by Randy Soule, the majority shareholder of the Company, and has provided feedstock degumming hydrotreater off gas conservation system construction services and sustainable aviation fuel conversion services to New Rise Reno.

Debt Conversion Agreements

On May 14, 2026, the Company entered into Debt Conversion Agreements with various other parties. The agreements call for, among other things, a conversion price of $0.451 per share. The debt conversion includes six individuals and business entities providing for the conversion of $917,163 in debt for 2,033,621 shares of the Company’s Class A Common stock. When the six participants are included with the Encore debt conversion described above, the debt conversion represents $17,619,220 in debt for 39,067,007 shares of the Company’s Class A Common stock.

Advario Texas City, LLC Note Payable

On April 30, 2026, New Rise Renewables, LLC entered into a note with Advario Texas City, LLC (“Advario”) for $1,200,000 to satisfy an existing payable. An amount of $25,000 was paid upon the execution of the note. An additional payment of $25,000 is due on July 1, 2026, or the operational start of the plant, whichever occurs first. The note calls

XCF GLOBAL, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. SUBSEQUENT EVENTS (cont.)

for monthly installments of $50,000 beginning on May 15, 2026 until the note is paid in full. The note accrues interest at the lesser of the Secured Overnight Financing Rate (“SOFR”) plus 3% per annum or the maximum rate permitted by applicable law. Payments are applied first to interest then to principal. The note is guaranteed by XCF Global, Inc.

Business Combination with Southern Energy Renewables

Following the execution of the term sheet in January 2026, on April 13, 2026, the Company entered into a definitive Business Combination Agreement (as may be amended, supplemented or otherwise modified from time to time, the “BCA” and the transactions contemplated thereby, collectively, the “Transactions”), by and among the Company, DevvStream, Southern, DevvStream Merger Sub Inc., a Delaware corporation and a newly-formed wholly-owned subsidiary of the Company (“DevvStream Merger Sub”), and Southern Merger Sub Inc., a Delaware corporation and a newly-formed wholly-owned subsidiary of the Company (“Southern Merger Sub”). The terms of the Transactions contains customary representations, warranties, covenants and closing conditions. The Transactions remain subject to customary closing conditions as well as the other terms.

Termination Fees

DevvStream will owe a termination fee of $510,000 to the Company if (a) the Company or Southern terminates the BCA due to DevvStream changing its board recommendation, (b) DevvStream terminates the BCA to enter into a Superior Proposal, or (c) within 12 months after termination of the BCA for certain reasons (such as a breach by DevvStream, failure to obtain DevvStream Shareholder Approval, or reaching the Outside Date), DevvStream consummates or enters into a definitive agreement for an Acquisition Proposal that was made known prior to termination.

The Company will owe a termination fee of $510,000 to DevvStream and $1,190,000 to Southern if (a) DevvStream or Southern terminates the BCA due to the Company changing its board recommendation, (b) the Company terminates the BCA to enter into a Superior Proposal, or (c) within 12 months after termination of the BCA for certain reasons (such as a breach by the Company, failure to obtain Company Shareholder Approval, or reaching the Outside Date), the Company consummates or enters into a definitive agreement for an Acquisition Proposal that was made known prior to termination.

The Parties acknowledge that no termination fee shall be owed if either of DevvStream or the Company validly terminate the BCA due to the failure to the DevvStream Fairness Opinion or the Company Fairness Opinion, respectively, as provided in the BCA.

Fees and Expenses

Except as expressly provided in the BCA, each Party will bear its own expenses incurred in connection with the Transactions, whether or not the Transactions are consummated. However, if the BCA is terminated because the requisite DevvStream Shareholder Approval is not obtained, DevvStream is required to reimburse the Company for reasonable, documented expenses up to $170,000. Conversely, if the BCA is terminated because the requisite Company Shareholder Approval is not obtained, the Company is required to reimburse DevvStream for reasonable, documented expenses up to $170,000 and reimburse Southern for reasonable, documented expenses up to $397,000. Transfer Taxes incurred in connection with the Transactions will be paid equally by the Parties.

Pursuant to the Support & Lock-Up Agreements, the respective securityholders agreed to vote any covered shares held by them in favor of the Transactions and against any competing alternative transactions. Because the Company Core Securityholders and DevvStream Core Securityholders hold a sufficient number of voting shares to approve the Transactions on behalf of the Company and DevvStream, respectively, the requisite shareholder approvals for the Company and DevvStream are ensured, provided that such securityholders comply with their voting obligations under the Support & Lock-Up Agreements. Additionally, the securityholders agreed to certain transfer and lock-up restrictions, subject to customary exceptions for permitted transfers.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
XCF Global, Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of XCF Global, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Going concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred operating losses since its inception and management expects operating losses and negative cash flow to continue for the foreseeable future. These conditions, along with other matters as set forth in Note 1, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2025.

Dallas, Texas

March 31, 2026

XCF GLOBAL, INC.

CONSOLIDATED BALANCE SHEETS

	As of December 31, 2025	As of December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$154,937	$407,182
Restricted cash	4,295	5,824
Accounts receivable	24,550,762	—
Related party receivables	739,917	—
Other receivable	1,076,080	950,000
Inventory, net	337,971	—
Other current assets	784,645	62,419
Total current assets	27,648,607	1,425,425

Security Deposit	1,500,000	1,500,000
Property, plant and equipment	390,323,968	351,702,307
TOTAL ASSETS	$419,472,575	$354,627,732

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$40,277,568	$8,474,052
Related party payable	16,701,982	38,932,248
Professional fees payable	10,542,379	—
Loans payable to related party	593,231	2,350,000
Notes payable, current portion	121,915,613	110,304,484
Warrant liabilities	751,800	—
Accrued expenses and other current liabilities	58,231,865	20,364,663
Total current liabilities	249,014,438	180,425,447

Financial liability, net of closing costs	132,806,188	132,767,058
TOTAL LIABILITIES	$381,820,626	$313,192,505

Commitments and contingencies (Note 11)	—	—

STOCKHOLDERS’ EQUITY
Preferred stock; $0.0001 par value, 50,000,000 shares authorized; none issued and outstanding as of December 31, 2025, and 2024, respectively	—	—
Common Stock; $0.0001 par value, 500,000,000 shares authorized; 206,473,533 and 140,227,818 shares issued and outstanding as of December 31, 2025, and 2024, respectively	20,646	140,228
Additional paid-in capital	54,356,988	70,313,190
Accumulated deficit	(16,725,685)	(29,018,191)
TOTAL STOCKHOLDERS’ EQUITY	37,651,949	41,435,227
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$419,472,575	$354,627,732

XCF GLOBAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2025	Year Ended December 31, 2024
Revenue	$20,815,955	$—
Cost of sales	24,586,068	—
Gross loss	(3,770,113)	—

Operating expenses:
Operating expenses	7,010,223	2,987,852
General and administrative expenses	22,385,312	18,186,056
Severance expense	19,162,500	—
Professional fees	15,559,033	—
Total operating expenses	64,117,068	21,173,908

Loss from operations	(67,887,181)	(21,173,908)

Other income (expense)
Change in the fair value of note payable	4,567,951	—
Change in the fair value of loans payable related party	(514,709)	—
Change in fair value of warrants	209,916,200	—
Loss on issuance of debt	(138,000)	—
Loss on issuance of debt to related party	(40,531,000)	—
ELOC commitment fees	(7,400,000)	—
Unrealized loss on derivative asset	(16,156,071)	—
Realized gain on derivative asset	1,316,827	—
Interest expense, net	(9,155,274)	(2,930,889)
Other income (expense), net	(13,975)
Total other income (expense)	141,891,949	(2,930,889)

Net income (loss)	$74,004,768	$(24,104,797)

Income (loss) per common share, basic and diluted(1)	$0.52	$—

Weighted average number of common shares outstanding, basic and diluted(1)	142,298,067	—

____________

(1)      The historical common equity structure was in the form of membership percentages, and no shares were issued. As such, reporting periods prior to the year ended December 31, 2025 will not present share or per share data.

XCF GLOBAL, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2025 and 2024

	For the Year Ended December 31, 2025
	Common Stock		Additional Paid in Capital	Retained Earnings (Accumulated Deficit)	Total Equity
	Shares	Amount
BALANCE, December 31, 2024	140,227,818	$140,228	$70,313,190	$(29,018,191)	$41,435,227
Recapitalization (Note 1)	42,850,576	42,850	(70,313,190)	(18,269,283)	(88,539,623)
Recapitalization (Note 1)	(57,446,488)	(170,515)	43,613,494	(43,442,979)	—
Issuance of common stock to FOCUS in connection with the Business Combination	5,322,463	532	(226,081,998)	—	(226,081,466)
Common stock issued as compensation for ELOC commitment fee	507,802	51	7,399,949	—	7,400,000
Common stock issued for conversion of loan payable to related party	10,000,000	1,000	99,999,000	—	100,000,000
Common stock issued to settle Non-redemption Agreements in connection with the Business Combination	622,109	62	1,239,938	—	1,240,000
Common stock issued in conjunction with loan payable to related party	12,087,341	1,209	46,988,791	—	46,990,000
Common stock issued in conjunction with promissory notes	399,458	39	199,960	—	199,999
Common stock issued as compensation for severance	600,000	60	13,199,940	—	13,200,000
Common stock issued as replacement shares to Randy Soule	1,948,862	195	19,088,430	—	19,088,625
Common stock issued to EEME as advisory fees	950,000	95	1,424,905	—	1,425,000
Common stock issued to BTIG as merger advisory fees	133,333	13	999,987	—	1,000,000
				—
Common stock issued to EEME in conjunction with promissory note conversion	7,348,043	735	7,857,884	—	7,858,619

Common stock issued in conjunction with a consulting agreement	62,754	6	47,994	—	48,000
ELOC at the market stock sales	2,150,000	215	861,013	—	861,228
Common stock issued to Encore, a related party, to settle accounts payable	36,779,193	3,678	27,996,322	—	28,000,000
Additional shares issued in de-spac	10,268	1	—	—	1
Common stock issued to Polar in connection with the Subscription Agreement	1,920,000	192	743,808	—	744,000
Stock based compensation associated with restricted stock units	—	—	7,941,754	—	7,941,754
Non-employee share-based payments	—	—	835,818	—	835,818
Net income	—	—	—	74,004,768	74,004,768
Balance as of December 31, 2025	206,473,533	$20,646	$54,356,988	$(16,725,685)	$37,651,949

XCF GLOBAL, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY — (Continued)

FOR THE YEAR ENDED DECEMBER 31, 2025 and 2024

	Year Ended December 31, 2024
	Members’ Contributions, Net of Distributions	Members’ Deficit	Common Stock Shares	Amount	Additional Paid in Capital	Accumulated Deficit	Total Equity
Balance as of December 31, 2023	$35,737,914	$(6,027,934)	—	$—	$—	$—	$29,709,980
Recapitalization (Note 1)	(35,737,914)	6,027,934	140,227,818	140,228	70,313,190	(4,913,394)	35,830,044
Net loss	—	—	—	—	—	(24,104,797)	(24,104,797)
Balance as of December 31, 2024	$—	$—	140,227,818	$140,228	$70,313,190	$(29,018,191)	$41,435,227

XCF GLOBAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31, 2025	December 31, 2024
Cash flows from operating activities
Net income (loss)	$74,004,768	$(24,104,797)
Adjustments to reconcile net income (loss) to net cash flows from operating activities
Stock-based compensation expense	8,777,574	—
Non-cash severance expense	19,162,500	—
Net realizable value adjustments	2,581,874	—
Change in fair value of notes payable	(4,567,951)	—
Change in fair value of loans payable to related party	514,709	—
Amortization of debt discount	128,927	—
Fee shares to related party	1,425,095	—
Loss on issuance of debt	138,000	—
Loss on issuance of debt-related party	40,531,000	—
Conversion of NRA shares post deSPAC	1
ELOC commitment fee expense	7,400,000	—
Change in fair value of warrant liabilities	(209,916,200)	—
Change in fair value of derivative asset	14,839,243	—
Changes in operating assets and liabilities:
Accounts receivable	(19,948,508)	—
Related party receivables	(65,180)	(2,396,334)
Inventories	(2,919,845)	—
Other current assets	(585,348)	(1,526,541)
Related party payable	(7,285,995)	10,315,014
Accounts payable	35,765,394	6,539,107
Professional fees payable	7,566,928	—
Accrued expenses and other current liabilities	14,595,266	35,988
Net cash used in operating activities	(17,857,747)	(11,137,563)

Cash flows from investing activities:
Cash acquired in Acquisition	220,897	—
Cash paid for operations plant	—	(239,134)
Purchase of property and equipment	—	(28,678,950)
Cash paid for construction in progress	(1,784,214)	—
Net cash used in investing activities	(1,563,317)	(28,918,084)

XCF GLOBAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

	Year Ended
	December 31, 2025	December 31, 2024
Cash flows from financing activities:
Proceeds from member contributions	4,387,000	37,895,675
Proceeds from loan payable to related party	9,936,804	2,396,334
Proceeds from note payable	2,070,000	—
Payment of note payable	(37,740)	—
Proceeds from borrowing	1,950,000	500,000
Debt settlement	(2)	—
Repayment of borrowing	—	(500,000)
ELOC at the market stock sales	861,228	—
Net cash provided by financing activities	19,167,290	40,292,009
Net decrease in cash, cash equivalents and restricted cash	(253,774)	236,362
Cash, cash equivalents and restricted cash at beginning of year	413,006	176,600
Cash, cash equivalents and restricted cash at the end of year	$159,232	$413,006

Supplemental disclosure of cash flow information
Cash paid for interest	—	6,592,639

Supplemental disclosure of noncash investing and financing activities
Capitalization of debt closing costs to construction in progress	161,475	215,299
Issuance of common stock in exchange for members’ equity in Acquisition	1,060,619,510	—
Assumption of net assets (liabilities) in Acquisition	(93,647,521)	—
Issuance of membership units to settle related party payables	500,000	—
Assumption of net assets (liabilities) from Business Combination	(226,081,466)	—
Conversion of convertible note payable to related parties into New XCF common stock	100,000,000	—
Issuance of common stock for ELOC commitment fee	7,400,000	—

Conversion of non redemption agreement	1,240,000	—
Fee shares to related party	1,425,000
Interest capitalization on notes payable	11,720,829	4,505,441
Interest capitalization on financial liability	10,774,604	9,588,939
Convertible note issued for services from vendor	5,500,000	—

XCF GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Description of Business

XCF Global, Inc. (“New XCF, the “Company”, or “we”), a Delaware corporation, formerly known as Focus Impact BH3 NewCo, Inc., was founded on March 6, 2024, for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination. Subsequent to the Business Combination, the name was changed to XCF Global, Inc.

In connection with the completion of the Business Combination described below under “The Business Combination,” XCF Global Capital, Inc., a Nevada corporation (referred to herein as “Legacy XCF”), became a wholly-owned subsidiary of New XCF. Legacy XCF was formed in January 2023, and was founded, to develop, operate and invest in renewable energy assets and production facilities. Throughout 2023, Legacy XCF identified acquisition targets in Nevada, Florida, and North Carolina as the foundation for the Company’s first production of sustainable aviation fuel (“SAF”), a synthetic kerosene derived from waste- and residue-based feedstocks such as waste oils and fats, green and municipal waste, and non-food crops and, currently, blended with conventional Jet-A fuel. We are committed to reducing the world’s carbon footprint by meeting the growing demand for renewable fuels and will concentrate on the production of clean-burning, sustainable biofuels, principally SAF. Though we are focused on promoting and accelerating the decarbonization of the aviation industry through SAF, we may, opportunistically, produce other renewable products such as renewable diesel, a renewable fuel, and bio-based glycerol, also known as natural glycerin, which is used in healthcare, food, and cosmetics industries. We believe there is a market opportunity in the aviation and renewable sectors as a result of a combination of regulatory support, industry-led demand and end-user commitment. The actual market environment may evolve differently from our expectations and is subject to a variety of external forces such as government regulation and technological development that may impact the market opportunity. New XCF intends to build a nationwide portfolio of SAF and renewable fuels production facilities that use waste- and residue-based feedstocks at competitive production costs. We also intend to implement a fully integrated business model from feedstock supply and production to marketing and sales of SAF. New XCF is currently one of the few publicly traded renewable fuels companies primarily focused on SAF and renewable fuels in the United States, with the stated intention to be a majority SAF producer, distinguishing itself from peers that are predominantly legacy crude oil refiners. We intend to scale and operate clean fuel production facilities engineered to the highest levels of compliance, reliability, and quality. We also own dormant biodiesel plants located in Fort Myers, Florida and Wilson, North Carolina that we intend to further build-out and reconstruct SAF, renewable fuels and/or associated SAF-related infrastructure. We are continuing to evaluate the role of each of the Fort Myers, Florida and Wilson, North Carolina facilities within New XCF’s broader SAF and biofuels value chain.

On January 23, 2025 and February 19, 2025, Legacy XCF completed its acquisitions (the “Acquisition”) of New Rise SAF Renewables Limited Liability Company, (“New Rise SAF”) and New Rise Renewables, LLC. (“New Rise Renewables”) (collectively the “New Rise Entities”), which became wholly-owned subsidiaries of XCF Global Capital, Inc. (“Legacy XCF”). New Rise Renewables, a Delaware limited liability company, was formed on September 23, 2016 for the purpose of owning 100% of New Rise Renewables Reno, LLC (“New Rise Reno”). New Rise Renewables is focused on producing renewable fuels to lower the world’s carbon footprint by meeting the growing demand for renewable fuels and will concentrate on the production of clean-burning, sustainable biofuels, principally SAF. The New Rise Reno facility is built on a 10-acre parcel located within McCarran, Nevada. New Rise Reno’s activities have primarily consisted of acquiring plant assets, infrastructure development and construction, and other pre-operational expenditures. In February 2025, New Rise Reno began initial production of SAF and renewable naphtha (a byproduct in SAF production). First deliveries of neat SAF and renewable naphtha began in March 2025. During the initial phase of production ramp-up, New Rise Reno production facility operated at approximately 50% of nameplate capacity. Until SAF production is at nameplate capacity, New Rise Reno is not deemed to be an operating facility and classifies as under construction until final project acceptance under New Rise’s license agreement with Axens North America under the original intention of the SAF conversion. Such final project acceptance has not yet been completed. While ramp-up processes are being undertaken and until final plant acceptance, management has made the determination to

XCF GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

temporarily produce and sell renewable diesel, a byproduct of SAF production, which can be achieved at approximately 2,000 barrels per day, which is approximately 20% below nameplate capacity, and without any additional modifications to the facility. In May 2025, New Rise Reno began selling renewable diesel under its Supply and Offtake Agreement with Phillips 66 (the “P66 Agreement”).

Business Combination

On March 11, 2024, Legacy XCF entered into a business combination agreement (the “Business Combination Agreement”) with Focus Impact BH3 Acquisition Company (“Focus Impact”), Focus Impact BH3 Newco, Inc., (“NewCo”) a wholly owned subsidiary of Focus Impact, Focus Impact BH3 Merger Sub 1, LLC, a wholly owned subsidiary of NewCo (“Merger Sub 1”), and Focus Impact BH3 Merger Sub 2, Inc., a wholly owned subsidiary of NewCo (“Merger Sub 2”). The business combination was effected in two steps: (a) Focus Impact merged with and into Merger Sub 1, with Merger Sub 1 being the surviving entity as a wholly owned subsidiary of NewCo; and (b) immediately after, Merger Sub 2 merged with and into Legacy XCF, with Legacy XCF continuing as a wholly-owned subsidiary of NewCo (these transactions, collectively, the “Business Combination”).

The Business Combination closed on June 6, 2025 (the “Closing Date”). As a result of the Business Combination, NewCo, subsequently changed its name to XCF Global, Inc. and became a new publicly-traded company on NASDAQ (Nasdaq: SAFX).

In connection with the closing of the Business Combination:

•        All shares of Class A common stock of Legacy XCF outstanding as of immediately prior to the Business Combination were cancelled and automatically converted into the right to receive an aggregate 142,130,632 shares of New XCF Class A common stock, par value $0.0001 per share.

•        All 651,919 shares outstanding Focus Impact Class A and Class B common stock were cancelled and converted into shares of common stock of New XCF on a one-for-one basis.

•        11,500,000 redeemable outstanding public warrants and 6,400,000 private placement warrants of Focus Impact representing the right to purchase one share of Focus Impact Class A common stock were adjusted to represent the right to purchase one share of New XCF Class A common stock at $11.50 per share.

The Business Combination was accounted for as a reverse recapitalization in accordance with US GAAP. Accordingly, Legacy XCF was deemed the accounting acquirer (and legal acquiree) and NewCo was treated as the accounting acquiree (and legal acquirer).

Under this method of accounting, the reverse recapitalization was treated as the equivalent of Legacy XCF issuing stock for the net assets (liabilities) of Focus Impact, accompanied by a recapitalization. The net assets of Focus Impact are stated at historical cost, with no goodwill or other intangible assets recorded. The consolidated assets, liabilities, and results of operations prior to the Business Combination are those of Legacy XCF. All periods prior to the Business Combination have been retrospectively adjusted in accordance with the Business Combination Agreement for the equivalent number of common shares outstanding immediately after the Business Combination to effect the reverse recapitalization. Additionally, all outstanding convertible notes were adjusted in accordance with their terms, which will, among other changes to the convertible note terms, result in proportionate adjustments being made to the number of shares issuable upon exercise of such convertible notes and to the exercise and redemption prices of such convertible notes. The number of shares for all periods prior to the Closing Date have been retrospectively decreased using the exchange ratio that was established (the “Exchange Ratio”).

XCF GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The following table sets forth the assets and liabilities as of June 6, 2025, that were assumed in connection with the execution of the Business Combination:

Focus Impact
Current assets:
Loan receivable	$2,000,000
Other current assets	71,556
Total current assets	2,071,556
Total assets acquired	$2,071,556
Current liabilities:
Non-redemption agreement	$1,240,000
Accrued expenses and other current liabilities	7,686,531
Notes payable	8,558,492
Warrant liabilities	210,668,000
Total current liabilities assumed	$228,153,023
Total assets acquired and liabilities assumed	$(226,081,467)

In connection with the Business Combination, we incurred a total of approximately $17,011,496 of transaction costs, consisting of legal and other professional fees, of which $6,923,808 was recorded to additional paid-in capital, and $10,087,688 was recorded as an expense in professional fees on the consolidated statements of operations. All contractual receivables are expected to be collected.

Conversion of Convertible Note to related party

In connection with the closing of the Business Combination, an outstanding Legacy XCF convertible note to related party with an aggregate principal amount of $100,000,000 was converted into 10,000,000 shares of New XCF Class A common stock.

Public Warrants and Private Placement Warrants

In connection with the closing of the Business Combination, the Company assumed 11,500,000 outstanding public warrants (the “Public Warrants”) to purchase an aggregate of 11,500,000 shares of Focus Impact Class A common stock at $11.50 per share, which were adjusted to represent the right to purchase an aggregate of 11,500,000 shares of New XCF Class A common stock at $11.50 per share. The total value of the liability associated with the Public Warrants was $121,900,000 measured at fair value at the Closing Date.

In connection with the closing of the Business Combination, the Company assumed 6,400,000 outstanding private placement warrants (the “Private Placement Warrants”) to purchase an aggregate of 6,400,000 of Focus Impact Class A common stock at $11.50 per share, which were adjusted to represent the right to purchase an aggregate of 6,400,000 shares of New XCF Class A common stock at $11.50 per share. The total value of the liability associated with the Private Placement Warrants was $88,768,000 at the Closing Date

The Private Placement Warrants are identical to the Public Warrants underlying the units initially sold by Focus Impact, except that the Private Placement Warrants: (i) will not be redeemable by the Company so long as they are held by the Former Sponsor or Sponsor (as defined in the Private Placement Warrants and the Public Warrants) or any of its permitted transferees; (ii) may be exercised for cash or on a cashless basis, so long as they are held by the Former Sponsor or Sponsor or any of its permitted transferees and (iii) are (including the common stock issuable upon exercise of the Private Placement Warrants) entitled to registration rights. Additionally, the Former Sponsor and Sponsor have agreed not to transfer, assign or sell any of the Private Placement Warrants, including the Class A common stock issuable upon exercise of the Private Placement Warrants (except to certain permitted transferees), until 30 days after the completion of the Initial Business Combination.

XCF GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

ELOC Agreement

On May 30, 2025, New XCF and Legacy XCF entered into an equity line of credit purchase agreement (the “ELOC Agreement”) with Helena Global Investment Opportunities I Ltd (“Helena”). Pursuant to the ELOC Agreement, following the completion of the Business Combination, New XCF will have the right to issue and to sell to Helena from time to time, as provided in the ELOC Agreement, up to $50,000,000 of Class A common stock of New XCF, subject to the conditions set forth therein. At issuance, the fair value of the ELOC Agreement was zero. As of December 31, 2025, the Company has sold 2,150,000 shares of Class A common stock raising $861,228 net of commissions due Helena related to these At the Market (“ATM”) stock sales.

As a commitment fee in connection with the execution of the ELOC Agreement, on May 31, 2025, Legacy XCF issued to Helena 740,000 shares of Legacy XCF’s common stock (the “Commitment Shares”). The Commitment Shares were valued at $10.00 per share for a total value of $7,400,000 which was recorded in ELOC commitment fees in the consolidated statements of operations. As of December 31, 2025, the Company has other receivable balance of $126,080 that reflects proceeds in transit from ELOC.

Reverse Asset Acquisition

On December 8, 2023, Legacy XCF and the owners of New Rise Renewables and New Rise SAF, entered into two agreements: (1) the Membership Interest Purchase Agreement with New Rise SAF (“New Rise SAF MIPA”), and (2) the Membership Interest Purchase Agreement with New Rise Renewables (the “New Rise Renewables MIPA,” and together with the New Rise SAF MIPA, the “MIPAs”). The MIPAs facilitated the purchase of 100% of the equity in both New Rise Renewables and New Rise SAF by Legacy XCF, with both transactions closing during the period ending March 31, 2025. The two transactions were consummated as follows:

•        On January 23, 2025, the New Rise SAF acquisition closed when Legacy XCF transferred 18,730,000 shares of its common stock to Randy Soule and GL Part I SPV, LLC (“GL”) — the two legacy membership interest holders of New Rise SAF — in exchange for 100% of the outstanding membership interests of that entity.

•        On February 19, 2025, the New Rise Renewables acquisition closed when Legacy XCF transferred 87,331,951 shares of its common stock to RESC Renewables, LLC (“RESC”) and GL — the two legacy membership interest holders of New Rise Renewables — and issued a $100,000,000 convertible promissory note dated February 19, 2025 (discussed in the “Convertible Promissory Note” section below) to RESC in exchange for 100% of the outstanding membership interests of New Rise Renewables.

The exchange of equity interests between Legacy XCF and the New Rise Entities were executed in contemplation of one another and were treated as a combined transaction, which resulted in the New Rise entities becoming wholly owned subsidiaries of Legacy XCF. The combined transaction was accounted for as a reverse asset acquisition in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805-50, “Business Combinations — Related Issues”. New Rise Entities are considered the accounting acquirers and legal acquirees, and Legacy XCF is the legal acquirer and accounting acquiree.

As a result of the Acquisition, the historical financial statements of the consolidated company prior to February 19, 2025, are those of New Rise Renewables and New Rise SAF. The assets and liabilities of Legacy XCF were recorded at fair value as of the acquisition date. The equity structure presented in the financial statements has been retroactively restated to reflect the legal capital structure of Legacy XCF, including the shares issued to New Rise Renewables and New Rise SAF in connection with the acquisition. Prior to the recapitalization, members of the New Rise entities contributed $4,887,000 in equity interests. Total shares of Legacy XCF common stock outstanding immediately following the close of transaction were 183,078,394.

XCF GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The following table sets forth the fair values of the assets and liabilities as of February 19, 2025, that were assumed in connection with the execution of the MIPAs:

Legacy XCF
Current assets:
Cash and cash equivalents	$220,897
Related party receivables	674,737
Receivable from New Rise Renewables LLC	1,939,974
Convertible notes receivable	141,401
Total current assets	2,977,009
Land	179,000
Construction in progress	10,763,059
Total assets acquired	$13,919,068
Current liabilities:
Professional fees payable	$2,975,451
Accrued expenses and other current liabilities	191,677
Accrued interest on notes payable	501,402
Notes payable	1,964,417
Loan payable to related party	1,712,745
Convertible notes payable to related party (Note 9)	100,000,000
Total current liabilities assumed	107,345,692
Total assets acquired and liabilities assumed	$(93,426,624)

The results of operations for Legacy XCF are included in the consolidated financial statements from the date of acquisition forward. All intercompany accounts and transactions have been eliminated in consolidation. All contractual receivables are expected to be collected.

Liquidity and Going Concern

In accordance with Accounting Standards Update, (“ASU”), 2014-15, Presentation of Financial Statements — Going Concern (Subtopic 205-40) (“ASC 205-40”), Management has the responsibility to evaluate whether conditions and/or events raise substantial doubt about the Company’s ability to meet its future financial obligations as they become due within one year after the date that the consolidated financial statements are issued. This evaluation requires management to perform two steps. First, management must evaluate whether there are conditions and events that raise substantial doubt about the Company’s ability to continue as a going concern. Second, if management concludes that substantial doubt is raised, management is required to consider whether it has plans in place to alleviate that doubt. As required by ASC 205-40, this evaluation shall initially not take into consideration the potential mitigating effects of plans that have not been fully implemented as of the date the consolidated financial statements are issued. Disclosures in the notes to the consolidated financial statements are required if management concludes that substantial doubt exists or that its plans alleviate the substantial doubt that was raised.

Since inception through year end, the Company has incurred recurring losses from operations. The loss from operations was $67,887,181 and $21,173,908, respectively, for the years ending December 31, 2025, and 2024. The Company had an accumulated deficit of $16,725,685, and current liabilities of $249,014,438 as of December 31, 2025, and cash equivalents, excluding restricted cash, of $154,937. Management believes that operating losses and negative operating cash flows will continue into the foreseeable future. These conditions raise substantial doubt about our ability to continue as a going concern.

Our ultimate success is dependent on our ability to obtain additional financing and generate sufficient cash flow to meet the Company’s obligations on a timely basis. The business will require significant capital to sustain operations and significant investments to execute the Company’s long-term business plan. Absent generation of sufficient

XCF GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

revenue from the execution of the Company’s long-term business plan, we will need to obtain debt or equity financing, especially if the Company experiences downturns in its business that are more severe or longer than anticipated, or if we experience significant increases in expense levels resulting from being a publicly-traded company or operations. Such additional debt or equity financing may not be available to the Company on favorable terms, if at all.

If we are not able to secure adequate additional funding when needed, we will need to reevaluate the Company’s operating plan and may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, or suspend or curtail planned programs or cease operations entirely. These actions could materially impact our business, results of operations and future prospects. There can be no assurance that in the event we require additional financing, such financing will be available on terms that are favorable, or at all. Failure to generate sufficient cash flows from operations, raise additional capital or reduce certain discretionary spending would have a material adverse effect on our ability to achieve its intended business objectives.

Therefore, there is substantial doubt about our ability to continue as a going concern within one year after the date that the consolidated financial statements are issued. The accompanying consolidated financial statements have been prepared assuming the Company will continue to operate as a going concern, which contemplates the realization of assets and settlement of liabilities in the normal course of business. They do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from uncertainty related to the Company’s ability to continue as a going concern.

NOTE 2. SUMMARY OF SIGNIFICANT POLICIES

Basis of Presentation

The accompanying consolidated financial statements for New XCF and its wholly-owned subsidiaries have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and instructions to Form 10-K. All intercompany balances and transactions have been eliminated in consolidation. In the Company’s opinion, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation have been included.

Emerging Growth Company Status

After the closing of the Business Combination, the Company has elected to be an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under Securities Exchange Act of 1934, as amended (the “Exchange Act”) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected to opt out of the extended transition period and will adopt new or revised financial accounting standards upon the effective dates for non-emerging growth companies This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

XCF GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT POLICIES (cont.)

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. Such estimates include the opening balance sheet fair values in connection with the Acquisition, allowance for credit losses, reserves for net realizable value of inventory, useful lives of property, plant and equipment, the valuation of long-lived assets and their recoverability, stock-based compensation, the valuation of warrant liabilities, the valuation of loans payable where the fair value option was elected, the valuation of loans payable to related parties where the fair value option was elected, and accounting for income taxes and uncertain tax positions. The Company bases its estimates on historical experience and also on assumptions that management considers reasonable. The Company assesses these estimates on an ongoing basis; however, actual results could materially differ from these estimates.

Segments

Operating segments as defined in ASC 280, “Segment Reporting”, are components of public entities that engage in business activities from which they may earn revenues and incur expenses for which separate financial information is available and which is evaluated regularly by the Company’s chief operating decision maker in deciding how to assess performance and allocate resources.

The Company has one reportable segment: renewable fuels. The renewable fuels segment will derive revenues from selling renewable energy products in the future once the Company’s plant facilities reach principal operations. The Company’s chief operating decision maker is the senior executive committee that includes the Chief Executive Officer and Chief Financial Officer.

The measures of segment profit or loss and total assets used by the chief operating decision maker to assess performance for the renewable fuels segment and decide how to allocate resources is based on net income (loss) and total assets as reported on the consolidated statements of operations and balance sheets, respectively. The significant expense categories, their amounts and other segment items that are regularly provided to the chief operating decision maker are those that are reported in the Company’s consolidated statements of operations.

Cash, Cash Equivalents and Restricted Cash

All highly liquid temporary cash investments with original maturities of three months or less are cash equivalents. The Company reduces its exposure to credit risk by maintaining its cash deposits with major financial institutions and monitoring their credit ratings. The Company has not experienced any losses on these accounts and believes credit risk to be minimal. Restricted cash represents funds the Company is required to set aside for debt servicing purposes.

The Company reconciles cash, cash equivalents, and restricted cash reported in its consolidated balance sheets that aggregate to the beginning and ending balances shown in the Company’s consolidated statements of cash flows as follows:
	December 31, 2025	December 31, 2024
Cash and cash equivalents	$154,937	$407,182
Restricted cash	4,295	5,824
Total cash, cash equivalents and restricted cash	$159,232	$413,006

Accounts Receivable, net

Accounts receivable, net, are reported at the invoiced amount, less an allowance for potential uncollectible amounts. The Company did not recognize an allowance for uncollectible amounts as of December 31, 2025, or 2024.

XCF GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT POLICIES (cont.)

Inventory

Inventories are comprised of raw materials, work-in-process and finished goods, and are stated at the lower of cost or net realizable value. Cost is determined using the weighted-average method. Management compares the cost of inventories with the net realizable value, and an allowance is made to write down inventories to market value, if lower. Net realizable value is the estimated selling price in the ordinary course of business, less predictable cost of completion and applicable selling expenses. The cost of inventories includes inbound freight costs.

On October 1, 2025, New Rise Reno entered into Amendment No. 9 to the P66 Agreement. The amendment modifies certain operational provisions of the P66 Agreement, including clarifying that Phillips 66 retains title to feedstock while such feedstock is stored at the New Rise facility and that title transfers to New Rise only when the feedstock exits storage tanks and enters process units for conversion. The amendment also grants Phillips 66 a continuing right, exercisable upon written notice, to require reloading of feedstock from storage tanks into railcars. As a result of Amendment No. 9, the feedstock is not controlled by New Rise Reno until entering the process for conversion and therefore, no raw material is recorded for the feedstock within storage at the New Rise Reno facility.

Property, Plant and Equipment

Land, machinery and equipment and operation plant are recorded at cost less accumulated depreciation. Depreciation of machinery and equipment and operation plant is calculated on a straight-line basis over the estimated useful lives of the assets, which generally range from three to thirty-nine years. Expenditures for renewals and betterments that extend the useful lives of or improve existing property or equipment are capitalized. Expenditure on maintenance and repairs are expensed as incurred.

Depreciation commences upon the machinery and equipment and operation plant being placed in service. As of December 31, 2025, no machinery, equipment or operation plant had been placed in service and therefore there was no accumulated depreciation as of the balance sheet date.

Construction in progress represents expenditures necessary to bring an asset, project, new facilities or equipment to the condition necessary for its intended use and are capitalized and recorded at cost. Once completed and ready for its intended use, the asset is transferred to property, plant and equipment to be depreciated or amortized.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including property, plant and equipment and finite-lived intangible assets, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability is assessed by comparing the carrying amount of the asset group to the undiscounted future cash flows expected to result from the use and eventual disposition of the assets. If the carrying amount exceeds the undiscounted cash flows, an impairment loss is recognized for the amount by which the carrying amount exceeds fair value, generally determined using discounted cash flow techniques or market participant assumptions. The impairment to be recognized is the amount by which the carrying amount of the assets exceeds the fair market value of the assets and is allocated to individual assets in the asset group on a relative fair value basis, not to be reduced below an individual asset’s fair value. The Company operates in one reporting unit.

During the years ended December 31, 2025, and 2024, no events were identified that would require a quantitative assessment. During the years ending December 31, 2025, and 2024, no impairment expense was recognized.

Subscription Agreement

On November 3, 2023, Focus Impact entered into a subscription agreement (the “Subscription Agreement”) with Focus Impact BHAC Sponsor, LLC and Polar Multi-Strategy Master Fund (“Polar”), pursuant to which Polar agreed to make certain capital contributions to Focus Impact of up to $1,200,000 (the “Capital Contribution” or “Note Payable — Polar”) at the request of Focus Impact. The Capital Contribution were to be repaid to Polar by Focus Impact within five (5) business days of Focus Impact’s closing of the Business Combination (the “Closing”). Polar could

XCF GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT POLICIES (cont.)

elect to receive such repayment in cash or in shares of Class A common stock of New XCF. Additionally, as stipulated by the Subscription Agreement, in consideration of the Capital Contribution funded by Polar, 1,200,000 shares of New XCF Class A common stock was issued to Polar on the Closing Date (“Subscription Agreement Shares — Polar”).

In accordance with ASC 825, Focus Impact elected to record the Note Payable — Polar at fair value upon issuance and will remeasure the Note Payable — Polar at fair value at each reporting period.

The Note Payable — Polar was not settled at close of the Business Combination, and New XCF assumed the obligation. Pursuant to Section 1.5 and Section 1.6 of the Subscription Agreement, Polar gave notice to the Company, that as of June 17, 2025, the Company was in default of the agreement (“the Default Date”). Since the default continued for a period of five business days from the Default Date (the “Default”), the Company will issue 120,000 shares of common stock to Polar each month until the Default is cured (the “Default Shares — Polar”). During the year ending December 31, 2025, the Company has issued 720,000 shares to Polar.

Derivative Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in FASB ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”), and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the instruments are outstanding. The Company has concluded that the Public Warrants and Private Placement Warrants issued pursuant to the warrant agreements qualify for liability accounting treatment and are recorded as derivative liabilities on the consolidated balance sheets and measured at fair value at issuance and remeasured at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the statements of operations in the period of change.

Derivative Asset

The Company evaluates all features contained in financing agreements to determine if there are any embedded derivatives that require separate accounting from the underlying agreement. An embedded derivative that requires separation is accounted for as a separate asset or liability from the host agreement. The derivative asset or liability is accounted for at fair value, with changes in fair value recognized in the consolidated statement of operations. The Company determined that certain features under the Helena Note qualified as an embedded derivative. The derivative asset is accounted for separately from the Helena Note at fair value.

Changes in the fair value of derivatives that do not result in current-period cash settlements are non-cash operating items and are excluded from the consolidated statements of cash flows. These non-cash gains and losses are reflected in the reconciliation of net income to net cash provided by operating activities.

Revenue

The Company recognizes revenue when control of the promised goods or services is transferred to its customers, in an amount that reflects the consideration to which it expects to be entitled in exchange for the goods or services. To achieve that core principle, a five-step approach is applied: (1) identify the contract with a customer, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue allocated to each performance obligation when the Company satisfies the performance obligation. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account for revenue recognition.

XCF GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT POLICIES (cont.)

Revenue from the Company’s point in time product sales is recognized when products are transferred, or services are invoiced and control transferred. The transfer of control occurs upon shipment or delivery of the product, as the customer accepts the product, has title and significant risks and rewards of ownership of the product, physical possession of the product has been transferred, and we have the right to payment. See Note 3, Revenues from Contracts with Customers.

The Company is the principal in its customer contracts because it has control over the goods and services prior to them being transferred to the customer, and as such, revenue is recognized on a gross basis. Sales taxes are excluded from revenues. Revenue is recognized net of allowances for returns and any taxes collected from customers, which are subsequently remitted to governmental authorities.

Cost of Sales

Cost of sales includes those costs directly associated with the production of revenues, such as raw material consumed, freight costs, personnel costs, and other direct production costs.

Stock-Based Compensation

The Company recognizes compensation expense for all stock-based payment arrangements over the requisite service period of the award and recognizes forfeitures as they occur. For service and performance-based stock options, the Company determines the grant date fair value using the Black-Scholes-Merton option pricing model, which requires the input of certain assumptions, including the expected life of the stock-based payment award, stock price volatility and risk-free interest rate. For restricted stock units, the Company determines the grant date fair value based on the closing market price of its Class A common stock on the date of grant.

Operating Expenses

Operating expenses are expensed as incurred and include plant utilities, repairs and maintenance, quality control and testing.

General and Administrative

General and administrative expenses are expensed as incurred. The Company’s general and administrative costs consist of personnel costs, financial accounting consulting, legal and regulatory fees, marketing costs, website development costs, insurance costs, travel expenses and hiring expenses.

Severance Expense

Severance expenses consist of stock-based compensation that may be paid to former executives as part of their severance agreement.

Income Taxes

The Company records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. Accounting standards regarding income taxes requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance, if based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed at each reporting period based on a “more likely than not” realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, the Company’s experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.

XCF GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT POLICIES (cont.)

Significant judgment is required in evaluating the Company’s tax positions and determining its provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. Accounting standards regarding uncertainty in income taxes provides a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely, based solely on the technical merits, of being sustained on examinations. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments, and which may not accurately anticipate actual outcomes. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Net Income (Loss) Per Common Share

Basic net income (loss) per share is computed by dividing net income (loss) attributable to common stockholders (the numerator) by the weighted average number of common shares outstanding for the period (the denominator). Diluted net income per common share attributable to common shareholders is computed by dividing net income by the weighted average number of common shares outstanding during the period adjusted for the dilutive effects of common stock equivalents. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive.

Recently Issued, Not Yet Adopted Accounting Pronouncements

In November 2024, the FASB issued ASU 2024-03, “Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40) — Disaggregation of Income Statement Expenses,” which requires additional disclosure about specified categories of expenses included in relevant expense captions presented on the income statement. The amendments are effective for annual periods beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The amendments may be applied either prospectively or retrospectively. The Company is currently evaluating this ASU to determine its impact on the Company’s disclosures.

In November 2024, the FASB issued ASU 2024-04 (“ASU 2024-04”), Debt-Debt with Conversion and Other Options (Subtopic 470-20). The guidance in ASU 2024-04 clarifies the requirements related to accounting for the settlement of a debt instrument as an induced conversion. The standard is effective for fiscal years beginning after December 15, 2025, and interim periods within fiscal years beginning after December 15, 2025, with early adoption permitted as of the beginning of a reporting period if the entity has also adopted ASU 2020-06 for that period. The Company is currently evaluating the impact that the adoption of ASU 2024-04 may have on its disclosures in its consolidated financial statements.

In September 2025, the FASB issued ASU 2025-07, Derivatives and Hedging (Topic 815) and Revenue from Contracts with Customers (Topic 606): Scope Clarifications for Certain Contracts and Share-Based Consideration. The amendments refine the scope of ASC 815 by introducing a new exception for certain non-exchange-traded contracts whose underlying variables are based on the operations or activities of one of the contract parties, thereby reducing the number of arrangements requiring derivative accounting. The ASU also clarifies that share-based noncash consideration received from a customer is accounted for under ASC 606, measured at fair value at contract inception and recognized as revenue as performance obligations are satisfied, unless and until the instrument becomes subject to other applicable GAAP. ASU 2025-07 is effective for fiscal years beginning after December 15, 2025, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact that the adoption of ASU 2024-07 may have on its disclosures in its consolidated financial statements.

XCF GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT POLICIES (cont.)

Recently Adopted Accounting Pronouncements

In May 2025, the FASB issued ASU 2025-03 (“ASU 2025-03”), Business Combinations (Topic 805) and Consolidation (Topic 810), which enhance the comparability of financial statements across entities engaging in acquisition transactions effected primarily by exchanging equity interests when the legal acquiree meets the definition of a business. Specifically, under the amendments, acquisition transactions in which the legal acquiree is a VIE will, in more instances, result in the same accounting outcomes as economically similar transactions in which the legal acquiree is a voting interest entity. The amendments in this Update do not change the accounting for a transaction determined to be a reverse acquisition or a transaction in which the legal acquirer is not a business and is determined to be the accounting acquiree. The amendments are effective for fiscal years beginning after December 15, 2026, and interim reporting periods within those annual reporting periods. The amendment should be applied prospectively to any acquisition transaction that occurs after the initial application date. Early adoption is permitted as of the beginning of an interim or annual reporting period. The Company early adopted the ASU 2025-03 as of January 1, 2025. The adoption of ASU 2025-03 did not have a material impact on its consolidated financial statements as of December 31, 2025.

In December 2023, the FASB issued ASU 2023-09 (“ASU 2023-09”), Income Taxes, which enhances the transparency of income tax disclosures by expanding annual disclosure requirements related to the rate reconciliation and income taxes paid. The amendments are effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The amendments should be applied on a prospective basis. Retrospective application is permitted. The Company adopted ASU 2023-09 as of January 1, 2025. The adoption did not have a material impact on its consolidated financial statements.

NOTE 3. REVENUE FROM CONTRACTS WITH CUSTOMERS

The Company’s revenues are generated under an agreement with Phillips 66, which is the only revenue contract the Company has entered. Under the Phillips 66 agreement, the Company will sell renewable diesel, sustainable aviation fuel, renewable Naphtha, (collectively, “renewable fuels”) and transfer Renewable Identification Numbers (“RIN”) and Low Carbon Fuel Standard credits (“LCFS”) (collectively “environmental credits”) associated with the generation of the renewable fuels.

Sale of sustainable aviation fuel and Naphtha

As discussed in Note 1, the Company is currently in the process of constructing plants to process non-food feedstock into renewable fuels. While the Company owns several plants, none of the facilities have commenced production operations as of December 31, 2025. As the plants were in the construction phase, all sales of sustainable aviation fuel and Naphtha are considered activities to bring the plant assets to operating production; therefore, in accordance with ASC 360-10-30-1, sales of sustainable aviation fuel and Naphtha during the construction phase before operational commencement occurs are capitalized as a reduction of the cost of the plant. For the years ended December 31, 2025 and December 31, 2024, $2,741,987 and $0 of net sales of Naphtha and synthetic blended components were capitalized as a reduction of the cost of the plants, respectively.

Sale of renewable diesel and environmental credits

The Company generates revenue from the sale of renewable diesel and transfer of related environmental credits under the contract with Phillips 66 when control is transferred to the customer. The amount of consideration to which the Company is entitled for the delivery of renewable diesel and environmental credits is based on pricing established in the contract that is indexed to commodity market prices and quantities sold. Revenue related to the sale of renewable

XCF GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. REVENUE FROM CONTRACTS WITH CUSTOMERS (cont.)

energy and environmental credits is recognized at a point in time when control is transferred to the customer. During the years ended December 31, 2025 and 2024, $20,815,955 and $0 was recognized from the sales of renewable diesel, Naphtha and environmental credits, respectively.

The table below presents the Company’s revenue disaggregated by revenue source.

	December 31, 2025	December 31, 2024
Revenue service line:
Renewable diesel products	$11,271,665	$—
Renewable diesel environmental credits	9,412,944	—
Naphtha product sales	131,346	—
Total revenue	$20,815,955	$—

NOTE 4. INVENTORY, NET

Inventory consists of the following:

	December 31, 2025	December 31, 2024
Finished goods	$337,971	$—
Raw materials	—	—
Total inventory, net	$337,971	$—

As of December 31, 2025, finished goods inventory is stated net of net realizable value adjustments of $49,277. There was no raw materials inventory as of December 31, 2025.

NOTE 5. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

	December 31, 2025	December 31, 2024
Construction in progress	$362,667,293	$324,224,632
Land	1,704,675	1,260,000
Machinery and equipment	9,555,000	9,555,000
Operations plant	16,397,000	16,662,675
Total property, plant and equipment	$390,323,968	$351,702,307

NOTE 6. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	December 31, 2025	December 31, 2024
Accrued interest	$49,989,414	$19,362,859
Other accrued expenses	8,242,451	1,001,804
Accrued expenses and other current liabilities	$58,231,865	$20,364,663

XCF GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. NOTES PAYABLE

Greater Nevada Credit Union

As of December 31, 2025, and December 31, 2024, the Company has four notes payable to Greater Nevada Credit Union (“GNCU”, and collectively, the “GNCU Loan”) that are secured by substantially all of New Rise Reno’s assets located in McCarran, Nevada. The loan was made in two tranches of $56,290,000 each. Each tranche is made up of a Note 1 for 80% of the tranche or $45,032,000 and a Note 2 for the remaining 20% or $11,258,000 of the tranche. The Note 1 in each tranche is guaranteed by the US Department of Agriculture Rural Development and bears an interest rate of Wall Street Journal Prime Rate plus 2%. Note 2 in each tranche bears interest at Wall Street Journal Prime Rate plus 7%. At December 31, 2025, the interest rates were 9.25% and 14.25% for Note 1 and Note 2, respectively. At December 31, 2024, the interest rates were 10.00% and 15.00% for Note 1 and Note 2 within each tranche, respectively. All interest is payable monthly. The maturity date for the GNCU Loan is December 6, 2037. The Company is currently in default on these notes due to failure to make required minimum monthly payments and the outstanding balance has been classified as current on the consolidated balance sheets.

In connection with the issuance of the notes, the Company incurred direct costs and closing fees totaling $3,523,380. In accordance with FASB ASC Topic 835-30, “Imputation of Interest”, these costs have been recognized as debt closing costs and are being amortized over the term of the notes. During both periods ended December 31, 2025, and 2024, $176,169 of debt closing costs have been capitalized as construction in progress, respectively. The balance of the GNCU Loan is presented net of the unamortized closing costs on the accompanying consolidated balance sheets. As of December 31, 2025, and 2024, the gross notes payable balance was $112,580,000, which is presented net of the unamortized closing costs on the notes of $2,099,347 and $2,275,516, respectively. As of December 31, 2025, and 2024, unpaid accrued interest on the notes payable was $20,271,633 and $8,550,804, respectively. Total interest expense for the year ended December 31, 2025, and 2024, $11,720,829 and $8,550,804, respectively.

Miscellaneous Notes

The Company also assumed several promissory note agreements as part of the Acquisition that occurred in February 2025. The aggregate notes payable balance was $1,964,282 and interest payable of $769,452 as of December 31, 2025. Interest on the promissory notes range from 8% – 12% per annum. Total interest expense for the year ended December 31, 2025, and 2024, was $309,746 and $0, respectively. Maturity dates for these promissory notes are less than one year. One of the promissory notes is secured by the building and all equipment located in the biodiesel plant in Fort Myers, Florida. These notes have matured and the notes are payable on demand. Additionally, the Company elected the fair value option for measuring the fair value of one of its promissory notes assumed in the Acquisition. During the year ended December 31, 2025, and 2024, the Company recognized a loss of $89,865 and $0, respectively, in fair value adjustments related to the promissory note. The loss was recognized in other income (expense) in the consolidated statements of operations. As of December 31, 2025, the fair value of the promissory note was $589,865.

Narrow Road Capital Note

On May 10, 2025, Legacy XCF and Narrow Road Capital Ltd entered into a promissory note for gross principal amount of $700,000. The promissory note bears interest of $140,000 , is unsecured, and is due at the earlier of (i) September 30, 2025 or (ii) an event of default (as specified in the promissory note). In connection with the issuance of the promissory note, the holder had the right, but not the obligation, to elect to receive up to 280,000, shares of Legacy XCF common stock equivalent to 192,141 Class A common stock of New XCF if elected after the Business Combination. On each issuance date, the note and corresponding common stock shares were recognized at their issuance date fair values and any difference, as compared to the cash proceeds received were recorded as a loss from issuance of debt in the consolidated statements of operations. On November 21, 2025 the Company paid $140,000 in accrued interest. On October 8, 2025, the Company issued 68,214 of New XCF Class A common shares. On November 21, 2025, the Company issued 102,233 New XCF Class A common shares. Additionally, the Company elected the fair value option for measuring this promissory note. For the fair value calculation, the Company assumed that the note would be retired at December 31, 2026. During the year ended December 31, 2025, and 2024, the

XCF GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. NOTES PAYABLE (cont.)

Company recognized a loss of $551,229 and $0, respectively, in fair value adjustments related to the promissory note. The gain was recognized in other income (expense) in the consolidated statements of operations. As of December 31, 2025 the fair value of the note payable was $1,251,229.

Gregary Segars Cribb Note

On May 10, 2025, Legacy XCF and Gregory Segars Cribb entered into a promissory note for gross principal amount of $250,000. The promissory note bears interest of $50,000, is unsecured, and is due at the earlier of (i) September 30, 2025 or (ii) an event of default (as specified in the promissory note). In connection with the issuance of the promissory note, the holder had the right, but not the obligation, to elect to receive up to 100,000 shares of Legacy XCF common stock equivalent to 68,622 Class A common stock of New XCF if elected after the Business Combination. On each issuance date, the note and corresponding common stock shares were recognized at their issuance date fair values and any difference, as compared to the cash proceeds received were recorded as a loss from issuance of debt in the consolidated statements of operations. Additionally, the Company elected the fair value option for measuring this promissory note. During the year ended December 31, 2025, and 2024, the Company recognized a loss of $152,181 and $0, respectively, in fair value adjustments related to the promissory note. The gain was recognized in other income (expense) in the consolidated statements of operations. As of December 31, 2025, the fair value of the note payable was $402,181.

Helena Global Investment Opportunities Note

On May 30, 2025, New XCF, Legacy XCF, Randall Soule (“Soule”), in his individual capacity as a shareholder of Legacy XCF, and Helena Global Investment Opportunities I Ltd (“Helena”) entered into a promissory note (the “Helena” or “Helena Note”) for gross principal amount of $2,000,000. The Helena Note bears interest of $400,000, is unsecured, and is due at the earlier of (i) the date that is three months from Helena’s disbursement of the loan, (ii) an event of default (as specified in the Helena Note), if such note is then declared due and payable in writing by the holder or if a bankruptcy event occurs (in which case no written notice from the holder is required) or (iii) in connection with future debt or equity issuances by New XCF or its subsidiaries. In connection with the issuance of the Helena Note, Soule has agreed to transfer 2,840,000 shares of Legacy XCF common stock held by him to Helena, representing the expected number of shares of Legacy XCF common stock that will be equal to 1,948,862 shares of New XCF Class A common stock as of the closing of the Business Combination (the “Advanced Shares”). Upon Helena’s receipt of an aggregate of $2,400,000 in (i) payments from New XCF and (ii) aggregate net proceeds from the sale of Advanced Shares, New XCF’s payment obligations for principal and interest under the Helena Note will have been satisfied and Helena is obligated to return any remaining Advanced Shares to Soule. If Helena shall have sold all of the Advanced Shares and not yet received at least $2,400,000 in net proceeds from the sale thereof and in other payments from New XCF, New XCF shall remain responsible for payment of any shortfall, which shall be payable as otherwise required under the terms of the Helena Note. As disclosed above with respect to the Helena Note, in connection with the issuance of the Helena Note, Soule agreed to transfer 2,840,000 shares of Legacy XCF common stock held by him to Helena. The Company and Soule entered into a letter agreement dated as of May 30, 2025 (the “Side Letter Forward” or “derivative asset”), pursuant to which the Company agreed to issue Soule 2,840,000 shares of Legacy XCF common stock (“Replacement Shares”) in consideration for Soule’s transfer of an equal number of shares to Helena. At issuance, the Company recorded the Replacement Shares and the Side Letter Forward at their fair value. On July 1 and July 16, 2025, the Company received cash payment from Helena totaling $2,249,381 for the remaining Advanced Shares, and in exchange the Company and Soule waived Helena’s obligation to return the those remaining Advanced Shares. The Company remeasured the derivate asset and recorded an unrealized gain of $97,443 which was recorded within unrealized loss on derivative asset in the consolidated statements of operation. The Company derecognized the derivative asset at the settlement date fair value and recorded $1,316,827 of gain for the difference between the cash received and the fair value of the derivative asset, which is recorded in realized gain on derivative asset. For the period ended December 31, 2025, the Company recognized a $16,156,071 loss on the Side Letter Forward, which is recorded in unrealized loss on derivative asset in the consolidated statement of operations. As of December 31, 2025, the fair value of the derivative asset is $0.

XCF GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. NOTES PAYABLE (cont.)

As part of the Business Combination, the Company assumed $2,400,000 notes payable with a related debt discount of $400,000. On June 18, 2025, the Helena Note was paid off and settled as Helena sold 783,501 of the Advanced Shares and received an amount in cash proceeds equal to $2,400,000.

Polar Note

As a result of the Business Combination that closed June 6, 2025, the Company assumed a note payable from Polar with face value of $1.2 million. The Company elected the fair value option for valuing this loan and valued the loan at $6,480,632 at June 6, 2025. On October 8, 2025 and November 21, 2025, the Company assigned 480,000 and 240,000 shares for a total of 720,000 XCF New Class A shares. From the date of Business Combination when the Note was originally valued at $6,480,632 to period end, the Company recognized a $5,042,024 gain due to the change in fair value and is recorded within change in the fair value of note payable in the consolidated statements of operation. As of December 31, 2025, the fair value of the note payable due to Polar was $1,438,609.

Cohen & Company Securities Note

On July 7, 2025, Cohen & Company Securities, LLC (“CCS”) converted previously accrued $5,500,000 of success fees into a promissory note (the “CCS Note”). The CCS Note bears interest of 10% per annum compounded monthly, is unsecured, and is due December 31, 2026 (“Maturity Date”). Commencing on June 30, 2025, interest is payable in kind or cash at the election of the Company by accruing such interest in arrears on the last day of each month. Beginning on September 6, 2025, and on each month thereafter until Maturity Date, the Company shall pay $343,750 (each such payment, an “Amortization Payment”) to CCS. The Company may, in its sole discretion, elect to pay all or any portion of the Amortization Payments or any interest due and payable on the Maturity Date in Class A common stock. At the issuance date, the Company determined a fair value of $4,796,223 for the CCS Note. During the year ended December 31, 2025, and 2024, the Company recognized a gain of $279,334 and $0, respectively, in fair value adjustments which is recorded in change in the fair value of note payable in the consolidated statements of operations. As of December 31, 2025 the fair value of the CCS Note was $5,220,666.

Skyfall Capital Ltd Note

On October 22, 2025, the Company entered into a note for $560,000 with Skyfall Capital Ltd (“Skyfall”). The note was discounted $60,000 with loan proceeds of $500,000. The note accrues interest at the default rate of 12% per annum after the maturity date set as three months following the disbursement of the loan. The Company was not in default on this loan at December 31, 2025; however subsequent to December 31, 2025, the loan matured and is in default. During the year ended December 31, 2025 the Company recognized a loss of $1,064 in fair value adjustments which is recorded in change in the fair value of note payable in the consolidated statements of operations. As of December 31, 2025 the fair value of the Skyfall Note was $540,066.

YBR Advisors, Inc. Note

On October 22, 2025, the Company entered into a note for $560,000 with YBR Advisors Inc. (“YBR”). The note was discounted $60,000 with loan proceeds of $500,000. The note accrues interest at the default rate of 12% per annum after the maturity date set as three months following the disbursement of the loan. The Company was not in default on this loan at December 31, 2025; however subsequent to December 31, 2025, the loan matured and is in default. During the year ended December 31, 2025 the Company recognized a loss of $1,064 in fair value adjustments which is recorded in change in the fair value of note payable in the consolidated statements of operations. As of December 31, 2025 the fair value of the YBR Note was $540,066.

XCF GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. NOTES PAYABLE (cont.)

Notes Summary

As of December 31, 2025, future expected maturities of the Company’s notes payable are as follows:

2026	$36,704,913
2027	5,364,139
2028	5,746,548
2029	6,194,706
2030	6,661,568
Thereafter	63,343,086
Total	$124,014,960
Less: Current maturities	(121,915,613)
Less: Closing costs	(2,099,347)
Total notes payable, net of current maturities, net of closing costs	$—

As of December 31, 2025, and 2024, cumulative interest expense capitalized as part of construction in progress totaled $78,787,171 and $67,066,342, respectively.

NOTE 8. FINANCIAL LIABILITY

Failed Sale and Leaseback

In March 2022, New Rise Reno engaged in a sale and leaseback transaction with Twain GL XXVIII, LLC (“Twain”) involving a 99-year lease of property. The agreement provides for a mandatory repurchase clause. As a result, the transaction does not meet the criteria for a sale and leaseback transaction and is instead treated as a financial liability by the Company. Encore DEC, LLC (“Encore”), a related party is a guarantor for this financial liability. Encore is 100% owned by Randy Soule who is the second largest shareholder of the Company.

The financial liability is categorized as long-term liability and the amount due is $132,806,188 and $132,767,058 as of December 31, 2025, and 2024, respectively, which is presented net of unamortized closing costs.

As of December 31, 2025, and 2024, the Company’s financial liability is secured by substantially all of New Rise Reno’s assets located in McCarran, Nevada. The financial liability bears interest equal to 7.28% (“Base Interest”) and is payable quarterly. Additionally, the financial liability includes supplemental interest payments beginning June 30, 2023 equal to 2.48 % of the Base Interest, with increases to 5.02%, 7.63%, and 10.30% of the Base Interest in the succeeding three years, respectively. Beginning in the sixth year the supplemental interest will be adjusted on an annual basis in accordance with the Consumer Price Index (“CPI”). All rent payments as per the lease agreement are classified as interest. Principal payment is not due in the first five years of the lease. Beginning on the first day of the sixth year of the lease, on the first business day of each month of every calendar year during the term, tenant shall pay to landlord in addition to Base Interest and supplemental interest, an amount equal to the prior calendar month’s gross revenue generated at the project after deducting the following: (i) normal and customary operating expenses, (ii) Base Interest, (iii) supplemental interest, (iv) any additional rent, and (v) debt service and other payments to lender under the leasehold encumbrance.

The gross financial liability balance was $136,533,315 at December 31, 2025, and 2024, respectively, which is presented net of the unamortized closing costs of $3,727,127 and $3,766,257, respectively, as of December 31, 2025, and 2024. At December 31, 2025, and 2024, unpaid accrued interest and late fees on the financial liability was $29,030,990 and $10,812,055, respectively.

Additionally, in connection with the issuance of this financial liability, the Company incurred direct costs and closing fees totaling $3,873,864. These costs have been recognized as debt closing costs and are being amortized over the term of the financial liability. During the periods ended December 31, 2025, and 2024, $39,130 and $39,130, respectively, of debt closing costs for each period have been capitalized as construction in progress.

XCF GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. FINANCIAL LIABILITY (cont.)

On April 18, 2025, and April 30, 2025, the Company received notice that New Rise Reno is in default of the terms of the financial liability for its failure to make certain payments that are due and owing thereunder. In the notices, Twain sought immediate payment from Reno to cure the claimed default.

On June 11, 2025, New XCF, New Rise Reno and the Twain entered into a forbearance agreement (“Forbearance Agreement”), pursuant to which Twain has agreed to forbear from exercising its rights and remedies (i.e. to terminate and accelerate all payment) under the lease and related documents and/or applicable law with respect to any alleged defaults or alleged events of default until September 3, 2025. In consideration of the forbearance, New XCF issued 4,000,000 shares of New XCF Class A common stock to the Twain (“Landlord Shares”). The net proceeds of any sale of the shares are to be credited on a dollar-for-dollar basis against any remaining principal, interest, and penalties owed by New Rise Reno. Although the Landlord Shares were legally issued by the Company on June 10, 2025 (“Forbearance Date”), they are not considered issued for accounting purposes on the Forbearance Date since they represent the addition of embedded settlement mechanisms to the financial liability and any excess Landlord Shares are required to be returned to the Company. The Company evaluated the Forbearance Agreement under ASC 470-60, Troubled Debt Restructurings by Debtors, and concluded that the arrangement represents a troubled debt restructuring of the financial liability because Twain granted concessions that it otherwise would not have considered in light of the Company’s financial condition. As of the Forbearance Date, the total principal due on the financial liability was $136,533,315 and the total interest and penalties due on the financial liability was $17,407,707. The Company concluded that the future undiscounted cash payments required under the financial liability after the Forbearance Date are greater than its current carrying amount. Accordingly, the Company did not recognize a restructuring gain.

NOTE 9. RELATED PARTY TRANSACTIONS

Related Party Receivables

As a result of the Acquisition, the Company assumed related party receivables of $728,218 due from Randy Soule, the second largest shareholder of the Company related to regulatory filing fees. Additionally, the related party receivables balance includes immaterial advances to certain officers of the Company for travel and other expenses.

Related Party Payable

Encore DEC, LLC (“Encore”) provides Engineering, Procurement and Construction (“EPC”) services to the Company. Encore is 100% owned by Randy Soule, the second largest shareholder of the Company. During the year ended December 31, 2025, and 2024, Encore provided feedstock degumming hydrotreater off gas conservation system construction services and sustainable aviation fuel conversion services and the Company incurred costs of $0 and $0, respectively, which were subsequently capitalized to CIP. During the period ended December 31, 2025, and 2024, Encore paid expenses on behalf of New XCF and Legacy XCF totaling $142,000 and $51,732 (net of expense reimbursements to Encore), respectively. The outstanding payable balance to Encore as of December 31, 2025, and 2024, was $16,701,982 and $38,932,248, respectively. The payable does not bear any interest rate and has no due date. The balance is considered payable upon demand and is classified as current on the consolidated balance sheets. The Company expects to repay the balance upon generating the cash flow through operations or financing activity. As of December 31, 2025, and 2024, cumulative purchases from Encore were included in construction in progress totaled $103,473,847 and $96,412,822, respectively.

Loans Payable to Related Party

During the year ended December 31, 2023, the Company entered into a loan payable with GL borrowing an aggregate of $2,350,000. The amount was borrowed on various dates ranging from August 14, 2023 to November 20, 2023. As of December 31, 2025, and 2024, the balance due for this loan was $2,350,000, and the amount is expected to be paid within one year. The payable does not bear an interest rate and has no due date.

XCF GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. RELATED PARTY TRANSACTIONS (cont.)

As a result of the Acquisition that occurred in February 2025, the Company assumed an additional loan payable with GL of $1,200,000. The Company has elected the fair value option for valuing this loan. The loan payable bears interest of $240,000, is unsecured, and is due at the earlier of (i) 30 days from the date of receipt of any customer payment paid to the Company, unless extended in writing by mutual consent or (ii) an event of default (as specified in the promissory note). During the year ended December 31, 2025, and 2024, the Company recognized a loss of $240,000 and $0, respectively, in fair value adjustments related to the promissory note. Gains and losses are recognized in other income (expense) in the consolidated statements of operations.

On April 17, 2025, Legacy XCF and GL entered into a promissory note for gross principal amount of $2,500,000. The promissory note bears interest of $300,000, is unsecured, and is due at the earlier of (i) 10 business days from the date of Legacy XCF entering into any transaction or series of related transactions, including any equity or debt financing, that results in gross proceeds to the Company of at least $15,000,000 and that directly or indirectly results in the Company’s refinancing, repayment, or restructuring of any portion of its secured debt obligations (“Qualified Financing Event”), unless extended in writing by mutual consent of Legacy XCF and GL or (ii) an event of default (as specified in the promissory note). In connection with the issuance of the promissory note, Legacy XCF issued 3,431,096 shares of its common stock to parties assigned by GL. The Company elected the fair value option for measuring this promissory note. On the issuance date, the note and its corresponding common stock were recognized at their issuance date fair values and any difference, as compared to the cash proceeds received were recorded as a loss from issuance of debt in the consolidated statements of operations. The Company recorded a loss on issuance of debt of $40,531,000 on the issuance date. During the year ending December 31, 2025, and 2024, the Company recognized a loss of $300,000 and $0 in fair value adjustments related to the promissory note. The loss was recognized in other income (expense) in the consolidated statements of operations.

On November 17, 2025, the Company converted the three notes to equity by issuing 8,656,245 Class A common shares.

The Company also assumed an additional loan payable with GL of $356,426 as a result of the Acquisition. Interest on the loan accrues interest at 10% per annum. The loan is already matured and is in default as per the loan agreement although the Company continues to accrue interest. At December 31, 2025, this note had accrued interest of $77,340.

Convertible Note Purchase Agreement with EEME Energy SPV I LLC

On July 30, 2025 (the “Initial Closing”), the Company entered into the purchase agreement with EEME Energy SPV I LLC (“EEME Energy”), pursuant to which it issued a convertible note for $2,000,000, which matures one year from the date of issuance and accrues interest at 13.3% per annum. Additionally, on August 11, 2025, the Company issued an additional $4,000,000 convertible note under the purchase agreement (the “Subsequent Closing”). Principal and interest are payable upon the maturity date, unless converted into Class A common stock prior to the maturity date. The Company may sell additional notes to EEME Energy, provided that the aggregate amount does not exceed $7,500,000, and the convertible notes can only be issued for up to one year from the Initial Closing. In connection with the execution of the note purchase agreement, the Company agreed to pay 750,000 shares of the Company’s Class A common stock as an arrangement fee and 200,000 of the Company’s Class A common stock as an advisory fee, which is payable at the Initial Closing (collectively, the “Fee Shares to related party”). At issuance the Company recorded $1,425,000 in expenses for the Fee Shares to related party. This expense was recorded in general and administrative expenses in the consolidated statements of operations. EEME Energy has elected to convert an aggregate of $6,000,000 of the Convertible Promissory Note (including any interest accrued thereon) into shares of Class A common stock of New XCF. The Company has elected the fair value option for valuing this note payable to related party (the “EMEE Energy Note”). At the issuance date, the Company determined a fair value of $6,276,423. For the year ended December 31, 2025, the Company recognized a gain of $25,291 in fair value adjustments related to the convertible note. Gains and losses are recognized in other income (expense) in the consolidated statements of operations.

XCF GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. RELATED PARTY TRANSACTIONS (cont.)

The provisions of the notes, call for the conversion of the notes to shares at a discount to the 5-day VWAP (volume weighted average price) of shares upon issuance. As a result, the Company recorded the fair value for this conversion feature (a derivative) of $187,396 and $247,386 for the $2,000,000 and $4,000,000 notes, respectively.

On October 6, 2025, the Company converted both notes to shares of Class A common stock. At the same time, the Company recorded a loss of fair value on the derivatives associated with the $2,000,000 and $4,000,000 notes for $187,396 and $247,386.

On November 17, 2025, the Company issued an additional $1,200,000 convertible note under the purchase agreement. The note would accrue interest at 13.3% as in previous notes. The note was converted to equity shares of Class A common stock on November 17, 2025, the same day.

Convertible Note Payable to Related Party

As a result of the Acquisition that occurred in February 2025, the Company assumed a convertible note payable to related party of $100,000,000. The convertible note was issued to RESC as part of the consideration of the Acquisition, bears no interest, and may be prepaid at par without penalty at the Company’s discretion. The note was recorded at cost on the date of Acquisition. Upon closing of the Business Combination, the note automatically converted into 10,000,000 shares of New XCF Class A common stock at a fixed conversion price of $10 per share.

NOTE 10. FAIR VALUE MEASUREMENTS

Assets and liabilities recorded at fair value on a recurring basis in the balance sheets are categorized based upon the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.

When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•        Level 1 inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•        Level 2 inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•        Level 3 inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

An asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. The Company has various liabilities which it has elected the fair value option under FASB ASC 825, “Financial Instruments”. These liabilities are classified as Level 3 due to the use of unobservable inputs in the valuation of the liabilities. Gains and losses from the remeasurement of these liabilities are recorded in other income (expense) within the condensed consolidated statements of operations.

XCF GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

The following table sets forth the fair value of the Company’s financial assets and liabilities by level within the fair value hierarchy as of December 31, 2025. There were no financial assets and liabilities recorded at fair value as of December 31, 2024.

	At December 31, 2025
	Level 1	Level 2	Level 3	Total
Liabilities:
Note payable (Note 7)	$—	$—	$3,323,407	$3,323,407
CCS Note (Note 7)	—	—	5,220,666	5,220,666
Public Warrants	—	—	483,000	483,000
Private Placement Warrants	—	—	268,800	268,800
Note payable – Polar (Note 7)	—	—	1,438,609	1,438,609
Total liabilities	$—	$—	$10,734,481	$10,734,481

As of December 31, 2025, the notes measured at fair value and carrying value within Notes payable, current portion on the consolidated balance sheets was $9,982,682 and $111,932,931, respectively. There were no items measured at fair value during the year ended December 31, 2024.

The following table summarizes the changes in fair value of the Company’s liabilities measured using Level 3 inputs for the year ended December 31, 2025:

	Year Ended December 31, 2025
	Beginning Balance	Acquisitions & Issuances	Payments	Change in Fair Value	Ending Balance
Note payable (Note 7)	$—	$2,788,000	$(37,740)	$535,407	$3,323,407
CCS Note (Note 7)	—	4,796,223	—	424,443	5,220,666
Loan payable to related party (Note 9)	—	10,311,423	(10,214,709)	(96,714)	—
Public Warrants	—	121,900,000	—	(121,417,000)	483,000
Private Placement Warrants	—	88,768,000	—	(88,499,200)	268,800
Note payable – Polar (Note 7)	—	6,480,632	—	(5,042,024)	1,438,609
Total	$—	$235,044,278	$(10,252,449)	$(214,057,348)	$10,734,481

The fair value of the Company’s liabilities recorded under the fair value option was estimated using Level 3 fair value measurements. The significant inputs to the calculation of the fair value of liabilities recorded under the fair value option at issuance and December 31, 2025, were as follows:

	Year Ended December 31, 2025
	Note Payable(1)	CCS Note(1)	Loan Payable to Related Party(1)
Valuation Inputs:
Expected term (in years)	0.25 – 1.00	1.25 – 1.00	0.25 – 1.00
Risk-adjusted discount rate	11.89%	11.96% – 16.95%	11.89% – 17.38%

____________

(1)      Fair value was estimated using a discounted cash flow model, which applies a risk-adjusted discount rate to projected future cash flows. The valuation involves significant judgement in determining key inputs such as forecasted revenue growth, margin expectations and discount rates.

XCF GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

Public Warrants

The Company initially valued the Public Warrants using a Monte Carlo simulation model, which is a Level 3 fair value measurement. Due to the use of unobservable inputs and management judgment, the fair value measurement of Public Warrants is classified as Level 3 in the fair value hierarchy under ASC 820. Changes in the fair value of Public Warrants are recognized in the consolidated statements of operations within “Change in fair value of warrant liabilities.”

At December 31, 2025, the Company valued the Public Warrants using the Black Scholes Merton valuation model, which is a Level 3 fair value measurement. For the period ended December 31, 2025, the Company recognized a loss of $121,417,000 related to the remeasurement of the Public Warrant liabilities.

The key inputs into the models for the Public Warrants at December 31, 2025, were as follows:

Input	December 31, 2025
Warrant exercise price	$11.50
Risk-free rate	3.67%
Dividend yield	0.00%
Expected term (years)	4.4
Expected volatility	100.58%
Class A common stock price	$0.27

Private Placement Warrants

The Company initially valued the Private Placement Warrants using the Monte Carlo simulation model, which is a Level 3 fair value measurement. Due to the use of unobservable inputs and management judgment, the fair value measurement of Private Placement Warrants is classified as Level 3 in the fair value hierarchy under ASC 820. Changes in the fair value of Private Placement Warrants are recognized in the consolidated statements of operations within “Change in fair value of warrant liabilities.”

At December 31 2025, the Company valued the Private Placement Warrants using the Black Scholes Merton valuation model, which is a Level 3 fair value measurement. For the period ended December 31, 2025, the Company recognized a loss of $88,499,200 related to the remeasurement of Private Placement Warrant liabilities.

The key inputs into the models for the Private Placement Warrants were as follows:

Input	December 31, 2025
Warrant exercise price	$11.50
Risk-free rate	3.67%
Dividend yield	0.00%
Expected term (years)	4.4
Expected volatility	100.58%
Class A common stock price	$0.27

Note Payable — Polar

Initially, the Note Payable — Polar was valued using a Monte Carlo simulation model. Subsequently, for December 31, 2025, the Company valued the Note Payable — Polar using the Black Scholes Merton model. For the year ended December 31, 2025, the Company recognized a gain of $5,042,023 related to the remeasurement of the Polar note payable.

XCF GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

The key inputs into the model for the Note Payable — Polar were as follows:

Input	December 31, 2025
Risk-free rate	3.48%
Expected term (years)	1.0
Class A common stock price	$0.27

The carrying value of the Company’s cash and cash equivalents, restricted cash, accounts receivable, related party receivable, accounts payable, professional fees payable, related party payables, and accrued expenses approximate their fair value because of the short-term nature of these financial instruments.

Nonrecurring Fair Value Measurements

On May 30, 2025, New XCF, Legacy XCF, Randall Soule, and Helena Global Investment Opportunities I Ltd. (“Helena”) entered into an unsecured promissory note with a gross principal amount of $2.0 million and $0.4 million of interest (the “Helena Note”). In connection with the Helena Note, Mr. Soule transferred 2,840,000 shares of Legacy XCF common stock to Helena (the “Advanced Shares”). The Helena Note is satisfied upon Helena’s receipt of an aggregate of $2.4 million from net proceeds from the sale of the Advanced Shares. Any excess Advanced Shares are required to be returned by Helena, and any shortfall remains payable by New XCF.

Simultaneously, the Company entered into a side letter agreement with Mr. Soule (the “Side Letter Forward”), pursuant to which the Company agreed to issue Mr. Soule 2,840,000 replacement shares in exchange for his transfer of the Advanced Shares to Helena. The Side Letter Forward was accounted for as a derivative asset and initially recorded at fair value, classified as a Level 3 instrument within the fair value hierarchy. The Company uses the intrinsic value method to estimate the fair value of the derivative asset because the contract’s settlement is based on the fair value of underlying equity instruments. The intrinsic value of the derivative asset is calculated as the difference between the shares expected to be received by the Company and the shares to settle the Helena Note, multiplied by the price per share on a scenario based method using the business combination share price.

In July 2025, the Company received aggregate cash proceeds of $2,249,381 from Helena related to the remaining Advanced Shares, and Helena’s obligation to return those shares was waived. The derivative asset was subsequently remeasured and settled, resulting in a realized gain and unrealized loss recognized in the consolidated statements of operations of $1,316,827 and $16,156,071, respectively, for the year ended December 31, 2025.

NOTE 11. COMMITMENTS AND CONTINGENCIES

Legal Matters

The Company is periodically involved in litigation claims arising in the ordinary course of business. Legal fees and other costs associated with such actions are expensed as incurred. In addition, the Company assesses, in conjunction with its legal counsel, the need to record a liability for litigation and contingencies. The Company reserves costs relating to these matters when a loss is probable, and the amount can be reasonably estimated.

In March 2024, Polaris Processing, LLC (“Polaris”) filed an arbitration demand against New Rise Reno related to unpaid invoices and alleged violations of a non-solicitation provision under an Operations and Maintenance Services Agreement. In April 2024, the parties entered into a settlement agreement under which New Rise Reno agreed to pay Polaris $1,700,000.

Subsequent to making the settlement payments through outside legal counsel, New Rise Reno was informed that approximately $950,000 of the payments had not been received by Polaris and were misdirected due to a cybersecurity incident affecting outside legal counsel. New Rise Reno’s legal counsel is in the process of pursuing insurance recovery for the misdirected funds. However, New Rise Reno remains obligated to Polaris for the unpaid amount. In October 2024, Polaris filed a complaint seeking summary judgment for the unpaid amount.

XCF GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. COMMITMENTS AND CONTINGENCIES (cont.)

As of December 31, 2025 and 2024, the Company recorded a liability of $950,000 within accrued expenses and other current liabilities and a corresponding other receivable of $950,000 for the amount expected to be recovered from New Rise Reno’s legal counsel. This matter is expected to be resolved within the next twelve months.

NOTE 12. INCOME TAXES

The Company accounts for its income taxes in accordance with ASC 740, “Incomes Taxes”, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and tax credit carry forwards.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operation in the period that includes the enactment date. The Company has a net operating loss carryforward, however, due to the uncertainty of realization, the Company has provided a full valuation allowance for deferred tax assets resulting from this net operating loss carryforward.

Significant components of our deferred tax assets and liabilities are as follows:

2025
Deferred tax assets
Net operating loss (“NOL”) carryforwards
U.S. federal	$20,461,846
Tax Credits
Energy related tax credits	185,987
Goodwill	139,473,347
Property, Plant and Equipment	575,817
Stock Compensation	1,843,290
Other	2,412,094
Less: valuation allowance	(164,952,382)
Deferred tax assets, net of valuation allowance	—

Deferred tax liabilities	—
Total deferred tax liabilities	—
Net deferred tax liabilities	$—

As of December 21, 2025, and 2024, the Company had federal net operating loss carryforwards of $97,437,361 and $0, respectively. Our net operating loss carryforwards have an indefinite carryforward period.

We may have experienced ownership changes as defined by Internal Revenue Code (“IRC”) Section 382 in 2025, and we are in the process of preparing an analysis of the annual limitation on the utilization of our NOLs. We will continue to monitor trading activity in our shares that may cause an additional ownership change, which may ultimately affect our ability to fully utilize our existing NOL carryforwards.

For the year ended December 31, 2025, the Company recorded no current or deferred income tax expense or benefit. Deferred tax assets and liabilities, if any, are measured using enacted tax rates expected to apply when temporary differences reverse. In 2024, the predecessor was not a tax paying entity; therefore no 2024 amounts are presented in the accompanying tables. Management evaluates the realizability of deferred tax assets and records a valuation allowance when it is more likely than not that some or all of the deferred tax assets will not be realized.

During the year ended December 31, 2025, Legacy XCF acquired New Rise in a transaction accounted for as a reverse acquisition, the Acquisition. As a result of the Acquisition, New Rise is treated as the accounting predecessor for financial reporting purposes.

XCF GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. INCOME TAXES (cont.)

Prior to the Acquisition, New Rise was not a taxable reporting entity for U.S. federal and state income tax purposes. Upon consummation of the Acquisition, New Rise became a taxable entity and recorded opening deferred tax assets and liabilities as of the acquisition date, net of any valuation allowance.

As a result of the Acquisition, New Rise experienced a tax basis refresh such that historical book-tax timing differences associated with periods prior to the transaction are no longer applicable. Accordingly, deferred tax assets and liabilities recognized in connection with the Acquisition relate to differences between (i) the book carrying amounts of the acquiree’s assets and liabilities and (ii) the tax bases established as a result of the consideration exchanged in the transaction, together with other post-transaction temporary differences and tax attribute carryforwards.

The Company evaluated the realizability of deferred tax assets arising from (i) the change in New Rise’s tax status and (ii) the additional deferred tax asset basis created in the Acquisition. Based on the weight of available positive and negative evidence, including the Company’s cumulative loss position and expectations regarding the generation of future taxable income, management concluded that it is more likely than not that the Company’s deferred tax assets will not be realized. Accordingly, the Company recorded a valuation allowance sufficient to fully offset its deferred tax assets.

As a result of maintaining a full valuation allowance, no income tax expense or benefit was recognized in the consolidated statements of operations in connection with the change in tax status or the deferred tax impacts of the Acquisition. In addition, no amounts were recorded to additional paid-in capital related to deferred tax assets arising from the transaction.

Due to our cumulative loss position, historical net operating losses (“NOLs”), and other available evidence related to our ability to generate taxable income, we have recorded a full valuation allowance against our net deferred tax assets as of December 31, 2025, and December 31, 2024. Accordingly, we have not recorded a provision for federal income taxes during the year ended December 31, 2025. During the year ended December 31, 2025, the Company recorded an increase in its valuation allowance of $164,952,382 due to continued operating losses as reflected in the rate reconciliation table with the remaining increase of approximately $148,845,231 attributable to deferred tax assets recognized in the Acquisition as a result of the change in New Rise’s filing status.

The table below provides the updated requirements of ASU No. 2023-09 for 2025. See Note 2 for additional details on the adoption of ASU No. 2023-09.

Our income tax rates do not bear a customary relationship to statutory income tax rates. A reconciliation of the U.S. federal statutory income tax rate of 21% to our effective income tax rate for the year ended December 31, 2025 is as follows:

	Year Ended December 31, 2025
	Amount	Percent
U.S. federal statutory tax rate	$15,541,001	21%
State and local income taxes, net of federal income tax effect	—	—
Tax credits	(185,987)	(0.25)%
Changes in valuation allowance	16,107,151	21.77%
Nontaxable or nondeductible items
Loss on issuance of debt	8,511,510	11.50%
Change in fair value of warrants	(44,082,402)	(59.57)%
Unrealized loss on derivative asset	3,392,775	4.58%
Transaction costs	715,952	0.97%
Changes in unrecognized tax benefits
Other adjustments	—	—
Effective tax rate as reported	$—	—%

XCF GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. STOCKHOLDERS’ EQUITY

Authorized Capital

The Company is currently authorized to issue up to 500,000,000 shares of Class A common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share. As of December 31, 2025, no preferred stock has been issued.

The Company has reserved shares of Class A common stock for issuance related to the following as of December 31, 2025:

Warrants to purchase Class A common stock	17,900,000
Employee stock purchase plan	1,000,000
RSUs, issued and outstanding	5,984,957
Stock options and RSUs, authorized for future issuance	4,464,307
Total shares reserved	29,349,264

Warrants to Purchase Common Stock

In connection with the closing of the Business Combination, all outstanding warrants to purchase Focus Impact common stock were converted into rollover warrants to purchase New XCF Class A common stock. As of December 31,2025, there were 17,900,000 rollover warrants outstanding to purchase Class A common stock.

Common Stock

The Company is currently authorized to issue up to 500,000,000 shares of Class A common stock with a par value of $0.0001. In connection with the Business Combination, Focus Impact converted the 4,670,544 shares of Class A common stock and 651,919 shares of Class B common stock of Focus Impact into 5,322,463 of New XCF Class A common stock. For periods prior to the Business Combination as disclosed in Note 1 above, the reported share and per share amounts have been retroactively converted by the exchange ratio of 0.6862. As of December 31, 2025, and 2024, 206,473,533 and 140,227,818 shares of common stock were issued and outstanding, respectively. The holders of the Company’s common stock are entitled to receive dividends equally when, as and if declared by the Board of Directors, out of funds legally available.

The holders of the Company’s Class A common stock have sole voting rights, one vote for each share held of record, and are entitled upon liquidation of the Company to share ratably in the net assets of the Company available for distribution after payment of all obligations of the Company and after provision has been made with respect to each class of stock, if any, having preference over the Class A common stock. The shares of Class A common stock are not redeemable and have no pre-emptive or similar rights.

Stock-Based Compensation

On June 6, 2025, the Company’s Board of Directors adopted and stockholders approved the 2025 Equity Incentive Plan (the “2025 Plan”). The 2025 Plan became effective immediately upon the closing of the Business Combination Agreement. The 2025 Plan provides for the grant of incentive stock options (“ISO”), nonstatutory stock options (“NSO”), stock appreciation rights (“SARs”), restricted stock awards (“RSA”), restricted stock unit awards (“RSU”), performance awards, other awards, and cash awards. Each award is set forth in a separate agreement with the person who received the award which indicates the type, terms and conditions of the award. Initially, a maximum number of 10,449,264 shares of New XCF Class A common stock may be issued under the 2025 Plan. In addition, the number of shares of New XCF Class A common stock reserved for issuance under the 2025 Plan will automatically increase on January 1 of each year, starting on January 1, 2026 and ending on (and including) January 1, 2034, in an amount equal to five percent (5.0%) of the total number of shares of the Company’s Capital Stock outstanding on December 31 of the preceding year; provided, however, that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of Shares.

XCF GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. STOCKHOLDERS’ EQUITY (cont.)

There was no equity plan in place for the year ending December 31, 2024.

A summary of RSU activity for the year ended December 31, 2025, under the 2025 Plan is as follows:

	Number of RSUs	Weighted Average Grant Date Fair Value
Unvested as of December 31, 2024	—	$—
Granted	5,334,000	7.27
Vested	(105,833)	22.00
Cancelled or forfeited	(430,000)	22.00
Unvested as of December 31, 2025	4,789,167	$12.03

Stock-based compensation expense

The Company frequently makes awards on a laddered or graded basis. The Company has elected to amortize the award over a straight-line basis over the requisite service period for the entire award (that is, over the requisite service period of the last separately vesting portion of the award). Stock-based compensation expense of $7,941,754 was recognized for the year ended December 31, 2025. No stock-based compensation expenses were recognized during the year ended December 31, 2024. The stock-based compensation is recorded in general and administrative expense in the consolidated statements of operations.

As of December 31, 2025, there was a total of $43,792,746 of unrecognized stock-based compensation costs related to RSUs. Such compensation cost is expected to be recognized over a weighted-average period of approximately 3.05 years.

Equity-based contractor compensation

On June 6, 2025, the Company’s board of directors adopted and stockholders approved the 2025 Equity Incentive Plan (the “2025 Plan”). The 2025 Plan became effective immediately upon the closing of the Business Combination Agreement. The 2025 Plan provided among other things for the compensation of contractors, most of whom became employees at a later time, with equity shares in lieu of cash compensation.

There was no stock-based plan in effect for contractors for the year ended December 31, 2024.

A summary of RSU activity for contractors for the year ended December 31, 2025, under the 2025 Plan is as follows:

	Number of RSUs	Weighted Average Grant Date Fair Value
Unvested as of December 31, 2024	—	$—
Granted	1,080,957	1.61
Vested	(387,062)	1.61
Cancelled or forfeited	—
Unvested as of December 31, 2025	693,895	1.61

Equity based contractor compensation expense

Stock-based compensation expense of $835,818 was recognized for the year ended December 31, 2025. No stock-based contractor compensation expenses were recognized during the year ended December 31, 2024. The stock-based contractor compensation is recorded in general and administrative expense in the consolidated statements of operations.

As of December 31, 2025, there was a total of $901,247 of unrecognized contractor stock-based compensation costs related to RSUs. Such compensation cost is expected to be recognized over a weighted-average period of approximately 2.44 years.

XCF GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. EMPLOYEE STOCK PURCHASE PLAN

The Company adopted an Employee Stock Purchase Plan (the “ESPP Plan”) in connection with the consummation of the Business Combination. All qualified employees may voluntarily enroll to purchase the Company’s Class A common stock through payroll deductions at a price equal to 85% of the lower of the fair market values of the stock of the offering periods or the applicable purchase date. As of December 31, 2025, 1,000,000 shares were reserved for future issuance under the ESPP Plan.

NOTE 15. EARNINGS PER SHARE

The following table sets forth the computation of the Company’s basic and diluted net income (loss) per share attributable to common stockholders for the year ended December 31, 2025:

Year Ended December 31, 2025
Basic earnings per share:
Net income (loss)	$74,004,768
Weighted-average common shares outstanding	142,298,067
Basic earnings per share	$0.52
Diluted earnings per share:
Net income (loss)	$74,004,768
Weighted-average common shares outstanding	142,298,067
Dilutive effect of common share equivalents	—
Weighted-average common shares outstanding, assuming dilution	142,298,067
Diluted earnings per share	$0.52

The following table presents the potential common shares outstanding that were excluded from the computation of diluted net earnings per share of common stock as of the periods presented because including them would have been anti-dilutive:

Year Ended December 31, 2025
Common stock warrants	17,900,000
RSUs issued and outstanding	5,984,957
Total potential common shares excluded from diluted net earnings per share	23,884,957

NOTE 16. SIGNIFICANT CONTRACTS

Consulting Agreement with Focus Impact Partners

On February 19, 2025, Legacy XCF and Focus Impact Partners entered into a strategic consulting agreement (the “Consulting Agreement”), pursuant to which Focus Impact Partners will provide Legacy XCF (and New XCF following completion of the Business Combination) with certain consulting services. Under the terms of the Consulting Agreement, Focus Impact Partners will receive an annual consulting fee of $1,500,000, which will be payable in monthly installments of $125,000 starting with an initial payment on or prior to June 30, 2025 (pro-rated from February 19, 2025 through and including June 30, 2025). In addition to the annual fee, the Consulting Agreement also provides that Focus Impact Partners is entitled to an additional consulting fee in connection with any acquisition, merger, consolidation, business combination, sale, divestiture, financing, refinancing, restructuring or other similar transaction for which Focus Impact Partners provides consulting services, the amount and terms of which will be subject to mutual agreement between the company and Focus Impact Partners consistent with the market practice for such consulting services.

XCF GLOBAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. CONCENTRATIONS

Credit Risk

The Company maintains its cash balances in financial institutions. The balances in the financial institutions are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company’s cash balances may be in excess of the insured limit.

Customer Concentrations

As of December 31, 2025, the Company had one major customer that accounted for approximately 100% of its revenues totaling $20,815,955 for the period ended December 31, 2025. The Company had one major customer that accounted for 100% of accounts receivable totaling $24,550,762 as of December 31, 2025. No revenue was recognized during the year ended December 31, 2024.

Vendor Concentrations

As of December 31, 2025, the Company had four major vendors that accounted for approximately 71% and $36,320,298 of accounts payable as of December 31, 2025. As of December 31, 2024, the Company had two major vendors that accounted for approximately 69% and $5,857,729 of accounts payable. The Company expects to maintain these relationships with the vendors.

NOTE 18. SUBSEQUENT EVENTS

The Company has evaluated all transactions through the date of the accompanying condensed consolidated financial statements were issued for subsequent events disclosure or adjustment consideration.

Separation Agreements

On January 9, 2026, XCF entered into a Transition Agreement with Simon Oxley, the Company’s Chief Financial Officer effective immediately. In consideration for certain covenants by Mr. Oxley, the Company granted 5,246,260 restricted stock units. The Company agreed to use its commercially reasonable best efforts to file a registration statement covering the shares of Class A common stock, par value $0.0001 per share underlying the RSUs within ninety days following the date the shares underlying the RSUs are issued.

Business Combination

On January 26, 2026, XCF entered into a binding term sheet (the “Term Sheet”) with Southern Energy Renewables, Inc., a Louisiana corporation (“Southern”), DevvStream Corp., an Alberta corporation (“DEVS”), and EEME Energy SPV I LLC (“EEME”), which sets forth the principal terms and conditions of a proposed business combination and related financing transactions (collectively, the “Proposed Transaction”). Pursuant to the Term Sheet, and subject to the finalization of mutually agreeable merger structure and definitive transaction documents and ultimately the satisfaction of certain closing conditions, it is expected that Southern and DEVS will each merge with wholly-owned subsidiaries of XCF, with Southern and DEVS surviving, and their respective stockholders receiving shares of Class A common stock of XCF, par value $0.0001 per share, resulting in Southern and DEVS becoming wholly-owned subsidiaries of XCF.

In connection with and to support the Proposed Transaction, XCF agreed to invest $10,000,000 to convert and build out its New Rise Reno facility for sustainable aviation fuel blending and related corporate purposes, to be funded through the sale by XCF to EEME of $10,000,000 of Common Stock. Subsequently, EEME has purchased 69,000,000 shares of Common Stock for $6,900,000. The issuance and sale to EEME of the remaining 31,000,000 shares of Common Stock is expected to be consummated periodically during the period ending the week of March 31, 2026.

DevvStream Corp.

CONDENSED CONSOLIDATED INTERIM BALANCE SHEETS

(Unaudited — Expressed in United States dollars)

As at	April 30, 2026	July 31, 2025
ASSETS
Current assets
Cash	$201,132	$3,446,111
Trade receivable	7,229	7,360
GST receivable	131,376	140,646
Corporate taxes receivable	171,573	171,573
Deferred financing costs	138,720	138,720
Prepaid expenses	272,140	175,896
Deposit on carbon credits purchase	164,191	173,649
Carbon credits	112,609	83,672
Total current assets	1,198,970	4,337,627

Restricted cash	79,990	6,405,000
Cryptocurrencies – restricted	2,738,489	—
Long-term advances	900,000	—
Deferred financing costs, long-term	69,170	172,925
Deposit on carbon credits purchase, long-term	207,212	247,754
Investment in associate	598,591	707,989
Total assets	$5,792,422	$11,871,295

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
Current liabilities
Accounts payable and accrued liabilities	$9,672,211	$10,682,665
Accounts payable and accrued liabilities – related parties	34,271	794,990
Convertible debentures	4,660,394	—
Convertible debentures – related parties	388,901	375,027
Default penalty liability on convertible debt	1,159,038	—
Derivative liabilities	—	72,500
Warrant liabilities	431,270	5,626,473
Stock option liabilities	6,735	133,465
Stop loss provision liabilities	1,123,777	1,065,235
Promissory note payable	536,482	—
Deferred financing benefit	78,773	—
Total current liabilities	18,091,852	18,750,355

Convertible debentures, long term	—	8,800,339
Convertible debentures – related parties, long term	—	3,914,146
Total liabilities	18,091,852	31,464,840

Shareholders’ deficiency
Common shares (No par value, unlimited common shares authorized; 16,131,164 common shares issued and outstanding) (July 31, 2025 – 3,541,668)	—	—
Additional paid in capital	30,702,600	14,174,914
Series A preferred stock subscription	900,000	—
Subscription receivable	(20,000)	(20,000)
Accumulated other comprehensive loss	44,855	45,001
Deficit	(43,926,885)	(33,793,460)
Total shareholders’ deficiency	(12,299,430)	(19,593,545)
Total liabilities and shareholders’ deficiency	$5,792,422	$11,871,295
Going concern (Note 2(b))
Commitments and contingencies (Note 18)
Subsequent events (Note 19)

See accompanying notes to the condensed consolidated interim financial statements.

DevvStream Corp.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF
OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Unaudited — Expressed in United States dollars)

	Nine months ended April 30, 2026	Nine months ended April 30, 2025	Three months ended April 30, 2026	Three months ended April 30, 2025
Revenue	$8,863	$10,164	$720	$10,164
Cost of sales	(10,177)	(2,688)	(1,520)	(2,688)
Gross profit	(1,314)	7,476	(800)	7,476

Operating expenses
Sales and marketing	380,721	832,188	184,260	155,496
Depreciation	—	953	—	231
General and administrative	1,194,178	627,377	418,735	235,972
Professional fees	4,721,929	6,846,934	1,451,076	841,536
Salaries and wages	261,438	1,013,152	83,635	353,808
Total operating expenses	(6,558,266)	(9,320,604)	(2,137,706)	(1,587,043)

Other income (loss)
Other income	14,157	—	14,157	—
Staking income	55,932	—	15,687	—
Accretion expense	(664,262)	(226,853)	(196,151)	(57,908)
Interest expense	(767,149)	(151,865)	(209,378)	(75,264)
Equity loss on investment in associate	(109,398)	(405,654)	(9,221)	(298,804)
Change in fair value of derivative liabilities	(1,500)	719,000	—	—
Change in fair value of warrant liabilities	5,195,203	5,651,008	1,437,604	5,641,785
Change in fair value of mandatory convertible debentures	—	70,500	—	—
Impairment of carbon credits	(14,706)	(1,207,782)	(1,738)	18
Inducement expenses on loan conversion	(3,599,981)	—	(3,599,981)	—
Stop-loss provision loss	(58,542)	(1,101,248)	(9,202)	(76,535)
Loss on revaluation of cryptocurrencies	(2,442,443)	—	(329,371)	—
Loss on default penalty on convertible debt	(1,159,038)	—	(1,159,038)	—
Gain on share settlement	—	899,015	—	—
Gain on settlement of debt	17,007	—	—	—
Foreign exchange loss	(39,125)	(24,428)	(12,178)	(31,100)
Total other income (loss)	(3,573,845)	4,221,693	(4,058,810)	5,102,192

Net income (loss)	$(10,133,425)	$(5,091,435)	$(6,197,316)	$3,522,625

Other comprehensive gain (loss)
Foreign currency translation	(146)	1,435	(18)	(373)
Net income (loss) and comprehensive income (loss)	(10,133,571)	(5,090,000)	(6,197,334)	3,522,252

Weighted average number of common shares outstanding – Basic	5,866,870	2,252,416	9,715,606	2,914,622
Weighted average number of common shares outstanding – Diluted	5,866,870	2,252,416	9,715,606	2,914,622

Income (Loss) per share – Basic	$(1.73)	$(2.26)	$(0.64)	$1.21
Income (Loss) per share – Diluted	$(1.73)	$(2.26)	$(0.64)	$1.21

See accompanying notes to the condensed consolidated interim financial statements.

DevvStream Corp.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF
CHANGES IN SHAREHOLDERS’ DEFICIENCY

(Unaudited — Expressed in United States dollars)

	Number of Shares	Additional Paid-in Capital	Obligation to issue shares	Subscription receivable	Accumulated Deficit	Accumulated other comprehensive income (loss)	Total shareholders’ equity (deficiency)
Balance, July 31, 2024	1,163,871	$13,321,266	$—	$—	$(21,726,229)	$43,553	$(8,361,410)
Share based compensation – RSUs	—	431,722	—	—	—	—	431,722
Share based compensation – Options	—	52,855	—	—	—	—	52,855
Warrants reclassified to liabilities on change in functional currency	—	(454,571)	—	—	—	—	(454,571)
Stock options reclassified to liabilities on RTO	—	(330,090)	—	—	—	—	(330,090)
Conversion option derivative transferred to equity	—	266,000	—	—	—	—	266,000
Gain on modification of debt with related parties	—	582,167	—	—	—	—	582,167
Recapitalization on RTO	—	(23,548,887)	—	—	—	—	(23,548,887)
Shares issued for warrant exercises	9,176	389,729	—	—	—	—	389,729
Conversion of mandatory convertible debentures	2,244	49,500	—	—	—	—	49,500
Shares for settlement of debt	342,895	10,888,912	—	—	—	—	10,888,912
Shares issued in connection with RTO	515,920	3,147,117	—	—	—	—	3,147,117
Shares issued for acquisition of associate	200,000	1,220,000	—	—	—	—	1,220,000
Shares issued for PIPE financing	169,480	2,250,000	—	(20,000)	—	—	2,230,000
Shares issued for carbon credit purchases	324,987	1,982,424	—	—	—	—	1,982,424
Shares issued for ELOC commitment	66,666	363,333	—	—	—	—	363,333
Shares issued for services	55,729	585,155	—	—	—	—	585,155
Shares issued for ELOC drawdown	160,600	481,530	—	—	—	—	481,530
Share issuance costs	—	(16,723)	—	—	—	—	(16,723)
Foreign currency translation	—	—	—	—	—	1,435	1,435
Net loss	—	—	—	—	(5,091,435)	—	(5,091,435)
Balance, April 30, 2025	$3,011,568	$11,661,439	$—	$(20,000)	$(26,817,664)	$44,988	$(15,131,237)

DevvStream Corp.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF
CHANGES IN SHAREHOLDERS’ DEFICIENCY — (Continued)

(Unaudited — Expressed in United States dollars)

	Number of Shares	Additional Paid-in Capital	Obligation to issue shares	Subscription receivable	Accumulated Deficit	Accumulated other comprehensive income (loss)	Total shareholders’ equity (deficiency)
Balance, July 31, 2025	3,541,668	$14,174,914	$—	$(20,000)	$(33,793,460)	$45,001	$(19,593,545)
Cancellation of shares	(26)	—	—	—	—	—	—
Share based compensation – RSUs	—	86,478	—	—	—	—	86,478
Share based compensation – Options	—	35,943	—	—	—	—	35,943
Shares issued for PIPE financing	128,370	2,000,004	—	—	—	—	2,000,004
Shares issued for ELOC drawdown	1,412,000	2,320,930	—	—	—	—	2,320,930
Shares issued for conversion of convertible debt	4,965,908	3,272,313	—	—	—	—	3,272,313
Shares issued for settlement of debt	6,083,244	8,665,773	—	—	—	—	8,665,773
Issuance of pre-funded warrants	—	250,000	—	—	—	—	250,000
Proceeds from Series A preferred stock subscription	—	—	900,000	—	—	—	900,000
Amortization of deferred financing costs	—	(103,755)	—	—	—	—	(103,755)
Foreign currency translation	—	—	—	—	—	(146)	(146)
Net loss	—	—	—	—	(10,133,425)	—	(10,133,425)
Balance, April 30, 2026	16,131,164	$30,702,600	$900,000	$(20,000)	$(43,926,885)	$44,855	$(12,299,430)

DevvStream Corp.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF
CHANGES IN SHAREHOLDERS’ DEFICIENCY — (Continued)

(Unaudited — Expressed in United States dollars)

	Number of Shares	Additional Paid-in Capital	Obligation to issue shares	Subscription receivable	Accumulated Deficit	Accumulated other comprehensive income (loss)	Total shareholders’ equity (deficiency)
Balance, January 31, 2025	2,834,302	$10,946,618	$—	$—	$(30,340,289)	$45,361	$(19,348,310)
Share based compensation – RSUs	—	186,017	—	—	—	—	186,017
Share based compensation – Options	—	5,664	—	—	—	—	5,664
Shares issued for ELOC commitment	16,666	58,333	—	—	—	—	58,333
Shares issued for ELOC drawdown	160,600	481,530	—	—	—	—	481,530
Shares issued for PIPE financing	—	—	—	(20,000)	—	—	(20,000)
Share issuance costs	—		(16,723)				(16,723)
Foreign currency translation	—	—	—	—	—	(373)	(373)
Net loss	—	—	—	—	3,522,625	—	3,522,625
Balance, April 30, 2025	3,011,568	$11,661,439	$—	$(20,000)	$(26,817,664)	$44,988	$(15,131,237)

Balance, January 31, 2026	4,881,012	$18,429,564	$—	$(20,000)	$(37,729,569)	$44,873	$(19,275,132)
Share based compensation – RSUs	—	6,714	—	—	—	—	6,714
Share based compensation – Options	—	(931)	—	—	—	—	(931)
Shares issued for ELOC drawdown	201,000	112,992	—	—	—	—	112,992
Shares issued for conversion of convertible debt	4,965,908	3,272,313	—	—	—	—	3,272,313
Shares issued for settlement of debt	6,083,244	8,665,773	—	—	—	—	8,665,773
Issuance of pre-funded warrants	—	250,000	—	—	—	—	250,000
Proceeds from Series A preferred stock subscription	—	—	900,000	—	—	—	900,000
Amortization of deferred financing costs	—	(33,825)	—	—	—	—	(33,825)
Foreign currency translation	—	—	—	—	—	(18)	(18)
Net loss	—	—	—	—	(6,197,316)	—	(6,197,316)
Balance, April 30, 2026	16,131,164	$30,702,600	$900,000	$(20,000)	$(43,926,885)	$44,855	$(12,299,430)

See accompanying notes to the condensed consolidated interim financial statements.

DevvStream Corp.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS

(Unaudited — Expressed in United States dollars)

For the nine months ended April 30,	2026	2025
Operating activities
Net loss for the period	$(10,133,425)	$(5,091,435)
Items not affecting cash:
Depreciation	—	953
Share based compensation	122,421	484,577
Change in fair value of derivative liabilities	1,500	(719,000)
Change in fair value of mandatory convertible debentures	—	(70,500)
Change in fair value of warrant liabilities	(5,195,203)	(5,651,008)
Change in fair value of stock option liabilities	(126,730)	(294,441)
Gain on settlement of accounts payable	(17,007)	(899,015)
Loss on investment in associate	109,398	405,654
Loss on revaluation of cryptocurrencies	2,442,443	—
Impairment of carbon credits	14,706	1,207,782
Inducement expenses on loan conversion	3,599,981	—
Loss on default penalty on convertible debt	1,159,038	—
Retirement of carbon credits	50,000	—
Stop-loss provision loss	58,542	1,101,248
Staking income	(55,932)	—
Accrued interest	765,418	149,905
Accretion expense	664,262	226,853
Other income	(14,157)	—
Changes in non-cash working capital items:
Trade receivable	133	(9,164)
GST receivable	9,268	(37,350)
Other receivables	—	(171,573)
Carbon credits	(43,643)	(97,904)
Prepaid expenses	(96,244)	(60,857)
Accounts payable and accrued liabilities	(492,929)	4,761,674
Due to related party	(261,237)	—
Net cash used in operating activities	(7,439,397)	(4,763,601)

Investing activities
Cash assumed on RTO	—	1,661,645
Purchase of cryptocurrencies	(5,125,100)	—
Sale of cryptocurrencies	100	—
Advances to Southern Energy Renewables	(900,000)	—
Net cash (used in) provided by investing activities	(6,025,000)	1,661,645

Financing activities
(Repayment of) Proceeds from convertible debentures	(1,611,402)	285,650
Proceeds from warrant exercise	—	86,237
Proceeds from PIPE financing	2,000,004	2,230,000
Proceeds from ELOC drawdown	1,655,952	481,530
Proceeds from promissory note	700,000	—

DevvStream Corp.

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS — (Continued)

(Unaudited — Expressed in United States dollars)

For the nine months ended April 30,	2026	2025
Proceeds from pre-funded warrants	250,000	—
Proceeds from Series A preferred stock subscription	900,000	—
Net cash provided by financing activities	3,894,554	3,083,417
Effect of exchange rate changes on cash	(146)	1,435

Net decrease in cash and restricted cash	(9,569,989)	(17,104)
Cash and restricted cash, Beginning	9,851,111	21,106
Cash and restricted cash, Ending	$281,122	$4,002

Presented as:
Cash	$201,132	$4,002
Restricted cash	79,990	—
Cash and restricted cash, Ending	$281,122	$4,002

Supplemental information:
Taxes paid	$—	$—
Interest paid	$410,898	$—
Fair value of warrants exercised	$—	$389,729
Fair value of securities issued for the RTO (Note 4)	$—	$3,147,117
Fair value of securities issued for settlement of accounts payable	$1,000,000	$10,888,912
Fair value of securities issued for services	$—	$585,155
Fair value of securities issued for carbon credits	$—	$1,982,424
Fair value of securities issued for the acquisition of interest in associate	$—	$1,220,000
Fair value of securities issued for ELOC commitment	$—	$363,333
Repayment of convertible debentures from ELOC drawdown proceeds	$580,233	$—
Repayment of promissory note payable from ELOC drawdown proceeds	$84,745	$—
Convertible debentures and derivative liabilities converted into shares	$7,588,105	$—
Fair value of securities issued for inducement expenses	$3,349,981	$—
Convertible debenture issued for inducement expenses	$250,000	$—

See accompanying notes to the condensed consolidated interim financial statements.

DevvStream Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited — Expressed in United States dollars)
For the three and nine months ended April 30, 2026 and 2025

1.      Nature of operations

DevvStream Corp. (formerly Focus Impact Acquisition Corp.) (the “Company” or “Devv Corp.”) is a company existing under the Business Corporations Act of Alberta, Canada. The head office is located at #1700, 421 – 7th Avenue S.W., Calgary, Alberta, T2P 4K9 and its records and registered office is located at 2108 N St., Suite 4254, Sacramento, CA 95816.

The Company was a special purpose acquisition corporation incorporated in Delaware, the United States on February 23, 2021. On November 6, 2024, the Company completed a reverse takeover (“RTO”) with DevvStream Holdings Inc. (“Devv Holdings”) (Note 4) pursuant to a business combination agreement (“BCA”) entered into on September 12, 2023 (and as amended on May 1, 2024, August 10, 2024 and October 29, 2024). The transaction is also referred to as the “De-SPAC” transaction. The Company was redomiciled as an Alberta company as part of the De-SPAC transaction. Devv Holdings is an Environmental Social and Governance (“ESG”) principled, high-tech, impact investing company focused on high quality and high return carbon credit generating projects. Devv Holdings is deemed as the acquirer for accounting purposes, and therefore its assets, liabilities and operations are included in the condensed consolidated interim financial statements at their historical carrying values. The Company’s operations are considered to be a continuance of the business and operations of Devv Holdings, with the Company’s operations being included from November 6, 2024, the closing date of the De-SPAC transaction, onwards.

The Company is a public company which is listed on the Nasdaq Stock Exchange (“NASDAQ”) under the symbol “DEVS”.

2.      Basis of preparation

(a) Statement of compliance

These unaudited condensed consolidated interim financial statements have been prepared on a going concern basis in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and in accordance with the instructions in Article 10 of Regulation S-X promulgated by the U.S. Securities and Exchange Commission (the “SEC”), effective for the nine months ended April 30, 2026.

Certain information or footnote disclosures normally included in annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying condensed consolidated interim financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated interim financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended July 31, 2025. The interim period results do not necessarily indicate the results that may be expected for any other interim period or for the full fiscal year.

These unaudited condensed consolidated interim financial statements have been prepared on a historical cost basis. In addition, these condensed consolidated interim financial statements have been prepared using the accrual basis of accounting, except for the cash flow information.

(b) Going concern

These unaudited condensed consolidated interim financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assume that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. As at April 30, 2026, the Company has a working capital deficit, has incurred negative cash flows and losses since inception, and has generated limited revenues to date. The Company’s ability to continue its operations, realize its assets at their carrying values and discharge its liabilities is dependent upon its ability to raise adequate financing from external sources and generate profits and positive cash flows from operations.

DevvStream Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited — Expressed in United States dollars)
For the three and nine months ended April 30, 2026 and 2025

2.      Basis of preparation (cont.)

The Company will require additional capital to fund its operations, to evaluate strategic opportunities, and for working capital purposes. However, there is no assurance that the Company will be able to secure such financing on favourable terms. These matters raise substantial doubt regarding the Company’s ability to continue as a going concern. These unaudited condensed consolidated interim financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should the Company not continue as a going concern. Such adjustments could be material.

(c) Basis of consolidation

These unaudited condensed consolidated interim financial statements include the accounts of the Company and entities controlled by the Company. Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. All intercompany balances and transactions, income and expenses have been eliminated upon consolidation.

As of April 30, 2026, the Company’s subsidiaries were:
Name of subsidiary	Place of incorporation	Ownership
Devv Holdings	Vancouver, British Columbia	100%
Devvstream, Inc. (“DESG”)	Delaware, USA	100%
DevvESG Streaming Finco Ltd (“Finco”)	British Columbia, Canada	100%
Sierra Merger Sub, Inc.	Delaware, USA	100%

On November 10, 2022, the Company made an investment into Marmota Solutions Incorporated (“Marmota”). On the date of the initial investment, the Company owned 50% of Marmota and accounted for the investment as an equity investment. On October 16, 2023, the Company reduced its interest in Marmota to 10% by returning common shares to Marmota for cancellation in consideration of $19.

On November 6, 2024, the Company made an investment into Freedom Carbon Solutions LLC (formerly Monroe Sequestration Partners, LLC) (“FCS”). The Company owns 50% of FCS and accounted for the investment as an equity investment.

(d) Variable interest entities (“VIE”)

A VIE is an entity that does not have sufficient equity at risk to finance its activities without additional subordinated financial support or is structured such that equity investors lack the ability to control the entity’s activities or do not substantially participate in the gains and losses of the entity. Upon inception of a contractual agreement, and thereafter, if a reconsideration event occurs, the Company performs an assessment to determine whether the arrangement contains a variable interest in an entity and whether that entity is a VIE. The primary beneficiary of a VIE is the party that has both the power to direct the activities that most significantly impact the VIE’s economic performance and the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. Where the Company concludes that it is the primary beneficiary of a VIE, the Company consolidates the accounts of that VIE.

(e) Functional and presentation currencies

Effective August 1, 2024, the Company reassessed its functional currency and the functional currency of its subsidiaries due to changes in underlying transactions, events, and conditions. As a result of this reassessment, the Company determined that its functional currency changed from the Canadian dollar (“CAD$”) to the United States dollar (“US$”) for Devv Holdings and DESG. Finco’s functional currency remained CAD$. This change aligns with the business’s future focus and the effective date of the Devv Corp.’s Form S-4 Registration Statement with the SEC, a crucial part of the De-SPAC transaction closing. The change in functional currency was accounted for prospectively from August 1, 2024, with no impact on prior year comparative information. Upon the change in functional currency

DevvStream Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited — Expressed in United States dollars)
For the three and nine months ended April 30, 2026 and 2025

2.      Basis of preparation (cont.)

on August 1, 2024, 121,995 of the Company’s warrants which had strike prices denominated in CAD$ were reclassified as warrant liabilities (Note 12). Determining the functional currency involved significant judgments to assess the primary economic environment in which the Company operates, including factors such as the currency of underlying transactions, the location of key operations, and the currency of expected cash flows.

The Company’s presentation currency is and continues to be the United States dollar.

(f) Use of estimates and judgments

In preparing these condensed consolidated interim financial statements, management has made judgements, estimates and assumptions that affect the applicability of the Company’s accounting policies. In preparing these condensed consolidated interim financial statements, the significant estimates and critical judgments were the same as those applied to the audited consolidated financial statements as at and for the year ended July 31, 2025, other than the below:

Critical Judgements

Advances to Southern Energy Renewables, Inc.

Between February and April 2026, the Company advanced $900,000 in funds to Southern Energy Renewables Inc. (“Southern”), pursuant to the agreed upon use of proceeds from Series A preferred stock subscriptions received by the Company. The form of such investments into Southern are to be agreed upon between the Company and Southern, and may be in debt and/or equity securities of Southern. As of April 30, 2026, the Company assesses it has no power to direct the activities that most significantly affect Southern’s economic performance nor obligation to absorb losses or right to receive benefits from Southern. As such, the Company considers advances to Southern to-date to be a non-current asset in the form of a long-term advance as of April 30, 2026, pending resolution of the form of the ultimate instrument(s) of the Company’s investment into Southern.

(g) Emerging growth company

The Company is an “Emerging Growth Company”, as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it has taken advantage of certain exemptions that are not applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b) (1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial reporting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable.

The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public and private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

DevvStream Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited — Expressed in United States dollars)
For the three and nine months ended April 30, 2026 and 2025

3.      Significant accounting policies

The significant accounting policies applied in the preparation of these condensed consolidated interim financial statements are consistent with the accounting policies disclosed in the Company’s audited consolidated financial statements for the year ended July 31, 2025. The following accounting policies have been updated or included to reflect transactions occurring during the current interim period:

(a) Cryptocurrencies

The Company accounts for cryptocurrencies as indefinite-lived intangible assets in accordance with ASC 350-60. Cryptocurrencies are initially recorded at cost and subsequently measured at fair value at each reporting date based on quoted prices in active markets, with changes in fair value recognized in earnings in accordance with ASC 350-60-35 and ASC 820. Cryptocurrencies are not amortized.

Cryptocurrency holdings are classified as non-current assets when they are restricted as collateral for long-term obligations or when the Company does not expect to liquidate the assets within twelve months, consistent with ASC 210-10-45. The Company may delegate certain cryptocurrency holdings to blockchain validators to earn staking rewards; such delegation does not result in derecognition of the underlying tokens because the Company retains control of the assets. Staking rewards are recognized in earnings when earned and measured at fair value on the date earned.

(b) Default penalty liability on convertible debt

Certain convertible debts issued by the Company include registration rights, a default of which requires the Company to pay liquidated damages, additional interest, and default premiums.

The Company accounts for default penalty liability on convertible debt in accordance with ASC Topic 450, Contingencies (“Topic 450”). A loss contingency is accrued if it is both probable and reasonably estimable. Topic 450 defines “probable” as “the future event or events are likely to occur”, and the amount to be accrued shall be a better estimate than any other estimate within the range, or the minimum amount in the range if no amount within the range is a better estimate than any other amount.

The Company assessed that such obligations are probable and estimable, insofar as the Company has filed a registration statement which was not declared effective by the effectiveness deadline, and the creditor has asserted such default subsequent to April 30, 2026. Accordingly, the Company accrued for liabilities on the default penalties based on the terms of the convertible debt, and will adjust the liability at each reporting period.

4.      Reverse takeover

On September 12, 2023 (and as amended on May 1, 2024, August 10, 2024 and October 29, 2024), the Company entered into a Business Combination Agreement (“BCA”) with Devv Holdings.

Pursuant to the BCA, on November 6, 2024, the Company changed its jurisdiction from the State of Delaware under the Delaware General Corporation Law to the Province of Alberta, Canada, and thereby became a company existing under the Business Corporations Act of Alberta, and changed its name to Devvstream Corp., and Devv Holdings was amalgamated with a wholly owned subsidiary of the Company to form one corporate entity.

Under the BCA, the Company consolidated all of its issued and outstanding common stock on a 1:0.9692 basis. All the outstanding Devv Holdings subordinate voting shares (“SVS”) were exchanged for common stock of the Company on a common conversion ratio of 0.152934 (the “Common Conversion Ratio”). All the outstanding Devv Holdings multiple voting shares (“MVS”), being the equivalent of 10 SVS, were exchanged for common stock of the Company on the basis of the Common Conversion Ratio. In addition, all of the outstanding convertible securities of Devv Holdings were exchanged for securities of the Company on the basis of the Common Conversion Ratio, with corresponding adjustments to exercise prices, and otherwise on substantially the same economic terms and conditions. The De-SPAC transaction was completed on November 6, 2024.

DevvStream Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited — Expressed in United States dollars)
For the three and nine months ended April 30, 2026 and 2025

4.      Reverse takeover (cont.)

Historical presentation of number of shares, warrants, options, and RSUs outstanding, weighted average number of shares outstanding, and exercise price of equity instruments, that are presented elsewhere in the condensed consolidated financial statements, including the condensed consolidated balance sheets, condensed consolidated statements of operations and comprehensive loss, condensed consolidated statements of changes in shareholders’ deficiency, and Note 10 and 14, are retrospectively adjusted to reflect the application of the Common Conversion Ratio, with exercise price of warrants and options, and conversion price of convertible debentures adjusted by the inverse of the Common Conversion Ratio. This is further adjusted by a one-for-ten reverse stock split that took place on August 8, 2025.

In consideration for the De-SPAC transaction, the Company issued 465,747 common shares to the former holders of SVS of Devv Holdings and 711,140 common shares to the former holders of MVS of Devv Holdings. The former shareholders of the Company retained 515,920 shares. The fair value per share was estimated to be $6.10 (CAD$8.50) based on the last trading price of Devv Holdings on the Cboe Exchange.

As at November 6, 2024, the Company had 22,699,987 warrants outstanding, each exercisable at $1.52 for 0.09692 common shares, expiring on November 6, 2029. The fair value of the warrants was estimated to be $7,196,286 based on the Black-Scholes Option Pricing Model using the following assumptions: share price – $0.61, expected dividend yield – 0%, expected volatility – 87%, risk-free interest rate – 3.12% and an expected remaining life – 5 years. Expected volatility was estimated by using the average of historical volatility of Devv Holdings and of public traded companies that the Company considers to be comparable. The expected warrant life represents the period of time that warrants granted are expected to be outstanding. The risk-free interest rate is based on Canadian government bonds with a remaining term equal to the expected life of the warrants.

Immediately after the completion of the De-SPAC transaction, the former holders of Devv Holdings’ shares owned 70% of the shares of the combined entity. As a result of the De-SPAC transaction, the former shareholders of Devv Holdings acquired control of the Company, thereby constituting an RTO of the Company. The RTO was determined to be a purchase of the Company’s net assets by the shareholders of Devv Holdings.

The De-SPAC transaction was accounted for as a capital transaction of Devv Holdings and equivalent to the issuance of shares by Devv Holdings for the net assets of the Company accompanied by a recapitalization as the Company did not qualify as a business according to the definition of ASC Topic 805, Business Combinations, and met the definition of a non-operating public shell. As a result, the transaction has been accounted for as an asset acquisition with Devv Holdings being identified as the acquirer and the Company being treated as the accounting acquiree with the transaction being measured at the fair value of the equity consideration issued to the Company’s shareholders. Devv Holdings is the continuing entity.

The excess of the fair value of the shares issued over the value of the net monetary assets acquired has been recognized as a reduction in equity.

The purchase price is allocated as follows:

Fair value of shares retained by former shareholders of the Company (515,920 post 1:0.9692 consolidation shares at $6.10 (CAD$8.50))	$3,147,117
Fair value of replacement warrants of the Company	7,196,286
Total consideration	$10,343,403

Net assets (liabilities) acquired of the Company:
Cash and cash equivalents	$1,661,645
Accounts payable and accrued liabilities	(11,867,129)
Promissory note payable (Note 10)	(3,000,000)
Total net assets (liabilities)	$(13,205,484)

Reduction to additional paid in capital as a result of the recapitalization	$23,548,887

DevvStream Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited — Expressed in United States dollars)
For the three and nine months ended April 30, 2026 and 2025

4.      Reverse takeover (cont.)

Sponsor side letter

In connection with the De-SPAC transaction, Focus Impact Sponsor entered into a sponsor side letter, and agreed to certain transfer and lock-up restrictions of the Company’s common stock, which would terminate upon the earlier of: (i) 360 days after November 6, 2024; (ii) a liquidation, merger, capital stock exchange, reorganization, or other similar transaction that results in all of the Company’s stockholders having the right to exchange their equity for cash, securities or other property; or, (iii) if the Company’s common stock has a closing price of at least $120 per share for any 20 trading days in a 30-day trading period starting from April 5, 2025. Focus Impact Sponsor also agreed to vote its shares in favor of the RTO.

Registration rights agreement

In connection with the De-SPAC transaction, on November 6, 2024, the Company, Focus Impact Sponsor, and certain historical holders of Devv Holdings securities entered into an Amended and Restated Registration Rights Agreement, pursuant to which, among other things, the historical holders of Devv Holdings securities and Focus Impact Sponsor were granted customary registration rights with respect to the securities of the Company that they hold.

Indemnification agreements

In connection with the De-SPAC transaction, on November 6, 2024, the Company entered into indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides for indemnification and advancements by the Company of certain expenses, including attorney’s fees, judgments, fines, and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Company’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at the Company’s request.

5.      Carbon credits

Between October 17, 2024 and October 28, 2024, Devv Holdings entered into multiple agreements to acquire carbon credits in return for shares of the Company once the De-SPAC Transaction was completed. On November 6, 2024, concurrent with the completion of the business combination, the Company issued 324,987 common shares in consideration for these agreements. The fair value of the shares issued was $1,982,424.

Stop-loss provision

All of the agreements contain adjustment clauses whereby if the Company’s share price falls below the respective purchase prices outlined in the agreements, in the 12 to 18 months following the agreements, the Company is obligated to issue additional shares to cover the shortfall. The Company has assessed that the potential liability associated with the stop-loss provision for carbon credits received as of April 30, 2026 is $1,123,777, based on the closing market price of the Company’s shares on that date.

Deposit on carbon credits

Consideration paid of $371,403 related to the future delivery of carbon credits is recorded as a deposit on carbon credits, of which $271,403 relate to a contract containing a stop-loss provision. The stop-loss provision related to these contracts has not been recognized. As there is not yet certainty to the delivery of the credits, the obligation to issue additional shares is not probable as at April 30, 2026.

DevvStream Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited — Expressed in United States dollars)
For the three and nine months ended April 30, 2026 and 2025

5.      Carbon credits (cont.)

Retirement of carbon credits

On June 20, 2025, the Company entered into an agreement to purchase 16,500 carbon credits from a vendor at a unit price of $6.06, for a total purchase consideration of $100,000. Under the terms of the agreement, the vendor is required to retire 50% of the credits on behalf of the Company within five (5) days of payment confirmation and transfer the remainder to the Company. As of April 30, 2026, full consideration of $100,000 has been paid. On August 14, 2025, the vendor retired 50% of the purchased credits (8,250 credits) on behalf of the Company to offset the Company’s carbon footprints. Accordingly, an environmental expense of $50,000 has been recorded in general and administrative expenses during the nine months ended April 30, 2026. The remaining 8,250 carbon credits have been fully delivered to the Company on January 21, 2026.

Impairment of carbon credits

During the nine months ended April 30, 2026, the Company identified indicators that the NRV of certain carbon credits had declined below their carrying values due to changes in market pricing. As a result, the Company wrote down the affected carbon credits to their NRV. The impairment recognized during the nine months ended April 30, 2026 amounted to $14,706.

The impairment was recognized as impairment of carbon credits in the consolidated statements of operations and comprehensive loss. The write-down establishes a new cost basis for the impaired carbon credits, which will not be subsequently reversed in future periods, even if market prices recover, in accordance with US GAAP.

6.      Cryptocurrencies

The Company holds cryptocurrency assets and related cash balances with Bitgo Trust Company, Inc., a cryptocurrency exchange which is a South Dakota chartered trust company. These holdings are subject to collateral requirements associated with the Company’s convertible debentures issued to Helena, the proceeds of which were used to fund the Bitgo account (Note 10).

Under the terms of this financing arrangement, all cryptocurrency and cash maintained with Bitgo are restricted to secure the Helena convertible debt until the fair value of the Company’s cryptocurrency holdings exceeds $20 million (the “Threshold Amount”). Helena also maintains a first preference claim on the Company’s assets until the Threshold Amount is met. Once the Threshold Amount is achieved, only cryptocurrency holdings up to $20 million in a segregated account remain pledged as security; however, as of April 30, 2026, the Threshold Amount had not been met, and all cryptocurrency and cash balances remained fully restricted.

Cryptocurrencies are accounted for as indefinite-lived intangible assets in accordance with ASC 350-60 and are subsequently measured at fair value, with changes in fair value recognized in earnings in accordance with ASC 350-60-35 and ASC 820. Fair value is determined using quoted prices in active markets.

Activity in cryptocurrency holdings during the nine months ended April 30, 2026 was as follows:

	Bitcoin	Solana	USDC	Total
Balance, August 1, 2025	$—	$—	$—	$—
Purchases	2,562,500	2,562,500	100	5,125,100
Sales	—	—	(100)	(100)
Staking income earned	—	55,932	—	55,932
Fair value loss	(866,328)	(1,576,115)	—	(2,442,443)
Balance, April 30, 2026	$1,696,172	$1,042,317	$—	$2,738,489

DevvStream Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited — Expressed in United States dollars)
For the three and nine months ended April 30, 2026 and 2025

6.      Cryptocurrencies (cont.)

As at April 30, 2026, the Company held 22.229041 BTC and 12,554.44 SOL, with fair values of $76,304.32 per BTC and $83.02 per SOL. The Company also held $79,990 in cash in the Bitgo account (Note 10). All cryptocurrency and cash balances are presented as non-current assets, as management does not expect to liquidate these assets within the next twelve months and the balances are pledged as collateral for long-term debt, in accordance with ASC 210-10-45.

The Company participates in staking activities for Solana. Staked Solana remains recognized as an asset of the Company because delegation to validators does not transfer control of the underlying tokens, and the criteria for derecognition under ASC 350-10-40 are not met. Staking rewards are recognized in earnings when earned and measured at fair value on the date earned. During the period, the Company earned 443.46 SOL, with a total fair value of $55,932.

On May 28, 2026, the Company received a Notice of Exclusive Control from Helena, in relation to the Helena convertible debt (Note 10), in which Helena asserted an event of default had occurred in relation to a failure to cause a registration statement covering the resale of shares issuable upon conversion of the Helena convertible debt to be declared effective by the Securities and Exchange Commission by the applicable deadline. As such, Helena has instructed Bitgo to exercise control rights over the custodial account and removed the Company’s rights over the custodial account, with the stated intent of liquidation of assets held in the custodial account to be applied against the balance of the Helena convertible debt and asserted liquidated damages. The Company has accrued a default penalty liability as of April 30, 2026 of $1,159,038 (Note 10) in relation to the failure to cause a registration statement to be declared effective.

On June 8, 2026, the Company entered into a settlement agreement with Helena in which among others, the Company has agreed to relinquish control over the Bitgo custodial account, with a mutually agreed valuation of $2,600,000 for the cryptocurrency and restricted cash held in the account, which is applied against the Helena convertible debt, with a remaining debt (Note 10) consisting of liquidated damages and penalties remaining outstanding subsequently.

7.      Investment in associate

On November 6, 2024, the Company received 2,000,000 shares in FCS, in connection with an agreement to acquire a stake in FCS in exchange for 200,000 shares of the Company that was entered into on October 28, 2024. At the time of acquisition, the 2,000,000 shares of FCS received by the Company represented 50% of shares outstanding, and the initial balance of investment was determined to be $1,220,000 being the fair value of the shares issued by the Company in consideration for the exchange. As at April 30, 2026, the Company’s share of ownership remained at 50%. Management assessed that the Company has significant influence over FCS based on its share of ownership, and that the investment should be accounted for using the equity method of accounting.

Summarized financial information of FCS and a reconciliation of the carrying amount of the investment set forth in the condensed consolidated interim balance sheets are set out below:

Summarized balance sheet

April 30, 2026
ASSETS
Cash	$258
Due from related parties	123,075
Start-up costs, net	99,483
Total assets	$222,816

LIABILITIES
Accounts payable and accrued liabilities	$255,388
Convertible notes	1,251,825
Loan from shareholder	1,418
Total liabilities	$1,508,631

DevvStream Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited — Expressed in United States dollars)
For the three and nine months ended April 30, 2026 and 2025

7.      Investment in associate (cont.)

Summarized statement of loss

	For the nine months ended April 30, 2026	For the three months ended April 30, 2026
Consulting revenue	4,990	4,990

Operating expenses
General and administrative expenses	$2,753	$207
Guaranteed payments	155,899	5,000
Legal and professional fees	1,749	—
Travel	1,241	—
Amortization	7,869	—
Total operating expenses	$(169,511)	$(5,207)

Interest expenses	(54,275)	(18,225)
Net loss	$(218,796)	$(18,442)
Company’s ownership	50%	50%
Company’s share of loss	$(109,398)	$(9,221)

A continuity of the Company’s investment in associate is as follows:

Balance as at July 31, 2024	$—
Investment by the Company	1,220,000
Company’s share of loss	(512,011)
Balance as at July 31, 2025	$707,989
Company’s share of loss	(109,398)
Balance as at April 30, 2026	$598,591

8.      Equity Line of Credit (“ELOC”)

On October 29, 2024, the Company entered into the ELOC Agreement with Helena Global Investment Opportunities I Ltd (“Helena”). Under the ELOC Agreement, the Company will have the right to issue and to sell to Helena from time to time, up to $40,000,000 of the Company’s common shares following the closing of the De-SPAC Transaction and the effectiveness of the registration statement registering the Company’s common shares being sold under the ELOC Agreement (the “Helena Registration Statement”). As a commitment fee in connection with the execution of the ELOC Agreement, 50,000 shares of the Company was issued upon closing of the De-SPAC transaction. Following the closing of the De-SPAC Transaction and the Helena Registration Statement becoming effective, the Company issued to Helena common shares equal to $125,000 divided by the greater of (i) the lowest one-day VWAP during the five trading days immediately preceding the effectiveness date of such Registration Statement and (ii) $7.50. On March 17, 2025, the Company issued 16,666 shares in satisfaction of this obligation.

The Company may require that Helena purchase the Company’s common shares by delivering one or more advance notices to Helena setting forth, in each advance notice, the amount of advance it is requesting, which amount may not exceed an amount equal to the lesser of (i) 100% of the average of the daily value traded of the common shares over the 10 trading days immediately preceding such advance notice, and (ii) $8,000,000. However, in no event may the number of common shares issuable to Helena pursuant to an advance cause the aggregate number of shares beneficially owned (as calculated pursuant to Section 13 (d) of the Exchange Act) by Helena and its affiliates as a result of previous issuances and sales of common shares to Helena under the ELOC Agreement to exceed 9.99% of the then outstanding common shares.

DevvStream Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited — Expressed in United States dollars)
For the three and nine months ended April 30, 2026 and 2025

8.      Equity Line of Credit (“ELOC”) (cont.)

On March 18, 2025, the Company and Helena entered into a first amendment to ELOC Agreement, which allows Helena to permit Secondary Advances, as defined in the amendment, as well as to update references to “Common Stock” in the ELOC Agreement to “Common Shares”. On August 4, 2025, the Company and Helena entered into a second amendment to ELOC Agreement, which increased the commitment amount from $40,000,000 to $300,000,000.

On December 3, 2025, the Company entered a side letter with Helena, amending the terms of the Company’s existing convertible note and ELOC Agreement. The amendment places temporary limits on Helena’s sales of conversion shares, subject to trading-volume conditions, and requires the Company to submit advance notices sufficient to receive at least $7,500,000 in net proceeds under the ELOC prior to February 28, 2026. The Company has not submitted advance notices to receive sufficient net proceeds as of February 28, 2026, as the Company subsequently entered into a binding term sheet for a merger (Note 18), which placed restrictions on further drawdowns of the ELOC by the Company.

As at April 30, 2026, $5,649,011 have been drawn against the ELOC through the issuance of 2,257,700 shares. During the nine months ended April 30, 2026, $2,320,930 has been drawn against the ELOC through the issuance of 1,412,000 shares (Note 14).

On June 3, 2026, the Company terminated the ELOC Agreement with Helena.

9.      Accounts payable and accrued liabilities

	April 30, 2026	July 31, 2025
Accounts payable	$1,691,915	$1,113,372
Accrued liabilities	5,470,067	7,059,064
Excise taxes payable	2,410,973	2,410,973
Income taxes payable	99,256	99,256
	9,672,211	10,682,665
Accounts payable, related parties	11,354	271,919
Accrued liabilities, related parties	22,917	523,071
	$9,706,482	$11,477,655

10.    Convertible debentures

Devvio Tranche (Related Party Convertible Debt)

On January 12, 2024, the Company closed an unsecured convertible notes offering in the principal amount of $100,000 with Devvio that will bear interest at a rate of 5.3% per annum, is payable at maturity, subject to acceleration if the Company completes the De-SPAC transaction and the debentures are not converted. The maturity was November 6, 2024. The Company has the right to prepay the whole or any portion of the principal amount, and together with any accrued interest, at any time prior to the maturity date without notice or a penalty payment. Devvio is a related party to the Company through its ownership of the Company’s shares, and one of Devvio’s officers, directors and principal owners was a director of the Company during the year ended July 31, 2024 and until November 7, 2024.

In the event the Company completes a De-SPAC transaction, the principal amount and accrued interest are convertible into SVS of the Company at the option of the lender, as follows:

•        At a conversion price equal to the greater of (a) $76.50 multiplied by the common conversion ratio as set forth in the BCA (the “Common Conversion Ratio”), and (b) CAD$10.30. The shares are thereafter exchanged for common shares of the Combined Company at the Common Conversion Ratio.

DevvStream Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited — Expressed in United States dollars)
For the three and nine months ended April 30, 2026 and 2025

10.    Convertible debentures (cont.)

•        If the Company completes the De-SPAC transaction, and the convertible notes are not converted into shares, the maturity date will accelerate and the principal plus interest will become repayable within 10 days after the closing of the De-SPAC transaction.

In the event the Company does not complete a De-SPAC transaction at the later of October 8, 2024 (270 days from the issuance date of the notes) and the termination of the business combination agreement for the De-SPAC transaction, the principal and accrued interest are convertible into units consisting of one SVS and half of a share purchase warrant, at the option of the lender, as follows:

•        At a conversion price equal to the greater of (a) the 30-day volume weighted average trading price (“VWAP”) of the shares on Cboe Canada stock exchange and (b) CAD$10.30.

•        Each warrant will carry the right to purchase a share with an exercise price equal to the greater of (a) a 20% premium on the 30-day VWAP and (b) the floor price of CAD$10.30. The warrants will expire 2 years after the conversion date.

The conversion price is subject to certain anti-dilution provisions.

At issuance, the Devvio Tranche convertible debentures were determined to be a financial instrument comprising a host debt component and a conversion feature which is an embedded derivative that required bifurcation. On initial recognition, the embedded derivative was valued first, and the residual value was assigned to the host financial debt component. The fair value of the derivative liability at issuance was estimated to be $45,000 using the Monte Carlo model.

The prepayment option and the accelerated repayment condition were not separately accounted for as they were determined to be clearly and closely related to the host contract.

On November 6, 2024, the Company completed the De-SPAC transaction (Note 4), and accordingly, the conversion terms of the principal amount and accrued interest crystalized such that they are convertible, at the option of the lender, at a conversion price of $11.70 (being $76.50 multiplied by the Common Conversion Ratio). If the convertible notes are not converted into shares, the principal plus interest will become repayable within 10 days after the closing of the De-SPAC transaction.

Upon the crystallization of the conversion price, the conversion option met the definition of equity under Topic 815 and bifurcation is no longer required. The fair value of the conversion option was remeasured on November 6, 2024 to be $176,000 and was transferred into equity. The fair value was estimated using the Black-Scholes Option Pricing model using the following assumptions: expected dividend yield - 0%, expected volatility - 275%, risk-free interest rate - 3.10% and an expected remaining life - 0.6 years.

On November 12, 2024, the maturity of the Devvio Tranche was extended to May 30, 2025. As there was no change to the cash flows as a result of this change, the 10% test was not met and therefore, there was no extinguishment of the debt as a result of this change. The Devvio Tranche is outstanding as of April 30, 2026, and the Company is in the process of negotiating a further extension.

Focus Impact Partners Convertible Debt (Related Party Convertible Debt)

In the prior year, the Company closed an unsecured convertible notes offering with Focus Impact Partners, LLC (“Focus Impact Partners”). Subsequent to the closing of the De-SPAC transaction, Focus Impact Partners became a related party of the Company as one of the directors of the Company is an officer of Focus Impact Partners. The convertible notes were initially closed on January 12, 2024 and additional advances were added under the same offering. The total initial principal amounts of $550,000 under the original Focus Impact Partners Convertible Debt were received in five installments: $150,000 on November 6, 2023, $150,000 on January 9, 2024, $100,000 on March 28, 2024,

DevvStream Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited — Expressed in United States dollars)
For the three and nine months ended April 30, 2026 and 2025

10.    Convertible debentures (cont.)

$100,000 on April 19, 2024, and $50,000 on June 13, 2024. The debentures will bear interest at a rate of 5.3% per annum, payable at maturity, subject to acceleration if the Company completes the De-SPAC transaction (Note 4) and the debentures are not converted. The maturity date for all advances was November 6, 2024. The Company has the right to prepay the whole or any portion of the principal amount, together with any accrued interest, at any time prior to the maturity date without notice or a penalty payment.

In the event the Company completes a De-SPAC transaction, the principal amount and accrued interest are convertible into SVS of the Company at the option of the lender, as follows:

•        At a conversion price equal to the greater of (a) a 25% discount to the 20-day VWAP of the shares on the Cboe Exchange multiplied by the Common Conversion Ratio, and (b) $20.00 (the De-SPAC Floor Price”).

•        The shares are thereafter exchanged for common shares of the Company at the Common Conversion Ratio.

•        If the Company completes the De-SPAC transaction, and the convertible notes are not converted into shares, the maturity date will accelerate and the principal plus interest will become repayable within 10 days after the closing of the De-SPAC transaction.

In the event the Company does not complete a De-SPAC transaction at the later of October 8, 2024 (270 days from the issuance date of the notes), or the termination of the BCA with Focus Impact, the principal and accrued interest are convertible into units consisting of one SVS and half of a share purchase warrant, at the option of the lender, as follows:

•        At a conversion price equal to the greater of (a) a 25% discount to the 20-day VWAP of the shares on the Cboe Exchange calculated on the conversion date and b) the floor price defined as the current market price on the date of announcement of the offering which was CAD $4.75.

•        Each warrant will carry the right to purchase a share with an exercise price equal to the greater of (a) a 20% premium on the 20-day VWAP and (b) the floor price defined as the current market price on the date of announcement of the offering which was CAD $4.75.

•        The warrants will expire 2 years after the conversion date.

The conversion price is subject to certain anti-dilution provisions.

On June 28, 2024, the Company and Focus Impact Partners agreed to amend the Focus Impact Partners Convertible Debt (“the June 2024 Amendment”) such that the De-SPAC Floor Price would be amended from $20.00 to CA$4.75.

On June 28, 2024, the Company received additional proceeds of $20,000 under the June 2024 Amendment.

On August 19, 2024, October 18, 2024, October 28, 2024 and November 1, 2024, the Company received additional proceeds of $41,500, $6,500, $7,650 and $12,000 under the June 2024 Amendment.

The Focus Impact Partners Convertible Debt were determined to be a financial instrument comprising a host debt component and a conversion feature which is an embedded derivative that required bifurcation. On initial recognition, the embedded derivative was valued first, and the residual value was assigned to the host financial debt component. The total fair value of the derivative liabilities at the various issuance dates for the proceeds received during the year ended July 31, 2024 was estimated to be $25,800 as valued using the Monte Carlo model. The total fair value of the derivative liabilities at the various issuance dates for the proceeds received during the year ended July 31, 2025 was estimated to be $65,750 as valued using the Monte Carlo model.

DevvStream Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited — Expressed in United States dollars)
For the three and nine months ended April 30, 2026 and 2025

10.    Convertible debentures (cont.)

The June 2024 Amendment had no impact on the classification of the convertible debenture and therefore, the conversion feature was considered a derivative before and after the modification. As there was no change to the host instrument cash flows as a result of this change, the 10% test was not met and therefore, there was no extinguishment of the host debt as a result of this change.

As the conversion option was bifurcated before and after the modification, the change in the fair value of the conversion feature was recognized as the loss on revaluation of the derivative liabilities through the consolidated statement of operations and comprehensive loss.

The prepayment option and the accelerated repayment condition were not separately accounted for as they were determined to be clearly and closely related to the host contract.

On November 13, 2024, the Company issued a new $637,150 convertible note bearing interest of 5.3% per annum, with a maturity date of November 13, 2026 (“New Focus Impact Partners Convertible Debt”), in exchange for the cancellation of the Focus Impact Partners Convertible Debt as described above (the “November 2024 Amendment”). The principal loan amount and any accrued interest under the New Focus Impact Partners Convertible Debt are convertible into common stock of the Company at the option of the holder at a 25% discount to the 20-day volume weighted average price of the Company’s shares, subject to a floor of $8.67 per share. The Company retains the right to prepay the whole or any portion of the principal amount, together with any accrued interest, at any time prior to the maturity date without notice or a penalty payment.

Accrued interest on the previously existing Focus Impact Partners Convertible Debt, amounting to $21,129, were not converted into the New Focus Impact Partners Convertible Debt, and were transferred to accrued liabilities of the Company.

As a result of the November 2024 amendment, the conversion option met the definition of equity under Topic 815 and bifurcation is no longer required. As the conversion option was bifurcated before the amendment but not bifurcated after the amendment, a change in the fair value of the conversion option of over 10% of the of the carrying amount of the original debt without the bifurcation at inception constitutes a substantial change. Immediately prior to the November 2024 Amendment, the value of the conversion feature associated with the Focus Impact Partners Grid Note was $2,250,000. The fair value of the conversion feature was $59,000 after the November 2024 Amendment as estimated using the Monte Carlo model. With the 10% test being met, extinguishment accounting was applied. The carrying value of the old debt of $637,650 was derecognized and the fair value of the new debt of $544,441 (based on a 14% market yield) was recognized. The fair value of the conversion feature of $59,000 was transferred to equity. As Focus Impact Partners is a related party, the gain on the extinguishment of $93,209 was recognized in equity as a capital transaction pursuant to ASC 470-50-40-2.

On March 10, 2026, the Company and Focus Impact Partners entered into a conversion agreement to settle the outstanding New Focus Impact Partners Convertible Debt through the issuance of common shares at a conversion price of $0.9026 per share. At the settlement date, the debt had a carrying value of $999,691, comprising the fair value of the debt of $1,051,032 less the unamortized discount of $51,341. As the conversion was effected at a price below the $8.67 floor conversion price provided under the original terms, the Company issued additional shares to induce conversion, and the settlement was accounted for as an induced conversion under ASC 470-20. Upon conversion, the carrying value of the debt of $999,691 was derecognized and reclassified to equity. The Company issued 1,164,450 common shares in settlement, compared to the 121,226 shares issuable under the original conversion terms, resulting in 1,043,224 incremental inducement shares. The fair value of the incremental consideration, measured as 1,043,224 shares at the Company’s share price of $0.7920 on the settlement date, was $826,233 and was recognized as an inducement expense in the statement of operations.

DevvStream Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited — Expressed in United States dollars)
For the three and nine months ended April 30, 2026 and 2025

10.    Convertible debentures (cont.)

Envviron Tranche (Related Party Convertible Debt)

On April 23, 2024, the Company closed an unsecured convertible note offering in the principal amount of $250,000 with Envviron SAS (a company controlled by a former director of the Company) that will bear interest at a rate of 5.3% per annum, payable at maturity, subject to acceleration if the Company completes the De-SPAC transaction and the debentures are not converted (“Envviron Tranche”). The maturity date was February 15, 2025. The Company has the right to prepay the whole or any portion of the principal amount, and together with any accrued interest, at any time prior to the maturity date without notice or a penalty payment. The terms of the Envviron Tranche are identical to the original Focus Impact Partners Convertible Debt.

In the event the Company completes a De-SPAC transaction, the principal amount and accrued interest are convertible into SVS of the Company at the option of the lender, as follows:

•        At a conversion price equal to the greater of (a) the price that is a 25% discount to the 20-day VWAP of the shares on Cboe Canada stock exchange, and (b) $20.00. The shares are thereafter exchanged for common shares of Focus Impact at the Common Conversion Ratio.

•        If the Company completes the De-SPAC transaction, and the convertible notes are not converted into shares, the maturity date will accelerate and the principal plus interest will become repayable within 10 days after the closing of the De-SPAC transaction.

In the event the Company does not complete a De-SPAC transaction at the later of January 18, 2025 (270 days from the issuance date of the notes) and the termination of the BCA for the De-SPAC transaction, the principal and accrued interest are convertible into units consisting of one SVS and half of a share purchase warrant, at the option of the lender, as follows:

•        At a conversion price equal to the greater of (a) the price that is a 25% discount to the 20-day VWAP of the shares on Cboe Canada stock exchange and (b) CAD$4.75.

•        Each warrant will carry the right to purchase a share with an exercise price equal to the greater of (a) a 20% premium on the 30-day VWAP and (b) the floor price of CAD$4.75. The warrants will expire 2 years after the conversion date.

The conversion price is subject to certain anti-dilution provisions.

The Envviron Tranche convertible debentures were determined to be a financial instrument comprising a host debt component and a conversion feature which is an embedded derivative that required bifurcation. On initial recognition, the embedded derivative was valued first, and the residual value was assigned to the host financial debt component. The fair value of the derivative liability at issuance was estimated to be $2,750 using the Monte Carlo model.

The prepayment option and the accelerated repayment condition were not separately accounted for as they were determined to be clearly and closely related to the host contract.

On November 6, 2024, the Company completed the De-SPAC transaction (Note 4), and accordingly, the conversion terms of the principal amount and accrued interest crystalized such that they are convertible, at the option of the lender, at a conversion price equal to the greater of (a) the price that is a 25% discount to the 20-day VWAP of the shares on the NASDAQ, and (b) $20.00. If the convertible notes are not converted into shares, the principal plus interest will become repayable within 10 days after the closing of the De-SPAC transaction.

Upon the crystallization of the conversion price, the conversion option met the definition of equity under Topic 815 and bifurcation is no longer required. The fair value of the conversion option was remeasured on November 6, 2024 to be $31,000 and was transferred into equity. The fair value was estimated using the Monte Carlo model.

DevvStream Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited — Expressed in United States dollars)
For the three and nine months ended April 30, 2026 and 2025

10.    Convertible debentures (cont.)

On November 12, 2024, the maturity of the Envviron Tranche are extended to May 30, 2025. As there was no change to the cash flows as a result of this change, the 10% test was not met and therefore, there was no extinguishment of the debt as a result of this change. The Envviron Tranche is outstanding as of April 30, 2026, and the Company is in the process of negotiating a further extension.

Debt Assumed on RTO

Upon the completion of the De-SPAC transaction (Note 4), the Company assumed two unsecured promissory notes amounting to $3,000,000 issued to Focus Impact Sponsor, LLC (the “Focus Impact Sponsor”), a significant shareholder of the Company. The promissory notes were interest-free and had a maturity date on the completion of the De-SPAC transaction (Note 4). Upon the completion of the De-SPAC transaction, $1,500,000 of the promissory notes was convertible into warrants of the Company at a price of $1.00 per warrant. The Company also assumed $345,000 of accrued administrative fees owing to Focus Impact Partners.

On November 13, 2024, the Company issued new convertible notes totaling $3,345,000, bearing interest of 5.3% per annum, with a maturity date of November 13, 2026 (“New Convertible Debt”), in exchange for the cancellation of the assumed debt described above.

The principal loan amount and any accrued interest under the New Convertible Debt are convertible into common stock of the Company at the option of the holder at a 25% discount to the 20-day volume weighted average price of the Company’s shares, subject to a floor of $8.67 per share. The Company has the right to prepay the whole or any portion of the principal amount, together with any accrued interest, at any time prior to the maturity date without notice or a penalty payment.

As the conversion feature was not bifurcated before and after the amendment, a difference in the present value of cash flows under the terms of the new debt instrument of at least 10% from the present value of the remaining cash flows under the terms of the original debt instrument constitutes a substantial change. The change was assessed to be in excess of 10%. With the 10% test being met, extinguishment accounting was applied. The carrying value of the old debt of $3,345,000 was derecognized and the fair value of the new debt of $2,856,042 (based on a 14% market yield) was recognized. As Focus Impact Partners and the Focus Impact Sponsor are related parties, the gain on the extinguishment of $488,957 was recognized in equity as a capital transaction pursuant to ASC 470-50-40-2.

In connection with the New Focus Impact Partners Convertible Debt and the New Convertible Debt, the Company agreed (i) to grant the Secured Parties a first ranking security interest in all of the carbon credits and similar environmental assets held by the Company, presently existing or hereafter created or acquired, and (ii) to execute and deliver to the Secured Parties a security agreement evidencing the Secured Parties’ security interest (the “Security Agreement”). On December 18, 2024, the Company executed and delivered to the Secured Parties the Security Agreement.

On March 10, 2026, the Company and Focus Impact Sponsor entered into a conversion agreement to settle the outstanding New Convertible Debt through the issuance of common shares at a conversion price of $0.9026 per share. At the settlement date, the debt had a carrying value of $3,053,582, comprising the fair value of the debt of $3,210,403 less the unamortized discount of $156,821. As the conversion was effected at a price below the $8.67 floor conversion price provided under the original terms, the Company issued additional shares to induce conversion, and the settlement was accounted for as an induced conversion under ASC 470-20. Upon conversion, the carrying value of the debt of $3,053,582 was derecognized and reclassified to equity. The Company issued 3,556,839 common shares in settlement, compared to the 370,289 shares issuable under the original conversion terms, resulting in 3,186,550 incremental inducement shares. The fair value of the incremental consideration, measured as 3,186,550 shares at the Company’s share price of $0.7920 on the settlement date, was $2,523,748 and was recognized as an inducement expense in the statement of operations.

DevvStream Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited — Expressed in United States dollars)
For the three and nine months ended April 30, 2026 and 2025

10.    Convertible debentures (cont.)

Additional Focus Impact Partners Convertible Debt (Related Party Convertible Debt)

On March 19, 2025, the Company closed a convertible note offering in the principal amount of $218,000 with Focus Impact Partners that will bear interest at a rate of 5.3% per annum, with a maturity date of March 19, 2027 (“Additional Convertible Debt”).

The principal loan amount and any accrued interest under the Additional Convertible Debt are convertible into common stock of the Company at the option of the holder at a 25% discount to the 20-day volume weighted average price of the Company’s shares. The Company has a right to prepay the whole or any portion of the principal amount, together with any accrued interest, at any time prior to the maturity date without notice or a penalty payment.

Due to the absence of a floor conversion price, the Additional Convertible Debt was determined to be a financial instrument comprising a host debt component and a conversion feature which is an embedded derivative that required bifurcation. On initial recognition, the embedded derivative was valued first, and the residual value was assigned to the host financial debt component. The fair value of the derivative liabilities at issuance was estimated to be $72,500 as valued using the Monte Carlo model.

On March 10, 2026, the Company and Focus Impact Partners entered into a conversion agreement to settle the outstanding Additional Convertible Debt through the issuance of 254,045 common shares.

Because the conversion was effected outside the original stated conversion terms, the transaction was accounted for as an extinguishment of debt under ASC 470-50. At the settlement date, the Company derecognized the host debt component with a carrying value of $188,519 (face value of $229,301 net of unamortized discount of $40,781) and the related embedded derivative liability, measured at a fair value of $74,000 at the conversion date using the Monte Carlo model. The fair value of the common shares issued in settlement was $201,203, determined using the Company’s share price of $0.7920 on the settlement date. As the debt was held by a related party, the resulting $61,316 difference between the carrying value of the liabilities extinguished and the fair value of the consideration issued was recognized as a capital transaction within additional paid-in capital in accordance with ASC 470-50-40-2.

Crypto Strategy Convertible Debt

On July 17, 2025, the Company entered into a securities purchase agreement with Helena for the issuance of up to fifty-nine tranches of convertible notes (“Crypto Strategy Convertible Debt”) for a total principal amount of $300,000,000, with closings of each tranche subject to fulfillment of conditions. Each tranche will have an issuance discount of 8%, and bear interest at a rate of 8% per annum, with a maturity date of 18 months from the date of funding. Interest shall be payable by the Company on the first day of each month. At the option of the Company, the interest is payable in cash, through the issuance of additional notes, or under certain situations, through the issuance of common shares. The Crypto Strategy Convertible Debt ranks senior to all outstanding and future indebtedness of the Company. The securities purchase agreement will terminate automatically on July 17, 2027.

The principal loan amount and any accrued interest under the Crypto Strategy Convertible Debt in issuance are convertible into common stock of the Company at the option of the holder at 95% of the lowest daily volume weighted average price of the Company’s shares during the 5 preceding trading days, subject to a floor price of $0.07722, and a cap price of $7.722.

If the Company issues any debt or equity, the lenders have the option to cause the Company to direct 25% of aggregate proceeds of such issuances to repay the Crypto Strategy Convertible Debt. The Company has a right to prepay the whole or any portion of the principal amount, together with any accrued interest, at any time prior to the maturity date. A 10% prepayment penalty is applied on any repayments prior to the maturity date.

DevvStream Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited — Expressed in United States dollars)
For the three and nine months ended April 30, 2026 and 2025

10.    Convertible debentures (cont.)

During the period ending on the later of (i) 12 months after the closing date of the initial tranche of the Crypto Strategy Convertible Debt, and (ii) the termination of the securities purchase agreement for the Crypto Strategy Convertible Debt, if the Company offers new securities for sale, the lenders have first refusal to up to 25% of the new securities being offered.

The proceeds of the Crypto Strategy Convertible Debt are subject to restrictions of use, with 70% of the net proceeds of the initial tranche, and 75% of the net proceeds of the subsequent tranches are required to be used to purchase cryptocurrencies. Until such time as the Company’s aggregate acquisition of cryptocurrencies equal or exceeds $20,000,000 (the “Digital Asset Threshold Amount”), the Crypto Strategy Convertible Debt will be secured by a first preference perfected security interest in all of the existing and future assets of the Company and its direct and indirect subsidiaries, including all of the capital stock of each of the subsidiaries and cryptocurrencies purchased with the proceeds of the Crypto Strategy Convertible Debt, as evidenced by a security agreement. Subject to certain exceptions contained in the purchase agreement for the Crypto Strategy Convertible Debt, upon the Company’s achievement of the Digital Asset Threshold Amount, the parties have agreed to amend the terms of the security agreement such that the Company’s obligations shall thereafter be secured exclusively by the cryptocurrencies held in the designated collateral control account.

As of April 30, 2026, the Crypto Strategy Convertible Debt is secured by up to $20,000,000 of proceeds from the Crypto Strategy Convertible Debt, held in a segregated account for trading in cryptocurrencies.

The segregated account is subject to a crypto control account agreement, which requires lenders’ approval for actions taken in the segregated account.

On July 17, 2025, the Company closed the initial tranche of the Crypto Strategy Convertible Debt in the principal amount of $10,000,000, for gross proceeds of $9,200,000, with a maturity date of January 17, 2027. The Company also incurred $85,000 in transaction costs in connection with the issuance. $6,405,000 of net proceeds are intended for the purchase of cryptocurrencies. As of April 30, 2026, $79,990 are held as cash in a segregated account, and are thus presented as restricted cash in the consolidated balance sheet and $5,125,100 has been used for purchase of cryptocurrencies (Note 6).

In connection with entering into the Crypto Strategy Convertible Debt, the Company entered into a registration rights agreement (the “RRA”), pursuant to which, the Company agreed to register for resale the common shares that are issuable upon conversion of the Crypto Strategy Convertible Debt. If the registration statement covering the resale of the common shares is not filed or declared effective by certain dates set forth in the RRA, the Company will be required to pay Helena certain amounts as liquidated damages.

On December 3, 2025, the Company received a consent and waiver letter from Helena in relation to a Merger Agreement (Note 14) entered into between the Company and Southern Energy Renewables Inc. (“Southern”), under which Helena agreed to (i) consent to the Company entering into the Merger Agreement; (ii) waive its right to terminate the securities purchase agreement for the Crypto Strategy Convertible Debt in relation to a potential change of control triggered by the execution of the Merger Agreement; (iii) waive its right to cause the Company to utilize 25% of the aggregate proceeds of any issuances in connection with the Merger Agreement with Southern to repay the Crypto Strategy Convertible Debt.; (iv) waive its right to participate in any stock issuances contemplated by the Merger Agreement; (v) waive the Company’s obligation to deliver any notice of change of control triggered by the execution of the Merger Agreement, and other limited waivers.

On March 5, 2026, the Company and Helena entered into a mutual agreement for an interest waiver on the Crypto Strategy Convertible Debt through the end of May 2026, and to utilize $1,200,000 held as restricted cash in the Bitgo account to partially prepay the debt, inclusive of a 10% prepayment penalty. The Company assessed the amendment under ASC 470-50 and concluded the modification was not substantial.

DevvStream Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited — Expressed in United States dollars)
For the three and nine months ended April 30, 2026 and 2025

10.    Convertible debentures (cont.)

Between March 2026 and April 2026, the Company issued 4,965,908 shares (Note 14) pursuant to conversion notices issued to the Company by Helena in relation to the Crypto Strategy Convertible Debt, for the conversion of principal of $3,188,250. Further, on April 28, 2026 the Company received an irrevocable conversion notice to convert principal of $250,000 for 900,756 shares, which are not issued until May 1, 2026, has been recorded as converted, as of April 30, 2026. Accordingly, the corresponding carrying value of $3,272,313 in relation to the Crypto Strategy Convertible Debt is reclassified from convertible debt to equity.

Subsequent to April 30, 2026, Helena asserted an event of default under the Crypto Strategy Convertible Debt and took control of the Bitgo custodial account (Note 6). On June 8, 2026, the Company entered into a settlement agreement with Helena under which it relinquished the account, and the agreed value of $2,600,000 was applied against the debt, with a remaining balance of liquidated damages and penalties outstanding, after further conversions of the Crypto Strategy Convertible Debt (Note 19). The Company has recorded a default penalty accrual as of April 30, 2026, as reported below.

Default Penalty on Convertible Debt

Under the terms of the Crypto Strategy Convertible Debt and the RRA, an event of default arising from a failure to secure the effectiveness of a registration statement by the agreed upon deadline entitles the holder to liquidated damages of 1% of the outstanding balances per month, together with interest of 10% per annum on those liquidated damages, and a mandatory default amount equal to a 130% premium on outstanding principal and interest. The deadline to secure an effective registration statement was November 8, 2025. The Company’s failure to secure an effective registration statement was a condition that existed as of April 30, 2026. Helena’s assertion of default in May 2026 (Note 19) and the related settlement in June 2026 (Note 19) demonstrated that the loss was probable and reasonably estimable as of April 30, 2026.

Accordingly, in accordance with ASC 450-20, the Company recognized a provision for default penalties of $1,159,038 as of April 30, 2026, comprising liquidated damages and related interest of $456,642 and a default premium of $702,396. The Company concluded that the 5% default interest otherwise provided for was not applicable in light of an interest holiday granted by Helena, and that no liability for conversion-failure liquidated damages existed as of April 30, 2026 as the relevant condition had not arisen at that date.

Waiver Fee Note

On February 10, 2026, the Company issued a $250,000 convertible promissory note (the “Waiver Fee Note”) to Helena pursuant to a debt conversion side letter. The Waiver Fee Note was issued as consideration for Helena’s commitment to convert a minimum of $9,000,000 of principal and accrued interest under the Crypto Strategy Convertible Debt by May 10, 2026, and no cash proceeds were received by the Company on issuance. The Waiver Fee Note bears interest at 8% per annum, computed on the basis of a 360-day year of twelve 30-day months, and matures on January 17, 2027.

As no cash or other consideration was received by the Company and the Waiver Fee Note was issued solely to induce Helena’s conversion commitment, the $250,000 principal amount was recognized as an inducement expense on issuance, with a corresponding convertible debt liability. The note was issued at its face amount with no original issue discount and no transaction costs; accordingly, its effective interest rate equals the contractual rate of 8% and its net carrying value equals its gross carrying value, with no accretion recognized in any period. Consistent with the assessment of the Crypto Strategy Convertible Debt, the conversion feature attached to the Waiver Fee Note is not bifurcated.

DevvStream Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited — Expressed in United States dollars)
For the three and nine months ended April 30, 2026 and 2025

10.    Convertible debentures (cont.)

A continuity of the Company’s convertible debentures is as follows:

Balance as at July 31, 2024	$881,544
Issued	13,686,133
Fair value of embedded derivative	(138,250)
Issuance discount	(800,000)
Transaction costs	(85,000)
Repayment	(448,151)
Accretion	346,424
Interest	305,591
Accrued interest transferred to accrued liabilities	(21,129)
Extinguishment	(3,982,650)
Assumed on RTO	3,345,000
Balance as at July 31, 2025	$13,089,512
Issuance	250,000
Repayment	(2,191,635)
Accretion	664,262
Interest	751,261
Conversion	(3,272,313)
Extinguishment	(4,241,792)
Balance as at April 30, 2026	$5,049,295

Breakdown of the Company’s convertible debentures is as follows:

	April 30, 2026	July 31, 2025
Convertible debentures, short-term, related party	$388,901	$375,027
Convertible debentures, long-term, related party	—	3,914,146
Convertible debentures, short-term	4,660,394	—
Convertible debentures, long-term	—	8,800,339
	$5,049,295	$13,089,512

The face value of the convertible debentures as of April 30, 2026 was $5,245,298.

Below is a continuity of the embedded derivative liabilities:

Balance as at July 31, 2024	$919,250
Derivative liability component	138,250
Change in fair value of derivative liabilities	(719,000)
Transferred to equity	(266,000)
Balance as at July 31, 2025	$72,500
Change in fair value of derivative liabilities	1,500
Transferred to equity	(74,000)
Balance as at April 30, 2026	$—

In connection with the issuance of the convertible debentures during the year ended July 31, 2025, the Company incurred $85,000 in directly attributable transaction costs, which are allocated to the convertible debenture.

DevvStream Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited — Expressed in United States dollars)
For the three and nine months ended April 30, 2026 and 2025

10.    Convertible debentures (cont.)

In connection with the issuance of the convertible debentures during the year ended July 31, 2024, the Company incurred $40,227 in directly attributable transaction costs. $36,484 was allocated to the host financial liability, $3,743 was allocated to the embedded derivative and recorded immediately in the consolidated statement of operations as general and administrative expenses.

The key inputs used in the Monte Carlo model for the derivative liabilities were as follows:

	At initial measurement (for the year ended July 31, 2025)	As at July 31, 2025	As at March 10, 2026 (extinguishment date)
Probability of De-SPAC Transaction closing	90% – 99%	N/A	N/A
Risk-free interest rate	0.61% – 4.25%	2.75%	2.43%
Expected term (years)	0.01 – 2.00	1.63	1.02
Expected annual volatility for the Company	92.5% – 150%	150%	150%
Expected annual volatility for Focus Impact	2.5% – 100%	N/A	N/A
Common conversion ratio	0.063 – 0.1462	N/A	N/A
Foreign exchange rate	0.718 – 0.734	N/A	N/A

As at April 30, 2026, the conversion options attached to the Devvio Tranche, the Focus Impact Partners Convertible Debt, the Envviron Tranche, and the New Convertible Debt meet the definition of equity under Topic 815 and are accordingly no longer presented as derivative liabilities. Only the conversion option attached to the Additional Convertible Debt is presented as derivative liabilities, which has been transferred to equity upon extinguishment of the Additional Convertible Debt.

11.    Promissory Note

On March 6, 2026, the Company issued a non-interest-bearing promissory note (the “Note”) to Helena with the principal amount of $700,000. The Note is unsecured, matures on March 6, 2027, and may be prepaid in whole or in part at any time without penalty. The Company received cash proceeds of $700,000 on March 10, 2026.

As the Note is non-interest-bearing, the Company imputed interest in accordance with ASC 835-30 and recorded the Note at its present value at issuance of $595,759, determined by discounting the face amount at an imputed market rate of 17.50% per annum. The resulting discount of $104,240 is amortized to interest expense over the term of the Note using the effective interest method. A deferred financing benefit of the same amount is recognized as a current liability, which will be amortized over the term of the Note to offset imputed interest expense on the Note.

During the nine months ended April 30, 2026, the Company made partial repayments of $84,745 against the face value of the Note through drawdowns under its ELOC (Note 8) and recognized imputed interest expense of $14,157. As at April 30, 2026, the Note had a face value of $615,255, an unamortized discount of $78,773, and a net carrying value of $536,482, which is classified as a current liability.

12.    Warrant liabilities

Impact of Change in Functional Currency on August 1, 2024

As at July 31, 2024, the Company had 132,811 warrants outstanding. The exercise price of these warrants is denominated in CAD. Due to the change in functional currency of the Company, a total of 121,995 warrants which were issued in connection with the Company’s reverse merger on November 4, 2022 and for private placements with an initial carrying value of $1,836,666 were reassessed to be derivative liabilities. The fair value of the warrants upon

DevvStream Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited — Expressed in United States dollars)
For the three and nine months ended April 30, 2026 and 2025

12.    Warrant liabilities (cont.)

the change in classification on August 1, 2024 of $454,571, was remeasured using the Black-Scholes option pricing model, with the following assumptions (weighted average): expected dividend yield – 0%, expected volatility – 105%, risk-free interest rate – 3.49% and an expected remaining life – 0.7 years. The fair value of these warrants is classified as Level 2 in the fair value hierarchy. The difference between the previous carrying value which was initially recorded as equity and the fair value of the warrant liabilities on August 1, 2024 was $1,382,096. Pursuant to ASC 815-40-35-9, the difference is recognized within equity.

10,816 of the warrants outstanding on August 1, 2024 were issued to brokers as compensation for finders fees (the “Broker Warrants”) and fall under the Scope of ASC 718, Stock-based Compensation. As the Company’s stock was primarily traded on the Cboe Exchange in Canadian dollars during the three months ended October 31, 2024, the exemption under ASC 718-10-25-14A is met and the Broker Warrants remain equity classified.

Changes to warrant liability during the nine months ended April 30, 2026

As at April 30, 2026, the fair value of the liability classified warrants were remeasured at $431,270 using the Black-Scholes option pricing model, with the following assumptions (weighted average): expected dividend yield – 0%, expected volatility – 150%, risk-free interest rate – 3.13% and an expected remaining life of 3.49 years. The Company recognized ($5,195,203) as a change in fair value for the nine months ended April 30, 2026.

The following is a continuity of the Company’s derivative warrant liabilities:

Balance as at July 31, 2024	$—
Warrants fair value upon change in functional currency (Note 2)	454,571
Warrants issued upon De-SPAC transaction (Note 4)	7,196,286
Warrants to be issued (mandatory convertible debentures)	7,500
Change in fair value of warrant liabilities (exercised warrants)	162,396
Change in fair value of warrant liabilities (expired warrants)	(25,067)
Fair value of warrants exercised	(303,492)
Change in fair value of warrant liabilities	(1,865,721)
Balance as at July 31, 2025	$5,626,473
Change in fair value of warrant liabilities	(5,195,203)
Balance as at April 30, 2026	$431,270

13.    Stock option liabilities

Impact of listing on the NASDAQ on November 6, 2024

As at November 6, 2024, the Company had 62,772 stock options outstanding. The exercise price of these stock options is denominated in CAD. Due to the listing of the Company on the NASDAQ (Note 4) and commencement of trading of shares in the United States dollars, exemptions available under ASC 718-10-25-14 to classify stock options with strike prices in foreign currencies as equity were no longer met and all stock options outstanding were reassessed to be derivative liabilities. The fair value of the stock options upon the change in classification on November 6, 2024 of $330,090, was remeasured using the Black-Scholes option pricing model, with the following assumptions (weighted average): expected dividend yield – 0%, expected volatility – 97%, risk-free interest rate – 3.12% and an expected remaining life – 5.96 years. The fair value of these options is classified as Level 2 in the fair value hierarchy. The difference between the previous carrying value which was initially recorded as equity and the fair value of the option liabilities on August 1, 2024 was $1,381,715. Pursuant to ASC 815-40-35-9, the difference is recognized within equity.

DevvStream Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited — Expressed in United States dollars)
For the three and nine months ended April 30, 2026 and 2025

13.    Stock option liabilities (cont.)

Changes to stock option liability during the nine months ended April 30, 2026

As at April 30, 2026, the fair value of the liability classified stock options were remeasured at $6,735 using Black-Scholes option pricing model, with the following assumptions (weighted average): expected dividend yield – 0%, expected volatility – 150%, risk-free interest rate – 3.30% and an expected remaining life of 4.48 years. The Company recognized ($126,730) as a change in fair value for the period ended April 30, 2026, which is presented within salaries and wages.

The following is a continuity of the Company’s derivative stock option liabilities:

Balance as at July 31, 2024	$—
Stock options fair value upon change De-SPAC transaction (Note 4)	330,090
Change in fair value of stock option liabilities	(196,625)
Balance as at July 31, 2025	$133,465
Change in fair value of stock option liabilities	(126,730)
Balance as at April 30, 2026	$6,735

14.    Share capital

(a) Authorized

The Company is authorized to issue an unlimited number of common stock without par value.

The Company is authorized to issue an unlimited number of preferred stock, issuable in series in accordance with the Business Corporations Act of Alberta, Canada.

(b) Shares issued

Shares issued during the nine months ended April 30, 2026

In August 2025, the Company issued 300,000 shares in accordance with the ELOC Agreement with Helena (Note 8) for gross proceeds of $756,600.

In December 2025, the Company issued 411,000 shares in accordance with the ELOC Agreement with Helena (Note 8) for gross proceeds of $821,238.

On December 3, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Southern and Sierra Merger Sub, Inc., a Delaware corporation and a newly-formed wholly owned subsidiary of the Company. The transaction contemplates (i) a domestication of the Company into a Delaware corporation, (ii) a merger in which Southern will become a wholly owned subsidiary of the Company, and (iii) the issuance of Company common shares to Southern’s existing shareholders such that, upon completion of the merger, the Southern shareholders (inclusive of the concurrent PIPE described below) will hold approximately 70% of the Company’s common shares on a fully diluted basis, resulting in a reverse takeover of the Company by Southern. The Merger Agreement has been automatically terminated as of May 12, 2026 pursuant to its terms, with mutual agreement between the Company and Southern. The Company and Southern instead entered into a business combination agreement (“XCF BCA”) on April 13, 2026 for a three-party merger among the Company, Southern, and XCF Global Inc. (“XCF”) (Note 18).

DevvStream Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited — Expressed in United States dollars)
For the three and nine months ended April 30, 2026 and 2025

14.    Share capital (cont.)

Concurrent with signing the Merger Agreement with Southern, the Company entered into a Securities Purchase Agreement with EEME Energy SPV I LLC (“EEME”) pursuant to which the Company issued 128,370 shares of its common stock for aggregate gross proceeds of $2,000,004 in a private placement transaction at a price of $15.58 per share. The Company also agreed to register the resale of such shares and the shares issuable to Southern shareholders following the closing of the merger.

In January 2026, the Company issued 500,000 shares in accordance with the ELOC Agreement with Helena (Note 8) for gross proceeds of $630,100.

On March 13, 2026, the Company issued 4,721,289 shares in accordance with a conversion agreement with Focus Impact Partners and Focus Impact Sponsor entered into on March 10, 2026 (Note 10) for the extinguishment of the New Focus Impact Partners Convertible Debt, and the Debt Assumed on RTO, at an agreed conversion price of $0.9026. The Company recognized in equity the carrying value on extinguishment date of the convertible debts of $4,053,273, along with an inducement expense of $3,349,981 which represented the fair value of 4,229,774 shares that would have otherwise not been issued under the original conversion terms (with a floor conversion price of $8.67). The Company also issued 254,045 shares with fair value of $201,203 to Focus Impact Partners in accordance with the conversion agreement for extinguishment of the Additional Focus Impact Partners Convertible Debt (Note 10), which had a carrying value of $188,519, and an associated derivative liability having a carrying value of $74,000. The Company recognized the gain on settlement of $61,316 in equity as the transaction is more akin to a capital transaction per ASC 470-50-40-2, to reflect the Focus Impact Sponsor undertaking the settlements in its capacity as a significant shareholder of the Company.

On March 13, 2026, the Company also issued 1,107,910 shares with fair value of $877,465 in accordance with the same conversion agreement in settlement of an accrued liability of $1,000,000 owed to Focus Impact Partners in relation to a strategic consulting agreement (Note 18). The Company recognized the gain on settlement of $122,535 in equity as the transaction is more akin to a capital transaction per ASC 470-50-40-2, to reflect the Focus Impact Sponsor undertaking the settlements in its capacity as a significant shareholder of the Company.

Between March 2026 and April 2026, the Company issued 4,965,908 shares pursuant to conversion notices issued to the Company by Helena in relation to the Crypto Strategy Convertible Debt (Note 10), for the conversion of principal of $3,188,250. Further, on April 28, 2026 the Company received a conversion notice to convert principal of $250,000 for 900,756 shares, which are not issued until May 1, 2026. Accordingly, the corresponding carrying value of $3,272,313 in relation to the Crypto Strategy Convertible Debt is reclassified from convertible debt to equity.

In April 2026, the Company issued 201,000 shares in accordance with the ELOC Agreement with Helena (Note 8) for gross proceeds of $112,992.

Shares issued during the nine months ended April 30, 2025

On September 5, 2024, the Company issued 1,596 shares with a fair value of $47,904 in settlement of accounts payable in the amount of $39,527 and recognized a loss on the settlement of $8,377.

In October 28, 2024, the Company issued 2,244 shares with a fair value of $49,500 for the conversion of the mandatory convertible debentures (Note 10).

On October 29, 2024, the Company issued 9,176 shares for the exercise of 600,000 share purchase warrants, at an exercise price of CAD$13.08 per share for gross proceeds of $86,237. The fair value of the warrants was $303,492.

On November 6, 2024, the Company completed the De-SPAC transaction (Note 4), with each of former Devv Holdings shares converted to securities of the Company on a 1 to 0.152934 basis. All disclosures in these financial statements on number of shares have been accordingly converted on the same basis. 515,920 shares with a fair value of $3,147,117 were retained by former shareholders of the Company as consideration for the De-SPAC transaction.

DevvStream Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited — Expressed in United States dollars)
For the three and nine months ended April 30, 2026 and 2025

14.    Share capital (cont.)

On November 6, 2024, upon completion of the De-SPAC transaction (Note 4), the Company also issued:

•        200,000 shares with a fair value of $1,220,000 for the acquisition of 50% interest in an associate, FCS (Note 7).

•        300,052 shares with a fair value of $1,830,318 in settlement of accounts payable and accrued liabilities with various vendors of Devv Holdings and Devv Corp, in the amount of $10,523,400. On October 29, 2024, the Focus Impact Sponsor transferred their Focus Impact Class A shares (“Sponsor Shares”) to the various vendors in settlement of the debt. Upon the closing of the De-SPAC transaction, the Company issued 300,052 replacement shares to the Focus Impact Sponsor. As Focus Impact Sponsor transferred the Sponsor Shares on behalf of the Company, and assumed the risk of the De-SPAC transaction not occurring (wherein Devv Holdings and Devv Corp would not have been obliged to compensate Focus Impact Sponsor in that eventuality), the transaction is more akin to a capital transaction per ASC 470-50-40-2, to reflect the risk undertaken by Focus Impact Sponsor in its capacity as a significant shareholder of the Company. As such the gain on settlement of $8,693,082 was recognized in equity.

•        169,480 shares to various parties for gross proceeds of $2,250,000, of which $20,000 remain receivable as of April 30, 2026.

•        50,000 shares with a fair value of $305,000 as a commitment fee in connection with the ELOC Agreement with Helena (Notes 8 and 18). The fair value of the shares is recognized as deferred financing costs of the Company.

•        324,987 shares with a fair value of $1,982,424 for the acquisition of carbon credits, and for deposits on carbon credits purchases (Note 5).

On November 13, 2024, the Company issued 55,729 shares with a fair value of $585,155 in consideration to Focus Impact Partners, for entering into a strategic consulting agreement (Note 18).

On December 27, 2024, the Company issued 41,247 shares with a fair value of $317,608 in settlement of accounts payable and accrued liabilities with various vendors of the Company, in the amount of $1,225,000, and recognized a gain on settlement of $907,392.

On March 17, 2025, the Company issued 16,666 shares with a fair value of $58,333 in accordance with the ELOC Agreement with Helena (Note 8) in satisfaction of the $125,000 commitment (Note 18) upon the effectiveness of the Helena Registration Statement.

In March 2025, the Company issued 160,600 shares in accordance with the ELOC Agreement with Helena (Note 8) for gross proceeds of $481,530.

Series A Preferred Stock Subscription during the nine months ended April 30, 2026

On February 11, 2026, the Company entered into a confidential binding term sheet with EEME for the issuance of Series A Non-Redeemable Convertible Preferred Stock (“Series A Preferred Stock”) of the Company for up to $5,000,000, with non-refundable initial deposits advanced to the Company to be applied against the aggregate purchase price of the preferred stock upon closing of the transaction. Pursuant to the term sheet, the Series A Preferred Stock is to have non-cumulative dividends, perpetual, no mandatory redemption, maturity, sinking fund, or repurchase obligations, and will be convertible into common stock of the Company at a price to be determined in definitive documents. The use of proceeds was stated to be 100% towards the Company’s investment in equity and/or debt securities of Southern.

As of April 30, 2026, the Company had received an aggregate of $900,000 in Series A Preferred Stock Subscription from EEME, and correspondingly advanced $900,000 to Southern, which has been classified as long-term advances pending definitive agreement among parties the form of the Company’s investment in Southern.

DevvStream Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited — Expressed in United States dollars)
For the three and nine months ended April 30, 2026 and 2025

14.    Share capital (cont.)

On June 3, 2026, the Company entered into a binding term sheet with EEME regarding the same issuance of the Series A Preferred Stock, which included (i) an amendment of investment amount to up to $6,000,000, (ii) reserving $1,000,000 of proceeds for general working capital purposes with the balance being 100% funded for the Company’s investment in Southern, and (iii) including verbiage for potential conversion of the Series A Preferred Stock into common stock of XCF, should the transaction contemplated by the XCF BCA be consummated. The Company has, as of the date hereof, entered into a definitive agreement related to this term sheet.

(c) Share purchase warrants

The continuity of share purchase warrants is as follows:

	Number of warrants	Weighted Average Exercise price	Remaining life (Years)
Balance, July 31, 2024	132,811	$47.23	0.67
Issued on RTO (Note 4)	22,699,987	$1.52	—
Exercised	(9,176)	$9.50	—
Expired	(105,032)	$56.90	—
Balance, July 31, 2025	22,718,590	$1.53	4.27
Issued	250,025	$0.00	—
Balance, April 30, 2026	22,968,615	$1.51	3.48

As at April 30, 2026, the following share purchase warrants were outstanding:

Number of warrants outstanding	Exercise price	Expiry date
18,603	CAD$ 9.60	September 29, 2026
22,699,987*	$ 1.52	November 6, 2029
250,025	$ 0.00	N/A
22,968,615

____________

*        Each warrant exercisable for 0.09692 common stock.

Except for 250,025 pre-funded warrants issued during the nine months ended April 30, 2026, all other warrants outstanding are liability classified (Note 12).

On April 27, 2026, the Company entered into a securities purchase agreement with Helena, pursuant to which the Company issued to Helena Partners Inc. 250,025 pre-funded warrants for gross proceeds of $250,000 ($0.9999 per pre-funded warrant). Each pre-funded warrant is immediately exercisable upon issuance, has no expiration date, and is exercisable for one share of common stock of the Company at a nominal exercise price of $0.0001.

The Company has a commitment to issue 1,122 warrants with an exercise price of CAD$67.30 as of April 30, 2026.

Of the 22,699,987 warrants issued on the RTO, 11,200,000 were to replace former SPAC public warrants (“Public Warrants”), and 11,499,987 were to replace former SPAC private warrants (“Private Warrants”, together with Public Warrants, “SPAC Warrants”). Each SPAC Warrant is exercisable at $1.52 for 0.09692 shares of common stock.

In connection with the Initial Business Combination, the Company assumed the agreements for the SPAC Warrants between the Company’s predecessor, Focus Impact Acquisition Corp., and Continental Stock Transfer & Trust Company, as warrant agent, and entered into such amendments thereto as were necessary to give effect to the provisions of the BCA, and each SPAC Warrant then outstanding and unexercised automatically without any action on the part of its holder was converted into a warrant of the Company.

DevvStream Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited — Expressed in United States dollars)
For the three and nine months ended April 30, 2026 and 2025

14.    Share capital (cont.)

Each replacement warrant is subject to the same terms and conditions, including exercisability terms, as were applicable to the corresponding SPAC Warrants immediately prior to the Initial Business Combination, except to the extent of such terms or conditions that are rendered inoperative by the Initial Business Combination. Accordingly, following the Initial Business Combination:

•        each replacement warrant will be exercisable solely for the Company’s common shares;

•        the number of the Company’s common shares subject to each replacement warrant will be equal to the number of Class A common shares subject to the applicable SPAC Warrant (subject to amendments as set forth in the agreement to the SPAC Warrants)

•        the per share exercise price for the Company’s common shares issuable upon exercise of such replacement warrant will be equal to the per share exercise price for the Class A Common Shares subject to the applicable SPAC Warrant, as in effective prior to the Initial Business Combination (subject to amendments as set forth in the agreement to the SPAC Warrants)

Public Warrants

The Company had agreed that as soon as practicable, but in no event later than twenty business days after the closing of the Initial Business Combination, the Company would use commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants, and the Company would use commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of common stock until the warrants expired or were redeemed, as specified in the warrant agreement; provided that if the Company’s common stock was at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfied the definition of a ‘‘covered security” under Section 18(b)(1) of the Securities Act, the Company may at the Company’s option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elected, would not be required to file or maintain in effect a registration statement, but would use commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

If a registration statement covering the shares of common stock issuable upon exercise of the warrants is not effective by the 60th day after the closing of the Initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company would have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the lessor of (A) the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) the product of 0.361 and the number of whole warrants being exercised by such holder. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Private Warrants

The Private Warrants are not redeemable by the Company so long as they are held by Focus Impact Sponsor or its permitted transferees. Focus Impact Sponsor or its permitted transferees have the option to exercise the Private Warrants on a cashless basis.

DevvStream Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited — Expressed in United States dollars)
For the three and nine months ended April 30, 2026 and 2025

14.    Share capital (cont.)

Company’s right to redemption of warrants

The Company may redeem the outstanding Public Warrants under the following conditions, while a registration statement covering the common stock issuable upon exercise of the warrants is effective, upon a minimum of 30 days’ prior written notice of redemption to each warrant holder:

(1)    Redemption at a price of $0.01 per warrant

         If common stock is trading at a price in excess of $23.90 (“Upper Redemption Trigger”) for any 20 trading days within a 30-day period ending three trading days before the Company sends a notice of redemption to the warrant holders.

(2)    Redemption at a price of $0.10 per warrant

         If the common stock is trading in excess of $13.20 (“Lower Redemption Trigger”) for any 20 trading days within a 30-day period ending three trading days before the Company sends a notice of redemption to the warrant holders.

         Concurrently, if the common stock is trading at a price of less than the Upper Redemption Trigger for any 20 trading days within a 30-day period ending three trading days before the Company sends a notice of redemption to the warrant holders, the Private Warrants must also be concurrently called for redemption on the same terms as the Public Warrants.

Adjustments to exercise price of SPAC Warrants

The terms of the SPAC Warrants provided for an adjustment of the exercise price if the Initial Business Combination issued shares at a price (“Newly Issued Price”) below $92.00 per share, the aggregate gross proceeds from such issuances represent more than 60% of total equity proceeds, and the 20-day VWAP of the Company’s shares upon Initial Business Combination (“Market Value”) is below $92.00.

In such event, the exercise price will be adjusted to be 115% of the higher of the Market Value and the Newly Issued Price (“Reference Price”); the Upper Redemption Trigger will be adjusted to be 180% of the Reference Price ; and the Lower Redemption Trigger will be adjusted to the Reference Price.

On December 6, 2024, the Company determined the Newly Issued Price was $13.20; and the Market Value was $9.40. Accordingly, the Reference Price was set at $13.20. The Company accordingly issued a notice of warrant adjustment to holders of SPAC Warrants, effecting the following adjustments in accordance with the terms of the SPAC Warrants:

•        Adjustment to the exercise price of the SPAC Warrants to $1.52 per 0.09692 share of the common stock of the Company, being 115% of Reference Price;

•        Adjustment of the Upper Redemption Trigger to $23.90 per share of the common stock of the Company, being 180% of Reference Price;

•        Adjustment of the Lower Redemption Trigger to $13.20 per share of the common stock of the Company, being the Reference Price

The number of SPAC Warrants outstanding is not impacted by the consolidation arising from the RTO (Note 4) nor the reverse stock split of the Company. Correspondingly, the exercise price is also not adjusted. Instead, the number of shares each SPAC Warrant is exercisable into is adjusted to account for such adjustments. Upon the RTO, the number of shares each SPAC Warrant is exercisable into (“Exercise Ratio”) is reduced from 1 to 0.9692. Upon reverse stock-split in August 2025, the Exercise Ratio is further reduced to 0.09692.

DevvStream Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited — Expressed in United States dollars)
For the three and nine months ended April 30, 2026 and 2025

14.    Share capital (cont.)

As set forth in the warrant agreement for the SPAC Warrants, the SPAC Warrants are not exercisable for any fractional shares. If, by reason of any adjustment made pursuant to the terms of the SPAC Warrants, the holder would be entitled to a fractional interest in a shares upon exercise of such SPAC Warrant, the Company shall round down to the nearest whole number of common shares to be issued to such holder upon exercise.

(d) Stock options

The continuity of the Company’s stock options is as follows:

	Number of stock options	Weighted average exercise price
Outstanding, October 31, 2024 and July 31, 2024	62,772	$40.20
Forfeited	(1,395)	$37.74
Granted	50,000	$2.32
Cancelled	(2,733)	$37.74
Outstanding, July 31, 2025	108,644	$22.79
Forfeited	(10,000)	$2.32
Outstanding, April 30, 2026	98,644	$25.18
Exercisable, July 31, 2025	51,859	$40.16
Exercisable, April 30, 2026	72,401	$33.02

As at April 30, 2026, the weighted average remaining contractual life of outstanding options is 4.20 years (July 31, 2025 – 4.90 years).

As at April 30, 2026, the following stock options were outstanding and exercisable:

Number of options outstanding	Exercise price		Expiry date	Number of options exercisable
2,676	CAD$	52.40	January 17, 2028	2,676
9,176	CAD$	52.40	February 6, 2028	9,176
8,411	CAD$	72.60	May 15, 2028	7,723
764	CAD$	77.20	June 26, 2028	764
40,000		$2.32	March 26, 2030	14,445
22,938	CAD$	52.40	January 17, 2032	22,938
4,588	CAD$	52.40	March 1, 2032	4,588
917	CAD$	52.40	March 14, 2032	917
7,646	CAD$	52.40	October 12, 2032	7,646
1,528	CAD$	52.40	February 6, 2033	1,528
98,644				72,401

No stock options were issued during the nine months ended April 30, 2026 and 2025.

Share-based compensation — Stock options

Share-based payments relating to the vesting of stock options for the nine months ended April 30, 2026 was $35,943 (2025 – $52,856) and is recorded as salaries and wages on the consolidated statement of operations.

As of November 6, 2024, upon the listing of the Company’s shares on the NASDAQ, 58,644 stock options outstanding are liability classified (Note 13).

DevvStream Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited — Expressed in United States dollars)
For the three and nine months ended April 30, 2026 and 2025

14.    Share capital (cont.)

As of April 30, 2026, the total intrinsic value of stock options outstanding and exercisable was $Nil and $Nil, respectively. The intrinsic value of outstanding stock options is based on the Company’s closing stock price on April 30, 2026.

(e) Restricted stock units (“RSUs”)

The continuity of the Company’s RSU’s is as follows:

Number of RSUs
Outstanding, July 31, 2024	121,475
Granted	30,586
Forfeited	(3,753)
Outstanding, July 31, 2025	148,308
Forfeited	(319)
Outstanding, April 30, 2026	147,989

No RSUs were granted during the nine months ended April 30, 2026 and 2025.

As at April 30, 2026, the following RSUs were outstanding and vested:

Number of RSUs outstanding	Grant date	Number of RSUs Vested
917	November 30, 2021	917
38,232	December 24, 2021	38,232
1,009	March 1, 2022	1,009
62,702	March 14, 2022	62,702
14,543	July 30, 2024	8,641
30,586	March 26, 2025	30,586
147,989		142,087

Share-based compensation — RSU’s

Share-based payments relating to the vesting of RSUs for the nine months ended April 30, 2026 was $86,478 (2025 – $245,705) and is recorded as salaries and wages on the consolidated statement of operations.

15.    Related party transactions and balances

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Related parties may be individuals or corporate entities. A transaction is a related party transaction when there is a transfer of resources or obligations between related parties.

At April 30, 2026, the Company had amounts owing and accrued liabilities of $34,271 (July 31, 2025 – $794,990) payable to directors and officers of the Company for salaries, expense reimbursements and professional fees. These amounts are non-interest bearing and have no terms of repayment.

During the nine months ended April 30, 2026, the Company incurred wages and management fees of $354,915 and $132,600, respectively, to officers of the Company. Share based compensation incurred to officers and directors of the Company amounted to $87,154.

DevvStream Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited — Expressed in United States dollars)
For the three and nine months ended April 30, 2026 and 2025

16.    Financial instruments

As at April 30, 2026, the Company’s financial instruments consist of cash, restricted cash, trade receivable, GST receivable, corporate taxes receivable, deposit on carbon credits purchase, long term advance, accounts payable and accrued liabilities, convertible debentures, default penalty liability on convertible debt, warrant liabilities, stock option liabilities, stop loss provision liabilities and derivative liabilities. The Company classifies cash, GST receivable, corporate taxes receivable, and deposit on carbon credits purchase as financial assets held at amortized cost. The Company classifies accounts payable and accrued liabilities as financial liabilities which are held at amortized cost. The Company’s warrant liabilities, stock option liabilities, stop loss provision liabilities and default penalty liability on convertible debt are carried at FVTPL. The Company’s convertible debentures are hybrid instruments where the debt host component is held at amortized cost and the embedded derivative was measured at FVTPL, until upon their amendments (Note 10), or the completion of the De-SPAC transaction (Note 4) of the Company, when they met the criteria for equity classification and were transferred to equity.

The Company’s derivative liabilities are level 3 financial instruments and its warrant liabilities and stock option liabilities are Level 2 instruments. In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. Observable or market inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s assumptions based on the best information available. The unobservable inputs used for valuation of the mandatory convertible debentures and derivative liabilities included volatility and probability of De-SPAC transaction. Any significant changes in unobservable inputs could result in significantly lower or higher fair value measurements.

The risk exposure arising from these financial instruments is summarized as follows:

(a) Credit risk

The Company’s financial assets are cash, restricted cash, trade receivable, GST receivable, corporate taxes receivable, deposit on carbon credits purchase, and long term advance. The Company’s maximum exposure to credit risk, as at period end, is the carrying value of its financial assets, being $1,862,703. The Company holds its cash with a major financial institution and with a publicly traded payment processing company therefore minimizing the Company’s credit risk.

(b) Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company manages liquidity by maintaining adequate cash balances and by raising equity financings. The Company has no assurance that such financings will be available on favorable terms. In general, the Company attempts to avoid exposure to liquidity risk by obtaining corporate financing through the issuance of shares.

As at April 30, 2026, the Company had cash of $201,132 to settle the cash settled obligation of current liabilities of $16,530,070 which fall due for payment within twelve months of the balance sheet date. All of the Company’s cash settled obligations are current and due within one year.

(c) Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and equity prices will affect the Company’s income or value of its holdings or financial instruments. At April 30, 2026, the Company has minimal exposure to these risks.

17.    Segmented information

The Company operates in one reportable operating segment — the development and monetization of environmental assets. The Company has only generated revenue from sale of carbon credits to date, related to its only reportable segment. The Company’s assets are located in Canada.

DevvStream Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited — Expressed in United States dollars)
For the three and nine months ended April 30, 2026 and 2025

18.    Commitments and contingencies

•        On September 12, 2023, the Company amended its existing strategic partnership agreement with Devvio, a related party. The Company has committed to making specific payments to Devvio. They will provide a minimum advance of $1,000,000 by August 1, 2024, followed by $1,270,000 by August 1, 2025 and August 1, 2026. Additionally, starting from 2027, if advance royalty payments fall below $1,000,000 in any year, Devvio has the right to terminate the Strategic Partnership Agreement. On July 8, 2024, the parties further amended the agreement such that the minimum advances extended by one year and are now due as follows: $1,000,000 by August 1, 2025, followed by $1,270,000 by August 1, 2026 and August 1, 2027. Additionally starting in calendar year 2028, if advance royalty payments fall below $1,000,000 in any year, Devvio has the right to terminate the Strategic Partnership Agreement. The agreement is amended on October 28, 2025 to eliminate the aforementioned payment obligations.

•        On February 16, 2024, the Company entered into a licensing agreement with Greenlines Technology Inc. for the use of certain technologies. The Company has agreed to pay $42,000 within 15 days of the closing of the BCA. Such amount was paid on November 26, 2024. Commencing January 1, 2025, the Company has agreed to pay an annual fee of $12,000 of the first day of each calendar year for the use of the technology. The amounts due on January 1, 2025 were paid on January 9, 2026. The Company has accrued $4,000 in connection with the annual fee payable as of April 30, 2026.

•        On November 13, 2024, the Company entered into a strategic consulting agreement with Focus Impact Partners, pursuant to which the Focus Impact Partners will provide the Company with certain consulting services (“Strategic Consulting Agreement”) in consideration of an annual consulting fee of $500,000, which will be payable in quarterly installments of $125,000 starting with an initial payment for the period beginning December 31, 2023. Fees due under the Strategic Consulting Agreement shall accrue and not be payable until (a) the Company has successfully raised $5,000,000 in outside debt and/or equity capital, cumulatively since the period beginning December 31, 2023 or (b) the Company has 2 or more consecutive quarters of positive cash flow from operations. As of April 30, 2026, the first condition has been met through equity and debt raises. DevvStream Corp. will pay the Focus Impact Partners additional consulting fees as to be mutually agreed consistent with market practice in connection with any acquisition, merger, consolidation, business combination, sale, divestiture, financing, refinancing, restructuring or other similar transaction. On March 13, 2026, the Company issued 1,107,910 shares to Focus Impact Partners (Note 14) in settlement of $1,000,000 of such accrued consulting fees. The Strategic Consulting Agreement has a term of three years unless terminated early with at least 120 days advance notice and will be automatically extended for successive one-year periods at the end of each year unless either party provide a written notice of its desire not to automatically extend at least 120 days prior to the end of each year during the term of the Strategic Consulting Agreement.

•        Holders of the Company’s common stock, including Focus Impact Sponsor and historical holders of Devv Holdings, as well as holders of SPAC Warrants are entitled to registration rights pursuant to registration rights agreements signed prior to the RTO, requiring the Company to register such securities for resale. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the Initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other measures, a new U.S. federal 1% excise tax on certain repurchases, including redemptions, of stock by publicly traded domestic corporations in the U.S. The excise tax is imposed on the repurchasing corporation and the amount of the excise tax is generally 1% of the fair market value of the stock repurchased. However, for the purposes of calculating the excise tax, repurchasing corporations

DevvStream Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited — Expressed in United States dollars)
For the three and nine months ended April 30, 2026 and 2025

18.    Commitments and contingencies (cont.)

are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. During 2024, the IRS issued final regulations with respect to the timing and payment of excise tax. Pursuant to those regulations, the Company would need to file a return and remit payment for any liability incurred during the period from January 1, 2023 to December 31, 2023 on or before October 31, 2024. The Company is currently evaluating its obligations with respect to this provision of the IR Act. As the Company was formerly a special purposes acquisition corporation, redemption of shares by shareholders took place prior to the Initial Business Combination. The Company accrued $2,410,973 in excise taxes payable (Note 9), however has not made a payment as of April 30, 2026. If the Company is unable to pay its obligations in full, it may be subject to additional interest and penalties which are currently estimated at 10% interest per annum and a 5% underpayment penalty per month or portion of a month up to 25% of the total liability for any amount that is unpaid from November 1, 2024 until paid in full.

•        On October 28, 2025, in accordance with an amendment to the strategic partnership agreement with Devvio, a related party, the Company agreed to purchase DevvE tokens annually in the amount of $1,000,000 in 2025, and $1,270,000 in each of 2026 and 2027 (the “Purchase Amounts”). The amount of DevvE tokens purchased will be determined by the 10-day VWAP price (the “Purchase Price”). In connection with the purchases, the Company will also receive warrants to acquire additional DevvE tokens equal to 25% of the Purchase Amounts, exercisable at the same Purchase Price, for 3 years from each purchase date. The Company has yet to purchase the DevvE tokens as of April 30, 2026.

•        On January 15, 2026, the Company executed a binding term sheet with Fayafi to establish a jointly governed special purpose vehicle expected to be formed within 90 days. The platform is intended to scale to approximately $100 million in capital commitments by the end of 2027 and will focus on investments in decarbonization and environmental infrastructure. Profits are expected to be distributed 80% to Fayafi and 20% to the Company, and the Company expects to receive a one-time setup fee and ongoing consulting fees once capital deployment begins. As of the date of issuance of these financial statements, the SPV has not yet been formed, and no capital has been committed or deployed.

•        On January 26, 2026, the Company entered into a binding term sheet with XCF Global, Inc. and Southern to pursue a proposed three-party merger. The contemplated transaction would combine the parties into an integrated platform focused on sustainable aviation fuel (“SAF”), environmental attribute monetization, and related low-carbon fuel initiatives. The term sheet establishes a framework for negotiating definitive agreements, which remain subject to further negotiation and approval by the respective boards of directors. A definitive merger agreement was executed on April 13, 2026. Pursuant to the terms of the XCF BCA, each share of common stock issued and outstanding of the Company is expected to be exchanged for a number of common stock of XCF such that the common stockholders of the Company, inclusive of shares issuable upon full conversion of convertible notes outstanding to Helena, will represent 10% interest in XCF, post-transaction, and the Company will become a wholly-owned subsidiary of XCF. Existing stockholders of XCF and Southern are expected to receive 66.7% and 23.3% of the interest in XCF, post-transaction, respectively. The Company is expected to designate 1 of 7 directors of XCF, post-transaction. As of the date of issuance of these financial statements, the transaction contemplated by the XCF BCA has not been consummated. Accordingly, no amounts have been recognized in the accompanying condensed consolidated financial statements related to this proposed transaction.

•        From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. At April 30, 2026, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s operations. There are also no proceedings in which any of the Company’s directors, officers or affiliates is an adverse party or has a material interest adverse to the Company’s interest.

DevvStream Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited — Expressed in United States dollars)
For the three and nine months ended April 30, 2026 and 2025

19.    Subsequent events

Nasdaq Continued Listing Requirements

As previously reported, the Company received notices from Nasdaq regarding its non-compliance with Nasdaq’s continued listing requirements, including the minimum net income requirement under Listing Rule 5550(b) and the minimum bid price requirement under Listing Rule 5450(a)(1). Nasdaq granted the Company an extension until May 18, 2026 to regain compliance with the minimum net income requirement. In addition, because the Company had effected a reverse stock split during the prior one-year period, it was not eligible for an additional compliance period with respect to the minimum bid price requirement. The Company requested a hearing before the Nasdaq Hearings Panel, which was held on May 19, 2026.

Subsequent to April 30, 2026, on May 20, 2026, the Company received formal notification from Nasdaq that it had not regained compliance with the minimum net income requirement. Nasdaq indicated that the Nasdaq Hearings Panel will consider this deficiency, together with the Company’s non-compliance with the minimum bid price requirement, in determining whether the Company’s common shares may continue to be listed on Nasdaq. In connection with the Panel’s review, the Company provided supplemental written submissions to Nasdaq on May 22, 2026 and June 10, 2026. The Company is currently awaiting a decision from the Panel. There can be no assurance that the Company will regain compliance or maintain the listing of its common shares on Nasdaq.

Issuance of shares

Pursuant to the convertible promissory note dated July 18, 2025 held by Helena (Note 10), the Company issued 8,986,320 common shares between May 1, 2026 and May 5, 2026 in conversion of $2,400,000 of outstanding principal, at conversion prices ranging from $0.2659 to $0.2776 per share.

Pursuant to the ELOC Agreement dated October 29, 2024 with Helena (Note 8), the Company issued 3,600,000 common shares on May 5, 2026 for gross proceeds of $738,000.

Pursuant to the Settlement Agreement and Mutual Release with Helena dated June 8, 2026 described below, the Company issued an aggregate of 3,016,649 common shares on June 8, 2026 in settlement of two conversion notices totaling $295,000 of outstanding principal. The Company further issued 3,333,561 common shares on June 9, 2026 for a further conversion of $325,000 of outstanding principal.

Settlement agreement with Helena

On May 28, 2026, the Company received a Notice of Exclusive Control from Helena (Note 10), holder of the Company’s senior secured convertible promissory note dated July 18, 2025 in the original principal amount of $10,000,000 (the “Note”), delivered to BitGo Trust Company, Inc., custodian of certain digital asset collateral under an Account Control Agreement dated July 18, 2025. Helena asserted that an event of default had occurred based on the Company’s alleged failure to cause the resale registration statement to be declared effective by the applicable deadline and asserted a mandatory default amount of approximately $4.5 million. Helena instructed the custodian to take control of and liquidate the digital asset collateral, consisting of approximately 22.23 Bitcoin, approximately 12,610 Solana and approximately $79,990 in cash, valued at approximately $2.8 million based on values referenced in the Notice.

On June 8, 2026, the Company entered into a Settlement Agreement and Mutual Release with Helena resolving all disputes arising from the Notice and asserted default. Under the settlement: (i) the Company agreed to honor outstanding conversion notices in the aggregate principal amount of $295,000; (ii) the digital asset collateral was credited at $2,600,000 against the obligations under the Note, with Helena retaining possession and control of the collateral; (iii) after giving effect to the foregoing, the parties agreed the remaining amount owing under the Note is $1,000,000, which remains convertible by Helena at the Event of Default Discount Price; (iv) Helena agreed to a

DevvStream Corp.
Notes to Condensed Consolidated Interim Financial Statements
(Unaudited — Expressed in United States dollars)
For the three and nine months ended April 30, 2026 and 2025

19.    Subsequent events (cont.)

leak-out restriction limiting sales of conversion shares to 10% of the average daily trading volume over the preceding ten trading days; (v) the parties exchanged mutual releases subject to customary carve-outs; and (vi) Helena irrevocably consented to the BCA and permanently waived its right to terminate such consent under Section 13 of the Consent and Waiver Agreement dated April 10, 2026. The settlement contains customary default and remedy provisions, including cure periods and reciprocal remedies for material breaches.

As of April 30, 2026, the Company has recognized a default loss liability of $1,159,038 (Note 10) in the financial statements, as the Company has failed to cause a registration statement to be declared effective by November 8, 2025, which was the subject of the above notice and settlement agreement.

Series A Convertible Preferred Stock

On June 3, 2026, the Company entered into a binding term sheet with EEME for a private placement of the Company’s Series A Preferred Stock for an aggregate investment of $6,000,000, intended to qualify as permanent equity (perpetual, non-cumulative dividends, no mandatory redemption). Of the net proceeds, $5,000,000 is to fund the Company’s investment in equity and/or debt securities of Southern, which is intended to partially satisfy Southern’s minimum capital commitment under the XCF BCA, and $1,000,000 is for general working capital. The Series A Preferred Stock is convertible at the holder’s option at a five-day VWAP-based price determined by reference to the closing or termination of the XCF BCA, with automatic conversion only upon a change of control or holder approval following termination. As of the date of the term sheet, the investor had funded $1,500,000, with the balance to be funded at subsequent closings. Closing remains subject to negotiation of definitive agreements and customary conditions, and there is no assurance the transaction will be consummated.

The events described above are nonrecognized subsequent events under ASC 855, Subsequent Events, as they arose from conditions that did not exist as of April 30, 2026, and no adjustments have been made to the accompanying financial statements in respect of those events.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors of
DevvStream Corp.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of DevvStream Corp. (the “Company”), as of July 31, 2025, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ deficiency, and cash flows for the year ended July 31, 2025, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of DevvStream Corp. as of July 31, 2025, and the results of its operations and its cash flows for the year ended July 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

The consolidated financial statements of the Company as at and for the year ended July 31, 2024 were audited by another auditor. As described in Note 4 and Note 19, the Company adjusted all shares and per share data in the periods presented for the November 6, 2024 De-SPAC transaction common conversion ratio and the August 8, 2025 reverse stock split. We audited the adjustments to retrospectively apply the effects of the De-SPAC transaction common conversion ratio and the reverse stock split in the July 31, 2024 consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the July 31, 2024 consolidated financial statements of the Company other than with respect to such adjustments and, accordingly, we do not express an opinion or any other form of assurance on the July 31, 2024 consolidated financial statements taken as a whole.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a working capital deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatements of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2025.

/s/ DAVIDSON & COMPANY LLP
Vancouver, Canada	Chartered Professional Accountants
November 5, 2025

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of DevvStream Corp.:

Opinion on the Consolidated Financial Statements

We have audited, before the effects of the adjustment to retrospectively apply the reverse stock split and common conversion ratio described in Note 4 and Note 19, the accompanying consolidated balance sheets of DevvStream Holdings Inc. (the “Company”) as of July 31, 2024 and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ (deficiency), and cash flows for the year ended July 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). The July 31, 2024 financial statements before the effects of the adjustments discussed in Note 4 and Note 19 are not presented in the consolidated financial statements.

In our opinion, the consolidated financial statements, before the effects of the adjustments to retrospectively apply the reverse stock split and common conversion ratio described in Note 4 and Note 19, present fairly, in all material respects, the consolidated financial position of the Company as of July 31, 2024, and the results of its consolidated operations and its consolidated cash flows for the year ended July 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Davidson & Company LLP audited the adjustments to retrospectively apply the reverse stock split and common conversion ratio described in Note 4 and Note 19. We were not engaged to audit, review or apply any procedures to those adjustments, and accordingly, we do not express an opinion or any other form of assurance about whether those adjustments are appropriate and have been properly applied.

Material Uncertainty Related to Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has a working capital deficit, negative cash flows and losses since inception and requires additional capital to fund its operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MNP LLP

Toronto, Canada	Chartered Professional Accountants
March 6, 2025	Licensed Public Accountants

We have served as the Company’s auditor since 2022

1 Adelaide Street East, Suite 1900, Toronto, Ontario, M5C 2V9
1.877.251.2922 T: 416.596.1711 F: 416.596.7894 MNP.ca

DevvStream Corp.
CONSOLIDATED BALANCE SHEETS
(Expressed in United States dollars)

As at	July 31, 2025	July 31, 2024
ASSETS
Current assets
Cash	$3,446,111	$21,106
Trade receivable	7,360	—
GST receivable	140,646	85,658
Corporate taxes receivable	171,573	—
Deferred financing costs	138,720	—
Prepaid expenses	175,896	35,141
Deposit on carbon credits purchase	173,649	—
Carbon credits	83,672	—
Total current assets	4,337,627	141,905

Restricted cash	6,405,000	—
Equipment	—	953
Deferred financing costs, long-term	172,925	—
Deposit on carbon credits purchase, long-term	247,754	—
Investment in associate	707,989	—
Total assets	$11,871,295	$142,858

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
Current liabilities
Accounts payable and accrued liabilities	$10,682,665	$6,097,902
Accounts payable and accrued liabilities – related parties	794,990	478,072
Mandatory convertible debentures	—	127,500
Convertible debentures – related parties	375,027	881,544
Derivative liabilities	72,500	919,250
Warrant liabilities	5,626,473	—
Stock option liabilities	133,465	—
Stop loss provision liabilities	1,065,235	—
Total current liabilities	18,750,355	8,504,268

Convertible debentures, long term	8,800,339	—
Convertible debentures – related parties, long term	3,914,146	—
Total liabilities	31,464,840	8,504,268

Shareholders’ deficiency
Common shares (No par value, unlimited common shares authorized; 3,541,668 common shares issued and outstanding) (July 31, 2024 – 1,163,871)	—	—
Additional paid in capital	14,174,914	13,321,266
Subscription receivable	(20,000)	—
Accumulated other comprehensive income	45,001	43,553
Deficit	(33,793,460)	(21,726,229)
Total shareholders’ deficiency	(19,593,545)	(8,361,410)
Total liabilities and shareholders’ deficiency	$11,871,295	$142,858

Going concern (Note 2(b))

Commitments and contingencies (Note 18)

Subsequent events (Note 20)

See accompanying notes to the consolidated financial statements.

DevvStream Corp.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Expressed in United States dollars)

For the year ended July 31,	2025	2024
Revenue	$25,794	$—
Cost of sales	(10,187)	—
Gross profit	15,607	—

Operating expenses
Sales and marketing	1,000,073	481,104
Depreciation	953	1,771
General and administrative	964,473	461,167
Professional fees	8,447,280	5,656,352
Salaries and wages	1,593,794	2,136,124
Total operating expenses	(12,006,573)	(8,736,518)

Other income (loss)
Interest expense	(313,778)	(29,296)
Accretion expense	(346,424)	(52,554)
Change in fair value of derivative liabilities	719,000	(845,700)
Change in fair value of warrant liabilities	1,728,392	—
Change in fair value of mandatory convertible debentures	70,500	(27,500)
Impairment of carbon credits	(1,224,060)	—
Stop-loss provision loss	(1,065,235)	—
Equity loss on investment in associate	(512,011)	—
Gain on settlement of debt	899,015	—
Foreign exchange loss	(31,664)	(107,634)
Net loss before income taxes	(12,067,231)	(9,799,202)
Current income tax expense	—	(72,546)
Net loss	$(12,067,231)	$(9,871,748)

Other comprehensive income
Foreign currency translation	1,448	127,123
Net loss and comprehensive loss	(12,065,783)	(9,744,625)

Weighted average number of common shares outstanding – Basic and Diluted	2,521,627	1,162,984

Loss per share – Basic and Diluted	$(4.79)	$(8.49)

See accompanying notes to the consolidated financial statements.

DevvStream Corp.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIENCY
(Expressed in United States dollars)

	Number of Shares	Additional Paid-in Capital	Subscription receivable	Accumulated Deficit	Accumulated other comprehensive income (loss)	Total shareholders’ equity (deficiency)
Balance, July 31, 2023	1,145,774	$11,883,289	$—	$(11,854,481)	$(83,570)	$(54,762)
Share based compensation – RSUs	—	597,587	—	—	—	597,587
Share based compensation – Options	—	692,740	—	—	—	692,740
Shares issued for warrant exercises	18,097	147,650	—	—	—	147,650
Foreign currency translation	—	—	—	—	127,123	127,123
Net loss	—	—	—	(9,871,748)	—	(9,871,748)
Balance, July 31, 2024	1,163,871	$13,321,266	$—	$(21,726,229)	$43,553	$(8,361,410)
Share based compensation – RSUs	—	510,325	—	—	—	510,325
Share based compensation – Options	—	72,641	—	—	—	72,641
Warrants reclassified to liabilities on change in functional currency	—	(454,571)	—	—	—	(454,571)
Stock options reclassified to liabilities on RTO	—	(330,090)	—	—	—	(330,090)
Conversion option derivative transferred to equity	—	266,000	—	—	—	266,000
Gain on modification of debt with related parties	—	582,167	—	—	—	582,167
Recapitalization on RTO	—	(23,548,887)	—	—	—	(23,548,887)
Shares issued for warrant exercises	9,176	389,729	—	—	—	389,729
Conversion of mandatory convertible debentures	2,244	49,500	—	—	—	49,500
Shares for settlement of debt	342,895	10,888,912	—	—	—	10,888,912
Shares issued in connection with RTO	515,920	3,147,117	—	—	—	3,147,117
Shares issued for acquisition of associate	200,000	1,220,000	—	—	—	1,220,000
Shares issued for PIPE financing	169,480	2,250,000	(20,000)	—	—	2,230,000
Shares issued for carbon credit purchases	324,987	1,982,424	—	—	—	1,982,424
Shares issued for ELOC commitment	66,666	363,333	—	—	—	363,333
Shares issued for services	55,729	585,155	—	—	—	585,155
Shares issued for ELOC drawdown	845,700	3,328,081	—	—	—	3,328,081
Shares cancelled for termination of carbon credit purchase agreements	(155,000)	(396,500)	—	—	—	(396,500)
Share issuance costs	—	(51,688)	—	—	—	(51,688)
Foreign currency translation	—	—	—	—	1,448	1,448
Net loss	—	—	—	(12,067,231)	—	(12,067,231)
Balance, July 31, 2025	3,541,668	$14,174,914	$(20,000)	$(33,793,460)	$45,001	$(19,593,545)

See accompanying notes to the consolidated financial statements.

DevvStream Corp.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in United States dollars)

For the year ended July 31,	2025	2024
Operating activities
Net loss for the year	$(12,067,231)	$(9,871,748)
Items not affecting cash:
Depreciation	953	1,771
Share based compensation	582,966	1,290,327
Change in fair value of derivative liabilities	(719,000)	845,700
Change in fair value of mandatory convertible debentures	(70,500)	27,500
Change in fair value of warrant liabilities	(1,728,392)	—
Change in fair value of stock option liabilities	(196,625)	—
Gain on settlement of accounts payable	(899,015)	—
Loss on investment in associate	512,011	—
Impairment of carbon credits	1,224,060	—
Stop-loss provision loss	1,065,235	—
Non-cash general and administrative	—	50,000
Accrued interest	305,592	19,024
Accretion expense	346,424	52,554
Changes in non-cash working capital items:
Trade receivable	(7,360)	—
GST receivable	(54,988)	—
Corporate taxes receivables	(171,573)	(39,121)
Carbon credits	(143,211)	—
Prepaid expenses	(140,755)	267,294
Accounts payable and accrued liabilities	5,731,504	5,807,752
Net cash used in operating activities	(6,429,905)	(1,548,947)

Investing activity
Cash assumed on RTO	1,661,645	—
Net cash provided by investing activity	1,661,645	—

Financing activities
Proceeds from convertible debentures	9,400,650	883,516
Proceeds from warrant exercise	86,237	176,113
Proceeds from issuance of mandatory convertible debentures	—	50,000
Proceeds from PIPE financing	2,230,000	—
Proceeds from ELOC drawdown	2,879,930	—
Net cash provided by financing activities	14,596,817	1,109,629
Effect of exchange rate changes on cash	1,448	(29,547)

Net increase (decrease) in cash	9,830,005	(468,865)
Cash, Beginning	21,106	489,971
Cash, Ending	$9,851,111	$21,106

Presented as:
Cash	$3,446,111	$21,106
Restricted cash	6,405,000	—
Cash, Ending	$9,851,111	$21,106

DevvStream Corp.
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(Expressed in United States dollars)

For the year ended July 31,	2025	2024
Supplemental information:
Taxes paid	$—	$—
Interest paid	$—	$—
Repayment of convertible debentures from ELOC drawdown proceeds	$448,151	$—
Fair value of warrants exercised	$389,729	$—
Fair value of securities issued for the RTO (Note 4)	$3,147,117	$—
Fair value of securities issued for settlement of accounts payable	$10,888,912	$—
Fair value of securities issued for services	$585,155	$—
Fair value of securities issued for carbon credits	$1,982,424	$—
Fair value of securities issued for the acquisition of interest in associate	$1,220,000	$—
Fair value of securities issued for ELOC commitment	$363,333	$—

See accompanying notes to the consolidated financial statements.

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

1.      Nature of operations

DevvStream Corp. (formerly Focus Impact Acquisition Corp.) (the “Company” or “Devv Corp.”) is a company existing under the Business Corporations Act of Alberta, Canada. The head office is located at 2133 – 1177 West Hastings Street, Vancouver, BC V6E 2K3 and its records and registered office is located at #1700, 421 – 7th Avenue S.W., Calgary, Alberta, T2P 4K9.

The Company was a special purpose acquisition corporation incorporated in Delaware, the United States on February 23, 2021, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more business (“Initial Business Combination”). On November 6, 2024, the Company completed a reverse takeover (“RTO”) with DevvStream Holdings Inc. (“Devv Holdings”) (Note 4) pursuant to a business combination agreement (“BCA”) entered into on September 12, 2023 (and as amended on May 1, 2024, August 10, 2024 and October 29, 2024). The transaction is also referred to as the “De-SPAC” transaction. The Company was redomiciled as an Alberta company as part of the De-SPAC transaction. Devv Holdings is an Environmental Social and Governance (“ESG”) principled, high-tech, impact investing company focused on high quality and high return carbon credit generating projects. Devv Holdings is deemed as the acquirer for accounting purposes, and therefore its assets, liabilities and operations are included in the consolidated financial statements at their historical carrying values. The Company’s operations are considered to be a continuance of the business and operations of Devv Holdings, with the Company’s operations being included from November 6, 2024, the closing date of the De-SPAC transaction, onwards.

The Company is a public company which is listed on the Nasdaq Stock Exchange (“NASDAQ”) under the symbol “DEVS”.

2.      Basis of preparation

(a) Statement of compliance

These consolidated financial statements reflect the accounts of the Company and have been prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for financial information. These consolidated financial statements have been prepared on a going concern basis, under the historical cost convention.

(b) Going concern

These consolidated financial statements have been prepared on the basis of accounting principles applicable to a going concern, which assume that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations. As at July 31, 2025, the Company has a working capital deficit, has incurred negative cash flows and losses since inception, and has generated limited revenues to date. The Company’s ability to continue its operations, realize its assets at their carrying values and discharge its liabilities is dependent upon its ability to raise adequate financing from external sources and generate profits and positive cash flows from operations.

The Company will required additional capital to fund its operations, to evaluate strategic opportunities, and for working capital purposes. However, there is no assurance that the Company will be able to secure such financing on favourable terms. These matters raise substantial doubt regarding the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should the Company not continue as a going concern. Such adjustments could be material.

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

2.      Basis of preparation (cont.)

(c) Basis of consolidation

These consolidated financial statements include the accounts of the Company and entities controlled by the Company. Control exists when the Company has the power, directly or indirectly, to govern the financial and operating policies of an entity so as to obtain benefits from its activities. All intercompany balances and transactions, income and expenses have been eliminated upon consolidation.

As of July 31, 2025, the Company’s subsidiaries were:
Name of subsidiary	Place of incorporation	Ownership
Devv Holdings	British Columbia, Canada	100%
Devvstream, Inc. (“DESG”)	Delaware, USA	100%
DevvESG Streaming Finco Ltd (“Finco”)	British Columbia, Canada	100%

On November 10, 2022, the Company made an investment into Marmota Solutions Incorporated (“Marmota”). On the date of the initial investment, the Company owned 50% of Marmota and accounted for the investment as an equity investment. On October 16, 2023, the Company reduced its interest in Marmota to 10% by returning common shares to Marmota for cancellation in consideration of $19.

On November 6, 2024, the Company made an investment into Freedom Carbon Solutions LLC (formerly Monroe Sequestration Partners, LLC) (“FCS”). The Company owns 50% of FCS and accounted for the investment as an equity investment.

(d) Variable interest entities (“VIE”)

A VIE is an entity that does not have sufficient equity at risk to finance its activities without additional subordinated financial support or is structured such that equity investors lack the ability to control the entity’s activities or do not substantially participate in the gains and losses of the entity. Upon inception of a contractual agreement, and thereafter, if a reconsideration event occurs, the Company performs an assessment to determine whether the arrangement contains a variable interest in an entity and whether that entity is a VIE. The primary beneficiary of a VIE is the party that has both the power to direct the activities that most significantly impact the VIE’s economic performance and the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. Where the Company concludes that it is the primary beneficiary of a VIE, the Company consolidates the accounts of that VIE.

(e) Functional and presentation currencies

Effective August 1, 2024, the Company reassessed its functional currency and the functional currency of its subsidiaries due to changes in underlying transactions, events, and conditions. As a result of this reassessment, the Company determined that its functional currency changed from the Canadian dollar (“CAD$”) to the United States dollar (“US$”) for Devv Holdings and DESG. Finco’s functional currency remained CAD$. This change aligns with the business’s future focus and the effective date of the Devv Corp.’s Form S-4 Registration Statement with the SEC, a crucial part of the De-SPAC transaction closing. The change in functional currency was accounted for prospectively from August 1, 2024, with no impact on prior year comparative information. Upon the change in functional currency on August 1, 2024, 121,995 of the Company’s warrants which had strike prices denominated in CAD$ were reclassified as warrant liabilities (Note 11). Determining the functional currency involved significant judgments to assess the primary economic environment in which the Company operates, including factors such as the currency of underlying transactions, the location of key operations, and the currency of expected cash flows.

The Company’s presentation currency is and continues to be the United States dollar.

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

2.      Basis of preparation (cont.)

(f) Use of estimates and judgments

The preparation of consolidated financial statements in conformity with US GAAP requires the Company’s management to make judgments, estimates and assumptions about future events that the amounts reported in the consolidated financial statements. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are made prospectively.

Key estimates made by management with respect to the areas noted have been disclosed in the notes to these consolidated financial statements.

Valuation of embedded derivatives

The estimates and judgments made in relation to the fair value of derivative liabilities are subject to measurement uncertainty. The valuation techniques used to determine fair value requires inputs that involve assumptions and judgments such as the volatility of the Company’s share prices and expected life. Such judgments and assumptions are inherently uncertain.

Functional currency

The Company and its subsidiaries are required to determine their functional currencies based on the primary economic environment in which each entity operates. In order to do that, management has to analyze several factors, including which currency mainly influences the cost of undertaking the business activities, in which currency the entity has received financing, and in which currency it keeps its receipts from operating activities. Management uses its judgment to determine which factors are most important when the above indicators are mixed and the functional currency is not obvious.

Equity-settled share-based payments

Share-based payments are measured at fair value. Options are measured using the Black-Scholes option pricing model based on estimated fair values of all share-based awards at the date of grant. The Black-Scholes option pricing model utilizes subjective assumptions such as fair value of the underlying share, expected price volatility, expected life and estimated forfeitures. Non-market vesting conditions are estimated initially and re-assessed every reporting period. Changes in these input assumptions can significantly affect the fair value estimate.

Going concern

The assessment of the Company’s ability to continue as a going concern and to raise sufficient funds to pay its ongoing operating expenditures and to meet its liabilities for the ensuing year, involves significant judgment based on historical experience and other factors, including expectation of future events that are believed to be reasonable under the circumstances.

Investment in associate

In October 2024, the Company acquired a 50% voting interest in FCS. Even though the Company holds 50% of the voting interest, it does not consider that it controls FCS. This is because the remaining 50% is held by one party and its affiliates and the operating agreement of FCS dictates that the other shareholder shall manage the affairs of FCS. The Company considers that it has significant influence over FCS based on its share of ownership, and accounts for the investment for using the equity method of accounting.

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

2.      Basis of preparation (cont.)

Warrant liabilities

Warrant liabilities are measured at fair value. Warrants are measured using the Black-Scholes option pricing model. The Black-Scholes option pricing model utilizes subjective assumptions such as fair value of the underlying share, expected price volatility, and expected life. Changes in these input assumptions can significantly affect the fair value estimate.

Stock option liabilities

Stock option liabilities are measured at fair value. Stock options are measured using the Black-Scholes option pricing model. The Black-Scholes option pricing model utilizes subjective assumptions such as fair value of the underlying share, expected price volatility, and expected life. Changes in these input assumptions can significantly affect the fair value estimate.

Fair value of consideration in De-SPAC transaction

The fair value of consideration to acquire the Company in the De-SPAC transaction comprised of common shares and replacement warrants. The share price of Devv Holdings as at the date of issuance is a significant estimate. In determining the estimate, management considered recent financings and the trading prices of the entities. The replacement warrants were valued using the Black-Scholes option pricing model which utilizes subjective assumptions such as fair value of the underlying share, expected price volatility, expected life and estimated forfeitures.

(g) Emerging growth company

The Company is an “Emerging Growth Company”, as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it has taken advantage of certain exemptions that are not applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b) (1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial reporting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable.

The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public and private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

3.      Significant accounting policies

The accounting policies set out below have been applied in the preparation of these consolidated financial statements. These policies have been applied consistently in the period unless otherwise stated.

(a) Additional paid in capital

Additional paid in capital is presented at the value of the shares issued as the Company’s shares have no stated par value. Transaction costs directly attributable to the issuance of common shares are recognized as a deduction from equity. Transactions with shareholders are disclosed separately in equity.

The proceeds from the exercise of stock options or warrants together with amounts previously recorded in additional paid in capital over the vesting periods are recorded as additional paid in capital.

Share units

The Company uses the relative fair value method with respect to the measurement of shares and warrants issued as private placement units. Under the relative fair value method, the Company first determines the fair value of the common shares and warrants issued in a private placement, calculates the total fair value of the issued units, and then allocates the proceeds received between the common shares and warrants based on their respective percent of the total fair value.

Warrants modification

The modification of warrants is accounted for as a cancellation of the old warrants, and the issuance of post-modification warrants as the new warrants. The fair value incremental calculated on the modification would be considered an additional cost of issuing equity as part of the exchange of the old instrument for the new instrument. The impact of modifications to warrants previously issued for services is recognized as share-based compensation in the consolidated statements of operations and comprehensive loss.

(b) Share-based payments

The Company records stock-based compensation in accordance with ASC 718, Compensation — Stock Compensation, using the fair value method. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

The Company uses the Black-Scholes option pricing model to calculate the fair value of stock-based awards. This model is affected by the Company’s stock price as well as assumptions regarding a number of subjective variables. These subjective variables include, but are not limited to, the Company’s expected stock price volatility over the term of the awards. The value of the portion of the award that is ultimately expected to vest is recognized as an expense in the statement of operations over the requisite service period.

The Company records restricted stock units based on their fair value at grant date and recognizes compensation expense on a graded basis over the vesting period. In circumstances where the restricted stock units vest on the date of grant, the expense would be immediately recognized on grant.

The cumulative expense is recognized for equity-settled transactions at each reporting date until the vesting date reflects the Company’s best estimate of the number of equity instruments that will ultimately vest. At the end of each reporting period, the Company reassesses its estimates of the number of awards that are expected to vest and recognizes the impact of the revisions in the consolidated statements of loss and comprehensive loss. No expense is recognized for awards that do not ultimately vest.

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

3.      Significant accounting policies (cont.)

Where the terms of an equity settled award are modified, the minimum expense recognized is the grant date fair value of the unmodified award, provided the original terms of the award are met. An additional expense or its reduction is recognized for any modification which increases or decreases the total fair value of the share-based payment arrangement or is otherwise beneficial to the employee as measured at the date of modification. Where an award is cancelled by the Company or the counterparty, any remaining element of the fair value of the award is expensed immediately or reversed through profit or loss, depending on whether the award was cancelled or forfeited.

(c) Cash and cash equivalents

Cash and cash equivalents include cash on hand, deposits held with banks, and when applicable, short-term, highly liquid deposits which are either cashable or with original maturities of less than three months. There are no cash equivalents as of July 31, 2025 and 2024.

At times, the Company’s cash balance exceeds the federally insured limits. As of July 31, 2025 and 2024, the Company has not experienced losses on its cash balances, and management believes the Company is not exposed to significant risks on such accounts.

(d) Restricted cash

Restricted cash are deposits held with BitGo Trust Company, Inc., a cryptocurrency exchange which is a South Dakota chartered trust company, that are held as collateral for debentures payables of the Company, or those deposits that have contractual restrictions on the ability of the Company to withdraw or otherwise direct the use of.

(e) Equipment

Equipment is stated at cost and depreciated using the straight-line method over the estimated useful life of the asset using the following annual rates:
Computer equipment	3 years

(f) Investment in associate

An associate is an entity over which the Company has significant influence. Significant influence is the power to participate in the financial and operating policy decisions of the investee but is not in control or joint control over those policies. The Company’s investment in associate is accounted for using the equity method. Under the equity method, the investment in an associate or a joint venture is initially recognized at cost. The carrying amount of the investment is adjusted to recognize changes in the Company’s share of net assets of the associate since the acquisition date.

After application of the equity method, the Company determines whether a loss in the fair value of an investment below its carrying value is a temporary decline. If it is other than temporary, the investor calculates an impairment as the excess of the investment’s carrying amount over the fair value. Reversals of impairments on equity method investments are prohibited.

(g) Foreign currency translation

Foreign currency transactions and balances

Foreign currency transactions are translated into the functional currency of the Company, using the exchange rates prevailing at the dates of the transactions, with the resulting foreign exchange gains and losses recognized in the consolidated statements of loss and comprehensive loss. The foreign exchange gains and losses resulting from the remeasurement of monetary items denominated in foreign currency at year end exchange rates are recognized in the consolidated statements operations and comprehensive loss.

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

3.      Significant accounting policies (cont.)

Non-monetary items are not retranslated at year end and are measured at historical cost (translated using the exchange rates at the transaction date), except for non-monetary items measured at fair value which are translated using the exchange rates at the date when fair value was determined.

Translation to presentation currency

The Company and its subsidiaries, except for Finco, have a functional currency of the US dollar and a presentation currency of the US dollar. Finco has a functional currency of the Canadian dollar. For presentation, assets and liabilities of Finco have been translated into US dollar at the closing rate at the reporting date and income and expenses are translated at average exchange rates prevailing during the period. Foreign currency translation gains and losses are recognized in other comprehensive loss.

(h) Financial Instruments

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

Financial assets are classified and measured at fair value with subsequent changes in fair value recognized in either profit and loss as they arise unless restrictive criteria are met for classifying and measuring the asset at either amortized cost or FVOCI. Financial liabilities are measured at amortized costs unless they are elected to be or required to be measured at fair value through profit and loss.

Financial assets are derecognized when the rights to receive cash flows from the assets have expired or have been transferred, and the Company has transferred all risks and rewards of ownership. Financial liabilities are derecognized when the obligations specified in the contract are discharged, cancelled, or expire.

ASC 820, Fair Value Measurements and Disclosures, establishes a fair value hierarchy for instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s own assumptions (unobservable inputs). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances.

ASC 820 identifies fair value as the exchange price, or exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a three-tier fair value hierarchy that distinguishes between the following, based on the nature of the valuation inputs:

•        Level 1: quoted prices (unadjusted) for identical assets or liabilities in active markets;

•        Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and,

•        Level 3: one or more significant inputs used in a valuation technique are unobservable in determining fair values of the asset or liability.

Determination of fair value and the resulting hierarchy requires the use of observable market data where available. The classification of an asset or liability in the hierarchy is based on the lowest level of input that is significant to the fair value measurement.

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

3.      Significant accounting policies (cont.)

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. The Company determined that the derivative liabilities relating to the embedded conversion feature in the convertible notes and the mandatory convertible debentures are liabilities at Level 3.

In accordance with ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, the Company utilizes the Current Expected Credit Loss (CECL) model to estimate expected credit losses over the contractual life of financial assets held, taking into consideration historical loss experience, current conditions, and reasonable and supportable forecasts to assess credit risk.

(i) Derivative financial instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, Derivatives and Hedging (“Topic 815”). Derivative instruments are initially recorded at fair value on the grant date and revalued at each reporting date, with changes in the fair value reported in the consolidated statement of operations and comprehensive loss. Derivative liabilities are classified in the consolidated balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the consolidated balance sheet date.

(j) Warrant liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance ASC Topic 480, Distinguishing Liabilities from Equity (“Topic 480”) and ASC Topic 815, Derivatives and Hedging (“Topic 815”). This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance or modification. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. This liability is subject to re-measurement at each balance sheet date until exercised or expired, and any change in fair value is recognized in the Company’s consolidated statement of operations and comprehensive loss. The fair value of warrants are estimated using an the Black-Scholes Option Pricing Model, as the warrants of the Company are not publicly traded.

The Company has concluded that certain warrants no longer meet the criteria for equity classification and must be recorded as a liability, upon the change in the Company’s functional currency. Accordingly, the Company re-classified warrants denominated in functional currencies other than the Company’s functional currency as a liability at fair value and will adjust the liability to fair value at each reporting period.

(k) Stock option liabilities

The Company accounts for stock options as either equity-classified or liability-classified instruments based on an assessment of the stock options’s specific terms and applicable authoritative guidance ASC Topic 480, Distinguishing Liabilities from Equity (“Topic 480”) and ASC Topic 815, Derivatives and Hedging (“Topic 815”). This assessment, which requires the use of professional judgment, is conducted at the time of stock option issuance and as of each subsequent quarterly period end date while the stock options are outstanding.

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

3.      Significant accounting policies (cont.)

For issued or modified stock options that meet all of the criteria for equity classification, the stock options are required to be recorded as a component of additional paid-in capital at the time of issuance or modification. For issued or modified stock options that do not meet all the criteria for equity classification, the stock options are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. This liability is subject to re-measurement at each balance sheet date until exercised or expired, and any change in fair value is recognized in the Company’s consolidated statement of operations and comprehensive loss.

The Company has concluded that certain stock options no longer meet the criteria for equity classification and must be recorded as a liability, upon the completion of the De-SPAC transaction and commencement of trading on the NASDAQ. Accordingly, the Company re-classified stock options denominated in functional currencies other than the Company’s functional currency as a liability at fair value and will adjust the liability to fair value at each reporting period.

(l) Carbon credits

The Company acquires carbon credits for the purposes of resale, and as such accounts for the credits as inventories of the Company under ASC 330. Accordingly, the carbon credits are stated at the lower of cost and net realizable value.

(m) Stop-loss provision liabilities

Certain contracts entered into for the purchase of carbon credits which were settled in shares include stop-loss provisions that require the Company to issue additional shares of the Company to the sellers, representing the shortfall between the agreed upon value of the purchased credits and the market value of shares of the Company received by the sellers at the time of such stop-loss provisions being triggered. Such contractual obligations to reimburse sellers would take effect in various timeframes, up to 18 months from the date of purchase.

The Company accounts for stop-loss provision liabilities in accordance with ASC Topic 450, Contingencies (“Topic 450”) and Distinguishing Liabilities from Equity (“Topic 480”).

A loss contingency is accrued if it is both probable and reasonably estimable. Topic 450 defines “probable” as “the future event or events are likely to occur”, and the amount to be accrued shall be a better estimate than any other estimate within the range, or the minimum amount in the range if no amount within the range is a better estimate than any other amount.

An instrument falls within the scope of Topic 480 and is accounted for as a liability if the instrument is to be settled with a variable number of shares the monetary value of which is based solely or predominantly on a fixed monetary amount known at inception.

The Company assessed that such obligations are probable and estimable, insofar as the Company has received the carbon credits underlying the transaction, and accordingly, the Company accrued for liabilities on the stop-loss provisions based on the price of the Company’s common stock trading on the NASDAQ, and will adjust the liability at each reporting period.

(n) Income taxes

The Company’s tax provision consists of taxes currently payable or receivable, plus any change during the period in deferred tax assets and liabilities. The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

3.      Significant accounting policies (cont.)

in which those temporary differences are expected to be recovered or settles. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that is it more likely than note that some portion of the deferred tax asset will not be realized.

During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. Accounting for income taxes requires a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if available evidence indicates it is more likely than not that the tax position will be fully sustained upon review by taxing authorities, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount with a greater than 50 percent likelihood of being realized upon ultimate settlement. For tax positions that are 50 percent or less likely of being sustained upon audit, the Company does not recognize any portion of that benefit in the financial statements.

(o) Loss per share

Basic loss per share is calculated by dividing the net loss attributable to the common shareholders of the Company by the weighted average number of subordinate voting stock outstanding and reduced by any shares held in escrow during the reporting period. Diluted loss per share is calculated by dividing the net loss applicable to subordinate voting stock by the sum of the weighted average number of subordinate voting stock issued and outstanding, all additional subordinate voting stock that would have been outstanding if potentially dilutive instruments were converted and reduced by any shares held in escrow. If these computations prove to be anti-dilutive, diluted loss per share is the same as basic loss per share.

(p) Revenue recognition

Under ASC 606, the Company recognizes revenue from the sales of carbon credits by applying the following steps: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to each performance obligation in the contract; and (5) recognize revenue when each performance obligation is satisfied. Revenue for sales of carbon credits is recognized at a point in time when control of the credit transfers to the buyer. The Company acts as a principal in all revenue transactions.

(q) Advertising

The Company expenses advertising costs when the advertising first takes place. Advertising expense was approximately $1,000,073 for the year ended July 31, 2025 (2024 — $481,104).

(r) Operating segments

Operating segments are components of the Company that engage in business activities which generate revenues and incur expenses. The operations of an operating segment are distinct, and the operating results are regularly reviewed by the CODM for the purposes of resource allocation decisions and assessing its performance. The Company has assessed the above criteria and has determined that the entity as a whole is one operating segment comprising of a single operating segment.

(s) Convertible debentures

The Company accounts for convertible debentures in accordance with ASC 470, Debt. Convertible debentures are recorded at face value less unamortized issuance costs, assuming the conversion feature does not meet the requirements for bifurcation.

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

3.      Significant accounting policies (cont.)

If the conversion feature does not meet the requirements to be classified as equity, it is bifurcated and accounted for separately as a derivative liability under ASC 815, Derivatives and Hedging, and measured at fair value, with subsequent changes recognized in earnings.

If the conversion feature meets the equity classification criteria, no separate accounting for the conversion feature is required, and the entire instrument is classified as a liability.

Interest expense is recognized using the effective interest method, which includes the amortization of any debt issuance costs and discounts or premiums.

Debt Modifications and Extinguishments

The Company evaluates modifications to convertible debt instruments in accordance with ASC 470-50, Modifications and Extinguishments.

A modification is deemed to be substantial if:

•        The present value of the cash flows under the terms of the modified debt differs by at least 10% from the present value of the remaining cash flows under the original debt terms, using the original effective interest rate (the “10% Test”); or

•        The modification results in a change in the embedded conversion option that requires re-evaluation under ASC 815.

If the modification is determined to be substantial, the original debt is extinguished, and the modified instrument is accounted for as a new debt issuance.

The Company also assesses whether a modification constitutes a troubled debt restructuring under ASC 470-60. A restructuring is considered troubled if the Company is experiencing financial difficulty and the creditor has granted a concession.

For modifications that are not substantial, the Company accounts for the changes prospectively, adjusting the effective interest rate to reflect the revised cash flows.

In evaluating convertible debt where the conversion option is bifurcated as a derivative liability before and after the modification, the 10% cash flow test is applied to the host debt instrument (without the conversion feature). Any change in fair value of the bifurcated conversion option is recognized in earnings.

(t) Standards issued but not yet effective

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (the “FASB”) or other standard-setting bodies that are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

Income Taxes (Topic 740)

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU-740”). ASU-740 requires public entities to provide enhanced disclosure of specific categories of reconciling items included in the rate reconciliation; disclosure of the nature, effect and underlying causes of each reconciling item in the rate reconciliation and the judgment used in the categorization of such items; and

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

3.      Significant accounting policies (cont.)

enhanced disclosures for income taxes paid. The amendments in this ASU are effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is evaluating the impact of the adoption of ASU-740 on its consolidated financial statements and disclosures.

Crypto Assets (Topic 350-60)

In December 2023, the FASB issued Accounting Standards Update (“ASU”) No. 2023-08, Intangibles — Goodwill and Other — Crypto Assets (Subtopic 350-60): Accounting for Disclosure of Crypto Assets (“ASU 350-60”). ASU 350-60 requires entities to measure certain crypto assets at fair value with changes recognized in net income each reporting period, rather than at cost less impairment. It also requires separate presentation of crypto assets and related gains or losses, and enhanced disclosures about holdings and changes during the period. The amendments are effective for fiscal years beginning after December 15, 2024, including interim periods within those fiscal years, with early adoption permitted. The Company is evaluating the impact of adopting ASU 350-60 on its consolidated financial statements and disclosures.

4.      Reverse takeover

On September 12, 2023 (and as amended on May 1, 2024, August 10, 2024 and October 29, 2024), the Company entered into a Business Combination Agreement (“BCA”) with Devv Holdings.

Pursuant to the BCA, on November 6, 2024, the Company changed its jurisdiction from the State of Delaware under the Delaware General Corporation Law to the Province of Alberta, Canada, and thereby became a company existing under the Business Corporations Act of Alberta, and changed its name to Devvstream Corp., and Devv Holdings was amalgamated with a wholly owned subsidiary of the Company to form one corporate entity.

Under the BCA, the Company consolidated all of its issued and outstanding common stock on a 1:0.9692 basis. All the outstanding Devv Holdings subordinate voting shares (“SVS”) were exchanged for common stock of the Company on a common conversion ratio of 0.152934 (the “Common Conversion Ratio”). All the outstanding Devv Holdings multiple voting shares (“MVS”), being the equivalent of 10 SVS, were exchanged for common stock of the Company on the basis of the Common Conversion Ratio. In addition, all of the outstanding convertible securities of Devv Holdings were exchanged for securities of the Company on the basis of the Common Conversion Ratio, with corresponding adjustments to exercise prices, and otherwise on substantially the same economic terms and conditions. The De-SPAC transaction was completed on November 6, 2024.

Historical presentation of number of shares, warrants, options, and RSUs outstanding, weighted average number of shares outstanding, and exercise price of equity instruments, that are presented elsewhere in the consolidated financial statements, including the consolidated balance sheets, consolidated statements of operations and comprehensive loss, consolidated statements of changes in shareholders’ deficiency, and Notes 9, 10, and 13, are retrospectively adjusted to reflect the application of the Common Conversion Ratio, with exercise price of warrants and options, and conversion price of convertible debentures adjusted by the inverse of the Common Conversion Ratio. This is further adjusted by a one-for-ten reverse stock split that took place subsequent to the year ended July 31, 2025 (Note 20). The details of the impact of the retrospective adjustments are enumerated further in Note 19.

In consideration for the De-SPAC transaction, the Company issued 465,747 common shares to the former holders of SVS of Devv Holdings and 711,140 common shares to the former holders of MVS of Devv Holdings. The former shareholders of the Company retained 515,920 shares. The fair value per share was estimated to be $6.10 (CAD$8.50) based on the last trading price of Devv Holdings on the Cboe Exchange.

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

4.      Reverse takeover (cont.)

As at November 6, 2024, the Company had 22,699,987 warrants outstanding, each exercisable at $1.52 for 0.09692 common shares, expiring on November 6, 2029. The fair value of the warrants was estimated to be $7,196,286 based on the Black-Scholes Option Pricing Model using the following assumptions: share price – $0.61, expected dividend yield – 0%, expected volatility – 87%, risk-free interest rate – 3.12% and an expected remaining life – 5 years. Expected volatility was estimated by using the average of historical volatility of Devv Holdings and of public traded companies that the Company considers to be comparable. The expected warrant life represents the period of time that warrants granted are expected to be outstanding. The risk-free interest rate is based on Canadian government bonds with a remaining term equal to the expected life of the warrants.

Immediately after the completion of the De-SPAC transaction, the former holders of Devv Holdings’ shares owned 70% of the shares of the combined entity. As a result of the De-SPAC transaction, the former shareholders of Devv Holdings acquired control of the Company, thereby constituting an RTO of the Company. The RTO was determined to be a purchase of the Company’s net assets by the shareholders of Devv Holdings.

The De-SPAC transaction was accounted for as a capital transaction of Devv Holdings and equivalent to the issuance of shares by Devv Holdings for the net assets of the Company accompanied by a recapitalization as the Company did not qualify as a business according to the definition of ASC Topic 805, Business Combinations, and met the definition of a non-operating public shell. As a result, the transaction has been accounted for as an asset acquisition with Devv Holdings being identified as the acquirer and the Company being treated as the accounting acquiree with the transaction being measured at the fair value of the equity consideration issued to the Company’s shareholders. Devv Holdings is the continuing entity.

The excess of the fair value of the shares issued over the value of the net monetary assets acquired has been recognized as a reduction in equity.

The purchase price is allocated as follows:

Fair value of shares retained by former shareholders of the Company (515,920 post 1:0.9692 consolidation shares at $6.10 (CAD$8.50))	$3,147,117
Fair value of replacement warrants of the Company	7,196,286
Total consideration	$10,343,403

Net assets (liabilities) acquired of the Company:
Cash and cash equivalents	$1,661,645
Accounts payable and accrued liabilities	(11,867,129)
Promissory note payable (Note 9)	(3,000,000)
Total net assets (liabilities)	$(13,205,484)

Reduction to additional paid in capital as a result of the recapitalization	$23,548,887

Sponsor side letter

In connection with the De-SPAC transaction, Focus Impact Sponsor entered into a sponsor side letter, and agreed to certain transfer and lock-up restrictions of the Company’s common stock, which would terminate upon the earlier of: (i) 360 days after November 6, 2024; (ii) a liquidation, merger, capital stock exchange, reorganization, or other similar transaction that results in all of the Company’s stockholders having the right to exchange their equity for cash, securities or other property; or, (iii) if the Company’s common stock has a closing price of at least $120 per share for any 20 trading days in a 30-day trading period starting from April 5, 2025. Focus Impact Sponsor also agreed to vote its shares in favor of the RTO.

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

4.      Reverse takeover (cont.)

Registration rights agreement

In connection with the De-SPAC transaction, on November 6, 2024, the Company, Focus Impact Sponsor, and certain historical holders of Devv Holdings securities entered into an Amended and Restated Registration Rights Agreement, pursuant to which, among other things, the historical holders of Devv Holdings securities and Focus Impact Sponsor will be granted customary registration rights with respect to the securities of the Company that they hold.

Indemnification agreements

In connection with the De-SPAC transaction, on November 6, 2024, the Company entered into indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides for indemnification and advancements by the Company of certain expenses, including attorney’s fees, judgments, fines, and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Company’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at the Company’s request.

5.      Carbon credits

Between October 17, 2024 and October 28, 2024, Devv Holdings entered into multiple agreements to acquire carbon credits in return for shares of the Company once the De-SPAC Transaction was completed. On November 6, 2024, concurrent with the completion of the business combination, the Company issued 324,987 common shares in consideration for these agreements. The fair value of the shares issued was $1,982,424.

Stop-loss provision

All of the agreements contain adjustment clauses whereby if the Company’s share price falls below the respective purchase prices outlined in the agreements, in the next 12 to 18 months, the Company is obligated to issue additional shares to cover the shortfall. The Company has assessed that the potential liability associated with the stop-loss provision for carbon credits received as of July 31, 2025 is $1,065,235.

Deposit on carbon credits

Consideration paid of $421,403 related to the future delivery of carbon credits is recorded as a deposit on carbon credits, of which $271,403 relate to a contract containing a stop-loss provision. The stop-loss provision related to these contracts has not been recognized. As there is not yet certainty to the delivery of the credits, the obligation to issue additional shares is not probable as at July 31, 2025.

Impairment of carbon credits

The Company is currently in dispute with one of the vendors for which 108,000 shares with a fair value of $658,800 was issued. At the date of these financial statements, the vendor has not delivered the carbon credits which are due under the contract and the Company has issued a demand letter to the vendor. Management has assessed that it is improbable that these carbon credits will be received and has recorded an impairment charge of $658,800 during the year ended July 31, 2025. The stop-loss provision related to this contract has not been recognized. As the vendor is in breach of the contract, the obligation to issue additional shares is not probable as at July 31, 2025.

One of the agreements provided for the vendor to return the consideration shares received for cancellation in return for the carbon credits if a registration statement does not become effective within 45 days of the closing of the purchase agreement. As this deadline was not met, the vendor has triggered this clause under the agreement and returned

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

5.      Carbon credits (cont.)

90,000 shares with a fair value of $549,000 issued under the contract in exchange for the carbon credits that were transferred to the Company. During the year ended July 31, 2025, as a result of the probability of the carbon credits being returned to the vendor, the Company recorded an impairment charge of $548,982. As the agreement for the purchase of carbon credit was cancelled, the stop-loss provision related to this contract has not been recognized.

During the year ended July 31, 2025, the Company also entered into an agreement with one of the vendors to cancel the agreement to purchase carbon credits, in return for the cancellation of 65,000 consideration shares previously issued by the Company. The carbon credits underlying the agreement had not been received. Upon cancellation, the Company recognized a reversal of $396,500 of deposit on carbon credit purchase, with a corresponding impact on additional paid-in capital for the return of shares. As the agreement for the purchase of carbon credit was cancelled, the stop-loss provision related to this contract has not been recognized.

As of July 31, 2025, the Company assessed its carbon credits on hand and determined that certain carbon credits have a lower net realizable value than cost, and accordingly recognized $16,278 in impairment.

6.      Investment in associate

On November 6, 2024, the Company received 2,000,000 shares in FCS, in connection with an agreement to acquire a stake in FCS in exchange for 200,000 shares of the Company that was entered into on October 28, 2024. At the time of acquisition, the 2,000,000 shares of FCS received by the Company represented 50% of shares outstanding, and the initial balance of investment was determined to be $1,220,000 being the fair value of the shares issued by the Company in consideration for the exchange. As at July 31, 2025, the Company’s share of ownership remained at 50%. Management assessed that the Company has significant influence over FCS based on its share of ownership, and that the investment should be accounted for using the equity method of accounting.

Summarized financial information of FCS and a reconciliation of the carrying amount of the investment set forth in the consolidated balance sheets are set out below:

Summarized balance sheet

July 31, 2025
ASSETS
Cash	$21,047
Due from related parties	110,040
Start-up costs, net	105,589
Total assets	$236,676

LIABILITIES
Accounts payable and accrued liabilities	$211,942
Convertible notes	1,286,050
Total liabilities	$1,497,992

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

6.      Investment in associate (cont.)

Summarized statement of loss

November 6, 2024 to July 31, 2025
Operating expenses
Consulting expenses	$646,799
Engineering	2,855
General and administrative expenses	6,057
Guaranteed payments	316,278
Legal and professional fees	10,185
Travel	7,310
Amortization	1,763
Total operating expenses	(991,247)
Interest expenses	(32,775)
Net loss	$(1,024,022)

A continuity of the Company’s investment in associate is as follows:

Balance as at July 31, 2024	$—
Investment by the Company	1,220,000
Company’s share of loss	(512,011)
Balance as at July 31, 2025	$707,989

7.      Equity Line of Credit (“ELOC”)

On October 29, 2024, the Company entered into the ELOC Agreement with Helena Global Investment Opportunities I Ltd (“Helena I”). Under the ELOC Agreement, the Company will have the right to issue and to sell to Helena I from time to time, up to $40,000,000 of the Company’s common shares following the closing of the De-SPAC Transaction and the effectiveness of the registration statement registering the Company’s common shares being sold under the ELOC Agreement (the “Helena I Registration Statement”). As a commitment fee in connection with the execution of the ELOC Agreement, 50,000 shares of the Company was issued upon closing of the De-SPAC transaction (Note 13). Following the closing of the De-SPAC Transaction and the Helena I Registration Statement becoming effective, the Company issued to Helena I common shares equal to $125,000 divided by the greater of (i) the lowest one-day VWAP during the five trading days immediately preceding the effectiveness date of such Registration Statement and (ii) $7.50. On March 17, 2025, the Company issued 16,666 shares (Note 13) in satisfaction of this obligation.

The Company may require that Helena purchase the Company’s common shares by delivering one or more advance notices to Helena setting forth, in each advance notice, the amount of advance it is requesting, which amount may not exceed an amount equal to the lesser of (i) 100% of the average of the daily value traded of the common shares over the 10 trading days immediately preceding such advance notice, and (ii) $8,000,000. However, in no event may the number of common shares issuable to Helena pursuant to an advance cause the aggregate number of shares beneficially owned (as calculated pursuant to Section 13 (d) of the Exchange Act) by Helena and its affiliates as a result of previous issuances and sales of common shares to Helena under the ELOC Agreement to exceed 9.99% of the then outstanding common shares.

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

7.      Equity Line of Credit (“ELOC”) (cont.)

On March 18, 2025, the Company and Helena entered into a first amendment to ELOC Agreement, which allows Helena to permit Secondary Advances, as defined in the amendment, as well as to update references to “Common Stock” in the ELOC Agreement to “Common Shares”. On August 4, 2025, the Company and Helena entered into a second amendment to ELOC Agreement, which increased the commitment amount from $40,000,000 to $300,000,000.

As at July 31, 2025, $3,328,081 have been drawn against the ELOC through the issuance of 845,700 shares (Note 13).

8.      Accounts payable and accrued liabilities

	July 31, 2025	July 31, 2024
Accounts payable	$1,113,372	$5,503,968
Accrued liabilities	7,059,064	492,925
Excise taxes payable	2,410,973	—
Income taxes payable	99,256	101,009
	$10,682,665	$6,097,902
Accounts payable, related parties	271,919	145,149
Accrued liabilities, related parties	523,071	332,923
	$11,477,655	$6,575,974

9.      Convertible debentures

Devvio Tranche (Related Party Convertible Debt)

On January 12, 2024, the Company closed an unsecured convertible notes offering in the principal amount of $100,000 with Devvio that will bear interest at a rate of 5.3% per annum, is payable at maturity, subject to acceleration if the Company completes the De-SPAC transaction and the debentures are not converted. The maturity was November 6, 2024. The Company has the right to prepay the whole or any portion of the principal amount, and together with any accrued interest, at any time prior to the maturity date without notice or a penalty payment. Devvio is a related party to the Company through its ownership of the Company’s shares, and one of Devvio’s officers, directors and principal owners was a director of the Company during the year ended July 31, 2024 and until November 7, 2024.

In the event the Company completes a De-SPAC transaction, the principal amount and accrued interest are convertible into SVS of the Company at the option of the lender, as follows:

•        At a conversion price equal to the greater of (a) $76.50 multiplied by the common conversion ratio as set forth in the BCA (the “Common Conversion Ratio”), and (b) CAD$10.30. The shares are thereafter exchanged for common shares of the Combined Company at the Common Conversion Ratio.

•        If the Company completes the De-SPAC transaction, and the convertible notes are not converted into shares, the maturity date will accelerate and the principal plus interest will become repayable within 10 days after the closing of the De-SPAC transaction.

In the event the Company does not complete a De-SPAC transaction at the later of October 8, 2024 (270 days from the issuance date of the notes) and the termination of the business combination agreement for the De-SPAC transaction, the principal and accrued interest are convertible into units consisting of one SVS and half of a share purchase warrant, at the option of the lender, as follows:

•        At a conversion price equal to the greater of (a) the 30-day volume weighted average trading price (“VWAP”) of the shares on Cboe Canada stock exchange and (b) CAD$10.30.

•        Each warrant will carry the right to purchase a share with an exercise price equal to the greater of (a) a 20% premium on the 30-day VWAP and (b) the floor price of CAD$10.30. The warrants will expire 2 years after the conversion date.

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

9.      Convertible debentures (cont.)

The conversion price is subject to certain anti-dilution provisions.

At issuance, the Devvio Tranche convertible debentures were determined to be a financial instrument comprising a host debt component and a conversion feature which is an embedded derivative that required bifurcation. On initial recognition, the embedded derivative was valued first, and the residual value was assigned to the host financial debt component. The fair value of the derivative liability at issuance was estimated to be $45,000 using the Monte Carlo model.

The prepayment option and the accelerated repayment condition were not separately accounted for as they were determined to be clearly and closely related to the host contract.

On November 6, 2024, the Company completed the De-SPAC transaction (Note 4), and accordingly, the conversion terms of the principal amount and accrued interest crystalized such that they are convertible, at the option of the lender, at a conversion price of $11.70 (being $76.50 multiplied by the Common Conversion Ratio). If the convertible notes are not converted into shares, the principal plus interest will become repayable within 10 days after the closing of the De-SPAC transaction.

Upon the crystallization of the conversion price, the conversion option met the definition of equity under Topic 815 and bifurcation is no longer required. The fair value of the conversion option was remeasured on November 6, 2024 to be $176,000 and was transferred into equity. The fair value was estimated using the Black-Scholes Option Pricing model using the following assumptions: expected dividend yield – 0%, expected volatility – 275%, risk-free interest rate – 3.10% and an expected remaining life – 0.6 years.

On November 12, 2024, the maturity of the Devvio Tranche was extended to May 30, 2025. As there was no change to the cash flows as a result of this change, the 10% test was not met and therefore, there was no extinguishment of the debt as a result of this change. The Devvio Tranche is outstanding as of July 31, 2025, and the Company is in the process of negotiating a further extension.

Focus Impact Partners Convertible Debt (Related Party Convertible Debt)

In the prior year, the Company closed an unsecured convertible notes offering with Focus Impact Partners, LLC (“Focus Impact Partners”). Subsequent to the closing of the De-SPAC transaction, Focus Impact Partners became a related party of the Company as one of the directors of the Company is an officer of Focus Impact Partners. The convertible notes were initially closed on January 12, 2024 and additional advances were added under the same offering. The total initial principal amounts of $550,000 under the original Focus Impact Partners Convertible Debt were received in five installments: $150,000 on November 6, 2023, $150,000 on January 9, 2024, $100,000 on March 28, 2024, $100,000 on April 19, 2024, and $50,000 on June 13, 2024. The debentures will bear interest at a rate of 5.3% per annum, payable at maturity, subject to acceleration if the Company completes the De-SPAC transaction (Note 4) and the debentures are not converted. The maturity date for all advances was November 6, 2024. The Company has the right to prepay the whole or any portion of the principal amount, together with any accrued interest, at any time prior to the maturity date without notice or a penalty payment.

In the event the Company completes a De-SPAC transaction, the principal amount and accrued interest are convertible into SVS of the Company at the option of the lender, as follows:

•        At a conversion price equal to the greater of (a) a 25% discount to the 20-day VWAP of the shares on the Cboe Exchange multiplied by the Common Conversion Ratio, and (b) $20.00 (the De-SPAC Floor Price”).

•        The shares are thereafter exchanged for common shares of the Company at the Common Conversion Ratio.

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

9.      Convertible debentures (cont.)

•        If the Company completes the De-SPAC transaction, and the convertible notes are not converted into shares, the maturity date will accelerate and the principal plus interest will become repayable within 10 days after the closing of the De-SPAC transaction.

In the event the Company does not complete a De-SPAC transaction at the later of October 8, 2024 (270 days from the issuance date of the notes), or the termination of the BCA with Focus Impact, the principal and accrued interest are convertible into units consisting of one SVS and half of a share purchase warrant, at the option of the lender, as follows:

•        At a conversion price equal to the greater of (a) a 25% discount to the 20-day VWAP of the shares on the Cboe Exchange calculated on the conversion date and b) the floor price defined as the current market price on the date of announcement of the offering which was CAD $4.75.

•        Each warrant will carry the right to purchase a share with an exercise price equal to the greater of (a) a 20% premium on the 20-day VWAP and (b) the floor price defined as the current market price on the date of announcement of the offering which was CAD $4.75.

•        The warrants will expire 2 years after the conversion date.

The conversion price is subject to certain anti-dilution provisions.

On June 28, 2024, the Company and Focus Impact Partners agreed to amend the Focus Impact Partners Convertible Debt (“the June 2024 Amendment”) such that the De-SPAC Floor Price would be amended from $20.00 to CA$4.75.

On June 28, 2024, the Company received additional proceeds of $20,000 under the June 2024 Amendment.

On August 19, 2024, October 18, 2024, October 28, 2024 and November 1, 2024, the Company received additional proceeds of $41,500, $6,500, $7,650 and $12,000 under the June 2024 Amendment.

The Focus Impact Partners Convertible Debt were determined to be a financial instrument comprising a host debt component and a conversion feature which is an embedded derivative that required bifurcation. On initial recognition, the embedded derivative was valued first, and the residual value was assigned to the host financial debt component. The total fair value of the derivative liabilities at the various issuance dates for the proceeds received during the year ended July 31, 2024 was estimated to be $25,800 as valued using the Monte Carlo model. The total fair value of the derivative liabilities at the various issuance dates for the proceeds received during the year ended July 31, 2025 was estimated to be $65,750 as valued using the Monte Carlo model.

The June 2024 Amendment had no impact on the classification of the convertible debenture and therefore, the conversion feature was considered a derivative before and after the modification. As there was no change to the host instrument cash flows as a result of this change, the 10% test was not met and therefore, there was no extinguishment of the host debt as a result of this change.

As the conversion option was bifurcated before and after the modification, the change in the fair value of the conversion feature was recognized as the loss on revaluation of the derivative liabilities through the consolidated statement of operations and comprehensive loss.

The prepayment option and the accelerated repayment condition were not separately accounted for as they were determined to be clearly and closely related to the host contract.

On November 13, 2024, the Company issued a new $637,150 convertible note bearing interest of 5.3% per annum, with a maturity date of November 13, 2026 (“New Focus Impact Partners Convertible Debt”), in exchange for the cancellation of the Focus Impact Partners Convertible Debt as described above (the “November 2024 Amendment”). The principal loan amount and any accrued interest under the New Focus Impact Partners Convertible Debt are

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

9.      Convertible debentures (cont.)

convertible into common stock of the Company at the option of the holder at a 25% discount to the 20-day volume weighted average price of the Company’s shares, subject to a floor of $8.67 per share. The Company retains the right to prepay the whole or any portion of the principal amount, together with any accrued interest, at any time prior to the maturity date without notice or a penalty payment.

Accrued interest on the previously existing Focus Impact Partners Convertible Debt, amounting to $21,129, were not converted into the New Focus Impact Partners Convertible Debt, and were transferred to accrued liabilities of the Company.

As a result of the November 2024 amendment, the conversion option met the definition of equity under Topic 815 and bifurcation is no longer required. As the conversion option was bifurcated before the amendment but not bifurcated after the amendment, a change in the fair value of the conversion option of over 10% of the of the carrying amount of the original debt without the bifurcation at inception constitutes a substantial change. Immediately prior to the November 2024 Amendment, the value of the conversion feature associated with the Focus Impact Partners Grid Note was $2,250,000. The fair value of the conversion feature was $59,000 after the November 2024 Amendment as estimated using the Monte Carlo model. With the 10% test being met, extinguishment accounting was applied. The carrying value of the old debt of $637,650 was derecognized and the fair value of the new debt of $544,441 (based on a 14% market yield) was recognized. The fair value of the conversion feature of $59,000 was transferred to equity. As Focus Impact Partners is a related party, the gain on the extinguishment of $93,209 was recognized in equity as a capital transaction pursuant to ASC 470-50-40-2.

Envviron Tranche (Related Party Convertible Debt)

On April 23, 2024, the Company closed an unsecured convertible note offering in the principal amount of $250,000 with Envviron SAS (a company controlled by a former director of the Company) that will bear interest at a rate of 5.3% per annum, payable at maturity, subject to acceleration if the Company completes the De-SPAC transaction and the debentures are not converted (“Envviron Tranche”). The maturity date was February 15, 2025. The Company has the right to prepay the whole or any portion of the principal amount, and together with any accrued interest, at any time prior to the maturity date without notice or a penalty payment. The terms of the Envviron Tranche are identical to the original Focus Impact Partners Convertible Debt.

In the event the Company completes a De-SPAC transaction, the principal amount and accrued interest are convertible into SVS of the Company at the option of the lender, as follows:

•        At a conversion price equal to the greater of (a) the price that is a 25% discount to the 20-day VWAP of the shares on Cboe Canada stock exchange, and (b) $20.00. The shares are thereafter exchanged for common shares of Focus Impact at the Common Conversion Ratio.

•        If the Company completes the De-SPAC transaction, and the convertible notes are not converted into shares, the maturity date will accelerate and the principal plus interest will become repayable within 10 days after the closing of the De-SPAC transaction.

In the event the Company does not complete a De-SPAC transaction at the later of January 18, 2025 (270 days from the issuance date of the notes) and the termination of the BCA for the De-SPAC transaction, the principal and accrued interest are convertible into units consisting of one SVS and half of a share purchase warrant, at the option of the lender, as follows:

•        At a conversion price equal to the greater of (a) the price that is a 25% discount to the 20-day VWAP of the shares on Cboe Canada stock exchange and (b) CAD$4.75.

•        Each warrant will carry the right to purchase a share with an exercise price equal to the greater of (a) a 20% premium on the 30-day VWAP and (b) the floor price of CAD$4.75. The warrants will expire 2 years after the conversion date.

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

9.      Convertible debentures (cont.)

The conversion price is subject to certain anti-dilution provisions.

The Envviron Tranche convertible debentures were determined to be a financial instrument comprising a host debt component and a conversion feature which is an embedded derivative that required bifurcation. On initial recognition, the embedded derivative was valued first, and the residual value was assigned to the host financial debt component. The fair value of the derivative liability at issuance was estimated to be $2,750 using the Monte Carlo model.

The prepayment option and the accelerated repayment condition were not separately accounted for as they were determined to be clearly and closely related to the host contract.

On November 6, 2024, the Company completed the De-SPAC transaction (Note 4), and accordingly, the conversion terms of the principal amount and accrued interest crystalized such that they are convertible, at the option of the lender, at a conversion price equal to the greater of (a) the price that is a 25% discount to the 20-day VWAP of the shares on the NASDAQ, and (b) $20.00. If the convertible notes are not converted into shares, the principal plus interest will become repayable within 10 days after the closing of the De-SPAC transaction.

Upon the crystallization of the conversion price, the conversion option met the definition of equity under Topic 815 and bifurcation is no longer required. The fair value of the conversion option was remeasured on November 6, 2024 to be $31,000 and was transferred into equity. The fair value was estimated using the Monte Carlo model.

On November 12, 2024, the maturity of the Envviron Tranche are extended to May 30, 2025. As there was no change to the cash flows as a result of this change, the 10% test was not met and therefore, there was no extinguishment of the debt as a result of this change. The Envviron Tranche is outstanding as of July 31, 2025, and the Company is in the process of negotiating a further extension.

Debt Assumed on RTO

Upon the completion of the De-SPAC transaction (Note 4), the Company assumed two unsecured promissory notes amounting to $3,000,000 issued to Focus Impact Sponsor, LLC (the “Focus Impact Sponsor”), a significant shareholder of the Company. The promissory notes were interest-free and had a maturity date on the completion of the De-SPAC transaction (Note 4). Upon the completion of the De-SPAC transaction, $1,500,000 of the promissory notes was convertible into warrants of the Company at a price of $1.00 per warrant. The Company also assumed $345,000 of accrued administrative fees owing to Focus Impact Partners.

On November 13, 2024, the Company issued new convertible notes totaling $3,345,000, bearing interest of 5.3% per annum, with a maturity date of November 13, 2026 (“New Convertible Debt”), in exchange for the cancellation of the assumed debt described above.

The principal loan amount and any accrued interest under the New Convertible Debt are convertible into common stock of the Company at the option of the holder at a 25% discount to the 20-day volume weighted average price of the Company’s shares, subject to a floor of $8.67 per share. The Company has the right to prepay the whole or any portion of the principal amount, together with any accrued interest, at any time prior to the maturity date without notice or a penalty payment.

As the conversion feature was not bifurcated before and after the amendment, a difference in the present value of cash flows under the terms of the new debt instrument of at least 10% from the present value of the remaining cash flows under the terms of the original debt instrument constitutes a substantial change. The change was assessed to be in excess of 10%. With the 10% test being met, extinguishment accounting was applied. The carrying value of the old debt of $3,345,000 was derecognized and the fair value of the new debt of $2,856,042 (based on a 14% market yield) was recognized. As Focus Impact Partners and the Focus Impact Sponsor are related parties, the gain on the extinguishment of $488,957 was recognized in equity as a capital transaction pursuant to ASC 470-50-40-2.

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

9.      Convertible debentures (cont.)

In connection with the New Focus Impact Partners Convertible Debt and the New Convertible Debt, the Company agreed (i) to grant the Secured Parties a first ranking security interest in all of the carbon credits and similar environmental assets held by the Company, presently existing or hereafter created or acquired, and (ii) to execute and deliver to the Secured Parties a security agreement evidencing the Secured Parties’ security interest (the “Security Agreement”). On December 18, 2024, the Company executed and delivered to the Secured Parties the Security Agreement.

Additional Focus Impact Partners Convertible Debt (Related Party Convertible Debt)

On March 19, 2025, the Company closed a convertible note offering in the principal amount of $218,000 with Focus Impact Partners that will bear interest at a rate of 5.3% per annum, with a maturity date of March 19, 2027 (“Additional Convertible Debt”).

The principal loan amount and any accrued interest under the Additional Convertible Debt are convertible into common stock of the Company at the option of the holder at a 25% discount to the 20-day volume weighted average price of the Company’s shares. The Company has a right to prepay the whole or any portion of the principal amount, together with any accrued interest, at any time prior to the maturity date without notice or a penalty payment.

Due to the absence of a floor conversion price, the Additional Convertible Debt was determined to be a financial instrument comprising a host debt component and a conversion feature which is an embedded derivative that required bifurcation. On initial recognition, the embedded derivative was valued first, and the residual value was assigned to the host financial debt component. The fair value of the derivative liabilities at issuance was estimated to be $72,500 as valued using the Monte Carlo model. The fair value of the derivative liabilities as at July 31, 2025 was estimated to be $72,500 as valued using the Monte Carlo model.

Crypto Strategy Convertible Debt

On July 17, 2025, the Company entered into a securities purchase agreement with Helena for the issuance of up to fifty-nine tranches of convertible notes (“Crypto Strategy Convertible Debt”) for a total principal amount of $300,000,000, with closings of each tranche subject to fulfillment of conditions. Each tranche will have an issuance discount of 8%, and bear interest at a rate of 8% per annum, with a maturity date of 18 months from the date of funding. Interest shall be payable by the Company on the first day of each month. At the option of the Company, the interest is payable in cash, through the issuance of additional notes, or under certain situations, through the issuance of common shares. The Crypto Strategy Convertible Debt ranks senior to all outstanding and future indebtedness of the Company. The securities purchase agreement will terminate automatically on July 17, 2027.

The principal loan amount and any accrued interest under the Crypto Strategy Convertible Debt in issuance are convertible into common stock of the Company at the option of the holder at 95% of the lowest daily volume weighted average price of the Company’s shares during the 5 preceding trading days, subject to a floor price of $0.7722, and a cap price of $7.722.

If the Company issues any debt or equity, the lenders have the option to cause the Company to direct 25% of aggregate proceeds of such issuances to repay the Crypto Strategy Convertible Debt.

The Company has a right to prepay the whole or any portion of the principal amount, together with any accrued interest, at any time prior to the maturity date. A 10% prepayment penalty is applied on any repayments prior to the maturity date.

During the period ending on the later of (i) 12 months after the closing date of the initial tranche of the Crypto Strategy Convertible Debt, and (ii) the termination of the securities purchase agreement for the Crypto Strategy Convertible Debt, if the Company offers new securities for sale, the lenders have first refusal to up to 25% of the new securities being offered.

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

9.      Convertible debentures (cont.)

The proceeds of the Crypto Strategy Convertible Debt are subject to restrictions of use, with 70% of the net proceeds of the initial tranche, and 75% of the net proceeds of the subsequent tranches are required to be used to purchase cryptocurrencies. Until such time as the Company’s aggregate acquisition of cryptocurrencies equal or exceeds $20,000,000 (the “Digital Asset Threshold Amount”), the Crypto Strategy Convertible Debt will be secured by a first preference perfected security interest in all of the existing and future assets of the Company and its direct and indirect subsidiaries, including all of the capital stock of each of the subsidiaries and cryptocurrencies purchased with the proceeds of the Crypto Strategy Convertible Debt, as evidenced by a security agreement. Subject to certain exceptions contained in the purchase agreement for the Crypto Strategy Convertible Debt, upon the Company’s achievement of the Digital Asset Threshold Amount, the parties have agreed to amend the terms of the security agreement such that the Company’s obligations shall thereafter be secured exclusively by the cryptocurrencies held in the designated collateral control account.

Currently, as the Digital Asset Threshold Amount is not yet met, the Crypto Strategy Convertible Debt is secured by up to $20,000,000 of proceeds from the Crypto Strategy Convertible Debt, held in a segregated account for trading in cryptocurrencies. The segregated account is subject to a crypto control account agreement, which requires lenders’ approval for actions taken in the segregated account.

On July 17, 2025, the Company closed the initial tranche of the Crypto Strategy Convertible Debt in the principal amount of $10,000,000, for gross proceeds of $9,200,000, with a maturity date of January 17, 2027. The Company also incurred $85,000 in transaction costs in connection with the issuance. $6,405,000 of net proceeds are intended for the purchase of cryptocurrencies. As of July 31, 2025, $6,405,000 are held as cash in a segregated account, and are thus presented as restricted cash in the consolidated balance sheet.

In connection with entering into the Crypto Strategy Convertible Debt, the Company entered into a registration rights agreement (the “RRA”), pursuant to which, the Company agreed to register for resale the common shares that are issuable upon conversion of the Crypto Strategy Convertible Debt. If the registration statement covering the resale of the common shares is not filed or declared effective by certain dates set forth in the RRA, the Company will be required to pay Helena I certain amounts as liquidated damages.

A continuity of the Company’s convertible debentures is as follows:

Balance as at August 1, 2023	$—
Issued	920,000
Fair value of embedded derivative	(73,550)
Transaction costs	(36,484)
Accretion	52,552
Interest	19,026
Balance as at July 31, 2024	$881,544
Issued	13,686,133
Fair value of embedded derivative	(138,250)
Issuance discount	(800,000)
Transaction costs	(85,000)
Repayment	(448,151)
Accretion	346,424
Interest	305,591
Accrued interest transferred to accrued liabilities	(21,129)
Extinguishment	(3,982,650)
Assumed on RTO	3,345,000
Balance as at July 31, 2025	$13,089,512

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

9.      Convertible debentures (cont.)

Breakdown of the Company’s convertible debentures is as follows:

	July 31, 2025	July 31, 2024
Convertible debentures, short-term, related party	$375,027	$881,544
Convertible debentures, long-term, related party	3,914,146	—
Convertible debentures, long-term	8,800,339	—
	$13,089,512	$881,544

The face value of the convertible debentures as of July 31, 2025 was $14,102,499.

Below is a continuity of the embedded derivative liabilities:

Balance as at August 1, 2023	$—
Derivative liability component	73,550
Change in fair value of derivative liabilities	845,700
Balance as at July 31, 2024	$919,250
Derivative liability component	138,250
Change in fair value of derivative liabilities	(719,000)
Transferred to equity	(266,000)
Balance as at July 31, 2025	$72,500

In connection with the issuance of the convertible debentures during the year ended July 31, 2025, the Company incurred $85,000 in directly attributable transaction costs, which are allocated to the convertible debenture.

In connection with the issuance of the convertible debentures during the year ended July 31, 2024, the Company incurred $40,227 in directly attributable transaction costs. $36,484 was allocated to the host financial liability, $3,743 was allocated to the embedded derivative and recorded immediately in the consolidated statement of operations as general and administrative expenses.

The key inputs used in the Monte Carlo model for the derivative liabilities were as follows:

	At initial measurement (for the year ended July 31, 2024)	As at July 31, 2024	At initial measurement (for the year ended July 31, 2025)	As at July 31, 2025
Probability of De-SPAC Transaction closing	90%	90%	90% – 99%	N/A
Risk-free interest rate	4.60% – 4.87%	4.27% – 4.38%	0.61% – 4.25%	2.75%
Expected term (years)	0.35 – 0.82	0.26 – 0.54	0.01 – 2.00	1.63
Expected annual volatility for the Company	90% – 145%	85% – 112%	92.5% – 150%	150%
Expected annual volatility for Focus Impact	2.5% – 5%	2.5%	2.5% – 100%	N/A
Common conversion ratio	0.083 – 0.155	0.083	0.063 – 0.1462	N/A
Foreign exchange rate	0.727 – 0.747	0.7242	0.718 – 0.734	N/A

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

9.      Convertible debentures (cont.)

As at July 31, 2025, the conversion options attached to the Devvio Tranche, the Focus Impact Partners Convertible Debt, the Envviron Tranche, and the New Convertible Debt meet the definition of equity under Topic 815, and are accordingly no longer presented as derivative liabilities. Only the conversion option attached to the Additional Convertible Debt is presented as derivative liabilities.

10.    Mandatory convertible debentures

On January 12, 2024, the Company closed a tranche of unsecured convertible notes in the principal amount of $100,000 that bear interest at the rate of 15% per annum, payable only in Company securities on the Conversion Date, or payable in cash in connection with a Liquidating Event or Event of Default.

In the event the Company completes a De-SPAC transaction, the principal amount and accrued interest automatically convert into SVS of the Company as follows:

•        At a conversion price equal to the greater of (a) $76.50 multiplied by the Common Conversion Ratio, and (b) CAD$10.30.

•        The shares are thereafter exchanged for common shares of Focus Impact at the Common Conversion Ratio.

In the event the Company does not complete a De-SPAC transaction by October 8, 2024 (270 days from the issuance date of the notes), the principal and accrued interest are automatically convertible into units consisting of one SVS and half of a share purchase warrant, as follows:

•        At a conversion price equal to the greater of (a) the 30-day VWAP of the shares on Cboe Canada stock exchange and (b) CAD$10.30.

•        Each warrant will carry the right to purchase a share with an exercise price equal to the greater of (a) a 20% premium on the 30-day VWAP and (b) the floor price of CAD$10.30. The warrants will expire 2 years after the conversion date.

The conversion price is subject to certain anti-dilution provisions.

The mandatory convertible debentures were liabilities classified and initially recorded at fair value with subsequent changes in fair value being recorded in profit and loss (“FVTPL”). The initial fair value was estimated to be $100,000. During the year ended July 31, 2024, the Company recognized a change in fair value of $27,500 using a Monte Carlo Simulation. In October 2024, the mandatory convertible debentures were revalued to $57,000 using a Monte Carlo Simulation and were converted to 2,244 shares of the Company. The debenture holders were also supposed to receive 1,122 warrants, which have fair value of $1,889 as of July 31, 2025. As of the date of these financial statements, these warrants have not yet been issued. The Company recorded a gain on revaluation during the year ended July 31, 2025 of $70,500.

In connection with the issuance of these mandatory convertible debentures, the Company incurred $7,545 in directly attributable transaction costs which were recorded immediately in the consolidated statement of operations and comprehensive loss as general and administrative expenses.

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

10.    Mandatory convertible debentures (cont.)

Continuity of the Company’s mandatory convertible debentures is as follows:

Balance as at August 1, 2023	$—
Issued	100,000
Change in fair value of mandatory convertible debentures	27,500
Balance as at July 31, 2024	$127,500
Change in fair value of mandatory convertible debentures	(70,500)
Conversion of debentures	(57,000)
Balance as at July 31, 2025	$—

The key inputs used in the Monte Carlo model for the revaluation of the mandatory convertible debentures as at July 31, 2024 are set out in the table below. In October 2024, the mandatory convertible debentures were automatically converted into shares and warrants to be issued. Immediately prior to conversion, the Company revalued the mandatory convertible debentures. The fair value of the shares were valued using a share price of $3.40 and the warrants using the Black-Scholes option pricing model (Note 13).

As at July 31, 2024
Probability of De-SPAC Transaction closing by maturity date	85%
Risk-free interest rate	4.42%
Expected term (years)	0.19
Expected annual volatility for the Company	92.5%
Expected annual volatility for Focus Impact	2.5%
Common conversion ratio	0.083
Foreign exchange rate	0.7242

11.    Warrant liabilities

Impact of Change in Functional Currency on August 1, 2024

As at July 31, 2024, the Company had 132,811 warrants outstanding. The exercise price of these warrants is denominated in CAD. Due to the change in functional currency of the Company, a total of 121,995 warrants which were issued in connection with the Company’s reverse merger on November 4, 2022 and for private placements with an initial carrying value of $1,836,666 were reassessed to be derivative liabilities. The fair value of the warrants upon the change in classification on August 1, 2024 of $454,571, was remeasured using the Black-Scholes option pricing model, with the following assumptions (weighted average): expected dividend yield – 0%, expected volatility – 105%, risk-free interest rate – 3.49% and an expected remaining life – 0.7 years. The fair value of these warrants is classified as Level 2 in the fair value hierarchy. The difference between the previous carrying value which was initially recorded as equity and the fair value of the warrant liabilities on August 1, 2024 was $1,382,096. Pursuant to ASC 815-40-35-9, the difference is recognized within equity.

10,816 of the warrants outstanding on August 1, 2024 were issued to brokers as compensation for finders fees (the “Broker Warrants”) and fall under the Scope of ASC 718, Stock-based Compensation. As the Company’s stock was primarily traded on the Cboe Exchange in Canadian dollars during the three months ended October 31, 2024, the exemption under ASC 718-10-25-14A is met and the Broker Warrants remain equity classified.

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

11.    Warrant liabilities (cont.)

Changes to warrant liability during the year ended July 31, 2025

On October 8, 2024, the Company’s mandatory convertible debentures were automatically converted to shares of the Company. The debt holders were supposed to receive 1,122 warrants exercisable at CAD$67.30 for two years. The warrants to be issued are recorded as warrant liabilities as the exercise price is denominated in CAD. The fair value of the warrants to be issued at conversion date was estimated to be $7,500 using the Black-Scholes option pricing model, with the following assumptions: expected dividend yield – 0%, expected volatility – 92.5%, risk-free interest rate – 4.53% and an expected remaining life – 2 years.

On October 29, 2024, 9,176 liability classified warrants were exercised at an exercise price of CAD$13.08 per share. The difference between the fair value of the warrants immediately preceding the exercise of $303,492 and the previously measured fair value of these warrants on August 1, 2024 of $141,096 was recognized as a change in fair value of the warrant liabilities of $162,396.

On November 4, 2024, 92,917 liability classified warrants, and 10,816 equity classified warrants expired. The fair value of the liability classified warrants were remeasured to $Nil upon expiry, and the difference to the previously measured fair value of these warrants on August 1, 2024 of $25,067 was recognized as a change in fair value of the warrant liabilities of ($25,067). No recognition was required for the equity classified warrants as a result of their expiry.

On November 6, 2024, 22,699,987 warrants were issued by the Company in consideration for the De-SPAC transaction (Note 4). The warrants were assessed to be derivative liabilities of the Company due to certain settlement provisions of the warrants do not meet the criteria for equity classification under Topic 815. The warrants are each exercisable at $1.52 for 0.09692 common stock, expiring on November 6, 2029. The fair value of the warrants were $7,196,286 upon issuance.

As at July 31, 2025, the fair value of the liability classified warrants were remeasured at $5,626,473 using the Black-Scholes option pricing model, with the following assumptions (weighted average): expected dividend yield – 0%, expected volatility – 150%, risk-free interest rate – 3.01% and an expected remaining life of 4.24 years. The Company recognized ($1,865,721) as a change in fair value for the year ended July 31, 2025.

The following is a continuity of the Company’s derivative warrant liabilities:

Balance as at July 31, 2024	$—
Warrants fair value upon change in functional currency (Note 2)	454,571
Warrants issued upon De-SPAC transaction (Note 4)	7,196,286
Warrants to be issued (mandatory convertible debentures)	7,500
Change in fair value of warrant liabilities (exercised warrants)	162,396
Change in fair value of warrant liabilities (expired warrants)	(25,067)
Fair value of warrants exercised	(303,492)
Change in fair value of warrant liabilities	(1,865,721)
Balance as at July 31, 2025	$5,626,473

12.    Stock option liabilities

Impact of listing on the NASDAQ on November 6, 2024

As at November 6, 2024, the Company had 62,772 stock options outstanding. The exercise price of these stock options is denominated in CAD. Due to the listing of the Company on the NASDAQ (Note 4) and commencement of trading of shares in the United States dollars, exemptions available under ASC 718-10-25-14 to classify stock options with strike prices in foreign currencies as equity were no longer met and all stock options outstanding were reassessed to

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

12.    Stock option liabilities (cont.)

be derivative liabilities. The fair value of the stock options upon the change in classification on November 6, 2024 of $330,090, was remeasured using the Black-Scholes option pricing model, with the following assumptions (weighted average): expected dividend yield – 0%, expected volatility – 97%, risk-free interest rate – 3.12% and an expected remaining life – 5.96 years. The fair value of these options is classified as Level 2 in the fair value hierarchy. The difference between the previous carrying value which was initially recorded as equity and the fair value of the option liabilities on August 1, 2024 was $1,381,715. Pursuant to ASC 815-40-35-9, the difference is recognized within equity.

Changes to stock option liability during the year ended July 31, 2025

As at July 31, 2025, the fair value of the liability classified stock options were remeasured at $133,465 using Black-Scholes option pricing model, with the following assumptions (weighted average): expected dividend yield – 0%, expected volatility – 150%, risk-free interest rate – 3.16% and an expected remaining life of 5.23 years. The Company recognized ($196,625) as a change in fair value for the year ended July 31, 2025, which is presented within salaries and wages.

The following is a continuity of the Company’s derivative stock option liabilities:

Balance as at July 31, 2024	$—
Stock options fair value upon change De-SPAC transaction (Note 4)	330,090
Change in fair value of stock option liabilities	(196,625)
Balance as at July 31, 2025	$133,465

13.    Share capital

(a) Authorized

As Focus Impact Acquisition Corp., the Company formerly was authorized to issue 500,000,000 shares of Class A common stock, 50,000,000 shares of Class B common stock, and 1,000,000 shares of preferred stock. All former shares were exchanged for common stock of the Company upon completion of the RTO (Note 4). Upon the RTO and continuance into Alberta, the old classes of shares were cancelled and replaced by those of the Company.

The Company is authorized to issue an unlimited number of common stock without par value.

The Company is authorized to issue an unlimited number of preferred stock, issuable in series in accordance with the Business Corporations Act of Alberta, Canada.

(b) Shares issued

Shares issued during the year ended July 31, 2025

On September 5, 2024, the Company issued 1,596 shares with a fair value of $47,904 in settlement of accounts payable in the amount of $39,527 and recognized a loss on the settlement of $8,377.

In October 28, 2024, the Company issued 2,244 shares with a fair value of $49,500 for the conversion of the mandatory convertible debentures (Note 10).

On October 29, 2024, the Company issued 9,176 shares for the exercise of 9,176 share purchase warrants, at an exercise price of CAD$13.08 per share for gross proceeds of $86,237. The fair value of the warrants was $303,492.

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

13.    Share capital (cont.)

On November 6, 2024, the Company completed the De-SPAC transaction (Note 4), with each of former Devv Holdings shares converted to securities of the Company on a 1 to 0.152934 basis. All disclosures in these financial statements on number of shares have been accordingly converted on the same basis. 515,920 shares with a fair value of $3,147,117 were retained by former shareholders of the Company as consideration for the De-SPAC transaction.

On November 6, 2024, upon completion of the De-SPAC transaction (Note 4), the Company also issued:

•        200,000 shares with a fair value of $1,220,000 for the acquisition of 50% interest in an associate, FCS (Note 6).

•        300,052 shares with a fair value of $1,830,318 in settlement of accounts payable and accrued liabilities with various vendors of Devv Holdings and Devv Corp, in the amount of $10,523,400. On October 29, 2024, the Focus Impact Sponsor transferred their Focus Impact Class A shares (“Sponsor Shares”) to the various vendors in settlement of the debt. Upon the closing of the De-SPAC transaction, the Company issued 300,052 replacement shares to the Focus Impact Sponsor. As Focus Impact Sponsor transferred the Sponsor Shares on behalf of the Company, and assumed the risk of the De-SPAC transaction not occurring (wherein Devv Holdings and Devv Corp would not have been obliged to compensate Focus Impact Sponsor in that eventuality), the transaction is more akin to a capital transaction per ASC 470-50-40-2, to reflect the risk undertaken by Focus Impact Sponsor in its capacity as a significant shareholder of the Company. As such the gain on settlement of $8,693,082 was recognized in equity.

•        169,480 shares to various parties for gross proceeds of $2,250,000, of which $20,000 remain receivable as of July 31, 2025.

•        50,000 shares with a fair value of $305,000 as a commitment fee in connection the ELOC Agreement with Helena I (Notes 7 and 17). The fair value of the shares is recognized as deferred financing costs of the Company.

•        324,987 shares with a fair value of $1,982,424 for the acquisition of carbon credits, and for deposits on carbon credits purchases (Note 5).

On November 13, 2024, the Company issued 55,729 shares with a fair value of $585,155 in consideration to Focus Impact Partners, for entering into a strategic consulting agreement (Note 18).

On December 27, 2024, the Company issued 41,247 shares with a fair value of $317,608 in settlement of accounts payable and accrued liabilities with various vendors of the Company, in the amount of $1,225,000, and recognized a gain on settlement of $907,392.

On March 17, 2025, the Company issued 16,666 shares with a fair value of $58,333 in accordance with the ELOC Agreement with Helena I (Note 7) in satisfaction of the $125,000 commitment (Note 18) upon the effectiveness of the Helena I Registration Statement.

In March 2025, the Company issued 160,600 shares in accordance with the ELOC Agreement with Helena I (Note 7) for gross proceeds of $481,530.

In May 2025, the Company issued 334,600 shares in accordance with the ELOC Agreement with Helena I (Note 7) for gross proceeds of $1,051,857.

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

13.    Share capital (cont.)

In July 2025, the Company issued 350,500 shares in accordance with the ELOC Agreement with Helena I (Note 7) for gross proceeds of $1,794,694. Of the gross proceeds, $448,151 were retained by Helena I for the repayment of the initial tranche of the Crypto Strategy Convertible Debt (Note 9).

In July 2025, the Company cancelled 155,000 shares in relation to the termination of carbon credit purchase agreements (Note 5).

Shares issued during the year ended July 31, 2024

On August 4, 2023 the Company issued 9,176 shares for the exercise of 9,176 share purchase warrants, at an exercise price of CAD$13.08 per share.

On August 22, 2023 the Company issued 6,372 shares for the exercise of 6,372 share purchase warrants, at an exercise price of CAD$13.08 per share.

On September 22, 2023 the Company issued 2,549 shares for the exercise of 2,549 share purchase warrants, at an exercise price of CAD$13.08 per share.

(c) Share purchase warrants

The continuity of share purchase warrants is as follows:

	Number of warrants	Weighted Average Exercise price	Remaining life (Years)
Balance, July 31, 2023	150,908	$44.69	1.85
Exercised	(18,097)	$9.73	—
Balance, July 31, 2024	132,811	$47.23	0.67
Issued on RTO (Note 4)	22,699,987	$1.52	—
Exercised	(9,176)	$9.50	—
Expired	(105,032)	$56.90	—
Balance, July 31, 2025	22,718,590	$1.53	4.27

As at July 31, 2025, the following share purchase warrants were outstanding:

Number of warrants outstanding		Exercise price	Expiry date
18,603		CAD$ 13.08	September 29, 2026
22,699,987	*	$ 1.52	November 6, 2029
22,718,590

____________

*        Each warrant exercisable for 0.09692 common stock.

All of the warrants outstanding are liability classified (Note 11).

The Company has 1,122 warrants with an exercise price of CAD$67.30 to be issued as of July 31, 2025.

Of the 22,699,987 warrants issued on the RTO, 11,200,000 were to replace former SPAC public warrants (“Public Warrants”), and 11,499,987 were to replace former SPAC private warrants (“Private Warrants”, together with Public Warrants, “SPAC Warrants”). Each SPAC Warrant is exercisable at $1.52 for 0.09692 shares of common stock.

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

13.    Share capital (cont.)

In connection with the Initial Business Combination, the Company assumed the agreements for the SPAC Warrants between the Company’s predecessor, Focus Impact Acquisition Corp., and Continental Stock Transfer & Trust Company, as warrant agent, and entered into such amendments thereto as were necessary to give effect to the provisions of the BCA, and each SPAC Warrant then outstanding and unexercised automatically without any action on the part of its holder was converted into a warrant of the Company.

Each replacement warrant is subject to the same terms and conditions, including exercisability terms, as were applicable to the corresponding SPAC Warrants immediately prior to the Initial Business Combination, except to the extent of such terms or conditions that are rendered inoperative by the Initial Business Combination. Accordingly, following the Initial Business Combination:

•        each replacement warrant will be exercisable solely for the Company’s common shares;

•        the number of the Company’s common shares subject to each replacement warrant will be equal to the number of Class A common shares subject to the applicable SPAC Warrant (subject to amendments as set forth in the agreement to the SPAC Warrants)

•        the per share exercise price for the Company’s common shares issuable upon exercise of such replacement warrant will be equal to the per share exercise price for the Class A Common Shares subject to the applicable SPAC Warrant, as in effective prior to the Initial Business Combination (subject to amendments as set forth in the agreement to the SPAC Warrants)

Public Warrants

The Company had agreed that as soon as practicable, but in no event later than twenty business days after the closing of the Initial Business Combination, the Company would use commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants, and the Company would use commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of common stock until the warrants expired or were redeemed, as specified in the warrant agreement; provided that if the Company’s common stock was at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfied the definition of a ‘‘covered security” under Section 18(b)(1) of the Securities Act, the Company may. at the Company’s option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elected, would not be required to file or maintain in effect a registration statement, but would use commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

If a registration statement covering the shares of common stock issuable upon exercise of the warrants is not effective by the 60th day after the closing of the Initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company would have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but use commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the lessor of (A) the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) the product of 0.361 and the number of whole warrants being exercised by such holder. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

13.    Share capital (cont.)

Private Warrants

The Private Warrants are not redeemable by the Company so long as they are held by Focus Impact Sponsor or its permitted transferees. Focus Impact Sponsor or its permitted transferees have the option to exercise the Private Warrants on a cashless basis,

Company’s right to redemption of warrants

The Company may redeem the outstanding Public Warrants under the following conditions, while a registration statement covering the common stock issuable upon exercise of the warrants is effective, upon a minimum of 30 days’ prior written notice of redemption to each warrant holder:

(1)    Redemption at a price of $0.01 per warrant

If common stock is trading at a price in excess of $23.90 (“Upper Redemption Trigger”) for any 20 trading days within a 30-day period ending three trading days before the Company sends a notice of redemption to the warrant holders.

(2)    Redemption at a price of $0.10 per warrant

If the common stock is trading in excess of $13.20 (“Lower Redemption Trigger”) for any 20 trading days within a 30-day period ending three trading days before the Company sends a notice of redemption to the warrant holders. Concurrently, if the common stock is trading at a price of less than the Upper Redemption Trigger for any 20 trading days within a 30-day period ending three trading days before the Company sends a notice of redemption to the warrant holders, the Private Warrants must also be concurrently called for redemption on the same terms as the Public Warrants.

Adjustments to exercise price of SPAC Warrants

The terms of the SPAC Warrants provided for an adjustment of the exercise price if the Initial Business Combination issued shares at a price (“Newly Issued Price”) below $92.00 per share, the aggregate gross proceeds from such issuances represent more than 60% of total equity proceeds, and the 20-day VWAP of the Company’s shares upon Initial Business Combination (“Market Value”) is below $92.00.

In such event, the exercise price will be adjusted to be 115% of the higher of the Market Value and the Newly Issued Price (“Reference Price”); the Upper Redemption Trigger will be adjusted to be 180% of the Reference Price ; and the Lower Redemption Trigger will be adjusted to the Reference Price.

On December 6, 2024, the Company determined the Newly Issued Price was $13.20; and the Market Value was $9.40. Accordingly the Reference Price was set at $13.20. The Company accordingly issued a notice of warrant adjustment to holders of SPAC Warrants, effecting the following adjustments in accordance with the terms of the SPAC Warrants:

•        Adjustment to the exercise price of the SPAC Warrants to $1.52 per 0.09692 share of the common stock of the Company, being 115% of Reference Price;

•        Adjustment of the Upper Redemption Trigger to $23.90 per share of the common stock of the Company, being 180% of Reference Price;

•        Adjustment of the Lower Redemption Trigger to $13.20 per share of the common stock of the Company, being the Reference Price

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

13.    Share capital (cont.)

The number of SPAC Warrants outstanding is not impacted by the consolidation arising from the RTO (Note 4) nor the reverse stock split (Note 20) of the Company. Correspondingly, the exercise price is also not adjusted. Instead, the number of shares each SPAC Warrant is exercisable into is adjusted to account for such adjustments. Upon RTO, the number of shares each SPAC Warrant is exercisable into (“Exercise Ratio”) is reduced from 1 to 0.9692. Upon reverse stock-split in August 2025, the Exercise Ratio is further reduced to 0.09692.

As set forth in the warrant agreement for the SPAC Warrants, the SPAC Warrants are not exercisable for any fractional shares. If, by reason of any adjustment made pursuant to the terms of the SPAC Warrants, the holder would be entitled to a fractional interest in a shares upon exercise of such SPAC Warrant, the Company shall round down to the nearest whole number of common shares to be issued to such holder upon exercise.

(d) Stock options

The continuity of the Company’s stock options is as follows:

	Number of stock options	Weighted average exercise price
Outstanding, October 31, 2024 and July 31, 2024	62,772	$40.20
Forfeited	(1,395)	$37.74
Granted	50,000	$2.32
Cancelled	(2,733)	$37.74
Outstanding, July 31, 2025	108,644	$22.79
Exercisable, July 31, 2024	33,496	$40.10
Exercisable, July 31, 2025	51,859	$40.16

As at July 31, 2025, the weighted average remaining contractual life of outstanding options is 4.90 years (July 31, 2024 – 7.09 years).

As at July 31, 2025, the following stock options were outstanding and exercisable:

Number of options outstanding	Exercise price	Expiry date	Number of options exercisable
2,676	CAD$ 52.40	January 17, 2028	2,676
9,176	CAD$ 52.40	February 6, 2028	9,176
8,411	CAD$ 72.60	May 15, 2028	7,035
764	CAD$ 77.20	June 26, 2028	764
50,000	$ 2.32	March 26, 2030	—
22,938	CAD$ 52.40	January 17, 2032	19,500
4,588	CAD$ 52.40	March 1, 2032	3,900
917	CAD$ 52.40	March 14, 2032	780
7,646	CAD$ 52.40	October 12, 2032	6,500
1,528	CAD$ 52.40	February 6, 2033	1,528
108,644			51,859

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

13.    Share capital (cont.)

Stock options issued during the year ended July 31, 2025

On March 26, 2025, 50,000 stock options with an exercise price of $2.32 and a term of 5 years was granted to officers of the Company. One-third of the stock options vest 12 months from grant date, and the remaining two-thirds vest monthly in 24 equal installments. The stock options are equity classified.

Stock options issued during the year ended July 31, 2024

No stock options were issued during the year ended July 31, 2024.

Share-based compensation — Stock options

Share-based payments relating to the vesting of stock options for the year ended July 31, 2025 was $72,641 (2024 – $692,740) and is recorded as salaries and wages on the consolidated statement of operations.

As of November 6, 2024, upon the listing of the Company’s shares on the NASDAQ, 58,644 stock options outstanding are liability classified (Note 12).

As of July 31, 2025, the total intrinsic value of stock options outstanding and exercisable was $Nil and $Nil, respectively. The intrinsic value of outstanding stock options is based on the company’s closing stock price on July 31, 2025.

(e) Restricted stock units (“RSUs”)

The continuity of the Company’s RSU’s is as follows:

Number of RSUs
Outstanding, July 31, 2023	103,686
Granted	17,789
Outstanding, July 31, 2024	121,475
Granted	30,586
Forfeited	(3,753)
Outstanding, July 31, 2025	148,308

RSUs granted during the year ended July 31, 2025

On March 26, 2025, 30,586 restricted stock units were granted to an officer of the Company. 70% of the RSUs vest on grant date, the remaining restricted stock units vest in equal 15% installments annually.

RSUs issued during the year ended July 31, 2024

On July 30, 2024, the Company granted 17,789 RSUs to directors, officers, employees and consultants of the Company. Each vested RSU can be exchanged for one common stock of the Company for no additional consideration. The RSUs will vest as follows:

•        10% vest upon the 6-month anniversary of the grant date

•        15% vest every 6 months thereafter for a period of 36 months

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

13.    Share capital (cont.)

As at July 31, 2025, the following RSUs were outstanding and vested:

Number of RSUs outstanding	Grant date	Number of RSUs Vested
917	November 30, 2021	917
38,232	December 24, 2021	32,496
1,009	March 1, 2022	1,009
62,702	March 14, 2022	53,985
14,862	July 30, 2024	7,086
30,586	March 26, 2025	25,998
148,308		121,491

Share-based compensation — RSU’s

Share-based payments relating to the vesting of RSUs for the year ended July 31, 2025 was $510,325 (2024 – $597,587) and is recorded as salaries and wages on the consolidated statement of operations.

14.    Related party transactions and balances

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Related parties may be individuals or corporate entities. A transaction is a related party transaction when there is a transfer of resources or obligations between related parties.

At July 31, 2025, the Company had amounts owing and accrued liabilities of $794,990 (July 31, 2024 – $478,072) payable to directors and officers of the Company for salaries, expense reimbursements and professional fees. These amounts are non-interest bearing and have no terms of repayment.

During the year ended July 31, 2025, the Company incurred wages and management fees of $698,890 and $279,000, respectively, to officers of the Company. Share based compensation incurred to officers and directors of the Company amounted to $488,569.

During the year ended July 31, 2025, the Company accrued interest of $228,518 on convertible debentures payable to related parties (Note 9).

During the year ended July 31, 2025, the Company amended the terms of convertible debentures payable to Focus Impact Partners and Focus Impact Sponsor, and issued an Additional Convertible Note to Focus Impact Partners (Note 9).

During the year ended July 31, 2025, the Company issued 55,729 common shares with a fair value of $585,155 to Focus Impact Partners in consideration for a strategic consulting agreement (Note 13).

During the year ended July 31, 2024, the Company issued convertible debentures to Devvio and Envviron (Note 9). During the year ended July 31, 2025, these loans were amended to extend their maturities to May 30, 2025, and the Company is in negotiations for further extension of maturities.

During the year ended July 31, 2024, the Company signed an amended strategic partnership agreement with Devvio (Note 18).

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

15.    Financial instruments

As at July 31, 2025, the Company’s financial instruments consist of cash, restricted cash, trade receivable, GST receivable, corporate taxes receivable, deposit on carbon credits purchase, accounts payable and accrued liabilities, convertible debentures, mandatory convertible debentures, warrant liabilities, stock option liabilities, stop loss provision liabilities and derivative liabilities. The Company classifies cash, GST receivable, corporate taxes receivable, and deposit on carbon credits purchase as financial assets held at amortized cost. The Company classifies accounts payable and accrued liabilities as financial liabilities which are held at amortized cost. The Company’s mandatory convertible debentures, warrant liabilities, stock option liabilities, and stop loss provision liabilities are carried at FVTPL. The Company’s convertible debentures are hybrid instruments where the debt host component is held at amortized cost and the embedded derivative was measured at FVTPL, until upon their amendments (Note 9), or the completion of the De-SPAC transaction (Note 4) of the Company, when they met the criteria for equity classification and were transferred to equity.

The Company’s derivative liabilities and mandatory convertible debentures are level 3 financial instruments and its warrant liabilities and stock option liabilities are Level 2 instruments. In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. Observable or market inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s assumptions based on the best information available. The unobservable inputs used for valuation of the mandatory convertible debentures and derivative liabilities included volatility and probability of De-SPAC transaction. Any significant changes in unobservable inputs could result in significantly lower or higher fair value measurements.

The risk exposure arising from these financial instruments is summarized as follows:

(a) Credit risk

The Company’s financial assets are cash, restricted cash, trade receivable, GST receivable, corporate taxes receivable, and deposit on carbon credits purchase. The Company’s maximum exposure to credit risk, as at period end, is the carrying value of its financial assets, being $10,592,093. The Company holds its cash with a major financial institution and with a publicly traded payment processing company therefore minimizing the Company’s credit risk.

(b) Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company manages liquidity by maintaining adequate cash balances and by raising equity financings. The Company has no assurance that such financings will be available on favorable terms. In general, the Company attempts to avoid exposure to liquidity risk by obtaining corporate financing through the issuance of shares.

As at July 31, 2025, the Company had cash of $3,446,111 to settle the contractual obligation of current liabilities of $11,847,575 which fall due for payment within twelve months of the statement of financial position. All of the Company’s contractual obligations are current and due within one year.

(c) Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and equity prices will affect the Company’s income or value of its holdings or financial instruments. At July 31, 2025, the Company has minimal exposure to these risks.

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

16.    Income taxes

A reconciliation between the effective income tax rate and the federal statutory income tax rate is as follows:

	July 31, 2025	July 31, 2024
Domestic	$(4,788,451)	$(7,403,278)
International	(7,278,780)	(2,395,924)
(Loss) before income taxes	(12,067,231)	(9,799,202)
	July 31, 2025	July 31, 2024
Expected recovery at statutory rate	(2,534,119)	(2,057,832)
Permanent book/tax differences	(33,892)	241,919
Change in valuation allowance	3,825,833	1,873,989
Current tax true up	(62,750)	28,463
Tax rate differential	—	—
Impact of foreign currency translation	—	(13,993)
Impact of acquisition	(1,195,073)	—
Total tax expense	$—	$72,546

The components of the provision for income taxes are as follows:

	July 31, 2025	July 31, 2024
Current tax expense:
Federal	$—	$—
Foreign	—	72,546
Total current tax expense	—	72,546

Deferred tax benefit:
Federal	—	—
Foreign	—	—
Total deferred tax benefit	—	—
Total income tax expense	$—	$72,546

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

16.    Income taxes (cont.)

The effective tax rate for 2025 is materially consistent with the prior year comparable period due to the continued full valuation allowance recorded against net deferred tax assets:

Deferred Income Tax

The significant components of the deferred tax assets and liabilities consisted of the following:

	July 31, 2025	July 31, 2024
Deferred tax assets
Net operating loss carryforwards	$4,573,385	$2,441,398
Unexercised share-based compensation	945,890	823,579
Capital start-up costs	2,355,876	620,911
Derivative liability	—	193,043
Accrued payroll reserves	162,426	49,866
Financing fees	4,503	6,005
Unrealized foreign exchange gain/loss	13,879	11,434
Total gross deferred tax assets	8,055,960	4,146,236

Valuation allowance	(7,967,381)	(4,141,548)

Total deferred tax assets, net of valuation allowance	88,579	4,688

Deferred tax liability
Convertible debt	(88,579)	(4,410)
Depreciation	—	(278)
Unrealized foreign exchange gain/loss	—	—
Total gross deferred tax liabilities	(88,579)	(4,688)

Net deferred tax asset	—	—

In assessing the realizability of deferred tax assets, management considers all positive and negative evidence to determine whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Due to the uncertainty of the Company’s ability to realize the benefit of the deferred tax assets, primarily related to the history of cumulative operating losses, the net deferred tax assets are fully offset by a valuation allowance at July 31, 2025 and 2024. As of July 31, 2025, the Company recorded a valuation allowance of $7,967,381 compared to $4,141,548 as of July 31, 2024.

As of July 31, 2025, the Company had $Nil of unrecognized tax benefits. The Company’s policy is to recognize interest and penalties related to income tax matters in income tax expense. As of both July 31, 2025 and July 31, 2024 the Company had accrued $Nil for net interest and penalties.

As of July 31, 2025, the Company had Canadian federal net operating loss carryforwards (“NOLs”) of $7,324,903 which have a 20-year expiration period and will begin to expire in 2040, and U.S. federal NOLs of $14,453,122 which can be carried forward indefinitely.

DevvStream Holdings Inc. is subject to U.S. federal tax, as well as various foreign jurisdictions including Canadian federal and provincial tax that impose an income tax. The years that remain subject to examination are 2021 and onwards.

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

16.    Income taxes (cont.)

U.S. Income Tax Status

U.S. federal tax legislation was enacted in 2004 to address perceived U.S. tax concerns in “corporate inversion” transactions. A “corporate inversion” generally occurs when a non-U.S. corporation acquires “substantially all” of the equity interests in, or the assets of, a U.S. corporation or partnership, if, after the acquisition, former equity holders of the U.S. corporation or partnership own a specified level of stock in the non-U.S. corporation. The tax consequences of these rules depend upon the percentage identity of stock ownership that results. Generally, in the “80-percent identity” transactions, i.e. former equity holders of the U.S. corporation owns 80% or more of the equity of the non-U.S. acquiring entity (excluding certain equity interests), the tax benefits of the inversion are limited by treating the non-U.S. acquiring entity as a domestic entity for U.S. tax purposes, DevvStream Holdings Inc. is subject to both Canadian and US tax. Note, the ownership percentage is computed under section 7874 which varies from legal ownership.

Management is of the view that a corporate inversion has resulted from the RTO transaction completed on November 4, 2022. Management has determined that DevvStream Holdings Inc. is subject to the “80 percent” identity with respect to the transactions undertaken. The tax implication resulting from this transaction would be annual filing of US corporate income tax return and additional withholding tax payment to IRS on future distribution to minority shareholders.

17.    Segmented information

The Company operates in one reportable operating segment — the development and monetization of environmental assets. All of the Company’s revenue during the year ended July 31, 2025 are attributable to the operating segment of development and monetization of environmental assets. The Company’s assets are located in Canada.

18.    Commitments and contingencies

•        On September 12, 2023, the Company amended its existing strategic partnership agreement with Devvio, a related party. The Company has committed to making specific payments to Devvio. They will provide a minimum advance of $1,000,000 by August 1, 2024, followed by $1,270,000 by August 1, 2025 and August 1, 2026. Additionally, starting from 2027, if advance royalty payments fall below $1,000,000 in any year, Devvio has the right to terminate the Strategic Partnership Agreement. On July 8, 2024, the parties further amended the agreement such that the minimum advances extended by one year and are now due as follows: $1,000,000 by August 1, 2025, followed by $1,270,000 by August 1, 2026 and August 1, 2027. Additionally starting in calendar year 2028, if advance royalty payments fall below $1,000,000 in any year, Devvio has the right to terminate the Strategic Partnership Agreement. The agreement is subsequently amended on October 28, 2025 to eliminate the aforementioned payment obligations (Note 20).

•        On February 16, 2024, the Company entered into a licensing agreement with Greenlines Technology Inc. for the use of certain technologies. The Company has agreed to pay $42,000 within 15 days of the closing of the BCA. Such amount was paid on November 26, 2024. Commencing January 1, 2025, the Company has agreed to pay an annual fee of $12,000 of the first day of each calendar year for the use of the technology. The amounts due on January 1, 2025 are yet to be paid as of July 31, 2025. The Company has accrued $7,000 in connection with the annual fee payable as of July 31, 2025.

•        On October 29, 2024, the Company entered into the ELOC Agreement with Helena I (Note 7). Following the closing of the De-SPAC Transaction and the Helena I Registration Statement becoming effective, the Company is to issue to Helena I common shares equal to $125,000 divided by the greater of (i) the lowest one-day VWAP during the five trading days immediately preceding the effectiveness date of such Registration Statement and (ii) $7.50. The Company issued 16,666 shares in satisfaction of this commitment on March 17, 2025.

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

18.    Commitments and contingencies (cont.)

•        On November 13, 2024, the Company entered into a strategic consulting agreement with Focus Impact Partners, pursuant to which the Focus Impact Partners will provide the Company with certain consulting services (“Strategic Consulting Agreement”) in consideration of an annual consulting fee of $500,000, which will be payable in quarterly installments of $125,000 starting with an initial payment for the period beginning December 31, 2023. Fees due under the Strategic Consulting Agreement shall accrue and not be payable until (a) the Company has successfully raised $5,000,000 in outside debt and/or equity capital, cumulatively since the period beginning December 31, 2023 or (b) the Company has 2 or more consecutive quarters of positive cash flow from operations. As of July 31, 2025, neither condition has been met. DevvStream Corp. will pay the Focus Impact Partners additional consulting fees as to be mutually agreed consistent with market practice in connection with any acquisition, merger, consolidation, business combination, sale, divestiture, financing, refinancing, restructuring or other similar transaction. The Strategic Consulting Agreement has a term of three years unless terminated early with at least 120 days advance notice and will be automatically extended for successive one-year periods at the end of each year unless either party provide a written notice of its desire not to automatically extend at least 120 days prior to the end of each year during the term of the Strategic Consulting Agreement.

•        Holders of the Company’s common stock, including Focus Impact Sponsor and historical holders of Devv Holdings, as well as holders of SPAC Warrants are entitled to registration rights pursuant to registration rights agreements signed prior to the RTO, requiring the Company to register such securities for resale. The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the Initial Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act.

•        On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other measures, a new U.S. federal 1% excise tax on certain repurchases, including redemptions, of stock by publicly traded domestic corporations in the U.S.. The excise tax is imposed on the repurchasing corporation and the amount of the excise tax is generally 1% of the fair market value of the stock repurchased. However, for the purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. During 2024, the IRS issued final regulations with respect to the timing and payment of excise tax. Pursuant to those regulations, the Company would need to file a return and remit payment for any liability incurred during the period from January 1, 2023 to December 31, 2023 on or before October 31, 2024. The Company is currently evaluating its obligations with respect to this provision of the IR Act. As the Company was formerly a special purposes acquisition corporation, redemption of shares by shareholders took place prior to the Initial Business Combination. The Company accrued $2,410,973 in excise taxes payable (Note 8), however has not made a payment as of July 31, 2025. If the Company is unable to pay its obligations in full, it may be subject to additional interest and penalties which are currently estimated at 10% interest per annum and a 5% underpayment penalty per month or portion of a month up to 25% of the total liability for any amount that is unpaid from November 1, 2024 until paid in full.

•        From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. At July 31, 2025, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s operations. There are also no proceedings in which any of the Company’s directors, officers or affiliates is an adverse party or has a material interest adverse to the Company’s interest.

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

19.    Retrospective adjustments

Presentation of historical number of equity instruments, weighted average number of shares outstanding, exercise price of equity instruments and conversion price of convertible instruments for the year ended July 31, 2024 were retrospectively adjusted, as a result of the following events:

•        the De-SPAC transaction (Note 4) on November 6, 2024, which effected a consolidation of the historical equity of Devv Holdings by the Common Conversion Ratio, i.e., 1 for 0.152934; and,

•        the reverse stock split (Note 20) on August 8, 2025, with the effect of a one-for-ten reverse split.

This results in an aggregate consolidation of historical number of shares by a factor of 1-to-0.0152934, with the inverse impact on exercise prices and conversion prices (the “Retrospective Impact”).

A summary of the impact of the retrospective adjustments are as follows:

Common shares outstanding

The number of common shares outstanding presented on the consolidated balance sheet and in Note 13(b) were adjusted as follows:

SVS and MVS of Devv Holdings in issue as of July 31, 2024 were replaced by the issuance of common shares of the Company upon the De-SPAC transaction (Note 4), on the basis of the Common Conversion Ratio.

29,603,123 SVS and 4,650,000 MVS were outstanding as of July 31, 2024. Each MVS was the equivalent of 10 SVS. The Company had an effective amount of 76,103,123 SVS outstanding, which was consolidated to be 1,163,871 common shares outstanding upon accounting for the Retrospective Impact.

28,419,790 SVS and 4,650,000 MVS were outstanding as of July 31, 2023. Each MVS was the equivalent of 10 SVS. The Company had an effective amount of 74,919,790 SVS outstanding, which was consolidated to be 1,145,774 common shares outstanding upon accounting for the Retrospective Impact.

Shares issued during the year ended July 31, 2024

The number of shares issued during the year ended July 31, 2024 presented on the consolidated statement of changes in shareholders’ deficiency and in Note 13(b) were adjusted as follows:

During the year ended July 31, 2024, 1,183,333 SVS were issued for warrant exercises. Accounting for the Retrospective Impact, it is equivalent to the issuance of 18,097 common shares.

Weighted average number of shares — basic and diluted, for the year ended July 31, 2024

The below is the calculation of the weighted average number of shares of the Company for the year ended July 31, 2024, as presented in the consolidated statement of operations, before and after accounting for the Retrospective Impact:

For the year ended July 31, 2024	As presented in prior year	Retrospective Impact
SVS outstanding, July 31, 2023	28,419,790	—
MVS outstanding, July 31, 2023	4,650,000	—
Common shares outstanding, July 31, 2023	—	1,145,774
Effect of shares issued for warrant exercises	1,125,318	17,210
Weighted average number of shares outstanding	34,195,108	1,162,984

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

19.    Retrospective adjustments (cont.)

Conversion terms of convertible debentures

The conversion terms of convertible debentures (Note 9) for the Devvio Tranche, Focus Impact Partners Convertible Debt, and Envviron Tranche are adjusted such that the conversion prices are multiplied by a factor of 10, as a result of the reverse stock split (Note 20). The figures are not adjusted for the impact of the De-SPAC (Note 4), as such conversion terms are set up such that such prices were on the basis of prior to the application of the Common Conversion Ratio.

Conversion terms of mandatory convertible debentures

The conversion terms of mandatory convertible debentures (Note 10) are adjusted such that the conversion prices are multiplied by a factor of 10, as a result of the reverse stock split (Note 20). The figures are not adjusted for the impact of the De-SPAC (Note 4), as such conversion terms are set up such that such prices were on the basis of prior to the application of the Common Conversion Ratio.

Share purchase warrants

The below sets forth the movement of the number of share purchase warrants, in Note 13(c), during the year ended July 31, 2024, before and after the application of the Retrospective Impact:

Number of warrants	Prior to Retrospective Impact	After Retrospective Impact
Balance, July 31, 2023	9,872,351	150,908
Exercised	(1,183,333)	(18,097)
Balance, July 31, 2024	8,689,018	132,811

The weighted average exercise prices are correspondingly adjusted through the application of the Retrospective Impact, and are translated to be presented in US dollars using the prevailing foreign exchange rates on the balance sheet dates and exercise dates.

Stock options

The below sets forth the movement of the number of stock options, in Note 13(d), during the year ended July 31, 2024, before and after the application of the Retrospective Impact:

Number of stock options	Prior to Retrospective Impact	After Retrospective Impact
Balance, July 31, 2024	4,105,000	62,772
Exercisable, July 31, 2024	2,190,250	33,496

The weighted average exercise prices are correspondingly adjusted through the application of the Retrospective Impact, and are translated to be presented in US dollars using the prevailing foreign exchange rates on July 31, 2024.

DevvStream Corp.
Notes to Consolidated Financial Statements
(Expressed in United States dollars)
For the years ended July 31, 2025 and 2024

19.    Retrospective adjustments (cont.)

Restricted stock units

The below sets forth the movement of the number of RSUs, in Note 13(e), during the year ended July 31, 2024, before and after the application of the Retrospective Impact:

Number of RSUs	Prior to Retrospective Impact	After Retrospective Impact
Balance, July 31, 2023	6,780,000	103,686
Exercised	1,163,572	17,789
Balance, July 31, 2024	7,943,572	121,475

20.    Subsequent events

Issuance of shares

In August 2025, the Company issued 300,000 shares in accordance with the ELOC Agreement with Helena I (Note 7) for gross proceeds of $756,607. $189,152 of the gross proceeds are used to repay the Crypto Strategy Convertible Debt (Note 9).

Reverse stock split

On August 8, 2025, the Company completed a reverse stock split of the Company’s common stock at a ratio of one-for-ten basis. All current and comparative references to the number of common stock, warrants, options, RSUs, weighted average number of common stock, and loss per share have been retrospectively adjusted to give effect to this reverse stock split.

Amendment to strategic partnership agreement with Devvio

On October 28, 2025, the Company further amended the strategic partnership agreement with Devvio (Note 18) such that the rights and obligations under the existing strategic partnership agreement relating to royalty payments, with the exception of confidentiality obligations in the amendment, are fully settled, discharged and of no further force or effect.

The strategic partnership agreement is amended to establish a strategic token program between the parties, whereby the Company agrees to purchase DevvE tokens annually in the amount of $1,000,000 in 2025, and $1,270,000 in each of 2026 and 2027 (the “Purchase Amounts”). The amount of DevvE tokens purchased will be determined by 10-day VWAP price (the “Purchase Price”). In connection with the purchases, the Company will also receive warrants to acquire additional DevvE tokens equal to 25% of the Purchase Amounts, exercisable at the same Purchase Price, for 3 years from each purchase date.

SOUTHERN ENERGY RENEWABLES INC.
CONDENSED INTERIM BALANCE SHEET
EXPRESSED IN US DOLLARS — UNAUDITED

	As of April 30, 2026	As of July 31, 2025
ASSETS
Current assets
Cash	$25,000	$—
Prepaid deposit (Note 3)	100,000	—
Total current assets	125,000	—

Fixed assets
Construction-in-progress (Note 4)	200,000	—
Deposit for land (Note 5)	550,000	—
Total fixed assets	750,000	—

TOTAL ASSETS	$875,000	$—

LIABILITIES AND SHAREHOLDERS’S EQUITY (DEFICIENCY)
Current liabilities
Loan payable – related party (Note 6)	$1,247,251	$175,422
Accounts payable – related party (Note 6)	62,806	35,500
Accounts payable	146,217	—
Total current liabilities	1,456,274	210,922

Non-current liabilities
Loan payable (Note 7)	900,000	—
Total non-current liabilities	900,000	—

TOTAL LIABILITIES	2,356,274	210,922

Commitments and contingencies (Note 8)
Shareholder’s equity (deficiency)
Common stock, $0.001 par value, 100,000,000 shares authorized; 0 shares issued. (Note 9)	—	—
Accumulated deficit	(1,481,274)	(210,922)
TOTAL SHAREHOLDER’S EQUITY (DEFICIENCY)	(1,481,274)	(210,922)
TOTAL LIABILITIES AND SHAREHOLDERS’S EQUITY (DEFICIENCY)	$875,000	$—

The accompanying notes are an integral part of these condensed interim financial statements.

Description of Business and Basis of Presentation (Note 1)

Going Concern (Note 1)

Subsequent Events (Note 11)

These condensed interim financial statements were approved by the Board of Directors on June 16, 2026 and signed on its behalf by the authorized member.

Approval of financial statements

Director

SOUTHERN ENERGY RENEWABLES INC.
CONDENSED INTERIM STATEMENT OF LOSS
EXPRESSED IN US DOLLARS — UNAUDITED

	For the nine-months ended April 30, 2026	For the three-months ended April 30, 2026
Operating expenses
Legal fees	$805,706	$95,924
Consulting fees	382,134	187,531
General and administrative expenses	161,110	29,441
Total operating expenses	1,348,950	312,896

Other Income
Third-party contribution income (Note 7)	$78,598	$78,598
Total other income	78,598	78,598

Net loss	$(1,270,352)	$(234,298)

The accompanying notes are an integral part of these condensed interim financial statements.

SOUTHERN ENERGY RENEWABLES INC.
CONDENSED INTERIM STATEMENT OF SHAREHOLDER’S EQUITY (DEFICIENCY)
EXPRESSED IN US DOLLARS — UNAUDITED

	Common stock		Additional Paid in Capital	Accumulated Deficit	Total Equity (Deficiency)
	Shares	Amount
Balance at July 31, 2025	—	$—	$—	$(210,922)	$(210,922)
Net loss	—	—	—	(1,270,352)	(1,270,352)
Balance at April 30, 2026	—	$—	$—	$(1,481,274)	$(1,481,274)
Balance at January 31, 2026	—	$—	$—	$(1,246,976)	$(1,246,976)
Net loss	—	—	—	(234,298)	(234,298)
Balance at April 30, 2026	—	$—	$—	$(1,481,274)	$(1,481,274)

The accompanying notes are an integral part of these financial statements.

SOUTHERN ENERGY RENEWABLES INC.
CONDENSED INTERIM STATEMENT OF CASH FLOWS
EXPRESSED IN US DOLLARS — UNAUDITED

For the nine-months ending April 30, 2026
Cash flows from operating activities:
Net loss	$(1,270,352)
Changes in operating assets and liabilities:
Prepaid deposit	(100,000)
Accounts payable	146,217
Accounts payable – related party	27,306
Loan payable – related party	296,829
Loan payable	900,000
Net cash used in operating activities	—

Cash flows from financing activities:
Loan payable – related party	25,000
Net cash provided by investing activities	25,000

Net increase in cash, cash equivalents	25,000
Cash, cash equivalents at the beginning of period	—
Cash, cash equivalents at the end of period	$25,000

Supplemental disclosure of cash flow information
Deposit for land financed directly by the lenders	$550,000
Construction-in-progress financed directly by the lenders	$200,000

The accompanying notes are an integral part of these condensed interim financial statements.

SOUTHERN ENERGY RENEWABLES INC
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
FOR THE NINE-MONTHS ENDED APRIL 30, 2026

NOTE 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business

Southern Energy Renewables Inc. (“Southern Energy” or the “Company”) was founded and incorporated on May 15, 2025 in the State of Louisiana and commenced operations on the same day with the mission to reduce the world’s carbon footprint through production of clean-burning, sustainable biofuels, principally Sustainable Aviation Fuel (“SAF”). Southern Energy is developing a flagship clean fuel facility in Louisiana designed to convert locally sourced forestry and agricultural residues into green methanol and sustainable aviation fuel (SAF).

Agreement and plan of merger with DevvStream Corp. (“DevvStream”)

On December 3, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with DevvStream Corp (“DevvStream”) and Sierra Merger Sub, Inc., a Delaware corporation and a newly formed wholly owned subsidiary of DevvStream. The transaction contemplates (i) a domestication of DevvStream into a Delaware corporation, (ii) a merger in which the Company will become a wholly owned subsidiary of DevvStream, and (iii) the issuance of DevvStream common shares to the Company’s existing shareholders such that, upon completion of the merger, the Company’s shareholders (inclusive of the concurrent PIPE Investment described below) will hold approximately 70% of DevvStream’s common shares on a fully diluted basis, resulting in a reverse takeover of DevvStream by the Company. The Merger Agreement is subject to termination, pursuant to a binding term sheet for a three-party merger among the Company, DevvStream, and XCF Global Inc. (“XCF”), whereupon the execution of a definitive agreement for such three-party merger, the Merger Agreement between the Company, DevvStream and Sierra Merger Sub Inc. shall be terminated. Any definitive agreement for such three-party merger shall be subject to the parties thereto mutually agreeing to acceptable terms prior to execution thereof.

Concurrent with the signing of the Merger Agreement, a related party of Southern Energy purchased common shares, without par value, of the DevvStream at a price per share of $15.58, for an aggregate equity investment of approximately $2,000,000 (the “PIPE Investment”).

Basis of Presentation

The accompanying financial statements and footnotes of Southern Energy Renewables Inc. have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and the Rules and Regulations of the United States Securities and Exchange Commission (“SEC”). The Quarterly Financial Statement is prepared using same accounting principles as the audited Financial Statements.

Certain information or footnote disclosures normally included in annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying condensed interim financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed consolidated interim financial statements should be read in conjunction with the Company’s audited financial statements for the period ended July 31, 2025. The interim period results do not necessarily indicate the results that may be expected for any other interim period or for the full fiscal year.

Use of Estimates and Judgments

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. These estimates and judgments are based on historical information, information that is currently available to the Company and on various other assumptions that the Company believes to be reasonable under the circumstances. Actual results could differ materially from those estimates.

SOUTHERN ENERGY RENEWABLES INC
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
FOR THE NINE-MONTHS ENDED APRIL 30, 2026

NOTE 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION (cont.)

Liquidity and Going Concern

The Company’s ultimate success is dependent on its ability to obtain additional financing and generate sufficient cash flows to meet its obligations on a timely basis. The Company’s business will require significant capital to sustain operations and the significant investments to execute its long-term business plan. Absent generation of sufficient revenue from the execution of the Company’s long-term business plan, the Company will need to obtain debt or equity financing, especially if the Company experiences downturns in its business that are more severe or longer than anticipated, or if the Company experiences significant increases in expense levels resulting from being a publicly-traded company or operations. Such additional debt or equity financing may not be available to the Company on favorable terms, if at all.

As of April 30, 2026 and July 31, 2025, the Company had $25,000 and $0, respectively, in cash and cash equivalents.

Management has assessed the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to raise sufficient funds to pay ongoing operating expenditure and meet its obligations over the next twelve months. At April 30, 2026, the Company has a working capital deficiency of $1,331,274 and accumulated losses of $1,481,274 since inception. Based on this assessment, there are material uncertainties about the business that cast significant doubt about the Company’s ability to continue as a going concern. The financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

All highly liquid temporary cash investments with original maturities of three months or less are cash equivalents. The Company reduces its exposure to credit risk by maintaining its cash deposits with major financial institutions and monitoring their credit ratings. The Company has not experienced any losses on these accounts and believes credit risk to be minimal. The Company presents restricted cash with cash and cash equivalents in the Consolidated Statement of Cash Flows.

General and Administrative

General and administrative expenses are expensed as incurred. The Company’s general and administrative costs consist of business travel, advertisement & marketing, bond application fees and license fees.

Income Taxes

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted at the end of the reporting period, and any adjustment to tax payable in respect of previous years.

The Company records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. Accounting standards regarding income taxes requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance, if based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed at each reporting period based on a “more likely than not” realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, the Company’s experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.

SOUTHERN ENERGY RENEWABLES INC
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
FOR THE NINE-MONTHS ENDED APRIL 30, 2026

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Significant judgment is required in evaluating the Company’s tax positions and determining its provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. Accounting standards regarding uncertainty in income taxes provides a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely, based solely on the technical merits, of being sustained on examinations. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Segments

The Company operates in one segment, renewable fuels, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 280 “Segment Reporting”, (“ASC No. 280”). Operating segments as defined in ASC No. 280, are components of entities that engage in business activities from which they may earn revenues and incur expenses for which separate financial information is available and which is evaluated regularly by the Company’s chief operating decision maker in deciding how to assess performance and allocate resources.

Fair Value Measurements

As defined in ASC 820, “Fair Value Measurements and Disclosures”, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. ASC 820 establishes a three-level hierarchy of fair value measurements to provide greater transparency and comparability of fair value measurements and disclosures among reporting entities. The hierarchy gives us the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement). This fair value measurement framework applies at both initial and subsequent measurement.

Level 1:

Quoted prices are available in active market for identical assets or liabilities as of the reporting data. Active markets are those in which transactions for the assets or liability occur in sufficient frequency and volume to provide information on an ongoing basis. Level 1 primarily consist of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

Level 2:

Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economics measure. Subsequently all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable market data. Instruments in this category generally include non-exchange-traded derivatives such as commodity swaps, interest rate swaps, option and collars.

Level 3:

Pricing inputs includes significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

SOUTHERN ENERGY RENEWABLES INC
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
FOR THE NINE-MONTHS ENDED APRIL 30, 2026

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value of Financial Instruments

The carrying amounts of the assets and liabilities that are considered to be financial instruments recognized on the accompanying consolidated balance sheet approximate their fair market values based upon current market indicators. Certain financial instruments are carried at cost, which management believes approximates fair market value based on the short-term nature of the instruments, or because the variable and fixed-rate debt approximates market interest rates.

Net Loss Per Common Share

Basic net income (loss) per share is computed by dividing net income (loss) attributable to common stockholders (the numerator) by the weighted average number of common shares outstanding for the period (the denominator). Diluted net income per common share attributable to common shareholders is computed by dividing net income by the weighted average number of common shares outstanding during the period adjusted for the dilutive effects of common stock equivalents. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive. For the nine-months ended April 30, 2026, no dilutive effect for common stock equivalents was considered in the calculation of diluted loss per share as there are no dilutive instruments outstanding.

Management’s Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities.

Recently Issued, Not Yet Adopted Accounting Pronouncements

In November 2024, the FASB issued ASU 2024-03, “Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40) — Disaggregation of Income Statement Expenses,” which requires additional disclosure about specified categories of expenses included in relevant expense captions presented on the income statement. The amendments are effective for annual periods beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The amendments may be applied either prospectively or retrospectively. The Company is currently evaluating this ASU to determine its impact on the Company’s disclosures.

In November 2024, the FASB issued ASU 2024-04 (“ASU 2024-04”), Debt-Debt with Conversion and Other Options (Subtopic 470-20). The guidance in ASU 2024-04 clarifies the requirements related to accounting for the settlement of a debt instrument as an induced conversion. The standard is effective for fiscal years beginning after December 15, 2025, and interim periods within fiscal years beginning after December 15, 2025, with early adoption permitted as of the beginning of a reporting period if the entity has also adopted ASU 2020-06 for that period. The Company is currently evaluating the impact that the adoption of ASU 2024-04 may have on its disclosures in its financial statements.

In May 2025, the FASB issued ASU 2025-03 (“ASU 2025-03”), Business Combinations (Topic 805) and Consolidation (Topic 810), which enhance the comparability of financial statements across entities engaging in acquisition transactions effected primarily by exchanging equity interests when the legal acquiree meets the definition of a business. Specifically, under the amendments, acquisition transactions in which the legal acquiree is a VIE will, in more instances, result in the same accounting outcomes as economically similar transactions in which the legal acquiree is a voting interest entity. The amendments in this Update do not change the accounting for a transaction determined to be a reverse acquisition or a transaction in which the legal acquirer is not a business and is determined to be the accounting acquiree. The amendments are effective for fiscal years beginning after December 15, 2026, and interim reporting periods within those annual reporting periods. The amendment should be applied prospectively to any acquisition transaction that occurs after the initial application date. Early adoption is permitted as of the beginning of an interim or annual reporting period.

SOUTHERN ENERGY RENEWABLES INC
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
FOR THE NINE-MONTHS ENDED APRIL 30, 2026

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recently Adopted Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09 (“ASU 2023-09”), Income Taxes, which enhances the transparency of income tax disclosures by expanding annual disclosure requirements related to the rate reconciliation and income taxes paid. The amendments are effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The amendments should be applied on a prospective basis. Retrospective application is permitted. The Company adopted ASU 2023-09 as of April 30, 2026. The adoption did not have a material impact on its financial statements.

NOTE 3. PREPAID DEPOSIT

During the period ended April 30, 2026, the Company recognized prepaid deposits of $100,000, primarily consisting of deposits paid for legal fees and research and development. Prepaid deposit consists of the following as of:

	April 30, 2026	July 31, 2025
Balance, beginning of period	$0	$0
Legal fees	50,000	0
Research and development	50,000	0
Balance, end of period	$100,000	$0

Research and development fees were paid to Alliance for Energy Innovation, LLC (the “Contractor”) with the objective of the project being to advance the commercialization potential of an emerging methanol-to-hydrocarbons (MTH) catalyst and process through pilot-scale production and aviation fuel property evaluation of a biomass-derived high specific-energy density product stream. The total contribution from the Company will be $500,000 and contributions from the Contractor will be $436,000 as per the joint agreement.

NOTE 4. CONSTRUCTION IN PROGRESS

Construction in progress consisted of the following as of:

	April 30, 2026	July 31, 2025
Balance, beginning of period	$0	$0
Additions	200,000	0
Balance, end of period	$200,000	$0

The Company has signed an agreement with Frontline BioEnergy (“Frontline”) for the design and installation of MEOH and MTH process equipment to integrate with Frontline’s existing biomass-to-clean syngas process demonstration unit for a total value of $2,050,000. The total amount paid under the agreement as of April 30, 2026 is $200,000 to finalize HMB and PFD, buildout of equipment support structure, begin upgrades on electrical supply system. The remaining amounts are due as follows:

Date payment due	Estimated spend amount
April 30, 2026	$350,000
May 31, 2026	$400,000
June 30, 2026	$300,000
July 31, 2026	$275,000
August 31, 2026	$150,000
September 30, 2026	$150,000
October 31, 2026	$150,000
November 30, 2026	$75,000

The Company has not placed any of the assets into service, therefore depreciation expense for the period ended April 30, 2026, was $0.

SOUTHERN ENERGY RENEWABLES INC
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
FOR THE NINE-MONTHS ENDED APRIL 30, 2026

NOTE 5. DEPOSIT FOR LAND

During the period ended April 30, 2026, the Company recognized a deposit for land of $550,000, primarily consisting of a deposit paid for the purchase of land.

	April 30, 2026	July 31, 2025
Balance, beginning of period	$0	$0
Additions	550,000	0
Balance, end of period	$550,000	$0

The Company has signed an “Option to Purchase Agreement” with 3C Riverside Properties, LLC (the “Optionor 1”) on January 26, 2026 where Optionor 1 grants the Company the exclusive rights and option to purchase property for $23,940,000. As per the terms of the agreement, the Company has paid an initial deposit of $180,000 and an initial option payment of $150,000 as of April 30, 2026. The Company also needs to make additional option payments of $300,000, $300,000 and $450,000 on days 151, days 211 and days 271, respectively.

The Company has signed “Option to Purchase Agreement” with Southern Recycling, LLC (the “Optionor 2”) where Optionor 2 grants the Company the exclusive rights and option to purchase property for $15,960,000. As per the terms of the agreement, the Company has paid an initial deposit of $120,000 and an initial option payment of $100,000 as of April 30, 2026. The Company also needs to make additional option payments of $200,000, $200,000 and $300,000 on days 151, days 211 and days 271, respectively.

The total deposit paid for the above-mention agreements as of April 30, 2026, is $550,000.

NOTE 6. RELATED PARTY TRANSACTIONS

Related Party Payable

Loan Payable to Related Party

During the nine-months ended April 30, 2026 and period ended July 31, 2025, the Company entered into a loan agreement with EEME Energy SPV I LLC (“EEME Energy”), borrowing an aggregate of $1,071,829. EEME Energy is 100% owned by Majique Ladnier, who is also president and sole director of the Company. The amount was borrowed on various dates ranging from August 1, 2025 to April 30, 2026. As of April 30, 2026, the balance due for this loan was $1,247,251 (July 31, 2025 - $175,422) and the amount is non-interest bearing, and the amount is expected to be paid within 1 year.

As of April 30, 2026, and July 31, 2025, accounts payable included amounts due to a related party of $62,806 and $35,500, respectively. The amount is payable to the Company’s CEO Jayesh Patel for consulting fees and travel reimbursement.

NOTE 7. PAYMENT RECEIVED FROM UNRLEATED THIRD PARTY

During the nine months ended April 30, 2026, DevvStream Corp. which is an unrelated third party paid $350,000 on behalf of the Company in connection with professional fees, reimbursement and other deposits The paying party has no ownership interest in, or control over, the Company, and the parties are not related as defined under ASC 850.

The amount is not subject to repayment. Accordingly, the Company has recognized $271,402 as adjustment against expenses and $78,598 as other income in the accompanying statements of operations for the period ended April 30, 2026.

DevvStream Corp. has also extended a loan of $900,000 to the Company during the nine-months ending April 30, 2026. The balance due for this loan was $900,000 (July 31, 2025 - $0), the amount is non-interest bearing, and there is no due date; and the amount is expected to be paid after 12 months.

SOUTHERN ENERGY RENEWABLES INC
NOTES TO THE CONDENSED INTERIM FINANCIAL STATEMENTS
FOR THE NINE-MONTHS ENDED APRIL 30, 2026

NOTE 8. COMMITMENTS AND CONTINGENCIES

The Company is not subject to any claims as of April 30, 2026.

NOTE 9. STOCKHOLDERS’ EQUITY

Authorized Capital

The Company is currently authorized to issue up to 100,000,000 shares of common stock with a par value of $0.001. As of April 30, 2026, no common stock has been issued.

NOTE 10. CONCENTRATIONS OF CREDIT RISK

The Company maintains its cash balances in financial institutions. The balances in the financial institutions are insured by the Federal Deposit Insurance Corporation up to $250,000. At no time during the year, the Company’s cash balances was in excess of the insured limit.

NOTE 11. SUBSEQUENT EVENTS

The Company has evaluated all transactions through the date the accompanying financial statements were issued for subsequent events, disclosure or adjustment consideration.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Directors of
Southern Energy Renewables Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Southern Energy Renewables Inc. (the “Company”) as of July 31, 2025, and the related statements of loss, shareholder’s equity (deficiency), and cash flows for the period from inception on May 15, 2025 to July 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 2025, and the results of its operations and its cash flows for the period from inception on May 15, 2025 to July 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, at July 31, 2025, the Company has a working capital deficiency of $210,922 and accumulated losses of $210,922 since inception. These matters raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

We have served as the Company’s auditor since 2026.

/s/ DAVIDSON & COMPANY LLP
Chartered Professional Accountants	Vancouver, Canada
March 24, 2026

SOUTHERN ENERGY RENEWABLES INC.
BALANCE SHEET
EXPRESSED IN US DOLLARS

As of July 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$—
Total current assets	—

LIABILITIES AND SHAREHOLDERS’S EQUITY (DEFICIENCY)
Current liabilities
Loan payable – related party (Note 3)	$175,422
Accounts payable – related party (Note 3)	35,500
Total current liabilities	210,922

TOTAL LIABILITIES	210,922

Commitments and contingencies (Note 4)
Shareholder’s equity (deficiency)
Common stock, $0.001 par value, 100,000,000 shares authorized; 0 shares issued. (Note 6)	—
Accumulated deficit	(210,922)
TOTAL LIABILITIES	210,922
TOTAL LIABILITIES AND SHAREHOLDERS’S EQUITY (DEFICIENCY)	$—

The accompanying notes are an integral part of these financial statements.

Description of business and basis of presentation (Note 1)
Going Concern (Note 1)
Subsequent Events (Note 8)

There financial statements were approved by the Board of Directors on March 24, 2026 and signed on its behalf by the authorized member.

Approval of financial statements

Director

SOUTHERN ENERGY RENEWABLES INC.
STATEMENT OF LOSS
EXPRESSED IN US DOLLARS

For the period from inception (May 15, 2025) to July 31, 2025
Operating expenses
Consulting fees	$148,050
General and administrative expenses	62,872
Total operating expenses	(210,922)
Loss from operations	(210,922)

Net loss	$(210,922)

The accompanying notes are an integral part of these financial statements.

SOUTHERN ENERGY RENEWABLES INC.
STATEMENT OF SHAREHOLDER’S EQUITY (DEFICIENCY)
FOR THE PERIOD FROM INCEPTION (MAY 15, 2025) TO JULY 31, 2025
EXPRESSED IN US DOLLARS

	Common stock		Additional Paid in Capital	Accumulated Deficit	Total Equity
	Shares	Amount
Balance at Inception (May 15, 2025)	—	$—	$—	$—	$—
Net loss	—	—	—	(210,922)	(210,922)
Balance at July 31, 2025	—	$—	$—	$(210,922)	$(210,922)

The accompanying notes are an integral part of these financial statements.

SOUTHERN ENERGY RENEWABLES INC.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM INCEPTION (MAY 15, 2025) TO JULY 31, 2025
EXPRESSED IN US DOLLARS

For the period from inception (May 15, 2025) to July 31, 2025
Cash flows from operating activities:
Net loss	$(210,922)
Changes in operating assets and liabilities:
Loan payable – related party	175,422
Accounts payable – related party	35,500
Net cash provided by (used in) operating activities	—
Net increase/(decrease) in cash, cash equivalents	—
Cash, cash equivalents at beginning of period	—
Cash, cash equivalents at the end of period	$—

The accompanying notes are an integral part of these financial statements.

SOUTHERN ENERGY RENEWABLES INC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM INCEPTION (MAY 15, 2025) TO JULY 31, 2025

NOTE 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business

Southern Energy Renewables Inc. (“Southern Energy” or the “Company”) was founded and incorporated on May 15, 2025 in the State of Louisiana and commenced operations on the same day with the mission to reduce the world’s carbon footprint through production of clean-burning, sustainable biofuels, principally Sustainable Aviation Fuel (“SAF”). Southern Energy is developing a flagship clean fuel facility in Louisiana designed to convert locally sourced forestry and agricultural residues into green methanol and sustainable aviation fuel (SAF).

Basis of Presentation

The accompanying financial statements and footnotes of Southern Energy Renewables Inc. have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and the Rules and Regulations of the United States Securities and Exchange Commission (“SEC”).

Use of Estimates and Judgments

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. These estimates and judgments are based on historical information, information that is currently available to the Company and on various other assumptions that the Company believes to be reasonable under the circumstances. Actual results could differ materially from those estimates.

Liquidity and Going Concern

The Company’s ultimate success is dependent on its ability to obtain additional financing and generate sufficient cash flows to meet its obligations on a timely basis. The Company’s business will require significant capital to sustain operations and the significant investments to execute its long-term business plan. Absent generation of sufficient revenue from the execution of the Company’s long-term business plan, the Company will need to obtain debt or equity financing, especially if the Company experiences downturns in its business that are more severe or longer than anticipated, or if the Company experiences significant increases in expense levels resulting from being a publicly-traded company or operations. Such additional debt or equity financing may not be available to the Company on favorable terms, if at all.

As of July 31, 2025, the Company had $0 in cash and cash equivalents.

Management has assessed the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to raise sufficient funds to pay ongoing operating expenditure and meet its obligations over the next twelve months. At July 31, 2025, the Company has a working capital deficiency of $210,922 and accumulated losses of $210,922 since inception. Based on this assessment, there are material uncertainties about the business that cast significant doubt about the Company’s ability to continue as a going concern. The financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets, or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

SOUTHERN ENERGY RENEWABLES INC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM INCEPTION (MAY 15, 2025) TO JULY 31, 2025

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

All highly liquid temporary cash investments with original maturities of three months or less are cash equivalents. The Company reduces its exposure to credit risk by maintaining its cash deposits with major financial institutions and monitoring their credit ratings. The Company has not experienced any losses on these accounts and believes credit risk to be minimal. The Company presents restricted cash with cash and cash equivalents in the Consolidated Statement of Cash Flows. Restricted cash represents funds the Company is required to set aside for debt servicing purposes.

General and Administrative

General and administrative expenses are expensed as incurred. The Company’s general and administrative costs consist of business travel and website development.

Income Taxes

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted at the end of the reporting period, and any adjustment to tax payable in respect of previous years.

The Company records income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases, and attributable to operating loss and tax credit carryforwards. Accounting standards regarding income taxes requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance, if based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed at each reporting period based on a “more likely than not” realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, the Company’s experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.

Significant judgment is required in evaluating the Company’s tax positions and determining its provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. Accounting standards regarding uncertainty in income taxes provides a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely, based solely on the technical merits, of being sustained on examinations. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

Segments

The Company operates in one segment, renewable fuels, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 280 “Segment Reporting”, (“ASC No. 280”). Operating segments as defined in ASC No. 280, are components of entities that engage in business activities from which they may earn revenues and incur expenses for which separate financial information is available and which is evaluated regularly by the Company’s chief operating decision maker in deciding how to assess performance and allocate resources.

SOUTHERN ENERGY RENEWABLES INC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM INCEPTION (MAY 15, 2025) TO JULY 31, 2025

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value Measurements

As defined in ASC 820, “Fair Value Measurements and Disclosures”, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between marker participants on the measurement date. The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. ASC 820 establishes a three-level hierarchy of fair value measurements to provide greater transparency and comparability of fair value measurements and disclosures among reporting entities. The hierarchy gives us the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement).

This fair value measurement framework applies at both initial and subsequent measurement.

Level 1:

Quoted prices are available in active market for identical assets or liabilities as of the reporting data. Active markets are those in which transactions for the assets or liability occur in sufficient frequency and volume to provide information on an ongoing basis. Level 1 primarily consist of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

Level 2:

Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors and current market and contractual prices for the underlying instruments, as well as other relevant economics measure. Subsequently all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable market data. Instruments in this category generally include non-exchange-traded derivatives such as commodity swaps, interest rate swaps, option and collars.

Level 3:

Pricing inputs includes significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

Fair Value of Financial Instruments

The carrying amounts of the assets and liabilities that are considered to be financial instruments recognized on the accompanying consolidated balance sheet approximate their fair market values based upon current market indicators. Certain financial instruments are carried at cost, which management believes approximates fair market value based on the short-term nature of the instruments, or because the variable and fixed-rate debt approximates market interest rates.

Net Loss Per Common Share

Basic net income (loss) per share is computed by dividing net income (loss) attributable to common stockholders (the numerator) by the weighted average number of common shares outstanding for the period (the denominator). Diluted net income per common share attributable to common shareholders is computed by dividing net income by the weighted average number of common shares outstanding during the period adjusted for the dilutive effects of common stock equivalents. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents because their inclusion would be anti-dilutive. For the period from inception (May 15, 2025) to July 31, 2025, no dilutive effect for common stock equivalents was considered in the calculation of diluted loss per share as their effect was anti-dilutive.

SOUTHERN ENERGY RENEWABLES INC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM INCEPTION (MAY 15, 2025) TO JULY 31, 2025

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Management’s Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities.

Recently Issued, Not Yet Adopted Accounting Pronouncements

In November 2024, the FASB issued ASU 2024-03, “Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40) — Disaggregation of Income Statement Expenses,” which requires additional disclosure about specified categories of expenses included in relevant expense captions presented on the income statement. The amendments are effective for annual periods beginning after December 15, 2026, and for interim periods within fiscal years beginning after December 15, 2027. Early adoption is permitted. The amendments may be applied either prospectively or retrospectively. The Company is currently evaluating this ASU to determine its impact on the Company’s disclosures.

In November 2024, the FASB issued ASU 2024-04 (“ASU 2024-04”), Debt-Debt with Conversion and Other Options (Subtopic 470-20). The guidance in ASU 2024-04 clarifies the requirements related to accounting for the settlement of a debt instrument as an induced conversion. The standard is effective for fiscal years beginning after December 15, 2025, and interim periods within fiscal years beginning after December 15, 2025, with early adoption permitted as of the beginning of a reporting period if the entity has also adopted ASU 2020-06 for that period. The Company is currently evaluating the impact that the adoption of ASU 2024-04 may have on its disclosures in its financial statements.

Recently Adopted Accounting Pronouncements

In May 2025, the FASB issued ASU 2025-03 (“ASU 2025-03”), Business Combinations (Topic 805) and Consolidation (Topic 810), which enhance the comparability of financial statements across entities engaging in acquisition transactions effected primarily by exchanging equity interests when the legal acquiree meets the definition of a business. Specifically, under the amendments, acquisition transactions in which the legal acquiree is a VIE will, in more instances, result in the same accounting outcomes as economically similar transactions in which the legal acquiree is a voting interest entity. The amendments in this Update do not change the accounting for a transaction determined to be a reverse acquisition or a transaction in which the legal acquirer is not a business and is determined to be the accounting acquiree. The amendments are effective for fiscal years beginning after December 15, 2026, and interim reporting periods within those annual reporting periods. The amendment should be applied prospectively to any acquisition transaction that occurs after the initial application date. Early adoption is permitted as of the beginning of an interim or annual reporting period.

In December 2023, the FASB issued ASU 2023-09 (“ASU 2023-09”), Income Taxes, which enhances the transparency of income tax disclosures by expanding annual disclosure requirements related to the rate reconciliation and income taxes paid. The amendments are effective for fiscal years beginning after December 15, 2024. Early adoption is permitted. The amendments should be applied on a prospective basis. Retrospective application is permitted. The Company adopted ASU 2023-09 as of January 1, 2025. The adoption did not have a material impact on its financial statements.

SOUTHERN ENERGY RENEWABLES INC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM INCEPTION (MAY 15, 2025) TO JULY 31, 2025

NOTE 3. RELATED PARTY TRANSACTIONS

Related Party Payable

Loan Payable to Related Party

During the period ended July 31, 2025, the Company entered into a loan payable with EEME Energy SPV I LLC (“EEME Energy”), borrowing an aggregate of $175,422. EEME Energy is 100% owned by Majique Ladnier, who is also president and sole director of the Company. The amount was borrowed on various dates ranging from May 15, 2025 to July 31, 2025. As of July 31, 2025, the balance due for this loan was $175,422 and the amount is not interest-bearing, and the amount is expected to be paid within 1 year.

As of July 31, 2025, accounts payable included amount due to related party of $35,500. The amount is payable to the Company’s CEO Jayesh Patel for consulting fees and travel reimbursement.

NOTE 4. COMMITMENTS AND CONTINGENCIES

The Company is not subject to any claims as of July 31, 2025.

NOTE 5. INCOME TAXES

The Company accounts for its income taxes in accordance with ASC 740 “Incomes Taxes”, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax basis and tax credit carry forwards.

Due to our cumulative loss position, historical net operating losses (“NOLs”), and other available evidence related to our ability to generate taxable income, we have recorded a full valuation allowance against our net deferred tax assets as of July 31, 2025. Accordingly, we have not recorded a provision for federal income taxes during the period ended July 31, 2025.

The components of income tax expense for the period ended July 31, 2025 consisted of following:

July 31, 2025
Federal tax statutory rate	21.0%
Permanent difference	(0.0)%
Valuation allowance	(21.0)%
Effective rate	0%

Significant components of the Company’s estimated deferred assets and liabilities as of July 31, 2025 is as follows:

July 31, 2025
Net operating loss	$210,922
Less: Valuation allowance	(210,922)
Net operating loss	—

Total deferred tax assets	$—

NOTE 6. STOCKHOLDERS’ EQUITY

Authorized Capital

The Company is currently authorized to issue up to 100,000,000 shares of common stock. As of July 31, 2025 no common stock has been issued.

SOUTHERN ENERGY RENEWABLES INC
NOTES TO THE FINANCIAL STATEMENTS
FOR THE PERIOD FROM INCEPTION (MAY 15, 2025) TO JULY 31, 2025

NOTE 7. CONCENTRATIONS OF CREDIT RISK

The Company does not have any cash balance as of July 31, 2025, so there is no credit risk.

NOTE 8. SUBSEQUENT EVENTS

The Company has evaluated all transactions through the date the accompanying financial statements were issued for subsequent events, disclosure or adjustment consideration.

Appointment of Chief Executive Officer

On November 30, 2025, the Company appointed Jayesh Patel as Chief Executive Officer.

Agreement and plan of merger with DevvStream Corp. (“DevvStream”)

On December 3, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with DevvStream Corp (“DevvStream”) and Sierra Merger Sub, Inc., a Delaware corporation and a newly formed wholly owned subsidiary of DevvStream. The transaction contemplates (i) a domestication of DevvStream into a Delaware corporation, (ii) a merger in which the Company will become a wholly owned subsidiary of DevvStream, and (iii) the issuance of DevvStream common shares to the Company’s existing shareholders such that, upon completion of the merger, the Company’s shareholders (inclusive of the concurrent PIPE described below) will hold approximately 70% of DevvStream’s common shares on a fully diluted basis, resulting in a reverse takeover of DevvStream by the Company. The Merger Agreement is subject to termination, pursuant to a binding term sheet for a three-party merger among the Company, DevvStream, and XCF Global Inc. (“XCF”), whereupon the execution of a definitive agreement for such three-party merger, the Merger Agreement between the Company, DevvStream and Sierra Merger Sub Inc. shall be terminated. Any definitive agreement for such three-party merger shall be subject to the parties thereto mutually agreeing to acceptable terms prior to execution thereof.

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

XCF Global, Inc.

DevvStream Corp.,

Southern Energy Renewables Inc.,

DevvStream Merger Sub Inc.

and

Southern Merger Sub Inc.

Dated as of April 13, 2026

Annex A Page Nos.
Article I CLOSING		A-2
1.1	Effective Date and Closing.	A-2
1.2	Exchange of Southern Securities	A-3
1.3	Exchange of DevvStream Securities.	A-3
1.4	Issuance of Company Common Shares	A-5
1.5	No Fractional Company Common Shares	A-5
1.6	Withholding Taxes	A-5
1.7	Announcement and Shareholder Communications	A-6

Article II DOMESTICATION; DEVVSTREAM MEETING.		A-6
2.1	Domestication	A-6
2.2	The DevvStream Meeting	A-7
2.3	The DevvStream Circular	A-8

Article III THE MERGERS		A-9
3.1	Implementation of the Mergers	A-9
3.2	Charter Documents of the Surviving Corporations.	A-10
3.3	Directors and Officers of Surviving Corporation	A-10
3.4	Registration Statement.	A-10
3.5	The Company Meeting; Proxy Statement	A-11
3.6	Intended US Tax Treatment	A-12

Article IV REPRESENTATIONS AND WARRANTIES OF SOUTHERN		A-12
4.1	Organization and Standing	A-12
4.2	Authorization; Binding Agreement	A-12
4.3	Governmental Approvals	A-13
4.4	Non-Contravention	A-13
4.5	Capitalization	A-13
4.6	Subsidiaries	A-14
4.7	Financials	A-14
4.8	Absence of Certain Changes	A-15
4.9	Compliance with Laws	A-15
4.10	Southern Permits	A-15
4.11	Carbon Credits	A-15
4.12	Litigation	A-15
4.13	Material Contracts	A-16
4.14	Intellectual Property	A-17
4.15	Taxes and Returns	A-20
4.16	Real Property	A-21
4.17	Personal Property	A-21
4.18	Title to and Sufficiency of Assets	A-22
4.19	Employee Matters	A-22
4.20	Benefit Plans	A-23
4.21	Environmental Matters	A-24
4.22	Related Person Transactions	A-24
4.23	Insurance	A-25
4.24	Books and Records	A-25

Annex A-i

Annex A Page Nos.
4.25	Certain Business Practices	A-25
4.26	Compliance with Privacy Laws, Privacy Policies and Certain Contracts	A-25
4.27	Investment Company Act	A-26
4.28	Finders and Brokers	A-26
4.29	Independent Investigation	A-26
4.30	Information Supplied	A-26

Article V REPRESENTATIONS AND WARRANTIES OF THE MERGER SUBS		A-27
5.1	Organization and Standing	A-27
5.2	Authorization; Binding Agreement	A-27
5.3	Governmental Approvals	A-27
5.4	Non-Contravention	A-27
5.5	Capitalization	A-28
5.6	Merger Sub Activities	A-28
5.7	Compliance with Laws	A-28
5.8	Actions; Orders	A-28
5.9	Transactions with Related Parties	A-28
5.10	Finders and Brokers	A-28
5.11	Investment Company Act	A-28
5.12	Taxes	A-29
5.13	Independent Investigation	A-29

Article VI REPRESENTATIONS AND WARRANTIES OF DEVVSTREAM		A-29
6.1	Organization and Standing	A-29
6.2	Authorization; Binding Agreement	A-29
6.3	Governmental Approvals	A-30
6.4	Non-Contravention	A-30
6.5	Capitalization	A-31
6.6	Subsidiaries	A-31
6.7	Financial Statements	A-32
6.8	Absence of Certain Changes	A-33
6.9	Securities Laws	A-33
6.10	Compliance with Laws and Carbon Standards	A-33
6.11	DevvStream Permits and Registry Accounts	A-33
6.12	Carbon Credits	A-34
6.13	Litigation	A-34
6.14	Material Contracts	A-34
6.15	Intellectual Property	A-36
6.16	Taxes and Returns	A-38
6.17	Real Property	A-40
6.18	Personal Property	A-40
6.19	Title to and Sufficiency of Assets	A-41
6.20	Employee Matters	A-41
6.21	Benefit Plans	A-42
6.22	Environmental Matters	A-43
6.23	Related Person Transactions	A-44
6.24	Insurance	A-44
6.25	Books and Records	A-44

Annex A-ii

Annex A Page Nos.
6.26	Certain Business Practices	A-44
6.27	Compliance with Privacy Laws, Privacy Policies and Certain Contracts	A-45
6.28	Investment Company Act	A-45
6.29	Finders and Brokers	A-45
6.30	Independent Investigation	A-45
6.31	Information Supplied	A-46
6.32	DevvStream SEC Documents	A-46
6.33	No Collateral Benefit	A-46
6.34	Competition Act	A-46

Article VII REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-47
7.1	Organization and Standing	A-47
7.2	Authorization; Binding Agreement	A-47
7.3	Governmental Approvals	A-48
7.4	Non-Contravention	A-48
7.5	Capitalization	A-48
7.6	Subsidiaries	A-49
7.7	Financial Statements	A-50
7.8	Absence of Certain Changes	A-50
7.9	Securities Laws	A-51
7.10	Compliance with Laws and Carbon Standards	A-51
7.11	Company Permits and Registry Accounts	A-51
7.12	Carbon Credits	A-51
7.13	Litigation	A-51
7.14	Material Contracts	A-52
7.15	Intellectual Property	A-54
7.16	Taxes and Returns	A-56
7.17	Real Property	A-58
7.18	Title to and Sufficiency of Assets	A-58
7.19	Employee Matters	A-58
7.20	Benefit Plans	A-59
7.21	Environmental Matters	A-60
7.22	Related Person Transactions	A-60
7.23	Insurance	A-61
7.24	Books and Records	A-61
7.25	Certain Business Practices	A-61
7.26	Compliance with Privacy Laws, Privacy Policies and Certain Contracts	A-62
7.27	Investment Company Act	A-62
7.28	Finders and Brokers	A-62
7.29	Independent Investigation	A-62
7.30	Information Supplied	A-62
7.31	Company SEC Documents	A-63

Annex A-iii

Annex A Page Nos.
Article VIII COVENANTS		A-63
8.1	Access and Information	A-63
8.2	Conduct of Business of DevvStream and its Subsidiaries	A-64
8.3	Conduct of Business of Southern	A-66
8.4	Conduct of Business of Merger Subs.	A-68
8.5	Conduct of Business of the Company and its Subsidiaries.	A-69
8.6	Covenants Relating to the Transactions	A-70
8.7	Regulatory Approvals	A-73
8.8	No Solicitation	A-74
8.9	No Trading	A-76
8.10	Notification of Certain Matters	A-76
8.11	Tax Matters	A-76
8.12	Securityholder Litigation and Dissenter’s Rights	A-77
8.13	Confidential Information	A-77
8.14	Post-Closing Board of Directors and Executive Officers	A-77
8.15	Insurance and Indemnification	A-78
8.16	Financial Statements.	A-78
8.17	Pre-Closing Reorganization	A-79
8.18	Plant Conversion.	A-80
8.19	Asset Spin..	A-81
8.20	SAF Offtake Agreement	A-81
8.21	Non-SAF Offtake Agreements	A-81

Article IX NO SURVIVAL		A-81
9.1	No Survival	A-81

Article X CLOSING CONDITIONS		A-81
10.1	Conditions to Each Party’s Obligations	A-81
10.2	Conditions to Obligations of the Company	A-82
10.3	Conditions to Obligations of Southern	A-84
10.4	Conditions to Obligations of DevvStream	A-85
10.5	Frustration of Conditions	A-87

Article XI TERMINATION AND EXPENSES		A-87
11.1	Termination	A-87
11.2	Effect of Termination	A-90
11.3	Fees and Expenses	A-92

Article XII MISCELLANEOUS		A-92
12.1	Notices	A-92
12.2	Binding Effect; Assignment	A-94
12.3	Third Parties	A-94
12.4	Governing Law; Jurisdiction	A-94
12.5	Waiver of Jury Trial	A-94
12.6	Remedies; Specific Performance	A-94
12.7	Severability	A-95

Annex A-iv

Annex A Page Nos.
12.8	Amendment and Waiver	A-95
12.9	No Recourse	A-95
12.10	Entire Agreement	A-96
12.11	Interpretation	A-96
12.12	Counterparts	A-97
12.13	Conflicts and Privilege	A-97
12.14	Prior Agreement	A-98

Article XIII DEFINITIONS		A-98
13.1	Certain Definitions	A-98
EXHIBITS

Exhibit A	– Company Support & Lock-Up Agreement
Exhibit B	– DevvStream Support and Lock-Up Agreement
Exhibit C	– Southern Support & Lock-up Agreement

SCHEDULES

Schedule A	– Company Core Securityholders & DevvStream Core Securityholders

Annex A-v

BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”) is made and entered into as of April 13, 2026 (the “Signing Date”) by and among:

A.          XCF Global, Inc., a Delaware corporation (the “Company”);

B.          DevvStream Corp., an Alberta corporation (“DevvStream”);

C.          Southern Energy Renewables Inc., a Louisiana corporation (“Southern”);

D.          Southern Merger Sub Inc., a Delaware corporation and a newly-formed wholly-owned subsidiary of the Company (“Southern Merger Sub”); and

E.          DevvStream Merger Sub Inc., a Delaware corporation and a newly-formed wholly-owned subsidiary of the Company (“DevvStream Merger Sub”).

The Company, DevvStream, Southern, Southern Merger Sub and DevvStream Merger Sub are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties.” Southern Merger Sub and DevvStream Merger Sub are sometimes referred to herein individually as a “Merger Sub” and, collectively, as the “Merger Subs”. Capitalized terms used and not otherwise defined herein have the meaning set forth in Article XIII.

RECITALS:

WHEREAS, the Company is a holding company that, through its direct and indirect Subsidiaries, is engaged in the development of alternative energy platforms;

WHEREAS, the Parties intend to effect a business combination whereby the Company will acquire all of the issued and outstanding equity interests of both Southern and DevvStream (following the Domestication), such that Southern and DevvStream will become wholly-owned Subsidiaries of the Company;

WHEREAS, prior to the Effective Time, DevvStream shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and Section 189 of the ABCA (the “Domestication”);

WHEREAS, in furtherance of the business combination, and in accordance with the DGCL, the LBCA and the ABCA (as applicable) and following the Domestication: (i) Southern Merger Sub shall merge with and into Southern (the “Southern Merger”), with Southern surviving the Southern Merger as a wholly-owned Subsidiary of the Company; and (ii) DevvStream Merger Sub shall merge with and into DevvStream (as redomiciled pursuant to the Domestication) (the “DevvStream Merger” and, together with the Southern Merger, the “Mergers”), with DevvStream surviving the DevvStream Merger as a wholly-owned Subsidiary of the Company;

WHEREAS, for U.S. federal income tax purposes, the Parties intend that (i) the Domestication shall constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and (ii) the Mergers will each constitute a “reorganization” within the meaning of Section 368(a) of the Code;

WHEREAS, the board of directors of the Company (the “Company Board”) has formed a special committee of directors (the “Company Special Committee”) to evaluate the Transaction;

WHEREAS, the Company Special Committee has, subject to receipt of a satisfactory Company Fairness Opinion, unanimously (i) determined that the Merger and the other Transactions are fair to, and in the best interests of, the Company and the Company Shareholders, (ii) approved the execution, delivery and performance of this Agreement, the Ancillary Documents and the consummation of the Transactions and (iii) recommended that the Company Board approve the execution, delivery and performance of this Agreement, the Ancillary Documents and the consummation of the Transactions;

Annex A-1

WHEREAS, the Company Board (acting upon the unanimous recommendation of the Company Special Committee) has, subject to receipt of a satisfactory Company Fairness Opinion, unanimously (i) determined that the Merger and the other Transactions are fair to, and in the best interests of, the Company and the Company Shareholders, (ii) approved the execution, delivery and performance of this Agreement, the Ancillary Documents and the consummation of the Transactions and (iii) resolved to recommend that the Company Shareholders vote in favor of the approval of this Agreement, the Ancillary Documents and the consummation of the Transactions (the “Company Board Recommendation”);

WHEREAS, the DevvStream Board has formed a special committee of directors (the “DevvStream Special Committee”) to evaluate the Transaction;

WHEREAS, the DevvStream Special Committee has, subject to receipt of a satisfactory DevvStream Fairness Opinion, unanimously (i) determined that the DevvStream Merger and the other Transactions are fair to, and in the best interests of, DevvStream and the DevvStream Shareholders, (ii) approved the execution, delivery and performance of this Agreement, the Ancillary Documents to which DevvStream is a party and the consummation of the Transactions and (iii) recommended that the DevvStream Board approve the execution, delivery and performance of this Agreement, the Ancillary Documents to which DevvStream is a party and the consummation of the Transactions;

WHEREAS, the DevvStream Board (acting upon the unanimous recommendation of the DevvStream Special Committee) has, subject to receipt of a satisfactory DevvStream Fairness Opinion, unanimously (i) determined that the DevvStream Merger and the other Transactions are fair to, and in the best interests of, DevvStream and the DevvStream Shareholders, (ii) approved the execution, delivery and performance of this Agreement, the Ancillary Documents to which DevvStream is a party and the consummation of the Transactions and (iii) resolved to recommend that the DevvStream Shareholders vote in favor of the approval of this Agreement and the consummation of the Transactions (the “DevvStream Board Recommendation”);

WHEREAS, the Board of Directors of Southern (the “Southern Board”) has unanimously (i) determined that the Transactions, including the Southern Merger, are in the best interests of Southern and the Southern Shareholders, (ii) approved this Agreement, the Ancillary Documents to which Southern is a party, and the Transactions, and (iii) resolved to recommend that the Southern Shareholders vote in favor of the Transactions;

WHEREAS, the Boards of Directors of Southern Merger Sub and DevvStream Merger Sub have each unanimously (i) determined that the Southern Merger and the DevvStream Merger, respectively, are in the best interests of each of Southern Merger Sub and DevvStream Merger Sub, respectively, and its sole stockholder, and (ii) approved this Agreement and the Transactions; and

WHEREAS, concurrently with the execution and delivery of this Agreement, certain insider stockholders of the Company (the “Company Core Securityholders”) and DevvStream (the “DevvStream Core Securityholders”) set forth on Schedule A and the Southern Shareholders have entered into Support & Lock-Up Agreements, in each case substantially in the forms attached hereto as Exhibit A (the “Company Support & Lock-Up Agreement”), Exhibit B (the “DevvStream Support & Lock-Up Agreement”) and Exhibit C (the “Southern Support & Lock-Up Agreement”), respectively.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I

CLOSING

1.1         Effective Date and Closing.

(a)         Subject to the satisfaction or waiver of the conditions set forth in Article IX, unless this Agreement is earlier terminated in accordance with Article X, the consummation of the Transactions (the “Closing”) shall take place by electronic exchange of executed documents (other than the filing of the Merger Certificates) on a date and at a time to be agreed upon by the Parties, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or, if permissible, waived (other than those conditions that by their nature are required to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain

Annex A-2

subject to the satisfaction, or if permissible, waiver of such conditions at the Closing), or at such other date, time or place (including remotely) as the Parties may mutually agree (the date and time at which the Closing is actually held being the “Closing Date”).

(b)         At the Closing and on the Effective Date, the Parties shall cause the consummation of the Mergers to occur, upon the terms and subject to the conditions of this Agreement, such that the Parties shall cause the Merger Certificates to be filed with the Delaware and Louisiana Secretaries of State (as applicable) in accordance with Article III, so that the Mergers will become effective at the Effective Time.

1.2         Exchange of Southern Securities. On the Effective Date, at the Effective Time and in accordance with the Merger Certificates, by virtue of the Southern Merger and without any action on the part of any Southern Shareholder:

(a)         All of the Southern Shares (other than Southern Shares held in treasury) issued and outstanding immediately prior to the Effective Time shall be exchanged for an aggregate number of Company Common Shares equal to the Southern Consideration Shares. Each Southern Shareholder as of immediately prior to the Effective Time shall be entitled to receive its pro rata share of the Southern Consideration Shares at or as soon as reasonably practicable after the Effective Time, subject to Section 1.4.

(b)         All Southern Shares held in the treasury of Southern immediately prior to the Effective Time shall be automatically canceled without any conversion thereof and cease to exist and no payment or distribution shall be made with respect thereto.

(c)         Each share of common stock of Southern Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and non-assessable share of common stock of the Southern Surviving Corporation.

1.3         Exchange of DevvStream Securities. On the Effective Date, at the Effective Time and in accordance with the Merger Certificates, by virtue of the DevvStream Merger and without any action on the part of any DevvStream Shareholder:

(a)         Each DevvStream Share issued and outstanding immediately prior to the Effective Time (and following the Domestication) (other than DevvStream Shares held in treasury) shall be automatically cancelled and extinguished and converted into the right to receive a number of Company Common Shares equal to the DevvStream Per Share Consideration.

(b)         All DevvStream Shares held in the treasury of DevvStream and any DevvStream Shares owned by Southern or the Company immediately prior to the Effective Time or DevvStream Convertible Securities (including any preferred shares or other equity securities issued to Southern following the date of this Agreement) owned by Southern or the Company immediately prior to the Effective Time, in each case, shall be automatically canceled without any conversion thereof and cease to exist and no payment or distribution shall be made with respect thereto.

(c)         Each DevvStream Warrant set forth on Section 6.5(c) of the DevvStream Disclosure Schedules exercisable for Post-Domestication DevvStream Common Shares (each, a “DevvStream Warrant”) that is outstanding shall be automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by the Company and exercisable for Company Common Shares (the “Converted Warrant”). Each Converted Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to such DevvStream Warrant immediately before the Effective Time (including expiration date, vesting conditions, and exercise provisions), except that (i) each Converted Warrant shall be exercisable for that number of Company Common Shares equal to the product (rounded down to the nearest whole number) of (A) the number of DevvStream Common Shares subject to such DevvStream Warrant immediately before the Effective Time and (B) the DevvStream Per Share Consideration; and (ii) the per share exercise price for each Company Common Share issuable upon exercise of the Converted Warrant shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per DevvStream Common Share of such DevvStream Warrant immediately before the Effective Time by (B) the DevvStream Per Share Consideration.

(d)         Each option set forth on Section 6.5(b) of the DevvStream Disclosure Schedules to purchase Post-Domestication DevvStream Common Shares (each, a “DevvStream Option”) that is outstanding, whether under any of the equity incentive plans of DevvStream, including the DevvStream Corp. 2024 Equity Incentive Plan, the DevvStream Holdings Inc. 2022 Equity Incentive Plan, or the DevvESG Streaming Inc. 2022 Non-Qualified Stock

Annex A-3

Option Plan (collectively, the “DevvStream Equity Incentive Plans”) or otherwise, immediately before the Effective Time, whether vested or unvested, shall, except as provided in Section 6.4(d) of the DevvStream Disclosure Schedules, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by the Company and converted into an option to purchase Company Common Shares (each, a “Converted Option”). Each Converted Option shall continue to have and be subject to substantially the same terms and conditions as were applicable to such DevvStream Option immediately before the Effective Time (including expiration date, vesting conditions, and exercise provisions), except that (i) each Converted Option shall be exercisable for that number of Company Common Shares equal to the product (rounded down to the nearest whole number) of (A) the number of DevvStream Common Shares subject to DevvStream Option immediately before the Effective Time and (B) the DevvStream Per Share Consideration; and (ii) the per share exercise price for each Company Common Share issuable upon exercise of the Converted Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per DevvStream Common Share of such DevvStream Option immediately before the Effective Time by (B) the DevvStream Per Share Consideration; provided, however, that the exercise price and the number of Company Common Shares purchasable under each Converted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided, further, that in the case of any DevvStream Option to which Section 422 of the Code applies, the exercise price and the number of Company Common Shares purchasable under such Converted Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code.

(e)         Each restricted stock unit set forth on Section 6.5(b) of the DevvStream Disclosure Schedules denominated in Post-Domestication DevvStream Common Shares (each, a “DevvStream RSU”) that is outstanding under any DevvStream Equity Incentive Plan or otherwise immediately before the Effective Time, whether vested or unvested, shall, except as provided in Section 6.4(d) of the DevvStream Disclosure Schedules, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by the Company and converted into a restricted stock unit denominated in Company Common Shares (each, a “Converted RSU”). Each Converted RSU shall continue to have and be subject to substantially the same terms and conditions as were applicable to such DevvStream RSU immediately before the Effective Time (including vesting and settlement conditions and dividend equivalent rights), except that each Converted RSU shall cover that number of Company Common Shares equal to the product (rounded to the nearest whole number) of (A) the number of DevvStream Common Shares underlying such DevvStream RSU and (B) the DevvStream Per Share Consideration.

(f)          Each convertible note set forth on Section 2.1(b) of the DevvStream Disclosure Schedules that is outstanding and convertible into Post-Domestication DevvStream Common Shares (each, a “DevvStream Convertible Note”) immediately before the Effective Time shall be assumed by the Company and convertible into Company Common Shares (each, a “Converted Note”), either automatically and without any required action on the part of any holder or beneficiary thereof, or subject to the consent of Helena Global Investment Opportunities 1 Ltd. (“Helena”) for such assumption the Helena Notes, if and as required. Each Converted Note shall continue to have and be subject to substantially the same terms and conditions as were applicable to such DevvStream Convertible Note immediately before the Effective Time (including maturity date, interest rate, and conversion provisions), except that the per share conversion price for each Company Common Share issuable upon conversion of the Converted Note shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the conversion price per Post-Domestication DevvStream Common Share of such DevvStream Convertible Note immediately before the Effective Time by (B) the DevvStream Per Share Consideration.

(g)         Before the Effective Time, DevvStream shall adopt applicable resolutions and take all other appropriate actions to: (a) effectuate the provisions of Sections 1.3(d)-(e); and (b) ensure that after the Effective Time, neither any holder of Converted Options or Converted RSUs, any beneficiary thereof, nor any other participant in any DevvStream Equity Incentive Plan shall have any right thereunder to acquire any securities of DevvStream or to receive any payment or benefit with respect to any award previously granted under the DevvStream Equity Incentive Plans, except as provided in Sections 1.3(d)-(e). At the Effective Time, the Company shall assume the DevvStream Equity Incentive Plans and each award agreement evidencing an equity award granted by DevvStream outside of any such plan (each, an “Off-Plan Award”), provided that all references to “DevvStream” in the applicable DevvStream Equity Incentive Plan or Off-Plan Award and the documents governing the Converted Options and Converted RSUs after the Effective Time will be deemed references to the Company and the number Company Common Shares available for awards under the DevvStream Equity Incentive Plans or Off-Plan Award shall be determined by adjusting the number of DevvStream Common Shares available for awards under the DevvStream Equity Incentive Plans or Off-Plan Award immediately before the Effective Time in accordance with the DevvStream Per Share Consideration.

Annex A-4

(h)         The Company will (a) reserve for issuance the number of Company Common Shares that will become subject to the Converted Options and Converted RSUs and (b) issue or cause to be issued the appropriate number of Company Common Shares, upon the exercise of the Converted Options or upon the vesting and settlement of the Converted RSUs. As soon as practicable after the Effective Time, the Company will prepare and file with the Securities and Exchange Commission a registration statement on Form S-8 (or other appropriate form) registering a number of shares of Company Common Shares necessary to fulfill the Company’s obligations under Sections 1.3(d)-(f). Such registration statement will be kept effective (and the current status of the prospectus required thereby will be maintained) for at least as long as any Converted Options or Converted RSUs remain outstanding.

(i)          Each share of common stock of DevvStream Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) validly issued, fully paid and non-assessable share of common stock of the DevvStream Surviving Corporation.

1.4         Issuance of Company Common Shares.

(a)         Prior to the Effective Time, the Company (i) shall appoint its transfer agent, Continental Stock Transfer & Trust Company, as its transfer and exchange agent for purposes of the exchange of the Southern Shares for the Southern Consideration Shares and the DevvStream Shares for the DevvStream Consideration Shares (“Exchange Agent”), and (ii) shall deposit, or cause to be deposited, with the Exchange Agent the Southern Consideration Shares and the DevvStream Consideration Shares (collectively, the “Merger Consideration Shares”).

(b)         At or prior to the Effective Time, the Company will send, or will cause the Exchange Agent to send, to each Southern Shareholder and DevvStream Shareholder, a letter of transmittal for use in such exchange, in the form mutually agreed to by the Company, Southern and DevvStream (a “Letter of Transmittal”).

(c)         The Company shall cause the Exchange Agent to deliver to the applicable Southern Shareholder or DevvStream Shareholder the Southern Per Share Consideration or the DevvStream Per Share Consideration, as applicable, in respect of each Southern Share or DevvStream Share held by such shareholder, upon the delivery by such shareholder of a properly completed and duly executed Letter of Transmittal to the Exchange Agent.

(d)         All Merger Consideration Shares issued as provided herein shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Southern Shares or DevvStream Shares, as applicable, held by such shareholder, and there shall be no further registration of transfers on the share transfer books of the Company of the Southern Shares or DevvStream Shares that were outstanding immediately prior to the Effective Time.

(e)         To the extent any certificate representing any Southern Share or DevvStream Share shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the applicable shareholder claiming such certificate to be lost, stolen or destroyed and, if required by the Company, the posting by such shareholder of a bond in such reasonable amount as the Company may direct as indemnity against any claim that may be made against it with respect to such certificate, the Company shall cause a treasury direction to be delivered as set forth in this Section 1.4 in exchange for the lost, stolen or destroyed such certificate, the applicable Merger Consideration Shares with respect to the shares formerly represented thereby pursuant to this Agreement.

1.5         No Fractional Company Common Shares. No fractional Company Common Shares will be delivered to any Southern Shareholders or DevvStream Shareholders as of immediately prior to the Effective Time pursuant to the Mergers and the aggregate number of any such shares that each such shareholder is otherwise entitled to receive pursuant to the Mergers will be rounded down to the nearest whole share of Company Common Shares.

1.6         Withholding Taxes. The Company, Southern, DevvStream, Southern Merger Sub, DevvStream Merger Sub or the Exchange Agent, as applicable, shall be entitled to deduct or withhold, from any amounts payable or otherwise deliverable to any Person pursuant to the Mergers or this Agreement such amounts as the Company, Southern, DevvStream, Southern Merger Sub, DevvStream Merger Sub or the Exchange Agent, as applicable, determines, acting reasonably, are required or permitted to be deducted or withheld with respect to such payment or delivery under the ITA, the Code or any provision of any other applicable Laws. To the extent that such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, provided that such deducted or withheld amounts are actually remitted to the appropriate Taxing Authority. Each of the Company, Southern, DevvStream, Southern Merger Sub, DevvStream Merger Sub or the Exchange Agent, as applicable, is hereby authorized to sell or otherwise dispose of, on behalf of such Person, such portion of any share or other security deliverable to such Person as is necessary to provide

Annex A-5

sufficient funds to enable it to comply with such deduction or withholding requirement and shall notify such Person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate Taxing Authority and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such Person.

1.7         Announcement and Shareholder Communications. The Parties shall issue a joint press release with respect to this Agreement and the Transactions promptly following the execution of this Agreement, the text of such announcement to be in the form approved by the Company, Southern and DevvStream in advance, acting reasonably and without delay. The Company, Southern and DevvStream agree to co-operate in the preparation of presentations, if any, to the Company Shareholders, the Southern Shareholders and the DevvStream Shareholders regarding the Transactions, and no Party shall issue any news release or otherwise make public announcements with respect to this Agreement or the Transactions without the consent of the other Parties (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing, in the opinion of its legal counsel, required under applicable Laws or, in the case of the Company or DevvStream, stock exchange rules, and the Party making such disclosure shall use all commercially reasonable efforts to give prior oral or written notice to the other Parties and reasonable opportunity to review or comment on the disclosure or filing and give reasonable consideration to any such comment, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.

Article II

DOMESTICATION; DEVVSTREAM MEETING.

2.1         Domestication. The Parties agree that the Domestication will be implemented in accordance with and subject to the terms and conditions of this Agreement. DevvStream shall effect and carry out the steps, actions and/or transactions to be carried out by it below.

(a)         Subject to receipt of the Required DevvStream Shareholder Approval and prior to the Effective Time, DevvStream shall cause the Domestication to become effective, including by (i) filing with the Secretary of State of the State of Delaware a certificate of corporate domestication with respect to the Domestication (the “Certificate of Domestication”), in accordance with the provisions thereof and Section 388 of the DGCL, (ii) and submitting a statutory declaration with the Alberta Registrar of Corporations (the “AB Registrar”), together with all other documents, including applicable legal opinions, necessary to obtain a letter from the AB Registrar authorizing DevvStream to continue out of Alberta and into Delaware (the “Letter of Authorization”), and (iii) acknowledging, executing, delivering and/or filing all such other notices, declarations, affidavits, undertakings and other documents and instruments, paying all applicable such fees, costs and expenses, as may be required under applicable Law or otherwise to effect the Domestication.

(b)         The Certificate of Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any DevvStream Shareholders, (i) each then issued and outstanding Pre-Domestication DevvStream Common Share will convert automatically, on a one-for-one basis, into one Post-Domestication DevvStream Common Share, (ii) each then issued and outstanding DevvStream Convertible Security and DevvStream Warrant set forth on Section 2.1(b) of the DevvStream Disclosure Schedules that are exercisable for, or convertible into, Pre-Domestication DevvStream Common Shares shall convert automatically, on a one-for-one basis, into a convertible security or warrant (as applicable) of the post-Domestication DevvStream entity on terms that are substantially similar terms and that are exercisable for, or convertible into, an equivalent number of Post-Domestication DevvStream Common Shares, in each case, as the DevvStream Convertible Security and DevvStream Warrant so converted, and (iii) all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of DevvStream immediately prior to the Domestication (including under this Agreement, the other Ancillary Documents) to continue and to be the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of DevvStream following the Domestication.

(c)         For U.S. federal income tax purposes, the Domestication is intended to constitute an “F reorganization” within the meaning of Section 368(a)(1)(F) of the Code. DevvStream hereby (i) adopts this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agrees to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations with respect to the Domestication, and (iii) agrees to file all Tax and other informational returns on a basis consistent with such characterization and not take any inconsistent position on any Tax Return or in any Proceeding with any Taxing Authority, except if otherwise required by a “determination” within the meaning of Code Section 1313. Notwithstanding

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the foregoing or anything else to the contrary contained in this Agreement, the Parties acknowledge and agree that no party is making any representation or warranty as to the qualification of the Domestication as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Domestication has or may have on any such reorganization status. Each of the parties acknowledges and agrees that each (A) has had the opportunity to obtain independent legal and tax advice with respect to the Domestication, and (B) is responsible for any adverse Tax consequences that may result if the Domestication is determined not to qualify as a reorganization under Section 368 of the Code.

2.2         The DevvStream Meeting

(a)         Subject to the terms of this Agreement, DevvStream covenants that it will:

(i)          Promptly following the Registration Statement being declared effective, and within the time period provided in the proxy statement/prospectus contained therein, convene and conduct the DevvStream Meeting in accordance with DevvStream’s Organizational Documents and applicable Law, and, in this regard, DevvStream may abridge any time periods that may be abridged under securities Laws for the purpose of considering the DevvStream Resolutions and for any other proper purpose as may be set out in the DevvStream Circular and agreed to by the Company and Southern, acting reasonably; and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the DevvStream Meeting without the prior written consent of the Company and Southern except (A) as required for quorum purposes (in which case the DevvStream Meeting will be adjourned and not cancelled), (B) as reasonably required by Law or by a Governmental Authority, (C) as required pursuant to and in accordance with Section 8.8(h) or otherwise expressly permitted by this Agreement, or (D) for adjournments or postponements of not more than ten (10) Business Days in the aggregate for the purposes of attempting to solicit proxies to obtain the requisite approval of the DevvStream Resolutions if such requisite approval would not be expected to be obtained without such adjournment or postponement and such adjournments and postponements would not result in the DevvStream Meeting being held on a date that would prevent the Effective Date from occurring prior to the Outside Date;

(ii)         use its commercially reasonable efforts to solicit proxies in favor of the approval of the DevvStream Resolutions and against any resolution submitted by any DevvStream Securityholder that is inconsistent with the DevvStream Resolutions and the completion of any of the Transactions, including, if otherwise determined necessary or advisable by DevvStream or if so requested by the Company or Southern, acting reasonably, using investment dealers and proxy solicitation services firms selected by DevvStream (acceptable to the Company and Southern, acting reasonably) to solicit proxies in favor of the approval of the DevvStream Resolutions and against any resolution submitted by any DevvStream Securityholder that is inconsistent with the DevvStream Resolutions;

(iii)        consult with the Company and Southern in fixing the date of the DevvStream Meeting and the record date of the DevvStream Meeting;

(iv)        promptly provide the Company and Southern with copies of or access to information regarding the DevvStream Meeting generated by any transfer agent, dealer or proxy solicitation services firm, as reasonably requested from time to time by the Company or Southern;

(v)         promptly advise the Company and Southern, at such times as the Company or Southern may reasonably request, and at least once daily for the ten (10) Business Days immediately preceding the DevvStream Meeting, as to the aggregate tally of the proxies received by DevvStream in respect of the DevvStream Resolutions;

(vi)        give notice to the Company and Southern of the DevvStream Meeting and allow Representatives of the Company and Southern to attend the DevvStream Meeting;

(vii)       promptly advise the Company and Southern of any material communication (written or oral) from any Person in opposition to the Transactions, written notice of dissent or purported exercise or withdrawal of dissent rights by the DevvStream Shareholders, and provide the Company and Southern with an opportunity to review and comment upon any written communications sent by or on behalf of DevvStream to any such Person and to participate in any discussions, negotiations or proceedings involving such Person;

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(viii)      not pay, settle or compromise or agree to any payment, settlement or compromise any claims regarding the Transactions or claims for dissent rights without the prior written consent of the Company and Southern (such consent not to be unreasonably withheld, conditioned or delayed);

(ix)        not, without the prior written consent of the Company and Southern (such consent not to be unreasonably withheld, conditioned or delayed), waive the deadline for the submission of proxies by DevvStream Shareholders for the DevvStream Meeting;

(x)         not change the record date for the DevvStream Shareholders entitled to vote at the DevvStream Meeting in connection with any adjournment or postponement of the DevvStream Meeting unless required by applicable Law or the Court or with the prior written consent of the Company and Southern (such consent not to be unreasonably withheld, conditioned or delayed);

(xi)        at the request of the Company or Southern from time to time, provide the Company and Southern with a list (in both written and electronic form) of (i) the DevvStream Shareholders entitled to vote at the DevvStream Meeting, together with their addresses and respective holdings of DevvStream Shares, (ii) the names, addresses and holdings of all Persons having rights issued by DevvStream to acquire DevvStream Shares (including holders of convertible securities of DevvStream), and (iii) participants and book-based nominee registrants such as CDS & Co., CEDE & Co. and DTC, and non-objecting beneficial owners of DevvStream Shares, together with their addresses and respective holdings of DevvStream Shares, as applicable; and

(xii)       if the DevvStream Meeting is to be held during a Matching Period, at the request of the Company or Southern, adjourn or postpone the DevvStream Meeting to a date specified by the Company or Southern that is not later than fifteen (15) Business Days after the date on which the DevvStream Meeting was originally scheduled and in any event to a date that is not later than five (5) Business Days prior to the Outside Date.

2.3         The DevvStream Circular

(a)         DevvStream shall: (i) reasonably cooperate with the Company in the preparation of DevvStream Circular for inclusion in the Registration Statement to be prepared pursuant to Section 3.4, subject to the Company’s and Southern’s compliance with Section 2.3(d), (ii) complete, in consultation with the Company and Southern, the DevvStream Circular, together with any other documents required by Law in connection with the DevvStream Meeting; and (iii) cause the DevvStream Circular, and such other documents as may be required by Law or the rules of Nasdaq and Nasdaq Sweden (to the extent applicable), respectively, to be filed with or furnished to the Securities Authorities, Nasdaq, Nasdaq Sweden and disseminated to each DevvStream Shareholder and other Person that is required by Law or otherwise to receive a copy thereof.

(b)         DevvStream will ensure that, as of the date of the DevvStream Circular, the DevvStream Circular complies in all material respects with applicable Law, does not contain any Misrepresentation (other than with respect to any information relating to and furnished in writing by the Company or Southern for inclusion in the DevvStream Circular) and provides the DevvStream Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the DevvStream Meeting. Without limiting the generality of the foregoing, the DevvStream Circular must include: (i) a copy of the DevvStream Fairness Opinion; (ii) a statement that the DevvStream Board has received the DevvStream Fairness Opinion; (iii) a statement that the DevvStream Board has unanimously, after consultation with its legal and financial advisors, determined (A) that the Transactions are fair, from a financial point of view, to the DevvStream Shareholders; (B) that the Transactions are in the best interests of DevvStream; and (C) the DevvStream Board Recommendation; and (iv) a statement that each of the DevvStream Core Securityholders as of the date of this Agreement intends to vote all of such Person’s DevvStream Shares in favor of the DevvStream Resolutions subject to the terms of the DevvStream Support & Lock-Up Agreements.

(c)         DevvStream will allow the Company and Southern, and their respective legal counsel, a reasonable opportunity to review and comment on drafts of the DevvStream Circular and other related documents prior to filing the DevvStream Circular with applicable Securities Authorities or Governmental Authorities and mailing the DevvStream Circular to the DevvStream Shareholders, and will incorporate therein all reasonable comments made by the Company and Southern and their respective legal counsel. DevvStream agrees that all information relating solely to the Company or Southern that is furnished in writing by or on behalf of the Company or Southern for inclusion in

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the DevvStream Circular or other related documents must be in a form and content satisfactory to the Company or Southern, as applicable, acting reasonably. DevvStream shall provide the Company and Southern with a final copy of the DevvStream Circular prior to mailing to the applicable DevvStream Shareholders. DevvStream shall notify the Company and Southern promptly of any request from any Security Authority or any other Governmental Authority relating to the DevvStream Circular and shall promptly make available to the Company and Southern copies of all documents, correspondence and summary of discussions between it or any of its Representatives, on the one hand, and any Securities Authority or other Governmental Authority, on the other hand, with respect to the DevvStream Circular. DevvStream shall respond as promptly as reasonably practicable to any correspondence with respect to the DevvStream Circular or the DevvStream Meeting from any Securities Authority or the staff of a Securities Authority, and shall give the Company and Southern and their respective legal counsel a reasonable opportunity to review and comment on any such response prior to submitting it to any Securities Authority or the staff of a Securities Authority, and shall give reasonable consideration to any comments made thereon by the Company and Southern and their respective legal counsel.

(d)         The Company and Southern will provide to DevvStream in writing all information concerning the Company and Southern, respectively, reasonably requested by DevvStream and required by Law (as may be modified by any exemptive relief granted by the Securities Authorities) to be included by DevvStream in the DevvStream Circular or other related documents, and will ensure that such information does not contain any Misrepresentation. The Parties will also cooperate in the preparation of all other information that may concern the Company, Southern and DevvStream as reasonably requested by DevvStream and required by Law (including pro forma financial statements and any required reconciliations or adjustments, as applicable). The Company, Southern and DevvStream shall use their commercially reasonable efforts to obtain any necessary consents from any of their respective auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the DevvStream Circular and to the identification in the DevvStream Circular of each such advisor.

(e)         The Company, Southern and DevvStream will promptly notify each other if any of them becomes aware that the DevvStream Circular contains a Misrepresentation or otherwise requires an amendment or supplement. The Parties will cooperate in the preparation of any such amendment or supplement as required or appropriate and DevvStream will promptly mail, file or otherwise publicly disseminate any such amendment or supplement to those Persons to whom the DevvStream Circular was sent and, if required by the Court or by Law, file the same with the Securities Authorities or any other Governmental Authority as required.

Article III

THE MERGERS

3.1         Implementation of the Mergers

(a)         On the Closing Date, the Parties shall cause the Mergers to be consummated by:

(i)          filing (A) a certificate of merger with the Secretary of State of the State of Delaware (the “Southern Certificate of Merger”) in accordance with the DGCL and (B) articles of merger with the Secretary of State of the State of Louisiana (the “Southern Articles of Merger”) in accordance with the LBCA; and

(ii)         filing a certificate of merger with the Secretary of State of the State of Delaware (the “DevvStream Certificate of Merger” and, together with the Southern Certificate of Merger and Southern Articles of Merger, the “Merger Certificates”) in accordance with the DGCL.

(b)         The Mergers shall become effective at such time as the Merger Certificates are duly filed with the applicable Secretaries of State, or at such later time as may be agreed by the Parties and specified in the Merger Certificates (the time the Mergers become effective being the “Effective Time”).

(c)         At the Effective Time, Southern Merger Sub shall be merged with and into Southern. As a result of the Southern Merger, the separate corporate existence of Southern Merger Sub shall cease and Southern shall continue as the surviving corporation (the “Southern Surviving Corporation”). All the property, rights, privileges, agreements, immunities, powers, franchises, licenses and authority of Southern and Southern Merger Sub shall vest in the Southern Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Southern and Southern Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Southern Surviving Corporation.

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(d)         At the Effective Time, DevvStream Merger Sub shall be merged with and into DevvStream. As a result of the DevvStream Merger, the separate corporate existence of DevvStream Merger Sub shall cease and DevvStream shall continue as the surviving corporation (the “DevvStream Surviving Corporation” and, together with the Southern Surviving Corporation, the “Surviving Corporations”). All the property, rights, privileges, agreements, immunities, powers, franchises, licenses and authority of DevvStream and DevvStream Merger Sub shall vest in the DevvStream Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of DevvStream and DevvStream Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the DevvStream Surviving Corporation.

3.2         Charter Documents of the Surviving Corporations.

(a)         At the Effective Time, the articles of incorporation and bylaws of Southern, each as in effect immediately prior to the Effective Time, shall be amended and restated to be in substantially the form of the certificate of incorporation and bylaws, respectively, of Southern Merger Sub, each as in effect immediately prior to the Effective Time, except that the name of the Southern Surviving Corporation shall be amended to a name mutually acceptable to the Company and Southern.

(b)         At the Effective Time, the certificate of incorporation and bylaws of DevvStream, each as in effect immediately prior to the Effective Time (and following the Domestication and, if applicable, the Pre-Closing Reorganization), shall be amended and restated to be in substantially the form of the certificate of incorporation and bylaws, respectively, of DevvStream Merger Sub, each as in effect immediately prior to the Effective Time.

3.3         Directors and Officers of Surviving Corporation. The directors of Southern Merger Sub and DevvStream Merger Sub immediately prior to the Effective Time shall be the directors of the Southern Surviving Corporation and the DevvStream Surviving Corporation, respectively, until their respective successors are duly appointed or elected and qualified, or until their earlier death, resignation or removal. The officers of Southern and DevvStream immediately prior to the Effective Time shall be the officers of the Southern Surviving Corporation and the DevvStream Surviving Corporation, respectively, until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

3.4         Registration Statement.

(a)         As promptly as practicable after the execution of this Agreement, the Company, Southern and DevvStream shall prepare, and the Company shall file with the SEC, a registration statement on Form S-4 (as amended or supplemented from time to time, and including the proxy statement/prospectus contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Company Common Shares to be issued in the Mergers, which proxy statement/prospectus included in the Registration Statement will also constitute the DevvStream Circular and the Company Proxy Statement.

(b)         The Company shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Mergers.

(c)         Each of the Company, Southern and DevvStream shall furnish all information concerning it and its Affiliates as may reasonably be requested by the other Parties or that is required for the Registration Statement. Each Party shall use commercially reasonable efforts to promptly provide responses to the SEC with respect to all comments of the SEC received on the Registration Statement. The Company shall promptly notify Southern and DevvStream of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or for additional information, and shall provide Southern and DevvStream with copies of all correspondence between the Company and the SEC with respect to the Registration Statement.

(d)         If at any time prior to the Effective Time any information relating to the Company, Southern or DevvStream, or any of their respective Affiliates, officers or directors, should be discovered by the Company, Southern or DevvStream which should be set forth in an amendment or supplement to the Registration Statement, so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of DevvStream and Southern (and the Company, if applicable).

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3.5         The Company Meeting; Proxy Statement.

(a)         As promptly as practicable after the Registration Statement is declared effective under the Securities Act, the Company shall: (i) give notice of and convene and hold a special meeting of the Company Shareholders (the “Company Meeting”) in accordance with the Company’s Organizational Documents and applicable Law, for the purposes of obtaining the Required Company Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to exercise their dissent rights (if applicable); and (ii) solicit proxies from the Company Shareholders to vote in favor of the Company Resolutions.

(b)         The Company shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Meeting without the prior written consent of Southern and DevvStream (such consent not to be unreasonably withheld, delayed or conditioned), except: (i) as required for quorum purposes (in which case the Company Meeting will be adjourned and not cancelled), (ii) as reasonably required by Law or by a Governmental Authority, (iii) as expressly permitted by this Agreement, or (iv) for adjournments or postponements of not more than ten (10) Business Days in the aggregate for the purposes of attempting to solicit proxies to obtain the requisite approval of the Company Resolutions if such requisite approval would not be expected to be obtained without such adjournment or postponement and such adjournments and postponements would not result in the Company Meeting being held on a date that would prevent the Effective Date from occurring prior to the Outside Date.

(c)         The Company shall use its commercially reasonable efforts to solicit proxies in favor of the approval of the Company Resolutions and against any resolution submitted by any Company Shareholder that is inconsistent with the Company Resolutions and the completion of any of the Transactions.

(d)         The Company shall: (i) consult with Southern and DevvStream in fixing the date of the Company Meeting and the record date of the Company Meeting; (ii) promptly provide Southern and DevvStream with copies of or access to information regarding the Company Meeting generated by any transfer agent, dealer or proxy solicitation services firm, as reasonably requested from time to time by Southern or DevvStream; and (iii) give notice to Southern and DevvStream of the Company Meeting and allow Representatives of Southern and DevvStream to attend the Company Meeting.

(e)         The Company shall, with the assistance of Southern and DevvStream, prepare a proxy statement (the “Company Proxy Statement”) (which shall be included as part of the Registration Statement) relating to the Company Meeting and the Company Resolutions. The Company will ensure that, as of the date of the Company Proxy Statement, the Company Proxy Statement complies in all material respects with applicable Law (including the Exchange Act and the rules and regulations promulgated thereunder), does not contain any Misrepresentation (other than with respect to any information relating to and furnished in writing by Southern or DevvStream for inclusion in the Company Proxy Statement) and provides the Company Shareholders with sufficient information to permit them to form a reasoned judgement concerning the matters to be placed before the Company Meeting.

(f)          Without limiting the generality of the foregoing, the Company Proxy Statement must include: (i) a statement that the Company Board has unanimously (A) determined that the Transactions are fair to the Company and the Company Shareholders and in the best interests of the Company and the Company Shareholders, and (B) the Company Board Recommendation; and (ii) a statement that each of the Company Core Securityholders intends to vote all of such Person’s Company Common Shares in favor of the Company Resolutions subject to the terms of the Company Support & Lock-Up Agreements.

(g)         The Company will allow Southern and DevvStream, and their respective legal counsel, a reasonable opportunity to review and comment on drafts of the Company Proxy Statement and other related documents prior to filing the Company Proxy Statement with the SEC and mailing the Company Proxy Statement to the Company Shareholders, and will incorporate therein all reasonable comments made by Southern and DevvStream and their respective legal counsel. The Company shall respond as promptly as reasonably practicable to any correspondence with respect to the Company Proxy Statement or the Company Meeting from the SEC or the staff of the SEC, and shall give Southern and DevvStream and their respective legal counsel a reasonable opportunity to review and comment on any such response prior to submitting it to the SEC or the staff of the SEC.

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3.6         Intended US Tax Treatment. For U.S. federal income tax purposes, each of the Mergers is intended to be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and it is intended that each of the Parties be a “party to the reorganization” with respect to the applicable Merger within the meaning of Section 368(b) (the “Intended US Tax Treatment”). Each of the Parties hereby (i) adopts this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agrees to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations with respect to the applicable Merger, (iii) agrees to file all Tax and other informational returns on a basis consistent with such characterization and not take any inconsistent position on any Tax Return or in any Proceeding with any Taxing Authority, except if otherwise required by a “determination” within the meaning of Section 1313(a) of the Code and (iv) shall use its reasonable best efforts to cause the Mergers to qualify for the Intended US Tax Treatment. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the Parties acknowledge and agree that no party is making any representation or warranty as to the qualification of any Merger as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated on, after or prior to the Mergers has or may have on any such reorganization status. Each of the parties acknowledges and agrees that each (A) has had the opportunity to obtain independent legal and tax advice with respect to the Mergers, and (B) is responsible for any adverse Tax consequences that may result if any Merger is determined not to qualify as a reorganization under Section 368 of the Code.

Article IV

REPRESENTATIONS AND WARRANTIES OF SOUTHERN

Except as set forth in the disclosure schedules delivered by Southern to the Company and DevvStream on the date hereof (the “Southern Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, Southern represents and warrants to the other Parties that each of the following representations are true and correct as of the date of this Agreement and as of the Closing Date (except as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):

4.1         Organization and Standing. Southern is a corporation duly organized, validly existing and in good standing under the laws of the state of the State of Louisiana, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Southern is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing has not and would not, individually or in the aggregate, reasonably be expected to have (i) a Material Adverse Effect on Southern or (ii) a material adverse effect on the ability of Southern to enter into this Agreement or to consummate the Transactions (clause (i) or (ii), a “Southern Material Adverse Effect”). Southern has heretofore made available to the Company and DevvStream accurate and complete copies of its Organizational Documents, as currently in effect as of the date hereof. Southern is not in violation of any provision of its Organizational Documents in any material respect. Southern is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

4.2         Authorization; Binding Agreement.

(a)         Southern has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform Southern’s obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which Southern is or is required to be a party and the consummation of the Transactions (i) have been duly and validly authorized by the Southern Board and, where applicable, the Southern Shareholders, in accordance with Southern’s Organizational Documents, any applicable Law or any Contract to which Southern or the Southern Shareholders are a party or by which it or their securities are bound, and (ii) no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of Southern are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions.

(b)         Southern’s Board has by resolutions duly adopted at a meeting duly called and held, as of the date of this Agreement, (i) determined that this Agreement, the Merger and the other Transactions are advisable, fair to, and in the best interests of, the Southern Shareholders, (ii) approved, among other things, this Agreement and the Ancillary Documents to which it is a party and the Transactions, including the Merger, on the terms and subject to the conditions

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of this Agreement and in accordance with applicable Law. The Southern Shareholders as of the date of this Agreement has approved this Agreement, the Ancillary Documents and the Transactions, including the Merger, in accordance with applicable Law and on the terms and subject to the conditions of this Agreement. No additional approval or vote of any holders of voting or other equity interests of Southern would then be necessary to approve and adopt this Agreement and the Ancillary Documents and approve the Transactions.

(c)         This Agreement has been, and each Ancillary Document to which Southern is a party shall be, when delivered, duly and validly executed and delivered by Southern and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of Southern, enforceable against Southern in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium Laws and other Laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

4.3         Governmental Approvals. No Consent of or with any Governmental Authority on the part of Southern is required to be obtained or made in connection with the execution, delivery or performance by Southern of this Agreement and each Ancillary Document to which it is a party or the consummation by Southern of the Transactions, other than (a) such filings and approvals as are expressly contemplated by this Agreement, including the filing of the Merger Certificates and filings necessary for the Required Regulatory Approvals, (b) any filings required with SEC, Nasdaq, Nasdaq Sweden and other applicable Canadian securities regulatory authorities with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, or any state “blue sky” securities laws, and the rules and regulations thereunder, (d) a post-closing notification pursuant to the Investment Canada Act, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Southern Material Adverse Effect.

4.4         Non-Contravention. The execution and delivery by Southern of this Agreement and each Ancillary Document to which it is a party, the consummation by Southern of the transactions contemplated hereby and thereby, and compliance by Southern with any of the provisions hereof and thereof, will not (a) contravene or conflict with or violate any provision of Southern’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provisions of Law or Order binding upon or applicable to Southern, (c) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate in any material respect any Law, Order or Consent applicable to Southern, , or any of its properties or assets, except for violations which would not prevent or delay the consummation of the Transactions, or (d) (i) violate, conflict with or result in a breach of, (ii) result in a default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) give rise to any right of termination, cancellation or acceleration under, (iv) give rise to any obligation to make material payments or provide material compensation under, (v) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Southern under, (vi) give rise to any obligation to obtain any material third party Consent or provide any notice to any Person, or (vii) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Southern Material Contract, except, in each case, where such conflict, violation, breach, default, termination, cancellation, modification, acceleration, obligation, creation, or default would not, individually or in the aggregate, reasonably be expected to have a Southern Material Adverse Effect.

4.5         Capitalization.

(a)         Southern is authorized to issue up to 100,000,000 shares of capital stock, consisting of 100,000,000 Southern Shares. The issued and outstanding Southern Shares as of the date of this Agreement are set forth on Section 4.5(a) of the Southern Disclosure Schedules. All outstanding Southern Shares are duly authorized, are fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, or any Contract to which Southern is a party or by which it or its securities are bound. Southern does not hold any shares or other equity interests of Southern in its treasury. None of the outstanding Southern Shares have been issued in violation of any applicable securities Law.

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(b)         Except as set forth in the Southern Lock-Up Agreement, there are no outstanding or authorized options, warrants, puts, calls, restricted stock, restricted stock units, phantom stock, profit participation rights, equity appreciation rights, phantom equity rights, other equity or equity-based awards or other similar rights with respect to Southern.

(c)         As of the date hereof, there are no other equity or voting interests in, or any Southern Convertible Securities, or preemptive rights or other outstanding rights, options, warrants, subscriptions, puts, calls, restricted stock, restricted stock units, phantom stock, stock appreciation, profit participation, conversion rights or similar equity or equity-based rights, interests, agreements or commitments of any rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which Southern or, to the Knowledge of Southern, any of its shareholders is a party or bound relating to any equity securities of Southern, whether or not outstanding.

(d)         There are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of Southern’s equity interests. There are no outstanding contractual obligations of Southern to repurchase, redeem or otherwise acquire any equity interests or securities of Southern, nor has Southern granted any registration rights to any Person with respect to Southern’s equity securities. All of the Southern Securities have been granted, offered, sold and issued in compliance with all applicable securities Laws

(e)         No equity interests of Southern are issuable, and no rights in connection with any interests, warrants, rights, options or other securities of Southern accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise) as a result of the Transactions.

(f)          Except as disclosed in the Southern Financial Statements, Southern has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of Southern, and the Southern Board has not authorized any of the foregoing.

4.6         Subsidiaries.

(a)         As of the date of this Agreement, Southern does not have any Subsidiaries.

(b)         As of the date of this Agreement, Southern is not a participant in any joint venture, partnership or similar arrangement.

(c)         There are no outstanding contractual obligations of Southern to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

4.7         Financials.

(a)         The audited financial statements of Southern, consisting of the balance sheet as of July 31, 2025, and the related statements of loss, shareholder’s equity (deficiency), and cash flows for the period from inception on May 15, 2025 to July 31, 2025, and the related notes thereto (the “Initial Southern Financial Statements”), present fairly, in all material respects, the financial condition, assets and liabilities of Southern as of such date and the results of operations of Southern for the period set forth therein in accordance with GAAP have been audited in accordance with the standards of the PCAOB, have been prepared on a consistent basis (throughout the period covered thereby), and are consistent with the books and records of Southern. The Required Financial Statements, as and when delivered pursuant to Section 8.16, will present fairly, in all material respects, the financial condition, assets and liabilities of Southern as of such dates and the results of operations of Southern for such periods set forth therein in accordance with Southern’s standard historical accounting principles, policies and practices and will be prepared on a consistent basis (throughout the periods covered thereby) and consistent with the books and records of Southern (the Initial Southern Financial Statements and the Required Financial Statements, collectively, the “Southern Financial Statements”).

(b)         The Initial Southern Financial Statements were, and the Required Financial Statements (as and when delivered to the Company and DevvStream) will be: (i) prepared from the books and records of Southern; and (ii) prepared in accordance with Southern’s standard historical accounting principles, policies and practices, applied on a consistent basis throughout the periods involved (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year-end adjustments). Furthermore, the Initial Southern Financial Statements fairly present, and the Required Financial Statements will fairly present, in all material respects, the financial position of Southern as of the dates thereof and its results of operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year-end adjustments, none of which would be expected to be material individually or in the aggregate).

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(c)         The books of account and other financial records of Southern have been kept accurately in all material respects in the ordinary course of business, and the transactions entered therein represent bona fide transactions.

(d)         Except as and to the extent reflected or reserved against in Southern Financial Statements or as incurred in connection with this Agreement, Southern has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with Southern’s standard historical accounting principles, policies and practices that are not adequately reflected or reserved on or provided for in Southern Financial Statements, other than (i) Liabilities of the type required to be reflected on a balance sheet in accordance with Southern’s standard historical accounting principles, policies and practices that have been incurred since the Latest Balance Sheet Date in the ordinary course of business, (ii) Liabilities that are not, individually or in the aggregate, material in amount or (iii) Liabilities incurred in connection with or as permitted by this Agreement, the Ancillary Documents or the Transactions. All debts and Liabilities, fixed or contingent, which should be included in accordance with Southern’s standard historical accounting principles, policies and practices on a balance sheet are included in all material respects in the Southern Financial Statements as of the date of such Southern Financial Statements. Southern has no off-balance sheet arrangements.

(e)         Since its incorporation, Southern has not conducted any business activities other than activities directed toward the development of the Plant.

4.8         Absence of Certain Changes. Since the Latest Balance Sheet Date, (a) Southern has conducted its business in the ordinary course and consistent with past practice in all material respects and (b) Southern has not taken any action that, if taken after the date of this Agreement and prior to the Closing, would require the consent of the Company and DevvStream pursuant to Section 8.3.

4.9         Compliance with Laws. Southern is not, and since its incorporation has never been, in material conflict or material non-compliance with, or in material default or violation of any applicable Laws. Since its formation, Southern (i) has not received any written or, to the Knowledge of Southern, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its respective properties, assets, employees or other individual service providers (solely in such individuals’ capacity as service providers to Southern), business, products or operations are or were bound or affected, (ii) has been subjected to any investigation by a Governmental Authority regarding any actual or alleged violation of or failure on the part of Southern to comply with any applicable Law, (iii) has had claims filed against it with any Governmental Authority alleging any failure by Southern to comply with applicable Law and (iv) has not made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any applicable Law, in the case of clauses (i) through (iii), except as would not, or would not reasonably be expected to, be material to Southern.

4.10       Southern Permits. Southern holds all material licenses and Permits necessary to lawfully own, lease and conduct in all material respects their respective business as presently conducted and to own, lease and operate their respective assets and properties (collectively, the “Southern Permits”). All the Southern Permits are in full force and effect and not subject to, or, to the Knowledge of Southern, threatened to be subject to, any revocation or modification Proceeding, or any suspension or termination, as a result of, or in connection with, the consummation of the Transactions, and Southern is conducting business in compliance in all material respects with the Southern Permits. Southern is not in violation in any material respect of the terms of the Southern Permits, and no Proceeding is pending or, to the Knowledge of Southern, threatened, to suspend, revoke, withdraw, modify or limit any such Southern Permit in a manner that has had or would reasonably be expected to have a material impact on the ability of Southern, as applicable, to use such Southern Permit or conduct its business, as applicable.

4.11       Carbon Credits. Southern has not, as of the date hereof, created any security interest or encumbrance in any Carbon Credits that are presently owned, or in the future will be owned, by Southern, in favor of any third party.

4.12       Litigation. Since Southern’s incorporation, there have been, and there are, no Actions or Orders of any nature currently pending or, to Southern’s Knowledge, threatened against Southern, and no such Action or Order has been brought against Southern, or any of its current or former directors, officers or securityholders, business, equity securities, or assets, or employees or other individual service providers in their capacities as such that would, individually or in the aggregate, be material to Southern.

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4.13       Material Contracts.

(a)         Section 4.13(a) of the Southern Disclosure Schedules sets forth a true, correct and complete list of the Southern Material Contracts, as of the date hereof, a true, correct and complete copy (including written summaries of oral Contracts) of which, in each case, has been made available to the Company and DevvStream. For purposes of this Agreement, “Southern Material Contract” means any contract, together with each Southern Benefit Plan that is a Contract, to which Southern is a party or by which Southern or any of its properties or assets are bound or affected that:

(i)          contains covenants that limit or restrict the ability of Southern (A) to compete in any line of business or with any Person or in any geographic area or to sell, receive or provide any service or product or solicit any Person, including any non-competition covenants, non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or similar provision with respect to any Person or (B) to purchase or acquire an interest in any other Person;

(ii)         involves any joint venture, partnership or similar agreement;

(iii)        relates to the voting or control of the equity interests of Southern or the election of directors of Southern (other than the Organizational Documents of Southern);

(iv)        evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of Southern having an outstanding principal amount in excess of $50,000;

(v)         involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 or shares or other equity interests of Southern or another Person;

(vi)        relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of Southern, its business or material assets;

(vii)       by its terms, individually or with all related Contracts, is reasonably expected to call for aggregate payments or receipts by Southern or any of its Subsidiaries under such Contract or Contracts of at least $200,000 per year or $1,000,000 in the aggregate;

(viii)      is any carbon streaming agreement;

(ix)        is any strategic partnership agreement;

(x)         is with (A) any Governmental Authority or (B) any Southern Related Person;

(xi)        is a settlement, conciliation or similar agreement pursuant to which the Southern will have any material outstanding obligation after the date of this Agreement;

(xii)       provides for any severance, retention, transaction or change in control bonus or equity, equity-based or phantom equity arrangement;

(xiii)      obligates Southern to provide continuing indemnification or a guarantee of obligations that would be expected to result in payments to a third party after the date hereof in excess of $100,000;

(xiv)      provides for the employment or engagement of any director, officer, employee or individual service provider, excluding offer letters providing for at-will employment that can be terminated without any post-termination Liabilities;

(xv)       is a Labor Agreement;

(xvi)      obligates Southern to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xvii)     (A) entered into with any third-party broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising partner or service provider and (B) are material to the business of Southern;

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(xviii)    provides for any guaranty, direct or indirect, of any obligation of a third party (other than Southern);

(xix)      constitutes a lease or master lease of personal property reasonably likely to result in annual payments of $25,000 or more in a 12-month period;

(xx)       constitutes any contract providing for (A) the grant of any preferential rights of first offer or first refusal to purchase or lease any material asset of Southern or (B) any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of Southern;

(xxi)      establishes any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company;

(xxii)     constitutes any Contract that obligates Southern to make any loans, advances or capital contributions to, or investments in, any Person other than any loan or capital contribution to, or investment in, (A) Southern, (B) any Person (other than an officer, director or employee of Southern) that is less than $1,000,000 to such Person or (C) any officer, director or employee of Southern that is less than $50,000 to such person;

(xxiii)    constitutes any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, all or substantially all of the assets or stock of other persons;

(xxiv)    constitutes any Southern IP Agreements (other than agreements for Off-the-Shelf Software);

(xxv)     provides any third party a power of attorney;

(xxvi)    relates to the future disposition or acquisition by Southern of (A) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (B) any material assets or properties, except for any agreement related to the Transactions; or

(xxvii)   involves the payment of any earnout or similar contingent payment on or after the date of this Agreement.

(b)         With respect to the Southern Material Contracts: (i) each Southern Material Contract is valid and binding and enforceable in all respects against Southern and, to the Knowledge of Southern, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the Transactions will not affect the validity or enforceability of the Southern Material Contracts; (iii) neither Southern is in breach or default in any material respect, and to the Knowledge of Southern, no condition or event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by Southern, or permit termination or acceleration by the other party thereto, under such Southern Material Contract; (iv) to the Knowledge of Southern, no other party to such Southern Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by Southern, under such Southern Material Contract; (v) Southern has not received neither written nor, to Southern’s Knowledge, oral notice of an intention by any party to any such Southern Material Contract that provides for a continuing obligation by any party thereto to terminate such Southern Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that, individually or in aggregate, are not reasonably expected to adversely affect Southern in any material respect; and (vi) Southern has not waived any of its respective material rights under any such Southern Material Contract.

4.14       Intellectual Property.

(a)         Section 4.14(a) of the Southern Disclosure Schedules sets forth: (i) all registered Patents, Trademarks, Copyrights and Internet Assets and applications owned by Southern or otherwise used or held for use by Southern in which Southern is the owner, applicant or assignee (“Southern Registered IP”); and (ii) all material unregistered Intellectual Property, including proprietary Software, owned or purported to be owned by Southern (for material Trade Secrets, only a general description shall be disclosed).

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(b)         Section 4.14(b) of the Southern Disclosure Schedules sets forth all material Intellectual Property licenses, sublicenses and other agreements or permissions (“Southern IP Licenses”) (other than Off-the-Shelf Licenses, which are not required to be listed, although such licenses are “Southern IP Licenses” as that term is used herein), under which Southern is a licensee or otherwise is authorized to use or practice or have rights to any Intellectual Property of any Person that is (i) incorporated into, or used in the authorship, invention, development, delivery, hosting or distribution of, the Southern Products; or (ii) used or held for use by Southern in the conduct of its business.

(c)         Southern either owns or has valid and enforceable rights under a Southern IP License to use all Intellectual Property that is necessary and sufficient for, or used or held for use by Southern in, the conduct of its business, in each case free and clear of any Liens (other than Permitted Liens). All of the Southern Registered IP is in full force and effect, subsisting, valid and enforceable. Southern (i) is the sole and exclusive owner of all right, title and interest in and to the Owned IP, in each case free and clear of any Liens (other than Permitted Liens); and (ii) has a valid and enforceable license or other rights to use all Licensed IP. Southern has not dedicated to the public or otherwise allowed to fall into the public domain any material Owned IP.

(d)         Southern has provided the Company and DevvStream with true and complete copies of all material Southern IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Neither Southern nor, to the Knowledge of Southern, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Southern IP Agreement. Southern has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with Southern whereby such employee or independent contractor (i) acknowledges Southern’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with Southern; (ii) grants to Southern a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. All material assignments and other instruments necessary to establish, record and perfect Southern’s ownership interest in the Southern Registered IP have been validly executed, delivered and filed with the relevant Governmental Authorities and authorized registrars. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Transactions, will result in the loss or impairment of, or require the consent of any other Person in respect of, Southern’s right to own or use any Intellectual Property.

(e)         The Southern IP Licenses include all of the material licenses, sublicenses and other agreements or permissions necessary to operate Southern as presently conducted.

(f)          No Action is pending or, to Southern’s Knowledge, threatened against Southern that challenges the validity, enforceability, ownership or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently licensed, used or held for use by the Southern, nor, to the Knowledge of Southern, is there any reasonable basis for any such Action. Since incorporation, Southern has not received any written or, to the Knowledge of Southern, notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of Southern, nor to the Knowledge of Southern is there any reasonable basis therefor. There are no Orders to which Southern is a party or its otherwise bound that (i) restrict the rights of Southern to use, transfer, license or enforce any Intellectual Property owned by Southern, (ii) restrict the conduct of the business of Southern in order to accommodate a third Person’s Intellectual Property or (iii) grant any third Person any right with respect to any Intellectual Property owned by Southern. Southern is not currently infringing, or has, since incorporation, infringed, misappropriated or violated any Intellectual Property of any other Person in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by Southern or, to the Knowledge of Southern, otherwise in connection with the conduct of the businesses of Southern. To Southern’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to or otherwise used or held for use by Southern.

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(g)         No funding from any Governmental Authority or facilities of a university, college, other educational institution or non-profit organization was used in the development of the Owned IP, and no Governmental Authority, university, college, other educational institution or non-profit organization has a claim or right to claim title to any Owned IP.

(h)

(i)          Southern has taken steps consistent with generally accepted industry standards, and in any event no less than all commercially reasonable steps, to safeguard and maintain the secrecy and confidentiality of all Trade Secrets included in the Owned IP.

(ii)         Southern has not authorized the disclosure of any Trade Secret included in the Owned IP, nor has any such Trade Secret been disclosed, in each case other than pursuant to a written and enforceable non-disclosure agreement.

(iii)        There has been no misappropriation of any Trade Secret included in the Owned IP or breach of any obligations of confidentiality with respect to such Trade Secrets.

(i)          Neither the execution, delivery nor performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the Transactions will, with or without notice or lapse of time, directly result in: (i) a loss of or an Lien on any Owned IP; (ii) a breach of or default under, or right to terminate or suspend performance of, any Southern IP Agreement; (iii) the release, disclosure or delivery of any Trade Secrets within the Owned IP by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Owned IP. Southern will own all right, title and interest in and to, or otherwise have a license to, all Owned IP and Licensed IP on identical terms and conditions as Southern enjoyed immediately prior to the Closing.

(j)          The Source Code for Software within the Owned IP and the Source Code for Software included in all Southern Products (A) has at all times been maintained in confidence, and has been disclosed only to employees and consultants having a “need to know” the contents thereof in connection with the performance of their duties and who are bound by confidentiality obligations of customary scope with respect to Source Code; and (B) has not been delivered, licensed or made available to any escrow agent or other Person, and Southern does not have any duty or obligation to deliver, license or make available such Source Code to any escrow agent or other Person.

(k)         Southern has not (i) used any Open Source Software in such a way that (A) obligates Southern to make any Software within the Owned IP available free of charge, available in source code form, or reverse engineerable, (B) grants or purports to grant to any third Person any rights or immunities under any Intellectual Property within the Owned IP, or (C) requires any Southern Products or any portion thereof, to be subject to a Copyleft License; or (ii) contributed any Software within the Owned IP to an open source project or made any such Software available to any other Person under an open source license.

(l)          The Southern Products do not contain any malicious or surreptitious code or device, such as a virus, worm, time or logic bomb, disabling device, Trojan horse or other malicious or surreptitious code designed to: (i) disrupt or damage any licensee’s use of the Southern Products or related computer systems; (ii) erase, destroy or corrupt any licensee’s files or data; or (iii) bypass any technical security measure, or masquerade as compliant, so as to obtain access to any of licensee’s hardware or software in contravention of such technical security measures.

(m)        Southern owns or has a valid license in all of the Southern Systems necessary to operate the business of Southern as currently conducted. Southern has taken commercially reasonable measures to protect and maintain the security of the Southern Systems and all information stored or contained therein from any unauthorized use, access, interruption or modification by any Person. The Southern Systems (i) operate and perform in all material respects in accordance with their documentation and as required by the business of Southern as currently conducted; (ii) have not suffered any material persistent substandard performance, breakdown or failure since Southern’s incorporation; (iii) are free from any material defects; (iv) do not contain any virus, Software or hardware component designed to permit unauthorized access or to disable or otherwise harm or disable any System whether automatically with the passage of time or under the positive control of a Person; (v) are in good repair and operating condition and are adequate and suitable (including with respect to working condition, license seats, performance and capacity) for the purposes for which they are currently being used; and (vi) are sufficient to operate the business of Southern after the Closing in substantially the same manner as conducted in the twelve (12) months prior to the Closing and constitute all of the Systems reasonably necessary to conduct the business of Southern as currently conducted.

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4.15       Taxes and Returns.

(a)         Southern has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions properly obtained), which such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld. Southern has complied in all material respects with all applicable Laws relating to Taxes.

(b)         There is no Action currently pending or threatened in writing against Southern by a Governmental Authority in a jurisdiction where it does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)         There are no claims, assessments, audits, examinations, investigations or other Actions by any Taxing Authority in progress or pending against Southern in respect of any Tax, and Southern has not been notified in writing, or to the Knowledge of Southern, orally, of any proposed Tax claims or assessments against Southern (other than, in each case, claims or assessments for which adequate reserves in the Southern Financial Statements have been established in accordance with Southern’s standard historical accounting principles, policies and practices) or that any such audit, examination, investigation or other Action is contemplated.

(d)         Southern does not have any liability for Taxes of any other Person (i) under any Tax indemnity, Tax sharing or Tax allocation agreement or any other contractual obligation (excluding for this purpose, agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements), (ii) arising from the application of U.S. Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law or (iii) as a transferee or successor, by Contract (excluding for this purpose, Contracts entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements) or by operation of Law.

(e)         There are no Liens with respect to any Taxes upon any of Southern’s assets, other than Liens described in clause (a) of the definition of Permitted Liens.

(f)          Southern has collected or withheld all material Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(g)         Southern has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Southern for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(h)         Southern has not made any change in accounting methods (except as required by a change in Law) or received a ruling from, or signed an agreement with, any Taxing Authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(i)          Southern is not, nor has ever been, a member of an “affiliated group” as defined in Section 1504(a) of the Code or any affiliated, combined, unitary, consolidated or similar group under state, local or non-U.S. Law.

(j)          Southern has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying (or intended to qualify) in whole or in part for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) or Section 361 of the Code.

(k)         Southern is, and has been since its incorporation, treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes and, through the date of this Agreement, is a Tax resident only in its jurisdiction of formation.

(l)          Southern (and the Company and its Affiliates) will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or existed on or prior to the Closing (in each case where there is a reference to the Code or Treasury Regulations, including any corresponding or similar

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provision of state, local or non-U.S. legal or regulatory requirements): (i) an installment sale or open transaction, (ii) a prepaid amount received or deferred revenue recognized outside the ordinary course of business, (iii) an intercompany item under Treasury Regulations Section 1.1502-13 or an excess loss account under Treasury Regulations Section 1.1502-19, or (iv) a change in or use of an improper accounting method, including pursuant to Section 481 of the Code.

(m)        No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. legal or regulatory requirements), private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Taxing Authority with respect to Southern which agreement or ruling would be effective after the Closing Date (or, for the avoidance of doubt, that would require Southern (or the Company or any of its Affiliates) to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date).

(n)         Southern has not: (i)  consented to extend the time in which any Tax may be assessed or collected by any Taxing Authority (other than ordinary course extensions of time to file Tax Returns), which extension is still in effect; or (ii)  entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(o)         Southern has not taken or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Transactions from qualifying for the Intended US Tax Treatment (with the exception of any actions specifically contemplated by this Agreement).

4.16       Real Property.

(a)         The leases set forth on Section 4.16(a) of the Southern Disclosure Schedule (the “Southern Leases”) are the only Contracts pursuant to which Southern leases any real property. Southern is not a party to, or under any agreement to become a party to, any lease with respect to real property other than the Southern Leases, copies of which have been provided to the Company and DevvStream. Each Southern Lease is in good standing, creates a good and valid leasehold estate in the leased properties thereby demised and is in full force and effect without amendment, except as set forth on Section 4.16(a) of the Southern Disclosure Schedules. With respect to each Southern Lease, (a) such Southern Lease (or a notice in respect of such Southern Lease) has been properly registered in the appropriate land registry office, (b) all rents and additional rents have been paid, (c) no waiver, indulgence or postponement of the lessee’s obligations has been granted by the lessor, (d) there exists no event of default or event, occurrence, condition or act (including the purchase of the Southern Shares) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default under such Southern Lease and (e) to the knowledge of Southern, all of the covenants to be performed by any other party under such Southern Lease have been fully performed.

(b)         Each of the leased properties is adequate and suitable for the purposes for which it is presently being used and Southern has adequate rights of ingress and egress into each of the leased properties for the operation of the business in the ordinary course. Section 4.16(b) of the Southern Disclosure Schedules sets forth all of the Southern Leases setting out, in respect of each Southern Lease, a description of the leased premises (by municipal address and proper legal description), the term of the Southern Lease, the rental payments under such Southern Lease (specifying any breakdown of base rent and additional rents), any rights of renewal and the term thereof, and any restrictions on assignment, change of control of Southern or amalgamation.

4.17       Personal Property. Each item of Personal Property that is currently owned, used or leased by Southern with a book value or fair market value of greater than Twenty-Five Thousand Dollars ($25,000) is set forth on Section 4.17 of the Southern Disclosure Schedules, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Southern Personal Property Leases”). Except as would not be material to the Southern, or as set forth in Section 4.17 of the Southern Disclosure Schedules, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items) and are suitable for their intended use in the business of Southern. The operation of Southern’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than Southern, except for such Personal Property that is owned, leased or licensed

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by or otherwise contracted to Southern. The Southern Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. No event has occurred that (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of Southern or, to the Knowledge of Southern, any other party under any of the Southern Personal Property Leases, and Southern has not received notice of any such condition.

4.18       Title to and Sufficiency of Assets. Southern has good and marketable title to, or, in the case of leased or subleased assets, a valid leasehold interest in or right to use, all of its material assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests and (c) Liens set forth in the Southern Financial Statements (collectively, the “Southern Assets”). The Southern Assets (including Intellectual Property rights and contractual rights) of Southern constitute all of the material assets, rights and properties that are used in the operation of the business of Southern as it is now conducted or that are used or held by Southern for use in the operation of the business of Southern.

4.19       Employee Matters.

(a)         Southern is not party to, or bound by, any Labor Agreement, and has never been party to, or bound by, any such Contract. There are no unfair labor practice charges, material labor grievances, labor arbitrations, labor strikes, slowdowns, work stoppages, boycotts, picketing, handbilling, lockouts, or other material labor disputes, or to Southern’s Knowledge threat of any of the foregoing, or, to Southern’s Knowledge, union organizing activity or demand or petition for representation or certification, by or with respect to any of the employees of Southern, and no such activities or disputes have occurred (including any representation or certification proceedings brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority) since Southern’s incorporation. No employees of Southern are represented by any labor organization, labor or trade union, or works council with respect to their employment with Southern. Southern has not engaged in any unfair labor practices since its incorporation. With respect to the Transactions, Southern has satisfied in all material respects any pre-signing or, as of the Closing, pre-Closing notice, consultation or other obligations owed to its employees or their representatives under applicable Law or Labor Agreement.

(b)         Southern is and since its incorporation has been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including Laws regarding terms and conditions of employment, health and safety, wages and hours, discrimination, harassment, retaliation, whistleblowing, disability, labor relations, worker classification, Tax withholding, hours of work, payment of wages and overtime wages, pay equity, immigration (including the completion of Forms I-9 and confirmation of visas), workers’ compensation, unemployment insurance, working conditions, equal opportunity, affirmative action, employee leave and other time off, COVID-19, and employee terminations (including plant closures and layoffs), and has not received written or, to the Knowledge of Southern, oral notice that there is any instance of noncompliance in any of the foregoing respects. Except as would not result in material liability to Southern, Southern (i) has since its incorporation correctly classified all current and former exempt and non-exempt employees, individual independent contractors, leased employees, and other non-employee service providers for all applicable purposes, (ii) is not liable for any past due arrears of wages, salaries, premiums, commissions, bonuses, severance, termination payments, fees, or other compensation due to current or former employees, independent contractors or other individual service providers of Southern since its incorporation or any fine, Tax, interest or penalty for failure or delinquency to pay the foregoing and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment or workers’ compensation benefits, social security or other benefits, insurance, Taxes or obligations for employees, independent contractors or other individual service providers due since Southern’s incorporation (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to Southern’s Knowledge, threatened, and there have been no such Actions since Southern’s incorporation, by or against Southern brought by or against any applicant for employment, any current or former employee, consultant, independent contractor or other individual service provider, any Person alleging to be a current or former employee, contractor or individual service provider, or any Governmental Authority or any other Person relating to violations of labor or employment Laws, or making any other allegation relating to the employment of or services rendered by such Person including alleging breach of any express or implied contract of employment or engagement, wrongful termination of employment or engagement, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment or service relationship. To Southern’s Knowledge, (A) no employee or individual service provider intends to terminate his or her employment with or services to Southern, and (B) no current or former employee or individual service provider is in

Annex A-22

any material respect in violation of any employment agreement, nondisclosure obligation, fiduciary duty, restrictive covenant or other obligation (I) owed to Southern or (II) owed to any third party with respect to such person’s right to be employed or engaged by Southern.

(c)         Section 4.19(c) of Southern Disclosure Schedules sets forth a complete and accurate list of all employees and individual service providers of Southern, as of the date hereof, including each such individual’s (i) name, (ii) job title or services description, (iii) employing or engaging entity, (iv) work location, (v) compensation rate and method, (vi) hire or engagement date, (vii) status as exempt or non-exempt from overtime requirements (for employees), (viii) leave status and (ix) accrued vacation or paid time off.

(d)         There has not at any time since Southern’s incorporation been any, and there is no pending or, to the Knowledge of Southern, threatened, any allegation, investigation (including any internal investigation), complaint, lawsuit or Action concerning any Misconduct with respect to any Company employee, contractor, or other service provider (and, where required, Southern has taken corrective action in response to).

4.20       Benefit Plans.

(a)         “Southern Benefit Plan” means each Benefit Plan that is sponsored, maintained, contributed to or required to be contributed by Southern or under which Southern has any liability or obligation (including any contingent liability or obligation).

(b)         Set forth on Section 4.20(b) of the Southern Disclosure Schedules is a true and complete list of each material Southern Benefit Plan (other than any at-will offer letter that does not provide for equity-based or phantom equity awards, retention, change in control, severance or termination benefits and is on the standard form of offer letter set forth on Section 4.20(b) of the Southern Disclosure Schedules). With respect to each material Southern Benefit Plan, Southern has provided to Southern or its counsel true and complete copies, to the extent applicable, of (i) each writing constituting a part of such Southern Benefit Plan, including all plan documents and amendments thereto, or if not in writing, a summary of such Southern Benefit Plan, (ii) the most recent annual report (IRS Forms 5500 series), (iii) any related trust documents and the most recent summary plan description distributed to participants (and any summaries of material modifications thereto), and (iv) any non-routine correspondence with any Governmental Authority. Each Southern Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code timely received a current, favorable determination, advisory or opinion letter from the IRS, and, to the Southern’s Knowledge, nothing has occurred that could reasonably be expected to adversely affect the qualified status of any such Southern Benefit Plan.

(c)         No Southern Benefit Plan is, and Southern does not sponsor, maintain or contribute to (or have any obligation to contribute to), or have any liability under or with respect to any: (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or any plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code, (ii) “multiemployer plan,” as defined in Section 3(37) of ERISA, (iii) “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA, or (iv) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Southern does not have any Liability on account of being considered a single employer under Section 414 of the Code with any other Person. No Southern Benefit Plan provides, and Southern does not have any obligation to provide, retiree or post-employment health or life insurance or any other retiree or post-employment welfare-type benefits to any Person other than as required under Section 4980B of the Code or any similar state Law and for which the covered Person pays the full cost of coverage.

(d)         With respect to each Southern Benefit Plan: (i) such Southern Benefit Plan is and has at all times been operated, maintained, funded and administered in all material respects in accordance with its terms, and applicable Laws; (ii) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA; (iii) no material Action is pending, or to Southern’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all material contributions, distributions, reimbursements and premiums due through the Closing Date have been timely made and all such amounts for any period ending on or before the Closing Date that are not yet due have been made or properly accrued on the Southern Financial Statements. Southern has not incurred (whether or not assessed) or is reasonably expected to incur or to be subject to, any material Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

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(e)         Neither the execution and delivery of this Agreement nor the consummation of the Transactions could (either alone or in combination with another event) (i) result in any payment or benefit, or increase in the amount of any compensation or benefits due, to any current or former employee, officer, director or other individual service provider of Southern; (ii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits due to any current or former employee, officer, director or other individual service provider of Southern; (iii) except as required under the terms of this Agreement or by applicable Law, restrict the ability of Southern to merge, amend or terminate any material Southern Benefit Plan; (iv) result in the forgiveness of any employee or service provider loan; or (v) result in the payment of any amount (whether in cash or property or the vesting of property) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code). No person is entitled to receive, and Southern does not have any current or contingent obligation to provide, any payment (including any tax gross-up or other payment), indemnification, reimbursement or otherwise be made whole from Southern as a result of the imposition of any excise taxes required by any applicable Laws, including under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax law).

(f)          Each Southern Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all respects in operational compliance with, and is in all respects in documentary compliance with, Section 409A of the Code and all IRS guidance promulgated thereunder, and no amount under any such plan, agreement or arrangement is, has been or could reasonably be expected to be subject to any additional Tax, interest or penalties under Section 409A of the Code.

4.21       Environmental Matters.

(a)         Southern has, since incorporation have been, in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining, and complying in all material respects with all Permits required under Environmental Laws for the operation of its business and the occupation of its properties and facilities.

(b)         Southern has not received any Order, notice or written report from any Governmental Authority regarding any actual or alleged material violation of, or material Liability under, Environmental Laws.

(c)         Southern has not treated, stored, arranged for or permitted the disposal of, transported, handled, distributed, exposed any person to or Released Hazardous Materials, including on any property owned, or operated on, by Southern and no such property owned or operated on by Southern is contaminated by Hazardous Materials, in each case so as to give rise to any Environmental Liabilities of Southern.

(d)         Southern is not party to any Contract pursuant to which Southern provided an indemnity with respect to, or has otherwise become subject to (either by Contract or operation of Law), any Environmental Liability of any other Person under Environmental Laws or relating to Hazardous Materials.

(e)         Southern has provided to the Company and DevvStream all environmental audits, assessments and reports and other material environmental, health or safety documents relating to Southern’s past or current properties, facilities or operations on Southern’s properties and facilities that are in Southern’s possession or, to the Knowledge of Southern, under its reasonable control.

4.22       Related Person Transactions. Except as set forth on Section 4.22 of the Southern Disclosure Schedules, neither Southern nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of Southern or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Southern Related Person”) is presently, or since Southern’s incorporation, has been, a party to any transaction with Southern, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of Southern), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of Southern in the ordinary course of business consistent with past practice) any Southern Related Person or any Person in which any Southern Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Southern Related Person has any direct or indirect interest.

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4.23       Insurance.

(a)         A list of all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Southern, as of the date hereof, relating to Southern or its business, properties, assets, directors, officers and employees, copies of which have previously been made available to the Company and DevvStream is set forth on Section 4.23(a) of the Southern Disclosure Schedules. All premiums due and payable under all such insurance policies have been timely paid and Southern is otherwise in material compliance with the terms of such insurance policies and each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. Southern does not have any self-insurance or co-insurance programs. Since the date of Southern’s incorporation, Southern has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b)         Southern has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to Southern. To the Knowledge of Southern, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such material insurance claim. Since incorporation, Southern has not made any claim against an insurance policy as to which the insurer is denying or has denied coverage.

4.24       Books and Records. All of the financial books and records of Southern are complete and accurate in all material respects and have been maintained in the ordinary course of business consistent with past practice and in accordance with applicable Laws.

4.25       Certain Business Practices.

(a)         Neither Southern nor any of its respective officers, directors, employees or other individual service providers, nor to the Knowledge of Southern, any agent or other third party representative acting on behalf of Southern, (a) is currently, or has been since incorporation: (i) a Sanctioned Person; (ii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country; (iii) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws; or (iv) otherwise in violation of Trade Controls; or (b) has at any time (i) made or accepted any unlawful payment or given, received, offered, promised, or authorized or agreed to give or receive, any money, advantage or thing of value, directly or indirectly, to or from any employee or official of any Governmental Authority or any other Person in violation of Anti-Corruption Laws; or (ii) otherwise been in violation of any Anti-Corruption Laws.

(b)         Southern has not received from any Governmental Authority or any Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing in each case, related to Trade Controls or Anti-Corruption Laws.

(c)         Southern is not a “TID U.S. Business,” as such term is defined in 31 C.F.R. § 800.248.

4.26       Compliance with Privacy Laws, Privacy Policies and Certain Contracts.

(a)         Southern, and to the Knowledge of Southern, its officers, directors, employees, agents, subcontractors, vendors and other individual service providers to whom Southern has given access to Personal Data, are and have been at all times, in compliance in all material respects with (i) all applicable Privacy Laws, (ii) Southern’s privacy policies, (iii) all industry and self-regulatory standards governing Personal Data, privacy, data security, and data protection to which Southern is bound or to which it purports to adhere (including, as applicable, the Payment Card Industry Data Security Standard), and (iv) Southern’s contractual obligations concerning Personal Data, privacy, data protection, cybersecurity, data security and the security of Southern’s information technology systems, and neither the execution, delivery nor performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the Transactions will, with or without notice or lapse of time, directly result in any violation of the foregoing clauses (i)–(iv) in any material respect;

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(b)         To the Knowledge of Southern, Southern has not experienced any material loss, damage or unauthorized access, use, disclosure, modification or breach of security of Personal Data maintained by or on behalf of Southern (including, to the Knowledge of Southern, by any agent, subcontractor or vendor of Southern); and

(c)         To the Knowledge of Southern, (i) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by Southern; and (ii) Southern has not been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or Action with respect to any loss, damage or unauthorized access, use, disclosure, modification or breach of security, of Personal Data maintained by or on behalf of Southern (including by any agent, subcontractor or vendor of Southern).

4.27       Investment Company Act. Southern is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act.

4.28       Finders and Brokers. Except as set forth on Section 4.28 of the Southern Disclosure Schedules, Southern does not have any Liability in connection with this Agreement or the Ancillary Documents, or the Transactions, that would result in the obligation of Southern, or any of its Affiliates, to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

4.29       Independent Investigation. Southern has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and DevvStream and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and DevvStream for such purpose. Southern acknowledges and agrees that: (a) in making its decision to enter into this Agreement, the Ancillary Documents to which it is a party and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of Southern Merger Sub and DevvStream Merger Sub set forth in Article V, DevvStream set forth in Article VI (including the related portions of the DevvStream Disclosure Schedules) and the Company set forth in Article VII (including the related portions of the Company Disclosure Schedule) and in any certificate delivered to Southern by the Company, DevvStream, Southern Merger Sub or DevvStream Merger Sub pursuant hereto; and (b) neither the Company, DevvStream nor any of their Representatives has made any representation or warranty, express or implied, as to the Company, DevvStream, Southern Merger Sub or DevvStream Merger Sub, this Agreement, the Transactions, or any information or materials regarding the foregoing furnished or made available to Southern, except as expressly set forth in Article V, Article VI and Article VII of this Agreement (including the related portions of the Company Disclosure Schedules and DevvStream Disclosure Schedules) or in any certificate delivered to Southern by the Company, DevvStream, Southern Merger Sub or DevvStream Merger Sub pursuant hereto.

4.30       Information Supplied. None of the information supplied or to be supplied by Southern expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Transactions; (b) in the Registration Statement; or (c) in the Company Proxy Statement, the DevvStream Circular and other mailings or other distributions to the Company Shareholders, Southern Shareholders, DevvStream Shareholders or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, including on the Closing Date, contain or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, other than in the case of the Registration Statement, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Southern expressly for inclusion or incorporation by reference in any press release or filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Southern does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, DevvStream or their respective Affiliate.

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Article V

REPRESENTATIONS AND WARRANTIES OF THE MERGER SUBS

The Company hereby represents and warrants to Southern and DevvStream that, with respect to the Merger Subs each of the following representations are true and correct as of the date of this Agreement and as of the Closing Date (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):

5.1         Organization and Standing. Each Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and will have all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Merger Sub to enter into this Agreement or consummate the Transactions (a “Merger Sub Material Adverse Effect”). Neither Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

5.2         Authorization; Binding Agreement. Each Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and each Ancillary Document to which such Merger Sub is a party and the consummation of the Transactions have been duly and validly authorized by the Board of Directors of such Merger Sub and the Company (in its capacity as sole shareholder of such Merger Sub) in accordance with such Merger Sub’s Organizational Documents and applicable Law and no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of such Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions. This Agreement has been, and each Ancillary Document to which a Merger Sub is a party shall be when delivered, duly and validly executed and delivered by such Merger Sub and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Merger Sub, enforceable against such Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

5.3         Governmental Approvals. No Consent of or with any Governmental Authority on the part of either Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by such Merger Sub of this Agreement and each Ancillary Document to which it is a party or the consummation by such Merger Sub of the Transactions, other than (a) such filings as are contemplated by this Agreement, including those necessary for the Required Regulatory Approvals, (b) any filings required with Nasdaq, Nasdaq Sweden or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (d) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Merger Sub Material Adverse Effect.

5.4         Non-Contravention. The execution and delivery by each Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by such Merger Sub of the Transactions, and compliance by such Merger Sub with any of the provisions hereof and thereof, will not (a) contravene, conflict with or violate any provision of such Merger Sub’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate in any respect any Law, Order or Consent applicable to such Merger Sub, or any of its properties or assets, except for violations that would not prevent or delay the consummation of the Transactions or (c) (i) violate, conflict with or result in a material breach of, (ii) result in a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) give rise to any right of termination, cancellation or acceleration under, (iv) give rise to any obligation to make payments or provide compensation under, or (v) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Merger Sub under, any of the terms, conditions or provisions of any Contract to which such Merger Sub is a party or by which such Merger Sub or any of its assets may be bound, except in each case which would not, individually or in the aggregate, reasonably be expected to have a Merger Sub Material Adverse Effect.

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5.5         Capitalization.

(a)         Prior to giving effect to the Merger, each Merger Sub is authorized to issue up to 1,000 shares of common shares, par value $0.0001, of which one common share is issued and outstanding in the name of the Company. Prior to giving effect to the Transactions, neither Merger Sub has ever had any Subsidiaries or owned any equity interests in any other Person.

(b)         Except as set forth in its Organizational Documents, neither Merger Sub (i) has any obligation to issue, sell or transfer any equity securities of such Merger Sub, (ii) is party or subject to any contract that affects or relates to voting or giving of written consents with respect to, or the right to cause the redemption, or repurchase of, any equity interests of such Merger Sub, (iii) has granted any registration rights or information rights to any other Person, (iv) has granted any phantom shares and there are no voting or similar agreements entered into by such Merger Sub that relate to its capital or equity interests, (v) has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for voting interests of such Merger Sub or equity interests of such Merger Sub) with the owner or holder of such Merger Sub on any matter or any agreements to issues such bonds, debentures, notes or other obligations and (vi) has any outstanding contractual obligations to provide funds to, or make any investment (other than in connection with the Transactions) in, any other Person.

5.6         Merger Sub Activities.

(a)         Since incorporation, neither Merger Sub has engaged in any business activities other than as contemplated by this Agreement and activities incident to the preservation of its existence, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Merger.

(b)         Each Merger Sub was formed solely for the purpose of effecting the Transactions.

(c)         Other than this Agreement and the Ancillary Documents to which it is a party, neither Merger Sub is party to or bound by any Contract or any agreement or understanding whereby it would have material interests, rights, obligations or Liabilities with respect to another transaction that is, or would reasonably be interpreted as constituting, a merger, business combination or other similar transaction. Except for the Transactions, neither Merger Sub owns or has a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any Person.

5.7         Compliance with Laws. Neither Merger Sub is, and since the date of its formation, has been, in conflict or non-compliance with, or in default or violation of, any Laws applicable to it. Neither Merger Sub has, since the date of its formation, received any written or oral notice of, or, to its knowledge, is under investigation with respect to, any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it is or was bound.

5.8         Actions; Orders. There is no material Action pending or, to the knowledge of either Merger Sub, threatened against or affecting such Merger Sub, and there is no Action that either Merger Sub has pending against any other Person. Neither Merger Sub is subject to any Orders of any Governmental Authority, nor, to the knowledge of either Merger Sub, are any such Orders pending.

5.9         Transactions with Related Parties. There are no transactions, Contracts or understandings between either Merger Sub, on the one hand, and any (a) present or former director, officer or employee or Affiliate of such Merger Sub, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of such Merger Sub’s outstanding capital stock as of the date hereof, on the other hand.

5.10       Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from either Merger Sub or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of such Merger Sub.

5.11       Investment Company Act. Neither Merger Sub is an “investment company” or a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company,” in each case within the meanings of the Investment Company Act.

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5.12       Taxes. Neither Merger Sub has taken or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Transactions from qualifying for the Intended US Tax Treatment (with the exception of any actions specifically contemplated by this Agreement).

5.13       Independent Investigation. Each Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Southern and DevvStream and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Southern and DevvStream for such purpose. Each Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement, the Ancillary Documents to which it is a party and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of Southern set forth in Article IV and DevvStream set forth in Article VI of this Agreement (including the related portions of the Southern Disclosure Schedules and the DevvStream Disclosure Schedules); and (b) none of Southern, DevvStream, or any of their respective Representatives have made any representation or warranty as to Southern, DevvStream, this Agreement, the Transactions, or any information or materials regarding the foregoing furnished or made available to such Merger Sub, except as expressly set forth in Article IV and Article VI of this Agreement (including the related portions of the Southern Disclosure Schedules and the DevvStream Disclosure Schedules).

Article VI

REPRESENTATIONS AND WARRANTIES OF DEVVSTREAM

Except as set forth in (a) the disclosure schedules delivered by DevvStream to the Company and Southern on the date hereof (the “DevvStream Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer or (b) as disclosed in the DevvStream SEC Documents publicly filed or furnished prior to the date of this Agreement and after November 6, 2024 (other than disclosures in the “Risk Factors” section of any such filings and any disclosure of risks included in any “forward-looking statements” disclaimer contained in any such filings, in each case, to the extent such disclosures are predictive, cautionary or forward-looking in nature) to the extent the relevance of such disclosure as an exception to (or disclosure for the purpose of) a representation or warranty is reasonably apparent, DevvStream hereby represents and warrants to the Company and Southern that each of the following representations are true and correct as of the date of this Agreement and as of the Closing Date (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):

6.1         Organization and Standing. DevvStream is a corporation duly organized, validly existing and in good standing under the Laws of the Province of Alberta, and has the requisite corporate power and capacity to own, lease and operate its properties and to carry on its business as now being conducted. DevvStream is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing has not and would not, individually or in the aggregate, reasonably be expected to have (i) a Material Adverse Effect on DevvStream or (ii) a material adverse effect on the ability of DevvStream to enter into this Agreement or consummate the Transactions (clause (i) or (ii), a “DevvStream Material Adverse Effect”). DevvStream has heretofore made available (including via the DevvStream SEC Documents) to the Parties accurate and complete copies of its Organizational Documents, as currently in effect as of the date hereof. DevvStream is not in violation of any provision of its Organizational Documents in any material respect. DevvStream is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

6.2         Authorization; Binding Agreement.

(a)         DevvStream has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, subject to the receipt of the Required DevvStream Shareholder Approval and the Letter of Authorization. The execution and delivery of this Agreement and each Ancillary Document to which DevvStream is or is required to be a party and the consummation of the Transactions (i) have been duly and validly authorized by the DevvStream Board in accordance with DevvStream’s Organizational Documents, any applicable Law or any Contract

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to which DevvStream is a party or by which it or its securities are bound and (ii) no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of DevvStream are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions except for obtaining Required DevvStream Shareholder Approval.

(b)         The DevvStream Board has (acting upon the unanimous recommendation of the DevvStream Special Committee) by resolutions duly adopted at a meeting duly called and held, as of the date of this Agreement (i) determined that this Agreement, the Domestication, the DevvStream Merger and the other Transactions are advisable, fair to, and in the best interests of, the DevvStream Shareholders, (ii) approved, among other things, this Agreement and the Ancillary Documents to which it is a party and the Transactions, including the Domestication and the DevvStream Merger, on the terms and subject to the conditions of this Agreement and in accordance with applicable Law and (iii) resolved to recommend that the DevvStream Shareholders vote in favor of the Domestication and the DevvStream Merger. The DevvStream Shareholders are the only DevvStream Securityholders entitled to vote on the DevvStream Resolutions. Except for the Required DevvStream Shareholder Approval, no additional approval or vote of any holders of voting or other equity interests of DevvStream would then be necessary to approve and adopt this Agreement and the Ancillary Documents and approve the Transactions.

(c)         This Agreement has been, and each Ancillary Document to which DevvStream is a party shall be, when delivered, duly and validly executed and delivered by DevvStream and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of DevvStream, enforceable against DevvStream in accordance with its terms, subject to the Enforceability Exceptions.

6.3         Governmental Approvals. Except as described in Section 6.3 of the DevvStream Disclosure Schedules, no Consent of or with any Governmental Authority on the part of DevvStream is required to be obtained or made in connection with the execution, delivery or performance by DevvStream of this Agreement each Ancillary Document to which it is a party or the consummation by DevvStream of the Transactions, other than (a) such filings and approvals as expressly contemplated by this Agreement, including the filing of the Merger Certificates and those necessary for the Required Regulatory Approvals, (b) any filings and approvals required with the SEC, Nasdaq and other applicable Canadian securities regulatory authorities with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, or any state “blue sky” securities Laws, and the rules and regulations thereunder, (d) a post-closing notification pursuant to the Investment Canada Act, (e) in connection with the Domestication and (f) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a DevvStream Material Adverse Effect.

6.4         Non-Contravention. Except as otherwise described in Section 6.4 of the DevvStream Disclosure Schedules, the execution and delivery by DevvStream of this Agreement and each Ancillary Document to which it is a party, the consummation by DevvStream of the Transactions, and compliance by DevvStream with any of the provisions hereof and thereof, will not (a) contravene or conflict with or violate any provision of DevvStream’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provisions of Law or Order binding upon or applicable to DevvStream or (c) subject to obtaining the Consents from Governmental Authorities referred to in Section 6.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate in any material respect any Law, Order or Consent applicable to DevvStream, or any of its properties or assets, except for violations that would not prevent or delay the consummation of the Transactions, or (d)(i) violate, conflict with or result in a breach of, (ii) result in a default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) give rise to any right of termination, cancellation or acceleration under, (iv) give rise to any obligation to make material payments or provide material compensation under, (v) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of DevvStream under, (vi) give rise to any obligation to obtain any material third party Consent or provide any notice to any Person or (vii) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any DevvStream Material Contract except, in each case, where such conflict, violation, breach, default, termination, cancellation, modification, acceleration, obligation, creation, or default would not, individually or in the aggregate, reasonably be expected to have a DevvStream Material Adverse Effect.

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6.5         Capitalization.

(a)         As of the date hereof, DevvStream is authorized to issue an unlimited number of Pre-Domestication DevvStream Common Shares, of which 13,246,840 are issued and outstanding as at the date hereof and an unlimited number of shares of preferred stock, issuance in series, of which none are issued and outstanding as of the date hereof. All outstanding DevvStream Shares are, or when issued in connection with the Domestication, shall be duly authorized, are fully paid and nonassessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, or any Contract to which DevvStream is a party or by which it or its securities are bound. DevvStream does not hold any shares or other equity interests of DevvStream in its treasury. None of the outstanding DevvStream Securities have been, and after the Domestication, will be issued in violation of any applicable securities Law.

(b)         Except as set forth on Section 6.5(b) of the DevvStream Disclosure Schedules, there are no outstanding or authorized options, warrants, puts, calls, restricted stock, restricted stock units, phantom stock, profit participation rights, equity appreciation rights, phantom equity rights, other equity or equity-based awards or other similar rights with respect to DevvStream other than the DevvStream Equity Incentive Plan.

(c)         Section 6.5(c) of the DevvStream Disclosure Schedules contains a complete and correct list, as of the date hereof, of (i) the name of the holder of each such DevvStream Warrant, (ii) the number of DevvStream Shares underlying each such DevvStream Warrant, (iii) the date on which each such DevvStream Warrant was granted, (iv) the exercise price of each DevvStream Warrant and (v) the expiration date of each DevvStream Warrant.

(d)         Other than as set forth on Section 6.5(b), Section 6.5(c) and Section 6.5(d) of the DevvStream Disclosure Schedules, as of the date hereof, there are no other equity or voting interests in, or any DevvStream Convertible Securities, or preemptive rights or other outstanding rights, options, warrants, subscriptions, puts, calls, restricted stock, restricted stock units, phantom stock, stock appreciation, profit participation, conversion rights or similar equity or equity-based rights, interests, agreements or commitments of any rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which DevvStream or, to the Knowledge of DevvStream, any of its shareholders is a party or bound relating to any equity securities of DevvStream, whether or not outstanding

(e)         Except with respect to the DevvStream Support & Lock-Up Agreement, there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of DevvStream’s equity interests. Except as set forth in DevvStream’s Certificate of Incorporation or as expressly set forth in this Agreement, there are no outstanding contractual obligations of DevvStream to repurchase, redeem or otherwise acquire any equity interests or securities of DevvStream, nor has DevvStream granted any registration rights to any Person with respect to DevvStream’s equity securities. All of the DevvStream Securities have been, and after the Domestication, shall be granted, offered, sold and issued in compliance with all applicable securities Laws.

(f)          No equity interests of DevvStream are issuable, and no rights in connection with any interests, warrants, rights, options or other securities of DevvStream accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise) as a result of the Transactions.

(g)         Except as disclosed in the DevvStream Financial Statements, DevvStream has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of DevvStream, and the DevvStream Board has not authorized any of the foregoing.

6.6         Subsidiaries.

(a)         Section 6.6(a) of the DevvStream Disclosure Schedules sets forth a true and complete list of the Subsidiaries of DevvStream, listing for each Subsidiary its name, the jurisdiction of its formation or organization (as applicable) and its parent company (if wholly-owned) or its owners (if not-wholly owned). Except as set forth on Section 6.6(a) of the DevvStream Disclosure Schedules, all of the outstanding voting or other equity securities, as applicable, of each Subsidiary of DevvStream are duly authorized, validly issued, free of preemptive rights, restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws) and, if applicable, fully paid and non-assessable, and are owned by DevvStream, whether directly or indirectly, free and clear of all Liens (other than Permitted Liens).

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(b)         Except as set forth on Section 6.6(b) of the DevvStream Disclosure Schedules, there are no options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to any Subsidiary of DevvStream and no rights, exchangeable securities, securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements obligating any Subsidiary of DevvStream to issue or sell, or cause to be issued or sold, any equity securities of, or any other interest in, any Subsidiary of DevvStream, including any security convertible or exercisable into equity securities of any Subsidiary of DevvStream. There are no Contracts to which any Subsidiary of DevvStream is a party that require such Subsidiary of DevvStream to repurchase, redeem or otherwise acquire any equity interests or securities convertible into or exchangeable for such equity securities or to make any investment in any other Person.

(c)         DevvStream is not a participant in any joint venture, partnership or similar arrangement, except as set forth on Section 6.6(c) of the DevvStream Disclosure Schedules

(d)         There are no outstanding contractual obligations of DevvStream to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.7         Financial Statements.

(a)         The DevvStream SEC Documents reflect the comparative audited consolidated balance sheet of DevvStream and its Subsidiaries as of July 31, 2025, and the related comparative audited consolidated statements of comprehensive loss, cash flows and members’ equity, together with all related notes and schedules thereto, accompanied by the reports thereon of DevvStream’s independent auditor (such financial statements, the “DevvStream Financial Statements”).

(b)         Except as set forth on Section 6.7(b) of the DevvStream Disclosure Schedules, the DevvStream Financial Statements (i) have been prepared from the books and records of DevvStream and its Subsidiaries or their respective predecessors; (ii) shall have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved, except as may be indicated in the notes thereto and subject, in the case of the unaudited DevvStream Financial Statements, to the absence of footnotes and year-end adjustments; and (iii) fairly present, in all material respects, the consolidated financial position of DevvStream and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited DevvStream Financial Statements, to the absence of footnotes and year-end adjustments, none of which would be expected to be material individually or in the aggregate).

(c)         The books of account and other financial records of DevvStream and its Subsidiaries have been kept accurately in all material respects in the ordinary course of business, and the transactions entered therein represent bona fide transactions.

(d)         DevvStream and its Subsidiaries have devised and maintained a system of internal accounting policies and controls sufficient to provide reasonable assurances that (i) transactions are executed in all material respects in accordance with management’s authorization; (ii) the transactions are recorded as necessary to permit the preparation of financial statements in conformity GAAP and to maintain accountability for assets; and (iii) the amount recorded for assets on the books and records of DevvStream and each of its Subsidiaries is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference (collectively, “DevvStream Internal Controls”).

(e)         DevvStream has not identified and has not received written notice from an independent auditor of (i) any significant deficiency or material weakness in the system of DevvStream Internal Controls utilized by DevvStream or any of its Subsidiaries; (ii) any fraud that involves DevvStream’s or any of its Subsidiaries’ management or other employees who have a role in the preparation of financial statements or the DevvStream Internal Controls utilized by DevvStream or any of its Subsidiaries; or (iii) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the DevvStream Internal Controls over financial reporting that would reasonably be expected to materially and adversely affect DevvStream’s, or any of its Subsidiaries’, ability to record, process, summarize and report financial information.

(f)          Except as set forth on Section 6.7(f) of the DevvStream Disclosure Schedules or to the extent reflected or reserved against in the DevvStream Financial Statements or as incurred in connection with this Agreement, neither DevvStream nor any of its Subsidiaries has incurred any Liabilities or obligations of the type required to be reflected

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on a balance sheet in accordance with GAAP with respect to the DevvStream Financial Statements that are not adequately reflected or reserved on or provided for in the DevvStream Financial Statements other than (i) Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP, as applicable, that have been incurred since the Latest Balance Sheet Date in the ordinary course of business or (ii) Liabilities that are not, individually or in the aggregate, material in amount or (iii) Liabilities incurred in connection or as permitted by this Agreement, the Ancillary Documents or the Transactions. All debts and Liabilities, fixed or contingent, which should be included under GAAP on a balance sheet are included in all material respects in the DevvStream Financial Statements as of the date of such DevvStream Financial Statements. DevvStream has no off-balance sheet arrangements.

6.8         Absence of Certain Changes. Except as set forth on Section 6.8 of the DevvStream Disclosure Schedules, since the Latest Balance Sheet Date, (a) DevvStream and each of its Subsidiaries have conducted their respective business in the ordinary course and consistent with past practice in all material respects and (b) neither DevvStream nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement and prior to the Closing, would require the consent of the Company and Southern pursuant to Section 8.2.

6.9         Securities Laws. DevvStream is a “reporting issuer” under securities Laws in each of the provinces of Alberta, British Columbia and Ontario and is not in default under the securities Laws of such provinces. The issued and outstanding DevvStream Shares are listed for trading on Nasdaq and are not listed for trading on any other securities exchange as a result of any application made by DevvStream. Except as set forth on Section 6.9 of the DevvStream Disclosure Schedules, DevvStream is not in default of any material requirements of any securities Laws or the rules and policies of Nasdaq (including applicable continued listing requirements of such DevvStream Shares and corporate governance rules), and DevvStream has not received any written deficiency notice from the Nasdaq relating to the continued listing requirements of such DevvStream Shares.

6.10       Compliance with Laws and Carbon Standards. Except as set forth on Section 6.10 of the DevvStream Disclosure Schedules, neither DevvStream nor any of its Subsidiaries is, and since its incorporation has ever been, in material conflict or material non-compliance with, or in material default or violation of any applicable Laws or applicable Carbon Standards. Since their respective formation, neither DevvStream nor any of its Subsidiaries, (i) has received any written or, to the Knowledge of DevvStream or any of its Subsidiaries, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its respective properties, assets, employees or other individual service providers (solely in such individuals’ capacity as service providers to DevvStream), business, products or operations are or were bound or affected, (ii) has been subjected to any investigation by a Governmental Authority regarding any actual or alleged violation of or failure on the part of DevvStream or any of its Subsidiaries to comply with any applicable Law, (iii) has had claims filed against it or any of its Subsidiaries with (A) any Governmental Authority alleging any failure by DevvStream or any of its Subsidiaries to comply with applicable Law or (B) any Registry alleging any failure with respect to the Carbon Credits transacted by DevvStream or any of its Subsidiaries to comply with applicable Carbon Standards, (iv) has not had its access or Registry Account suspended in respect of any relevant Registry and (v) has not made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any applicable Law, in the case of clauses (i) through (iii), except as would not, or would not reasonably be expected to, be material to DevvStream or any of its Subsidiaries.

6.11       DevvStream Permits and Registry Accounts. DevvStream and its Subsidiaries hold all material licenses and Permits necessary to lawfully own, lease and conduct in all material respects their respective business as presently conducted, including necessary Registry Accounts on any relevant Registry, and to own, lease and operate their respective assets and properties (collectively, the “DevvStream Permits”). All the DevvStream Permits and Registry Accounts are in full force and effect and not subject to, or, to the Knowledge of DevvStream, threatened to be subject to, any revocation or modification Proceeding, or any suspension or termination, as a result of, or in connection with, the consummation of the Transactions, and DevvStream and its Subsidiaries are conducting business in compliance in all material respects with the DevvStream Permits, any Carbon Standard under which any of the Carbon Credits that are transacted by DevvStream or its Subsidiaries are certified, and the requirements of each relevant Registry. Neither DevvStream nor its Subsidiaries is in violation in any material respect of the terms of the DevvStream Permits, and no Proceeding is pending or, to the Knowledge of DevvStream or any of its Subsidiaries, threatened, to suspend, revoke, withdraw, modify or limit any such DevvStream Permit in a manner that has had or would reasonably be expected to have a material impact on the ability of DevvStream or any of its Subsidiaries, as applicable, to use such DevvStream Permit or conduct its business, as applicable.

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6.12       Carbon Credits. Neither DevvStream nor any of its Subsidiaries have, as of the date hereof, created any security interest or encumbrance in any Carbon Credits that are presently owned, or in the future will be owned, by DevvStream or such Subsidiary, in favor of any third party.

6.13       Litigation. Except as set forth on Section 6.13 of the DevvStream Disclosure Schedules, since DevvStream’s incorporation, there have been, and there are, no Actions or Orders of any nature currently pending or, to DevvStream’s Knowledge, threatened against DevvStream or any of its Subsidiaries, and no such Action or Order has been brought against DevvStream or any of its Subsidiaries, or any of their respective current or former directors, officers or securityholders, business, equity securities, or assets, or employees or other individual service providers in their capacities as such that would, individually or in the aggregate, be material to DevvStream or any of its Subsidiaries, taken as a whole.

6.14       Material Contracts.

(a)         Section 6.14(a) of the DevvStream Disclosure Schedules sets forth a true, correct and complete list of the DevvStream Material Contracts, as of the date hereof, a true, correct and complete copy (including written summaries of oral Contracts) of which, in each case, has been made available to the Company and Southern. For purposes of this Agreement, “DevvStream Material Contract” means any contract, together with each DevvStream Benefit Plan that is a Contract, to which DevvStream is a party or by which DevvStream, any of its Subsidiaries, or any of its properties or assets are bound or affected that:

(i)          contains covenants that limit or restrict the ability of DevvStream or any of its Subsidiaries (A) to compete in any line of business or with any Person or in any geographic area or to sell, receive or provide any service or product or solicit any Person, including any non-competition covenants, non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or similar provision with respect to any Person or (B) to purchase or acquire an interest in any other Person;

(ii)         involves any joint venture, partnership or similar agreement;

(iii)        relates to the voting or control of the equity interests of DevvStream or any of its Subsidiaries or the election of directors of DevvStream or any of its Subsidiaries (other than the Organizational Documents of DevvStream and any of its Subsidiaries);

(iv)        evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of DevvStream having an outstanding principal amount in excess of $50,000;

(v)         involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $100,000 or shares or other equity interests of DevvStream or another Person;

(vi)        relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of DevvStream, its business or material assets;

(vii)       by its terms, individually or with all related Contracts, is reasonably expected to call for aggregate payments or receipts by DevvStream or any of its Subsidiaries under such Contract or Contracts of at least $200,000 per year or $1,000,000 in the aggregate;

(viii)      is any carbon streaming agreement;

(ix)        is any strategic partnership agreement;

(x)         is with (A) any Governmental Authority or (B) any DevvStream Related Person;

(xi)        is a settlement, conciliation or similar agreement pursuant to which DevvStream or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(xii)       provides for any severance, retention, transaction or change in control bonus or equity, equity-based or phantom equity arrangement;

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(xiii)      obligates DevvStream or any of its Subsidiaries to provide continuing indemnification or a guarantee of obligations that would be expected to result in payments to a third party after the date hereof in excess of $100,000;

(xiv)      provides for the employment or engagement of any director, officer, employee or individual service provider, excluding offer letters providing for at-will employment that can be terminated without any post-termination Liabilities;

(xv)       is a Labor Agreement;

(xvi)      obligates DevvStream or any of its Subsidiaries to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xvii)     (A) entered into with any third-party broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising partner or service provider and (B) are material to the business of DevvStream or any of its Subsidiaries;

(xviii)    provides for any guaranty, direct or indirect, of any obligation of a third party (other than DevvStream);

(xix)      constitutes a lease or master lease of personal property reasonably likely to result in annual payments of $25,000 or more in a 12-month period;

(xx)       constitutes any contract providing for (A) the grant of any preferential rights of first offer or first refusal to purchase or lease any material asset of DevvStream or any of its Subsidiaries or (B) any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of DevvStream or any of its Subsidiaries;

(xxi)      establishes any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company;

(xxii)     constitutes any Contract that obligates DevvStream or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person other than any loan or capital contribution to, or investment in, (A) DevvStream or one of its wholly owned Subsidiaries, (B) any Person (other than an officer, director or employee of DevvStream or any of its Subsidiaries) that is less than $1,000,000 to such Person or (C) any officer, director or employee of DevvStream or any of its Subsidiaries that is less than $50,000 to such person;

(xxiii)    constitutes any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, all or substantially all of the assets or stock of other persons;

(xxiv)    constitutes any DevvStream IP Agreements (other than agreements for Off-the-Shelf Software);

(xxv)     provides any third party a power of attorney;

(xxvi)    relates to the future disposition or acquisition by DevvStream or any of its Subsidiaries of (A) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (B) any material assets or properties, except for any agreement related to the Transactions; or

(xxvii)   involves the payment of any earnout or similar contingent payment on or after the date of this Agreement.

(b)         With respect to DevvStream Material Contracts: (i) each DevvStream Material Contract is valid and binding and enforceable in all respects against DevvStream and, to the Knowledge of DevvStream, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the Transactions will not affect the validity or enforceability of DevvStream Material Contracts; (iii) neither DevvStream nor any of its Subsidiaries is in breach or default in any material respect, and to the Knowledge of DevvStream, no condition or event has occurred that with the passage of time or giving

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of notice or both would constitute a material breach or default by DevvStream or any of its Subsidiaries, or permit termination or acceleration by the other party thereto, under such DevvStream Material Contract; (iv) to the Knowledge of DevvStream, no other party to such DevvStream Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by DevvStream or any of its Subsidiaries, under such DevvStream Material Contract; (v) DevvStream and its Subsidiaries have received neither written nor, to DevvStream’s Knowledge, oral notice of an intention by any party to any such DevvStream Material Contract that provides for a continuing obligation by any party thereto to terminate such DevvStream Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that, individually or in aggregate, are not reasonably expected to adversely affect DevvStream or any of its Subsidiaries in any material respect; and (vi) neither DevvStream nor any of its Subsidiaries has waived any of their respective material rights under any such DevvStream Material Contract.

6.15       Intellectual Property.

(a)         Section 6.15(a) of the DevvStream Disclosure Schedules sets forth: (i) all registered Patents, Trademarks, Copyrights and Internet Assets and applications owned by DevvStream or otherwise used or held for use by DevvStream or any of its Subsidiaries in which DevvStream or any of its Subsidiaries is the owner, applicant or assignee (“DevvStream Registered IP”); and (ii) all material unregistered Intellectual Property, including proprietary Software, owned or purported to be owned by DevvStream or any of its Subsidiaries (for material Trade Secrets, only a general description shall be disclosed).

(b)         Section 6.15(b) of the DevvStream Disclosure Schedules sets forth all material Intellectual Property licenses, sublicenses and other agreements or permissions (“DevvStream IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “DevvStream IP Licenses” as that term is used herein), under which DevvStream or any of its Subsidiaries is a licensee or otherwise is authorized to use or practice or have rights to any Intellectual Property of any Person that is (i) incorporated into, or used in the authorship, invention, development, delivery, hosting or distribution of, the DevvStream Products; or (ii) used or held for use by DevvStream in the conduct of its business.

(c)         DevvStream and its Subsidiaries either own or have valid and enforceable rights under a DevvStream IP License to use all Intellectual Property that is necessary and sufficient for, or used or held for use by DevvStream in, the conduct of its business, in each case free and clear of any Liens (other than Permitted Liens). All of the DevvStream Registered IP is in full force and effect, subsisting, valid and enforceable. DevvStream or its Subsidiaries, as applicable, (i) is the sole and exclusive owner of all right, title and interest in and to the Owned IP, in each case free and clear of any Liens (other than Permitted Liens); and (ii) has a valid and enforceable license or other rights to use all Licensed IP. Neither DevvStream nor any of its Subsidiaries has dedicated to the public or otherwise allowed to fall into the public domain any material Owned IP.

(d)         DevvStream and its Subsidiaries have provided the Company and Southern with true and complete copies of all material DevvStream IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Neither DevvStream, any of its Subsidiaries nor, to the Knowledge of DevvStream, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any DevvStream IP Agreement. DevvStream or its Subsidiaries, as applicable, have entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with DevvStream or any of its Subsidiaries, as applicable, whereby such employee or independent contractor (i) acknowledges DevvStream’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with DevvStream or any of its Subsidiaries, as applicable; (ii) grants to DevvStream or any of its Subsidiaries, as applicable, a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the

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extent permitted by applicable Law. All material assignments and other instruments necessary to establish, record and perfect DevvStream’s ownership interest in the DevvStream Registered IP have been validly executed, delivered and filed with the relevant Governmental Authorities and authorized registrars. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Transactions, will result in the loss or impairment of, or require the consent of any other Person in respect of, DevvStream’s right to own or use any Intellectual Property.

(e)         The DevvStream IP Licenses include all of the material licenses, sublicenses and other agreements or permissions necessary to operate DevvStream and its Subsidiaries as presently conducted.

(f)          No Action is pending or, to DevvStream’s Knowledge, threatened against DevvStream or any of its Subsidiaries that challenges the validity, enforceability, ownership or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently licensed, used or held for use by DevvStream or any of its Subsidiaries, nor, to the Knowledge of DevvStream, is there any reasonable basis for any such Action. Since incorporation, neither DevvStream nor any of its Subsidiaries has received any written or, to the Knowledge of DevvStream, notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of DevvStream or any of its Subsidiaries, nor to the Knowledge of DevvStream is there any reasonable basis therefor. There are no Orders to which DevvStream or any of its Subsidiaries is a party or its otherwise bound that (i) restrict the rights of DevvStream or any of its Subsidiaries to use, transfer, license or enforce any Intellectual Property owned by DevvStream, (ii) restrict the conduct of the business of DevvStream or any of its Subsidiaries in order to accommodate a third Person’s Intellectual Property or (iii) grant any third Person any right with respect to any Intellectual Property owned by DevvStream or any of its Subsidiaries. Neither DevvStream nor any of its Subsidiaries is currently infringing, or has, since incorporation, infringed, misappropriated or violated any Intellectual Property of any other Person in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by DevvStream or any of its Subsidiaries or, to the Knowledge of DevvStream, otherwise in connection with the conduct of the respective businesses of DevvStream and its Subsidiaries. To DevvStream’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to or otherwise used or held for use by DevvStream or any of its Subsidiaries.

(g)         No funding from any Governmental Authority or facilities of a university, college, other educational institution or non-profit organization was used in the development of the Owned IP, and no Governmental Authority, university, college, other educational institution or non-profit organization has a claim or right to claim title to any Owned IP.

(h)

(i)          DevvStream and its Subsidiaries have taken steps consistent with generally accepted industry standards, and in any event no less than all commercially reasonable steps, to safeguard and maintain the secrecy and confidentiality of all Trade Secrets included in the Owned IP.

(ii)         Neither DevvStream nor any of its Subsidiaries has authorized the disclosure of any Trade Secret included in the Owned IP, nor has any such Trade Secret been disclosed, in each case other than pursuant to a written and enforceable non-disclosure agreement.

(iii)        There has been no misappropriation of any Trade Secret included in the Owned IP or breach of any obligations of confidentiality with respect to such Trade Secrets.

(i)          Neither the execution, delivery nor performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the Transactions will, with or without notice or lapse of time, directly result in: (i) a loss of or an Lien on any Owned IP; (ii) a breach of or default under, or right to terminate or suspend performance of, any DevvStream IP Agreement; (iii) the release, disclosure or delivery of any Trade Secrets within the Owned IP by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Owned IP. (v) DevvStream will own all right, title and interest in and to, or otherwise have a license to, all Owned IP and Licensed IP on identical terms and conditions as DevvStream enjoyed immediately prior to the Closing.

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(j)          The Source Code for Software within the Owned IP and the Source Code for Software included in all DevvStream Products (A) has at all times been maintained in confidence, and has been disclosed only to employees and consultants having a “need to know” the contents thereof in connection with the performance of their duties and who are bound by confidentiality obligations of customary scope with respect to Source Code; and (B) has not been delivered, licensed or made available to any escrow agent or other Person, and neither DevvStream nor any of its Subsidiaries has any duty or obligation to deliver, license or make available such Source Code to any escrow agent or other Person.

(k)         Neither DevvStream nor any of its Subsidiaries has (i) used any Open Source Software in such a way that (A) obligates DevvStream to make any Software within the Owned IP available free of charge, available in source code form, or reverse engineerable, (B) grants or purports to grant to any third Person any rights or immunities under any Intellectual Property within the Owned IP, or (C) requires any DevvStream Products or any portion thereof, to be subject to a Copyleft License; or (ii) contributed any Software within the Owned IP to an open source project or made any such Software available to any other Person under an open source license.

(l)          The DevvStream Products do not contain any malicious or surreptitious code or device, such as a virus, worm, time or logic bomb, disabling device, Trojan horse or other malicious or surreptitious code designed to: (i) disrupt or damage any licensee’s use of the DevvStream Products or related computer systems; (ii) erase, destroy or corrupt any licensee’s files or data; or (iii) bypass any technical security measure, or masquerade as compliant, so as to obtain access to any of licensee’s hardware or software in contravention of such technical security measures.

(m)        DevvStream and its Subsidiaries own or have a valid license in all of the DevvStream Systems necessary to operate the business of DevvStream and its Subsidiaries as currently conducted. DevvStream and its Subsidiaries have taken commercially reasonable measures to protect and maintain the security of the DevvStream Systems and all information stored or contained therein from any unauthorized use, access, interruption or modification by any Person. The DevvStream Systems (i) operate and perform in all material respects in accordance with their documentation and as required by the business of DevvStream and its Subsidiaries as currently conducted; (ii) have not suffered any material persistent substandard performance, breakdown or failure since DevvStream’s incorporation; (iii) are free from any material defects; (iv) do not contain any virus, Software or hardware component designed to permit unauthorized access or to disable or otherwise harm or disable any System whether automatically with the passage of time or under the positive control of a Person; (v) are in good repair and operating condition and are adequate and suitable (including with respect to working condition, license seats, performance and capacity) for the purposes for which they are currently being used; and (vi) are sufficient to operate the business of DevvStream and its Subsidiaries after the Closing in substantially the same manner as conducted in the twelve (12) months prior to the Closing and constitute all of the Systems reasonably necessary to conduct the business of DevvStream and its Subsidiaries as currently conducted.

6.16       Taxes and Returns.

(a)         DevvStream and each of its Subsidiaries have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions properly obtained), which such Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld. DevvStream and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to Taxes.

(b)         There is no Action currently pending or threatened in writing against DevvStream or any of its Subsidiaries by a Governmental Authority in a jurisdiction where DevvStream or such Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)         There are no claims, assessments, audits, examinations, investigations or other Actions by any Taxing Authority in progress or pending against DevvStream or any of its Subsidiaries in respect of any Tax, and neither DevvStream nor any of its Subsidiaries has been notified in writing, or to the Knowledge of DevvStream, orally, of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the DevvStream Financial Statements have been established in accordance with GAAP for DevvStream Financial Statements delivered as of the date hereof) or that any such audit, examination, investigation or other Action is contemplated.

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(d)         Neither DevvStream nor any of its Subsidiaries has any liability for Taxes of any Person (other than DevvStream and its Subsidiaries) (i) under any Tax indemnity, Tax sharing or Tax allocation agreement or any other contractual obligation (excluding for this purpose, agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements), (ii) arising from the application of U.S. Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law or (iii) as a transferee or successor, by Contract (excluding for this purpose, Contracts entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements) or by operation of Law.

(e)         There are no Liens with respect to any Taxes upon DevvStream’s or any of its Subsidiaries’ assets, other than Liens described in clause (a) of the definition of Permitted Liens.

(f)          DevvStream and each of its Subsidiaries have collected or withheld all material Taxes currently required to be collected or withheld by them, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(g)         Neither DevvStream nor any of its Subsidiaries has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by DevvStream of any of its Subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(h)         Neither DevvStream nor any of its Subsidiaries has made any change in accounting methods (except as required by a change in Law) or received a ruling from, or signed an agreement with, any Taxing Authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(i)          Neither DevvStream nor any of its Subsidiaries is, or has ever been, a member of an “affiliated group” as defined in Section 1504(a) of the Code or any affiliated, combined, unitary, consolidated or similar group under state, local or non-U.S. Law (other than a group all of the members of which consisted of DevvStream and its Subsidiaries).

(j)          Neither DevvStream nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying (or intended to qualify) in whole or in part for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) or Section 361 of the Code.

(k)         DevvStream is, and since its inception has been, properly characterized as a corporation for U.S. federal income tax purposes. Each Subsidiary of DevvStreamis, and since its inception has been, properly treated for U.S. federal income tax purposes in the manner set forth in Section 6.16(k) of the DevvStream Disclosure Schedules.

(l)          Neither DevvStream nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or existed on or prior to the Closing with respect to DevvStream or any of its Subsidiaries (in each case where there is a reference to the Code or Treasury Regulations, including any corresponding or similar provision of state, local or non-U.S. legal or regulatory requirements): (i) an installment sale or open transaction, (ii) a prepaid amount received or deferred revenue recognized outside the ordinary course of business, (iii) an intercompany item under Treasury Regulations Section 1.1502-13 or an excess loss account under Treasury Regulations Section 1.1502-19, or (iv) a change in or use of an improper accounting method, including pursuant to Section 481 of the Code.

(m)        No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. legal or regulatory requirements), private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Taxing Authority with respect to DevvStream or any of its Subsidiaries which agreement or ruling would be effective after the Closing Date (or, for the avoidance of doubt, that would require DevvStream or any of its Subsidiaries to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date).

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(n)         Neither DevvStream nor any of its Subsidiaries: (i) has consented to extend the time in which any Tax may be assessed or collected by any Taxing Authority (other than ordinary course extensions of time to file Tax Returns), which extension is still in effect; or (ii) has entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(o)         Neither DevvStream nor any of its Subsidiaries has taken or agreed to take any action, nor does it intend to or plan to take any action, or have any knowledge of any fact or circumstance that could reasonably be expected to prevent the Transactions from qualifying for the Intended US Tax Treatment (with the exception of any actions specifically contemplated by this Agreement).

(p)         There are no circumstances existing which could result in the application to DevvStream or any of its Subsidiaries of Sections 17, 78, 80, 80.01, 80.02, 80.03, 80.04 or Subsection 160(1) of the ITA or any analogous provision of any comparable Law of any province or territory of Canada.

(q)         The terms and conditions made or imposed in respect of every transaction (or series of transactions) between DevvStream or any of its Subsidiaries and any Person that is (i) a nonresident of Canada for purposes of the ITA, and (ii) not dealing at arm’s length with DevvStream or any of its Subsidiaries, as applicable, for purposes of the ITA, do not differ from those that would have been made between persons dealing at arm’s length for purposes of the ITA, and all documentation or records as required by applicable Law have been made or obtained in respect of such transactions (or series of transactions).

(r)          Neither DevvStream nor any of its Subsidiaries has participated in any transactions which are subject to the reporting requirements under section 237.3 or section 237.5 of the ITA, or the notification requirements under section 237.4 of the ITA.

(s)          The Domestication will not result in any liability for Taxes of DevvStream pursuant to subsections 128.1(4) or 219.1(1) of the ITA or otherwise.

6.17       Real Property.

(a)         The leases set forth on Section 6.17(a) of the DevvStream Disclosure Schedule (the “DevvStream Leases”) are the only Contracts pursuant to which DevvStream leases any real property. Neither DevvStream nor any of its Subsidiaries is a party to, or under any agreement to become a party to, any lease with respect to real property other than DevvStream Leases, copies of which have been provided to the Company and Southern. Each DevvStream Lease is in good standing, creates a good and valid leasehold estate in the leased properties thereby demised and is in full force and effect without amendment, except as set forth on Section 6.17(a) of the DevvStream Disclosure Schedules. With respect to each DevvStream Lease, (a) such DevvStream Lease (or a notice in respect of such DevvStream Lease) has been properly registered in the appropriate land registry office, (b) all rents and additional rents have been paid, (c) no waiver, indulgence or postponement of the lessee’s obligations has been granted by the lessor, (d) there exists no event of default or event, occurrence, condition or act (including the purchase of DevvStream Securities) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default under the DevvStream Lease and (e) to the knowledge of DevvStream, all of the covenants to be performed by any other party under such DevvStream Lease have been fully performed.

(b)         Each of the leased properties is adequate and suitable for the purposes for which it is presently being used and DevvStream or its Subsidiaries, as applicable, has adequate rights of ingress and egress into each of the leased properties for the operation of the business in the ordinary course. Section 6.17(b) of the DevvStream Disclosure Schedules sets forth all of the DevvStream Leases setting out, in respect of each DevvStream Lease, a description of the leased premises (by municipal address and proper legal description), the term of the DevvStream Lease, the rental payments under the DevvStream Lease (specifying any breakdown of base rent and additional rents), any rights of renewal and the term thereof, and any restrictions on assignment, change of control of DevvStream or amalgamation.

6.18       Personal Property. Each item of Personal Property that is currently owned, used or leased by DevvStream or any of its Subsidiaries, as applicable, with a book value or fair market value of greater than Twenty-Five Thousand Dollars ($25,000) is set forth on Section 6.18 of the DevvStream Disclosure Schedules, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto,

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including all amendments, terminations and modifications thereof or waivers thereto (“DevvStream Personal Property Leases”). Except as would not be material to DevvStream or any of its Subsidiaries, or as set forth in Section 6.18 of the DevvStream Disclosure Schedules, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items) and are suitable for their intended use in the business of DevvStream. The operation of DevvStream’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than DevvStream, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to DevvStream. The DevvStream Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. No event has occurred that (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of DevvStream or, to the Knowledge of DevvStream, any other party under any of the DevvStream Personal Property Leases, and neither DevvStream nor any of its Subsidiaries has received notice of any such condition.

6.19       Title to and Sufficiency of Assets. DevvStream and its Subsidiaries have good and marketable title to, or, in the case of leased or subleased assets, a valid leasehold interest in or right to use, all of their respective material assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests and (c) Liens set forth in the DevvStream Financial Statements (collectively, the “DevvStream Assets”). The DevvStream Assets (including Intellectual Property rights and contractual rights) of DevvStream and its Subsidiaries, taken as a whole, constitute all of the material assets, rights and properties that are used in the operation of the businesses of DevvStream and its Subsidiaries as they are now conducted or that are used or held by DevvStream or any of its Subsidiaries for use in the operation of the business of DevvStream or any of its Subsidiaries.

6.20       Employee Matters.

(a)         DevvStream is not party to, or bound by, any Labor Agreement, and has never been party to, or bound by, any such Contract. There are no unfair labor practice charges, material labor grievances, labor arbitrations, labor strikes, slowdowns, work stoppages, boycotts, picketing, handbilling, lockouts, or other material labor disputes, or to DevvStream’s Knowledge threat of any of the foregoing, or, to DevvStream’s Knowledge, union organizing activity or demand or petition for representation or certification, by or with respect to any of the employees of DevvStream, and no such activities or disputes have occurred (including any representation or certification proceedings brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority) since DevvStream’s incorporation. No employees of DevvStream are represented by any labor organization, labor or trade union, or works council with respect to their employment with DevvStream. DevvStream has not engaged in any unfair labor practices since its incorporation. With respect to the Transactions, DevvStream has satisfied in all material respects any pre-signing or, as of the Closing, pre-Closing notice, consultation or other obligations owed to its employees or their representatives under applicable Law or Labor Agreement.

(b)         DevvStream is and since its incorporation has been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including Laws regarding terms and conditions of employment, health and safety, wages and hours, discrimination, harassment, retaliation, whistleblowing, disability, labor relations, worker classification, Tax withholding, hours of work, payment of wages and overtime wages, pay equity, immigration (including the completion of Forms I-9 and confirmation of visas), workers’ compensation, unemployment insurance, working conditions, equal opportunity, affirmative action, employee leave and other time off, COVID-19, and employee terminations (including plant closures and layoffs), and has not received written or, to the Knowledge of DevvStream, oral notice that there is any instance of noncompliance in any of the foregoing respects. Except as would not result in material liability to DevvStream, DevvStream (i) has since its incorporation correctly classified all current and former exempt and non-exempt employees, individual independent contractors, leased employees, and other non-employee service providers for all applicable purposes, (ii) is not liable for any past due arrears of wages, salaries, premiums, commissions, bonuses, severance, termination payments, fees, or other compensation due to current or former employees, independent contractors or other individual service providers of DevvStream since its incorporation or any fine, Tax, interest or penalty for failure or delinquency to pay the foregoing and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment or workers’ compensation benefits, social security or other benefits, insurance, Taxes or obligations for employees, independent contractors or other individual service providers due since DevvStream’s incorporation (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to

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DevvStream’s Knowledge, threatened, and there have been no such Actions since DevvStream’s incorporation, by or against DevvStream brought by or against any applicant for employment, any current or former employee, consultant, independent contractor or other individual service provider, any Person alleging to be a current or former employee, contractor or individual service provider, or any Governmental Authority or any other Person relating to violations of labor or employment Laws, or making any other allegation relating to the employment of or services rendered by such Person including alleging breach of any express or implied contract of employment or engagement, wrongful termination of employment or engagement, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment or service relationship. To DevvStream’s Knowledge, (A) no employee or individual service provider intends to terminate his or her employment with or services to DevvStream, and (B) no current or former employee or individual service provider is in any material respect in violation of any employment agreement, nondisclosure obligation, fiduciary duty, restrictive covenant or other obligation (I) owed to DevvStream or (II) owed to any third party with respect to such person’s right to be employed or engaged by DevvStream.

(c)         Section 6.20(c) of the DevvStream Disclosure Schedules sets forth a complete and accurate list of all employees and individual service providers of DevvStream, as of the date hereof, including each such individual’s (i) name, (ii) job title or services description, (iii) employing or engaging entity, (iv) work location, (v) compensation rate and method, (vi) hire or engagement date, (vii) status as exempt or non-exempt from overtime requirements (for employees), (viii) leave status and (ix) accrued vacation or paid time off.

(d)         There has not at any time since DevvStream’s incorporation been any, and there is no pending or, to the Knowledge of DevvStream, threatened, any allegation, investigation (including any internal investigation), complaint, lawsuit or Action concerning any Misconduct with respect to any DevvStream employee, contractor, or other service provider (and, where required, DevvStream has taken corrective action in response to).

6.21       Benefit Plans.

(a)         “DevvStream Benefit Plan” means each Benefit Plan that is sponsored, maintained, contributed to or required to be contributed by DevvStream or any of its Subsidiaries or under which DevvStream or any of its Subsidiaries has any liability or obligation (including any contingent liability or obligation).

(b)         Set forth on Section 6.21(b) of the DevvStream Disclosure Schedules is a true and complete list of each material DevvStream Benefit Plan (other than any at-will offer letter that does not provide for equity-based or phantom equity awards, retention, change in control, severance or termination benefits and is on the standard form of offer letter set forth on Section 6.21(b) of the DevvStream Disclosure Schedules). With respect to each material DevvStream Benefit Plan, DevvStream and its Subsidiaries have provided to Southern and the Company or their respective counsel true and complete copies, to the extent applicable, of (i) each writing constituting a part of such DevvStream Benefit Plan, including all plan documents and amendments thereto, or if not in writing, a summary of such DevvStream Benefit Plan, (ii) the most recent annual report (IRS Forms 5500 series), (iii) any related trust documents and the most recent summary plan description distributed to participants (and any summaries of material modifications thereto), and (iv) any non-routine correspondence with any Governmental Authority. Each DevvStream Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code timely received a current, favorable determination, advisory or opinion letter from the IRS, and, to DevvStream’s Knowledge, nothing has occurred that could reasonably be expected to adversely affect the qualified status of any such DevvStream Benefit Plan.

(c)         No DevvStream Benefit Plan is, and neither DevvStream nor any of its Subsidiaries sponsors, maintains or contributes to (or have any obligation to contribute to), or has any liability under or with respect to any: (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or any plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code, (ii) “multiemployer plan,” as defined in Section 3(37) of ERISA, (iii) “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA, or (iv) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Neither DevvStream nor any of its Subsidiaries has any Liability on account of being considered a single employer under Section 414 of the Code with any other Person. No DevvStream Benefit Plan provides, and neither DevvStream nor any of its Subsidiaries has any obligation to provide, retiree or post-employment health or life insurance or any other retiree or post-employment welfare-type benefits to any Person other than as required under Section 4980B of the Code or any similar state Law and for which the covered Person pays the full cost of coverage.

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(d)         With respect to each DevvStream Benefit Plan: (i) such DevvStream Benefit Plan is and has at all times been operated, maintained, funded and administered in all material respects in accordance with its terms, and applicable Laws; (ii) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA; (iii) no material Action is pending, or to DevvStream’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all material contributions, distributions, reimbursements and premiums due through the Closing Date have been timely made and all such amounts for any period ending on or before the Closing Date that are not yet due have been made or properly accrued on the DevvStream Financial Statements. Neither DevvStream nor any of its Subsidiaries has incurred (whether or not assessed) or is reasonably expected to incur or to be subject to, any material Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(e)         Neither the execution and delivery of this Agreement nor the consummation of the Transactions could (either alone or in combination with another event) (i) result in any payment or benefit, or increase in the amount of any compensation or benefits due, to any current or former employee, officer, director or other individual service provider of DevvStream or any of its Subsidiaries; (ii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits due to any current or former employee, officer, director or other individual service provider of DevvStream or any of its Subsidiaries; (iii) except as required under the terms of this Agreement or by applicable Law, restrict the ability of DevvStream to merge, amend or terminate any material DevvStream Benefit Plan; (iv) result in the forgiveness of any employee or service provider loan; or (v) result in the payment of any amount (whether in cash or property or the vesting of property) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code). No person is entitled to receive, and neither DevvStream nor any of its Subsidiaries has any current or contingent obligation to provide, any payment (including any tax gross-up or other payment), indemnification, reimbursement or otherwise be made whole from DevvStream as a result of the imposition of any excise taxes required by any applicable Laws, including under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax law).

(f)          Each DevvStream Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all respects in operational compliance with, and is in all respects in documentary compliance with, Section 409A of the Code and all IRS guidance promulgated thereunder, and no amount under any such plan, agreement or arrangement is, has been or could reasonably be expected to be subject to any additional Tax, interest or penalties under Section 409A of the Code.

6.22       Environmental Matters.

(a)         The DevvStream and its Subsidiaries have, since incorporation have been, in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining, and complying in all material respects with all Permits required under Environmental Laws for the operation of its business and the occupation of its properties and facilities.

(b)         Neither DevvStream nor any of its Subsidiaries has received any Order, notice or written report from any Governmental Authority regarding any actual or alleged material violation of, or material Liability under, Environmental Laws.

(c)         Neither DevvStream nor any of its Subsidiaries have treated, stored, arranged for or permitted the disposal of, transported, handled, distributed, exposed any person to or Released Hazardous Materials, including on any property owned, or operated on, by DevvStream or any of its Subsidiaries and no such property owned or operated on by DevvStream or any of its Subsidiaries is contaminated by Hazardous Materials, in each case so as to give rise to any Environmental Liabilities of DevvStream.

(d)         Neither DevvStream nor any of its Subsidiaries is party to any Contract pursuant to which DevvStream or such Subsidiary provided an indemnity with respect to, or has otherwise become subject to (either by Contract or operation of Law), any Environmental Liability of any other Person under Environmental Laws or relating to Hazardous Materials.

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(e)         DevvStream has provided to the Company and Southern all environmental audits, assessments and reports and other material environmental, health or safety documents relating to DevvStream’s past or current properties, facilities or operations on DevvStream’s properties and facilities that are in DevvStream and its Subsidiaries’ possession or, to the Knowledge of DevvStream, under its reasonable control.

6.23       Related Person Transactions. Except as set forth on Section 6.23 of the DevvStream Disclosure Schedules, neither DevvStream nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of DevvStream or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “DevvStream Related Person”) is presently, or since January 1, 2025, has been, a party to any transaction with DevvStream, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of DevvStream), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of DevvStream in the ordinary course of business consistent with past practice) any DevvStream Related Person or any Person in which any DevvStream Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any DevvStream Related Person has any direct or indirect interest.

6.24       Insurance.

(a)         A list of all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by DevvStream, as of the date hereof, relating to DevvStream or its business, properties, assets, directors, officers and employees, copies of which have previously been made available to the Company and Southern is set forth on Section 6.24(a) of the DevvStream Disclosure Schedules. All premiums due and payable under all such insurance policies have been timely paid and DevvStream is otherwise in material compliance with the terms of such insurance policies and each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. Neither DevvStream nor any of its Subsidiaries has any self-insurance or co-insurance programs. Since the date of DevvStream’s incorporation, neither DevvStream nor any of its Subsidiaries has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b)         The DevvStream and its Subsidiaries have reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to DevvStream or any of its Subsidiaries. To the Knowledge of DevvStream, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such material insurance claim. Since incorporation, neither DevvStream nor any of its Subsidiaries has made any claim against an insurance policy as to which the insurer is denying or has denied coverage.

6.25       Books and Records. All of the financial books and records of DevvStream and its Subsidiaries are complete and accurate in all material respects and have been maintained in the ordinary course of business consistent with past practice and in accordance with applicable Laws.

6.26       Certain Business Practices.

(a)         Neither DevvStream or any of its Subsidiaries nor any of their respective officers, directors, employees or other individual service providers, nor to the Knowledge of DevvStream, any agent or other third party representative acting on behalf of DevvStream or any of its Subsidiaries, (a) is currently, or has been since incorporation: (i) a Sanctioned Person; (ii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country; (iii) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws; or (iv) otherwise in violation of Sanctions, Ex-Im Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”); or (b) has at any time (i) made or accepted any unlawful payment or given, received, offered, promised, or authorized or agreed to give or receive, any money, advantage or thing of value, directly or indirectly, to or from any employee or official of any Governmental Authority or any other Person in violation of Anti-Corruption Laws; or (ii) otherwise been in violation of any Anti-Corruption Laws.

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(b)         Neither DevvStream nor any of its Subsidiaries has received from any Governmental Authority or any Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing in each case, related to Trade Controls or Anti-Corruption Laws.

(c)         Neither DevvStream nor any of its Subsidiaries is a “TID U.S. Business,” as such term is defined in 31 C.F.R. § 800.248.

6.27       Compliance with Privacy Laws, Privacy Policies and Certain Contracts.

(a)         The DevvStream and its Subsidiaries, and to the Knowledge of DevvStream, their respective officers, directors, employees, agents, subcontractors, vendors and other individual service providers to whom DevvStream or any of its Subsidiaries, as applicable, has given access to Personal Data, are and have been at all times, in compliance in all material respects with (i) all applicable Privacy Laws, (ii) DevvStream’s and its Subsidiaries’ privacy policies, (iii) all industry and self-regulatory standards governing Personal Data, privacy, data security, and data protection to which DevvStream or any of its Subsidiaries are bound or to which they purport to adhere (including, as applicable, the Payment Card Industry Data Security Standard), and (iv) DevvStream’s and its Subsidiaries’ contractual obligations concerning Personal Data, privacy, data protection, cybersecurity, data security and the security of DevvStream’s and each of its Subsidiaries’ information technology systems, and neither the execution, delivery nor performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the Transactions will, with or without notice or lapse of time, directly result in any violation of the foregoing clauses (i)–(iv) in any material respect;

(b)         To the Knowledge of DevvStream, neither DevvStream nor any of its Subsidiaries has experienced any material loss, damage or unauthorized access, use, disclosure, modification or breach of security of Personal Data maintained by or on behalf of DevvStream (including, to the Knowledge of DevvStream, by any agent, subcontractor or vendor of DevvStream); and

(c)         To the Knowledge of DevvStream, (i) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by DevvStream or any of its Subsidiaries; and (ii) DevvStream has not been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or Action with respect to any loss, damage or unauthorized access, use, disclosure, modification or breach of security, of Personal Data maintained by or on behalf of DevvStream or any of its Subsidiaries (including by any agent, subcontractor or vendor of DevvStream).

6.28       Investment Company Act. Neither DevvStream nor any of its Subsidiaries is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act.

6.29       Finders and Brokers. Except as set forth on Section 6.29 of the DevvStream Disclosure Schedules, neither DevvStream nor any of its Subsidiaries has any Liability in connection with this Agreement or the Ancillary Documents, or the Transactions, that would result in the obligation of DevvStream or any of its Subsidiaries, or any of their respective Affiliates, to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

6.30       Independent Investigation. DevvStream has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Southern and the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Southern and the Company for such purpose. DevvStream acknowledges and agrees that: (a) in making its decision to enter into this Agreement, the Ancillary Documents to which it is a party and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of Southern set forth in Article IV (including the related portions of the Southern Disclosure Schedule), Southern Merger Sub and DevvStream Merger Sub set forth in Article V, and the Company set forth in Article VII (including the related portions of the Company Disclosure Schedule) and in any certificate delivered to DevvStream by the Company, Southern, Southern Merger Sub or DevvStream Merger Sub pursuant hereto; and (b) neither Southern, the Company nor any of their Representatives has made any representation or warranty, express or implied, as to the Company, Southern, Southern Merger Sub or DevvStream Merger Sub, this

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Agreement, the Transactions, or any information or materials regarding the foregoing furnished or made available to DevvStream, except as expressly set forth in Article IV, Article V, and Article VII (including the related portions of the Company Disclosure Schedules and Southern Disclosure Schedules) or in any certificate delivered to DevvStream by the Company, Southern, Southern Merger Sub or DevvStream Merger Sub pursuant hereto.

6.31       Information Supplied. None of the information supplied or to be supplied by DevvStream expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Transactions; (b) in the Registration Statement; or (c) the Company Proxy Statement, the DevvStream Circular and other mailings or other distributions to the Company Shareholders, Southern Shareholders, DevvStream Shareholders or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, including on the Closing Date, contain or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, other than in the case of the Registration Statement, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by DevvStream expressly for inclusion or incorporation by reference in any press release or filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither DevvStream nor any of its Subsidiaries makes any representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, Southern or their respective Affiliates.

6.32       DevvStream SEC Documents. Since November 6, 2024, DevvStream has filed with or furnished to (as applicable) the SEC all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents and related exhibits required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to SPX (such documents and any other documents filed or furnished by DevvStream with the SEC since November 6, 2024, as have been supplemented, modified or amended since the time of filing, collectively, the “DevvStream SEC Documents”). As of their respective filing dates or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the DevvStream SEC Documents (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied as to form in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be, in each case as in effect on the date each such document was filed with or furnished to the SEC. None of DevvStream Subsidiaries is currently required to file periodic reports with the SEC. As of the date of this Agreement, there are no material outstanding or unresolved comments received from the SEC with respect to any of the reports filed by DevvStream with the SEC. Since November 6, 2024, DevvStream has been and is in compliance in all material respects with the applicable provisions of SOX and the applicable listing and corporate governance rules and regulations of the Nasdaq. Neither DevvStream nor any DevvStream Subsidiary has outstanding, or has arranged any outstanding, “extension of credit” to any director or executive officer within the meaning of Section 402 of SOX. With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in DevvStream SEC Documents, the “principal executive officer” and “principal financial officer” of DevvStream (as such terms are defined under SOX) have made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the SOX.

6.33       No Collateral Benefit. To the knowledge of DevvStream, no “related party” of DevvStream (as such term is defined in MI 61-101), together with its “associated entities” (as such term is defined in MI 61-101), beneficially owns or exercises control or direction over 1% or more of the outstanding DevvStream Shares, except for related parties who will not receive a “collateral benefit” (as such term is defined in MI 61-101) as a consequence of the Transactions.

6.34       Competition Act. The aggregate value of the assets in Canada that are owned by DevvStream and its Subsidiaries, and the gross revenues from sales in, from or into Canada generated by DevvStream and its Subsidiaries, both as determined in accordance with Part IX of the Competition Act and the Notifiable Transactions Regulations thereunder, do not exceed 93,000,000 Canadian dollars.

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Article VII

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the disclosure schedules delivered by the Company to Southern and DevvStream on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer or (b) as disclosed in the Company SEC Documents publicly filed or furnished prior to the date of this Agreement and after June 6, 2025 (other than disclosures in the “Risk Factors” section of any such filings and any disclosure of risks included in any “forward-looking statements” disclaimer contained in any such filings, in each case, to the extent such disclosures are predictive, cautionary or forward-looking in nature) to the extent the relevance of such disclosure as an exception to (or disclosure for the purpose of) a representation or warranty is reasonably apparent, the Company hereby represents and warrants to Southern and DevvStream that each of the following representations are true and correct as of the date of this Agreement and as of the Closing Date (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):

7.1         Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and capacity to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing has not and would not, individually or in the aggregate, reasonably be expected to have (i) a Material Adverse Effect on the Company or (ii) a material adverse effect on the ability of the Company to enter into this Agreement or consummate the Transactions (clause (i) or (ii), a “Company Material Adverse Effect”). The Company has heretofore made available (including via the Company SEC Documents) to the Parties accurate and complete copies of its Organizational Documents, as currently in effect as of the date hereof. The Company is not in violation of any provision of its Organizational Documents in any material respect. The Company is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

7.2         Authorization; Binding Agreement.

(a)         The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, subject to the receipt of the Required Company Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the Transactions (i) have been duly and validly authorized by the Company Board and, where applicable, its shareholders, in accordance with the Company’s Organizational Documents, any applicable Law or any Contract to which the Company or any of its shareholders is a party or by which it or its securities are bound and (ii) no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the Transactions except for obtaining Required Company Shareholder Approval.

(b)         The Company Board (acting upon the unanimous recommendation of the Company Special Committee) has by resolutions duly adopted at a meeting duly called and held, as of the date of this Agreement (i) determined that this Agreement, the Merger and the other Transactions are advisable, fair to, and in the best interests of, the Company Shareholders, (ii) approved, among other things, this Agreement and the Ancillary Documents to which it is a party and the Transactions, on the terms and subject to the conditions of this Agreement and in accordance with applicable Law and (iii) resolved to recommend that the Company Shareholders vote in favor of the Transactions. The Company Shareholders are the only Company Securityholders entitled to vote on the Company Resolutions. Except for the Required Company Shareholder Approval, no additional approval or vote of any holders of voting or other equity interests of the Company would then be necessary to approve and adopt this Agreement and the Ancillary Documents and approve the Transactions.

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(c)         This Agreement has been, and each Ancillary Document to which the Company is a party shall be, when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

7.3         Governmental Approvals. Except as described in Section 7.3 of the Company Disclosure Schedules, no Consent of or with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement each Ancillary Document to which it is a party or the consummation by the Company of the Transactions, other than (a) such filings and approvals as expressly contemplated by this Agreement, including the filing of the Merger Certificates and those necessary for the Required Regulatory Approvals, (b) any filings and approvals required with the SEC, Nasdaq, Nasdaq Sweden and other applicable securities regulatory authorities with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, or any state “blue sky” securities Laws, and the rules and regulations thereunder, (d) a post-closing notification pursuant to the Investment Canada Act, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

7.4         Non-Contravention. Except as otherwise described in Section 7.4 of the Company Disclosure Schedules, the execution and delivery by the Company of this Agreement and each Ancillary Document to which it is a party, the consummation by the Company of the Transactions, and compliance by the Company with any of the provisions hereof and thereof, will not (a) contravene or conflict with or violate any provision of the Company’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provisions of Law or Order binding upon or applicable to the Company or (c) subject to obtaining the Consents from Governmental Authorities referred to in Section 7.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate in any material respect any Law, Order or Consent applicable to the Company, or any of its properties or assets, except for violations that would not prevent or delay the consummation of the Transactions, or (d)(i) violate, conflict with or result in a breach of, (ii) result in a default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) give rise to any right of termination, cancellation or acceleration under, (iv) give rise to any obligation to make material payments or provide material compensation under, (v) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company under, (vi) give rise to any obligation to obtain any material third party Consent or provide any notice to any Person or (vii) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract except, in each case, where such conflict, violation, breach, default, termination, cancellation, modification, acceleration, obligation, creation, or default would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

7.5         Capitalization.

(a)         As of the date hereof, the authorized capital stock of the Company consists of (i) 500,000,000 shares of Class A common stock, par value $0.0001 per share, of which 294,948,688 shares are issued and outstanding as of the date hereof, and (ii) 50,000,000 shares of preferred stock, par value $0.0001 per share, of which none are issued and outstanding as of the date hereof. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which it or its securities are bound. The Company does not hold any shares of Company Common Stock or other equity interests of the Company in its treasury. None of the outstanding Company Securities have been issued in violation of any applicable securities Law.

(b)         Except as set forth on Section 7.5(b) of the Company Disclosure Schedules, there are no outstanding or authorized options, warrants, puts, calls, restricted stock, restricted stock units, phantom stock, profit participation rights, equity appreciation rights, phantom equity rights, other equity or equity-based awards or other similar rights with respect to the Company other than the Company Equity Incentive Plans.

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(c)         Section 7.5(c) of the Company Disclosure Schedules contains a complete and correct list, as of the date hereof, of (i) the name of the holder of each such Company Warrant, (ii) the number of Company Common Shares underlying each such Company Warrant, (iii) the date on which each such Company Warrant was granted, (iv) the exercise price of each Company Warrant and (v) the expiration date of each Company Warrant.

(d)         Other than as set forth on Section 7.5(b), Section 7.5(c) and Section 7.5(d) of the Company Disclosure Schedules, as of the date hereof, there are no other equity or voting interests in, or any Company Convertible Securities, or preemptive rights or other outstanding rights, options, warrants, subscriptions, puts, calls, restricted stock, restricted stock units, phantom stock, stock appreciation, profit participation, conversion rights or similar equity or equity-based rights, interests, agreements or commitments of any rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its shareholders is a party or bound relating to any equity securities of the Company, whether or not outstanding.

(e)         Except with respect to the Company Support & Lock-Up Agreement, there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Certificate of Incorporation or as expressly set forth in this Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company Securities have been, and after the Domestication, shall be granted, offered, sold and issued in compliance with all applicable securities Laws.

(f)          No equity interests of the Company are issuable, and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise) as a result of the Transactions.

(g)         Except as disclosed in the Company Financial Statements, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the Company Board has not authorized any of the foregoing.

7.6         Subsidiaries.

(a)         Section 7.6(a) of the Company Disclosure Schedules sets forth a true and complete list of the Subsidiaries of the Company, listing for each Subsidiary its name, the jurisdiction of its formation or organization (as applicable) and its parent company (if wholly-owned) or its owners (if not-wholly owned). Except as set forth on Section 7.6(a) of the Company Disclosure Schedules, all of the outstanding voting or other equity securities, as applicable, of each Subsidiary of the Company are duly authorized, validly issued, free of preemptive rights, restrictions on transfer (other than restrictions under applicable federal, state and other securities Laws) and, if applicable, fully paid and non-assessable, and are owned by the Company, whether directly or indirectly, free and clear of all Liens (other than Permitted Liens).

(b)         Except as set forth on Section 7.6(b) of the Company Disclosure Schedules, there are no options, warrants, convertible securities, stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit, other equity-based compensation award or similar rights with respect to any Subsidiary of the Company and no rights, exchangeable securities, securities, “phantom” rights, appreciation rights, performance units, commitments or other agreements obligating any Subsidiary of the Company to issue or sell, or cause to be issued or sold, any equity securities of, or any other interest in, any Subsidiary of the Company, including any security convertible or exercisable into equity securities of any Subsidiary of the Company. There are no Contracts to which any Subsidiary of the Company is a party that require such Subsidiary of the Company to repurchase, redeem or otherwise acquire any equity interests or securities convertible into or exchangeable for such equity securities or to make any investment in any other Person.

(c)         The Company is not a participant in any joint venture, partnership or similar arrangement, except as set forth on Section 7.6(c) of the Company Disclosure Schedules.

(d)         There are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

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7.7         Financial Statements.

(a)         The Company SEC Documents reflect the comparative audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2025 and the related comparative audited consolidated statements of comprehensive loss, cash flows and members’ equity, together with all related notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditor (such financial statements, the “Company Financial Statements”).

(b)         Except as set forth on Section 7.7(b) of the Company Disclosure Schedules, the Company Financial Statements (i) have been prepared from the books and records of the Company and its Subsidiaries or their respective predecessors; (ii) shall have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved, except as may be indicated in the notes thereto and subject, in the case of the unaudited Company Financial Statements, to the absence of footnotes and year-end adjustments; and (iii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited Company Financial Statements, to the absence of footnotes and year-end adjustments, none of which would be expected to be material individually or in the aggregate).

(c)         The books of account and other financial records of the Company and its Subsidiaries have been kept accurately in all material respects in the ordinary course of business, and the transactions entered therein represent bona fide transactions.

(d)         The Company and its Subsidiaries have devised and maintained a system of internal accounting policies and controls sufficient to provide reasonable assurances that (i) transactions are executed in all material respects in accordance with management’s authorization; (ii) the transactions are recorded as necessary to permit the preparation of financial statements in conformity GAAP and to maintain accountability for assets; and (iii) the amount recorded for assets on the books and records of the Company and each of its Subsidiaries is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference (collectively, “Company Internal Controls”).

(e)         The Company has not identified and has not received written notice from an independent auditor of (i) any significant deficiency or material weakness in the system of Company Internal Controls utilized by the Company or any of its Subsidiaries; (ii) any fraud that involves the Company’s or any of its Subsidiaries’ management or other employees who have a role in the preparation of financial statements or the Company Internal Controls utilized by the Company or any of its Subsidiaries; or (iii) any claim or allegation regarding any of the foregoing. There are no significant deficiencies or material weaknesses in the design or operation of the Company Internal Controls over financial reporting that would reasonably be expected to materially and adversely affect the Company’s, or any of its Subsidiaries’, ability to record, process, summarize and report financial information.

(f)          Except as set forth on Section 7.7(f) of the Company Disclosure Schedules or to the extent reflected or reserved against in the Company Financial Statements or as incurred in connection with this Agreement, neither the Company nor any of its Subsidiaries has incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP with respect to the Company Financial Statements that are not adequately reflected or reserved on or provided for in the Company Financial Statements other than (i) Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP, as applicable, that have been incurred since the Latest Balance Sheet Date in the ordinary course of business or (ii) Liabilities that are not, individually or in the aggregate, material in amount or (iii) Liabilities incurred in connection or as permitted by this Agreement, the Ancillary Documents or the Transactions. All debts and Liabilities, fixed or contingent, which should be included under GAAP on a balance sheet are included in all material respects in the Company Financial Statements as of the date of such Company Financial Statements. The Company has no off-balance sheet arrangements.

7.8         Absence of Certain Changes. Except as set forth on Section 7.8 of the Company Disclosure Schedules, since the Latest Balance Sheet Date, (a) the Company and each of its Subsidiaries have conducted their respective business in the ordinary course and consistent with past practice in all material respects and (b) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement and prior to the Closing, would require the consent of Southern and DevvStream pursuant to Section 8.2.

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7.9         Securities Laws. The issued and outstanding shares of Company Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. The Company Common Stock is not listed for trading on any other securities exchange. Except as set forth on Section 7.9 of the Company Disclosure Schedules, the Company is not in default of any material requirements of any securities Laws or the rules and policies of Nasdaq or Nasdaq Sweden (including applicable continued listing requirements of such shares of Company Common Stock and corporate governance rules), and the Company has not received any written deficiency notice from Nasdaq or Nasdaq Sweden relating to the continued listing requirements of such shares of Company Common Stock.

7.10       Compliance with Laws and Carbon Standards. Except as set forth on Section 7.10 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries is, and since its incorporation has ever been, in material conflict or material non-compliance with, or in material default or violation of any applicable Laws or applicable Carbon Standards. Since their respective formation, neither the Company nor any of its Subsidiaries, (i) has received any written or, to the Knowledge of the Company or any of its Subsidiaries, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its respective properties, assets, employees or other individual service providers (solely in such individuals’ capacity as service providers to the Company), business, products or operations are or were bound or affected, (ii) has been subjected to any investigation by a Governmental Authority regarding any actual or alleged violation of or failure on the part of the Company or any of its Subsidiaries to comply with any applicable Law, (iii) has had claims filed against it or any of its Subsidiaries with (A) any Governmental Authority alleging any failure by the Company or any of its Subsidiaries to comply with applicable Law or (B) any Registry alleging any failure with respect to the Carbon Credits transacted by the Company or any of its Subsidiaries to comply with applicable Carbon Standards, (iv) has not had its access or Registry Account suspended in respect of any relevant Registry and (v) has not made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any applicable Law, in the case of clauses (i) through (iii), except as would not, or would not reasonably be expected to, be material to the Company or any of its Subsidiaries.

7.11       Company Permits and Registry Accounts. The Company and its Subsidiaries hold all material licenses and Permits necessary to lawfully own, lease and conduct in all material respects their respective business as presently conducted, including necessary Registry Accounts on any relevant Registry, and to own, lease and operate their respective assets and properties (collectively, the “Company Permits”). All the Company Permits and Registry Accounts are in full force and effect and not subject to, or, to the Knowledge of the Company, threatened to be subject to, any revocation or modification Proceeding, or any suspension or termination, as a result of, or in connection with, the consummation of the Transactions, and the Company and its Subsidiaries are conducting business in compliance in all material respects with the Company Permits, any Carbon Standard under which any of the Carbon Credits that are transacted by DevvStream or its Subsidiaries are certified, and the requirements of each relevant Registry. Neither the Company nor its Subsidiaries is in violation in any material respect of the terms of the Company Permits, and no Proceeding is pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened, to suspend, revoke, withdraw, modify or limit any such Company Permit in a manner that has had or would reasonably be expected to have a material impact on the ability of the Company or any of its Subsidiaries, as applicable, to use such Company Permit or conduct its business, as applicable.

7.12       Carbon Credits. Neither the Company nor any of its Subsidiaries have, as of the date hereof, created any security interest or encumbrance in any Carbon Credits that are presently owned, or in the future will be owned, by the Company or such Subsidiary, in favor of any third party.

7.13       Litigation. Except as set forth on Section 7.13 of the Company Disclosure Schedules, since the Company’s incorporation, there have been, and there are, no Actions or Orders of any nature currently pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, and no such Action or Order has been brought against the Company or any of its Subsidiaries, or any of their respective current or former directors, officers or securityholders, business, equity securities, or assets, or employees or other individual service providers in their capacities as such that would, individually or in the aggregate, be material to the Company or any of its Subsidiaries, taken as a whole.

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7.14       Material Contracts.

(a)         Section 7.14(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of the Company Material Contracts, as of the date hereof, a true, correct and complete copy (including written summaries of oral Contracts) of which, in each case, has been made available to Southern and DevvStream. For purposes of this Agreement, “Company Material Contract” means any contract, together with each Company Benefit Plan that is a Contract, to which the Company is a party or by which the Company, any of its Subsidiaries, or any of its properties or assets are bound or affected that:

(i)          contains covenants that limit or restrict the ability of the Company or any of its Subsidiaries (A) to compete in any line of business or with any Person or in any geographic area or to sell, receive or provide any service or product or solicit any Person, including any non-competition covenants, non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or similar provision with respect to any Person or (B) to purchase or acquire an interest in any other Person;

(ii)         involves any joint venture, partnership or similar agreement;

(iii)        relates to the voting or control of the equity interests of the Company or any of its Subsidiaries or the election of directors of the Company or any of its Subsidiaries (other than the Organizational Documents of the Company and any of its Subsidiaries);

(iv)        evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company having an outstanding principal amount in excess of $250,000;

(v)         involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $300,000 or shares or other equity interests of the Company or another Person;

(vi)        relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its business or material assets;

(vii)       by its terms, individually or with all related Contracts, is reasonably expected to call for aggregate payments or receipts by the Company or any of its Subsidiaries under such Contract or Contracts of at least $500,000 per year or $5,000,000 in the aggregate;

(viii)      is any carbon streaming agreement;

(ix)        is any strategic partnership agreement;

(x)         is with (A) any Governmental Authority or (B) any Company Related Person;

(xi)        is a settlement, conciliation or similar agreement pursuant to which the Company or any of its Subsidiaries will have any material outstanding obligation after the date of this Agreement;

(xii)       provides for any severance, retention, transaction or change in control bonus or equity, equity-based or phantom equity arrangement;

(xiii)      obligates the Company or any of its Subsidiaries to provide continuing indemnification or a guarantee of obligations that would be expected to result in payments to a third party after the date hereof in excess of $300,000;

(xiv)      provides for the employment or engagement of any director, officer, employee or individual service provider, excluding offer letters providing for at-will employment that can be terminated without any post-termination Liabilities;

(xv)       is a Labor Agreement;

(xvi)      obligates the Company or any of its Subsidiaries to make any capital commitment or expenditure in excess of $300,000 (including pursuant to any joint venture);

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(xvii)     (A) entered into with any third-party broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising partner or service provider and (B) are material to the business of the Company or any of its Subsidiaries;

(xviii)    provides for any guaranty, direct or indirect, of any obligation of a third party (other than the Company);

(xix)      constitutes a lease or master lease of personal property reasonably likely to result in annual payments of $125,000 or more in a 12-month period;

(xx)       constitutes any contract providing for (A) the grant of any preferential rights of first offer or first refusal to purchase or lease any material asset of the Company or any of its Subsidiaries or (B) any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company or any of its Subsidiaries;

(xxi)      establishes any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company;

(xxii)     constitutes any Contract that obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any Person other than any loan or capital contribution to, or investment in, (A) the Company or one of its wholly owned Subsidiaries, (B) any Person (other than an officer, director or employee of the Company or any of its Subsidiaries) that is less than $3,000,000 to such Person or (C) any officer, director or employee of the Company or any of its Subsidiaries that is less than $250,000 to such person;

(xxiii)    constitutes any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, all or substantially all of the assets or stock of other persons;

(xxiv)    constitutes any Company IP Agreements (other than agreements for Off-the-Shelf Software);

(xxv)     provides any third party a power of attorney;

(xxvi)    relates to the future disposition or acquisition by the Company or any of its Subsidiaries of (A) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (B) any material assets or properties, except for any agreement related to the Transactions; or

(xxvii)   involves the payment of any earnout or similar contingent payment on or after the date of this Agreement.

(b)With respect to the Company Material Contracts: (i) each Company Material Contract is valid and binding and enforceable in all respects against the Company and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the Transactions will not affect the validity or enforceability of the Company Material Contracts; (iii) neither the Company nor any of its Subsidiaries is in breach or default in any material respect, and to the Knowledge of the Company, no condition or event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by the Company or any of its Subsidiaries, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Company or any of its Subsidiaries, under such Company Material Contract; (v) the Company and its Subsidiaries have received neither written nor, to the Company’s Knowledge, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that, individually or in aggregate, are not reasonably expected to adversely affect the Company or any of its Subsidiaries in any material respect; and (vi) neither the Company nor any of its Subsidiaries has waived any of their respective material rights under any such Company Material Contract.

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7.15       Intellectual Property.

(a)         Section 7.15(a) of the Company Disclosure Schedules sets forth: (i) all registered Patents, Trademarks, Copyrights and Internet Assets and applications owned by the Company or otherwise used or held for use by the Company or any of its Subsidiaries in which the Company or any of its Subsidiaries is the owner, applicant or assignee (“Company Registered IP”); and (ii) all material unregistered Intellectual Property, including proprietary Software, owned or purported to be owned by the Company or any of its Subsidiaries (for material Trade Secrets, only a general description shall be disclosed).

(b)         Section 7.15(b) of the Company Disclosure Schedules sets forth all material Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and Off-the-Shelf Software which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which the Company or any of its Subsidiaries is a licensee or otherwise is authorized to use or practice or have rights to any Intellectual Property of any Person that is (i) incorporated into, or used in the authorship, invention, development, delivery, hosting or distribution of, the Company Products; or (ii) used or held for use by the Company in the conduct of its business.

(c)         The Company and its Subsidiaries either own or have valid and enforceable rights under a Company IP License to use all Intellectual Property that is necessary and sufficient for, or used or held for use by the Company in, the conduct of its business, in each case free and clear of any Liens (other than Permitted Liens). All of the Company Registered IP is in full force and effect, subsisting, valid and enforceable. The Company or its Subsidiaries, as applicable, (i) is the sole and exclusive owner of all right, title and interest in and to the Owned IP, in each case free and clear of any Liens (other than Permitted Liens); and (ii) has a valid and enforceable license or other rights to use all Licensed IP. Neither the Company nor any of its Subsidiaries has dedicated to the public or otherwise allowed to fall into the public domain any material Owned IP.

(d)         The Company and its Subsidiaries have provided Southern and DevvStream with true and complete copies of all material Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement. The Company or its Subsidiaries, as applicable, have entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with the Company or any of its Subsidiaries, as applicable, whereby such employee or independent contractor (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company or any of its Subsidiaries, as applicable; (ii) grants to the Company or any of its Subsidiaries, as applicable, a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. All material assignments and other instruments necessary to establish, record and perfect the Company’s ownership interest in the Company Registered IP have been validly executed, delivered and filed with the relevant Governmental Authorities and authorized registrars. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Transactions, will result in the loss or impairment of, or require the consent of any other Person in respect of, the Company’s right to own or use any Intellectual Property.

(e)         The Company IP Licenses include all of the material licenses, sublicenses and other agreements or permissions necessary to operate the Company and its Subsidiaries as presently conducted.

(f)          No Action is pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries that challenges the validity, enforceability, ownership or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently licensed, used or held for use by the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. Since incorporation, neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred,
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as a consequence of the business activities of the Company or any of its Subsidiaries, nor to the Knowledge of the Company is there any reasonable basis therefor. There are no Orders to which the Company or any of its Subsidiaries is a party or its otherwise bound that (i) restrict the rights of the Company or any of its Subsidiaries to use, transfer, license or enforce any Intellectual Property owned by the Company, (ii) restrict the conduct of the business of the Company or any of its Subsidiaries in order to accommodate a third Person’s Intellectual Property or (iii) grant any third Person any right with respect to any Intellectual Property owned by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is currently infringing, or has, since incorporation, infringed, misappropriated or violated any Intellectual Property of any other Person in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Company and its Subsidiaries. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to or otherwise used or held for use by the Company or any of its Subsidiaries.

(g)         No funding from any Governmental Authority or facilities of a university, college, other educational institution or non-profit organization was used in the development of the Owned IP, and no Governmental Authority, university, college, other educational institution or non-profit organization has a claim or right to claim title to any Owned IP.

(h)

(i)          The Company and its Subsidiaries have taken steps consistent with generally accepted industry standards, and in any event no less than all commercially reasonable steps, to safeguard and maintain the secrecy and confidentiality of all Trade Secrets included in the Owned IP.

(ii)         Neither the Company nor any of its Subsidiaries has authorized the disclosure of any Trade Secret included in the Owned IP, nor has any such Trade Secret been disclosed, in each case other than pursuant to a written and enforceable non-disclosure agreement.

(iii)        There has been no misappropriation of any Trade Secret included in the Owned IP or breach of any obligations of confidentiality with respect to such Trade Secrets.

(i)          Neither the execution, delivery nor performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the Transactions will, with or without notice or lapse of time, directly result in: (i) a loss of or an Lien on any Owned IP; (ii) a breach of or default under, or right to terminate or suspend performance of, any Company IP Agreement; (iii) the release, disclosure or delivery of any Trade Secrets within the Owned IP by or to any escrow agent or other Person; (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Owned IP. The Company will own all right, title and interest in and to, or otherwise have a license to, all Owned IP and Licensed IP on identical terms and conditions as the Company enjoyed immediately prior to the Closing.

(j)          The Source Code for Software within the Owned IP and the Source Code for Software included in all Company Products (A) has at all times been maintained in confidence, and has been disclosed only to employees and consultants having a “need to know” the contents thereof in connection with the performance of their duties and who are bound by confidentiality obligations of customary scope with respect to Source Code; and (B) has not been delivered, licensed or made available to any escrow agent or other Person, and neither the Company nor any of its Subsidiaries has any duty or obligation to deliver, license or make available such Source Code to any escrow agent or other Person.

(k)         Neither the Company nor any of its Subsidiaries has (i) used any Open Source Software in such a way that (A) obligates the Company to make any Software within the Owned IP available free of charge, available in source code form, or reverse engineerable, (B) grants or purports to grant to any third Person any rights or immunities under any Intellectual Property within the Owned IP, or (C) requires any Company Products or any portion thereof, to be subject to a Copyleft License; or (ii) contributed any Software within the Owned IP to an open source project or made any such Software available to any other Person under an open source license.

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(l)          The Company Products do not contain any malicious or surreptitious code or device, such as a virus, worm, time or logic bomb, disabling device, Trojan horse or other malicious or surreptitious code designed to: (i) disrupt or damage any licensee’s use of the Company Products or related computer systems; (ii) erase, destroy or corrupt any licensee’s files or data; or (iii) bypass any technical security measure, or masquerade as compliant, so as to obtain access to any of licensee’s hardware or software in contravention of such technical security measures.

(m)        The Company and its Subsidiaries own or have a valid license in all of the Company Systems necessary to operate the business of the Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries have taken commercially reasonable measures to protect and maintain the security of the Company Systems and all information stored or contained therein from any unauthorized use, access, interruption or modification by any Person. The Company Systems (i) operate and perform in all material respects in accordance with their documentation and as required by the business of the Company and its Subsidiaries as currently conducted; (ii) have not suffered any material persistent substandard performance, breakdown or failure since the Company’s incorporation; (iii) are free from any material defects; (iv) do not contain any virus, Software or hardware component designed to permit unauthorized access or to disable or otherwise harm or disable any System whether automatically with the passage of time or under the positive control of a Person; (v) are in good repair and operating condition and are adequate and suitable (including with respect to working condition, license seats, performance and capacity) for the purposes for which they are currently being used; and (vi) are sufficient to operate the business of the Company and its Subsidiaries after the Closing in substantially the same manner as conducted in the twelve (12) months prior to the Closing and constitute all of the Systems reasonably necessary to conduct the business of the Company and its Subsidiaries as currently conducted.

7.16       Taxes and Returns.

(a)         Each of the Company and each of its Subsidiaries have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it (taking into account all available extensions properly obtained), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld. The Company and each of its Subsidiaries have complied in all material respects with all applicable Laws relating to Taxes.

(b)         There is no Action currently pending or threatened in writing against the Company or any of its Subsidiaries by a Governmental Authority in a jurisdiction where the Company or such Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)         There are no claims, assessments, audits, examinations, investigations or other Actions by any Taxing Authority in progress or pending against the Company or any of its Subsidiaries in respect of any Tax, and neither the Company nor any of its Subsidiaries has been notified in writing, or to the Knowledge of the Company, orally, of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financial Statements have been established in accordance with GAAP for Company Financial Statements delivered as of the date hereof) or that any such audit, examination, investigation or other Action is contemplated.

(d)         Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company and its Subsidiaries) (i) under any Tax indemnity, Tax sharing or Tax allocation agreement or any other contractual obligation (excluding for this purpose, agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements), (ii) arising from the application of U.S. Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law or (iii) as a transferee or successor, by Contract (excluding for this purpose, Contracts entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements) or by operation of Law.

(e)         There are no Liens with respect to any Taxes upon the Company’s or any of its Subsidiaries’ assets, other than Liens described in clause (a) of the definition of Permitted Liens.

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(f)          The Company and each of its Subsidiaries have collected or withheld all material Taxes currently required to be collected or withheld by them, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(g)         Neither the Company nor any of its Subsidiaries has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Company of any of its Subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(h)         Neither the Company nor any of its Subsidiaries has made any change in accounting methods (except as required by a change in Law) or received a ruling from, or signed an agreement with, any Taxing Authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(i)          Neither the Company nor any of its Subsidiaries is, or has ever been, a member of an “affiliated group” as defined in Section 1504(a) of the Code or any affiliated, combined, unitary, consolidated or similar group under state, local or non-U.S. Law (other than a group all of the members of which consisted of the Company and its Subsidiaries).

(j)          Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying (or intended to qualify) in whole or in part for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) or Section 361 of the Code.

(k)         The Company is, and since its inception has been, properly characterized as a corporation for U.S. federal income tax purposes. The Company is treated as a U.S. domestic corporation for U.S. federal income tax purposes pursuant to Section 7874(b) of the Code. Each Subsidiary of the Company is, and since its inception has been, properly treated for U.S. federal income tax purposes in the manner set forth in Section 7.16(k) of the Company Disclosure Schedules.

(l)          Neither the Company nor any of its Subsidiaries (nor any of the Company and its Affiliates) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or existed on or prior to the Closing with respect to the Company or any of its Subsidiaries (in each case where there is a reference to the Code or Treasury Regulations, including any corresponding or similar provision of state, local or non-U.S. legal or regulatory requirements): (i) an installment sale or open transaction, (ii) a prepaid amount received or deferred revenue recognized outside the ordinary course of business, (iii) an intercompany item under Treasury Regulations Section 1.1502-13 or an excess loss account under Treasury Regulations Section 1.1502-19, or (iv) a change in or use of an improper accounting method, including pursuant to Section 481 of the Code.

(m)        No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. legal or regulatory requirements), private letter rulings, technical advice memoranda or similar agreements or rulings have been requested, entered into or issued by any Taxing Authority with respect to the Company or any of its Subsidiaries which agreement or ruling would be effective after the Closing Date (or, for the avoidance of doubt, that would require the Company or any of its Subsidiaries (or the Company or any of its Affiliates) to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date).

(n)         Neither the Company nor any of its Subsidiaries: (i) has consented to extend the time in which any Tax may be assessed or collected by any Taxing Authority (other than ordinary course extensions of time to file Tax Returns), which extension is still in effect; or (ii) has entered into or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(o)         Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, nor does it intend to or plan to take any action, or have any knowledge of any fact or circumstance that could reasonably be expected to prevent the Transactions from qualifying for the Intended US Tax Treatment (with the exception of any actions specifically contemplated by this Agreement).

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7.17       Real Property.

(a)         The leases set forth on Section 7.17(a) of the Company Disclosure Schedule (the “Company Leases”) are the only Contracts pursuant to which the Company leases any real property. Neither the Company nor any of its Subsidiaries is a party to, or under any agreement to become a party to, any lease with respect to real property other than the Company Leases, copies of which have been provided to Southern and DevvStream. Each Company Lease is in good standing, creates a good and valid leasehold estate in the leased properties thereby demised and is in full force and effect without amendment, except as set forth on Section 7.17(a) of the Company Disclosure Schedules. With respect to each Company Lease, (a) such Company Lease (or a notice in respect of such Company Lease) has been properly registered in the appropriate land registry office, (b) all rents and additional rents have been paid, (c) no waiver, indulgence or postponement of the lessee’s obligations has been granted by the lessor, (d) there exists no event of default or event, occurrence, condition or act (including the purchase of the Company Securities) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default under the Company Lease and (e) to the knowledge of the Company, all of the covenants to be performed by any other party under such Company Lease have been fully performed.

(b)         Each of the leased properties is adequate and suitable for the purposes for which it is presently being used and the Company or its Subsidiaries, as applicable, has adequate rights of ingress and egress into each of the leased properties for the operation of the business in the ordinary course. Section 7.17(b) of the Company Disclosure Schedules sets forth all of the Company Leases setting out, in respect of each Company Lease, a description of the leased premises (by municipal address and proper legal description), the term of the Company Lease, the rental payments under the Company Lease (specifying any breakdown of base rent and additional rents), any rights of renewal and the term thereof, and any restrictions on assignment, change of control of the Company or amalgamation.

7.18       Title to and Sufficiency of Assets. The Company and its Subsidiaries have good and marketable title to, or, in the case of leased or subleased assets, a valid leasehold interest in or right to use, all of their respective material assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests and (c) Liens set forth in the Company Financial Statements (collectively, the “Company Assets”). The Company Assets (including Intellectual Property rights and contractual rights) of the Company and its Subsidiaries, taken as a whole, constitute all of the material assets, rights and properties that are used in the operation of the businesses of the Company and its Subsidiaries as they are now conducted or that are used or held by the Company or any of its Subsidiaries for use in the operation of the business of the Company or any of its Subsidiaries.

7.19       Employee Matters.

(a)         The Company is not party to, or bound by, any Labor Agreement, and has never been party to, or bound by, any such Contract. There are no unfair labor practice charges, material labor grievances, labor arbitrations, labor strikes, slowdowns, work stoppages, boycotts, picketing, handbilling, lockouts, or other material labor disputes, or to the Company’s Knowledge threat of any of the foregoing, or, to the Company’s Knowledge, union organizing activity or demand or petition for representation or certification, by or with respect to any of the employees of the Company, and no such activities or disputes have occurred (including any representation or certification proceedings brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority) since the Company’s incorporation. No employees of the Company are represented by any labor organization, labor or trade union, or works council with respect to their employment with the Company. The Company has not engaged in any unfair labor practices since its incorporation. With respect to the Transactions, the Company has satisfied in all material respects any pre-signing or, as of the Closing, pre-Closing notice, consultation or other obligations owed to its employees or their representatives under applicable Law or Labor Agreement.

(b)         The Company is and since its incorporation has been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including Laws regarding terms and conditions of employment, health and safety, wages and hours, discrimination, harassment, retaliation, whistleblowing, disability, labor relations, worker classification, Tax withholding, hours of work, payment of wages and overtime wages, pay equity, immigration (including the completion of Forms I-9 and confirmation of visas), workers’ compensation, unemployment insurance, working conditions, equal opportunity, affirmative action, employee leave and other time off, COVID-19, and employee terminations (including plant closures and layoffs), and has not received written or, to the Knowledge of the Company, oral notice that there is any instance of noncompliance in any of the foregoing respects. Except as would not result in material liability to the Company, the Company (i) has since its incorporation

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correctly classified all current and former exempt and non-exempt employees, individual independent contractors, leased employees, and other non-employee service providers for all applicable purposes, (ii) is not liable for any past due arrears of wages, salaries, premiums, commissions, bonuses, severance, termination payments, fees, or other compensation due to current or former employees, independent contractors or other individual service providers of the Company since its incorporation or any fine, Tax, interest or penalty for failure or delinquency to pay the foregoing and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment or workers’ compensation benefits, social security or other benefits, insurance, Taxes or obligations for employees, independent contractors or other individual service providers due since the Company’s incorporation (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Company’s Knowledge, threatened, and there have been no such Actions since the Company’s incorporation, by or against the Company brought by or against any applicant for employment, any current or former employee, consultant, independent contractor or other individual service provider, any Person alleging to be a current or former employee, contractor or individual service provider, or any Governmental Authority or any other Person relating to violations of labor or employment Laws, or making any other allegation relating to the employment of or services rendered by such Person including alleging breach of any express or implied contract of employment or engagement, wrongful termination of employment or engagement, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment or service relationship. To the Company’s Knowledge, (A) no employee or individual service provider intends to terminate his or her employment with or services to the Company, and (B) no current or former employee or individual service provider is in any material respect in violation of any employment agreement, nondisclosure obligation, fiduciary duty, restrictive covenant or other obligation (I) owed to the Company or (II) owed to any third party with respect to such person’s right to be employed or engaged by the Company.

(c)         There has not at any time since the Company’s incorporation been any, and there is no pending or, to the Knowledge of the Company, threatened, any allegation, investigation (including any internal investigation), complaint, lawsuit or Action concerning any Misconduct with respect to any Company employee, contractor, or other service provider (and, where required, the Company has taken corrective action in response to).

7.20       Benefit Plans.

(a)         “Company Benefit Plan” means each Benefit Plan that is sponsored, maintained, contributed to or required to be contributed by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any liability or obligation (including any contingent liability or obligation).

(b)         No Company Benefit Plan is, and neither the Company nor any of its Subsidiaries sponsors, maintains or contributes to (or have any obligation to contribute to), or has any liability under or with respect to any: (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or any plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code, (ii) “multiemployer plan,” as defined in Section 3(37) of ERISA, (iii) “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA, or (iv) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Neither the Company nor any of its Subsidiaries has any Liability on account of being considered a single employer under Section 414 of the Code with any other Person. No Company Benefit Plan provides, and neither the Company nor any of its Subsidiaries has any obligation to provide, retiree or post-employment health or life insurance or any other retiree or post-employment welfare-type benefits to any Person other than as required under Section 4980B of the Code or any similar state Law and for which the covered Person pays the full cost of coverage.

(c)         With respect to each Company Benefit Plan: (i) such Company Benefit Plan is and has at all times been operated, maintained, funded and administered in all material respects in accordance with its terms, and applicable Laws; (ii) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA; (iii) no material Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all material contributions, distributions, reimbursements and premiums due through the Closing Date have been timely made and all such amounts for any period ending on or before the Closing Date that are not yet due have been made or properly accrued on the Company Financial Statements. Neither the Company nor any of its Subsidiaries has incurred (whether or not assessed) or is reasonably expected to incur or to be subject to, any material Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

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(d)         Neither the execution and delivery of this Agreement nor the consummation of the Transactions could (either alone or in combination with another event) (i) result in any payment or benefit, or increase in the amount of any compensation or benefits due, to any current or former employee, officer, director or other individual service provider of the Company or any of its Subsidiaries; (ii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits due to any current or former employee, officer, director or other individual service provider of the Company or any of its Subsidiaries; (iii) except as required under the terms of this Agreement or by applicable Law, restrict the ability of the Company to merge, amend or terminate any material Company Benefit Plan; (iv) result in the forgiveness of any employee or service provider loan; or (v) result in the payment of any amount (whether in cash or property or the vesting of property) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code). No person is entitled to receive, and neither the Company nor any of its Subsidiaries has any current or contingent obligation to provide, any payment (including any tax gross-up or other payment), indemnification, reimbursement or otherwise be made whole from the Company as a result of the imposition of any excise taxes required by any applicable Laws, including under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax law).

(e)         Each Company Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in all respects in operational compliance with, and is in all respects in documentary compliance with, Section 409A of the Code and all IRS guidance promulgated thereunder, and no amount under any such plan, agreement or arrangement is, has been or could reasonably be expected to be subject to any additional Tax, interest or penalties under Section 409A of the Code.

7.21       Environmental Matters.

(a)         The Company and its Subsidiaries have, since incorporation have been, in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining, and complying in all material respects with all Permits required under Environmental Laws for the operation of its business and the occupation of its properties and facilities.

(b)         Neither the Company nor any of its Subsidiaries has received any Order, notice or written report from any Governmental Authority regarding any actual or alleged material violation of, or material Liability under, Environmental Laws.

(c)         Neither the Company nor any of its Subsidiaries have treated, stored, arranged for or permitted the disposal of, transported, handled, distributed, exposed any person to or Released Hazardous Materials, including on any property owned, or operated on, by the Company or any of its Subsidiaries and no such property owned or operated on by the Company or any of its Subsidiaries is contaminated by Hazardous Materials, in each case so as to give rise to any Environmental Liabilities of the Company.

(d)         Neither the Company nor any of its Subsidiaries is party to any Contract pursuant to which the Company or such Subsidiary provided an indemnity with respect to, or has otherwise become subject to (either by Contract or operation of Law), any Environmental Liability of any other Person under Environmental Laws or relating to Hazardous Materials.

(e)         The Company has provided to Southern and DevvStream all environmental audits, assessments and reports and other material environmental, health or safety documents relating to the Company’s past or current properties, facilities or operations on the Company’s properties and facilities that are in the Company and its Subsidiaries’ possession or, to the Knowledge of the Company, under its reasonable control.

7.22       Related Person Transactions. Except as set forth on Section 7.23 of the Company Disclosure Schedules, neither the Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of the Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Company Related Person”) is presently, or since January 1, 2025, has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the

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Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the ordinary course of business consistent with past practice) any Company Related Person or any Person in which any Company Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Company Related Person has any direct or indirect interest.

7.23       Insurance.

(a)         A list of all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Company, as of the date hereof, relating to the Company or its business, properties, assets, directors, officers and employees, copies of which have previously been made available to Southern and DevvStream is set forth on Section 7.24(a) of the Company Disclosure Schedules. All premiums due and payable under all such insurance policies have been timely paid and the Company is otherwise in material compliance with the terms of such insurance policies and each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. Neither the Company nor any of its Subsidiaries has any self-insurance or co-insurance programs. Since the date of the Company’s incorporation, neither the Company nor any of its Subsidiaries has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b)         The Company and its Subsidiaries have reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Company or any of its Subsidiaries. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such material insurance claim. Since incorporation, neither the Company nor any of its Subsidiaries has made any claim against an insurance policy as to which the insurer is denying or has denied coverage.

7.24       Books and Records. All of the financial books and records of the Company and its Subsidiaries are complete and accurate in all material respects and have been maintained in the ordinary course of business consistent with past practice and in accordance with applicable Laws.

7.25       Certain Business Practices.

(a)         Neither the Company or any of its Subsidiaries nor any of their respective officers, directors, employees or other individual service providers, nor to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any of its Subsidiaries, (a) is currently, or has been since incorporation: (i) a Sanctioned Person; (ii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country; (iii) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws; or (iv) otherwise in violation of Trade Controls; or (b) has at any time (i) made or accepted any unlawful payment or given, received, offered, promised, or authorized or agreed to give or receive, any money, advantage or thing of value, directly or indirectly, to or from any employee or official of any Governmental Authority or any other Person in violation of Anti-Corruption Laws; or (ii) otherwise been in violation of any Anti-Corruption Laws.

(b)         Neither the Company nor any of its Subsidiaries has received from any Governmental Authority or any Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing in each case, related to Trade Controls or Anti-Corruption Laws.

(c)         Neither the Company nor any of its Subsidiaries is a “TID U.S. Business,” as such term is defined in 31 C.F.R. § 800.248.

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7.26       Compliance with Privacy Laws, Privacy Policies and Certain Contracts.

(a)         The Company and its Subsidiaries, and to the Knowledge of the Company, their respective officers, directors, employees, agents, subcontractors, vendors and other individual service providers to whom the Company or any of its Subsidiaries, as applicable, has given access to Personal Data, are and have been at all times, in compliance in all material respects with (i) all applicable Privacy Laws, (ii) the Company’s and its Subsidiaries’ privacy policies, (iii) all industry and self-regulatory standards governing Personal Data, privacy, data security, and data protection to which the Company or any of its Subsidiaries are bound or to which they purport to adhere (including, as applicable, the Payment Card Industry Data Security Standard), and (iv) the Company’s and its Subsidiaries’ contractual obligations concerning Personal Data, privacy, data protection, cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems, and neither the execution, delivery nor performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the Transactions will, with or without notice or lapse of time, directly result in any violation of the foregoing clauses (i)–(iv) in any material respect;

(b)         To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has experienced any material loss, damage or unauthorized access, use, disclosure, modification or breach of security of Personal Data maintained by or on behalf of the Company (including, to the Knowledge of the Company, by any agent, subcontractor or vendor of the Company); and

(c)         To the Knowledge of the Company, (i) no Person, including any Governmental Authority, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by the Company or any of its Subsidiaries; and (ii) the Company has not been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or Action with respect to any loss, damage or unauthorized access, use, disclosure, modification or breach of security, of Personal Data maintained by or on behalf of the Company or any of its Subsidiaries (including by any agent, subcontractor or vendor of the Company).

7.27       Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act.

7.28       Finders and Brokers. Except as set forth on Section 7.29 of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has any Liability in connection with this Agreement or the Ancillary Documents, or the Transactions, that would result in the obligation of the Company or any of its Subsidiaries, or any of their respective Affiliates, to pay any finder’s fee, brokerage or agent’s commissions or other like payments.

7.29       Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Southern and DevvStream and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Southern and DevvStream for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement, the Ancillary Documents to which it is a party and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of Southern set forth in Article IV (including the related portions of the Southern Disclosure Schedule) and DevvStream set forth in Article VI (including the related portions of the DevvStream Disclosure Schedule) and in any certificate delivered to the Company by DevvStream or Southern, pursuant hereto; and (b) neither Southern, DevvStream nor any of their Representatives has made any representation or warranty, express or implied, as to DevvStream or Southern, this Agreement, the Transactions, or any information or materials regarding the foregoing furnished or made available to the Company, except as expressly set forth in Article IV and Article VI (including the related portions of the DevvStream Disclosure Schedules and Southern Disclosure Schedules) or in any certificate delivered to the Company by DevvStream or Southern pursuant hereto.

7.30       Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the Transactions; (b) in the Registration Statement; or (c) in the Company Proxy Statement, the DevvStream Circular and other mailings or other distributions to the Company Shareholders, Southern Shareholders, DevvStream

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Shareholders or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, including on the Closing Date, contain or will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, other than in the case of the Registration Statement, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any press release or filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries makes any representation, warranty or covenant with respect to any information supplied by or on behalf of Southern, DevvStream or their respective Affiliates.

7.31       Company SEC Documents. Since June 6, 2025, the Company has filed with or furnished to (as applicable) the SEC all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents and related exhibits required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to SPX (such documents and any other documents filed or furnished by DevvStream with the SEC since June 6, 2025, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates or, if supplemented, modified or amended since the time of filing, as of the date of the most recent supplement, modification or amendment, the Company SEC Documents (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied as to form in all material respects with all applicable requirements of the Exchange Act or the Securities Act, as the case may be, in each case as in effect on the date each such document was filed with or furnished to the SEC. None of the Company Subsidiaries is currently required to file periodic reports with the SEC. As of the date of this Agreement, there are no material outstanding or unresolved comments received from the SEC with respect to any of the reports filed by the Company with the SEC. Since June 6, 2025, the Company has been and is in compliance in all material respects with the applicable provisions of SOX and the applicable listing and corporate governance rules and regulations of the Nasdaq and Nasdaq Sweden. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extension of credit” to any director or executive officer within the meaning of Section 402 of SOX. With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Company SEC Documents, the “principal executive officer” and “principal financial officer” of the Company (as such terms are defined under SOX) have made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the SOX.

Article VIII

COVENANTS

8.1         Access and Information. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 11.1 or the Closing (the “Interim Period”), and subject to Section 8.13, each Party shall, and shall cause its Representatives to, provide the other Parties and their Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements) of or pertaining to such Party, as the requesting Party or its Representatives may reasonably request regarding such Party’s business, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, a consolidated quarterly balance sheet and income statement, copies of each material report, Schedule and other document filed with or received by a Governmental Authority pursuant to applicable securities Laws, and independent public accountants’ work papers (subject to any required consents or conditions)). Each Party shall cause its Representatives to reasonably cooperate with the other Parties and their Representatives in connection with any such investigation; provided, however, that each requesting Party and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the disclosing Party.

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8.2         Conduct of Business of DevvStream and its Subsidiaries.

Unless Southern and the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement (including Section 8.2 of the DevvStream Disclosure Schedules) or the Ancillary Documents, DevvStream and its Subsidiaries shall (i) conduct their business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply in all material respects with all Laws applicable to them and their respective business, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organization, to keep available the services of their managers, directors, officers, employees and individual service providers, and to preserve the possession, control and condition of their assets.

Without limiting the generality of this Section 8.2, and except as contemplated by the terms of this Agreement or the Ancillary Documents or as set forth in Section 8.2 of the DevvStream Disclosure Schedules, during the Interim Period, without the written consent of Southern and the Company (such consent not to be unreasonably withheld, conditioned or delayed), DevvStream and its Subsidiaries shall not, unless required by applicable Law:

(a)         amend, waive or otherwise change, in any respect, its Organizational Documents;

(b)         authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity or debt securities or any options, restricted stock units, restricted stock, phantom stock, stock appreciation, profit participation, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity or debt securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity or debt securities or securities of any class and any other equity-based or phantom equity awards, or engage in any hedging transaction with a third Person with respect to such securities;

(c)         split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or declare, pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities (except for the repurchase of Company Common Shares from former employees, non-employee directors and consultants in accordance with agreements as in effect on the date hereof that are set forth on the DevvStream Disclosure Schedules providing for the repurchase of shares in connection with any termination of service);

(d)         incur, create, assume, prepay, commit to, or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $1,000,000 individually or $2,000,000 in the aggregate, make a loan or advance to or investment in any Person (other than advancement of expenses to employees in the ordinary course of business) in excess of $1,000,000 individually or $2,000,000 in the aggregate, or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $1,000,000 individually or $2,000,000 in the aggregate;

(e)         except as required by the terms in existence as of the date hereof of any DevvStream Benefit Plan set forth on Section 6.21(b) of the DevvStream Disclosure Schedules or applicable Law, (i) increase or decrease the wages, salaries or any other compensation or benefits provided to any of its current or former employees, officers, directors or other individual service providers, including under any DevvStream Benefit Plan or any other benefit or compensation plan, agreement, contract, program, policy or arrangement that would be a DevvStream Benefit Plan if in effect as of the date hereof (other than ordinary course increases in the annual base salary (and corresponding increases in any annual target bonus linked to a percentage of base salary) to employees whose annual base salary is below $100,000 (prior to such increase)), (ii) make, announce or commit to make any retention, change in control, transaction, severance or similar payment (whether cash, properties or securities) to any employee, officer, director or other individual service provider of DevvStream or (iii) enter into, establish, amend, modify, commence participation in or terminate any DevvStream Benefit Plan, including any benefit or compensation plan, policy, program, contract, agreement or arrangement that would be a DevvStream Benefit Plan if in effect on the date hereof;

(f)          take any action to (i) hire, engage, or otherwise enter into any employment or consulting agreement or other service agreement with, or terminate (other than for “cause”) any officer, director, or, other than in the ordinary course consistent with past practice, any employee or other individual service provider of DevvStream, (ii) grant, promise or announce any cash, equity, equity-based or phantom equity awards, other than in the ordinary course and consistent with past practice, (iii) accelerate, or commit to accelerate, the payment, funding, right to payment

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or vesting of any compensation or benefits, (iv) enter into, amend, negotiate or terminate any Labor Agreement or recognize or certify any labor union, works council or labor organization as the bargaining representative for any employees of DevvStream, or (v) knowingly or through conduct waive or release any noncompetition, nonsolicitation, or other restrictive covenant obligation of any current or former employee or other individual service provider;

(g)         make, change or rescind (or request to change or rescind) any material election relating to Taxes, settle or compromise any Action, arbitration, investigation, audit or controversy relating to Taxes, enter into any closing agreement with respect to Taxes, file any amended Tax Return or claim for refund, or make (or request to make) any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(h)         sell, assign, transfer, license or sublicense to any Person or otherwise extend, materially amend or modify, abandon, permit to lapse or expire, subject to any Lien, otherwise dispose of, or fail to preserve any material Owned IP or DevvStream IP Licenses (excluding non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice), disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets, or disclose, license, escrow, or otherwise make available, or grant any rights to, any Source Code owned or purported to be owned by DevvStream;

(i)          other than in the ordinary course and consistent with past practice with respect to customers and suppliers, (i) enter into any amendment of any DevvStream Material Contract, (ii) enter into any Contract that if entered into prior to the date hereof would be a DevvStream Material Contract, provided that DevvStream may enter into such new Contracts so long as the aggregate amount payable under all such new Contracts does not exceed $1,500,000, or (iii) waive any material benefit or right under any DevvStream Material Contract;

(j)          fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(k)         establish any Subsidiary, enter into any new line of business, materially change the business carried on by DevvStream and its Subsidiaries, taken as a whole;

(l)          voluntarily terminate, cancel, materially modify or amend, permit to lapse, or fail to keep in force any insurance policies maintained for the benefit of DevvStream or providing insurance coverage with respect to its assets, operations and activities, without replacing or revising such policies with a comparable amount of insurance coverage with substantially similar coverage to that which is currently in effect;

(m)        revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with DevvStream’s outside auditors;

(n)         waive, release, assign, commence, initiate, satisfy, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, DevvStream or its Affiliates) not in excess of $250,000 individually or $750,000 in the aggregate;

(o)         acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(p)         make capital expenditures in excess of $1,000,000 (individually for any project (or set of related projects) or $2,000,000 in the aggregate);

(q)         authorize, recommend, propose or announce an intention to adopt, or otherwise effect a plan of complete or partial liquidation, rehabilitation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or similar transaction;

(r)          purchase, sell, lease, license, transfer, exchange or swap, pledge, mortgage or otherwise pledge or encumber (including securitizations), or transfer or otherwise dispose of any material portion of its properties, assets or rights (including equity interests of DevvStream);

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(s)          other then in connection with the solicitation of proxies in connection with DevvStream Meeting or DevvStream Support & Lock-Up Agreements, enter into any agreement, understanding or arrangement with respect to the voting of equity securities of DevvStream; or

(t)          agree to take any action that is prohibited by this Section 8.2

Nothing contained in this Section 8.2 shall be deemed to give Southern, the Company or any other Party, directly or indirectly, the right to control or direct DevvStream prior to the Closing. Prior to the Closing, DevvStream shall exercise, consistent with the terms and conditions hereof, control over its business and operations. The Parties acknowledge and agree that for purposes this Section 8.2, the Company and Southern shall be deemed to have consented in writing to any of the foregoing actions taken or proposed to be taken by DevvStream, if (x) DevvStream delivers to the Company and Southern written request to take such action and the Company and Southern fail to respond thereto within two (2) Business Days following its receipt of such request, or (y) if DevvStream receives written approval or written acknowledgment (without objection) of the taking of such action from, in the case of the Company, the Chief Executive Officer or the Chief Financial Officer (or equivalent) of the Company or the Chairman of the Company Board or, in the case of Southern, any of the individuals listed on Section 13.1(a) of the Southern Disclosure Schedules.

8.3         Conduct of Business of Southern.

Unless the Company and DevvStream shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement (including Section 8.3 of the Southern Disclosure Schedules) or the Ancillary Documents, Southern shall (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply in all material respects with all Laws applicable to its business, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organization, to keep available the services of their managers, directors, officers, employees and individual service providers, and to preserve the possession, control and condition of their assets.

Without limiting the generality of this Section 8.3, and except as contemplated by the terms of this Agreement or the Ancillary Documents or as set forth in Section 8.3 of the Southern Disclosure Schedules, during the Interim Period, without the written consent of the Company and DevvStream (such consent not to be unreasonably withheld, conditioned or delayed), Southern shall not, unless required by applicable Law:

(a)         amend, waive or otherwise change, in any respect, its Organizational Documents;

(b)         authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity or debt securities or any options, restricted stock units, restricted stock, phantom stock, stock appreciation, profit participation, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity or debt securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity or debt securities or securities of any class and any other equity-based or phantom equity awards, or engage in any hedging transaction with a third Person with respect to such securities;

(c)         split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or declare, pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities (except for the repurchase of Southern Shares from former employees, non-employee directors and consultants in accordance with agreements as in effect on the date hereof that are set forth on the Southern Disclosure Schedules providing for the repurchase of shares in connection with any termination of service);

(d)         incur, create, assume, prepay, commit to, or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $1,000,000 individually or $2,000,000 in the aggregate, make a loan or advance to or investment in any Person (other than advancement of expenses to employees in the ordinary course of business) in excess of $1,000,000 individually or $2,000,000 in the aggregate, or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $1,000,000 individually or $2,000,000 in the aggregate;

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(e)         except as required by the terms in existence as of the date hereof of any Southern Benefit Plan set forth on Section 4.20(b) of the Southern Disclosure Schedules or applicable Law, (i) increase or decrease the wages, salaries or any other compensation or benefits provided to any of its current or former employees, officers, directors or other individual service providers, including under any Southern Benefit Plan or any other benefit or compensation plan, agreement, contract, program, policy or arrangement that would be a Southern Benefit Plan if in effect as of the date hereof (other than ordinary course increases in the annual base salary (and corresponding increases in any annual target bonus linked to a percentage of base salary) to employees whose annual base salary is below $100,000 (prior to such increase)), (ii) make, announce or commit to make any retention, change in control, transaction, severance or similar payment (whether cash, properties or securities) to any employee, officer, director or other individual service provider of Southern or (iii) enter into, establish, amend, modify, commence participation in or terminate any Southern Benefit Plan, including any benefit or compensation plan, policy, program, contract, agreement or arrangement that would be a Southern Benefit Plan if in effect on the date hereof;

(f)          take any action to (i) hire, engage, or otherwise enter into any employment or consulting agreement or other service agreement with, or terminate (other than for “cause”) any officer, director, or, other than in the ordinary course consistent with past practice, any employee or other individual service provider of Southern, (ii) grant, promise or announce any cash, equity, equity-based or phantom equity awards, other than in the ordinary course and consistent with past practice, (iii) accelerate, or commit to accelerate, the payment, funding, right to payment or vesting of any compensation or benefits, (iv) enter into, amend, negotiate or terminate any Labor Agreement or recognize or certify any labor union, works council or labor organization as the bargaining representative for any employees of Southern, or (v) knowingly or through conduct waive or release any noncompetition, nonsolicitation, or other restrictive covenant obligation of any current or former employee or other individual service provider;

(g)         make, change or rescind (or request to change or rescind) any material election relating to Taxes, settle or compromise any Action, arbitration, investigation, audit or controversy relating to Taxes, enter into any closing agreement with respect to Taxes, file any amended Tax Return or claim for refund, or make (or request to make) any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(h)         sell, assign, transfer, license or sublicense to any Person or otherwise extend, materially amend or modify, abandon, permit to lapse or expire, subject to any Lien, otherwise dispose of, or fail to preserve any material Owned IP or Southern IP Licenses (excluding non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice), disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets, or disclose, license, escrow, or otherwise make available, or grant any rights to, any Source Code owned or purported to be owned by Southern;

(i)          other than in the ordinary course and consistent with past practice with respect to customers and suppliers, (i) enter into any amendment of any Southern Material Contract, (ii) enter into any Contract that if entered into prior to the date hereof would be a Southern Material Contract, provided that Southern may enter into such new Contracts so long as the aggregate amount payable under all such new Contracts does not exceed $1,500,000, or (iii) waive any material benefit or right under any Southern Material Contract;

(j)          fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(k)         establish any Subsidiary, enter into any new line of business, materially change the business carried on by the Southern and its Subsidiaries, taken as a whole;

(l)          voluntarily terminate, cancel, materially modify or amend, permit to lapse, or fail to keep in force any insurance policies maintained for the benefit of Southern or providing insurance coverage with respect to its assets, operations and activities, without replacing or revising such policies with a comparable amount of insurance coverage with substantially similar coverage to that which is currently in effect;

(m)        revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with Southern outside auditors;

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(n)         waive, release, assign, commence, initiate, satisfy, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Southern or its Affiliates) not in excess of $250,000 individually or $750,000 in the aggregate;

(o)         acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(p)         make capital expenditures in excess of $1,000,000 (individually for any project (or set of related projects) or $2,000,000 in the aggregate);

(q)         authorize, recommend, propose or announce an intention to adopt, or otherwise effect a plan of complete or partial liquidation, rehabilitation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or similar transaction;

(r)          purchase, sell, lease, license, transfer, exchange or swap, pledge, mortgage or otherwise pledge or encumber (including securitizations), or transfer or otherwise dispose of any material portion of its properties, assets or rights (including equity interests of Southern);

(s)          enter into any agreement, understanding or arrangement with respect to the voting of equity securities of Southern; or

(t)          agree to take any action that is prohibited by this Section 8.3.

Nothing contained in this Section 8.3 shall be deemed to give the Company, DevvStream or any other Party, directly or indirectly, the right to control or direct Southern prior to the Closing. Prior to the Closing, Southern shall exercise, consistent with the terms and conditions hereof, control over its business and operations. The Parties acknowledge and agree that for purposes this Section 8.3, DevvStream and the Company shall be deemed to have consented in writing to any of the foregoing actions taken or proposed to be taken by Southern, if (x) Southern delivers to DevvStream and the Company written request to take such action and DevvStream and the Company fail to respond thereto within two (2) Business Days following its receipt of such request, or (y) if Southern receives written approval or written acknowledgment (without objection) of the taking of such action from, in the case of DevvStream, the Chief Executive Officer or the Chief Financial Officer (or equivalent) of DevvStream or the Chairman of the DevvStream Board or, in the case of the Company, the Chief Executive Officer or the Chief Financial Officer (or equivalent) of the Company or the Chairman of the Company Board.

8.4         Conduct of Business of Merger Subs. Unless Southern and DevvStream shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, each Merger Sub shall comply with all Laws applicable to such Merger Sub.

Without limiting the generality of this Section 8.4 and except as contemplated by the terms of this Agreement or the Ancillary Documents, during the Interim Period, without the prior written consent of Southern and DevvStream (such consent not to be unreasonably withheld, conditioned or delayed), neither Merger Sub shall:

(a)         amend, waive or otherwise change, in any respect, its Organizational Documents;

(b)         issue, grant, sell, pledge, dispose of or authorize to issue, grant, sell, pledge or dispose of any of its equity securities, or issue or sell, or authorize to issue or sell, any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards;

(c)         (i) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or (ii) declare, pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or (iii) other than as permitted under its Organizational Documents, directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

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(d)         adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger); or

(e)         authorize, recommend, propose or announce an intention to adopt, or otherwise effect a plan of complete or partial liquidation, rehabilitation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or similar transaction;

(f)          buy, purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material portion of assets, securities, properties, interests or businesses of any Person outside the ordinary course of business;

(g)         enter into any Contract, whether written, oral or otherwise, relating to the employment of any Person or the provision of services by any Person;

(h)         carry on any business or otherwise engage in any activities, other than any activities reasonably necessary to implement the Transactions;

(i)          incur any liabilities, except to the extent reasonably necessary to implement the Transactions; or

(j)          agree to take any action that is prohibited by this Section 8.4.

8.5         Conduct of Business of the Company and its Subsidiaries. Unless Southern and DevvStream shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement (including Section 8.5 of the Company Disclosure Schedules) or the Ancillary Documents, the Company and its Subsidiaries (other than the Merger Subs) shall (i) conduct their business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply in all material respects with all Laws applicable to them and their respective business, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organization, to keep available the services of their managers, directors, officers, employees and individual service providers, and to preserve the possession, control and condition of their assets.

Without limiting the generality of this Section 8.5, and except as contemplated by the terms of this Agreement or the Ancillary Documents or as set forth in Section 8.5 of the Company Disclosure Schedules, during the Interim Period, without the written consent of Southern and DevvStream (such consent not to be unreasonably withheld, conditioned or delayed), the Company and its Subsidiaries shall not, unless required by applicable Law:

(a)         Materially amend, waive or otherwise materially change, in any respect, its Organizational Documents;

(b)         split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or declare, pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities (except for the repurchase of Company Common Shares from former employees, non-employee directors and consultants in accordance with agreements as in effect on the date hereof that are set forth on the Company Disclosure Schedules providing for the repurchase of shares in connection with any termination of service);

(c)         make, change or rescind (or request to change or rescind) any material election relating to Taxes, settle or compromise any Action, arbitration, investigation, audit or controversy relating to Taxes, enter into any closing agreement with respect to Taxes, file any amended Tax Return or claim for refund, or make (or request to make) any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(d)         other than in the ordinary course of business, sell, assign, transfer, license or sublicense to any Person or otherwise extend, materially amend or modify, abandon, permit to lapse or expire, subject to any Lien, otherwise dispose of, or fail to preserve any material Owned IP or Company IP Licenses (excluding non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice), disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets, or disclose, license, escrow, or otherwise make available, or grant any rights to, any Source Code owned or purported to be owned by the Company;

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(e)         fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(f)          enter into any new line of business, materially change the business carried on by the Company and its Subsidiaries, taken as a whole;

(g)         voluntarily terminate, cancel, permit to lapse, or fail to keep in force any insurance policies maintained for the benefit of the Company or providing insurance coverage with respect to its assets, operations and activities, without replacing or revising such policies with a comparable amount of insurance coverage with substantially similar coverage to that which is currently in effect; provided, however, that the Company may reduce the coverage limits or increase the deductibles of such existing insurance policies;

(h)         revalue any of its material assets;

(i)          acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice, if such acquisition would be material to the Company and its Subsidiaries, taken as a whole;

(j)          authorize, recommend, propose or announce an intention to adopt, or otherwise effect a plan of complete or partial liquidation, rehabilitation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or similar transaction;

(k)         purchase, sell, lease, license, transfer, exchange or swap, pledge, mortgage or otherwise pledge or encumber (including securitizations), or transfer or otherwise dispose of any material portion of its properties, assets or rights (including equity interests of the Company) outside the ordinary course of business consistent with past practice;

(l)          other than in connection with the solicitation of proxies in connection with the Company Meeting or the Company Support & Lock-Up Agreements, enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company; or

(m)        agree to take any action that is prohibited by this Section 8.5.

Nothing contained in this Section 8.5 shall be deemed to give Southern, DevvStream or any other Party, directly or indirectly, the right to control or direct the Company prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions hereof, control over its business and operations. The Parties acknowledge and agree that for purposes this Section 8.5, DevvStream and Southern shall be deemed to have consented in writing to any of the foregoing actions taken or proposed to be taken by the Company, if (x) the Company delivers to DevvStream and Southern written request to take such action and DevvStream and Southern fail to respond thereto within two (2) Business Days following its receipt of such request, or (y) if the Company receives written approval or written acknowledgment (without objection) of the taking of such action from, in the case of DevvStream, the Chief Executive Officer or the Chief Financial Officer (or equivalent) of DevvStream or the Chairman of the DevvStream Board or, in the case of Southern, any of the individuals listed on Section 13.1(a) of the Southern Disclosure Schedules.

8.6         Covenants Relating to the Transactions

(a)         Subject to Section 8.7, which shall govern in relation to Regulatory Approvals, each of the Parties covenants and agrees that during the Interim Period, each of the Parties shall do all such commercially reasonable acts and things as may be necessary or advisable in order to consummate and make effective, as soon as reasonably practicable, the Transactions and, without limiting the generality of the foregoing, the Parties shall and, where applicable, shall cause each of its Subsidiaries to:

(i)          use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article IX to the extent the same is within its control (including, for the avoidance of doubt, the Required Company Shareholder Approval, the Required DevvStream Shareholder Approval, the Company Support & Lock-Up Agreements, the DevvStream Support & Lock-Up Agreements and the Southern Support & Lock-Up Agreement);

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(ii)         use commercially reasonable efforts to oppose, lift or rescind any Order seeking to restrain, enjoin or otherwise prohibit or delay or otherwise adversely affect the consummation of the Domestication, the Mergers or the other Transactions and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging this Agreement, any Ancillary Document, the Domestication, the Mergers or the Transactions; and

(iii)        not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which would reasonably be expected to prevent, materially delay or otherwise impede the consummation of the Pre-Closing Reorganization, Domestication, the Mergers or the other Transactions.

(b)         The Company covenants and agrees that from the date hereof until the end of the Interim Period, the Company shall use commercially reasonable efforts to obtain and maintain in force the Stock Exchange Approvals (as applicable). Southern and DevvStream shall use commercially reasonable efforts to cooperate with the Company in respect of the foregoing, including by providing information reasonably requested by the Company in connection therewith in a timely manner.

(c)         Southern covenants and agrees that from the date hereof until the end of the Interim Period, Southern shall promptly notify the Company and DevvStream in writing of:

(i)          any Southern Material Adverse Effect;

(ii)         any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person is required in connection with this Agreement, any Ancillary Document or the Transactions;

(iii)        any notice or other communication from any Person that has a material business relationship with Southern to the effect that such Person is terminating or otherwise materially adversely modifying its relationship with Southern as a result of this Agreement or the Transactions;

(iv)        any notice or other communication from any Governmental Authority in connection with this Agreement or the Transactions (and to the extent legally permitted Southern shall promptly following the receipt thereof provide a copy of any such written notice or communication to the Company and DevvStream);

(v)         any material filing, Actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Southern;

(vi)        any failure of Southern to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder, in any material respect;

(vii)       any material non-compliance with any Law by Southern; or

(viii)      the discovery of any fact or circumstance that, or Southern becoming aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would make any representation or warranty of Southern contained in this Agreement false or untrue, would reasonably be expected to constitute a breach by Southern of any covenant or agreement contained in this Agreement, or would reasonably be expected to cause or result in any of the conditions to the Closing set forth in this Agreement, not capable of being satisfied or the satisfaction of those conditions being materially delayed.

(d)         DevvStream covenants and agrees that from the date hereof until the end of the Interim Period, DevvStream shall promptly notify the Company and Southern in writing of:

(i)          any DevvStream Material Adverse Effect;

(ii)         any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person is required in connection with this Agreement, any Ancillary Document or the Transactions;

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(iii)        any notice or other communication from any Person that has a material business relationship with DevvStream or its Subsidiaries (taken as a whole) to the effect that such Person is terminating or otherwise materially adversely modifying its relationship with DevvStream or any of its Subsidiaries as a result of this Agreement or the Transactions;

(iv)        any notice or other communication from any Governmental Authority in connection with this Agreement or the Transactions (and to the extent legally permitted DevvStream shall promptly following the receipt thereof provide a copy of any such written notice or communication to the Company and Southern);

(v)         (v) any material filing, Actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting DevvStream or any of its Subsidiaries;

(vi)        any failure of DevvStream to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder, in any material respect;

(vii)       any material non-compliance with any Law by DevvStream or its Affiliates; or

(viii)      the discovery of any fact or circumstance that, or DevvStream becoming aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would make any representation or warranty of DevvStream contained in this Agreement false or untrue, would reasonably be expected to constitute a breach by DevvStream of any covenant or agreement contained in this Agreement, or would reasonably be expected to cause or result in any of the conditions to the Closing set forth in this Agreement not capable of being satisfied or the satisfaction of those conditions being materially delayed.

(e)         The Company covenants and agrees that from the date hereof until the end of the Interim Period, the Company shall promptly notify Southern and DevvStream in writing of:

(i)          any Company Material Adverse Effect;

(ii)         any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person is required in connection with this Agreement, any Ancillary Document or the Transactions;

(iii)        any notice or other communication from any Person that has a material business relationship with the Company or its Subsidiaries (taken as a whole) to the effect that such Person is terminating or otherwise materially adversely modifying its relationship with the Company or any of its Subsidiaries as a result of this Agreement or the Transactions;

(iv)        any notice or other communication from any Governmental Authority in connection with this Agreement or the Transactions (and to the extent legally permitted the Company shall promptly following the receipt thereof provide a copy of any such written notice or communication to Southern and DevvStream); or

(v)         any material filing, Actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries;

(vi)        any failure of Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder, in any material respect;

(vii)       any material non-compliance with any Law by the Company or its Affiliates; or

(viii)      the discovery of any fact or circumstance that, or the Company becoming aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would make any representation or warranty of the Company contained in this Agreement false or untrue, would reasonably be expected to constitute a breach by the Company of any covenant or agreement contained in this Agreement, or would reasonably be expected to cause or result in any of the conditions to the Closing set forth in this Agreement, not capable of being satisfied or the satisfaction of those conditions being materially delayed.

(f)          During the Interim Period, no Party nor any of their Affiliates shall sell shares of such Party to brokers for any naked short coverage.

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8.7         Regulatory Approvals

(a)         As soon as reasonably practicable after the date hereof each Party, or where appropriate, the Parties jointly, shall make all notifications, filings, applications and submissions with Governmental Authorities required or advisable in connection with the Regulatory Approvals, including the Required Regulatory Approvals, and shall use commercially reasonable efforts to obtain as soon as reasonably practicable and maintain the Regulatory Approvals, including the Required Regulatory Approvals, subject to the terms hereof.

(b)         All filing fees (including any Taxes thereon) in respect of any filing made to any Governmental Authority in respect of any Regulatory Approvals shall be shared by the Parties equally.

(c)         The Parties shall (i) cooperate with and keep one another fully and promptly informed as to the status of and the processes and proceedings relating to obtaining the Regulatory Approvals and shall promptly notify each other of any communication from any Governmental Authority in respect this Agreement, (ii) provide or submit on a timely basis, and as promptly as practicable, all documentation and information that is required, or in the discretion of a Party, acting reasonably, advisable, in response to any inquiries or requests received from any state attorney general, antitrust authority or other Governmental Authority in connection with obtaining the Regulatory Approvals and use their commercially reasonable efforts to ensure that such information does not contain a Misrepresentation; provided, however, that, except as otherwise provided in this Agreement, including Section 7.19, nothing in this provision shall require a Party to provide information that is not in its possession or not otherwise reasonably available to it, and (iii) not make any submissions or filings to any Governmental Authority related to the Transactions, or participate in any meetings or any material conversations with any Governmental Authority in respect of any filings, submissions, investigations or other inquiries or matters related to the Transactions, unless it consults with the other Party in advance and, to the extent not precluded by such Governmental Authority, gives the other Party a reasonable opportunity to review drafts of any submissions or filings (and will give due consideration to any comments received from such other Parties) and to attend and participate in any communications. Despite the foregoing, submissions, filings or other written communications with any Governmental Authority may be redacted as necessary before sharing with the other Parties to address reasonable attorney-client or other privilege or confidentiality concerns, provided that a Party must provide external legal counsel to the other Parties non-redacted versions of drafts and final submissions, filings or other written communications with any Governmental Authority on the basis that the redacted information will not be shared with its clients.

(d)         Each Party shall promptly notify the other Parties if it becomes aware that any (i) application, filing, document or other submission for a Regulatory Approval contains a Misrepresentation, or (ii) any Regulatory Approval contains, reflects or was obtained following the submission of any application, filing, document or other submission containing a Misrepresentation, such that an amendment or supplement may be necessary or advisable. In such case, the Parties shall co-operate in the preparation, filing and dissemination, as applicable, of any such amendment or supplement.

(e)         The Parties shall request that any Required Regulatory Approval, be processed by the applicable Governmental Authority on an expedited basis and, to the extent that a public hearing is held, the Parties shall request the earliest possible hearing date for the consideration of such Regulatory Approvals.

(f)          If any objections are asserted with respect to the Transactions under any Law, or if any proceeding is instituted or threatened by any Governmental Authority challenging or which could lead to a challenge of any of the Transactions as not in compliance with Law or as not satisfying any applicable legal text under a Law necessary to obtain the Regulatory Approvals, the Parties shall use commercially reasonable efforts (in accordance with Section 8.6(a)(ii)) to resolve such objection, proceeding or Action, as the case may be, so as to allow the Effective Time to occur on or prior to the Outside Date.

(g)         Notwithstanding anything to the contrary in this Agreement, no Party or any of its Subsidiaries is permitted or required to divest or to offer to divest any of their material assets or properties or to agree to any material behavioral remedy, undertaking, commitment, or restriction on the operations of Southern, DevvStream or the Company in order to secure any Regulatory Approval, except with the express consent of Southern, DevvStream and the Company.

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8.8         No Solicitation.

(a)         For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time and (ii) an “Alternative Transaction” means a transaction (other than the Transactions) concerning the sale of (i) all or any material part of the business or assets (other than a sale of immaterial assets in the ordinary course of business consistent with past practice) of the Company, Southern or DevvStream, as applicable, or (ii) any of the shares or other equity interests or profits of the Company, Southern or DevvStream, as applicable, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise.

(b)         During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the Transactions, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company, Southern and DevvStream, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, or (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal.

(c)         Each Party shall notify the other Parties as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

(d)         If the Company or DevvStream (each, a “Receiving Party”) receives a bona fide unsolicited Acquisition Proposal that constitutes a Superior Proposal, the Company Board (acting after approval by the Company Special Committee) or DevvStream Board (acting after approval by the DevvStream Special Committee) (as applicable) may, or may cause the Company or DevvStream to, as applicable, approve, recommend, or enter into a definitive agreement with respect to such Superior Proposal, if and only if:

(i)          the Person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing standstill or similar restriction;

(ii)         the Receiving Party has been, and continues to be, in compliance with its obligations under this Section 8.8;

(iii)        the Receiving Party or its Representatives have delivered to the other Parties (other than the party making the Superior Proposal, if applicable) a written notice of the determination of the Receiving Party’s Board (acting after approval by the Company Special Committee and/or DevvStream Special Committee, as applicable) that it has received a Superior Proposal and of the intention to approve or enter into a definitive agreement with respect to such Superior Proposal, including a notice as to the value in financial terms that the Receiving Party’s Board (acting after approval by the Company Special Committee and/or DevvStream Special Committee, as applicable) has, in consultation with its financial advisors, determined should be ascribed to any non-cash consideration offered under the Superior Proposal (the “Superior Proposal Notice”);

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(iv)        the Receiving Party or its Representatives have provided to the other Parties, a copy of any proposed definitive agreement, LOI or term sheet for the Superior Proposal;

(v)         at least five Business Days (the “Matching Period”) have elapsed from the date that is the later of the date on which the other Parties received the Superior Proposal Notice from the Receiving Party and the date on which the other Parties received a copy of the definitive agreement for the Superior Proposal;

(vi)        after the Matching Period, the Receiving Party’s Board (acting after approval by the Company Special Committee and/or DevvStream Special Committee, as applicable) has determined in good faith, after consultation with its legal counsel and financial advisors, that such Acquisition Proposal continues to constitute a Superior Proposal;

(vii)       the Company Shareholders (if the Company is the Receiving Party) or the DevvStream Shareholders (if DevvStream is the Receiving Party) have not approved the Mergers, as applicable; and

(viii)      prior to or concurrently with entering into such definitive agreement the Receiving Party terminates this Agreement.

If Southern receives a bona fide unsolicited Acquisition Proposal, whether or not it constitutes a Superior Proposal, the Southern Board shall not approve, recommend, or enter into a definitive agreement with respect to such Acquisition Proposal.

(e)         During the Matching Period, or such longer period as the Receiving Party may approve in writing for such purpose: (a) the Receiving Party’s Board (acting after approval by the Company Special Committee and/or DevvStream Special Committee, as applicable) shall review any offer made by the other Parties to amend the terms of this Agreement and the Merger in good faith, after consultation with legal and financial advisors, in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal; and (b) the Receiving Party shall negotiate in good faith with the other Parties to make such amendments to the terms of this Agreement as would enable the Receiving Party or its affiliates to proceed with the Transactions on such amended terms. If as a consequence of the foregoing the Receiving Party’s Board (acting after approval by the Company Special Committee and/or DevvStream Special Committee, as applicable) determines that such Acquisition Proposal would cease to be a Superior Proposal, the Receiving Party shall promptly so advise the other Parties and such parties shall amend this Agreement to reflect such offer made by the other Parties and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(f)          Each successive amendment to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Company Shareholders or DevvStream Shareholders (as applicable) or other material terms or conditions thereof shall constitute a new Acquisition Proposal for the purposes of this Section 8.8(f).

(g)         Nothing in this Agreement shall prohibit the Company Board (acting after approval by the Company Special Committee) or DevvStream Board (acting after approval by the DevvStream Special Committee) from responding through a directors’ circular or otherwise as required by applicable Laws to an Acquisition Proposal that it determines is not a Superior Proposal to inform them of such. Further, nothing in this Agreement shall prevent the Company Board (acting after approval by the Company Special Committee) or DevvStream Board (acting after approval by the DevvStream Special Committee) from making any disclosure to the Company Shareholders or DevvStream Shareholders if the Company Board (acting after approval by the Company Special Committee) or DevvStream Board (acting after approval by the DevvStream Special Committee), acting in good faith and upon the advice of its legal and financial advisors, shall have determined that the failure to make such disclosure would be inconsistent with the fiduciary duties of the Company Board or DevvStream Board or such disclosure is otherwise required under Law; provided, however, that, notwithstanding that the Company Board (acting after approval by the Company Special Committee) or DevvStream Board (acting after approval by the DevvStream Special Committee) shall be permitted to make such disclosure, the Company Board (acting after approval by the Company Special Committee) or DevvStream Board (acting after approval by the DevvStream Special Committee) shall not be permitted to make a Company Change in Recommendation or DevvStream Change in Recommendation, other than as permitted by Section 8.8(d).

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(h)         If the Receiving Party provides a Superior Proposal Notice to the other Parties after a date that is less than five Business Days before the Company Meeting or DevvStream Meeting, the Receiving Party shall, upon request from any other Party, postpone the Company Meeting or DevvStream Meeting to a date that is not more than 15 Business Days after the scheduled date of the Company Meeting or DevvStream Meeting (and, in any event, no less than five Business Days prior to the Outside Date); provided, however, that if the Receiving Party has fully complied with Section 8.8(d) through Section 8.8(e), and has determined that the Acquisition Proposal continues to be a Superior Proposal in accordance with Section 8.8(d), it may then cancel the Company Meeting or DevvStream Meeting only if prior to or concurrently therewith it enters into such definitive agreement and the Receiving Party terminates this Agreement immediately prior thereto.

8.9         No Trading.

(a)         Each of Southern and DevvStream acknowledges and agrees that it is aware, and that its Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Company, will be advised) of the restrictions imposed by U.S. federal securities Laws, Canadian securities Laws (as applicable), and the rules of the applicable securities exchange and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Each of Southern and DevvStream hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Company (other than in connection with the Mergers in accordance with Article I and Article III), communicate such information to any third party, take any other action with respect to the Company in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

(b)         Each of the Company and Southern acknowledges and agrees that it is aware, and that its Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of DevvStream, will be advised) of the restrictions imposed by U.S. federal securities Laws, Canadian securities Laws (as applicable), and the rules of the applicable securities exchange and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. Each of the Company and Southern hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of DevvStream (other than in connection with the Mergers in accordance with Article I and Article III), communicate such information to any third party, take any other action with respect to DevvStream in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

8.10       Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder, in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the Transactions or (ii) any non-compliance with any Law by such Person or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the Transactions; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would make any representation or warranty contained in this Agreement, false or untrue, would reasonably be expected to constitute a breach of any covenant or agreement contained in this Agreement, or would reasonably be expected to cause or result in any of the conditions to the Closing set forth in this Agreement, not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Person or any of its Affiliates, or any of their respective properties or assets, or, to the actual knowledge of such Person, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Person or of its Affiliates with respect to the consummation of the Transactions. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

8.11       Tax Matters.

(a)         The Parties shall pay equally all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (collectively, the “Transfer Taxes”) and file all necessary Tax Returns with respect to all Transfer Taxes, and if required by applicable Law, the Parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. Notwithstanding any other provision of this Agreement, the Parties shall (and shall cause their respective Affiliates to) cooperate in good

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faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes, which shall constitute “Expenses” hereunder. For the avoidance of doubt, Transfer Taxes shall not include any income Taxes.

(b)         Parties shall execute and deliver (i) officer’s certificates, in customary form, in a timely manner upon request by the other Party and (ii) any other representations reasonably requested by counsel to Southern, counsel to DevvStream or counsel to the Company, as applicable, for purposes of rendering opinions regarding the Intended US Tax Treatment and other tax matters in connection with the Transactions, at such time or times as may be requested by counsel to Southern, counsel to DevvStream or counsel to the Company, including in connection with the Closing and any filing with the SEC.

8.12       Securityholder Litigation and Dissenter’s Rights. Each Party shall give the other Parties prompt written notice of any securityholder Action against such Party or its directors, officers or other representatives relating to this Agreement, any Ancillary Document or the Transactions, shall keep the other Parties reasonably informed regarding any such litigation, and shall give the other Parties the opportunity to participate (at such other’s Party’s expense) in the defense or settlement of any such litigation. Each Party shall give the other Parties the right to review and comment on all filings or responses to be made by such Party in connection with any such litigation, and will in good faith take such comments into account. No Party shall offer to or agree to settle any such litigation without the other Parties’ prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

8.13       Confidential Information. During the Interim Period, each Party shall be bound by and comply with the provisions set forth in the respective confidentiality agreements entered between and among them as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company.

8.14       Post-Closing Board of Directors and Executive Officers.

(a)         The Parties shall take all necessary action, including causing the existing directors of the Company to resign, such that (i) effective as of the Effective Time, the post-closing Company Board will consist of seven (7) directors (the “Post-Closing Company Board”), including: (A) four (4) directors who shall be designated by the Company prior to the Closing (one of whom shall be the Chief Executive Officer of the Company), (B) two (2) directors who shall be designated by Southern prior to the Closing, and (C) one (1) director who shall be designated by DevvStream prior to the Closing. The Parties shall ensure that the composition of the Post-Closing Company Board (including the designation of independent directors) satisfies the applicable independence rules and regulations of Nasdaq, Nasdaq Sweden and the SEC. The Post-Closing Company Board will be elected effective as of the Effective Time in accordance with the Closing Company Organizational Documents effective as of the Effective Time and Nasdaq and Nasdaq Sweden rules. Prior to the effectiveness of the Registration Statement, the Company, Southern and DevvStream shall determine the directors to be appointed to the audit, compensation and nominating committees.

(b)         The Parties shall take all action necessary such that the individual serving as the Chairman of the post-Closing Company Board immediately prior to the Effective Time will serve as the Chairman of the post-Closing Company Board immediately after the Effective Time. The Parties shall take all action necessary such that an individual designated by the Company will serve as Chief Executive Officer of the Company immediately after the Effective Time.

(c)         Southern, DevvStream and the Company shall obtain a background check and a completed directors & officers questionnaire with respect to any individual that will serve on the Post-Closing Company Board at the Company’s expense.

(d)         At or prior to the Closing, the Company will provide each member of the Post-Closing Company Board with a customary director indemnification agreement.

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8.15       Insurance and Indemnification

(a)         Prior to the Effective Date, Southern shall purchase customary non-cancellable and fully pre-paid “tail” policies of directors’ and officers’ liability, employment practices liability and fiduciary liability insurance providing protection no less favorable in the aggregate to the protection provided by the policies maintained by Southern, as applicable, which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date; provided that the cost of such policies will not exceed 250% of the annual premiums currently in effect for such directors’ and officers’ liability, employment practices liability and fiduciary liability coverage and that if such insurance coverage is unavailable, then as promptly as practicable following the Closing, the Company will, or if the cost of such a tail policy will exceed such amount, will cause Southern to purchase such tail policies with the best available insurance coverage whose cost will not exceed 250% of the annual premiums currently in effect for such directors’ and officers’ liability, employment practices liability and fiduciary liability coverage. The Company shall, or shall cause Southern to, continuously maintain such tail policies in full force and effect without any reduction in scope or coverage for six (6) years from the Effective Date and to abide by their obligations thereunder.

(b)         Prior to the Effective Date, DevvStream shall purchase customary non-cancellable and fully pre-paid “tail” policies of directors’ and officers’ liability, employment practices liability and fiduciary liability insurance providing protection no less favorable in the aggregate to the protection provided by the policies maintained by DevvStream, as applicable, which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date; provided that the cost of such policies will not exceed 250% of the annual premiums currently in effect for such directors’ and officers’ liability, employment practices liability and fiduciary liability coverage and that if such insurance coverage is unavailable, then as promptly as practicable following the Closing, the Company will, or if the cost of such a tail policy will exceed such amount, will cause DevvStream to purchase such tail policies with the best available insurance coverage whose cost will not exceed 250% of the annual premiums currently in effect for such directors’ and officers’ liability, employment practices liability and fiduciary liability coverage. The Company shall, or shall cause DevvStream to, continuously maintain such tail policies in full force and effect without any reduction in scope or coverage for six (6) years from the Effective Date and to abide by their obligations thereunder.

(c)         From and after the Effective Time, the Company shall, and shall cause Southern and DevvStream to, honor all rights to indemnification or exculpation now existing in favor of present and former officers and directors of the Company and its Subsidiaries, Southern and DevvStream as of the date hereof (collectively, the “D&O Indemnified Persons”) to the extent they have been provided under applicable Law, the Organizational Documents of such entities or under indemnification agreements made available as of the date hereof, and acknowledges that such rights shall survive the completion of the Transactions and shall continue in full force and effect and shall not be amended in any manner adverse to the D&O Indemnified Persons for at least six (6) years following the Effective Date.

(d)         The provisions of this Section 8.15 are intended for the benefit of, and shall be enforceable by, each insured or D&O Indemnified Person, his or her heirs, estates and his or her legal representatives.

(e)         If Southern, DevvStream, the Company or any of their respective Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not a continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, proper provision shall be made so that any such successor or assign (including, as applicable, any acquirer of substantially all of the properties and assets of Southern, DevvStream, the Company or any of their respective Subsidiaries) assumes all of the obligations set forth in this Section 8.15.

8.16       Financial Statements.

(a)         During the Interim Period, as promptly as practicable after the date of this Agreement and in the case of Section 8.16(a)(x)(i) and Section 8.16(a)(x)(iii) below, in no event later than thirty (30) Business Days after the Signing Date, Southern shall deliver to the Company the following financial statements (such financial statements, the “Required Financial Statements”): (x) (i) audited consolidated balance sheet of Southern as of September 30, 2025 and December 31, 2025, and the related audited consolidated statements of comprehensive loss, cash flows and securityholders equity for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of Southern’s independent auditors (which reports shall be unqualified) in each case audited in accordance with the standards of the PCAOB (the “PCAOB Financial Statements”); (ii) all other

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audited and unaudited financial statements of Southern and any company or business units acquired by Southern, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Registration Statement or the Closing Form 8-K (including pro forma financial information); and (iii) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Exchange Act (as if Southern was subject thereto) with respect to the periods described in clauses (i) and (ii) above, as necessary for inclusion in the Registration Statement or the Closing Form 8-K (including pro forma financial information) and (y) within forty-five (45) calendar days following the end of each three-month quarterly period and each fiscal year, an unaudited income statement and an unaudited balance sheet of Southern for the period from the Latest Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of Southern to the effect that all such financial statements fairly present the financial position and results of operations of Southern as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes.

(b)         Southern shall use commercially reasonable efforts (i) to assist the Company and its Representatives, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of Southern, in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that is reasonably required to be included in the Registration Statement and any other filings to be made by the Company with the SEC or any other Securities Authorities in connection with the Transactions and (ii) to obtain the consents of Southern’s auditors with respect thereto as may be required by applicable Law.

(c)         The Parties shall use commercially reasonable efforts to apply for exemptive relief to the extent the Parties reasonably determine that the Required Financial Statements do not sufficiently comply with prescribed requirements under Canadian securities Laws requiring the inclusion of the Required Financial Statements or any other financial information or statements in respect of Southern in the DevvStream Circular or any other document to be filed by DevvStream under National Instrument 51-102 Continuous Disclosure Obligations.

(d)         Southern shall take all actions reasonably necessary for an independent auditor to not deliver a report on the Required Financial Statements containing an adverse opinion or a disclaimer of opinion. Prior to the Effective Time, Southern shall not have identified and shall not have received written notice from an independent auditor of any fraud that involves Southern’s management or other employees have a role in the preparation of financial statements or any claim or allegation of the regarding any of the foregoing.

8.17       Pre-Closing Reorganization.

(a)         Subject to Section 8.17(b), the Parties agree that DevvStream, in its reasonable discretion, shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to: (i) effect such reorganizations of DevvStream’s or its Subsidiaries’ business, operations and assets or such other transactions as the Parties may reasonably determine, including amalgamations, continuances, wind-ups, distributions, contributions, sales, intercompany loans or the refinancing thereof, and any other transaction (each a “Pre-Closing Reorganization”); (ii) cooperate with the Company, Southern and their advisors in order to determine the nature of any Pre-Closing Reorganization that might be undertaken and the manner in which any Pre-Closing Reorganizations might most effectively be undertaken; and (iii) cooperate with the Company, Southern and their advisors to seek to obtain any Consent which might be required from any third party in connection with any Pre-Closing Reorganization; provided, that any Pre-Closing Reorganization, if elected to be undertaken by DevvStream, shall be subject to the Company’s and Southern’s prior written consent.

(b)         DevvStream will not be obligated to undertake any Pre-Closing Reorganization unless DevvStream, acting reasonably, determines that such Pre-Closing Reorganization:

(i)          does not adversely affect the interests of DevvStream, any of its Subsidiaries or the DevvStream Shareholders in any material respect;

(ii)         does not require DevvStream to obtain the approval of the DevvStream Shareholders;

(iii)        does not impair, prevent or materially delay the consummation of the Domestication or the Mergers or the other Transactions;

(iv)        is effected as closely as is reasonably practicable prior to the Effective Date;

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(v)         does not result in any breach by DevvStream or any of its Subsidiaries of any Contract, DevvStream’s Organizational Documents, the organizational documents or any applicable Subsidiary, or any applicable Law;

(vi)        does not require DevvStream or its Subsidiaries to take any action that could reasonably be expected to result in Taxes being imposed on, or any adverse Tax or other consequences to, any DevvStream Shareholders greater than the Taxes or other consequences to such party in connection with the completion of the Domestication and the Mergers in the absence of action being taken pursuant to this Section 8.17; and

(vii)       shall not become effective unless the Company and Southern have irrevocably waived or confirmed in writing the satisfaction of all conditions to the Closing in their favor under this Agreement and shall have confirmed in writing that they are prepared, and able to promptly and without condition proceed to effect the Closing.

(c)         Upon the delivery of its consent pursuant to Section 8.17(a), the Company and Southern shall be deemed to waive any breach of a representation, warranty or covenant by DevvStream provided herein, where such breach is a result of an action taken by DevvStream or a Subsidiary is solely pursuant to a determination made by the Parties in accordance with this Section 8.17.

(d)         If the Company and Southern has delivered their consent pursuant to Section 8.17(a), the Parties shall work co-operatively and use commercially reasonable efforts to determine any proposed Pre-Closing Reorganization at least 15 Business Days prior to the Effective Date and to prepare prior to the Effective Date all documentation necessary and do all such other acts and things as are reasonably necessary, including making amendments to this Agreement (provided that such amendments do not require DevvStream to obtain approval of DevvStream Shareholders (other than as properly put forward and approved at the DevvStream Meeting)), to give effect to such Pre-Closing Reorganization.

8.18       Plant Conversion.

(a)         The Company shall use commercially reasonable efforts to invest Ten Million Dollars ($10,000,000) (the “Conversion Investment”) into the buildout and conversion of the Company’s New Rise Reno facility for the production of Sustainable Aviation Fuel and blending with Jet A at maximum blend off-take capacity (the “Plant Conversion”). The Company shall allocate and use not less than Five Hundred Thousand Dollars ($500,000) of the Conversion Investment for marketing, publicity, and other investor relations activities relating to the Plant Conversion. The balance of the Conversion Investment shall be utilized for the Plant Conversion and required general corporate purposes of the Company during the conversion period.

(b)         The Parties acknowledge that the Plant Conversion is being funded through the issuance of Company Common Shares to EEME Energy SPV I LLC (“EEME”) pursuant to that certain transaction term sheet dated January 25, 2026 (the “Term Sheet”) and the schedule set forth below (the “Plant Conversion Funding”). The Company and EEME acknowledge that (i) the Company has previously issued 7,000,000 Company Common Shares to EEME in exchange for Seven Hundred Thousand Dollars ($700,000), and (ii) the Company has issued 31,000,000 Company Common Shares to EEME in exchange for Three Million One Hundred Thousand Dollars ($3,100,000). The Parties agree that the remaining balance of the Plant Conversion Funding shall be consummated as follows:

(i)          Prior to March 31, 2026, subject to Section 8.18(c), the Company shall issue an additional 62,000,000 Company Common Shares to EEME in exchange for Six Million Two Hundred Thousand Dollars ($6,200,000), payable in equal installments of Three Million One Hundred Thousand Dollars ($3,100,000) during the following weeks: (A) the week of March 7, 2026; and (B) the week of March 31, 2026.

(ii)         Each funding date set forth in this Section 8.18(b) shall be subject to a two (2) Business Day grace period.

(c)         Notwithstanding anything to the contrary in this Section 8.18, the Company shall not issue to EEME, and EEME shall not acquire, pursuant to this Section 8.18 or the Term Sheet: (i) more than 41,639,170 Company Common Shares; or (ii) a number of Company Common Shares that would result in EEME becoming, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act) of more than 19.99% of the issued and outstanding Company Common Shares (the “Share Cap”), until such time as the Company has obtained the approval of the Company Shareholders for such issuance in excess of the Share Cap.

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8.19       Asset Spin. The Company, DevvStream and XCF agree to use their commercially reasonable efforts to, if mutually desirable, agree on a reasonable structure to spin-out or sell a newly formed, publicly listed holding company shell of DevvStream immediately following the Closing (after DevvStream, as the current operating company, has been acquired by the Company) on commercially reasonable terms (the “Shell Spin-Out”); provided, however, that any such Shell Spin-Out shall not (i) result in any adverse economic, tax, or legal consequences to the Company or Southern, or (ii) cause any material delay in the consummation of the Transactions contemplated by this Agreement. The Company, DevvStream and XCF shall use their commercially reasonable efforts to amend this Agreement to reflect such terms. The Company and XCF acknowledge and agree that DevvStream may elect to not pursue such Shell Spin-Out in its reasonable discretion; provided, further, that any expenses related to the Shell Spin-Out shall be deducted from the proceeds thereof that go to the DevvStream Shareholders.

8.20       SAF Offtake Agreement. Southern and the Company shall each use commercially reasonable efforts to negotiate and enter into a long-term offtake agreement pursuant to which the Company shall act as the purchaser and offtake counterparty for Sustainable Aviation Fuel produced by Southern (the “SAF Offtake Agreement”) and to make a public announcement regarding the execution of such SAF Offtake Agreement.

8.21       Non-SAF Offtake Agreements. Southern shall use commercially reasonable efforts to negotiate and enter into one or more offtake agreements with European buyers pursuant to which such buyers shall act as the purchasers and offtake counterparties for the products produced by Southern other than Sustainable Aviation Fuel (the “European Offtake Agreements”).

Article IX

NO SURVIVAL

9.1         No Survival. None of the representations, warranties, covenants or agreements set forth herein or in any certificate or instrument delivered by or on behalf of any Party pursuant to this Agreement including any rights arising out of any breach of such representations, warranties, covenants or agreements, shall survive the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for those covenants and agreements that by their terms apply or are to be performed, in each case, in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms). Notwithstanding anything to the contrary contained herein, none of the provisions set forth herein shall be deemed a waiver by any Party of any right or remedy which such Party may have at Law or in equity in the case of Fraud.

Article X

CLOSING CONDITIONS

10.1       Conditions to Each Party’s Obligations.

The obligations of each Party to consummate the Mergers and the other Transactions, shall be subject to the satisfaction or written waiver (where permissible) by the Company, DevvStream and Southern of the following conditions:

(a)         Required Company Shareholder Approval. The Company Resolutions shall have been authorized and adopted by the Company Shareholders at the Company Meeting in accordance with applicable Law (together, the “Required Company Shareholder Approval”).

(b)         Required DevvStream Shareholder Approval. The Required DevvStream Shareholder Approval shall have been obtained.

(c)         No Orders or Illegality. No Law is in effect that makes the consummation of the Domestication or the Mergers illegal or otherwise prohibits or enjoins any Party or its affiliates from consummating the Domestication or the Mergers and no Law or Order is in effect that makes the consummation of the Domestication or the Mergers illegal or otherwise prohibits or enjoins any Party or its affiliates from consummating the Domestication or the Mergers or any other Transactions.

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(d)         Regulatory Approvals. Each of the Required Regulatory Approvals shall have been made, given or obtained (or the termination of any such waiting period has occurred) on terms satisfactory to the Parties, each acting reasonably, and each such Required Regulatory Approval shall be in full force and effect.

(e)         Stock Exchange Listing. The Stock Exchange Approvals shall have been made, given or obtained, on terms satisfactory to the Parties, subject only to the customary listing conditions of Nasdaq and Nasdaq Sweden, as applicable.

(f)          Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(g)         Governance. The actions required to be taken by the Parties pursuant to Section 8.14, with effect as of and from the Effective Time, shall have been taken.

(h)         Domestication. The Domestication shall have been completed and a time-stamped copy of the Certificate of Domestication issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to Southern.

(i)          Dissent. If legally available, dissent rights have not been exercised with respect to more than three percent (3%) of the issued and outstanding Company Common Stock or DevvStream Shares.

10.2       Conditions to Obligations of the Company.

In addition to the conditions specified in Section 10.1, the obligations of the Company and the Merger Subs to consummate the Mergers and the other Transactions, are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a)         Representations and Warranties.

(i)          Each of the representations and warranties of Southern, contained in Section 4.1 (Organization and Standing), Section 4.2 (Authorization; Binding Agreement), Section 4.28 (Finders and Brokers), (collectively, the “Southern Specified Representations”) shall be true and correct (A) in the case of any such representation or warranty that is qualified by “materiality” or “Material Adverse Effect” or any similar limitation therein, in all respects, or (B) in the case of any such representation or warranty that is not qualified by “materiality” or “Material Adverse Effect” or any similar limitation therein, in all material respects, in each case, as of the date of this Agreement and on and as of the Closing Date immediately prior to the Effective Time as if made on the Closing Date immediately prior to the Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date).

(ii)         Each of the representations and warranties of Southern, contained in Article IV (other than Southern Specified Representations and the representations and warranties of Southern contained in Section 4.5 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and on and as of the Closing Date immediately prior to the Effective Time as if made on the Closing Date immediately prior to the Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in each case, the failure of such representations and warranties to be so true and correct, has not had a Southern Material Adverse Effect.

(iii)        The representations and warranties of Southern, contained in Section 4.5 (Capitalization) shall be true and correct, except for any de minimis failures to be so true and correct, as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct, except for any de minimis failures to be so true and correct, on and as of such earlier date).

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(iv)         Each of the representations and warranties of DevvStream contained in Section 6.1 (Organization and Standing), Section 6.2 (Authorization; Binding Agreement), and Section 6.29 (Finders and Brokers) (collectively, the “DevvStream Specified Representations”) shall be true and correct (A) in the case of any such representation or warranty that is qualified by “materiality” or “Material Adverse Effect” or any similar limitation therein, in all respects, or (B) in the case of any such representation or warranty that is not qualified by “materiality” or “Material Adverse Effect” or any similar limitation therein, in all material respects, in each case, as of the date of this Agreement and on and as of the Closing Date immediately prior to the Effective Time as if made on the Closing Date immediately prior to the Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date).

(v)         Each of the representations and warranties of DevvStream contained in Article VI (other than DevvStream Specified Representations and the representations and warranties of DevvStream contained in Section 6.5 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and on and as of the Closing Date immediately prior to the Effective Time as if made on the Closing Date immediately prior to the Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in each case, the failure of such representations and warranties to be so true and correct, has not had a DevvStream Material Adverse Effect.

(vi)        The representations and warranties of DevvStream contained in Section 6.5 (Capitalization) shall be true and correct, except for any de minimis failures to be so true and correct, as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct, except for any de minimis failures to be so true and correct, on and as of such earlier date).”

(b)         Agreements and Covenants. Each of Southern and DevvStream shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date, except where compliance with any such obligation, agreement or covenant has been waived in writing by the Company.

(c)         No Material Adverse Effect. No Southern Material Adverse Effect and no DevvStream Material Adverse Effect shall have occurred since the date of this Agreement which is continuing and uncured.

(d)         Plant Conversion Funding. Southern shall have caused the Plant Conversion Funding to have occurred.

(e)         Southern Bond Issuance. Southern shall have (i) been approved by the State of Louisiana to issue bonds in an aggregate principal amount of at least Four Hundred Million Dollars ($400,000,000) (the “Bond Offering”), and a press conference with, or press release by, officials from the State of Louisiana relating to such bond issuance shall have occurred or been issued, and (ii) completed an engagement with an investment bank to sell the Bond Offering and shall be in an acceptable process of procuring such bonds as it relates to the issuing authority.

(f)          Minimum Southern Capitalization. The aggregate amount of (i) Southern’s unrestricted cash and cash equivalents reflected on its unaudited consolidated balance sheet as of immediately prior to the Effective Time, plus (ii) all Plant Conversion Funding funded to the Company prior to the Effective Time (including the $3,800,000 in cash previously funded and deployed by Southern prior to the Signing Date), shall be equal to or greater than $10,000,000.

(g)         Southern Ownership. EEME shall have beneficial ownership of at least a majority of the outstanding Southern Shares as of the Effective Time.

(h)         SAF Offtake Agreement. Southern shall have entered into the SAF Offtake Agreement.

(i)          Non-SAF Offtake Agreements. Southern shall have entered into one or more European Offtake Agreements.

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(j)          Closing Deliverables.

(i)          OFFICER CERTIFICATES. The Company shall have received a certificate from Southern and DevvStream, dated as of the Closing Date, signed by an executive officer or authorized signatory of Southern and DevvStream, as applicable, in such capacity, certifying as to the satisfaction of the conditions specified in Sections 10.2(a), 10.2(b) and 10.2(c), as applicable.

(ii)         FIRPTA TAX CERTIFICATES. Prior to the Closing, Southern and DevvStream shall deliver to the Company a properly executed certification, dated as of the Closing Date, that meets the requirements of U.S. Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that Southern and DevvStream, respectively, are not and have not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, together with the required notices to the IRS and written authorization for Southern and DevvStream to deliver such notice and a copy of such certification to the IRS on behalf of Southern and DevvStream upon the Closing.

10.3       Conditions to Obligations of Southern.

In addition to the conditions specified in Section 10.1, the obligations of Southern to consummate the Mergers and the other Transactions, are subject to the satisfaction or written waiver (by Southern) of the following conditions:

(a)         Representations and Warranties.

(i)          Each of the representations and warranties of the Company and the Merger Subs, as applicable, contained in Section 5.1 (Organization and Standing), Section 5.2 (Authorization; Binding Agreement) and Section 5.10 (Finders and Brokers), Section 7.1 (Organization and Standing), Section 7.2 (Authorization; Binding Agreement) and Section 7.29 (Finders and Brokers) (collectively, the “Company Specified Representations”) shall be true and correct (A) in the case of any such representation or warranty that is qualified by “materiality” or “Material Adverse Effect” or any similar limitation therein, in all respects, or (B) in the case of any such representation or warranty that is not qualified by “materiality” or “Material Adverse Effect” or any similar limitation therein, in all material respects, in each case, as of the date of this Agreement and on and as of the Closing Date immediately prior to the Effective Time as if made on the Closing Date immediately prior to the Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)         Each of the representations and warranties of the Company and the Merger Subs contained in Article V and Article VII (other than the Company Specified Representations and the representations and warranties of the Merger Subs contained in Section 5.5 (Capitalization) and of the Company contained in Section 7.5 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and on and as of the Closing Date immediately prior to the Effective Time as if made on the Closing Date immediately prior to the Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in each case, the failure of such representations and warranties to be so true and correct, has not had a Company Material Adverse Effect or Merger Sub Material Adverse Effect, as applicable.

(iii)        The representations and warranties of the Company and the Merger Subs contained in Section 5.5 (Capitalization) and Section 7.5 (Capitalization) shall be true and correct, except for any de minimis failures to be so true and correct, as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct, except for any de minimis failures to be so true and correct, on and as of such earlier date).

(iv)        Each of the representations and warranties of DevvStream contained in Section 6.1 (Organization and Standing), Section 6.2 (Authorization; Binding Agreement), and Section 6.29 (Finders and Brokers) (collectively, the “DevvStream Specified Representations”) shall be true and correct (A) in the case of any such representation or warranty that is qualified by “materiality” or “Material Adverse Effect” or

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any similar limitation therein, in all respects, or (B) in the case of any such representation or warranty that is not qualified by “materiality” or “Material Adverse Effect” or any similar limitation therein, in all material respects, in each case, as of the date of this Agreement and on and as of the Closing Date immediately prior to the Effective Time as if made on the Closing Date immediately prior to the Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date).

(v)         Each of the representations and warranties of DevvStream contained in Article VI (other than the DevvStream Specified Representations and the representations and warranties of DevvStream contained in Section 6.5 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and on and as of the Closing Date immediately prior to the Effective Time as if made on the Closing Date immediately prior to the Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in each case, the failure of such representations and warranties to be so true and correct, has not had a DevvStream Material Adverse Effect.

(vi)        The representations and warranties of DevvStream contained in Section 6.5 (Capitalization) shall be true and correct, except for any de minimis failures to be so true and correct, as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct, except for any de minimis failures to be so true and correct, on and as of such earlier date).

(b)         Agreements and Covenants. The Company, Merger Subs and DevvStream shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement, in each case to be performed or complied with by such Person on or prior to the Closing Date, except where compliance with any such obligation, agreement or covenant has been waived in writing by Southern.

(c)         No Material Adverse Effect. No Company Material Adverse Effect, Merger Sub Material Adverse Effect or DevvStream Material Adverse Effect shall have occurred since the date of this Agreement which is continuing and uncured.

(d)         SAF Offtake Agreement. The Company shall have entered into the SAF Offtake Agreement and shall have made a public announcement regarding the execution thereof.

(e)         Closing Deliverables.

(i)        OFFICER CERTIFICATE. Southern shall have received a certificate from the Company, Merger Subs and DevvStream, dated as of the Closing Date, signed by an executive officer or authorized signatory of the Company, Merger Subs and DevvStream, as applicable, in such capacity, certifying as to the satisfaction of the conditions specified in Section 10.3(a), Section 10.3(b) and Section 10.3(c), as applicable.

10.4       Conditions to Obligations of DevvStream.

In addition to the conditions specified in Section 10.1, the obligations of DevvStream to consummate the Mergers and the other Transactions are subject to the satisfaction or written waiver (by DevvStream) of the following conditions:

(a)         Representations and Warranties.

(i)          Each of the Company Specified Representations shall be true and correct (A) in the case of any such representation or warranty that is qualified by “materiality” or “Material Adverse Effect” or any similar limitation therein, in all respects, or (B) in the case of any such representation or warranty that is not qualified by “materiality” or “Material Adverse Effect” or any similar limitation therein, in all material respects, in each case, as of the date of this Agreement and on and as of the Closing Date immediately prior to the Effective Time as if made on the Closing Date immediately prior to the Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

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(ii)         Each of the representations and warranties of the Company and the Merger Subs contained in Article V and Article VII (other than the Company Specified Representations and the representations and warranties of the Merger Subs contained in Section 5.5 (Capitalization) and of the Company contained in Section 7.5 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and on and as of the Closing Date immediately prior to the Effective Time as if made on the Closing Date immediately prior to the Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in each case, the failure of such representations and warranties to be so true and correct, has not had a Company Material Adverse Effect or Merger Sub Material Adverse Effect, as applicable.

(iii)        The representations and warranties of the Company and the Merger Subs contained in Section 5.5 (Capitalization) and Section 7.5 (Capitalization) shall be true and correct, except for any de minimis failures to be so true and correct, as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct, except for any de minimis failures to be so true and correct, on and as of such earlier date).

(iv)        Each of the Southern Specified Representations shall be true and correct (A) in the case of any such representation or warranty that is qualified by “materiality” or “Material Adverse Effect” or any similar limitation therein, in all respects, or (B) in the case of any such representation or warranty that is not qualified by “materiality” or “Material Adverse Effect” or any similar limitation therein, in all material respects, in each case, as of the date of this Agreement and on and as of the Closing Date immediately prior to the Effective Time as if made on the Closing Date immediately prior to the Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date).

(v)         Each of the representations and warranties of Southern contained in Article IV (other than Southern Specified Representations and the representations and warranties of Southern contained in Section 4.5 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and on and as of the Closing Date immediately prior to the Effective Time as if made on the Closing Date immediately prior to the Effective Time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in each case, the failure of such representations and warranties to be so true and correct, has not had a Southern Material Adverse Effect.

(vi)        The representations and warranties of Southern contained in Section 4.5 (Capitalization) shall be true and correct, except for any de minimis failures to be so true and correct, as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct, except for any de minimis failures to be so true and correct, on and as of such earlier date).

(b)         Agreements and Covenants. Each of the Company, Merger Subs and Southern shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement, in each case to be performed or complied with by such Person on or prior to the Closing Date, except where compliance with any such obligation, agreement or covenant has been waived in writing by DevvStream.

(c)         No Material Adverse Effect. No Company Material Adverse Effect, Merger Sub Material Adverse Effect or Southern Material Adverse Effect shall have occurred since the date of this Agreement which is continuing and uncured.

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(d)         Plant Conversion Funding. Southern shall have caused the Plant Conversion Funding to have occurred.

(e)         Southern Bond Issuance. Southern shall have (i) been approved by the State of Louisiana to issue bonds in an aggregate principal amount of at least Four Hundred Million Dollars ($400,000,000) (the “Bond Offering”), and a press conference with, or press release by, officials from the State of Louisiana relating to such bond issuance shall have occurred or been issued, and (ii) completed an engagement with an investment bank to sell the Bond Offering and shall be in an acceptable process of procuring such bonds as it relates to the issuing authority.

(f)          SAF Offtake Agreement. The Company and Southern shall have entered into the SAF Offtake Agreement.

(g)         Non-SAF Offtake Agreements. Southern shall have entered into one or more European Offtake Agreements.

(h)         Company Revenue and EBITDA. In any calendar month prior to the Closing Date, the gross revenue of the Company for its blended fuel product shall exceed $1,000,000,000 on an annualized, go-forward basis no later than June 30, 2026 and the annualized EBITDA shall equal at least $100,000,000 on an annualized, go forward basis.

(i)          Minimum Southern Capitalization. The aggregate amount of (i) Southern’s unrestricted cash and cash equivalents reflected on its unaudited consolidated balance sheet as of immediately prior to the Effective Time, plus (ii) the $3,800,000 in cash previously funded and deployed by Southern prior to the Closing Date, shall be equal to or greater than $10,000,000. This Section 10.4(i) shall be subject to the requirements of Section 8.3.

(j)          Southern Ownership. EEME shall have beneficial ownership of at least a majority of the outstanding Southern Shares as of the Effective Time.

(k)         Closing Deliverables.

(i)        OFFICER CERTIFICATE. DevvStream shall have received a certificate from the Company, Merger Subs and Southern, dated as of the Closing Date, signed by an executive officer or authorized signatory of the Company, Merger Subs and Southern, as applicable, in such capacity, certifying as to the satisfaction of the conditions specified in Sections 10.4(a), 10.4(b) and 10.4(c), as applicable.

10.5       Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company or any Company Shareholder) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article XI

TERMINATION AND EXPENSES

11.1       Termination.

This Agreement may be terminated, and the Transactions may be abandoned at any time prior to the Closing as follows:

(a)         by mutual written consent of Southern, DevvStream and the Company;

(b)         by Southern, DevvStream or the Company, upon written notice to the other two Parties, if:

(i)          the Company Meeting is duly convened and held (including any adjournment or postponement thereof), the Company Shareholders have duly voted, and the Required Company Shareholder Approval was not obtained;

(ii)         the DevvStream Meeting is duly convened and held (including any adjournment or postponement thereof), the DevvStream Shareholders have duly voted, and the Required DevvStream Shareholder Approval was not obtained;

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(iii)        after the date of this Agreement, any Law is enacted, made, enforced or amended, as applicable, that makes the consummation of the Transactions illegal or otherwise prohibits or enjoins the Company, DevvStream or Southern or their respective affiliates from consummating the Transactions, and such Law has, if applicable, become final and non-appealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 11.1(b)(iii) has used its commercially reasonable efforts to, as applicable, appeal or overturn such Law or otherwise have it lifted or rendered non-applicable in respect of the Merger and the other Transactions; or

(iv)        the Effective Time does not occur on or prior to the date that is the ten (10) month anniversary of the date hereof, subject to a one-time thirty (30)-day extension upon written agreement of the Parties (provided, that, if the Registration Statement shall not have been declared effective by the SEC as of the Outside Date, Southern, DevvStream and the Company shall each be entitled to one sixty (60)-day extension upon notice to the other) (such date, as applicable, the “Outside Date”), provided, that a Party may not terminate this Agreement pursuant to this Section 11.1(b)(iv) if the failure of the Effective Time to so occur has been caused by, or is a result of, a breach by such Party of any of its representations or warranties or the failure of such Party to perform any of its covenants or agreements under this Agreement.

(c)         by written notice by DevvStream to the Company and Southern, if:

(i)          there has been a breach of any covenant or agreement by the Company, Southern or Merger Subs or if any representation or warranty of the Company, Southern or Merger Subs, shall have become untrue or inaccurate, in any case which would result in a failure of a condition set forth in Section 10.4(a) or Section 10.4(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) Business Days after written notice of such breach or inaccuracy is provided to DevvStream by the Company or Southern, as applicable or (B) the Outside Date; provided, that DevvStream shall not have the right to terminate this Agreement pursuant to this Section 11.1(c)(i) if at such time DevvStream is in material uncured breach of this Agreement;

(ii)         prior to the approval by the DevvStream Shareholders of the Mergers, DevvStream enters into a written agreement with respect to a Superior Proposal in accordance with Section 8.8 and provided, that DevvStream is then in compliance with Section 8.8;

(iii)        prior to the approval by the Company Shareholders of the Merger, (A) the Company Board or Company Special Committee effect a Company Change in Recommendation (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of no more than five (5) Business Days after the formal announcement thereof shall not be considered a Company Change in Recommendation) unless the Company provides a Superior Proposal Notice to DevvStream within such timeframe, in which case the Company will have until the end of the Matching Period to reaffirm the Company Board Recommendation, or (B) the Company Board or the Company Special Committee approves, recommends or authorizes the Company to enter into a written agreement concerning a Superior Proposal;

(iv)        if there has been a Company Material Adverse Effect following the date of this Agreement which is incapable of being cured or is not cured within the earlier of (A) thirty (30) Business Days after written notice of such Company Material Adverse Effect is provided to DevvStream by the Company or (B) the Outside Date;

(v)         if there has been a Southern Material Adverse Effect following the date of this Agreement which is incapable of being cured or is not cured within the earlier of (A) thirty (30) Business Days after written notice of such Southern Material Adverse Effect is provided to DevvStream by Southern or (B) the Outside Date; or

(vi)        if the DevvStream Board and DevvStream Special Committee does not receive the DevvStream Fairness Opinion within twenty (20) Business Days of the date hereof; provided, that DevvStream’s right to terminate this Agreement pursuant to this Section 11.1(c)(vi) shall expire if such right is not exercised within two (2) Business Days following the end of such twenty (20) Business Day period.

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(d)         by written notice by Southern to the Company and DevvStream, if:

(i)          there has been a breach of any covenant or agreement by the Company, DevvStream or Merger Subs or if any representation or warranty of the Company, DevvStream or Merger Subs, shall have become untrue or inaccurate, in any case which would result in a failure of a condition set forth in Section 10.3(a) or Section 10.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) Business Days after written notice of such breach or inaccuracy is provided to Southern by the Company or DevvStream, as applicable or (B) the Outside Date; provided, that Southern shall not have the right to terminate this Agreement pursuant to this Section 11.1(d)(i) if at such time Southern is in material uncured breach of this Agreement;

(ii)         prior to the approval by the Company Shareholders of the Mergers, (A) the Company Board or the Company Special Committee fail to unanimously recommend, withdraws, amends, modifies or qualifies in a manner that has substantially the same effect, or fails to publicly reaffirm within five (5) Business Days after having been requested in writing to do so by Southern or DevvStream, acting reasonably, the approval or recommendation of the Transactions (a “Company Change in Recommendation”) (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of no more than five (5) Business Days after the formal announcement thereof shall not be considered a Company Change in Recommendation) unless the Company provides a Superior Proposal Notice to Southern within such timeframe, in which case the Company will have until the end of the Matching Period to reaffirm the Company Board Recommendation, or (B) the Company Board or the Company Special Committee approves, recommends or authorizes the Company to enter into a written agreement concerning a Superior Proposal;

(iii)        prior to the approval by the DevvStream Shareholders of the Merger, (A) the DevvStream Board or the DevvStream Special Committee effects a DevvStream Change in Recommendation (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of no more than five (5) Business Days after the formal announcement thereof shall not be considered a DevvStream Change in Recommendation) unless DevvStream provides a Superior Proposal Notice to Southern within such timeframe, in which case DevvStream will have until the end of the Matching Period to reaffirm the DevvStream Board Recommendation, or (B) the DevvStream Board or the DevvStream Special Committee approves, recommends or authorizes DevvStream to enter into a written agreement concerning a Superior Proposal;

(iv)        if there has been a Company Material Adverse Effect following the date of this Agreement which is incapable of being cured or is not cured within the earlier of (A) thirty (30) Business Days after written notice of such Company Material Adverse Effect is provided to Southern by the Company or (B) the Outside Date; or

(v)         if there has been a DevvStream Material Adverse Effect following the date of this Agreement which is incapable of being cured or is not cured within the earlier of (A) thirty (30) Business Days after written notice of such DevvStream Material Adverse Effect is provided to Southern by DevvStream or (B) the Outside Date.

(e)         by written notice by the Company to Southern and DevvStream, if:

(i)          there has been a breach of any covenant or agreement by Southern or DevvStream, or if any representation or warranty of Southern or DevvStream, shall have become untrue or inaccurate, in any case which would result in a failure of a condition set forth in Section 10.2(a) or Section 10.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) thirty (30) Business Days after written notice of such breach or inaccuracy is provided to the Company by Southern or DevvStream, as applicable or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.1(e)(i) if at such time the Company or Merger Subs are in material uncured breach of this Agreement;

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(ii)         prior to the approval by the Company Shareholders of the Mergers, the Company enters into a written agreement with respect to a Superior Proposal in accordance with Section 8.8 and provided, that the Company is then in compliance with Section 8.8;

(iii)        prior to the approval by the DevvStream Shareholders of the Merger, (A) the DevvStream Board or the DevvStream Special Committee fail to unanimously recommend, withdraws, amends, modifies or qualifies in a manner that has substantially the same effect, or fails to publicly reaffirm within five (5) Business Days after having been requested in writing to do so by Southern or the Company, acting reasonably, the approval or recommendation of the Transactions (a “DevvStream Change in Recommendation”) (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of no more than five (5) Business Days after the formal announcement thereof shall not be considered a DevvStream Change in Recommendation) unless DevvStream provides a Superior Proposal Notice to the Company within such timeframe, in which case DevvStream will have until the end of the Matching Period to reaffirm the DevvStream Board Recommendation, or (B) the DevvStream Board or the DevvStream Special Committee approves, recommends or authorizes DevvStream to enter into a written agreement concerning a Superior Proposal;

(iv)        if there has been a Southern Material Adverse Effect following the date of this Agreement which is incapable of being cured or is not cured within the earlier of (A) thirty (30) Business Days after written notice of such Southern Material Adverse Effect is provided by Southern to the Company or (B) the Outside Date; or

(v)         if there has been a DevvStream Material Adverse Effect following the date of this Agreement which is incapable of being cured or is not cured within the earlier of (A) thirty (30) Business Days after written notice of such DevvStream Material Adverse Effect is provided by DevvStream to the Company or (B) the Outside Date.

(vi)        If the Company Board and Company Special Committee does not receive the Company Fairness Opinion within twenty (20) Business Days of the date hereof; provided, that the Company’s right to terminate this Agreement pursuant to this Section 11.1(e)(vi) shall expire if such right is not exercised within two (2) Business Days following the end of such twenty (20) Business Day period.

11.2       Effect of Termination.

(a)         This Agreement may only be terminated in the circumstances described in Section 11.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 11.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Section 1.7 (Announcement and Shareholder Communications), this Section 11.2 (Effect of Termination), Section 11.3 (Fees and Expenses), Article XII (Miscellaneous) and Section 12.3 (Third Parties) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability following the termination of this Agreement for any Willful Breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above). For purposes of this Agreement, “Willful Breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the Knowledge that the taking of or the omission of taking such act would cause or constitute a material breach of this Agreement.

(b)         Termination Fees

(i)          If (A) this Agreement is validly terminated (1) by Southern, DevvStream or the Company pursuant to Section 11.1(b)(ii) (No DevvStream Shareholder Approval), (2) by Southern, DevvStream or the Company pursuant to Section 11.1(b)(iv) (Outside Date), or (3) by the Company pursuant to Section 11.1(e)(i) or by Southern pursuant to Section 11.1(d)(i) (in each case, with respect to a breach of any covenant or agreement by DevvStream or any representation or warranty of DevvStream becoming untrue or inaccurate), (B) following the execution and delivery of this Agreement an Acquisition Proposal with

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respect to DevvStream was publicly disclosed or made known to DevvStream prior to such termination and (C) concurrently with or within 12 months after the date of any such termination, (x) DevvStream or any DevvStream Subsidiary enters into a definitive agreement to effect any Acquisition Proposal or (y) any Acquisition Proposal with respect to DevvStream is consummated, then DevvStream shall, subject to Section 11.3(c), pay to the Company the DevvStream Termination Fee concurrently with the consummation of such Acquisition Proposal.

(ii)         If this Agreement is validly terminated by the Company pursuant to Section 11.1(e)(iii) or by Southern pursuant to Section 11.1(d)(iii) (DevvStream Change in Recommendation), then DevvStream shall pay to the Company the DevvStream Termination Fee within two Business Days after the date of such termination.

(iii)        If this Agreement is validly terminated by DevvStream pursuant to Section 11.1(c)(ii) (DevvStream Superior Proposal), DevvStream shall, as a condition to such termination, pay to the Company or its designee the DevvStream Termination Fee prior to, or concurrently with, the effectiveness of such termination.

(iv)        If (A) this Agreement is validly terminated (1) by Southern, DevvStream or the Company pursuant to Section 11.1(b)(i) (No Company Shareholder Approval), (2) by Southern, DevvStream or the Company pursuant to Section 11.1(b)(iv) (Outside Date), or (3) by DevvStream pursuant to Section 11.1(c)(i) or by Southern pursuant to Section 11.1(d)(i) (in each case, with respect to a breach of any covenant or agreement by the Company or any representation or warranty of the Company becoming untrue or inaccurate), (B) following the execution and delivery of this Agreement an Acquisition Proposal with respect to the Company was publicly disclosed or made known to the Company prior to such termination and (C) concurrently with or within 12 months after the date of any such termination, (x) the Company or any Company Subsidiary enters into a definitive agreement to effect any Acquisition Proposal or (y) any Acquisition Proposal with respect to the Company is consummated, then the Company shall, subject to Section 11.3(c), pay to DevvStream the Company DevvStream Termination Fee and to Southern the Company Southern Termination Fee concurrently with the consummation of such Acquisition Proposal.

(v)         If this Agreement is validly terminated by DevvStream pursuant to Section 11.1(c)(iii) or by Southern pursuant to Section 11.1(d)(ii) (Company Change in Recommendation), then the Company shall pay to DevvStream the Company DevvStream Termination Fee and to Southern the Company Southern Termination Fee within two Business Days after the date of such termination.

(vi)        If this Agreement is validly terminated by the Company pursuant to Section 11.1(e)(ii) (Company Superior Proposal), the Company shall, as a condition to such termination, pay to DevvStream the Company DevvStream Termination Fee and to Southern the Company Southern Termination Fee prior to, or concurrently with, the effectiveness of such termination.

(c)         Each of the Company, Merger Subs, Southern and DevvStream acknowledges that (i) the agreements contained in this Section 11.2(b) are an integral part of the Transactions and (ii) without these agreements, the Company, Merger Subs, Southern and DevvStream would not enter into this Agreement. Except as required herein, in no event shall the Company or DevvStream be required to pay more than one Termination Fee pursuant to Section 11.2(b). In the event that DevvStream, the Company or Southern (as applicable) receives full payment of the Termination Fee pursuant to Section 11.2(b) under circumstances where a Termination Fee was payable, the receipt of a Termination Fee shall be the sole and exclusive monetary remedy for any and all losses or damages suffered or incurred by DevvStream, the Company or Southern, as applicable, its affiliates, or any other person in connection with this Agreement (and the termination hereof), the Mergers and the other Transactions (and the abandonment thereof) or any matter forming the basis for such termination. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that nothing in this Section 11.2(b) shall be deemed to affect their respective rights to specific performance under Section 12.6 in order to specifically enforce this Agreement. The Parties acknowledge and agree that any payment of a Termination Fee is not a penalty but is rather liquidated damages in a reasonable amount that is intended to compensate DevvStream, Southern or the Company, as applicable, in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions.

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(d)         The Company, XCF and Southern acknowledge that no termination fee shall be owed if DevvStream or the Company validly terminate this Agreement pursuant to Section 11.1(c)(vi) or Section 11.1(e)(vi), respectively.

11.3       Fees and Expenses.

(a)         Except as expressly provided in this Agreement, each Party will bear its own expenses, including the fees and expenses of investment bankers and other advisors, incurred in connection with the Transactions, whether or not the Transactions are consummated.

(b)         If this Agreement is terminated by Southern, DevvStream or the Company pursuant to Section 11.1(b)(ii) (Required DevvStream Shareholder Approval), then DevvStream shall pay (or cause to be paid) to the Company an expense reimbursement payment for reasonable, documented expenses incurred by the Company in connection with this Agreement in an amount not to exceed the DevvStream Reimbursement Cap (less any applicable withholding Tax) by wire transfer in immediately available funds to accounts designated by the Company, no later than two Business Days after the date of such termination; provided, that if DevvStream pays the DevvStream Termination Fee pursuant to Section 11.2(b), then the aggregate amount DevvStream has paid to the Company pursuant to this Section 11.3(b) shall be credited against such DevvStream Termination Fee on a dollar-for-dollar basis.

(c)         If this Agreement is terminated by Southern, DevvStream or the Company pursuant to Section 11.1(b)(i) (Required Company Shareholder Approval), then the Company shall pay (or cause to be paid) (i) to DevvStream an expense reimbursement payment for reasonable, documented expenses incurred by DevvStream in connection with this Agreement in an amount not to exceed the Company DevvStream Reimbursement Cap (less any applicable withholding Tax), and (ii) to Southern an expense reimbursement payment for reasonable, documented expenses incurred by Southern in connection with this Agreement in an amount not to exceed the Company Southern Reimbursement Cap (less any applicable withholding Tax), in each case by wire transfer in immediately available funds to accounts designated by DevvStream and Southern, respectively, no later than two Business Days after the date of such termination; provided, that if the Company pays the Company DevvStream Termination Fee and/or the Company Southern Termination Fee pursuant to Section 11.2(b), then the respective amounts the Company has paid to DevvStream and Southern pursuant to this Section 11.3(c) shall be credited against such Company DevvStream Termination Fee and Company Southern Termination Fee on a dollar-for-dollar basis.

Article XII

MISCELLANEOUS

12.1       Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (a) in person, (b) by electronic means (including e-mail) so long as the sender has not received machine-generated notice of unsuccessful transmission other than as a result of actions taken by or on behalf of the recipient, (c) one (1) Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (d) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Southern: 201 Rue Beauregard, Suite 202 Lafayette, LA 70508 Attn: Majique Ladnier Email: [***]	with a copy (which will not constitute notice) to: Whitley LLP Attorneys at Law 24285 Katy Freeway, Suite 300 Katy, TX 77494 Attention: Samuel E. Whitley Email: [***]

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If to the Company or the Merger Subs: 2500 CityWest Blvd. Suite 150-138 Houston, TX 77042 Attn: Chris Cooper Email: [***]

with a copy (which will not constitute notice) to:

Paul Hastings LLP
200 Park Avenue
New York, New York 10166

Attention: Gil Savir

Email: [***]

and with a copy (which will not constitute notice) to:

Stikeman Elliott LLP
5300 Commerce Court West

199 Bay Street

Toronto, Ontario, M5L 1B9

Canada

Attention: John Ciardullo; J.R. Laffin

Email: [***]

If to the Company Special Committee: 2500 CityWest Blvd. Suite 150-138 Houston, TX 77042 Attn: Chris Cooper Email: [***]	with a copy (which will not constitute notice) to: Shumaker, Loop & Kendrick, LLP 101 East Kennedy Boulevard, Suite 2800 Tampa FL 33602 Attention: Julio C. Esquivel; Darrell Smith Email: [***]
If to DevvStream: 2108 N St., Suite 4254 Sacramento, CA 95816 United States Email: [***] Attn: Legal Department

with a copy (which will not constitute notice) to:

Morrison & Foerster LLP
12531 High Bluff Drive
San Diego, CA 92130
Attention: Shai Kalansky

Email: [***]

and with a copy (which will not constitute notice) to:

McMillan LLP
Royal Centre, Suite 1500
1055 West Georgia Street, PO Box 11117
Vancouver, British Columbia
Canada V6E 4N7

Attention: Mark Neighbor
Email: [***]

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If to DevvStream Special Committee: 2108 N St., Suite 4254 Sacramento, CA 95816 United States Email: [***] Attn: Steve Kukucha

with a copy (which will not constitute notice) to:

Morrison & Foerster LLP
12531 High Bluff Drive
San Diego, CA 92130
Attention: Shai Kalansky

Email: [***]

and with a copy (which will not constitute notice) to:

McMillan LLP
Royal Centre, Suite 1500
1055 West Georgia Street, PO Box 11117
Vancouver, British Columbia
Canada V6E 4N7

Attention: Mark Neighbor
Email: [***]

12.2       Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Southern, DevvStream and the Company, and any assignment without such consent shall be null and void; provided, that the no such assignment shall relieve the assigning Party of its obligations hereunder.

12.3       Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 8.15(c), which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the Transactions shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party or thereto or a successor or permitted assign of such a Party.

12.4       Governing Law; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims), and (b) any questions, disputes or other matters in connection with the construction, interpretation, validity and enforceability hereof, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts.

12.5       Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

12.6       Remedies; Specific Performance. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. Each Party

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acknowledges that the rights of each Party to consummate the Transactions are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages would be inadequate and the non-breaching Parties would not have adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.

12.7       Severability. Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law. In case any provision in this Agreement shall be held invalid, illegal or unenforceable by a court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

12.8       Amendment and Waiver. This Agreement and the form of the Merger Certificates may, at any time and from time to time before or after holding of the Company Meeting or the DevvStream Meeting, be amended by mutual written agreement of the Company, DevvStream and Southern (provided that after receipt of the approval by Company Shareholders of the Company Resolutions or by DevvStream Shareholders of the DevvStream Resolutions, if any such amendment shall in accordance with applicable Law or the requirements of Nasdaq or Nasdaq Sweden require further approval of Company Shareholders or DevvStream Shareholders, the effectiveness of such amendment shall be subject to such approval of Company Shareholders or DevvStream Shareholders). No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

12.9       No Recourse. Notwithstanding anything that may be expressed or implied herein (except in the case of the immediately succeeding sentence) or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the Transactions, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise contemplated hereby

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if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance hereof, may only be brought against the entities that are named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 12.9.

12.10     Entire Agreement. This Agreement, the Term Sheet and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights and Liabilities with respect to the Transactions exclusively pursuant to the express terms and provisions hereof, and the Parties disclaim that they are owed any duties or are entitled to any remedies not set forth herein. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

12.11     Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth herein. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (g) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (h) the term “or” means “and/or”; (i) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (j) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or Orders) by succession of comparable successor statutes, regulations, rules or Orders and references to all attachments thereto and instruments incorporated therein; (k) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article,” “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (l) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided, that with respect to any Contract listed (or required to be listed) on the disclosure schedules, all material amendments thereto (for the avoidance, excluding in either case any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable schedule and disclosed. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or shareholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used herein shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to Southern, DevvStream or the Company, as applicable, if such information or materials have been uploaded to the electronic data

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room maintained by the Company and its financial advisor, DevvStream or Southern, as applicable, for purposes of the Transactions or otherwise provided to Southern, DevvStream, the Company and/or their representatives (including counsel) via e-mail, in each case with respect to the representations and warranties contained in Article IV, Article V, Article VI and Article VII, at least one (1) Business Day prior to the Effective Date.

12.12     Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

12.13     Conflicts and Privilege.

(a)         Southern and DevvStream, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement, any Ancillary Documents or the Transactions arises after the Closing between or among (x) the shareholders or holders of other equity interests of the Company, the Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Company Group”), on the one hand, and (y) Southern, the Southern Shareholders, DevvStream and/or the DevvStream Shareholders, on the other hand, any legal counsel, including Paul Hastings LLP, Stikeman Elliott LLP and Shumaker, Loop & Kendrick, LLP, that represented the Company, the Company Special Committee, and/or any other member of the Company Group prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to Southern or DevvStream and even though such counsel may have represented Southern or DevvStream in a matter substantially related to such dispute, or may be handling ongoing matters for Southern or DevvStream. Southern and DevvStream, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Documents or the Transactions) between or among the Company, the Company Special Committee, and/or any other member of the Company Group, on the one hand, and Paul Hastings LLP, Stikeman Elliott LLP, and/or Shumaker, Loop & Kendrick, LLP, on the other hand (including any materials, minutes, or records of the Company Special Committee), the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by Southern or DevvStream. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Southern and DevvStream under a confidentiality agreement shall remain the privileged communications or information of the Company and shall not be used by Southern Group or the DevvStream Group against the Company Group, as subsequently defined, in connection with any dispute among the parties.

(b)         Southern and the Company, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement, any Ancillary Documents or the Transactions arises after the Closing between or among (x) the shareholders or holders of other equity interests of DevvStream, and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “DevvStream Group”), on the one hand, and (y) any member of the Company Group or Southern, on the other hand, any legal counsel, including MoFo and McMillan LLP, that represented DevvStream or the DevvStream Special Committee prior to the Closing may represent any member of the DevvStream Group in such dispute even though the interests of such Persons may be directly adverse to the Company Group or Southern, and even though such counsel may have represented Southern and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Southern or the Company, and further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Documents or the Transactions) between or among DevvStream, the DevvStream Special Committee, and/or any member of the DevvStream Group, on the one hand, and MoFo and/or McMillan LLP, on the other hand (including any materials, minutes, or records of the DevvStream Special Committee), the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the DevvStream Group after the Closing, and shall not pass to or be claimed or controlled by the Company or Southern. Notwithstanding the foregoing, any privileged communications or information shared by DevvStream prior to the Closing with Southern and the Company under a confidentiality agreement shall remain the privileged communications or information of DevvStream and shall not be used by Southern Group or the Company Group against the DevvStream Group, as subsequently defined, in connection with any dispute among the parties.

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(c)         DevvStream and the Company, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement, any Ancillary Documents or the Transactions arises after the Closing between or among (x) Southern, shareholders or holders of other equity interests of Southern, and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Southern Group”), on the one hand, and (y) any member of the Company Group or DevvStream, on the other hand, any legal counsel, including Whitley LLP Attorneys at Law, that represented Southern and/or any other member of Southern Group, in such dispute even though the interests of such Persons may be directly adverse to the Company or DevvStream and even though such counsel may have represented Southern in a matter substantially related to such dispute, or may be handling ongoing matters for the Company. DevvStream and the Company, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Documents or the Transactions) between or among Southern and/or any other member of Southern Group, on the one hand, and Whitley LLP Attorneys at Law, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to Southern Group after the Closing, and shall not pass to or be claimed or controlled by the Company or DevvStream. Notwithstanding the foregoing, any privileged communications or information shared by Southern prior to the Closing with DevvStream and the Company under a confidentiality agreement shall remain the privileged communications or information of Southern and shall not be used by the DevvStream Group or the Company Group against the Southern Group, as subsequently defined, in connection with any dispute among the parties.

12.14     Prior Agreement. Upon the expiration of both the termination rights set forth in Section 11.1(c)(vi) and Section 11.1(e)(vi) (whether occasioned by the receipt of DevvStream Fairness Opinion and Company Fairness Opinion, respectively, or the failure to timely exercise such termination rights as set forth therein), Southern and DevvStream hereby acknowledge and agree that that certain Agreement and Plan of Merger, dated as of December 3, 2025, by and among Southern, DevvStream and the other parties thereto, shall automatically terminate and be of no further force or effect, without any liability or ongoing obligation to any party thereto.

Article XIII

DEFINITIONS

13.1       Certain Definitions.

For purpose of this Agreement, the following capitalized terms have the following meanings:

“AB Registrar” has the meaning specified in Section 2.1(a).

“Acquisition Proposal” has the meaning specified in Section 8.8.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Agreement” has the meaning specified in the Preamble hereto.

“Alternative Transaction” has the meaning specified in Section 8.8.

“Ancillary Documents” means the Term Sheet and each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates, and instruments to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, money laundering, and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

“Benefit Plan” means each “employee benefit plan” (as such term is defined in ERISA § 3(3), whether or not subject to ERISA), each deferred compensation, compensation, incentive, equity purchase or other equity or equity-based compensation, phantom equity, severance, termination pay, salary continuation, retention, stay, post-termination, holiday, vacation, bonus, commission, hospitalization or other medical, life or other insurance,

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supplemental unemployment benefits, profit sharing, pension, savings, fringe benefit, retirement or other similar plan, program, agreement, Contract, commitment, policy or arrangement, and each other compensation or benefit plan, program, agreement, whether formal or informal, whether written or unwritten and whether legally binding or not.

“Board” means the board of directors of an entity as constituted from time to time.

“Bond Offering” has the meaning specified in Section 10.2(e).

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in Delaware or Alberta are authorized to close for business.

“Carbon Credit” means an instrument, benefit, offset, allowance or other unit that represents a verified reduction or removal of one metric tonne of CO2 equivalent.

“Carbon Standard” means, with respect to a Carbon Credit, the program or standard administered by a mandatory or voluntary domestic or international greenhouse gas program, certification, scheme or protocol, that certifies such Carbon Credit as a verified reduction or removal of one metric tonne of CO2 equivalent, including its methodologies and published guidance.

“Certificate of Domestication” has the meaning specified in Section 2.1(a).

“Certificate of Incorporation” means, with respect to any corporation, the certificate of incorporation or articles of incorporation, as applicable, of such corporation.

“Closing Date” has the meaning specified in Section 1.1.

“Closing” has the meaning specified in Section 1.1.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, including any valid treasury regulation promulgated thereunder.

“Company Assets” has the meaning specified in Section 7.19.

“Company Benefit Plan” has the meaning specified in Section 7.21(a).

“Company Board” has the meaning specified in the Recitals.

“Company Board Recommendation” has the meaning specified in the Recitals.

“Company Change in Recommendation” has the meaning specified in Section 11.1(d)(ii).

“Company Common Shares” means the shares of Class A Common Stock of the Company, par value $0.0001 per share.

“Company Convertible Securities” means, collectively, any options, rights or other securities convertible into or exercisable or exchangeable for, any shares, capital stock or other equity of or other voting interests in the Company, including the Company Warrants.

“Company Core Securityholders” has the meaning specified in the Recitals hereto.

“Company DevvStream Reimbursement Cap” means $170,000.

“Company DevvStream Termination Fee” means $510,000.

“Company Disclosure Schedules” has the meaning specified in Article VII.

“Company Equity Incentive Plans” means the 2024 Equity Incentive Plan and 2025 Equity Incentive Plan of the Company, as amended and restated from time to time.

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“Company Fairness Opinion” means a written opinion received by the Company Special Committee and the Company Board to the effect that, based upon customary analysis among other matters as determined by the Company Special Committee and the Company Board in their sole discretion and consistent with their respective fiduciary duties, the issuance of the Company Common Shares to the shareholders of Southern and DevvStream, taken together, is fair, from a financial point of view, to the Company.

“Company Financial Statements” has the meaning specified in Section 7.7(a).

“Company Group” has the meaning specified in Section 12.13(a).

“Company Internal Controls” has the meaning specified in Section 7.7(d).

“Company IP Agreements” means including (a) Contracts under which the Company has granted or agreed to grant to any other Person any license, covenant, release, immunity or other right that applies to or any Owned IP and (b) all Company IP Licenses.

“Company IP Licenses” has the meaning specified in Section 7.15(b).

“Company Leases” has the meaning specified in Section 7.17(a).

“Company Material Adverse Effect” has the meaning specified in Section 7.1.

“Company Material Contract” has the meaning specified in Section 7.14(a).

“Company Meeting” has the meaning specified in Section 3.5(a).

“Company Permit” has the meaning set forth in Section 7.11.

“Company Personal Property” has the meaning specified in Section 7.18.

“Company Products” means each of the products, services, and Software (including mobile phone and table applications) that have been or are currently being developed, marketed, distributed, licensed, sold, offered, or provided by or on behalf of any of the Company, including any products or services (a) made available through or as part of the Company website or (b) derived from or incorporating any Company data.

“Company Proxy Statement” has the meaning specified in Section 3.5(e).

“Company Registered IP” has the meaning specified in Section 7.15(a).

“Company Related Person” has the meaning specified in Section 7.23.

“Company Resolutions” means the resolutions to be put before the Company Shareholders authorizing the issuance of Company Common Shares in connection with the Mergers (for purposes of Nasdaq Listing Rule 5635) and any other matters required to be approved by the Company Shareholders in order to consummate the Transactions.

“Company SEC Documents” has the meaning set forth in Section 7.32.

“Company Securities” means, collectively, the Company Common Shares, the Company Convertible Securities, and the Company Warrants.

“Company Securityholders” means, collectively, the holders of Company Securities prior to the Effective Time.

“Company Shareholders” means, collectively, the holders of Company Shares prior to the Effective Time.

“Company Southern Reimbursement Cap” means $397,000.

“Company Southern Termination Fee” means $1,190,000.

“Company Special Committee” has the meaning specified in the Recitals.

“Company Specified Representations” has the meaning specified in Section 10.3(a)(i).

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“Company Support & Lock-Up Agreements” has the meaning specified in the Recitals.

“Company Systems” means all computer firmware, hardware, software, and computer or information technology systems or infrastructure, networks, and data or information contained therein or transmitted thereby, and other similar items of automated, computerized, or software systems owned, licensed, used or relied upon by the Company or any of its Subsidiaries in the conduct of its business, including the Company Products.

“Company Warrants” means the outstanding common share purchase warrants of the Company.

“Company” has the meaning specified in the Preamble hereto.

“Competition Act” means the Competition Act (Canada), RSC 1985, c. C-34.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise.

“Conversion Investment” has the meaning specified in Section 8.18(a).

“Converted Option” has the meaning specified in Section 1.3(d).

“Converted Warrant” has the meaning specified in Section 1.3(c).

“Copyleft License” means any license that requires, as a condition of use, modification or distribution of Software subject to such license, that such Software, or other Software or other Intellectual Property incorporated into, derived from, used or distributed with such Software (a) in the case of Software, be made available or distributed in a form other than binary (e.g., in source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow Company Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of legal requirement) or (d) be redistributable at no license fee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“D&O Indemnified Persons” has the meaning specified in Section 8.15(c).

“DevvStream Assets” has the meaning specified in Section 6.19.

“DevvStream Benefit Plan” has the meaning specific in Section 6.21(a).

“DevvStream Board” means the board of directors of DevvStream.

“DevvStream Board Recommendation” has the meaning specified in the Recitals.

“DevvStream Certificate of Merger” has the meaning specified in Section 3.1(a)(ii).

“DevvStream Change in Recommendation” has the meaning specified in Section 11.1(e)(iii).

“DevvStream Circular” means the notice of the DevvStream Meeting and accompanying management information circular (which shall be included in the Registration Statement), including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to DevvStream Shareholders in connection with the DevvStream Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“DevvStream Common Shares” means the common shares in the capital of DevvStream.

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“DevvStream Consideration Shares” means an aggregate number of fully-paid and non-assessable Company Common Shares equal to 15% of the aggregate number of Company Common Shares issued and outstanding immediately prior to the Effective Time.

“DevvStream Convertible Securities” means, collectively, any options, warrants (including the DevvStream Warrants), convertible notes, rights, subscriptions, calls, preferred shares, or other securities, instruments or agreements that are convertible into, exercisable for or exchangeable for DevvStream Common Shares.

“DevvStream Core Securityholders” has the meaning specified in the Recitals hereto.

“DevvStream Disclosure Schedules” has the meaning set forth in Article VI.

“DevvStream Equity Incentive Plan” has the meaning specified in Section 1.3(d).

“DevvStream Fairness Opinion” means a written opinion received by the DevvStream Board and the DevvStream Special Committee to the effect that, based upon customary analysis among other matters as determined by the DevvStream Board and the DevvStream Special Committee in their sole discretion and consistent with their respective fiduciary duties, the DevvStream Per Share Consideration is fair, from a financial point of view, to the DevvStream Shareholders.

“DevvStream Financial Statements” has the meaning specified in Section 6.7(a).

“DevvStream Internal Controls” has the meaning specified in Section 6.7(d).

“DevvStream IP Agreements” means including (a) Contracts under which DevvStream has granted or agreed to grant to any other Person any license, covenant, release, immunity or other right that applies to or any Owned IP and (b) all DevvStream IP Licenses.

“DevvStream Leases” has the meaning specified in Section 6.17(a).

“DevvStream Material Adverse Effect” has the meaning specific in Section 6.1.

“DevvStream Material Contract” has the meaning set forth in Section 6.14(a).

“DevvStream Meeting” means the special meeting of DevvStream Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, to be called and held in to consider the DevvStream Resolutions and for any other purpose as may be set forth in the DevvStream Circular and agreed to in writing by the Company and Southern, acting reasonably.

“DevvStream Merger” has the meaning specified in the Recitals.

“DevvStream Merger Sub” has the meaning specified in the Preamble.

“DevvStream Option” has the meaning specified in Section 1.3(d).

“DevvStream Outstanding Shares” means the aggregate number of DevvStream Shares issued and outstanding immediately prior to the Effective Time; provided, however, that for purposes of calculating the DevvStream Per Share Consideration, “DevvStream Outstanding Shares” shall be deemed to include the aggregate number of DevvStream Shares that would be issuable upon the full conversion of Helena Note 1 and Helena Note 2 (as defined in the DevvStream Disclosure Schedules, and collectively, the “Helena Notes”) to the extent such Helena Notes remain outstanding and have not been fully converted into DevvStream Shares immediately prior to the Effective Time.

“DevvStream Permits” has the meaning specified in Section 6.11.

“DevvStream Per Share Consideration” means the quotient obtained by dividing (a) the DevvStream Consideration Shares by (b) the DevvStream Outstanding Shares.

“DevvStream Personal Property Leases” has the meaning specified in Section 6.18.

“DevvStream Registered IP” has the meaning specified in Section 6.15(a).

“DevvStream Reimbursement Cap” means $170,000.

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“DevvStream Related Person” has the meaning specified in Section 6.23.

“DevvStream Reorganization” has the meaning specified in the Recitals.

“DevvStream Resolutions” means the resolutions to be put before the DevvStream Shareholders authorizing the Domestication, the DevvStream Merger, and the Agreement.

“DevvStream Securityholder” means any Person that is the holder of record of any DevvStream Common Shares or DevvStream Convertible Securities.

“DevvStream Shareholders” means the holders of DevvStream Shares.

“DevvStream Shares” means the Pre-Domestication DevvStream Common Shares and/or the Post-Domestication DevvStream Common Shares, as applicable.

“DevvStream Special Committee” has the meaning specified in the Recitals.

“DevvStream Specified Representations” has the meaning specified in Section 10.2(a)(iv).

“DevvStream Support & Lock-Up Agreement” has the meaning specified in the Recitals.

“DevvStream Surviving Corporation” has the meaning specified in Section 3.1(d).

“DevvStream Termination Fee” means $510,000.

“DevvStream Warrants” means the outstanding common share purchase warrants of DevvStream.

“DevvStream” has the meaning specified in the Preamble hereto.

“DGCL” has the meaning specified in the Recitals hereto.

“Domestication” has the meaning specified in the Recitals hereto.

“EBITDA” with respect to any Party, means such Party’s earning before interest, taxes, depreciation and amortization, as modeled by such Party.

“Effective Date” shall be the Closing Date.

“Effective Time” has the meaning specified in Section 3.1(a).

“Enforceability Exceptions” has the meaning specified in Section 4.2(c).

“Environmental Law” means any Law in any way relating to (a) public or worker health or safety, (b) pollution or the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all material Liabilities under Environmental Law, including as a result of any claim or demand by any other Person or in response to any violation of Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 1.3(a).

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Expenses” has the meaning specified in Section 11.3.

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“Fraud Claim” means any claim based on Fraud.

“Fraud” means actual and intentional common law fraud committed by a Party with respect to the making of such Party’s representations and warranties expressly set forth in this Agreement or any Ancillary Document with the intent that any other Party rely thereon. Under no circumstances shall “fraud” include any equitable fraud, constructive fraud, negligent misrepresentation, unfair dealings, or any other fraud or torts based on recklessness or negligence.

“Funding Schedule” has the meaning specified in Section 8.18(b).

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, provincial, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency, including any stock exchange, securities commission, or any court, tribunal, administrative hearing body, arbitration panel or body (public or private), commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any substance, material or waste that is regulated, or that could result in the imposition of Liability or standards of conduct, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances, radon, mold, noise, odor and urea formaldehyde insulation.

“HSR Act” mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules or regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any (i) accrued or outstanding severance, retention or termination payments, (ii) accrued paid time off (including vacation, personal and sick days) or (iii) accrued bonuses, commissions or other incentive compensation, in each case, in respect of any current or former employee, officer, director or other individual service provider of the Company and together with the employer’s portion of all FICA state, local, or foreign withholding, payroll, employment, unemployment, social security or similar Taxes in connection with such amounts, calculated as if all such amounts were paid on the Closing Date, (d) any obligations under any unfunded or underfunded pension or retirement, post-retirement medical, post-employment benefit or nonqualified deferred compensation plans, programs, agreements or arrangements, together with the employer’s portion of all payroll, employment, unemployment, social security or similar Taxes in connection with such amounts, (e) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (f) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (g) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (h) all obligations of such Person in respect of acceptances issued or created, (i) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (j) all obligations secured by a Lien on any property of such Person, (k) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (l) any and all accounts payable of such Person, (m) any and all accrued expenses of such Person, and (n) all obligation described in clauses (a) through (m) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss, but in all cases excluding transaction Expenses associated with the Transactions.

“Initial Southern Financial Statements” has the meaning specified in Section 4.7(a).

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) Trademarks; (b) Copyrights; (c) Trade Secrets; (d) Patents; (e) Internet Assets; and (f) Software, data, and databases, and (g) all other intellectual property and related proprietary and moral rights together with all goodwill related to the foregoing.

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“Intended US Tax Treatment: has the meaning specified in Section 3.6.

“Interim Period” has the meaning specified in Section 8.1.

“Internet Assets” means all domain name registrations, social media accounts, handles, and identifiers, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“Investment Canada Act” means the Investment Canada Act, R.S.C., 1985, c. 28 (1st Supp.), as amended, and any rules or regulations promulgated thereunder.

“Investment Company Act” has the meaning specified in Section 4.28.

“IRS” means the United States Internal Revenue Service.

“ITA” means the Income Tax Act (Canada).

“Knowledge” means, (a) with respect to Southern, the actual knowledge of the individuals set forth on Section 13.1(a) of the Southern Disclosure Schedules after reasonable due inquiry, (b) with respect to DevvStream, the actual knowledge of the individuals set forth on Section 13.1(b) of the DevvStream Disclosure Schedules after reasonable due inquiry, and (c) with respect to the Company and the Merger Subs, the actual knowledge of the individuals set forth on Section 13.1(c) of the Company Disclosure Schedules after reasonable due inquiry.

“Labor Agreement” means any collective bargaining agreement or other labor-related Contract with any labor union, labor organization, or works council.

“Latest Balance Sheet Date” means (a) with respect to the Company and its Subsidiaries, December 31, 2025, (b) with respect to DevvStream and its Subsidiaries, July 31, 2025, and (c) with respect to Southern, September 30, 2025.

“Law” means any federal, state, county, local, provincial, municipal, foreign, international, supranational or other law, act, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, resolution, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“LBCA” has the meaning specified in the Recitals hereto.

“Letter of Authorization” has the meaning specified in Section 2.1(a).

“Letter of Transmittal” has the meaning specified in Section 1.3(a).

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Licensed IP” means all Intellectual Property in which the Company, DevvStream or Southern, as applicable, has or purports to have a license or non-ownership right to use or exploit such Intellectual Property, including Intellectual Property subject to a covenant not to sue in favor of the Company, DevvStream or Southern, as applicable.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, license, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Matching Period” has the meaning specified in Section 8.8(d)(v).

Annex A-105

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations or condition (financial or otherwise) of such Person, taken as a whole, or (b) the ability of such Person on a timely basis to consummate the Transactions to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person does business; (ii) changes, conditions or effects that generally affect the industries in which such Person principally operates; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person principally operates; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), natural disaster or weather conditions, epidemics, pandemics, or disease outbreaks (including SARS-CoV-2 or COVID-19, and any evolutions or variants thereof or related or associated epidemics, pandemics or disease outbreaks) or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States); (v) any failure in and of itself by such Person to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided, that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); and (vi) with respect to DevvStream, the de-listing or threatened de-listing of the DevvStream Shares from Nasdaq or any notice, determination or proceeding by Nasdaq relating to the continued listing of the DevvStream Shares on Nasdaq; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) — (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person compared to other participants in the industries in which such Person primarily conducts its businesses.

“Merger Certificates” has the meaning specified in Section 3.1(a).

“Merger Consideration Shares” has the meaning specified in Section 1.4(a).

“Merger Subs” has the meaning specified in the Preamble.

“Mergers” has the meaning specified in the Recitals.

“Merger Sub Material Adverse Effect” has the meaning specified in Section 5.1.

“MI 61-101” means Multilateral Instrument 61-101 — Protection of Minority Shareholders in Special Transactions.

“Misconduct” shall mean (i) any unlawful, illegal, fraudulent or deceptive conduct, (ii) harassment or discrimination, (iii) other acts of a similar nature that could reasonably be expected to bring Southern, DevvStream or the Company, as applicable, into public contempt, ridicule or disrepute or be materially injurious to the business, reputation or finances of Southern, DevvStream or the Company, as applicable, or any officer of Southern, DevvStream or the Company, as applicable, (iv) unwanted or unlawful sexual advances, lewd or sexually explicit comments, the sending of sexually explicit images or messages or other sexual harassment or (vi) any retaliatory act for refusing or opposing any of the above.

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which they are made.

“MoFo” means Morrison & Foerster LLP.

“Nasdaq” means the Nasdaq Global Market.

“Nasdaq Sweden” means Nasdaq First North Premier Growth Market.

“Non-Party Affiliate” has the meaning specified in Section 12.9.

Annex A-106

“OFAC” has the meaning specified in Section 13.1.

“Off-Plan Award has the meaning specified in Section 1.3(f).

“Offtake Agreement” has the meaning specified in Section 8.20.

“Off-the-Shelf Software” has the meaning specified in Section 6.15(b).

“Order” means any order, directive, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation, certificate of formation, bylaws, operating agreement, memorandum of association, notice of articles, articles or similar organizational documents, in each case, as amended.

“Outside Date” has the meaning specified in Section 11.1(b)(iv).

“Owned IP” means all Intellectual Property in which the Company, DevvStream or Southern, as applicable, has or purports to have an ownership interest in any nature (whether solely or jointly with another Person).

“Party” has the meaning specified in the Preamble hereto.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisional, provisional, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB Financial Statements” has the meaning specified in Section 8.16(a).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, provincial, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or Orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate Proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (e) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership, or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Data” means, with respect to any natural Person, any information that allows the identification of such Person or enables access to such Person’s financial information or that is otherwise subject to or defined as “personal data,” “personally identifiable information,” “personal information,” “protected health information” or similar term under any applicable Privacy Laws.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Plant” means a new methanol-to-jet or similar biomass fuel plant in or around St. Charles Parish, Louisiana, or such other technologies or locations proposed by Southern and consented to by the Company.

Annex A-107

“Plant Conversion” has the meaning specified in Section 8.18(a).

“Plant Conversion Funding” has the meaning in Section 8.18(b).

“Post-Closing Company Board” has the meaning specified in Section 8.14(a).

“Post-Domestication DevvStream Common Shares” means the shares of common stock of DevvStream following the Domestication, par value $0.0001 per share.

“Pre-Closing Reorganization” has the meaning specified in Section 8.17(a).

“Pre-Domestication DevvStream Common Shares” means the common shares, without par value, of DevvStream.

“Privacy Laws” means all applicable Laws relating to privacy and protection of Personal Data and any and all similar Laws relating to privacy, security, data protection, data availability and destruction and data breach, including security incident notification.

“Proceeding” or “Action” means any notice of noncompliance or violation, or any claim, demand, action, suit, proceeding, complaint (including a qui tam complaint), charge, hearing, litigation, audit, settlement, labor dispute, inquiry, civil investigative demand, subpoena, stipulation, assessment, arbitration, demand for recoupment or revocation, or any request (including any request for information) or investigation before or by a Governmental Authority or an arbitrator.

“Public Certifications” means collectively, all certifications and statements required by (a) Rules 13a-14 or 15d-14 under the Exchange Act, and (b) 18 U.S.C. § 1350 (Section 906 of SOX).

“Registration Statement” has the meaning specified in Section 3.4(a).

“Registry Account” means an account established by or on behalf of the Company with a Registry including for the holding, transfer, retirement and cancellation of a Carbon Credit.

“Registry” means any Carbon Credit registry established or operated for the verification, holding, transfer, retirement, and cancellation of a Carbon Credit, including but not limited to, the registry maintained by each of Verra, Gold Standard, Climate Action Reserve or the American Carbon Registry.

“Regulatory Approval” means any consent, waiver, Permit, exemption, review, Order, decision or approval of, or any registration and filing with (including any notice required to be provided to), any Governmental Authority, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Authority, and with respect to such consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Authority, it shall not have been withdrawn, terminated, lapsed, expired or is otherwise no longer effective, in each case in connection with the Transactions and includes the Required Regulatory Approvals.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escaping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Required DevvStream Shareholder Approval” means the approval of the DevvStream Resolutions by at least (i) 66 2/3% of the votes cast on the DevvStream Resolutions by the DevvStream Shareholders present in person or represented by proxy at the DevvStream Meeting; and (ii) if applicable, a simple majority of the votes cast on the DevvStream Resolutions by the DevvStream Shareholders present in person or represented by proxy at the DevvStream Meeting, after excluding the votes of persons whose votes must be excluded in accordance with MI 61-101.

“Required Financial Statements” has the meaning specified in Section 8.16.

“Required Regulatory Approvals” means the Stock Exchange Approval and the termination of expiration of the waiting period required by the HSR Act.

Annex A-108

“SAF Offtake Agreement” has the meaning specified in Section 8.20.

“Sanctioned Country” means any country or region or government thereof that is, or has been in the last five years, the subject or target of a comprehensive embargo under Trade Controls (including Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic”).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Trade Controls including: (i) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State sanctions- or export-related restricted party list; (ii) any Person located, organized, or resident in a Sanctioned Country; (iii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (i)-(ii); or (iv) any national of a Sanctioned Country with whom U.S. persons are prohibited from dealing.

“Sanctions” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State) and the United Nations Security Council.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Authority” means, as applicable, the Ontario Securities Commission, the SEC and any other applicable securities commission or securities regulatory authority of a province or territory of Canada or the United States, as applicable.

“Share Cap” has the meaning specified in Section 8.18(c).

“Signing Date” shall have the meaning specified in the Preamble hereto.

“Software” means any computer software programs, including all source code, object code, data and databases, and documentation related thereto and all software modules, tools and databases.

“Source Code” means the source code and interpreted code for all Software, including all comments and procedural code, in a form intelligible to trained programmers and capable of being translated into object code through assembly, compiling or otherwise, or capable of being interpreted (e.g., by an interpreter), in each case for operation on a host system, further including all related documentation, including flow charts, schematics, statements of principles of operations, and architecture standards, describing the data flows, data structures, and control logic of the Software in sufficient detail to enable a trained programmer through study of such documentation to maintain or modify the Software without undue experimentation.

“Southern Articles of Merger” has the meaning specified in Section 3.1(a).

“Southern Assets” has the meaning specified in Section 4.16.

“Southern Benefit Plan” has the meaning specified in Section 4.20(b).

“Southern Board” has the meaning specified in the Recitals.

“Southern Certificate of Merger” has the meaning specified in Section 3.1(a).

“Southern Consideration Shares” means a number of fully-paid and non-assessable Company Common Shares equal to 35% of the aggregate number of Company Common Shares issued and outstanding immediately prior to the Effective Time.

“Southern Convertible Securities” means, collectively, any securities convertible into or exchangeable for, any shares, capital stock or other equity of or other voting interests in Southern.

“Southern Disclosure Schedules” has the meaning specified in Article IV.

Annex A-109

“Southern Financial Statements” has the meaning specified in Section 4.7(a).

“Southern Group” has the meaning specified in Section 12.13(c).

“Southern IP Agreements” means including (a) Contracts under which Southern has granted or agreed to grant to any other Person any license, covenant, release, immunity or other right that applies to or any Owned IP and (b) all Company IP Licenses

“Southern IP Licenses” has the meaning specified in Section 4.14(b).

“Southern Leases” has the meaning specified in Section 4.16(a).

“Southern Material Adverse Effect” has the meaning specified in Section 4.1.

“Southern Material Contract” has the meaning specified in Section 4.13(a).

“Southern Merger” has the meaning specified in the Recitals.

“Southern Merger Sub” has the meaning specified in the Preamble.

“Southern Offtake Agreement” has the meaning specified in Section 8.20.

“Southern Per Share Consideration” means that number of Company Common Shares equal to the quotient obtained by dividing (i) the Southern Consideration Shares by (ii) the aggregate number of Southern Shares issued and outstanding immediately prior to the Effective Time.

“Southern Personal Property Leases” has the meaning specified in Section 4.17.

“Southern Permits” has the meaning specified in Section 4.10.

“Southern Products” means each of the products, services, and Software (including mobile phone and table applications) that have been or are currently being developed, marketed, distributed, licensed, sold, offered, or provided by or on behalf of Southern, including any products or services (a) made available through or as part of the Southern website or (b) derived from or incorporating any Southern data.

“Southern Registered IP” has the meaning specified in Section 4.14(a).

“Southern Related Person” has the meaning specified in Section 4.22.

“Southern Representative” means Majique Ladnier.

“Southern Securities” means, collectively, the Southern Shares.

“Southern Shareholders” means, at any given time, a holder of Southern Shares at such time.

“Southern Shares” means the shares of common stock of Southern.

“Southern Specified Representations” has the meaning specified in Section 10.2(a)(i).

“Southern Lock-Up Agreement” has the meaning specified in the Recitals.

“Southern Surviving Corporation” has the meaning specified in Section 3.1(c).

“Southern Systems” means all computer firmware, hardware, software, and computer or information technology systems or infrastructure, networks, and data or information contained therein or transmitted thereby, and other similar items of automated, computerized, or software systems owned, licensed, used or relied upon by Southern in the conduct of its business, including the Southern Products.

“Southern” has the meaning specified in the Preamble hereto.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

Annex A-110

“Stock Exchange Approvals” means: the conditional approval of (a) Nasdaq and (b) Nasdaq Sweden to list the Company Common Shares to be issued as provided herein, subject only to customary listing conditions, including customary post-closing deliveries, and, if required by Nasdaq or Nasdaq Sweden as a result of the Transactions constituting a change of control, the approval of Nasdaq and/or Nasdaq Sweden of the Company’s initial listing application in connection with the Mergers.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Superior Proposal Notice” has the meaning specified in Section 8.8(d)(iii).

“Superior Proposal” means any bona fide written Acquisition Proposal to acquire, directly or indirectly, all or substantially all of the outstanding Company Common Shares, Southern Shares or DevvStream Shares as applicable, or all or substantially all of the assets of the Company, DevvStream or Southern, as applicable, on a consolidated basis that did not result from a breach of Section 8.8 and: (a) that is reasonably capable of being completed, without undue delay, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal, (b) that is not subject to a financing condition and in respect of which it has been demonstrated to the satisfaction of the Company Board, DevvStream Board or Southern Board, as applicable, after receipt of advice from its financial advisors and legal counsel, that adequate arrangements have been made in respect of any financing required to complete such Acquisition Proposal; (c) that is not subject to a due diligence condition; and (d) in respect of which the Company Board, DevvStream Board or Southern Board, as applicable, determines, in its good faith judgment, after receiving the advice of its legal counsel and its financial advisors, that it would, if consummated in accordance with its terms (but without assuming away the risk of non-completion), result in a transaction which is more favorable, from a financial point of view, to Company Shareholders, DevvStream Shareholders or the Southern Shareholder, as applicable.

“Surviving Corporations” has the meaning specified in Section 3.1(d).

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any Schedule or attachment thereto and including any amendments thereof.

“Tax” or “Taxes” means (a) all direct or indirect federal, state, provincial, territorial, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with, or any other express or implied agreement to indemnify, any other Person.

“Taxing Authority” means the IRS, the Canada Revenue Agency and any other domestic or foreign Governmental Authority responsible for the administration or collection of any Taxes.

Annex A-111

“Termination Fee” means the DevvStream Termination Fee, the Company DevvStream Termination Fee, and/or the Company Southern Termination Fee, as applicable.

“Term Sheet” has the meaning specified in Section 8.18(b)(i).

“Trade Controls” has the meaning specified in Section 6.26(a).

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, customer and pricing lists, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which the Company Common Shares to be issued as provided herein are actually traded on the principal securities exchange or securities market on which such shares are then traded.

“Trading Market” means the Nasdaq, Nasdaq Sweden or such other nationally recognized stock market on which the Company Common Shares to be issued as provided herein are trading at the time of determination.

“Transactions” means, collectively, the transactions contemplated by this Agreement and the Ancillary Documents, including the Domestication and the Mergers.

“Transfer Taxes” has the meaning specified in Section 8.11(a).

“Willful Breach” has the meaning specified in Section 11.2.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

Annex A-112

IN WITNESS WHEREOF, each Party has caused this Agreement to be signed and delivered as of the date first written above.

XCF GLOBAL, INC.
By:	/s/ Chris Cooper
Name: Chris Cooper
Title: Chief Executive Officer
DEVVSTREAM CORP.
By:	/s/ Carl Stanton
Name: Carl Stanton
Title: Chief Executive Officer
SOUTHERN ENERGY RENEWABLES INC.
By:	/s/ Jay Patel
Name: Jay Patel
Title: Chief Executive Officer
DEVVSTREAM MERGER SUB INC.
By:	/s/ Chris Cooper
Name: Chris Cooper
Title: Chief Executive Officer
SOUTHERN MERGER SUB INC.
By:	/s/ Chris Cooper
Name: Chris Cooper
Title: Chief Executive Officer

[Signature Page to the Business Combination Agreement]

Annex A-113

Exhibit A

Company Support & Lock-Up Agreement

(Attached.)

Annex A-114

Exhibit B

DevvStream Support & Lock-Up Agreement

(Attached)

Annex A-115

Exhibit C

Southern Support & Lock-up Agreement

(Attached.)

Annex A-116

Schedule A

Company Core Securityholders

•     EEME ENERGY SPV I, LLC

•     GL PART SPV II, LLC

•     GL PART SPV I, LLC

•     RESC Renewables, LLC

•     ENCORE DEC, LLC

•     Randall Eric Soule

DevvStream Core Securityholders

•     Chris Merkel

•     David Goertz on behalf of himself and DJG Enterprise Inc.

•     Focus Impact Sponsor, LLC

•     Sunny Trinh

•     Focus Impact Partners, LLC

Annex A-117

Annex B

FORM OF COMPANY SUPPORT & LOCK-UP AGREEMENT

THIS COMPANY SUPPORT & LOCK-UP AGREEMENT (this “Agreement”), dated as of April [•], 2026, is made by and among XCF Global, Inc., a Delaware corporation (the “Company”), DevvStream Corp., an Alberta corporation (“DevvStream”), Southern Energy Renewables Inc., a Louisiana corporation (“Southern”), and the individual or entity whose name appears in the signature block to this Agreement (the “Company Core Securityholder”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, the Company, DevvStream, Southern, Merger Sub 1., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub 1”), and Merger Sub 2, a Delaware corporation and a wholly-owned subsidiary of the Company(“Merger Sub 2”), are entering into a Business Combination Agreement (the “Combination Agreement”) providing for, among other things, (i) the corporate migration of DevvStream from the Province of Alberta to the State of Delaware, (ii) the merging of Merger Sub 1 with and into Southern with Southern surviving the merger as the surviving corporation (as further described in the Combination Agreement, the “Southern Merger”) and (iii) the merging of Merger Sub 2 with and into DevvStream with DevvStream surviving the merger as the surviving corporation (as further described in the Combination Agreement, the “DevvStream Merger”, and together with the Southern Merger, the “Mergers”).

WHEREAS, as a condition and inducement to Southern and DevvStream entering into the Combination Agreement, Southern and DevvStream have required that the Company Core Securityholders to enter into this Agreement and abide by and perform the covenants and obligations with respect to the Company Core Securityholder’s Covered Shares;

WHEREAS, the Boards of the Company, Merger Sub 1, Merger Sub 2, DevvStream, and Southern, the Company Special Committee (as defined in the Combination Agreement) and the DevvStream Special Committee (as defined in the Combination Agreement), have authorized the entering into of the Combination Agreement and the Ancillary Documents and approved the execution and delivery of this Agreement and each other Support & Lock-Up Agreement in connection therewith, understanding that the execution and delivery of this Agreement by the Company Core Securityholders is a material inducement and condition to the Company’s, Merger Sub 1’s, Merger Sub 2’s, DevvStream’s and Southern’s willingness to enter into the Combination Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Southern and DevvStream have terminated that certain Southern Support & Lock-Up Agreement, dated as of December 3, 2025, by and among Southern, DevvStream and the other parties thereto, without any liability to any party thereto.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1
GENERAL

Section 1.01.       Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Combination Agreement. The following capitalized terms, as used in this Agreement, shall have the following meanings:

“Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act. The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall each have a correlative meaning.

“Covered Shares” means, with respect to the Company Core Securityholder, (i) the Existing Shares, and (ii) all securities issued in respect of the Existing Shares, including by dividend, distribution, reclassification, recapitalization, reorganization, split, reverse split, subdivision, combination, substitution, exchange, conversion or merger.

Annex B-1

“Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement). The term “Encumber” shall have a correlative meaning.

“Existing Shares” means the Company Securities Beneficially Owned by the Company Core Securityholder on the date hereof that are expressly set forth on Schedule 1 of this Agreement.

“Expiration Time” means the earliest to occur of (a) the first date on which the Lock-up Period has expired and (b) such date and time as the Combination Agreement shall be terminated in accordance with Section 11.1 thereof.

“Permitted Transfer” means a Transfer of Covered Shares (a) in the case of an entity, to such entity’s officers or directors or controlling shareholders or to any affiliate or family member of such entity or its officers or directors or controlling shareholders; (b) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; or (e) in the case of the Company Core Securityholder, with the prior written consent of Southern and DevvStream, such consent not to be unreasonably withheld; provided, however, that all such permitted transferees must enter into a written agreement with the parties hereto agreeing to be bound by the terms of this Agreement as if a party hereto and if such written agreement is not executed and delivered to the Company, DevvStream and Southern, such Transfer shall not be a Permitted Transfer hereunder.

“Transfer” means, directly or indirectly, to sell, transfer, gift, assign, pledge, Encumber, hypothecate, hedge or similarly dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, gift, assignment, pledge, Encumbrance, hypothecation, hedge or similar disposition of (including by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

“Transaction Documents” means the Combination Agreement and the Ancillary Documents.

ARTICLE 2
VOTING

Section 2.01.       Agreement to Vote.

(a)         The Company Core Securityholder hereby irrevocably and unconditionally agrees that during the period between the execution of this Agreement and the earlier of (i) the termination of the Combination Agreement in accordance with its terms and (ii) the Closing, at any meeting of the Company Securityholders, however called, including any adjournment or postponement thereof, and in connection with any written consent of shareholders of the Company, the Company Core Securityholder shall, in each case to the fullest extent that the Covered Shares of the Company Core Securityholder are entitled to vote thereon or consent thereto:

(i)          appear at each such meeting or otherwise cause such Covered Shares to be counted as present there at for purposes of calculating a quorum, or respond to the request by the Company for written consent, as applicable; and

(ii)         vote (or cause to be voted), in person or by proxy, or by written consent, as applicable, all of such Covered Shares (A) in favor of (1) the issuance of Company Common Shares in connection with the Transactions (including the Southern Merger and the DevvStream Merger) as required to satisfy applicable stock exchange shareholder approval rules, and approval of any other matters necessary or reasonably requested by the Company, Southern, and DevvStream in connection therewith (the “Required Transaction Approvals”), and (2) any proposal to adjourn or postpone any meeting of the shareholders of the Company at which any of the foregoing matters are submitted for consideration and vote of the shareholders of the Company to a later date if there are not a quorum or sufficient votes for approval of such matters on the date on which the meeting is held to vote upon

Annex B-2

any of the foregoing matters; (B) if a shareholder vote is required or requested with respect thereto, against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Transaction Documents, or of the Company Core Securityholder contained in this Agreement; and (C) if a shareholder vote is required or requested with respect thereto, against (1) any Acquisition Proposal or other proposal that competes with the Transactions or involves any Alternative Transaction or other transaction or business combination with a Person other than Southern, DevvStream or their Affiliates that is required or permitted to be submitted to a vote of the Company Securityholders, (2) any other action, agreement or transaction involving the Company or any of its Affiliates that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Transactions, or this Agreement or the performance by the Company, Merger Sub 1 or Merger Sub 2 of its obligations under the any Transaction Document or by the Company Core Securityholder of its obligations under this Agreement and (3) any proposal, action or agreement that would change in any manner the dividend policy or capitalization of, including the voting rights of, any class of capital stock or other securities of the Company (other than, in the case of this clause (3), pursuant to the Combination Agreement or the Ancillary Documents and the Transactions).

(b)         The Company Core Securityholder hereby (i) waives, and agrees not to exercise or assert, any dissent, appraisal or similar rights in connection with the Transactions and (ii) agrees (A) not to commence or participate in, and (B) to take all actions necessary to opt out of, any class action with respect to, any claim, derivative or otherwise, against the Company or any of its Affiliates relating to the negotiation, execution or delivery of this Agreement, the Transaction Documents or the consummation of the Transactions including any claim (1) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (2) alleging a breach of any fiduciary duty of the Board of the Company in connection with this Agreement, the Transaction Documents or the Transactions.

(c)         The obligations of the Company Core Securityholder specified in this Section 2.01 shall apply whether or not (i) the Transactions, the Combination Agreement or any action described above is recommended by the Board of the Company (or any committee thereof) or (ii) the Company Board has previously recommended the Transactions, the Combination Agreement, or any action described above and subsequently withdrawn or otherwise changed such recommendation.

Section 2.02.       No Inconsistent Agreements. The Company Core Securityholder hereby covenants and agrees that, except for this Agreement (a) it has not entered into, and shall not enter into at any time prior to the Effective Time, any voting agreement or voting trust with respect to the Covered Shares of the Company Core Securityholder, (b) it has not granted, and shall not grant at any time prior to the Effective Time, a proxy (except pursuant to Section 2.03 or pursuant to any proxy in form and substance reasonably satisfactory to Southern, DevvStream, and Company delivered to the Company, directing that the Covered Shares of the Company Core Securityholder be voted in accordance with Section 2.01), consent or power of attorney with respect to the Covered Shares of the Company Core Securityholder and (c) has not taken and shall not knowingly take any action that would make any representation or warranty of the Company Core Securityholder contained herein untrue or incorrect or have the effect of preventing or disabling the Company Core Securityholder from performing any of its covenants or obligations under this Agreement; provided, however, that this Section 2.02 shall not preclude the Company Core Securityholder from Transferring Covered Shares pursuant to a Permitted Transfer or taking any action permitted under the last sentence of Section 4.01(a) (subject in each case to the express terms of this Agreement). The Company Core Securityholder hereby represents that all proxies, powers of attorney, instructions or other requests given by the Company Core Securityholder prior to the execution of this Agreement in respect of the voting of the Covered Shares of the Company Core Securityholder, if any, are not irrevocable and the Company Core Securityholder hereby revokes (and shall cause to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to the Company Core Securityholder’s Covered Shares.

Section 2.03.       Proxy. The Company Core Securityholder hereby irrevocably appoints as its proxy and attorney-in-fact, the Company and any Person designated in writing by the Company, each of them individually, with full power of substitution and resubstitution, until the termination of this Agreement, to vote the Covered Shares Beneficially Owned by the Company Core Securityholder in accordance with Section 2.01 in connection with any vote of the Company Securityholders in respect of any of the matters described in Section 2.01; provided, however, that the Company Core Securityholder’s grant of the proxy contemplated by this Section 2.03 shall be effective if, and only if, the Company Core Securityholder fails to vote such Covered Shares (or grant a consent or approval, as applicable) in accordance with Section 2.01. This proxy, if it becomes effective, is coupled with an interest, is given as

Annex B-3

an additional inducement of the Company, Southern, and DevvStream to enter into the Combination Agreement and shall be irrevocable prior to the Effective Time, at which time any such proxy shall terminate and be released. Neither the Company, Southern, DevvStream nor any Person may exercise this proxy on any matter, or in circumstance, except as provided above.

Section 2.04.       Beneficial Ownership. As of immediately prior to the Closing, the Company Core Securityholder shall hold the number of Existing Shares set forth on Schedule 1, free and clear of any and all liens, encumbrances, claims, security interests, pledges, charges or other restrictions of any kind.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

The Company Core Securityholder hereby represents and warrants to Southern, DevvStream, and the Company as to, and only as to, the Company Core Securityholder as follows:

Section 3.01.       Authorization; Validity of Agreement. If the Company Core Securityholder is not an individual, the Company Core Securityholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Company Core Securityholder has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized (to the extent authorization is required), executed and delivered by the Company Core Securityholder and, assuming this Agreement constitutes a valid and binding obligation of Southern, DevvStream and the Company, constitutes a legal, valid and binding obligation of the Company Core Securityholder, enforceable against the Company Core Securityholder in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). [If the Company Core Securityholder is married and the Company Core Securityholder’s Covered Shares constitute community property under applicable Law, a spousal consent in substantially the form attached hereto as Exhibit A has been duly executed and delivered by, and constitutes the valid and binding agreement of, the Company Core Securityholder’s spouse (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).]1

Section 3.02.       Ownership. Except as otherwise set forth on Schedule 1, unless Transferred pursuant to a Permitted Transfer, (a) from the date hereof through and at the Expiration Time, the Existing Shares will be Beneficially Owned by the Company Core Securityholder, and (b) the Company Core Securityholder has good and valid title to Existing Shares, if any, free and clear of any Encumbrances other than pursuant to this Agreement, or under applicable federal, provincial or state securities Laws. The Company Core Securityholder has and will have at all times through the Expiration Time sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 2, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Company Core Securityholder’s Existing Shares, except with respect to any Existing Shares that are Transferred pursuant to a Permitted Transfer.

Section 3.03.       No Violation. The execution and delivery of this Agreement by the Company Core Securityholder does not, and the performance by the Company Core Securityholder of its obligations under this Agreement will not, (a) conflict with or violate any applicable Law or, if applicable, any certificate, notice of articles or articles of incorporation, as applicable, or bylaws or other equivalent organizational documents of the Company Core Securityholder, or (b) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the properties or assets (including any Covered Shares), of the Company Core Securityholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company Core Securityholder is a party or by which the Company Core Securityholder or any of its, his or her properties or assets may be bound, except in each case as would not prevent or delay consummation of the Mergers and the other Transactions or impair the ability of the Company Core Securityholder to perform its, his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

____________

1        Note: To be removed for Canadian residents.

Annex B-4

Section 3.04.       Consents and Approvals. The execution and delivery of this Agreement by the Company Core Securityholder does not, and the performance by the Company Core Securityholder of its, his or her obligations under this Agreement and the consummation by the Company Core Securityholder of the transactions contemplated hereby will not, require the Company Core Securityholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Person.

Section 3.05.       Absence of Litigation. As of the date hereof, there is no litigation, action, suit or proceeding pending or, to the knowledge of the Company Core Securityholder, threatened against or affecting the Company Core Securityholder or any of its Affiliates before or by any Governmental Authority that would reasonably be expected to impair the ability of the Company Core Securityholder to perform its, his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Section 3.06.       Reliance by Company, DevvStream, and Southern. The Company Core Securityholder understands and acknowledges that the Company, DevvStream and Southern are entering into the Combination Agreement in reliance upon the execution and delivery of this Agreement by the Company Core Securityholder and the representations and warranties of the Company Core Securityholder contained herein. The Company Core Securityholder understands and acknowledges that the Combination Agreement governs the terms of the Mergers and the other transactions contemplated thereby.

Section 3.07.       Adequate Information. The Company Core Securityholder is a sophisticated holder with respect to the Covered Shares and has adequate information concerning the transactions contemplated by the Combination Agreement and concerning the business and financial condition of Southern, DevvStream, and the Company to make an informed decision regarding the matters referred to herein and has independently, based on such information as the Company Core Securityholder has deemed appropriate, made the Company Core Securityholder’s own analysis and decision to enter into this Agreement.

ARTICLE 4
OTHER COVENANTS

Section 4.01.       Prohibition on Transfers; Other Actions.

(a)         The Company Core Securityholder agrees that, from the date hereof until the Effective Time (and without limitation of the provisions set forth in Section 4.01(b)), the Company Core Securityholder shall not (i) Transfer or permit the Transfer of the Company Core Securityholder’s Covered Shares, Beneficial Ownership thereof or any other interest therein unless (A) such Transfer is a Permitted Transfer effected in accordance with the terms of this Agreement, and (B) such Permitted Transfer would not violate, conflict with or otherwise have the effects described in clause (ii) or (iii) below; (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or would reasonably be expected to violate or conflict, or result in or give rise to a violation of, (A) the Company Core Securityholder’s representations, warranties, covenants and obligations under this Agreement or (B) the Company’s, Merger Sub 1’s, or Merger Sub 2’s representations, warranties, covenants or obligations under this Agreement or Ancillary Documents; or (iii) take any action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, adversely affect or restrict the Company Core Securityholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement or the Company’s, Merger Sub 1’s, or Merger Sub 2’s covenants and obligations under any Transaction Document or the consummation of the Transaction. Any Transfer in violation of this provision shall be void ab initio. Until the earlier of the termination of the Combination Agreement in accordance with its terms and the Effective Time (and without limitation of the provisions set forth in Section 4.01(b)), the Company Core Securityholder (x) shall not request that the Company register the Transfer (book-entry or otherwise) of any of the Company Core Securityholder’s Covered Shares or any certificate in respect thereof and (y) hereby consents to the entry of stop transfer instructions by the Company with respect to any Transfer of the Company Core Securityholder’s Covered Shares, unless, in each case, such Transfer is a Permitted Transfer effected in accordance with the terms of this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require any action, or restrict the Company Core Securityholder, with respect to any Covered Shares subject to any pledge or security interest in effect as of the date hereof as set forth on Schedule 1 to the extent such action or restriction is inconsistent with the terms of such pledge or security interest; provided that, unless and until there is a bona fide foreclosure with respect to such pledge or security interest, the Company Core Securityholder agrees that there are no terms of any such pledge or security interest that will prevent or impair the Company Core Securityholder from complying with any obligation, agreement or covenant set forth herein.

Annex B-5

(b)         The Company Core Securityholder shall not Transfer, or permit any Transfer, of the Company Core Securityholder’s Covered Shares (unless such Transfer is a Permitted Transfer effected in accordance with the terms of this Agreement) until the earlier of (i) the receipt of the Required Transaction Approvals, and (ii) the termination of the Combination Agreement in accordance with its terms (such period, the “Lock-up Period”).

ARTICLE 5
MISCELLANEOUS

Section 5.01.       Termination. This Agreement shall remain in effect until the Expiration Time, at which time this Agreement shall terminate in its entirety and be of no further force or effect; provided, however, that any proxy granted hereunder shall be automatically and immediately terminated and released at the Effective Time. Neither the provisions of this Section 5.01 nor the termination of this Agreement shall (a) relieve any party hereto from any liability of such party to any other party incurred prior to such termination or expiration, (b) relieve any party hereto from any liability to any other party arising out of or in connection with any breach of this Agreement prior to such termination or expiration or fraud, or (c) terminate the obligations under Section 2.01(b).

Section 5.02.       No Agreement as Director or Officer. Notwithstanding any provision in this Agreement to the contrary, nothing in this Agreement shall (a) limit, restrict or otherwise affect the Company Core Securityholder or any Affiliate or Representative of the Company Core Securityholder in his or her capacity as a director or officer of the Company from acting (or not acting) in such capacity or voting in the capacity as a director in such person’s sole discretion on any matter, including in respect of the Combination Agreement, and no such actions or votes shall be deemed a breach of this Agreement, or (b) be construed to prohibit, limit or restrict the Company Core Securityholder or any Affiliates or Representatives of the Company Core Securityholder from exercising fiduciary duties as a director or officer of the Company solely in their capacity as such, and not acting in their capacity as a securityholder. Without limiting the foregoing, it is the intention of the parties that this Agreement shall apply to the Company Core Securityholder solely in the Company Core Securityholder’s capacity as a Company Securityholder.

Section 5.03.       No Ownership Interest. The Company Core Securityholder has agreed to enter into this Agreement and act in the manner specified in this Agreement for consideration. Except as expressly set forth in this Agreement, all rights and all ownership and economic benefits of and relating to the Company Core Securityholder’s Covered Shares shall remain vested in and belong to the Company Core Securityholder, and except as expressly set forth in this Agreement, nothing herein shall, or shall be construed to, grant the Company, Southern or DevvStream any power, sole or shared, to direct or control the voting or disposition of any of such Covered Shares.

Section 5.04.       Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing, by facsimile transmission with confirmation of receipt, by email transmission with confirmation of receipt or by recognized overnight or international courier service, as follows:

if to DevvStream:

DevvStream Holdings Inc.

2133-1177 West Hastings Street

Vancouver, BC V6E 2K3

Attention: Sunny Trinh

Email: [***]

with a copy to (which shall not constitute notice):

Morrison & Foerster LLP

12531 High Bluff Drive

San Diego, CA 92130

Attention: Shai Kalansky

Email: [***]

Annex B-6

and with a copy (which will not constitute notice) to:

McMillan LLP

Royal Centre, Suite 1500

1055 West Georgia Street, PO Box 11117

Vancouver, British Columbia

Canada V6E 4N7

Attention: Mark Neighbor

Email: [***]

if to Southern:

Southern Energy Renewables Inc.

201 Rue Beauregard STE 202,

Lafayette, LA 70508 US

Attn: Majique Ladnier

Email: [***]

with a copy to (which shall not constitute notice):

Whitley LLP

24285 Katy Freeway

Suite 300, Katy, TX 77494

Attention: Samuel Whitley

Email: [***]

if to the Company:

Southern Energy Renewables Inc.

201 Rue Beauregard STE 202,

Lafayette, LA 70508 US

Attn: Majique Ladnier

Email: [***]

with a copy to (which shall not constitute notice):

Whitley LLP

24285 Katy Freeway

Suite 300, Katy, TX 77494

Attention: Samuel Whitley

Email: [***]

with a copy to (which shall not constitute notice):

Paul Hastings LLP

200 Park Avenue

New York, New York 10166

Attention: Gil Savir

Email: [***]

and with a copy to (which will not constitute notice):

Stikeman Elliott LLP

5300 Commerce Court West

199 Bay Street

Toronto, Ontario, M5L 1B9, Canada

Attention: John Ciardullo; J.R. Laffin

Email: [***]

Annex B-7

If to the Company Special Committee:

XCF Global, Inc.

2500 CityWest Blvd. Suite 150-138

Houston, TX 77042

Attn: Chris Cooper;

Email: [***]

and with a copy (which will not constitute notice) to:

Shumaker, Loop & Kendrick, LLP

101 East Kennedy Boulevard, Suite 2800

Tampa FL 33602

Attention: Julio C. Esquivel

Email: [***]

and if to the Company Core Securityholder, to the address set forth on Schedule 1,

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 5.05.       Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 5.06.       Counterparts. This Agreement may be executed in counterparts (which may be delivered by facsimile or other electronic transmission), each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

Section 5.07.       Entire Agreement. This Agreement and, to the extent referenced herein, the Transaction Documents, together with the several agreements and other documents and instruments referred to herein or therein or attached hereto or thereto, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter hereof and thereof. Except for the representations and warranties expressly contained in Article 3, the Company Core Securityholder makes no express or implied representation or warranty with respect to the Company Core Securityholder or the Covered Shares, or otherwise.

Section 5.08.       Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)         This Agreement shall be governed by, construed and enforced in accordance with the Laws of Delaware and the federal Laws applicable therein, without regard to any choice of law or conflict of laws principles thereof that would cause the application of the Law of any jurisdiction other than those of the State of Delaware. Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

Annex B-8

(b)         EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 5.09.       Amendment; Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 5.10.       Remedies. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with their specific terms hereof or were otherwise breached and that it is accordingly agreed that, prior to termination of this Agreement, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 5.11.       Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law or public policy in any jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and shall not be affected thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced in any jurisdiction, this Agreement will be reformed, construed and enforced in such jurisdiction so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 5.12.       Successors and Assigns; Third Party Beneficiaries. Other than by the Company Core Securityholder to a transferee pursuant to a Permitted Transfer or any assignment, delegation or other transfer effected under the Combination Agreement, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective heirs, executors, personal legal representatives, successors and permitted assigns. For the avoidance of doubt and without limiting Southern’s and DevvStream’s rights hereunder, Southern and DevvStream shall be a beneficiaries of, and entitled to enforce, the rights of the Company under Section 2.03 (Proxy) to the extent not being enforced by the Company.

Section 5.13.       Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.14.       Non-Recourse. Notwithstanding anything to the contrary herein or in any other documents delivered pursuant hereto, (a) this Agreement may be enforced only against, and any claim based upon, arising out of or related to a breach of this Agreement by the Company Core Securityholder may be made only against, the Company Core Securityholder (or in each case its Permitted Transferees), and (b) none of the Company Core Securityholder or its Affiliates shall have any liability for any liabilities of the parties hereto for any such claims (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith (other than any such Permitted Transferee).

Annex B-9

Section 5.15.       Acknowledgment of Counsel. Each party to this Agreement hereby (a) acknowledges that (i) Morrison & Foerster LLP and McMillan LLP represent and serve as counsel for only DevvStream (and no other party to this Agreement) with respect to this Agreement, the Combination Agreement and the Transactions, (ii) Paul Hastings LLP and Stikeman Elliott LLP represent and serve as counsel for only the Company (and no other party to this Agreement) with respect to this Agreement, the Combination Agreement and the Transactions, (iii) Shumaker, Loop & Kendrick LLP represent and serve as counsel for only the Company Special Committee (and no other party to this Agreement) with respect to this Agreement, the Combination Agreement and the Transactions, (iv) Whitley LLP represents and serves as counsel for only Southern (and no other party to this Agreement) with respect to this Agreement, the Combination Agreement and the Transactions and (v) such party has either sought the advice of their own counsel or has had the opportunity to seek their own counsel and has chosen not to do so, (b) gives their informed consent to Morrison & Foerster LLP’s and McMillan LLP’s representation of DevvStream in connection with this Agreement, the Combination Agreement and the Transactions, (c) gives their informed consent to Paul Hastings LLP’s and Stikeman Elliott LLP’s representation of the Company in connection with this Agreement, the Combination Agreement and the Transactions, (d) gives their informed consent to Shumaker, Loop & Kendrick LLP’s representation of the Company Special Committee in connection with this Agreement, the Combination Agreement and the Transactions, and (e) gives their informed consent to Whitley LLP’s representation of Southern in connection with this Agreement, the Combination Agreement and the Transactions.

[Remainder of this page intentionally left blank]

Annex B-10

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

XCF GLOBAL, INC.
By:
Name:
Title:
DEVVSTREAM CORP INC.
By:
Name:
Title:
SOUTHERN ENERGY RENEWABLES INC.
By:
Name:
Title:

[Signature Page to Company Support & Lock-up Agreement]

Annex B-11

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

COMPANY CORE SECURITYHOLDER:
[____________]
By:
Name:
Title:

[Signature Page to Company Support & Lock-up Agreement]

Annex B-12

Schedule 1

Name of Company Core Securityholder	Existing Shares	Address for Notice
[ ]	[ ]	[ ]

Annex B-13

Exhibit A

Consent of Spouse

I, _____________________, spouse of [Name of Company Core Securityholder], have read and approved that certain Support and Lock-up Agreement (the “Agreement”), dated as of [            ], 2026, by and among DevvStream Corp. Inc., an Alberta corporation, Southern Energy Renewables Inc., a Louisiana corporation, XCF Global, Inc., a Delaware corporation and the Company Core Securityholder. In consideration of the right of my spouse to participate in the transactions described in the Agreement, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Agreement insofar as I may have any rights under the community property laws of the [jurisdiction] or similar laws relating to marital property in effect in the [state/country] of our residence as of the date of the signing of the foregoing Agreement.

Dated: _____________________, 2026	By:
Name:

Annex B-14

Annex C

DEVVSTREAM SUPPORT & LOCK-UP AGREEMENT

THIS DEVVSTREAM SUPPORT & LOCK-UP AGREEMENT (this “Agreement”), dated as of April [•], 2026, is made by and among, XCF Global, Inc., a Delaware corporation (the “Company”), DevvStream Corp., an Alberta corporation (“DevvStream”), Southern Energy Renewables Inc., a Louisiana corporation (“Southern”), and the individual or entity whose name appears in the signature block to this Agreement (the “DevvStream Core Securityholder”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, the Company, DevvStream, Southern, Merger Sub 1., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub 1”), and Merger Sub 2, a Delaware corporation and a wholly-owned subsidiary of the Company(“Merger Sub 2”), are entering into a Business Combination Agreement (the “Combination Agreement”) providing for, among other things, (i) the corporate migration of DevvStream from the Province of Alberta to the State of Delaware (ii) the merging of Merger Sub 1 with and into Southern with Southern surviving the merger as the surviving corporation (as further described in the Combination Agreement, the “Southern Merger”) and (iii) the merging of Merger Sub 2 with and into DevvStream with DevvStream surviving the merger as the surviving corporation (as further described in the Combination Agreement, the “DevvStream Merger”, and together with the Southern Merger, the “Mergers”).

WHEREAS, as a condition and inducement to the Company and Southern entering into the Combination Agreement, the Company and Southern have required that the DevvStream Core Securityholder enter into this Agreement and abide by the covenants and obligations with respect to the DevvStream Core Securityholder’s Covered Shares;

WHEREAS, the Boards of the Company, Merger Sub 1, Merger Sub 2, DevvStream, and Southern, the Company Special Committee and the DevvStream Special Committee, have authorized the entering into of the Combination Agreement and the Ancillary Documents and approved the execution and delivery of this Agreement and each other Support & Lock-Up Agreement in connection therewith, understanding that the execution and delivery of this Agreement by the DevvStream Core Securityholder is a material inducement and condition to the Company’s, DevvStream’s and Southern’s willingness to enter into the Combination Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Southern and DevvStream have terminated that certain Company Support & Lock-Up Agreement, dated as of December 3, 2025, by and among Southern, DevvStream and the other parties thereto, without any liability to any party thereto.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

Article 1
GENERAL

Section 1.01.       Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Combination Agreement. The following capitalized terms, as used in this Agreement, shall have the following meanings:

“Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act. The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall each have a correlative meaning.

“Covered Shares” means, with respect to the DevvStream Core Securityholder, (i) the Existing Shares, (ii) any Company Securities that the DevvStream Core Securityholder acquires Beneficial Ownership of on or after the date hereof, including the DevvStream Consideration Shares received by the DevvStream Core Securityholder in the Transactions, (iii) any options, restricted stock units, warrants or other securities or rights which are convertible into or exercisable or exchangeable for DevvStream Shares or DevvStream Convertible Securities (together, “DevvStream Securities”) that the DevvStream Core Securityholder acquires Beneficial Ownership of on or after the date hereof, and (iv) all securities issued in respect of the foregoing, including by dividend, distribution, reclassification, recapitalization, reorganization, split, reverse split, subdivision, combination, substitution, exchange, conversion or merger.

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“Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement). The term “Encumber” shall have a correlative meaning.

“Existing Shares” means (i) all DevvStream Shares and DevvStream Convertible Securities Beneficially Owned by the DevvStream Core Securityholder on the date hereof, and (ii) all options, restricted stock units, warrants or other securities or rights that are convertible into or exchangeable or exercisable for any Company Securities that are Beneficially Owned by the DevvStream Core Securityholder on the date hereof. The DevvStream Core Securityholder’s Existing Shares are set forth on Schedule 1 of this Agreement.

“Expiration Time” means the earliest to occur of (a) the first date on which the Lock-up Period has expired and (b) such date and time as the Combination Agreement shall be terminated in accordance with Section 11.1 thereof.

“Permitted Transfer” means a Transfer of Covered Shares (a) in the case of an entity, to such entity’s officers or directors or controlling shareholders or to any affiliate or family member of such entity or its officers or directors or controlling shareholders; (b) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) of Unrestricted Shares (as defined below) following the Closing or (f) in the case of the DevvStream Core Securityholder, with the prior written consent of the Company and Southern, such consent not to be unreasonably withheld; provided, however, that all such permitted transferees received Covered Shares, other than in a Transfer covered by clause (e) must enter into a written agreement with the parties hereto agreeing to be bound by the terms of this Agreement as if a party hereto and if such written agreement is not executed and delivered to the Company, DevvStream and Southern, such Transfer shall not be a Permitted Transfer hereunder.

“Transfer” means, directly or indirectly, to sell, transfer, gift, assign, pledge, Encumber, hypothecate, hedge or similarly dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, gift, assignment, pledge, Encumbrance, hypothecation, hedge or similar disposition of (including by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

“Transaction Documents” means the Combination Agreement and the Ancillary Documents.

Article 2

VOTING

Section 2.01.       Agreement to Vote.

(a)         The DevvStream Core Securityholder hereby irrevocably and unconditionally agrees that during the period between the execution of this Agreement and the earlier of (i) the termination of the Combination Agreement in accordance with its terms and (ii) the Closing, at any meeting of the DevvStream Securityholders, however called, including any adjournment or postponement thereof, and in connection with any written consent of shareholders of DevvStream, the DevvStream Core Securityholder shall, in each case to the fullest extent that the Covered Shares of the DevvStream Securityholder are entitled to vote thereon or consent thereto:

(i)          appear at each such meeting or otherwise cause such Covered Shares to be counted as present there at for purposes of calculating a quorum, or respond to the request by DevvStream for written consent, as applicable; and

(ii)         vote (or cause to be voted), in person or by proxy, or by written consent, as applicable, all of such Covered Shares (A) in favor of (1) the adoption and approval of the Domestication and the DevvStream Merger, and approval of any other matters necessary or reasonably requested by the Company, Southern and DevvStream in connection therewith, and (2) any proposal to adjourn or postpone any meeting of the shareholders of DevvStream at which any of the foregoing matters are submitted for consideration and vote of the shareholders of

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DevvStream to a later date if there are not a quorum or sufficient votes for approval of such matters on the date on which the meeting is held to vote upon any of the foregoing matters; (B) if a shareholder vote is required or requested with respect thereto, against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of DevvStream contained in the Transaction Documents, or of the DevvStream Core Securityholder contained in this Agreement; and (C) if a shareholder vote is required or requested with respect thereto, against (1) any Acquisition Proposal or other proposal that competes with the Transactions or involves any Alternative Transaction or other transaction or business combination with a Person other than Southern, the Company or their Affiliates that is required or permitted to be submitted to a vote of the DevvStream Securityholders, (2) any other action, agreement or transaction involving the DevvStream or any of its Affiliates that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Transactions, or this Agreement or the performance by DevvStream of its obligations under the any Transaction Document or by the DevvStream Core Securityholder of its obligations under this Agreement and (3) any proposal, action or agreement that would change in any manner the dividend policy or capitalization of, including the voting rights of, any class of capital stock or other securities of DevvStream (other than, in the case of this clause (3), pursuant to the Combination Agreement or the Ancillary Documents and the Transactions).

(b)         The DevvStream Core Securityholder hereby (i) waives, and agrees not to exercise or assert, any dissent, appraisal or similar rights in connection with the Transactions and (ii) agrees (A) not to commence or participate in, and (B) to take all actions necessary to opt out of, any class action with respect to, any claim, derivative or otherwise, against DevvStream or any of its Affiliates relating to the negotiation, execution or delivery of this Agreement, the Transaction Documents or the consummation of the Transactions including any claim (1) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (2) alleging a breach of any fiduciary duty of the DevvStream Board in connection with this Agreement, the Transaction Documents or the Transactions.

(c)         The obligations of the DevvStream Core Securityholder specified in this Section 2.01 shall apply whether or not (i) the Transactions, the Combination Agreement or any action described above is recommended by the DevvStream Board (or any committee thereof) or (ii) the DevvStream Board has previously recommended the Transactions, the Combination Agreement, or any action described above and subsequently withdrawn or otherwise changed such recommendation.

Section 2.02.       No Inconsistent Agreements. The DevvStream Core Securityholder hereby covenants and agrees that, except for this Agreement (a) it has not entered into, and shall not enter into at any time prior to the Effective Time, any voting agreement or voting trust with respect to the Covered Shares of the DevvStream Core Securityholder, (b) it has not granted, and shall not grant at any time prior to the Effective Time, a proxy (except pursuant to Section 2.03 or pursuant to any proxy in form and substance reasonably satisfactory to Southern, DevvStream and Company delivered to DevvStream, directing that the Covered Shares of the DevvStream Core Securityholder be voted in accordance with Section 2.01), consent or power of attorney with respect to the Covered Shares of the DevvStream Core Securityholder and (c) has not taken and shall not knowingly take any action that would make any representation or warranty of the Securityholder contained herein untrue or incorrect or have the effect of preventing or disabling the DevvStream Core Securityholder from performing any of its covenants or obligations under this Agreement; provided, however, that this Section 2.02 shall not preclude the DevvStream Core Securityholder from Transferring Covered Shares pursuant to a Permitted Transfer or taking any action permitted under the last sentence of Section 4.01(a) (subject in each case to the express terms of this Agreement). The DevvStream Core Securityholder hereby represents that all proxies, powers of attorney, instructions or other requests given by the DevvStream Core Securityholder prior to the execution of this Agreement in respect of the voting of the Covered Shares of the DevvStream Core Securityholder, if any, are not irrevocable and the DevvStream Core Securityholder hereby revokes (and shall cause to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to the DevvStream Core Securityholder’s Covered Shares.

Section 2.03.       Proxy. The DevvStream Core Securityholder hereby irrevocably appoints as its proxy and attorney-in-fact, DevvStream and any Person designated in writing by DevvStream, each of them individually, with full power of substitution and resubstitution, until the termination of this Agreement, to vote the Covered Shares Beneficially Owned by the DevvStream Core Securityholder in accordance with Section 2.01 in connection with any vote of the DevvStream Securityholders in respect of any of the matters described in Section 2.01; provided, however, that the DevvStream Core Securityholder’s grant of the proxy contemplated by this Section 2.03 shall be effective if,

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and only if, the DevvStream Core Securityholder fails to vote such Covered Shares (or grant a consent or approval, as applicable) in accordance with Section 2.01. This proxy, if it becomes effective, is coupled with an interest, is given as an additional inducement of the Company, Southern and DevvStream to enter into the Combination Agreement and shall be irrevocable prior to the Effective Time, at which time any such proxy shall terminate and be released. Neither the Company, Southern, DevvStream nor any Person may exercise this proxy on any matter, or in circumstance, except as provided above.

Section 2.04.       Beneficial Ownership. As of immediately prior to the Closing, the DevvStream Core Securityholder shall hold the number of DevvStream Shares set forth on Schedule 1, free and clear of any and all liens, encumbrances, claims, security interests, pledges, charges or other restrictions of any kind.

Article 3
REPRESENTATIONS AND WARRANTIES

The DevvStream Core Securityholder hereby represents and warrants to Southern, DevvStream and the Company as to, and only as to, the DevvStream Core Securityholder as follows:

Section 3.01.       Authorization; Validity of Agreement. If the DevvStream Core Securityholder is not an individual, the DevvStream Core Securityholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The DevvStream Core Securityholder has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized (to the extent authorization is required), executed and delivered by the DevvStream Core Securityholder and, assuming this Agreement constitutes a valid and binding obligation of Southern, DevvStream and the Company, constitutes a legal, valid and binding obligation of the DevvStream Core Securityholder, enforceable against the DevvStream Core Securityholder in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). [If the DevvStream Core Securityholder is married and the DevvStream Core Securityholder’s Covered Shares constitute community property under applicable Law, a spousal consent in substantially the form attached hereto as Exhibit A has been duly executed and delivered by, and constitutes the valid and binding agreement of, the Core Company Securityholder’s spouse (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).]1

Section 3.02.       Ownership. Except as otherwise set forth on Schedule 1, unless Transferred pursuant to a Permitted Transfer, (a) the Existing Shares, if any, are all of the Covered Shares Beneficially Owned by the DevvStream Core Securityholder on the date hereof, (b) from the date hereof through and at the Effective Time, the Existing Shares will be Beneficially Owned by the DevvStream Core Securityholder, and (c) the DevvStream Core Securityholder has good and valid title to the Existing Shares, if any, free and clear of any Encumbrances other than pursuant to this Agreement, or under applicable federal, provincial or state securities Laws. The DevvStream Core Securityholder has and will have at all times through the Effective Time sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 2, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the DevvStream Core Securityholder’s Existing Shares, except with respect to any Existing Shares that are Transferred pursuant to a Permitted Transfer.

Section 3.03.       No Violation. The execution and delivery of this Agreement by the DevvStream Core Securityholder does not, and the performance by the DevvStream Core Securityholder of its obligations under this Agreement will not, (a) conflict with or violate any applicable Law or, if applicable, any certificate, notice of articles or articles of incorporation, as applicable, or bylaws or other equivalent organizational documents of the DevvStream Core Securityholder, or (b) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the properties or assets (including any Covered Shares) of the DevvStream Core Securityholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed

____________

1        Note: To be removed for Canadian residents.

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of trust, license, lease, agreement or other instrument or obligation to which the DevvStream Core Securityholder is a party or by which the DevvStream Core Securityholder or any of its, his or her properties or assets may be bound, except in each case as would not prevent or delay consummation of the Mergers and the other Transactions or impair the ability of the DevvStream Core Securityholder to perform its, his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Section 3.04.       Consents and Approvals. The execution and delivery of this Agreement by the DevvStream Core Securityholder does not, and the performance by the DevvStream Core Securityholder of its, his or her obligations under this Agreement and the consummation by the DevvStream Core Securityholder of the transactions contemplated hereby will not, require the DevvStream Core Securityholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Person.

Section 3.05.       Absence of Litigation. As of the date hereof, there is no litigation, action, suit or proceeding pending or, to the knowledge of the DevvStream Core Securityholder, threatened against or affecting the DevvStream Core Securityholder or any of its Affiliates before or by any Governmental Authority that would reasonably be expected to impair the ability of the DevvStream Core Securityholder to perform its, his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Section 3.06.       Reliance by Company, DevvStream and Southern. The DevvStream Core Securityholder understands and acknowledges that the Company, DevvStream and Southern are entering into the Combination Agreement in reliance upon the execution and delivery of this Agreement by the DevvStream Core Securityholder and the representations and warranties of the DevvStream Core Securityholder contained herein. The DevvStream Core Securityholder understands and acknowledges that the Combination Agreement governs the terms of the Mergers, and the other transactions contemplated thereby.

Section 3.07.       Adequate Information. The DevvStream Core Securityholder is a sophisticated holder with respect to the Covered Shares and has adequate information concerning the transactions contemplated by the Combination Agreement and concerning the business and financial condition of Southern, DevvStream and the Company to make an informed decision regarding the matters referred to herein and has independently, based on such information as the DevvStream Core Securityholder has deemed appropriate, made the DevvStream Core Securityholder’s own analysis and decision to enter into this Agreement.

Article 4
OTHER COVENANTS

Section 4.01.       Prohibition on Transfers; Other Actions.

(a)         The DevvStream Core Securityholder agrees that, from the date hereof until the Effective Time (and without limitation of the provisions set forth in Section 4.01(b)), the DevvStream Core Securityholder shall not (i) Transfer or permit the Transfer of the DevvStream Core Securityholder’s Covered Shares, Beneficial Ownership thereof or any other interest therein unless (A) such Transfer is a Permitted Transfer effected in accordance with the terms of this Agreement and (B) such Permitted Transfer would not violate, conflict with or otherwise have the effects described in clause (ii) or (iii) below; (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or would reasonably be expected to violate or conflict, or result in or give rise to a violation of, (A) the DevvStream Core Securityholder’s representations, warranties, covenants and obligations under this Agreement or (B) DevvStream’s representations, warranties, covenants or obligations under this Agreement or Ancillary Documents; or (iii) take any action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, adversely affect or restrict the DevvStream Core Securityholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement or the Company’s, Merger Sub 1’s, Merger Sub 2’s or Southern’s covenants and obligations under any Transaction Document or the consummation of the Transaction. Any Transfer in violation of this provision shall be void ab initio. Until the earlier of the termination of the Combination Agreement in accordance with its terms and the Effective Time (and without limitation of the provisions set forth in Section 4.01(b)), the DevvStream Core Securityholder (x) shall not request Devvstream register the Transfer (book-entry or otherwise) of any of the DevvStream Core Securityholder’s Covered Shares or any certificate in respect thereof and (y) hereby consents to the entry of stop transfer instructions by DevvStream with respect to any Transfer of the DevvStream Core Securityholder’s Covered Shares, unless, in each case, such Transfer is a Permitted Transfer effected in accordance with the terms of this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require any

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action, or restrict the DevvStream Core Securityholder, with respect to any Covered Shares subject to any pledge or security interest in effect as of the date hereof as set forth on Schedule 1 to the extent such action or restriction is inconsistent with the terms of such pledge or security interest; provided that, unless and until there is a bona fide foreclosure with respect to such pledge or security interest, the DevvStream Core Securityholder agrees that there are no terms of any such pledge or security interest that will prevent or impair the DevvStream Core Securityholder from complying with any obligation, agreement or covenant set forth herein.

(b)         The DevvStream Core Securityholder shall not Transfer, or permit any Transfer, of the DevvStream Core Securityholder’s Covered Shares (unless such Transfer is a Permitted Transfer effected in accordance with the terms of this Agreement) until the earlier of (i) the date that is six (6) months after the Closing, and (ii) the date on which the Company (or its successor) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s (or such successor’s) shareholders having the right to exchange their securities for cash, securities or other property (the “Lock-up Period”). Notwithstanding the foregoing, the restrictions set forth in this Section 4.01(b), shall not apply to fifty percent (50%) of the DevvStream Consideration Shares received by the DevvStream Core Securityholder in the Transaction (the “Unrestricted Shares”). Any Permitted Transfer of Unrestricted Shares shall be affected in compliance with applicable law, including without limitation, effecting such sales pursuant to an effective resale registration statement or Rule 144 (including the manner-of-sale, volume, notice and public information requirements applicable to affiliates), if available.

Section 4.02.       Notice of Acquisitions. The DevvStream Core Securityholder agrees to notify Southern, DevvStream and the Company as promptly as reasonably practicable of the number of any additional shares of DevvStream Board or other securities convertible into or exercisable or exchangeable for shares of DevvStream Board of which the DevvStream Core Securityholder acquires Beneficial Ownership on or after the date hereof and prior to the Effective Time.

Article 5
MISCELLANEOUS

Section 5.01.       Termination. This Agreement shall remain in effect until the Expiration Time, at which time this Agreement shall terminate in its entirety and be of no further force or effect; provided, however, that any proxy granted hereunder shall be automatically and immediately terminated and released at the Effective Time. Neither the provisions of this Section 5.01 nor the termination of this Agreement shall (a) relieve any party hereto from any liability of such party to any other party incurred prior to such termination or expiration, (b) relieve any party hereto from any liability to any other party arising out of or in connection with any breach of this Agreement prior to such termination or expiration or fraud, or (c) terminate the obligations under Section 2.01(b).

Section 5.02.       No Agreement as Director or Officer. Notwithstanding any provision in this Agreement to the contrary, nothing in this Agreement shall (a) limit, restrict or otherwise affect the DevvStream Core Securityholder or any Affiliate or Representative of the DevvStream Core Securityholder in his or her capacity as a director or officer of the Company or DevvStream from acting (or not acting) in such capacity or voting in the capacity as a director in such person’s sole discretion on any matter, including in respect of the Combination Agreement, and no such actions or votes shall be deemed a breach of this Agreement, or (b) be construed to prohibit, limit or restrict the DevvStream Core Securityholder or any Affiliates or Representatives of the DevvStream Core Securityholder from exercising fiduciary duties as a director or officer of the Company or DevvStream solely in their capacity as such, and not acting in their capacity as a DevvStream Core Securityholder. Without limiting the foregoing, it is the intention of the parties that this Agreement shall apply to the DevvStream Core Securityholder solely in the DevvStream Core Securityholder’s capacity as a DevvStream Securityholder.

Section 5.03.       No Ownership Interest. The DevvStream Core Securityholder has agreed to enter into this Agreement and act in the manner specified in this Agreement for consideration. Except as expressly set forth in this Agreement, all rights and all ownership and economic benefits of and relating to the DevvStream Core Securityholder’s Covered Shares shall remain vested in and belong to the DevvStream Core Securityholder, and except as expressly set forth in this Agreement, nothing herein shall, or shall be construed to, grant the Company, Southern or DevvStream any power, sole or shared, to direct or control the voting or disposition of any of such Covered Shares.

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Section 5.04.       Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing, by facsimile transmission with confirmation of receipt, by email transmission with confirmation of receipt or by recognized overnight or international courier service, as follows:

if to DevvStream:

DevvStream Holdings Inc.

2133-1177 West Hastings Street

Vancouver, BC V6E 2K3

Attention: Sunny Trinh

Email: [***]

with a copy to (which shall not constitute notice):

Morrison & Foerster LLP

12531 High Bluff Drive

San Diego, CA 92130

Attention: Shai Kalansky

Email: [***]

and with a copy (which will not constitute notice) to:

McMillan LLP

Royal Centre, Suite 1500

1055 West Georgia Street, PO Box 11117

Vancouver, British Columbia

Canada V6E 4N7

Attention: Mark Neighbor

Email: [***]

If to Southern:

Southern Energy Renewables Inc.

201 Rue Beauregard STE 202,

Lafayette, LA 70508 US

Attn: Majique Ladnier

Email: [***]

with a copy to (which shall not constitute notice):

Whitley LLP

24285 Katy Freeway

Suite 300, Katy, TX 77494

Attention: Samuel Whitley

Email: [***]

If to the Company:

XCF Global, Inc.

2500 CityWest Blvd. Suite 150-138

Houston, TX 77042

Attn: Chris Cooper

Email: [***]

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with a copy to (which shall not constitute notice):

Paul Hastings LLP

200 Park Avenue

New York, New York 10166

Attention: Gil Savir

Email: [***]

and with a copy to (which will not constitute notice):

Stikeman Elliott LLP

5300 Commerce Court West

199 Bay Street

Toronto, Ontario, M5L 1B9, Canada

Attention: John Ciardullo; J.R. Laffin

Email: [***]

If to the Company Special Committee:

XCF Global, Inc.

2500 CityWest Blvd. Suite 150-138

Houston, TX 77042

Attn: Chris Cooper;

Email: [***]

and with a copy (which will not constitute notice) to:

Shumaker, Loop & Kendrick, LLP

101 East Kennedy Boulevard, Suite 2800

Tampa FL 33602

Attention: Julio C. Esquivel

Email: [***]

and if to the DevvStream Core Securityholder, to the address set forth on Schedule 1,

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 5.05.       Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 5.06.       Counterparts. This Agreement may be executed in counterparts (which may be delivered by facsimile or other electronic transmission), each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

Section 5.07.       Entire Agreement. This Agreement and, to the extent referenced herein, the Transaction Documents, together with the several agreements and other documents and instruments referred to herein or therein or attached hereto or thereto, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter hereof and thereof. Except for the representations and warranties expressly contained in Article 3, the DevvStream Core Securityholder makes no express or implied representation or warranty with respect to the DevvStream Core Securityholder or the Covered Shares, or otherwise.

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Section 5.08.       Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)         This Agreement shall be governed by, construed and enforced in accordance with the Laws of Delaware and the federal Laws applicable therein, without regard to any choice of law or conflict of laws principles thereof that would cause the application of the Law of any jurisdiction other than those of the State of Delaware. Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

(b)         EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 5.09.       Amendment; Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 5.10.       Remedies. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with their specific terms hereof or were otherwise breached and that it is accordingly agreed that, prior to termination of this Agreement, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 5.11.       Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law or public policy in any jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and shall not be affected thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced in any jurisdiction, this Agreement will be reformed, construed and enforced in such jurisdiction so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 5.12.       Successors and Assigns; Third Party Beneficiaries. Other than by the DevvStream Core Securityholder to a transferee pursuant to a Permitted Transfer or any assignment, delegation or other transfer effected under the Combination Agreement, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective heirs, executors, personal legal representatives, successors and permitted assigns. For the avoidance of doubt and without limiting Southern’s and the Company’s rights hereunder, Southern and the Company shall be a beneficiaries of, and entitled to enforce, the rights of DevvStream under Section 2.03 (Proxy) to the extent not being enforced by DevvStream.

Section 5.13.       Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.14.       Non-Recourse. Notwithstanding anything to the contrary herein or in any other documents delivered pursuant hereto, (a) this Agreement may be enforced only against, and any claim based upon, arising out of or related to a breach of this Agreement by the DevvStream Core Securityholder may be made only against, the DevvStream Core Securityholder (or in each case its Permitted Transferees), and (b) none of the DevvStream Core

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Securityholder or its Affiliates shall have any liability for any liabilities of the parties hereto for any such claims (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith (other than any such Permitted Transferee).

Section 5.15.       Acknowledgment of Counsel. Each party to this Agreement hereby (a) acknowledges that (i) Morrison & Foerster LLP and McMillan LLP represent and serve as counsel for only DevvStream (and no other party to this Agreement) with respect to this Agreement, the Combination Agreement and the Transactions, (ii) Paul Hastings LLP and Stikeman Elliott LLP represent and serve as counsel for only the Company (and no other party to this Agreement) with respect to this Agreement, the Combination Agreement and the Transactions, (iii) Shumaker, Loop & Kendrick LLP represent and serve as counsel for only the Company Special Committee (and no other party to this Agreement) with respect to this Agreement, the Combination Agreement and the Transactions, (iv) Whitley LLP represents and serves as counsel for only Southern (and no other party to this Agreement) with respect to this Agreement, the Combination Agreement and the Transactions and (v) such party has either sought the advice of their own counsel or has had the opportunity to seek their own counsel and has chosen not to do so, (b) gives their informed consent to Morrison & Foerster LLP’s and McMillan LLP’s representation of DevvStream in connection with this Agreement, the Combination Agreement and the Transactions, (c) gives their informed consent to Paul Hastings LLP’s and Stikeman Elliott LLP’s representation of the Company in connection with this Agreement, the Combination Agreement and the Transactions, (d) gives their informed consent to Shumaker, Loop & Kendrick LLP’s representation of the Company Special Committee in connection with this Agreement, the Combination Agreement and the Transactions, and (e) gives their informed consent to Whitley LLP’s representation of Southern in connection with this Agreement, the Combination Agreement and the Transactions.

Section 5.16.       Termination of Company Support & Lock-Up Agreement. Effective as of the date hereof, that certain Company Support & Lock-Up Agreement, dated as of December 3, 2025, by and among Southern, DevvStream and the other parties thereto, is hereby terminated in its entirety and shall be of no further force of effect, without any liability to any party thereto.

[Remainder of this page intentionally left blank]

Annex C-10

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

XCF GLOBAL, INC.
By:
Name:
Title:
DEVVSTREAM CORP INC.
By:
Name:
Title:
SOUTHERN ENERGY RENEWABLES INC.
By:
Name:
Title:

[Signature Page to DevvStream Support & Lock-up Agreement]

Annex C-11

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

DEVVSTREAM CORE SECURITYHOLDER:
[_____]
By:
Name:
Title:

[Signature Page to DevvStream Support & Lock-up Agreement]

Annex C-12

Schedule 1

DevvStream Core Securityholder	Existing Shares	Address for Notice
[____]	[_____]	[______]

Annex C-13

Exhibit A

Consent of Spouse

I, _____________________, spouse of [Name of DevvStream Core Securityholder], have read and approved that certain Support and Lock-up Agreement (the “Agreement”), dated as of [     ], 2026, by and among DevvStream Corp. Inc., an Alberta corporation, Southern Energy Renewables Inc., a Louisiana corporation, XCF Global, Inc., a Delaware corporation and the DevvStream Core Securityholder. In consideration of the right of my spouse to participate in the transactions described in the Agreement, I hereby appoint my spouse as my attorney-in-fact in respect to the exercise of any rights under the Agreement insofar as I may have any rights under the community property laws of the [jurisdiction] or similar laws relating to marital property in effect in the [state / country] of our residence as of the date of the signing of the foregoing Agreement.

Dated: _____________________, 2026	By:
Name:

Annex C-14

Annex D

SOUTHERN SUPPORT & LOCK-UP AGREEMENT

THIS SOUTHERN SUPPORT & LOCK-UP AGREEMENT (this “Agreement”), dated as of April [•] 2026, is made by and among, XCF Global, Inc., a Delaware corporation (the “Company”), DevvStream Corp., an Alberta corporation (“DevvStream”), Southern Energy Renewables Inc., a Louisiana corporation (“Southern”), and the individual or entity whose name appears in the signature block to this Agreement (the “Securityholder”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Agreement, the Company, DevvStream, Southern, Southern Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub 1”), and DevvStream Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub 2”), are entering into a Business Combination Agreement (the “Combination Agreement”) providing for, among other things, (i) the corporate migration of DevvStream from the Province of Alberta to the State of Delaware, (ii) the merging of Merger Sub 1 with and into Southern with Southern surviving the merger as the surviving corporation (as further described in the Combination Agreement, the “Southern Merger”) and (iii) the merging of Merger Sub 2 with and into DevvStream with DevvStream surviving the merger as the surviving corporation (as further described in the Combination Agreement, the “DevvStream Merger”, and together with the Southern Merger, the “Mergers”).

WHEREAS, as a condition and inducement to the Company and DevvStream entering into the Combination Agreement, the Company and DevvStream have required that the Securityholder enter into this Agreement and abide by and perform the covenants and obligations with respect to the Securityholder’s Covered Shares; and

WHEREAS, the Boards of the Company, Merger Sub 1, Merger Sub 2, DevvStream, and Southern, the Company Special Committee and the DevvStream Special Committee, have authorized the entering into of the Combination Agreement and the Ancillary Documents and approved the execution and delivery of this Agreement and each other Support & Lock-Up Agreement in connection therewith, understanding that the execution and delivery of this Agreement by the Securityholder is a material inducement and condition to the Company’s, DevvStream’s and Southern’s willingness to enter into the Combination Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

Article 1
GENERAL

Section 1.01.       Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Combination Agreement. The following capitalized terms, as used in this Agreement, shall have the following meanings:

“Beneficial Ownership” has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act. The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall each have a correlative meaning.

“Covered Shares” means, with respect to the Securityholder, (i) the Existing Shares, (ii) any Company Securities that the Securityholder acquires Beneficial Ownership of on or after the date hereof, including the Southern Consideration Shares received by the Securityholder in the Transactions, (iii) any options, restricted stock units, warrants or other securities or rights which are convertible into or exercisable or exchangeable for DevvStream Shares or DevvStream Convertible Securities (together, “DevvStream Securities”) that the Securityholder acquires Beneficial Ownership of on or after the date hereof, and (iv) all securities issued in respect of the foregoing, including by dividend, distribution, reclassification, recapitalization, reorganization, split, reverse split, subdivision, combination, substitution, exchange, conversion or merger.

“Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease or other right to acquire any interest or any claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement). The term “Encumber” shall have a correlative meaning.

Annex D-1

“Existing Shares” means (i) all DevvStream Securities Beneficially Owned by the Securityholder on the date hereof, and (ii) all options, restricted stock units, warrants or other securities or rights that are convertible into or exchangeable or exercisable for any DevvStream Securities that are Beneficially Owned by the Securityholder on the date hereof. The Securityholder’s Existing Shares are set forth on Schedule 1 of this Agreement.

“Expiration Time” means the earliest to occur of (a) the first date on which the Lock-up Period has expired and (b) such date and time as the Combination Agreement shall be terminated in accordance with Section 11.1 thereof.

“Permitted Transfer” means a Transfer of Covered Shares (a) in the case of an entity, to such entity’s officers or directors or controlling shareholders or to any affiliate or family member of such entity or its officers or directors or controlling shareholders; (b) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) of Unrestricted Shares (as defined below) following the Closing; or (f) in the case of the Securityholder, with the prior written consent of the Company and DevvStream, such consent not to be unreasonably withheld; provided, however, that all such permitted transferees receiving Covered Shares, other than in a Transfer covered by clause (e) must enter into a written agreement with the parties hereto agreeing to be bound by the terms of this Agreement as if a party hereto and if such written agreement is not executed and delivered to the Company, DevvStream and Southern, such Transfer shall not be a Permitted Transfer hereunder.

“Transfer” means, directly or indirectly, to sell, transfer, gift, assign, pledge, Encumber, hypothecate, hedge or similarly dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, gift, assignment, pledge, Encumbrance, hypothecation, hedge or similar disposition of (including by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

“Transaction Documents” means the Combination Agreement and the Ancillary Documents.

Article 2
VOTING

Section 2.01.       Agreement to Vote.

(a)         The Securityholder hereby irrevocably and unconditionally agrees that during the period between the execution of this Agreement and the earlier of (i) the termination of the Combination Agreement in accordance with its terms and (ii) the Closing, at any meeting of the DevvStream Securityholders, however called, including any adjournment or postponement thereof, and in connection with any written consent of shareholders of DevvStream, the DevvStream Core Securityholder shall, in each case to the fullest extent that the Covered Shares of the DevvStream Securityholder are entitled to vote thereon or consent thereto:

(i)          appear at each such meeting or otherwise cause such Covered Shares to be counted as present there at for purposes of calculating a quorum, or respond to the request by DevvStream for written consent, as applicable; and

(ii)         vote (or cause to be voted), in person or by proxy, or by written consent, as applicable, all of such Covered Shares (A) in favor of (1) the adoption and approval of the Domestication and the DevvStream Merger and approval of any other matters necessary or reasonably requested by the Company, Southern and DevvStream in connection therewith, and (2) any proposal to adjourn or postpone any meeting of the shareholders of DevvStream at which any of the foregoing matters are submitted for consideration and vote of the shareholders of DevvStream to a later date if there are not a quorum or sufficient votes for approval of such matters on the date on which the meeting is held to vote upon any of the foregoing matters; (B) if a shareholder vote is required or requested with respect thereto, against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of DevvStream contained in the Transaction Documents, or of the Securityholder contained in this Agreement; and (C) if a shareholder vote is required or requested with respect thereto, against (1) any Acquisition Proposal or other proposal that competes with the Transactions or involves any Alternative Transaction or other transaction or business combination with a Person other than Southern, the Company or their Affiliates that is required or permitted to be submitted to a vote of the DevvStream Securityholders, (2) any

Annex D-2

other action, agreement or transaction involving the DevvStream or any of its Affiliates that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Transactions, or this Agreement or the performance by DevvStream of its obligations under the any Transaction Document or by the Securityholder of its obligations under this Agreement and (3) any proposal, action or agreement that would change in any manner the dividend policy or capitalization of, including the voting rights of, any class of capital stock or other securities of DevvStream (other than, in the case of this clause (3), pursuant to the Combination Agreement or the Ancillary Documents and the Transactions).

(b)         The Securityholder hereby (i) waives, and agrees not to exercise or assert, any dissent, appraisal or similar rights in connection with the Transactions and (ii) agrees (A) not to commence or participate in, and (B) to take all actions necessary to opt out of, any class action with respect to, any claim, derivative or otherwise, against DevvStream or any of its Affiliates relating to the negotiation, execution or delivery of this Agreement, the Transaction Documents or the consummation of the Transactions including any claim (1) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (2) alleging a breach of any fiduciary duty of the DevvStream Board in connection with this Agreement, the Transaction Documents or the Transactions.

(c)         The obligations of the Securityholder specified in this Section 2.01 shall apply whether or not (i) the Transactions, the Combination Agreement or any action described above is recommended by the DevvStream Board (or any committee thereof) or (ii) the DevvStream Board has previously recommended the Transactions, the Combination Agreement, or any action described above and subsequently withdrawn or otherwise changed such recommendation.

Section 2.02.       No Inconsistent Agreements. The Securityholder hereby covenants and agrees that, except for this Agreement (a) it has not entered into, and shall not enter into at any time prior to the Effective Time, any voting agreement or voting trust with respect to the Covered Shares of the Securityholder, (b) it has not granted, and shall not grant at any time prior to the Effective Time, a proxy (except pursuant to Section 2.03 or pursuant to any proxy in form and substance reasonably satisfactory to Southern, DevvStream and Company delivered to DevvStream, directing that the Covered Shares of the Securityholder be voted in accordance with Section 2.01), consent or power of attorney with respect to the Covered Shares of the Securityholder and (c) has not taken and shall not knowingly take any action that would make any representation or warranty of the Securityholder contained herein untrue or incorrect or have the effect of preventing or disabling the Securityholder from performing any of its covenants or obligations under this Agreement; provided, however, that this Section 2.02 shall not preclude the Securityholder from Transferring Covered Shares pursuant to a Permitted Transfer or taking any action permitted under the last sentence of Section 4.01(a) (subject in each case to the express terms of this Agreement). The Securityholder hereby represents that all proxies, powers of attorney, instructions or other requests given by the Securityholder prior to the execution of this Agreement in respect of the voting of the Covered Shares of the Securityholder, if any, are not irrevocable and the Securityholder hereby revokes (and shall cause to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to the Securityholder’s Covered Shares.

Section 2.03.       Proxy. The Securityholder hereby irrevocably appoints as its proxy and attorney-in-fact, DevvStream and any Person designated in writing by DevvStream, each of them individually, with full power of substitution and resubstitution, until the termination of this Agreement, to vote the Covered Shares Beneficially Owned by the Securityholder in accordance with Section 2.01 in connection with any vote of the DevvStream Securityholders in respect of any of the matters described in Section 2.01; provided, however, that the Securityholder’s grant of the proxy contemplated by this Section 2.03 shall be effective if, and only if, the Securityholder fails to vote such Covered Shares (or grant a consent or approval, as applicable) in accordance with Section 2.01. This proxy, if it becomes effective, is coupled with an interest, is given as an additional inducement of the Company, Southern and DevvStream to enter into the Combination Agreement and shall be irrevocable prior to the Effective Time, at which time any such proxy shall terminate and be released. Neither the Company, Southern, DevvStream nor any Person may exercise this proxy on any matter, or in circumstance, except as provided above.

Section 2.04.       Beneficial Ownership. As of immediately prior to the Closing, the Securityholder shall hold at least a majority of the outstanding Southern Shares. As of immediately prior to the Closing, the Securityholder shall hold the number of Existing Shares set forth on Schedule 1, free and clear of any and all liens, encumbrances, claims, security interests, pledges, charges or other restrictions of any kind.

Annex D-3

Article 3
REPRESENTATIONS AND WARRANTIES

The Securityholder hereby represents and warrants to Southern, DevvStream and the Company as to, and only as to, the Securityholder as follows:

Section 3.01.       Authorization; Validity of Agreement. If the Securityholder is not an individual, the Securityholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Securityholder has the requisite capacity and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized (to the extent authorization is required), executed and delivered by the Securityholder and, assuming this Agreement constitutes a valid and binding obligation of Southern, DevvStream and the Company, constitutes a legal, valid and binding obligation of the Securityholder, enforceable against the Securityholder in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 3.02.       Ownership. Except as otherwise set forth on Schedule 1, unless Transferred pursuant to a Permitted Transfer, (a) the Existing Shares, if any, are all of the Covered Shares Beneficially Owned by the Securityholder on the date hereof, (b) from the date hereof through and at the Effective Time, the Existing Shares will be Beneficially Owned by the Securityholder, and (c) the Securityholder has good and valid title to the Existing Shares, if any, free and clear of any Encumbrances other than pursuant to this Agreement, or under applicable federal, provincial or state securities Laws. The Securityholder has and will have at all times through the Effective Time sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 2, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Securityholder’s Existing Shares, except with respect to any Existing Shares that are Transferred pursuant to a Permitted Transfer.

Section 3.03.       No Violation. The execution and delivery of this Agreement by the Securityholder does not, and the performance by the Securityholder of its obligations under this Agreement will not, (a) conflict with or violate any applicable Law or, if applicable, any certificate, notice of articles or articles of incorporation, as applicable, or bylaws or other equivalent organizational documents of the Securityholder, or (b) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the properties or assets (including any Covered Shares) of the Securityholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Securityholder is a party or by which the Securityholder or any of its, his or her properties or assets may be bound, except in each case as would not prevent or delay consummation of the Mergers and the other Transactions or impair the ability of the Securityholder to perform its, his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Section 3.04.       Consents and Approvals. The execution and delivery of this Agreement by the Securityholder does not, and the performance by the Securityholder of its, his or her obligations under this Agreement and the consummation by the Securityholder of the transactions contemplated hereby will not, require the Securityholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Person.

Section 3.05.       Absence of Litigation. As of the date hereof, there is no litigation, action, suit or proceeding pending or, to the knowledge of the Securityholder, threatened against or affecting the Securityholder or any of its Affiliates before or by any Governmental Authority that would reasonably be expected to impair the ability of the Securityholder to perform its, his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Section 3.06.       Reliance by Company, DevvStream and Southern. The Securityholder understands and acknowledges that the Company, DevvStream and Southern are entering into the Combination Agreement in reliance upon the execution and delivery of this Agreement by the Securityholder and the representations and warranties of the Securityholder contained herein. The Securityholder understands and acknowledges that the Combination Agreement governs the terms of the Mergers, and the other transactions contemplated thereby.

Annex D-4

Section 3.07.       Adequate Information. The Securityholder is a sophisticated holder with respect to the Covered Shares and has adequate information concerning the transactions contemplated by the Combination Agreement and concerning the business and financial condition of Southern, DevvStream and the Company to make an informed decision regarding the matters referred to herein and has independently, based on such information as the Securityholder has deemed appropriate, made the Securityholder’s own analysis and decision to enter into this Agreement.

Article 4
OTHER COVENANTS

Section 4.01.       Prohibition on Transfers; Other Actions.

(a)         The Securityholder agrees that, from the date hereof until the Effective Time (and without limitation of the provisions set forth in Section 4.01(b)), the Securityholder shall not (i) Transfer or permit the Transfer of the Securityholder’s Covered Shares, Beneficial Ownership thereof or any other interest therein unless (A) such Transfer is a Permitted Transfer effected in accordance with the terms of this Agreement and (B) such Permitted Transfer would not violate, conflict with or otherwise have the effects described in clause (ii) or (iii) below; (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or would reasonably be expected to violate or conflict, or result in or give rise to a violation of, (A) the Securityholder’s representations, warranties, covenants and obligations under this Agreement or (B) Southern’s representations, warranties, covenants or obligations under this Agreement or Ancillary Documents; or (iii) take any action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, adversely affect or restrict the Securityholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement or the Company’s, Merger Sub 1’s, Merger Sub 2’s, or DevvStream’s covenants and obligations under any Transaction Document or the consummation of the Transaction. Any Transfer in violation of this provision shall be void ab initio. Until the earlier of the termination of the Combination Agreement in accordance with its terms and the Effective Time (and without limitation of the provisions set forth in Section 4.01(b)), the Securityholder (x) shall not request that DevvStream register the Transfer (book-entry or otherwise) of any of the Securityholder’s Covered Shares or any certificate in respect thereof and (y) hereby consents to the entry of stop transfer instructions by DevvStream with respect to any Transfer of the Securityholder’s Covered Shares, unless, in each case, such Transfer is a Permitted Transfer effected in accordance with the terms of this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require any action, or restrict the Securityholder, with respect to any Covered Shares subject to any pledge or security interest in effect as of the date hereof as set forth on Schedule 1 to the extent such action or restriction is inconsistent with the terms of such pledge or security interest; provided that, unless and until there is a bona fide foreclosure with respect to such pledge or security interest, the Securityholder agrees that there are no terms of any such pledge or security interest that will prevent or impair the Securityholder from complying with any obligation, agreement or covenant set forth herein.

(b)         The Securityholder shall not Transfer, or permit any Transfer, of the Securityholder’s Covered Shares (unless such Transfer is a Permitted Transfer effected in accordance with the terms of this Agreement) until the earlier of (i) the date that is six (6) months after the Closing, and (ii) the date on which the Company (or its successor) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s (or such successor’s) shareholders having the right to exchange their securities for cash, securities or other property (the “Lock-up Period”). Notwithstanding the foregoing, the restrictions set forth in this Section 4.01(b) shall not apply to fifty percent (50%) of the Southern Consideration Shares received by the Securityholder in the Transaction (the “Unrestricted Shares”). Any Permitted Transfer of Unrestricted Shares shall be affected in compliance with applicable law, including without limitation, effecting such sales pursuant to an effective resale registration statement or Rule 144 (including the manner-of-sale, volume, notice and public information requirements applicable to affiliates), if available.

Section 4.02.       Notice of Acquisitions. The Securityholder agrees to notify Southern, DevvStream and the Company as promptly as reasonably practicable of the number of any additional shares of DevvStream or other securities convertible into or exercisable or exchangeable for shares of DevvStream of which the Securityholder acquires Beneficial Ownership on or after the date hereof and prior to the Effective Time.

Annex D-5

Article 5
MISCELLANEOUS

Section 5.01.       Termination. This Agreement shall remain in effect until the Expiration Time, at which time this Agreement shall terminate in its entirety and be of no further force or effect; provided, however, that any proxy granted hereunder shall be automatically and immediately terminated and released at the Effective Time. Neither the provisions of this Section 5.01 nor the termination of this Agreement shall (a) relieve any party hereto from any liability of such party to any other party incurred prior to such termination or expiration, (b) relieve any party hereto from any liability to any other party arising out of or in connection with any breach of this Agreement prior to such termination or expiration or fraud, or (c) terminate the obligations under Section 2.01(b).

Section 5.02.       No Agreement as Director or Officer. Notwithstanding any provision in this Agreement to the contrary, nothing in this Agreement shall (a) limit, restrict or otherwise affect the Securityholder or any Affiliate or Representative of the Securityholder in his or her capacity as a director or officer of the Company or DevvStream from acting (or not acting) in such capacity or voting in the capacity as a director in such person’s sole discretion on any matter, including in respect of the Combination Agreement, and no such actions or votes shall be deemed a breach of this Agreement, or (b) be construed to prohibit, limit or restrict the Securityholder or any Affiliates or Representatives of the Securityholder from exercising fiduciary duties as a director or officer of the Company or DevvStream solely in their capacity as such, and not acting in their capacity as a securityholder. Without limiting the foregoing, it is the intention of the parties that this Agreement shall apply to the Securityholder solely in the Securityholder’s capacity as a DevvStream Securityholder.

Section 5.03.       No Ownership Interest. The Securityholder has agreed to enter into this Agreement and act in the manner specified in this Agreement for consideration. Except as expressly set forth in this Agreement, all rights and all ownership and economic benefits of and relating to the Securityholder’s Covered Shares shall remain vested in and belong to the Securityholder, and except as expressly set forth in this Agreement, nothing herein shall, or shall be construed to, grant the Company, Southern or DevvStream any power, sole or shared, to direct or control the voting or disposition of any of such Covered Shares.

Section 5.04.       Notices. All notices, requests, claims, demands and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery in writing, by facsimile transmission with confirmation of receipt, by email transmission with confirmation of receipt or by recognized overnight or international courier service, as follows:

if to DevvStream:

DevvStream Holdings Inc.
2133-1177 West Hastings Street
Vancouver, BC V6E 2K3
Attention: Sunny Trinh
Email: [***]

with a copy to (which shall not constitute notice):

Morrison & Foerster LLP
12531 High Bluff Drive
San Diego, CA 92130
Attention: Shai Kalansky
Email: [***]

and with a copy (which will not constitute notice) to:

McMillan LLP

Royal Centre, Suite 1500

1055 West Georgia Street, PO Box 11117

Vancouver, British Columbia

Canada V6E 4N7

Attention: Mark Neighbor

Email: [***]

Annex D-6

if to Southern:

Southern Energy Renewables Inc.
201 Rue Beauregard STE 202,
Lafayette, LA 70508 US
Attn: Majique Ladnier
Email: [***]

with a copy to (which shall not constitute notice):

Whitley LLP
24285 Katy Freeway
Suite 300, Katy, TX 77494
Attention: Samuel Whitley
Email: [***]

if to the Company:

XCF Global, Inc.
2500 CityWest Blvd. Suite 150-138
Houston, TX 77042
Attn: Chris Cooper
Email: [***]

with a copy to (which will not constitute notice):

Paul Hastings LLP
200 Park Avenue
New York, New York 10166
Attention: Gil Savir
Email: [***]

and with a copy to (which will not constitute notice):

Stikeman Elliott LLP
5300 Commerce Court West
199 Bay Street
Toronto, Ontario, M5L 1B9, Canada
Attention: John Ciardullo; J.R. Laffin
Email: [***]

If to the Company Special Committee:

XCF Global, Inc.
2500 CityWest Blvd. Suite 150-138
Houston, TX 77042
Attn: Chris Cooper;
Email: [***]

and with a copy (which will not constitute notice) to:

Shumaker, Loop & Kendrick, LLP

101 East Kennedy Boulevard, Suite 2800

Tampa FL 33602

Attention: Julio C. Esquivel
Email: [***]

and if to the Securityholder, to the address set forth on Schedule 1,

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Annex D-7

Section 5.05.       Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. Whenever used in this Agreement, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 5.06.       Counterparts. This Agreement may be executed in counterparts (which may be delivered by facsimile or other electronic transmission), each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

Section 5.07.       Entire Agreement. This Agreement and, to the extent referenced herein, the Transaction Documents, together with the several agreements and other documents and instruments referred to herein or therein or attached hereto or thereto, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter hereof and thereof. Except for the representations and warranties expressly contained in Article 3, the Securityholder makes no express or implied representation or warranty with respect to the Securityholder or the Covered Shares, or otherwise.

Section 5.08.       Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)         This Agreement shall be governed by, construed and enforced in accordance with the Laws of Delaware and the federal Laws applicable therein, without regard to any choice of law or conflict of laws principles thereof that would cause the application of the Law of any jurisdiction other than those of the State of Delaware. Each Party irrevocably attorns and submits to the non-exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

(b)         EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 5.09.       Amendment; Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 5.10.       Remedies. The parties hereto agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with their specific terms hereof or were otherwise breached and that it is accordingly agreed that, prior to termination of this Agreement, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 5.11.       Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law or public policy in any jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and shall not be affected thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced in any jurisdiction, this Agreement will be reformed, construed and enforced in such jurisdiction so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Annex D-8

Section 5.12.       Successors and Assigns; Third Party Beneficiaries. Other than by the Securityholder to a transferee pursuant to a Permitted Transfer or any assignment, delegation or other transfer effected under the Combination Agreement, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective heirs, executors, personal legal representatives, successors and permitted assigns. For the avoidance of doubt and without limiting Southern’s and the Company’s rights hereunder, Southern and the Company shall be beneficiaries of, and entitled to enforce, the rights of DevvStream under Section 2.03 (Proxy) to the extent not being enforced by DevvStream.

Section 5.13.       Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.14.       Non-Recourse. Notwithstanding anything to the contrary herein or in any other documents delivered pursuant hereto, (a) this Agreement may be enforced only against, and any claim based upon, arising out of or related to a breach of this Agreement by the Securityholder may be made only against, the Securityholder (or in each case its Permitted Transferees), and (b) none of the Securityholder or its Affiliates shall have any liability for any liabilities of the parties hereto for any such claims (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any oral representations made or alleged to be made in connection herewith (other than any such Permitted Transferee).

Section 5.15.       Acknowledgment of Counsel. Each party to this Agreement hereby (a) acknowledges that (i) Morrison & Foerster LLP and McMillan LLP represent and serve as counsel for only DevvStream (and no other party to this Agreement) with respect to this Agreement, the Combination Agreement and the Transactions, (ii) Paul Hastings LLP and Stikeman Elliott LLP represent and serve as counsel for only the Company (and no other party to this Agreement) with respect to this Agreement, the Combination Agreement and the Transactions, (iii) Shumaker, Loop & Kendrick LLP represent and serve as counsel for only the Company Special Committee (and no other party to this Agreement) with respect to this Agreement, the Combination Agreement and the Transactions, (iv) Whitley LLP represents and serves as counsel for only Southern (and no other party to this Agreement) with respect to this Agreement, the Combination Agreement and the Transactions and (v) such party has either sought the advice of their own counsel or has had the opportunity to seek their own counsel and has chosen not to do so, (b) gives their informed consent to Morrison & Foerster LLP’s and McMillan LLP’s representation of DevvStream in connection with this Agreement, the Combination Agreement and the Transactions, (c) gives their informed consent to Paul Hastings LLP’s and Stikeman Elliott LLP’s representation of the Company in connection with this Agreement, the Combination Agreement and the Transactions, (d) gives their informed consent to Shumaker, Loop & Kendrick LLP’s representation of the Company Special Committee in connection with this Agreement, the Combination Agreement and the Transactions, and (e) gives their informed consent to Whitley LLP’s representation of Southern in connection with this Agreement, the Combination Agreement and the Transactions.

Section 5.16.       Termination of Southern Support & Lock-Up Agreement. Effective as of the date hereof, that certain Southern Support & Lock-Up Agreement, dated as of December 3, 2025, by and among Southern, DevvStream and the other parties thereto, is hereby terminated in its entirety and shall be of no further force of effect, without any liability to any party thereto.

[Remainder of this page intentionally left blank]

Annex D-9

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

XCF GLOBAL, INC.
By:
Name:
Title
DEVVSTREAM CORP INC.
By:
Name:
Title:
SOUTHERN ENERGY RENEWABLES INC.
By:
Name:
Title:

[Signature Page to Southern Support & Lock-up Agreement]

Annex D-10

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed (where applicable, by their respective officers or other authorized Person thereunto duly authorized) as of the date first written above.

SECURITYHOLDER:
EEME ENERGY SPV I LLC
By:
Name:
Title:

[Signature Page to Southern Support & Lock-up Agreement]

Annex D-11

Schedule 1

Securityholder	Existing Shares	Address for Notice
EEME ENERGY SPV I LLC	[_____]	30 N Gould St. Ste R Sheridan Wyoming 82801

Annex D-12

Annex E

May 22, 2026	PRIVATE & CONFIDENTIAL

Special Committee of the Board of Directors and the Board of Directors
XCF Global, Inc.
2500 CityWest Blvd
Suite 150-138
Houston, TX 77042

Ladies and Gentlemen:

Houlihan Capital, LLC (“Houlihan Capital”) understands that XCF Global, Inc. (“Client,” “Company,” or “XCF Global”) is contemplating a business combination pursuant to that certain Business Combination Agreement dated April 13, 2026 (the “BCA”), by and among XCF Global, Southern Energy Renewables Inc., a Louisiana corporation (“Southern Energy”), DevvStream Corp., an Alberta corporation (“DevvStream” and, together with Southern Energy, the “Target Companies”; and together with XCF Global, the “Transaction Participants”), Southern Merger Sub Inc., a Delaware corporation and newly-formed wholly-owned subsidiary of XCF Global (“Southern Merger Sub”), and DevvStream Merger Sub Inc., a Delaware corporation and newly-formed wholly-owned subsidiary of XCF Global (“DevvStream Merger Sub”). Pursuant to the BCA and following the domestication of DevvStream as a Delaware corporation, Southern Merger Sub will merge with and into Southern Energy, with Southern Energy surviving as a wholly-owned subsidiary of XCF, and DevvStream Merger Sub will merge with and into DevvStream, with DevvStream surviving as a wholly-owned subsidiary of XCF Global (together, the “Mergers”). At the effective time of the Mergers, Southern Energy shareholders will receive a number of XCF common shares equal to 35.0% of the aggregate number of XCF Global common shares issued and outstanding immediately prior to the effective time, and DevvStream shareholders will receive a number of XCF Global common shares equal to 15.0% of the aggregate number of XCF Global common shares issued and outstanding immediately prior to the effective time (the “Transaction”). After giving effect to the Transaction and the additional share issuances contemplated in connection therewith, the pro forma ownership of the combined company is expected to be approximately 66.7% to existing XCF Global shareholders, 23.3% to Southern Energy shareholders, and 10.0% to DevvStream shareholders.

Pursuant to an engagement letter dated April 15, 2026, the Special Committee of the Board of Directors (the “Special Committee”) and Board of Directors of the Company (the “Board of Directors”) engaged Houlihan Capital as a financial advisor to render a written opinion (the “Opinion”) to the Special Committee and Board of Directors, whether or not favorable, as to whether, as of the date of such Opinion, the Transaction is fair from a financial point of view to XCF Global.

In completing our analysis for purposes of the Opinion set forth herein, Houlihan Capital’s investigation included, among other things, the following:

•     Held discussions with certain members of senior management of XCF Global, Southern Energy, and DevvStream (“Management”) regarding the Transaction, the historical performance of the Transaction Participants, and the future outlook for each of the Transaction Participants;

•     Held discussions with XCF Management regarding the Transaction, the historical performance of XCF Global, and the future outlook for XCF Global on a standalone basis;

Annex E-1

Special Committee and Board of Directors
May 22, 2026
Fairness Opinion

•     Held discussions with Southern Energy Management regarding the historical performance of Southern Energy and the future outlook for Southern Energy on a standalone basis;

•     Held discussions with DevvStream Management regarding the historical performance of DevvStream and the future outlook for DevvStream on a standalone basis;

•     Review of information provided by Client including, but not limited to:

•     The latest reports on Form 10-Q and Form 10-K and other relevant public documents filed with the Securities and Exchange Commission for XCF Global and DevvStream;

•     Client-provided financial projections prepared by XCF Management for XCF Global on a standalone basis for the fiscal years ending December 31, 2026 through December 31, 2035, as set forth in the Excel file titled “Combined Model_(2026.05.05)_vTV”;

•     Client-provided financial projections prepared by Southern Energy Management for Southern Energy on a standalone basis for the fiscal years ending December 31, 2026 through December 31, 2035, as set forth in the Excel file titled “Combined Model_(2026.05.05)_vTV”;

•     Client-provided financial projections prepared by DevvStream Management for DevvStream on a standalone basis for the fiscal years ending December 31, 2026 through December 31, 2035, as set forth in the Excel file titled “Combined Model_(2026.05.05)_vTV”;

•     The XCF Investor Presentation, dated January 2026;

•     The Business Combination Agreement dated April 13, 2026 and related transaction documents;

•     The XCF Global BCA Disclosure Schedules and related exhibits and annexes;

•     Southern Energy due diligence materials, including:

•     Financial statements for Southern Energy and available operational data;

•     Documentation related to Southern Energy’s SAF Offtake Agreement and European offtake agreements;

•     Southern Energy’s project development plans and facility pipeline, including the flagship Louisiana project; and

•     DevvStream due diligence materials, including:

•     Financial statements for DevvStream and available operational data;

•     Documentation related to the Helena Notes, consisting of Helena Note 1 and Helena Note 2, held by Helena Global Investment Opportunities 1 Ltd., and related diluted share count analysis.

•     Reviewed the industries in which the Transaction Participants operate, which included a review of (i) certain industry and economic research, (ii) certain comparable publicly traded companies and (iii) certain mergers and acquisitions of comparable businesses; and

•     Developed indications of value for XCF Global, Southern Energy, and DevvStream using generally accepted valuation methodologies.

Annex E-2

Special Committee and Board of Directors
May 22, 2026
Fairness Opinion

Our analyses contained herein are confidential. The Opinion may be used (i) by the Special Committee and Board of Directors in evaluating the Transaction, (ii) in disclosure materials to shareholders of the Company, (iii) in filings with the U.S. Securities and Exchange Commission (including the filing of the Opinion and the data and analysis presented by Houlihan Capital to the Special Committee and Board of Directors), and (iv) in any litigation pertaining to matters relating to the Transaction and covered in the Opinion.

No opinion, counsel, or interpretation was intended or should be inferred with respect to matters that require legal, regulatory, accounting, insurance, tax, or other similar professional advice. Furthermore, the Opinion does not address any aspect of the Special Committee and Board of Director’s recommendation to its shareholders with respect to the adoption of the Transaction or how any shareholder of the Company should vote with respect to such adoption or the statutory or other method by which the Company is seeking such vote in accordance with the terms of the Transaction, applicable law, and the Company’s organizational instruments.

Houlihan Capital was not requested to make, and did not make, any physical inspection or independent appraisal or evaluation of any of the assets, properties, or liabilities (contingent or otherwise) of any Transaction Participants.

This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in the Opinion and subject to the understanding that the obligations of Houlihan Capital and any of its affiliates in the Transaction are solely corporate obligations, and no officer, director, principal, employee, affiliate, or member of Houlihan Capital or their successors or assigns shall be subjected to any personal liability whatsoever (other than for intentional misconduct, bad faith, fraud, or gross negligence), nor will any such claim be asserted by or on behalf of the Company or its affiliates against any such person with respect to the Opinion other than Houlihan Capital.

We have relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering an opinion. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of any Transaction Participant, nor, except as stated herein, have we been furnished with any such evaluation or appraisal. We have further relied upon the assurances and representations from Company management that they are unaware of any facts that would make the information provided to us to be incomplete or misleading in any material respect for the purposes of the Opinion. We have not assumed responsibility for any independent verification of this information, nor have we assumed any obligation to verify this information. Nothing has come to our attention in the course of this engagement which would lead us to believe that (i) any information provided to us or assumptions made by us are insufficient or inaccurate in any material respect or (ii) it is unreasonable for us to use and rely upon such information or make such assumptions.

Client has further represented that (i) Client provided Houlihan Capital with certain forecasted financial information prepared by XCF management (“XCF Management”) for XCF Global on a standalone basis, and Houlihan Capital relied on the portion thereof for fiscal years 2026 through 2035 (the “XCF Forecast”) in preparation of its Opinion; (ii) Client provided Houlihan Capital with certain forecasted financial information prepared by Southern Energy management (“Southern Energy Management”) for Southern Energy on a standalone basis, and Houlihan Capital relied on the portion thereof for fiscal years 2026 through 2035 (the “Southern Energy Forecast”) in preparation of its Opinion; (iii) Client provided Houlihan Capital with certain forecasted financial information prepared by DevvStream management (“DevvStream Management”) for DevvStream on a standalone basis, and Houlihan Capital relied on the portion thereof for fiscal years 2026 through 2035 (the “DevvStream Forecast” and, together with the XCF Forecast and the Southern Energy Forecast, the “Forecasts”) in preparation of its Opinion; (iv) each of the Forecasts represents Management’s good faith assessment of the projected future financial performance of the respective Transaction Participant on a standalone basis for the periods indicated therein, and after conducting such due diligence as Client has deemed necessary or appropriate, Client has no reason to believe that Houlihan Capital should not rely upon the Forecasts; (v) Houlihan Capital had no role whatsoever in the preparation of the Forecasts, nor was Houlihan Capital asked to provide an outside “reasonableness review” of the Forecasts. Further, the Client did not engage Houlihan Capital to audit or otherwise validate any of the Forecasts’ underlying inputs and assumptions; and (vi) Client affirmed that Houlihan Capital summarized and presented the Forecasts accurately herein.

Annex E-3

Special Committee and Board of Directors
May 22, 2026
Fairness Opinion

Several analytical methodologies were considered, and a subset of those were employed, in arriving at the Opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Houlihan Capital did not attribute any particular weight to any single analysis or factor, but instead, made certain qualitative and subjective judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by us and in the context of the circumstances of the Transaction. Accordingly, Houlihan Capital believes that its analyses must be considered as a whole, because considering any portion of such analyses and factors, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the process underlying, and used by Houlihan Capital as support for, the conclusion set forth in the Opinion.

In our analysis and in connection with the preparation of the Opinion, Houlihan Capital has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction. Houlihan Capital’s Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the Opinion. Houlihan Capital is under no obligation, to update, revise, reaffirm or withdraw the Opinion, or otherwise comment on or consider events occurring after the date of the Opinion.

Our only opinion is the formal written opinion Houlihan Capital has expressed as to whether, as of the date of such Opinion, the Transaction is fair from a financial point of view to XCF Global. The Opinion does not constitute a recommendation to proceed with the Transaction. Houlihan Capital was not requested to opine as to, and the Opinion does not address, the (i) underlying business decision of Company, its shareholders, or any other party to proceed with or effect the proposed Transaction, (ii) financial fairness of any aspect of the proposed Transaction not expressly addressed in the Opinion, (iii) terms of the Transaction (except with respect to financial fairness), including, without limitation, the closing conditions and any of the other provisions thereof, (iv) fairness of any portion or aspect of the proposed Transaction to the holders of any securities, creditors, or other constituencies of the Company, or any other party, other than those set forth in the Opinion, (v) relative corporate or other merits of the proposed Transaction as compared to any alternative business strategies that might exist for the Company, or (vi) tax, accounting, or legal consequences of the proposed Transaction to either the Company, its shareholders, or any other party.

Houlihan Capital, a Financial Industry Regulatory Authority (FINRA) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Neither Houlihan Capital, nor any of its principals, has any ownership or other beneficial interests in any Transaction Participant and has provided no previous investment banking or consulting services to any Transaction Participant.

Houlihan Capital discloses that certain shareholders of XCF Global are also shareholders of DevvStream, and that certain individuals serve in overlapping roles across the Transaction Participants. In particular, (i) Focus Impact Sponsor, LLC, Focus Impact Partners, LLC, and Focus Impact BHAC Sponsor, LLC together hold approximately 31.9% of DevvStream on a fully diluted basis and approximately 23.2% of XCF Global’s outstanding warrants, and XCF Global and DevvStream are each successors to special purpose acquisition companies sponsored by Focus Impact-affiliated entities; (ii) Carl Stanton, a Partner and Founder of Focus Impact Partners, serves as Chairman of the Board of DevvStream and as a Board Observer of XCF Global; (iii) Wray Thorn, a Partner and Co-Founder of Focus Impact Partners, serves as a member of the Board of Directors and Interim Board Chair of XCF Global and as a Director of DevvStream; (iv) Focus Impact BHAC Sponsor, LLC has contractual rights to designate up to two members of XCF Global’s Board of Directors pursuant to the Agreement Regarding Board Nomination Rights dated June 6, 2025; (v) Focus Impact Partners, LLC is party to strategic consulting agreements with both XCF Global and DevvStream, and is owned by Carl Stanton and Wray Thorn; and (vi) EEME Energy SPV I, LLC (“EEME”) holds financial interests in each Transaction Participant, particularly Southern Energy, in which they are the majority shareholder. Houlihan Capital has considered these relationships in connection with its analysis and does not believe they affect the independence or objectivity of the Opinion. Houlihan Capital’s engagement was directed by the Special

Annex E-4

Special Committee and Board of Directors
May 22, 2026
Fairness Opinion

Committee and Board of Directors of XCF Global, and all analyses were conducted on a standalone basis for each Transaction Participant.

Houlihan Capital has received and is receiving a fee from the Company relating to its services in providing the Opinion that is not contingent on the consummation of the proposed Transaction.

In an engagement letter dated April 15, 2026, Client has agreed to indemnify Houlihan Capital for certain specified matters in connection with Houlihan Capital’s services.

Subject to the foregoing qualifications, assumptions, and limitations, as of the date hereof, it is Houlihan Capital’s opinion that the issuance of XCF Global common shares to the shareholders of Southern Energy and DevvStream, taken together, is fair from a financial point of view to XCF Global. The Opinion was unanimously approved by the Fairness Opinion Committee of Houlihan Capital.

Respectfully submitted,

/s/ Houlihan Capital, LLC

Houlihan Capital, LLC

Annex E-5

Annex F

Private and Confidential DevvStream Corp. Attention: Board of Directors 2108 N St., Suite 4254 Sacramento, CA 95816	May 12, 2026

Fairness Opinion Letter

We understand that DevvStream Corp. (“DevvStream”) proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”) with XCF Global, Inc. (“XCF”) and Southern Energy Renewables, Inc. (“Southern Energy” and, together with XCF, the “Companies”), pursuant to which DevvStream and Southern Energy would combine with XCF through a series of merger transactions, with DevvStream shareholders receiving shares of XCF common stock and DevvStream becoming a wholly owned subsidiary of XCF upon consummation of the transaction (the “Transaction”).

We further understand that, in connection with the Transaction, DevvStream shareholders are expected to receive shares of XCF common stock representing approximately 10% of the outstanding equity of the combined company, based on an implied pre-merger enterprise value of approximately $2.7 billion for XCF and Southern Energy (the “Transaction Consideration”).

The Board of Directors of DevvStream (the “Board”) has engaged EntrepreneurShares LLC (“ERShares Valuation Services” or “we”) to render an opinion (the “Opinion”) as to whether the Transaction Consideration to be received by DevvStream shareholders in the Transaction is fair, from a financial point of view, to such shareholders, taking into account the implied valuation of XCF and Southern Energy and other relevant financial considerations.

This Opinion is furnished solely to be utilized by the Board of Directors as only one input to consider in its process of analyzing the Transaction and it does not constitute a recommendation to any member of the Board of Directors, any stockholder of DevvStream, or any other person as to how such person should vote or act with respect to the Transaction. This Opinion is delivered to the Board of Directors subject to the conditions, scope of engagement, limitations and understanding set forth in this Opinion and subject to the understanding that the obligations of ERShares Valuation Services in the Transaction are solely corporate obligations. Furthermore, no officer, director, employee or shareholder of ERShares Valuation Services shall be subjected to any personal liability whatsoever (other than for fraud, gross negligence, willful misconduct or bad faith) to any person, nor will any such claim be asserted by or on behalf of you or your affiliates against such person with respect to this Opinion other than ERShares Valuation Services.

We have not been asked to opine on, and this Opinion does not express any views on, (i) any other terms of the Transaction, (ii) DevvStream’s underlying business decision to proceed with or effect the Transaction, (iii) the merits of the Transaction relative to any alternative transaction or business strategy that may be available to DevvStream (iv) the amount or nature of the compensation to any officer, director or employee, or any class of such persons, relative to the compensation to be received by the holders of any class of securities, creditors or other constituencies of DevvStream or the Company in the Transaction, or relative to or in comparison with the Transaction Consideration, (v) the fairness of the Transaction to any particular group or class of securities, creditors, or other constituencies of DevvStream, other than those set forth in this Opinion (vi) the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency or similar matters or (vii) the fair value of the Company independent from the Transaction taken as a whole.

In the course of our analyses for rendering this Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances, including, without limitation:

1)      We have reviewed the following documents and sources of information in items a through h, without limitation:

a.      XCF and Southern Energy’s combined Forecast Model;

b.      Southern Energy and DevvStream’s consolidated board and investor Presentation;

Annex F-1

c.      DevvStream Strategic Review presentation prepared by CMD global Partners;

d.      Southern Energy’s Business Presentation;

e.      Companies’ Trading Comps;

f.       XCF’s board presentation;

g.      The transaction “Merger Term Sheet”;

h.      Prospective financial data related to the Companies, for which we have no reason to dispute the underlying assumptions.

2)      We met or otherwise communicated electronically with certain members of DevvStream’s senior and operating management to discuss the companies’ operations, historical financial results related to their entities, future prospects, and projected operations and performance;

3)      We met or otherwise communicated electronically with certain members of XCF’s senior and operating management to discuss the companies’ operations, historical financial results related to their entities, future prospects, and projected operations and performance;

4)      We considered publicly available data and stock market performance data of public companies we deem comparable to the Companies and reviewed the industry in which the Companies operate; and

5)      We conducted such other studies, analyses, inquiries, and investigations as we deemed appropriate, including economic, industry and Company-specific information.

The primary method used was a Market Method — Guideline Public Traded Companies as the basis for the fairness opinion assessment. These public comps were independently obtained by us. Management also provided comps that were reviewed as secondary comparison and found overlaps to those used for the fairness opinion assessment.

We also used a Guideline Transaction Method to support the fairness opinion assessment. These were independently obtained and examined by us.

We performed these analyses solely to assist us in forming our Opinion and do not intend the results of any individual method to be interpreted independently.

In the course of our investigation, we have assumed and relied upon the accuracy and completeness of the financial statements, forecasts, projections and other information provided to us by DevvStream and the Companies and we have further relied upon the assurances of management that they were unaware of any facts that would make the information provided to us incomplete or misleading in any material respect for the purposes of this Opinion. We express no view on the reasonableness of the projections or the assumptions underlying them; our analysis necessarily assumes they represent the best currently available estimates of management. We have not assumed any responsibility for independent verification of such information or assurances. With respect to the Management forecasts, we have been advised by DevvStream, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgements of the management of the Companies as to the future financial performance of the Companies.

In rendering our opinion, we do not express any view or opinion as to what the value of any XCF’s Common shares will be when issued pursuant to the Transaction or the price or range of prices at which any XCF Common Shares or other securities and financial instruments of or relating to XCF may trade or otherwise be transferable at any time before or after announcement or consummation of the transaction.

Annex F-2

In arriving at our opinion, we have not performed any independent appraisal, or physical inspection, of the assets of the Company. Our analysis does not constitute an examination, review of, or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants (“AICPA”). We do not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity with AICPA presentation guidelines. We have also assumed that neither DevvStream nor the Company are currently involved in any material transaction other than the Transaction, and those activities undertaken in the ordinary course of conducting their businesses. We are not responsible for conclusions based on erroneous or incomplete information provided to us.

Our Opinion is predicated on our assumption that the final executed form of Agreement and Plan of Merger will not differ in any material respect from what has been presented to us by DevvStream, that the conditions to the Transaction as set forth will be satisfied, and that the Transaction will be consummated on a timely basis in the manner contemplated by DevvStream management. We have also assumed, that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on the companies or the contemplated benefits of the Transaction.

Our Opinion is necessarily based on business, economic, market, and other conditions as they exist and can be evaluated by us at the date of this letter. It should be noted that although subsequent developments may affect this Opinion, we do not have any obligation to update, revise, or reaffirm our Opinion. We reserve the right, however, to withdraw, revise, or modify our Opinion based upon additional information that may be provided to or obtained by us after the issuance of the Opinion but was known or should have been known by DevvStream or the Company at the date of such issuance that suggests, in our judgment, a material change in the assumptions upon which our Opinion is based.

This Opinion addresses only the fairness, from a financial point of view, of the Transaction Consideration to be received by the security holders of DevvStream in the Transaction.

We acknowledge and agree that this Opinion and a summary thereof may be filed with or included in or with any proxy or information statement required to be filed by DevvStream with the Securities and Exchange Commission or Canadian Securities Regulatory Authorities and delivered to the holders of DevvStream’s securities in connection with the Transaction.

Our assignment was finalized on April 24, 2026, after a period of comments from the Fairness Opinion Review board of DevvStream. Any events or information occurring after this date have not been subject to consideration.

We have been retained by DevvStream to provide this Fairness Opinion in connection with the Transaction and will receive a fixed fee for our services. Our fee is not contingent upon, or related to, the size of the transaction consideration, or whether the Transaction is consummated.

Annex F-3

Conclusion

Based on the work performed by us, and on the statements above, we are of the opinion that the Transaction, on the date of issue of this document, is fair from a financial point of view for the security holders of DevvStream. We further note that the approximately 10% equity stake in the combined company to be received by DevvStream shareholders is fair and reasonable in the context of the implied enterprise values of the respective parties, assuming all closing conditions set forth in the Transaction Term Sheet dated January 25, 2026 (the “Term Sheet”) are satisfied.

Yours Sincerely,

/s/ Joel Shulman Ph.D., CFA

Dr. Joel Shulman Ph.D., CFA
CEO
EntrepreneurShares LLC

Annex F-4

Annex G

Section 191 of the Business Corporations Act (Alberta)

Shareholder’s right to dissent

191(1) Subject to sections 192 and 242, a holder of shares of any class of a corporation may dissent if the corporation resolves to

(a)    amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue or transfer of shares of that class,

(b)    amend its articles under section 173 to add, change or remove any restrictions on the business or businesses that the corporation may carry on,

(b.1) amend its articles under section 173 to add or remove an express statement establishing the unlimited liability of shareholders as set out in section 15.2(1),

(c)    amalgamate with another corporation, otherwise than under section 184 or 187,

(d)    be continued under the laws of another jurisdiction under section 189, or

(e)    sell, lease or exchange all or substantially all its property under section 190.

(2) A holder of shares of any class or series of shares entitled to vote under section 176, other than section 176(1)(a), may dissent if the corporation resolves to amend its articles in a manner described in that section.

(3) In addition to any other right the shareholder may have, but subject to subsection (20), a shareholder entitled to dissent under this section and who complies with this section is entitled to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the last business day before the day on which the resolution from which the shareholder dissents was adopted.

(4) A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the shareholder or on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(5) A dissenting shareholder shall send to the corporation a written objection to a resolution referred to in subsection (1) or (2)

(a)  at or before any meeting of shareholders at which the resolution is to be voted on, or

(b)  if the corporation did not send notice to the shareholder of the purpose of the meeting or of the shareholder’s right to dissent, within a reasonable time after the shareholder learns that the resolution was adopted and of the shareholder’s right to dissent.

(6) An application may be made to the Court after the adoption of a resolution referred to in subsection (1) or (2),

(a)  by the corporation, or

(b)  by a shareholder if the shareholder has sent an objection to the corporation under subsection (5),

to fix the fair value in accordance with subsection (3) of the shares of a shareholder who dissents under this section, or to fix the time at which a shareholder of an unlimited liability corporation who dissents under this section ceases to become liable for any new liability, act or default of the unlimited liability corporation.

Annex G-1

(7) If an application is made under subsection (6), the corporation shall, unless the Court otherwise orders, send to each dissenting shareholder a written offer to pay the shareholder an amount considered by the directors to be the fair value of the shares.

(8) Unless the Court otherwise orders, an offer referred to in subsection (7) shall be sent to each dissenting shareholder

(a)  at least 10 days before the date on which the application is returnable, if the corporation is the applicant, or

(b)  within 10 days after the corporation is served with a copy of the application, if a shareholder is the applicant.

(9) Every offer made under subsection (7) shall

(a)  be made on the same terms, and

(b)  contain or be accompanied with a statement showing how the fair value was determined.

(10) A dissenting shareholder may make an agreement with the corporation for the purchase of the shareholder’s shares by the corporation, in the amount of the corporation’s offer under subsection (7) or otherwise, at any time before the Court pronounces an order fixing the fair value of the shares.

(11) A dissenting shareholder

(a)  is not required to give security for costs in respect of an application under subsection (6), and

(b)  except in special circumstances must not be required to pay the costs of the application or appraisal.

(12) In connection with an application under subsection (6), the Court may give directions for

(a)  joining as parties all dissenting shareholders whose shares have not been purchased by the corporation and for the representation of dissenting shareholders who, in the opinion of the Court, are in need of representation,

(b)  the trial of issues and interlocutory matters, including pleadings and questioning under Part 5 of the Alberta Rules of Court,

(c)  the payment to the shareholder of all or part of the sum offered by the corporation for the shares,

(d)  the deposit of the share certificates with the Court or with the corporation or its transfer agent,

(e)  the appointment and payment of independent appraisers, and the procedures to be followed by them,

(f)   the service of documents, and

(g)  the burden of proof on the parties.

(13) On an application under subsection (6), the Court shall make an order

(a)  fixing the fair value of the shares in accordance with subsection (3) of all dissenting shareholders who are parties to the application,

(b)  giving judgment in that amount against the corporation and in favour of each of those dissenting shareholders,

(c)  fixing the time within which the corporation must pay that amount to a shareholder, and

(d)  fixing the time at which a dissenting shareholder of an unlimited liability corporation ceases to become liable for any new liability, act or default of the unlimited liability corporation.

Annex G-2

(14) On

(a)  the action approved by the resolution from which the shareholder dissents becoming effective,

(b)  the making of an agreement under subsection (10) between the corporation and the dissenting shareholder as to the payment to be made by the corporation for the shareholder’s shares, whether by the acceptance of the corporation’s offer under subsection (7) or otherwise, or

(c)  the pronouncement of an order under subsection (13),

whichever first occurs, the shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shareholder’s shares in the amount agreed to between the corporation and the shareholder or in the amount of the judgment, as the case may be.

(15) Subsection (14)(a) does not apply to a shareholder referred to in subsection (5)(b).

(16) Until one of the events mentioned in subsection (14) occurs,

(a)  the shareholder may withdraw the shareholder’s dissent, or

(b)  the corporation may rescind the resolution,

and in either event proceedings under this section shall be discontinued.

(17) The Court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder, from the date on which the shareholder ceases to have any rights as a shareholder by reason of subsection (14) until the date of payment.

(18) If subsection (20) applies, the corporation shall, within 10 days after

(a)  the pronouncement of an order under subsection (13), or

(b)  the making of an agreement between the shareholder and the corporation as to the payment to be made for the shareholder’s shares,

notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

(19) Notwithstanding that a judgment has been given in favour of a dissenting shareholder under subsection (13)(b), if subsection (20) applies, the dissenting shareholder, by written notice delivered to the corporation within 30 days after receiving the notice under subsection (18), may withdraw the shareholder’s notice of objection, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to the shareholder’s full rights as a shareholder, failing which the shareholder retains a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(20) A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

(a)  the corporation is or would after the payment be unable to pay its liabilities as they become due, or

(b)  the realizable value of the corporation’s assets would by reason of the payment be less than the aggregate of its liabilities.

Annex G-3

PART II: INFORMATION NOT REQUIRED IN JOINT PROXY STATEMENT/PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

The XCF Global certificate of incorporation contains provisions that provide for indemnification of officers and directors to the fullest extent permitted by and in the manner permissible under, applicable state and federal law, including the DGCL.

As permitted by Section 102(b)(7) of the DGCL, XCF Global’s certificate of incorporation contains a provision eliminating the personal liability of a director to XCF Global or its shareholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions.

The Merger provides that prior to the Effective Date, XCF Global, DevvStream and Southern Energy shall purchase customary non-cancellable and fully pre-paid “tail” policies of directors’ and officers’ liability, employment practices liability and fiduciary liability insurance providing protection no less favorable in the aggregate to the protection provided by the policies maintained by XCF Global, DevvStream or Southern Energy and any of their respective subsidiaries, which are in effect immediately prior to the Effective Date and providing protection in respect of claims arising from facts or events which occurred on or prior to the Effective Date; provided that the cost of such policies will not exceed 250% of the annual premiums currently in effect for such directors’ and officers’ liability, employment practices liability and fiduciary liability coverage and that if such insurance coverage is unavailable, then as promptly as practicable following the consummation of the transaction, XCF Global will or if the cost of such a tail policy will exceed such amount, will cause XCF Global, DevvStream and Southern Energy and any of their respective subsidiaries, to purchase such tail policies with the best available insurance coverage whose cost will not exceed 250% of the annual premiums currently in effect for such directors’ and officers’ liability, employment practices liability and fiduciary liability coverage. XCF Global will or will cause XCF Global, DevvStream and Southern Energy and any of their respective subsidiaries, to, continuously maintain such tail policies in full force and effect without any reduction in scope or coverage for six (6) years from the Effective Date and to abide by their obligations thereunder.

The BCA provides that, from and after the effective time, XCF Global agrees that it shall cause XCF Global, DevvStream and Southern Energy to honor all rights to indemnification or exculpation presently existing in favor of present and former officers and directors of XCF Global, DevvStream and Southern Energy and any of their respective subsidiaries, each referred to as an indemnified party, as of the Effective Date to the extent such indemnified parties have been provided under applicable law, the organizational documents of XCF Global, DevvStream and Southern Energy and any of their respective subsidiaries or under any indemnification agreements in existence and made available as of April 13, 2026. XCF Global acknowledges that such rights shall survive the consummation of the transaction and shall continue in full force and effect and shall not be amended in any manner adverse to such indemnified parties for at least six (6) years following the Effective Date.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Description
2.1**

Business Combination Agreement, dated as of April 13, 2026, by and among XCF Global, Inc., DevvStream Corp., Southern Energy Renewables Inc., DevvStream Merger Sub Inc. and Southern Merger Sub Inc. (included as Annex A to the joint proxy statement/prospectus that forms a part of this Registration Statement on Form S-4 and incorporated herein by reference).†

3.1

Amended and Restated Certificate of Incorporation of XCF Global, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of XCF Global, Inc. filed with the SEC on June 12, 2025)

3.2	Amended and Restated Bylaws of XCF Global, Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of XCF Global, Inc. filed with the SEC on June 12, 2025)
5.1**	Opinion of Paul Hastings LLP
8.1**	Opinion of Paul Hastings LLP as to certain U.S. federal income tax matters
8.2**	Opinion of McMillan LLP as to certain Canadian federal income tax matters
10.1

License Agreement by and between Axens North America, Inc. and New Rise Renewables Reno, LLC (incorporated by reference to Exhibit 10.30 to the Form S-4 Registration Statement of Focus Impact BH3 NewCo, Inc. and XCF Global Capital, Inc. initially filed with the SEC on July 31, 2024)

10.2

Operation and Maintenance Agreement (Reno, Nevada Facilities) by and between Orion Plant Services, Inc., and New Rise Renewables Reno, LLC (incorporated by reference to Exhibit 10.31 to the Form S-4 Registration Statement of Focus Impact BH3 NewCo, Inc. and XCF Global Capital, Inc. initially filed with the SEC on July 31, 2024)

10.3

Supply and Offtake Agreement Between Ryze Renewables Reno, LLC and Phillips 66 Company (incorporated by reference to Exhibit 10.32 to the Form S-4 Registration Statement of Focus Impact BH3 NewCo, Inc. and XCF Global Capital, Inc. initially filed with the SEC on July 31, 2024)

10.4

Addendum 1 to Supply and Offtake Agreement Between Ryze Renewables Reno, LLC and Phillips 66 Company (incorporated by reference to Exhibit 10.33 to the Form S-4 Registration Statement of Focus Impact BH3 NewCo, Inc. and XCF Global Capital, Inc. initially filed with the SEC on July 31, 2024)

10.5

Addendum 2 to Supply and Offtake Agreement Between Ryze Renewables Reno, LLC and Phillips 66 Company (incorporated by reference to Exhibit 10.34 to the Form S-4 Registration Statement of Focus Impact BH3 NewCo, Inc. and XCF Global Capital, Inc. initially filed with the SEC on July 31, 2024)

10.6

Addendum 3 to Supply and Offtake Agreement Between Ryze Renewables Reno, LLC and Phillips 66 Company (incorporated by reference to Exhibit 10.35 to the Form S-4 Registration Statement of Focus Impact BH3 NewCo, Inc. and XCF Global Capital, Inc. initially filed with the SEC on July 31, 2024)

10.7

Addendum 4 to Supply and Offtake Agreement Between New Rise Renewables Reno, LLC (as successor to Ryze Renewables Reno, LLC) and Phillips 66 Company (incorporated by reference to Exhibit 10.36 to the Form S-4 Registration Statement of Focus Impact BH3 NewCo, Inc. and XCF Global Capital, Inc. initially filed with the SEC on July 31, 2024)

10.8

Addendum 5 to Supply and Offtake Agreement Between New Rise Renewables Reno, LLC (as successor to Ryze Renewables Reno, LLC) and Phillips 66 Company (incorporated by reference to Exhibit 10.37 to the Form S-4 Registration Statement of Focus Impact BH3 NewCo, Inc. and XCF Global Capital, Inc. initially filed with the SEC on July 31, 2024)

10.9**

Addendum 6 to Supply and Offtake Agreement Between New Rise Renewables Reno, LLC (as successor to Ryze Renewables Reno, LLC) and Phillips 66 Company (incorporated by reference to Exhibit 10.38 to the Form S-4 Registration Statement of Focus Impact BH3 NewCo, Inc. and XCF Global Capital, Inc. initially filed with the SEC on July 31, 2024)

10.10**

Addendum 7 to Supply and Offtake Agreement Between New Rise Renewables Reno, LLC (as successor to Ryze Renewables Reno, LLC) and Phillips 66 Company (incorporated by reference to Exhibit 10.39 to the Form S-4 Registration Statement of Focus Impact BH3 NewCo, Inc. and XCF Global Capital, Inc. initially filed with the SEC on July 31, 2024)

10.11+**

Development Services Contract for Sustainable Aviation Fuel Facility between New Rise SAF Renewables LLC and Encore Management and Consulting LLC (incorporated by reference to Exhibit 10.40 to the Form S-4 Registration Statement of Focus Impact BH3 NewCo, Inc. and XCF Global Capital, Inc. initially filed with the SEC on July 31, 2024)

10.12+**

Construction Services Contract for Plant Conversion to ‘SAF’ (Sustainable Aviation Fuel) between New Rise Renewables Reno, LLC and Encore DEC LLC (incorporated by reference to Exhibit 10.41 to the Form S-4 Registration Statement of Focus Impact BH3 NewCo, Inc. and XCF Global Capital, Inc. initially filed with the SEC on July 31, 2024)

Exhibit No.	Description
10.13+**

Purchase and Sale Agreement by and between Twain GL XXVIII, LLC, as Buyer, and New Rise Renewables Reno, LLC (f/k/a Ryze Renewables Reno, LLC), as Seller (incorporated by reference to Exhibit 10.42 to the Form S-4 Registration Statement of Focus Impact BH3 NewCo, Inc. and XCF Global Capital, Inc. initially filed with the SEC on July 31, 2024)

10.14+**

Ground Lease by and between Twain GL XXVIII, LLC, as Landlord and New Rise Renewables Reno, LLC, as Tenant (incorporated by reference to Exhibit 10.43 to the Form S-4 Registration Statement of Focus Impact BH3 NewCo, Inc. and XCF Global Capital, Inc. initially filed with the SEC on July 31, 2024)

10.15+**

Loan Agreement, effective as of December 6, 2017, by and between Jefferson Financial Federal Credit Union, as Lender, Ryze Renewables Reno, LLC, , as Borrower and Ryze Renewables, LLC, as Guarantor (incorporated by reference to Exhibit 10.44 to the Form S-4 Registration Statement of Focus Impact BH3 NewCo, Inc. and XCF Global Capital, Inc. initially filed with the SEC on July 31, 2024)

10.16

Promissory Note 1A, dated December 6, 2017, by Ryze Renewables Reno, LLC, as maker, to Jefferson Financial Federal Credit Union, as lender (incorporated by reference to Exhibit 10.45 to the Form S-4 Registration Statement of Focus Impact BH3 NewCo, Inc. and XCF Global Capital, Inc. initially filed with the SEC on July 31, 2024)

10.17

Promissory Note 1B, dated December 6, 2017, by Ryze Renewables Reno, LLC, as maker, to Jefferson Financial Federal Credit Union, as lender (incorporated by reference to Exhibit 10.46 to the Form S-4 Registration Statement of Focus Impact BH3 NewCo, Inc. and XCF Global Capital, Inc. initially filed with the SEC on July 31, 2024)

10.18

Promissory Note 2A, dated December 6, 2017, by Ryze Renewables Reno, LLC, as maker, to Jefferson Financial Federal Credit Union, as lender (incorporated by reference to Exhibit 10.47 to the Form S-4 Registration Statement of Focus Impact BH3 NewCo, Inc. and XCF Global Capital, Inc. initially filed with the SEC on July 31, 2024)

10.19

Promissory Note 2B, dated December 6, 2017, by Ryze Renewables Reno, LLC, as maker, to Jefferson Financial Federal Credit Union, as lender (incorporated by reference to Exhibit 10.48 to the Form S-4 Registration Statement of Focus Impact BH3 NewCo, Inc. and XCF Global Capital, Inc. initially filed with the SEC on July 31, 2024)

10.20

Convertible Promissory Note dated November 15, 2024 between XCF Global Capital, Inc., as Maker, and GL Part SPV I, LLC, as Holder (incorporated by reference to Exhibit 10.50 to the Form S-4 Registration Statement of Focus Impact BH3 NewCo, Inc. and XCF Global Capital, Inc. initially filed with the SEC on July 31, 2024)

10.21

Convertible Promissory Note dated December 6, 2024 between XCF Global Capital, Inc., as Maker, and GL Part SPV I, LLC, as Holder (incorporated by reference to Exhibit 10.51 to the Form S-4 Registration Statement of Focus Impact BH3 NewCo, Inc. and XCF Global Capital, Inc. initially filed with the SEC on July 31, 2024)

10.22

Convertible Promissory Note dated December 31, 2024 between XCF Global Capital, Inc., as Maker, and GL Part SPV I, LLC, as Holder (incorporated by reference to Exhibit 10.52 to the Form S-4 Registration Statement of Focus Impact BH3 NewCo, Inc. and XCF Global Capital, Inc. initially filed with the SEC on July 31, 2024)

10.23

Convertible Promissory Note dated January 14, 2025 between XCF Global Capital, Inc., as Maker, and GL Part SPV I, LLC, as Holder (incorporated by reference to Exhibit 10.53 to the Form S-4 Registration Statement of Focus Impact BH3 NewCo, Inc. and XCF Global Capital, Inc. initially filed with the SEC on July 31, 2024)

10.24

Convertible Promissory Note dated January 14, 2025 between XCF Global Capital, Inc., as Maker, and Focus Impact Partners, LLC, as Holder (incorporated by reference to Exhibit 10.54 to the Form S-4 Registration Statement of Focus Impact BH3 NewCo, Inc. and XCF Global Capital, Inc. initially filed with the SEC on July 31, 2024)

10.25

Convertible Promissory Note dated January 14, 2025 between XCF Global Capital, Inc., as Maker, and Sky MD, LLC, as Holder (incorporated by reference to Exhibit 10.55 to the Form S-4 Registration Statement of Focus Impact BH3 NewCo, Inc. and XCF Global Capital, Inc. initially filed with the SEC on July 31, 2024)

10.26

Promissory Note dated February 13, 2025, between XCF Global Capital, Inc. as Maker, and GL Part SPV I, LLC, as Holder (incorporated by reference to Exhibit 99.1 to the Current Report on Form 8-K of Focus Impact BH3 Acquisition Company filed with the SEC on February 21, 2025)

Exhibit No.	Description
10.27

Promissory Note dated February 19, 2025 between XCF Global Capital, Inc. as Maker, and RESC Renewables Holdings, LLC, as Holder (incorporated by reference to Exhibit 99.2 to the Current Report on Form 8-K of Focus Impact BH3 Acquisition Company filed with the SEC on February 21, 2025)

10.28

Simon Oxley Employment Term Sheet (incorporated by reference to Exhibit 10.56 to the Form S-4 Registration Statement of Focus Impact BH3 NewCo, Inc. and XCF Global Capital, Inc. initially filed with the SEC on July 31, 2024)

10.29

Strategic Consulting Agreement dated February 19, 2025, between XCF Global Capital, Inc. and Focus Impact Partners, LLC (incorporated by reference to Exhibit 99.3 to the Current Report on Form 8-K of Focus Impact BH3 Acquisition Company filed with the SEC on February 21, 2025)

10.30*

Employment Agreement dated February 14, 2025, between XCF Global Capital, Inc. and Mihir Dange (incorporated by reference to Exhibit 99.4 to the Current Report on Form 8-K of Focus Impact BH3 Acquisition Company filed with the SEC on February 21, 2025)

10.31*

Employment Agreement dated February 14, 2025, between XCF Global Capital, Inc. and Simon Oxley (incorporated by reference to Exhibit 99.5 to the Current Report on Form 8-K of Focus Impact BH3 Acquisition Company filed with the SEC on February 21, 2025)

10.32*

Employment Agreement dated February 14, 2025, between XCF Global Capital, Inc. and Gregory Surette (incorporated by reference to Exhibit 99.6 to the Current Report on Form 8-K of Focus Impact BH3 Acquisition Company filed with the SEC on February 21, 2025)

10.33*

Employment Agreement dated February 14, 2025, between XCF Global Capital, Inc. and Gregory Savarese (incorporated by reference to Exhibit 99.7 to the Current Report on Form 8-K of Focus Impact BH3 Acquisition Company filed with the SEC on February 21, 2025)

10.34*

Employment Agreement dated February 14, 2025, between XCF Global Capital, Inc. and Jae Ryu (incorporated by reference to Exhibit 99.8 to the Current Report on Form 8-K of Focus Impact BH3 Acquisition Company filed with the SEC on February 21, 2025)

10.35

First Amendment, dated April 17, 2025, to Promissory Note dated February 13, 2025, between XCF Global Capital, Inc. as Maker, and GL Part SPV I, LLC, as Holder (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Focus Impact BH3 Acquisition Company filed with the SEC on June 3, 2025)

10.36

Promissory Note dated April 17, 2025, between XCF Global Capital, Inc. as Maker, and GL Part SPV I, LLC, as Holder (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K of Focus Impact BH3 Acquisition Company filed with the SEC on June 3, 2025)

10.37

Promissory Note dated January 31, 2025, between XCF Global Capital, Inc. as Maker, and Innovativ Media Group, Inc., as Holder (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K of Focus Impact BH3 Acquisition Company filed with the SEC on June 3, 2025)

10.38

First Amendment, dated April 17, 2025, to Promissory Note dated January 31, 2025, between XCF Global Capital, Inc. as Maker, and Innovativ Media Group, Inc., as Holder (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K of Focus Impact BH3 Acquisition Company filed with the SEC on June 3, 2025)

10.39

Promissory Note dated May 1, 2025, between XCF Global Capital, Inc. as Maker, and Narrow Road Capital, Ltd., as Holder (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K of Focus Impact BH3 Acquisition Company filed with the SEC on June 3, 2025)

10.40

Promissory Note dated May 14, 2025, between XCF Global Capital, Inc. as Maker, and Gregory Segars Cribb, as Holder (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K of Focus Impact BH3 Acquisition Company filed with the SEC on June 3, 2025)

10.41

Purchase Agreement dated May 30, 2025, by and between Helena Global Investment Opportunities I Ltd, Focus Impact BH3 NewCo, Inc. and XCF Global Capital, Inc. (incorporated by reference to Exhibit 10.8 to the Current Report on Form 8-K of Focus Impact BH3 Acquisition Company filed with the SEC on June 3, 2025)

10.42

Promissory Note dated May 30, 2025, by and between Focus Impact BH3 NewCo, Inc., aa Borrower, XCF Global Capital, Inc. and Helena Global Investment Opportunities I Ltd (incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K of Focus Impact BH3 Acquisition Company filed with the SEC on June 3, 2025)

10.43

Share Issuance Agreement dated as of May 30, 2025 between XCF Global Capital, Inc. and Randall Soule (incorporated by reference to Exhibit 10.10 to the Current Report on Form 8-K of Focus Impact BH3 Acquisition Company filed with the SEC on June 3, 2025)

Exhibit No.	Description
10.44

Employment Agreement dated February 14, 2025, between XCF Global Capital, Inc. and Jonathan Seeley. (incorporated by reference to Exhibit 10.12 to the Current Report on Form 8-K of Focus Impact BH3 Acquisition Company filed with the SEC on June 3, 2025)

10.45

Addendum, dated April 13, 2025, to Employment Agreement dated February 14, 2025, between XCF Global Capital, Inc. and Jonathan Seeley (incorporated by reference to Exhibit 10.13 to the Current Report on Form 8-K of Focus Impact BH3 Acquisition Company filed with the SEC on June 3, 2025)

10.46

Addendum, dated April 13, 2025, to Employment Agreement dated February 14, 2025, between XCF Global Capital, Inc. and Gregory R. Surette (incorporated by reference to Exhibit 10.14 to the Current Report on Form 8-K of Focus Impact BH3 Acquisition Company filed with the SEC on June 3, 2025)

10.47

Addendum, dated April 13, 2025, to Employment Agreement dated February 14, 2025, between XCF Global Capital, Inc. and Gregory P. Savarese (incorporated by reference to Exhibit 10.15 to the Current Report on Form 8-K of Focus Impact BH3 Acquisition Company filed with the SEC on June 3, 2025)

10.48

Separation Agreement between XCF Global Capital, Inc. and Joseph F. Cunningham (incorporated by reference to Exhibit 10.16 to the Current Report on Form 8-K of Focus Impact BH3 Acquisition Company filed with the SEC on June 3, 2025)

10.49

Separation Agreement between XCF Global Capital, Inc. and Stephen Goodwin (incorporated by reference to Exhibit 10.17 to the Current Report on Form 8-K of Focus Impact BH3 Acquisition Company filed with the SEC on June 3, 2025)

10.50

Registration Rights Agreement dated as of June 6, 2025 by and among XCF Global, Inc., Focus Impact BHAC Sponsor, LLC, and the Core Equityholders named therein (incorporated by reference to Exhibit 10.51 to the Current Report on Form 8-K of XCF Global, Inc filed with the SEC on June 12, 2025)

10.51

Resale Shelf Registration Rights Agreement dated as of June 6, 2025 by and among XCF Global, Inc. and the Holders named therein (incorporated by reference to Exhibit 10.52 to the Current Report on Form 8-K of XCF Global, Inc filed with the SEC on June 12, 2025)

10.52

Agreement Regarding Board Nomination Rights dated as of June 6, 2025 by and between XCF Global, Inc. and Focus Impact BHAC Sponsor, LLC (incorporated by reference to Exhibit 10.53 to the Current Report on Form 8-K of XCF Global, Inc filed with the SEC on June 12, 2025)

10.53	Form of Voting Agreement (incorporated by reference to Exhibit 10.54 to the Current Report on Form 8-K of XCF Global, Inc filed with the SEC on June 12, 2025)
10.54	Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.55 to the Current Report on Form 8-K of XCF Global, Inc filed with the SEC on June 12, 2025)
10.55	Form of Lock-up Waiver Agreement (incorporated by reference to Exhibit 10.56 to the Current Report on Form 8-K of XCF Global, Inc filed with the SEC on June 12, 2025)
10.56	Employment Agreement between XCF Global, Inc. and Mihir Dange (incorporated by reference to Exhibit 10.57 to the Current Report on Form 8-K of XCF Global, Inc filed with the SEC on June 12, 2025)
10.57	Employment Agreement between XCF Global, Inc. and Simon Oxley (incorporated by reference to Exhibit 10.58 to the Current Report on Form 8-K of XCF Global, Inc filed with the SEC on June 12, 2025)
10.58	Employment Agreement between XCF Global, Inc. and Gregory Surette (incorporated by reference to Exhibit 10.59 to the Current Report on Form 8-K of XCF Global, Inc filed with the SEC on June 12, 2025)
10.59	Employment Agreement between XCF Global, Inc. and Gregory Savarese (incorporated by reference to Exhibit 10.60 to the Current Report on Form 8-K of XCF Global, Inc filed with the SEC on June 12, 2025)
10.60	Employment Agreement between XCF Global, Inc. and Jae Ryu (incorporated by reference to Exhibit 10.62 to the Current Report on Form 8-K of XCF Global, Inc filed with the SEC on June 12, 2025)
10.61	2025 Equity Incentive Plan (incorporated by reference to Exhibit 10.63 to the Current Report on Form 8-K of XCF Global, Inc filed with the SEC on June 12, 2025)
10.62	2025 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.64 to the Current Report on Form 8-K of XCF Global, Inc filed with the SEC on June 12, 2025)
10.63	Employment Agreement between XCF Global, Inc. and Jonathan Seeley (incorporated by reference to Exhibit 10.65 to the Current Report on Form 8-K of XCF Global, Inc filed with the SEC on June 12, 2025)

Exhibit No.	Description
10.64

Forbearance Agreement by and between Twain GL XXVIII, LLC, New Rise Renewables Reno, LLC and XCF Global, Inc. (incorporated by reference to Exhibit 10.66 to the Current Report on Form 8-K of XCF Global, Inc filed with the SEC on June 12, 2025)

10.65

Amendment No. 1, dated as of July 10, 2025, to Promissory Note dated May 30, 2025, by and between Focus Impact BH3 NewCo, Inc., aa Borrower, XCF Global Capital, Inc. and Helena Global Investment Opportunities I Ltd (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of XCF Global, Inc filed with the SEC on July 10, 2025)

10.66

Amendment dated July 10, 2025 Share Issuance Agreement dated as of May 30, 2025 between XCF Global Capital, Inc. and Randall Soule (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of XCF Global, Inc filed with the SEC on July 10, 2025)

10.67

Convertible Note Purchase Agreement, dated as of July 29, 2025 by and between XCF Global, Inc. and EEME Energy SPV I LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of XCF Global, Inc filed with the SEC on August 1, 2025)

10.68

Promissory Note between XCF Global, Inc. and Skyfall Capital Ltd dated October 22, 2025 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-Kof XCF Global, Inc. filed with the SEC on October 27, 2025)

10.69

Promissory Note between XCF Global, Inc. and YBR Advisors Inc. dated October 22, 2025 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-Kof XCF Global, Inc. filed with the SEC on October 27, 2025)

10.70	Employment Agreement between Christopher Cooper and XCF Global, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on November 12, 2025)
10.71**	Addendum 9 to Supply and Offtake Agreement Between New Rise Renewables Reno, LLC (as successor to Ryze Renewables Reno, LLC) and Phillips 66 Company
10.72

Summary Indicative Term Sheet (Binding) XCF Global, Inc. and New Rise Australia Pty. Ltd. dated as of October 9, 2025 (incorporated by reference to Exhibit 10.74 to XCF Global’ s Registration Statement on Form S-1 filed with the SEC on November 26, 2025).

10.73

Amendment No. 1 to Promissory Note dated as of November 19, 2025, by and between XCF Global Capital, Inc. and GL Part SPV I, LLC (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the SEC on November 26, 2025)

10.74

Amendment No. 2 to Promissory Note dated as of November 19, 2025, by and between XCF Global Capital, Inc. and GL Part SPV I, LLC (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed with the SEC on November 26, 2025)

10.75

Loan Acknowledgment and Conversion Agreement dated as of November 19, 2025 by and between XCF Global, Inc., New Rise Renewables Reno, LLC and GL Part SPV I, LLC (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on November 26, 2025)

10.76

Payable Acknowledgment and Settlement Agreement dated as of November 19, 2025 by and among XCF Global, Inc., New Rise Renewables Reno LLC and Encore DEC, LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on November 26, 2025)

10.77	Encore Company Support Agreement Dated November 24, 2025 (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on November 26, 2025)
10.78	Focus Impact Company Support Agreement Dated November 24, 2025 (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8-K filed with the SEC on November 26, 2025)
10.79	Payable Acknowledgement and Settlement Agreement dated May 6, 2026 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on May 13, 2026).
10.80	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on May 29, 2026).
10.81

Transaction Term Sheet, dated as of January 26, 2026, by and among XCF Global, Inc., Southern Energy Renewables, Inc., DevvStream Corp. and EEME Energy SPV I LLC (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on January 26, 2026)

10.82**	Form of XCF Support & Lock-Up Agreement (included as Annex B to the joint proxy statement/prospectus that forms a part of this Registration Statement on Form S-4 and incorporated herein by reference).
10.83**

Form of DevvStream Support & Lock-Up Agreement (included as Annex C to the joint proxy statement/prospectus that forms a part of this Registration Statement on Form S-4 and incorporated herein by reference).

Exhibit No.	Description
10.84**

Form of Southern Support & Lock-Up Agreement (included as Annex D to the joint proxy statement/prospectus that forms a part of this Registration Statement on Form S-4 and incorporated herein by reference).

10.85

Senior Secured 25% Original Issue Discount Promissory Note and Security Agreement, dated July 1, 2026, by and between the Company and Brown Stone Capital Limited (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on July 8, 2026).

10.86

Senior Secured 25% Original Issue Discount Promissory Note and Security Agreement, dated July 16, 2026, by and between the Company and Hollywood (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on July 22, 2026).

10.87

Warrant Purchase Agreement, dated as of July 17, 2026, by and between the Company and GL PART SPV II, LLC (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on July 22, 2026).

10.88

Form of Registration Rights Agreement by and between the Company and GL PART SPV II, LLC. (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the SEC on July 22, 2026).

10.89

Securities Purchase Agreement between the Company and Lombard Street Partners, LLC dated July 20, 2026 (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the SEC on July 22, 2026).

21.1**	Subsidiaries of XCF Global
23.1	Consent of Grant Thornton LLP, independent registered public accounting firm of XCF Global
23.2	Consent of Davidson & Company LLP, independent registered public accounting firm of DevvStream Corp.
23.3	Consent of MNP LLP, independent registered public accounting firm of DevvStream Holdings Inc
23.4	Consent of Davidson & Company LLP, independent registered public accounting firm of Southern Energy
23.5**	Consent of Paul Hastings LLP (included in Exhibit 5.1)
23.6**	Consent of Paul Hastings LLP (included in Exhibit 8.1)
23.7**	Consent of McMillan LLP (included in Exhibit 8.2)
24.1	Powers of Attorney (included as part of the signature page to the initial filing of this registration statement)
99.1**	Opinion of Houlihan Capital, LLC (included as Annex E to the joint proxy statement/prospectus that forms a part of this Registration Statement on Form S-4 and incorporated herein by reference).
99.2**	Opinion of EntrepreneurShares LLC (included as Annex F to the joint proxy statement/prospectus that forms a part of this Registration Statement on Form S-4 and incorporated herein by reference).
99.3**	Consent of Houlihan Capital, LLC
99.4**	Consent of EntrepreneurShares LLC
99.5**	Consent of John Wharton (Director Nominee)
99.6	Consent of Chad J. Langley (Director Nominee)
99.7**	Consent of Carl Stanton (Director Nominee)
99.8	Form of Proxy Card for Special Meeting of XCF Global
99.9	Form of Proxy Card for Special Meeting of DevvStream
101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document).
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107**	Filing Fee Table

____________

†        Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules and similar attachments have been omitted. The registrant hereby agrees to furnish a copy of any omitted schedule or similar attachment to the U.S. Securities and Exchange Commission upon request.

#        Pursuant to Item 601(b)(2) or Item 601(b)(10), as applicable, of Regulation S-K, certain portions of this exhibit were redacted. The registrant hereby agrees to furnish a copy of any redacted information to the U.S. Securities and Exchange Commission upon request.

*        To be filed by amendment.

**      Previously filed.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

1.      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•        to include any joint proxy statement/prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•        to reflect in the joint proxy statement/prospectus any facts or events arising after the Effective Date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of joint proxy statement/prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

•        to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.      That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each joint proxy statement/prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than joint proxy statement/prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or joint proxy statement/prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or joint proxy statement/prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or joint proxy statement/prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.      That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•        any prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•        any free writing joint proxy statement/prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•        the portion of any other free writing joint proxy statement/prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•        any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

7.      The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a joint proxy statement/prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering joint proxy statement/prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

8.      The registrant undertakes that every joint proxy statement/prospectus (i) that is filed pursuant to the paragraph immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

9.      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

10.    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the Effective Date of the registration statement through the date of responding to the request.

11.    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 27th day of July, 2026.

XCF GLOBAL, INC.
By:	/s/ Christopher Cooper
Name: Christopher Cooper
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Name, Title	Date
/s/ Christopher Cooper	Christopher Cooper (Principal Executive Officer and Director)	July 27, 2026

*	Harvey Schnitzer (Principal Financial Officer and Principal Accounting Officer)	July 27, 2026

*	Wray Thorn (Director)	July 27, 2026

*	Sanford Cockrell (Director)	July 27, 2026

*	Si-Yeon Kim (Director)	July 27, 2026

*	Carter McCain (Director)	July 27, 2026
* By:	/s/ Christopher Cooper
Christopher Cooper
Attorney-in-Fact